Exhibit 99.3

Non-binding English translation of Russian Securities Prospectus

THE TEXT OF THIS DOCUMENT IN ENGLISH LANGUAGE IS A TRANSLATION PREPARED FOR INFORMATION PURPOSES ONLY. THE TRANSLATION MAY CONTAIN DISCREPANCIES AND OMISSIONS AND DOES NOT REPLACE THE RUSSIAN TEXT OF THE DOCUMENT. IN ANY AND ALL CASES THE TEXT OF THIS DOCUMENT IN RUSSIAN LANGUAGE SHALL PREVAIL.

This rights offering is made for the securities of a foreign company. The offer is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

Approved “29” July 2011	Registered September 08, 2011
State Registration Number

by the Board of Directors of
Open Joint-Stock Company
Federal Grid Company
of Unified Energy System
1 - 0 1 - 6 5 0 1 8 - D - 1 0 3 D

Minutes No. 138	Federal Service for Financial Markets
dated “29” July 2011	(name of the registering authority)

(position and signature of the authorized person of the registering authority)

Seal of the registering authority

SECURITIES ISSUE PROSPECTUS

Open Joint-Stock Company

Federal Grid Company of Unified Energy System

Ordinary registered uncertified shares

(class, category (type), form of securities and other identifying characteristics)

in the amount of 10,321,601,853 (ten billion three hundred twenty-one million six hundred one thousand eight hundred and fifty-three) shares with a nominal value of RUR 0.50 (fifty kopecks) per share

(nominal value (if available) and number of securities, for bonds and options of the Issuer, maturity terms should be specified as well)

http://www.fsk-ees.ru/

Information contained in this Securities Issue Prospectus is subject to disclosure in accordance with

Russian securities laws.

THE REGISTERING AUTHORITY MAY NOT IN ANY WAY BE HELD RESPONSIBLE FOR THE ACCURACY OF INFORMATION CONTAINED IN THE PRESENT PROSPECTUS AND ITS REGISTRATION MAY NOT BE HELD AS A DECLARATION OF ANY ATTITUDE TOWARDS THE SECURITIES ISSUED

This is to confirm the credibility of the 2008, 2009 and 2010 accounting reports of the Issuer. Other information on the financial position of the Issuer contained in sections III, IV, V and VIII of this prospectus was reviewed for compliance in all material respects with information from the audited 2008, 2009 and 2010 accounting reports.

Closed Joint-Stock Company “PricewaterhouseCoopers Audit”

Director
of Closed Joint-Stock Company
“PricewaterhouseCoopers Audit,”
acting by virtue of Power of Attorney
No. GA-00802-0609-zao dated 08.06.2009	D.W. Gray

“29” July 2011	stamp here

Chairman of the Management Board
of Open Joint-Stock Company
Federal Grid Company
of Unified Energy System	O.M. Budargin
stamp here
“29” July 2011

Chief Accountant
of Open Joint-Stock Company
Federal Grid Company
of Unified Energy System	V.V. Schukin
stamp here
“29” July 2011

TABLE OF CONTENTS

Introduction	27
I. Summary Information on Persons Forming the Management Bodies of the Issuer, Information on Bank Accounts, Auditor, Appraiser and Financial Advisor of the Issuer, as well as on Other Persons Who Signed the Prospectus	29
1.1. Persons Forming the Management Bodies of the Issuer	29
1.2. Information on the Issuer’s Bank Accounts	30
1.3. Information on the Issuer’s Auditor(s)	32
1.4. Information on the Issuer’s Appraiser	35
1.5. Information on the Issuer’s Advisors	35
1.6. Information on Other Persons Who Signed the Securities Issue Prospectus	36
II. Summary Information on Volume, Terms, Procedures and Conditions of Placement for Each Class, Category (Type) of Securities	37
2.1. Class, Category (Type) and Form of Securities Issued	37
2.2. Nominal Value of Each Class, Category (Type), Series of Securities Issued	37
2.3. Planned Volume of Securities in Monetary Terms and the Number of Securities Issued that are Planned for Placement	37
2.4. Offering Price (Procedure for Determining the Price) of Securities Issued	37
2.5. Procedure and Terms of the Offering of Securities Issued	37
2.6. Procedure and Terms of Paying for the Issued Securities Offered	39
2.7. Procedure and Terms for Concluding Contracts in the Course of the Issued Securities Offering	39
2.8. Potential Purchasers for Issued Securities Offered	43
2.9. Procedure for Disclosing Information on the Offering and Results of the Offering of the Issued Securities	43
III. Basic Information on the Issuer’s Financial and Economic Position	49
3.1. Financial and Economic Performance of the Issuer	49
3.2. Market Capitalization of the Issuer	51
3.3. Obligations of the Issuer	52
3.3.1. Accounts payable	52
3.3.2. Credit History of the Issuer	54
3.3.3. Liabilities of the Issuer Resulting from Guarantees Provided to Third Parties	54
3.3.4. Other Liabilities of the Issuer	55
3.4. Purposes of the Issue and Plans for Using Funds Resulting from the Issue of Securities	55
3.5. Risks Related to Acquiring Issued Securities	55
3.5.1. Industry Risks	57
3.5.2. Country and Regional Risks	64
3.5.3. Financial Risks	67
3.5.4. Legal Risks	69
3.5.5. Risks related to the Issuer’s Operations	70
3.5.6. Bank Exposure	71
IV. Detailed Information on the Issuer	72
4.1. History of the Issuer’s Establishment and Development	72
4.1.1. Full trade name of the Issuer	72
4.1.2. Information on the Issuer’s State Registration	72
4.1.3. Information on the Issuer’s Establishment and Development	72
4.1.4. Contact Information	74
4.1.5. Taxpayer Identification Number	74
4.1.6. Branches and Representative Offices of the Issuer	74
4.2. Core Economic Activity of the Issuer	81
4.2.1. The Issuer’s Sector	81
4.2.2. Core Economic Activity of the Issuer	81
4.2.3. Materials, Goods (Raw Materials) and Suppliers of the Issuer	83
4.2.4. Sales Markets for the Issuer’s Products (Work, Services)	84
4.2.5. Information on the Issuer’s Licenses	85
4.2.6. Joint Activity of the Issuer	85
4.2.7. Additional Requirements for Issuers which are Joint-Stock Investment Funds, Insurance or Lending Institutions, Mortgage Agents	85

4.2.8. Additional Requirements to Issuers whose Primary Activity is the Extraction of Mineral Resources	85
4.2.9. Additional Requirements to Issuers whose Primary Activity is the Provision of Communication Services	85
4.3. The Issuer’s Plans for Future Activity	85
4.4. The Issuer’s Participation in Industrial, Banking and Financial Groups, Holding Companies, Concerns and Associations	87
4.5. Subsidiaries and Associated Companies of the Issuer	87
4.6. Composition, Structure and Cost of the Issuer’s Assets, Information on the Issuer’s Plans to Acquire, Replace or Write off Some Fixed Assets, as well as on any Encumbrances on the Issuer’s Fixed Assets	106
4.6.1. Fixed Assets	106
4.7. On Companies Controlled by the Issuer, each of which Accounts for at least 5 Percent of the Consolidated Value of Assets or at least 5 Percent of Consolidated Income Determined Based on the Last Consolidated Accounting (Financial) Statements of the Issuer, as well as on Other Companies Controlled by the Issuer which, in its Opinion, have a Significant Impact on the Financial Position, Performance and Changes in the Financial Position of the Group of Organizations, of which the Issuer and its Associated Companies are Members (hereinafter — Companies Controlled by the Issuer)	108
V. Information on the Issuer’s Financial and Economic Activity	109
5.1. The Issuer’s Financial and Economic Performance	109
5.1.1. Profit and Loss	109
5.1.2. Factors that have Affected the Amount of the Issuer’s Revenue from the Sales of Goods, Products, Work and Services by the Issuer, and the Issuer’s Profit (Loss) from Core Business Activity	111
5.2. Issuer’s Liquidity, Capital Adequacy and Circulating Assets	112
5.3. Size and Structure of the Issuer’s Capital and Circulating Assets	113
5.3.1. Size and Structure of the Issuer’s Capital and Circulating Assets	113
5.3.2. Issuer’s Financial Investments	116
5.3.3 The Issuer’s Intangible Assets	119
5.4. Information on the Issuer’s Policies and Expenditures in Research and Development with Regard to Licenses and Patents, New Developments and Investigations	123
5.5 Analysis of Development Trends in the Issuer’s Primary Activity Area	145
5.5.1. Analysis of Factors and Conditions Affecting the Issuer’s Activity	146
5.5.2. The Issuer’s Competitors	148
VI. Detailed Information on Members of the Issuer’s Management Bodies, Financial and Business Supervisory Bodies and Brief Data on the Issuer’s Employees (Workers)	149
6.1 Information on the Structure and Competence of the Issuer’s Management Bodies	149
6.2 Information on Members of the Issuer’s Management Bodies	155
6.3 Information on the Amount of Remuneration, Benefits and/or Compensation for Expenses for Each Management Body of the Issuer	173
6.4 Information on the Structure and Competence of the Issuer’s Audit Bodies	174
6.5 Details of Persons Included in the Issuer’s Internal Audit Bodies	176
6.6 Information on the Amount of Remuneration, Benefits and/or Compensation for Expenses of the Supervisory Body Exercising Control over the Issuer’s Financial and Business Activity	180
6.7 Data on the Number of Employees and Summary Data on Education and the Composition of Employees (Workers) of the Issuer	181
6.8 Data on any Liabilities of the Issuer to Employees (Workers), Concerning their Potential Participation in the Issuer’s Authorized (Reserve) Capital (Unit Fund)	181
VII. Information on the Issuer’s Participants (Shareholders) and on Interested Party Transactions Carried Out by the Issuer	182
7.1 Information on the Total Number of the Issuer’s Shareholders (Participants)	182
7.2 Information on the Issuer’s Participants (Shareholders) that Hold at Least 5 Percent of Its Authorized Capital or at Least 5 Percent of Its Ordinary Shares, as Well as Information on the Participants (Shareholders) of Such Entities that Hold at Least 20 Percent of the Authorized Capital or at Least 20 Percent of Ordinary Shares	182
7.3 Information on the Government or a Municipal Units Participatory Share Held in the Issuer’s Authorized (Reserve) Capital (Mutual Fund), Existence of a Special Right (“Golden Share”)	183
7.4 Information on Restrictions to Participating in the Issuer’s Authorized (Reserve) Capital (Mutual Fund)	183

7.5. Information on Changes in the Composition and Equity Interests of the Issuer’s Shareholders (Participants) Holding not Less Than 5% of Its Authorized (Reserve) Capital (Mutual Fund), or not Less Than 5% of Its Ordinary Shares	184
7.6 Information on Interested Party Transactions Carried Out by the Issuer	187
7.7 Information on Accounts Receivable	193
VIII. The Issuer’s Financial Statements and Other Financial Information	196
8.1 The Issuer’s Annual Financial Statements	196
8.2. The Issuer’s Quarterly Financial Statements for the Last Full Reporting Quarter	197
8.3 The Issuer’s Consolidated Financial Statements Prepared for the Last Three Full Financial Years or for Each Full Financial Year	197
8.4 Information on the Issuer’s Accounting Policy	198
8.5 Information on Total Exports and on Exports Share in Total Sales	198
8.6 Information on the Issuer’ Capital Assets and Significant Changes in the Issuer’s Capital Assets After the End of the Last Full Financial Year	198
8.7 Information on the Issuer’s Involvement in Litigations if Such Involvement May Have a Material Effect on the Issuer’s Financial and Business Performance	199
IX. Detailed Information on the Procedure and Terms for Placing Securities	200
9.1. Information on Offered Securities	200
9.1.1. General Information	200
9.1.2 Additional Information on Offered Bonds	204
9.1.3. Additional Information on Offered Convertible Securities	205
9.1.4. Additional Information on Options Offered by the Issuer	205
9.1.5. Additional Information on Mortgage-backed Bonds Offered	205
9.1.6. Additional Information on Russian Depository Receipts (RDRs) Offered	205
9.2. Offering Price (the Procedure for Determining the Price) of Issuable Securities	205
9.3. Pre-emptive Rights to Purchase Offered Issuable Securities	205
9.4. Restrictions to the Acquisition and Circulation of the Placed Equity Securities	209
9.5. Information on Price Dynamics for the Issuer’s Equity Securities	210
9.6. Information on the Persons Providing Services Related to the Organization of the Placement and/or the Placement of Equity Securities	211
9.7. Information on the Potential Buyers of Equity Securities	211
9.8. Information on Securities Market Makers, Including Information on Stock Exchanges on Which Placement and/or Circulation of the Placed Equity Securities Is Planned	211
9.9. Information on a Possible Change in the Shareholders’ Participatory Share in the Issuer’s Authorized Capital as a Result of the Equity Securities Placement	211
9.10. Information on Expenses Related to the Securities Issue	213
9.11. Information on Methods and Procedures for Refunding Amounts Received as Payment for Placed Equity Securities in Case the Equity Securities Issue Is Invalidated or Voided, as Well as in Other Cases Provided for by Russian Laws	213
X. Additional Information on the Issuer and Issued Securities	216
10.1 Additional Information on the Issuer	216
10.1.1 Information on the Amount and Structure of the Issuer’s Authorized (Reserve) Capital (Mutual Fund)	216
10.1.2 Information on Changes in the Amount of the Issuer’s Authorized (Reserve) Capital (Mutual Fund)	217
10.1.3 Information on the Formation and Use of the Reserve Fund and Other Issuer Funds	218
10.1.4 Information on the Procedure for Convening and Holding Meetings (Sessions) of the Issuer’s Supreme Management Body	218
10.1.5 Information on Business Entities in Which the Issuer Holds at Least 5% of the Authorized (Reserve) Capital (Mutual Fund) or at Least 5% of Ordinary Shares	220
10.1.6 Information on Major Transactions Carried Out by the Issuer	224
10.1.7 Information on the Issuer’s Credit Ratings	226
10.2. Information on Each Category (Type) of the Issuer’s Shares	228
10.3. Information about previous issues of the Issuer’s equity securities, other than the Issuer’s shares	229
10.3.1. Information about the issues for which all securities have been redeemed (cancelled)	229
10.3.2. Information about the issue of marketable securities	230

10.3.3. Information about issues of securities under which the Issuer has not fulfilled (defaulted on) its obligations	375
10.4. Information about the entity (entities) that provided security for the issued bonds	375
10.5. Terms for securing the obligations under issued bonds	375
10.6. Information about registrars of the rights to securities of the Issuer	375
10.7. Information about legislative acts regulating capital import and export that can affect the payment of dividends, interest and other payments to non-residents	376
10.8. The procedure for taxing income on equity securities placed or to be placed	376
10.9. Information about declared (accrued) and paid dividends on the Issuer’s shares and about the Issuer’s bond income	383
10.10. Other data:	392

Introduction

Summary of key information given below in the Securities Issue Prospectus:

a) background information on securities to be placed by the Issuer in respect to which the Prospectus was registered:

Class, category (type) and other identifying characteristics of the securities: ordinary registered uncertified shares

Number of placed securities: 10,321,601,853 (ten billion three hundred twenty-one million six hundred one thousand eight hundred and fifty-three) shares

Nominal value: RUR 0.50

Procedure and terms of the offering:

Procedure for determining the offering start date:

The date of the offering start shall be the moment when persons are notified that they have the pre-emptive right to purchase additionally offered securities with the possibility of exercising said rights by publishing a notification in the newspaper “Rossiyskaya Gazeta” and distributing registered mail (or delivery) to the address of each person indicated in the list of persons having the right to purchase additional offered shares, but not later than two weeks after notification of the state registration of the additional issue of securities is published in the newspaper “Rossiyskaya Gazeta” in accordance with Article 23 of Federal Law “On the Securities Market” No. 39-FZ dated April 22nd, 1996.

In this regard, the moment of notifying persons having the pre-emptive right to purchase additionally offered securities of the possibility to exercise said rights will be the latest of the following events:

publication of notification of the possibility of exercising pre-emptive rights in the newspaper “Rossiyskaya Gazeta;”

registered mail (or delivery) of the last notification of the possibility of exercising the pre-emptive right to the addresses of each person indicated in the list of persons having the right to purchase offered additional shares.

In case the date determined in accordance with said procedure falls on a non-working day, then the date of the offering start will be the nearest following working day.

Procedure for determining the end date of the offering:

The end date of the offering — February 3rd, 2012

Manner of the securities placement: public offering

Procedure for the securities offering:

Additional shares to persons exercising the pre-emptive right to purchase shares shall be offered in accordance with the procedure stipulated in Clause 8.5 of the Resolution on the Additional Issue of Securities and in Clause 9.3 of the Prospectus of the Securities Issue.

The list of persons having the pre-emptive right to purchase additional offered shares shall be drawn up based on information from the register of the Issuer’s shareholders as of the date of the Resolution of JSC FGC UES’ Board of Directors that is the basis of the additional share offering — July 29th, 2011. The shares shall be offered to persons having the pre-emptive right to purchase shares based on applications for purchasing shares (hereinafter referred to as the “Application”) submitted by said persons; Applications shall have the attached documents confirming payment for shares.

Additional shares may be offered outside the framework of the pre-emptive right of purchasing shares through the conclusion of contracts on purchasing additional shares (hereinafter referred to as the “Share Purchase Contract”).

The conclusion of the purchase and sale contracts with the general public will start on the next working day following the disclosure of information on the results of exercising the pre-emptive right to purchase shares of the additional issue in a news release of information agency “Interfax,” as well as on the web site www.fsk-ees.ru, in accordance with the procedure stipulated in Clause 8.5 of the Resolution on the Additional Issue of Securities and in Clause 9.3 of the Securities Issue Prospectus.

Offering price:

In accordance with the resolution of the Board of Directors on increasing authorized capital (Minutes No. 138 dated July 29th, 2011), the offering price for shares including offerings to persons having the pre-emptive right to purchase additional shares shall be determined by JSC FGC UES’ Board of Directors in accordance with Articles 36 and 77 of the Federal Law “On Joint-Stock Companies.”

The resolution of the Board of Directors (Minutes No. 138 dated July 29th, 2011) on the offering price of shares, including for persons having the pre-emptive right to purchase additional shares, was determined to be RUR 0.50 for one (1) additional ordinary registered share.

b) background information on the securities placed by the Issuer in respect to which the Prospectus is registered:

Information is not provided as the Securities Issue Prospectus is registered simultaneously with the registration of the securities issue.

c) main objectives of the issue and the application pattern for funds received as a result of placing issued securities:

The main objective of issuing additional ordinary shares to be placed via public offering is to attract investment. The funds received as a result of the share placement will be used to ensure reliable operations, to enhance the efficiency of the Federal Grid Company and implement other statutory goals of the Issuer’s activities.

The Board of Directors of JSC FGC UES approved the Company’s five-year investment program, the fulfillment of which is required to upgrade the reliability of operations of the power grid, provide uninterrupted power supply to customers, remove network constrains and create possibilities for connecting additional customer load.

Both equity funds of JSC FGC UES and federal budget resources contributed by the Russian Federation as payment for shares of JSC FGC UES’ additional issue are sources for financing the investment program.

Federal Law No. 357-FZ dated December 13th, 2010 “On the Federal Budget for 2011 and the 2012 and 2013 Planning Period,” as amended by Federal Law No. 105-FZ dated June 1st, 2011, provides budgetary allocations to the authorized capital of JSC FGC UES in the amount of RUR 4,101,757,500.00 in 2011. Out of this total, RUR 4,053,000,000.00 will be used to implement investment projects related to construction, reconstruction and the modernization of capital construction objects owned by the Company and RUR 48,757,500 will be used to perform work on the technological connection of mobile telephone communications facilities on the motorway “Amur” Chita - Khabarovsk to main sub-stations.

d) other information that the Issuer chooses to disclose in the introduction section:

In this Securities Issue Prospectus, the terms “Issuer” and “Company” relate to Open Joint-Stock Company Federal Grid Company of Unified Energy System (abbreviated — JSC FGC UES).

There is no other such information.

This Securities Issue Prospectus contains estimates and forecasts of authorized management bodies of the Issuer in respect to future events and/or activities, development prospects of the industry in which the Issuer carries out its main activity, and the results of the Issuer’s operations, including plans of the Issuer, the probability of certain events and commitments. Investors shall not fully rely on the estimates and forecasts of the authorized management bodies of the Issuer as the actual results of the Issuer’s operations in the future may differ significantly from forecast results for many reasons. Acquisition of the Issuer’s securities is related to risks described in this Securities Issue Prospectus.

I. Summary Information on Persons Forming the Management Bodies of the Issuer, Information on Bank Accounts, Auditor, Appraiser and Financial Advisor of the Issuer, as well as on Other Persons Who Signed the Prospectus

1.1. Persons Forming the Management Bodies of the Issuer

In accordance with the Issuer’s Articles of Association, the Management Bodies are as follows:

•              General Meeting of Shareholders;

•              Board of Directors;

•              Management Board (collegial executive body);

•              Chairman of the Management Board (sole executive body).

No.	Full name	Year of birth	Note
Information on members of the Issuer’s Board of Directors:
1	Ernesto Ferlenghi	1968	Chairman of the Board of Directors
2	Ayuyev Boris Ilyich	1957	Member of the Board of Directors
3	Budargin Oleg Mikhailovich	1960	Member of the Board of Directors
4	Levin Kirill Yuryevich	1968	Member of the Board of Directors
5	Makarov Alexey Alexandovich	1937	Member of the Board of Directors
6	Malyshev Andrey Borisovich	1959	Member of the Board of Directors
7	Ponomarev Dmitry Valerievich	1967	Member of the Board of Directors
8	Solovyev Yury Alekseyevich	1970	Member of the Board of Directors
9	Khvalin Igor Vladimirovich	1974	Member of the Board of Directors
10	Sharipov Rashid Ravelevich	1968	Member of the Board of Directors
11	Fedorov Denis Vladimirovich	1978	Member of the Board of Directors
Information on members of the Issuer’s collegial executive body (the Management Board)
1	Budargin Oleg Mikhailovich	1960	Chairman of the Management Board
2	Berdnikov Roman Nikolayevich	1973	Deputy Chairman of the Management Board, Member of the Management Board
3	Bobrov Alexander Vitalievich	1968	First Deputy Chairman of the Management Board, Member of the Management Board
4	Gvozdev Dmitry Borisovich	1974	Deputy Chairman of the Management Board, Member of the Management Board
5	Gurevitch Dmitry Mikhailovich	1971	Deputy Chairman of the Management Board, Member of the Management Board
6	Zhuykov Evgeny Nikolayevich	1961	Deputy Chairman of the Management Board, Member of the Management Board
7	Troshenkov Dmitry Alexandrovich	1966	First Deputy Chairman of the Management Board, Member of the Management Board
8	Kazachenkov Andrey Valentinovich	1980	Deputy Chairman of the Management Board, Member of the Management Board
9	Mangarov Yury Nikolayevich	1956	Deputy Chairman of the Management Board, Member of the Management Board
10	Romanov Pavel Vitalievich	1964	Member of the Management Board
11	ChistyakovValery Nikolayevich	1955	First Deputy Chairman of the Management Board, Member of the Management Board
Information on the Issuer’s sole executivebody (Chairman of the Management Board)
1	Budargin Oleg Mikhailovich	1960	Chairman of the Management Board

The powers of the Issuer’s sole executive body are not delegated to any business entity (management company) or private entrepreneur.

1.2. Information on the Issuer’s Bank Accounts

Information on the credit organization

Full trade name: Open Joint Stock Company “ALFA-BANK”

Abbreviated trade name: JSC “ALFA-BANK”

Location: 27 Kalanchevskaya Street, Moscow, Russia

INN: 7728168971

BIC: 044525593

Account number: 40702810802300000220

Corr. account: 30101810200000000593

Account type: Settlement (current) account

Information on the credit organization

Full trade name: Open Joint Stock Company “ALFA-BANK”

Abbreviated trade name: JSC “ALFA-BANK”

Location: 27 Kalanchevskaya Street, Moscow, Russia

INN: 7728168971

BIC: 044525593

Account number: 40702810901200000098

Corr. account: 30101810200000000593

Account type: Settlement (current) account

Information on the credit organization

Full trade name: Branch of Open Joint Stock Company “Sberbank of Russia” — the Moscow Bank

Abbreviated trade name: Sberbank of Russia Moscow Bank, JSC

Location: 19 Vavilova Street, Moscow, Russia

INN: 7707083893

BIC: 044525225

Account number: 40702810138120116293

Corr. account: 30101810400000000225

Account type: Settlement (current) account

Information on the credit organization

Full trade name: Bank VTB (Open Joint Stock Company)

Abbreviated trade name: JSC Bank VTB

Location: 29 Bolshaya Morskaya Street, St. Petersburg, Russia

INN: 7702070139

BIC: 044525187

Account number: 40702810100050000101

Corr. account: 30101810700000000187

Account type: Settlement (current) account

Information on the credit organization

Full trade name: Open Joint Stock Company “ALFA-BANK”

Abbreviated trade name: JSC “ALFA-BANK”

Location: 78 Leninskiy Prospect, Moscow, Russia

INN: 7728168971

BIC: 044525593

Account number: 40702810902300000285

Corr. account: 30101810200000000593

Account type: Corporate card compensation account

Information on the credit organization

Full trade name: Branch of Open Joint Stock Company “Sberbank of Russia” — the Moscow Bank

Abbreviated trade name: Sberbank of Russia Moscow Bank, JSC

Location: 19 Vavilova Street, Moscow, Russia

INN: 7707083893

BIC: 044525225

Account number: 40702810038120108301

Corr. account: 30101810400000000225

Account type: Settlement (current) account

Information on the credit organization

Full trade name: Gazprombank (Open Joint Stock Company)

Abbreviated trade name: GPB (JSC)

Location: 16 Nametkina Street, Bldg. 1, Moscow, Russia

INN: 7744001497

BIC: 044525823

Account number: 40702810700000003049

Corr. account: 30101810200000000823

Account type: Settlement (current) account

Information on the credit organization

Full trade name: Open Joint Stock Company Commercial bank “Petrocommertz”

Abbreviated trade name: JSC Bank “Petrocommertz”

Location: 24 Petrovka Street, Moscow, Russia

INN: 7707284568

BIC: 044525352

Account number: 40702810100000004371

Corr. account: 30101810700000000352

Account type: Settlement (current) account

Information on the credit organization

Full trade name: Open Joint Stock Company “ALFA-BANK”

Abbreviated trade name: JSC “ALFA-BANK”

Location: 27 Kalanchevskaya Street, Moscow, Russia

INN: 7728168971

BIC: 044525593

Account number: 40702810901200001479

Corr. account: 30101810200000000593

Account type: Settlement (master) account

Information on the credit organization

Full trade name: Open Joint Stock Company “ALFA-BANK”

Abbreviated trade name: JSC “ALFA-BANK”

Location: 27 Kalanchevskaya Street, Moscow, Russia

INN: 7728168971

BIC: 044525593

Account number: 40702810301200001480

Corr. account: 30101810200000000593

Account type: Settlement (trading) account

Information on the credit organization

Full trade name: Joint Stock Commercial Bank “Eurofinance Mosnarbank”

Abbreviated trade name: JSC AKB “Eurofinance Mosnarbank”

Location: 29 Novy Arbat Street, Moscow, Russia

INN: 7703115760

BIC: 044525204

Account number: 40702810600005314915

Corr. account: 30101810900000000204

Account type: Settlement (current) account

Information on the credit organization

Full trade name: Branch of Open Joint Stock Company “Sberbank of Russia” — the Moscow Bank

Abbreviated trade name: Sberbank of Russia Moscow Bank, JSC

Location: 19 Vavilova Street, Moscow, Russia

INN: 7707083893

BIC: 044525225

Account number: 40702840438120116293

Corr. account: 30101810400000000225

Account type: Current foreign currency account

Information on the credit organization

Full trade name: Branch of Open Joint Stock Company “Sberbank of Russia” — the Moscow Bank

Abbreviated trade name: Sberbank of Russia Moscow Bank, JSC

Location: 19 Vavilova Street, Moscow, Russia

INN: 7707083893

BIC: 044525225

Account number: 40702978038120116293

Corr. account: 30101810400000000225

Account type: Current foreign currency account

Information on the credit organization

Full trade name: Branch of Open Joint Stock Company “Sberbank of Russia” — the Moscow Bank

Abbreviated trade name: Sberbank of Russia Moscow Bank, JSC

Location: 19 Vavilova Street, Moscow, Russia

INN: 7707083893

BIC: 044525225

Account number: 40702840338120216293

Corr. account: 30101810400000000225

Account type: Transit foreign currency account

Information on the credit organization

Full trade name: Branch of Open Joint Stock Company “Sberbank of Russia” — the Moscow Bank

Abbreviated trade name: Sberbank of Russia Moscow Bank, JSC

Location: 19 Vavilova Street, Moscow, Russia

INN: 7707083893

BIC: 044525225

Account number: 40702978938120216293

Corr. account: 30101810400000000225

Account type: Transit foreign currency account

1.3. Information on the Issuer’s Auditor(s)

Information on the auditor(s) that has (have) performed an independent audit of the Issuer’s accounting (financial) statements for the last three complete financial years or for each complete financial year if the Issuer has carried out its activities for less than three years.

Full trade name: Closed Joint Stock Company “PricewaterhouseCoopers Audit”

Abbreviated trade name: CJSC “PwC Audit”

Location: White Square Office Center, 10 Butyrsky Val, Moscow, Russia, 125047

INN: 7705051102

OGRN: 1027700148431

Phone: +7 (495) 967-6000

Fax: +7 (495) 967-6001

E-mail: hotline@ru.pwc.com

Information on the auditor’s membership in self-regulatory auditor organizations

Self-regulatory auditor organization: Audit Chamber of Russia (ACR)

Location: 3/9 3rd Syromyatnichesky Per., Bldg. 3, Moscow, Russia, 105120

Companies of the PwC network in Russia are members of many professional organizations, business unions and business associations:

Russian Union of Industrialists and Entrepreneurs;

Association of Independent Directors;

Russian Managers Association;

American Chamber of Commerce;

Association of European Business;

Russo-British Chamber of Commerce;

Russia-Germany Chamber of Foreign Trade;

Canadian Business Association;

U.S.-Russia Business Council;

Japanese Business Club;

Association of International Pharmaceutical Manufacturers;

All-Russian Union of Insurers;

Association of Russian Banks;

Institute for Urban Development, etc.

Accreditation by international regulatory authorities

CJSC “PwC Audit” is accredited by the Public Company Accounting Oversight Board (PCAOB). The Board is a private-sector, non-profit corporation, created by the Sarbanes-Oxley Act (passed in the United States in 2002). The Board oversees the audits of public companies in order to protect investors and the public interest by promoting informative, accurate, and independent audit reports. Chairman and members of the Board are appointed by the US Securities and Exchange Commission (SEC).

CJSC “PwC Audit” is registered by relevant supervisory bodies in Great Britain, Luxembourg and Ireland as an audit organization from a third country in accordance with a European Commission decision of July 29th, 2008 concerning a transitional period to meet requirements of Article 46 (2) of Directive 2006/43/EC of May 17th, 2006.

Financial year(s) for which the auditor has carried out independent audit(s) of accounts and financial (accounting) statements of the Issuer:

The auditor has conducted audits of:

1. Accounting reports made in accordance with Russian Accounting Standards (hereinafter - RAS) for 2008, 2009 and 2010.

2. Combined and consolidated financial statements of the Issuer made in accordance with international financial reporting standards (hereinafter “IFRS”) for 2008, 2009 and 2010.

The auditor who audited the 2010 accounting reports of the Issuer did not conduct any review procedures and did not express an opinion on the credibility of the Issuer’s quarterly accounting reports for the 1st quarter of 2011, which is attached to this Prospectus.

With respect to the size of authorized capital as of December 31st, 2010 corrected for the size of the additional share issue (registration number 1-01-65018-D-102D (additional placement report was registered by the Russian Federal Service for Financial Markets March 1st, 2011) disclosed in this Prospectus, the auditor who audited the 2010 accounting reports of the Issuer did not conduct any review procedures and did not express an opinion on the credibility of the given corrected size of authorized capital.

Factors that may affect the independence of the auditor from the Issuer, including information on the availability of essential interests connecting the auditor (auditor’s executive officers) with the Issuer (Issuer’s executive officers):

The following factors may affect the auditor’s independence:

•              acquisition by the auditor (auditor’s executive officers) of a large share in the authorized (joint-stock) capital (share fund) of the Issuer;

•              provision of loans to the auditor (auditor’s executive officers) by the Issuer;

•              close business relationships (participation in the promotion of the Issuer’s products (services), participation in joint activities, etc.);

•              the fact that the Issuer’s executive officers are simultaneously executive officers of the auditor (or an auditor).

There are no essential interests connecting the auditor (the auditor’s executive officers) with the Issuer (the Issuer’s executive officers).

Share in the authorized capital of the Issuer held by the auditor (auditor’s executive officers):

The auditor has no share in the authorized capital of the Issuer.

Loans granted to the auditor (auditor’s executive officers) by the Issuer:

The Issuer has not granted any loans to the auditor (auditor’s executive officers).

Business relationships (participation in the promotion of the Issuer’s products (services), participation in joint activities, etc.), as well as close relationships:

There are no relationships mentioned above.

Information on the Issuer’s executive officers who simultaneously hold offices of the auditor (or are auditor):

There are no executive officers of the Issuer who simultaneously hold offices of the auditor (or are the auditor).

Measures taken by the Issuer and the auditor to reduce the impact of the mentioned factors:

Since as of the date of approval of this Prospectus, there are no factors that can affect the independence of the auditor from the Issuer, information on the measures taken by the Issuer and the auditor to reduce the impact of the above-mentioned factors shall not be specified in this Prospectus.

However, if such factors occur in the future, the main measure taken by the Issuer to reduce the impact of the indicated factors will be the process of careful examination by the Issuer of an auditor’s candidacy with a view to its independence from the Issuer and the non-occurrence of the above-mentioned factors.

In addition, to reduce the impact of specified factors, the Issuer and the Issuer’s management bodies will not carry out its (their) activities together with an auditor, will not grant loans and will not hire those persons who hold offices of an auditor. Both the Issuer and the auditor will work within the limits of applicable Russian legislation.

Procedure for selecting the Issuer’s auditor

Tender procedure for selecting an auditor and its basic terms and conditions:

In accordance with Sub-clause 13 Clause 10.2 Article 10 of the Company’s Articles of Association, a candidate for the Company’s auditor shall be approved by the General Meeting of shareholders of JSC FGC UES.

The auditor was selected by the Issuer among organizations holding a general audit license, not related to the Issuer by property interests, not affiliated with the Issuer and/or its affiliates, based on the tender procedure with consideration for the auditor’s professional level and the cost of its services.

Procedure for nominating an auditor to be approved by the General Meeting of shareholders, including the management body that makes an appropriate decision:

Auditor for the independent audit of the Issuer’s annual financial (accounting) statements is named by the Issuer’s Board of Directors or shareholder(s) that hold at least 2% of the voting shares of the Issuer in aggregate.

On June 29th, 2011, the Annual General Meeting of shareholders passed a resolution to approve Closed Joint- Stock Company “PricewaterhouseCoopers Audit” as the Company’s auditor.

Information on the work performed by the auditor as part of the special audit engagement: such work was not performed.

Procedure for determining the amount of the audit fee for approval by the meeting of shareholders (participants), including the management body that passes the relevant resolution:

The issue of determining the amount of the audit fee falls within the competence of the Company’s Board of Directors (Sub-clause 13 Clause 15.1 Article 15 of the Articles of Association of JSC FGC UES).

Actual remuneration paid by the issuer to the auditor based on results of each financial year or another financial period for which the auditor performed an independent audit of accounts and financial (accounting) statements of the issuer.

Actual remuneration (inclusive of VAT) paid by the Issuer to the auditor both for conducting the compulsory audit of the Issuer’s accounts made in accordance with RAS and conducting the audit of combined and consolidated statements made in accordance with IFRS for different years was:

•              for 2006 — RUR 15,340,000;

•              for 2007 — RUR 33,185,000;

•              for 2008 — RUR 65,962,000;

•              for 2009 — RUR 51,920,000;

•              for 2010 — RUR 49,560,000.

Information on deferred or overdue payments for services rendered by the auditor:

There are no deferred or overdue payments for services rendered by the auditor for 2006, 2007, 2008, 2009 and 2010.

1.4. Information on the Issuer’s Appraiser

The Issuer has not involved an appraiser for the following purposes:

determining the market value of placed securities;

determining the market value of property that is the subject of a pledge under bonds of the issuer with securing the pledge;

rendering other valuation services related to the issue of securities, the information of which is presented in the Securities Issue Prospectus.

Information on valuation services rendered by the appraiser: not available due to the above mentioned reasons.

Information on the appraiser of the issuer which is an incorporated investment fund:

The Issuer is not an incorporated investment fund.

1.5. Information on the Issuer’s Advisors

Information on the financial securities market advisor that signed the Securities Issue Prospectus submitted for registration: there was no financial advisor involved.

Information on financial securities market advisors that signed other registered prospectuses on the current securities issues of the Issuer:

Information on the financial advisor that signed the prospectus for ordinary shares (state registration number 1-01-65018-D dated September 10th, 2002) and the prospectus for ordinary shares (state registration number 1-01-65018-D-002D dated August 23rd, 2007):

Full trade name: Open Joint Stock Company “INVESTMENT COMPANY “EUROFINANCE””

Abbreviated trade name: JSC IC EUROFINANCE

Location: 10 Shabolovka Street, Bldg. 2, Moscow, Russia, 119049

INN: 7701008530

OGRN: 1027739083570

Phone: +7 (495) 545-3535

Fax: +7 (495) 644-4313

Web site: http://corpfin.eufn.ru/

Information on licenses for professional activity on the securities market

Authority that issued the license: Russian Federal Service for Financial Markets

License number: 077-06234-100000

Type(s) of activity: Brokerage license

Issue date: September 9th, 2003

Validity of license: Unlimited

Authority that issued the license: Russian Federal Service for Financial Markets

License number: 077-06246-001000

Type(s) of activity: License for the performance of securities management

Issue date: September 9th, 2003

Validity of license: Unlimited

Authority that issued the license: Russian Federal Service for Financial Markets

License number: 077-062-42-010000

Type(s) of activity: License for the performance of dealer activity

Issue date: September 9th, 2003

Validity of license: Unlimited

Authority that issued the license: Russian Federal Service for Financial Markets

License number: 177-06285-000100

Type(s) of activity: License for the performance of custody business

Issue date: September 12th, 2003

Validity of license: Unlimited

Services that the financial advisor renders (has rendered):

•              preparing and signing the securities issue prospectus in the capacity of the financial advisor on the securities market (state registration number 1-01-65018-D dated September 10th, 2002) and the prospectus for ordinary shares (state registration number 1-01-65018-D-002D dated August 23rd, 2007);

•              organizing the ordinary shares listing on the MICEX Stock Exchange and (or) RTS, with inclusion in the “B” quotation list.

Obligations between the financial advisor (its related parties) and the Issuer (its related parties) which are not related to services rendered by the financial advisor to the Issuer in respect to preparing the Securities Issue Prospectus: there are no such obligations.

1.6. Information on Other Persons Who Signed the Securities Issue Prospectus

Person(s) who provided security for bonds of the issue and other persons who signed the Prospectus and were not mentioned in previous clauses of this section:

Chief Accountant of Open Joint-Stock Company Federal Grid Company of Unified Energy System

Last name, first name and middle name: Schukin Vladimir Vasilievich

Year of birth: 1955

Principal place of business and position: Chief Accountant of Open Joint-Stock Company Federal Grid Company of Unified Energy System.

II. Summary Information on Volume, Terms, Procedures and Conditions of Placement for Each Class, Category (Type) of Securities

2.1. Class, Category (Type) and Form of Securities Issued

Class of securities: registered shares

Category of shares: ordinary

Securities are not convertible

Form of securities: uncertified

2.2. Nominal Value of Each Class, Category (Type), Series of Securities Issued

Nominal value of each security of the issue (additional issue), RUR: 0.5

Availability of the nominal value of securities is stipulated by Russian legislation.

2.3. Planned Volume of Securities in Monetary Terms and the Number of Securities Issued that are Planned for Placement

Planned number of securities issued: 10,321,601,853 (ten billion three hundred twenty-one million six hundred one thousand eight hundred and fifty-three) shares.

Planned volume of the securities issue (at nominal value): 5,160,800,926.5 (five billion one hundred sixty million eight hundred thousand nine hundred and twenty-six) rubles and 50 kopecks.

2.4. Offering Price (Procedure for Determining the Price) of Securities Issued

The offering price of shares, including offerings to persons having the pre-emptive right to purchase additional shares, offered shall be determined by JSC FGC UES’ Board of Directors in accordance with Articles 36 and 77 of the Federal Law No. 208-FZ of December 26th, 1995 “On Joint Stock Companies,” but it shall not be less than their nominal value.

In accordance with the decision of the Board of Directors (Minutes No. 138 dated July 29th, 2011), the offering price for the shares, including offerings to persons having the pre-emptive right to purchase additional shares offered, was determined to be RUR 0.50 for one (1) additional ordinary registered share.

2.5. Procedure and Terms of the Offering of Securities Issued

Procedure for determining the offering start:

The date of the offering start shall be the moment when persons are notified that they have the pre-emptive right to purchase additionally offered securities with the possibility of exercising said rights by publishing a notification in the newspaper “Rossiyskaya Gazeta” and distributing registered mail (or delivery) to the address of each person indicated in the list of persons having the right to purchase additional offered shares, but not later than two weeks after notification of the state registration of the additional issue of securities is published in the newspaper “Rossiyskaya Gazeta” in accordance with Article 23 of Federal Law “On the Securities Market” No. 39-FZ dated April 22nd, 1996.

In this regard, the moment of notifying persons having the pre-emptive right to purchase additionally offered securities of the possibility to exercise said rights will be the latest of the following events:

publication of notification of the possibility of exercising pre-emptive rights in the newspaper “Rossiyskaya Gazeta;”

registered mail (or delivery) of the last notification of the possibility of exercising the pre-emptive right to the addresses of each person indicated in the list of persons having the right to purchase offered additional shares.

In case the date determined in accordance with said procedure falls on a non-working day, then the date of the offering start will be the nearest following working day.

The end date of the offering shall be February 3rd, 2012.

Terms of the offering shall be determined by indicating the dates for disclosing any information on the securities issue.

Procedure for disclosing such information:

The Issuer shall, within thirty (30) days after the state registration of the additional securities issue, notify persons having the pre-emptive right to purchase additionally placed securities of the possibility of exercising said rights by publishing a notification in the newspaper “Rossiyskaya Gazeta” and by registered mail (or delivery) addressed to each person indicated in the list of persons having the right to purchase additional shares offered.

At the same time, the Issuer shall publish notification of the possibility to exercise the pre-emptive right to purchase shares (hereinafter referred to as the “Notification”) on the web site: www.fsk-ees.ru.

Notification of the state registration of the additional share issue shall be published by the Issuer within the following terms from the date of publishing information on the state registration of the additional issue of securities of the Issuer on the web site of the registration authority or receipt by the Issuer of a written notification from the registration authority of the state registration of the additional issue of securities by mail, fax, electronic mail or delivery against receipt, depending on which of the above-mentioned dates will fall on the earliest date:

• in a news release — within one (1) day;

• on the web site of the Issuer: http://www.fsk-ees.ru — within two (2) days;

• in the newspaper “Rossiyskaya Gazeta” — within ten (10) days.

Notification of the start of the securities offering shall be published by the Issuer within the following terms:

• in a news release with the information agency “Interfax” — at least five (5) days prior to the start date of the securities offering;

• on the web site of the Issuer: http://www.fsk-ees.ru — at least four (4) days prior to the start date of the securities offering.

Information on the start of the share offering shall be disclosed by the Issuer in the form of disclosing a significant event “Information on the stages of the procedure for issuing securities” within the following terms from the date of the start of the securities offering:

• in a news release with the information agency “Interfax” — within one (1) day;

• on the web site of the Issuer: http://www.fsk-ees.ru — within two (2) days.

Method of offering the securities: public offering.

Pre-emptive right to purchase offered securities and the date of making a list of persons having such pre-emptive right:

In accordance with Articles 40 and 41 of Federal Law No. 208-FZ “On Joint Stock Companies,” the Company’s shareholders shall have the pre-emptive right to purchase additional shares placed via public offering in an amount in proportion to the number of ordinary registered shares that they own.

Date as of which the list of persons having the pre-emptive right to purchase offered securities is made:

The list of persons having the pre-emptive right to purchase additional placed shares shall be made on the basis of the register of the Issuer’s shareholders, as of the date of the Resolution made by JSC FGC UES’ Board of Directors, which is the basis for the placement of additional shares (July 29th, 2011).

Until the expiration of the pre-emptive right to purchase offered securities, other methods of securities placement (other than by exercising the above-mentioned pre-emptive right) shall not be allowed.

The offering of additional shares to persons having the pre-emptive right to purchase shares shall be carried out according to the procedure provided for in Clause 8.5 of the Resolution on the Additional Issue of Securities and in Clause 9.3 of the Securities Issue Prospectus.

In the opinion of the Issuer, there are no other significant conditions of the securities offering.

2.6. Procedure and Terms of Paying for the Issued Securities Offered

Terms, form (monetary funds, non-monetary resources) and procedure for paying for offered securities:

Monetary payment is provided for.

Non-monetary payment is not provided for.

Terms and procedures for paying for securities:

Potential purchasers may make non-cash monetary payments for shares in the currency of the Russian Federation.

Securities of this additional issue shall be placed subject to full payment.

Obligations to pay for offered shares shall be considered performed from the moment when monetary funds are received on the settlement account of the Issuer.

Shares shall be credited to personal accounts of purchasers in the register of owners of registered securities of the Issuer (the purchasers’ custody accounts in a depository) only upon full payment for shares and not later than the end date of the share offering.

Due date:

Payment for shares offered within the framework of the pre-emptive right of purchasing shall be made simultaneously with submitting an application on purchasing offered shares.

When shares are offered outside of the pre-emptive right for purchasing, the shares purchased shall be fully paid for by purchasers notified of satisfying their offers at least 4 (four) working days prior to the end date of the placement.

Cash form of settlements is not provided for.

Non-cash form of settlements is provided for.

Form of non-cash settlements: settlements via payment orders

Information on the credit organization

Full name of the credit organization: Open Joint Stock Company “Sberbank of Russia” (branch-- Sberbank of Russia Moscow Bank)

Abbreviated name: JSC “Sberbank of Russia” (branch-- Sberbank of Russia Moscow Bank)

Location: Legal address of the bank: 19 Vavilova Street, Moscow, Russia, 117997

Address of the Bank’s branch: Location: 14 Shosse Entuziastov, Moscow, Russia, 111024

Settl. acc. No. 40702810038120108301 BIC 044525225 corr. acc. No. 30101810400000000225

INN: 7707083893

KPP: 775003035

The procedure for the payment for offered securities shall not provide for payment by installments.

In the opinion of the Issuer, there are no other significant terms and conditions for paying for the placement of securities.

2.7. Procedure and Terms for Concluding Contracts in the Course of the Issued Securities Offering

Procedure and terms for concluding contracts in the course of the issued securities offering, including the form, method, place and date for concluding contracts:

In the course of the securities offering, the pre-emptive right to purchase securities shall be provided.

Offering of additional shares to persons having the pre-emptive right to purchase shares shall be carried out in the procedure provided for in Clause 8.5 of the Resolution on the Additional Issue of Securities and in Clause 9.3 of the Securities Issue Prospectus.

Offering additional shares outside the framework of exercising the pre-emptive right to purchase shall be carried out by concluding contracts on purchasing additional shares (hereinafter referred to as the “Share Purchase Contract”).

For the purpose of concluding Share Purchase Contracts, the Issuer shall disclose the results of the execution of the pre-emptive right to purchase additional shares and simultaneously publish a news release with the information agency “Interfax” and on the web site www.fsk-ees.ru — an invitation to submit offers for purchasing additional shares addressed to an indefinite range of persons.

Starting from the publication date by the Issuer of an invitation to submit offers for purchasing additional shares and during the whole period of the offering, but not later than 10 working days prior to the end-date of the offering, potential purchasers (also hereinafter referred to as Purchasers, or in the singular — Purchaser) of additional shares may make offers for purchasing shares by submitting written offers for purchasing additional shares to the Issuer.

Procedure for submitting offers and receiving acceptance, actions deemed as acceptance of the sent offer, acceptance terms.

Offers for purchasing additional shares of this additional issue shall be submitted on working days from 10:00 a.m. to 4:00 p.m. Moscow time at the following address: 32 Novorogozhskaya Ulitsa, Bldg. 1, Moscow, Russia, 109544, Closed Joint Stock Company “Registrar Company “STATUS””or sent via mail to the following address: 32 Novorogozhskaya Ulitsa., Bldg. 1,Moscow, Russia, 109544, “STATUS” CJSC.

Each offer shall contain the following information:

•              title “Offer for purchasing shares of Open Joint Stock Company “Federal Grid Company of Unified Energy System;””

•              full name of the potential purchaser;

•              full trade name of a potential purchaser’s legal entity;

•              name of a public-law entity (Russian Federation, constituent entity of the Russian Federation, municipal entity), which is a potential purchaser;

•              taxpayer identification number of a potential purchaser (if available);

•              place of residence (location) of a potential purchaser;

•              for individuals — passport data (passport series, number and date of issue, passport issuing authority);

•              for legal entities — information on the registration of a legal entity (including for Russian legal entities — information on the state registration of a legal entity/entry into the Unified State Register of Legal Entities (date, registering authority, number of the respective certificate, OGRN));

•              consent of the person making an offer to purchase shares offered in the amount determined in an offer at the offering price defined by the Issuer’s Board of Directors in accordance with the Resolution on the Additional Securities Issue and the Securities Issue Prospectus;

•              exact number of shares that a person undertakes to purchase;

•              personal account number in the register of owners of registered securities of the Issuer for the purpose of transferring purchased shares. If the shares are to be credited to the account of a nominee holder in the register of owners of registered securities of the Issuer, the full trade name of the depository (hereinafter referred to as the First Level Depository), information on the state registration of said depository (OGRN, name of the registering authority, date of state registration and entering the depository in the EGRUL (Unified State Register of Legal Entities)), custody account number of a potential purchaser of shares, the number and date of the depository contract concluded between a depository and a potential purchaser of shares (in respect to offered shares);

•              if the Subscriber’s custody account (in respect to the offered securities) is maintained by a nominee holder who in turn is a depositor of the First Level Depository, then the offer shall state the full trade name of the specified nominee holder, information on the state registration of the specified nominee holder (hereinafter referred to as the “Second Level Depository”) (OGRN, name of the registering authority, date of registration and entering the depository in the EGRUL), the Subscriber’s custody account number, the number and date of the depository contract between the depository and the Subscriber (in respect to offered securities), the full trade name of the First Level Depository, details of the inter-depository contract between the First Level Depository and the Second Level Depository (and so on down to the nominee holder in which the Subscriber has a custody account (in respect to the offered securities);

•              banking details of a potential purchaser for the purpose of returning monetary funds;

•              contact details (mailing address and fax number with area code) for the purpose of sending a reply on accepting the offer.

The Issuer can specify the recommended offer format. In this case, the Issuer shall publish the offer format on its web site: www.fsk-ees.ru, not later than the date of publishing an invitation to submit offers to purchase shares.

Financial guarantees may be attached to the offer providing for payment for the shares by the person who submitted the offer in case such offer is accepted by the Issuer.

In the event that in accordance with existing legislation a person who submitted an offer purchases the amount of additional shares indicated in the offer in accordance with advance approval of the anti-monopoly authority, the person who submitted the offer must attach a copy of the respective approval of the anti-monopoly authority.

The offer shall be signed by a potential purchaser (or a person acting on behalf of a potential purchaser by legal authority) or by a person acting on behalf of a potential purchaser by virtue of the power of attorney, and for legal entities — having an impression of a seal (if said seal is available). If an offer is signed on behalf of a potential purchaser by a person acting by legal operation or by virtue of the power of attorney, a document confirming the authority of said person or a notarized copy of such a document shall be attached to the offer.

The Issuer shall register submitted offers in a special register of received offers (hereinafter referred to as the “Register”) on the day of their receipt.

The Issuer shall accept offers for purchasing additional shares submitted by potential purchasers at its discretion.

The Issuer refuses to accept an offer if it was delivered to the Issuer outside the period for submitting offers stipulated by this Resolution on the Additional Issue of Securities and if such an offer does not comply with requirements provided for by applicable Russian legislation, the Resolution on the Additional Issue of Securities and the Securities Issue Prospectus.

If a resolution is made to accept offers received by the Issuer within the terms stipulated by this Clause of the Resolution on the Additional Issue of Shares and the respective requirements stipulated by Clause 8.3 of this Resolution on the Additional Issue and clause 2.7 of the Securities Issue Prospectus, the Issuer shall send a reply to a potential purchaser about offer satisfaction:

•              within five (5) days following the receipt of an offer, unless passing a resolution by the authorized body of the Issuer on approving a transaction on additional share placement as an interested party transaction is required, or respective resolutions were passed by an authorized body of the Issuer prior to the expiration of the given term, or

•              within one (1) day from the date of the Minutes of the meeting of the authorized body of the Issuer that approved the offering of additional shares as a interested party transaction.

The offer submitted shall be considered accepted if the Issuer sends (delivers) its response for satisfying the offer.

A response about satisfying an offer shall be delivered to the purchaser in person or to his authorized representative, or shall be mailed or faxed to the purchaser using the address or number indicated in the offer. A response about offer satisfaction shall indicate the number of shares within the number of shares specified in the offer of a potential purchaser whose offer is satisfied.

The date when a purchaser receives a response about offer satisfaction shall be the earliest of the following dates:

a) the date of delivery of the Issuer’s response to a purchaser in person or to his authorized representative;

b) the date of sending the Issuer’s response to a purchaser via fax to the fax number specified in the offer, with automatic confirmation of sending on said date;

c) the date of delivery of the response to a purchaser by postal service at the address specified in the offer.

The Share Purchase Contract shall be considered concluded at the moment when the person who sent an offer receives a response about satisfying the offer. At the discretion of a potential purchaser, the Share Purchase Contract could be executed in writing. In order to sign a Share Purchase Contract, a Purchaser may apply daily from 10:00 a.m. to 5:00 p.m. (Moscow time), except for weekends and public holidays, at the following address: 5A Akademika Chelomeya Street, Moscow, Russia.

Additional shares in the amount specified in the satisfied offer shall be paid in full by purchasers at least four (4) working days prior to the end date of the offering.

Payment for the purchased shares shall be made by the Purchaser in accordance with the conditions on the form and amount of payment specified in the Offer, and in accordance with the procedure specified in Clause 8.6 of the Resolution on the Additional Issue of Securities.

In case the obligation to pay for additional shares purchased is not fulfilled or fulfilled in part within the period specified above, the Issuer shall be entitled to renounce its obligations to transfer additional shares to the Purchaser.

In case the obligation to pay for additional shares are fulfilled in part, the Issuer shall be entitled to transfer additional shares to the Purchaser in the amount actually paid for by the Purchaser.

In the event that the Issuer abandons executing its counter-obligation to transfer shares to the Purchaser if the Purchaser executed its obligations to pay for additional shares acquired in part, or executed full payment for additional shares after the dates indicated above, monetary funds received as partial execution of the obligation to pay for the shares or, respectively, all monetary funds paid by the Purchaser for shares shall be returned to the Purchaser in a cashless payment (in accordance with the established procedure) within sixty (60) days after the end date of the offering using banking details specified in the offering.

In the event that the amount of funds paid to the Issuer as payment for additional shares exceeds the total value of the additional shares, excess funds shall be returned via non-cash monetary funds in Russian rubles not later than sixty (60) days after the end date of the securities offering. Monetary funds shall be returned using banking details specified in the offer; if an offer does not contain such details, the funds shall be transferred using banking details indicated in the claim for monetary funds return.

Contracts concluded during the offering shall be amended and/or terminated on the basis of and in accordance with the procedure stipulated by Chapter 29 of the Russian Civil Code.

Securities are registered securities; the register of owners of the securities is maintained by the registrar.

A person to whom the issuer gives (sends) a transfer order as the basis for making a credit entry to the personal account of the first purchaser (registrar, first purchaser), as well as other conditions of issuing the transfer order:

Full trade name of the registrar: Closed Joint Stock Company “Registrar Company “STATUS””

Abbreviated trade name: “STATUS” CJSC

Location: 32 Novorogozhskaya Ulitsa., Bldg. 1, Moscow, Russia, 109544

License of professional participants on the securities market to maintain the register of owners of registered securities: No. 10-000-1-00304

Date of license issue: March 12th, 2004

Validity of license: unlimited

Authority issuing the license: Federal Service for Financial Markets.

After state registration of the additional securities issue, the Issuer shall provide the registrar with the registered Resolution on the Additional Securities Issue, and securities of the additional issue are credited to the Issuer’s account opened in the register of owners of the Issuer’s securities maintained by the registrar.

Within one (1) day from the end date of the payment for securities stipulated by Clauses 8.3 and 8.6 of the Resolution on the Additional Issue of Securities, subject to payment by the Purchaser for the offered securities according to the procedure determined by Clause 8.6 of the Resolution on the Additional Issue of Securities, and not later than three (3) days prior to the end date of the offering of the securities, the Issuer shall transfer to the registrar a transfer order for the respective number of shares to be transferred to a personal account of the Purchaser or a nominee holder specified in the Purchaser’s offer.

The registrar shall, within three (3) working days following the receipt of a transfer order and prior to the end date of the securities placement, debit from the Issuer’s account such number of securities of this additional issue as specified in the transfer order and credit them to the personal account of the Purchaser or nominee holder designated by the Purchaser in the Offer.

Securities shall be deemed subscribed from the date when they are registered in the register of shareholders of the Issuer in the name of the Purchaser or nominee holder designated by the Purchaser in the Offer.

Allotment of additional shares to persons exercising the pre-emptive right to subscription for additional shares shall be made pursuant to Clause 8.5 of the Resolution on the Additional Issue of Securities.

No securities shall be distributed by subscription via tender.

The offering of securities by the Issuer with the assistance of professional participants of the securities market which provide securities distribution services to the Issuer shall not be carried out.

No allotment of securities is intended outside the Russian Federation by offering respective foreign securities.

Nothing shall restrict the pre-emptive right to acquire shares, including those of Deutsche Bank Trust Company Americas, acting as an issuer of foreign securities certifying rights in relation to the Issuer’s shares, in accordance with depository contracts of February 29th, 2008 and instructions of depository receipt holders.

Simultaneously with the placement of securities, there are no plans to make an offer to acquire, including outside the Russian Federation by the placement of respective foreign securities, earlier placed (circulating) securities of the Issuer of the same class and category (type).

The Issuer and/or its authorized person do not intend to enter into preliminary contracts, which contain an obligation to enter into a principal contract in the future, directed at a carve-out of the offered securities to the first holder, or assemble preliminary applications for acquiring the offered securities.

In accordance with Clause 2 Article 3 of Federal Law No. 57-FZ dated April 29th, 2008 “On the Procedure for Foreign Investments in Business Companies that are Strategically Important for National Defense and State Security,” the Issuer is a business that is strategically important for national defense and state security. Pursuant to Clause 3 Article 2 of the above-mentioned Federal Law, the transactions made by foreign states, international organizations or entities under their control and as a result of which such foreign states, international organizations or entities under their control acquire the right to directly or indirectly control more than 25% of total votes falling to voting shares (equity stake) of the authorized capital of businesses that are strategically important for national defense and state security, or another possibility to block resolutions of management bodies of such companies shall have prior agreement in accordance with the procedure set forth in this Federal Law.

In accordance with Clause 2 Article 8 of Federal Law No. 35-FZ dated March 26th, 2003 “On the Electric Power Industry,” the share of the Russian Federation in the authorized capital of the Issuer cannot be less than 75% plus one voting share. Due to this, in the course of the present issue, there is no possibility of concluding a transaction aimed at acquiring the right to directly or indirectly control more than 25% of total votes falling to voting shares (equity stake) of the Issuer’s authorized capital or other possibilities to block decisions taken by the Issuer’s management bodies by a foreign state, international organization or an entity under their control. Therefore, concluding agreements for carving-out the Issuer’s securities for the present additional issue to the advantage of the first holder during the securities placement does not require a resolution on the preliminary approval of the specified agreements in accordance with the Federal Law “On the Procedure for Foreign Investments in Businesses that are Strategically Important for National Defense and State Security.”

2.8. Potential Purchasers for Issued Securities Offered

Shares are placed via public offering among an undefined and unlimited set of people.

2.9. Procedure for Disclosing Information on the Offering and Results of the Offering of the Issued Securities

The Issuer shall disclose information after each stage of the share issue, as well as disclose information in the form of quarterly reports and notices of significant events in accordance with the procedure stipulated by Federal Law “On the Securities Market” dated April 22nd, 1996 No. 39-FZ (with subsequent amendments and additions), Federal Law “On Joint Stock Companies” dated December 26th, 1995 No. 208-FZ (with subsequent amendments and additions), as well as “Regulation on Disclosing Information by Issuers of Securities” approved by an Order of the Russian FSFM dated October 10th, 2006 No. 06-117/pz-n (hereinafter referred to as the “Regulation”) and Resolution on the Additional Issue of Securities and the Securities Issue Prospectus.

If at the moment of the occurrence of the event to be disclosed by the Issuer, the respective federal laws, as well as normative and legal acts of the federal executive body in the securities market, stipulate different disclosure procedures and terms from those stipulated by the Resolution on the Additional Issue of Securities and the Securities Issue Prospectus, then the disclosure shall be made in accordance with the procedure and within the terms stipulated by federal laws and normative and legal acts of the federal executive body on the securities market effective at the moment of the occurrence of the event.

All information to be disclosed on the Issuer’s web site in accordance with the Regulation and other normative and legal acts of the federal executive body of the securities market shall be available during the period stipulated by these normative and legal acts at the following address: www.fsk-ees.ru.

The Issuer shall provide access to information in each disclosure to any interested party, including disclosures about significant events published by the Issuer in accordance with the Regulation, as well as in the registered Resolution on the Additional Issue of Securities, the Securities Issue Prospectus, amendments and/or additions thereto, in the report on results of the additional issue of securities, the quarterly report and other documents subject to mandatory disclosure in accordance with section VIII of the Regulation, by placing their copies at the address (at the location) of the permanent executive body of the Issuer, as recorded in the Unified State Register of Legal Entities.

The Issuer shall submit copies of each statement, including copies of each disclosure of significant facts published by the Issuer in accordance with the Regulation, as well as copies of the registered Resolution on the Additional Issue of Securities, the Securities Issue Prospectus, amendments and/or additions thereto, the report on results of the additional issue of securities, the quarterly report and other documents subject to mandatory disclosure in accordance with section VIII of the Regulation to the owners of securities of the Issuer and other interested parties upon their request at a charge that shall not exceed the cost of making said copies within seven (7) working days from the date of a request.

Copies of the document that, in accordance with Russian legislation, are not intended for permanent storage by the Issuer, shall be provided by the Issuer upon the request of interested parties within the storage period stipulated for said documents.

The Issuer shall provide copies of the documents certified by an authorized representative of the Issuer.

In case the last day of the period stipulated by the Regulation for the mandatory disclosure or providing a copy of the documents falls on a non-working day, the next following working day shall be considered the end date of said period.

1) At the stage of decision-making about the securities offering, the Issuer shall disclose this information in the form of a statement about the significant fact “Statement about the stages of the securities issue” by publishing it in a news release and on the web site. The Issuer shall publish the information on the resolution made on the securities offering within the following terms from the date of the Minutes (the end date of the period stipulated by Russian legislation for preparing Minutes) of the meeting of the Issuer’s authorized body, where the resolution on the securities offering was approved:

•                                          in a news release with the information agency “Interfax” — within one (1) day;

•                                          on the Issuer’s web site at: http://www.fsk-ees.ru — within two (2) days.

2) At the stage of approving the Resolution on the Additional Issue of Securities, the Issuer shall disclose this information in the form of a statement about the significant fact “Statement about the stages of the securities issue” by publishing it in a news release and on the web site. The Issuer shall publish the information on the approval of the Resolution on the Additional Issue of Securities within the following terms from the date of the Minutes (the end date of the period stipulated by Russian legislation for preparing Minutes) of the meeting of the Issuer’s authorized body, where the resolution on the additional issue of securities was approved:

•                                          in a news release with the information agency “Interfax” — within one (1) day;

•                                          on the Issuer’s web site at: http://www.fsk-ees.ru — within two (2) days.

3) The Issuer shall disclose information on the state registration of the additional issue of securities in the form of a statement about the significant fact “Statement about the stages of the securities issue” by publishing it in a news release and on the web site. The Issuer shall publish the information on state registration of the additional issue of securities within the following terms from the date of publishing the information on the state registration of the additional issue of securities on the web site of the registering authority or the date of receipt by the Issuer of a written notification from the registering authority of the state registration of the additional issue of securities via mail, fax, electronic mail or delivery in person, depending on which of the mentioned dates is the earliest:

•                                          in a news release with the information agency “Interfax” — within one (1) day;

•                                          on the Issuer’s web site at: http://www.fsk-ees.ru — within two (2) days;

•                                          in the newspaper “Rossiyskaya Gazeta” — within ten (10) days.

In doing so, posting the information on the web site shall be made after publishing this information in the news release.

The text of the registered Resolution on the Additional Issue of Securities and the registered Securities Issue Prospectus will be posted on the Issuer’s web site at http://www.fsk-ees.ru within two (2) days from the date of publishing the information on the state registration of the additional issue of securities of the Issuer on the web site of the registering authority or the receipt by the Issuer of a written notification from the registering authority of the state registration of the additional issue of securities via mail, fax, electronic mail or delivery in person, depending on which of the mentioned dates is the earliest.

The text of the registered Resolution on the Additional Issue of Securities will be available on the web site from the date of the expiration of the term stipulated by the Regulation for its posting on the web site, and if it was posted on the web site after the expiration of said term — from the date of its posting on the web site until the date of retirement (cancellation) of all securities of this issue.

The text of the registered Securities Issue Prospectus will be available on the web site from the date of the expiration of the term stipulated by the Regulation for its posting on the web site, and if it was posted on the webbsite after the expiration of such term — from the date of its posting on the web site until the end of at least 6 months from the date of posting on the web site of the registered report on the results of the additional issue of securities.

Starting from the date of the state registration of the additional issue of securities, all interested parties can survey the Resolution on the Additional Issue of Securities and the Prospectus of the Securities Issue and obtain copies of these documents at the following JSC FGC UES address: 5A Akademika Chelomeya Street, Moscow, Russia, 117630 tel.: +7 (495) 710-9202, fax: +7 (495) 710-9641, web site address: http://www.fsk-ees.ru.

Upon request from owners of the securities and other interested parties, the Issuer and/or the registrar who maintains the register of the owners of the registered securities of the Issuer shall provide copies of the mentioned documents to owners of the Issuer’s securities and to other interested parties at a charge not exceeding the cost of making said copies within seven (7) days of the date of the request.

4) The Issuer shall, within 30 days from the date of the state registration of the additional issue of securities, notify persons having the pre-emptive right to purchase additional securities offered with the possibility of exercising said pre-emptive rights by publishing notification in the newspaper “Rossiyskaya Gazeta” and registered mail (or delivery) to each person indicated in the list of persons having the pre-emptive right to purchase additional securities offered.

Simultaneously, the Issuer shall post the notification of the possibility of exercising pre-emptive rights to purchase shares (hereinafter referred to as the “Notification”) on the web site at http://www.fsk-ees.ru.

5) The Issuer shall publish information on the start date for the securities offering within the following terms:

•                                          in a news release with the information agency “Interfax” — not later than five (5) days prior to the date of the securities offering start;

•                                          on the Issuer’s web site at http://www.fsk-ees.ru — not later than four (4) days prior to the date of the securities offering.

The Issuer shall disclose information on the start of the share offering in the form of a statement about the significant fact “Statement about the stages of the securities issue” within the following period from the date of the start of the share offering:

•                                          in a news release with the information agency “Interfax” — within one (1) day;

•                                          on the Issuer’s web site at: http://www.fsk-ees.ru — within two (2) days.

The Issuer shall publish information on the change of the date of the securities offering start in a news release and on its web site in case the Issuer makes a decision to change this date. The Issuer shall publish the information on the change of the date for the securities offering start within the following period:

•                                          in a news release with the information agency “Interfax” — not later than one (1) day prior to such date;

•                                          on the Issuer’s web site at: http://www.fsk-ees.ru — not later than one (1) day prior to such date.

In doing so, posting the information on the web site shall be done after publishing this information in the news release.

6) The Issuer shall, within two (2) days after summarizing the execution of the pre-emptive right to purchase shares, disclose this information in a news release with the information agency “Interfax” and on its web site at http://www.fsk-ees.ru, indicating the following details:

•                                          class, category (type) and form of securities offered;

•                                          offering price of the securities;

•                                          actual start and end dates of pre-emptive right validity;

•                                          number of securities actually placed with persons included in the list of persons having the pre-emptive right to purchase additional shares;

•                                          number of shares subject to offering to the general public.

7) For the purpose of concluding share purchase contracts, the Issuer shall, simultaneously with disclosing the results of exercising the pre-emptive right to purchase shares, publish an invitation to submit offers to purchase shares in a news release with the information agency “Interfax” and on its web site at http://www.fsk-ees.ru addressed to an indefinite range of persons.

8) If during the period of the securities offering the Issuer makes a decision to introduce changes and/or additions to the Resolution on the Additional Issue of Securities and/or the Securities Issue Prospectus, and/or if the Issuer receives a written demand (order, ruling) of the state body authorized under Russian legislation to make a decision on suspending the securities offering (hereinafter referred to as the “authorized body”), the Issuer shall suspend the securities offering and publish a statement on suspending the securities offering in a news release and on its web site.

The Issuer shall publish information on suspending the securities offering within the following terms from the date of the Minutes (the end date of the period stipulated by Russian legislation for preparing minutes) of the meeting of the Issuer’s authorized body where the resolution on introducing changes and/or additions to the Resolution on the Issue of Securities and/or the Securities Issue Prospectus, and in case of changing conditions stipulated by the resolution on the securities offering — from the date of the Minutes (the end date of the period stipulated by Russian legislation for preparing minutes) of the meeting of the Issuer’s authorized body where the resolution on introducing such changes, or the date when the Issuer receives a written demand (order, ruling) of the state body authorized under Russian legislation to make a decision on suspending the securities offering via mail, fax, electronic mail or delivery in person, depending on which of the mentioned dates is the earliest:

•                                          in a news release of the information agency “Interfax” — within one (1) day;

•                                          on the Issuer’s web site at: www.fsk-ees.ru — within two (2) days.

If the securities offering is suspended due to a resolution of the registering authority on suspending the issue of securities, then the Issuer shall disclose information on suspending the securities offering in the form of a statement about the significant fact “Statement about suspending and resuming the securities issue:”

•                                          in a news release with the information agency “Interfax” — within one (1) day;

•                                          on the Issuer’s web site at: www.fsk-ees.ru — within two (2) days.

The moment of the occurrence of a significant fact containing information on suspending the securities issue shall be deemed the date of posting the information on suspending the securities issue on the web site of the registering authority; or the date when the Issuer receives a written notification from the registering authority of suspending the issue of securities via mail, fax, electronic mail or delivery in person, depending on which of the mentioned dates is the earliest.

9) After the registration of changes and/or additions to the Resolution on the Additional Issue of Securities and/or the Securities Issue Prospectus, making a decision on the refusal to register such changes and/or additions, or after the receipt of a written notification (order, ruling) of the authorized body of permission to resume the securities offering (termination of the basis for suspending the securities offering), the Issuer shall publish a statement on resuming the securities offering in a news release and on the web site.

The Issuer shall publish information on resuming the securities offering within the following terms from the date of disclosing the information on the registration of changes and/or additions to the Resolution on the Additional Issue of Securities and/or the Securities Issue Prospectus, or on the refusal to register such changes and/or additions on the web site of the registering authorities, or on receiving a written notification from the registering authority of the registration of changes and/or additions to the Resolution on the Additional Issue of Securities; or on the refusal to register such changes and/or additions, or written notification (order, ruling) from the authorized body of resuming the securities offering (termination of the basis for suspending the securities offering) via mail, fax, electronic mail or delivery in person, depending on which of the mentioned dates is the earliest:

•                                          in a news release with the information agency “Interfax” — within one (1) day;

•                                          on the Issuer’s web site at: www.fsk-ees.ru — within two (2) days.

In case the securities offering is resumed due to a resolution of the registering authority on resuming the issue of securities, the Issuer shall disclose information on resuming the securities offering in the form of a statement about the significant fact “Statement about suspending and resuming the securities issue:”

•                                          in a news release with the information agency “Interfax” — within one (1) day;

•                                          on the Issuer’s web site at: www.fsk-ees.ru — within two (2) days.

The moment of the occurrence of the significant fact containing information on resuming the issue of securities shall be considered the date of posting the information on resuming the securities issue on the web site of the registering authority, or the date when the Issuer receives a written notification from the registering authority of resuming the issue of securities via mail, fax, electronic mail or delivery in person, depending on which of the mentioned dates is earliest.

It shall not be allowed to resume the issue of securities prior to disclosing information on resuming the offering of securities in the news release and on the web site.

10) The Issuer shall disclose information in case the issue (additional issue) of securities is recognized as invalid or void in the form of disclosing a significant fact “Information on Recognizing the Issue (Additional Issue) of Securities Invalid or Void” within the following terms from the moment of the occurrence of said event:

•                                          in a news release with the information agency “Interfax” — within one (1) day;

•                                          on the Issuer’s web site at: www.fsk-ees.ru — within two (2) days;

The moment of occurrence of a significant fact containing information on recognizing the issue (additional issue) of securities invalid shall be the date of posting the information on recognizing the issue of securities as invalid on the web site of the registering authority, or the date when the Issuer receives a written notification from the registering authority recognizing the issue (additional issue) of securities invalid via mail, fax, electronic mail or delivery in person, depending on which of the mentioned dates is earliest.

The moment of occurrence of the significant fact containing information on recognizing the issue (additional issue) of securities void shall be the date when the Issuer receives the effective judicial act (resolution, ruling or order) about recognizing the issue (additional issue) of securities as void.

11) Information on the completion of the share offering shall be disclosed by the Issuer in the form of q statement about the significant fact “Statement about the stages of the issue of securities” within the following period from the date of completing the share offering:

•                                          in a news release with the information agency “Interfax” — within one (1) day;

•                                          on the Issuer’s web site at: www.fsk-ees.ru — within two (2) days.

12) Information on the state registration of the report on the results of the additional issue of securities shall be disclosed by the Issuer in the form of a statement about the significant fact “Statement about the stages of the issue of securities.”

The moment of the occurrence of a significant fact containing information on the state registration of the report on the results of the additional issue of securities shall be the date of posting information on the state registration of the report on the results of the additional issue of securities on the web site of the registering authority, or the date when the Issuer receives a written notification from the registering authority of the state registration of the report on the results of the additional issue of securities via mail, fax, electronic mail or delivery in person, depending on which of the mentioned dates is the earliest.

The Issuer shall disclose the information in the form of a statement about the significant fact in the following order:

•                                          in a news release with the information agency “Interfax” — within one (1) day;

•                                          on the Issuer’s web site at: www.fsk-ees.ru — within two (2) days;

The text of the statement about the significant fact shall be available on the web site for at least six (6) months from the date of the expiration of the term stipulated by the Regulation for its posting on the web site, and if it was posted on the web site after the expiration of said term — from the date of its posting on the web site.

The text of the registered report on the results of the additional issue of securities shall be posted on the web site of the Issuer at http://www.fsk-ees.ru within two (2) days from the date of publishing the information on the state registration of the report on the results of the additional issue of securities on the web site of the registering authority or the date when the Issuer receives a written notification from the registering authority of the state registration of the report on the results of the additional issue of securities via mail, fax, electronic mail or delivery in person, depending on which of the mentioned dates is the earliest.

The text of the registered report on the results of the additional issue of securities shall be available on the web site for at least six (6) months from the date of the expiration of the term stipulated by the Regulation for its posting on the web site, and if it was posted on the web site after the expiration of said term — from the date of its posting on the web site.

13) The Issuer shall disclose information in the form of statements about significant facts in accordance with the procedure stipulated by current Russian legislation, including normative and legal acts of the federal executive body on the securities market.

The Issuer shall disclose information about significant fact within the following terms from the date of the occurrence of said significant fact:

•                                          in a news release with the information agency “Interfax” — within one (1) day;

•                                          on the Issuer’s web site at: www.fsk-ees.ru — within two (2) days;

In doing so, the information on the web site shall be posted after publishing this information in the news release.

The texts of statements about significant facts shall be available on the Issuer’s web site at www.fsk-ees.ru for at least six (6) months from the date of the expiration of the term stipulated by the Regulation for its posting on the web site, and if it was posted on the web site after the expiration of said term — from the date of its posting on the web site.

14) The Issuer shall disclose information in the form of a quarterly report of the issuer of securities in accordance with the procedure stipulated by current Russian legislation, including normative and legal acts of the federal executive body on the securities market.

The quarterly report shall be prepared based on the results of each quarter and submitted to the registering authority not later than forty-five (45) days from the end of the reporting quarter.

The Issuer shall publish its quarterly report on the web site at www.fsk-ees.ru within 45 (forty-five) days of the end of the respective quarter.

The text of the quarterly report will be available on the Issuer’s web site at www.fsk-ees.ru for at least three (3) years from the date of the expiration of the term stipulated by the Regulation for its posting on the web site, and if it was posted on the web site after the expiration of said term — from the date of its posting on the web site.

Statement about the procedure for accessing information contained in the quarterly report shall be published in the news release within one (1) day from the date of its posting on the web site.

Upon the request of an interested party, the Issuer and/or the registrar keeping the register of owners of registered securities of the Issuer shall provide a copy of this resolution on the issue (additional issue) of securities at a charge that shall not exceed the cost of making said copy.

III. Basic Information on the Issuer’s Financial and Economic Position (1)

3.1. Financial and Economic Performance of the Issuer

Performance dynamics that characterize the Issuer’s financial position for the last 5 full financial years or for each complete financial year if the Issuer has carried out its business for less than 5 years, as well as for the last complete reporting period prior to the approval date of the Prospectus.

				2009		2010
Performance indicator	2006	2007	2008	Nominal value*	Inclusive of contributions to the authorized capital**	Nominal value*	Inclusive of contributions to the authorized capital**	3 months of 2011
Net assets of the Issuer, RUR mln.	140,078.0	204,785.6	666,470.9	579,745.7	619,923.6	764,162.1	775,356.2	823,112.3
Debt to equity and reserves ratio, %	53.56	44.85	8.67	13.99	6.60	14.09	12.45	12.6
Current liabilities to equity and reserves ratio, %	32.17	33.62	5.88	12.70	5.40	7.20	5.65	6.14
Debt service payment coverage ratio, %	130.6**	79.21**	64.68	-49.52	-109.02	165.05	207.24	52.84
Overdue debt, %	0.0017	0.0062	0.0026	0.017	0.0338	0.00097	0.00109	0.00169
Accounts receivable turnover, times	2.43	1.43	0.45	0.62		0.67		0.21
Dividend payout ratio, %	32.06	16.55	0	0		4.44		0
Labor productivity, RUR mln./man	2.96	2.963	4.715	7.527		5.057		1.627
DDA to revenues ratio, %	27.6	27.4	30.44	27.52		29.42		25.99

* Estimate according to data from the accounting reports;

** Estimate with an account of the allocation of arrears of contributions to the authorized capital to equity capital.

Performance indicators were calculated using methodology recommended by the “Regulation on Disclosing Information by Issuers of Securities” approved by Order No. 06-117/pz-n of the Russian FSFM (dated October 10th, 2006).

As of the end of 2006, 2007, 2009 and 2010, JSC FGC UES’ authorized capital was increasing. As a result, accounting statements within accounts payable (other current liabilities) include current liabilities to founders under contributions to authorized capital in the amount of RUR 34,337,800 th. (for 2006), RUR 47,404,914 th. (for 2007), RUR 40,177,925 th. (for 2009), RUR 11,193,397 th. Taking into account that upon Report registration of the results of the additional share issue with the Russian FSFM, the above-mentioned liabilities were transferred to authorized capital. To correctly evaluate financial position, it is advisable to liken the above-mentioned liabilities to authorized capital.

The subsequent analysis is in accordance with data from the accounting reports, considering the above-mentioned assumptions.

Analysis of the Issuer’s business solvency and financial position based on the economic analysis of given indicator dynamics.

The net asset value for 2006-2010 increased significantly which positively affects the financial position of the Issuer. The net asset value of JSC FGC UES for 2008 increased RUR 461,685.3 as compared with 2007.

(1)  The Issuer’s accounting (financial) information for the Q1 2011 contained in this section is unaudited.

The main factors behind the increase in net asset value are the increase in the cumulative value of assets, including due to an increase in the Company’s investment program and asset receipt as a result of JSC RO “UES of Russia” restructuring on the one hand, and due to a decrease in liabilities considered when calculating net asset value on the other hand.

In 2010, JSC FGC UES’ net asset value increased RUR 184,416.4 mln. according to accounting reports, compared with the same period in 2009, and by RUR 155,432.6 mln. according to the estimate accounting for assumptions described in the introduction to this analytical note. The main factor behind the increase in net asset value is the increase in cumulative asset value.

In 2010, the total assets of JSC FGC UES increased mainly due to an increase in the cost of fixed assets.

The growth in the amount of fixed assets as of December 31st, 2010, compared with the same period in 2009, was RUR 202,872 mln., including due to the growth of:

•                                          Amounts related to construction-in-progress by RUR 82,115 mln., as a result of implementing the Company’s investment program;

•                                          Amount of long-term financial investments by RUR 37,167 mln., mainly due to the revaluation of financial investments taking into account the current market value, as well as due to the transformation of bills of “Energo-Finance” LLC from long-term receivables to long-term financial investments based on the novation contract;

•                                          Amount of the balance sheet item “Capital Assets” by RUR 84,589 mln., mainly due to the inclusion of accumulated amortization in the structure of capital assets, and the revaluation of fixed assets as of January 1st, 2010.

From 2006-2009, the “debt to equity and reserves ratio” indicator tended to decrease. In 2010, the debt to equity and reserves ratio grew 5.85% according to an estimate accounting for assumptions, as a result of the increase in accounts payable and the amount of long-term loans. As of December 31st, 2010, JSC FGC UES’ long-term liabilities were RUR 52.7 bln., having increased 7 times as compared to the same period in 2009. This change was due to the issue of bonded loans of series 07,08,09,10,11 for the purpose of financing the Company’s investment program.

From 2006-2010, the “current liabilities to equity and reserves ratio” indicator tended to decrease. An insignificant increase in the current liabilities to equity and reserves ratio for the 2010 accounting period vis-à-vis the same period in 2009 (0.25%) according to an estimate accounting for assumptions, and decreasing by 5.5% according to the nominal estimate is conditioned by an increase in the amount of equity and reserves, including due to the issue of corporate shares, the revaluation of capital assets and received net profit based on 2010 results.

From 2006-2009, the “debt service payment coverage ratio” indicator tended to decrease. In 2010, the “debt service payment coverage ratio” indicator increased more than 4 times, as compared with the same period in 2009 according to a nominal estimate and 3 times according to an estimate accounting for contributions to authorized capital, which is connected with the growth in net profit size and amortization during the 2010 accounting period.

From 2006-2008, the indicator “accounts receivable turnover” tended to decrease. In 2009, the growth of the “accounts receivable turnover” indicator was due to revenue growth for providing services by 24.2% and a decrease in the size of accounts receivable for the reporting period as compared to 2008 by 9.5%. In 2010, the growth of the “accounts receivable turnover” indicator by 0.05% can be attributed to revenue growth for providing services by 30.6% and a decrease in the size of accounts receivable from buyers and customers for the reporting period as compared with 2009 by 3.1%.

The increase in labor productivity in 2008 compared with 2006-2007 is connected with significant personnel saving due to establishing subsidiary entities within JSC FGC UES. The 2009 increase in labor productivity was due to reducing the Company’s average labor force, which resulted in an increase in the revenue position for one employee by RUR 2,812.36 th./man in 2009 as compared with the same period in 2008.

The reduction in labor productivity in 2010 is connected with an increase in the Company’s head count due to transferring personnel engaged in the repair and maintenance of power network facilities from the subsidiary company to JSC FGC UES. As a result, labor productivity per one employee decreased (nominally) by RUR 2,469.7 th./man as compared with the same period in 2009. Without regard to the transfer of personnel engaged in the repair and maintenance of power network facilities from the subsidiary company to JSC FGC UES, labor productivity increased RUR 2,341.9 th./man in 2010 as compared with the same period in 2009.

The 1.9% increase in the “DDA to revenues ratio” indicator in 2010 vis-a-vis 2009 was due to the fact that the amortization growth rate was faster than the revenue growth rate, as a result of the revaluation of fixed assets and the introduction of new ones due to launching the Company’s investment program.

In accordance with Order No. 66n of the Russian Finance Ministry (dated July 2nd, 2010) “On Forms of Accounting Reports,” amendments were made to form No. 1 “Balance Sheet” for Q1 2011, which had a significant impact on the procedure for calculating some indicators. In order to reflect indicator dynamics that characterize the Issuer’s financial standing for the last complete reporting period, the following analysis is given reflecting the amount of advance payments for building contractors for Q1 2011 in the amount of RUR 102,875,814 th. in short-term accounts receivable.

Net asset value for Q1 2011 increased RUR 103,067 mln., compared with the same indicator for 2010. The main factor driving the increase in net asset value in the reporting period was the increase in total assets by RUR 163,091 mln., including fixed assets accounting for the assumption described above — by RUR 145,221 mln. as a result of the Company’s implementing its investment program.

In Q1 2011, the “debt to equity and reserves ratio” indicator increased 6.54% principally due to attracting new bonded loans in the amount of RUR 50.0 bln. to finance the Company’s investment program.

The 1.16%  increase in the “current liabilities to equity and reserves ratio” indicator in Q1 2011  can be attributed to the growth in accounts payable compared with the same period in 2010. The increase in accounts payable was mainly due to current liabilities to building contractors, income tax payable, as well as an increase in received advance payments from consumers.

In Q1 2011, the indicator “debt service payment coverage ratio” decreased 9.81% compared with Q1 2010, which is connected with the growth in long-term and short-term corporate liabilities in Q1 2011.

Q1 2011 labor productivity growth can be attributed to higher revenues from providing electric power transmission services.

3.2. Market Capitalization of the Issuer

Information on the Issuer’s market capitalization for the last 5 full financial years or for each complete financial year and as of the end of the last complete reporting period prior to the date of Prospectus approval.

Market capitalization is calculated by multiplying the number of shares of each respective category (type) and the market price of one share disclosed by the trade institution on the securities market and determined in accordance with the Procedure for calculating the market price of issued securities, the estimated security price, as well as limits in the fluctuation of securities market price for the purpose of Chapter 23 of the Russian Tax Code approved by Order No. 10-65/pz-n (dated November 9th, 2010).

Information on the Issuer’s market capitalization as of the end of 2006 and 2007 is not presented as ordinary registered shares of the Issuer were admitted to circulation July 16th, 2008. Information on market capitalization is presented as of the end of 2008, 2009 and 2010.

Market capitalization as of December 31st, 2008: RUR 141,882,246 th.

Market capitalization as of December 31st, 2009: RUR 367,971,029 th.

Market capitalization as of December 31st, 2010: RUR 452,717,009 th.

Market capitalization as of March 31st, 2011: RUR 518,694,018 th.(2)

Information on the securities market maker which provides data for calculating market capitalization:

Market capitalization is determined based on the market price of one share of the Closed Joint Stock Company on the MICEX Stock Exchange.

Other additional information on publicly-traded securities:

Ordinary registered shares of the Issuer are admitted to circulation by two securities market makers (CJSC MICEX Stock Exchange and OJSC RTS Stock Exchange).

(2)  Market capitalization is calculated taking into account changes in the Company’s authorized capital. Changes to the Company’s Articles of Association were registered March 25th, 2011.

3.3. Obligations of the Issuer

3.3.1. Accounts payable

The total amount of accounts payable (amount of long-term and short-term obligations of the Issuer less accounts payable to members (founders) related to income payment, deferred income, reserves for future expenses and payments) by the Issuer and the total amount of overdue accounts payable for the last 5 full financial years, or for each complete financial year if the Issuer has carried out its activities for less than 5 years (indicator values are given as of the end of each complete financial year).

Indicator	31.12.2006	31.12.2007	31.12.2008	31.12.2009	31.12.2010
Total accounts payable (amount of long-term and short-term obligations of the Issuer less accounts payable to members (founders) related to income payment, deferred income, reserves for future expenses and payments), RUR th.	75,120,596	91,846,315	57,384,995	80,724,251	107,336,929
Total overdue accounts payable, RUR th.	1,262	5,704	1,487	13,710	1,047

Reasons for non-performance and consequences which have occurred or may occur in the future in view of specific outstanding obligations, including sanctions imposed on the Issuer, and the period (estimated period) for satisfying overdue accounts payable.

Overdue accounts payable as of the end of 2006, 2007, 2008, 2009 are insignificant and conditioned by technical reasons. Debts were paid off within a month.

Overdue accounts payable as of the end of 2010 are insignificant. There are no consequences that have occurred or may occur in the future for the Issuer as a result of the above-mentioned outstanding obligations. No sanctions have been  imposed on the Issuer.

There are no overdue accounts payable under credit or loan agreements, nor for debt securities issued by the Company (bonds, bills, etc.).

The Structure of the Issuer’s accounts payable with an indication of the deadline for fulfilling obligations for the last full financial year and the last complete reporting period prior to the date of approval of the Prospectus (indicators values are given as of the end date of the last complete financial year and the last complete reporting period prior to the date of Prospectus approval).

For 2010

Unit: RUR th.

	Maturity date
Accounts payable	Less than one year	More than one year
Accounts payable to suppliers and contractors	14,017,237	18,179
including overdue accounts payable	547	0
Accounts payable to company employees	193,318	0
including overdue accounts payable	0	0
Accounts payable to the budget and State non-budgetary funds	901,599	0
including overdue accounts payable	0	0
Borrowings	0	0
including overdue borrowings	0	0
Total loans	6,941,422	50,000,000
including overdue loans	0	0
including bonded loans	6,941,422	50,000,000
including overdue bonded loans	0	0
Other accounts payable	32,615,463	2,649,711
including overdue accounts payable	500	x
Total accounts payable	54,669,039	52,667,890
including overdue accounts payable	1,047	0

In case of overdue accounts payable, including those related to credit or loan agreements, as well as debt securities issued by the Issuer (bonds, bills, etc.), reasons for non-performance and consequences which occurred or may occur in the future in view of the specified outstanding obligations, including sanctions imposed on the Issuer, and the period (estimated period) for satisfying overdue accounts payable are to be indicated:

Overdue accounts payable are less than 0.0079% of total accounts payable to suppliers and contractors and are not significant. Most of the accounts payable are payables of the Issuer’s branches related to operating activity, the receipt of notes payable and the current execution of acceptance certificates. There are no implications that have occurred or may occur in the future for the Issuer as a result of the above-mentioned outstanding obligations. No sanctions have been imposed on the Issuer. The estimated re-payment period is the end of 2011. (The amount of other accounts payable, as of December 31st, 2010, includes current debt to the Russian Federation represented by the Federal Agency for Federal Property Management related to contributions to the authorized capital in the amount of RUR 11,189,250 th. In practice, JSC FGC UES’ liabilities related to the transfer of additional shares were fully met on December 31st, 2010; the specified liability, after the registration of the Report on the results of the additional shares issue in the FSFM and the relevant amendments in the Articles of Association, will be included in JSC FGC UES’ authorized capital. Considering that JSC FGC UES’ liabilities related to the transfer of additional shares were fully met December 31st, 2010, the information on the Russian Federation as a creditor, with a share of at least 10 percent of the total amount of accounts payable, is not disclosed in this Clause).

Information on creditors that account for at least 10 percent of total accounts payable:

There are no such creditors.

For 3 months of 2011

Unit: RUR th.

	Maturity date
Accounts payable	Less than one year	More than one year
Accounts payable to suppliers and contractors	15,486,786	17,987
including overdue accounts payable	1,257	0
Accounts payable to company employees	746,337	0
including overdue accounts payable	0	0
Accounts payable to the budget and State non-budgetary funds	3,056,848	0
including overdue accounts payable	0	0
Borrowings	0	0
including overdue borrowings	0	0
Total loans	6,881,700	50,000,000
including overdue loans	0	0
including bonded loans	6,881,700	50,000,000
including overdue bonded loans	0	0
Other accounts payable	24,040,952	3,102,919
including overdue accounts payable	500	0
Total accounts payable	50,212,623	53,120,906
including overdue accounts payable	1,757	0

In case of overdue accounts payable, including those related to credit or loan agreements, as well as debt securities issued by the Issuer (bonds, bills, etc.), the reasons for non-performance and consequences which have occurred or may occur in the future in view of the specific outstanding obligations, including sanctions imposed on the Issuer, and the period (estimated period) for satisfying overdue accounts payable are to be indicated:

Overdue accounts payable are less than 0.0119% of total accounts payable to suppliers and contractors and are insignificant. Most accounts payable are payables of the Issuer’s branches relating to operating activity, the receipt of notes payable and the current execution of acceptance certificates. There are no implications that have occurred or may occur in the future for the Issuer as a result of the above-mentioned outstanding obligations. No sanctions were imposed on the Issuer. The estimated re-payment period is the end of 2011.

Information on creditors holding at least 10 percent of total accounts payable:

There are no such creditors.

3.3.2. Credit History of the Issuer

Discharge by the Issuer of obligations under credit agreements and/or loan agreements effective as of some past date and the end of the last full reporting period prior to the date of the Prospectus’ approval with the principal under such agreements being more than 5 percent of the Issuer’s balance sheet assets as of the end of the last complete reporting period preceding the conclusion of the respective agreement, and obligations under any other credit agreements and/or loan agreements which the Issuer deems significant:

During the last five years, JSC FGC UES did not conclude credit agreements and loan agreements effective as of some past date and the end of the last full reporting period prior to the date of this Prospectus’ approval with the principal under such agreements being more than 5 percent of balance sheet assets.

Discharge by the Issuer of obligations under each bond issue with the aggregate nominal value being more than 5 per cent of the Issuer’s balance sheet assets as of the end of the last complete quarter preceding the State registration of the report on the results of the bond issue, and in case placement of bonds is not finished or the State registration of the Report on the results of the bond issue is not performed for whatever reason — as of the end of the last complete quarter preceding the State registration of the bond issue:

During the last five years and for the last complete reporting period prior to the date of this Prospectus approval, JSC FGC UES did not issue bonds with an aggregate nominal value of each issue being more than 5 per cent of the Company’s balance sheet assets.

3.3.3. Liabilities of the Issuer Resulting from Guarantees Provided to Third Parties

Information on the Issuer’s total liabilities resulting from guarantees provided to third parties and on the total amount of third party liabilities guaranteed by the Issuer, including guarantees in the form of pledges or security, for the last 5 full financial years or for each complete financial year if the Issuer has carried out its activities for less than 5 years (information is provided as of the end of each complete financial year):

Indicator	31.12.2006	31.12.2007	31.12.2008	31.12.2009	31.12.2010
Total liabilities for the Issuer resulting from provided guarantees, including in the form of pledges or security (RUR, th.)	419,460	389,741	1,175,189	30,815	30,815
Total liabilities of third parties guaranteed by the Issuer, including in the form of pledges or security (RUR, th.)	419,460	389,741	1,175,189	30,815	30,815

Liabilities of the Issuer under guarantees provided to third parties, including guarantees in the form of pledges or security, for the last full financial year and the last complete reporting period prior to the date of Prospectus approval, that amount to at least 5 percent of the Issuer’s balance sheet assets as of the end of the last complete reporting quarter preceding the provision of the guarantee:

There are no such liabilities of the Issuer.

The assessment of the risk of the non-performance or improper performance of liabilities guaranteed by the Issuer (by third parties) with an indication of factors that may lead to such non-performance or improper performance; and the probability that such factors may occur:

All borrowers (third parties) have a positive credit history and accurately perform their contractual obligations. The risk of non-performance or improper performance of liabilities guaranteed by the Issuer is insignificant. There are no factors that may lead to non-performance or improper performance. The probability that such factors will occur is minimal.

3.3.4. Other Liabilities of the Issuer

Agreements entered into by the Issuer (including forward transactions) and not recorded in its accounting balance sheet, which may have a material effect on the Issuer’s financial position, liquidity, sources of financing and terms of utilization thereof, operating results and expenses:

There are no such agreements.

Information on factors under which the above-mentioned circumstances may cause said changes and their probability: not available due to the absence of agreements.

Information on reasons for the Issuer entering into such agreements, the Issuer’s expected return from such agreements and reasons for not reporting such agreements in the Issuer’s balance sheet:

Not available due to the absence of agreements.

Description of instances where the Issuer may incur losses in connection with the above-mentioned agreements, the probability of such instances and the greatest amount of losses that may be incurred by the Issuer:

Not available due to the absence of agreements.

3.4. Purposes of the Issue and Plans for Using Funds Resulting from the Issue of Securities

The main purpose of issuing additional ordinary shares placed via public offering is to attract investments. Funds from the share offering will be used to provide for reliable operations, enhance the efficiency of the Unified National (all-Russia) Electric Grid (UNEG) and implement other statutory goals for the Issuer’s activity.

Order No. 547 of the Russian Energy Ministry (dated November 12th, 2010) approved JSC FGC UES’ 2010-2014 investment program, which is aimed at resolving the following priority tasks:

•              Developing the UNEG to ensure its reliable operation;

•              Renewing the Company’s grid assets;

•              Implementing power network construction projects that are significant for the State (nuclear power plants, ESPO pipeline, the 2014 Olympics in Sochi, the Vankorsk group of oil deposits, IC Skolkovo, improvement of the reliability of electric power supply to Moscow, St. Petersburg, Tyumen, etc.);

•              Instituting measures under the Agreements concluded with regional administrations to ensure electric power supply to consumers;

•              Providing power to new power generating units at atomic power stations, hydro-power stations and thermal power stations;

•              Launching innovative projects and power efficiency programs;

•              Creating technological infrastructure for operating in the competitive electric power market.

Both equity funds of JSC FGC UES and federal budgetary resources contributed by the Russian Federation as payment for shares of JSC FGC UES’ additional issue are sources for financing the investment program.

Federal Law No. 357-FZ (dated December 13th, 2010) “On the Federal Budget for 2011 and the 2012-2013 Planning Period,” as amended by Federal Law No. 105-FZ (dated June 1st, 2011), provides budgetary allocations to the authorized capital of JSC FGC UES in the amount of RUR 4,101,757,500.00 in 2011. Out of this amount, RUR 4,053,000,000.00 will be used to implement investment projects related to construction, reconstruction and modernization of capital construction objects owned by the Company and RUR 48,757,500 will be used to perform work on the technological connection of mobile telephone communications facilities on the motorway “Amur” Chita - Khabarovsk to main sub-stations.

3.5. Risks Related to Acquiring Issued Securities

Investments in the securities of the Issuer carry a certain level of risk. Therefore, potential investors shall carefully study the factors listed below prior to making any investment decisions. Each of these factors may have a significant adverse effect on the Issuer’s economic activity and financial position.

The Russian securities market is in its initial stage and is currently not sufficiently economically efficient; it is also exposed to political and speculative factors. The volume of the Russian bond market is lower and volatility is significantly higher than in Western European and North American markets. The liquidity of most Russian bonds is currently immaterial; spreads between purchasing and selling prices can be significant.

JSC FGC UES carries out its activities in the field of electric power industry, providing electric power transmission services. This Clause describes risks related to specified activities of the Issuer.

This list of factors is not exhaustive; it only reflects the point of view and internal estimates of the Issuer.

The Issuer will take all possible measures to reduce the impact of negative changes in case of their occurrence.

Below is a detailed analysis of risk factors related to acquiring issued securities, in particular:

•              Industry risks;

•              Country and regional risks;

•              Financial risks;

•              Legal risks;

•              Risks related to the Issuer’s activities.

Risk Management Policy of the Issuer.

JSC FGC UES has a risk management system that is regulated by organizational and management documents on two levels:

1. Risk Management Policy;

2. Application Procedure of the Risk Management Policy.

Requirements for the risk management system and principles and approaches are established by the Risk Management Policy. The purpose of risk management is to ensure sustainable continued operation and development of JSC FGC UES by identifying in a timely manner, assessing and efficiently managing risks that pose a threat to the efficient implementation of economic activities and the reputation of JSC FGC UES , to employee health and the environment, as well as the property interests of shareholders and investors.

Specified objectives are achieved by:

•              Reaching a uniform understanding by JSC FGC UES’ management and employees of the main principles and approaches to risk management;

•              Understanding that the operation of the risk management system is an integral part of JSC FGC UES’ management process, specifically the process of planning and managing operational efficiency;

•              Organizing work with information on risks in accordance with the process established by the Application Procedure of the Risk Management Policy.

The subjects of the risk management system shall be the Management Board of JSC FGC UES, Deputy Chairmen of the Board, the heads of structural sub-divisions and the heads of JSC FGC UES’ branches. All subjects of the risk management system shall by guided by the Risk Management Policy and its Application Procedure for identifying and assessing risks, developing response measures and distributing risk management powers, as well as in selecting the procedures for risk control and monitoring them. Procedures of risk management system operation shall be established by the Application Procedure of the Risk Management Policy that describes the methods of risk identification and assessment, the order of submitting reports on risks and response measures.

The Application Procedure of the Risk Management Policy shall establish:

•              Allocating responsibilities and functions between risk management system participants;

•              Establishing methods and procedure for identifying risks;

•              Classifying risks;

•              Instituting criteria, methods and procedures for risk assessment;

•              Setting procedures for submitting risk reports;

•              Implementing training methods in risk management procedures;

•              Creating report forms to be applied in the risk management system;

•              Setting up procedures and terms for carrying out risk management events.

The Issuer’s policy in the risk management field is based on a comprehensive approach to risk assessment and ways of minimizing it. In case of the occurrence of one or several of the above listed risks, the Issuer will take all possible measures to limit their negative impact. Currently, it does not seem possible to determine specific actions and obligations of the Issuer in case of the occurrence of any event listed in the risk factors as the elaboration of measures appropriate for respective events is complicated by uncertainty in future developments. Parameters will depend on the features in each specific situation. The Issuer cannot guarantee that measures directed at overcoming negative consequences will lead to essential changes as the absolute majority of specified risks is beyond the Issuer’s control.

3.5.1. Industry Risks

The impact of the potential deterioration of the situation in the Issuer’s industry on its operations and the performance of obligations in respect to securities. Potential changes deemed by the Issuer to be most important in the industry (separately for internal and external markets), and expected measures to be taken by the Issuer in case of such changes.

The electric power industry is an infrastructural sector of the economy. The forecast trend for industrial development is determined by the general trend of social and economic development for all Russian industries, as well as, to a certain extent, by climatic and weather conditions in Russia. The Issuer considers industry risks to be key risks.

Open Joint-Stock Company “Federal Grid Company of Unified Energy  System” (JSC FGC UES) has been incorporated in accordance with the program for reforming the Russian electric power industry as the organization which shall manage the Unified National (All-Russia) Electric Grid (UNEG) for the purpose of maintaining  and developing it. The Company’s activities connected with electric power transmission via the Unified National (All-Russia) Electric Grid (UNEG) under Federal Law “On Natural Monopolies” is regulated within the context of  natural monopolies.

The Company’s main business areas are:

•              Managing the Unified National (All-Russia) Electric Grid;

•              Providing services for electric energy transmission and establishing connections to the electric grid for wholesale energy market participants;

•              Engaging in investment activity aimed at developing the Unified National (All-Russia) Electric Grid;

•              Maintaining the electric grids;

•              Engaging in technical supervision over grid facilities.

Taking into account the specific characteristics of JSC FGC UES’ operations as a natural monopoly, the basic industry risks are tariff risks, i.e. risks that influence the cost of rendered services. Tariff risks include risks connected with the State regulation of tariffs, the risk of the non-performance of the investment program financing plan and the risk of the non-performance of the assets growth plan.

In addition, taking into account the general state of the industry and the use of equipment manufactured by applying obsolete technologies, JSC FGC UES recognizes operational (production) risks, as well as the risks of applying inefficient technologies and the risk of environmental disruption as being substantial.

Risks connected with the State regulation of tariffs (a possible change in prices for products and/or services of the Issuer).

The primary income of the Issuer is the receipt of funds from paying for services for electric power transmission via the UNEG, the size of which is determined by respective tariffs approved by the Federal Tariff Service (FTS) and the Russian Ministry of Energy and consists of:

•              The cost of services for electric power transmission for maintaining power grid facilities of the UNEG (the tariff rate for 2010-2014 was set by Order No. 486-e/3 of the Russian FTS of Russia as of December 28th, 2010);

•              The cost of standard process losses of electric power in the UNEG per constituent entities of the Russian Federation (the tariff rate for 2010-2014 was set by Order No. 486-e/3 of the Russian FTS as of December 28th, 2010).

Due to the policy on natural monopoly products and service tariffs control which is currently being carried out by the Russian Government, there are risks that regulatory authorities may set  tariffs below economically rational levels.

On October 17th, 2010, an Order of the Russian FTS setting the rates of return for JSC FGC UES for the 5-year period (2010-2014) came into effect. The rate of return for the first three years of regulation (2010-2012) remained unchanged (in accordance with Order No. 347-e/4 of the FTS December 4th, 2009): 11% annually for “new” capital, and 3.9%, 5.2% and 6.5 % for the first, second and third years accordingly upon “old” (invested prior to the beginning of the long-term regulation period) capital. For 2013-2014, the rates of return for “new” capital are set at 10%, for “old” capital — at 7.8% and 9.1%, respectively.

On December 28th, 2010, an Order of the FTS approved tariffs for electric power transmission services provided by JSC FGC UES for 2010-2014.

In accordance with the Order of the FTS, the increase in the average tariff for electric power transmission services provided by JSC FGC UES for the long-term regulation period will be 32.8% in 2011, 27.0% in 2012, 21.1% in 2013 and 15.2% in 2014. At the same time, the rates for the 2011 tariff increase remained unchanged.

In December 2010, the Russian Ministry of Economic Development and Trade declared that the rates of tariff increase already approved for 2011 may be corrected downward. It was connected with a decision of the Russian Government to maintain increases  in electric power tariffs for consumers for 2011 within a 15% limit. According to mass media, the Ministry expressed an assumption on the possible use of a “smoothing mechanism” which would allow for the redistribution of considerable leaps in revenue in some years more evenly across  the regulated period.

On April 12th, 2011, Order No. 1172 of the Russian Government dated December 27th, 2010 “On Approval of the Rules of the Wholesale Market for Electricity and Power and on the Introduction of Amendments to Certain Acts of the Russian Government Regarding the Organization of the Wholesale Market for Electricity and Power Performance” came into force. In accordance with this Order, on April 13th, 2011, the Management Board of the Federal Tariff Service passed a resolution on “smoothing” necessary gross revenues of JSC FGC UES for 2011 in an amount that reduces the economically feasible necessary gross revenues of the Company for maintaining the UNEG power grid facilities in 2011 versus  necessary gross revenues established on January 1st, 2011 by RUR 4.5 bln. In subsequent years of the long-term regulation period, the change in necessary gross revenues for the purpose of “smoothing” tariffs is determined with the purpose of ensuring an even dynamic of tariff growth  during the long-term regulation period.

Actions taken by JSC FGC UES:

Managing risks connected with tariff regulation consists in the efficient cooperation of the Issuer with electric power industry management bodies in the process of developing economically feasible tariffs, and cooperation with power market entities through participation in the NP “Market Council.”

The risk of non-performance of the investment program financing plan.

The risk of the non-performance of the investment program financing plan is connected with a possible setting (or a correction for subsequent periods) of tariffs for services of JSC FGC UES at a level insufficient to cover the Company’s actual expenses. Such risks may be realized in case of  investment program non-performance due to the failure to meet planned dates of financial object development, the additional inclusion of objects not provided for earlier in the investment program, as well as in case of an excess in the actual cost of  investment program objects compared with their planned cost, and in case there is no possibility to attract funds in the amount required for implementing JSC FGC UES’ investment program.

Taking into consideration that the amount of investment program financing is used when calculating the Company’s tariff for electric power transmission, the non-performance of the investment program for any reason can mean a proportional decrease in the tariff for subsequent periods.

Actions taken by JSC FGC UES:

To ensure the financing of investment programs by enhancing operating activity efficiency, the Federal Grid Company has adopted a Comprehensive Cost Saving Program, the primary objectives of which are:

•              Reducing expenses for information services;

•              Optimizing expenses for facility maintenance, including expenses for public utilities;

•              Cutting expenses for leasing office buildings;

•              Decreasing expenses for business trips;

•              Reducing expenses for insurance while carrying out tenders;

•              Cutting the cost of the production program due to performing certain work using own resources, reducing prices for purchased work and materials without reducing the actual amount of work, partially refusing from target repair programs.

In order to mitigate risks of an increase in projects’ actual costs versus planned ones, the Company organized a procedure for coordinating and controlling amendments to agreements with suppliers and contractors, as well as the periodic submission of reports on the implementation of the capital investment financing plan and on the observance of set terms for performing work. The risk of the non-attraction of funds in the amount required for financing the investment program is minimized due to diversifying financing sources: loan agreements with several credit organizations have been signed, the issue of bonds was successfully carried out in 2010.

Non-performance of the asset growth plan.

One of the factors contributing to the non-performance of the asset growth plan is the untimely inclusion of objects in the investment program owing to the incorrect determination of objects that limit network capacity against considerable growth in power consumption. The second factor is shortcomings in Russian Federation legislation in the power industry, which does not contain restrictions for regulatory authorities regarding terms for setting a tariff for technological connection services. As a result, tariffs for these services are, in some cases, set with a considerable delay, which, in turn, leads to delays in object commissioning.

The consequence of realizing this risk is a possible reduction in tariffs for subsequent periods in proportion to the amounts which were not spent in connection with the untimely commissioning of objects. In addition, recovery of penalties from contractors for the failure to meet terms provided for by contracts, damage in the form of lost profits, as well as the loss of reputation due to the non-performance of significant projects is possible.

Actions taken by JSC FGC UES:

To minimize the probability of realizing the described risk, the Company carries out  work on strictly planning  investment activity, as well as on correcting the normative base for the purpose of regulating the procedure for approving the tariff for services.

Operational (production) risks.

Operational (production) risks are connected with physical deterioration, the violation of operating conditions and critical changes in parameters of power network equipment operation, which may lead to equipment failure and the destruction of structures. Systemic failures may lead to power-system separation, rolling blackouts for consumers and the operation of primary equipment in critical modes. A rather intensive mode for primary power network equipment operation causes a progressive ageing process. Unsatisfactory equipment condition due to its physical and functional depreciation is a principal cause of production risks occurring.

To prevent the negative impact of these factors, the Issuer has developed an investment program that allows to not only prevent the failure of primary process equipment of high-voltage lines and sub-stations by implementing the modernization and reconstruction program, but also to create new production assets which ensure the energy output of power plants and the reliability of the inter-regional power exchange.

Risks associated with reducing the investment program will demand at least a reduction in expenses while keeping the nomenclature of work, and at most — optimizing expenses by changing the way the work is performed — the partial performance of non-competitive work using own resources. There is currently a five-year investment program for 2010-2014 in the amount of RUR 952.4 bln.

To develop the Unified National (all-Russia) Electric Grid and maintain power networks, to reduce the negative impact of production risks connected with physical depreciation, the violation of operating conditions and critical changes in parameters for  power network equipment operation.

Actions taken by JSC FGC UES:

In connection with a long period of abnormally high temperatures in numerous Russian regions, thunderstorms and a possible sharp increase in wind force due to temperature drops, JSC FGC UES carries out a set of measures directed at upgrading the reliability of power supply for consumers in difficult weather conditions. It calls for more frequent equipment inspections at sub-stations with the obligatory control of cooling systems, as well as oil levels in all oil-filled equipment. Recently, extraordinary examinations of power lines were carried out to detect sections that have a fire danger and work on clearing glades from dry vegetation was organized. Repair and response personnel are in a “ready” condition. Additional briefings on issues related to fire regulations, work during high temperatures and storm periods were carried out. To constantly monitor weather conditions and promptly perform rescue and recovery operations, all corporate branches closely interact with divisions of the Russian Emergency Ministry, the Meteorological Office and regional and municipal authorities, as well as contractor organizations.

JSC FGC UES has established an Expert Group, the primary objective of which is the complex solution of issues related to operating backbone power networks during modes with a high risk of power supply interruption, special modes of UNEG operation and special periods of operating power network facilities. The Expert Group is headed by the  Deputy Chairman of the Board — the Chief Engineer of JSC FGC UES. Additional tasks of the Expert Group include assessment, technical evaluation and formation of proposals on issues connected with the organization of repair and recovery operations and the improvement of drafts of organizational and administrative documents related to the operation of electrical equipment during high risk modes or special modes of operation for UNEG facilities; JSC FGC UES carries out the complex preparation of power network facilities for operation during the autumn and winter period.

JSC FGC UES has signed a cooperation agreement with the Russian Academy of Sciences (RAS). The agreement is directed at developing cooperation in organizing research aimed at forming and realizing scientific, technical and innovative policy and developing innovative infrastructure, scientific and technological cooperation in the electric power industry. Under the agreement, the parties will cooperate in regulatory and engineering provisions of projects, training and retraining personnel and organizing necessary trainings and seminars. The agreement also provides for constant information exchange between parties concerning the development of a power network complex and the development and implementation of innovative technologies, including in the field of creating a SmartGrid, as well as holding joint educational events to prepare specialized skilled workers.

Application of inefficient technologies.

The application of inefficient approaches in designing and constructing power grid facilities and outdated requirements for installed equipment is connected with the absence or insufficient experience of developers and expert organizations in the field of current technologies, as applied to electric power transmission and transformation. The realization of this risk leads to an increase in expenses for maintaining and repairing used equipment, as well as to an increase in losses during electric power transmission and transformation.

Actions taken by JSC FGC UES:

To reduce the consequences of the described risk, the Company is developing a uniform procedure for making engineering decisions and controlling their performance. In addition, on February 8th, 2011, JSC FGC UES’ Board of Directors approved the Regulations for the Company’s Engineering Policy, the primary objective of which is to determine the most progressive modern technical requirements and solutions in the field of capital construction and the maintenance of UNEG facilities, basic directions of UNEG innovative development, as well as organizational arrangements aimed at achieving JSC FGC UES’ strategic targets:

•          Ensuring the security of the energy supply and sustainable development for Russia;

•          Ensuring required indicators of reliability for the provided electric power transmission services;

•          Ensuring the free operation of the electric power market;

•          Upgrading the efficiency of ENES operation and development;

•          Guaranteeing the safety of production personnel;

•          Reducing the ecological impact of ENES.

Regulations for the Engineering Policy include the most advanced domestic and foreign solutions in the field of power network layout design, maintenance, new construction and reconstruction of the UNEG facilities, define a qualitatively new level of applied basic electrical equipment, RZA and PA systems, ASU TP, AIISKUE, communications, set up-to-date requirements for overhead and cable power lines and their structural parts, process management systems and diagnostics and monitoring systems.

Furthermore, the Regulations for the Engineering Policy forecast the development and implementation of numerous advanced technologies, including those necessary to create a qualitatively new active-adaptive power network on the basis of the UNEG. At the same time, the Regulations are directed not only at maintaining the UNEG technological processes at an advanced level, but also at initiating the modernization of scientific, design and contracting forces, as well as manufacturing plants active in both the industry as a whole and in related industries.

Environmental protection.

In case the Issuer violates environmental legislation, strong penalties may be imposed on the Issuer under Federal Legislation. The probability of these risks is estimated as insignificant, with insignificant consequences for the Issuer’s operations. Environmental policy approved by the Issuer’s Board of Directors serves as a tool for reducing environmental risks. Environmental safety and the sustainable utilization of natural resources hold an important place in the Issuer’s activities.

Historically, the Company uses equipment that contains trichlorodiphenyl (TCD), which in some cases may lead to environmental contamination. A high degree of equipment deterioration contributes to realizing this risk.

Poisoning of the Company’s personnel and/or population with TCD may be a consequence of realizing this risk. Besides, in case of a violation of operating procedures, the storage or recycling of equipment containing TCD, sanctions may be imposed on JSC FGC UES from State control bodies.

Actions taken by JSC FGC UES:

Environmental safety and the sustainable utilization of natural resources hold an important place in the Issuer’s activities. The environmental policy approved by the Issuer’s Board of Directors serves as a tool for environmental risk reduction. The Issuer realizes its ecological strategy proceeding from Russian ecological doctrine, its own environmental policy and taking into account the opinions of  leading environmental institutions. In designing new facilities, the Issuer works out ecology, taking into account all requirements of Russian environmental legislation; all projects of constructing and reconstructing power network facilities undergo State environment impact assessment.

In the second half of 2010, JSC FGC UES approved the Program of the Company’s Environmental Policy Implementation for 2011-2013. The Program provides for performing numerous organizational and technical measures directed at reducing risks and minimizing environmental contamination, introducing an ecological management system and carrying out environmental audits, as well as developing norms and specifications in the ecological sphere.

In order to reduce the risk of environmental damage, the Company has developed and approved a special program for decommissioning  equipment with TCD.

Possibility of a worsening situation in the industry

A significant worsening of the situation in the electric power industry may lead to a reduction in the volumes of rendered services and an increase in the risk associated with the timely performance of obligations under securities.

The most significant, in the Issuer’s opinion, possible changes in the industry (separately — in the domestic and external markets) and expected actions of the Issuer in such cases:

Domestic market:

The most significant change in the electric power industry branch for JSC FGC UES is reforming JSC RAO UES of Russia, which was completed in the summer of 2008.

The most significant changes in the legal framework for 2010-2011 are the following:

•              On April 12th, 2011, Order No. 1172 of the Russian Government (dated December 27th, 2010) “On Approval of Rules of the Wholesale Market for Electricity and Power and on the Introduction of Amendments to Certain Acts of the Russian Government Regarding the  Organization of the Wholesale Market for Electricity and Power Performance” came into force. In accordance with this Order, on April 13th, 2011, the Management Board of the Federal Tariff Service passed a resolution on “smoothing” necessary gross revenues for JSC FGC UES for 2011 in an amount that provides for a reduction in economically feasible necessary gross revenues for JSC FGC UES to maintain UNEG power grid facilities in 2011 versus the necessary gross revenue established from January 1st, 2011 by RUR 4.5 bln. For subsequent years of the long-term regulation period, the change in necessary gross revenues for “smoothing” tariffs is determined with the purpose of ensuring an even dynamic of  the tariff growth level during the long-term regulation period.

•              On December 28th, 2010, an Order of the Federal Tariff Service (FTS) approved tariffs for electric power transmission services provided by JSC FGC UES for 2010-2014. In accordance with the FTS Order, the increase in the average tariff for electric power transmission services provided by JSC FGC UES for the long-term period of regulation will be 32.8% in 2011, 27.0% in 2012, 21.1% in 2013 and 15.2% in 2014.

•              On December 17th, 2010, JSC FGC UES’ Board of Directors  approved the Company’s Investment Program for 2010-2014 in the amount of RUR 952.4 bln. On November 12th, the Investment Program of JSC FGC UES was approved by the Russian Ministry of Energy;

•              On September 1st, 2010, RAB-regulation parameters for JSC FGC UES for 2010-2014 were approved by an Order of the Federal Tariff Service (FTS);

•              On June 3rd, 2010, the Russian Government approved the amendment of the General Plan for the Allocation of Electric Power Industry Facilities till 2020 with a Perspective till 2030. Initially, the General Plan was developed in 2006-2007 and approved by Order No. 215-r of the Russian Government (dated February 22nd, 2008). By results of General Plan monitoring carried out in 2009, essential deviations from anticipated indicators were revealed, including regarding power consumption, the commissioning of generating capacities and the decommissioning of thermal power stations. As a result of General Plan monitoring, a decision was made to amend it.

•              On September 9th, 2010, the Russian Ministry of Energy approved the scheme and program for developing Russia’s Unified Energy System (UES) for 2010-2016. The main objective of the scheme and program for UES development is to assist the development of  network infrastructure and generating capacities, as well as to create conditions for satisfying long-term and medium-term demand for electric power and capacity. This document is valid till March 1st, 2011, then the scheme and program for 2011-2017 will be approved. Currently, the scheme and program for developing the Unified Energy System (UES) of Russia for 2011-2017 developed by JSC “SO UES” and JSC FGC UES is on approval at the Russian Ministry of Energy. The program of UES development contains a list of feasible and perspective projects on developing power transmission and distribution networks, as well as a scheme for developing the UES of Russia, taking into account the results of performed electric computations based on the use of the perspective calculation model of the UES of Russia;

•              The Russian Federation Government Order that determines the operating conditions of a new systemic services market was signed March 3rd, 2010. This market may start working as early as 2011 and will allow energy companies and consumers to obtain compensation for control over power system security. The systemic services market will become an additional element of the Russian wholesale electricity market, which is liberalized at 60 percent as of now;

•              The Russian Federation Government Order that determines the operating principles of the long-term Russian electric power capacity market was signed February 24th, 2010. The capacity market will be launched in 2011. Its main objective is to ensure that power generation companies receive an adequate return on funds invested in realizing  investment programs.

Considering that the activity related to electric power transmission via the Unified National (all-Russia) Electric Grid (UNEG) under Russian Federal Law “On Natural Monopolies” is regulated as an activity in the conditions of natural monopolies, changes in the industry may be caused only by the activity of JSC FGC UES. The possibility of a worsening situation in the industry is estimated as improbable; therefore, the prospective actions of the Issuer in such a case are not described.

External market:

Changes in the external electric power industry market, in the Issuer’s opinion, cannot have a significant impact on the Issuer’s activity; therefore, the prospective actions of the Issuer in such a case are not described.

Risks related to possible changes in prices for raw materials and/or services used by the Issuer in its activity (separately — in the domestic and external markets), and their influence on the activity of the Issuer and on the discharge of its obligations in respect to securities.

Domestic market:

Risks related to possible changes in prices for raw materials and/or services used by the Issuer in its activity do not have a significant impact on the Issuer’s activity and on the discharge of its obligations in respect to securities. As an infrastructure organization on the wholesale market, JSC FGC UES does not take part in generating and consuming electrical energy (except for its own needs). In this respect, the main result of its activity is maintaining the UNEG in order to ensure the reliability of electric power transmission, which does not depend strongly on the use of any raw materials and supplies typical of process industries. The forecast of prices for services of outside organizations, as well as for equipment and materials used in JSC FGC UES’ activity, does not contain the risk of a significant increase in the short-term. The Issuer’s actions aimed at reducing these risks are connected with the creation of a competitive environment in the sphere of the purchase of work and services, the optimization of expenses for repair and operating needs and capital construction and the elimination of cross purchases.

External market:

Changes in prices for raw materials and/or services on the external market, in the Issuer’s opinion, cannot have a significant impact on the Issuer’s activity and on the discharge of its obligations in respect to securities.

Risks connected with a possible change in prices for products and/or services of the Issuer, and their influence on the Issuer’s activity and on the discharge of its obligations in respect to securities:

Domestic market:

The basic risk lies in correcting the decisions preliminarily approved by the Russian Government and the Federal Tariff Service related to the size of payments for services for electric power transmission via the UNEG in planned volumes. These decisions were taken into account while forming marginal tariff levels for electrical power for 2011-2014, and their correction will require a considerable adjustment of  planned expenses, including modifying the investment program.

External market:

Changes in prices on the external market will not influence the Issuer’s activity and the discharge of its obligations in respect to securities, as the Issuer’s primary income is the receipt of funds from paying for services for electric power transmission via the UNEG.

3.5.2. Country and Regional Risks

Risks related to political and economic situation in the country (countries) and in the region where the Issuer is registered as a taxpayer and/or carries out its main activity provided that the Issuer’s main activity in such a country (region) yields more than 10 percent of revenues for the last complete reporting period preceding the Prospectus approval date.

Country risks.

The Issuer is registered as a major taxpayer and carries out its activity across the entire territory of the Russian Federation. Due to the fact that the electric power industry is an infrastructure sector of the economy, the country risks of the Issuer fully depend on Russia’s economic and political situation. The Russian economy is not shielded from market softening and recessions in other countries, as well as from large-scale economic crises similar to the global financial crisis. Financial problems or the keen perception of risks related to investments in developing countries can decrease the volume of foreign investments in Russia, and adversely affect the Russian economy. In addition, as Russia produces and exports large volumes of natural gas and oil, the Russian economy is particularly vulnerable to changes in the global prices for natural gas and oil, and a fall in prices for natural gas and oil may slow down Russian economic development.

The Russian Federation has investment-grade ratings assigned by the leading global credit rating agencies. The Russian Federation has a long-term credit rating in foreign currency of BBB (forecast “Stable”) according to the credit rating agency Standard & Poor’s (assigned December 21st, 2009), Baa1 (long-term credit rating in foreign currency, forecast “Stable,” assigned December 12th, 2008) according to the rating agency Moody’s, BBB (long-term credit rating in foreign currency, forecast “Positive,” assigned September 8th, 2010) according to the rating agency Fitch. According to Fitch Ratings’ statement (from January 5th, 2011), the improvement in Russia’s economic indicators, in addition to other issues, will be the key factor for increasing sovereign ratings. In its new report, the agency notes that the reduction in the budget deficit, which reduces the country’s vulnerability to sharp changes in oil prices, as well as the decline in inflation and the further improvement of the external balance may create conditions for an upgrade in Russia’s sovereign ratings. At the same time, the country faces numerous challenges, and there are questions concerning recent economic indicators. Russia has a sovereign issuer default rating (“IDR”) from Fitch at “BBB” level with a “Positive” forecast. Up to now, Russian economic recovery has been moderate after the substantial downturn (7.9%) in 2009 and distinctly below growth rates for many emerging markets. Fitch predicts GDP growth of 4.3% in 2011 and 3.8% in 2012 after 3.7% growth in 2010. There are obvious signs of stability despite the weak recovery, as prices for oil and real earnings rose and banks have a strong liquidity position. However, if the Russian growth rate remains the same in 2011 it will raise questions concerning the adverse business climate in the country and its growth model based on the “state capitalism” principle. Unlike many emerging markets, in 2010, Russia suffered a net outflow of capital from the private sector (approximately USD 35 bln., according to Fitch). The net outflow of capital partly points to defects connected with the adverse business environment and political risk, as well as reflecting net payments of the companies’ external debt (after large borrowings prior to the crisis) and Russian direct foreign investments abroad. Strange as it may seem, the absence of a strong inflow of capital can assist Russia in achieving a more balanced macroeconomic position. As the country has a current account surplus and an adequate level of currency reserves, a large net inflow of capital would make it more difficult to increase interest rates to lower inflation (because of the fear of attracting hot money) or would lead to a strengthening of the Ruble that could negatively impact competitiveness and growth. Russia has a history of rather high and volatile inflation that does not contribute to long-term savings in the national currency and promotes offshore and currency intervention, as well as leading to macro-financial instability. The CPI inflation rose to 8.1% as of November 2010 from a record low level of 5.5% in July 2010, though it was partially due to an increase in food prices. A rather balanced macroeconomic position for Russia and the transition to a more flexible exchange rate regime will make it possible to lower inflation by the end of 2011. However, less rigid global conditions of liquidity and potentially volatile net capital flows can create difficulties for implementing a more independent monetary policy. The results of implementing the federal budget for 2010 will likely be much better than the government’s own budget deficit figures (6.8% of GDP in the initial budget and 5.4% of GDP in budget amendments made in July). For the first 11 months of 2010, the deficit was RUR 911.5 bln. (equivalent to 2% of annual GDP). Taking into account the traditional increase in expenses at the end of the year, the 2010 deficit  will be 4.3% of GDP, according to Fitch. At the same time, a balanced budget is achieved at an oil price of approximately USD 100 per bbl., and Fitch considers narrowing the oil and gas budget deficit an important point in decreasing the Country’s vulnerability to sharp changes in oil prices and for improving credit capacity. In 2011, Fitch predicts a budget deficit of 3% of GDP (based on a Urals oil price of USD 77 per bbl.), which is lower by 3.6% (if the Urals oil price is USD 75 per bbl.) than that set by the government. At the same time, the 2011 budget assumes a nominal increase in expenses of only 1.7% (a decrease in real terms), as compared to an average 29% increase for the five years up to 2009 (and by 2% for the first 11 months of 2010). A considerable amount of expenses for the domestic economy points to the availability of essential possibilities for reducing them, however, pre-election pressure will test the readiness of the government to maintain fiscal discipline.

Meanwhile, the remaining instability in the global economic recovery can make it difficult for the Company to access capital markets and may have an adverse effect on the purchasing power of consumers of the Company’s services. As part of the minimization of the above-mentioned risks, the Company carries out work on reducing internal costs and optimizing the investment program, as well as carrying out a deliberate policy for raising funds.

Political risks.

In line with changes in the political and economic situation, and for the purpose of improving the banking, judiciary, fiscal, administrative and legislative systems, the Russian Government  is introducing a number of successive reforms aimed at stabilizing the current Russian economy and improving its integration into the global system.

In connection with the 2011 parliamentary elections and the presidential election planned for 2012, experts do not expect any significant changes in the fundamental political landscape, capable of putting a destabilizing pressure on Russia’s developed political system.

The reduction of the impact of regional political risks and planning for the prospective development of the UNEG are provided for by regional agreements concluded with the Administrations of constituent entities of the Russian Federation. The purposes of these agreements are as follows:

•              Operating and developing power grid facilities of these constituent entities of the Russian Federation;

•              Providing for the implementation of investment programs on constructing and reconstructing power grid facilities to prevent power shortages and to enhance the security of the power supply for Russian customers;

•              Connecting new customers to electric grids. In the reporting quarter, the Management Board of JSC FGC UES made a decision to speed up the implementation of the investment program in the Sverdlovsk Region. The relevant agreement was signed by the Chairman of JSC FGC UES’ Management Board  and the Head of the Region.

Economic risks.

As of the end of 2010, the Russian Ministry of Economic Development and Trade lowered the forecast on GDP growth in 2010 from 4% to 3.8% - such data is contained in the amended forecast of Russian social and economic development for 2010-2013. Such a reduction was mainly due to the consequences of abnormal summer heat. For the same reason, the annual inflation was 8.8%, exceeding the planned 8% for 2010.

Nevertheless, prospects for the Russian economy in the medium-term are estimated rather positively. So according to experts from the Organization for Economic Cooperation and Development (OECD), Russia is among the top three countries with the best prospects for economic growth. Such a conclusion was made by OECD analysts on the basis of analyzing summer data of aggregate leading indicators, including such data as the average workweek, new business orders, consumer expectations and exchange rates.

In addition, Russian economic growth should be supported by WTO accession, which is expected in 2011. In early December, Russia and the EU signed the Memorandum of Understanding between Russia and the European Union on the completion of bilateral negotiations on Russia’s accession to the WTO. The Head of the European Commission expressed his hope that Russia would be able to join the WTO in 2011. The Minister of Economic Development and Trade believes that Russia can join the WTO in the first half of next year. In his opinion, almost all sectors of the domestic economy will benefit from Russia’s accession to the WTO, especially competitive ones — due to the possibility of accessing foreign markets.

A large-scale privatization program for 2011-2013, approved in the reporting period by the Russian Government, should contribute to upgraded economic attractiveness of the Russian Federation. Shares of 10 major Russian enterprises are included in the program. Expected income to the budget in 2011-2013 from the sale of shares will be approximately RUR 1 trn.

Nevertheless, possible negative changes in the dynamics of Russian economic development and  related changes in exchange rates and inflationary risks may significantly effect the implementation of the Issuer’s large-scale investment program, with regard to the cost of imported equipment acquisition.

In the event that a change in the country’s situation has a negative effect on the Company’s activity, the Issuer intends to carry out all actions aimed at decreasing the influence of such changes on its activity. For this purpose, the Company developed the “Program on Import Substitution of Equipment, Materials and Technologies at JSC FGC UES’ Facilities in 2010-2012,” directed at prioritizing the purchase of hi-tech equipment produced in Russia. One of the promising steps in this direction was the conclusion during the reporting quarter of the “Agreement on the Execution of the Project for the Organization of Construction of the Electrical Equipment Plant in the Primorsky Krai” between JSC FGC UES, the Administration of the Primorsky Krai and Hyundai Heavy Industries (Korea).

Technological risks.

In terms of technological risks, the most significant factors are large territorial stretches of power transmission lines through sparsely populated areas and adverse force majeure natural effects. Delaying repair work on transit backbone power transmission lines may have significant negative consequences. Permanent repair of a transmission line significantly limits electric power transit and negatively impacts the stability of integrated energy system (IES) operation.

To eliminate such situations, JSC FGC UES’ specialists analyze the possibility of applying more efficient and advanced repair technologies on key inter-state electric grid projects to optimize their deadlines. In 2010, JSC FGC UES finished its first common project with the Kazakhstan Electricity Grid Operating Company (KEGOC) aimed at modernizing protective relay systems and the emergency control system on three inter-state power transmission lines.

To exclude technological violations and the occurrence of emergency situations, JSC FGC UES revised its maintenance and repair management system, and the institution of JSC FGC UES’ chief engineer was restored with the following key functions: ensuring electric grid equipment reliability primarily due to timely repair work and renovation, providing for reliable operational and technological control over the Unified National (all-Russia) Electric Grid (UNEG), ensuring readiness for emergency repairs; technical and engineering services were strengthened: the UNEG operational and technological control model was revised, a unified relay protection and emergency control schemes division was established; the function of technical maintenance and repair was returned to JSC FGC UES’ branches (MES, PMES) (previously the Company outsourced services); preparation for reliable operation during the autumn-winter period is coordinated with the Regions, large customers and other energy companies. Specifically, cooperation agreements were concluded with JSC SO of UES, JSC Russian Railways, ST Rosatom, Russian Technologies State Corporation, JSC MRSK Holding, JSC Transneft, etc. In 2010, JSC FGC UES and JSC OGK-4 entered into an agreement on the cooperation and coordination of interaction in the development of the electric power industry. JSC FGC UES and JSC OGK-4 intend to synchronize their interactions on commissioning generating capacities and the construction of power network facilities.

Prospective actions of the Issuer in case there is a negative change in the situation in the country (countries) and region of its activity.

In case of negative changes in the situation in the country and region, the Issuer plans to carry out the following actions:

•                                Lowering production costs;

•                                Reducing the investment program;

•                                Realizing the crisis management program.

Risks related to possible military conflicts, the announcement of a state of emergency and strikes in the country and in the region where the Issuer is registered as a taxpayer and/or carries out its main activity.

The Issuer carries out its activity across the whole territory of the Russian Federation. Therefore, the Issuer does not distinguish between country and regional risks.

The announcement of a state of emergency and major strikes will not have a significant impact on the Issuer’s activity, such risks are minimal and unlikely.

In case of possible military conflicts, the Issuer bears the risk that its assets may be put out of operation. However, the probability of military conflicts is estimated as unlikely.

Risks related to geographic features of the country and the Region where the Issuer is registered as a taxpayer and/or carries out its main activity, including the heightened danger of natural disasters, possible interruption of transportation connections due to remoteness and/or inaccessibility, etc.

The Issuer carries out its activity across the entire territory of the Russian Federation. Therefore, the Issuer does not distinguish between country and regional risks.

Risks related to geographic features of the Region, including the heightened danger of natural disasters, the possible interruption of transportation connections due to remoteness and/or inaccessibility, do not have a significant impact on the Issuer, as the Region where the Issuer carries out its activity is only slightly exposed to such risks.

As the Company’s head office is located in a seismically favorable area (Moscow) with a well-run transportion infrastructure, the risks related to geographic features of the Region, including the heightened danger of natural disasters, the possible interruption of transportation connections due to remoteness and/or inaccessibility, are estimated to be minimal.

The probability of man-made disasters is insignificant. Currently, the number of operating enterprises using toxic, flammable or radioactive materials has significantly decreased as compared to the period prior to 1990. Such enterprises where operations pose a risk to the environment and the population are under the tight control of inspection agencies.

3.5.3. Financial Risks

If one of the following risks occurs, the Issuer will take all possible measures to minimize its negative impact. Activity parameters will depend on specific features of each situation. The Issuer cannot guarantee that measures aimed at overcoming the resulting negative consequences will lead to improvement, as the factors described are beyond the control of the Issuer.

The sensitivity of the Issuer to risks related to a change in interest rates, exchange rates, the Issuer’s operations or hedging by the Issuer for the purpose of mitigating the adverse impact of the above-mentioned risks.

The Issuer’s activity is connected with financial risks, which depend on a change in the economic situation and market conditions. Currency risk, credit risk and interest risk are those risks which can significantly impact the Issuer’s activity.

Currency risk is associated with the uncertainty of exchange rate fluctuations (principally, the US dollar and euro), which influences the performance of obligations expressed in foreign currency.

The Issuer does not hedge interest rates and  exchange rates.

Economic risks related to an increase in exchange rates and inflation are urgent as they influence the cost of imported equipment acquired under the investment program.

One of the measures to address this risk is the “Program on Import Substitution of Equipment, Materials and Technologies at JSC FGC UES facilities in 2010-2012,” directed at prioritizing the purchase of hi-tech equipment produced in Russia. In addition, the Russian ruble is a priority instrument of payment during settlements with counterparts for delivered products.

Credit risk is associated with the non-performance or non-timely performance of obligations by partners and as a result — overdue and unrecoverable accounts receivable.

JSC FGC UES’ primary income consists of payments for electric power transmission services. Under Russian legislation, JSC FGC UES shall enter into agreements to provide electric power transmission services to all eligible consumers. If a consumer fails to make timely payments for electric power transmission services, the Company may suspend the provision of these services to such consumer. However, the Company may not unilaterally terminate agreements with defaulting consumers.

As of December 31st, 2010, the outstanding debt of buyers and customers is RUR 8.737 bln. (taking into account the provision for doubtful debts), including overdue debts in the amount of RUR 4.61 bln. In the future, non-payments and late payments may continue to grow. If the Company faces non-payments and late payments, and specifically if such a situation will continue for a long period of time due to the inability to stop the provision of services to defaulting consumers, it may have a significant negative impact on our activity, financial condition and performance.

The Company minimizes the influence of this risk by the following measures:

1.             Optimizing costs;

2.             Current monitoring of the market situation;

3.             Strengthening consumers’ payment discipline;

4.             Negotiating with consumers on timely debt re-payment;

5.             Reducing advance payments under agreements;

6.             The Accounts Payable and Receivable Management Committee has been established and it operates consistently. An accounts payable and receivable management policy has been approved.

7.             JSC FGC UES has established a sub-division to control and minimize the Company’s financial risks associated with counterparts.

Deterioration of the operating conditions of the Issuer’s counterparts could also impact the Issuer’s forecast of cash flows and the assessment of the devaluation of financial and non-financial assets.

Interest risk is the risk related to borrowings; the interest on which depends on loan rates. In case of  interest rate increases, expenditures connected with loan servicing will increase as well.

To finance the 2010-2014 Investment Program, the Company intends to attract essential loan volumes, which will have a direct impact on the influence of the interest risk on the Issuer’s activity. A negative change in financial market conditions (a considerable increase in interest rates) will lead to an increase in the Issuer’s expenses for loan servicing.

To mitigate the consequences of this risk, the Issuer controls the level of the Company’s debt burden and borrowing capacity, including in planning the Company’s investment activity. The criteria on the Company’s borrowing capacity and their target values are determined by the Regulations for the Borrowing Policy of JSC FGC UES and approved by the Company’s Board of Directors (Minutes No. 116 dated September 29th, 2010). It should be noted that the approved long-term parameters for 2010-2014 RAB-regulation, as well as the demand for investments for the same period, determine a balanced structure of own and borrowed sources for investment financing and ensure the attractiveness of the Issuer to creditors and investors on debt capital markets.

Exposure of the Issuer’s financial condition, liquidity, financing sources, results of operations, etc. to the change in the currency rate (currency risks).

The Issuer’s revenue from electric power transmission services is generated in Russian currency — Russian Rubles. An insignificant part of revenue is generated in a foreign currency .

JSC FGC UES’ current liabilities are also denominated in Russian currency — Rubles. Servicing credits and loans previously obtained by JSC FGC UES is carried out in strict compliance with established schedules.

Economic risks related to an increase in exchange rates and inflation are urgent as they influence the cost of imported equipment acquired under the investment program.

In respect to exchange rate fluctuations, it should be noted that such fluctuations affect the Russian economy as a whole and consequently the Issuer’s operations.

The Issuer’s financial position, liquidity, sources of financing, and  operating results are slightly exposed to foreign currency exchange rate fluctuations.

Planned actions of the Issuer in the case of a negative impact due to exchange rate and interest rate changes on the Issuer’s activity.

The Issuer estimates its exposure to the risk of foreign currency exchange rate fluctuations as insignificant, since all liabilities of the Issuer are denominated in Russian currency. In case of a significant growth in foreign currency rates, the Issuer can change its plans on acquiring imported equipment under the investment program.

Planned actions of the Issuer in case of a negative impact of an interest rate change on its activity:

•                                Revising the investment policy to reduce borrowing terms;

•                                Working with short-term liquid funds.

Inflation’s impact on payment under securities. Critical, in the Issuer’s opinion, the inflation rate and planned actions of the Issuer to mitigate these risks.

Since the Issuer’s bonds are denominated in the national currency (Rubles), the real bond yield is exposed to the influence of inflation. A change in the purchasing power of the Ruble may have an impact on the Issuer’s real bond yield and its appeal to investors. However, this risk is considered to be lower.

The current inflation rate does not have a significant impact on the Issuer’s financial position. In accordance with the forecast inflation level, it should not have a significant impact on the Issuer’s ability to make payments under securities. An inflation rate above 30% is critical for the Issuer. The above-mentioned risks have the most significant impact on the Issuer’s accounts receivable resulting from the economic inability of counterparts to pay for the Issuer’s services.

In case the inflation rate exceeds a specified critical value, the Issuer plans to increase the share of short-term financial instruments in its assets, and to carry out measures aimed at reducing internal costs.

Items on the Issuer’s financial statements which are principally exposed to changes as a result of the above-mentioned risks. Risks, the probability of their occurrence and the nature of changes in financial statements.

Considerable increase in interest rates and, as consequence, an increase in expenses for loan servicing.

The risk of an interest rate increase in the future may appear essential to JSC FGC UES due to a substantial increase in debt burden for the purpose of Investment Program financing. To mitigate consequences of this risk, the Issuer carries out control over the level of the Company’s debt burden and borrowing capacity. The criteria of the Company’s borrowing capacity and their target values are determined by the Regulations for the Borrowing Policy of JSC FGC UES and approved by the Company’s Board of Directors (Minutes No. 116 dated September 29th, 2010). Servicing credits and loans previously obtained by JSC FGC UES is carried out in strict compliance with established schedules. The level of current liquidity makes it possible to assert that the risk of JSC FGC UES’ non-performance of its obligations within established deadlines and in full is insignificant. The likelihood of their occurrence is estimated as average.

Changes in the financial statements: growth in expenses, reduction in profits.

At the moment, the Issuer cannot adequately assess the impact of a further reduction in liquidity on the financial markets and the growth in currency instability and stock markets on the financial position of the Issuer. Management believes it takes all  necessary measures to support stability and ensure growth of the Issuer’s business under the current circumstances.

3.5.4. Legal Risks

Legal risks related to the Issuer’s operations (separately for domestic and external markets)

Risks related to changes in currency exchange regulation

Domestic market:

The risk of currency regulation changes on the domestic market does not have a material effect on the Issuer’s activity. The prices for the Issuer’s services are set in rubles. The currency risks related to transitting power through the Baltic States and the Republic of Belarus are minimal, as they constitute an insignificant part in the Issuer’s total expenses (less than 1 percent). Therefore, the impact of this kind of risk on the Issuer is minimal.

External market:

The risk of currency regulation changes does not have a material effect on the Issuer’s activity.

Risks related to changes in tax legislation

Domestic market:

Analyzing the latest trends in tax legislation development in Russia does not allow us to make definitive conclusions in respect to the general trend for tax reforms. Meanwhile, it should be noted that general legislative initiatives of State authorities were aimed at reducing the tax burden and the development of a more flexible tax system. At the same time, the rate of earnings in certain Russian industries was somewhat reduced due to a number of changes in tax legislation. In certain cases, Russian tax legislation allows for a quite wide interpretation. In recent years, tax authorities’ activities that often allow dual interpretation are often not interpreted by tax authority representatives in favor of taxpayers. Due to this, virtually any Russian market participant could be exposed to additional risks. Applying sanctions against the Issuer or persons holding management positions could have a negative impact on the Issuer’s activity. The Issuer believes that in general its understanding of legislation norms is consistent with the position of tax authorities where it is registered as a taxpayer; however, the Issuer cannot eliminate the possibility of disagreement on these issues. There were no changes in tax legislation which could have a significant impact on the Issuer’s activity.

External market:

The risk of tax legislation changes on the external market does not have a material effect on the Issuer’s activity.

Risks related to changes in customs regulations and duties:

Domestic market:

The Issuer believes the legal risk related to changes in customs regulations and duties on the domestic market are immaterial. When realizing its investment program, the Issuer purchases foreign-made equipment through contracting organizations. Taking into account the availability of home-produced equivalents for most of the equipment range, the risk of customs regulation changes is considered immaterial. In addition, as equipment is purchased by contracting organizations, most of the risks would not apply to the Issuer.

External market:

Changes in customs control and duties: legal risks related to changes in customs control and duties are considered to be immaterial.

Risks related to changes in licensing requirements for the Issuer’s main activity or licensing of rights to use facilities with restricted transferability (including natural resources)

Domestic market:

The Issuer has been established and operates within the government program on electric power industry restructuring. Considering this, as well as the fact that the Issuer complies with all license provisions in a timely manner and in full, the Issuer does not forecast any difficulties in extending the validity of its existing licenses. The Issuer’s exposure to this risk could be considered minimal.

External market:

The risk of changes in requirements for licensing on the external market does not have a significant impact on the Issuer’s activity.

Risks related to changes in judicial practice in respect to issues related to the Issuer’s operations (including licensing issues)

Domestic market:

Changes in judicial practice in respect to issues related to the Issuer’s operations (including licensing issues), which may adversely impact operational results, as well as on the outcomes of current law suits, to which the Issuer is a party. Lawsuits related to corporate conflicts are unlikely for the Issuer. Establishing the Issuer was not related to the privatization process. Therefore, there is no probability of the initiation of legal proceedings related to cancelling privatization results. The Issuer carries out its activity on the whole territory of the Russian Federation and does not have major consumers, whose lawsuits could significantly impact economic operations. Potential claims that could be filed by individual customers will not influence the Issuer’s current operations. Taking into account all the above-mentioned facts, the probability of the Issuer’s involvement in legal proceedings that can have an impact on its activity is minimal.

External market:

The possibility of changes in judicial practice in respect to issues related to the Issuer’s operations (including licensing issues) is considered immaterial and will not have a significant impact on the Issuer’s activity. The Issuer’s operations outside the Russian Federation relate to transitting electric power through the Baltic states and the Republic of Belarus. Considering that realizing these measures is connected with the provision of the parallel work of power systems in various states, the risk of court proceedings related to this is insignificant.

3.5.5. Risks related to the Issuer’s Operations

Risks relevant only to the Issuer, including:

Risks related to existing court proceedings, in which the Issuer is involved:

Due to the completion of JSC RAO UES of Russia re-structuring, the Company is a successor to lawsuits of the merged companies, including lawsuits with tax authorities.

Furthermore, there is a risk that JSC FGC UES may be forced to fulfill obligations, which were not executed documentarily under restructuring conditions, even if JSC FGC UES was not aware of such obligations. If JSC FGC UES is held liable for such obligations of the companies, the assets of which were received by JSC FGC UES in the course of restructuring, it may have an essential negative impact on the Issuer’s activity, financial condition and results of operations and prospects.

Currently, however, the Issuer does not participate in and does not anticipate participating in lawsuits that could have a significant impact on its financial position. In this case, the Issuer believes that losses (acquisitions) are material if their amount exceeds 5% of the Issuer’s assets. Besides, in late March 2011, the major part of the Issuer’s generating assets was transferred to JSC INTER RAO UES as payment for the additional share issue of JSC INTER RAO UES.

Risks related to the lack of possibility of extending the validity of the Issuer’s license for a certain type of activity or licensing rights to use facilities with restricted transferability (including natural resources).

There are no risks related to the absence of the possibility of extending the validity of the Issuer’s license, as the Issuer’s primary activity is not subject to licensing. The Issuer has been established and operates within the government program on electric power industry restructuring. Considering this, as well as the fact that the Issuer complies with all license provisions in a timely manner and in full, the Issuer does not forecast any difficulties in the extending validity of existing licenses.

Risks related to the Issuer’s potential liabilities under third party debt including the Issuer’s subsidiary companies.

Risks related to the Issuer’s potential liabilities under third party debt are minimal. Risks related to lawsuits on third party liabilities to the Issuer resulting from their failure to fulfill their obligations in respect to the Issuer’s primary activity (electric power transmission) are possible due to the current economic situation. In this regard, the Issuer makes all necessary efforts (achieves pre-trial settlements of disputes, conducts necessary negotiations) to minimize the above-mentioned risks and property damage for the Company.

Risks related to the potential loss of customers accounting for at least 10 percent of total revenue from the sales of products (work, services) of the Issuer.

Risks related to the potential loss of customers accounting for at least 10 percent of the total revenue from the sale of products (work, services) of the Issuer are minimal. Risks related to the potential loss of customers are not urgent for the Company, as electric power transmission via the Unified National Electric Grid is a monopolistic activity.

Other risks of the Issuer: risk related to an attack on computer systems (hacking).

The ability of the Issuer to carry out its activity depends on the ability to protect its computer systems from third party penetration, which can mean gaining access to computer networks through the Internet or in other ways. Such attacks may lead to the theft or destruction of data, including system models of the wholesale electricity market, as well as to stop our activity. In addition, employees who have claims against the Issuer may inflict the same harm or undertake similar actions with respect to computer systems and data, to which they have access or to which they have gained unauthorized access.

To prevent unauthorized access to our corporate information system, computer monitoring systems have been created in the data processing centers.

3.5.6. Bank Exposure

There are no such risks as the Issuer is not a credit organization.

IV. Detailed Information on the Issuer (3)

4.1. History of the Issuer’s Establishment and Development

4.1.1. Full trade name of the Issuer

Full trade name of the issuer in Russian: Открытое акционерное общество «Федеральная сетевая компания Единой энергетической системы»

Full trade name of the issuer in English: “Federal Grid Company of Unified Energy  System,” JOINT-STOCK COMPANY

Abbreviated trade name in Russian: ОАО «ФСК ЕЭС»

Abbreviated trade name in English: “FGC UES,” JSC

Name of the legal entity with full or abbreviated names similar to the full or abbreviated trade name of the Issuer, and explanations necessary to avoid confusing specific names: The Issuer does not have any information that its full and abbreviated trade names are similar to the names of any other legal entity.

In case the trade name of the Issuer (for a non-profit organization — name) is registered as a trademark or service mark, data on its registration shall be specified.

Trade name of the Issuer is registered as its trademark (service mark).

Information on registration:

Passport No. 267439 of the Russian Federation (dated April 20th, 2004) for the trademark (service mark) of JSC FGC UES.

Information on changes in the Issuer’s trade name and legal business structure since its establishment

The trade name of the Issuer has not been subject to any changes since its establishment.

The Issuer’s business legal structure has not been subject to any changes since its establishment.

4.1.2. Information on the Issuer’s State Registration

State registration number: 00/03124

Date of the Issuer’s State registration: June 25th, 2002

Name of the registering authority: Leningrad Region Registration Chamber

Primary State registration number: 1024701893336

Date of making an entry in the Unified State Register of Legal Entities: August 20th, 2002

Name of the registering authority: Inspectorate of the Ministry on Taxes and Levies for the Tosnenskiy District of the Leningrad Region

4.1.3. Information on the Issuer’s Establishment and Development

The Issuer’s duration from the date of its State registration:

As of the date of Prospectus approval, the duration of the Issuer is more than 9 years.

The period for which the Issuer will continue to operate:

The Issuer’s period of operation is not limited.

The purpose of the Issuer’s establishment, mission:

JSC FGC UES was established in accordance with the program for restructuring Russia’s electric power industry, as the organization for managing the UNEG for its maintenance and development.

Summary of the Issuer’s establishment and development history.

(3)  The accounting (financial) information of the Issuer for Q1 2011 contained in this section is unaudited.

The UNEG property complex established under the organizational and technological management of JSC FGC UES within electric power industry restructuring enables:

•          Strengthening the integrative role of Russia’s Unified Energy System and ensuring the cooperation of electric power producers and customers on the competitive wholesale power market;

•          Ensuring buyers and sellers equal access to the wholesale power market;

•          Carrying out efficient State regulation of power transmission tariffs;

•          Upgrading the State’s energy safety;

•          Carrying out efficient State foreign economic policy in the electric power industry.

JSC FGC UES was registered with the State June 25th, 2002. The only founder of JSC FGC UES that owned 100% of its shares was JSC RAO UES of Russia. Upon establishing the Company, JSC RAO UES of Russia transferred backbone electric grid facilities related to the UNEG to the Company’s authorized capital. Federal Law No. 35-FZ (dated March 26th, 2003) “On the Electric Power Industry” and Federal Law No. 36-FZ (dated March 26th, 2003) “On Specific Features of the Electric Power Industry Functioning during the Transition Period and on the Amendment of Certain Legislative Acts of the Russian Federation and on Recognizing Certain Legislative Acts of the Russian Federation as Inoperative due to Adopting the Federal Law “On the Electric Power Industry” provides for State participation in the authorized capital of JSC FGC UES at a level of at least 75%+1 voting share.

Starting from 2007, the State in the name of the Federal Agency for State Property Management became a shareholder in JSC FGC UES. The State share in JSC FGC UES’ authorized capital increased due to an additional share issue in favor of the Russian Federation undertaken in 2007, 2008, 2009 and 2010, with payment for shares from federal budget funds, and as a result of JSC RAO UES of Russia’s re-structuring in 2008.

Simultaneously with electric power industry re-structuring, there was a consolidation of electric grid facilities related to the UNEG under JSC FGC UES management. The consolidation process included the following stages. In 2007, 56 Backbone Grid Companies (MSKs) were established on the basis of UNEG facilities during the re-structuring of AO-energos (subsidiary and affiliated companies of JSC RAO UES of Russia). MSKs shares owned by JSC RAO UES of Russia were transferred as payment for an additional issue of JSC FGC UES shares. According to the UNEG facilities consolidation scheme approved by JSC RAO UES of Russia’s Board of Directors (Minutes No. 188 dated 25.02.2005), from January 1st, 2006, electric grid facilities owned by the MKSs were transferred for use by JSC FGC UES. A tariff was established for JSC FGC UES for transmitting electric power via grids transferred into use. On July 1st, 2008, 54 MSKs merged into JSC FGC UES under the auspices of JSC RAO UES of Russia holding restructuring. JSC “Tomsk Backbone Grids” and JSC “Kuban Backbone Grids” were left JSC FGC UES’ subsidiaries (52.025% and 49% in the authorized capital of the companies, respectively). As a result of JSC RAO UES of Russia restructuring, completed in July 2008, more than 470 th. former shareholders of JSC RAO UES of Russia and the MSKs became shareholders of JSC FGC UES. The scope of the Company’s operations increased several times.

On September 3rd, 2010, JSC FGC UES started placing its next additional issue of ordinary shares in the amount of 28,288,776,589 shares, registered by the Russian FSFM August 12th, 2010. In total, 22,386,794,841 shares were placed. The Russian Federation acquired additional shares in an overall amount of RUR 11.2 bln. As a result of this issue, Russia’s share increased to 79.48%. Share placement ended February 4th, 2011. In accordance with the federal budget and investment agreements concluded between the Russian Federation and JSC FGC UES, these funds shall be used to modernize electric power transmission facilities owned by JSC FGC UES, as well as to realize specific federally significant projects, such as the increase in power transmission capacity to ensure sufficient and reliable power supply to the 2014 Winter Olympic Games, and implementation of the Federal Target Program “Economic and Social Development of the Far East and Transbaikalia till 2013.”

Playing a fundamental role in Russia’s electric power industry infrastructure, JSC FGC UES receives substantial support from the Russian government. The majority of official long-term plans and forecasts for social and economic development made by the Russian government and its institutions assume stable and durable UNEG growth, and the State takes all necessary measures to ensure sustainable development. Budget allocations received by JSC FGC UES are used to finance the investment program and realize federal target programs.

In total, RUR 51,357 mln. was allocated from the 2009-2010 federal budget to finance the Company’s investment program. JSC FGC UES’ governance is focused on increasing shareholder value through efficient activity based on the RAB tariff regulation system, cutting operating expenses, optimizing capital structure, realizing a reasonable financing strategy, adhering to strict financial discipline and developing a dividend policy in line with best commercial practice.

In accordance with 261-FZ (dated November 23rd, 2009), starting from January 1st, 2010, the Federal Grid Company transitioned from the tariff formation system under the “Expenses Plus” method to long-term tariff regulation with the application of RAB-regulation. Under the RAB-regulation system, tariffs for the Company’s services are set for a specific period (for JSC FGC UES from December, 2010 tariffs are set for 5 years — 2010-2014) and based on the guaranteed return on capital under initial and new capital investments, which is intended to stimulate additional capital investments in UNEG development.

In connection with the transition to the five-year tariff regulation period, on November 12th, 2010, the Russian government approved a new five-year investment program for 2010-2014 for JSC FGC UES in the amount of RUR 952.4 bln. Implementing this large-scale investment program is expected to stimulate the development and growth of JSC FGC UES’ assets. JSC FGC UES tries to use innovative approaches and modern engineering solutions to manage the backbone network system. In this respect, one of the main initiatives is developing and implementing the “SmartGrid,” which provides for systemic change and modernization of Russia’s entire power supply network to effectively control and manage the power supply system and provide for system transparency. It is expected that implementing the “SmartGrid” will considerably upgrade UNEG reliability, as well as increase its efficiency, providing for a 3.6%ndecrease in energy losses during transmission. On November 17th, 2010, the Russian government announced approval of the 2011-2013 privatization program. As part of this privatization program, the Russian government plans to sell 4.11% minus one share in JSC FGC UES in order to bring its participation in JSC FGC UES in line with the minimum level provided for by legislation — 75% plus one share. The Russian government does not disclose exact terms and procedures for such a sale.

There is no other information on the Issuer’s primary activity, which is important for making a decision on acquiring the Issuer’s securities.

4.1.4. Contact Information

Location: 5A Akademika Chelomeya Street, Moscow, Russia, 117630

Location of the permanent executive body: 5A Akademika Chelomeya Street, Moscow, Russia, 117630

Address for correspondence: 5A Akademika Chelomeya Street, Moscow, Russia, 117630

Telephone: 8-800-200-1881

Fax: +7 (495) 710-9641

E-mail address: info@fsk-ees.ru

Web site containing information on the Issuer, securities that have been issued and/or are in the process of being issued: http://www.fsk-ees.ru

Name of the Issuer’s specific sub-division that works with the Issuer’s shareholders and investors: Corporate Governance Department

Location of the sub-division: 5A Akademika Chelomeya Street, Moscow, Russia, 117630

Telephone: +7 (495) 710-9202

Fax: +7 (495) 710-9641

E-mail address: Torina-ei@fsk-ees.ru

Web site: http://www.fsk-ees.ru

4.1.5. Taxpayer Identification Number

The taxpayer identification number assigned to the Issuer by tax authorities: 4716016979

4.1.6. Branches and Representative Offices of the Issuer

Branches and representative offices of the Issuer based on its Articles of Association (founding documents):

Full name: JSC FGC UES branch — Backbone Electric Grids (MES) of the Center

Location: 1 Tkatskaya Street, Moscow, Russia, 105318

Opening date: 26.08.2002

Branch (representative office) head

Name: Sedunov Valery Nikolayevich

Power of Attorney’s expiration date: 26.11.2013

Full name: JSC FGC UES branch — Backbone Electric Grids (MES) of the North-West

Location: 9 Lit. A, Pirogovskaya Nab., St. Petersburg, Russia, 194044

Opening date: 26.08.2002

Branch (representative office) head

Name: Ageev Valery Valentinovich

Power of Attorney’s expiration date: 21.12.2012

Full name: JSC FGC UES branch — Backbone Electric Grids (MES) of the Volga

Location: 226 Molodogvardeyskaya Street, Samara, Russia, 443100

Opening date: 26.08.2002

Branch (representative office) head

Name: Streltsov Sergey Viktorovich

Power of Attorney’s expiration date: 01.08.2014

Full name: JSC FGC UES branch — Backbone Electric Grids (MES) of the South

Location: 2 Darnitskiy Pereulok, Inozemtsevo Settlement, Zheleznovodsk, Russia, 357431

Opening date: 26.08.2002

Branch (representative office) head

Name: Dyakov Fedor Aleksandrovich

Power of Attorney’s expiration date: 21.12.2012

Full name: JSC FGC UES branch — Backbone Electric Grids (MES) of the Urals

Location: 10 Tolmacheva Street, Yekaterinburg, Russia, 620219

Opening date: 26.08.2002

Branch (representative office) head

Name: Nikitin Gennady Alekseevich

Power of Attorney’s expiration date: 21.12.2012

Full name: JSC FGC UES branch — Backbone Electric Grids (MES) of Siberia

Location: 117 Ady Lebedevoy Street, Krasnoyarsk, Russia, 660099

Opening date: 26.08.2002

Branch (representative office) head

Name: Zilberman Samuel Moiseevich

Power of Attorney’s expiration date: 21.12.2012

Full name: JSC FGC UES branch — Backbone Electric Grids (MES) of the East

Location: 47 Dzerzhinskogo Street, Khabarovsk, Russia, 680000

Opening date: 26.08.2002

Branch (representative office) head

Name: Smirnov Sergey Georgievich

Power of Attorney’s expiration date: 21.12.2012

Full name: JSC FGC UES branch — Nizhniy Novgorod Entity of the Backbone Electric Grids

Location: 29 Shlisselburgskaya Street, Nizhniy Novgorod, Russia, 603600

Opening date: 14.10.2004

Branch (representative office) head

Name: Kulikov Aleksandr Leonidovich

Power of Attorney’s expiration date: 20.12.2012

Full name: JSC FGC UES branch — Chernozemnoye (Black Soil) Entity of the Backbone Electric Grids

Location: Bldg. 1, Industrial Unit, Site “Stroitelnaya,” Proezd Schosse5, Stary Oskol, the Belgorod Region,

Russia, 309540

Opening date: 14.10.2004

Branch (representative office) head

Name: Zhdanovskiy Mikhail Mikhailovich

Power of Attorney’s expiration date: 25.11.2013

Full name: JSC FGC UES branch — Volgo-Okskoye Entity of the Backbone Electric Grids

Location: 31 Energetikov Street, Energetik Settlement, Vladimir, Russia, 600902

Opening date: 14.10.2004

Branch (representative office) head

Name: Zotov Igor Anatolievich

Power of Attorney’s expiration date: 25.11.2013

Full name: JSC FGC UES branch — Volgo-Donskoye Entity of the Backbone Electric Grids

Location: 221a Lenina Prospect, Volgograd, Russia, 400006

Opening date: 14.10.2004

Branch (representative office) head

Name: Shurygin Vladimit Nikolaevich

Power of Attorney’s expiration date: 25.11.2013

Full name: JSC FGC UES branch — Vologda Entity of the Backbone Electric Grids

Location: 18 Planernaya Street, Vologda, Russia, 160023

Opening date: 25.04.2003

Branch (representative office) head

Name: Golubev Vladimir Fyodorovich

Power of Attorney’s expiration date: 25.11.2013

Full name: JSC FGC UES branch — Priokskoye Entity of the Backbone Electric Grids

Location: 101a Timiryazeva Street, Tula, Russia, 300012

Opening date: 14.10.2004

Branch (representative office) head

Name: Rudnev Sergey Nikolayevich

Power of Attorney’s expiration date: 25.11.2013

Full name: JSC FGC UES branch — Moscow Entity of the Backbone Electric Grids

Location: SS 750 kV, P.O. Bely Rast, the Dmitrov District, the Moscow Region, Russia, 141870

Opening date: 25.04.2003

Branch (representative office) head

Name: Kikov Oleg Medzhidovich

Power of Attorney’s expiration date: 25.11.2013

Full name: JSC FGC UES branch — Verkhne-Donskoye (Upper Don) Entity of the Backbone Electric Grids

Location: Komsomolets Settlement, the Tambov District, the Tambov Region, Russia, 392543

Opening date: 14.10.2004

Branch (representative office) head

Name: Ivanov Yury Danilovich

Power of Attorney’s expiration date: 25.11.2013

Full name: JSC FGC UES branch — Valdayskoye Entity of the Backbone Electric Grids

Location: 55 Kalinina Prospect, Tver, Russia, 170001

Opening date: 14.10.2004

Branch (representative office) head

Name: Nagaitsev Aleksandr Stepanovich

Power of Attorney’s expiration date: 25.11.2013

Full name: JSC FGC UES branch — Amurskoye Entity of the Backbone Electric Grids

Location: 101 Shatkovskogo Street, Svobodny, the Amur Region, Russia, 676400

Opening date: 25.04.2003

Branch (representative office) head

Name: Doroshkov Alexander Gennadiyevich

Power of Attorney’s expiration date: 21.12.2012

Full name: JSC FGC UES branch — Khabarovsk Entity of the Backbone Electric Grids

Location: 3 Tselinnaya Street, Khabarovsk, the Khabarovsk Territory, Russia, 680032

Opening date: 25.04.2003

Branch (representative office) head

Name: Loboda Alexander Vladimirovich

Power of Attorney’s expiration date: 20.12.2012

Full name: JSC FGC UES branch — Primorskoye Entity of the Backbone Electric Grids

Location: 31 Grizodubovoy Street, Vladivistok, the Primorsk Territory, Russia, 690016

Opening date: 25.04.2003

Branch (representative office) head

Name: Ivanov Sergey Grigorievich

Power of Attorney’s expiration date: 20.12.2012

Full name: JSC FGC UES branch — Krasnoyarsk Entity of the Backbone Electric Grids

Location: 3A Vesny Street, Krasnoyarsk, the Krasnoyarsk Region, Russia, 660135

Opening date: 25.04.2003

Branch (representative office) head

Name: Kruglov Yury Nikolayevich

Power of Attorney’s expiration date: 21.12.2012

Full name: JSC FGC UES branch — Zabaykalskoye Entity of the Backbone Electric Grids

Location: 35B Botanicheskaya Street, Ulan-Ude, the Republic of Buryatia, Russia, 670045

Opening date: 25.04.2003

Branch (representative office) head

Name: Militsyn Maxim Gennadiyevich

Power of Attorney’s expiration date: 31.12.2011

Full name: JSC FGC UES branch — Kuzbass Entity of the Backbone Electric Grids

Location: 25a Kirchanova Street, Kemerovo, Russia, 650004

Opening date: 25.04.2003

Branch (representative office) head

Name: Kochetov Aleksey Vladimirovich

Power of Attorney’s expiration date: 21.12.2012

Full name: JSC FGC UES branch — Omsk Entity of the Backbone Electric Grids

Location: 4 Gubkina Prospect, Omsk, Russia, 644035

Opening date: 25.04.2003

Branch (representative office) head

Name: Chikharin Anatoly Mikhailovich

Power of Attorney’s expiration date: 21.12.2012

Full name: JSC FGC UES branch — Zapadno-Sibirskoye (Western Siberia) Entity of the Backbone Electric Grids

Location: 17 Kalinina Street, Barnaul, Russia, 656002

Opening date: 25.04.2003

Branch (representative office) head

Name: Pavlov Valery Aleksandrovich

Power of Attorney’s expiration date: 21.12.2012

Full name: JSC FGC UES branch — Khakassia Entity of the Backbone Electric Grids

Location: 39 Industrialnaya Street, Sayanogorsk, the Republic of Khakassia, Russia, 662793

Opening date: 25.04.2003

Branch (representative office) head

Name: Taskin Vladimir Ivanovich

Power of Attorney’s expiration date: 21.12.2012

Full name: JSC FGC UES branch — Sverdlovskoye Entity of the Backbone Electric Grids

Location: 3 Malakhitovy Pereulok, Ekaterinburg, the Sverdlovsk Region, Russia, 620085

Opening date: 25.04.2003

Branch (representative office) head

Name: Skorinov Andrey Vladimirovich

Power of Attorney’s expiration date: 21.12.2012

Full name: JSC FGC UES branch — Yuzhno-Uralskoye Entity of the Backbone Electric Grids

Location: 6a 2nd ZapadnyPproezd, Chelyabinsk, Russia, 454008

Opening date: 25.04.2003

Branch (representative office) head

Name: Lebedev Vyacheslav Igorevich

Power of Attorney’s expiration date: 21.12.2012

Full name: JSC FGC UES branch — Perm Entity of the Backbone Electric Grids

Location: 34 Visherskaya Street, Perm, the Perm Region, Russia, 614058

Opening date: 25.04.2003

Branch (representative office) head

Name: Shirokikh Oleg Leonidovich

Power of Attorney’s expiration date: 21.12.2012

Full name: JSC FGC UES branch — Sredne-Volzhskoye (Mid-Volga) Entity of the Backbone Electric Grids

Location: 83 Federatsii Street, Ulyanovsk, Russia, 432071

Opening date: 25.04.2003

Branch (representative office) head

Name: Evstifeyev Sergey Olenovich

Power of Attorney’s expiration date: 21.12.2012

Full name: JSC FGC UES branch — Nizhne-Volzhskoye (Lower Volga) Entity of the Backbone Electric Grids

Location: 40 Sokolovaya Gora, Saratov, Russia, 410038

Opening date: 25.04.2003

Branch (representative office) head

Name: Bydyak Nikolay Petrovich

Power of Attorney’s expiration date: 20.12.2012

Full name: JSC FGC UES branch — Stavropol Entity of the Backbone Electric Grids

Location: Food Processor Industrial Zone, Zheleznovodsk, the Stavropol Territory, Russia, 357400

Opening date: 25.04.2003

Branch (representative office) head

Name: Boldyshev Sergey Viktorovich

Power of Attorney’s expiration date: 21.12.2012

Full name: JSC FGC UES branch — Kuban Entity of the Backbone Electric Grids

Location: 5 Tramvaynaya Street, Krasnodar, Russia, 350021

Opening date: 25.04.2003

Branch (representative office) head

Name: Timchenko Anatoly Nikolayevich

Power of Attorney’s expiration date: 21.12.2012

Full name: JSC FGC UES branch — Rostov Entity of the Backbone Electric Grids

Location: 54/1 Dnepropetrovskaya Street, the Pervomayskiy District, Rostov-on-Don, Russia, 344093

Opening date: 25.04.2003

Branch (representative office) head

Name: Koledin Viktor Nikolayevich

Power of Attorney’s expiration date: 21.12.2012

Full name: JSC FGC UES branch — Bryansk Entity of the Backbone Electric Grids

Location: Novobryanskaya Street, Vygonichi Settlement, the Bryansk Region, Russia, 243360

Opening date: 25.04.2003

Branch (representative office) head

Name: Kolotukhin Anatoly Aleksandrovich

Power of Attorney’s expiration date: 21.12.2012

Full name: JSC FGC UES branch — Vyborg Entity of the Backbone Electric Grids

Location: Perovo Settlement, the Vyborg District, the Leningrad Region, Russia, 188932

Opening date: 25.04.2003

Branch (representative office) head

Name: Barayev Yury Victorovich

Power of Attorney’s expiration date: 21.12.2012

Full name: JSC FGC UES branch — Novgorod Entity of the Backbone Electric Grids

Location: 10 Velikaya Street, Velikiy Novgorod, Russia, 173001

Opening date: 25.04.2003

Branch (representative office) head

Name: Naydrov Sergey Yurievich

Power of Attorney’s expiration date: 21.12.2012

Full name: JSC FGC UES branch — Karelia Entity of the Backbone Electric Grids

Location: 11 Veterinarny Pereulok, Petrozavodsk, the Republic of Karelia, Russia, 185013

Opening date: 25.04.2003

Branch (representative office) head

Name: Nekrasov Yury Mikhailovich

Power of Attorney’s expiration date: 21.12.2012

Full name: JSC FGC UES branch — Specialized Production Facilities “Bely Rast”

Location: 120 Bely Rast, Iksha Settlement, the Dmitrov District, the Moscow Region, Russia, 141870

Opening date: 25.04.2003

Branch (representative office) head

Name: Kikov Oleg Medzhidovich

Power of Attorney’s expiration date: 25.11.2013

Full name: JSC FGC UES branch — Backbone Electrical Grids of West Siberia

Location: 4 Geologicheskaya Street, Surgut, KhMAO, the Tyumen Region, Russia, 628405

Opening date: 12.05.2005

Branch (representative office) head

Name: Streltsov Segey Viktorovich

Power of Attorney’s expiration date: 16.09.2013

Full name: JSC FGC UES branch — Leningradskoye Entity of the Backbone Electric Grids

Location: 1 Kurchatova Street, St. Petersburg, Russia, 194223

Opening date: 16.06.2006

Branch (representative office) head

Name: Dzyuba Taras Vladimirovich

Power of Attorney’s expiration date: 21.12.2012

Full name: JSC FGC UES branch — Tomsk Entity of the Backbone Electric Grids

Location: 1 Energeticheskaya Street, Tomsk, Russia, 634062

Opening date: 16.06.2006

Branch (representative office) head

Name: Karmanov Yury Aleksandrovich

Power of Attorney’s expiration date: 21.12.2012

Full name: JSC FGC UES branch — Kaspian Entity of the Backbone Electric Grids

Location: 73a Dakhadayeva Street, Makhachkala, the Republic of Dagestan, Russia, 367012

Opening date: 23.08.2006

Branch (representative office) head

Name: Alizhanov Khabibula Devletgereyevich

Power of Attorney’s expiration date: 21.12.2012

Full name: JSC FGC UES branch — Northern Entity of the Backbone Electric Grids

Location: 112, SS 220 kV Syktyvkar, 1st Promyshlennaya Street, the Chovsk Industrial Unit, Syktyvkar, the Republic of Komi, Russia, 167000

Opening date: 07.06.2010

Branch (representative office) head

Name: Gorev Alexander Nikolayevich

Power of Attorney’s expiration date: 21.12.2012

Full name: JSC FGC UES branch — Orenburg Entity of the Backbone Electric Grids

Location: 15 Proezd Avtomatiki, Orenburg, the Orenburg Region, Russia, 460048

Opening date: 13.07.2010

Branch (representative office) head

Name: Butyaev Vladimir Osipovich

Power of Attorney’s expiration date: 21.12.2012

Full name: JSC FGC UES branch — Sochi Entity of the Backbone Electric Grids

Location: 6 Komarova Street, Veseloe Settlement, the Adler District, Sochi, the Krasnodar Territory, Russia, 354375

Opening date: 06.09.2010

Branch (representative office) head

Name: Golubnichiy Vladimir Anatolievich

Power of Attorney’s expiration date: 21.12.2012

Full name: JSC FGC UES branch — Samara Entity of the Backbone Electric Grids

Location: 130 Zubchaninovskoye Shosse, Samara, Russia, 443109

Opening date: 06.09.2010

Branch (representative office) head

Name: Nekrasov Vladimir Leonidovich

Power of Attorney’s expiration date: 20.12.2012

Full name: JSC FGC UES branch — Central Entity of the Backbone Electric Grids

Location: Administrative Building, Production and Technical Base, the Eastern Industrial Region, Surgut, the Khanty-Mansijsk Autonomous District - Jugra, the Tyumen Region, Russia, 628400

Opening date: 23.09.2010

Branch (representative office) head

Name: Knyazev Mikhail Mikhailovich

Power of Attorney’s expiration date: 16.09.2013

Full name: JSC FGC UES branch — Southern Entity of the Backbone Electric Grids

Location: SS 500 kV “Tyumen,” 5th km of the Velizhansky Tract, the Central District, Tyumen, the Tyumen Region, Russia, 625000

Opening date: 23.09.2010

Branch (representative office) head

Name: Miritsky Nikolai Vasilievich

Power of Attorney’s expiration date: 16.09.2013

Full name: JSC FGC UES branch — Eastern Entity of the Backbone Electric Grids

Location: 20 Industrialnaya Street, Western Industrial Hub, Nizhnevartovsk, the Khanty-Mansijsk Autonomous District - Jugra, the Tyumen Region, Russia, 628600

Opening date: 23.09.2010

Branch (representative office) head

Name: Suvorin Sergey Sergeyevich

Power of Attorney’s expiration date: 16.09.2013

Full name: JSC FGC UES branch — the Yamalo-Nenets Entity of the Backbone Electric Grids

Location: 10 Enthusiastov Street, Noyabrsk, the Yamalo-Nenets Autonomous District, the Tyumen Region, Russia, 629806

Opening date: 23.09.2010

Branch (representative office) head

Name: Gapon Dmitry Mikhailovich

Power of Attorney’s expiration date: 16.09.2013

4.2. Core Economic Activity of the Issuer

4.2.1. The Issuer’s Sector

Codes of the Issuer’s core industrial activities of the Issuer, as per the All-Russian Classification of Types of Economic Activity (OKVED):

40.10.2, 40.10.3, 40.30.2, 40.30.3, 60.10.2, 60.24, 64.20, 80.42

4.2.2. Core Economic Activity of the Issuer

Core economic activity (type of activity, type of products (work, services) that accounted for not less than 10 percent of revenue (profits) of the Issuer for the last 5 full financial years or for each complete financial year if the Issuer has carried out its activity for less than 5 years, as well as for the last complete reporting period prior to the date of the Prospectus approval).

Type of economic activity:

Providing electric power transmission services via the UNEG networks. Consumers of JSC FGC UES’ services are organizations which own or lawfully possess power grids connected to the UNEG. The largest service receivers are distribution grid companies, retail companies operating for consumers connected to the Unified National Electric Grid, consumers — wholesale electric power and capacity market participants.

The table below shows indicator dynamics that characterize the structure of revenues for the analyzed period.

Type of economic activity: electric power transmission services

Indicator	2006	2007	2008	2009	2010	3 months of 2011
Revenue from this type of activity, RUR mln.	52,687.9	59,512.7	66,128.8	80,173.3	109,510.3	36,007.4
Share of revenue from this type of activity in the general revenue structure of the Issuer, %	98.3	96.95	96.56	94.24	98.58	98.4

Changes in the Issuer’s revenue from core economic activity by 10 or more percent compared with the previous reporting period and reasons for these changes.

According to data from the 2006-2010 analyzed period, revenue from providing electric power transmission services has tended to increase. In 2010, revenue from providing electric power transmission services increased RUR 29,337 mln. or 36.6% (compared with the same period in 2009).

The main factors driving revenue growth during the reporting period are increased production capacity and an increase in the investment program compared with the previous year.

The cost of JSC FGC UES’ services to maintain networks is determined based on customer contract demand and the tariff for electric power transmission services via the UNEG, as approved by Order No. 552-e/2 of the Russian FTS (dated December 29th, 2009) “On the Approval of Tariffs for Electric Power Transmission Services via the Unified National Electric Grid Provided by JSC FGC UES,” at the rate of 87,868.77 rbl./mW per month. 2010 tariff growth was 51.1%, as compared with 2009.

In Q1 2011, revenue from the provision of electric power transmission services increased RUR 8,591.1 mln. or 31.3% compared with Q1 2010.

The principal factor behind revenue growth from the provision of electric power transmission services by the Company for the reporting period is an increase in production capacities as compared to the same period in the previous year, coupled with a higher tariff.

The cost of JSC FGC UES’ services to maintain networks is determined based on customer contract demand and the tariff for electric power transmission services via the UNEG, as approved by Order No. 486-e/3 of the Russian FTS (dated December 28th, 2010) “On the Approval of Tariffs for Electric Power Transmission Services via the Unified National Electric Grid Provided by JSC FGC UES,” at the rate of 116,782.52 rbl./ mW per month.

In Q1 2011, revenue from the provision of electric power transmission services increased RUR 8,591.1 mln. or 31.3% compared with Q1 2010.

The main factor of the revenue growth from provision of electric power transmission services by the Company for the reporting period is the increase in production capacities as compared to the same period of the last year and increase of tariff.

The cost of JSC FGC UES’ services to maintain networks is determined based on customer contract demand and the tariff for electric power transmission services via the UNEG, as approved by Order No. 74-e/7 of the Russian FTS (dated April 13th, 2011) “On the Approval of Tariffs for Electric Power Transmission Services via the Unified National Electric Grid Provided by JSC FGC UES,” at the rate of 111,083.35 rbl./ mW per month.

Geographical areas that account for 10 or more percent of the revenue for each reporting period. Changes in the size of the Issuer’s revenue falling on specified geographical areas by 10 or more percent as compared to the respective previous reporting period and the reasons for such changes.

The only geographical area that accounts for 10 or more percent of the revenue for each reporting period is the Russian Federation. The Issuer carries out its activity only on the territory of the Russian Federation.

Seasonal characteristics of the Issuer’s core economic activity.

The Issuer’s activity is subject to seasonal fluctuations. Electric power transmission increases during winter months.

The general cost structure of the Issuer for the last complete financial year and for the last complete reporting period prior to the date of approval of the Prospectus for the items mentioned below, as a percentage of total cost:

General cost structure of the Issuer

Cost description	2010	3 months of 2011
Raw materials and supplies, %	2.07	0.89
Components and semi-finished products purchased, %	0	0
Production work and services provided by external organizations, %	9.68	4.15
Fuel, %	0.42	0.45
Electric power, %	18.92	11.78
Labor cost, %	16.18	16.15
Interest on loans, %	0	0
Lease payments, %	1.23	1.18
Social costs, %	2.83	5.7
Depreciation of fixed assets, %	42.01	52.67
Taxes included in the cost of sales, %	0	0
Other costs, %	6.66	7.03
amortization of intangible assets, %	0	0
remuneration for rationalization proposals, %	0	0
mandatory insurance payments, %	0.02	0.02
representation expenses, %	0.01	0
other, %	0	0
Total: cost of production and cost of sales (cost of products, work, services), %	100	100
For reference: Sales of products (work, services), % to cost of sales	147.1	208.38

New types of goods (work, services) that are  offered as a priority by the Issuer in its core economic sphere to the extent of available general information on such types of goods (work, services). Development status of these types of goods (work, services).

The Issuer is not offering in  its core business sphere any new types of goods (work, services) that have priority. No developments are being carried out in this respect.

Information on standards (rules) in accordance with which the financial statements were prepared and calculations were made are indicated in this Clause of the Prospectus:

The accounting reports of the Issuer have been prepared based on applicable accounting rules prescribed by Federal Law No. 129-FZ (dated November 21st, 1996) “On Accounting,” “Regulations for Accounting and Preparing Accounting Reports in the Russian Federation” approved by Decree No. 34n of the Russian Finance Ministry (dated July 29th, 1998), as well as other normative acts related to the system of accounting regulation and preparing accounting reports of Russian entities.

4.2.3. Materials, Goods (Raw Materials) and Suppliers of the Issuer

The name and location of the Issuer’s suppliers that account for at least 10% of all materials and goods (raw materials) supplies, their share in the total volume of supply for the last complete financial year, as well as for the last complete reporting period prior to the date of the Prospectus approval.

Suppliers that account for not less than 10% of all supplies of materials and goods (raw materials), and their share in the 2010 total supply volume:

Name	Location	Share in total supply volume
Closed Joint Stock Company “FPG ENERGOCONTRACT”	9 Karmanitskiy Per., Suite 707, Moscow, Russia	15.1%
Open Joint Stock Company “Main Electric Grid Service Company of the Unified National Electric Grid”	1 Tkatskaya Street, Moscow, Russia	14.12%
Open Joint Stock Company “Specialized Electric Grid Service Company of the Unified National Electric Grid”	27 Sadovnicheskaya Street, Building 8, Moscow, Russia	10.19%

There are no suppliers that account for not less than 10% of all supplies of materials and goods (raw materials) in Q1 2011.

Information on price changes for key materials and goods (raw materials) or on zero changes for the last complete financial year, as well as for the last complete reporting period prior to the date of Prospectus approval.

In 2010 and Q1 2011, there were no price changes for key materials and goods (raw materials) of more than 10%.

Import ratio in the Issuer’s supplies during the specified periods.

In 2010 and Q1 2011, the import ratio in the total volume of the supply of materials, goods (raw materials) and services is not significant.

With regard to electrical equipment, the import ratio in 2010 was approximately 70%, in  Q1 2011 — approximately 65%.

The Issuer’s forecast for the availability of these sources in the future and potential alternative sources.

According to the Issuer’s forecast, all sources of materials, goods (raw materials) will be available in the future. According to the Issuer’s estimates, there is a sufficient quantity of alternative sources on the market. The availability of these sources for the next reporting period will remain at the  2010 — Q1 2011 level.

4.2.4. Sales Markets for the Issuer’s Products (Work, Services)

Key markets where the Issuer carries out its activity:

The primary activity of JSC FGC UES on the Russian electric power market is the provision of electric power transmission services through the Unified National Electric Grid (UNEG).

Due to the fact that JSC FGC UES’ activity in providing electric power transmission services is a monopolistic activity under Russian legislation; there are currently no competitors for JSC FGC UES on the market for electric power transmission services; therefore, the market share amounts to 100%.

The cost of JSC FGC UES’ services for electric power transmission through the UNEG is determined by applicable tariffs set by the Russian Federal Tariff Service (FTS of Russia) and the Russian Ministry of Energy.

In accordance with Decree No. 861 of the Russian Government (dated December 27th, 2004), “Electric power transmission services shall be provided by grid companies based on the commercial services agreement to entities that own or lawfully possess power-receiving devices and other electric power facilities and that are technologically connected to power networks, as well as to wholesale electric power market participants that export (import) electric energy, to power supply companies and guarantee suppliers.”

Factors that could adversely impact sales of the Issuer’s products (work, services) and possible measures taken by the Issuer to mitigate said impact:

Possible factors that could adversely impact the sales of the Issuer’s products (work, services) are as follows:

•              Non-payment risks — increase in accounts receivable from contracting parties of JSC FGC UES for electric power transmission services through the UNEG;

•              Risk of non-recognition by a user of the full amount of provided services — decrease in gross revenues and the  profit of JSC FGC UES for electric power transmission services through the UNEG.

If the above-mentioned factors occur, the Issuer plans to analyze them and take an appropriate decision in each specific case in order to take measures that reduce the impact of such factors.

4.2.5. Information on the Issuer’s Licenses

The Issuer does not have the following special permits (licenses):

To use facilities with restricted transferability, natural resources;

To carry out banking operations;

To carry out insurance activities;

To carry out activities as a professional securities market participant;

To carry out investment fund activities;

To carry out other activities of essential value to the Issuer.

The primary activity of the Issuer, electric power transmission services, is not subject to licensing.

4.2.6. Joint Activity of the Issuer

Information on the joint activity of the Issuer with other organizations for the last 5 full financial years or for each complete financial year if the Issuer has carried out its activity for less than 5 years, and for the last complete reporting period prior to the date of Prospectus approval:

The Issuer does not carry out joint activity with other organizations.

4.2.7. Additional Requirements for Issuers which are Joint Stock Investment Funds, Insurance or Lending Institutions, Mortgage Agents

Information is not disclosed as the Issuer is not a joint stock investment fund, insurance or lending institution or a mortgage agent.

4.2.8. Additional Requirements to Issuers whose Primary Activity is the Extraction of Mineral Resources

Information is not disclosed as the Issuer is not involved in the extraction of mineral resources.

4.2.9. Additional Requirements to Issuers whose Primary Activity is the Provision of Communication Services

Information is not disclosed as the Issuer does not provide communication services.

4.3. The Issuer’s Plans for Future Activity

The Issuer’s plans for future activity and sources of future income, including plans concerning setting up new production, expanding or downsizing existing production, developing new kinds of products, upgrading and revamping fixed assets.

The basic documents defining the potential long-term development of the industry and the UNEG are: the Energy Strategy (approved by Decree No. 1715-r of the Russian Government dated November 13th, 2009).

The main objective of document formulation is deciding on priority areas for the development of the electric power industry for a long-term period till 2030. The General Plan for the Allocation of Electric Power Industry Facilities executed under Services Agreement No. 01.2009.12/99937 dated December 25th, 2009 concluded between “Energy Forecasting Agency” CJSC, JSC FGC UES and JSC SO UES was examined and generally approved June 3rd, 2010 at the government session (Minutes No. 24 dated June 3rd, 2010).

The General Plan for the Allocation of Electric Power Industry Facilities (hereinafter — General Plan) was developed to:

•              Form the structure for generating capacities and power supply network facilities;

•              Create conditions to ensure the potential long-term balance of generation and consumption in the Unified Energy System of Russia, as well as in technologically isolated territorial electric systems;

•              Prevent predictable shortages of electric energy and capacity in the most efficient ways, taking into account predictable power-system operation modes under conditions of maximum and minimum loads, the required technological reserve and tbasic technological limits of power exchange;

•              Determine the basic areas for allocating power lines and sub-stations, which are related to interconnecting mains and are necessary to ensure balanced generation and consumption in the inter-connected power systems;

•              Ensure the normal electric power operating mode of the Unified Energy System of Russia and the delivery of capacity to new power plants or an increase in the delivery of capacity to  existing power plants, the rated capacity of which exceeds 500 mW, and to nuclear plants, hydro-power plants, pumped storage plants and renewable energy plants, the rated capacity of which exceeds 100 mW.

In accordance with Decree No. 823 of the Russian Government dated October 17th, 2009 “On Schemes and Programs of Electric Power Industry Prospective Development,” in 2010, JSC FGC UES jointly with JSC SO UES and JSC “Institute “ENERGOSETPROJECT” executed (Agreement No. 89-09/92690 dated October 12th, 2009) and submitted (February 1st, 2010) to the Russian Ministry of Energy the Scheme and Program of Development of the Unified Energy System of Russia (hereinafter — UES) for the period till 2016 (hereinafter — Scheme and Program). The Scheme and Program was approved by Order No. 333 of the Russian Ministry of Energy  dated July 15th, 2010 “On the Scheme and Program of Development of the Unified Energy System of Russia for 2010-2016.” This document is valid till March 1st, 2011, and after that the Scheme and Program for 2011-2017 will be approved. Currently, the Scheme and Program for 2011-2017 developed by JSC SO UES and JSC FGC UES is being reviewed by  the Russian Ministry of Energy.

The Scheme and Program defines basic areas for developing the power network infrastructure and is a provision for JSC FGC UES’ investment activity for the effective development of UES of Russia. The 2010-2016 document includes the following (with respect to each year):

a) Scheme for developing the Unified Energy System of Russia;

b) Anticipated demand in the territories of constituent entities of the Russian Federation based on the most probable demand scenario for electric power and capacity, which is developed by the system operator based on statistical data for the actual consumption of electric energy, data on forecasts for the maximum and minimum volume of capacity consumption, data on requests for technological connections, data provided by large energy-intensive customers, the connected capacity of which exceeds 20 mW, information confirmed by executive authorities of the RF constituent entities on investment projects that are to be realized on territories of the RF constituent entity, as well as data provided by grid companies on maximum volumes of capacity consumption by tie-stations;

c) Forecast for the required increase in capacity to satisfy  demand for electric energy;

d) List of currently implemented and potential  projects to develop the backbone and distribution grids, taking into account regulatory requirements (compensation) for reactive electric capacity;

e) Description of the regional structure of potential capacity balances and electric power with an indication of the recommended structure for generating capacities (nuclear plants, hydro-power plants, pumped storage plants and renewable energy plants) and forecast import (export) volumes for power and capacity;

f) Anticipated fuel demand by power sector companies;

g) Requirements for the development of dispatch and technical management means, including telemechanics and telecommunication systems, anti-damage and regime automatic systems, relay protection and automation.

The main objectives and tasks for JSC FGC UES’ 2010-2014 investment program  are:

•           Delivering capacity to newly commissioned power units of atomic power stations, hydro-power stations and thermal power stations;

•           Ensuring the reliability of power grid performance required for uninterrupted power supply to consumers, removing transmission constraints and creating the possibility of connecting additional loading;

•           Maintaining backbone power grids (to increase the scope of work on the reconstruction and technical upgrade of power network facilities with a voltage of 220 kV and higher);

•           Realizing agreements concluded with territorial authorities;

•           Establishing technological infrastructure facilities for the purpose of competitive electric power and capacity market operation;

•           Developing and implementing innovative technologies, materials, structures and power network equipment, providing a higher qualitative level for the Unified Grid;

•           Developing an automated system of technological management and communication, IT technologies to upgrade management quality and efficiency and create conditions for the gradual transition to a “smart” electric grid.

The list of power network facilities included in the investment program is based on the following documents:

•           General Plan for Power Industry Development;

•           Main provisions of the UNEG Development Strategy for a ten-year period;

•           Amendment to  UES Development Strategy for 2015 with prospects till 2020;

•           Agreements “On Cooperation for Power Grid Development” with the administrative heads of Moscow, St. Petersburg, Western Siberia, the Krasnodar Territory and other Russian regions;

•           Revised dates for  power generation facility commissioning.

The principal directions of the Company’s investment program are:

•              Maintaining assets in operating condition by reconstructing power grid facilities, establishing power grid management systems, developing and implementing measures aimed at maintaining standard modes of operation;

•              Developing assets by implementing large-scale government programs, constructing capacity distribution facilities for power plants, developing schemes for electrical supply to regions and inter-system electric connections.

The volume of financing of  JSC FGC UES’ investment program for 2010-2014 is RUR 952,400.6 mln., including:

2010 — RUR 170,504.7 mln.;

2011 — RUR 189,566.2 mln.;

2012 — RUR 194,625.0 mln.;

2013 — RUR 197,755.0 mln.;

2014 — RUR 199,949.9 mln.

Financing  sources for JSC FGC UES’ investment program for 2010-2014 are the Company’s own funds, including paying for technical connections, as well as borrowed funds: loans and budgetary financing. JSC FGC UES’ investment program for 2010-2014 provides for constructing 21,077.8 km of power transmission lines and commissioning transformer capacities in the amount of 89,180.3 mW. JSC FGC UES’ 2010-2014 investment program in the amount of RUR 952,400.6 mln. is approved by the Russian Ministry of Energy (Order No. 547 dated November 12th, 2010 “On Approval of JSC FGC UES’ Investment Program for 2010-2014.”

Brief description of the Issuer’s plans in respect to future income sources:

The Issuer plans that the main source of future income will be revenues from providing electric power transmission services.

Brief description of plans related to setting up new production, expanding or downsizing existing production, developing new kinds of products, upgrading and revamping fixed assets and potentially changing primary activity:

The mentioned plans are described above by the Issuer.

There are no plans to change the Issuer’s primary activity.

4.4. The Issuer’s Participation in Industrial, Banking and Financial Groups, Holding Companies, Concerns and Associations

The Issuer does not participate in industrial, banking and financial groups, holding companies, concerns and associations.

4.5. Subsidiaries and Associated Companies of the Issuer

1) Full trade name: Open Joint Stock Company “Main Electric Grid Service Company of the Unified National Electric Grid”

Abbreviated trade name: JSC “Glavsetservice of the UNEG”

Location: 1 Tkatskaya Street, Moscow, Russia, 105318

Grounds for recognizing the Company as a subsidiary or affiliate with regards to the Issuer: The Issuer holds more than 50% of the Company’s voting shares

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Description of the Company’s core business activity: Technical maintenance and repair of the backbone electric grids and other electric grid facilities; the development of electric grids and other electric grid facilities; design, assembly, engineering surveys, construction, reconstruction, technical upgrading, arrangement, diagnostics, and the maintenance of technological connection networks, measuring and accounting devices, relay protection and emergency automatic devices, as well as other processing equipment related to the operation of power grid facilities and energy market infrastructure.

Description of the Company’s value for the Issuer’s business activity: Optimization of the organization and repair of UNEG grids.

Composition of the Company’s Board of Directors (Supervisory Board)

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Solod Alexander Viktorovich	1976	0	0
Nazarov Alexander Nikolayevich	1974	0	0
Molskiy Alexey Valerievich	1980	0	0
Prokhorov Egor Vyacheslavovich	1982	0	0
Bykov Vadim Vladimirovich	1974	0	0
Vozyakov Igor Vladimirovich	1967	0	0
Grishayev Nikolai Alekseyevich	1978	0	0

Composition of the Company’s Collegial Executive Body (list of the Company’s executive bodies)

The Collegial Executive Body is not stipulated by the Articles of Association

The Company’s Sole Executive Body

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Vozyakov Igor Vladimirovich	1967	0	0

2) Full trade name: Open Joint Stock Company “Specialized Electric Grid Service Company of the Unified National Electric Grid”

Abbreviated trade name: JSC “Electrosetservice of the UNEG”

Location: 27 Sadovnicheskaya Street, Bldg. 8, Moscow, Russia, 115035

Grounds for recognizing the Company as a subsidiary or an affiliate with regards to the Issuer: The Issuer holds more than 50% of the Company’s voting shares

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Description of the Company’s core business activity: Diagnostics, technical maintenance, fitting, assembly, calibration and repair of measuring and accounting devices, relay protection and emergency automatic devices, as well as other processing equipment related to operating electrical grid facilities; inspection of industrial safety and job safety at electric grid facilities, development of electric grids and other electric grid facilities, the development of measuring and accounting devices, relay protection and emergency automatic devices as well as other technological equipment related to the operation of electrical grid facilities.

Description of the Company’s value for the Issuer’s business activity: Optimizing the organization and repair of  UNEG grids.

Composition of the Company’s Board of Directors (Supervisory Board)

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Bykov Vadim Vladimirovich	1974	0	0
Goncharov Yury Vladimirovich	1977	0	0
Prokhorov Egor Vyacheslavovich	1982	0	0
Rzhevsky Dmitry Vladimirovich	1976	0	0
Solod Alexander Viktorovich	1976	0	0
Fadeyev Alexander Nikolayevich	1949	0	0
Frolkin Evgeny Nikolayevich	1961	0	0

Composition of the Company’s Collegial Executive Body (list of the Company’s executive bodies)

The Collegial Executive Body is not stipulated by the Articles of Association

The Company’s Sole Executive Body

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Frolkin Evgeny Nikolayevich	1961	0	0

3) Full trade name: Open Joint Stock Company “Chitatechenergo”

Abbreviated trade name: JSC “Chitatechenergo”

Location: 6 9th January Street, Chita, Russia, 672009

Grounds for recognizing the Company as a subsidiary or affiliate with regards to the Issuer: The Issuer holds more than 50% of the Company’s voting shares

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Description of the Company’s core business activity: Provision of the qualitative and uninterrupted operation of telecommunication networks, communication lines and the equipment of electric power industry entities; the construction of optical fiber communication lines, provision of up-to-date communication services.

Description of the Company’s value for the Issuer’s business activity: Acquisition of income in the form of dividends.

Composition of the Company’s Board of Directors (Supervisory Board)

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Abramchenko Evgeny Viktorovich	1967	0	0
Goncharov Yury Vladimirovich	1977	0	0
Ivashenko Konstantin Mikhailovich	1964	0	0
Kudinov Vyacheslav Ivanovich	1949	0	0
Terentyev Stanislav Nikolayevich	1967	0	0

Composition of the Company’s Collegial Executive Body (list of the Company’s executive bodies)

The Collegial Executive Body is not stipulated by the Articles of Association

The Company’s Sole Executive Body

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Kudinov Vyacheslav Ivanovich	1949	0	0

4) Full trade name: Open Joint Stock Company “Moscow Communication Center of the Electric Power Industry”

Abbreviated trade name: JSC “MUS of the Electric Power Industry”

Location: 5A Akademika Chelomeya Street, Moscow, Russia, 117630

Grounds for recognizing the Company as a subsidiary or affiliate with regards to the Issuer: The Issuer holds more than 50% of the Company’s voting shares

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Description of the Company’s core business activity: Organization, development and operation of distribution communication networks in the fuel and energy complex; research and development work and participation in the technical support of the development of the Unified Electric Communications and Telecommunications Network of the Electric Power Industry (UECTNEPI); development of communication networks with the use of fiber-optic communication lines, including own power transmission lines with the use of PLC technologies; the organization and performance of communication services in various areas.

Description of the Company’s value for the Issuer’s business activity: JSC “Moscow Communication Center of the Electric Power Industry” is a corporate communication operator within the management system of JSC FGC UES. In this regard, JSC MUS of the Electric Power Industry provides JSC FGC UES with the following communication services: from the stationary communication center in Moscow and the communication centre of facility 5025; city, local and inter-city telephone and telegraph, fax communication; services related to organizational and technical measures in the operational management of communication channels and telephony.

Composition of the Company’s Board of Directors (Supervisory Board)

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Goncharov Yury Vladimirovich	1977	0	0
Egorov Nikolai Alekseyevich	1978	0	0
Rodionov Vyacheslav Nikolayevich	1964	0	0
Solovsky Gennady Ivanovich	1956	0	0
Terentyev Stanislav Nikolayevich	1967	0	0
Yamshchikov Andrey Sergeyevich	1973	0	0

Composition of the Company’s Collegial Executive Body (list of the Company’s executive bodies)

The Collegial Executive Body is not stipulated by the Articles of Association

The Company’s Sole Executive Body

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Terentyev Stanislav Nikolayevich	1967	0	0

5) Full trade name: Closed Joint Stock Company “Agency for Balance Forecasts in the Electric Power Industry”

Abbreviated trade name: CJSC “APBE”

Location: 22 Andropova Prospect, Moscow, Russia, 115533

Grounds for recognizing the Company as a subsidiary or affiliate with regards to the Issuer: The Issuer holds more than 50% of the Company’s voting shares

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Description of the Company’s core business activity: Development of a research base for short-term,

medium-term and long-term forecasts in the power industry using advanced software and simulation systems and information technology, and the formation of a model set of tools and information databases; joint preparation with other infrastructure organizations in the power industry of draft methodological documents and regulatory legal acts and regulations on issues related to the development of the  electric power industry and energy balance forecasting, organization of their approval if required with relevant governmental legislative and executive authorities; development, submission to the relevant governmental executive authorities and organization of approval of guidelines for electric power industry participants related to forecasting demand for electric and thermal energy and capacity, as well as for the availability to cover demand due to existing and commissioned capacities; development in cooperation with other infrastructural organizations of the electric power industry, submission to the governmental executive authorities and participation in the approval of regulations for forecasting and information exchange, which provide for coordination of interaction among governmental executive authorities, infrastructure organizations and power industry entities when forecasting energy consumption and production; organization of work on the formation of aggregate forecast balances of electric power and capacity, as well as cost balances for electric power and capacity on the wholesale power (capacity) market, with the participation of electric power industry participants and infrastructure organizations of the electric power industry; and in accordance with regulations approved by the Federal Tariff Service, the approval of balances and the notification of electric power industry participants of approved balances.

Description of the Company’s value for the Issuer’s business activity: The Company performs scientific and practical developments in the electric power industry. JSC FGC UES, being a wholesale electric power market participant, is interested in using the above-mentioned developments.

Composition of the Company’s Board of Directors (Supervisory Board)

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Shishkin Andrey Nikolayevich (Chairman)	1959	0	0
Ayuev Boris Ilyich	1957	0.0072209534	0.0072209534
Volkov Eduard Petrovich	1938	0	0
Klepach Andrey Nikolayevich	1959	0	0
Kozhukhovskiy Igor Stepanovich	1956	0	0
Ivanov Timur Vadimovich	1975	0	0
Lipatov Yury Alexandrovich	1953	0	0
Pomchalova Elena Valentinovna	1971	0	0
Ponomarev Dmitry Valerievich	1967	0	0
Makarov Alexey Alexandrovich	1937	0	0
Budargin Oleg Mikhailovich	1960	0.0000226124	0.0000226124
Shvets Nikolai Nikolayevich	1956	0	0

Composition of the Company’s Collegial Executive Body (list of the Company’s executive bodies)

The Collegial Executive Body is not stipulated by the Articles of Association

The Company’s Sole Executive Body

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Kozhukhovskiy Igor Stepanovich	1956	0	0

6) Full trade name: Open Joint Stock Company “Energostroysnabkomplekt of UES”

Abbreviated trade name: JSC “Energostroysnabkomplekt of UES”

Location: 6 Artyukhinoy Street, Bldg. 1, Moscow, Russia

Grounds for recognizing the Company as a subsidiary or affiliate with regards to the Issuer: The Issuer holds more than 50% of the Company’s voting shares

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Description of the Company’s core business activity: Holding tenders and other non-tender regulated procedures for selecting suppliers of materials, work and services; concluding contracts on the supply of materials and equipment with suppliers that won tenders.

Description of the Company’s value for the Issuer’s business activity: JSC “Energostroysnabkomplekt UES” is a corporate organizer of tenders and other non-tender regulated procedures within the management system of JSC FGC UES.

Composition of the Company’s Board of Directors (Supervisory Board)

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Mangarov Yury Nikolayevich	1956	0	0
Bobrov Alexander Vitalievich	1968	0	0
Prokhorov Egor Vyacheslavovich	1982	0	0
Nikonov Vasily Vladislavovich	1972	0	0
Zafesov Yury Kazbekovich	1975	0	0
Tikhonova Maria Gennadievna	1980	0	0
Goncharov Yury Vladimirovich	1977	0	0

Composition of the Company’s Collegial Executive Body (list of the Company’s executive bodies)

The Collegial Executive Body is not stipulated by the Articles of Association

The Company’s Sole Executive Body

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Zafesov Yury Kazbekovich	1975	0	0

7) Full trade name: Open Joint Stock Company “Mobile Gas-Turbine Electricity Plants”

Abbreviated trade name: JSC “Mobile GTES”

Location: 16 Bersenevskaya Embankment, Bldg. 5, Moscow, Russia, 119072

Grounds for recognizing the Company as a subsidiary or affiliate with regards to the Issuer: The Issuer holds more than 50% of the Company’s voting shares

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Description of the Company’s core business activity: Electric power generation; ensuring the operation of power equipment in accordance with applicable normative requirements, timely and quality repair, technical upgrading and reconstructing power industry facilities, as well as developing the energy system; repair of power equipment and tools using materials containing precious metals, etc.

Description of the Company’s value for the Issuer’s business activity: Maintenance of electric grids and equipment operation in emergency situations.

Composition of the Company’s Board of Directors (Supervisory Board)

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Dikoi Vladimir Petrovich	1954	0	0
Bragin Oleg Valentinovich	1967	0	0
Piotrovich Nikolai Borisovich	1975	0	0
Ivanov Timur Vadimovich	1975	0	0
Ivashenko Konstantin Mikhailovich	1964	0	0

Composition of the Company’s Collegial Executive Body (list of the Company’s executive bodies)

The Collegial Executive Body is not stipulated by the Articles of Association

The Company’s Sole Executive Body

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Bragin Oleg Valentinovich	1967	0	0

8) Full trade name: Open Joint Stock Company “Research and Development Center of the Electric Power Industry”

Abbreviated trade name: JSC “RDC of the Electric Power Industry”

Location: 22 Kashirskoye Shosse, Bldg. 3, Moscow, Russia, 115201

Grounds for recognizing the Company as a subsidiary or affiliate with regards to the Issuer: The Issuer holds more than 50% of the Company’s voting shares

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Description of the Company’s core business activity: Ensuring operational reliability and the maximum use of the operational life of electric power plants, electric networks, other electric installations, their electric equipment and a high operational level by using advanced methods, state-of-the-art instruments and hardware; performance of scientific and research, development and design and exploration work and expert services in the electric power industry aimed at enhancing reliability and the efficiency of generation, transmission, distribution and consumption of electric power; performance of scientific and research, development and design and exploration work on the backbone and distribution power grids in the course of their operation, technical re-tooling, restructuring and new construction.

Description of the Company’s value for the Issuer’s business activity: Currently, in the course of restructuring

Russia’s electric power industry, the issue of energy system security and reliability is becoming more and more topical. It is impossible to enhance the reliability and technical and economic efficiency of the electric power supply system without realizing industrial research and development work. JSC “RDC of the Electric Power Industry” is one of the world’s largest scientific and technical centers of the electric power industry and accordingly, a leader in performing scientific and research and development work in Russia. The scientific and research base of JSC “RDC of the Electric Power Industry” is expanded by using innovative technologies aimed at mastering scientific knowledge and high technology in the power grid sphere. Such pilot projects have been already implemented not for JSC FGC UES alone, but for other large market participants striving to use only state-of-the-art technologies for reliable power supply to customers.

Composition of the Company’s Board of Directors (Supervisory Board)

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Belov Vasily Mikhailovich	1981	0	0
Dementyev Yury Aleksandrovich	1951	0	0
Korsunov Pavel Juryevich	1971	0	0
Piotrovich Nikolai Borisovich	1964	0	0
Fortov Vladimir Evgenievich	1946	0	0

Composition of the Company’s Collegial Executive Body (list of the Company’s executive bodies)

The Collegial Executive Body is not stipulated by the Articles of Association

The Company’s Sole Executive Body

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Korsunov Pavel Juryevich	1971	0	0

9) Full trade name: Open Joint Stock Company “Volgaenergosnabkomplekt”

Abbreviated trade name: JSC “Volgaenergosnabkomplekt”

Location: 156 Leninsky Prospect, Moscow, Russia, 117571

Grounds for recognizing the Company as a subsidiary or affiliate with regards to the Issuer: The Issuer holds more than 50% of the Company’s voting shares

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Description of the Company’s core business activity: Centralized receipt, storage, completing and shipping of material resources to energy companies; participation in regional and other housing construction programs, the construction of social and technical facilities; safeguarding activity.

Description of the Company’s value for the Issuer’s business activity: Provision of manufacturing services; safeguarding activity solely in the interests of own security within the framework of the Security Service established by the Company, which in its activity is governed by the Russian Federation Law “On Private Detective and Safeguarding Activity in the Russian Federation” and by Russian legislation.

Composition of the Company’s Board of Directors (Supervisory Board)

Board of Directors (Supervisory Board) is not formed.

Currently, JSC “Volgaenergosnabkomplekt” does not carry out activity; there are no management bodies.

Composition of the Company’s Collegial Executive Body (list of the Company’s executive bodies)

The Collegial Executive Body is not stipulated by the Articles of Association

The Company’s Sole Executive Body

A Sole Executive Body is not appointed

Currently, JSC “Volgaenergosnabkomplekt” does not carry out activity, there are no management bodies.

10) Full trade name: Open Joint Stock Company “CNII NPK Energo”

Abbreviated trade name: JSC “CNII NPK Energo”

Location: 105 Vernadskogo Prospect, Bldg. 2, Moscow, Russia

Grounds for recognizing the Company as a subsidiary or affiliate with regards to the Issuer: The Issuer holds more than 50% of the Company’s voting shares

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Description of the Company’s core business activity: Trust management of property; engineering surveys for constructing buildings and structures of  I and II importance levels in accordance with the State standard; designing buildings and structures of I and II importance levels in accordance with the State standard; constructing buildings and structures of  I and II importance levels in accordance with the State standard; executing construction and erection work, capital recovery and construction and repair work.

Description of the Company’s value for the Issuer’s business activity: Participates in construction and erection work, capital recovery and construction and repair work, construction of buildings and structures of  I and II importance levels in accordance with the State standard.

Composition of the Company’s Board of Directors (Supervisory Board)

At an Extraordinary General Meeting of shareholders of JSC “CNII NPK Energo” (Minutes No. 849 dated June 25th, 2010), a resolution was passed to liquidate the Company, a liquidation commission composed of Bikin Vasily Ilyich (1954), Guznyakov Yury Vyacheslavovich (1961) and Klunny Felix Victorovich (1968) was established.

Composition of the Company’s Collegial Executive Body (list of the Company’s executive bodies)

The Collegial Executive Body is not stipulated by the Articles of Association

The Company’s Sole Executive Body

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Bikin Vasily Ilyich	1954	0	0

11) Full trade name: Open Joint Stock Company “Certifying Center of Digital Signatures of the Electric Power Industry”

Abbreviated trade name: JSC “UC of the Electric Power Industry”

Location: 5A Akademika Chelomeya Street, Moscow, Russia, 117630

Grounds for recognizing the Company as a subsidiary or affiliate with regards to the Issuer: The Issuer holds more than 50% of the Company’s voting shares

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Description of the Company’s core business activity: Providing electric power industry companies, legal entities and individuals with crypto keys and certified keys; cooperating with certifying centers of the electric power industry; cooperating with federal certifying centers.

Description of the Company’s value for the Issuer’s business activity: Provision of Certifying Center services.

Composition of the Company’s Board of Directors (Supervisory Board)

At an Extraordinary General Meeting of shareholders of JSC “UC of the Electric Power Industry” (extract from Minutes of JSC FGC UES’ Management Board No. 943/1 dated April 7th, 2011), a resolution was passed to liquidate the Company, a liquidation commission composed of Danilov Denis Petrovich (1969, Chairman), Khimicheva Viktoriya Pavlovna (1979) and Yermolayeva Irina Vladimirovna (1982) was

established.

Composition of the Company’s Collegial Executive Body (list of the Company’s executive bodies)

The Collegial Executive Body is not stipulated by the Articles of Association

The Company’s Sole Executive Body

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Danilov Denis Petrovich	1969	0	0

12) Full trade name: Open Joint Stock Company “Engineering and Construction Management Center of Unified Energy  System”

Abbreviated trade name: JSC “ECMC of UES”

Location: 5A Akademika Chelomeya Street, Moscow, Russia, 117630

Grounds for recognizing the Company as a subsidiary or affiliate with regards to the Issuer: The Issuer holds more than 50% of the Company’s voting shares

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Description of the Company’s core business activity: The primary activity of JSC “ECMC of UES” is the performance of Customer — Developer functions in the area of capital construction, reconstruction and the technical re-equipment of the electric grid and infrastructure facilities.

Description of the Company’s value for the Issuer’s business activity: Open Joint Stock Company “Engineering and Construction Management Center of Unified Energy  System” (JSC “ECMC of UES”) was incorporated as a 100%-owned subsidiary of JSC FGC UES based on Decree No. 447r of JSC FGC UES dated December 17th, 2007. JSC “ECMC of UES” provides  JSC FGC UES services in the area of capital construction, renovation and the technical modernization of electric grid and infrastructure facilities.

Composition of the Company’s Board of Directors (Supervisory Board)

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Bobrov Alexander Vitalievich	1968	0	0
Kazachenkov Andrey Valentinovich	1980	0.0000191091	0.0000191091
Mayorov Vladimir Aleksandrovich	1953	0	0
Mangarov Yury Nikolayevich	1956	0	0
Nazarov Alexander Nikolayevich	1974	0	0
Tikhonova Maria Gennadievna	1980	0	0
Polyantsev Sergey Olegovich	1975	0	0

Composition of the Company’s Collegial Executive Body (list of the Company’s executive bodies)

The Collegial Executive Body is not stipulated by the Articles of Association

The Company’s Sole Executive Body

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Mayorov Vladimir Aleksandrovich	1953	0	0

13) Full trade name: Limited Liability Company “Index of Electric Power Industry — FGC UES”

Abbreviated trade name: LLC “Index of Electric Power Industry — FGC UES”

Location: 5A Akademika Chelomeya Street, Moscow, Russia, 117630

Grounds for recognizing the Company as a subsidiary or affiliate with regards to the Issuer: The Issuer holds more than 50% of the Company’s voting shares

The Issuer’s equity interest in the entity’s authorized capital, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 1.09

Percentage of the Issuer’s ordinary shares owned by the entity, %: 1.09

Description of the Company’s core business activity: Sale of shares owned by the Company

Description of the Company’s value for the Issuer’s business activity: Funds received from the sale of shares will be used to pay LLC “Index of Electric Power Industry — FGC UES” bills of exchange owned by JSC FGC UES.

Composition of the Company’s Board of Directors (Supervisory Board)

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Troshenkov Dmitry Aleksandrovich (Chairman)	1966	0	0
Prokhorov Egor Vyacheslavovich	1982	0	0
Kazachenkov Andrey Valentinovich	1980	0.0000191091	0.0000191091

Composition of the Company’s Collegial Executive Body (list of the Company’s executive bodies)

The Collegial Executive Body is not stipulated by the Articles of Association

The Company’s Sole Executive Body

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Yesin Mikhail Pavlovich	1961	0	0

14) Full trade name: Open Joint Stock Company “Nurenergo”

Abbreviated trade name: JSC “Nurenergo”

Location: 6 Staropromyslovskoye Shosse, Grozny, Russia, 364000

Grounds for recognizing the Company as a subsidiary or affiliate with regards to the Issuer: The Issuer holds more than 50% of the Company’s voting shares

The Issuer’s equity interest in the entity’s authorized capital, %: 77

Percentage of the entity’s ordinary shares owned by the Issuer, %: 77

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Description of the Company’s core business activity: Supply (sale) of electric and heat energy at applicable rates according to electric and heat load dispatch schedules; the acquisition (purchase) of electric energy on the wholesale electricity market; the acquisition (purchase) of heat and electric energy from generating companies; generation of electric and heat power; electric and heat power transmission; dispatch control and compliance with efficient energy consumption regimes.

Description of the Company’s value for the Issuer’s business activity: JSC FGC UES is financing recovery work of the electric power grid complex in the Republic of Chechnya. In accordance with a cooperation agreement between the Republic of Chechnya, JSC RAO “UES of Russia” and JSC Nurenergo No. 05-07 dated August

13th, 2007, the latter was assigned to perform such work. However, on December 14th, 2007, entered into a technical customer employment contract with JSC Backbone Grid Entity of the North Caucasus (management company of JSC Nurenergo). Under this contract, work is to be performed by JSC Backbone Grid Entity of the North Caucasus on account of JSC FGC UES with a subsequent transfer of facilities to the latter. In the future, part of the  grid assets of JSC Nurenergo will be sold to JSC FGC UES by setting off debt due from JSC Nurenergo to JSC FGC UES.

Composition of the Company’s Board of Directors (Supervisory Board)

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Murtazaliev Said-Hasan Salmanovich	1964	0	0
Adler Yury Veniaminovich	1975	0	0
Dyakov Fyodor Aleksandrovich	1958	0	0
Mamakov Mumadi Khasmagomedovich	1974	0	0
Horoshunov Nikolai Gennadievich	1981	0	0
Petrikina Nataliya Pavlovna	1948	0	0
Isakova Tatyana Sergeyevna	1982	0	0

Composition of the Company’s Collegial Executive Body (list of the Company’s executive bodies)

The Collegial Executive Body is not stipulated by the Articles of Association

The Company’s Sole Executive Body

Powers of the Sole Executive Body were transferred to the management company

Full and abbreviated trade name	Location	The management company’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the management company, %
Open Joint Stock Company “Inter-regional Distribution Grid Company of the North Caucasus” (JSC MRSK of the North Caucasus)	18 Podstantsionnaya Street, Settlement Energetic, Pyatigorsk, the Stavropol Territory, Russia, 357506	0	0

15) Full trade name: Open Joint Stock Company “Tomsk Backbone Grids”

Abbreviated trade name: JSC “Tomsk Backbone Grids”

Location: 36 Prospect Kirova, Tomsk, Russia

Grounds for recognizing the Company as a subsidiary or affiliate with regards to the Issuer: The Issuer holds more than 50% of the Company’s voting shares

The Issuer’s equity interest in the entity’s authorized capital, %: 52.03

Percentage of the entity’s ordinary shares owned by the Issuer, %: 59.88

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Description of the Company’s core business activity: Providing services for electric power transmission and distribution; providing services for connection to the electric grids; providing services for collecting, transmitting and processing technological information, including measurement and accounting data; diagnostics, operation, repair of electric grids and other assets of electric grid facilities and technological control over these grids and facilities; diagnostics, operation, the maintenance of technological communication systems, measurement and accounting devices, relay protection and emergency automatic equipment and other technological equipment related to electrical grid facility operation and technological management; the development of electric grids and other electric grid facilities, including design, engineering surveys, construction, reconstruction, technical re-equipment, assembly and arrangement.

Description of the Company’s value for the Issuer’s business activity: Ensuring electric power transmission within the Region.

Composition of the Company’s Board of Directors (Supervisory Board)

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Kurbetyeva Ella Anatolievna	1964	0	0
Karmanov Yury Aleksandrovich	1950	0	0
Merzlikina Mariya Vladimirovna	1985	0	0
Dikoi Vladimir Petrovich	1954	0	0
Martsinkevich Konstantin Leonidovich	1962	0	0
Arifov Alisher Izatovich	1952	0	0
Pukhalsky Alexander Andreyevich	1957	0	0

Composition of the Company’s Collegial Executive Body (list of the Company’s executive bodies)

The Collegial Executive Body is not stipulated by the Articles of Association

The Company’s Sole Executive Body

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Karmanov Yury Aleksandrovich	1950	0	0

16) Full trade name: Open Joint Stock Company “Main Computer Center of the Electric Power Industry”

Abbreviated trade name: JSC “MCC of the Electric Power Industry”

Location: 16 Bersenevskaya Nab., Bldg. 5, Moscow, Russia

Grounds for recognizing the Company as a subsidiary or affiliate with regards to the Issuer: The Issuer holds more than 50% of the Company’s voting shares

The Issuer’s equity interest in the entity’s authorized capital, %: 50.003

Percentage of the entity’s ordinary shares owned by the Issuer, %: 50.003

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Description of the Company’s core business activity: Infrastructure services, services of the data processing center, servers support, ensuring uninterrupted communication, local network support, system and standard user software support, etc. Application-oriented services of information servers of the Unified Energy System. Maintenance of databases of information servers of the Unified Energy System and providing access to them. Centralized supply of licenses and equipment. Services for the sale and renewal of license software, computer and network equipment at best prices in the industry. Branch analytics. Performance of industry surveys and the preparation of analysis reports; development of requirements for the reporting information structure at enterprises of the energy complex. Corporate projects. Integration of applications (based on portal and other technologies). Full service for development, adoption and support of the Balanced Scorecard (management according to key performance indicators). Inquiry and communication systems. Structuring of IT-service activity. Participation in adoption of  industry IT-standards at enterprises of the energy complex.

Description of the Company’s value for the Issuer’s business activity: Ensuring the Company’s IT activity.

Composition of the Company’s Board of Directors (Supervisory Board)

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Klunny Felix Viktorovich	1968	0	0
Bykov Vadim Vladimirovich	1974	0	0
Akimov Leonid Yuryevich	1965	0	0
Prokhorov Egor Vyacheslavovich	1982	0	0
Goncharov Yury Vladimirovich	1977	0	0
Bandurin Garald Ivanovich	1967	0	0
Vislovich Alexander Ivanovich	1976	0	0
Belov Oleg Nikolayevich	1977	0	0
Nedotko Vadim Vladislavovich	1975	0	0

Composition of the Company’s Collegial Executive Body (list of the Company’s executive bodies)

The Collegial Executive Body is not stipulated by the Articles of Association

The Company’s Sole Executive Body

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Konstantinov Oleg Konstantinovich	1960	0	0

17) Full trade name: Joint Stock Company “United Energy System GruzRosenergo”

Abbreviated trade name: JSC “UES GruzRosenergo”

Location: 2 Marshala Gelovani Street, Tbilisi, Georgia, 0159

Grounds for recognizing the Company as a subsidiary or affiliate with regards to the Issuer: The Issuer holds more than 20% of the Company’s voting shares

The Issuer’s equity interest in the entity’s authorized capital, %: 50

Percentage of the entity’s ordinary shares owned by the Issuer, %: 50

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Description of the Company’s core business activity: Electric power transmission

Description of the Company’s value for the Issuer’s business activity: Ensuring control over the proper condition of power transmission lines of the Georgian Energy System; prevention measures and timely accident recovery work which will increase the reliability of simultaneous operation of the Unified Energy System of Russia and Georgia.

Composition of the Company’s Board of Directors (Supervisory Board)

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Khatidze Badri	1959	0	0
Gvozdev Dmitry Borisovich	1974	0	0
Berdnikov Roman Nikolayevich (Chairman)	1973	0.0000001975	0.0000001975
Kuvayeva Valeriya Dmitrievna	1987	0	0
Taktakishvili Anna	1972	0	0
Tavadze Georgi Sosoyevich	1954	0	0

Composition of the Company’s Collegial Executive Body (list of the Company’s executive bodies)

The Collegial Executive Body is not stipulated by the Articles of Association

The Company’s Sole Executive Body

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Chkoniya Bidzina Timurovich	1973	0	0

18) Full trade name: Closed Joint Stock Company “North-East Energy Company”

Abbreviated trade name: CJSC “Severovostokenergo”

Location: 3 Serebryanicheskiy Pereulok., Bldg. 1, Moscow, Russia, 109028

Grounds for recognizing the Company as a subsidiary or affiliate with regards to the Issuer: The Issuer holds more than 20% of the Company’s voting shares

The Issuer’s equity interest in the entity’s authorized capital, %: 49

Percentage of the entity’s ordinary shares owned by the Issuer, %: 49

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Description of the Company’s core business activity: Generation of electric and thermal power

Description of the Company’s value for the Issuer’s business activity: Acquisition of income in the form of dividends

Composition of the Company’s Board of Directors (Supervisory Board)

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Antyuhin Mikhail Georgiyevich (Chairman)	1947	0	0
Moskovchenko Grigory Grigorievich	1949	0	0
Perelygin Dmitry Petrovich	1971	0	0
Pintyashina Tatyana Aleksandrovna	1955	0	0
Ivashenko Konstantin Mikhailovich	1964	0	0
Kurbetyeva Ella Anatolievna	1964	0	0
Lelekova Marina Alekseyevna	1961	0	0

Composition of the Company’s Collegial Executive Body (list of the Company’s executive bodies)

The Collegial Executive Body is not stipulated by the Articles of Association

The Company’s Sole Executive Body

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Perelygin Dmitry Petrovich	1971	0	0

19) Full trade name: Open Joint Stock Company “Energotechcomplekt”

Abbreviated trade name: JSC “Energotechcomplekt”

Location: 13 Podkolokolny Pereulok, Bldg. 5, Moscow, Russia, 109028

Grounds for recognizing the Company as a subsidiary or affiliate with regards to the Issuer: The Issuer holds more than 50% of the Company’s voting shares

The Issuer’s equity interest in the entity’s authorized capital, %: 49

Percentage of the entity’s ordinary shares owned by the Issuer, %: 65.34

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Description of the Company’s core business activity: Lease of warehouse space

Description of the Company’s value for the Issuer’s business activity: Provision of services for warehouse space leasing.

Composition of the Company’s Board of Directors (Supervisory Board)

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Kapustin Dmitry Sergeyevich	1978	0	0
Klunny Felix Viktorovich	1968	0	0
Kryuchkov Mikhail Yuryevich	1961	0	0
Kantsurov Alexander Nikolayevich	1970	0	0
Fedorov Mikhail Mikhailovich	1970	0	0

Composition of the Company’s Collegial Executive Body (list of the Company’s executive bodies)

The Collegial Executive Body is not stipulated by the Articles of Association

The Company’s Sole Executive Body

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Bavlakov Timur Vyacheslavovich	1966	0	0

20) Full trade name: Open Joint Stock Company “Kuban Backbone Grids”

Abbreviated trade name: JSC “Kuban Backbone Grids”

Location: 5 Tramvainaya Street, Krasnodar, Russia

Grounds for recognizing the Company as a subsidiary or affiliate with regards to the Issuer: The Issuer holds more than 20% of the Company’s voting shares

The Issuer’s equity interest in the entity’s authorized capital, %: 49

Percentage of the entity’s ordinary shares owned by the Issuer, %: 49

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Description of the Company’s core business activity: Providing services for electric power transmission and distribution; providing services for the connection to electric grids; providing services for collection, transmission and processing of technological information including measurement and accounting data; diagnostics, operation, repair of electric grids and other assets of the electric grid facilities and technological control over these grids and facilities; diagnostics, operation, repair of communications, measurement and accounting devices, relay protection and emergency automatic equipment and other technological equipment related to electrical grid facility operation and technological management; development of electric grids and other facilities of the electric grid economy, including design, engineering survey, construction, reconstruction, technical re-equipment, assembly and arrangement.

Description of the Company’s value for the Issuer’s business activity: Ensuring electric power transmission within the Region.

Composition of the Company’s Board of Directors (Supervisory Board)

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Ivashenko Konstantin Mikhailovich	1964	0	0
Kurbetyeva Ella Anatolievna	1964	0	0
Solod Alexander Viktorovich	1976	0	0
Pokataikin Vsevolod Valerievich	1968	0	0
Kovaleva Elena Sergeyevna	1987	0	0
Timchenko Anatoly Nikolayevich	1950	0	0
Tulyakova Evgeniya Juryevna	1971	0	0
Arifov Alisher Izatovich	1952	0	0
Gilayev Gani Gaisinovich	1956	0	0
Pukhalsky Alexander Andreyevich	1957	0	0

Composition of the Company’s Collegial Executive Body (list of the Company’s executive bodies)

The Collegial Executive Body is not stipulated by the Articles of Association

The Company’s Sole Executive Body

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Timchenko Anatoly Nikolayevich	1950	0	0

21) Full trade name: Open Joint Stock Company “Schekinskiye PGU”

Abbreviated trade name: JSC “Schekinskiye PGU”

Location: 1 Energetikov Street, Schekinskaya SDPP, Sovetsk, the Schekinskiy District, the Tula Region, Russia, 301205

Grounds for recognizing the Company as a subsidiary or affiliate with regards to the Issuer: The Issuer holds more than 20% of the Company’s voting shares

The Issuer’s equity interest in the entity’s authorized capital, %: 45.21

Percentage of the entity’s ordinary shares owned by the Issuer, %: 45.21

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Description of the Company’s core business activity: Technical re-equipment and the reconstruction of Schekinskaya SDPP; generation of thermal and electric power, sales of electric power on the wholesale market.

Description of the Company’s value for the Issuer’s business activity: Acquisition of income in the form of dividends.

Composition of the Company’s Board of Directors (Supervisory Board)

Bankruptcy proceedings have been initiated; Chizhonkova Irina Olegovna has been appointed the bankruptcy manager

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Chizhonkova Irina Olegovna	1981	0	0

Composition of the Company’s Collegial Executive Body (list of the Company’s executive bodies)

The Collegial Executive Body is not stipulated by the Articles of Association

The Company’s Sole Executive Body

The bankruptcy proceedings have been initiated; Chizhonkova Irina Olegovna has been appointed the bankruptcy manager.

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Chizhonkova Irina Olegovna	1981	0	0

22) Full trade name: Limited Liability Company “IT Energy Service”

Abbreviated trade name: LLC “IT Energy Service”

Location: 101 Vernadskogo Prospect, Moscow, Russia, 119526

Grounds for recognizing the Company as a subsidiary or affiliate with regards to the Issuer: The Issuer holds more than 20% of the Company’s voting shares

The Issuer’s equity interest in the entity’s authorized capital, %: 39.99

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Description of the Company’s core business activity: Consulting services on hardware

Description of the Company’s value for the Issuer’s business activity: Software development and consulting services in this area; data processing; development and usage databases and information resources.

Composition of the Company’s Board of Directors (Supervisory Board)

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Bykov Vadim Vladimirovich	1974	0	0
Shadrin Vitaly Anatolievich	1973	0	0
Yamshchikov Andrey Sergeyevich	1973	0	0
Bezdenezhnykh Oleg Arnoldovich	1963	0	0
Zavalko Maxim Valentinovich	1977	0	0
Saukh Maxim Mikhailovich	1979	0	0
Mavlyutov Evgeny Akhatovich	1976	0	0
Bandurin Garald Ivanovich	1967	0	0
Podlesny Konstantin Sergeyevich	1966	0	0
Sundnkov Oleg Vyacheslavovich	1975	0	0
Ivanov Timur Vadimovich	1975	0	0

Composition of the Company’s Collegial Executive Body (list of the Company’s executive bodies)

The Collegial Executive Body is not stipulated by the Articles of Association

The Company’s Sole Executive Body

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Sundnkov Oleg Vyacheslavovich	1975	0	0

23) Full trade name: Open Joint Stock Company “Energy Institute named after G.M. Krzhizhanovsky”

Abbreviated trade name: JSC “ENIN”

Location: 19 Leninsky Prospect, Moscow, Russia, 119991

Grounds for recognizing the Company as a subsidiary or affiliate with regards to the Issuer: The Issuer holds more than 20% of the Company’s voting shares

The Issuer’s equity interest in the entity’s authorized capital, %: 38.24

Percentage of the entity’s ordinary shares owned by the Issuer, %: 38.24

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Description of the Company’s core business activity: Performance of scientific and research, development and design, and exploration work aimed at enhancing the reliability and efficiency of generation, transmission, distribution and consumption of electric power; integrated power-consuming research for strategic problems of power industry development; development of methods for the mathematical modelling of gas-dynamic and electric physical processes necessary for new technologies and upgrading existing technologies in the power industry; the development of methods for the application of advanced information technologies in the power industry; the development of methods for the use of low-grade fuel types and environmental protection from hazardous emissions at enterprises.

Description of the Company’s value for the Issuer’s business activity: The Company carries out scientific and research, development and design, and exploration work in the power industry aimed at increasing reliability and cost effectiveness of electric power distribution and consumption; acquisition of income in the form of dividends.

Composition of the Company’s Board of Directors (Supervisory Board)

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Korsunov Pavel Yuryevich	1971	0	0
Postnikov Ilya Igorevich	1979	0	0
Volkov Edward Petrovich	1938	0	0
Berdnikov Roman Nikolayevich	1973	0.0000001975	0.0000001975
Saukh Maxim Mikhailovich	1979	0	0
Bobylev Petr Mikhailovich	1980	0	0
Ryabov Roman Konstantinovich	1978	0	0

Composition of the Company’s Collegial Executive Body (list of the Company’s executive bodies)

The Collegial Executive Body is not stipulated by the Articles of Association

The Company’s Sole Executive Body

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Volkov Edward Petrovich	1938	0	0

24) Full trade name: Open Joint Stock Company “Ural Energy Management Company”

Abbreviated trade name: JSC “UEMK”

Location: 37 Vernadskogo Prospect, Bldg. 2, Moscow, Russia, 119415

Grounds for recognizing the Company as a subsidiary or affiliate with regards to the Issuer: The Issuer holds more than 20% of the Company’s voting shares

The Issuer’s equity interest in the entity’s authorized capital, %: 33.33

Percentage of the entity’s ordinary shares owned by the Issuer, %: 33.33

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Description of the Company’s core business activity: Management, trade mediation activities.

Description of the Company’s value for the Issuer’s business activity: Acquisition of income in the form of dividends.

Composition of the Company’s Board of Directors (Supervisory Board)

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Vislovich Alexander Ivanovich	1976	0	0
Grave Irina Vadimovna	1968	0	0
Makeyev Andrey Lvovich	1967	0	0
Aboymov Sergey Ivanovich	1971	0	0
Yesin Mikhail Pavlovich	1961	0	0
Prokhorov Egor Vyacheslavovich	1982	0	0
Piotrovich Nikolai Borisovich	1975	0	0

Composition of the Company’s Collegial Executive Body (list of the Company’s executive bodies)

The Collegial Executive Body is not stipulated by the Articles of Association

The Company’s Sole Executive Body

Name	Year of birth	The person’s equity interest in the Issuer’s authorized capital, %	Percentage of the Issuer’s ordinary shares owned by the person, %
Novokreshchennykh Ekaterina Ilyinichna	1972	0	0

4.6. Composition, Structure and Cost of the Issuer’s Assets, Information on the Issuer’s Plans to Acquire, Replace or Write off Some Fixed Assets, as well as on any Encumbrances on the Issuer’s Fixed Assets

4.6.1. Fixed Assets

Historical (replacement) cost of the fixed assets and the amount of accumulated depreciation for the last 5 full financial years or for each complete financial year (the values of indicators are given as of the end date of relevant complete financial years).

Below are indicators as per data from the Issuer’s balance sheet for 2006-2010.

Name of the fixed assets group	Historical (replacement) cost, RUR th.	Accumulated depreciation, RUR th.

Reporting date: 31.12.2006
Production buildings	8,038,479	1,701,122
Hydro-technical constructions	9,733	2,643
Power transmission lines and mechanisms	100,240,173	38,871,546
Equipment and installations	1,033,349	299,271
Power equipment and facilities	413,016	156,139
Power sub-stations*	43,179,740	11,945,036
Fixed assets valued up to RUR 10,000	382,778	382,778
Other	9,662,617	2,706,089
TOTAL:	162,959,885	56,064,624

Reporting date: 31.12.2007
Productive buildings	9,595,412	2,393,735
Hydro-technical constructions	258	163
Power transmission lines and mechanisms	107,761,743	50,170,751
Heat networks	45	28
Equipment and installations	319,981	169,876
Power equipment and facilities	72,563	37,916
Power sub-stations*	47,241,201	13,357,544
Non-productive assets	0	0
Fixed assets valued up to RUR 10,000	489,612	489,612
Other	22,625,650	7,372,838
TOTAL:	188,106,465	73,992,463

* The cost of fixed assets that are located at sub-stations and do not relate to immovable assets is indicated

Reporting date: 31.12.2008
Computer facilities	1,818,702	1,120,592
Residential buildings	65,584	2,171
Residential buildings (accrual of depreciation on off-balance-sheet accounts)	1,170	0
Non-residential buildings	12,854,161	3,159,978
Land plots	33,072	0
Land plots (State)	6,202	0
Measurement and control equipment	3,395,576	1,373,654
Furniture	405,681	293,280
Communications equipment	6,302,209	1,727,025
Office appliances	189,750	90,334
Transfer mechanisms	138,135,625	61,977,664
Production stock	426,592	172,576
Other	223,569	74,763
Working machines and equipment	50,440,878	16,797,571
Power machines	7,754,180	1,468,259
Structures	22,877,401	7,325,180
Transport	1,453,725	617,798
Household equipment	142,265	80,021
TOTAL:	246,526,343	96,280,866

Reporting date: 31.12.2009
Plots of land and natural resource objects	156,495	0
Buildings	16,543,314	4,535,888
Constructions and transfer mechanisms	165,908,917	83,696,836
Machinery and equipment	87,231,646	31,822,540
Transport	2,065,864	833,164
Production and business equipment	1,133,307	719,040
Other	291,813	120,218
TOTAL:	273,331,356	121,727,686

Reporting date: 31.12.2010
Plots of land and natural resource objects	827,221	0
Buildings	17,844,110	4,839,121
Constructions and transfer mechanisms	303,779,213	151,965,828
Machinery and equipment	110,820,363	42,680,039
Transport	2,921,609	1,117,525
Production and business equipment	1,328,301	910,375
Other	344,912	159,674
TOTAL:	437,865,729	201,672,562

Information on the depreciation method for groups of fixed assets:

In accordance with the Issuer’s accounting policy, depreciation deductions for groups of fixed assets are made via the straight-line method.

The results of the last fixed assets and long-term leased fixed assets revaluation undertaken during the last 5 full financial years specifying the date of revaluation, the full and depreciated reproduction cost before the revaluation and full and depreciated reproduction cost after the revaluation.

RUR th.

Fixed asset group	Full cost prior to revaluation	Depreciated reproduction cost prior to revaluation	Revaluation date	Full cost after revaluation	Depreciated reproduction cost after revaluation
Land	156,495	156,495	01.01.2011	827,221	827,221
Buildings	15,741,565	11,466,585	01.01.2011	19,117,859	13,510,087
Constructions and transfer mechanisms	296,796,974	165,620,699	01.01.2011	353,540,564	175,082,835
Machinery and equipment	92,238,177	58,691,410	01.01.2011	125,988,473	74,929,844
Transport	2,065,864	1,232,700	01.01.2011	2,921,609	1,804,084
Production and business equipment	1,133,307	414,267	01.01.2011	1,328,301	417,926
Other	291,814	171,596	01.01.2011	344,919	185,244
Total book value of fixed assets	408,424,196	237,753,752	01.01.2011	504,068,947	266,757,242

Revaluation methods for fixed assets (according to indices of the federal executive body on statistics, according to the market value of relevant fixed assets confirmed by documents or expert reports. If an expert report is available, it is necessary to specify the valuation method):

The method of the revaluation of fixed assets is based on the market value of relevant fixed assets confirmed by expert reports. When determining the current (replacement) cost of valuation objects, a cost approach was used, namely a balance-sheet value indexing method.

Data on the Issuer’s plans to acquire, replace or write off fixed assets, the value of which constitutes 10% (or more) of the Issuer’s fixed assets value and other assets at the Issuer’s discretion, as well as data on any encumbrances of the Issuer’s fixed assets (specifying the nature of the encumbrance, the time of its occurrence, its duration and other details at the Issuer’s discretion).

In 2011, the Issuer plans to implement an investment program in the amount of RUR 189,566.2 mln. However, the cost of each separately acquired fixed asset will not exceed 10% of the Issuer’s fixed assets value.

In 2011, the Issuer does not plan any activities connected with the replacement or retirement of fixed assets, the value of which constitutes 10% (or more) of the Issuer’s fixed assets value.

Encumbrances of the Issuer’s fixed assets:

Fixed assets are not encumbered.

4.7. On Companies Controlled by the Issuer, each of which Accounts for at least 5 Percent of the Consolidated Value of Assets or at least 5 Percent of Consolidated Income Determined Based on the Last Consolidated Accounting (Financial) Statements of the Issuer, as well as on Other Companies Controlled by the Issuer which, in its Opinion, have a Significant Impact on the Financial Position, Performance and Changes in the Financial Position of the Group of Organizations, of which the Issuer and its Associated Companies are Members (hereinafter — Companies Controlled by the Issuer).

There are no companies controlled by the Issuer, each of which accounts for at least 5 percent of the consolidated value of assets or at least 5 percent of the consolidated income determined based on the last consolidated accounting (financial) statements of the Issuer.

V. Information on the Issuer’s Financial and Economic Activity

5.1. The Issuer’s Financial and Economic Performance

5.1.1. Profit and Loss

Information on information dynamics that characterize the Issuer’s profitability and loss for the last 5 full financial years or for each complete financial year.

Indicator’s name	2006		2007		2008		2009		2010
Revenue, RUR th.	53,599,546		61,384,715		68,485,030		85,077,809		111,084,675
Gross margin, RUR th.	10,230,926		9,354,884		9,507,690		20,997,882		35,566,278
Net profit (retained earning (uncovered loss)), RUR th.	1,833,484		2,296,167		4,465,475		-59,865,994		58,088,388
Return on equity, %	2.40	*	1.59	**	1.33	***	1.33	****	3.87	*****
For reference: Adjusted net profit (for the calculation of return on equity), RUR th.	3,361,871		2,296,167		2,774,413		8,509,837		25,776,639
Return on assets, %	0.85		0.77		0.62		-9.06		6.66
Net profit ratio, %	3.42		3.74		6.52		-70.37		52.29
Profitability of products (sales), %	15.59		10.23		7.53		18.65		26.43
Capital turnover ratio, times	0.32		0.27		0.10		0.14		0.14
Uncovered loss as of the reporting date, RUR th.	0.00		0.00		0.00		-66,810,391		-68,584,944
Proportion of uncovered loss as of the reporting date on the balance sheet total, %	0.00		0.00		0.00		-0.10		-0.08

* The return on equity ratio for 2006 was calculated in accordance with “Instructional guidelines for calculating and assessing key efficiency indicators of business units, subsidiaries and affiliated companies and subsidiaries and affiliated entities in relation to JSC RAO UES of Russia subsidiary and affiliated companies” (Minutes No. 1500 pr/4 of JSC RAO UES of Russia Management Board meeting dated 19.07.2006) as a proportion of net profit (line 190 of “Profit and Loss Statement”) net of securities impairment provision to equity capital as of the end of the reporting period (line 490 of “Accounting Balance Sheet”).

** The return on equity ratio for 2007 was calculated in accordance with “Instructional guidelines for calculating and assessing key efficiency indicators of business units, subsidiaries and affiliated companies and subsidiaries and affiliated entities in relation to JSC RAO UES of Russia subsidiary and affiliated companies” (“Instructional guidelines”) (Minutes No. 1500 pr/4 of JSC RAO UES of Russia Management Board meeting dated 19.07.2006) as a proportion of net profit (line 190 of “Profit and Loss Statement”) to equity capital as of the beginning of the reporting period (line 490 of “Accounting Balance Sheet”).

*** The return on equity ratio for 2008 was calculated in accordance with the Instructional guidelines as a proportion of net profit (line 190 of “Profit and Loss Statement”) net of losses from the sale of securities, losses of prior years identified in the reporting period, other expenses and profit tax, tax on the income from the sale of securities, profit from prior years identified in the reporting period, accounts payable written off, property surplus resulting from stock counting and other income to equity capital as of the beginning of the reporting period (line 490 of “Accounting Balance Sheet”)

**** The return on equity ratio for 2009 was calculated in accordance with “Instructional guidelines for calculating and assessing key efficiency indicators of JSC FGC UES (extract from the Minutes No. 93 of JSC FGC UES Board of Directors meeting dated 30.11.2009) as a proportion of net profit (line 190 of “Profit and Loss Statement”) net of losses from the allocations to the securities impairment provision and the write-off of the negative difference from  financial investment revaluation, allocations to the provision on doubtful debts and income in the form of the reversal of provision on doubtful debts to equity capital as of the beginning of the reporting period (line 490 of “Accounting Balance Sheet”).

***** The procedure for calculating the return on equity ratio is as follows: net profit (line 190 of Form 2) net of transfers to reserves and income in the form of the reversal of the provision / equity capital as of the beginning of the reporting period (line 490 of Form 1).

Economic analysis of the Issuer’s profitability/loss-making based on an analysis of given indices dynamics:

•                                          From 2006-2010, there was a trend toward an increase in revenues and gross margin;

•                                          Throughout the periods under review, there is a growth in net profit indicator values from 2006 to 2010. In 2009 and 2010, the size of net profit calculated for the indicator “Return on equity” net of transfers to reserves and income in the form of the reversal of the provision amounted to RUR 9,427 and 25,777 mln. respectively.

The net profit increase is connected with an increase in revenues for electric power transmission through the UNEG and other income.

•                                          From 2006-2010, there was no distinct trend in the return on equity indicators: from 2007, their values have declined which is caused by a growth in the Company’s capital and reserves.

•                                          The reduction in the return on assets ratio from 2006-2008 was caused by a higher-than-anticipated growth in total assets resulting from the transfer of assets of JSC RAO UES of Russia and merged entities to JSC FGC UES, and the return on sales ratio — as a result of an objective increase in the volume of the full cost of rendered services for electric power transmission through the UNEG and corporate administrative expenses.

The increase in the return on equity, the return on assets and net profit ratios in 2010 as compared to the 2009 reporting period is due to the growth in  adjusted net profit size.

Grounds that, according to the Issuer’s management bodies, led to the Issuer’s profit/loss recorded in the accounting statements for each full financial year.

JSC FGC UES was established as an organization for managing the UNEG for the purpose of its preservation and development, which determines the specific nature of its activity as well as for its income and expenditure generation, namely:

•                                          The Company’s income was determined based on tariffs set by the Russian FTS and customer contract demand data;

•                                          the Company incurs costs based on the technological requirements of the UNEG electrical facility operation;

•                                          The profitability is planned on the basis of the planned income level and the cost of repair and maintenance of the UNEG electrical facilities.

The profit increase in 2008 was not only due to the tariff increase but was also conditioned by an enlargement of the Company, as a result of the transfer of JSC RAO UES of Russia assets.

Based on 2009 activity results, the Company incurred loss in the amount of RUR 59,866 mln. The 2009 loss resulted from the following factors:

•                                          Write-off of a negative difference under the revaluation of the Company’s investments in securities at market value. As of 31.12.2009, the Company’s accounting balance sheet includes financial investments in shares traded on the stock exchange during 2009. As of 31.12.2009, financial investments are recognized in the accounting balance sheet at market prices as of the mentioned date. The loss from changes in the current market value of securities in 2009 amounted to RUR 79,905.9 mln.;

•                                          Loss incurred from the sale of financial investments in the amount of RUR 7,047.2 mln.;

•                                          Provision made for the impairment of financial investments in the amount of RUR 3,502.6 mln.

Based on the results of business and financial performance, in 2010, JSC FGC UES gained net profit in the amount of RUR 58,088 mln. due to the following factors:

•                                          Additional profit was received as a result of the revaluation of financial investments up to the current market value;

•                                          Recovery of the bad debt allowance reduced by the size of the allowance for the impairment of inventories;

•                                          Increase in revenues for electric power transmission through the UNEG due to the increase in tariffs for electric power transmission services.

The opinion of each of the Issuer’s management bodies as to the above specified grounds and/or their effects on the Issuer’s financial and economic performance indicators and arguments explaining their position.

The Issuer’s management bodies have similar opinions as to the above-specified grounds and/or their effects on the Issuer’s financial and economic performance indicators.

The individual opinion of members of the Issuer’s Board of Directors (supervisory board) or members of the

Issuer’s collegial executive body as to the above-specified grounds and/or their effects on the Issuer’s financial and economic performance indicators, entered in the Minutes of the Issuer’s Board of Directors (Supervisory Board) or collegial executive body meeting that considered relevant issues, and arguments explaining their position.

Members of the Issuer’s Board of Directors and the collegial executive body have the same opinion as to the above-specified grounds and/or their effects on the Issuer’s financial and economic performance indicators.

5.1.2. Factors that have Affected the Amount of the Issuer’s Revenue from the Sales of Goods, Products, Work and Services by the Issuer, and the Issuer’s Profit (Loss) from Core Business Activity.

Factors (inflation, foreign currency rate variations, public authorities’ resolutions, other economic, financial and political factors) that, according to the Issuer’s management bodies, have affected the amount of the Issuer’s revenue from the sale of goods, products, work, services, expenses for their production and sale (cost value) and profit (loss) from core business activity for the last 5 full financial years or for each complete financial year.

Factors that have affected revenue

Level
Factor	2006	2007	2008	2009	2010
Inflation	Medium				Low
Foreign currency rate fluctuations	Low
Public authority resolutions	High
Other factors, including:
Investment program implementation	Medium				High
Completion of JSC RAO UES of Russia restructuring, with a transfer of assets and liabilities to JSC FGC UES	High			Absent

Factors that have affected cost value

Level
Factor	2006	2007	2008	2009	2010
Inflation	Medium
Foreign currency rate fluctuations	Low
Public authority resolutions	Medium
Other factors, including:
Efficient cost management	Medium
Completion of JSC RAO UES of Russia restructuring, with a transfer of assets and liabilities to JSC FGC UES	High			Absent

Factors that have affected net profit

Level
Factor	2006	2007	2008	2009	2010
Inflation	Medium
Foreign currency rate fluctuations	Low
Public authority resolutions	High
Other factors, including:
Efficient cost management	Medium
Investment program implementation	Medium				High
Revaluation of financial investments	Low			High
Completion of JSC RAO UES of Russia restructuring, with a transfer of assets and liabilities to JSC FGC UES	High			Absent

Opinion of each of the Issuer’s management bodies as to the above-specified factors and/or their effects on the Issuer’s financial and economic performance indicators and arguments explaining their position.

The Issuer’s management bodies have similar opinions as to the above-specified factors and/or their effects on the Issuer’s financial and economic performance indicators.

Individual opinions of members of the Issuer’s Board of Directors (Supervisory Board) or members of the Issuer’s collegial executive body as to the above-specified factors and/or their effects on the Issuer’s financial and economic performance indicators, entered in the Minutes of the Issuer’s Board of Directors (Supervisory Board) or collegial executive body meeting that considered the relevant issues, and arguments explaining their position.

Members of the Issuer’s Board of Directors and the collegial executive body have the same opinion as to the above-specified factors and/or their effects on the Issuer’s financial and economic performance indicators.

5.2. Issuer’s Liquidity, Capital Adequacy and Circulating Assets

Indicators characterizing the Issuer’s liquidity for the last 5 full financial years.

Indicator	31.12.2006	31.12.2007	31.12.2008	31.12.2009	31.12.2010
Own circulating assets, RUR th.*	-8,742,314	16,323,190	154,883,397	182,008,660	134,569,161
Net fixed assets index *	1.05	0.94	0.78	0.74	0.84
Current liquidity ratio **	2.93	2.81	5.19	6.10	5.10
Quick liquidity ratio **	2.59	2.62	5.05	5.96	4.94
Equity-assets ratio *	0.81	0.85	0.92	0.94	0.89

* To calculate this indicator as of 31.12.2006, 31.12.2007, 31.12.2009, 31.12.2010, the amount of accounts payable to shareholders with respect to property introduced as payment for issued ordinary shares was included in the amount of authorized capital.

** To calculate this indicator as of 31.12.2006, 31.12.2007, 31.12.2009, 31.12.2010, debts to shareholders with respect to property introduced as payment for issued ordinary shares was excluded from the amount of accounts payable.

Economic analysis of the Issuer’s liquidity and solvency, the adequacy of equity capital to meet short-term liabilities and cover the Issuer’s current operating expenses based on an economic analysis of dynamics in the adjusted indicators:

Considering that debts to founders related to contributions to authorized capital (RUR 11,194 mln. for 2010, RUR 40,178 mln. for 2009, RUR 47,405 mln. for 2007 and RUR 34,338 mln. for 2006) are actually the own funds of the Company and may be used for activities provided for by Articles of Association, by 2006, 2007, 2009 and 2010 results, the amount of own circulating assets is adjusted by the above-stated amounts.

The amount of own circulating assets characterizes a part of the Company’s equity capital, which is the source for covering its current assets (i.e., assets with a turnover less than one year). The estimated indicator depends both on the structure of assets and the structure of funding sources. From the presented data, it is evident that the Issuer does not have a deficit of own circulating assets. During 2006-2009, this indicator showed a tendency to grow. The size of own circulating assets in 2010 was RUR 134,569 mln., which is RUR 47,439 mln. less than in the same reporting period in 2009. The cause of the decrease in own circulating assets was an increase in the amount of non-circulating assets in the 2010 reporting period due to the growth in construction-in-progress, as a result of the Company implementing its Investment Program.

During the 2010 reporting period, the increase in the net fixed assets index by 0.1 (as compared with 2009) also reflects the growth in the amount of non-circulating assets. The value of the net fixed assets index for 2009 and 2010 did not exceed one, which corresponds with and is confirmed by a positive value of the “own circulating assets” indicator  during these periods. The size of the index shows that the amount of non-circulating assets and long-term accounts receivable does not exceed the size of equity capital, which is a positive fact.

During the entire period under review, the current liquidity and quick liquidity ratios had high values, which can be considered a positive fact since the standard value of the current liquidity ratio is in a range from 1 to 2, and the quick liquidity ratio — from 0.7 to 0.8. The values of these indicators testify to a rather high level of Issuer liquidity and solvency.

According to the estimate accounting for contributions to authorized capital, the value of liquidity ratios based on 2010 results shows the Company’s ability to repay its short-term liabilities. On the whole, JSC FGC UES maintains a high level of liquidity and a low level of financial dependence, with the Company’s equity capital covering 88% of all asset funding.

The equity-assets ratio shows the share of equity capital in assets and characterizes the degree of financial independence from creditors. The ratio displayed a distinct growth trend from 2006-2009; in 2010, its value did not change significantly and remained at a rather good level, which is indicative of a certain degree of corporate financial stability.

Thus, the above-mentioned indicators allow one to state that the Company’s solvency is at a good level, which allows accounts with creditors and the financing of day-to-day operations to be settled in a timely manner  and in full.

The opinion of each of the Issuer’s management bodies as to the above-specified factors and/or their effects on the Issuer’s financial and economic performance indicators, and arguments explaining their position.

The Issuer’s management bodies have similar opinions as to the specified factors and/or their effects on the Issuer’s financial and economic performance indicators.

The individual opinion of members of the Issuer’s Board of Directors (Supervisory Board) or members of the Issuer’s collegial executive body as to the above-specified factors and/or their effects on the Issuer’s financial and economic performance indicators, entered in the Minutes of the Issuer’s Board of Directors (Supervisory Board) or collegial executive body meeting that considered relevant issues, and arguments explaining their position.

Members of the Issuer’s Board of Directors and the collegial executive body have the same opinion as to the specified factors and/or their effects on the Issuer’s financial and economic performance indicators.

5.3. Size and Structure of the Issuer’s Capital and Circulating Assets

5.3.1. Size and Structure of the Issuer’s Capital and Circulating Assets

Information for the last 5 full financial years or for each complete financial year.

The Table below shows data on the size and structure of capital, contained in the Issuer’s balance sheet as of December 31st of each financial year under review.

Indicator	31.12.2006	31.12.2007	31.12.2008	31.12.2009	31.12.2010
a) Size of the Issuer’s authorized capital, RUR th.	121,607,242	180,691,104	576,757,098	576,757,098	616,780,667
b) Total share value, bought by the Issuer for resale, RUR th., indicating % of such shares from those placed	0	0	0	0	0
c) Amount of the Issuer’s reserve capital built up by deductions from the Issuer’s profit, RUR th.	3,411,969	4,657,605	9,910,770	10,134,044	10,134,044
d) Amount of the Issuer’s additional capital showing incremental asset value which is defined by revaluation, as well as the difference between the selling price (placement price) and the par value of the Company’s shares (stakes) due to the sales of shares (stakes) at a price in excess of the par value, RUR th.	13,126,449	16,994,046	52,597,360	59,386,652	147,465,640
e) Amount of undistributed net profit, RUR th.	1,932,307	2,442,736	26,912,201	-66,810,391	-10,496,556
f) Total amount of the Issuer’s capital, RUR th.	140,077,967	204,785,491	666,177,429	579,467,403	763,883,795

The size of the authorized capital in this Clause complies with the size of the authorized capital specified in the Issuer’s founding documents. As of December 31st, 2010, the Company’s authorized capital was paid up at 100%.

In accordance with amendments to the Issuer’s Articles of Association registered by the Inter-regional Inspectorate of the Russian Federal Tax Service No. 46 in the city of Moscow as of March 25th, 2011, the authorized capital is RUR 627,974,064,196.5 As of the date of the Prospectus approval, the Company’s authorized capital is paid up at 100%.

The presented data shows that during the entire period under review there was a trend for the Issuer’s capital and reserves to grow. In 2008, there was a considerable growth in the Company’s capital, including:

•                                          The increase in authorized capital was due to the JSC FGC UES share issue and JSC RAO UES restructuring;

•                                          In 2008, the size of the Company’s additional capital grew by the amount of additional paid-in capital, as well as additional capital from affiliated companies as a result of JSC RAO UES’ restructuring and final appraisals of fixed assets.

In 2009, the total amount of the Company’s capital decreased as a result of a received loss from the current period in the amount of RUR 59,866 mln. and accumulated unrecovered losses in the amount of RUR 6,944 mln. as of December 31st, 2009.

In 2010, the Company’s capital grew as compared to the same period in 2009, including due to the issue of JSC FGC UES shares, the revaluation of fixed assets and obtained net profit based on 2010 performance.

Size and structure of the Issuer’s circulating assets in accordance with the Issuer’s accounting statements.

Size of the Issuer’s circulating assets in accordance with accounting statements (RUR th.):

Current assets	31.12.2006	31.12.2007	31.12.2008	31.12.2009	31.12.2010
Inventory, including	2,275,327	2,238,267	3,305,661	2,427,514	4,632,226
feedstock, materials and other similar inventory items	1,258,966	1,832,120	1,728,321	2,262,155	4,407,467
expenses in work in progress	0	0	0	0	0
finished products and goods for re-sale	34	120,930	84,863	29,993	30,011
goods delivered	0	0	0	0	0
deferred expenses	1,016,327	285,217	1,492,477	135,366	194,748
other inventory and expenses	0	0	0	0	0
Input value -added tax	1,364,869	1,731,506	1,961,283	2,070,794	2,295,467
Accounts receivable (payments are expected more than 12 months after the reporting date)	483,485	605,359	10,871,826	20,492,819	8,696,249
including buyers and customers	0	0	0	185,910	68,106
Accounts receivable (payments are expected within 12 months from the reporting date)	21,529,762	42,267,665	141,184,013	117,170,891	157,647,614
including buyers and customers	2,084,062	1,683,081	5,053,894	8,949,413	8,669,641
Short-term financial investments	929,091	3,930,420	49,390,019	69,127,725	46,244,024
Cash assets	5,457,948	9,991,374	5,640,064	11,312,141	11,243,302
Other current assets	0	0	0	0	0
Total current assets	32,040,482	60,764,591	212,352,866	222,601,884	230,758,882

Structure of the Issuer’s circulating assets in accordance with accounting statements:

Structure of current assets	31.12.2006	31.12.2007	31.12.2008	31.12.2009	31.12.2010
Inventory, including, %	7.10	3.68	1.56	1.09	2.01
feedstock, materials and other similar inventory items, %	3.93	3.02	0.81	1.02	1.91
expenses in work in progress, %	0	0	0	0	0
finished products and goods for re-sale	0.0001	0.20	0.04	0.01	0.01
goods delivered	0	0	0	0	0
deferred expenses, %	3.17	0.47	0.70	0.06	0.08
other inventory and expenses, %	0	0	0	0	0
Input value-added tax, %	4.26	2.85	0.92	0.93	0.99
Accounts receivable (payments are expected more than 12 months after the reporting date), %	1.51	1.00	5.12	9.21	3.77
including buyers and customers, %	0	0	0	0.08	0.03
Accounts receivable (payments are expected within 12 months from the reporting date), %	67.2	69.56	66.49	52.64	68.32
including buyers and customers, %	6.50	2.77	2.38	4.02	3.76
Short-term financial investments, %	2.90	6.47	23.26	31.05	20.04
Cash assets, %	17.03	16.44	2.66	5.08	4.87
Other current assets, %	—	—	—	—	—
Total current assets, %	100	100	100	100	100

The presented data shows that the size of JSC FGC UES’ circulating assets related to accounts receivable and short-term financial investments during 2006-2008 tended to grow. The main cause of changes was the completion of JSC RAO UES’ restructuring, with the transfer of assets to JSC FGC UES.

The main cause of changes in the amount of short-term financial investments and cash assets was the completion of JSC RAO UES restructuring, with the transfer of assets (bills) to JSC FGC UES as of June 30th, 2008. As of December 31st, 2009, short-term financial investments included deposits in “Gazprombank” OJSC in the amount of RUR 24,049.5 mln. — uncommitted funds for the implementation of the investment program, as the terms for commissioning facilities were delayed till 2010-2012.

The following factors influenced the growth in the size of JSC FGC UES’ circulating assets in 2010:

•                                          Increase in inventories by RUR 2,205 mln., including materials by RUR 2,145 mln. due to an increase in the purchase of materials for carrying out repair work using own resources;

•                                          Reduction in long-term accounts receivable by RUR 11,797 mln., including due to the  transformation of bills of “Energo-Finans” LLC from long-term accounts receivable to long-term financial investments based on a novation contract, as well as the payment of bills of “Mobile GTEP” OJSC;

•                                          Increase in short-term accounts receivable by RUR 40,477 mln. due to an increase in advance payments related to investment program implementation, as well as the recovery of bad debt allowance under bills of “Index of Energy - FGC UES” LLC;

•                                          Decrease in the amount of short-term financial investments by RUR 22,884 mln. due to a decrease in the deposit accounts balance for JSC FGC UES.

Based on 2010 results, the major share of JSC FGC UES’ circulating assets is comprised of short-term accounts receivable (68.3%), short-term financial investments (20.0%) and cash funds (4.9%).

Circulating asset financing sources (own sources, loans, credits)

Revenue from ordinary activities, as well as credits and loans (with regard to financing advance payments for investment activity)

Issuer’s circulating asset financing policy.

The Company’s circulating asset financing policy includes implementing measures in the following directions:

•                                          Optimizing the volume and structure of financial sources with respect to providing for the efficient use of equity capital and sufficient financial stability;

•                                          The issue of bonded loans to finance the Company’s investment program;

•                                          Cooperation with several major banks with respect to credit financing and optimizing interest rates;

•                                          Studying new directions for debt financing to finance the investment program (debt financing source diversification).

Factors that may entail a change in the financing policy for circulating assets and their occurrence probability estimation.

The following factors may entail a change in the financing policy for circulating assets:

•                                          Growth in the Issuer’s accounts receivable. In this case, it will be necessary to access additional short-term and long-term loans, which will increase the debt burden above planned levels, as well as carrying out work with State bodies on obtaining additional budgetary funds. In the Issuer’s opinion, the likelihood of this factor occurring is average;

•                                          Negative changes in the financial market and, as a consequence, an increase in  interest risks of the Issuer. The Necessity of changing the Issuer’s current borrowing structure. In the Issuer’s opinion, the likelihood of this factor occurring is average;

•                                          Strengthening creditor requirements. In this case, the Issuer will have to pay off accounts payable by attracting loan funds, thus replacing accounts payable to suppliers and contractors with loan indebtedness to banks and credit institutions. In the Issuer’s opinion, the likelihood of this factor occurring is low.

5.3.2. Issuer’s Financial Investments

List of the Issuer’s financial investments that account for 10% or more of all of its financial investments as of the end of the last financial year prior to the date of Prospectus approval.

The amount of the Issuer’s financial investments, as of the end of the last financial year prior to the date of Prospectus approval, was RUR 150,381,571 th., of which:

•                                          Long-term financial investments — RUR 104,137,547 th.

•                                          Short-term financial investments — RUR 46,244,024 th.

Equity securities *:

Type of securities	ordinary shares
Full trade name of the Issuer	Open Joint Stock Company “First Power Generating Company on the Wholesale Energy Market”
Abbreviated trade name of the Issuer	JSC “OGK-1”
Issuer’s location	1 Odesskaya Street, Bldg. 1, Tyumen, the Tyumen Region, Russia, 625023
State registration numbers of the issues	1-02-65107-D
Date of State registration	15.05.2007
Registering authority	Russian FSFM
Number of owned securities	27,628,151,912
Total nominal value of owned securities, RUR th.	15,880,109
Total balance value of securities, RUR th.	21,851,019
Information on the amount of the potential loss related to the bankruptcy of the organization (Company), in which investments were made, RUR th.	21,851,019
Size of the dividend declared for ordinary shares, payment period	June 28th, 2010 (Minutes dated June 28th, 2010). At the Annual General Meeting of Shareholders, a resolution was passed not to pay dividends based on 2009 results.

Type of securities	ordinary shares
Full trade name of the Issuer	Open Joint Stock Company “Volga Territorial Generating Company”
Abbreviated trade name of the Issuer	JSC “Volga TGC”
Issuer’s location	15 Mayakovskogo Street, Samara, Russia, 443100
State registration numbers of the issues	1-01-55113-E
Date of State registration	15.05.2007
Registering authority	Russian FSFM
Number of owned securities	9,606,545,364
Total nominal value of owned securities, RUR th.	9,606,545
Total balance value of securities, RUR th.	20,066,560
Information on the amount of the potential loss related to the bankruptcy of the organization (Company), in which investments were made, RUR th.	20,066,560
Size of the dividend declared for ordinary shares, payment period	At the Annual General Meeting of Shareholders on May 21st, 2010 (Minutes No. 2010-1 dated May 21st, 2010), a resolution was passed not to pay dividends based on 2009 results.

Type of securities	ordinary shares
Full trade name of the Issuer	Open Joint Stock Company “Bashkirenergo”
Abbreviated trade name of the Issuer	JSC “Bashkirenergo”
Issuer’s location	30 Karl Marx Street, Ufa, Russia 450000
State registration numbers of the issues	1-01-00012-A
Date of State registration	07.04.2004
Registering authority	Russian FSFM
Number of owned securities	232,448,366
Total nominal value of owned securities, RUR th.	232,448
Total balance value of securities, RUR th.	15,456,189
Information on the amount of the potential loss related to the bankruptcy of the organization (company), in which investments were made, RUR th.	15,456,189
Size of the dividend declared for ordinary shares, payment period

At the Annual General Meeting of Shareholders on June 11th, 2010 (Minutes dated June 11th, 2010), a resolution was passed to pay dividends in the amount of RUR 1.087 per one ordinary share based on 2009 results.

* the above listed financial investments in equity securities were transferred to JSC “INTER RAO” under sales and purchase agreement No. 2803 dated March 28th, 2011 (more details in Clause 7.6. of this Prospectus) and as of the date of the Prospectus approval they are not on the Issuer’s balance sheet.

Non-equity securities:

Type of securities	promissory notes
Full trade name of the Issuer	VTB Bank (Open Joint Stock Company)
Abbreviated trade name of the Issuer	JSC VTB Bank
Issuer’s location	29 Bolshaya Morskaya Street, St. Petersburg, Russia, 190000
Number of owned securities	5
Total nominal value of owned securities, RUR th.	19,359,527.4
Total balance value of securities, RUR th.	19,232,142
Accrued (unpaid) discount, RUR th.	232,142
Maturity date

Series А 084197 No. 000060002598 - after sight, but not sooner than 28.02.2011

Series А 084198 No. 000060002599 - after sight, but not sooner than 07.03.2011

Series А 084199 No. 000060002600 - after sight, but not sooner than 14.03.2011

Series А 084200 No. 000060002601 - after sight, but not sooner than 29.01.2011

Series А 084201 No. 000060002602 - after sight, but not sooner than 07.02.2011

Information on the established reserves for the depreciation of securities.

There are no reserves for the depreciation of the above-listed financial investments.

As of December 31st, 2009, there are no other financial investments that account for 10 or more percent of all financial investments.

The Issuer’s funds have not been placed on deposit and other accounts at credit institutions whose licenses have been suspended or revoked or it has been decided to reorganize, wind up or declare such organizations bankrupt or initiate bankruptcy proceedings against them.

Information on losses, presented in the Issuer’s estimate on financial investments, as reflected in the Issuer’s accounting reports over a period from the beginning of the reporting year to the date of  Prospectus approval:

The amount of potential losses related to the bankruptcy of organizations (enterprises) in which investments have been made, for each type of investments, is limited by the size of invested funds.

There are no losses related to financial investments for the specified reporting period.

Accounting standards (requirements), under which the Issuer has performed calculations included in this Clause of the Prospectus:

Financial investments are recorded on balance sheet account 58 in accordance with PBU 19/02 “Financial Investment Accounting” approved by Order No. 126n of the Russian Ministry of Finance dated December 10th, 2002.

5.3.3 The Issuer’s Intangible Assets

Information on the composition, initial (replacement) cost of intangible assets and the amount of accumulated depreciation for the last 5 full financial years or for each complete financial year:

Reporting date: December 31st, 2006.

Name of the group of intangible assets	Initial (replacement) cost, RUR	Accumulated depreciation, RUR.
Utility patent No. 34818 “Compensator”	10,000	0
Utility patent No. 35039 “Vysokovoltniy (High Voltage)”	10,000	0
Program for collecting, primary and complete processing of computer information	1,030,000	0
Imitative JSC FGC UES trademark	246,000	61,500
Utility patent No. 36065 “Device prod.kompl”	130,000	0
Computer program under application No. 2004610967 Agr No. 15/04	520,000	303,333
Computer program “Calculating and choosing the instrument system”	820,000	205,000
Computer program under application No. 2004612623 Agr. No. 15/04	555,000	246,667
Computer program “Calculating short circuit currents in the network”	825,000	206,250
Computer program under application No.2004610966 Agr. No. 361	7,145,000	2,580,139
Computer program “Program for modelling and analyzing energy systems”	4,075,000	1,471,528
IPS CSSSR database	603,275,253	10,054,588
IPS CSSSR Program complex	251,222,272	4,187,038
Film “FGC. Work under strain”	877,077	243,633
Program “Geo-magnetic fields for three-phase reactors”	148,395	24,732
Program “Electro-magnetic parameters for air lines”	74,535	12,422
Total:	870,963,532	19,596,830

Reporting date: December 31st, 2007.

Name of the group of intangible assets	Initial (replacement) cost, RUR	Accumulated depreciation, RUR.
Utility patent No. 34818 “Compensator”	10,000	0
Utility patent No. 35039 “Visokovoltniy (High Voltage)”	10,000	0
Program for collecting, primary and complete processing of computer information	1,030,000	0
Imitative JSC FGC UES trademark	246,000	86,100
Utility patent No. 36065 “Device prod.kompl”	130,000	0
Computer program under application No. 2004610967 Agr No. 15/04	520,000	476,667
Computer program “Calculating and choosing the instrument system”	820,000	369,000
Computer program under application No. 2004612623 Agr. No. 15/04	555,000	431,667
Computer program “Calculating short circuit currents in the network”	825,000	371,250
Computer program under application No.2004610966 Agr. No. 361	7,145,000	4,961,806
Computer program “Program for modelling and analyzing energy systems”	4,075,000	2,829,861
Film “FGC. Work under strain”	877,077	535,992
IPS CSSSR database	603,275,253	130,709,638
IPS CSSSR Program complex	251,222,272	54,431,492
Automated information metric — taking into account electric power (АIE PAS)	155,158,315	0
Automatic program of complex document management (АСS)	28,966,365	6,638,125
Total:	1,054,865,282	201,841,598

Reporting date: December 31st, 2008.

Name of the group of intangible assets	Initial (replacement) cost, RUR	Accumulated depreciation, RUR.
Computer program “Electro-magnetic air tank”	111,465	102,176
Program “Geo-magnetic fields for three-phase reactors”	148,395	148,395
Program “Electro-magnetic parameters for air lines”	74,535	74,535
Automatic program of complex document management (АСS) Agr. No. 222160	28,966,365	9,051,989
Automated information metric — taking into account electric power (АIE PAS)	155,158,315	38,789,579
Imitative JSC FGC UES trademark	246,000	110,700
IPS CSSSR database	603,275,253	251,364,689
IPS CSSSR Program complex	251,222,272	104,675,947
Utility patent No. 36065 “Device for lateral compensation”	130,000	0
Utility patent No. 34818 “Compensator”	10,000	0
Utility patent No. 35039 “Visokovoltniy”	10,000	0
Program for collecting, primary and complete processing of computer information	1,030,000	0
Film “FGC. Work under strain”	877,077	828,350
Computer program under application No. 2004610966 Agr. No. 361 (duty)	7,145,000	7,145,000
Computer program under application No. 2004610967 Agr. No. 15/04 (duty)	520,000	520,000
Computer program under application No. 2004612623 Agr. No. 15/04	555,000	555,000
Computer program “Program for modelling and analyzing energy systems”	4,075,000	4,075,000
Computer program “Calculating and choosing the instrument system”	820,000.00	533,000
Computer program “Calculating short circuit currents in the network”	825,000	536,250
Automatic accounting system	598,697,912	24,945,746
Automated system for property administration	221,844,011	0
Corporate information system “АСS Zarplata”	43,091,647	0
Information system “KPI - Motivation”	27,958,792	0
Corporate information system “KISG Кadri”	32,573,156	0
Total:	1,979,365,195.53	443,456,356.59

Reporting date: December 31st, 2009.

Name of the group of intangible assets	Initial (replacement) cost, RUR	Accumulated depreciation, RUR.
Computer program “Electro-magnetic air tank”	111,465	111,465
Program “Geo-magnetic fields for three-phase reactors”	148,395	148,395
Program “Electro-magnetic parameters for air lines”	74,535	74,535
Automatic program of complex document management (АСS) Agr.No. 222160	28,966,365.09	16,293,580.36
Automated information metric — taking into account electric power (АIE PAS)	155,158,315.41	77,579,157.7
Imitative JSC FGC UES trademark	246,000	135,300
IPS CSSSR database	603,275,252.85	372,019,739.29
IPS CSSSR Program complex	251,222,272.43	154,920,401.29
Utility patent No. 36065 “Device for lateral compensation”	130,000	0
Utility patent No. 34818 “Compensator”	10,000	0
Utility patent No. 35039 “Vysokovoltniy (High Voltage)”	10,000	0
Program for collecting, primary and complete processing of computer information	1,030,000	0
Film “FGC. Work under strain”	877,076.83	877,076.83
Computer program under application No. 2004610966 Agr. No. 361 (duty)	7,145,000	7,145,000
Computer program under application No. 2004610967 Agr. No. 15/04 (duty)	520,000	520,000
Computer program under application No. 2004612623 Agr. No. 15/04	555,000	555,000
Computer program “Program for modelling and analyzing energy systems”	4,075,000	4,075,000
Computer program “Calculating and choosing the instrument system”	820,000	697,000.09
Computer program “Calculating short circuit currents in the network”	825,000	701,250
Automatic accounting system	598,697,912.26	174,620,224.42
Automated system for property administration	221,844,010.57	55,461,002.64
Corporate information system “АСS Zarplata”	43,091,646.8	10,772,911.7
Information system “KPI — Motivation”	27,958,792.15	6,989,698.04
Corporate information system “KISG Кadri”	32,573,156.14	8,143,289.04
Automatic system of data collection (АS CDI)	2,489,136.1	691,426.69
Technological IS custodian service “FSKNetExpense”	18,948,102.22	3,947,521.3
Automated system of technical service management and repair.(АСУ-ТОиР)	149,420,301.65	31,129,229.5
Program module “Electroschema” BDTS	2,020,136.1	505,034.03
Program module “UES Systems”	4,219,136.1	1,054,784.03
Corporate information-analytical system (CIAS)	18,018,375.82	3,503,573.08
Automatic planning system	47,617,366.48	6,944,199.28
Information analytical accounting system for electric power IAS SE	68,797,439.15	4,299,839.95
ASUD М — moderate automated system of document turnover	34,325,831.8	2,145,364.49
System of maintaining and reflecting the normative	7,926,184.56	440,343.6
Device “Management of reactive power device”	2,105,000	11,378.38
Utility model “Fundamental”	7,610,000	92,804.88
Total:	2,342,862,205.51	946,605,525.61

Reporting date: December 31st, 2010.

Name of the group of intangible assets	Initial (replacement) cost, RUR	Accumulated depreciation, RUR
Computer program “Electro-magnetic air tank”	111,465.00	111,465.00
Program “Geo-magnetic fields for three-phase reactors”	148,395.00	148,395.00
Program “Electro-magnetic parameters for air lines”	74,535.00	74,535.00
Automatic program of complex document management (АСS) Agr.No. 222160	28,966,365.09	23,535,171.63
Automated information metric — taking into account electric power (АIE PAS)	155,158,315.41	116,368,736.55
Imitative JSC FGC UES trademark	246,000.00	159,900.00
IPS CSSSR database	603,275,252.85	492,674,789.86
IPS CSSSR Program complex	251,222,272.43	205,164,855.78
Utility patent No. 36065 “Device for lateral compensation”	130,000.00	0
Utility patent No. 34818 “Compensator”	10,000.00	0
Utility patent No. 35039 “Vysokovoltniy (High Voltage)”	10,000.00	0
Program for collecting, primary and complete processing of computer information	1,030,000.00	0
Film “FGC. Work under strain”	877,076.83	877,076.83
Computer program under application No. 2004610966 Agr. No. 361 (duty)	7,145,000.00	7,145,000.00
Computer program under application No. 2004610967 Agr. No. 15/04 (duty)	520,000.00	520,000.00
Computer program under application No. 2004612623 Agr. No. 15/04	555,000.00	555,000.00
Computer program “Program for modelling and analyzing energy systems”	4,075,000.00	4 075,000.00
Computer program “Calculating and choosing an instrument system”	820,000.00	820,000.00
Computer program “Calculating short circuit currents in the network”	825,000.00	825,000.00
Automatic accounting system for JSC FGC UES	598,697,912.26	324,294,702.49
Automated system for property administration	221,844,010.57	110,922,005.28
Corporate information system “АСS Zarplata”	43,091,646.80	21,545,823.40
Information system “KPI — Motivation”	27,958,792.15	13,979,396.08
Corporate information system “KISG Кadri”	32,573,156.14	16,286,578.08
Automatic data collection system (АS CDI)	2,489,136.10	1,521,138.72
Technological IS custodian service “FSKNetExpense”	18,948,102.22	8,684,546.86
Automated system of technical service management and repair (ASU-TOiR)	149,420,301.65	68,484,304.91
Program module “Electroschema” BDTS	2,020,136.10	1,178,412.73
Program module “UES Systems”	4,219,136.10	2,461,162.73
Corporate information-analytical system (CIAS)	18,018,375.82	9,509,698.35
Automatic system of planning and budgeting for JSC FGC UES	47,617,366.48	18,848,540.90
Informational analytical accounting system for electric power IAS SE	68,797,439.15	21,499,199.74
ASUD М — moderate automated system of document turnover	34,325,831.80	10,726,822.44
System of storing and displaying normative and reference information SPK KISU of JSC FGC UES (SOI SPK)	7,926,184.56	3,082,405.12
Device “Management of reactive power device”	2,105,000.00	147,918.92
Utility model “Fundamental”	7,610,000.00	1,206,463.42
Metal grill of the power pile foundation	4,170,000.00	375,675.68
Utility model “Pad and chimney foundations as the basis for power lines”	1,130,000.00	106,603.78
Utility model “Pad and chimney foundations as they form the basis for power lines”	1,130,000.00	106,603.78
Anchor metal head of reinforced concrete foundation	9,170,000.00	811,504.43
Computer program “Technological connection of customers”	6,391,408.30	1,597,852.08
Utility model “Current limiter” No. 89783	2,140,000.00	152,857.14
Computer program for formation of MKPA cards	2,179,136.10	453,986.69
Computer program “Routine switching guide” (Eksper)	2,070,136.10	431,278.35
Utility model No. 95350 “Tangent-suspension portal support for power lines”	7,115,000.00	187,236.85
Utility model No. 94261 “Angle-tension tower of single-circuit three-phase power line”	4,970,000.00	134,324.32
Utility model No. 86212 “Tangent-suspension portal support for 330 kv power lines”	2,170,000.00	63,203.88
Utility model No. 86211 “Tangent-suspension portal support for 500 kv power lines”	3,170,000.00	92,330.10
Patent for invention No. 2334293 “Superconductive multifilamentary strip conductor for alternating and direct currents”	3,265,000.00	16,917.10
Patent for invention No. 2390064 “Superconductive multifilamentary conductor for alternating and direct currents”	3,130,000.00	14,099.10
Utility patent No. 71190 “Superconductive synchronous electrical composite rotor machine”	280,000.00	3,544.30
Utility patent No. 74521 “Superconductive cable current lead”	1,270,000.00	14,597.70
Patent for invention No. 2341838 “Superconductive multifilamentary circular conductor”	3 265,000.00	16,917.10
Corporate system for organizing procurement activities (KSOZD)	611,688.49	25,487.02
Corporate portal of JSC FGC UES / Internet representation	5,806,777.20	483,898.10
Automatic system “Visitors passage control” (AS KPP)	4,019,136.10	167,464.00
Total:	2,410,315,487.80	1,492,690,427.32

Methods for evaluating intangible assets and their appraised value in case of the contribution of intangible assets to the authorized (reserve) capital (unit fund) or uncompensated receipts:

There have been neither contributions of intangible assets to the authorized capital nor uncompensated receipts.

Accounting standards (requirements), under which the Issuer provides data on its intangible assets:

Intangible assets have been and will be accounted for by the Issuer in the future in accordance with the Intangible Asset Accounting Regulation No.14/2000 “Intangible Asset Accounting” approved by Order No. 91n of the Russian Ministry of Finance  dated October 16th, 2000.

5.4. Information on the Issuer’s Policies and Expenditures in Research and Development with Regard to Licenses and Patents, New Developments and Investigations

The Issuer’s policies in research and development and research and development expenditure through own funds over the last 5 full financial years or for each complete financial year (including the disclosure of research and technology expenditure through the Issuer’s own funds for each of the reporting periods):

The Issuer’s research and development expenditure via its own funds over the last 5 full financial years

	2006	2007	2008	2009	2010
Research and development expenditures, RUR th.	715,803	1,778,288	2,779,019	1,117,082	1,410,084

The policy of innovative development and modernization of JSC FGC UES was adopted at a meeting of the Coordination Scientific and Technical Council of JSC FGC UES and a meeting of the Management Board of JSC FGC UES; the decision on implementing the innovative development program directed at creating an intelligent network and stable and intensive innovative development of the UNEG was made.

Intelligent UNEG (hereinafter — IUNEG) is a self-resetting, totally controlled system with widely applied innovative technologies, providing for a non-discriminatory connection of generated objects and consumers, reliability goals, safety and the economic efficiency of transferring electric power. It is integrated into the intelligent electric power system.

The final result of Research and Development is establishing an intelligent network — a qualitatively new technical level for the national power industry to create a dynamic positive multiplicative effect for  industry development and domestic spheres.

In 2010, the main directions of R&D within the scope of the Company’s innovative development policy are:

•              Developing the concept and theoretical basis for the creation of IESAAS;

•              New types of power equipment for sub-stations and power lines for IESAAS;

•              New types of control methods, automatics,  protection and measurement systems for IESAA;

•              Control means for IESAAS;

•              System of monitoring and protecting electric power lines from external influences;

•              Providing for the security and the safety of UNEG functioning and the quality of provided electric power transmission services;

•              Increase in the energy efficiency of power grids.

Information on the legal protection of basic intellectual property objects (including data on the dates of issue and the validity periods for invention patents, utility patents and design patents, data on the State registration of trademarks and service marks, and the place of origin for goods).

As of the date of the Prospectus approval, JSC FGC UES is the legal owner of the following patents and certificates:

•                  Certificate of protection No. 267439 of the Russian Federation for the trademark (service mark) of JSC FGC UES dated April 20th, 2004. The priority date of the trademark is October 30th, 2003. The validity period of the registration expires  October 30th, 2013;

•                  Utility patent of the Russian Federation No. 35039 dated December 20th, 2003 “High-voltage disconnecting link.” The priority date of the utility model is September 18th, 2003. The validity period of the patent expires September 18th, 2013 + Addendum as of January 15th, 2008;

•                  Utility patent of the Russian Federation No. 34818 dated December 10th, 2003 “Compensator for reactive power.” The priority date of the utility model is August 28th, 2003. The validity period of the patent expires August 28th, 2013 + Addendum as of January 15th, 2008;

•                  Utility patent of the Russian Federation No. 36065 dated February 20th, 2004 “Device for series compensation of parameters in a transmission line.” The priority date of the utility model is December 4th, 2003. The validity period of the patent expires December 4th, 2013 + Addendum as of January 15th, 2008;

•                  Utility patent of the Russian Federation No. 42706 dated December 10th, 2004 “Sparker.” The priority date of the utility model is August 31st, 2004. The validity period of the patent expires August 31st, 2014 + Addendum as of January 15th, 2008;

•                  Patent for invention of the Russian Federation No. 2231205 dated June 20th, 2004 “Method of controlling the voltage converter.” The priority date of the invention is October 10th, 2002. The validity period of the patent expires October 10th, 2022;

•                  Utility patent of the Russian Federation No. 40530 dated September 10th, 2004 “Capacitor battery.” The priority date of the utility model is May 20th, 2004. The validity period of the patent expires May 20th, 2014+Addendum as of January 15th, 2008;

•                  Utility patent of the Russian Federation No. 49072 dated November 10th, 2005 “Intermediate support of the overhead power line.” The priority date of the utility model is June 7th, 2005. The validity period of the patent expires June 7th, 2015 + Addendum as of January 15th, 2008;

•                  Utility patent of the Russian Federation No. 51447 dated February 10th, 2006 “Device for the flexible connection of out-of-phase power systems.” The priority date of the utility model is September 30th, 2005. The validity period  of the patent expires September 30th, 2015;

•                  Utility patent of the Russian Federation No. 52254 dated March 10th, 2006 “High-voltage disconnecting link (circuit breaker).” The priority date of the utility model is September 13th, 2005. The validity period of the patent expires September 13th, 2015 + Addendum as of January 15th, 2008;

•                  Patent for invention of the Russian Federation No. 2275647 dated April 27th, 2006 “Diagnostic method for supporting a high-voltage rod ceramic insulator.” The priority date of the utility model is July 2nd, 2003. The validity period of the patent expires July 2nd, 2023;

•                  Utility patent of the Russian Federation No. 52786 dated April 27th, 2006 “Mobile workshop.” The priority date of the utility model is November 23rd, 2005. The validity period of the patent expires November 23rd, 2015;

•                  Utility patent of the Russian Federation No. 55222 dated July 27th, 2006 “Device for controlling a capacitor voltage regulator.” The priority date of the utility model is February 26th, 2006. The validity period of the patent expires February 26th, 2016 +Addendum as of January 15th, 2008;

•                  Utility patent of the Russian Federation No. 55223 dated July 27th, 2006 “Device for the compensation of reactor capacity.” The priority date of the utility model is March 14th, 2006. The validity period of the patent expires March 14th, 2016 +Addendum as of January 15th, 2008;

•                  Patent for invention of the Russian Federation No. 2280934 dated July 27th, 2006 “Method of controlling the device for the compensation of reactor capacity.” The priority date of the invention is March 30th, 2005. The validity period of the patent expires March 30th, 2025;

•                  Utility patent of the Russian Federation No. 58221 dated November 10th, 2006 “Device for acoustic-emission control.” The priority date of the utility model is May 31st, 2006. The validity period of the patent expires May 31st, 2016;

•                  Utility patent of the Russian Federation No. 58246 dated November 10th, 2006 “Device for optically controlling a high-voltage switchboard.” The priority date of the utility model is May 31st, 2006. The validity period of the patent expires May 31st, 2016;

•                  Utility patent of the Russian Federation No. 58258 dated November 10th, 2006 “Damping resistor for high-voltage disconnecting link (circuit breaker).” The priority date of the utility model is May 31st, 2006. The validity period  of the patent expires May 31st, 2016;

•                  Utility patent of the Russian Federation No. 59651 dated December 27th, 2006 “Fundamentals (Foundation).” The priority date of the utility model is August 3rd, 2006. The validity period of the patent expires August 3rd, 2016;

•                  Utility patent of the Russian Federation No. 62753 dated April 27th, 2007 “Device controlling the excitation of an asynchronized electrical machine.” The priority date of the utility model is November 29th, 2006. The validity period  of the patent expires November 29th, 2016;

•                  Utility patent of the Russian Federation No. 70595 dated January 27th, 2008 “Superconducting cable.” The priority date of the utility model is September 11th, 2007. The validity period of the patent expires September 11th, 2017 + Addendum as of January 14th, 2010 for the disposal in favor of JSC FGC UES of the sole power to utility model No. 70595 on the basis of Agreement No. RD0059147 as of January 14th, 2010, registered in Rospatent;

•                  Patent for invention of the Russian Federation No. 2316867 dated February 10th, 2008 “Combined installation for smelting glaze-clear ice and for the compensation of reactor capacity.” The priority date of the invention is August 11th, 2006. The validity period of the patent expires August 11th, 2026;

•                  Utility patent of the Russian Federation No. 74521 dated June 27th, 2008 “Input lead of the super-conductive cable.” The priority date of the utility model is February 21st, 2008. The validity period of the patent expires February 21st, 2018 + Addendum as of January 14th, 2010 for the disposal in favor of JSC FGC UES of the sole power to utility model No. 74521 on the basis of Agreement No. RD0059147 as of January 14th, 2010, registered in Rospatent;

•                  Patent for invention of the Russian Federation No. 2334293 dated September 20th, 2008 “Super-conducting strip conductor of the circular section for alternate and direct current.” The priority date of the utility model is December 19th, 2006. The validity period of the patent expires December 19th, 2026 + Addendum as of January 20th, 2010 for the disposal in favor of JSC FGC UES of the sole power to invention No. 2334293 on the basis of Agreement No. RD0059394 as of January 20th, 2010, registered in Rospatent;

•                  Patent for invention of the Russian Federation No. 2341838 dated December 20th, 2008 “Super-conducting split conductor of the circular section for alternate and direct current.” The priority date of the utility model is December 19th, 2006. The validity period of the patent expires December 19th, 2026 + Addendum as of January 20th, 2010 for the disposal in favor of JSC FGC UES of the sole power to invention No. 2341838 on the basis of Agreement No. RD0059394 as of January 20th, 2010, registered in Rospatent;

•                  Utility patent of the Russian Federation No. 79309 dated December 27th, 2008 “Multi-faceted tower body of the power line.” The priority date of the utility model is July 9th, 2008. The validity period of the patent expires July 9th, 2018. + Addendum as of January 12th, 2010 for the disposal in favor of JSC FGC UES of the sole power to utility model No. 79309 on the basis of Agreement No. RD0059086 as of January 12th, 2010, registered in Rospatent;

•                  Utility patent of the Russian Federation No. 79600 dated January 10th, 2009 “Multi-faceted tower body of the power line.” The priority date of the utility model is July 18th, 2008. The validity period of the patent expires July 18th, 2018. + Addendum as of January 12th, 2010 for the disposal in favor of JSC FGC UES of the sole power to utility model No. 79600 on the basis of Agreement No. RD0059086 as of January 12th, 2010, registered in Rospatent;

•                  Utility patent of the Russian Federation No. 80878 dated February 27th, 2009 “Multi-faceted tower body of the power line.” The priority date of the utility model is September 5th, 2008. The validity period of the patent expires September 5th, 2018. + Addendum as of January 12th, 2010 for the disposal in favor of JSC FGC UES of the sole power to utility model No. 80878 on the basis of Agreement No. RD0059086 as of January 12th, 2010, registered in Rospatent;

•                  Utility patent of the Russian Federation No. 81737 dated March 27th, 2009 “Pad and chimney foundations as the basis of power lines.” The priority date of the utility model is November 24th, 2008. The validity period of the patent expires November 24th, 2018;

•                  Utility patent of the Russian Federation No. 82234 dated April 20th, 2009 “Pad and chimney foundations as the stay for the basis of power lines.” The priority date of the utility model is November 24th, 2008. The validity period of  the patent expires November 24th, 2018;

•                  Utility patent of the Russian Federation No. 86200 dated August 27th, 2009 “Metal grill of the multi-piled basis of the power line.” The priority date of the utility model is April 13th, 2009. The validity period of the patent expires April 13th, 2019;

•                  Utility patent of the Russian Federation No. 86211 dated August 27th, 2009 “Intermediate portal basis for 500 kv power lines.” The priority date of the utility model is April 13th, 2009. The validity period of the patent expires April 13th, 2019;

•                  Utility patent of the Russian Federation No. 86212 dated August 27th, 2009 “Intermediate portal basis for 330 kv power lines.” The priority date of the utility model is April 13th, 2009. The validity period of the patent expires April 13th, 2019;

•                  Utility patent of the Russian Federation No. 87578 dated October 10th, 2009 “Transforming device of the container type.” The priority date of the utility model is March 19th, 2009. The validity period of the patent expires March 19th, 2019;

•                  Utility patent of the Russian Federation No. 89543 dated December 10, 2009 “Anchor metal silohead with reinforced concrete basis.” The priority date of the utility model is June 11th, 2009. The validity period of the patent expires June 11th, 2019;

•                  Utility patent of the Russian Federation No. 89783 dated December 10th, 2009 “Current limiter.” The priority date of the utility model is July 17th, 2009. The validity period of the patent expires July 17th, 2019;

•                  Utility patent of the Russian Federation No. 91467 dated February 10th, 2010 “Magnetic explosion generator.” The priority date of the utility model is October 28th, 2009. The validity period of the patent expires October 28th, 2019;

•                  Utility patent of the Russian Federation No. 2390064 dated May 20th, 2010 “Superconductive multi-filamentary conductor for alternating and direct currents.” The priority date of the utility model is May 14th, 2009. The validity period of the patent expires May 14th, 2029;

•                  Utility patent of the Russian Federation No. 94261 dated May 20th, 2010 “Angle-tension tower of the single-circuit three-phase power line.” The priority date of the utility model is December 15th, 2009. The validity period of the patent expires December 15th, 2019;

•                                                       Utility patent of the Russian Federation No. 95350 dated June 27th, 2010 “Tangent-suspension portal support for high-voltage power lines.” The priority date of the utility model is March 12th, 2010. The validity period of the patent expires March 12th, 2020;

•                                                       Utility patent of the Russian Federation No. 96379 dated July 27th, 2010 “Piled foundation.” The priority date of the utility model is March 24th, 2010. The validity period of the patent expires March 24th, 2020;

•                                                       Utility patent of the Russian Federation No. 71688 dated March 20th, 2008 “Screw pile.” The priority date of the utility model is October 30th, 2007. The validity period of the patent expires October 30th, 2017 + Addendum as of June 17th, 2010 for the disposal in favor of JSC FGC UES of the sole power to utility model No. 71668 on the basis of Agreement No. RD0065972 as of June 17th, 2010, registered in Rospatent;

•                                                       Utility patent of the Russian Federation No. 73905 dated June 10th, 2010 “Angle-tension tower of the three-phase power line (variants).” The priority date of the utility model is January 31st, 2008. The validity period of the patent expires January 31st, 2018 + Addendum as of June 17th, 2010 for the disposal in favor of JSC FGC UES of the sole power to utility model No. 73905 on the basis of Agreement No. RD0065972 as of June 17th, 2010, registered in Rospatent;

•                                                       Utility patent of the Russian Federation No. 80861 dated February 27th, 2009 “Multipile foundations of tower support.” The priority date of the utility model is August 15th, 2008. The validity period of the patent expires August 15th, 2018 + Addendum as of June 17th, 2010 for the disposal in favor of JSC FGC UES of the sole power to utility model No. 80861 on the basis of Agreement No. RD0065972 as of June 17th, 2010, registered in Rospatent;

•                                                       Utility patent of the Russian Federation No. 103184 dated March 27th, 2011 “Source of surge pressure for explosion safety tests of high-voltage oil-filled electric equipment.” The priority date of the utility model is November 10th, 2007. The validity period  of the patent expires November 10th, 2020;

•                                                       Utility patent of the Russian Federation No. 2412512 dated February 20th, 2011 “Method of emergency control over the capacity of the thermal plant turbo-generator (variants).” The priority date of the utility model is January 22nd, 2007. The validity period of the patent expires January 22nd, 2030;

•                                                       Certificate of the Russian Federation No. 2003612552 dated November 21st, 2003 of official registration of the computer program “Software complex of collecting, primary processing and transmitting of information (PKS PoiPI).” Period of validity — throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2004611546 dated June 24th, 2004 of official registration of the computer program “Complex of typified system-type software for local and centralized emergency control devices (KTSPO).” Period of validity — throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2004612081 dated September 10th, 2004 of official registration of the computer program “Comprehensive program for calculating the efficiency of rope shielding of overhead transmission lines and concentrated installations of electric power industry against direct strokes of lightning (Uni_light).” Period of validity — throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2004611547 dated June 24th, 2004 of official registration of the computer program “Information-analytical system for assessing the technical condition and terms of the operating activity for power grid equipment (JSC FGC UES level (IAS FGC).” Period of validity — throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2004612493 dated November 11th, 2004 of official registration of the computer program “Calculation and choice of parameters for operating direct current defensive network devices.” Period of validity — for lifetime + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2005610072 dated January 11th, 2005 of official registration of the computer program “Calculation of short circuit currents in the direct operative current grid.” Period of validity — throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2005610081 dated January 11th, 2005 of official registration of the computer program “Program for representing and analyzing power systems.” Period of validity — throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2005610442 dated February 16th, 2005 of official registration of the computer program “Information-analytical system for assessing factors and the condition of services for power grid equipment (at the level of branches of JSC FGC UES (PMES - backbone grid enterprise)).” Period of validity — throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2005612967 dated November 14th, 2005 of official registration of the computer program “Module of acoustic data transfer (LogoTransfer 1.0).” Period of validity — throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2005612968 dated November 14th, 2005 of official registration of the computer program “Module of acoustic data transfer (LogoWork 1.0).” Period of validity — throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2006610607 dated February 13th, 2006 of official registration of the computer program “Special software for a typical software-technical complex for testing digital devices of relay protection and emergency automatics of electric systems.” Period of validity — throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2006612987 dated August 21st, 2006 of official registration of the computer program “Integration of FGC UES’ business applications (IBP FSK YeES).” Period of validity — throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2006613617 dated October 18th, 2006 of official registration of the computer program “Automated system of administrative document circulation for JSC FGC UES (ASUD FSK YeES).” Period of validity — throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2006614272 dated December 13th, 2006 of official registration of the computer program “Software complex “Infobasis” (PK “Infobasis”).” Period of validity — throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2006614273 dated December 13th, 2006 of official registration of the computer program “Software complex “InfoAdmin” (PK “InfoAdmin”).” Period of validity — throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007611959 dated May 15th, 2007 of official registration of the computer program “Automated system of accounting and reporting for PMES MES North-West of JSC FGC UES using mySAP Business Suite platform (ASU TPR-Passhireniye).” Period of validity — throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007611960 dated May 15th, 2007 of official registration of the computer program “System of storing and displaying normative and reference information for SPK KISU of JSC FGC UES (SOI SPK).” Period of validity — throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007611961 dated May 15th, 2007 of official registration of the computer program “Automated system of accounting and reporting for JSC FGC UES’ affiliates using mySAP Business Suite platform (ASU TPR-Tirazh).” Period of validity — throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007611962 dated May 15th, 2007 of official registration of the computer program “Automated system of accounting and reporting for the Office of MES North-West of JSC FGC UES using mySAP Business Suite platform (ASU TPR).” Period of validity — throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007612076 dated May 22nd, 2007 of official registration of the software program “Automated planning, budgeting and analytical reporting system of the Central Office and Offices of MES of JSC FGC UES” (ASPB).” Period of validity — throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007612077 dated May 22nd, 2007 of official registration of the computer program “Automated Control System “Zarplata (Salary)” (ASU “Zarplata”).” Period of validity — throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007612078 dated May 22nd, 2007 of official registration of the software program “Corporate information management system “Kadry (Personnel)” (KISU “Kadry”).” Period of validity — throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007612432 dated June 8th, 2007 of official registration of the computer program “Software complex “Adviser on operational switching” (PK ESPER).” Period of validity — throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007612433 dated June 8th, 2007 of official registration of the computer software program “Automated system of analytical reporting on document circulation statistics of JSC FGC UES (AS “ASUD-S”).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007612434 dated June 8th, 2007 of official registration of the computer software program “Program complex “Automated system of analytical reporting” (PK “KAS”).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007614193 dated October 3rd, 2007 of official registration of the computer software program “Software product “Formation of accounting reporting for registration of acceptance/transfer of the backbone grid property” (PS ESI).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007614206 dated October 3rd, 2007 of official registration of the computer software program “Corporate information system for managing  maintenance, servicing and equipment repairs on the mySAP Business Suite platform” (ASU ToiR).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007614207 dated October 3rd, 2007 of official registration of the computer software program “Corporate information system of management “Personnel development” (KISU “Kadry-Razvitiye”).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007614215 dated October 3rd, 2007 of official registration of the computer software program “Automated system for monitoring and analyzing data” (ASKiA). Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007614216 dated October 3rd, 2007 of official registration of the computer software program “Software product “Control and coordination of lists of property” (PS KSPI).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007614264 dated October 8th, 2007 of official registration of the computer software program “Corporate diffused sources of the control system with the display of graphic information, measurements and with the supervision of spatial-technical conditions of overhead transmission lines (KSUPR+).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007614265 dated October 8th, 2007 of official registration of the computer software program “Corporate information system “Byudzhet/Rasshireniye (Budget/expansion)” on the mySAP Business Suite platform (KISU “Byudz-het/Rasshireniye”).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007614266 dated October 8th, 2007 of official registration of the computer software program “Centralized system of forming regular intra-corporate accounting reports for subordinated business units of the Grid (“Otchetnost BE SETI”).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007614267 dated October 8th, 2007 of official registration of the computer software program “Technological database on the electric grid property of FGC (TBD ESI).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007614357 dated October 12th, 2007 of official registration of the computer software program “Technological information system of Operational Modes Service “FSKNetExpense” (TIS SR “FSKNetExpense”).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007615105 dated December 12th, 2007 of official registration of the computer software program “Software product “Automated system of coordinating a client’s application for connection to the grid, on the basis of mySAP Business Suite platform” (Software product “Coordination  of application”).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007615106 dated December 12th, 2007 of official registration of the computer software program “Software product “Management of the process of a client’s connection to the FGC” (software product “Client Connection Management”).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007615107 dated December 12th, 2007 of official registration of the computer software program “Program module “Electric Diagram” BDTS (PM “Elektroskhema” BDTS).” Validity - throughout life-time + 70 years  after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007615108 dated December 12th, 2007 of official registration of the computer software program “Program module “UNEG grids” (PM “UNEG grids”).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007615117 dated December 12th, 2007 of official registration of the computer software program “Information system “Key Performance Indicators (KPIs) — Motivation” (IS “KPE — Motivation”).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007615118 dated December 12th, 2007 of official registration of the computer software program “Automated system for managing the business process for preparing normative and reference information (“ASUBP-NSI”).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007615119 dated December 12th, 2007 of official registration of the computer software program “Program module “Questionnaire survey for assessing the competencies of employees” (PM “Anketirovaniye”).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007615120 dated December 12th, 2007 of official registration of the computer software program “Automated system of analytical reporting for accessing the Central Management and the MES-Center to the source/primary accounting data for a PMES, for consolidating accounting data and taxation/fiscal accounting data on the basis of source/primary data stored in the database “1C” (PK “KISU-Analitika-2”).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007615228 dated December 26th, 2007 of official registration of the computer software program “Module of integration between the automated system for planning and budgeting on the SAP BW-SEM-BPS platform and the automated accounting and reporting system on the mySAP Business Suite platform (Integration ASPB and ASUiO).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007615229 dated December 26th, 2007 of official registration of the computer software program “Software product “Unified automated statistical and information database on conducting the process of the technological connection to the UNEG and to distribution grids” (Software Product “BD forecast and statistics on technological connections”).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007615230 dated December 26th, 2007 of official registration of the computer software program “Automated system for collecting and measuring the resulting data by using a mobile automated work place (AS SDI).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007615231 dated December 26th, 2007 of official registration of the computer software program “Standard solution: calculating wages in branches (“TR RZPF”).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007615267 dated December 27th, 2007 of official registration of the computer software program “Automated system for controlling financial settlements with consumers on the basis of the mySAP Business Suite platform (ASURP).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2007615268 dated December 27th, 2007 of official registration of the computer software program “1st series of computer programming complex “Automated system of analytical reporting” (PK “KISU-Analitika”).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2008612955 dated June 18th, 2008 of official registration of the computer software program “System for design and estimation documentation acquisition “Electronic archive of design and estimation documentation” (EA PSD).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2008612956 dated June 18th, 2008 of official registration of the computer software program “System for design and estimation documentation preparation “Electronic list of design and estimation documentation” (EV PSD).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2008620199 dated May 13th, 2008 of official registration of database “Database of 220kV transmission lines and facilities of JSC FGC UES’ electric grids” (BD “KSUPR220”).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2008614333 dated September 10th, 2008 of official registration of the computer software program “Automated system for property administration in the executive office and affiliates of JSC FGC UES” (ASU-Imushchestvo).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2008616038 dated December 23rd, 2008 of official registration of the computer software program “Automated system “Visitors passage control” (AS KPP).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2008616039 dated December 23rd, 2008 of official registration of the computer software program “Corporate system for organizing procurement activities (KSOZD).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2008616050 dated December 24th, 2008 of official registration of the computer software program “Internet representation of JSC “Federal Grid Company of Unified Energy  System” (Internet site of FGC).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2008616051 dated December 24th, 2008 of official registration of the computer software program “Upgraded automated system for management document control in JSC FGC UES (ASUD M).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2008616060 dated December 24th, 2008 of official registration of the computer software program “Corporate portal of JSC FGC UES (Corporate portal).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2008616061 dated December 24th, 2008 of official registration of the computer software program “System for forming and presenting operating and reporting information on technological violations, fire events, emergencies in the distribution grid complex (KUB-TN-P-NS).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2008616062 dated December 24th, 2008 of official registration of the computer software program “Information analysis system for electric energy audit (IAS UE).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2009611914 dated April 15th, 2009 of official registration of the computer software program “Software complex for the formation of cards for the micro-processor emergency automatics complex (MKPA) setpoints (USTAVKI PA).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2009611915 dated April 15th, 2009 of official registration of the computer software program “Software complex “Program for automated analysis of setpoints for relay protection and automatics (PARUS RZA).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2009611942 dated April 16th, 2009 of official registration of the computer software program “Information analysis energy reporting and accounting system (IAS URE).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2009615319 dated September 10th, 2009 of official registration of the computer software program “Automated system of accounting and reporting for JSC FGC UES” — Development -1 (ASUiO-razvitiye-1).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2009615320 dated September 10th, 2009 of official registration of the computer software program “Automated system of property management in the executive body, branches and SDCs of JSC FGC UES” (ASU-Imushchestvo M).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2009615321 dated September 10th, 2009 of official registration of the computer software program “System of storing and processing energy data for the Unified National (all-Russia) Electric Grid (CHOED UNEG).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2009616641 dated December 1st, 2009 of official registration of the computer software program “JSC FGC UES’ assets management system” (SUA).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2009616642 dated December 1st, 2009 of official registration of the computer software program “Automated system “Records of design and estimation documentation of JSC FGC UES” (APSD).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2009620576 dated December 8th, 2009 of official registration of the computer software program “Database of JSC FGC UES’ assets management system” (BD SUA).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2009620577 dated December 8th, 2009 of official registration of the computer software program “Database of the automated system “Records of design and estimation documentation of JSC FGC UES” (BD APSD).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2010610690 dated January 20th, 2010 of official registration of the computer software program “Calculation of disintegration products from transformer oil in the high voltage electric system as affected by the local increase in pressure as a result of a short circuit or explosive energy release (CFD transformer).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2010617559 dated November 15th, 2010 of official registration of the computer software program “Calculation of explosion safety for oil-filled high-voltage bushings (ExploSafe-OfHVB).” Validity - throughout life-time + 70 years after the death of the last surviving author.

•                                                       Certificate of the Russian Federation No. 2010617560 dated November 15th, 2010 of official registration of the computer software program “Calculation of explosion safety for oil-filled power transformers (ExploSafe-OfPT).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2010617561 dated November 15th, 2010 of official registration of the computer software program “Calculation of explosion safety for oil-filled voltage transformers (ExploSafe-OfVT).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2010617562 dated November 15th, 2010 of official registration of the computer software program “Calculation of explosion safety for oil-filled current transformers (ExploSafe-OfCT).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2011611279 dated February 9th, 2011 of official registration of the computer software program “Program of control over the line output capacity under the condition of mechanical stability and the preservation of admissible dimensions of HV lines (HV lines monitoring).” Validity - throughout life-time + 70 years after the death of the last surviving author;

•                                                       Certificate of the Russian Federation No. 2011611513 dated February 16th, 2011 of official registration of the computer software program “Program module for ice stand with the use of REYS-105M reflection-coefficient meter (PM GS on REYS-105M).” Validity - throughout life-time + 70 years after the death of the last surviving author.

Thus, as of the date of the Prospectus approval, the end of Q1 2011, JSC FGC UES is a legal owner of the trade mark of JSC FGC UES, 37 utility patents, 8 patents for invention and 77 copyright certificates for computer software programs.

Basic areas and results of the use of the Issuer’s primary intellectual property objects:

For the program: Integration of FGC UES business applications (IPB FGC UES)

Automation of information delivery processes for FGC UES organizations and enterprises, including financial information transmitted for reporting purposes.

The program provides for:

•                                          The completeness, integrity and guaranteed delivery of information transmitted among FGC UES organizations and enterprises;

•                                          Significantly upgrading the level of delivery process automation, reducing relevant labor costs;

•                                          Controlling the information interchange process;

•                                          Carrying out a detailed audit and control over data exchange processes;

•                                          Creating within FGC UES a unified transport system providing for data exchange among different information systems used in the Company, irrespective of their software and technical implementation.

For the program: Automated system for managing the document control of JSC FGC UES (ASUD FGC UES).

The program is designed for the complex automation of services providing document support for management related to processing managerial information, namely, the processes of execution, reconciliation, approval, registration and delivery of managerial documents, as well as control over relevant resolutions and orders. Therewith, the managerial documents include incoming, outgoing, internal orders and internal information documents. The result of applying the program is a decrease in paper document control and document support automation.

Functional capabilities:

•                                          Processing incoming and outgoing correspondence;

•                                          Registering organizational and management documents;

•                                          Registering orders, applications, instructions;

•                                          Registering the Minutes of meetings;

•                                          Maintining the electronic archive;

•                                          Controlling the execution of orders;

•                                          Retrieving documents.

For the program: Software complex “Infobasis” (PK “Infobasis”).

The software complex is designed for application as a database providing real-time search, display, editing and printout of information materials and documents.

The program provides for:

•                                          Loading files of any format to the database using its own interface;

•                                          Classifying documentation according to two parameters: type of documentation and type of equipment to which the documentation refers.

The program provides for:

•                                          The completeness, integrity and guaranteed input/output of information stored in the database;

•                                          Significantly upgrading the level of automation for the information retrieval process, reducing related labor costs.

The software complex has its own data bank and provides for loading, searching and displaying any reference information. The program has a user-friendly interface.

For the program: Software complex “InfoAdmin” (PK “InfoAdmin”).

The software complex is designed for system administrators to be used as a database providing real-time search, display, editing and printout of information material and documents.

The program provides for:

•                                          Loading files of any format to the database using its own interface;

•                                          Classifying documentation according to two parameters: type of documentation and type of equipment to which the documentation refers.

The program provides for:

•                                          Completeness, integrity and guaranteed input/output of information stored in the database;

•                                          Significantly upgrading the level of automation for the information retrieval process, reducing related labor costs;

•                                          Promptly resolving  problems related to systems operation.

The software complex has its own data bank and provides for loading, searching and displaying any reference information. The program has a user-friendly interface.

For the program: Automated system of accounting and reporting for JSC FGC UES branches using mySAP Business Suite platform (ASU TPR-Tirazh).

The system provides for:

•                                          Formulating exact and reliable reporting information on production and financial activity with the ability to use data in all authorized JSC FGC UES sub-divisions (branches);

•                                          Registering and processing documents and business transactions related to business and tax accounting;

•                                          Centralizing information in an appropriate format for the detailed and fundamental analysis of the enterprise’s business activity;

•                                          Providing up-to-date software tools for enterprise management for analytical  purposes.

For the program: Automated system of accounting and reporting for PMES MES North-West of JSC FGC UES using mySAP Business Suite platform (ASU TPR-Passhirenie).

The system provides for:

•                                          Formulating exact and reliable reporting information on production and financial activity with the ability to use data in all PMES MES North-West of JSC FGC UES;

•                                          Registering and processing documents and business transactions related to business and tax accounting;

•                                          Centralizing information in an appropriate format for the detailed and fundamental analysis of the enterprise’s business activity;

•                                          Providing up-to-date software tools for enterprise management for analytical  purposes.

For the program: Automated system of accounting and reporting for the Office of MES North-West of JSC FGC UES using mySAP Business Suite platform (ASU TPR).

The system provides for:

•                                          Formulating exact and reliable reporting information on production and financial activity with the ability to use data in the Office of MES North-West of JSC FGC UES;

•                                          Registering and processing documents and business transactions related to business and tax accounting;

•                                          Centralizing information in an appropriate format for the detailed and fundamental analysis of the enterprise’s business activity;

•                                          Providing up-to-date software tools for enterprise management for analytical  purposes.

For the program: System of storing and displaying normative and reference information SPK KISU of JSC FGC UES (SOI SPK).

The program is designed for database management, which allows for promptly searching, displaying, editing and printing out information materials and documents.

SOI SPK has its own data bank and provides for loading, searching for and displaying any reference information.

SOI SPK enables the loading of files in any format to the database using its own interface.

The program enables for classifying documentation based on two parameters: the type of documentation and the type of equipment to which documentation refers.

The program has a user-friendly interface.

SOI SPK provides for:

•                                          The completeness, integrity and guaranteed input/output of information stored in the database;

•                                          Significantly improving the automation level of the information retrieval process, reducing relevant labor costs.

For the program: Software complex “Advisor on operational switching” (PK ESPER).

The program is designed for the dispatcher of the JSC FGC UES Dispatching Service to schedule and perform switching at corporate sub-stations.

The software complex provides for:

•                                          Maintaining databases for sub-station diagrams and the system of formalized rules for routine switching;

•                                          Entering tasks concerning switching at sub-stations;

•                                          Entering operations (controlled) concerning switching at sub-stations both in primary circuits and in RPA circuits;

•                                          Controlling operations while a task is being executed.

The software complex includes the Switching Planning Simulator designed for operating dispatch personnel to train routine switch  planning in the electric grids.

For the program: Automated planning, budgeting and analytical reporting system of the Central Office and Offices of MES of JSC FGC UES” (ASPB).

Objective:

•                                          Automating the Company’s management process, its structural sub-divisions using planning, control and analysis of financial and economic indicators (income, expenditures, receipts, payments, investments);

•                                          Automating budgetary processes (forming, consolidating, changing and redistributing, confirming, executing control) and providing adaptable tools to analyze budget execution within the common information sphere.

Functional capabilities:

•                                          A data structure for budgetary plan figures and reference guides is created in business information storage (SAP-BW);

•                                          Forms for planning data entry are adjusted;

•                                          Interfaces for loading data from automated workplaces of MES to SAP-BW System are designed, loading of MES planning data is completed;

•                                          Consolidated report forms are developed for the Executive Office;

•                                          Manual entry is provided for in the surplus register;

•                                          Personalized user profiles are supported.

For the program: Corporate information management system “Kadry (Personnel)” (KISU “Kadry”).

The following basic processes are executed in the KISU “Kadry” program:

•                                          Planning and managing multiple versions for organizational structures and job hierarchies;

•                                          Planning structural sub-divisions and personnel specifying the number of required posts, employment terms, the description of work places, grades, posts, the maintenance of a professions and jobs catalogue (OKPDTR, etc.);

•                                          Planning organizational changes, including modelling structural and job hierarchies in the organization;

•                                          Maintaining  personnel arrangements;

•                                          Planning and controlling the estimate of salary expenses;

•                                          Individual employees records: maintaining addresses, employment history, education, qualifications, awards, military registration and medical insurance data.

The system provides for:

•                                          Storing personal and housekeeping data in a common base in accordance with the new Russian Labor Code and internal corporate requirements;

•                                          Checking the uniqueness of the infed information, obtaining information on employees using requests, storing a variety of textual and graphical information (photographs, application forms, certificates and other employee documents);

•                                          Distinguishing between levels and rights of access to functions and data as consistent with business process requirements.

For the program: Automated Control System “Zarplata (Salary)” (ASU “Zarplata”).

The following functionality is executed in the ASU “Zarplata” program:

•                                          Storing all wage types in the common database in accordance with Russian laws and internal corporate requirements;

•                                          Checking the uniqueness of inputted information, obtaining information on wage types and absence types using requests, storing a variety of textual information;

•                                          Distinguishing between levels and rights of access to functions and data, as consistent with business process requirements.

The system provides for:

•                                          Upgrading the quality of information support for operational decision-making;

•                                          Building awareness for middle managers;

•                                          Reducing expenditures related to the salary accounting process.

For the program: Software complex “Automated system of analytical reporting” (PK “KAS”).

The program is applied as a unified standard access facility for the up-to-date information stored in specialized databases, in order to automate processes of data preparation in the form of procedure and not restricted (ad hoc) reports satisfying a user’s informational needs for the data analysis process.

Software complex “KAS” provides for:

•                                          An integrated user interface with the ability to be set up in accordance with a specified user’s rights;

•                                          Simplicity for report elaboration using terms of the user’s knowledge domain via semantic layers (universes) for requests to data sources;

•                                          Opening and updating individual procedure reports;

•                                          A variety of ways to exchange reports among users: using a unified documents repository, as well as internal mail.

For the program: Automated system of analytical reporting on document circulation statistics for JSC FGC UES (AS “ASUD-S”).

The program is focused on receiving analytical reporting on document circulation statistics. The data source is the automated system for managing the document control for JSC FGC UES (ASUD FGC UES).

The program provides for:

•                                          Obtaining the required operating and strategic reports on analyzing the historical data of JSC FGC UES document control;

•                                          Accessing statistical data on the ASUD document control system with a breakdown based on the Company’s organizational structure, according to type document contents, document state, management blocks, etc., providing tools for OLAP functions (detailed elaboration, consolidation, reversal, aggregation) with a view to performing analytical tasks;

•                                          Availability of unrestricted ad hoc queries (formed as requirements for system operation process instances) not involving IT-specialists.

For the program: Corporate information system for managing maintenance servicing and equipment repairs on the  mySAP Business Suite platform (ASU TOiR)

The program provides for:

•                                          Forming and maintaining budgetary classifiers (financial responsibility centers, functional budgets, cost centers, nomenclature of technical maintenance and repair (TMR) of the equipment, projects and target programs, etc.);

•                                          Production-technical planning and organization of technical maintenance and equipment repair:

Forming structures for cost centers, TMR facilities, activity types, service providers;

TMR operation and organization;

•                                          Accounting for expenditure related to technical maintenance and equipment repair;

•                                          Managing resources;

•                                          Recording TMR history;

•                                          Formulating reports (plans, estimates, reports) in accordance with the methodology of JSC FGC UES budgetary management.

For the program: Centralized system of forming regular intra-corporate accounting reports for sub-ordinate business units “Grids” (Otchetnost BE SETI)

The program provides for:

•                                          Reissuing the right to sustained (unlimited) use of land plots;

•                                          Research and information indicators for working with non-core asset objects;

•                                          Interacting with accredited agents to dispose of non-core assets;

•              Data on changes in fixed assets;

•              Information on the progress of technical inventory and property registration;

•              List of housing and social sphere objects which are publicly owned and used by JSC FGC UES;

•              List of housing and social sphere objects which are owned by JSC FGC UES;

•              Information on the progress of land measuring work performed by JSC FGC UES;

•              Non-financial capital register;

•              Data on creditors’ activities and/or the occurrence of negative events;

•              Report form for transactions.

For the program: “Formation of accounting reporting for the registration of the acceptance/transfer of backbone grid property” (PS ESI)

The program provides for:

•              Leasing arrangements, appendices to arrangements including the list of property, statements of transfer and acceptance;

•              Sub-tenant contracts, appendices to the contract including the list of property, statements of transfer and acceptance;

•              Sub-tenant contracts of “the last mile,” appendices to the contract including the list of property, statements of transfer and acceptance;

•              Supplementary arrangements to the lease, appendices to the supplementary arrangement including the list of property, statements of transfer and acceptance;

•              Supplementary arrangements to the sub-lease, appendices to the supplementary arrangement including the list of property, statements of transfer and acceptance.

Reports preparation:

•              Supplementary arrangements of “the last mile” sub-lease, appendices to supplementary arrangements including the list of property, transfer and acceptance statements;

•              Supplementary arrangements on specifying items in appendices to contracts including the list of property.

For the program: “Control and coordination of property lists” (PS KSPI)

The program provides for:

•              Maintaining the opening balance sheet variations;

•              Controlling the opening balance sheet variations;

•              Journaling the opening balance sheet loading;

•              Presenting the opening balance sheet in a hierarchical structure based on enterprises.

Reports preparation:

•              Reports on identifying disagreements in the list of fixed assets, incomplete construction objects, land plots, erroneous references to facilities;

•              Report on technology database archives;

•              Data on making changes in fixed asset accounting;

•              Consolidated statements on transferring and accepting property;

•              Statements for business and tax accounting purposes;

•              Statements for transferring and accepting incomplete construction titles, commodities and materials, equipment subject to assembly;

•              Report on the compliance of fixed assets with the list of fixed assets to the opening balance sheet;

•              Register of the last mile property incorrectly presented in the upstream reach;

•              Unified forms.

For the program: Corporate Diffused Sources of the Control System with a display of graphical information, measurements and with supervision of spatial-technical conditions of overhead transmission lines (KSUPR+)

The KSUPR+ program includes software modules expanding the functional capabilities of the automated workplaces of JSC FGC UES’ Corporate Diffused Sources Control System in part concerning control over the spatial-technical conditions of overhead transmission lines, as well as designed tasks and predictive modelling of the spatial-technical conditions of overhead transmission line infrastructure.

Expanding capabilities of the automated workplaces provides for obtainin the following basic results:

•              Working with three-dimensional data (vector, matrix, raster);

•              Working with models received as a result of processing, and with initial values (laser scanning points, raster images), as well as comparing and collocating;

•              Measuring distances, squares, volumes;

•              Dynamically constructing different models (profiles, sections, plans, etc.);

•              Carrying out operational monitoring over the spatial-technical condition of overhead transmission lines without mandatory pre-processing of laser scanning data;

•              Modelling spatial-progressing processes (acts of nature, configuration changes in elements of overhead transmission lines associated with the state of overhead transmission lines).

For the program: Corporate information management system “Personnel development” (KISU “Kadry-Razvitiye”)

In addition to the functionality of the Corporate information management system “Kadry (Personnel)” (KISU “Kadry”), the program supports the following:

In the personnel development sphere:

•              Forming a catalogue for functional qualifications, competencies and the skills of employees based on the competency model designed by JSC FGC UES, as well as requirements for qualifications, knowledge, skills and experience, as determined for JSC FGC UES positions;

•              Maintaining JSC FGC UES job passports and requirements profiles/competencies and qualifications of employees using analytical tools;

•              Forming a catalogue for development plans including career development;

•              Determining forms and systems for the certification process (for employees and positions);

in personnel training sphere:

•              Identifying training needs;

•              Scheduling trainings and forming a training budget;

•              Administering the training process.

For the program: Corporate information system “Byudzhet/Rasshireniye (Budget/expansion)” on mySAP Business Suite platform(KISU “Byudzhet/Rasshireniye”)

System objective:

•              Automating the process of planning, budgeting, tariff forming and changing JSC FGC UES’ organizational structure in the System;

•              Automating the collection of substantiating materials and reports preparation for JSC FGC UES’ tariff formation;

•              Transforming the business logic of business accounting actual data to formulate the plan-actual analysis in the automated system for planning, budgeting, analytical reporting of the Central Office and Offices of JSC FGC UES MES (ASPB).

For the program: Technological database on FGC electric grid property (TBD ESI)

The program provides for:

•              Working with information on land plots;

•              Working on rights and registration;

•              Preparing JSC FGC UES’ annual report with regard to property management;

•              Uloading the UNEG to the Register;

•              Uploading to the SAP R31 system.

For the program: Technological information system of Operation Modes Service “FSKNetExpense” (TIS “FSKNetExpense”)

The program provides for:

•              Enhancing control efficiency over operating activities involving the performance of actual calculations and the analysis of electric energy delivery and supply volumes by JSC FGC UES’ Executive Office;

•              Upgrading reliability and accuracy when electric energy losses are determined in the electric grids;

•              Collecting reliable structured reporting information on power exchange between all JSC FGC UES sub-divisions and contracting parties;

•              Calculating electric energy delivery and supply volumes;

•              Formulating reporting information.

The Program has a user-friendly interface.

For the program: Program module “Questionnaire survey for assessing employee competencies” (PM “Anketirovaniye”)

Program objective:

Automation of the process for data collection and formulating analytical reports under the “360 degrees assessment” method, based on personal data filed by respondents from amongst employees of JSC FGC UES branches.

The software complex provides for:

•              Inputting the evaluated employees list;

•              Printing out the questionnaire for “360 degrees questionnaire” respondents;

•              Entering questionnaire survey results;

•              Formulating analytical reports following an algorithm for assessment calculation;

•              Forming an analytical report for “360 degrees assessment”;

•              Collecting, controlling and consolidating information received from branches;

•              Creating a database and forming analytical reports on employee competencies.

For the program: Automated system of analytical reporting for access of the Central Office and the MES-Center to the source/primary accounting data of PMES, for consolidating accounting data and taxation/fiscal accounting data on the basis of source/primary data stored in the database “1C” (PK “KISU-Analitika-2”)

The program provides for:

•              Automatically loading data mart in accordance with approved regulations;

•              Unifying an interface with the possibility of setting it up consistently with a user’s rights;

•              Elaborating on reports using terms of the user’s knowledge domain;

•              Possibly grouping data according to different hierarchy levels;

•              Possibly grouping data according to different hierarchies;

•              Allowing for the possibility of rating, classifying and cleaning according to measurements and indicators;

•              Possibly developing multi-unit reports with various levels of data grouping;

•              Availability of a set of standard functions for report preparation, printout and storage;

•              Availability ofa meta data layer to isolate users from complex database schemes.

For the program: “Automated system of coordinating a client’s application for connection to the grid, on the basis of mySAP Business Suite” (Software product “Coordination of application”)

Functional capabilities:

•              Forming and coordinating an application for connections to the Unified National Electric Grid;

•              Formulating reporting documentation;

•              Distinguishing between levels and rights of access to functions, data and reports, in line with business processes.

The program provides for:

•              Observing the order and time intervals for passing an application for connecting to the Unified National Electric Grid at coordination stages;

•              Controlling the integrity of data provided in the Application for a connection to the Unified National Electric Grid;

•              Building awareness for the middle and top managers.

For the program: “Managing the process of a client’s connection to FGC” (Software Product “Client

Connection Management”)

Functional capabilities:

•              Monitoring the process of JSC FGC UES client connections to grids of the Unified National Energy System;

•              Developing statistical, management and economic reports;

•              Distinguishing between levels and rights of access to functions, data and reports as consistent with business process requirements.

The system provides for:

•              Controlling the process of JSC FGC UES clients’ connection to grids of the Unified National Energy System;

•              Tracing performance time at all stages of the process of JSC FGC UES client connections to grids of the Unified National Energy System;

•              Building awareness for middle and top managers.

For the program: “Electric Diagram” BDTS (PM “Elektroskhema” BDTS)

The program is a part of the database for the technical state of JSC FGC UES’ primary electrical equipment (BDTS) and implements graphical user interfaces including technological graphic elements:

•              Graphic display facilities on diagrams of electric grids and facilities of the Unified National Electric Grid (UNEG) and results of analytical requests for the technical state;

•              Tools for transferring from a graphic format of JSC FGC UES’ electric grid diagrams including UNEG facilities, accepted for repair and operational maintenance, to displaying their attributive data from BDTS.

For the program: Program module “UNEG grids” (PM “UNEG grids”)

The program is a part of the database for the technical state of JSC FGC UES’ primary electrical equipment (BDTS) and works with data on the primary electric grid equipment of facilities referred to the UNEG.

In addition to supplementing the BDTS data structure, which provides for work with data from UNEG facilities, the program’s functions include the following:

•              Tools for forming requests and reports enabling to input and analyze data on facilities of JSC FGC UES and UNEG grids;

•              Administering tools enabling users to change their BDTS login password;

•              Tools for synchronizing (replicating) data entered at the self-contained unit with the BDTS central node.

For the program: Information system “Key Performance Indicators (KPI) — Motivation” (IS “KPE — Motivation”)

Objective: Processing data on performance indicators for JSC FGC UES’ structural sub-divisions, verifying data at the level of managers for structural sub-divisions. Forming a bonus fund based on the results of achieving key performance indicators (KPIs), including the subsequent distribution of bonuses to employees from the workplaces of managers of Executive Office structural sub-divisions.

Functional capabilities:

•              Supporting an indicators catalogue for the Company’s branches;

•              Collecting indicators from the branches;

•              Calculating and verifying KPIs at the Company’s executive personnel level;

•              Calculating bonus funds;

•              Calculating the award fee for KPI bonuses;

•              Supporting the processes for distributing and approving bonuses.

Operations are performed using the specialized application integrated in the enterprise portal.

For the program: 1st series of the computer programming complex “Automated system of analytical reporting” (PK “KISU-Analitika”)

The program is designed so that the executive office can access basic business accounting data.

The program contains its own database which is automatically filled in from data sources (“1C”

databases) using IBM Data Stage data integration tools.

The program provide fors:

•              Automatic loading of data mart in accordance with approved regulations;

•              Unified interface with the ability to be set up consistently with user rights;

•              Providing simplicity for reports that elaborate on using terms of the user’s knowledge domain through semantic layers for request preparation;

•              Opening and updating procedure reports.

For the program: Automated system for controlling financial settlements with consumers on the basis of the mySAP Business Suite (ASURP) platform

Program objective:

•              Calculating the volume of planned energy transmission services for JSC FGC UES and preparing bills;

•              Calculating the volume of actual energy transmission services provided by JSC FGC UES and preparing acts.

Functional capabilities of the program:

•              Forming the planned service cost (bills) for electric energy transmission for the next planned period (year, quarter, month) structured under contracts, for contracting parties and constituents of the Russian Federation;

•              Forming the actual service cost (acts) for electric energy transmission for the previous period (month) structured under contracts, for contracting parties and constituents of the Russian Federation;

•              Preparing data for transmission to the business accounting system to form bills for electric energy transmission services;

•              Auditing standard electric energy losses;

•              Auditing electric energy cross-flows.

For the program: Software product “Unified automated statistical and information database on conducting the process of technological connection to the UNEG and distribution grids” (Software Product “BD Forecast and statistics on technological connections”)

The following are carried out in the program:

•              Collecting/reconciling information on connections to the Unified National Electric Grid;

•              Controlling and approving information on connections to the Unified National Electric Grid;

•              Distinguishing between levels and rights of access to functions, data and reports, in line with requirements of business processes.

The program provides for:

•              Automatic input and control over information on technological connections using remote access;

•              Possibility to fill in data using standard forms;

•              Awareness-building for middle and top managers.

For the program: Integration module between the automated system for planning and budgeting on the SAP BW-SEM-BPS platform and the automated accounting and reporting system on the mySAP Business Suite platform (Integration of ASPB and ASUiO)

Program objective:

•              Loading data on budget execution from the automated accounting and reporting system to the automated system for planning and budgeting in a specific format;

•              Supporting the ability to adapt the format of transmitted data at the User level.

For the program: Standard solution: calculation of wages in branches (“TR RZPF”)

The program is designed to allow for the calculation of wage types in a unified payroll scheme in the Company branches and enables for:

•              Assigning wages in accordance with the Company’s regulations for labor remuneration;

•              Giving the ability to calculate wages using different algorithms reflecting remuneration peculiarities in the Company’s branches, depending on settlement procedures with employees;

•              Calculating average rates (for medical sick-leave certificates, vacations, business trips, etc.), taxes, preparing reporting forms in accordance with Russian laws;

•              Developing inter-scheduled payments for the Company’s branches (advance payments of wages, leave allowances, dismissal settlements, etc.);

•              Forming statements for labor remuneration in an electronic format, in accordance with formats provided for by the banks that service the Company’s branches;

•              Integrating with financial systems in the Company’s branches;

•              Submitting data via electronic media observing formats required by tax authorities, pension fund;

•              Preparing reports for statistics authorities.

The program provides forms for analytical reporting with a breakdown for the Company’s organizational units (according to the category of employees, wage types) and according to monthly and quarterly labor remuneration funds.

For the program: Automated system for collecting the measurement of resulting data by using a mobile automated work place (AS SDI)

The program allows for the manual collection of accounting data from JSC FGC UES’ sub-stations using the industrial palmtop computer and GSM mobile networks.

The program allows for:

•              Inputting meter reading by hand or automatically (through IR port);

•              Storing data in a palmtop computer;

•              Transmitting data through the GSM-network in SMS format.

For the program: System for design and estimation documentation integration “Electronic archive of design and estimation documentation” (EA PSD)

Program objective: Automation of work on completing JSC FGC UES’ electronic archive of design and estimation documentation with on-line versions of design documentation coming from design organizations according to unified regulations based on standard procedures and data formats.

Functional capabilities:

•              Registering and accounting for basic record keeping objects;

•              Forming and modifying the structure and contents of the complete electronic catalogue system;

•              Importing and exporting the on-line versions of design documentation and their sets;

•              Providing access under specified terms and processing documents in the multi-user mode, including distinct access rights;

•              Preparing reports using data stored in the complete system;

•              Displaying, processing and printing out electronic record cards for documents and their sets;

•              Controlling the configuration of the complete system of JSC FGC UES’ Electronic Archive of Documents in the Central Office;

•              Providing for the integrity and actuality of information.

For the program: System for designing and estimating documentation preparation “Electronic list of designing and estimating documentation” (EV PSD)

Program objective: Automation of procedures for preparing and transmitting on-line versions of design and estimation documentation from design organizations to JSC FGC UES, including the subsequent transfer of design and estimation documentation to the Company’s central archive.

Functional capabilities:

•              Entering documents (document structures) from file catalogues in automatic and document mode or scanning documents with a connection to a section card;

•              Registering and accounting for sets of documents formed in volumes, books and sections;

•              Forming and modifying the multi-level structure in the form of the hierarchical tree of sections representing lines, projects, sections of a project and separate documents;

•              Editing documents using specialized applications which are integrated in the operating environment;

•              Forming a statement for the on-line version of design and estimation documentation for each shaped media and saving a statement on file;

•              Printing out a statement for a set of on-line versions of design and estimation documentation, extended record cards (passports) of documents, sets of documents, projects, design and construction facilities;

•              Exporting and importing sets of on-line versions of design and estimation documentation;

•              Managing tools that control the integrity and actuality of information.

For the program: Automated system for property administration in the executive office and branches of JSC FGC UES (ASU-Imushchestvo)

The software complex includes four software products as program modules:

Software product “Accounting and inventory of property and liabilities of JSC FGC UES, MSK and MRSK” (“Accounting and inventory of property”);

Software product “Implementation of measures for the connection of MSK and MRSK to JSC FGC UES” (“Connection of MSK”);

Software product “Technology database of JSC FGC UES electric grid property” (“Technology database of FGC/MSK electric grid property”);

Software product “Management of JSC FGC UES property” (“Property management”).

The system provides for:

•              Maintaining a register of property (immovable and movable property, long-term financial investments, intangible assets, incomplete construction);

•              Forming a register of rights to immovable property, land plots, intangible assets;

•              Executing and maintaining a register for land use, boundary cases and cadastral accounting of land plots;

•              Keeping an electronic archive of documents on property;

•              Maintaining the register of property agreements;

•              Monitoring non-financial and financial capital movements;

•              Integrating with the UNEG register;

•              Integrating with business accounting (including fixed asset accounting);

•              Integrating with the Corporate information control system for the technical maintenance and repair of equipment at the platform mySAP Business Suite (ASU TOiR).

For the program: Upgraded automated system for managing document control in JSC FGC UES (ASUD M)

Program objective: adopting a centralized system for electronic document management in JSC FGC UES.

The program provides for:

•              Maintaining centralized electronic document management as related to management documentation, financial documents, etc.;

•              Forming a highly reliable corporate archives for electronic documents and records with distinct access to documents and documents log;

•              Increasing the quality and efficiency of work with documents and management activity as a whole;

•              Reducing operating expenses related to record keeping;

•              Strengthening control and upgrading the performance discipline level.

For the program: Information analysis system for electric energy accounting (IAS UE)

The program provides for:

•              Registration in the remote users system;

•              Viewing of the organizational structure;

•              Viewing of transformer substations owned by JSC FGC UES;

•              Viewing/editing information on electric energy audit devices;

•              Viewing/editing connection characteristics;

•              Viewing/editing characteristics of sectional views;

•              Convenient binding/checking the interface for tying connections and audit devices;

•              Reconciling all entered data in the Services Development Department and the Grid Reliability of JSC FGC UES;

•              Viewing the standard database for connections;

•              Performing the embedded program “forum;”

•              Preparing reporting forms.

For the program: Internet representation of JSC “Federal Grid Company of Unified Energy System” (Internet site of FGC)

The program is used to publish public information about the Company, including the Company’s news, development strategy for the UNEG, information for investors, consumers and statements regarding scheduled and completed tenders, etc.

Functional capabilities:

The program includes a flash-animation icon — a map of the Russian Federation with the ability to transfer to web pages of FGC UES branches — backbone electric grids for technical maintenance and equipment repair (TMR). Codes for placing corporate news (including photographs) and branches (including photographs), banners for transferring to the internal pages of the Internet site and web sites of partner organizations are available on the home page as well.

For the program: the corporate system of organizing procurement activities (KSOZD).

Program objective:

•              Upgrading the performance of procurement activities control;

•              Improving information support for corporate employees;

•              Creating a base of recommended suppliers;

•              Bettering quality, reducing the cost of procured material and technical resources and equipment (MTRE) and services;

•              Upgrading the performance and decreasing the labor coefficient for preparing reports.

Key functions of the program:

•                  Accounting for procurement procedures data;

•                  Accounting for contracts;

•                  Accounting for supplementary agreements;

•                  Accounting for data on procurement procedures under contracts;

•                  Accounting for contract execution data.

•                  Maintaining reference books (of organizations, procurement modes, contract types, etc.);

•                  Preparing procurement procedures reports.

For the program: System for forming and presenting operating and reporting information on technological violations, fire events, emergencies in the distribution grid complex (KUB-TN-P-NS)

Processes for forming and presenting reporting information as provided by the Regulations for the presentation of operating and reporting information on technological violations, fire events, emergencies to the Management Center of JSC FGC UES inter-regional distribution grid complexes, are realized in the program.

The program provides for:

•              Forming, presenting, collecting and processing reporting data on technological violations, fire events, industrial accidents in standard forms under formalized rules using unified classification features and groups in the organizational hierarchy;

•              Accumulating and consolidating operating information and reports, as well as electronic copies of the follow-up documents in databases at system workplaces and centers for gathering these forms;

•              Applying the accumulated operating information and reports to form standard reporting documents in all points where data is prepared and collected according to all lower-level control objects;

•              Distinguishing between levels and rights of access to functions and data, as consistent with requirements of business-processes and employment duties.

For the program: Corporate portal of JSC FGC UES (Corporate portal)

Program objective: Upgrade the operating and efficiency provision of JSC FGC UES’ employees with information required for their job duties, owing to the creation of a unified access point for corporate information.

Functional capabilities:

•              Creating a common information area;

•              Organizing a unified interface for information submission and the organization of teamwork for JSC FGC UES employees;

•              Creating a unified access point for CIMS (Corporate Information Management System) systems and other information systems adopted for JSC FGC UES, in accordance with an employee’s function in the Company, regardless of technical execution, location and the mode of information storage in these systems.

Risk factors related to the possible expiration of the Issuer’s basic patents and trademark licenses.

There are no changes in the intellectual property rights that may have an essential effect on the Company’s business in the foreseeable future. The Issuer has valid titles for all intellectual property used in the process of financial and economic activities. For the sake of its business, the Issuer aspires to protect intellectual property by way of its registration.

The failure to extend the term of patents and certificates for intellectual property will not have an adverse impact on the Issuer’s activities and financial performance. Therefore, in the Issuer’s opinion, there are no risk factors related to the expiration of patents and certificates for intellectual property objects.

5.5 Analysis of Development Trends in the Issuer’s Primary Activity Area

The main development trends for the branch of the economy in which the Issuer carries out its primary activity for the last 5 complete financial years or for each complete financial year as well as the main factors affecting the branch.

JSC FGC UES is a company established to manage the UNEG — a principal part of the Russian Unified Energy System.

In accordance with Russian Federal Law No. 35-FZ “On the Power Industry” (dated March 26th, 2006), the UNEG is a complex of power grids and other power grid facilities belonging to the electric power industry infrastructure, based on the right of ownership or other grounds provided for by federal laws, and ensuring the stable delivery of electric power to consumers, the functioning of the wholesale market, as well as the parallel operation of the Russian electric power system and electric power systems of foreign countries.

JSC FGC UES is a key element in the electric power market infrastructure. In accordance with applicable laws, JSC FGC UES is also a natural monopoly. The Company’s operations are regulated by the State.

Services related to electric power transfer in the Russian Federation are JSC FGC UES’ core business. This type of activity represents a separate branch in the Russian electric power sector. Therefore, JSC FGC UES’ operational results and the Issuer’s development define this branch’s development.

Over the past few years, the main trends in the branch in which the Issuer carries out its primary activity were as follows:

•              Enhancing State policy efficiency in the sphere of tariff-making;

•              Boosting the technical level of the UNEG by applying new high-efficiency methods and efficient technological solutions to new construction, technical re-equipment and the reconstruction of power supply facilities;

•              Improving operational efficiency by cutting running costs and specific charges related to the maintenance, repair and technical servicing of the UNEG;

•              Upgrading UNEG management efficiency by implementing a process control model aimed at optimizing management expenses.

Taking into account the transfer of Russia’s economic development to innovative development, the Company’s strategic objective shall be to increase the reliability, quality and operational economy of energy supply to consumers by modernizing the Russian UES power grids based on innovative technologies, transforming them into the intelligent core of technological infrastructure.

According to JSC FGC UES, achieving these objectives requires resolving numerous strategic tasks in the following areas:

•              Development and innovation;

•              Reliability and operational efficiency;

•              Cooperation with the market, consumers and regulatory bodies;

•              Finances, economics and intra-corporate processes.

JSC FGC UES’ priority task shall be the development of the UNEG, applying innovative technologies.

The result of implementing the Company’s Investment and Innovation Programs shall be creating an electric power system based on the principles of an intelligent (active-adaptive) network with a qualitatively new technical level of development, creating a positive multiplier effect for the industry and Russian spheres of activity. Transforming the Russian UNEG to an active-adaptive format will upgrade system reliability of the power-grid complex, generate technical and economic effects from placing UNEG facilities in eight time zones, reduce losses and the consumption of energy resources, cut capital investments related to constructing and maintaining energy sites, as well as flexibly regulate the power flows caused by changes in electric power generation and consumption volumes.

For the purpose of developing the electric system with an active-adaptive (smart) grid, JSC FGC UES and the Russian Academy of Sciences (RAS) have agreed to form and implement a scientific-technical and innovation policy and improve the regulatory base in terms of the development and implementation of innovative solutions in the electric power industry. As part of this cooperation, JSC FGC UES will adopt technologies and the results of scientific and developmental work required to create an electric system with a smart grid, which is currently being actively developed by the Federal Grid Company.

To realize the research and development program, FGC UES actively involves leading domestic and foreign electric equipment producers, as well as Russian scientific institutes and higher education institutions. The Company enters into long-term cooperation agreements and localizes electric equipment production from global leaders on Russian territory. All these measures will allow the placement of the power supply complex on a qualitatively new level in the foreseeable future, creating a “smart” platform for developing the Unified National Electric Grid. In Q4 2010, the Russian Energy Ministry approved the introduction of the grid energy storage (GES) systems in the UNEG structure as part of the active-adaptive grid. This project is being implemented by JSC FGC UES’ subsidiary company — JSC “Mobile GTES” and the company Ener1.

Overall evaluation of the Issuer’s performance in the industry.

The Issuer evaluates its performance as positive.

Evaluation of the compliance of the Issuer’s performance with the industry’s development trends (including reasons that justify the results of operations (satisfactory and unsatisfactory, according to the Issuer)).

The Issuer evaluates its performance as satisfactory.

The main reasons for the obtained operational results are the Issuer’s monopolistic position in the industry, the growth of tariffs for electric power transmission services through the UNEG, the consolidation of the Issuer in connection with the transfer of JSC RAO UES assets and efficient cost management.

The opinion of each of the Issuer’s management bodies as to the presented information and arguments explaining their position.

The Issuer’s management bodies have similar opinions as to the presented information.

The individual opinion of members of the Issuer’s Board of Directors (Supervisory Board) or members of the Issuer’s collegial executive body as to the presented information, entered in the Minutes of the Issuer’s Board of Directors (Supervisory Board) or the collegial executive body meeting that considered relevant issues, and arguments explaining their position.

Members of the Issuer’s Board of Directors and the collegial executive body have the same opinion as to the presented information.

5.5.1. Analysis of Factors and Conditions Affecting the Issuer’s Activity

Factors and conditions affecting the Issuer’s activity and performance.

Forecast for the duration of such factors and conditions.

Among the principal factors affecting the Issuer’s activity and performance is the State regulation of tariffs for services provided by the Issuer.

In accordance with Russian Federal Law No. 261-FZ dated November 23rd, 2009, starting from January 1st, 2010, the Company switched to long-term tariff regulation applying the RAB-regulation. On December 29th, 2009, the tariffs for JSC FGC UES’ services related to electric power transmission through the UNEG were approved by Order No. 522-e/2 of the Russian Federal Tariff Service for the long-term 2010-2012 regulation period.

At the end of 2010, an Order of the Russian FTS set the rates of return for new capital at 10% for 2013-2014, as part of the Company’s transfer to the 5-year RAB-regulation period came into force. For 2013-2014, the rates of return for “old” capital have been set at 7.8% and 9.1%, respectively. The rate of return for the first three years of regulation remained unchanged: 11% annually for “new” capital, and 3.9%, 5.2% and 6.5 % for 2010, 2011 and 2012, respectively, for “old” (invested prior to the beginning of the long-term regulation period) capital. On December 28th, 2010, an Order of the Russian FTS approved tariffs for electric power transmission services provided by JSC FGC UES for 2010-2014. The increase in the average tariff for JSC FGC UES’ services related to electric power transmission through the UNEG for the long-term regulation period will be 32.8% in 2011, 27.0% in 2012, 21.1% in 2013 and 15.2% in 2014.

The duration of the factor related to the State regulation of tariffs for services provided by the Issuer is unlimited.

Steps which are currently being taken and which will be taken by the Issuer in the future for the effective use of the above-mentioned factors and conditions:

Activity planning based on an economic situation analysis.

The methods which are currently used and will be used by the Issuer in the future to reduce the adverse effect of factors and conditions that may impact the Issuer’s activity:

Organizing and maintaining consistent interaction with regulatory bodies in the sphere of the regulation of tariffs for electric power transmission.

The general economic situation and power consumption dynamics in the country significantly impact the Issuer’s operations. According to the Federal Service of State Statistics, from January-November 2010, electricity generation grew 4.9% as compared with the same period in the previous year, in November, electricity generation grew 1.1% as compared with November of the previous year, and by 2.6% - as compared with the previous month. The Russian Energy Ministry announced that in 2010 electricity generation in the Russian Federation will practically reach the pre-crisis level. In 2010, this indicator will be 980 bln. kWh vis-a-vis 1.006 trn. kWh in 2008. The Russian FTS’ Management Board adjusted the consolidated pro forma balance for electric power generation and supply in the Russian Federation for 2011: the power consumption indicator was increased from 1.011 trn. kWh to 1.013 trn. kWh. In 2011, power consumption in the territory of the Russian Federation will exceed 2010 planned consumption by 3.6%, whereas according to the balance variant approved in July, the growth of indicators compared with the 2010 forecast was approximately 3%. The adjusted consolidated pro forma balance drawn up based on analyzing actual power consumption and suggestions of the UES System Operator and regional regulatory authorities includes updated data on the forecast for power consumption and power purchase volumes for 2011. The power balance is a basis for calculating tariffs (prices) for electric energy and capacity. The Russian Energy Ministry anticipates 1.8% power consumption growth during the 2010-2011 autumn-winter period compared with the previous year.

Significant events and factors that may have the most adverse effect on the Issuer’s ability to achieve similar or improved performance than in the previous reporting period. Their probability and duration:

Among factors that may adversely affect the Issuer’s ability to achieve similar or improved performance, there are operational (production) risks. In terms of operational (production) risks, the most significant factors are: the natural aging of production assets and adverse force majeure events. To prevent negative impact from these factors, JSC FGC UES has developed an investment program that allows it to not only prevent failure of the primary process equipment of high-voltage lines and sub-stations by implementing the modernization and reconstruction program, but also to create new production assets that ensure the capacity output of power plants and the reliability of the inter-regional power exchange. Order No. 547 of the Russian Energy Ministry (dated November 12th, 2010) approved JSC FGC UES’ 2010-2014 investment program, which is aimed at resolving the following priority tasks:

•              Developing the UNEG to ensure its reliable operation;

•              Renewing the Company’s grid assets;

•              Implementing power network construction projects that are significant for the State (nuclear power plants, the ESPO pipeline, the 2014 Olympics in Sochi, the Vankorsk group of oil deposits, IC Skolkovo, improvement of the reliability of electric power supply to Moscow, St. Petersburg, Tyumen, etc.);

•              Instituting measures under Agreements concluded with regional administrations to ensure electric power supply to consumers;

•              Providing capacity to new power generating units at atomic power stations, hydro-power stations and thermal power stations;

•              Launching innovative projects and power efficiency programs;

•              Creating technological infrastructure for operating in the competitive electric power and capacity market.

The Company’s innovative activities are aimed at upgrading the controllability, reliability, efficiency and safety of electric power facility operation. They consist in creating and implementing advanced technologies, materials, equipment, control and monitoring systems in the UNEG.

Financing for the 2010-2014 investment program is RUR 952.4 bln. The investment program will be financed out of JSC FGC UES’ own funds, funds from the additional share issue, federal budgetary funds (including for the Federal Target Program “Economic and Social Development of the Far East and Transbaikalia for the Period till 2013” and the Program for the Development of Power Grids in the Sochi Area), funds from sale of JSC RAO UES assets. In addition, funds raised from technological connections, loans and credits will be used for investment program financing.

As for the possible effects of adverse natural phenomena, JSC FGC UES has a relevant property insurance program in respect to overhead transmission lines and electric power sub-stations. The funds for the program are included in power transmission tariffs. This circumstance allows one to state that the above-mentioned risks are minimal.

The Issuer evaluates the probability of the occurrence and persistence of the above-mentioned factors as insignificant.

Significant events and factors that may improve the Issuer’s performance, their probability and duration:

Significant factors that may improve the Issuer’s performance are further improvement of the macro-economic situation, an increase in industrial production and higher oil prices.

The probability of said factors occurring in the mid-term is not excluded. The duration of these factors is not limited.

5.5.2. The Issuer’s Competitors

The main existing and potential competitors of the Issuer, including foreign competitors. Factors affecting the competitiveness of the Issuer, with a description of their impact on the competitiveness of provided products (work, services):

The main existing and potential competitors of the Issuer, including foreign competitors.

The Issuer’s primary activity is providing electric power transmission services through the UNEG. Considering that this activity belongs to the monopolistic type of activity, there are no competitors for JSC FGC UES on the domestic and external markets.

According to the Issuer’s information, there are no plans to exclude activity related to electric power transmission through the UNEG from natural monopolistic activities. Therefore, the Issuer does not have any potential competitors.

The list of factors affecting the Issuer’s competitiveness, with a description of their impact on the competitiveness of products (work, services):

Competitiveness factors are not described here as the Issuer carries out monopolistic activity.

VI. Detailed Information on Members of the Issuer’s Management Bodies, Financial and Business Supervisory Bodies and Brief Data on the Issuer’s Employees (Workers)

6.1 Information on the Structure and Competence of the Issuer’s Management Bodies

Detailed description of the structure of the Issuer’s management bodies and their competence in accordance with the Issuer’s Articles of Association (constituent documents).

The Company’s management bodies include:

•           The General Meeting of Shareholders;

•           The Board of Directors;

•           The Management Board (the collegial executive body);

•           The Chairman of the Management Board (the sole executive body).

The Company’s supreme management body is the General Meeting of Shareholders.

In accordance with Article 10 of the Company’s Articles of Association, the following issues shall fall within the competence of the General Meeting of Shareholders:

1)         Making amendments and/or additions to the Articles of Association or approving a new version of the Articles of Association;

2)         Re-organizing the Company;

3)         Liquidating the Company, appointing a liquidation commission and approving interim and final liquidation balance sheets;

4)         Determining the quantity, nominal value, category (type) of authorized shares and the rights vested by such shares;

5)         Increasing the Company’s share capital via an increase in the nominal value of shares or by the Company placing additional shares (issuable corporate securities that are convertible into shares) in cases stipulated by the Russian Federal Law “On Joint Stock Companies;”

6)         Reducing the Company’s share capital through a decrease in the nominal value of shares;

7)         Decreasing the Company’s share capital via the Company acquiring a portion of shares to reduce their general quantity, as well as by redeeming shares acquired or re-purchased by the Company;

8)         Splitting and consolidating the Company’s shares;

9)         Acquiring issued shares in cases stipulated by the Russian Federal Law “On Joint Stock Companies;”

10)       Electing the Chairman of the Management Board and prematurely terminating his authorities;

11)       Electing members to the Company’s Board of Directors and prematurely terminating their authorities;

12)       Electing members to the Company’s Audit Commission and prematurely terminating their authorities;

13)       Approving the Company’s Auditor;

14)       Approving annual reports, annual accounting statements, including the Company’s profit and loss statements (profit and loss accounts), as well as income distribution (including paying (announcing) dividends, except for income distributed in the form of dividends according to results of Q1, H1, the first nine months of the financial year) and the Company’s losses according to financial year results;

15)       Paying (declaring) dividends according to results of Q1, H1 and the first nine months of the financial year;

16)       Adopting decisions on approving major transactions in cases stipulated by Article 79 of the Russian Federal Law “On Joint Stock Companies;”

17)       Adopting decisions on approving transactions in cases stipulated by Article 83 of the Russian Federal Law “On Joint Stock Companies;”

18)       Adopting a decision on participating in financial and industrial groups, associations and other amalgamations of commercial enterprises;

19)       Approving internal documents that regulate the activities of the Company’s bodies;

20)       Adopting a decision on paying members of the Company’s Audit Commission remuneration and/or compensation;

21)       Adopting a decision on paying members of the Company’s Board of Directors remuneration and/or compensation;

22)       Adopting a decision to delegate the authority of the sole executive body to a management company or manager;

23)       Deciding on other issues stipulated by the Russian Federal Law “On Joint Stock Companies.”

The Board of Directors exercises general management over the Company’s activities, except for issues that fall under the competence of the General Meeting of Shareholders in accordance with the Russian Federal Law “On Joint Stock Companies” and the Company’s Articles of Association.

In accordance with Article 15 of the Company’s Articles of Association, the following issues shall fall under the competence of the Company’s Board of Directors:

1)         Identifying priority trends for the Company’s activity, approving long-term programs for the Company’s development ( including endorsing the Company’s investment program);

2)         Convening the General Shareholders Meeting and the Extraordinary General Shareholders Meeting, except for cases stipulated by Clause 14.8 Article 14 of the Articles of Association, as well as announcing the date for convening a new General Shareholders Meeting instead of the one that was adjourned due to the lack of a quorum;

3)         Approving the agenda for the Company’s General Shareholders Meeting;

4)         Electing the Secretary of the General Shareholders Meeting;

5)         Defining the date for drawing up the list of persons entitled to participate in the General Shareholders Meeting, deciding on other issues related to preparing and convening the Company’s General Shareholders Meeting;

6)         Increasing the Company’s share capital by placing additional shares within the limits of the quantity and category (types) of authorized shares with regard to limitations established by the Russian Federal Law “On Joint Stock Companies” and the Articles of Association;

7)         Placing corporate bonds and other issuable securities, including bonds and other issuable securities that are convertible to shares, with regard to limitations established by the Russian Federal Law “On Joint Stock Companies” and the Articles of Association;

8)         Determining the price (monetary value) of property, prices for placing and redeeming issuable securities in cases stipulated by the Russian Federal Law “On Joint Stock Companies,” as well as making decisions on issues set forth in Sub-clauses 18 and 27, Clause 15.1 of the Articles of Association;

9)         Acquiring shares, bonds and other securities placed by the Company in cases stipulated by the Russian Federal Law “On Joint Stock Companies;”

10)       Electing members of the Company’s Management Board (except for the Chairman of the Company’s Management Board), prematurely terminating their authorities, including making a decision on prematurely teminating labor agreements with them;

11)       Re-selling Company shares that are at the Company’s disposal as a result of them being purchased or redeemed from the Company’s shareholders, as well as in other cases stipulated by the Russian Federal Law “On Joint Stock Companies;”

12)       Making recommendations to the Company’s General Shareholders Meeting on remuneration and compensation to be paid to members of the Company’s Audit Commission;

13)       Estimating the payment for Auditor’s services;

14)       Making recommendations on dividends per share and the payment procedure;

15)       Approving the Company’s internal documents that stipulate the formation and use of corporate funds, making decisions on the use of corporate funds;

16)       Approving the Company’s internal documents, except for internal documents for which the approval falls under the competence of the General Shareholders Meeting;

17)       Establishing the Company’s branches and opening representative offices, their liquidation, including making amendments to the Company’s Articles of Association related to establishing corporate branches, opening representative offices (including amending information on the names and registered offices of corporate branches and representative offices) and their liquidation;

18)       Making decisions on the Company’s participation in other organizations (including adjusting founding documents and candidates for the Management Board for newly established organizations), amending participation stakes (number of shares, size of stake, equity share), encumbering said shares, equity shares and terminating the Company’s participation in other organizations;

19)       Determining the Company’s credit policy, including: the procedure and volume for debt financing, the procedure for granting loans, obtaining bank guarantees, issuing warranties and pledging property on behalf of third parties, as well as:

a) Fixing the Company’s total one year indebtedness limit to third parties and determining the maximum volume of the Company’s actual debt under credits and loans at any specific time during the respective year;

b) Making decisions on entering into transactions in cases provided for by the Company’s credit policy;

c) Making decisions on all of the above-mentioned issues if the Company’s credit policy is not defined by the Board of Directors;

d) Approving debt financing transactions in cases in which as a result of said transactions the Company’s accounts payable under credits and loans exceed the limit of the Company’s indebtedness to third parties defined by the Board of Directors for the current year;

e) Making amendments to the Company’s credit policy.

20)       Endorsing major transactions in cases stipulated by Chapter X of the Russian Federal Law “On Joint Stock Companies;”

21)       Endorsing transactions stipulated by Chapter XI of the Russian Federal Law “On Joint Stock Companies;”

22)       Approving the Company’s registrar, conditions of the agreement with the registrar, as well as terminating the agreement with said registrar;

23)       Electing and re-electing the Chairman and Deputy Chairman of the Company’s Board of Directors;

24)       Approving the procedures for the Company interacting with business entities in which the Company owns shares and equity interests;

25)       Determining the Company’s position (corporate representatives), instructing representatives either to take part or not in voting on agenda issues, voting “for,” “against” or “abstained” on draft decisions on the following agenda issues of the General Shareholders Meetings (participants) of subsidiaries and affiliates (hereinafter — SA) (except for cases when the functions of the General Shareholders Meetings (SA participants) are performed by the Company’s Board of Directors) and meetings of the SA’s Boards of Directors (except for the issue of approving the agenda of SA’s (participants) General Shareholders Meetings, when the functions of the SA’s (participants) General Shareholders Meetings are performed by the Company’s Board of Directors):

a) On determining the agenda of the SA’s (participants) General Shareholders Meetings (except for cases when discussing these issues is required according to Clause 1 Article 47, Articles 53, 55 of the Russian Federal Law “On Joint Stock Companies”);

b) On re-organizing and liquidating an SA;

c) On determining the number of members of the SA’s Board of Directors, nominating and electing its members and prematurely terminating their authorities;

d) On determining the quantity, nominal value and category (type) of shares declared by the SA and the rights vested by these shares;

e) On increasing SA share capital by upping the nominal value of shares or via an additional share placement;

f) On placing SA securities;

g) On splitting or consolidating SA shares;

h) On endorsing major transactions made by the SA;

i) On the SA participating in other organizations (on entering into an existing organization or establishing a new organization), as well as on acquiring, selling off and encumbering shares or equity interests in the share capital of organizations, in which the SA acts as a participant, changing the equity interest of the share capital of the relevant organization;

j) On the SA engaging in transactions (including several associated transactions) related to selling off or potentially selling off property that represents fixed assets, intangible assets, incomplete construction projects, the purpose of which is producing, transferring, dispatching and distributing electric and heat energy, the balance or market value of which exceeds RUR 15 mln.;

k) On the SA engaging in transactions (including several related transactions) related to selling off or potentially selling off property that represents fixed assets, intangible assets, incomplete construction projects, the purpose of which is not producing, transferring, dispatching and distributing electric and heat energy, the balance or market value of which exceeds RUR 30 mln.

l) On making amendments to SA consituent documents;

m) On paying remuneration and compensation to members of the SA’s Board of Directors and the Audit Commission;

26)       Determining the Company’s position (Company representatives) and the SA on the following issues on the agenda for Board of Directors meetings of the SA subsidiaries and affiliates (including recommendations to either participate or not participate in voting on agenda issues, voting “for,” “against” or “abstained” on draft decisions):

a) On determining the position of SA representatives on agenda issues for the General Meetings of Shareholders (participants) and meetings of the Board of Directors of subsidiaries and affiliated companies in relation to the Company’s subsidiaries and affiliates, concerning making (endorsing) transactions (including several related transactions) related to selling off or potentially selling off property, representing fixed assets, intangible assets, incomplete construction projects, the purpose of which is producing, transferring, dispatching and distributing electric and heat power, the balance or market value of which exceeds RUR 15 mln.;

b) On determining the position of SA representatives on agenda issues for the General Meetings of Shareholders (participants) and meetings of the Board of Directors of subsidiaries and affiliated companies in relation to the SA, exercising the production, transfer, dispatch and distribution of electric and heat power, on reorganizing, liquidating or increasing the authorized capital of such companies by increasing the nominal value of shares, by placing additional shares or by placing securities that are convertible into ordinary shares;

27)       Preliminarily endorsing decisions made by the Company:

a) Transactions in which the subject of the transaction is the Company’s non-circulating assets exceeding 10 percent of the balance value of said assets as of the date of making a decision on entering into said transaction;

b)Transactions (including several related transactions) involving the disposal of or the potential disposal of property comprising fixed assets, intangible assets, incomplete construction projects intended for producing, transferring, dispatching and distributing electric and heat power, the balance value of which exceeds RUR 75 mln.;

c) Transactions (including several related transactions) involving the disposal of or the potential disposal of property comprising fixed assets, intangible assets, incomplete construction projects intended for producing, transmitting, dispatching and distributing electricity and heat, the balance or marker value of which exceeds RUR 150 mln.

28)       Approving a decision on issuing securities, the securities prospectus, reports on the results of share acquisition by the Company, reports on the results of redeeming securities, reports on the results of the Company’s shareholders submitting requests to re-purchase shares belonging to them;

29)       Preliminarily endorsing transactions that may incur obligations in a foreign currency in cases and amounts determined by individual decisions of the Company’s Board of Directors, as well as, if the above cases (amounts) have not been determined by the Company’s Board of Directors;

30)       Defining the Company’s procurement policy, including approving the Regulation on the procedure for the scheduled procurement of goods, work, services and approval of the Company’s Central Procurement Board, as well as making other decisions in accordance with documents approved by the Company, regulating corporate procurement activity;

31)       Holding the Chairman of the Board of Directors liable (in a disciplinary manner) and rewarding in accordance with Russian labor laws, adopting decisions to promote the Chairman of the Company’s Management Board for State awards;

32)       Approving target values (adjusted values) for the Company’s key performance indicators (KPIs) and reports on their fulfillment;

33)       Approving the Company’s business plan (adjusted business plan) that, among other things, includes information on the planned scope for transferring property (property rights) to third parties free of charge, as well as reviewing reports on the Company’s performance vis-à-vis its business plan;

34)       Forming committees of the Board of Directors, approving regulations for the Board of Directors’ committees;

35)       Electing the Secretary of the Company’s Board of Directors and prematurely terminating his/her authorities;

36)       Adopting a decision to bring issues for review to the Company’s General Shareholders Meetings, in which review is possible in accordance with the Law only based on a proposal by the Company’s Board of Directors;

37)       Approving terms of the agreement entered into with the Chairman of the Management Board and members of the Company’s Management Board, fixing the size of remuneration and compensation to be paid to the Chairman of the Management Board and members of the Company’s Management Board or appointing a person authorised to approve terms of agreement entered into with the Chairman of the Management Board and members of Company’s Management Board, to fix remuneration and compensation to be paid to the Chairman of the Management Board and members of the Company’s Management Board;

38)       Addressing the issue of overlapping positions held by the Chairman of the Management Board and members of the Company’s Management Board in management bodies of other companies, as well as in other paid positions in other organizations;

39)       Determining the Company’s policy in the sphere of corporate insurance protection;

40)       Approving the procedure for selecting appraisers and (or) candidates for appraiser(s) to determine the price of shares, property and other corporate assets in cases stipulated by the Russian Federal Law “On Joint Stock Companies,” the Articles of Association, as well as other separate resolutions of the Company’s Board of Directors;

41)       Endorsing the collective agreement as well as agreements signed by the Company with non-profit organizations on issues relating to the social security of the Company’s employees;

42)       Reviewing the Company’s management organizational structure;

43)       Adopting a decision on suspending the powers of the management company (manager);

44)       Addressing other issues that fall under the competence of the Board of Directors in accordance with the Russian Federal Law “On Joint Stock Companies” and the Articles of Association.

Management of the Company’s current activities shall be carried out by its Sole Executive Body — the Chairman of the Management Board and the Collegial Executive Body — the Company’s Management Board.

In accordance with Article 21 of the Company’s Articles of Association, the following issues shall fall within the competence of the Company’s Management Board:

1)         Developing and submitting for the Board of Directors’ review priority trends for the Company’s development and future plans for their realization;

2)         Preparing reports on fulfilling resolutions passed by the General Shareholders Meetings and the Company’s Board of Directors;

3)         Exercising powers (with regard to Sub-clause 25 Clause 15.1 of the Articles of Association) of Shareholders Meetings in subsidiaries, all voting shares of which are owned by the Company, in accordance with their foundation documents or based on other legal grounds;

4)         Appointing (with regard to Sub-clause 25 Clause 15.1 of the Articles of Association) corporate representatives to participate in management bodies of organizations of any business legal structure, in which the Company participates, except for the Company’s representatives for meetings of the participants of the above-mentioned organizations;

5)         Nominating candidates to serve as the sole executive body for organizations with any business legal structure, in which the Company participates;

6)         Submitting reports on the financial and business activities of subsidiaries and affiliates to the Company’s Board of Directors for review, the shares (equity interests) of which are owned by the Company, as well as information on other organizations in which the Company participates;

7)         Hearing reports of the Company’s Deputy Chairmen, the Directors of the Company’s structural sub-divisions on performance results for approved plans, programs and instructions, reviewing reports, documents and other information on the activities of the Company and its SA;

8)         Preliminarily approving decisions on entering into transactions that deal with the Company’s non-circulating assets in an amount ranging from five (5) to ten (10) percent of the book value of said assets as of the date of making a decision to enter into said transaction;

9)         Adjusting the constituent documents of the Company’s SA, in which the Company may dispose of more than 25% of voting shares;

10)       Resolving other management issues that relate to the Company’s current activity, in accordance with decisions of the General Shareholders Meetings and the Company’s Board of Directors , as well as on issues delegated for review to the Management Board by the Chairman of the Company’s Management Board.

In accordance with Article 22 of the Company’s Articles of Association:

All issues related to managing the Company’s current activity, except for issues referred to the competence of the General Shareholders Meetings, the Board of Directors and the Company’s Management Board, shall fall within the competence of the Chairman of the Company’s Management Board.

The Chairman of the Company’s Management Board shall act on behalf of the Company without a Power of Attorney, on the following issues:

1)         Carrying out transactions on behalf of the Company, issuing powers of attorney and opening the Company’s settlement and other bank accounts;

2)         Disposing of corporate property at his own discretion, with regard to limits stipulated by relevant legislation and the Articles of Association;

3)         Hiring and dismissing the Company’s employees, using incentives and applying disciplinary measures;

4)         Organizing the work of the Company’s Management Board, chairing its meetings;

5)         Putting forward proposals on appointing and removing Management Board members for review to the Board of Directors;

6)         Approving staff schedules and position salaries for corporate employees;

7)         Assigning duties to the various Deputy Chairmen of the Management Board;

8)         Carrying out the performance of the Company’s activity plans, which are necessary to fulfill tasks;

9)         Approving Regulations on the Company’s branches and representative offices;

10)       Approving corporate regulations on issues that fall under the competence of the Chairman of the Management Board;

11)       Organizing the Company’s accounting and reporting;

12)       Issuing orders, approving instructions and other corporate internal documents and giving instructions that are binding for all employees;

13)       Not later than forty five (45) days prior to the date of holding the Annual General Shareholders Meetings, submitting for review by the Company’s Board of Directors the Company’s annual report, balance sheet, profit and loss account and the Company’s profit and loss distribution;

14)       On a quarterly basis, submitting for review by the Company’s Board of Directors the activity plans of the Company’s Management Board, as well as reports on fulfilling said plans.

15)       Appointing corporate representatives at meetings of business companies, in which the Company owns shares and/or equity interests;

16)       Making decisions on other issues of the Company’s current activity, except for issues referred to the competence of the General Shareholders Meetings, the Board of Directors and the Company’s Management Board.

Information of the Issuer’s Corporate Code of Conduct (governance) or any other similar document.

JSC FGC UES’ Code of Corporate Governance was approved by a Resolution of JSC FGC UES’ Board of Directors (Minutes No. 55 dated February 28th, 2008). The full text of the Code is available at: http://www.fsk-ees.ru

Information on the Issuer’s internal documents that regulate the activity of its bodies.

The Issuer has the following documents:

•           The Articles of Association (approved by a Resolution of JSC FGC UES’ Annual General Shareholders Meeting dated June 29th, 2011, Minutes No. 11);

•           Regulations on the Procedure for Preparing and Holding the General Shareholders Meeting (approved by a Resolution of JSC FGC UES’ Annual General Shareholders Meeting dated June 29th, 2010, Minutes No. 9);

•           Regulations on the Board of Directors (approved by a Resolution of the Annual General Shareholders Meeting dated June 30th, 2009, Minutes No. 7);

•           Regulations on Compensation and Remuneration to Members of the Board of Directors (approved by a Resolution of JSC FGC UES’ Annual General Shareholders Meeting dated June 29th, 2010, Minutes No. 9);

•           Regulations on the Management Board (approved by a Resolution of the Annual General Shareholders Meeting dated June 30th, 2009, Minutes No. 7);

•           Regulations on the Audit Commission (approved by a Resolution of the Board of Directors of JSC RAO UES of Russia No. 131 dated November 6th, 2002);

•           Regulations on Compensation and Remuneration to Members of the Audit Commission (approved by a Resolution of JSC FGC UES’ Annual General Shareholders Meeting dated June 30th, 2008, Minutes No. 5);

•           Regulations on the Audit Committee of the Board of Directors (approved by a Resolution of JSC FGC UES’ Board of Directors dated February 15th, 2008, Minutes No. 54);

•           Regulations on the HR and Remuneration Committee of the Board of Directors (approved by a Resolution of JSC FGC UES’ Board of Directors dated February 15th, 2008, Minutes No. 54);

•           Regulations on the Reliability Committee of the Board of Directors (approved by a Resolution of JSC FGC UES’ Board of Directors dated March 7th, 2006, Minutes No. 32);

•           Regulations on the Strategy Committee of the Board of Directors (approved by a Resolution of JSC FGC UES’ Board of Directors dated May 15th, 2008, Minutes No. 62);

•           Regulations on the Investment Committee of the Board of Directors (approved by a Resolution of JSC FGC UES’ Board of Directors dated March 3rd, 2009, Minutes No. 76);

•           Regulations on Compensation and Remuneration to Members of Committees of the Board of Directors (approved by a Resolution of the Board of Directors dated December 16th, 2010, Minutes No. 120).

•           Regulations on the Organization of Work to Protect Highly Confidential Information of JSC FGC UES (approved by Order No. 446 of JSC FGC UES dated December 28th, 2007);

•           Regulations on the Information Policy (approved by a Resolution of JSC FGC UES’ Board of Directors dated February 28th, 2008, Minutes No. 55);

•           Regulations on Insider Information (approved by a Resolution of JSC FGC UES’ Board of Directors dated March 15th, 2011, Minutes No. 125);

•           Order No. 105 dated May 17th, 2004 “On the Organization of Work to Protect Confidential Information;”

•           Regulations on the Dividend Policy of JSC FGC UES (approved by a Resolution of the Board of Directors dated December 16th, 2010, Minutes No. 120);

•           Code of Corporate Governance in JSC FGC UES (approved by resolution of JSC FGC UES’ Board of Directors dated February 28th, 2008, Minutes No. 55);

•           Code of Corporate Ethics in JSC FGC UES (approved by Order No. 132, dated April 8th, 2009).

The web site where the full text of the Articles of Association and internal documents that regulate the activity of the Issuer’s bodies is placed:

The full text of the most recent version of the Articles of Association and internal documents that regulate the activity of the Issuer’s bodies is available at: http://www.fsk-ees.ru

6.2 Information on Members of the Issuer’s Management Bodies

Information on members of the Issuer’s Board of Directors:

Name: Ernesto Ferlenghi

Year of birth: 1968

Education: Higher

All positions held with the Issuer’s Company and other organizations over the last 5 years, including part-time positions

Period
From	To	Company	Position
2005	Until now	“Eni” Group Company in the Russian Federation and CIS countries	Chief Representative
2008	2009	Limited Liability Company “Eni Energy,” the Russian Federation	General Director
2008	Until now	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Member of the Board of Directors
2011	Until now	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Chairman of the Board of Directors

This person’s participation interest in the Issuer’s authorized capital: None

Share of the Issuer’s ordinary shares held by this person: None

Number of the Issuer’s shares of each category (type), which may be bought by this person through exercising the rights to the Issuer’s options he/she owns: The Issuer has not issued any options

This person’s participation interest in the authorized (reserve) capital (unit fund) of the Issuer’s subsidiaries and affiliates: The person does not hold said shares

Number of ordinary shares of the Issuer’s subsidiaries and affiliates held by this person (for the Issuer’s subsidiaries and affiliates that are joint stock companies): The person does not hold said shares

Number of shares of each category (type) held by a subsidiary or affiliate of the Issuer, which may be bought by this person through exercising the rights to the options he/she owns in such Issuer’s subsidiary or affiliate: None

Any kinship with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have said kinship

Data on administrative prosecution for offenses in the area of finance, taxes and dues, securities market or criminal prosecution (criminal record) for economic crimes or those against public authorities: The person has not been prosecuted

Data on positions held with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held the specified positions

Name: Ayuyev Boris Ilyich

Year of birth: 1957

Education: Higher

All positions held with the Issuer’s Company and other organizations over the last 5 years, including part-time positions

Period
From	To	Company	Position
2004	2008	Open Joint Stock Company “Federal Hydro-generation Company”	Member of the Board of Directors
2004	2008	Open Joint Stock Company of the Russian Open Joint Stock Company of Power Industry and Electrification “UES of Russia”	Member of the Management Board
2004	Until now	Open Joint Stock Company “System Operator of the Unified Energy System”	Chairman of the Management Board, Member of the Board of Directors
2004	Until now	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Member of the Board of Directors
2005	Until now	Closed Joint-Stock Company “Agency for Balance Forecasts in the Electric Power Industry”	Member of the Board of Directors
2008	2008	Open Joint Stock Company “RAO Energy Systems of the East”	Member of the Board of Directors
2008	Until now	Open Joint Stock Company “Administrator of the Trading System of the Wholesale Electricity Market”	Member of the Board of Directors
2008	Until now	Closed Joint Stock Company “Financial Settling Center”	Member of the Board of Directors
2009	Until now	Non-Profit Partnership “Russian National Committee of the International Council for Large Electric Power Systems”	Chairman of the Presidium
2009	2010	Joint Stock Company “United Energy System GruzRosenergo”	Member of the Supervisory Board

This person’s participation interest in the Issuer’s authorized capital: 0.0072209534%

Share of the Issuer’s ordinary shares held by this person: 0.0072209534%

Number of the Issuer’s shares of each category (type), which may be bought by this person through exercising the rights to the Issuer’s options he/she owns: The Issuer has not issued any options

This person’s participation interest in the authorized (reserve) capital (unit fund) of the Issuer’s subsidiaries and affiliates: The person does not hold said shares

Number of ordinary shares of the Issuer’s subsidiaries and affiliates held by this person (for the Issuer’s subsidiaries and affiliates that are joint stock companies): The person does not hold said shares

Number of shares of each category (type) held by a subsidiary or affiliate of the Issuer, which may be bought by this person through exercising the rights to the options he/she owns in such Issuer’s subsidiary or affiliate: None

Any kinship with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have said kinship

Data on administrative prosecution for offenses in the area of finance, taxes and dues, securities market or criminal prosecution (criminal record) for economic crimes or those against public authorities: The person has not been prosecuted

Data on positions held with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held the specified positions

Name: Budargin Oleg Mikhailovich

Year of birth: 1960

Education: Higher

All positions held with the Issuer’s Company and other organizations over the last 5 years, including part-time positions

Period
From	To	Company	Position
2003	2007	The Taimyr Autonomous District	Governor
2007	2009	The Siberian Federal District	Deputy Plenipotentiary Representative of the President of the Russian Federation in the Siberian Federal District
2009	Until now	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Chairman of the Management Board
2010	Until now	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Member of the Board of Directors
2010	Until now	Closed Joint Stock Company “Agency for Balance Forecasts in the Electric Power Industry”	Member of the Board of Directors
2011	Until now	Open Joint Stock Company “Russian Regional Development Bank”	Member of the Supervisory Board

This person’s participation interest in the Issuer’s authorized capital: 0.0000226124%

Share of the Issuer’s ordinary shares held by this person: 0.0000226124%

Number of the Issuer’s shares of each category (type), which may be bought by this person through exercising the rights to the Issuer’s options he/she owns: The Issuer has not issued any options

This person’s participation interest in the authorized (reserve) capital (unit fund) of the Issuer’s subsidiaries and affiliates: The person does not hold said shares

Number of ordinary shares of the Issuer’s subsidiaries and affiliates held by this person (for the Issuer’s subsidiaries and affiliates that are joint stock companies): The person does not hold said shares

Number of shares of each category (type) held by a subsidiary or affiliate of the Issuer, which may be bought by this person through exercising the rights to the options he/she owns in such Issuer’s subsidiary or affiliate: None

Any kinship with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have said kinship

Data on administrative prosecution for offenses in the area of finance, taxes and dues, securities market or criminal prosecution (criminal record) for economic crimes or those against public authorities: The person has not been prosecuted

Data on positions held with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held the specified positions

Name: Levin Kirill Yuryevich

Year of birth: 1968

Education: Higher

All positions held with the Issuer’s Company and other organizations over the last 5 years, including part-time positions

Period
From	To	Company	Position
1997	2007	OJSC “Gazprombank”	Deputy Chairman of the Management Board
2006	2007	OJSC “Salavatnefteorgsintez”	Member of the Board of Directors
2006	2011	OJSC “Magnitogorsk Iron and Steel Works”	Member of the Board of Directors
2008	2009	LLC “MC Renaissance Capital”	President
2009	2010	OJSC “Sberbank of Russia”	Vice President, Director of the Corporate Business Department
2009	2010	OJSC “PIK Group”	Member of the Board of Directors
2009	2011	OJSC “Belpromstroibank”	Member of the Supervisory Board
2010	2010	OJSC “SU-155”	Member of the Board of Directors
2010	Until now	OJSC “Aeroflot”	Member of the Board of Directors
2011	Until now	OJSC “Russian Agricultural Bank”	Member of the Management Board, Deputy Chairman of the Management Board
2011	Until now	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Member of the Board of Directors

This person’s participation interest in the Issuer’s authorized capital: None

Share of the Issuer’s ordinary shares held by this person: None

Number of the Issuer’s shares of each category (type), which may be bought by this person through exercising the rights to the Issuer’s options he/she owns: The Issuer has not issued any options

This person’s participation interest in the authorized (reserve) capital (unit fund) of the Issuer’s subsidiaries and affiliates: The person does not hold said shares

Number of ordinary shares of the Issuer’s subsidiaries and affiliates held by this person (for the Issuer’s subsidiaries and affiliates that are joint stock companies): The person does not hold said shares

Number of shares of each category (type) held by a subsidiary or affiliate of the Issuer, which may be bought by this person through exercising the rights to the options he/she owns in such Issuer’s subsidiary or affiliate: None

Any kinship with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have said kinship

Data on administrative prosecution for offenses in the area of finance, taxes and dues, securities market or criminal prosecution (criminal record) for economic crimes or those against public authorities: The person has not been prosecuted

Data on positions held with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held the specified positions

Name: Makarov Alexey Aleksandrovich

Year of birth: 1937

Education: Higher

All positions held with the Issuer’s Company and other organizations over the last 5 years, including part-time positions

Period
From	To	Company	Position
1986	Until now	Institute of Electric Power Research, RAN	Director
2004	2008	Open Joint Stock Company of the Russian Open Joint Stock Company of the Power Industry and Electrification “UES of Russia”	Member of the Reliability Council, Member of the Electric Power Industry Development Committee
2005	2007	LLC “Eurosibenergo”	Non-Executive Director
2005	Until now	Agency for Balance Forecasts in the Electric Power Industry	Member of the Board of Directors
2005	Until now	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Member of the Board of Directors, Chairman of the Strategy Committee
2006	Until now	The Russian Academy of Sciences (RAS)	General Member of RAN in the Department of Power Systems, Machinery, Mechanics and Management Processes

This person’s participation interest in the Issuer’s authorized capital: None

Share of the Issuer’s ordinary shares held by this person: None

Number of the Issuer’s shares of each category (type), which may be bought by this person through exercising the rights to the Issuer’s options he/she owns: The Issuer has not issued any options

This person’s participation interest in the authorized (reserve) capital (unit fund) of the Issuer’s subsidiaries and affiliates: The person does not hold said shares

Number of ordinary shares of the Issuer’s subsidiaries and affiliates held by this person (for the Issuer’s subsidiaries and affiliates that are joint stock companies): The person does not hold said shares

Number of shares of each category (type) held by a subsidiary or affiliate of the Issuer, which may be bought by this person through exercising the rights to the options he/she owns in such Issuer’s subsidiary or affiliate: None

Any kinship with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have said kinship

Data on administrative prosecution for offenses in the area of finance, taxes and dues, securities market or criminal prosecution (criminal record) for economic crimes or those against public authorities: The person has not been prosecuted

Data on positions held with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held the specified positions

Name: Malyshev Andrey Borisovich

Year of birth: 1959

Education: Higher

All positions held with the Issuer’s Company and other organizations over the last 5 years, including part-time positions

Period
From	To	Company	Position
2005	2006	Federal Service for Environmental, Technological and Nuclear Supervision	Deputy Director
2006	2007	Federal Atomic Energy Agency	Deputy Director
2007	2011	State Corporation “Russian Corporation of Nanotechnologies”	Member of the Management Board, Deputy Director General
2008	Until now	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Member of the Board of Directors, Chairman of the Investment Committee
2009	Until now	OJSC “Prepreg-SKM”	Chairman of the Board of Directors
2009	Until now	OJSC “Trackpore Technology”	Deputy Chairman of the Board of Directors
2009	Until now	OJSC “Galileo Nanotech”	Chairman of the Board of Directors
2010	Until now	LLC “SITRONICS-Nano”	Chairman of the Board of Directors
2010	Until now	OJSC “RusHydro”	Member of the Board of Directors, Chairman of the Strategy Committee
2010	Until now	LLC “Lithium-Ionic Technologies”	Chairman of the Board of Directors
2010	Until now	OJSC “Plakat”	Chairman of the Board of Directors
2010	Until now	LLC “Hematological Corporation”	Chairman of the Board of Directors
2010	Until now	LLC “NT-pharma”	Chairman of the Board of Directors
2010	Until now	CJSC “Fiber Optic Systems”	Member of the Board of Directors
2010	Until now	OJSC “CIUS UES”	Member of the Board of Directors
2010	Until now	Infrastructural Educational Programs Fund	Member of the Management Board
2011	Until now	LLC “SinBio”	Chairman of the Board of Directors
2011	Until now	OJSC “ROSNANO”	Member of the Management Board, Deputy Chairman of the Management Board

This person’s participation interest in the Issuer’s authorized capital: None

Share of the Issuer’s ordinary shares held by this person: None

Number of the Issuer’s shares of each category (type), which may be bought by this person through exercising the rights to the Issuer’s options he/she owns: The Issuer has not issued any options

This person’s participation interest in the authorized (reserve) capital (unit fund) of the Issuer’s subsidiaries and affiliates: The person does not hold said shares

Number of ordinary shares of the Issuer’s subsidiaries and affiliates held by this person (for the Issuer’s subsidiaries and affiliates that are joint stock companies): The person does not hold said shares

Number of shares of each category (type) held by a subsidiary or affiliate of the Issuer, which may be bought by this person through exercising the rights to the options he/she owns in such Issuer’s subsidiary or affiliate: None

Any kinship with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have said kinship

Data on administrative prosecution for offenses in the area of finance, taxes and dues, securities market or criminal prosecution (criminal record) for economic crimes or those against public authorities: The person has not been prosecuted

Data on positions held with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held the specified positions

Name: Ponomarev Dmitry Valeriyevich

Year of birth: 1967

Education: Higher

All positions held with the Issuer’s Company and other organizations over the last 5 years, including part-time positions

Period
From	To	Company	Position
2002	Until now	Non-Commercial Partnership “Council for Organizing the Efficient System of Trading on the Wholesale and Retail Electricity and Capacity Market”	Chairman of the Management Board
2004	Until now	CJSC “Energorynok”	Chairman of the Board of Directors
2008	Until now	NP “KONTs UES”	Member of the Supervisory Board
2009	2010	Open Joint Stock Company “Lenenergo”	Member of the Board of Directors
2006	Until now	Open Joint Stock Company “System Operator of the Unified Energy System”	Member of the Board of Directors
2008	Until now	Open Joint Stock Company “Administrator of the Trade System of the Wholesale Energy Market”	Chairman of the Management Board
2008	Until now	Closed Joint Stock Company “Center of Financial Settlements”	Member of the Board of Directors
2008	Until now	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Member of the Board of Directors
2009	Until now	Closed Joint Stock Company “Agency for Balance Forecasts in the Electric Power Industry”	Member of the Board of Directors

This person’s participation interest in the Issuer’s authorized capital: None

Share of the Issuer’s ordinary shares held by this person: None

Number of the Issuer’s shares of each category (type), which may be bought by this person through exercising the rights to the Issuer’s options he/she owns: The Issuer has not issued any options

This person’s participation interest in the authorized (reserve) capital (unit fund) of the Issuer’s subsidiaries and affiliates: The person does not hold said shares

Number of ordinary shares of the Issuer’s subsidiaries and affiliates held by this person (for the Issuer’s subsidiaries and affiliates that are joint stock companies): The person does not hold said shares

Number of shares of each category (type) held by a subsidiary or affiliate of the Issuer, which may be bought by this person through exercising the rights to the options he/she owns in such Issuer’s subsidiary or affiliate: None

Any kinship with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have said kinship

Data on administrative prosecution for offenses in the area of finance, taxes and dues, securities market or criminal prosecution (criminal record) for economic crimes or those against public authorities: The person has not been prosecuted

Data on positions held with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held the specified positions

Name: Solovyev Yury Alekseyevich

Year of birth: 1970

Education: Higher

All positions held with the Issuer’s Company and other organizations over the last 5 years, including part-time positions

Period
From	To	Company	Position
2002	2006	Deutsche Bank AG London	Managing Director, Head of Department for Transactions on the Capital Markets of Russia and CIS Countries
2006	2008	Limited Liability Company “Deutsche Bank”	First Deputy Chairman of the Management Board, Head of Department for Transactions on the Capital Markets of Russia and CIS Countries
2008	2011	Closed Joint Stock Company “VTB Capital”	President, Head of the Investment Business for VTB Group
2008	2011	Open Joint Stock Company “RAO Energy Systems of the East”	Member of the Board of Directors
2010	Until now	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Member of the Board of Directors
2011	Until now	VTB Bank, OJSC	First Deputy President-Chairman of the Management Board

This person’s participation interest in the Issuer’s authorized capital: None

Share of the Issuer’s ordinary shares held by this person: None

Number of the Issuer’s shares of each category (type), which may be bought by this person through exercising the rights to the Issuer’s options he/she owns: The Issuer has not issued any options

This person’s participation interest in the authorized (reserve) capital (unit fund) of the Issuer’s subsidiaries and affiliates: The person does not hold said shares

Number of ordinary shares of the Issuer’s subsidiaries and affiliates held by this person (for the Issuer’s subsidiaries and affiliates that are joint stock companies): The person does not hold said shares

Number of shares of each category (type) held by a subsidiary or affiliate of the Issuer, which may be bought by this person through exercising the rights to the options he/she owns in such Issuer’s subsidiary or affiliate: None

Any kinship with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have said kinship

Data on administrative prosecution for offenses in the area of finance, taxes and dues, securities market or criminal prosecution (criminal record) for economic crimes or those against public authorities: The person has not been prosecuted

Data on positions held with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held the specified positions

Name: Khvalin Igor Vladimirovich

Year of birth: 1974

Education: Higher

All positions held with the Issuer’s Company and other organizations over the last 5 years, including part-time positions

Period
From	To	Company	Position
2006	2008	Closed Joint Stock Company “Krona Holding”	Chairman of the Board of Directors
2007	2009	Government of the Russian Federation	Member of the Forest Sector Development Council
2008	2009	Open Joint Stock Company “ITsE Povolzhya”	Chairman of the Board of Directors
2009	2010	Closed Joint Stock Company “Volga Engineering Group”	General Director
2009	Until now	Commission for the Modernization and Technological Development of the Economy, attached to the Russian President	Member of the Energy Efficiency Working Group
2010	Until now	Open Joint Stock Company “Holding of the Inter-Regional Distribution Grid Companies”	Member of the Board of Directors
2010	Until now	Closed Joint Stock Company “Volga Engineering Group”	Chairman of the Board of Directors
2010	Until now	Open Joint Stock Company “Holding of the Inter-Regional Distribution Grid Companies”	Member of the Board of Directors
2010	Until now	Open Joint Stock Company Federal Grid Company of Unified Energy System	Member of the Board of Directors, Member of the Investment Committee, Member of the Audit Committee

This person’s participation interest in the Issuer’s authorized capital: None

Share of the Issuer’s ordinary shares held by this person: None

Number of the Issuer’s shares of each category (type), which may be bought by this person through exercising the rights to the Issuer’s options he/she owns: The Issuer has not issued any options

This person’s participation interest in the authorized (reserve) capital (unit fund) of the Issuer’s subsidiaries and affiliates: The person does not hold said shares

Number of ordinary shares of the Issuer’s subsidiaries and affiliates held by this person (for the Issuer’s subsidiaries and affiliates that are joint stock companies): The person does not hold said shares

Number of shares of each category (type) held by a subsidiary or affiliate of the Issuer, which may be bought by this person through exercising the rights to the options he/she owns in such Issuer’s subsidiary or affiliate: None

Any kinship with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have said kinship

Data on administrative prosecution for offenses in the area of finance, taxes and dues, securities market or criminal prosecution (criminal record) for economic crimes or those against public authorities: The person has not been prosecuted

Data on positions held with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held the specified positions

Name: Sharipov Rashid Ravelevich

Year of birth: 1968

Education: Higher

All positions held with the Issuer’s Company and other organizations over the last 5 years, including part-time positions

Period
From	To	Company	Position
1999	2006	Closed Joint Stock Company “KFK- Alliance”	Deputy General Director
2006	Until now	LLC “KFK-Consult”	Deputy General Director
2008	Until now	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Member of the Board of Directors
2009	2010	Open Joint Stock Company “Center for Engineering and Construction Management of the Unified Energy System”	Member of the Board of Directors
2009	Until now	Open Joint Stock Company “System Operator of the Unified Energy System”	Member of the Board of Directors
2009	Until now	Open Joint Stock Company “Russian Regional Development Bank”	Member of the Supervisory Board
2009	Until now	Irkutsk Open Joint Stock Company of Power and Electrification	Member of the Board of Directors
2010	Until now	Open Joint Stock Company “Federal Hydro-generation Company”	Member of the Board of Directors, Chairman of the Audit Committee

This person’s participation interest in the Issuer’s authorized capital: None

Share of the Issuer’s ordinary shares held by this person: None

Number of the Issuer’s shares of each category (type), which may be bought by this person through exercising the rights to the Issuer’s options he/she owns: The Issuer has not issued any options

This person’s participation interest in the authorized (reserve) capital (unit fund) of the Issuer’s subsidiaries and affiliates: The person does not hold said shares

Number of ordinary shares of the Issuer’s subsidiaries and affiliates held by this person (for the Issuer’s subsidiaries and affiliates that are joint stock companies): The person does not hold said shares

Number of shares of each category (type) held by a subsidiary or affiliate of the Issuer, which may be bought by this person through exercising the rights to the options he/she owns in such Issuer’s subsidiary or affiliate: None

Any kinship with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have said kinship

Data on administrative prosecution for offenses in the area of finance, taxes and dues, securities market or criminal prosecution (criminal record) for economic crimes or those against public authorities: The person has not been prosecuted

Data on positions held with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held the specified positions

Name: Fedorov Denis Vladimirovich

Year of birth: 1978

Education: Higher

All positions held with the Issuer’s Company and other organizations over the last 5 years, including part-time positions

Period
From	To	Company	Position
2002	2006	LLC “EuroSibEnergo”	1st Category Expert, Department Head
2006	2007	LLC “Gazenergoprom Corporation”	Head of the Department for Investment Technology and Technical Projects
2006	2007	LLC “Mezhregiongaz”	Deputy General Director
2006	2008	OJSC “Mezhregionenergosbyt”	General Director
2007	Until now	OJSC “Gazprom”	Head of the Department for Power Sector Development and Power Industry Marketing
2009	Until now	OJSC “Centerenergoholding”	General Director, Member of the Board of Directors
2009	Until now	LLC “Gazprom Energoholding”	General Director
2009	Until now	CJSC “Fortis Energy”	Member of the Management Board
2010	Until now	Education, Science and Technology Development Fund “Nadezhda”	Member of the Management Board
2011	Until now	OJSC “Mosenergo”	Member of the Board of Directors
2011	Until now	OJSC “OGK-2”	Chairman of the Board of Directors
2011	Until now	OJSC “OGK-6”	Chairman of the Board of Directors
2011	Until now	OJSC TGK-1”	Member of the Board of Directors
2011	Until now	CJSC “Kaunas Thermal Power Station”	Member of the Management Board
2011	Until now	OJSC “Mezhregionenergostroi”	Chairman of the Board of Directors
2011	Until now	OJSC “TEK Mosenergo”	Member of the Board of Directors
2011	Until now	OJSC “Tyumen Power Supply Company”	Chairman of the Board of Directors
2011	Until now	Non-profit Partnership “Production Energy Council”	Member of the Supervisory Board
2011	Until now	CJSC “Kauno elektrinė”	Member of the Management Board
2011	Until now	Open Joint Stock Company “Holding of the Inter-Regional Distribution Grid Companies”	Member of the Board of Directors
2011	Until now	Open Joint Stock Company “INTER RAO UES”	Member of the Board of Directors
2011	Until now	Open Joint Stock Company Federal Grid Company of Unified Energy System	Member of the Board of Directors

This person’s participation interest in the Issuer’s authorized capital: None

Share of the Issuer’s ordinary shares held by this person: None

Number of the Issuer’s shares of each category (type), which may be bought by this person through exercising the rights to the Issuer’s options he/she owns: The Issuer has not issued any options

This person’s participation interest in the authorized (reserve) capital (unit fund) of the Issuer’s subsidiaries and affiliates: The person does not hold said shares

Number of ordinary shares of the Issuer’s subsidiaries and affiliates held by this person (for the Issuer’s subsidiaries and affiliates that are joint stock companies): The person does not hold said shares

Number of shares of each category (type) held by a subsidiary or affiliate of the Issuer, which may be bought by this person through exercising the rights to the options he/she owns in such Issuer’s subsidiary or affiliate: None

Any kinship with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have said kinship

Data on administrative prosecution for offenses in the area of finance, taxes and dues, securities market or criminal prosecution (criminal record) for economic crimes or those against public authorities: The person has not been prosecuted

Data on positions held with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held the specified positions

Information on members of the Issuer’s Management Board:

Name: Budargin Oleg Mikhailovich

Year of birth: 1960

Education: Higher

All positions held with the Issuer’s Company and other organizations over the last 5 years, including part-time positions

Period
From	To	Company	Position
2003	2007	The Taimyr Autonomous District	Governor
2007	2009	The Siberian Federal District	Deputy Plenipotentiary Representative of the President of the Russian Federation in the Siberian Federal District
2009	Until now	Open Joint Stock Company Federal Grid Company of Unified Energy System	Chairman of the Management Board
2010	Until now	Closed Joint Stock Company “Agency for Balance Forecasts in the Electric Power Industry”	Member of the Board of Directors
2010	Until now	Open Joint Stock Company Federal Grid Company of Unified Energy System	Member of the Board of Directors
2011	Until now	Open Joint Stock Company “Russian Regional Development Bank”	Member of the Supervisory Board

This person’s participation interest in the Issuer’s authorized capital: 0.0000226124%

Share of the Issuer’s ordinary shares held by this person: 0.0000226124%

Number of the Issuer’s shares of each category (type), which may be bought by this person through exercising the rights to the Issuer’s options he/she owns: The Issuer has not issued any options

This person’s participation interest in the authorized (reserve) capital (unit fund) of the Issuer’s subsidiaries and affiliates: The person does not hold said shares

Number of ordinary shares of the Issuer’s subsidiaries and affiliates held by this person (for the Issuer’s subsidiaries and affiliates that are joint stock companies): The person does not hold said shares

Number of shares of each category (type) held by a subsidiary or affiliate of the Issuer, which may be bought by this person through exercising the rights to the options he/she owns in such Issuer’s subsidiary or affiliate: None

Any kinship with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have said kinship

Data on administrative prosecution for offenses in the area of finance, taxes and dues, securities market or criminal prosecution (criminal record) for economic crimes or those against public authorities: The person has not been prosecuted

Data on positions held with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held the specified positions

Name: Berdnikov Roman Nikolayevich

Year of birth: 1973

Education: Higher

All positions held with the Issuer’s Company and other organizations over the last 5 years, including part-time positions

Period
From	To	Company	Position
2003	2009	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Deputy Head of the Strategic Planning Department, Head of the Strategic Planning Department, Head of the Department for Customer and Market Relations
2009	2010	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Director of Client Relations Development, Member of the Management Board
2010	Until now	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Deputy Chairman of the Management Board, Member of the Management Board
2010	Until now	Joint Stock Company Unified Energy System “GruzRosenergo”	Member of the Board of Directors
2010	Until now	OJSC “Energy Institute named after G.M. Krzhizhanovsky”	Member of the Board of Directors

This person’s participation interest in the Issuer’s authorized capital: 0.0000001975%

Share of the Issuer’s ordinary shares held by this person: 0.0000001975%

Number of the Issuer’s shares of each category (type), which may be bought by this person through exercising the rights to the Issuer’s options he/she owns: The Issuer has not issued any options

This person’s participation interest in the authorized (reserve) capital (unit fund) of the Issuer’s subsidiaries and affiliates: The person does not hold said shares

Number of ordinary shares of the Issuer’s subsidiaries and affiliates held by this person (for the Issuer’s subsidiaries and affiliates that are joint stock companies): The person does not hold said shares

Number of shares of each category (type) held by a subsidiary or affiliate of the Issuer, which may be bought by this person through exercising the rights to the options he/she owns in such Issuer’s subsidiary or affiliate: None

Any kinship with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have said kinship

Data on administrative prosecution for offenses in the area of finance, taxes and dues, securities market or criminal prosecution (criminal record) for economic crimes or those against public authorities: The person has not been prosecuted

Data on positions held with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held the specified positions

Name: Bobrov Alexander Vitalievich

Year of birth: 1968

Education: Higher

All positions held with the Issuer’s Company and other organizations over the last 5 years, including part-time positions

Period
From	To	Company	Position
2003	2008	St. Petersburg Energy and Engineering Support Committee	Chairman of the St. Petersburg Energy and Engineering Support Committee
2004	2009	Open Joint Stock Company “St. Petersburg Electric Grids”	Member of the Board of Directors
2004	2009	Limited Liability Company “Peterburggaz”	Member of the Board of Directors
2005	2008	Limited Liability Company “Peterburgteploenergo”	Member of the Board of Directors
2007	2009	Open Joint Stock Company “Lenenergo”	Member of the Board of Directors
2010	2010	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Senior Advisor to the Chairman of the Management Board
2010	Until now	Open Joint-Stock Company Federal Grid Company of Unified Energy System	First Deputy Chairman of the Management Board, Member of the Management Board

This person’s participation interest in the Issuer’s authorized capital: None

Share of the Issuer’s ordinary shares held by this person: None

Number of the Issuer’s shares of each category (type), which may be bought by this person through exercising the rights to the Issuer’s options he/she owns: The Issuer has not issued any options

This person’s participation interest in the authorized (reserve) capital (unit fund) of the Issuer’s subsidiaries and affiliates: The person does not hold said shares

Number of ordinary shares of the Issuer’s subsidiaries and affiliates held by this person (for the Issuer’s subsidiaries and affiliates that are joint stock companies): The person does not hold said shares

Number of shares of each category (type) held by a subsidiary or affiliate of the Issuer, which may be bought by this person through exercising the rights to the options he/she owns in such Issuer’s subsidiary or affiliate: None

Any kinship with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have said kinship

Data on administrative prosecution for offenses in the area of finance, taxes and dues, securities market or criminal prosecution (criminal record) for economic crimes or those against public authorities: The person has not been prosecuted

Data on positions held with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held the specified positions

Name: Gvozdev Dmitry Borisovich

Year of birth: 1974

Education: Higher

All positions held with the Issuer’s Company and other organizations over the last 5 years, including part-time positions

Period
From	To	Company	Position
2005	2009	JSC SO UES — ODU of Center	Director for Dispatch Control Technological Development
2009	2009	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Asset Management Director
2009	2011	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Chief Engineer
2010	Until now	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Member of the Management Board
2011	Until now	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Deputy Chairman of the Management Board
2011	Until now	Joint Stock Company Unified Energy System “GruzRosenergo”	Member of the Board of Directors

This person’s participation interest in the Issuer’s authorized capital: None

Share of the Issuer’s ordinary shares held by this person: None

Number of the Issuer’s shares of each category (type), which may be bought by this person through exercising the rights to the Issuer’s options he/she owns: The Issuer has not issued any options

This person’s participation interest in the authorized (reserve) capital (unit fund) of the Issuer’s subsidiaries and affiliates: The person does not hold said shares

Number of ordinary shares of the Issuer’s subsidiaries and affiliates held by this person (for the Issuer’s subsidiaries and affiliates that are joint stock companies): The person does not hold said shares

Number of shares of each category (type) held by a subsidiary or affiliate of the Issuer, which may be bought by this person through exercising the rights to the options he/she owns in such Issuer’s subsidiary or affiliate: None

Any kinship with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have said kinship

Data on administrative prosecution for offenses in the area of finance, taxes and dues, securities market or criminal prosecution (criminal record) for economic crimes or those against public authorities: The person has not been prosecuted

Data on positions held with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held the specified positions

Name: Gurevich Dmitry Mikhailovich

Year of birth: 1971

Education: Higher

All positions held with the Issuer’s Company and other organizations over the last 5 years, including part-time positions

Period
From	To	Company	Position
2003	2008	Open Joint Stock Company “Rostelecom”	Deputy General Director - Head of Project Management, Member of the Management Board
2008	2010	Open Joint Stock Company “Moscow Power Industry Center”	Member of the Board of Directors
2008	2008	Closed Joint Stock Company “RadioTel”	Member of the Board of Directors
2009	2010	Open Joint Stock Company “Chitatechenergo”	Member of the Board of Directors
2009	2010	Open Joint Stock Company “IT Energy Service”	Member of the Board of Directors
2008	2009	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Telecommunications Director
2009	2011	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Telecommunications and IT Director
2009	Until now	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Member of the Management Board
2011	Until now	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Deputy Chairman of the Management Board

This person’s participation interest in the Issuer’s authorized capital: None

Share of the Issuer’s ordinary shares held by this person: None

Number of the Issuer’s shares of each category (type), which may be bought by this person through exercising the rights to the Issuer’s options he/she owns: The Issuer has not issued any options

This person’s participation interest in the authorized (reserve) capital (unit fund) of the Issuer’s subsidiaries and affiliates: The person does not hold said shares

Number of ordinary shares of the Issuer’s subsidiaries and affiliates held by this person (for the Issuer’s subsidiaries and affiliates that are joint stock companies): The person does not hold said shares

Number of shares of each category (type) held by a subsidiary or affiliate of the Issuer, which may be bought by this person through exercising the rights to the options he/she owns in such Issuer’s subsidiary or affiliate: None

Any kinship with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have said kinship

Data on administrative prosecution for offenses in the area of finance, taxes and dues, securities market or criminal prosecution (criminal record) for economic crimes or those against public authorities: The person has not been prosecuted

Data on positions held with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held the specified positions

Name: Zhuykov Eugeniy Nikolayevich

Year of birth: 1961

Education: Higher

All positions held with the Issuer’s Company and other organizations over the last 5 years, including part-time positions

Period
From	To	Company	Position
2002	2008	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Deputy General Director for Economics and Finance of JSC FGC UES branch — MES of Ural
2008	2009	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Acting General Director of JSC FGC UES branch – MES of Ural
2009	2011	Open Joint-Stock Company Federal Grid Company of Unified Energy System	General Director of JSC FGC UES branch – MES of Volga
2010	Until now	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Member of the Management Board
2011	Until now	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Deputy Chairman of the Management Board

This person’s participation interest in the Issuer’s authorized capital: 0.0000001609%

Share of the Issuer’s ordinary shares held by this person: 0.0000001609%

Number of the Issuer’s shares of each category (type), which may be bought by this person through exercising the rights to the Issuer’s options he/she owns: The Issuer has not issued any options

This person’s participation interest in the authorized (reserve) capital (unit fund) of the Issuer’s subsidiaries and affiliates: The person does not hold said shares

Number of ordinary shares of the Issuer’s subsidiaries and affiliates held by this person (for the Issuer’s subsidiaries and affiliates that are joint stock companies): The person does not hold said shares

Number of shares of each category (type) held by a subsidiary or affiliate of the Issuer, which may be bought by this person through exercising the rights to the options he/she owns in such Issuer’s subsidiary or affiliate: None

Any kinship with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have said kinship

Data on administrative prosecution for offenses in the area of finance, taxes and dues, securities market or criminal prosecution (criminal record) for economic crimes or those against public authorities: The person has not been prosecuted

Data on positions held with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held the specified positions

Name: Troshenkov Dmitry Aleksandrovich

Year of birth: 1966

Education: Higher

All positions held with the Issuer’s Company and other organizations over the last 5 years, including part-time positions

Period
From	To	Company	Position
2005	10.2006	Open Joint Stock Company “First Power Generating Company on the Wholesale Energy Market”	Deputy General Director
2006	11.2009	Open Joint Stock Company “TNK-BP”	Vice President
2009	Until now	Open Joint-Stock Company Federal Grid Company of Unified Energy System	First Deputy Chairman of the Management Board
2009	Until now	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Member of the Management Board
2010	2011	Open Joint Stock Company “First Power Generating Company on the Wholesale Energy Market”	Member of the Board of Directors
2010	2011	Open Joint Stock Company “Sixth Power Generating Company on the Wholesale Energy Market”	Member of the Board of Directors
2010	2011	Open Joint Stock Company “Bashkirenergo”	Member of the Board of Directors
2010	2011	Open Joint Stock Company “Territorial Generating Company No. 6”	Member of the Board of Directors
2010	2011	Open Joint Stock Company “Territorial Generating Company No. 11”	Member of the Board of Directors
2010	2011	Open Joint Stock Company “Volga Territorial Generating Company”	Member of the Board of Directors
2010	Until now	Limited Liability Company “Index of Electric Power Industry — FGC UES”	Member of the Board of Directors

This person’s participation interest in the Issuer’s authorized capital: None

Share of the Issuer’s ordinary shares held by this person: None

Number of the Issuer’s shares of each category (type), which may be bought by this person through exercising the rights to the Issuer’s options he/she owns: The Issuer has not issued any options

This person’s participation interest in the authorized (reserve) capital (unit fund) of the Issuer’s subsidiaries and affiliates: The person does not hold said shares

Number of ordinary shares of the Issuer’s subsidiaries and affiliates held by this person (for the Issuer’s subsidiaries and affiliates that are joint stock companies): The person does not hold said shares

Number of shares of each category (type) held by a subsidiary or affiliate of the Issuer, which may be bought by this person through exercising the rights to the options he/she owns in such Issuer’s subsidiary or affiliate: None

Any kinship with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have said kinship

Data on administrative prosecution for offenses in the area of finance, taxes and dues, securities market or criminal prosecution (criminal record) for economic crimes or those against public authorities: The person has not been prosecuted

Data on positions held with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held the specified positions

Name: Kazachenkov Andrey Valentinovich

Year of birth: 1980

Education: Higher

All positions held with the Issuer’s Company and other organizations over the last 5 years, including part-time positions

Period
From	To	Company	Position
2005	2007	Open Joint Stock Company “OGK-1”	Head of the Finance Department
2007	2009	Open Joint Stock Company “OGK-1”	Head of the Corporate Finance Department
2009	2009	Open Joint Stock Company Federal Grid Company of Unified Energy System	Advisor to the Chairman of the Management Board
2009	Until now	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Deputy Chairman of the Management Board
2010	Until now	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Member of the Management Board
2010	2011	Open Joint Stock Company “Volga Territorial Generating Company”	Member of the Board of Directors
2010	Until now	LLC “Index of Electric Power Industry — FGC UES”	Member of the Board of Directors
2011	Until now	OJSC “ECMC of UES”	Member of the Board of Directors

This person’s participation interest in the Issuer’s authorized capital: 0.0000191091%

Share of the Issuer’s ordinary shares held by this person: 0.0000191091%

Number of the Issuer’s shares of each category (type), which may be bought by this person through exercising the rights to the Issuer’s options he/she owns: The Issuer has not issued any options

This person’s participation interest in the authorized (reserve) capital (unit fund) of the Issuer’s subsidiaries and affiliates: The person does not hold said shares

Number of ordinary shares of the Issuer’s subsidiaries and affiliates held by this person (for the Issuer’s subsidiaries and affiliates that are joint stock companies): The person does not hold said shares

Number of shares of each category (type) held by a subsidiary or affiliate of the Issuer, which may be bought by this person through exercising the rights to the options he/she owns in such Issuer’s subsidiary or affiliate: None

Any kinship with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have said kinship

Data on administrative prosecution for offenses in the area of finance, taxes and dues, securities market or criminal prosecution (criminal record) for economic crimes or those against public authorities: The person has not been prosecuted

Data on positions held with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held the specified positions

Name: Mangarov Yury Nikolayevich

Year of birth: 1956

Education: Higher

All positions held with the Issuer’s Company and other organizations over the last 5 years, including part-time positions

Period
From	To	Company	Position
1989	2006	Open Joint Stock Company “Norilsk Mining Company” of Norilsk Nickel’s “Zapolyarny Branch of OJSC GMK”	Executive positions at the Norilsk Mining and Metallurgical Works
2009	2009	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Deputy Head of the Financial Control and Internal Audit Division
2009	2011	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Audit Activity Director
2010	Until now	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Deputy Chairman of the Management Board
2010	Until now	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Member of the Management Board
2011	Until now	OJSC “ECMC of UES”	Member of the Board of Directors
2011	Until now	OJSC “Energostroisnabkomplekt UES	Member of the Board of Directors

This person’s participation interest in the Issuer’s authorized capital: None

Share of the Issuer’s ordinary shares held by this person: None

Number of the Issuer’s shares of each category (type), which may be bought by this person through exercising the rights to the Issuer’s options he/she owns: The Issuer has not issued any options

This person’s participation interest in the authorized (reserve) capital (unit fund) of the Issuer’s subsidiaries and affiliates: The person does not hold said shares

Number of ordinary shares of the Issuer’s subsidiaries and affiliates held by this person (for the Issuer’s subsidiaries and affiliates that are joint stock companies): The person does not hold said shares

Number of shares of each category (type) held by a subsidiary or affiliate of the Issuer, which may be bought by this person through exercising the rights to the options he/she owns in such Issuer’s subsidiary or affiliate: None

Any kinship with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have said kinship

Data on administrative prosecution for offenses in the area of finance, taxes and dues, securities market or criminal prosecution (criminal record) for economic crimes or those against public authorities: The person has not been prosecuted

Data on positions held with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held the specified positions

Name: Romanov Pavel Vitalievich

Year of birth: 1964

Education: Higher

All positions held with the Issuer’s Company and other organizations over the last 5 years, including part-time positions

Period
From	To	Company	Position
2002	2007	Open Joint Stock Company “Concern Manufacturing Electric and Thermal Energy at Nuclear Plants”	Financial Director
2007	2008	Open Joint Stock Company “Atomenergoproekt”	First Deputy General Director
2008	2009	Open Joint Stock Company “Engineering Center “Russian Gas Centrifuge”	General Director
2009	2011	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Deputy Chairman of the Management Board
2010	2011	Open Joint Stock Company “Volga Territorial Generating Company”	Member of the Board of Directors
2010	2011	Joint Stock Company Unified Energy System “GruzRosenergo”	Member of the Board of Directors
2010	Until now	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Member of the Management Board

This person’s participation interest in the Issuer’s authorized capital: None

Share of the Issuer’s ordinary shares held by this person: None

Number of the Issuer’s shares of each category (type), which may be bought by this person through exercising the rights to the Issuer’s options he/she owns: The Issuer has not issued any options

This person’s participation interest in the authorized (reserve) capital (unit fund) of the Issuer’s subsidiaries and affiliates: The person does not hold said shares

Number of ordinary shares of the Issuer’s subsidiaries and affiliates held by this person (for the Issuer’s subsidiaries and affiliates that are joint stock companies): The person does not hold said shares

Number of shares of each category (type) held by a subsidiary or affiliate of the Issuer, which may be bought by this person through exercising the rights to the options he/she owns in such Issuer’s subsidiary or affiliate: None

Any kinship with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have said kinship

Data on administrative prosecution for offenses in the area of finance, taxes and dues, securities market or criminal prosecution (criminal record) for economic crimes or those against public authorities: The person has not been prosecuted

Data on positions held with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held the specified positions

Name: Chistyakov Valery Nikolayevich

Year of birth: 1955

Education: Higher

All positions held with the Issuer’s Company and other organizations over the last 5 years, including part-time positions

Period
From	To	Company	Position
2005	2006	Inter-regional Distribution Grid Company	Director of the Upper-Volga branch
2006	2008	Open Joint Stock Company “Lenenergo”	General Director
2008	2009	Open Joint Stock Company “Engineering Center of UES”	First Deputy General Director
2009	2009	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Deputy Chairman of the Management Board
2009	Until now	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Member of the Management Board
2009	Until now	Open Joint-Stock Company Federal Grid Company of Unified Energy System	First Deputy Chairman of the Management Board
2010	2011	Open Joint Stock Company “Bashkirenergo”	Member of the Board of Directors

This person’s participation interest in the Issuer’s authorized capital: None

Share of the Issuer’s ordinary shares held by this person: None

Number of the Issuer’s shares of each category (type), which may be bought by this person through exercising the rights to the Issuer’s options he/she owns: The Issuer has not issued any options

This person’s participation interest in the authorized (reserve) capital (unit fund) of the Issuer’s subsidiaries and affiliates: The person does not hold said shares

Number of ordinary shares of the Issuer’s subsidiaries and affiliates held by this person (for the Issuer’s subsidiaries and affiliates that are joint stock companies): The person does not hold said shares

Number of shares of each category (type) held by a subsidiary or affiliate of the Issuer, which may be bought by this person through exercising the rights to the options he/she owns in such Issuer’s subsidiary or affiliate: None

Any kinship with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have said kinship

Data on administrative prosecution for offenses in the area of finance, taxes and dues, securities market or criminal prosecution (criminal record) for economic crimes or those against public authorities: The person has not been prosecuted

Data on positions held with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held the specified positions

Information on the Issuer’s sole executive body (Chairman of the Management Board):

Name: Budargin Oleg Mikhailovich

Year of birth: 1960

Education: Higher

All positions held with the Issuer’s Company and other organizations over the last 5 years, including part-time positions

Period
from	To	Company	Position
2003	2007	The Taimyr Autonomous District	Governor
2007	2009	The Siberian Federal District	Deputy Plenipotentiary Representative of the President of the Russian Federation in the Siberian Federal District
2010	Until now	Closed Joint Stock Company “Agency for Balance Forecasts in the Electric Power Industry”	Member of the Board of Directors
2009	Until now	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Chairman of the Management Board
2010	Until now	Open Joint-Stock Company Federal Grid Company of Unified Energy System	Member of the Board of Directors
2011	Until now	Open Joint Stock Company “Russian Regional Development Bank”	Member of the Supervisory Board

This person’s participation interest in the Issuer’s authorized capital: 0.0000226124%

Share of the Issuer’s ordinary shares held by this person: 0.0000226124%

Number of the Issuer’s shares of each category (type), which may be bought by this person through exercising the rights to the Issuer’s options he/she owns: The Issuer has not issued any options

This person’s participation interest in the authorized (reserve) capital (unit fund) of the Issuer’s subsidiaries and affiliates: The person does not hold said shares

Number of ordinary shares of the Issuer’s subsidiaries and affiliates held by this person (for the Issuer’s subsidiaries and affiliates that are joint stock companies): The person does not hold said shares

Number of shares of each category (type) held by a subsidiary or affiliate of the Issuer, which may be bought by this person through exercising the rights to the options he/she owns in such Issuer’s subsidiary or affiliate: None

Any kinship with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have said kinship

Data on administrative prosecution for offenses in the area of finance, taxes and dues, securities market or criminal prosecution (criminal record) for economic crimes or those against public authorities: The person has not been prosecuted

Data on positions held with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held the specified positions

6.3 Information on the Amount of Remuneration, Benefits and/or Compensation for Expenses for Each Management Body of the Issuer

Information on the amount of remuneration for each management body (except for a physical person who acts as the Issuer’s sole executive body). All types of remuneration, including salary, bonuses, commission, benefits and/or compensation for expenses, as well as other gratuities that have been paid by the Issuer over the last full financial year are to be specified:

Board of Directors

The amount of remuneration based on performance for the last full financial year, (RUR):

Remuneration	1,408,415.72
Salary
Bonuses
Commission
Benefits
Compensation for expenses
Other gratuities	1,126,413.59
Other
TOTAL	2,628,019.71

Information on effective agreements concerning said payments during the current financial year:

Remuneration to members of the Board of Directors is performed based on Regulations on Compensation and Remuneration to Members of the Board of Directors, which was approved by the Annual General Shareholders Meeting dated June 29th, 2010 (Minutes No. 9 dated July 2nd, 2010) and applies to the 2011 payment procedure.

Collegial Executive Body

Remuneration based on performance for the last full financial year, (RUR):

Remuneration
Salary	109,375,902
Bonuses	63,797,110
Commission
Benefits
Compensation for expenses
Other gratuities	2,583,529
Other
TOTAL	175,756,541

Information on effective agreements concerning said payments during the current financial year:

Members of the Collegial Executive Body receive remuneration in the form of salaries and bonuses. The procedure for paying bonuses to members of the Management Board in 2010 and 2011 was determined by the “Regulations on Terms and Conditions of Employment Agreements and Determination of Remuneration and Compensation for Top Managers of JSC FGC UES,” approved by JSC FGC UES’ Board of Directors dated December 24th, 2007 (Minutes No. 52). According to the provisions of this document, bonuses to top managers are paid based on assessing key performance indicators. The respective indicators, procedures for their calculation and target values are approved by the Company’s Board of Directors.

The Issuer is not an incorporated investment fund.

6.4 Information on the Structure and Competence of the Issuer’s Audit Bodies

Detailed description of the structure and competence of the Issuer’s audit bodies in accordance with the Articles of Association (foundation documents).

Name of the audit body: Audit Commission

The competence of the Issuer’s Audit Commission based on the Articles of Association:

To exercise control over the Company’s financial and business activities, the Audit Commission shall be elected annually by the General Shareholders Meeting. The Audit Commission shall be composed of five (5) members.

The competence of the Company’s Audit Commission shall include the following:

•           Confirming that data contained in the annual report, the accounting balance sheet and the Company’s profit and loss account is true;

•           Analyzing the Company’s financial condition, revealing reserves for improving the Company’s financial condition and developing recommendations for corporate management bodies;

•           Organizing and executing an audit (inspection) of the Company’s financial and economic activities, in particular:

•           Auditing (inspecting) the Company’s financial, accounting, payment and settlement and other documents related to the Company carrying out its financial and business activities, for their compliance with Russian legislation, the Articles of Association, and interim and other corporate documents;

•           Controlling the safety and usage of fixed assets;

•           Controlling the established procedure for writing off the debt of insolvent debtors;

•           Controlling the Company’s spending in accordance with the approved corporate business plan and budget;

•           Controlling the formation and usage of reserves and other special corporate funds;

•           Revising the correctness and timeliness of dividend accrual and pay-out on corporate shares and coupons on bonds, and profits on other securities;

•           Revising the performance on previously issued orders to eliminate violations and drawbacks which were highlighted by previous audits (revisions);

•           Performing other actions (measures) related to the audit of the Company’s financial and business activities.

The Issuer has established an Internal Audit Service.

The operating period of the Internal Audit Service and its key members:

The operating period of the Internal Audit Service: 7 years and 5 months

The Company’s internal control system includes the Control and Audit Department (Financial Control and Internal Audit Division) and the Internal Control Division.

From March 15th, 2004 to November 17th, 2009, the Financial Control and Internal Audit Division operated at the Company.

Key members of the Internal Audit Service:

Head of the Financial Control and Internal Audit Division — Lelekova M.A.

On November 18th, 2009, the Control and Audit Department was established.

Head of the Control and Audit Department — Lelekova M.A., Deputy Head of the Department— Kabizskina E.A.

On December 21st, 2009, the Internal Control Division was established.

Head of the Internal Control Division — Lebedev S.V., Deputy Head of the Division — Karpov E.A.

In addition, the positions of Audit Director and the Director for Accounting, Reporting and Internal Control have been introduced in JSC FGC UES.

Key functions of the Internal Audit Service:

Principal functions of the Control and Audit Department:

•           Controlling the financial and business activities of JSC FGC UES and AS for the purpose of preventing, revealing, terminating and liquidating the results of violations in the process of exercising control over monetary and material assets;

•           Randomly exerting control over financial and business transactions carried out by structural sub-divisions of the executive body and the Company’s branches to ensure conformity with Russian laws;

•           Investigating abuse (fraud) cases;

•           Interacting with external control bodies;

•           Providing organizational support for the Company’s Audit Commission operation and controlling the realization of the Commission’s recommendations and decisions.

The accountability of the Internal Audit Service, its interaction with the Issuer’s executive bodies and the Board of Directors (Supervisory Board):

The Department reports to the Chairman of the Company’s Management Board, as well as to the Deputy

Chairman of the Company’s Management Board — the Director for Control and Audit Activity. According to the approved plan, as well as based on instructions from the Chairman of the Management Board, the Department shall interact with sub-divisions of the executive body, as well as with the Company’s branches and SA. The Department is not related to the Board of Directors. The Control and Audit Department provides the external auditor with data to evaluate corporate operations.

Principal functions of the Internal Control Division:

•           Developing and improving the methods and principles of the organization and performance of the Federal Grid Company’s internal control system, analyzing internal control system efficiency in all spheres of its activities, preparing recommendations to upgrade the efficiency of the internal control system;

•           Organizing procedures to be used in current internal control over accounting in the Federal Grid Company, organizing the current internal audit of accounting information, organizing operational control over the information on the planned and actual performance indicators of the Company’s sub-divisions and SA;

•           Identifying and analyzing risks related to the Company’s activity, creating and updating the Risks Matrix, preparing recommendations to reduce and prevent risks;

•           Controlling and analyzing accounting process efficiency in the Company and SA;

•           Analyzing the efficiency of the authority distribution system by management levels in the Federal Grid Company;

•           Forming and updating the Authority Delegation Matrix, controlling the observance of authority delegation principles.

Interaction between the Internal Audit Service and the Issuer’s external auditor:

The Internal Control Division is accountable to the Director of Accounting, Reporting and Internal Control. The Internal Control Division is not related to the Board of Directors. The Internal Control Division provides the external auditor with data to evaluate the Company’s activities.

The Issuer has approved the internal document that lays down the rules for preventing the use of confidential (insider) information.

Information on the Issuer’s internal document laying down the rules for preventing the use of confidential (insider) information:

A Resolution of JSC FGC UES’ Board of Directors (Minutes No. 55 dated February 28th, 2008) has approved the Regulations on Insider Information in JSC FGC UES.

Web site where the full text is available:

http://www.fsk-ees.ru

6.5 Details of Persons Included in the Issuer’s Internal Audit Bodies

Name of the Issuer’s internal audit body: Audit Commission

Name: Tikhonova Maria Gennadievna

Year of birth: 1980

Education: Higher

All positions held with the Issuer’s Company and other organizations over the last 5 years, including part-time positions

Period
From	To	Company	Position
2005	2008	Russian Ministry of Energy	Principal Specialist, Chief Specialist, Expert for the Fuel and Energy Complex Legal Support and Property Relations Department
2005	2008	Russian Ministry of Enery	Deputy Head of the Fuel and Energy Complex Legal Support and Property Relations Department
2008	Until now	Russian Ministry of Energy	Director of the Fuel and Energy Complex Legal Support and Property Relations Department
2008	Until now	JSC FGC UES	Member of the Audit Commission
2009	2011	OJSC “Mobile GTES”	Member of the Board of Directors
2009	2010	OJSC “Electrosetservice UNEG”	Member of the Board of Directors
2009	2010	OJSC “Chitatechenergo”	Member of the Board of Directors
2009	2010	OJSC “Kuzbassenergo”	Member of the Board of Directors
2009	2010	OJSC “OGK-6”	Member of the Board of Directors
2009	2011	OJSC “Volga TGK” (TGK-7)	Member of the Board of Directors
2009	2011	OJSC “TGK-11”	Member of the Board of Directors
2009	2011	OJSC “TGK-6”	Member of the Board of Directors
2009	2011	OJSC “Bashkirenergo”	Member of the Board of Directors
2009	Until now	OJSC “ECMC of UES”	Member of the Board of Directors
2010	2011	OJSC “Index of the Electric Power Industry — FGC UES”	Member of the Board of Directors
2011	Until now	OJSC “Energostroisnabkomplekt of UES”	Member of the Board of Directors

This person’s participation interest in the Issuer’s authorized capital: None

Share of the Issuer’s ordinary shares held by this person: None

Number of the Issuer’s shares of each category (type), which may be bought by this person through exercising the rights to the Issuer’s options he/she owns: The Issuer has not issued any options

This person’s participation interest in the authorized (reserve) capital (unit fund) of the Issuer’s subsidiaries and affiliates: The person does not hold said shares

Number of ordinary shares of the Issuer’s subsidiaries and affiliates held by this person (for the Issuer’s subsidiaries and affiliates that are joint stock companies): The person does not hold said shares

Number of shares of each category (type) held by a subsidiary or affiliate of the Issuer, which may be bought by this person through exercising the rights to the options he/she owns in such Issuer’s subsidiary or affiliate: None

Any kinship with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have said kinship

Data on administrative prosecution for offenses in the area of finance, taxes and dues, securities market or criminal prosecution (criminal record) for economic crimes or those against public authorities: The person has not been prosecuted

Data on positions held with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held the specified positions

Name: Kolyada Andrey Sergeyevich

Year of birth: 1984

Education: Higher

All positions held with the Issuer’s Company and other organizations over the last 5 years, including part-time positions

Period
From	To	Company	Position
2002	2007	The State University of Management, the Institute of Management in the Power Industry, Organizational Management	Student
2007	2008	Federal Property Management Agency	1st Category Specialist of the Fuel and Energy Complex Property Department attached to the Commercial Sector Property Management Administration
2008	2008	Federal Property Management Agency	Principal Specialist-Expert of the Fuel, Energy and Coal Industry Management Department of the Administration for Infrastructural Industries and the Military-Industrial Complex
2008	2010	Federal Property Management Agency	Senior Specialist-Expert of the Fuel, Energy and Coal Industry Management Department of the Administration for Infrastructural Industries and the Military-Industrial Complex
2010	Until now	Federal Property Management Agency	Deputy Head of the Fuel, Energy and Coal Industry Management Department of the Administration for Infrastructural Industries and the Military-Industrial Complex
2010	Until now	JSC FGC UES	Member of the Audit Commission

This person’s participation interest in the Issuer’s authorized capital: None

Share of the Issuer’s ordinary shares held by this person: None

Number of the Issuer’s shares of each category (type), which may be bought by this person through exercising the rights to the Issuer’s options he/she owns: The Issuer has not issued any options

This person’s participation interest in the authorized (reserve) capital (unit fund) of the Issuer’s subsidiaries and affiliates: The person does not hold said shares

Number of ordinary shares of the Issuer’s subsidiaries and affiliates held by this person (for the Issuer’s subsidiaries and affiliates that are joint stock companies): The person does not hold said shares

Number of shares of each category (type) held by a subsidiary or affiliate of the Issuer, which may be bought by this person through exercising the rights to the options he/she owns in such Issuer’s subsidiary or affiliate: None

Any kinship with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have said kinship

Data on administrative prosecution for offenses in the area of finance, taxes and dues, securities market or criminal prosecution (criminal record) for economic crimes or those against public authorities: The person has not been prosecuted

Data on positions held with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held the specified positions

Name: Raspopov Vladimir Vladimirovich

Year of birth: 1978

Education: Higher

All positions held with the Issuer’s Company and other organizations over the last 5 years, including part-time positions

Period
From	To	Company	Position
2006	Until now	Federal Property Management Agency	Department Head
2010	Until now	JSC FGC UES	Member of the Audit Commission

This person’s participation interest in the Issuer’s authorized capital: None

Share of the Issuer’s ordinary shares held by this person: None

Number of the Issuer’s shares of each category (type), which may be bought by this person through exercising the rights to the Issuer’s options he/she owns: The Issuer has not issued any options

This person’s participation interest in the authorized (reserve) capital (unit fund) of the Issuer’s subsidiaries and affiliates: The person does not hold said shares

Number of ordinary shares of the Issuer’s subsidiaries and affiliates held by this person (for the Issuer’s subsidiaries and affiliates that are joint stock companies): The person does not hold said shares

Number of shares of each category (type) held by a subsidiary or affiliate of the Issuer, which may be bought by this person through exercising the rights to the options he/she owns in such Issuer’s subsidiary or affiliate: None

Any kinship with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have said kinship

Data on administrative prosecution for offenses in the area of finance, taxes and dues, securities market or criminal prosecution (criminal record) for economic crimes or those against public authorities: The person has not been prosecuted

Data on positions held with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held the specified positions

Name: Ganin Alexander Evgenievich

Year of birth: 1971

Education: Higher

All positions held with the Issuer’s Company and other organizations over the last 5 years, including part-time positions

Period
From	To	Company	Position
2006	2008	OJSC “Volga Territorial Generating Company”	Head of Economic Management, Deputy Economy Director
2008	2010	OJSC “United Automobile Technologies”	Deputy Director of the Division for Business Planning and Budgeting of Controlled Entities
2010	2010	OJSC “Volga Territorial Generating Company”	Director for Strategic Development
2010	Until now	Russian Ministry of Energy	Deputy Director of the Electric Power Industry Development Department

This person’s participation interest in the Issuer’s authorized capital: None

Share of the Issuer’s ordinary shares held by this person: None

Number of the Issuer’s shares of each category (type), which may be bought by this person through exercising the rights to the Issuer’s options he/she owns: The Issuer has not issued any options

This person’s participation interest in the authorized (reserve) capital (unit fund) of the Issuer’s subsidiaries and affiliates: The person does not hold said shares

Number of ordinary shares of the Issuer’s subsidiaries and affiliates held by this person (for the Issuer’s subsidiaries and affiliates that are joint stock companies): The person does not hold said shares

Number of shares of each category (type) held by a subsidiary or affiliate of the Issuer, which may be bought by this person through exercising the rights to the options he/she owns in such Issuer’s subsidiary or affiliate: None

Any kinship with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have said kinship

Data on administrative prosecution for offenses in the area of finance, taxes and dues, securities market or criminal prosecution (criminal record) for economic crimes or those against public authorities: The person has not been prosecuted

Data on positions held with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held the specified positions

Name: Lebedev Viktor Yuryevich

Year of birth: 1980

Education: Higher

All positions held with the Issuer’s Company and other organizations over the last 5 years, including part-time positions

Period
From	To	Company	Position
2003	2006	Trade and Economic Institute	Post-graduate student and Assistant to the Economy and Management Chair
2005	2006	LLC “Nor Auto”	Director
2006	2007	Russian Ministry of Economic Development and Trade	Chief Specialist of the Department of Power System Re-structuring and HPU
2007	2010	Russian Ministry of Economic Development and Trade	Deputy Head of the Department of Power System Re-structuring and HPU
2007	Until now	Russian Ministry of Economic Development and Trade	Division Head of the Department for the State Regulation of Tariffs, Infrastructure Reforms and Energy Efficiency
2010	Until now	Russian Ministry of Economic Development and Trade	Deputy Director of the Department for the State Regulation of Tariffs, Infrastructure Reforms and Energy Efficiency

This person’s participation interest in the Issuer’s authorized capital: None

Share of the Issuer’s ordinary shares held by this person: None

Number of the Issuer’s shares of each category (type), which may be bought by this person through exercising the rights to the Issuer’s options he/she owns: The Issuer has not issued any options

This person’s participation interest in the authorized (reserve) capital (unit fund) of the Issuer’s subsidiaries and affiliates: The person does not hold said shares

Number of ordinary shares of the Issuer’s subsidiaries and affiliates held by this person (for the Issuer’s subsidiaries and affiliates that are joint stock companies): The person does not hold said shares

Number of shares of each category (type) held by a subsidiary or affiliate of the Issuer, which may be bought by this person through exercising the rights to the options he/she owns in such Issuer’s subsidiary or affiliate: None

Any kinship with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have said kinship

Data on administrative prosecution for offenses in the area of finance, taxes and dues, securities market or criminal prosecution (criminal record) for economic crimes or those against public authorities: The person has not been prosecuted

Data on positions held with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held the specified positions

6.6 Information on the Amount of Remuneration, Benefits and/or Compensation for Expenses of the Supervisory Body Exercising Control over the Issuer’s Financial and Business Activity

Information on all types of remuneration, including salary, bonuses, commission, benefits and/or compensation for expenses, as well as other gratuities that have been paid by the Issuer to each supervisory body exercising control over the Issuer’s financial and business activity during the last full financial year.

Name of the body exercising control over the Issuer’s financial and business activity:

Audit Commission

Remuneration, RUR th.	0
Salary, RUR th.	0
Bonuses, RUR th.	0
Commission, RUR th.	0
Benefits, RUR th.	0
Compensation for expenses, RUR th.	0
Other gratuities, RUR th.	0
Other, RUR th.	0
TOTAL, RUR th.	0

Information on effective agreements concerning said payments in 2010:

The Regulations on Compensation and Remuneration to Members of the Audit Commission were approved by a Resolution of the Issuer’s General Shareholders Meeting June 30th, 2008 (Minutes No. 5 dated July 4th, 2008). These Regulations do not provide for obligatory payments to Audit Commission members.

There were no payments to members of the Audit Commission in 2010 and 2011.

6.7 Data on the Number of Employees and Summary Data on Education and the Composition of Employees (Workers) of the Issuer

Information on the average head count for employees (workers) of the Issuer, including workers (employees) working at its branches and representative offices, as well as salary and social insurance contributions for the last 5 full financial years or for each full financial year.

The Table below shows data on the number of employees and summary data on education and the composition of employees (workers) of the Issuer from 2006 to 2010.

Indicator	2006	2007	2008	2009	2010
Average number of employees, persons	18,338	21,034	14,858	11,303	21,965
Share of the Issuer’s personnel with a higher vocational education, %	45	48	48	67	54
Payroll amount, RUR th.	5,371,313.5	7,035,387.8	6,810,681.2	6,616,576.0	13,432,029.6
Social insurance amount, RUR th.	61,041.8	124,538.5	126,874.3	107,670.0	233,996.1
Total spendings, RUR th.	5,432,355.3	7,159,926.3	6,937,555.5	6,724,246.0	13,666,025.7

Factors that, in the Issuer’s opinion, have caused a significant change in the number of employees (workers) of the Issuer, as well as consequences of said changes to the financial and economic performance of the Issuer.

In 2007-2009, the decrease in the number of employees was due to considerable employee displacement, as a result of establishing subsidiaries within the Holding.

The increase in the number of employees in 2010 was due to transferring a considerable part of the staff from a subsidiary company (JSC “Glavsetservice of the UNEG”) to JSC FGC UES.

These changes do not represent any essential modifications in the financial and economic performance of the Issuer.

Personnel that considerably affect the Issuer’s financial and economic performance (key personnel):

Data on key personnel is given in Clause 6.2.

The Issuer’s personnel have not set up a trade union body.

6.8 Data on any Liabilities of the Issuer to Employees (Workers), Concerning their Potential Participation in the Issuer’s Authorized (Reserve) Capital (Unit Fund)

Data on any agreements or liabilities of the Issuer, concerning the potential participation of the Issuer’s employees (workers) in the Issuer’s authorized (reserve) capital (unit fund).

There are no such agreements.

Participation interest in the Issuer’s authorized (reserve) capital (unit fund) (the number of ordinary shares of the Issuer — joint stock company), that may be acquired by the Issuer’s employees (workers) under such agreements or liabilities.

There are no such agreements.

Data on the provision or possible provision of the Issuer’s options to its employees (workers).

There are no such agreements.

VII. Information on the Issuer’s Participants (Shareholders) and on Interested Party Transactions Carried Out by the Issuer

7.1 Information on the Total Number of the Issuer’s Shareholders (Participants)

The total number of persons registered in the Issuer’s Shareholder Registry as of the date of the Securities Prospectus approval: 413,407

The total number of the Issuer’s nominee shareholders among persons registered in the Issuer’s Shareholder Registry as of the date of the Securities Prospectus approval: 63

7.2 Information on the Issuer’s Participants (Shareholders) that Hold at Least 5 Percent of Its Authorized Capital or at Least 5 Percent of Its Ordinary Shares, as Well as Information on the Participants (Shareholders) of Such Entities that Hold at Least 20 Percent of the Authorized Capital or at Least 20 Percent of Ordinary Shares

Persons holding at least 5 percent of the Issuer’s authorized (reserve) capital (mutual fund) or at least 5 percent of the Issuer’s ordinary shares.

1) Full Company name: The Russian Federation represented by the Federal Agency for State Property Management

Abbreviated Company name: Rosimushchestvo

Location: 9 Nikolsky Lane, Moscow, Russia, 109012

INN: 7710723134d

OGRN: 1087746829994

The entity’s equity interest in the Issuer’s authorized capital, %: 79.4791

Percentage of the Issuer’s ordinary shares owned by the entity, %: 79.4791

Controlling entities or persons that hold at least 20 percent of the authorized capital or at least 20 percent of the ordinary shares of the given participant (shareholder): do not exist.

Information on the nominee shareholders in whose name not less than 5% of ordinary shares are registered in the Issuer’s Shareholder Register:

2) Full Company name: Closed Joint Stock Company “Depository Clearing Company”

Abbreviated Company name: CJSC “DCC”

Location: 13, 1-ya Tverskaya-Yamskaya Street, Moscow, Ruasia, 125047

INN: 7710021150

OGRN: 1027739143497

Telephone: +7 (495) 956-0999

Fax: +7 (495) 232-6804

E-mail: dcc@dcc.ru

License of the professional securities market participant

Number: 177-06236-000100

Issue date: October 9th, 2002

Term of validity: Unlimited

Issuing authority: Russian Federal Commission for the Securities Market (Federal Service for Financial Markets)

Number of the Issuer’s ordinary and preferred shares registered in the Issuer’s Shareholder Register in the name of nominee shareholder, pcs.: Ordinary shares — 82,579,876,699

3) Full Company name: Limited Liability Company “Depositary and Corporate Technologies”

Abbreviated company name: LLC “DCT”

Location: Ramenki street 17, Bldg. 1, Moscow, Russia, 119607

INN: 7729520219

OGRN: 1057746181272

Telephone: +7 (495) 641-3031; +7 (495) 641-3032; +7 (495) 641-3033

FAX: +7 (495) 641-3031

E-mail: dkt@depotech.ru

License of the professional securities market participant

Number: 077-08381-000100

Issue date: April 3rd, 2008

Term of validity: Unlimited

Issuing authority: Russian Federal Commission for the Securities Market (Federal Service for Financial Markets)

Number of the Issuer’s ordinary and preferred shares registered in the Issuer’s Shareholder Register in the name of nominee shareholder, pcs.: Ordinary shares — 67,916,184,242

7.3 Information on the Government or a Municipal Units Participatory Share Held in the Issuer’s Authorized (Reserve) Capital (Mutual Fund), Existence of a Special Right (“Golden Share”)

Share of the Issuer’s authorized (reserve) capital (mutual fund) held by the State (RF constituent entities) or municipal authorities	79.4791
Full and abbreviated Company name and the location of the authorized manager of the State (municipal ) share of the Issuer’s equity	—
Entity that performs the functions of the Issuer’s shareholder on behalf of the Russian Federation, the RF constituent entity or a municipal unit	The Federal Agency for State Property Management (Rosimushchestvo) Location: 9 Nikolsky Lane, Moscow, Russia, 109012

Special rights (golden share) for the participation of the Russian Federation, the RF constituent entities and municipal units in the management of the Issuer, the duration of the special right (golden share)

Not applicable

7.4 Information on Restrictions to Participating in the Issuer’s Authorized (Reserve) Capital (Mutual Fund)

Restrictions on the quantity of shares held by a single shareholder, and/or to their total nominal value, and/or the maximum number of votes vested in a single shareholder.

The Issuer’s Articles of Association do not contain any restrictions in the amount of shares held by a single shareholder, and/or in their total nominal value, and/or the maximum number of votes vested in a single shareholder.

Restrictions in the share interest of foreign entities in the Issuer’s authorized capital set by Russian laws or other regulatory legal acts.

Russian laws and other regulatory legal acts set restrictions on the share interest of foreign entities in the Issuer’s authorized capital. In accordance with Clause 2 Article 3 of the Russian Federal Law No. 57-FZ (dated April 29th, 2008) “On the Procedure for Foreign Investment in Business Companies that are Strategically Important for National Defense and State Security,” the Issuer is a business that is strategically important for national defense and state security.

Pursuant to Clause 3 Article 2 of the above-mentioned Russian Federal Law, the transactions made by foreign states, international organizations or entities under their control and as a result of which such foreign states, international organizations or entities under their control acquire the right to directly or indirectly control more than 25% of total votes falling to voting shares (equity stake) of the authorized capital of businesses that are strategically important for national defense and state security, or another possibility to block the resolutions of management bodies of such companies shall have prior approval in accordance with the procedure set forth in this Russian Federal Law.

Other restrictions related to participation in the Issuer’s authorized capital:

In accordance with requirements of Russian Federal Law No. 35-FZ (dated March 26th, 2003) “On the Electric Power Industry” and Russian Federal Law No. 36-FZ (dated March 26th, 2003) “On Specific

Features of Electric Power Industry Functioning during the Transition Period and on the Amendment of Certain Russian Legislative and on Recognizing Certain Russian Legislative Acts as Inoperative due to Adopting the Russian Federal Law “On the Electric Power Industry,” the equity interest of the Russian Federation in the authorized capital of the Unified National (All-Russian) Electric Grid management organization shall be not less than 52 percent by the end of the transition period for Russian power sector re-structuring. Thereafter, the Russian Government, using methods envisaged by federal legislation, shall increase its equity interest in the authorized capital of the Unified National (All-Russian) Electric Grid management organization to a level of at least 75%+1 voting share.

Currently, the share of the Russian Federation is 79.48%. In accordance with requirements of the above-mentioned federal laws, the equity interest of the Russian Federation in the Issuer’s authorized capital may not be less than 75% plus one voting share. Thus, the conditions of this issue exclude the possibility of concluding a transaction through which a foreign state, an international organization or entity under their control would directly or indirectly control more than 25% of total votes falling to voting shares (equity stake) of the Issuer’s authorized capital or have any other possibility to block resolutions of the Issuer’s management bodies. Consequently, entering into any contracts aimed at selling securities of this additional issue to primary owners does not require preliminary approval in accordance with the Russian Federal Law “On the Procedure for Foreign Investment in Business Companies that are Strategically Important for National Defense and State Security.”

7.5. Information on Changes in the Composition and Equity Interests of the Issuer’s Shareholders (Participants) Holding not Less Than 5% of Its Authorized (Reserve) Capital (Mutual Fund), or not Less Than 5% of Its Ordinary Shares

The composition of the Issuer’s shareholders (participants) holding at least 5% of the Issuer’s authorized (reserve) capital (ordinary shares) and at least 5% of the Issuer’s ordinary shares determined as of the date of drawing up the list of persons entitled to participate in each General Meeting of the Issuer’s Shareholders (Participants), which was held each full financial year preceding the date of the Securities Prospectus approval, according to the list of the persons entitled to participate in each of the said meetings.

The date of preparing a register of persons entitled to participate in the General Meeting of the Issuer’s Shareholders (Participants): 24.06.2005

Register of shareholders (participants)

Full Company name: Russian Open Joint Stock Company for Power and Electrification “UES of Russia”

Abbreviated Company name: JSC RAO “UES of Russia”

The entity’s equity interest in the Issuer’s authorized capital, %: 100

Percentage of the Issuer’s ordinary shares owned by the entity, %: 100

The date of preparing a register of persons entitled to participate in the General Meeting of the Issuer’s Shareholders (Participants): 23.06.2006

Register of shareholders (participants)

Full Company name: Russian Open Joint Stock Company for Power and Electrification “UES of Russia”

Abbreviated Company name: JSC RAO “UES of Russia”

The entity’s equity interest in the Issuer’s authorized capital, %: 100

Percentage of the Issuer’s ordinary shares owned by the entity, %: 100

The date of preparing a register of persons entitled to participate in the General Meeting of the Issuer’s Shareholders (Participants): 29.05.2007

Register of shareholders (participants)

Full Company name: Russian Open Joint Stock Company for Power and Electrification “UES of Russia”

Abbreviated Company name: JSC RAO “UES of Russia”

The entity’s equity interest in the Issuer’s authorized capital, %: 87.56

Percentage of the Issuer’s ordinary shares owned by the entity, %: 87.56

Full Company name: The Russian Federation represented by the Federal Agency for Federal Property Management (in accordance with RF Government Order No. 432 dated June 5th, 2008 “Federal Agency for State Property Management”)

Abbreviated Company name: Rosimushchestvo

The entity’s equity interest in the Issuer’s authorized capital, %: 12.44

Percentage of the Issuer’s ordinary shares owned by the entity, %: 12.44

The date of preparing a register of persons entitled to participate in the General Meeting of the Issuer’s Shareholders (Participants): 30.06.2007

Register of shareholders (participants)

Full Company name: Russian Open Joint Stock Company for Power and Electrification “UES of Russia”

Abbreviated Company name: JSC RAO “UES of Russia”

The entity’s equity interest in the Issuer’s authorized capital, %: 87.56

Percentage of the Issuer’s ordinary shares owned by the entity, %: 87.56

Full Company name: The Russian Federation represented by the Federal Agency for Federal Property Management (in accordance with RF Government Order No. 432 dated June 5th, 2008 “Federal Agency for State Property Management”)

Abbreviated Company name: Rosimushchestvo

The entity’s equity interest in the Issuer’s authorized capital, %: 12.44

Percentage of the Issuer’s ordinary shares owned by the entity, %: 12.44

The date of preparing a register of persons entitled to participate in the General Meeting of the Issuer’s Shareholders (Participants): 26.10.2007

Register of shareholders (participants)

Full Company name: Russian Open Joint Stock Company for Power and Electrification “UES of Russia”

Abbreviated Company name: JSC RAO “UES of Russia”

The entity’s equity interest in the Issuer’s authorized capital, %: 89.81

Percentage of the Issuer’s ordinary shares owned by the entity, %: 89.81

Full Company name: The Russian Federation represented by the Federal Agency for Federal Property Management (in accordance with RF Government Order No. 432 dated June 5th, 2008 “Federal Agency for State Property Management”)

Abbreviated Company name: Rosimushchestvo

The entity’s equity interest in the Issuer’s authorized capital, %: 10.19

Percentage of the Issuer’s ordinary shares owned by the entity, %: 10.19

The date of preparing a register of persons entitled to participate in the General Meeting of the Issuer’s Shareholders (Participants): 05.02.2008

Register of shareholders (participants)

Full Company name: Russian Open Joint Stock Company for Power and Electrification “UES of Russia”

Abbreviated Company name: JSC RAO “UES of Russia”

The entity’s equity interest in the Issuer’s authorized capital, %: 89.82

Percentage of the Issuer’s ordinary shares owned by the entity, %: 89.82

Full Company name: The Russian Federation represented by the Federal Agency for Federal Property Management (in accordance with RF Government Order No. 432 dated June 5th, 2008 “Federal Agency for State Property Management”)

Abbreviated Company name: Rosimushchestvo

The entity’s equity interest in the Issuer’s authorized capital, %: 10.18

Percentage of the Issuer’s ordinary shares owned by the entity, %: 10.18

The date of preparing a register of persons entitled to participate in the General Meeting of the Issuer’s Shareholders (Participants): 15.05.2008

Register of shareholders (participants)

Full Company name: Russian Open Joint Stock Company for Power and Electrification “UES of Russia”

Abbreviated Company name: JSC RAO “UES of Russia”

The entity’s equity interest in the Issuer’s authorized capital, %: 83.87

Percentage of the Issuer’s ordinary shares owned by the entity, %: 83.87

Full Company name: The Russian Federation represented by the Federal Agency for Federal Property

Management (in accordance with RF Government Order No. 432 dated June 5th, 2008 “Federal Agency for State Property Management”)

Abbreviated Company name: Rosimushchestvo

The entity’s equity interest in the Issuer’s authorized capital, %: 16.13

Percentage of the Issuer’s ordinary shares owned by the entity, %: 16.13

The date of preparing a register of persons entitled to participate in the General Meeting of the Issuer’s Shareholders (Participants): 16.10.2008

Register of shareholders (participants)

Full Company name: The Russian Federation represented by the Federal Agency for State Property Management

Abbreviated Company name: Rosimushchestvo

The entity’s equity interest in the Issuer’s authorized capital, %: 77.66

Percentage of the Issuer’s ordinary shares owned by the entity, %: 77.66

The date of preparing a register of persons entitled to participate in the General Meeting of the Issuer’s Shareholders (Participants): 15.05.2009

Register of shareholders (participants)

Full Company name: The Russian Federation represented by the Federal Agency for State Property Management

Abbreviated Company name: Rosimushchestvo

The entity’s equity interest in the Issuer’s authorized capital, %: 78.78

Percentage of the Issuer’s ordinary shares owned by the entity, %: 78.78

The date of preparing a register of persons entitled to participate in the General Meeting of the Issuer’s Shareholders (Participants): 17.09.2009

Register of shareholders (participants)

Full Company name: The Russian Federation represented by the Federal Agency for State Property Management

Abbreviated Company name: Rosimushchestvo

The entity’s equity interest in the Issuer’s authorized capital, %: 78.84

Percentage of the Issuer’s ordinary shares owned by the entity, %: 78.84

The date of preparing a register of persons entitled to participate in the General Meeting of the Issuer’s Shareholders (Participants): 14.05.2010

Register of shareholders (participants)

Full Company name: The Russian Federation represented by the Federal Agency for State Property Management

Abbreviated Company name: Rosimushchestvo

The entity’s equity interest in the Issuer’s authorized capital, %: 79.11

Percentage of the Issuer’s ordinary shares owned by the entity, %: 79.11

The date of preparing a register of persons entitled to participate in the General Meeting of the Issuer’s Shareholders (Participants): 09.02.2011

Register of shareholders (participants)

Full Company name: The Russian Federation represented by the Federal Agency for State Property Management

Abbreviated Company name: Rosimushchestvo

The entity’s equity interest in the Issuer’s authorized capital, %: 79.48

Percentage of the Issuer’s ordinary shares owned by the entity, %: 79.48

The date of preparing a register of persons entitled to participate in the General Meeting of the Issuer’s Shareholders (Participants): 16.05.2011

Register of shareholders (participants)

Full Company name: The Russian Federation represented by the Federal Agency for State Property Management

Abbreviated Company name: Rosimushchestvo

The entity’s equity interest in the Issuer’s authorized capital, %: 79.48

Percentage of the Issuer’s ordinary shares owned by the entity, %: 79.48

7.6 Information on Interested Party Transactions Carried Out by the Issuer

Information on the total number and volume (in monetary terms) of transactions effected by the Issuer that are recognized in accordance with Russian laws as interested party transactions that required the approval of the Issuer’s authorized management body, based on the results of each full financial year for the last 5 full financial years, or for each full financial year if the Issuer has carried out its activities for less than 5 years:

Indicator	2006	2007	2008	2009	2010

Total number and volume (in monetary terms) of interested party transactions effected by the Issuer in the reporting period that required approval by the Issuer’s authorized management body, pcs./RUR th.

	n/a	5 / 49,029,500	318 transactions*	52 transactions*	31 / 47,437,022

Number and volume (in monetary terms) of interested party transactions effected by the Issuer in the reporting period that were approved by the Issuer’s General Shareholders Meeting, pcs./RUR th.	n/a	5 / 49,029,500	n/a	n/a	31 / 47,437,022

Number and volume (in monetary terms) of interested party transactions effected by the Issuer in the reporting period that were approved by the Issuer’s Board of Directors, pcs./RUR th .	n/a	n/a	318 transactions*	52 transactions*	n/a

Number and volume (in monetary terms) of interested party transactions effected by the Issuer in the reporting period that required approval, but were not approved by the Issuer’s authorized management body, pcs./RUR th.

	n/a	n/a	n/a	n/a	n/a

* It is impossible to express the total volume (in monetary terms) of interested party transactions effected by the Issuer that required approval by the Issuer’s authorized management body in one figure, as these transactions include deals in which the overall value depends on variables that were unknown at the time of the approval of said transactions.

Information on each transaction (or group of associated transactions) with a price that is 5 percent or more of the Issuer’s balance sheet assets, determined based on its accounting reports as of the latest reporting date before the transaction effected by the Issuer, for the last 5 full financial years and for the period up to the date of the Securities Prospectus approval:

2006

There were no such transactions.

2007

Transaction date:	Sales Contract No. 79-37/KP-40, dated September 3rd, 2007
Subject of the transaction and other essential conditions:

JSC FGC UES shall transfer 64,099,556,711 (sixty-four billion ninety-nine million five hundred and fifty-six thousand seven hundred and eleven) JSC FGC UES’ ordinary registered uncertified shares to the ownership of JSC RAO “UES of Russia,” placed via private subscription at an offering price of 59 (fifty-nine) kopecks per share. JSC RAO “UES of Russia” shall pay the cost of additional shares on or before the end date for the share offering.

Transaction parties:	JSC RAO “UES of Russia” (Buyer), JSC FGC UES (Seller)
Full and abbreviated Company name (for a	Russian Open Joint Stock Company for Power and

non-commercial organization — name) of a legal entity or the full name of an individual recognized in accordance with RF laws as a party interested in carrying out a transaction, as well as the reason(s) for recognizing said entity/person as a party interested in carrying out the transaction:

Electrification “UES of Russia,” JSC RAO “UES of Russia.” JSC RAO “UES of Russia” is entitled to dispose of more than 20% of JSC FGC UES’ voting shares.
Transaction volume (in monetary terms and in the percentage of the Issuer’s balance sheet assets as of the end date of the last full reporting period preceding the transaction date):

37,818,738,459.49 (thirty-seven billion eight hundred and eighteen million seven hundred and thirty-eight thousand four hundred and fifty-nine) rubles 49 kopecks (15.265% of JSC FGC UES’ balance sheet asset as of June 30th, 2007).

The ordinary registered uncertified shares that are the subject of the transaction make up 17.74% of ordinary registered uncertified shares that were placed earlier by JSC FGC UES.

Deadline for meeting contractual obligations, as well as data on meeting said obligations:	Before the end date of the additional share issue (March 17th, 2008). Obligations are met in full, there are no debts.
The Issuer’s management body that passed a resolution to approve the transaction, the date of the relevant resolution (the date and number of the Minutes):	The transaction was approved before its settlement by the Extraordinary General Shareholders Meeting held July 20th, 2007 (Minutes No. 2, item No. 1), as an interested party transaction.
Other information on the transaction (to be specified at the Issuer’s discretion):	There is no other information.

2008

There were no said transactions.

2009

There were no said transactions.

2010

There were no said transactions.

2011

Transaction date:	Sales Contract No. 2803 dated March 28th, 2011
Subject of the transaction and other essential conditions:

The Issuer shall place (transfer) securities into the Buyer’s ownership — OJSC INTER RAO UES’ ordinary registered uncertified shares of the additional issue registered by the Russian FSFM November 16th, 2010 under State registration number 1-03-33498-E-002D in the amount of 1,463,503,810,095 (one trillion four hundred and sixty-three billion five hundred and three million eight hundred and ten thousand and ninety-five) shares with a nominal value of RUR 0.02809767 each, placed via private subscription (hereinafter — the Issuer’s Securities) at a price of RUR 0.0535 (point zero five hundred and thirty-five ten-thousandths) in the amount of 78,297,453,840.0825 (seventy-eight billion two hundred and ninety-seven million four hundred and fifty-three thousand eight hundred and forty rubles eight point twenty-five kopecks), and the Buyer shall accept the Issuer’s Securities and pay for them with shares of the following joint stock companies in the amount and at the price specified below:

•              Ordinary registered uncertified shares of Open Joint Stock Company “Federal Hydro-generation Company” (OJSC “RusHydro”), OGRN: 1042401810494, with a nominal value of RUR one (1) each, the issue’s State registration number is 1-01-55038-E, the price of one share is RUR 1.72 (one point seventy-two), in the amount of 2,354,205 (two million three hundred and fifty-four thousand two hundred and five) shares, with a total cost of 4,049,232 (four million forty-nine thousand two hundred and thirty-two) rubles and 60 kopecks;

•              Ordinary registered uncertified shares of Open Joint Stock Company “First Power Generating Company on the Wholesale Energy Market” (OJSC “OGK-1”), OGRN: 1057200597960, with a nominal value of RUR 0.57478 (point fifty-seven hundredths and four hundred and seventy-eight hundred-thousandths) each, the issue’s State registration number is 1-02-65107-D, the price of one share is RUR 1.12 (one point twelve), in the amount of 17,935,663,312 (seventeen billion nine hundred and thirty-five million six hundred and sixty-three thousand three hundred and twelve) shares, with a total cost of 20,087,942,909 (twenty billion eighty-seven million nine hundred and forty-two thousand nine hundred and nine) rubles and 44 kopecks;

•              Ordinary registered uncertified shares of Open Joint Stock Company “Second Power Generating Company on the Wholesale Energy Market” (OJSC “OGK-2”), OGRN: 1052600002180, with a nominal value of RUR 0.3627 (point three thousand six hundred and twenty-seven) each, the issue’s State registration number is 1-02-65105-D, the price of one share is RUR 1.53 (one point fifty-three), in the amount of 287,830 (two hundred and eighty-seven thousand eight hundred and thirty) shares, with a total cost of 440,379 (four hundred and forty thousand three hundred and seventy-nine) rubles and 90 kopecks;

•              Ordinary registered uncertified shares of Open Joint Stock Company “Third Power Generating Company on the Wholesale Energy Market” (OJSC “OGK-3”), OGRN: 1040302983093, with a nominal value of RUR one (1) each, the issue’s State registration number is 1-01-50079-A, the price of one share is RUR 1.87 (one point eighty-seven), in the amount of 236,454 (two hundred and thirty-six thousand four hundred and fifty-four) shares, with a total cost of 442,168 (four hundred and forty-two thousand one hundred and sixty-eight) rubles and 98 kopecks;

•              Ordinary registered uncertified shares of Open Joint Stock

Company “Fourth Power Generating Company on the Wholesale Energy Market” (OJSC “OGK-4”), OGRN: 1058602056985, with a nominal value of RUR 0.4 (point four) each, the issue’s State registration number is 1-02-65104-D, the price of one share is RUR 2.32 (two point thirty-two), in the amount of 590,475 (five hundred and ninety thousand four hundred and seventy-five) shares, with a total cost of 1,369,902 (one million three hundred and sixty-nine thousand nine hundred and two) rubles;

•              Ordinary registered uncertified shares of Open Joint Stock Company “Sixth Power Generating Company on the Wholesale Energy Market” (OJSC “OGK-6”), OGRN: 1056164020769, with a nominal value of RUR 0.48 (point forty-eight) each, the issue’s State registration number is 1-02-65106-D, the price of one share is RUR 1.69 (one point sixty-nine), in the amount of 3,098,355,979 (three billion ninety-eight million three hundred and fifty-five thousand nine hundred and seventy-nine) shares, with a total cost of 5,236,221,604 (five billion two hundred and thirty-six million two hundred and twenty-one thousand six hundred and four) rubles and 51 kopecks;

•              Ordinary registered uncertified shares of Open Joint Stock Company “Territorial Generating Company No. 1” (OJSC “TGK-1”), OGRN: 1057810153400, with a nominal value of RUR 0.01 (point zero one) each, the issue’s State registration number is 1-01-03388-D, the price of one share is 2.04 (two point four) kopecks, in the amount of 21,974,141 (twenty-one million nine hundred and seventy-four thousand one hundred and forty-one) shares, with a total cost of 448,272 (four hundred and forty-eight thousand two hundred and seventy-two) rubles and 47.64 kopecks;

•              Ordinary registered uncertified shares of Open Joint Stock Company “Territorial Generating Company No. 2” (OJSC “TGK-2”), OGRN: 1057601091151, with a nominal value of RUR 0.01 (point zero one) each, the issue’s State registration number is 1-01-10420-A, the price of one share is 0.92 (point ninety-two) kopecks, in the amount of 7,461,780 (seven million four hundred and sixty-one thousand seven hundred and eighty) shares, with a total cost of 68,648 (sixty-eight thousand six hundred and forty-eight) rubles and 37.6 kopecks;

•              Ordinary registered uncertified shares of Open Joint Stock Company for Power and Electrification “Mosenergo” (OJSC “Mosenergo”), OGRN: 1027700302420, with a nominal value of RUR one (1) each, the issue’s State registration number is 1-01-00085-A, the price of one share is RUR 3.58 (three point fifty-eight), in the amount of 1,338,732,755 (one billion three hundred and thirty-eight million seven hundred and thirty-two thousand seven hundred and fifty-five) shares, with a total cost of 4,792,663,262 (four billion seven hundred and ninety-two million six hundred and sixty-three thousand two hundred and sixty-two) rubles and 90 kopecks;

•              Ordinary registered uncertified shares of Open Joint Stock Company “Quadra - Generating Company” (OJSC “Quadra”), OGRN: 1056882304489, with a nominal value of RUR 0.01 (point zero one) each, the issue’s State registration number is 1-01-43069-A, the price of one share is 1.38 (one point thirty-eight) kopecks, in the amount of 9,118,526 (nine million one hundred and eighteen thousand five hundred and twenty-six) shares, with a total cost of 125,835 (one hundred and twenty-five thousand eight hundred and thirty-five) rubles and 65.88 kopecks;

•              Ordinary registered uncertified shares of Open Joint Stock Company “Territorial Generating Company No. 6” (OJSC “TGK-6”), OGRN: 1055230028006, with a nominal value of RUR 0.01 (point zero one) each, the issue’s State registration number is 1-01-55091-E, the price of one share is 1.69 (one point sixty-nine) kopecks, in the amount of 439,226,070,505 (four hundred and thirty-nine billion two hundred and twenty-six million seventy thousand five hundred and five) shares, with a total cost of 7,422,920,591 (seven billion four hundred and twenty-two million nine hundred and twenty thousand five hundred and ninety-one) rubles and 53.45 kopecks;

•              Ordinary registered uncertified shares of Open Joint Stock Company “Volga Territorial Generating Company” (OJSC “Volga TGK,” OJSC “TGK-7”), OGRN: 1056315070350, with a nominal value of RUR one (1) each, the issue’s State registration number is 1-01-55113-E, the price of one share is RUR 2.47 (two point forty-seven), in the amount of 9,000,071,800 (nine billion seventy-one thousand eight hundred) shares, with a total cost of 22,230,177,346 (twenty-two billion two hundred and thirty million one hundred and seventy-seven thousand three hundred and forty-six) rubles;

•              Ordinary registered uncertified shares of Open Joint Stock Company “Territorial Generating Company No. 9” (OJSC “TGK-9”), OGRN: 1045900550024, with a nominal value of RUR 0.003 (point zero zero three) each, the issue’s State registration number is 1-01-56741-D, the price of one share is 0.48 (point forty-eight) kopecks, in the amount of 38,699,958 (thirty-eight million six hundred and ninety-nine thousand nine hundred and fifty-eight) shares, with a total cost of 185,759 (one hundred and eighty-five thousand seven hundred and fifty-nine) rubles and 79.84 kopecks;

•              Ordinary registered uncertified shares of Open Joint Stock Company “Fortum” (OJSC “Fortum”), OGRN: 1058602102437, with a nominal value of RUR 1.66 (one point sixty-six) each, the issue’s State registration number is 1-01-55090-E, the price of one share is RUR 44.53 (forty-four point fifty-three), in the amount of 5,093 (five thousand ninety-three) shares, with a total cost of 226,791 (two hundred and twenty-six thousand seven hundred and ninety-one) rubles and 29 kopecks;

•              Ordinary registered uncertified shares of Open Joint Stock Company “Territorial Generating Company No. 11” (OJSC “TGK-11”), OGRN: 1055406226237, with a nominal value of RUR 0.01 (point zero one) each, the issue’s State registration number is 1-01-12087-F, the price of one share is 2.01 (two point zero one) kopecks, in the amount of 140,774,315,727 (one hundred and forty billion seven hundred and seventy-four million three hundred and fifteen thousand seven hundred and twenty-seven) shares, with a total cost of 2,829,563,746 (two billion eight hundred and twenty-nine million five hundred and sixty-three thousand seven hundred and forty-six) rubles and 11.27 kopecks;

•              Ordinary registered uncertified shares of Kuzbass Open Joint Stock Company for Power and Electrification (OJSC “Kuzbassenergo”), OGRN: 1024200678260, with a nominal value of RUR 0.01 (point zero one) each, the issue’s State registration number is 1-02-00064-A, the price of one share is RUR 0.34 (point thirty-four), in the amount of 401,803 (four hundred and one thousand eight hundred and three) shares, with a total cost of 136,613 (one hundred and thirty-six thousand six hundred and thirteen) rubles and 2 kopecks;

•              Ordinary registered uncertified shares of Open Joint Stock Company “Yenisei Territorial Generating Company (TGK-13)” (OJSC “Yenisei TGK (TGK-13)”), OGRN: 1051901068020, with a nominal value of RUR 0.01 (point zero one) each, the issue’s State registration number is 1-02-55093-E, the price of one share is RUR 0.11 (point eleven), in the amount of 990,435 (nine hundred and ninety thousand four hundred and thirty-five) shares, with a total cost of 108,947 (one hundred and eight thousand nine hundred and forty-seven) rubles and 85 kopecks;

•              Ordinary registered uncertified shares of Open Joint Stock Company “Territorial Generating Company No. 14” (OJSC “TGK-14”), OGRN: 1047550031242, with a nominal value of RUR 0.001 (point zero zero one) each, the issue’s State registration number is 1-01-22451-F, the price of one share is 0.45 (point forty-five) kopecks, in the amount of 5,582,808 (five million five hundred and eighty-two thousand eight hundred and eight) shares, with a total cost of 25,122 (twenty-five thousand one hundred and twenty-two) rubles 63.6 kopecks;

•              Ordinary registered uncertified shares of Bashkir Open Joint Stock Company for Power and Electrification “Bashkirenergo” (OJSC “Bashkirenergo”), OGRN: 1020202769146, with a nominal value of RUR one (1) each, the issue’s State registration number is 1-01-00012-A, the price of one share is RUR 67.5 (sixty-seven point five), in the amount of 232,448,366 (two hundred and thirty-two million four hundred and forty-eight thousand three hundred and sixty-six) shares, with a total cost of 15,690,264,705 (fifteen billion six hundred and ninety million two hundred and sixty-four thousand seven hundred and five) rubles;

•              Ordinary registered uncertified shares of Open Joint Stock Company “TGK -11 Holding” (OJSC “TGK-11 Holding”), OGRN: 1087760000063, with a nominal value of RUR 0.01 (point zero one) each, the issue’s State registration number is 1-01-55392-E, the price of one share is RUR 0.12 (point twelve), in the amount of 300,000 (three hundred thousand) shares, with a total cost of 36,000 (thirty-six thousand) rubles;

•              Preferred registered uncertified shares of Open Joint Stock Company “TGK-11 Holding” (OJSC “TGK-11 Holding”), OGRN: 1087760000063, with a nominal value of RUR 0.01 (point zero one) each, the issue’s State registration number is 2-01-55392-E, the price of one share is RUR 0.12 (point twelve), in the amount of 300,000 (three hundred thousand) shares, with a total cost of 36,000 (thirty-six thousand) rubles.

Transaction parties:	OJSC INTER RAO UES (Issuer), JSC FGC UES (Buyer)

Full and abbreviated Company name (for non-commercial organization — name) of a legal entity or full name of an individual recognized in accordance with RF laws as a party interested in carrying out a transaction, as well as the reason(s) for recognizing said entity/person a party interested in carrying out a transaction:

Member of JSC FGC UES’ Board of Directors, Shmatko S.I., is simultaneously a Member of OJSC INTER RAO UES’ Board of Directors
Transaction volume (in monetary terms and in the percentage of the Issuer’s balance sheet asset as of the end date of the last full reporting period preceding the transaction date):

The total cost of the joint stock companies’ shares transferred in payment for the Issuer’s Securities is 78,297,453,840.0828 (seventy-eight billion two hundred and ninety-seven million four hundred and fifty-three thousand eight hundred and forty rubles and eight-hundreth and twenty-eight kopecks). (8.98% of JSC FGC UES’ balance sheet assets as of December 31st, 2010).

Deadline for meeting contractual obligations, as well as data on meeting said obligations:	The obligations under Sales Contract No. 2803 dated March 28th, 2011 were met in full; there are no debts.
The Issuer’s management body that	The transaction was approved by JSC FGC UES’ Extraordinary General

passed a resolution to approve a transaction, the date of the relevant resolution (the date and number of the Minutes):	Shareholders Meeting held March 23rd, 2011 (Minutes No. 10, dated March 28th, 2011).
Other information on the transaction (to be specified at the Issuer’s discretion):	There is no other information.

Interested party transactions (groups of associated transactions) that required approval under Russian laws, but were not approved by the Issuer’s Board of Directors or the General Meeting of Shareholders (Participants).

There were no such transactions.

7.7 Information on Accounts Receivable

The total amount of the Issuer’s accounts receivable, with a separate indication of the total amount of overdue accounts receivable for the last 5 full financial years or for each full financial year (indicator values are to be given as of the end date of each financial year).

Accounts Receivable	as of December 31st, 2006
Total amount of accounts receivable, RUR th.	22,013,247
including overdue accounts receivable, RUR th.	0

Accounts Receivable	as of December 31st, 2007
Total amount of accounts receivable, RUR th.	42,873,024
including overdue accounts receivable, RUR th.	0

Accounts Receivable	as of December 31st, 2008
Total amount of accounts receivable, RUR th.	152,055,839
including overdue accounts receivable, RUR th.	2,807,170

Accounts Receivable	as of December 31st, 2009
Total amount of accounts receivable, RUR th.	137,663,710
including overdue accounts receivable, RUR th.	6,679,789

Accounts Receivable	as of December 31st, 2010
Total amount of accounts receivable, RUR th.	166,343,863
including overdue accounts receivable, RUR th.	13,734,819

The structure of the Issuer’s accounts receivable specifying the maturity period for the last full financial year and the last full reporting period prior to the date of the Securities Prospectus approval (indicator values are to be given as of the end date of the respective reporting period).

	As of December 31st, 2010
	Maturity period
Types of accounts receivable	Less than one year	More than one year
Trade accounts receivable, RUR th.	8,669,641	68,106
including overdue receivables, RUR th.	4,610,585	0
Promissory notes receivable, RUR th.	38,782,484	2,688,793
including overdue receivables, RUR th.	0	0
Contributions receivable to authorized capital from participants (founders), RUR th.	0	0
including overdue receivables, RUR th.	0	0
Advance payments issued, RUR th.	97,636,854	0
including overdue receivables, RUR th.	4,413,613	0
Other accounts receivable, RUR th.	12,558,635	5,939,350
including overdue receivables, RUR th.	4,710,621	0
Total RUR th.	157,647,614	8,696,249
including total overdue receivables, RUR th.	13,734,819	0

The structure of the Issuer’s accounts receivable specifying the maturity period for Q1 2011:

	Maturity period
Types of accounts receivable	Less than one year	More than one year
Trade accounts receivable, RUR th.	11,329,943	2,744
including overdue receivables, RUR th.	4,625,328	0
Promissory notes receivable, RUR th.	37,417,917	3,796,512
including overdue receivables, RUR th.	0	0
Contributions receivable to authorized capital from participants (founders), RUR th.	0	0
including overdue receivables, RUR th.	0	0
Advance payments issued, RUR th.	106,383,269	36
including overdue receivables, RUR th.	4,742,208	0
Other accounts receivable, RUR th.	6,683,022	6,037,935
including overdue receivables, RUR th.	27,499	x
Total RUR th.	161 814,151	9,837,227
including total overdue receivables, RUR th.	9,395,035	0

Information on debtors accounting for at least 10% of the total accounts receivable for each full financial year:

2006

Full Company name: Open Joint Stock Company “Sevzapelectrosetstroy”

Abbreviated Company name: OJSC “Sevzapelectrosetstroy”

Location: St. Petersburg

Accounts receivable: RUR 2,645,553,370.3

Amount and terms of overdue accounts receivable (interest rate, penalties, fines): there are no overdue accounts receivable

Affiliation: the debtor is not affiliated with the Issuer

The Issuer’s share in the affiliate’s authorized capital: n/a

The affiliate’s share in the Issue’s authorized capital: n/a

Percentage of the Issuer’s ordinary shares owned by the affiliate: n/a

2007

Full Company name: Open Joint Stock Company “Peterburgskiye Backbone Grids”

Abbreviated Company name: OJSC “Peterburgskiye Backbone Grids”

Location: St. Petersburg

Accounts receivable: RUR 4,732,347,000.0

Amount and terms of overdue accounts receivable (interest rate, penalties, fines): there are no overdue accounts receivable

Affiliation: the debtor is affiliated with the Issuer

The Issuer’s share in the affiliate’s authorized capital: 49%

Percentage of the affiliate’s ordinary shares owned by the Issuer: 57.40%

The affiliate’s share in the Issue’s authorized capital: n/a

Percentage of the Issuer’s ordinary shares owned by the affiliate: n/a

2008

Full Company name: Limited Liability Company “Index of Electric Power Industry — FGC UES”

Abbreviated Company name: LLC “Index of Electric Power Industry — FGC UES”

Location: Moscow

Accounts receivable: RUR 43,330,745 th.

Amount and terms of overdue accounts receivable (interest rate, penalties, fines): there are no overdue accounts receivable

Affiliation: the debtor is affiliated with the Issuer

The Issuer’s share in the affiliate’s authorized capital: 100%

The affiliate’s share in the Issue’s authorized capital: 1.19%

Percentage of the Issuer’s ordinary shares owned by the affiliate: 1.19%

2009

Full Company name: Limited Liability Company “Index of Electric Power Industry — FGC UES”

Abbreviated Company name: LLC “Index of Electric Power Industry — FGC UES”

Location: Moscow

Accounts receivable: RUR 28,502,105 th. (the amount is specified net of the reserve in the amount of RUR 14,663,640 th.)

Amount and terms of overdue accounts receivable (interest rate, penalties, fines): there are no overdue accounts receivable

Affiliation: the debtor is affiliated with the Issuer

The Issuer’s share in the affiliate’s authorized capital: 100%

The affiliate’s share in the Issue’s authorized capital: 1.19%

Percentage of the Issuer’s ordinary shares owned by the affiliate: 1.19%

2010

Full Company name: Limited Liability Company “Index of Electric Power Industry — FGC UES”

Abbreviated Company name: LLC “Index of Electric Power Industry — FGC UES”

Location: Moscow

Accounts receivable: RUR 37,065,427 th. (the amount is specified net of the reserve in the amount of RUR 3,605,319 th.)

Amount and terms of overdue accounts receivable (interest rate, penalties, fines): there are no overdue accounts receivable

Affiliation: the debtor is affiliated with the Issuer

The Issuer’s share in the affiliate’s authorized capital: 100%

The affiliate’s share in the Issue’s authorized capital: 1.09%

Percentage of the Issuer’s ordinary shares owned by the affiliate: 1.09%

VIII. The Issuer’s Financial Statements and Other Financial Information

8.1 The Issuer’s Annual Financial Statements

The structure of the Issuer’s annual financial statements attached to the Prospectus.

a) The Issuer’s annual financial statements for last three full financial years or for each full financial year if the Issuer has carried out its activities for less than three years, with the attached audit report in respect to the above-mentioned financial statements.

The structure of the Issuer’s annual financial statements prepared in accordance with RAS and attached to this Prospectus:

The Issuer’s financial statements for 2008 (with the attached audit report) include (please see Appendix 1 to this Prospectus):

•                                Balance Sheet as of December 31st, 2008 (Form No. 1);

•                                2008 Profit and Loss Statement (Form No. 2);

•                                Statement of Changes in the Stockholder’s Equity for 2008 (Form No. 3);

•                                2008 Cash Flow Statement (Form No. 4 );

•                                2008 Notes to the Balance Sheet (Form No. 5);

•                                Explanatory Note;

•                                Audit Report.

The Issuer’s financial statements for 2009 (with the attached audit report) include (please see Appendix 3 to this Prospectus):

•                                Balance Sheet as of December 31st, 2009 (Form No. 1);

•                                2009 Profit and Loss Statement (Form No. 2);

•                                Statement of Changes in the Stockholder’s Equity for 2009 (Form No. 3);

•                                2009 Cash Flow Statement (Form No. 4 );

•                                2009 Notes to the Balance Sheet (Form No. 5);

•                                Explanatory Note;

•                                Audit Report.

The Issuer’s accounting statements for 2010 (with the attached audit report) include (please see Appendix 5 to this Prospectus):

•                                Balance Sheet as of December 31st, 2010 (Form No. 1);

•                                2010 Profit and Loss Statement (Form No. 2);

•                                Statement of Changes in the Stockholder’s Equity for 2010 (Form No. 3);

•                                2010 Cash Flow Statement (Form No. 4 );

•                                2010 Notes to the Balance Sheet (Form No. 5);

•                                Explanatory Note;

•                                Audit Report.

With respect to the size of the authorized capital as of December 31st, 2010 corrected for the size of the additional share issue (registration number 1-01-65018-D-102D (the additional placement report was registered by the Russian Federal Service for Financial Markets March 1st, 2011) disclosed in this Prospectus, the auditor who audited the 2010 accounting reports of the Issuer did not conduct any review procedures and did not express an opinion on the credibility of the given corrected size of the authorized capital.

b) The Issuer’s annual financial statements prepared in accordance with International Financial Reporting Standards (IFRS) or in accordance with the Generally Accepted Accounting Principles (GAAP) of the USA for the last three full financial years preceding the date of the Prospectus approval:

The Issuer does not prepare separate (non-consolidated) annual financial statements in accordance with IFRS or Generally Accepted Accounting Principles (GAAP) of the USA (hereinafter — US GAAP).

8.2. The Issuer’s Quarterly Financial Statements for the Last Full Reporting Quarter

The structure of the Issuer’s quarterly financial statements attached to the Prospectus.

a) The Issuer’s quarterly financial statements for Q1 2011 prepared in accordance with Russian legislative requirements (please see Appendix 7 to this Prospectus) include:

•                      Balance Sheet;

•                      Profit and Loss Statement.

b) The Issuer does not have financial statements for Q1 2011 prepared in accordance with International Financial Reporting Standards (IFRS) or in accordance with Generally Accepted Accounting Principles (GAAP) of the USA.

The auditor who audited the 2010 accounting reports of the Issuer did not conduct any review procedures and did not express an opinion on the credibility of the Issuer’s quarterly accounting reports for Q1 2011, which is attached to this Prospectus.

8.3 The Issuer’s Consolidated Financial Statements Prepared for the Last Three Full Financial Years or for Each Full Financial Year

The structure of the Issuer’s consolidated financial statements are attached to the Prospectus.

a) Consolidated financial statements for the Issuer and/or a group of organizations which, with respect to each other, are either controlling and controlled entities or obliged to prepare said statements for any other reasons and in the procedure provided for by federal laws if the Issuer is one of the specified organizations, for the last three full financial years or for each full financial year, with the attached audit report in respect to the above-mentioned financial statements.

In accordance with Clause 8 of the Guidelines for Preparing and Submitting Consolidated Financial Statements, as approved by Order No. 112 of the Russian Finance Ministry (dated December 30th, 1996), preparing consolidated financial statements in accordance with Russian standards is not required if an entity presents consolidated financial statements in accordance with IFRS.

The structure of combined and consolidated financial statements of the Issuer and its subsidiaries and affiliates prepared in accordance with IFRS, for the last three financial years, is given in Clause 8.3 b).

b) The Issuer’s consolidated financial statements prepared in accordance with International Financial Reporting Standards for the last three full financial years preceding the date of the Prospectus approval or for each full financial year if the Issuer has carried out its activities or submitted financial statements in accordance with International Financial Reporting Standards for less than three years.

The annual combined and consolidated financial statements prepared in accordance with IFRS for the 2008-2010 full financial years are attached to this Prospectus.

The structure of the combined and consolidated financial statements prepared in accordance with IFRS for the last three full financial years (with the attached audit reports) includes:

2008 reporting year (please see Appendix 2 to this Prospectus):

•                                Independent Auditor’s Report;

•                                Combined and Consolidated Balance Sheet;

•                                Combined and Consolidated Profit and Loss Statement;

•                                Combined and Consolidated Cash Flow Statement;

•                                Combined and Consolidated Statement of Equity Changes;

•                                Notes to the Combined and Consolidated Financial Statements.

2009 reporting year (please see Appendix 4 to this Prospectus):

•                                Independent Auditor’s Report;

•                                Combined and Consolidated Statement of Financial Position;

•                                Combined and Consolidated Statement of Comprehensive Income;

•                                Combined and Consolidated Statement of Cash Flow;

•                                Combined and Consolidated Statement of Equity Changes;

•                                Notes to the Combined and Consolidated Financial Statements.

2010 reporting year (please see Appendix 6 to this Prospectus):

•                                Independent Auditor’s Report;

•                                Consolidated Statement of Financial Position;

•                                Consolidated Statement of Comprehensive Income;

•                                Consolidated Statement of Cash Flows;

•                                Consolidated Statement of Equity Changes;

•                                Notes to the Consolidated Financial Statements.

8.4 Information on the Issuer’s Accounting Policy

The Issuer’s accounting policy has been independently determined by the Issuer according to Russian accounting laws (to specify the Issuer’s accounting policy approved by an order of the person responsible for organizing and maintaining the Issuer’s accounting records):

Information on the Issuer’s accounting policy for 2008, 2009, 2010 and 2011 is presented in Appendices to this Prospectus.

8.5 Information on Total Exports and on Exports Share in Total Sales

The total Issuer’s income gained from the export of products (goods, work, services), as well as the share of said income in the Issuer’s income from ordinary activities, calculated separately for each of the three last full financial years preceding the date of Prospectus approval and for the last ended quarter preceding the date of Prospectus approval.

The Issuer does not export products (goods, work and services).

8.6 Information on the Issuer’ Capital Assets and Significant Changes in the Issuer’s Capital Assets After the End of the Last Full Financial Year

The total value of capital assets and the amount of accumulated depreciation as of the end date of the last full reporting period prior to the date of Prospectus approval.

Indicator	As of December 31st, 2010
Total balance sheet value of capital assets, RUR th.	322,450,544
Accumulated depreciation, RUR th.	156,804,949

Indicator	As of March 31st, 2011
Total balance sheet value of capital assets, RUR th.	379,585,642
Accumulated depreciation, RUR th.	190,130,127

Information on significant changes in the Issuer’s capital assets that occurred within 12 months prior to the date of Prospectus approval:

There were no significant changes in the Issuer’s capital assets that occurred within the 12 months prior to the date of the Prospectus approval.

Information on engaging an appraiser to appraise the given immovable property item specifying the value determined by said appraiser:

Information on the last asset revaluation is given in Clause 4.6.1 of this Prospectus.

Appraisal of the immovable property was carried out by LLC “FinEkspertiza-Otsenka.” Legal address:

45 Olkhovskaya Street, Bldg. 1, Moscow, Russia, 105066.

Appraisers:

Mikhalev Pavel Aleksandrovich, member of the self-regulating appraisers’ organization — All-Russian Public Organization “Russian Association of Appraisers” (21 Novaya Basmannaya Street, Bldg. 1, Moscow, Russia, 107078), included in the appraisers’ register under registration No. 01823. The appraiser’s civil liability is insured by Ingosstrakh Insurance Company (insurance policy No. 433-052686/09 dated December 6th, 2009, the period of validity is till December 5th, 2010).

Kovalev Vyacheslav Sergeyevich, member of the self-regulating appraisers’ organization — All-Russian Public Organization “Russian Association of Appraisers” (21 Novaya Basmannaya Street, Bldg. 1, Moscow, Russia, 107078), included in the appraisers’ register under registration No. 01803. The appraiser’s civil liability is insured by Ingosstrakh Insurance Company (insurance policy No. 433-052680/09 dated December 6th, 2009, the period of validity is till December 5th, 2010).

Dorofeyev Alexander Yuryevich, member of the self-regulating appraisers’ organization — All-Russian Public Organization “Russian Association of Appraisers” (21 Novaya Basmannaya Street, Bldg. 1, Moscow, Russia, 107078), included in the appraisers’ register under registration No. 003402. The appraiser’s civil liability is insured by Ingosstrakh Insurance Company (insurance policy No. 433-000230/10 dated January 12th, 2010, the period of validity is till January 11th, 2011).

Information on any changes in the Issuer’s capital assets and information on any acquisitions or disposals of any other property of the Issuer if the balance sheet value of said property exceeds 5 percent of the balance sheet value of the Issuer’s assets, as well as data on any other significant changes that occurred in the Issuer’s asset structure after the end date of the last full financial year and prior to the date of the Prospectus approval.

During 2011, there were no changes (acquisitions, disposals) in the structure of capital assets and other property, the balance sheet value of which exceeds 5% of JSC FGC UES’ assets.

8.7 Information on the Issuer’s Involvement in Litigations if Such Involvement May Have a Material Effect on the Issuer’s Financial and Business Performance

The Issuer is not involved and has not been involved in any litigation in the last three years preceding the date of the Prospectus approval, which may have a material effect on the Issuer’s financial and business performance. The Issuer considers the possible loss (or acquisition) in an amount which exceeds 5% of the Issuer’s assets to be significant.

IX. Detailed Information on the Procedure and Terms for Placing Securities

9.1. Information on Offered Securities

9.1.1. General Information

Class, category (type) of securities: registered shares

Category of shares: ordinary

The securities are not convertible

Form of securities: uncertified

Nominal value of each issued security (additional issue), RUR: RUR 0.5

The availability of the nominal value of securities is stipulated by Russian legislation.

Number of securities issued (additional issue) (shares): 10,321,601,853 (ten billion three hundred and twenty-one million six hundred one thousand eight hundred and fifty-three) shares.

Value of the securities issue (at the nominal value): 5,160,800,926.5 (five billion one hundred and sixty million eight hundred thousand nine hundred and twenty-six) rubles and 50 kopecks.

Information on the person that maintains the register of the Issuer’s securities owners is disclosed in Clause 10.6 of the Securities Prospectus.

Owner’s rights to each issued security:

In accordance with Clause 6.2 of the Articles of Association of Open Joint Stock Company Federal Grid Company of Unified Energy System (hereinafter referred to as JSC FGC UES, Company or Issuer):

“Shareholders who own ordinary shares of the Company shall be entitled to the following rights:

1) To participate either personally or via proxy in the General Shareholders Meeting (GSM) with the right to vote on all issues that fall under the terms of reference of the GSM;

2) To propose issues to include in the GSM agenda, according to the procedure stipulated by Russian Law and the Company’s Articles of Association;

3) To be informed about the Company’s activities and to review corporate documents in accordance with Article 91 of the Russian Federal Law “On Joint Stock Companies;”

4) To receive dividends announced by the Company;

5) In cases stipulated by Russian Law, shareholders shall exercise the pre-emptive right to purchase shares issued via subscription and issuable securities convertible into shares in an amount in proportion to the number of ordinary shares owned by shareholders;

6) To receive a part of the Company’s property in case the Company is liquidated;

7) To receive a part of the Company’s property in case the Company is liquidated.”

Manner of the securities placement: public offering

Procedure for the securities offering

In the course of the securities offering, the pre-emptive right to purchase securities shall be provided.

Additional shares for persons exercising the pre-emptive right to purchase shares shall be offered in accordance with the procedure stipulated in Clause 8.5 of the Resolution on the Additional Issue of Securities and in Clause 9.3 of the Securities Prospectus.

Offering additional shares outside the framework of exercising the pre-emptive right to purchase shall be carried out by concluding contracts to purchase additional shares (hereinafter referred to as the “Share Purchase Contract”).

For the purpose of concluding Share Purchase Contracts, the Issuer shall disclose the results of executing the pre-emptive right to purchase additional shares and simultaneously publish a news release with information agency “Interfax” and on the web site www.fsk-ees.ru — an invitation to submit offers to purchase additional shares addressed to an indefinite range of persons.

Starting from the publication date by the Issuer of an invitation to submit offers for purchasing additional shares and during the whole period of the offering, but not later than 10 working days prior to the end-date of the offering, potential purchasers (also hereinafter referred to as Purchasers, or in the singular — Purchaser) of additional shares may make offers for purchasing shares by submitting written offers to purchase additional shares from the Issuer.

Offers to purchase additional shares of this additional issue shall be submitted on working days from 10:00 a.m. to 4:00 p.m. Moscow time at the following address: 32 Novorogozhskaya Ulitsa, Bldg. 1, Moscow, Russia, 109544, Closed Joint Stock Company “Registrar Company “STATUS”“or sent via mail to the following address: 32 Novorogozhskaya Ulitsa., Bldg. 1, Moscow, Russia, 109544, “STATUS” CJSC.

Each offer shall contain the following information:

•                                The title “Offer for purchasing shares of Open Joint Stock Company “Federal Grid Company of Unified Energy System”;”

•                                Full name of the potential purchaser;

•                                Full trade name of a potential purchaser’s legal entity;

•                                The name of a public-law entity (Russian Federation, constituent entity of the Russian Federation, municipal entity), which is a potential purchaser;

•                                Taxpayer identification number (TIN) of a potential purchaser (if available);

•                                Place of residence (location) of a potential purchaser;

•                                For individuals — passport data (passport series, number and date of issue, passport issuing authority);

•                                For legal entities — information on the registration of a legal entity (including for Russian legal entities — information on the State registration of a legal entity/entry in the Unified State Register of Legal Entities (date, registering authority, number of the respective certificate, OGRN));

•                                Consent of the person making an offer to purchase shares offered in the amount determined in an offer at the offering price defined by the Issuer’s Board of Directors, in accordance with the Resolution on the Additional Securities Issue and the Securities Issue Prospectus;

•                                Exact number of shares that a person undertakes to purchase;

•                                Personal account number in the register of owners of registered securities of the Issuer for the purpose of transferring purchased shares. If the shares are to be credited to the account of a nominee holder in the register of owners of registered securities of the Issuer, the full trade name of the depository (hereinafter referred to as the First Level Depository), information on the State registration of said depository (OGRN, name of the registering authority, date of State registration and entering the depository in the EGRUL (Unified State Register of Legal Entities)), the custody account number of a potential purchaser of shares, the number and date of the depository contract concluded between a depository and a potential purchaser of shares (in respect to offered shares).

If the Subscriber’s custody account (in respect to the offered securities) is maintained by a nominee holder who in turn is a depositor of the First Level Depository, then the offer shall state the full trade name of the specified nominee holder, information on the State registration of the specified nominee holder (hereinafter referred to as the “Second Level Depository”) (OGRN, name of the registering authority, date of registration and entering the depository in the EGRUL), the Subscriber’s custody account number, the number and date of the depository contract between the depository and the Subscriber (in respect to offered securities), the full trade name of the First Level Depository, details of the inter-depository contract between the First Level Depository and the Second Level Depository (and so on down to the nominee holder in which the Subscriber has a custody account (in respect to the offered securities);

•                                Banking details of a potential purchaser for the purpose of returning monetary funds;

•                                Contact details (mailing address and fax number with the area code) for the purpose of sending a reply regarding accepting the offer.

The Issuer can specify the recommended offer format. In this case, the Issuer shall publish the offer format on its web site: www.fsk-ees.ru, not later than the date of publishing an invitation to submit offers to purchase shares.

Financial guarantees may be attached to the offer providing for payment for the shares by the person who submitted the offer in case such an offer is accepted by the Issuer.

In the event that in accordance with existing legislation a person who submitted an offer purchases the amount of additional shares indicated in the offer in accordance with advance approval of the anti-monopoly authority, the person who submitted the offer must attach a copy of their respective approval by the anti-monopoly authority.

The offer shall be signed by a potential purchaser (or a person acting on behalf of a potential purchaser by legal authority) or by a person acting on behalf of a potential purchaser by virtue of the power of attorney, and for legal entities — having a seal impression (if said seal is available). If an offer is signed on behalf of a potential purchaser by a person acting by legal operation or by virtue of a power of attorney, a document confirming the authority of said person or a notarized copy of such a document shall be attached to the offer.

The Issuer shall register submitted offers in a special register of received offers (hereinafter referred to as the “Register”) on the day of their receipt.

The Issuer shall accept offers for purchasing additional shares submitted by potential purchasers at its discretion.

The Issuer refuses to accept an offer if it was delivered to the Issuer outside the period for submitting offers stipulated by this Resolution on the Additional Issue of Securities and if such an offer does not comply with requirements provided for by applicable Russian legislation, the Resolution on the Additional Issue of Securities and the Securities Issue Prospectus.

If a resolution is made to accept offers received by the Issuer within the terms stipulated by this Clause and the respective requirements stipulated by Clause 8.3 of the Resolution on the Additional Issue and Clause 2.7 of the Securities Issue Prospectus, the Issuer shall send a reply to a potential purchaser about offer satisfaction:

•                                Within five (5) days following the receipt of an offer, unless passing a resolution by the authorized body of the Issuer on approving a transaction on the additional share placement as an interested party transaction is required, or respective resolutions were passed by an authorized body of the Issuer prior to the expiration of a given term, or

•                                Within one (1) day from the date of the Minutes of the meeting of the authorized body of the Issuer that approved the offering of additional shares as an interested party transaction.

The offer submitted shall be considered accepted if the Issuer sends (delivers) its response on satisfying the offer.

A response about satisfying an offer shall be delivered to the purchaser in person or to his authorized representative, or shall be mailed or faxed to the purchaser using the address or number indicated in the offer. A response about offer satisfaction shall indicate the number of shares within the number of shares specified in the offer of a potential purchaser whose offer is satisfied.

The date when a purchaser receives a response about offer satisfaction shall be the earliest of the following dates:

a) The date of delivery of the Issuer’s response to a purchaser in person or to his authorized representative;

b) The date of sending the Issuer’s response to a purchaser via fax to the fax number indicated in the offer, with automatic confirmation of sending on said date;

c) The date of delivery of the response to a purchaser by postal service at the address specified in the offer.

The Share Purchase Contract shall be considered concluded at the moment when the person who sent an offer receives a response about offer satisfaction. At the discretion of a potential purchaser, the Share Purchase Contract could be executed in writing. In order to sign a Share Purchase Contract, a Purchaser may apply daily from 10:00 a.m. to 5:00 p.m. (Moscow time), except for weekends and public holidays, at the following address: 5A Akademika Chelomeya Street, Moscow, Russia.

Additional shares in the amount specified in the satisfied offer shall be paid in full by purchasers at least four (4) working days prior to the end date of the offering.

Payment for purchased shares shall be made by the Purchaser in accordance with conditions on the form and amount of payment specified in the Offer, and in accordance with the procedure specified in Clause 8.6 of the Resolution on the Additional Issue of Securities.

In case the obligation to pay for additional shares purchased is not fulfilled or is fulfilled in part within the period specified above, the Issuer shall be entitled to renounce its obligations to transfer additional shares to the Purchaser.

In case the obligation to pay for additional shares is fulfilled in part, the Issuer shall be entitled to transfer additional shares to the Purchaser in the amount actually paid for by the Purchaser.

In the event that the Issuer abandons executing its counter-obligation to transfer shares to the Purchaser if the Purchaser executed its obligations to pay for additional shares acquired in part, or executed full payment for additional shares after the dates indicated above, monetary funds received as partial execution of the obligation to pay for the shares or, respectively, all monetary funds paid by the Purchaser for shares shall be returned to the Purchaser in a cashless payment (in accordance with established procedures) within sixty (60) days after the end date of the offering using banking details specified in the offering.

In the event that the amount of funds paid to the Issuer as payment for additional shares exceeds the total value of the additional shares, excess funds shall be returned via non-cash monetary funds in Russian rubles not later than sixty (60) days after the end date of the securities offering. Monetary funds shall be returned using banking details specified in the offer; if an offer does not contain such details, the funds shall be transferred using banking details indicated in the claim for the return of monetary funds.

Contracts concluded during the offering shall be amended and/or terminated on the basis of and in accordance with the procedure stipulated by Chapter 29 of the Russian Civil Code.

Securities are registered securities; the register of securities owners is maintained by the registrar.

A person to whom the Issuer gives (sends) a transfer order as the basis for making a credit entry to the personal account of the first purchaser (registrar, first purchaser), as well as other conditions for issuing the transfer order:

Full trade name of the registrar: Closed Joint Stock Company “Registrar Company “STATUS””

Abbreviated trade name: CJSC “STATUS”

Location: 32 Novorogozhskaya Ulitsa., Bldg. 1, Moscow, Russia, 109544

License for professional participants on the securities market to maintain the register of owners of registered securities: No. 10-000-1-00304

Date of license issue: March 12th, 2004

Validity of license: unlimited

Authority issuing the license: Federal Service for Financial Markets.

After State registration of the additional securities issue, the Issuer shall provide the registrar with the registered Resolution on the Additional Securities Issue, and securities of the additional issue are credited to the Issuer’s account opened in the register of owners of the Issuer’s securities maintained by the registrar.

Within one (1) day from the end date for the payment of securities stipulated by Clauses 8.3 and 8.6 of the Resolution on the Additional Issue of Securities, subject to the payment by the Purchaser for the offered securities according to the procedure determined by Clause 8.6 of the Resolution on the Additional Issue of Securities, and not later than three (3) days prior to the end date of the offering for the securities, the Issuer shall transfer to the registrar a transfer order for the respective number of shares to be transferred to the personal account of the Purchaser or a nominee holder specified in the Purchaser’s offer.

The registrar shall, within three (3) working days following the receipt of a transfer order and prior to the end date for the securities placement, debit from the Issuer’s account such a number of securities of this additional issue as specified in the transfer order and credit them to the personal account of the Purchaser or nominee holder designated by the Purchaser in the Offer.

Securities shall be deemed subscribed from the date when they are registered in the Issuer’s register of shareholders in the name of the Purchaser or the nominee holder designated by the Purchaser in the Offer.

The allotment of additional shares to persons exercising the pre-emptive right to subscribe for additional shares shall be made pursuant to Clause 8.5 of the Resolution on the Additional Issue of Securities.

No securities shall be distributed by subscription via tender.

The offering of securities by the Issuer with the assistance of professional securities market participants which provide securities distribution services to the Issuer shall not be carried out.

No allotment of securities is intended outside the Russian Federation by offering the respective foreign securities.

Nothing shall restrict the pre-emptive right to acquire shares, including those of Deutsche Bank Trust Company Americas, acting as an issuer of foreign securities certifying rights in relation to the Issuer’s shares, in accordance with depository contracts from February 29th, 2008 and the instructions of depository receipt holders.

Simultaneously with the placement of securities, there are no plans to make an offer to acquire, including outside the Russian Federation by placing respective foreign securities, earlier placed (circulating) securities of the Issuer of the same class and category (type).

The Issuer and/or its authorized person do not intend to enter into preliminary contracts, which contain an obligation to enter into a principal contract in the future, directed at a carve-out of the offered securities to the first holder, or assemble preliminary applications for acquiring offered securities.

In accordance with Clause 2 Article 3 of the Russian Federal Law No. 57-FZ dated April 29th, 2008 “On the Procedure for Foreign Investments in Business Companies that are Strategically Important for National Defense and State Security,” the Issuer is a business that is strategically important for national defense and state security. Pursuant to Clause 3 Article 2 of the above-mentioned Federal Law, the transactions made by foreign states, international organizations or entities under their control and as a result of which said foreign states, international organizations or entities under their control acquire the right to directly or indirectly control more than 25% of total votes falling to voting shares (equity stake) of the authorized capital of businesses that are strategically important for national defense and state security, or another possibility to block resolutions of the management bodies of said companies shall have prior approval in accordance with the procedure set forth in this Federal Law.

In accordance with Clause 2 Article 8 of the Russian Federal Law No. 35-FZ dated March 26th, 2003 “On the Electric Power Industry,” the share of the Russian Federation in the authorized capital of the Issuer cannot be less than 75% plus one voting share. Due to this, in the course of the present issue, there is no possibility of concluding a transaction aimed at acquiring the right to directly or indirectly control more than 25% of total votes falling to voting shares (equity stake) of the Issuer’s authorized capital or other possibilities to block decisions taken by the Issuer’s management bodies by a foreign state, international organization or an entity under their control. Therefore, concluding agreements for carving-out the Issuer’s securities for the present additional issue to the advantage of the first holder during the securities placement does not require a resolution on the preliminary approval of the specified agreements in accordance with the Russian Federal Law “On the Procedure for Foreign Investment in Businesses that are Strategically Important for National Defense and State Security.”

The Issuer’s management body that approved the Resolution on the Additional Issue of Shares and the Securities Issue Prospectus: the Board of Directors

Date when the decision was made to approve the Resolution on the Securities Issue and the Securities Issue Prospectus: July 29th, 2011

Date and number of the Minutes of the Board of Directors meeting that approved the respective resolution: Minutes No. 138 dated Jyly 28th, 2011.

The percentage of securities that makes the securities issue invalid if unplaced is not specified.

9.1.2 Additional Information on Offered Bonds

The securities offered are not bonds.

9.1.3. Additional Information on Offered Convertible Securities

The securities offered are not convertible.

9.1.4. Additional Information on Options Offered by the Issuer

Offering of the Issuer’s options is not provided for.

9.1.5. Additional Information on Mortgage-backed Bonds Offered

The securities offered are not mortgage-backed bonds.

9.1.6. Additional Information on Russian Depository Receipts (RDRs) Offered

The securities offered are not Russian Depository Receipts  (RDRs).

9.2. Offering Price (the Procedure for Determining the Price) of Issuable Securities

The offering price for shares including offerings to persons having the pre-emptive right to purchase additional shares shall be determined by JSC FGC UES’ Board of Directors in accordance with Articles 36 and 77 of the Russian Federal Law “On Joint Stock Companies.”

In accordance with the resolution of the Board of Directors (Minutes No. 138 dated July 29th, 2011), the offering price for shares, including for persons having the pre-emptive right to purchase additional shares, was determined to be RUR 0.50 for one (1) additional ordinary registered share.

9.3. Pre-emptive Rights to Purchase Offered Issuable Securities

In accordance with Articles 40 and 41 of Federal Law No. 208-FZ “On Joint Stock Companies,” the Company’s shareholders shall have the pre-emptive right to purchase additional shares placed via public offering in an amount in proportion to the number of ordinary registered shares that they own.

Date as of which the list of persons having the pre-emptive right to purchase the offered securities is made:

The list of persons having the pre-emptive right to purchase the additional offered shares shall be made on the basis of the Issuer’s shareholder register, as of the date of adopting the Resolution by JSC FGC UES’ Board of Directors, which is the basis for the additional shares placement (July 29th, 2011).

Until the expiration of the pre-emptive right to purchase offered securities, other methods of securities placement (other than by exercising the above-mentioned pre-emptive right) shall not be allowed.

Procedure for notifying shareholders about the possibility of executing their pre-emptive right to purchase shares:

The Issuer shall, within thirty (30) days after the State registration of the additional securities issue, notify persons having the pre-emptive right to purchase additionally offered securities of the possibility of exercising said rights by publishing a notification in “Rossiyskaya Gazeta” newspaper and via registered mail (or delivery) addressed to each person indicated in the list of persons having the right to purchase additional offered shares.

At the same time, the Issuer shall publish a notification of the possibility of exercising the pre-emptive right to purchase shares (hereinafter referred to as the “Notification”) on the corporate web site www.fsk-ees.ru.

Notification shall include information on the number of offered shares, the offering price per share, the procedure for determining the number of shares that each person has the pre-emptive right to acquire, the application procedure for persons executing their pre-emptive rights to purchase shares, the procedure for paying for shares and the period for executing pre-emptive rights.

Procedure for exercising pre-emptive rights:

Shares are offered to persons who have the pre-emptive right to purchase shares on the basis of applications to purchase said shares (hereinafter referred to as “the Application”) submitted by such persons;

documents confirming payment for said shares shall be attached to the Application.

The Company’s shareholders who have the pre-emptive right to purchase additional shares placed via public offering have the right to purchase an amount of shares in proportion to the number of the Issuer’s ordinary registered shares that they own.

Effective term of the pre-emptive right:

The effective term of the pre-emptive right to purchase shares: till the occurrence of the later of the following dates — December 20th, 2011 or the 46th day from the date of publishing a notification of the possibility of executing pre-emptive rights in “Rossiyskaya Gazeta” newspaper; or the 46th day from the date of sending registered mail (or delivery) of the last notification of the possibility of executing pre-emptive rights to the person indicated in the list of persons enjoying the pre-emptive right to purchase additional offered shares.

The period of the pre-emptive right begins from the moment when the Issuer executes its obligations to give notification of the pre-emptive right, namely the moment when the Issuer executes the last of the following actions: publishing a Notification of the possibility of the pre-emptive right in “Rossiyskaya Gazeta” newspaper, registered mail (or delivery) of the last notice of the possibility of pre-emptive rights to persons specified in the list of persons entitled to acquire additional shares.

Until the expiration of the pre-emptive right to purchase offered securities, other methods of securities placement (other than by exercising the above-mentioned pre-emptive right) shall not be allowed.

A person holding the pre-emptive right to acquire offered securities shall file an Application within the effective term for the pre-emptive right.

The Applicant may fully or partially exercise his/her pre-emptive right by filing an Application with the Issuer.

An Application shall contain the following information:

•                                The title “Application for acquiring JSC FGC UES’ ordinary registered uncertified shares from the additional issue by exercising the pre-emptive right;”

•                                Full name of the shareholder-natural person who has the pre-emptive right to acquire offered securities;

•                                Full trade name of the legal entity that has the pre-emptive right to acquire offered securities;

•                                Name of the public-law entity (Russian Federation, constituent entity of the Russian Federation, municipal entity), which is a shareholder that has the pre-emptive right to acquire offered securities, as well as the name of the governmental or local authorities represented by a public-law entity;

•                                Place of residence (location) of a person who has the pre-emptive right to acquire offered securities;

•                                Number of shares that a person undertakes to purchase.

It is recommended to include the following data in the Application:

•                                Taxpayer identification number (TIN) of the person who has the pre-emptive right to acquire offered securities (if available);

•                                For individuals — passport data (passport series, number and date of issue, passport issuing authority);

•                                For legal entities — information on the registration of a legal entity (including for Russian legal entities — information on the State registration of a legal entity/entry into the Unified State Register of Legal Entities (date, registering authority, number of the respective certificate, OGRN));

•                                Personal account number in the register of owners of the Issuer’s registered securities for the purpose of transferring the purchased shares. If the shares are to be credited to the account of a nominee holder in the register of owners of the Issuer’s registered securities, the full trade name of the depository (hereinafter referred to as the First Level Depository), information on the State registration of said depository (OGRN, name of the registering authority, date of State registration and entering the depository in the EGRUL (Unified State Register of Legal Entities)), custody account number for a potential purchaser of shares, the number and date of the depository contract concluded between a depository and a potential purchaser of shares (in respect to offered shares).

If the Applicant’s custody account (in respect to the offered securities) is maintained by a nominee holder who in turn is a depositor of the First Level Depository, then the Application shall state the full trade name of the specified nominee holder, information on the State registration of the specified nominee holder (hereinafter referred to as the “Second Level Depository”) (OGRN, name of the registering authority, date of State registration and entering the depository in the EGRUL), the Applicant’s custody account number, the number and date of the depository contract between the depository and the Applicant (in respect to offered securities), the full trade name of the First Level Depository, details of the inter-depository contract between the First Level Depository and the Second Level Depository (and so on down to the nominee holder for which the Applicant has a custody account (in respect to the offered securities);

•                                Applicant’s banking details for the purpose of returning monetary funds;

•                                Applicant’s contact details (mailing address and fax number with area code, e-mail);

•                                Additional document attached to the Application that confirms payment made by the Applicant for offered shares.

The Application must be accompanied by a proof of payment for the securities.

The Applicant shall pay for the offered shares according to the procedure and within the time periods specified in Clause 8.6 of the Resolution on the Additional Issue of Securities.

The Issuer can specify the recommended Application format. In this case, the Issuer shall publish the Application format on its web site: www.fsk-ees.ru, not later than the date of sending (delivering) a notification or publication of a notification of the possibility of exercising pre-emptive rights.

The Application shall be signed by a person who has the pre-emptive right to acquire offered securities (or a person acting on his/her behalf, in which case an original or notarized copy of the duly issued power of attorney or other document confirming the authority of the representative shall be attached) and for legal entities — having an impression of the seal (if said seal is available).

The Applicant shall be responsible for the accuracy of the data indicated in the Application and its compliance with information in the Issuer’s Shareholder Registry.

Applications shall be submitted on working days from 10:00 a.m. to 4:00 p.m. Moscow time at the following address: 32 Novorogozhskaya Ulitsa, Bldg. 1, Moscow, Russia, 109544, Closed Joint Stock Company “Registrar Company “STATUS”” or sent via mail to the following address: 32 Novorogozhskaya Ulitsa., Bldg. 1, Moscow, Russia, 109544, Closed Joint Stock Company “Registrar Company “STATUS.””

Applications shall be registered in the application receipt log with an indication of the time and date of receipt.

In case:

•                                The Application does not comply with requirements stipulated by Clause 8.5 of the Resolution on the Additional Issue of Securities;

•                                The Application does not make it possible to identify the person on behalf of whom said Application was filed, as the person having the pre-emptive right to purchase shares;

•                                There is no document attached to the Application that confirms payment for securities;

•                                The Issuer receives the Application after the expiration of the effective pre-emptive right term,

The Issuer shall, within five (5) working days from the date of the Application receipt, notify an Applicant about the impossibility of executing the pre-emptive right to purchase shares under the conditions specified in the Application, and indicate the reasons why it is impossible to exercise the pre-emptive right.

The Issuer shall notify a shareholder of not accepting his/her Application by sending a notification to the mailing address stated in the Application, or by one of the methods listed below:

•                                By phone;

•                                By fax;

•                                By sending a registered letter.

A notification shall indicate the possibility of re-submitting an application prior to the expiration of the effective pre-emptive right term.

In case the Application for the purchase of shares via pre-emptive right is not satisfied by the Issuer, the funds received by the Issuer in payment for the shares shall be returned within sixty (60) days from the expiration date of the pre-emptive right.

In case a shareholder indicates in his/her Application a number of shares purchased that is less than the number of shares paid for in accordance with the attached document confirming payment for the shares offered, the Issuer will satisfy such an Application in the number of shares indicated in the Application. In doing so, the Issuer shall return to the shareholder the monetary funds exceeding the value of shares under the number indicated in the Application in rubles and not later than sixty (60) days from the expiration date of the pre-emptive right. The monetary funds shall be returned using banking details specified in the Application; if the Application does not contain such details, the funds shall be transferred using banking details indicated in the claim for monetary funds return.

In case a shareholder indicates in his/her Application a number of shares purchased that is more than the number of shares paid for in accordance with the attached document confirming the payment for the offered shares, it shall be considered that said person has exercised his/her pre-emptive right to purchase shares in the number of shares that were paid for.

In case a shareholder indicates in the Application a number of shares that exceeds the number of shares such person has the pre-emptive right to purchase, the Application shall be satisfied, subject to the fulfillment of all other conditions, in the maximum number of shares for such person in accordance with the calculation procedure stated below. In doing so, the Issuer shall return the monetary funds exceeding the cost of the maximum integer number of shares in rubles and within sixty (60) days from the date when the pre-emptive right expires. The monetary funds shall be returned using banking details specified in the Application; if the Application does not contain such details, the funds shall be transferred using banking details indicated in the claim for monetary funds return.

The maximum number of shares that a person can purchase via exercising his/her pre-emptive rights is proportional to the number of the Issuer’s shares owned by such person as of July 29th, 2011 (the date when the resolution that is the basis for the additional share offering was approved by JSC FGC UES’ Board of Directors) and is calculated based on the following formula:

K=S*(10,321,601,853/1,255,948,128,393), where

‘K’ is the maximum number of shares of the additional issue that a person enjoying the pre-emptive right may purchase;

‘S’ is the number of the Issuer’s ordinary shares held by a person who has the pre-emptive right as of July 29th, 2011 (the date when the resolution that is the basis for the additional share offering was approved by JSC FGC UES’ Board of Directors);

10,321,601,853 is the number of shares offered;

1,255,948,128,393 is the number of ordinary shares placed as of July 29th, 2011 (the date when the resolution that is the basis for the additional share offering was approved by JSC FGC UES’ Board of Directors).

If as a result of calculating the quantity of offered additional shares within the limit of which the person having the pre-emptive right to acquire shares may exercise his/her pre-emptive right a fractional value is created, such person shall be entitled to purchase a part of the offered additional share (a fractional share), pro-rated to the fractional part of the created value.

A fractional share confers to its holder the rights vested by the share of the appropriate category, in the volume corresponding to the part of the whole share which it makes up.

Fractional shares shall be traded pari passu with whole shares.

The rights to fractional shares in the register accounting system maintained for the personal accounts of registered persons shall be recorded without rounding off fractional values.

The Share Purchase Contract shall be recognized to have been concluded with the person having the pre-emptive right to purchase placed securities, from the receipt of the Application by the Issuer with an enclosed document that confirms payment for the securities.

Therewith, in case the Application with the enclosed documents confirming payment is delivered to the Issuer prior to the starting date of the additional share placement, the Share Purchase Contract shall be recognized to have been concluded on the starting date of the additional share placement.

When entering into the Share Purchase Contract with a person exercising the pre-emptive right to purchase the placed securities, the parties may agree in accordance with Article 434 of the Russian Civil Code to draft such a contract in the form of a single document signed by the parties, in the number of counterparts to be agreed to by the parties.

To sign the Share Purchase Contract, the Applicant shall deliver the Application within the effective term of the pre-emptive right term, every day, from 10:00 a.m. to 5:00 p.m., Moscow time, except for Saturdays, Sundays and holidays, to the address: 5A Akademika Chelomeya Street, Moscow, Russia, JSC FGC UES. The

Contract shall be signed not later than within five (5) days from the date when the Application is filed.

The shares acquired as a result of exercising the pre-emptive right to acquire shares of this additional issue shall be credited to the account only after they are paid in full.

The Issuer shall within two (2) days from the expiration of the effective pre-emptive right term, deliver to the Issuer’s registrar the transfer order that shall serve as the legal basis for the credit entry to be made in the Applicant’s personal account or on the account of the nominee holder, as specified in the Application by the Applicant.

The registrar shall, within three (3) working days following the receipt of a transfer order, debit from the Issuer’s account said number of securities of this additional issue as specified in the transfer order and credit it to the personal account of the Applicant or the nominee holder designated by the Applicant in the Application.

Securities shall be deemed to be subscribed from the date when they are registered in the Issuer’s shareholder register in the name of the Applicant or nominee holder designated by the Applicant in the Application.

The procedure for summing up the results of exercising the pre-emptive right to purchase placed securities:

To determine the number of shares placed as a result of exercising the pre-emptive right to their purchase, the Issuer shall, within five (5) days of the expiration of the effective pre-emptive right term, sum up the results of executing the pre-emptive right and determine the number of shares subject to public offering to the general public.

The procedure for disclosing information on the results of exercising the pre-emptive right to purchase the placed securities:

The Issuer shall, within two (2) days of summing up the results of pre-emptive right execution, disclose this information in a news release with information agency “Interfax” and on its web site www.fsk-ees.ru, specifying the following:

•                                Class, category (type) and form of securities offered;

•                                Offering price of securities;

•                                Actual start and end dates of the effective pre-emptive right term;

•                                Number of securities actually placed with persons registered in the list of persons having the pre-emptive right to purchase additional shares;

•                                Number of shares to be placed with the general public.

9.4. Restrictions to the Acquisition and Circulation of the Placed Equity Securities

There are no restrictions imposed by the Issuer in accordance with its Articles of Association on the maximum number of shares owned by one shareholder or on the nominal value of shares.

Restrictions are stipulated in the Issuer’s Articles of Association and in Russian legislation for potential buyers who are non-residents, including restrictions on the percentage of shares held by foreign persons in the Issuer’s authorized capital. No restrictions are imposed by the Issuer’s Articles of the Association. In accordance with Clause 2 Article 3 of Federal Law No. 57-FZ dated April 29th, 2008 “On the Procedure for Foreign Investment in Business Companies that are Strategically Important for National Defense and State Security,” the Issuer is a business that is strategically important for national defense and state security. Pursuant to Clause 3 Article 2 of the above-mentioned Federal Law, transactions made by foreign states, international organizations or entities under their control and as a result of which such foreign states, international organizations or entities under their control acquire the right to directly or indirectly control more than 25% of total votes falling to voting shares (equity stake) of the authorized capital of businesses that are strategically important for national defense and State security, or another possibility to block resolutions of management bodies of such companies shall have prior approval in accordance with the procedure set forth in this Federal Law.

According to Federal Law No. 39-FZ “On the Securities Market” (dated April 22nd, 1996 )and Federal Law No. 46-FZ “On Protection of Rights and Legal Interests of Investors in the Securities Market” (dated March 5th, 1999) the following shall be prohibited:

•                                Circulation of securities until they are fully paid and until the State registration (submission of a notification to the State registering authority) of the report on the results of their issue;

•                                Advertising and/or offering to the general public securities of the Issuers not disclosing information in the volume and in accordance with the procedure stipulated by Russian laws on securities and by regulatory legal acts of the federal executive authority for securities market.

Other restrictions established by Russian legislation and the Issuer’s foundation documents on the circulation of placed securities: in accordance with requirements of Federal Law No. 35-FZ (dated March 26th, 2003) “On the Electric Power Industry” and Federal Law No. 36-FZ (dated March 26th, 2003) “On Specific Features of Electric Power Industry Functioning during the Transition Period and on the Amendment of Certain Legislative Acts of the Russian Federation and on Recognizing Certain Legislative Acts of the Russian Federation as Inoperative due to Adopting the Federal Law “On the Electric Power Industry,” the equity interest of the Russian Federation in the authorized capital of the Unified National (All-Russian) Electric Grid management organization shall not be less than 52 percent by the end of the transition period for Russian power sector restructuring. Hereafter, the Russian Government, using methods envisaged by federal legislation, shall increase its equity interest in the authorized capital of the Unified National (All-Russian) Electric Grid management organization to a level of at least 75%+1 voting share.

Currently, the Russian Federation’s share is 79.4791%. In accordance with requirements of the above-mentioned Federal Laws, the equity interest of the Russian Federation in the Issuer’s authorized capital may not be less than 75% plus one voting share. Thus, the conditions of this issue exclude the possibility of concluding a transaction via which a foreign state, an international organization or an entity under their control would directly or indirectly control more than 25% of total votes falling to voting shares (equity stake) of the Issuer’s authorized capital or have any other possibility to block resolutions of the Issuer’s management bodies. Consequently, entering into any contracts aimed at selling securities of this additional issue to primary owners does not require preliminary approval in accordance with the Federal Law “On the Procedure for Foreign Investment in Business Companies that are Strategically Important for National Defense and State Security.”

9.5. Information on Price Dynamics for the Issuer’s Equity Securities

The Issuer’s securities of the same class as the issuable securities are admitted for trading by the securities market maker.

The Issuer’s ordinary registered shares have been traded on the securities market starting from Q3 2008.

Class, category (type), form and other identifying characteristics of securities: ordinary registered uncertified shares.

Reporting period	Lowest price per share	Highest price per share	Market price per share**
Q3 2008	0.110	0.430	0.149
Q4 2008	0.050	0.184	0.123
Q1 2009	0.074	0.154	0.149
Q2 2009	0.149	0.325	0.269
Q3 2009	0.196	0.386	0.358
Q4 2009	0.296	0.409	0.319
Q1 2010	0.282	0.379	0.373
Q2 2010	0.289	0.389	0.337
Q3 2010	0.328	0.373	0.366
Q4 2010	0.355	0.385	0.367
Q1 2011*	0.345	0.481	0.41298

Full company name and location of the securities market maker through which the transactions were carried out, on the basis of which information is given on the dynamics of changing security prices: Closed Joint Stock Company “MICEX Stock Exchange,” 13 Bolshoi Kislovsky Pereulok, Moscow, Russia, 125009.

* The information is given as of the last date of the reporting quarter, for which the securities market maker calculated the market price.

** The market price per one security disclosed by the securities market maker and determined in accordance with the Procedure for calculating the market price of securities, the settlement price of securities, as well as the threshold level for fluctuations in the market price of securities for the purpose of Chapter 23 of the Russian Tax Code, approved by Order No. 10-65/pz-n dated November 9th, 2010.

9.6. Information on the Persons Providing Services Related to the Organization of the Placement and/or the Placement of Equity Securities

The Issuer does not engage any persons providing services related to the organization of the placement and/or the placement of equity securities.

9.7. Information on the Potential Buyers of Equity Securities

Shares are placed via public subscription among an indefinite and unlimited range of persons.

9.8. Information on Securities Market Makers, Including Information on Stock Exchanges on Which Placement and/or Circulation of the Placed Equity Securities Is Planned

Securities of the issue in relation to which the placed securities are additional, shall be circulated via stock exchanges:

Full trade name of the market maker	Abbreviated trade name of the market maker	Location of the market maker	Number, date of issue, validity term for the license held by the securities market maker, issuing authority for the license
Closed Joint Stock Company “Moscow Interbank Currency Exchange”	CJSC “MICEX SE”	13 Bolshoi Kislovsky Pereulok, Moscow, Russia, 125009	Stock Exchange License No. 077-10489-000001 dated August 23rd, 2007, issued by the Russian FSFM for an unlimited period.
Open Joint Stock Company “RTS Stock Exchange”	JSC “RTS”	38 Dolgorukovskaya Street, Bldg. 1, Moscow, Russia, 127006	Stock Exchange License No. 077-10519-000001 dated September 6th, 2007, issued by the Russian FSFM for an unlimited period.

9.9. Information on a Possible Change in the Shareholders’ Participatory Share in the Issuer’s Authorized Capital as a Result of the Equity Securities Placement

The potential change in a shareholder’s equity interest in the Issuer’s authorized capital as a result of the securities offering:

The potential change in the equity interest of the major shareholder, the Russian Federation, in the Issuer’s authorized capital as a result of the securities offering:

0.65% in relation to the amount of the Issuer’s authorized capital as of the date of Prospectus approval;

0.65% in relation to the number of ordinary shares placed by the Issuer as of the date of Prospectus approval.

The above-mentioned amount is calculated by the Issuer based on the following assumptions:

All offered securities will be placed;

The shareholder will not participate in securities acquisition offered via subscription.

In the course of the additional share issue, the share of the Russian Federation in JSC FGC UES’ authorized capital will remain not less than 75% plus one voting share.

9.10. Information on Expenses Related to the Securities Issue

The total amount of the Issuer’s expenses related to the securities issue

Indicator	RUR th.	Expenses as a % of the issued securities volume at its nominal value
The total amount of the Issuer’s expenses related to the securities issue, not more than	272,863	0.005219
Expenses related to the payment of the State duty charged under Russian laws on taxes and charges in the course of the securities issue	220	0.000004
The Issuer’s expenses associated with paying fees to consultants participating in the securities preparation and issue, as well as to persons providing services to the Issuer in relation to the placement and/or the organization of the securities placement, not more than	3,505	0.000067
The Issuer’s expenses related to the admission of the Issuer’s securities to tenders by the securities market makers, as well as to the inclusion of the Issuer’s securities into the quotation list of the stock exchange (listing of securities), not more than;	0	0
The Issuer’s expenses related to disclosing information in the process of the securities issue, including costs of making up brochures or other printed items associated with the securities issue (expenses related to notifying shareholders of the possibility of exercising their pre-emptive right to purchase shares), not more than;	20,542	0.000393
The Issuer’s expenses associated with advertising the placed securities, market research (marketing) of securities, organizing and holding meetings with investors, the presentation of the placed securities (road-show), not more than;	0	0
Other expenses of the Issuer related to the securities issue (expenses related to paying for the registrar’s services for making an entry in the shareholder register on transferring ownership rights for the offered securities to first-time buyers), not more than	248,596	0.004755

The Issuer’s expenses associated with the securities issue shall not be paid by third parties.

9.11. Information on Methods and Procedures for Refunding Amounts Received as Payment for Placed Equity Securities in Case the Equity Securities Issue Is Invalidated or Voided, as Well as in Other Cases Provided for by Russian Laws

In case the issue is invalidated or voided, the monetary funds shall be returned to the purchasers in accordance with the procedure established by the Regulation of the Russian Federal Commission for the Securities Market “On the Procedure for Returning to Holders of Securities the Funds (Other Property) Received by the Issuer in Payment for the Securities Issue Which is Invalidated or Voided” (approved by Order No. 36 of the Russian Federal Commission for the Securities Market (dated September 8th, 1998)).

Not later than within 5 (five) days following the receipt of a written notice on the termination of the State registration of this additional share issue from the Russian FSFM, the Issuer shall form a commission to arrange the return of funds received by the Issuer in payment for additional shares to holders of said shares.

Such Commission shall:

•                      Send notices to holders/nominee holders on the procedure for returning the funds used for purchasing shares;

•                      Organize the return of funds used to purchase the shares to holders/nominee holders;

•                      Determine the amount of funds to be returned to each holder/nominee holder;

•                      Draw up the sheet of funds to be returned to holders/nominee holders and used to purchase the shares.

The Commission shall, not later than within forty-five (45) days following the receipt of a written notice on the termination of the State registration of the securities issue, draw up a sheet of investment funds (hereinafter referred to as the “Sheet”) to be returned to security holders. The said Sheet shall be drawn up and based on the list of holders of the securities the State registration of which has been cancelled.

Upon the request of the holder of the securities which are subject to withdrawal, or upon the request of other interested parties (including heirs to securities owners,) the Issuer shall deliver the Sheet to them for examination after Sheet approval.

The funds used to purchase the shares shall be returned to buyers in monetary form.

Not later than within two (2) months following the receipt of a written notice on cancelling the State registration of the securities issue, the Commission shall send notices to securities owners and to nominee holders of the securities (hereinafter referred to as the “Notice”). Such Notice shall contain the following information:

•                      Full Company name of the Issuer;

•                      Name of the registering authority which resolved to void the securities issue;

•                      Name of the court, date of the judicial act rendered for the securities issue to be voided, the effective date of the judicial act rendered for the securities issue to be voided;

•                      Full Company name of the registrar, its postal address (in case the share register is maintained by the registrar);

•                      Class, category (type), serial code, form of securities, State registration number of the issue and the date of State registration, the name of the registering authority which performed the State registration of the voided or invalidated securities issue;

•                      Date of cancellation of the State registration of the securities issue;

•                      Full name (full Company name) of the securities holder;

•                      Place of residence (postal address) of the securities holder;

•                      Category of the securities holder (the first and (or) other purchaser);

•                      Number of securities to be withdrawn from the holder, with an indication of the class, category (type), serial code;

•                      Amount of investment funds to be refunded to the securities holder;

•                      Procedure and deadlines for the withdrawal of the securities from circulation and for the return of the investment funds;

•                      Provision prohibiting transactions with securities for which the State registration has been cancelled;

•                      Indication that the investment funds will be returned only after the presentation by the securities holder of the security certificates (in case the securities are certified securities);

•                      Address for sending the application for the return of the investment funds and the Issuer’s contact telephones.

The form of the application to be submitted by the securities holder for investment funds to be returned shall be enclosed with the Notice.

Not later than within two (2) months following the receipt of a written notice on cancelling the securities issue’s State registration, the Commission shall publish the notice on the procedure for withdrawing the securities from circulation and for the return of the investment funds. Such notice shall be published in periodic printed media that is available to the majority of the securities holders which are subject to withdrawal from circulation, and also in the “Appendix to the Bulletin of the Federal Service for Financial Markets.”

The application of the holder/nominee holder of shares for the return of the amounts used to purchase the shares shall contain the following information:

•                      Full name (full Company name) of the shareholder;

•                      Place of residence (mailing address) for the shareholder;

•                      Amount in rubles to be returned to the shareholder.

The application shall be signed by the holder of the shares that are subject to be withdrawn from circulation or by such a holder’s representative. The documents confirming the powers of such a holder’s representative shall be included with the application in case it is signed by a representative of the holder.

The application for the return of amounts shall be delivered to the Issuer by the holder of shares subject to withdrawal from circulation not later than within ten (10) days following the receipt of the Notice by the holder.

If a holder of securities objects to the returned amount specified in the Notice, he/she may send the appropriate application to the Issuer within the period indicated in this Clause. The application shall contain the reasons and legal basis for such holder’s objections and shall be supported by documents supporting arguments thereof.

A holder of securities may file a claim with the court to collect the amounts from the Issuer without a prior application with objections against the amount and terms for the return of the amount.

Not later than within ten (10) days following the receipt of the application with objections against the returned amount, the Commission shall review such application and send a repeat notice to the holder of securities.

A holder of securities, if objecting to terms of returning investment funds, as indicated in the repeated notice, may appeal to the court to claim the amounts to be recovered from the Issuer in accordance with Russian legislation.

Upon the withdrawal of securities from circulation, the Issuer shall return the funds to holders of securities. In this case, the re-payment period may not exceed 1 month.

The amounts shall be returned by transfer to the shareholder’s account or by another method provided for by Russian laws, or as stated in the agreement between the Issuer and a shareholder.

The method and procedure for returning the amounts in other cases provided for by Russian legislation is similar to the said procedure for returning amounts in case of an invalidated or voided issue, unless an alternative method and/or procedure is stipulated by laws or other statutory acts.

In the above-mentioned cases, the Issuer shall return the amounts received in payment for the securities via the following credit institutions:

Information on the credit institution:

Full name of the credit institution: Open Joint Stock Company “Sberbank of Russia” (branch- Sberbank of Russia Moscow Bank)

Abbreviated name: JSC “Sberbank of Russia” (branch —  Sberbank of Russia Moscow Bank)

Location: Legal address of the bank: 19 Vavilova Street, Moscow, Russia, 117997

Address of the Bank’s branch: Location: 14 Shosse Entuziastov, Moscow, Russia, 111024

Settl. acc. No. 40702810038120108301 BIC 044525225 corr. acc. No. 30101810400000000225

Consequences of the non-fulfillment/improper fulfillment by the Issuer of its obligations related to the return of funds received in payment for the placed securities and penalty provisions applicable to the Issuer:

In case of the non-fulfillment/improper fulfillment by the Issuer of its obligations related to the return of funds received in the payment for placed securities, the Issuer shall, simultaneously with paying overdue amounts, pay interest to the holders of securities as provided for in Article 395 of the Russian Civil Code.

Other material information related to methods and the return of funds received in payment for the placed securities is not available.

X. Additional Information on the Issuer and Issued Securities

10.1 Additional Information on the Issuer

10.1.1 Information on the Amount and Structure of the Issuer’s Authorized (Reserve) Capital (Mutual Fund)

The amount of the Issuer’s authorized (reserve) capital (mutual fund) as of the date of Prospectus approval: 627,974,064,196.5 (Six hundred and twenty-seven billion nine hundred and seventy-four million sixty-four thousand one hundred and ninety-six) rubles and 50 kopecks.

Breakdown of the Issuer’s authorized capital into share category:

Ordinary shares:

Total nominal value: 627,974,064,196.5 (Six hundred and twenty-seven billion nine hundred and seventy-four million sixty-four thousand one hundred and ninety-six) rubles and 50 kopecks.

Percentage of authorized capital: 100%

Preferred shares:

Total nominal value: 0 rubles.

Percentage authorized capital: 0%

The Issuer’s shares circulating outside the Russian Federation via circulation under foreign laws on securities of foreign issuers certifying the rights to said shares of the Issuer:

A portion of the Issuer’s shares are circulating outside the Russian Federation via circulation under foreign laws on securities of foreign issuers certifying the rights to said shares of the Issuer.

Category (type) of securities: ordinary registered uncertified shares

Percentage of the shares circulating outside Russian territory in the total number of shares of the relevant category (type): 0.2596%

Name of the foreign issuer, securities of which certify the rights to the Issuer’s shares: Deutsche Bank Trust Company Americas

Location of the foreign issuer, securities of which certify the rights to the Issuer’s shares: 60 Wall Street, New York, New York, USA, 10005

Brief description of the securities issue program (program type) of the foreign issuer, which certifies the rights to the Issuer’s shares of the relevant category (type): The program issues listed Global Depository Receipts in accordance with Regulation S and Rule 144A, which certify the rights to JSC FGC UES’ ordinary shares. The program has been established in connection with the re-structuring of JSC FGC UES and JSC RAO UES of Russia and is sponsored by JSC FGC UES.

Information on the permit obtained from the federal executive authority for securities market for admitting the Issuer’s shares for trading outside Russian territory: Notification on granting a permit for the placement and circulation of JSC FGC UES’ ordinary registered uncertified shares beyond the Russian Federation was received June 25th, 2008 (office number 08-8K-03/13403).

Name of foreign market maker(s), through which the foreign issuer’s securities that certify the rights to the Issuer’s shares are circulated: London Stock Exchange plc.

Other information on the circulation of the Issuer’s shares outside the Russian Federation, which is specified at the Issuer’s discretion:

There is no other information.

10.1.2 Information on Changes in the Amount of the Issuer’s Authorized (Reserve) Capital (Mutual Fund)

Period	Authorized capital prior to changes (RUR th.)	Structure of authorized capital prior to changes	The Issuer’s management body that made the decision to change the amount of authorized capital	Date and number of the Minutes of the Meeting of the Issuer’s management body that decided to change the amount of authorized capital	Authorized capital after changes (RUR th.)
2006	121,607,242	Ordinary shares: Total nominal value, RUR th.: 121,607,242 Percentage in AC,%:100 Preferred shares: Total nominal value, RUR th.: 0 Percentage in AC,%:0	—	—	—
19.07.2007	121,607,242	Ordinary shares: Total nominal value, RUR th.: 121,607,242 Percentage in AC,%:100 Preferred shares: Total nominal value, RUR th.: 0 Percentage in AC,%:0	Board of Directors	Minutes No. 208 of JSC RAO UES of Russia’s Board of Directors dated November 21st, 2005	180,691,104
06.05.2008	180,691,104	Ordinary shares: Total nominal value, RUR th.: 180,691,104 Percentage in AC,%:100 Preferred shares: Total nominal value, RUR th.: 0 Percentage in AC,%:0	Board of Directors	Minutes No. 246 of JSC RAO UES of Russia’s Board of Directors dated March 6th, 2007	238,173,731
15.12.2008	238,173,731	Ordinary shares: Total nominal value, RUR th.: 238,173,731 Percentage in AC,%:100 Preferred shares: Total nominal value, RUR th.: 0 Percentage in AC,%:0	General Shareholders Meeting	Minutes No. 3 of JSC FGC UES’ Extraordinary General Shareholders Meeting dated December 19th, 2007	576,757,098
2009	576,757,098	Ordinary shares: Total nominal value, RUR th.: 576,757,098 Percentage in AC,%:100 Preferred shares: Total nominal value, RUR th.: 0 Percentage in AC,%:0	—	—	—
11.03.2010	576,757,098	Ordinary shares: Total nominal value, RUR th.: 576,757,098 Percentage in AC,%:100 Preferred shares: Total nominal value, RUR th.: 0 Percentage in AC,%:0	Board of Directors	Minutes No. 71 of JSC FGC UES’ Board of Directors dated October 30th, 2008	616,780,667
25.03.2011	616,780,667	Ordinary shares: Total nominal value, RUR th.: 616,780,667 Percentage in AC,%:100 Preferred shares: Total nominal value, RUR th.: 0 Percentage in AC,%:0	Board of Directors	Minutes No. 108 of JSC FGC UES’ Board of Directors dated July 1st, 2010	627,974,064

10.1.3 Information on the Formation and Use of the Reserve Fund and Other Issuer Funds

Information on the reserve fund, as well as other Issuer funds formed out of its net profit, for the last 5 full financial years preceding the date of the Prospectus approval, or for each full financial year preceding the date of the Prospectus approval if the Issuer has carried out its activities for less than 5 years.

The fund amount fixed by the foundation documents:

In accordance with Clause 8.1 of the Articles Of Association, “The Company shall establish a Reserve Fund in the amount of five (5) percent of the Company’s authorized capital.”

	Amount of the fund as of the end of the year		Allocations to the fund in the	Amount of the fund used
	in RUR th.	in percentage of authorized capital	reporting period, RUR th.	within the reporting period, RUR th.	Areas where the fund was used
2006	3,411,969	2.81	1,629,774	0	Not used
2007	4,657,605	2.58	1,245,636	0	Not used
2008	9,910,770	1.72	1,916,167	0	Not used
2009	10,134,044	1.76	223,274	0	Not used
2010	10,134,044	1.64	0	0	Not used

Other funds of the Issuer formed from its net profit.

The Issuer did not form other funds; allocations were not made; monetary funds were not used.

10.1.4 Information on the Procedure for Convening and Holding Meetings (Sessions) of the Issuer’s Supreme Management Body

Name of the Issuer’s supreme management body:

The Issuer’s supreme management body is the General Shareholders Meeting.

Procedure for notifying shareholders (participants) about holding a meeting (session) of the Issuer’s supreme management body:

In accordance with Article 52 of the Russian Federal Law “On Joint Stock Companies” (hereinafter - “Law”), the notice on holding the General Shareholders Meeting shall be given at least 20 days in advance; the notice of holding a General Shareholders Meeting with an agenda containing an issue of the Company’ re-organization shall be given at least 30 days before the date of its holding. In the case provided for by Clause 2 Article 53 of the Law, the notice of holding an Extraordinary General Shareholders Meeting shall be sent at least 50 days before its holding.

In accordance with Clause 11.4 Article 11 of the Company’s Articles of Association, no later than thirty (30) days prior to the date of holding the General Shareholders Meeting, the notice shall be sent to (or served upon) each of the persons included in the list of persons entitled to take part in the General Shareholders Meeting, as well as published by the Company in the Rossiyskaya Gazeta newspaper, unless a longer term is stipulated by Russian legislation.

If a nominee holder of shares is registered in the Company’s shareholder register, the notice of holding the General Shareholders Meeting shall be sent to the address of the nominee holder of shares unless the list of persons authorized to attend the General Shareholders Meeting specifies another postal address to which the notice of holding the General Shareholders Meeting shall be sent. If the notice of holding the General Shareholders Meeting is given to a nominee holder of shares, it shall notify its clients in the manner and within the terms provided for by Russian legal regulations or the agreement concluded with the client.

Persons (bodies) authorized to convene (require the convocation) of an Extraordinary Meeting of the Issuer’s supreme management body as well as the procedure for sending such requests:

In accordance with Article 55 of the Law, the Extraordinary General Shareholders Meeting shall be held by a resolution of the Company’s Board of Directors (Supervisory Board) at its own initiative, upon the request of the Company’s Audit Commission (internal auditor), the Company’s auditor, as well as shareholder(s) holding at least 10 percent of the Company’s voting shares as of the date of the requests. The Extraordinary General Shareholders Meeting at the request of the Company’s Audit Commission (internal auditor), the Company’s auditor or shareholder(s) holding at least 10 percent of the Company’s voting shares shall be convened by the Company’s Board of Directors (Supervisory Board). The request to hold the Extraordinary General Shareholders Meeting shall word issues to be included in the meeting agenda. The request to hold the Extraordinary General Shareholders Meeting may also contain the wording of resolutions on each of these issues, as well as a proposal regarding the form of holding the General Shareholders Meeting. If the request to convene the Extraordinary General Shareholders Meeting contains a proposal of any candidates, such proposal shall be governed by provisions of Article 53 of the Law. If the request to convene the Extraordinary General Shareholders meeting is made by shareholder(s), it shall contain the names of shareholder(s) requiring the convocation of said meeting and information on the number, categories (types) of their shares. The request to convene the Extraordinary General Shareholders Meeting shall be signed by person(s) requiring the convocation of the Extraordinary General Shareholders Meeting.

Procedure for determining the date for holding the meeting (session) of the Issuer’s supreme management body:

In accordance with Article 47 of the Law, the Annual General Shareholders Meeting shall be held within the terms fixed by the Company’s Articles of Association, however, not earlier than two months and not later than six months after the end of the financial year. In accordance with Article 54 of the Law, during the preparation for holding the General Shareholders Meeting, the Company’s Board of Directors (Supervisory Board) shall fix a date, place and time for holding the General Shareholders Meeting. An Extraordinary General Shareholders Meeting convened upon the request of the Company’s Audit Commission (internal auditor), the Company’s auditor or shareholder(s) holding at least 10 percent of the Company’s voting shares (hereinafter - “persons authorized to convene the General Shareholders Meeting”) shall be held within 40 days after the submission of the request to hold the Extraordinary General Shareholders Meeting. If the proposed agenda of the General Shareholders Meeting contains an issue related to the election of members of the Company’s Board of Directors (Supervisory Board) to be elected by cumulative voting, such General Shareholders Meeting shall be held within 70 days after the submission of the request to hold the Extraordinary General Shareholders Meeting. If in accordance with the Federal Law “On Joint Stock Companies,” the Company’s Board of Directors shall make a decision to hold the Extraordinary General Shareholders Meeting to elect members of the Company’s Board of Directors, such a General Shareholders Meeting shall be held within 70 days after the adoption of such decision to hold it by the Company’s Board of Directors.

Persons authorized to make proposals for the agenda of the meeting of the Issuer’s supreme management body, as well as the procedure for making such proposals:

Shareholder(s) holding at least 2 percent of the Company’s voting shares shall be authorized to propose issues for the agenda of the Annual General Shareholders Meeting and to propose candidates for the Company’s Board of Directors and the Audit Commission, with their number not exceeding the quantitative composition of the relevant body. Such proposals shall be received by the Company within 90 days after the end of the financial year. The proposal of issues for the agenda of the General Shareholders Meeting and the proposal of candidates made by shareholder(s) shall be made in writing, specifying the name(s) of the shareholder(s) making the proposals or requests to hold the Extraordinary Meeting, the quantity and categories (types) of their shares. In the event the proposed agenda of the Extraordinary General Shareholders Meeting contains an issue related to the election of members of the Company’s Board of Directors to be elected by cumulative voting, the Company’s shareholder(s) holding at least 2 percent of the Company’s voting shares shall be authorized to propose candidates to the Company’s Board of Directors in a number not exceeding the quantitative composition of the Company’s Board of Directors. Such proposals shall be made to the Company at least 30 days before the date of holding the Extraordinary General Shareholders Meeting.

Persons authorized to review the information (materials) provided for the preparation and holding of a meeting of the Issuer’s supreme management body, as well as the procedure for reviewing such information (materials):

Within 20 days or, if the agenda of the General Shareholders Meeting contains an issue on the re-organization of the Company within 30 days before holding the General Shareholders Meeting, the information (materials) shall be made available to persons authorized to attend the General Shareholders meeting at premises of the Company’s executive body and at other places the addresses of which are specified in the notice of holding the General Shareholders Meeting. The said information (materials) shall be made available to persons attending the General Shareholders Meeting during its holding. Upon the request of a person authorized to attend the General Shareholders Meeting, the Company shall provide it with copies of said documents. The fee charged by the Company for the provision of such copies shall not exceed the costs of their production.

Procedure for announcing (providing information to the Issuer’s shareholders) decisions passed by the Issuer’s supreme management body:

If the Company’s General Shareholders Meeting is held as a meeting (joint presence): In the event that voting results and resolutions passed by the Company’s General Shareholders Meeting are not announced at the General Meeting, within ten (10) days after the preparation of the Minutes on voting results, resolutions passed by the Company’s General Shareholders Meeting as well as voting results shall be published by the Company in “Rossiyskaya Gazeta” newspaper. If the Company’s General Shareholders Meeting is held in the form of absentee voting: Resolutions passed by the General Shareholders Meeting as well as voting results in the form of a report of voting results shall be published in “Rossiyskaya Gazeta” newspaper within ten (10) days after the preparation of the Minutes on the voting results.

10.1.5 Information on Business Entities in Which the Issuer Holds at Least 5% of the Authorized (Reserve) Capital (Mutual Fund) or at Least 5% of Ordinary Shares

The list of business entities in which the Issuer holds at least 5% of the authorized (reserve) capital (mutual fund) or at least 5% of ordinary shares as of the end date of the last reporting quarter:

Full Company name: Open Joint Stock Company “Moscow Communication Center of the Electric Power Industry”

Abbreviated Company name: JSC “MUS of the Electric Power Industry”

Location: 5A Akademika Chelomeya Street, Moscow, Russia, 117630

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full Company name: Open Joint Stock Company “Research and Development Center of the Electric Power Industry”

Abbreviated Company name: JSC “RDC of the Electric Power Industry”

Location: 22 Kashirskoye Shosse, Bldg. 3, Moscow, Russia, 115201

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full Company name: Open Joint Stock Company “Main Electric Grid Service Company of the Unified National Electric Grid”

Abbreviated Company name: JSC “Glavsetservice of the UNEG”

Location: 1 Tkatskaya Street, Moscow, Russia, 105318

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full Company name: Open Joint Stock Company “Specialized Electric Grid Service Company of the Unified National Electric Grid”

Abbreviated Company name: JSC “Electrosetservice of the UNEG”

Location: 27 Sadovnicheskaya Street, Bldg. 8, Moscow, Russia, 115035

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full Company name: Open Joint Stock Company “Engineering and Construction Management Center of the Unified Energy System”

Abbreviated Company name: JSC “ECMC of UES”

Location: 5A Akademika Chelomeya Street, Moscow, Russia, 117630

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full Company name: Open Joint Stock Company “Energostroysnabkomplekt of UES”

Abbreviated Company name: JSC “Energostroysnabkomplekt of UES”

Location: 6 Artyukhinoy Street, Bldg. 1, Moscow, Russia

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full Company name: Open Joint Stock Company “Certifying Center of Digital Signatures of the Electric Power Industry”

Abbreviated Company name: JSC “UC of the Electric Power Industry”

Location: 5A Akademika Chelomeya Street, Moscow, Russia, 117630

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full Company name: Open Joint Stock Company “Chitatechenergo”

Abbreviated Company name: JSC “Chitatechenergo”

Location: 6 9th January Street, Chita, Russia, 672009

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full Company name: Closed Joint Stock Company “Agency for Balance Forecasts in the Electric Power Industry”

Abbreviated Company name: CJSC “APBE”

Location: 22 Andropova Prospect, Moscow, Russia, 115533

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full Company name: Open Joint Stock Company “Volgaenergosnabkomplekt”

Abbreviated Company name: JSC “Volgaenergosnabkomplekt”

Location: 156 Leninsky Prospect, Moscow, Russia, 117571

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full Company name: Open Joint Stock Company “Mobile Gas-Turbine Electricity Plants”

Abbreviated Company name: JSC “Mobile GTES”

Location: 16 Bersenevskaya Embankment, Bldg. 5, Moscow, Russia, 119072

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full Company name: Open Joint Stock Company “CNII NPK Energo”

Abbreviated Company name: JSC “CNII NPK Energo”

Location: 105 Vernadskogo Prospect, Bldg. 2, Moscow, Russia

The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full Company name: Open Joint Stock Company “Nurenergo”

Abbreviated Company name: JSC “Nurenergo”

Location: 6 Staropromyslovskoye Shosse, Grozny, Russia, 364000

The Issuer’s equity interest in the entity’s authorized capital, %: 77

Percentage of the entity’s ordinary shares owned by the Issuer, %: 77

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full Company name: Open Joint Stock Company “Tomsk Backbone Grids”

Abbreviated Company name: JSC “Tomsk Backbone Grids”

Location: 36 Prospect Kirova, Tomsk, Russia

The Issuer’s equity interest in the entity’s authorized capital, %: 52.03

Percentage of the entity’s ordinary shares owned by the Issuer, %: 59.88

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full Company name: Open Joint Stock Company “Main Computer Center of the Electric Power Industry”

Abbreviated Company name: JSC “MCC of the Electric Power Industry”

Location: 16 Bersenevskaya Nab., Bldg. 5, Moscow, Russia

The Issuer’s equity interest in the entity’s authorized capital, %: 50.0003

Percentage of the entity’s ordinary shares owned by the Issuer, %: 50.0003

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full Company name: Joint Stock Company “Unified Energy System GruzRosenergo”

Abbreviated Company name: JSC “UES GruzRosenergo”

Location: 2 Marshala Gelovani Street, Tbilisi, Georgia, 0159

The Issuer’s equity interest in the entity’s authorized capital, %: 50

Percentage of the entity’s ordinary shares owned by the Issuer, %: 50

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full Company name: Open Joint Stock Company “Energotechcomplekt”

Abbreviated Company name: JSC “Energotechcomplekt”

Location: 13 Podkolokolny Pereulok, Bldg. 5, Moscow, Russia, 109028

The Issuer’s equity interest in the entity’s authorized capital, %: 49

Percentage of the entity’s ordinary shares owned by the Issuer, %: 65.34

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full Company name: Open Joint Stock Company “Kuban Backbone Grids”

Abbreviated Company name: JSC “Kuban Backbone Grids”

Location: 5 Tramvainaya Street, Krasnodar, Russia

The Issuer’s equity interest in the entity’s authorized capital, %: 49

Percentage of the entity’s ordinary shares owned by the Issuer, %: 49

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full Company name: Closed Joint Stock Company “North-East Energy Company”

Abbreviated Company name: CJSC “Severovostokenergo”

Location: 3 Serebryanicheskiy Pereulok, Bldg. 1, Moscow, Russia, 109028

The Issuer’s equity interest in the entity’s authorized capital, %: 49

Percentage of the entity’s ordinary shares owned by the Issuer, %: 49

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full Company name: Open Joint Stock Company “Schekinskiye PGU”

Abbreviated Company name: JSC “Schekinskiye PGU”

Location: 1 Energetikov Street, Schekinskaya SDPP, Sovetsk, the Schekinskiy District, the Tula Region, Russia, 301205

The Issuer’s equity interest in the entity’s authorized capital, %: 45.21

Percentage of the entity’s ordinary shares owned by the Issuer, %: 45.21

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full Company name: Limited Liability Company “IT Energy Service”

Abbreviated Company name: LLC “IT Energy Service”

Location: 101 Vernadskogo Prospect, Moscow, Russia, 119526

The Issuer’s equity interest in the entity’s authorized capital, %: 39.99

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full Company name: Open Joint Stock Company “Energy Institute named after G.M. Krzhizhanovsky”

Abbreviated Company name: JSC “ENIN”

Location: 19 Leninsky Prospect, Moscow, Russia, 119991

The Issuer’s equity interest in the entity’s authorized capital, %: 38.24

Percentage of the entity’s ordinary shares owned by the Issuer, %: 38.24

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full Company name: Open Joint Stock Company “Urals Energy Management Company”

Abbreviated Company name: JSC “UEMK”

Location: 37 Vernadskogo Prospect, Bldg. 2, Moscow, Russia, 119415

The Issuer’s equity interest in the entity’s authorized capital, %: 33.33

Percentage of the entity’s ordinary shares owned by the Issuer, %: 33.33

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full Company name: Open Joint Stock Company “INTER RAO UES”

Abbreviated Company name: JSC “INTER RAO UES”

Location: 12 Krasnopresnenskaya Naberezhnaya, Access Route 7, Moscow, Russia, 123610

The Issuer’s equity interest in the entity’s authorized capital, %: 15.12

Percentage of the entity’s ordinary shares owned by the Issuer, %: 15.12

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full Company name: Closed Joint Stock Company “Energorynok”

Abbreviated Company name: CJSC “Energorynok”

Location: 6 Eldoradovsky Pereulok, Moscow, Russia, 125167

The Issuer’s equity interest in the entity’s authorized capital, %: 8.5

Percentage of the entity’s ordinary shares owned by the Issuer, %: 8.5

The entity’s equity interest in the Issuer’s authorized capital, %: 0

Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full Company name: Limited Liability Company “Index of Electric Power Industry — FGC UES”

Abbreviated Company name: LLC “Index of Electric Power Industry — FGC UES”

Location: 5A Akademika Chelomeya Street, Moscow, Russia, 117630

The Issuer’s equity interest in the entity’s authorized capital, %: 100

The entity’s equity interest in the Issuer’s authorized capital, %: 1.09

Percentage of the Issuer’s ordinary shares owned by the entity, %: 1.09

10.1.6 Information on Major Transactions Carried Out by the Issuer

Major transactions (inter-related transactions) the size of obligations which is 10 or more percent of the book value of the Issuer’s assets according to its financial statements for the last full reporting period preceding the transaction effected by the Issuer during the last 5 full financial years preceding the date of the Prospectus approval:

2006

Transaction date: July 28th, 2006

Subject-matter and other essential conditions of the transaction: JSC FGC UES shall transfer into the ownership of JSC RAO “UES of Russia” 67,019,241,788 (sixty-seven billion nineteen million two hundred and forty-one thousand seven hundred and eighty-eight) ordinary registered shares of JSC FGC UES placed via private offering at an offering price of RUR 0.50 (fifty kopecks) per share. JSC RAO “UES of Russia” shall pay JSC FGC UES for the above-mentioned shares on or prior to the end date of the offering; JSC RAO “UES of Russia” shall transfer into the ownership of JSC FGC UES shares of its subsidiary and affiliated companies and other property as well as monetary funds in the amount of RUR 1,990,160,512.00 (one billion nine hundred and ninety million one hundred and sixty thousand five hundred and twelve).

JSC RAO “UES of Russia” may purchase a lesser amount of JSC FGC UES’ shares; in this case, JSC FGC UES shall transfer into the ownership of JSC RAO “UES of Russia” the respective number of paid for shares.

Parties to the transaction: JSC FGC UES, JSC RAO “UES of Russia”

Information on compliance with requirements on State registration and/or the notarization of a transaction in cases stipulated by Russian laws: The transaction is not subject to State registration and notarization in accordance with Russian legal requirements.

Transaction price in monetary terms: RUR 31,754,248,404.

Price of the transaction in the percentage of the book value of the Issuer’s assets as of the closing date of the last full reporting period preceding the date of the transaction being carried out: 18.60%

Deadline for meeting obligations under the transaction: under contract No. 79-36/KP-11 dated July 28th, 2006: within 16 days after the date of the contract; under contract No. 79-36/KP-10 dated July 28th, 2006: within 15 days after the date of the contract.

Information on meeting said obligations: Obligations are met in full; there are no debts.

In case of the delayed fulfillment of obligation on the part of the counteragent or on the part of the Issuer, the reasons for such a delay shall be indicated (if such reasons are known to the Issuer), including consequences for the counteragent or the Issuer with the indication of penalties provided for by the terms of the transaction: neither the counteragent, nor the Issuer delayed fulfillment of their obligations.

Information on referring the carried out transaction to major transactions, as well as information on the approval of the transaction by the Issuer’s management body: This transaction is not a major transaction for the Issuer; approval is not required.

Other information: none

2007

Transaction date: March 20th, 2007

Subject-matter and other essential conditions of the transaction: The Company transfers into federal ownership ordinary registered shares of the additional issue in the amount stipulated by Clause 2 Article 62 of Russian Federal Law No. 238-FZ “On the 2007 Federal Budget” (dated December 19th, 2006). The Company uses the monetary assets received in payment for the securities in accordance with the Contract to realize its investment program and financial measures aimed at upgrading the reliability of the Unified National (All-Russian) Electric Grid and enhancing the inter-system electric connections in Russian regions experiencing electricity shortages.

Parties to the transaction: JSC FGC UES, the Russian Federation represented by the Federal Agency for State Property Management

Information on compliance with requirements on State registration and/or the notarization of a transaction in cases stipulated by Russian laws: The transaction is not subject to State registration and notarization in accordance with Russian legal requirements.

Transaction price in monetary terms: RUR 22,480,000,000

Price of the transaction in the percentage of the book value of the Issuer’s assets as of the closing date of the last full reporting period preceding the date of the transaction being carried out: 11.05%

Deadline for meeting obligations under the transaction: March 20th, 2007

Information on meeting said obligations: Obligations are met in full;  there are no debts.

In case of the delayed fulfillment of obligation on the part of the counteragent or on the part of the Issuer, the reasons for such a delay shall be indicated (if such reasons are known to the Issuer), including consequences for the counteragent or the Issuer with an indication of penalties provided for by the terms of the transaction: neither the counteragent, nor the Issuer delayed fulfillment of their obligations.

Information on referring the carried out transaction to major transactions, as well as information on the approval of the transaction by the Issuer’s management body: This transaction is not a major transaction for the Issuer; approval is not required.

Other information: none

Transaction date: September 3rd, 2007.

Subject-matter and other essential conditions of the transaction: JSC FGC UES shall transfer 64,099,556,711 (sixty-four billion ninety-nine million five hundred and fifty-six thousand seven hundred and eleven) JSC FGC UES ordinary registered uncertified shares into the ownership of JSC RAO “UES of Russia,” placed via private subscription at an offering price of 59 (fifty-nine) kopecks per share. JSC RAO “UES of Russia” shall pay the cost of additional shares on or before the end date for the share offering.

Parties to the transaction: JSC RAO “UES of Russia” (Buyer), JSC FGC UES (Seller)

Information on compliance with requirements on State registration and/or the notarization of a transaction in cases stipulated by Russian laws: The transaction is not subject to State registration and notarization in accordance with Russian legal requirements.

Price of the transaction in monetary terms: 37,818,738,459.49 (thirty-seven billion eight hundred and eighteen million seven hundred and thirty-eight thousand four hundred and fifty-nine) rubles and 49 kopecks. The transferred ordinary registered uncertified shares make up 17.74% of ordinary registered uncertified shares that were placed earlier by JSC FGC UES.

Price of the transaction in the percentage of the book value of the Issuer’s assets as of the closing date of the last full reporting period preceding the date of the transaction being carried out: (15.265% of the book value of JSC FGC UES’ assets as of June 30th, 2007.).

Deadline for meeting obligations under the transaction: Before the end date of the additional share issue (March 17th, 2008).

Information on meeting said obligations: Obligations are met in full; there are no debts.

In case of the delayed fulfillment of obligation on the part of the counteragent or on the part of the Issuer under the said transaction, the reasons for such a delay shall be indicated (if such reasons are known to the Issuer), including consequences for the counteragent or the Issuer with an indication of penalties provided for by the terms of the transaction: neither the counteragent, nor the Issuer delayed fulfillment of their obligations.

Information on referring the carried out transaction to major transactions, as well as information on the approval of the transaction by the Issuer’s management body: The transaction was approved before its settlement by an Extraordinary General Shareholders Meeting held July 20th, 2007 (Minutes No. 2, item No. 1) as an interested party transaction.

Other information: none

2008

There were no specified transactions during this period.

2009

There were no specified transactions during this period.

2010

There were no specified transactions during this period.

10.1.7 Information on the Issuer’s Credit Ratings

Information on the credit ratings assigned to the Issuer and/or the Issuer’s securities for the last 5 full financial years or for each full financial year if the Issuer has carried out its activities for less than 5 years.

Entity to which the credit rating was assigned: Issuer

Credit rating value as of the date of the Prospectus approval: International scale in foreign currency: BBB/ stable, International scale in national currency: BBB/ stable, National scale (Russia): ruAAA.

The history of changes in credit rating values for the last 5 full financial years preceding the end date of the reporting quarter or for each full financial year preceding the end date of the reporting quarter if the Issuer has carried out its activities for less than 5 years, specifying the credit rating value and the date of the assignment (change) in the credit rating value.

Assignment date	Credit rating value
June 7th, 2004	The International Rating Agency Standard & Poor’s assigned an initial long-term credit rating of “B” to JSC FGC UES with a “Positive” outlook.
June 11th, 2004	The International Rating Agency Standard & Poor’s assigned a credit rating of “ruA+” according to the national scale to JSC FGC UES.
November 4th, 2004

The International Rating Agency Standard & Poor’s upgraded the credit rating of JSC FGC UES on the international scale from “B” to “B+,” the rating on the national scale was confirmed at “ruA+” level, with a “Stable” outlook for all ratings.

December 12th, 2005

The International Rating Agency Standard & Poor’s changed the credit rating of JSC FGC UES, the Russian backbone electric grid operator, from “Stable” to “Positive.” The Issuer’s long-term credit rating of “B+” and “ruA+” rating on the national scale were confirmed.

February 2nd, 2007

The International Rating Agency Standard & Poor’s upgraded the long-term credit rating of JSC FGC UES to “BB+” on the international scale, to “ruAA+” on the national scale, with a “positive” outlook for all ratings.

October 31st, 2007

Standard & Poor’s placed a long-term credit rating of “BB+” and “ruAA+” rating on the national scale for JSC FGC UES, the Russian backbone electric grid operator, on the CreditWatch list (“rating to be revised”) with a “Positive” outlook.

April 4th, 2008

Standard & Poor’s declared an upgrade of the long-term credit rating forJSC FGC UES, the Russian backbone electric grid operator, from “BB+” to “BBB” — up to investment category level. At the same time, the rating on the national scale was upgraded from “ruAA+” to “ruAAA” and was excluded from the CreditWatch list with a “Positive” outlook. The rating on the international scale remains on the CreditWatch list with a “Positive” outlook.

October 28th, 2008

Standard & Poor’s removed JSC FGC UES’ long-term credit ratings on liabilities in foreign and national currency from the CreditWatch list with a positive outlook. At the same time, Standard & Poor’s confirmed FGC UES’ long-term credit ratings on liabilities in foreign and national currency at the “BBB” level, on the national scale — at “ruAAA” level. The outlook for a ratings change is “Stable.”

December 8th, 2008	Standard & Poor’s confirmed a long-term credit rating of “BBB” and “ruAAA” on the national scale, with a “Negative” outlook.
April 14th, 2009	Standard & Poor’s confirmed a long-term credit rating of “BBB” and a rating of “ruAAA” on the national scale, which had earlier been assigned to JSC FGC UES. Outlook - “Negative.”
December 22nd, 2009	Standard & Poor’s upgraded JSC FGC UES’ rating outlook from “Negative” to “Positive.” At the same time, a long-term credit rating of “BBB” and a rating of “ruAAA” on the national scale were confirmed.
June 18th, 2010	Standard & Poor’s confirmed a long-term credit rating of “BBB” with a “Stable” outlook and a rating of “ruAAA” on the national scale.
January 18th, 2011	Standard & Poor’s confirmed a long-term credit rating of “BBB” with a “Stable” outlook and a rating of “ruAAA” on the national scale.

Details of the rating agency:

Full Company name: “Standard & Poor’s International Services Inc.”

Abbreviated Company name: “Standard & Poor’s”

Location: 4/7 Vozdvizhenka Street, Bldg. 2, Moscow, Russia, 125009

Description of the methods used for credit rating assignment or the web site on which information on the credit rating assignment is published: http://www.standardandpoors.ru

Other credit rating information to be specified by the Issuer at its own discretion: n/a

Entity to which the credit rating was assigned: Issuer

Credit rating value as of the end date of the reporting quarter: International scale in foreign currency: Baa2/stable, National scale (Russia): Aaa.ru.

The history of changes in the credit rating values for the last 5 full financial years preceding the end date of the reporting quarter or for each full financial year preceding the end date of the reporting quarter if the Issuer has carried out its activities for less than 5 years, specifying the credit rating value and the date of the assignment (change) in the credit rating value.

Assignment date	Credit rating value
February 3rd, 2006	The Universal Rating Agency Moody’s assigned an initial long-term credit rating of Baa2 to JSC FGC UES, outlook — “Stable,” as well as an Aaa.ru rating on the national scale
April 20th, 2007	The Universal Rating Agency Moody’s confirmed a Baa2 credit rating for JSC FGC UES, outlook — “Stable,” as well as an Aaa.ru rating on the national scale.
July 23rd, 2008	The Universal Rating Agency Moody’s confirmed a Baa2 credit rating for JSC FGC UES, outlook — “Stable,” as well as an Aaa.ru rating on the national scale.
December 30th, 2010	The Universal Rating Agency Moody’s confirmed a Baa2 credit rating for JSC FGC UES, outlook — “Stable,” as well as an Aaa.ru rating on the national scale.

Details of the rating agency:

Full Company name: “Moody’s Investors Service Inc.”

Abbreviated Company name: “Moody’s”

Location: New York Office - 99 Church Street, New York, New York, USA, 10007

Description of the methods used for credit rating assignment or the web site on which information on the credit rating assignment is published: http://www.moodys.com

Other credit rating information to be specified by the Issuer at its own discretion: n/a

Subject of the credit rating assignment: the Issuer’s securities

Information on securities:

Class of securities: Bonds

Form of securities: Certified bearer bonds

Series and other identifying characteristics of the securities: Certified interest-bearing non-convertible series 04 bearer bonds with mandatory centralized custody

State registration date: September 7th, 2006

Registration number: 4-04-65018-D

Registering authority: Russian FSFM

Credit rating value as of the end date of the reporting quarter: “RuA+.”

The history of changes in the credit rating values for the last 5 full financial years preceding the end date of the reporting quarter or for each full financial year preceding the end date of the reporting quarter if the Issuer has carried out its activities for less than 5 years, specifying the credit rating value and the date of the assignment (change) in the credit rating value.

Assignment date	Credit rating value
October 11th, 2006

Standard & Poor’s assigned an additional credit rating of “RuA+” to the issue of bonds of JSC FGC UES with a nominal value of RUR 6 bln. and a period of circulation equal to 1,820 days, the placement of which was made October 12th, 2006

Details of the rating agency

Full Company name: “Standard & Poor’s International Services Inc.”

Abbreviated Company name: Standard & Poor’s

Location: Moscow Office - 4/7 Vozdvizhenka Street, Bldg. 2, Moscow, Russia, 125009.

Description of the methods used for credit rating assignment or the web site on which information on the credit rating assignment is published: http://www.standardandpoors.ru

Other credit rating information to be specified by the Issuer at its own discretion: n/a.

10.2. Information on Each Category (Type) of the Issuer’s Shares

Category of shares: ordinary

Nominal value of each share: RUR 0.50

Number of shares in circulation (number of shares which are not redeemed or cancelled): 1,255,948,128,393

Number of additional shares which are in the process of placement (number of shares of the additional issue in relation to which no State registration of the report on results of the issue was performed): 0

Number of authorized shares: 90,857,695,438

Number of shares recorded on the balance sheet of the Issuer: 0

Number of additional shares which may be placed as a result of the conversion of the placed securities convertible into shares, or as a result of the fulfillment of the obligations on the Issuer’s options: 0

Issue of shares of this category (type):

State registration date	Registration number
September 10th, 2002	1-01-65018-D

Rights conferred by the shares to their holders:

Each ordinary share confers to shareholders equal rights in accordance with applicable legislation.

•                                Participate personally or via their representatives in a General Shareholders Meeting with the right to vote on all issues within the scope of its competence;

•                                Propose issues to be included in the agenda of the General Shareholders Meeting in accordance with the procedure stipulated by Russian legislation and the Articles of Association;

•                                Receive information on the Company’s activities and review corporate documents in accordance with Article 91 of the Russian Federal Law “On Joint Stock Companies;”

•                                Receive dividends declared by the Company;

•                                Have the pre-emptive right to purchase additional shares placed via subscription and equity securities convertible into shares, in a number prorated to the number of the given type of shares held by them;

•                                Receive a part of the Company’s property in case of the Company’s liquidation;

•                                Exercise other rights provided for by Russian legislation and the Articles of Association.

In accordance with Article 34 of the Russian Law “On Joint Stock Companies” (hereinafter - “Law”), a share held by the incorporator of the Company shall not grant any voting rights until its complete payment, unless otherwise provided for by the Company’s Articles of Association.

In accordance with Article 40 of the Law, the Company’s shareholders who voted against or abstained from voting on the issue related to placing, via closed subscription, shares and equity securities convertible into shares shall have the pre-emptive right to purchase additional shares and equity securities convertible into shares placed via closed subscription in a number in proportion to the number of shares of such category (type) held by them.

The said right shall not cover the placement of shares and other equity securities convertible into shares via closed subscription only among shareholders if shareholders are able to purchase an integral number of allocated shares and other equity securities convertible into shares in proportion to the number of shares of the relevant category (type) that they hold.

In accordance with Article 41 of the Law, a person having the pre-emptive right to purchase additional shares and equity securities convertible into shares shall be authorized to fully or partially exercise his/her pre-emptive right by filing an application with the Company to acquire shares and equity securities convertible into shares and a document confirming the payment for shares and equity securities convertible into shares.

In accordance with Article 45 of the Law, an entry shall be made in the company’s shareholder register at the request of a shareholder or a nominee holder of shares within three days after the submission of documents, as provided for by Russian legal requirements. Said requirements may provide for a shorter term for making entries in the Company’s shareholder register.

In accordance with Article 46 of the Law, a registrar of the company’s shareholder register shall confirm, upon the request of a shareholder or a nominee holder of shares, its rights to shares by issuing an extract from the Company’s shareholder register which shall not be a security.

In accordance with Article 59 of the Law, voting at the General Shareholders Meeting shall be conducted based on the principle: “One voting share in the Company — one vote,” except for cumulative voting, as provided for by Federal Law.

In accordance with Article 71 of the Law, the Company or shareholder(s) holding at least 1 percent of the Company’s outstanding ordinary shares shall be authorized to bring action to the court against a member of the Company’s Board of Directors (Supervisory Board), the Company’s sole executive body (director, general director), a member of the Company’s collegial executive body (management board, directorate) or against a management company or a manager regarding the compensation of losses caused to the company, as provided for by Clause 2 Article 71 of the Law.

In accordance with Article 72 of the Law, each shareholder holding shares of specific categories (types) the resolution on the acquisition of which was passed may sell said shares and the Company shall buy them.

In accordance with Article 75 of the Law, shareholders holding voting shares shall be authorized to require the re-purchase by the Company of all or any of their shares in the following cases:

•                                In the event of corporate re-organization or the conclusion of a major transaction a resolution on the approval of which is passed by the General Shareholders Meeting in accordance with Clause 2 Article 79 of the Law if they voted against the approval of a decision on its re-organization or the approval of said transaction or did not take part in the voting;

•                                In the event of amendments and additions made to the Company’s Articles of Association or the approval of a new draft of the Company’s Articles of Association restricting their rights if they voted against the adoption of the relevant decision or did not take part in voting.

No preferred shares were issued by the Issuer.

There is no other information on the shares to be designated by the Issuer at its own discretion.

10.3. Information about previous issues of the Issuer’s equity securities, other than the Issuer’s shares

Information about previous issues of the Issuer’s securities, other than the Issuer’s shares, is disclosed separately for issues of which all securities have been redeemed (cancelled), issues of marketable securities, and issues of securities under which the Issuer has not fulfilled its obligations.

10.3.1. Information about the issues for which all securities have been redeemed (cancelled)

Category, series (type), form and other identifying characteristics of securities: Non-convertible interest-bearing certified bearer bonds with mandatory centralized custody of series 01

State registration number of the securities issue: 4-01-65018-D

Date of the State registration of the securities issue: December 2nd, 2004

Additional securities issues: Not provided for

Name of the registration authority that performed the State registration of the securities issue: Russian Federal Service for Financial Markets

Number of securities in the issue: 5,000,000 bonds

Nominal value of the securities issue: RUR 5,000,000,000

Redemption date for the securities in the issue: December 18th, 2007

Basis for redeeming the securities in the issue: Fulfilling obligations under the securities of the Issuer

Category, series (type), form and other identifying characteristics of securities: Non-convertible interest-bearing certified bearer bonds with mandatory centralized custody of series 02

State registration number of the securities issue: 4-02-65018-D

Date of the State registration of the securities issue: May 11th, 2005

Additional securities issues: Not provided for

Name of the registration authority that performed the State registration of the securities issue: Russian Federal Service for Financial Markets

Number of securities in the issue: 7,000,000 bonds

Nominal value of the securities issue: RUR 7,000,000,000

Redemption date for the securities in the issue: June 22nd, 2010

Basis for redeeming the securities in the issue: Fulfilling obligations under the securities of the Issuer

Category, series (type), form and other identifying characteristics of securities: Non-convertible interest-bearing certified bearer bonds with mandatory centralized custody of series 03

State registration number of the securities issue: 4-03-65018-D

Date of the State registration of the securities issue: January 24th, 2005

Additional securities issues: Not provided for

Name of the registration authority that performed the State registration of the securities issue: Russian Federal Service for Financial Markets

Number of securities in the issue: 7,000,000 bonds

Nominal value of the securities issue: RUR 7,000,000,000

Redemption date for the securities in the issue: December 12th, 2008

Basis for redeeming the securities in the issue: Fulfilling obligations under the securities of the Issuer

Category, series (type), form and other identifying characteristics of securities: Non-convertible interest-bearing certified bearer bonds with mandatory centralized custody of series 05

State registration number of the securities issue: 4-05-65018-D

Date of the State registration of the securities issue: September 7th, 2006

Additional securities issue: Not provided for

Name of the registration authority that performed the State registration of the securities issue: Russian Federal Service for Financial Markets

Number of securities in the issue: 5,000,000 bonds

Nominal value of the securities issue: RUR 5,000,000,000

Redemption date for the securities in the issue: December 1st, 2009

Basis for redeeming the securities in the issue: Fulfilling obligations under the securities of the Issuer

10.3.2. Information about the issue of marketable securities

Total amount of the Issuer’s marketable securities: 86,000,000 bonds

Total nominal value: RUR 86,000,000,000

1.

Category: Bearer bonds

Series: 04

Form of securities: Certified bearer bonds

Other identifying characteristics: Non-convertible interest-bearing certified bearer bonds with mandatory centralized custody

State registration number and date of State registration: 4-04-65018-D (September 7th, 2006)

Date of State registration of the report on the results of the issue: November 8th, 2006

Registration authority that performed the State registration of the issue and the report on the results of the securities issue: Russian Federal Service for Financial Markets

Number of securities in the issue: 6,000,000 bonds

Nominal value of each security in the issue: RUR 1,000

Total nominal value of the securities issue: RUR 6,000,000,000

Below is information from the Resolution on the Issue of Series 04 Securities and the Prospectus registered by the Russian Federal Service for Financial Markets September 7th, 2006 (State registration number 4-04-65018-D) with respect to series 04 bonds.

Rights attached to each security of the issue:

The Bonds represent direct simple obligations of Open Joint Stock Company Federal Grid Company of Unified Energy System (hereinafter referred to as the “Issuer”). Each Bond of this issue provides equal rights to its owner.

1. The Bond owner is entitled to receive the amount of its nominal value when due.

2. The Bond owner is entitled to draw interest on the nominal value of the Bond (coupon income) at the end of each coupon period in accordance with para 9.3 of the Resolution on the Issue of Securities (hereinafter referred to as the “Resolution on the Issue” and para 9.1.2 of the Prospectus (hereinafter referred to as the “Prospectus”).

3. The Bond owner is entitled to sell or otherwise dispose of the Bond without restraint. The Bond owner that purchased the Bond at the initial offering may not carry out any transactions with the Bond prior to State registration of the report on the results of the issue of securities in accordance with Russian legislation.

4. The Bond owner is entitled to recover invested amounts, in the event that the issue of the Bonds is declared void or invalid in accordance with Russian legislation.

5. The procedures to be performed by the Bond owners and /or nominal Bond holders in the event that the Issuer refuses or fails to fulfill or unduly fulfills its obligations under the Bonds of this issue are described in para 9.7 of the Resolution on the Issue of Securities and in para 9.1.2 of the Prospectus.

6. The Bond owner may exercise other rights as provided by Russian legislation.

The procedure and terms for placing securities, bonds:

No data available, the Bonds of the issue have been placed.

Depository responsible for centralized custody:

Full corporate name: Non-bank credit institution, closed joint stock company National Settlement Depository

Abbreviated corporate name: NBCI CJSC NSD

Location: 1/13 Sredny Kislovsky Pereulok, Bldg. 8, Moscow, Russia, 125009

Postal address: 13 Mashkova Ulitsa, Bldg. 1, Moscow, Russia, 105062

TIN (Taxpayer Identification Number): 7702165310

Telephone: +7 (495) 956-2789, +7 (495) 956-2790

License No.: 177-12042-000100

Issue date: February 19th, 2009

License period: Unlimited

Licensing authority: Russian Federal Service for Financial Markets

The procedure and terms for redeeming securities of the issue:

Redemption period for the bonds of the issue:

Bond redemption date:

1,820th (One thousand eight hundred and twentieth) day following the Bonds placement commencement date.

The date (the procedure for determining the date) for compiling the list of bond owners for the purpose of bond redemption:

The Bonds shall be redeemed in favor of Bond owners that are registered as such as of the end of the NSD business day preceding the 3rd (Third) working day before the Bonds redemption date (hereinafter referred to as the “Date of Compiling the List of Bond Owners and/or Nominal Holders”).

The redemption of Bonds in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the List of Bond Owners and/or Nominal Holders.

Other terms and procedure for Bonds redemption:

The Bonds shall be redeemed at nominal value.

The Bonds shall be redeemed by the paying agent on behalf and for the account of the Issuer (hereinafter referred to as the “Paying Agent”).

The Bonds shall be redeemed in Russian currency by non-cash transfer to the Bond owners.

It is assumed that nominal bond holders that are NSD depositors are authorized to receive redemption amounts for the Bonds.

The Issuer shall perform its Bond redemption obligations based on the List of Bond Owners and/or Nominal Holders submitted by NSD (hereinafter referred to as the “List of Bond Owners and/or Nominal Holders”).

The NSD depositor that is not authorized by its respective clients to receive redemption amounts with respect to the nominal value of the Bonds shall submit to NSD the list of Bond holders not later than 12:00 noon (Moscow time) on the day preceding the 2nd (Second) working day before the Bonds redemption date. The list of Bond owners shall contain all the details set out below in the List of Bond Owners and/or Nominal Holders.

Should the rights of the Bond owner be accounted for by the nominal holder and the nominal holder is authorized to receive Bond redemption amounts, the nominal holder shall be considered the person authorized to receive Bond redemption amounts.

Should the rights of the Bond owners not be accounted for by the nominal holder and the nominal holder is not authorized by the respective owner to receive Bond redemption amounts, then only the owner shall be considered the person authorized to receive Bond redemption amounts.

NSD shall draw up the List of Bond Owners and/or Nominal Holders based on the available data and/or data submitted by depositors and shall provide this List to the Issuer and/or the Paying Agent not later than the 2nd (Second) working day before the Bonds redemption date.

The List of Bond Owners and/or Nominal Holders shall contain the following details:

a) Full name of the person authorized to receive Bond redemption amounts (first, middle and last names for individuals);

b) Number of Bonds which are recorded in the custody accounts of the person authorized to receive Bond redemption amounts;

c) Location and postal address of the person authorized to receive Bond redemption amounts;

d) Bank details of the person authorized to receive Bond redemption amounts, specifically:

• The account number;

• The name of the bank where the account is opened;

• The correspondent account of the bank where the account is opened;

• The identification code of the bank where the account is opened;

e) The taxpayer identification number (TIN) of the person authorized to receive Bond redemption amounts (if available);

f) The tax status of the person authorized to receive Bond redemption amounts (resident, non-resident with a permanent establishment in the Russian Federation, non-resident with no permanent establishment in the Russian Federation, etc.);

g) The registration reason code (KPP) for the person authorized to receive Bond income and/or redemption amounts.

In addition to the above-mentioned information, the nominal holder shall submit to NSD, and NSD shall include in the List of Bond Owners and/or Nominal Holders the following information with respect to individuals and legal entities that are non-residents of the Russian Federation and that are Bond owners, regardless of whether the nominal holder is authorized to receive Bond redemption amounts:

a) If the Bond owner is a non-resident legal entity:

• individual identification number (INN), if available;

a) If the Bond owner is an individual:

• Type, number, date and place issuing the owner’s identity document,the issuing authority;

• Owner’s date, month and year of birth;

• Owner’s registered and postal address, including postal code;

• Owner’s tax status;

• Number of the owner’s state pension insurance number (if available);

• Owner’s INN (if available).

Bond owners and their authorized representatives, including NSD depositors, shall provide NSD with necessary data in a timely manner and independently monitor the completeness and relevance of data submitted to NSD and shall bear all risks related to the failure to submit / untimely submission of such data.

In the case of the failure to submit or the untimely submission to NSD of the data required for the Issuer to perform its obligations under the Bonds, such obligations shall be performed in favor of the person that claimed their performance and is the owner of the Bonds as of the date of such claim. In this case, the Issuer shall perform its obligations under the Bonds based on the information obtained from NSD, and the Issuer’s obligations shall be considered performed in full and properly. If bank details and other information required for the Issuer to perform its obligations under the Bonds submitted by the owner or nominal holder or available from the Depository do not allow the Paying Agent to carry out a timely funds transfer, such a delay cannot be considered as a delay in the performance of the obligations under the Bonds, and the Bond owner may not demand accrued interest or any other compensation for such delay in payment. The Issuer, in cases provided for by the agreement with NSD, has the right to request confirmation of such information by the data on accounting for rights to the Bonds.

The redemption of the Bonds in respect to the owner included in the List of Bond Owners and/or the Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the List of Bond Owners and/or the Nominal Holders.

The Issuer shall transfer the required funds to the account of the Paying Agent not later than on the 2nd (Second) working day before the Bonds redemption date.

Based on the List of Bond Owners and/or Nominal Holders submitted by NSD, the Paying Agent shall calculate the amounts payable to each Bond holder authorized to receive Bond redemption amounts.

On the Bond redemption date, the Paying Agent shall transfer the required funds specified in the List of Bond Owners and/or Nominal Holders to the accounts of the persons authorized to receive Bond redemption amounts.

If one person is authorized to receive Bond redemption amounts on behalf of several Bond owners, such person shall receive the total amount without a breakdown by Bond owners. The nominal holders of the Bonds that are not Bond owners shall transfer the funds received as a result of the Bonds redemption to Bond owners as agreed upon between the Bond nominal holder and the Bond owner.

At the time Bonds are redeemed, the coupon income shall also be paid for the last coupon period.

If the Bond redemption date falls on a non-working day (whether it is a public holiday or a non-settlement day), the respective amount shall be paid on the first working day following the non-working day. The Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The Bonds shall be written off the custody accounts after the Issuer fulfills all obligations to the Bonds owners on paying income and the nominal value of the Bonds.

Certificates shall be removed from custody upon writing-off the Bonds from NSD custody accounts.

The Paying Agent is:

Full corporate name: Non-bank credit institution, closed joint stock company National Settlement Depository

Abbreviated corporate name: NBCI CJSC NSD

Location: 1/13 Sredny Kislovsky Pereulok, Bldg. 8, Moscow, Russia, 125009

Postal address: 13 Mashkova Ulitsa, Bldg. 1, Moscow, Russia, 105062

TIN (Taxpayer Identification Number): 7702165310

Telephone: +7 (495) 956-2789, +7 (495) 956-2790

License No.: 177-12042-000100

Issue date: February 19th, 2009

License period: Unlimited

Licensing authority: Russian Federal Service for Financial Markets

Income on the bonds of the issue:

Coupon (interest) period		Coupon (interest) income
Commencement date	Termination date

1. Coupon: The first coupon interest rate, i.e. C(1), is determined based on the results of a tender among potential buyers of the Bonds on the Bonds placement commencement date.

The commencement date of the first coupon period shall be the Bonds placement commencement date	The termination date of the first coupon period shall be the 182nd (One hundred and eighty-second) day following the

The amount to be paid per Bond in respect to the first coupon shall be calculated as follows:
K(1) = C(1) * N * (T(1) - T(0))/ 365 / 100%, where
K(1) is the amount to be paid per Bond in respect to the first coupon, RUR;
N is the nominal value of one Bond, RUR;

Bonds placement commencement date.	C(1) is the interest rate per annum for the first coupon; T(0) is the commencement date of the first coupon period; T(1) is the termination date of the first coupon period.

2. Coupon: The second coupon interest rate, i.e. C(2), shall be equal to the first coupon interest rate.

The commencement date of the second coupon period shall be the 182nd (One hundred and eighty-second) day following the Bonds placement commencement date.	The termination date of the second coupon period shall be the 364th (Three hundred and sixty-fourth) day following the Bonds placement commencement date.

The amount to be paid per Bond in respect to the second coupon shall be calculated as follows:
K(2) = C(2) * N * (T(2) - T(0))/ 365 / 100%, where
K(2) is the amount to be paid per Bond in respect to the second coupon;
N is the nominal value of one Bond; C(2) is the interest rate per annum for the second coupon;
T(1) is the commencement date of the second coupon period;
T(2) is the termination date of the second coupon period.

3. Coupon: The third coupon interest rate, i.e. C(3), shall be equal to the first coupon interest rate.

The commencement date of the third coupon period shall be the 364th (Three hundred and sixty-fourth) day following the Bonds placement commencement date.	The termination date of the third coupon period shall be the 546th (Five hundred and forty-sixth) day following the Bonds placement commencement date.

The amount to be paid per Bond in respect to the third coupon shall be calculated as follows:
K(3) = C(3) * N * (T(3) - T(2))/ 365 / 100%, where
K(3) is the amount to be paid per Bond in respect to the third coupon;
N is the nominal value of one Bond;
C(3) is the interest rate per annum for the third coupon;
T(2) is the commencement date of the third coupon period;
T(3) is the termination date of the third coupon period.

4. Coupon: The fourth coupon interest rate, i.e. C(4), shall be equal to the first coupon interest rate.

The commencement date of the fourth coupon period shall be the 546th (Five hundred and forty-sixth) day following the Bonds placement commencement date.	The termination date of the fourth coupon period shall be the 728th (Seven hundred and twenty-eighth) day following the Bonds placement commencement date.

The amount to be paid per Bond in respect to the fourth coupon shall be calculated as follows:
K(4) = C(4) * N * (T(4) - T(3))/ 365 / 100%, where
K(4) is the amount to be paid per Bond in respect to the fourth coupon;
N is the nominal value of one Bond;
C(4) is the interest rate per annum for the fourth coupon;
T(3) is the commencement date of the fourth coupon period;
T(4) is the termination date of the fourth coupon period.

5. Coupon: The fifth coupon interest rate, i.e. C(5), shall be equal to the first coupon interest rate.

The commencement date of the fifth coupon period shall be the 728th (Seven hundred and twenty-eighth) day following the Bonds placement commencement date.	The termination date of the fifth coupon period shall be the 910th (Nine hundred and tenth) day following the Bonds placement commencement date.

The amount to be paid per Bond in respect to the fifth coupon shall be calculated as follows:
K(5) = C(5) * N * (T(5) - T(4))/ 365 / 100%, where
K(5) is the amount to be paid per Bond in respect to the fifth coupon;
N is the nominal value of one Bond;
C(5) is the interest rate per annum for the fifth coupon;
T(4) is the commencement date of the fifth coupon

period; T(5) is the termination date of the fifth coupon period.

6. Coupon: The sixth coupon interest rate, i.e. C(6), shall be equal to the first coupon interest rate.

The commencement date of the sixth coupon period shall be the 910th (Nine hundred and tenth) day following the Bonds placement commencement date.	The termination date of the sixth coupon period shall be the 1,092nd (One thousand and ninety-second) day following the Bonds placement commencement date.

The amount to be paid per Bond in respect to the sixth coupon shall be calculated as follows:
K(6) = C(6) * N * (T(6) - T(5))/ 365 / 100%, where
K(6) is the amount to be paid per Bond in respect to the sixth coupon;
N is the nominal value of one Bond;
C(6) is the interest rate per annum for the sixth coupon;
T(5) is the commencement date of the sixth coupon period;
T(6) is the termination date of the sixth coupon period.

7. Coupon: The seventh coupon interest rate, i.e. C(7), shall be equal to the first coupon interest rate.

The commencement date of the seventh coupon period shall be the 1,092nd (One thousand and ninety-second) day following the Bonds placement commencement date.	The termination date of the seventh coupon period shall be the 1,274th (One thousand two hundred and seventy-fourth) day following the Bonds placement commencement date.

The amount to be paid per Bond in respect to the seventh coupon shall be calculated as follows:
K(7) = C(7) * N * (T(7) - T(6))/ 365 / 100%, where
K(7) is the amount to be paid per Bond in respect to the seventh coupon;
N is the nominal value of one Bond;
C(7) is the interest rate per annum for the seventh coupon;
T(6) is the commencement date of the seventh coupon period;
T(7) is the termination date of the seventh coupon period.

8. Coupon: The eighth coupon interest rate, i.e. C(8), shall be equal to the first coupon interest rate.

The commencement date of the eighth coupon period shall be the 1,274th (One thousand two hundred and seventy-fourth) day following the Bonds placement commencement date.	The termination date of the eighth coupon period shall be the 1,456th (One thousand four hundred and fifty-sixth) day following the Bonds placement commencement date.

The amount to be paid per Bond in respect to the eighth coupon shall be calculated as follows:
K(8) = C(8) * N * (T(8) - T(7))/ 365 / 100%, where
K(8) is the amount to be paid per Bond in respect to the eighth coupon;
N is the nominal value of one Bond;
C(8) is the interest rate per annum for the eighth coupon;
T(7) is the commencement date of the eighth coupon period;
T(8) is the termination date of the eighth coupon period.

9. Coupon: The ninth coupon interest rate, i.e. C(9), shall be equal to the first coupon interest rate.

The commencement date of the ninth coupon period shall be the 1,456th (One thousand four hundred and fifty-sixth) day following the Bonds placement commencement date.	The termination date of the ninth coupon period shall be the 1,638th (One thousand six hundred and thirty-eighth) day following the Bonds placement commencement date.

The amount to be paid per Bond in respect to the ninth coupon shall be calculated as follows:
K(9) = C(9) * N * (T(9) - T(8))/ 365 / 100%, where
K(9) is the amount to be paid per Bond in respect to the ninth coupon;
N is the nominal value of one Bond;
C(9) is the interest rate per annum for the ninth coupon;
T(8) is the commencement date of the ninth coupon period;
T(9) is the termination date of the ninth coupon period.

10. Coupon: The tenth coupon interest rate, i.e. C(10), shall be equal to the first coupon interest rate.

The commencement date of the tenth coupon period shall be the 1,638th (One thousand six hundred and thirty-eighth) day following the Bonds placement commencement date.	The termination date of the tenth coupon period shall be the 1,820th (One thousand eight hundred and twentieth) day following the Bonds placement commencement date.

The amount to be paid per Bond in respect to the tenth coupon shall be calculated as follows:
K(10) = C(10) * N * (T(10) - T(9))/ 365 / 100%, where
K(10) is the amount to be paid per Bond in respect to the tenth coupon;
N is the nominal value of one Bond;
C(10) is the interest rate per annum for the tenth coupon;
T(9) is the commencement date of the tenth coupon period;
T(10) is the termination date of the tenth coupon period.

The amount to be paid per Bond in respect to any of the coupons shall be calculated to one kopeck (rounded according to the mathematical rounding rules. This means that the value of the whole kopeck does not change if the first number following the rounded number is from 0 to 4, and increases by one if the first number following the rounded number is from 5 to 9).

The procedure for calculating coupon income accrued during Bond circulation.

Coupon income accrued (CIA) at any day between the placement commencement date and the issue redemption date shall be calculated as follows:

CIA = Cj * Nom * (t - Tj-1)/ 365/ 100%

where

Nom is the nominal value of one Bond;

Cj is the interest rate for the respective coupon period, expressed in percent per annum;

Tj-1 is the commencement date for the jth coupon period;

t is the current date;

j is the ordinal number of the respective coupon period 1-6;

The amount of accrued coupon income shall be calculated to one kopeck (rounded according to mathematical rounding rules. This means that the value of the whole kopeck does not change if the first number following the rounded number is from 0 to 4, and increases by one if the first number following the rounded number is from 5 to 9).

If the Bond issue is declared void or invalid, the Issuer shall ensure their withdrawal from circulation and return the invested funds to Bond owners when and as provided for by federal laws, as well as by regulations of the federal executive body for the securities market. In addition, the Bond Owner shall have the right to demand the calculation and payment of interest for the relevant period in accordance with Article 395 of the Russian Civil Code.

The amount of interest (coupon) income on the bonds:

Coupon ordinal number	Coupon income payment date	Coupon rate, %	CIA per bond, RUR	Amount of coupon payments on all bonds of the issue, RUR
1	April 12th, 2007	7.30	36.40	218,400,000
2	October 11th, 2007	7.30	36.40	218,400,000
3	April 10th, 2008	7.30	36.40	218,400,000
4	October 9th, 2008	7.30	36.40	218,400,000
5	April 9th, 2009	7.30	36.40	218,400,000
6	October 8th, 2009	7.30	36.40	218,400,000
7	April 8th, 2010	7.30	36.40	218,400,000
8	October 7th, 2010	7.30	36.40	218,400,000
9	April 7th, 2011	7.30	36.40	218,400,000
10	October 6th, 2011	7.30	36.40	218,400,000

Interest (coupon) income payment procedures and terms:

Coupon (interest) period		Coupon (interest) income payment date	Date of compiling the list of Bond owners for the payment of the coupon (interest) income
Commencement date	Termination date

1. Coupon: The first coupon interest rate, i.e. C(1), shall be determined based on the results of a tender among potential buyers of the Bonds on the Bonds placement commencement date.

The commencement date of the first coupon period shall be the Bonds placement commencement date	The termination date of the first coupon period shall be the 182nd (One hundred and eighty-second) day following the Bonds placement commencement date.	The coupon income payment date for the first Bond coupon shall be the 182nd (One hundred and eighty-second) day following the Bonds placement commencement date.	The bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

Coupon (interest) income payment procedure:

The Bond coupon income shall be paid by the paying agent on behalf of and for the account of the Issuer.

The Bond income shall be paid in Russian currency by non-cash transfer to the Bond owners. It is assumed that nominal Bond holders that are NSD depositors are authorized to receive income amounts for the Bonds.

The Issuer shall perform its Bond income payment obligations based on the List of Bond Owners and/or Nominal Holders submitted by NSD (hereinafter referred to as the “List of Bond Owners and/or Nominal Holders”).

The NSD depositor that is not authorized by its respective clients to receive Bond income amounts shall submit to NSD the list of Bond holders not later than 12:00 noon (Moscow time) on the day preceding the 2nd (Second) working day before the Bond income payment date. Such list of Bond owners shall contain all the details set out below in the List of Bond Owners and/or Nominal Holders.

Should the rights of the Bond owner be accounted for by the nominal holder and the nominal holder is authorized to receive Bond income amounts, the nominal holder shall be considered the person authorized to receive Bond income amounts.

Should the rights of the Bond owners be not accounted for by the nominal holder and the nominal holder is not authorized by the respective owner to receive Bond income amounts, then only the owner shall be considered the person authorized to receive Bond income amounts.

NSD shall draw up the List of Bond Owners and/or Nominal Holders based on the available data and/or data submitted by depositors and shall provide this List to the Issuer and/or the Paying Agent not later than on the 2nd (Second) working day before the Bond income payment date.

The List of Bond Owners and/or Nominal Holders shall contain the following details:

a) Full name of the person authorized to receive Bond income amounts (first, middle and last names for individuals);

b) Number of Bonds which are recorded in the custody accounts of the person authorized to receive Bond income amounts;

c) Location and postal address of the person authorized to receive Bond income amounts;

d) Bank details of the person authorized to receive Bond income amounts, specifically:

• The account number;

• The name of the bank where the account is opened;

• The correspondent account of the bank where the account is opened;

• The identification code of the bank where the account is opened;

e) Taxpayer identification number (TIN) of the person authorized to receive Bond income amounts (if available);

f) Tax status of the person authorized to receive Bond income amounts (resident, non-resident with a permanent establishment in the Russian Federation, non-resident with no permanent establishment in the Russian Federation, etc.);

g) Registration reason code (KPP) of the person authorized to receive Bond income amounts.

In addition to the above-mentioned information, the nominal holder shall submit to NSD, and NSD shall include in the List of Bond Owners and/or Nominal Holders the following information with respect to individuals and legal entities that are non-residents of the Russian Federation and that are Bond owners, regardless of whether the nominal holder is authorized to receive Bond income amounts:

a) If the Bond owner is a non-resident legal entity:

• Individual identification number (INN), if available;

a) If the Bond owner is an individual:

• Type, number, date and place issuing the owner’s identity document, issuing authority;

• The owner’s date, month and year of birth;

• The owner’s registered and postal address, including postal code;

• The owner’s tax status;

• Number of the owner’s state pension insurance number (if available);

• The owner’s INN (if available).

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond coupon income payment date (hereinafter referred to as the “Date of Compiling the List of Bond Owners and/or Nominal Holders”).

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the List of Bond Owners and/or Nominal Holders.

Bond owners and their authorized representatives, including NSD depositors, shall provide NSD with necessary data in a timely manner and independently monitor the completeness and relevance of the data submitted to NSD and shall bear all risks related to the failure to submit / untimely submission of such data.

In the case of failure to submit or the untimely submission to NSD of the data required for the Issuer to perform its obligations under the Bonds, such obligations shall be performed in favor of the person that claimed their performance and is the owner of the Bonds as of the date of such claim. In this case the Issuer shall perform its obligations under the Bonds based on the information obtained from NSD, and the Issuer’s obligations shall be considered performed in full and properly. If bank details and other information required for the Issuer to perform its obligations under the Bonds submitted by the owner or nominal holder or available from the Depository do not allow the Paying Agent to carry out a timely funds transfer, such a delay cannot be considered as a delay in the performance of the obligations under the Bonds, and the Bond owner may not demand accrued interest or any other compensation for such delay in payment. The Issuer, in cases provided for by the agreement with NSD, has the right to request confirmation of such information by the data on the accounting for the rights to the Bonds.

The Issuer shall transfer the required funds to the account of the Paying Agent not later than on the 2nd (Second) working day before the Bond coupon income payment date.

Based on the List of Bond Owners and/or the Nominal Holders submitted by NSD, the Paying Agent shall calculate the amounts payable to each Bond holder authorized to receive Bond income amounts.

On the Bond coupon income payment date, the Paying Agent shall transfer the required funds specified in the List of Bond Owners and/or the Nominal Holders to the accounts of the persons authorized to receive Bond income amounts.

If one person is authorized to receive Bond income amounts on behalf of several Bond owners, such person shall receive the total amount without breakdown by Bond owners.

If the Bond coupon income payment date falls on a non-working day (whether it is a public holiday or a non-settlement day), the respective amount shall be paid on the first working day following the non-working day. The Bond owner may not demand accrued interest or any other compensation for such delay in payment.

2. Coupon: The second coupon interest rate, i.e. C(2), shall be equal to the first coupon interest rate.

The commencement date of the second coupon period shall be the 182nd (One hundred and eighty-second) day following the Bonds placement commencement date.	The termination date of the second coupon period shall be the 364th (Three hundred and sixty-fourth) day following the Bonds placement commencement date.	The coupon income payment date for the second Bond coupon shall be the 364th (Three hundred and sixty-fourth) day following the Bonds placement commencement date.	The bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the second Bond coupon is similar to that of the first Bond coupon.

3. Coupon: The third coupon interest rate, i.e. C(3), shall be equal to the first coupon interest rate.

The commencement date of the third coupon period shall be the 364th (Three hundred and sixty-fourth) day following the Bonds placement commencement date.	The termination date of the third coupon period shall be the 546th (Five hundred and forty-sixth) day following the Bonds placement commencement date.	The coupon income payment date for the third Bond coupon shall be the 546th (Five hundred and forty-sixth) day following the Bonds placement commencement date.	The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the third Bond coupon is similar to that of the first Bond coupon.

4. Coupon: The fourth coupon interest rate, i.e. C(4), shall be equal to the first coupon interest rate.

The commencement date of the fourth coupon period shall be the 546th (Five hundred and forty-sixth) day following the Bonds placement commencement date.	The termination date of the fourth coupon period shall be the 728th (Seven hundred and twenty-eighth) day following the Bonds placement commencement date.	The coupon income payment date for the fourth Bond coupon shall be the 728th (Seven hundred and twenty-eighth) day following the Bonds placement commencement date.	The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fourth Bond coupon is similar to that of the first Bond coupon.

5. Coupon: The fifth coupon interest rate, i.e. C(5), shall be equal to the first coupon interest rate.

The commencement date of the fifth coupon period shall be the 728th (Seven hundred and twenty-eighth) day following the Bonds placement commencement date.	The termination date of the fifth coupon period shall be the 910th (Nine hundred and tenth) day following the Bonds placement commencement date.	The coupon income payment date for the fifth Bond coupon shall be the 910th (Nine hundred and tenth) day following the Bonds placement commencement date.	The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fifth Bond coupon is similar to that of the first Bond coupon.

6. Coupon: The sixth coupon interest rate, i.e. C(6), shall be equal to the first coupon interest rate.

The commencement date of the sixth coupon period shall be the 910th (Nine hundred and tenth) day following the Bonds placement commencement date.	The termination date of the sixth coupon period shall be the 1,092nd (One thousand and ninety-second) day following the Bonds placement commencement date.

The coupon income payment date for the sixth Bond coupon shall be the 1,092nd (One thousand and ninety-second) day following the Bonds placement commencement date. The sixth coupon income shall be paid together with the Bonds

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

redemption.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the sixth Bond coupon is similar to that of the first Bond coupon.

7. Coupon: The seventh coupon interest rate, i.e. C(7), shall be equal to the first coupon interest rate.

The commencement date of the seventh coupon period shall be the 1,092nd (One thousand and ninety-second) day following the Bonds placement commencement date.	The termination date of the seventh coupon period shall be the 1,274th (One thousand two hundred and seventy-fourth) day following the Bonds placement commencement date.	The coupon income payment date for the seventh Bond coupon shall be the 1,274th (One thousand two hundred and seventy-fourth) day following the Bonds placement commencement date.	The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the seventh Bond coupon is similar to that of the first Bond coupon.

8. Coupon: The eighth coupon interest rate, i.e. C(8), shall be equal to the first coupon interest rate.

The commencement date of the eighth coupon period shall be the 1,274th (One thousand two hundred and seventy-fourth) day following the Bonds placement commencement date.	The termination date of the eighth coupon period shall be the 1,456th (One thousand four hundred and fifty-sixth) day following the Bonds placement commencement date.	The coupon income payment date for the eighth Bond coupon shall be the 1,456th (One thousand four hundred and fifty-sixth) day following the Bonds placement commencement date.	The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the eighth Bond coupon is similar to that of the first Bond coupon.

9. Coupon: The ninth coupon interest rate, i.e. C(9), shall be equal to the first coupon interest rate.

The commencement date of the ninth coupon period shall be the 1,456th (One thousand four hundred and fifty-sixth) day following the Bonds placement commencement date.	The termination date of the ninth coupon period shall be the 1,638th (One thousand six hundred and thirty-eighth) day following the Bonds placement commencement date.	The coupon income payment date for the ninth Bond coupon shall be the 1,638th (One thousand six hundred and thirty-eighth) day following the Bonds placement commencement date.	The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the ninth Bond coupon is similar to that of the first Bond coupon.

10. Coupon: The tenth coupon interest rate, i.e. C(10), shall be equal to the first coupon interest rate.

The commencement date of the tenth coupon period shall be the 1,638th (One thousand six hundred and thirty-eighth) day following the Bonds placement commencement date.	The termination date of the tenth coupon period shall be the 1,820th (One thousand eight hundred and twentieth) day following the Bonds placement commencement date.	The coupon income payment date for the tenth Bond coupon shall be the 1,820th (One thousand eight hundred and twentieth) day following the Bonds placement commencement date.	The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the tenth Bond coupon is similar to that of the first Bond coupon.

The securities of the issue are not commercial papers.

The securities of the issue are not secured bonds.

The securities of the issue are not options of the Issuer.

The securities of the issue are not convertible securities.

The securities of the issue are not Russian depository receipts (RDRs).

2.

Category: Bearer bonds

Series: 06

Form of securities: Certified bearer bonds

Other identifying characteristics: Non-convertible interest-bearing certified bearer bonds with mandatory centralized custody with a possibility of early redemption at the request of the owners and at the discretion of the Issuer

State registration number and the date of State registration: 4-06-65018-D (November 5th. 2009)

Date of State registration of the report on the results of the issue: The notice on the issue was submitted to the Russian Federal Service for Financial Markets on October 5th, 2010

Registration authority that performed the State registration of the issue and the report on the results of the securities issue: Russian Federal Service for Financial Markets

Number of securities in the issue: 10,000,000 bonds

Nominal value of each security in the issue: RUR 1,000

Total nominal value of the securities issue: RUR 10,000,000,000

Below is information from the Resolution on the Issue of Series 06 Securities and the Prospectus registered by the Russian Federal Service for Financial Markets November 5th, 2009 (State registration number 4-04-65018-D) with respect to series 06 bonds.

Rights attached to each security of the issue:

The Bonds represent direct simple obligations of Open Joint-Stock Company Federal Grid Company of Unified Energy System.

Each Bond of this issue provides equal rights to its owner.

1. The Bond owner is entitled to receive the nominal value of the Bond at its redemption within the period provided in the Resolution on the Securities Issue and Prospectus.

2. The Bond owner is entitled to receive coupon income (interest on the nominal value of the Bond) at the end of each coupon period.

3. The Bond owner is entitled to recover invested amounts, in the event that the issue of the Bonds is declared void or invalid in accordance with Russian legislation.

4. The Bond owner is entitled to demand the acquisition of all or any part of its Bonds when and as how provided for by the Resolution on the Securities Issue and the Prospectus.

5. The Bond owner may demand early redemption of the Bonds and the payment of coupon income accrued thereon calculated as of the date of the performance of early redemption obligations in the following cases:

1) A delay of more than 7 (Seven) days in performing the Issuer’s obligation to pay the coupon income on Bonds of this issue from the date of the payment of the respective coupon income established in accordance with the Resolution on the Securities Issue and the Prospectus;

2) A delay of more than 7 (Seven) days in performing the Issuer’s obligation to pay the coupon income on any Bonds of the Issuer issued by the latter in the Russian Federation from the date of the payment of the respective coupon income established in accordance with the Resolution on the Securities Issue and the Prospectus;

3) Declaration by the Issuer of its inability to meet financial obligations in respect to the Bonds of this issue or with respect to other bonds issued by the Issuer in the Russian Federation;

4) A delay of more than 30 (Thirty) days in performing the Issuer’s redemption (including early repayment) obligations in respect to any bonds issued by the Issuer in the Russian Federation;

5) Calling for early redemption at the request of holders of other bonds of the Issuer and/or bonds secured by the Issuer in accordance with the terms of the relevant bond issue, including, but not limited to, ruble bonds, foreign exchange bonds and Eurobonds, either placed or to be placed (the acquisition by the Issuer of any outstanding bonds as agreed upon with their owners and/or at the request of bond holders with the possibility of their subsequent placement does not entail the right to demand early redemption of Bonds of this issue);

6) De-listing of the Bonds on all stock exchanges that have included the Bonds in their quotation lists, if a stock exchange listed the Bonds prior to the Bonds placement commencement date and the Bonds are issued without the State registration of the report on the issue of securities (in the event of placement using the “B” listing).

The Bond owner may request early redemption of the Bonds and, accordingly, re-payment of the nominal value of the Bonds and the accrued coupon income calculated in accordance with para. 9.3 of the Resolution on the Securities Issue and para. 9.1.2 of the Prospectus starting from the date following the above-mentioned event.

The Bonds shall be redeemed at their nominal value taking into account the accrued coupon income 30 (Thirty) days following the date of any of the above-mentioned events.

Requests (applications) for early redemption of the Bonds shall be submitted to the Issuer within 20 (Twenty) days from the date the Bond owner acquired the right to request the early redemption of the Bonds.

6. In the event of liquidation of the Issuer, the Bond owner may receive amounts due in the order of priority as established by Article 64 of the Russian Civil Code.

All debts of the Issuer relating to the Bonds of this issue shall rank pari passu and be equally binding.

7. The Bond owner is entitled to sell or otherwise dispose of the Bonds without restraint. The Bond owner that purchased the Bonds at the initial offering may not carry out any transactions with the Bonds until their full payment and the State registration of the report on the results of the Bonds issue or submission to the registration authority of the notice on the results of the Bonds issue in accordance with applicable Russian legislation.

In addition to the above-mentioned rights, the Bond owner may exercise other property rights as provided for by applicable Russian legislation.

The Issuer shall secure the rights of Bond owners, provided that such Bond owners observe the manner of exercising such rights established by Russian legislation.

The procedure and terms for placing securities, bonds:

No data available, the Bonds of the issue have been placed.

Depository responsible for centralized custody:

Full corporate name: Non-bank credit institution, closed joint stock company National Settlement Depository

Abbreviated corporate name: NBCI CJSC NSD

Location: 1/13 Sredny Kislovsky Pereulok, Bldg. 8, Moscow, Russia, 125009

Postal address: 13 Mashkova Ulitsa, Bldg. 1, Moscow, Russia, 105062

TIN (Taxpayer Identification Number): 7702165310

Telephone: +7 (495) 956-2789, +7 (495) 956-2790

License No.: 177-12042-000100

Issue date: February 19th, 2009

License period: Unlimited

Licensing authority: Russian Federal Service for Financial Markets

The procedure and terms for redeeming securities of the issue:

Bond redemption period (date) and the procedure for its establishment.

The 3640th (Three thousand six hundred and fortieth) day from the Bonds placement commencement date.

Date of termination:

The Bonds redemption commencement and termination dates are the same.

The date (the procedure for determining the date) of drawing up the list of bond owners for the purpose of bond redemption:

The Bonds shall be redeemed in Russian currency by bank transfer in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bonds redemption date (hereinafter referred to as the “Date of Compiling the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption”).

Other terms and procedure for Bonds redemption:

The Bonds shall be redeemed by the paying agent on behalf of and for the account of the Issuer (hereinafter referred to as the “Paying Agent”) specified in para. 9.6 of the Resolution on the Securities Issue and para. 9.1.2(e) of the Prospectus.

If the Bond redemption date falls on a non-working day or day-off in the Russian Federation (whether it is a public holiday or a non-settlement day), the respective amount shall be paid on the first working day following the non-working day or day-off. The Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The Bonds shall be redeemed to the extent of the outstanding nominal value. The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved such partial redemption in accordance with para. 9.5. of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

The outstanding nominal value of the Bonds shall be paid at their redemption in Russian rubles by bank transfer.

The outstanding nominal value of the Bonds shall be paid as follows:

The payment shall be made in Russian currency by bank transfer in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bonds redemption date (hereinafter referred to as the “Date of Compiling the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption”).

It is presumed that nominal bond holders that are NSD depositors are authorized to receive redemption amounts for the Bonds. NSD depositors that are nominal holders and are not authorized by their respective clients to receive redemption amounts for the Bonds shall submit to NSD the list of Bond holders not later than 1:00 PM (Moscow time) of the 3rd (Third) working day before the Bonds redemption date. Such list of Bond owners shall contain all the details set out below in the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption.

The Bond owner that is not an NSD depositor may authorize the nominal Bond holder that is an NSD depositor to receive the Bond redemption amounts.

Should the rights of the Bond owner be accounted for by the nominal holder and the nominal holder is authorized to receive Bond redemption amounts, the nominal holder shall be considered the person authorized to receive Bond redemption amounts.

Should the rights of the Bond owner not be accounted for by the nominal holder and the nominal holder is not authorized by the respective owner to receive Bond redemption amounts, then only the owner shall be considered the person authorized to receive Bond redemption amounts.

NSD shall draw up the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption based on the available data and/or data submitted by depositors and shall provide this List to the Issuer and/or the Paying Agent not later than on the 2nd (Second) working day before the Bonds redemption date. The List of Bond Owners and/or Nominal Holders for the Purpose of Redemption shall contain the following details:

a) Full name of the person authorized to receive Bond redemption amounts (first, middle and last names for individuals);

b) Number of Bonds which are recorded in the custody account of the person authorized by the owner to receive Bond redemption amounts;

c) Location and postal address of the person authorized to receive Bond redemption amounts;

d) Bank details of the person authorized by the owner to receive Bond redemption amounts, specifically:

The bank account number;

The name of the bank (specifying the city) where the account is opened;

The correspondent account of the bank where the account is opened;

The identification code of the bank where the account is opened;

e) Taxpayer identification number (TIN) of the person authorized to receive Bond redemption amounts;

f) Tax status of the person authorized to receive Bond redemption amounts (resident, non-resident with permanent establishment in the Russian Federation, non-resident with no permanent establishment in the Russian Federation, etc.);

g) Registration reason code (KPP) of the person authorized to receive Bond redemption amounts.

If among Bond owners there are individuals or legal entities that are non-residents of the Russian Federation, instead of the above-mentioned information, the nominal holder shall submit to NSD, and NSD shall include in the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption the following information with respect to individuals and legal entities that are non-residents of the Russian Federation and that are Bond owners, regardless of whether the nominal holder is authorized to receive Bond redemption amounts:

Full name of the Bond owner;

The number of Bonds belonging to the Bond owner;

Full name of the person authorized to receive Bond redemption amounts;

Location (or registered address for individuals) and postal address, including postal code of the Bond owner;

Bank details of the person authorized to receive Bond redemption amounts;

• The taxpayer identification number (TIN) of the Bond owner;

• The tax status of the Bond owner;

a) If the Bond owner is a non-resident legal entity, the following details shall be specified additionally:

• Foreign entity code (KIO), if any;

a) If the Bond owner is an individual, the following details shall be specified additionally:

• Type, number, date and place issuing the owner’s identity document, issuing authority;

• The owner’s date, month and year of birth;

• The number of the owner’s state pension insurance number (if available);

Bond owners and their authorized representatives, including NSD depositors, shall independently monitor the completeness and relevance of bank details submitted to NSD. In case of failure to submit or the untimely submission of the above-mentioned details by the above persons to NSD, such obligations shall be performed in favor of the person that claimed their performance and is the owner of the Bonds as of the date of such claim. In this case, the Issuer shall perform its obligations under the Bonds based on the information obtained from NSD, and the Issuer’s obligations shall be considered performed in full and properly.

If bank details and other information required for the Issuer to perform its obligations under the Bonds submitted by the owner or nominal holder or available from the Depository do not allow the Paying Agent to effect timely funds transfer, such a delay cannot be considered as a delay in the performance of the obligations under the Bonds, and the Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The Issuer shall transfer the required funds for Bond payments to the account of the Paying Agent when and as provided for by the Agreement between the Issuer and the Paying Agent.

Based on the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption submitted by NSD, the Paying Agent shall calculate the amounts payable to each person authorized to receive Bond redemption amounts.

On the Bond redemption date, the Paying Agent shall transfer the required funds to the accounts of the persons specified in the List of Bond Owners and/or Nominal Holders in favor of Bond owners.

If one person is authorized to receive Bond redemption amounts on behalf of several Bond owners, such person shall receive the total amount without a breakdown by Bond owners.

The performance of Bond obligations in respect to the person included in the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption shall be considered valid, including in the event that the Bonds are disposed of after the date of compiling the above-mentioned List.

The Issuer’s obligations to pay the Bond redemption amounts shall be deemed fulfilled from the date the respective funds are available in the correspondent account of the payee’s bank.

The Paying Agent is:

Full corporate name: Non-bank credit institution, closed joint stock company National Settlement Depository

Abbreviated corporate name: NBCI CJSC NSD

Location: 1/13 Sredny Kislovsky Pereulok, Bldg. 8, Moscow, Russia, 125009

Postal address: 13 Mashkova Ulitsa, Bldg. 1, Moscow, Russia, 105062

TIN (Taxpayer Identification Number): 7702165310

Telephone: +7 (495) 956-2789, +7 (495) 956-2790

License No.: 177-12042-000100

Issue date: February 19th, 2009

License period: Unlimited

Licensing authority: Russian Federal Service for Financial Markets

Income on the bonds of the issue:

The Bond income is the amount of coupon income for each coupon period. The Bond issue provides for twenty coupon periods. Each coupon period consists of 182 (One hundred and eighty-two) days.

The coupon income shall accrue on the outstanding amount of the nominal value. The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5. of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

Coupon (interest) period		Coupon (interest) income
Commencement date	Termination date

1. Coupon:

The commencement date of the first coupon period shall be the Bonds placement commencement date.	The termination date of the first coupon period shall be the 182nd (One hundred and eighty-second) day following the Bonds placement commencement date.

The first coupon interest rate was determined by the authorized agency 1 (One) day prior to the Bonds placement commencement date.

The amount to be paid per Bond for the first coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

2. Coupon:

The commencement date of the second coupon period shall be the 182nd (One hundred and eighty-second) day following the Bonds placement commencement date.	The termination date of the second coupon period shall be the 364th (Three hundred and sixty-fourth) day following the Bonds placement commencement date.

The second coupon interest rate shall be determined as provided in para 9.3.1 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the second coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

3. Coupon:

The commencement date of the third coupon period shall be the 364th (Three hundred and sixty-fourth) day following the Bonds placement commencement date.	The termination date of the third coupon period shall be the 546th (Five hundred and forty-sixth) day following the Bonds placement commencement date.

The third coupon interest rate shall be determined as provided in para 9.3.1 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the third coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

4. Coupon:

The commencement date of the fourth coupon period shall be the 546th (Five hundred and forty-sixth) day following the Bonds placement commencement date.	The termination date of the fourth coupon period shall be the 728th (Seven hundred and twenty-eighth) day following the Bonds placement commencement date.

The fourth coupon interest rate shall be determined as provided in para 9.3.1 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the fourth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

5. Coupon:

The commencement date of the fifth coupon period shall be the 728th (Seven hundred and twenty-eighth) day following the Bonds placement commencement date.	The termination date of the fifth coupon period shall be the 910th (Nine hundred and tenth) day following the Bonds placement commencement date.

The fifth coupon interest rate shall be determined as provided in para 9.3.1 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the fifth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

6. Coupon:

The commencement date of the sixth coupon period shall be the 910th (Nine hundred and tenth) day following the Bonds placement commencement date.	The termination date of the sixth coupon period shall be the 1,092nd (One thousand and ninety-second) day following the Bonds placement commencement date.

The sixth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the sixth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

7. Coupon:

The commencement date of the seventh coupon period shall be the 1,092nd (One thousand and ninety-second) day following the Bonds placement commencement date.	The termination date of the seventh coupon period shall be the 1,274th (One thousand two hundred and seventy-fourth) day following the Bonds placement commencement date.

The seventh coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the seventh coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

8. Coupon:

The commencement date of the eighth coupon period shall be the 1,274th (One thousand two hundred and seventy-fourth) day following the Bonds placement commencement date.	The termination date of the eighth coupon period shall be the 1,456th (One thousand four hundred and fifty-sixth) day following the Bonds placement commencement date.

The eighth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the eighth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

9. Coupon:

The commencement date of the ninth coupon period shall be the 1,456th (One thousand four hundred and fifty-sixth) day following the Bonds placement commencement date.	The termination date of the ninth coupon period shall be the 1,638th (One thousand six hundred and thirty-eighth) day following the Bonds placement commencement date.

The ninth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the ninth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

10. Coupon:

The commencement date of the tenth coupon period shall be the 1,638th (One	The termination date of the tenth coupon period shall be the 1,820th (One thousand	The tenth coupon interest rate shall be determined as provided in para 9.3.1. The amount to be paid per Bond for the tenth coupon shall be determined in accordance with the procedure

thousand six hundred and thirty-eighth) day following the Bonds placement commencement date.	eight hundred and twentieth) day following the Bonds placement commencement date.	for determining the amount of income to be paid for each coupon as stated in the clause above.

11. Coupon:

The commencement date of the eleventh coupon period shall be the 1,820th (One thousand eight hundred and twentieth) day following the Bonds placement commencement date.	The termination date of the eleventh coupon period shall be the 2,002nd (Two thousand and second) day following the Bonds placement commencement date.

The eleventh coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the eleventh coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

12. Coupon:

The commencement date of the twelfth coupon period shall be the 2,002nd (Two thousand and second) day following the Bonds placement commencement date.	The termination date of the twelfth coupon period shall be the 2,184th (Two thousand one hundred and eighty-fourth) day following the Bonds placement commencement date.

The twelfth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the twelfth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

13. Coupon:

The commencement date of the thirteenth coupon period shall be the 2,184th (Two thousand one hundred and eighty-fourth) day following the Bonds placement commencement date.	The termination date of the thirteenth coupon period shall be the 2,366th (Two thousand three hundred and sixty-sixth) day following the Bonds placement commencement date.

The thirteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the thirteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

14. Coupon:

The commencement date of the fourteenth coupon period shall be the 2,366th (Two thousand three hundred and sixty-sixth) day following the Bonds placement commencement date.	The termination date of the fourteenth coupon period shall be the 2,548th (Two thousand five hundred and forty-eighth) day following the Bonds placement commencement date.

The fourteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the fourteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

15. Coupon:

The commencement date of the fifteenth coupon period shall be the 2,548th (Two thousand five hundred and forty-eighth) day	The termination date of the fifteenth coupon period shall be the 2,730th (Two thousand seven hundred and thirtieth)

The fifteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the fifteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

following the Bonds placement commencement date.	day following the Bonds placement commencement date.

16. Coupon:

The commencement date of the sixteenth coupon period shall be the 2,730th (Two thousand seven hundred and thirtieth) day following the Bonds placement commencement date.	The termination date of the sixteenth coupon period shall be the 2,912th (Two thousand nine hundred and twelfth) day following the Bonds placement commencement date.

The sixteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the sixteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

17. Coupon:

The commencement date of the seventeenth coupon period shall be the 2,912th (Two thousand nine hundred and twelfth) day following the Bonds placement commencement date.	The termination date of the seventeenth coupon period shall be the 3,094th (Three thousand and ninety-fourth) day following the Bonds placement commencement date.

The seventeenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the seventeenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

18. Coupon:

The commencement date of the eighteenth coupon period shall be the 3.094th (Three thousand and ninety-fourth) day following the Bonds placement commencement date.	The termination date of the eighteenth coupon period shall be the 3,276th (Three thousand two hundred and seventy-sixth) day following the Bonds placement commencement date.

The eighteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the eighteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

19. Coupon:

The commencement date of the nineteenth coupon period shall be the 3,276th (Three thousand two hundred and seventy-sixth) day following the Bonds placement commencement date.	The termination date of the nineteenth coupon period shall be the 3,458th (Three thousand four hundred and fifty-eighth) day following the Bonds placement commencement date.

The nineteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the nineteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

20. Coupon:

The commencement date of the twentieth coupon period shall be the 3,458th (Three thousand four hundred and fifty-eighth) day following the Bonds placement	The termination date of the seventeenth coupon period shall be the 3,640th (Three thousand six hundred and fortieth) day following the Bonds placement commencement date.

The twentieth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the twentieth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

commencement date.

If the Bond coupon income payment date in respect to any of the twenty Bond coupons falls on a non-working day (whether it is a public holiday or a non-settlement day), the respective amount shall be paid on the first working day following the non-working day. The Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The procedure for determining the coupon interest rate starting from the second coupon:

a) When approving the Bonds placement commencement date, the Issuer may decide on interest rates or the procedure for determining coupon interest rates by formula, the variables of which cannot vary at the discretion of the Issuer, for coupon periods starting from the second to the nth coupon period (n = 2, 3 ... 20).

If the Issuer fails to make such a decision in respect to any coupon period (ith coupon period), the Issuer shall purchase the Bonds at the request of their owners submitted within the last 5 (Five) days of the coupon period immediately preceding the ith coupon period.

If the coupons rates or the procedure for determining the coupon rates is established by the Issuer’s authorized governing body simultaneously for several coupon periods, the Issuer shall purchase the Bonds at the request of their owners submitted within the last 5 (Five) days of the coupon period immediately preceding the coupon period for which the Issuer will determine coupon rates or the procedure for determining coupons rates simultaneously with other coupon periods after State registration of the report on the results of the securities issue (submission of the Notice on the Results of the Securities Issue to the registration authority).

If at the time of approval of the Bonds placement commencement date the Issuer fails to decide on the second coupon rate or the procedure for determining thereof, the Issuer shall determine the second coupon rate and disclose such information not later than 5 (Five) days prior to the date of termination of the 1st coupon.

In this case, the Issuer shall secure the right of Bond owners to claim from the Issuer the purchase of the Bonds at a price equal to 100 (One hundred) percent of the outstanding nominal value, excluding the coupon income accrued as of the date of purchase, which shall be paid to the seller of the Bonds in addition to the specified purchase price within the last 5 (Five) days of the 1st coupon period.

The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

b) The Issuer shall determine the amount of Bond interest (coupon) for each coupon period to be determined by the Issuer after the State registration of the Report on the Results of the Bonds Issue (submission of the Notice on the Results of the Securities Issue to the registration authority) (j=(i +1),..,20) and disclose the relevant information not later than 5 (Five) days prior to the date of termination of the coupon period immediately preceding the coupon period, for which the Issuer is to establish the rate after the State registration of the Report on the Results of the Bonds Issue (submission of the Notice on the Results of the Securities Issue to the registration authority) when and as provided for in clause 11 of the Resolution on the Securities Issue and para. 2.9 of the Prospectus.

Each time the Issuer may determine simultaneously the rates of any undefined coupons following the ith coupon (k is the number of the last coupon of each successive series of coupons for which the rates shall be determined simultaneously in accordance with this sub-clause). In this case, Bond owners may claim the purchase of the Bonds at a price equal to 100 (One hundred) percent of the outstanding nominal value, excluding the coupon income accrued as of the date of purchase, which shall be paid to the seller of the Bonds in addition to the specified purchase price within the last 5 (Five) days of the kth coupon period (k<20).

The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

The Issuer shall notify the Stock Exchange of the established interest rates not later than 5 (Five) days prior to the date of termination of the coupon period preceding the coupon period, for which the rate is determined after the State registration of the Report on the Results of the Securities Issue (submission of the Notice on the Results of the Securities Issue to the registration authority).

The procedure for calculating the coupon income accrued during the Bonds circulation.

CIA = Cj * Nom * (T - T(j-1)/ 365/ 100%, where

j is the ordinal number of the respective coupon period, j=1, 2, 3...20;

CIA is the coupon income accrued, RUR;

Nom is the outstanding nominal value of one Bond, RUR;

C j is the interest rate for the jth coupon, percent per annum;

T(j-1) is the commencement date for the jth coupon period (for the first coupon period, T(j-1) is the Bonds placement commencement date);

T is the date of calculation of the coupon income accrued in the jth coupon period.

The amount of the accrued coupon income shall be calculated to one kopeck (rounded according to mathematical rounding rules. This means that the value of the whole kopeck does not change if the first number following the rounded number is from 0 to 4, and increases by one if the first number following the rounded number is from 5 to 9).

The amount of the interest (coupon) income on the bonds:

Coupon ordinal number	Coupon income payment date	Coupon rate, %	CIA per bond, RUR	Amount of coupon payments on all bonds of the issue, RUR
1	March 29th, 2011	7.15	35.65	356,500,000
2	September 27th, 2011	7.15	35.65	356,500,000
3	March 27th, 2012	7.15	35.65	356,500,000
4	September 25th, 2012	7.15	35.65	356,500,000
5	March 26th, 2013	7.15	35.65	356,500,000
6	September 24th, 2013	7.15	35.65	356,500,000
7	March 25th, 2014	To be determined by the Issuer.
8	September 23rd, 2014
9	March 24th, 2015
10	September 22nd, 2015
11	March 22nd, 2016
12	September 20th, 2016
13	March 21st, 2017
14	September 19th, 2017
15	March 20th, 2018
16	September 18th, 2018
17	March 19th, 2019
18	September 17th, 2019
19	March 17th, 2020
20	September 15th, 2020

Interest (coupon) income payment procedure and terms:

The payment shall be made in Russian currency by bank transfer in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond coupon income payment date (hereinafter referred to as the “Date of Compiling the List of Bond Owners and/or Nominal Holders for Coupon Income Payments”).

The Bond income shall be paid by the Paying Agent on behalf of and for the account of the Issuer.

The Issuer shall perform its Bond coupon income payment obligations based on the List of Bond Owners and/or Nominal Holders submitted by NSD (hereinafter referred to as the “List of Bond Owners and/or Nominal Holders”).

The Bond coupon income shall be paid by the transfer of funds to persons included by NSD in the List of Bond Owners and/or Nominal Holders in favor of Bond owners. The Bond owner that is not an NSD depositor may, but is not obliged to, authorize a nominal Bond holder that is an NSD depositor to receive Bond income amounts.

It is assumed that nominal bond holders that are NSD depositors are authorized to receive income amounts for the Bonds. NSD depositors that are nominal holders and are not authorized by their respective clients to receive Bond income amounts shall submit to NSD the list of Bond holders not later than 1:00 PM (Moscow time) of the 3rd (Third) working day before the Bond coupon income payment date. Such list of Bond owners shall contain all the details set out below in the List of Bond Owners and/or Nominal Holders.

Should the rights of the Bond owner be accounted for by the nominal holder and the nominal holder is authorized to receive Bond income amounts, the nominal holder shall be considered the person authorized to receive Bond income amounts.

Should the rights of the Bond owner not be accounted for by the nominal holder and the nominal holder is not authorized by the respective owner to receive Bond income amounts, then only the owner shall be considered the person authorized to receive Bond income amounts.

Bond income payment period:

The Bond coupon income for each coupon period shall be paid on the termination date of the respective coupon period.

The first coupon income shall be paid on the 182nd day following the Bonds placement commencement date.

The second coupon income shall be paid on the 364th day following the Bonds placement commencement date.

The third coupon income shall be paid on the 546th day following the Bonds placement commencement date.

The fourth coupon income shall be paid on the 728th day following the Bonds placement commencement date.

The fifth coupon income shall be paid on the 910th day following the Bonds placement commencement date.

The sixth coupon income shall be paid on the 1,092nd day following the Bonds placement commencement date.

The seventh coupon income shall be paid on the 1,274th day following the Bonds placement commencement date.

The eighth coupon income shall be paid on the 1,456th day following the Bonds placement commencement date.

The ninth coupon income shall be paid on the 1,638th day following the Bonds placement commencement date.

The tenth coupon income shall be paid on the 1,820th day following the Bonds placement commencement date.

The eleventh coupon income shall be paid on the 2,002nd day following the Bonds placement commencement date.

The twelfth coupon income shall be paid on the 2,184th day following the Bonds placement commencement date.

The thirteenth coupon income shall be paid on the 2,366th day following the Bonds placement commencement date.

The fourteenth coupon income shall be paid on the 2,548th day following the Bonds placement commencement date.

The fifteenth coupon income shall be paid on the 2,730th day following the Bonds placement commencement date.

The sixteenth coupon income shall be paid on the 2,912th day following the Bonds placement commencement date.

The seventeenth coupon income shall be paid on the 3,094th day following the Bonds placement commencement date.

The eighteenth coupon income shall be paid on the 3,276th day following the Bonds placement commencement date.

The nineteenth coupon income shall be paid on the 3,458th day following the Bonds placement commencement date.

The twentieth coupon income shall be paid on the 3,640th day following the Bonds placement commencement date.

The twentieth coupon income shall be paid at the time of redeeming the outstanding nominal value of the Bonds.

The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such a partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

If the Bond coupon income payment date in respect to any of the twenty Bond coupons falls on a non-working day (whether it is a public holiday or a non-settlement day), the respective amount shall be paid on the first working day following the non-working day. The Bond owner may not demand accrued interest or any other compensation for such delay in payment.

1. Coupon:

Date of compiling the list of Bond owners for payment of the coupon (interest) income

The Issuer shall perform its Bond coupon income payment obligations based on the List of Bond

Owners and/or Nominal Holders submitted by NSD (hereinafter referred to as the “List of Bond Owners and/or Nominal Holders”).

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date (hereinafter referred to as the “Date of Compiling the List of Bond Owners and/or Nominal Holders”).

The Bond owner that is not an NSD depositor may authorize a nominal Bond holder that is an NSD depositor to receive Bond coupon income amounts.

It is presumed that nominal bond holders that are NSD depositors are authorized to receive Bond coupon income amounts. NSD depositors that are nominal holders and are not authorized by their respective clients to receive coupon income amounts for the Bonds shall submit to NSD the list of Bond holders not later than 1:00 PM (Moscow time) of the 3rd (Third) working day before the payment date. Such list of Bond owners shall contain all the details set out below in the List of Bond Owners and/or Nominal Holders.

Should the rights of the Bond owner be accounted for by the nominal holder and the nominal holder is authorized to receive Bond coupon income amounts, the nominal holder shall be considered the person authorized to receive Bond coupon income amounts.

Should the rights of the Bond owner be not accounted for by the nominal holder and the nominal holder is not authorized by the respective owner to receive Bond coupon income amounts, then only the owner shall be considered the person authorized to receive Bond coupon income amounts.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

Not later than on the 2nd (Second) working day before the Bond income payment date, the Depository shall submit to the Issuer and/or the Paying Agent the List of Bond Owners and/or Nominal Holders which shall contain the following details:

a) Full name of the person authorized to receive Bond income amounts (first, middle and last names for individuals);

b) Number of Bonds which are recorded in the custody account of the person authorized to receive Bond income amounts;

c) Location and postal address of the person authorized to receive Bond income amounts;

d) Bank details of the person authorized to receive Bond income amounts, specifically:

• The account number;

• The name of the bank where the account is opened;

• The correspondent account of the bank where the account is opened;

• The identification code of the bank where the account is opened;

e) Taxpayer identification number (INN) of the person authorized to receive Bond income amounts;

f) Tax status of the person authorized to receive Bond income amounts (resident, non-resident with permanent establishment in the Russian Federation, non-resident with no permanent establishment in the Russian Federation, etc.);

g) Registration reason code (KPP) of the person authorized to receive Bond income amounts.

If among Bond owners there are individuals or legal entities that are non-residents of the Russian Federation, instead of the above-mentioned information, the nominal holder shall submit to NSD, and NSD shall include in the List of Bond Owners and/or Nominal Holders compiled on the Date of Compiling the List of Bond Owners and/or Nominal Holders for Coupon Income Payments the following information with respect to individuals and legal entities that are non-residents of the Russian Federation and that are Bond owners, regardless of whether the nominal holder is authorized to receive Bond income amounts:

Full name of the Bond owner;

The number of Bonds belonging to the Bond owner;

Full name of the person authorized to receive Bond income amounts;

Location (or registered address for individuals) and postal address, including the postal code of the Bond owner;

Bank details of the person authorized to receive Bond income amounts;

• Taxpayer identification number (TIN) of the Bond owner;

Tax status of the Bond owner;

and

a) If the Bond owner is a non-resident legal entity, the following details shall be specified additionally:

• Foreign entity code (KIO), if any;

b) If the Bond owner is an individual, the following details shall be specified additionally:

• Type, number, date and place issuing the owner’s identity document, issuing authority;

• The owner’s date, month and year of birth;

• Number of the owner’s state pension insurance number (if available).

In addition to the above-mentioned information contained in the List, individuals and legal entities that are non-residents of the Russian Federation and are Bond owners shall transfer to the Issuer, and the nominal holder authorized by the owner to pay coupon income amounts shall request from the owner and submit to the Issuer the following documents required for applying the corresponding tax rates for the Bond income taxation:

a) If the Bond owner is a non-resident individual:

•              Official confirmation that the individual is a resident of a State with which the Russian Federation has signed a double taxation agreement (treaty), which is in effect during the relevant tax period (or any part thereof);

•              Official confirmation that the foreign individual has been staying in Russia for more than 183 days (a notarized copy of the certificate of registration of said establishment with Russian tax authorities) and is a tax resident of the Russian Federation for the purpose of income taxation.

b) If the Bond owner is a non-resident legal entity:

•              Confirmation that the non-resident legal entity has a permanent establishment in a State with which the Russian Federation has signed an international treaty (agreement) regulating tax matters (if any), certified by a competent authority of the respective foreign state. If such confirmation is in a foreign language, the Russian translation thereof shall also be provided;

c) If the person authorized to receive Bond income is a permanent establishment of a non-resident legal entity:

•              A notarized copy of the registration certificate of said establishment with tax authorities of the Russian Federation dated not earlier than in the previous tax period (if the income to be paid is attributed to the permanent establishment of the recipient of income in the Russian Federation).

Bond owners and their authorized representatives, including NSD depositors, shall provide NSD with necessary data in a timely manner and independently monitor the completeness and relevance of the data submitted to NSD and shall bear all risks related to the failure to submit / untimely submission of such data.

In case of failure to submit or the untimely submission of the above-mentioned details to the Depository, such obligations shall be performed in favor of the person that claimed their performance and is the owner of the Bonds as of the date of such claim.

In this case, the Issuer shall perform its obligations under the Bonds based on the information obtained from the Depository, and the Issuer’s obligations shall be considered performed in full and properly. The Issuer, in cases provided for by the agreement with NSD, has the right to request confirmation of such information by the data on accounting for the rights to the Bonds. If bank details and other information required for the Issuer to perform its obligations under the Bonds submitted by the owner or nominal holder or available from the Depository do not allow the Paying Agent to effect timely funds transfer, such a delay cannot be considered as a delay in the performance of the obligations under the Bonds, and the Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The Issuer shall transfer the required funds for Bond payments to the account of the Paying Agent when and as provided for by the Agreement between the Issuer and the Paying Agent.

Based on the List of Bond Owners and/or Nominal Holders submitted by the Depository, the Paying Agent shall calculate the amounts payable to each person included in the List of Bond Owners and/or Nominal Holders.

On the Bond coupon income payment date, the Paying Agent shall transfer the required funds to the accounts of the persons authorized to receive Bond income amounts specified in the List of Bond Owners and/or Nominal Holders.

If one person is authorized to receive Bond coupon income amounts on behalf of several Bond owners, such person shall receive the total amount without a breakdown by Bond owners. The nominal holders of the Bonds that are not Bond owners shall transfer the received funds to Bond owners as agreed between the Bond nominal holder and the Bond owner.

The Issuer’s obligations to pay Bond coupon income amounts shall be deemed fulfilled from the date the respective funds are available in the correspondent accounts of the payees’ banks.

2. Coupon:

Date of compiling the list of Bond owners for payment of the coupon (interest) income

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the second Bond coupon is similar to that of the first Bond coupon.

3. Coupon:

Date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the third Bond coupon is similar to that of the first Bond coupon.

4. Coupon:

Date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fourth Bond coupon is similar to that of the first Bond coupon.

5. Coupon:

Date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fifth Bond coupon is similar to that of the first Bond coupon.

6. Coupon:

Date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the sixth Bond coupon is similar to that of the first Bond coupon.

7. Coupon:

Date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the seventh Bond coupon is similar to that of the first Bond coupon.

8. Coupon:

Date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the eighth Bond coupon is similar to that of the first Bond coupon.

9. Coupon:

Date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the ninth Bond coupon is similar to that of the first Bond coupon.

10. Coupon:

Date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the tenth Bond coupon is similar to that of the first Bond coupon.

11. Coupon:

Date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the eleventh Bond coupon is similar to that of the first Bond coupon.

12. Coupon:

Date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the twelfth Bond coupon is similar to that of the first Bond coupon.

13. Coupon:

Date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the thirteenth Bond coupon is similar to that of the first Bond coupon.

14. Coupon:

Date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fourteenth Bond coupon is similar to that of the first Bond coupon.

15. Coupon:

Date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fifteenth Bond coupon is similar to that of the first Bond coupon.

16. Coupon:

Date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the sixteenth Bond coupon is similar to that of the first Bond coupon.

17. Coupon:

Date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the seventeenth Bond coupon is similar to that of the first Bond coupon.

18. Coupon:

Date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of

NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the eighteenth Bond coupon is similar to that of the first Bond coupon.

19. Coupon:

Date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the nineteenth Bond coupon is similar to that of the first Bond coupon.

20. Coupon:

Date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

For the purposes of payment of income on the twentieth coupon the List of Bond Owners and/or Nominal Holders compiled for the purpose of redemption shall be used.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the twentieth Bond coupon is similar to that of the first Bond coupon.

The twentieth coupon income shall be paid at the time of redemption of the outstanding nominal value of the Bonds.

The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

The securities of the issue are not commercial papers.

The securities of the issue are not secured bonds.

The securities of the issue are not options of the Issuer.

The securities of the issue are not convertible securities.

The securities of the issue are not Russian depository receipts (RDRs).

3.

Category: Bearer bonds

Series: 07

Form of securities: Certified bearer bonds

Other identifying characteristics: Non-convertible interest-bearing certified bearer bonds with mandatory centralized custody with a possibility of early redemption at the request of the owners and at the discretion of the Issuer

State registration number and date of State registration: 4-07-65018-D (November 5th, 2009)

Date of State registration of the report on the results of the issue: The notice on the issue was submitted to the Russian Federal Service for Financial Markets November 17th, 2010

Registration authority that performed the State registration of the issue and the report on the results of the securities issue: Russian Federal Service for Financial Markets

Number of securities in the issue: 5,000,000 bonds

Nominal value of each security in the issue: RUR 1,000

Total nominal value of the securities issue: RUR 5,000,000,000

Below is information from the Resolution on the Series 07 Securities Issue and the Prospectus registered by the Russian Federal Service for Financial Markets November 5th, 2009 (State registration number 4-07-65018-D) with respect to series 07 bonds.

Rights attached to each security of the issue:

The Bonds represent direct simple obligations of Open Joint-Stock Company Federal Grid Company of Unified Energy System.

Each Bond of this issue provides equal rights to its owner.

1. The Bond owner is entitled to receive the nominal value of the Bond at its redemption within the period provided for in the Resolution on the Securities Issue and Prospectus.

2. The Bond owner is entitled to receive coupon income (interest on the nominal value of the Bond) upon expiration of each coupon period.

3. The Bond owner is entitled to recover the invested amounts, in the event that the issue of the Bonds is declared void or invalid in accordance with Russian legislation.

4. The Bond owner is entitled to demand the acquisition of all or any part of its Bonds when and as provided for by the Resolution on the Securities Issue and Prospectus.

5. The Bond owner may demand early redemption of the Bonds and the payment of coupon income accrued thereon calculated as of the date of the performance of early redemption obligations in the following cases:

1) A delay of more than 7 (Seven) days in the performance of the Issuer’s obligation to pay the coupon income on the Bonds of this issue from the date of payment of the respective coupon income established in accordance with the Resolution on the Securities Issue and Prospectus;

2) A delay of more than 7 (Seven) days in the performance of the Issuer’s obligation to pay the coupon income on any Bonds of the Issuer issued by the latter in the Russian Federation from the date of payment of the respective coupon income established in accordance with the Resolution on the Securities Issue and Prospectus;

3) Declaration by the Issuer of its inability to meet financial obligations in respect to the Bonds of this issue or with respect to other bonds issued by the Issuer in the Russian Federation;

4) A delay of more than 30 (Thirty) days in the performance of the Issuer’s redemption (including early re-payment) obligations in respect to any bonds issued by the Issuer in the Russian Federation;

5) Calling for early redemption at the request of holders of other bonds of the Issuer and/or bonds secured by the Issuer in accordance with the terms of the relevant bond issue, including, but not limited to, ruble bonds, foreign exchange bonds and Eurobonds, either placed or to be placed (the acquisition by the Issuer of any outstanding bonds as agreed with their owners and/or at the request of bond holders with the possibility of their subsequent placement does not entail the right to demand early redemption of the Bonds of this issue);

6) De-listing of the Bonds on all stock exchanges that have included the Bonds in their quotation lists, if a stock exchange listed the Bonds prior to the Bonds placement commencement date and the Bonds are issued without the State registration of the report on the issue of securities (in the event of placement using the “B” listing).

The Bond owner may request early redemption of the Bonds and, accordingly, repayment of the nominal value of the Bonds and the accrued coupon income calculated in accordance with para. 9.3 of the Resolution on the Securities Issue and para. 9.1.2 of the Prospectus starting from the date following the above-mentioned event.

The Bonds shall be redeemed at their nominal value taking into account the accrued coupon income 30 (Thirty) days following the date of any of the above-mentioned events.

The requests (applications) for early redemption of the Bonds shall be submitted to the Issuer within 20 (Twenty) days from the date the Bond owner acquired the right to request early redemption of the Bonds.

6. In the event of liquidation of the Issuer, the Bond owner may receive the amounts due in order of priority as established by Article 64 of the Russian Civil Code.

All debts of the Issuer relating to the Bonds of this issue shall rank pari passu and be equally binding.

7. The Bond owner is entitled to sell or otherwise dispose of the Bonds without restraint. The Bond owner that purchased the Bonds at initial offering may not carry out any transactions with the Bonds until their full payment and State registration of the report on the results of the Bonds issue or submission to the registration authority of the notice of the results of the Bonds issue in accordance with applicable Russian legislation.

In addition to the above rights, the Bond owner may exercise other property rights as provided for by applicable Russian legislation.

The Issuer shall secure the rights of Bond owners, provided that such Bond owners observe the manner of exercising such rights established by Russian legislation.

The procedure and terms for placing securities, bonds:

No data available, the Bonds of the issue have been placed.

Depository responsible for centralized custody:

Full corporate name: Non-bank credit institution, closed joint stock company National Settlement Depository

Abbreviated corporate name: NBCI CJSC NSD

Location: 1/13 Sredny Kislovsky Pereulok, Bldg. 8, Moscow, Russia, 125009

Postal address: 13 Mashkova Ulitsa, Bldg. 1, Moscow, Russia, 105062

TIN (Taxpayer Identification Number): 7702165310

Telephone: +7 (495) 956-2789, +7 (495) 956-2790

License No.: 177-12042-000100

Issue date: February 19th, 2009

License period: Unlimited

Licensing authority: Russian Federal Service for Financial Markets

The procedure and terms for redeeming securities of the issue:

Bond redemption period (date) and the procedure for its establishment.

The 3,640th (Three thousand six hundred and fortieth) day from the Bonds placement commencement date.

Date of termination:

The Bonds redemption commencement and termination dates are the same.

The date (the procedure for determining the date) of drawing up the list of bond owners for the purpose of bond redemption:

The payment shall be made in Russian currency by bank transfer in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bonds redemption date (hereinafter referred to as the “Date of Compiling the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption”).

Other terms and procedure for Bonds redemption:

The Bonds shall be redeemed by the paying agent on behalf and for the account of the Issuer (hereinafter referred to as the “Paying Agent”) specified in para. 9.6 of the Resolution on the Securities Issue and para. 9.1.2(e) of the Prospectus.

If the Bond redemption date falls on a non-working day or day-off in the Russian Federation (whether it is a public holiday or a non-settlement day), the respective amount shall be paid on the first working day following the non-working day or day-off. The Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The Bonds shall be redeemed to the extent of the outstanding nominal value. The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

The outstanding nominal value of the Bonds shall be paid at their redemption in Russian rubles by bank transfer.

The outstanding nominal value of the Bonds shall be paid as follows:

The payment shall be made in Russian currency by bank transfer in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bonds redemption date (hereinafter referred to as the “Date of Compiling the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption”).

It is presumed that nominal bond holders that are NSD depositors are authorized to receive redemption amounts for the Bonds. NSD depositors that are nominal holders and are not authorized by their respective clients to receive redemption amounts for the Bonds shall submit to NSD the list of Bond holders not later than 1:00 PM (Moscow time) of the 3rd (Third) working day before the Bonds redemption date. Such list of Bond owners shall contain all the details set out below in the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption.

The Bond owner that is not an NSD depositor may authorize the nominal Bond holder that is an NSD depositor to receive the Bond redemption amounts.

Should the rights of the Bond owner be accounted for by the nominal holder and the nominal holder is authorized to receive Bond redemption amounts, the nominal holder shall be considered the person authorized to receive Bond redemption amounts.

Should the rights of the Bond owner not be accounted for by the nominal holder and the nominal holder is not authorized by the respective owner to receive Bond redemption amounts, then only the owner shall be considered the person authorized to receive Bond redemption amounts.

NSD shall draw up the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption based on the available data and/or data submitted by depositors and shall provide this List to the Issuer and/or the Paying Agent not later than on the 2nd (Second) working day before the Bonds redemption date. The List of Bond Owners and/or Nominal Holders for the Purpose of Redemption shall contain the following details:

a) Full name of the person authorized to receive Bond redemption amounts (first, middle and last names for individuals);

b) Number of Bonds which are recorded in the custody account of the person authorized by the owner to receive Bond redemption amounts;

c)Location and postal address of the person authorized to receive Bond redemption amounts;

d) Bank details of the person authorized by the owner to receive Bond redemption amounts, specifically:

The bank account number;

The name of the bank (specifying the city) where the account is opened;

The correspondent account of the bank where the account is opened;

The identification code of the bank where the account is opened;

e) Taxpayer identification number (TIN) of the person authorized to receive Bond redemption amounts;

f) Tax status of the person authorized to receive Bond redemption amounts (resident, non-resident with permanent establishment in the Russian Federation, non-resident with no permanent establishment in the Russian Federation, etc.);

g) Registration reason code (KPP) of the person authorized to receive Bond redemption amounts.

If among Bond owners there are individuals or legal entities that are non-residents of the Russian Federation, instead of the above-mentioned information, the nominal holder shall submit to NSD, and NSD shall include in the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption the following information with respect to individuals and legal entities that are non-residents of the Russian Federation and that are Bond owners, regardless of whether the nominal holder is authorized to receive Bond redemption amounts:

Full name of the Bond owner;

Number of Bonds belonging to the Bond owner;

Full name of the person authorized to receive Bond redemption amounts;

Location (or registered address for individuals) and postal address, including postal code of the Bond owner;

Bank details of the person authorized to receive Bond redemption amounts;

• The taxpayer identification number (TIN) of the Bond owner;

Tax status of the Bond owner;

a) If the Bond owner is a non-resident legal entity, the following details shall be specified additionally:

• Foreign entity code (KIO), if any;

b) If the Bond owner is an individual, the following details shall be specified additionally:

• Type, number, date and place issuing the owner’s identity document, issuing authority;

• Owner’s date, month and year of birth;

• Number of the owner’s state pension insurance number (if available);

Bond owners and their authorized representatives, including NSD depositors, shall independently monitor the completeness and relevance of bank details submitted to NSD. In case of failure to submit or the untimely submission of the above-mentioned details by the above persons to NSD, such obligations shall be performed in favor of the person that claimed their performance and is the owner of the Bonds as of the date of such claim. In this case, the Issuer shall perform its obligations under the Bonds based on the information obtained from NSD, and the Issuer’s obligations shall be considered performed in full and properly. If bank details and other information required for the Issuer to perform its obligations under the Bonds submitted by the owner or nominal holder or available from the Depository do not allow the Paying Agent to effect timely funds transfer, such a delay cannot be considered as a delay in the performance of the obligations under the Bonds, and the Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The Issuer shall transfer the required funds for Bond payments to the account of the Paying Agent when and as provided for by the Agreement between the Issuer and the Paying Agent.

Based on the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption submitted by NSD, the Paying Agent shall calculate the amounts payable to each person authorized to receive Bond redemption amounts.

On the Bond redemption date, the Paying Agent shall transfer the required funds to the accounts of the persons specified in the List of Bond Owners and/or Nominal Holders in favor of Bond owners.

If one person is authorized to receive Bond redemption amounts on behalf of several Bond owners, such person shall receive the total amount without a breakdown by Bond owners.

The performance of Bond obligations in respect to the person included in the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption shall be considered valid, including in the event that the Bonds are disposed of after the date of compiling the above-mentioned List.

The Issuer’s obligations to pay the Bond redemption amounts shall be deemed fulfilled from the date the respective funds are available in the correspondent account of the payee’s bank.

The Paying Agent is:

Full corporate name: Non-bank credit institution, closed joint stock company National Settlement Depository

Abbreviated corporate name: NBCI CJSC NSD

Location: 1/13 Sredny Kislovsky Pereulok, Bldg. 8, Moscow, Russia, 125009

Postal address: 13 Mashkova Ulitsa, Bldg. 1, Moscow, Russia, 105062

TIN (Taxpayer Identification Number): 7702165310

Telephone: +7 (495) 956-2789, +7 (495) 956-2790

License No.: 177-12042-000100

Issue date: February 19th, 2009

License period: Unlimited

Licensing authority: Russian Federal Service for Financial Markets

Income on the bonds of the issue:

The Bond income is the amount of coupon income for each coupon period. The Bond issue provides for twenty coupon periods. Each coupon period consists of 182 (One hundred and eighty-two) days.

The coupon income shall accrue on the outstanding amount of the nominal value. The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

Coupon (interest) period		Coupon (interest) income
Commencement date	Termination date

1. Coupon:

The commencement date of the first coupon period shall be the Bonds placement commencement date.	The termination date of the first coupon period shall be the 182nd (One hundred and eighty-second) day following the Bonds placement commencement date.

The first coupon interest rate was determined by the authorized agency 1 (One) day prior to the Bonds placement commencement date.

The amount to be paid per Bond for the first coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

2. Coupon:

The commencement date of the second coupon period shall be the 182nd (One hundred and eighty-second) day following the Bonds placement commencement date.	The termination date of the second coupon period shall be the 364th (Three hundred and sixty-fourth) day following the Bonds placement commencement date.

The second coupon interest rate shall be determined as provided in para 9.3.1 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the second coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

3. Coupon:

The commencement date of the third coupon period shall be the 364th (Three hundred and sixty-fourth) day following the Bonds placement commencement date.	The termination date of the third coupon period shall be the 546th (Five hundred and forty-sixth) day following the Bonds placement commencement date.

The third coupon interest rate shall be determined as provided in para 9.3.1 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the third coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

4. Coupon:

The commencement date of the fourth coupon period shall be the 546th (Five hundred and forty-sixth) day following the Bonds placement commencement date.	The termination date of the fourth coupon period shall be the 728th (Seven hundred and twenty-eighth) day following the Bonds placement commencement date.

The fourth coupon interest rate shall be determined as provided in para 9.3.1 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the fourth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

5. Coupon:

The commencement date of the fifth coupon period shall be the 728th (Seven hundred and twenty-eighth) day following the Bonds placement commencement date.	The termination date of the fifth coupon period shall be the 910th (Nine hundred and tenth) day following the Bonds placement commencement date.

The fifth coupon interest rate shall be determined as provided in para 9.3.1 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond fore the fifth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

6. Coupon:

The commencement date of the sixth coupon period shall be the 910th (Nine hundred and tenth) day following the Bonds placement commencement date.	The termination date of the sixth coupon period shall be the 1,092nd (One thousand and ninety-second) day following the Bonds placement commencement date.

The sixth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the sixth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

7. Coupon:

The commencement date of the seventh coupon period shall be the 1,092nd (One thousand and ninety-second) day following the Bonds placement commencement date.	The termination date of the seventh coupon period shall be the 1,274th (One thousand two hundred and seventy-fourth) day following the Bonds placement commencement date.

The seventh coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the seventh coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

8. Coupon:

The commencement date of the eighth coupon period shall be the 1,274th (One thousand two hundred	The termination date of the eighth coupon period shall be the 1,456th (One thousand four hundred and

The eighth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the eighth coupon shall be determined in accordance with the procedure for determining the amount of income to

and seventy-fourth) day following the Bonds placement commencement date.	fifty-sixth) day following the Bonds placement commencement date.	be paid for each coupon as stated in the clause above.

9. Coupon:

The commencement date of the ninth coupon period shall be the 1,456th (One thousand four hundred and fifty-sixth) day following the Bonds placement commencement date.	The termination date of the ninth coupon period shall be the 1,638th (One thousand,six hundred and thirty-eighth) day following the Bonds placement commencement date.

The ninth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the ninth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

10. Coupon:

The commencement date of the tenth coupon period shall be the 1,638th (One thousand six hundred and thirty-eighth) day following the Bonds placement commencement date.	The termination date of the tenth coupon period shall be the 1,820th (One thousand eight hundred and twentieth) day following the Bonds placement commencement date.

The tenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the tenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

11. Coupon:

The commencement date of the eleventh coupon period shall be the 1,820th (One thousand eight hundred and twentieth) day following the Bonds placement commencement date.	The termination date of the eleventh coupon period shall be the 2,002nd (Two thousand and second) day following the Bonds placement commencement date.

The eleventh coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the eleventh coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

12. Coupon:

The commencement date of the twelfth coupon period shall be the 2,002nd (Two thousand and second) day following the Bonds placement commencement date.	The termination date of the twelfth coupon period shall be the 2,184th (Two thousand one hundred and eighty-fourth) day following the Bonds placement commencement date.

The twelfth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the twelfth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

13. Coupon:

The commencement date of the thirteenth coupon period shall be the 2,184th (Two thousand one hundred and eighty-fourth) day following the Bonds placement	The termination date of the thirteenth coupon period shall be the 2,366th (Two thousand three hundred and sixty-sixth) day following the Bonds

The thirteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the thirteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

commencement date.	placement commencement date.

14. Coupon:

The commencement date of the fourteenth coupon period shall be the 2,366th (Two thousand three hundred and sixty-sixth) day following the Bonds placement commencement date.	The termination date of the fourteenth coupon period shall be the 2,548th (Two thousand five hundred and forty-eighth) day following the Bonds placement commencement date.

The fourteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the fourteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

15. Coupon:

The commencement date of the fifteenth coupon period shall be the 2,548th (Two thousand five hundred and forty-eighth) day following the Bonds placement commencement date.	The termination date of the fifteenth coupon period shall be the 2,730th (Two thousand seven hundred and thirtieth) day following the Bonds placement commencement date.

The fifteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the fifteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

16. Coupon:

The commencement date of the sixteenth coupon period shall be the 2,730th (Two thousand seven hundred and thirtieth) day following the Bonds placement commencement date.	The termination date of the sixteenth coupon period shall be the 2,912th (Two thousand nine hundred and twelfth) day following the Bonds placement commencement date.

The sixteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the sixteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

17. Coupon:

The commencement date of the seventeenth coupon period shall be the 2,912th (Two thousand nine hundred and twelfth) day following the Bonds placement commencement date.	The termination date of the seventeenth coupon period shall be the 3,094th (Three thousand and ninety-fourth) day following the Bonds placement commencement date.

The seventeenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the seventeenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

18. Coupon:

The commencement date of the eighteenth coupon period shall be the 3,094th (Three thousand and ninety-fourth) day following the Bonds placement commencement date.	The termination date of the eighteenth coupon period shall be the 3,276th (Three thousand two hundred and seventy-sixth) day following the Bonds placement commencement date.

The eighteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the eighteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

19. Coupon:

The commencement date of the nineteenth coupon period shall be the 3,276th (Three thousand two hundred and seventy-sixth) day following the Bonds placement commencement date.	The termination date of the nineteenth coupon period shall be the 3,458th (Three thousand four hundred and fifty-eighth) day following the Bonds placement commencement date.

The nineteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the nineteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

20. Coupon:

The commencement date of the twentieth coupon period shall be the 3,458th (Three thousand four hundred and fifty-eighth) day following the Bonds placement commencement date.	The termination date of the seventeenth coupon period shall be the 3,640th (Three thousand six hundred and fortieth) day following the Bonds placement commencement date.

The twentieth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the twentieth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

If the Bond coupon income payment date in respect to any of the twenty Bond coupons falls on a non-working day (whether it is a public holiday or a non-settlement day), the respective amount shall be paid on the first working day following the non-working day. The Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The procedure for determining the coupon interest rate starting from the second coupon:

a) When approving the Bonds placement commencement date, the Issuer may decide on interest rates or the procedure for determining coupon interest rates by formula, the variables of which cannot vary at the discretion of the Issuer, for coupon periods starting from the second to the nth coupon period (n = 2, 3 ... 20).

If the Issuer fails to make such a decision in respect to any coupon period (ith coupon period), the Issuer shall purchase the Bonds at the request of their owners submitted within the last 5 (Five) days of the coupon period immediately preceding the ith coupon period.

If the coupons rates or the procedure for determining the coupon rates is established by the Issuer’s authorized governing body simultaneously for several coupon periods, the Issuer shall purchase the Bonds at the request of their owners submitted within the last 5 (Five) days of the coupon period immediately preceding the coupon period for which the Issuer will determine coupon rates or the procedure for determining coupons rates simultaneously with other coupon periods after the State registration of the report on the results of the securities issue (submission of the Notice on the Results of the Securities Issue to the registration authority).

If at the time of approval of the Bonds placement commencement date, the Issuer fails to decide on the second coupon rate or the procedure for determining thereof, the Issuer shall determine the second coupon rate and disclose such information not later than 5 (Five) days prior to the date of termination of the 1st coupon.

In this case, the Issuer shall secure the right of Bond owners to claim from the Issuer the purchase of the Bonds at a price equal to 100 (One hundred) percent of the outstanding nominal value, excluding the coupon income accrued as of the date of purchase, which shall be paid to the seller of the Bonds in addition to the specified purchase price within the last 5 (Five) days of the 1st coupon period.

The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

b) The Issuer shall determine the amount of Bond interest (coupon) for each coupon period to be determined by the Issuer after the State registration of the Report on the Results of the Bonds Issue (submission of the Notice on the Results of the Securities Issue to the registration authority) (j=(i +1),..,20) and disclose the relevant information not later than 5 (Five) days prior to the date of termination of the coupon period immediately preceding the coupon period, for which the Issuer is to establish the rate after the State registration of the Report on the Results of the Bonds Issue (submission of the Notice on the Results of the Securities Issue to the registration authority) when and as provided in clause 11 of the Resolution on the Securities Issue and para. 2.9 of the Prospectus.

Each time the Issuer may determine simultaneously the rates of any undefined coupons following the ith coupon (k is the number of the last coupon of each successive series of coupons for which the rates shall be determined simultaneously in accordance with this sub-clause). In this case, Bond owners may claim the purchase of the Bonds at a price equal to 100 (One hundred) percent of the outstanding nominal value, excluding the coupon income accrued as of the date of purchase, which shall be paid to the seller of the Bonds in addition to the specified purchase price within the last 5 (Five) days of the kth coupon period (k<20).

The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

The Issuer shall notify the Stock Exchange of the established interest rates not later than 5 (Five) days prior to the date of termination of the coupon period preceding the coupon period, for which the rate is determined after the State registration of the Report on the Results of the Securities Issue (submission of the Notice on the Results of the Securities Issue to the registration authority).

The procedure for calculating the coupon income accrued during the Bonds circulation.

CIA = Cj * Nom * (T - T(j-1)/ 365/ 100%, where

j is the ordinal number of the respective coupon period, j=1, 2, 3...20;

CIA is the coupon income accrued, RUR;

Nom is the outstanding nominal value of one Bond, RUR;

C j is the interest rate for the jth coupon, percent per annum;

T(j-1) is the commencement date for the jth coupon period (for the first coupon period, T(j-1) is the Bonds placement commencement date);

T is the date of calculation of the coupon income accrued in the jth coupon period.

The amount of the accrued coupon income shall be calculated to one kopeck (rounded according to mathematical rounding rules. This means that the value of the whole kopeck does not change if the first number following the rounded number is from 0 to 4, and increases by one if the first number following the rounded number is from 5 to 9).

The amount of the interest (coupon) income on the bonds:

Coupon ordinal number	Coupon income payment date	Coupon rate, %	CIA per bond, RUR	Amount of coupon payments on all bonds of the issue, RUR
1	April 29th, 2011	7.50	37.40	374,000,000
2	October 28th, 2011	7.50	37.40	374,000,000
3	April 27th, 2012	7.50	37.40	374,000,000
4	October 26th, 2012	7.50	37.40	374,000,000
5	April 26th, 2013	7.50	37.40	374,000,000
6	October 25th, 2013	7.50	37.40	374,000,000
7	April 25th, 2014	7.50	37.40	374,000,000
8	October 24th, 2014	7.50	37.40	374,000,000
9	April 24th, 2015	7.50	37.40	374,000,000
10	October 23rd, 2015	7.50	37.40	374,000,000
11	April 22nd, 2016	To be determined by the Issuer.
12	October 21st, 2016
13	April 21st, 2017
14	October 20th, 2017
15	April 20th, 2018
16	October 19th, 2018
17	April 19th, 2019
18	October 18th, 2019
19	April 17th, 2020
20	October 16th, 2020

Interest (coupon) income payment procedure and terms:

The payment shall be made in Russian currency by bank transfer in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond coupon income payment date (hereinafter referred to as the “Date of Compiling the List of Bond Owners and/or Nominal Holders for Coupon Income Payments”).

The Bond income shall be paid by the Paying Agent on behalf of and for the account of the Issuer.

The Issuer shall perform its Bond coupon income payment obligations based on the List of Bond Owners and/or Nominal Holders submitted by NSD (hereinafter referred to as the “List of Bond Owners and/or Nominal Holders”).

The Bond coupon income shall be paid by transfer of funds to persons included by NSD in the List of Bond Owners and/or Nominal Holders in favor of Bond owners. The Bond owner that is not an NSD depositor may, but is not obliged to, authorize a nominal Bond holder that is an NSD depositor to receive Bond income amounts.

It is assumed that nominal bond holders that are NSD depositors are authorized to receive income amounts for the Bonds. NSD depositors that are nominal holders and are not authorized by their respective clients to receive Bond income amounts shall submit to NSD the list of Bond holders not later than 1:00 PM (Moscow time) of the 3rd (Third) working day before the Bond coupon income payment date. Such list of Bond owners shall contain all the details set out below in the List of Bond Owners and/or Nominal Holders.

Should the rights of the Bond owner be accounted for by the nominal holder and the nominal holder is authorized to receive Bond income amounts, the nominal holder shall be considered the person authorized to receive Bond income amounts.

Should the rights of the Bond owner not be accounted for by the nominal holder and the nominal holder is not authorized by the respective owner to receive Bond income amounts, then only the owner shall be considered the person authorized to receive Bond income amounts.

Bond income payment period:

The Bond coupon income for each coupon period shall be paid on the date of termination of the respective coupon period.

The first coupon income shall be paid on the 182nd day following the Bonds placement commencement date.

The second coupon income shall be paid on the 364th day following the Bonds placement commencement date.

The third coupon income shall be paid on the 546th day following the Bonds placement commencement date.

The fourth coupon income shall be paid on the 728th day following the Bonds placement commencement date.

The fifth coupon income shall be paid on the 910th day following the Bonds placement commencement date.

The sixth coupon income shall be paid on the 1,092nd day following the Bonds placement commencement date.

The seventh coupon income shall be paid on the 1,274th day following the Bonds placement commencement date.

The eighth coupon income shall be paid on the 1,456th day following the Bonds placement commencement date.

The ninth coupon income shall be paid on the 1,638th day following the Bonds placement commencement date.

The tenth coupon income shall be paid on the 1,820th day following the Bonds placement commencement date.

The eleventh coupon income shall be paid on the 2,002nd day following the Bonds placement commencement date.

The twelfth coupon income shall be paid on the 2,184th day following the Bonds placement commencement date.

The thirteenth coupon income shall be paid on the 2,366th day following the Bonds placement commencement date.

The fourteenth coupon income shall be paid on the 2,548th day following the Bonds placement commencement date.

The fifteenth coupon income shall be paid on the 2,730th day following the Bonds placement commencement date.

The sixteenth coupon income shall be paid on the 2,912th day following the Bonds placement commencement date.

The seventeenth coupon income shall be paid on the 3,094th day following the Bonds placement commencement date.

The eighteenth coupon income shall be paid on the 3,276th day following the Bonds placement commencement date.

The nineteenth coupon income shall be paid on the 3,458th day following the Bonds placement commencement date.

The twentieth coupon income shall be paid on the 3,640th day following the Bonds placement commencement date.

The twentieth coupon income shall be paid at the time of redemption of the outstanding nominal value of the Bonds.

The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

If the Bond coupon income payment date in respect to any of the twenty Bond coupons falls on a non-working day (whether it is a public holiday or a non-settlement day), the respective amount shall be paid on the first working day following the non-working day. The Bond owner may not demand accrued interest or any other compensation for such delay in payment.

Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income

The Issuer shall perform its Bond coupon income payment obligations based on the List of Bond Owners and/or Nominal Holders submitted by NSD (hereinafter referred to as the “List of Bond Owners and/or Nominal Holders”).

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date (hereinafter referred to as the “Date of Compiling the List of Bond Owners and/or Nominal Holders”).

The Bond owner that is not an NSD depositor may authorize a nominal Bond holder that is an NSD depositor to receive Bond coupon income amounts.

It is presumed that nominal bond holders that are NSD depositors are authorized to receive Bond coupon income amounts. NSD depositors that are nominal holders and are not authorized by their respective clients to receive coupon income amounts for the Bonds shall submit to NSD the list of Bond holders not later than 1:00 PM (Moscow time) of the 3rd (Third) working day before the payment date. Such list of Bond owners shall contain all the details set out below in the List of Bond Owners and/or Nominal Holders.

Should the rights of the Bond owner be accounted for by the nominal holder and the nominal holder is authorized to receive Bond coupon income amounts, the nominal holder shall be considered the person authorized to receive Bond coupon income amounts.

Should the rights of the Bond owner not be accounted for by the nominal holder and the nominal holder is not authorized by the respective owner to receive Bond coupon income amounts, then only the owner shall be considered the person authorized to receive Bond coupon income amounts.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

Not later than on the 2nd (Second) working day before the Bond income payment date the Depository shall submit to the Issuer and/or the Paying Agent the List of Bond Owners and/or Nominal Holders which shall contain the following details:

a) Full name of the person authorized to receive Bond income amounts (first, middle and last names for individuals);

b) Number of Bonds which are recorded in the custody account of the person authorized to receive Bond income amounts;

c) Location and postal address of the person authorized to receive Bond income amounts;

d) Bank details of the person authorized to receive Bond income amounts, specifically:

• The account number;

• The name of the bank where the account is opened;

• The correspondent account of the bank where the account is opened;

• The identification code of the bank where the account is opened;

e) Taxpayer identification number (TIN) of the person authorized to receive Bond income amounts;

f) Tax status of the person authorized to receive Bond income amounts (resident, non-resident with permanent establishment in the Russian Federation, non-resident with no permanent establishment in the Russian Federation, etc.);

g) Registration reason code (KPP) of the person authorized to receive Bond income amounts.

If among Bond owners there are individuals or legal entities that are non-residents of the Russian Federation, instead of the above-mentioned information the nominal holder shall submit to NSD, and NSD shall include in the List of Bond Owners and/or Nominal Holders compiled on the Date of Compiling the List of Bond Owners and/or Nominal Holders for Coupon Income Payments the following information with respect to individuals and legal entities that are non-residents of the Russian Federation and that are Bond owners, regardless of whether the nominal holder is authorized to receive Bond income amounts:

Full name of the Bond owner;

The number of Bonds belonging to the Bond owner;

Full name of the person authorized to receive Bond income amounts;

Location (or registered address for individuals) and postal address, including postal code of the Bond owner;

Bank details of the person authorized to receive Bond income amounts;

• Taxpayer identification number (TIN) of the Bond owner;

Tax status of the Bond owner;

and

a) If the Bond owner is a non-resident legal entity, the following details shall be specified additionally:

• Foreign entity code (KIO), if any;

b) If the Bond owner is an individual, the following details shall be specified additionally:

• Type, number, date and place issuing the owner’s identity document, issuing authority;

• The owner’s date, month and year of birth;

• Number of the owner’s state pension insurance number (if available).

In addition to the above-mentioned information contained in the List, individuals and legal entities that are non-residents of the Russian Federation and are Bond owners shall transfer to the Issuer, and the nominal holder authorized by the owner to pay coupon income amounts shall request from the owner and submit to the Issuer the following documents required for the application of corresponding tax rates for the purpose of Bond income taxation:

a) If the Bond owner is a non-resident individual:

•              Official confirmation that the individual is a resident of a State with which the Russian Federation has signed a double taxation agreement (treaty) which is in effect during the relevant tax period (or any part thereof);

•              Official confirmation that the foreign individual has been staying in Russia for more than 183 days (a notarized copy of the certificate of registration of said establishment with Russian tax authorities) and is a tax resident of the Russian Federation for the purpose of income taxation.

b) If the Bond owner is a non-resident legal entity:

•              Confirmation that the non-resident legal entity has a permanent establishment in a State with which the Russian Federation has signed an international treaty (agreement) regulating tax matters (if any) certified by a competent authority of the respective foreign state. If such confirmation is in a foreign language, the Russian translation thereof shall also be provided;

c) If the person authorized to receive Bond income is a permanent establishment of a non-resident legal entity:

•              A notarized copy of the certificate of registration of said establishment with tax authorities of the Russian Federation dated not earlier than the previous tax period (if the income to be paid is attributed to the permanent establishment of the recipient of income in the Russian Federation).

Bond owners and their authorized representatives, including NSD depositors, shall provide NSD with necessary data in a timely manner and independently monitor the completeness and relevance of the data submitted to NSD and shall bear all risks related to the failure to submit / untimely submission of such data.

In case of failure to submit or untimely submission of the above details to the Depository, such obligations shall be performed in favor of the person that claimed their performance and is the owner of the Bonds as of the date of such claim.

In this case, the Issuer shall perform its obligations under the Bonds based on the information obtained from the Depository, and the Issuer’s obligations shall be considered performed in full and properly. The Issuer, in cases provided for by the agreement with NSD, has the right to request confirmation of such information by the data on accounting for the rights to the Bonds. If bank details and other information required for the Issuer to perform its obligations under the Bonds submitted by the owner or nominal holder or available from the Depository do not allow the Paying Agent to effect timely funds transfer, such a delay cannot be considered as a delay in the performance of the obligations under the Bonds, and the Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The Issuer shall transfer the required funds for Bond payments to the account of the Paying Agent when and as provided by the Agreement between the Issuer and the Paying Agent.

Based on the List of Bond Owners and/or Nominal Holders submitted by the Depository, the Paying Agent shall calculate the amounts payable to each person included in the List of Bond Owners and/or Nominal Holders.

On the Bond coupon income payment date, the Paying Agent shall transfer the required funds to the accounts of the persons authorized to receive Bond income amounts specified in the List of Bond Owners and/or Nominal Holders.

If one person is authorized to receive Bond coupon income amounts on behalf of several Bond owners, such person shall receive the total amount without breakdown by Bond owners. The nominal holders of the Bonds that are not Bond owners shall transfer the received funds to Bond owners as agreed between the Bond nominal holder and the Bond owner.

The Issuer’s obligations to pay Bond coupon income amounts shall be deemed fulfilled from the date the respective funds are available in the correspondent accounts of the payees’ banks.

2. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the second Bond coupon is similar to that of the first Bond coupon.

3. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the third Bond coupon is similar to that of the first Bond coupon.

4. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fourth Bond coupon is similar to that of the first Bond coupon.

5. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fifth Bond coupon is similar to that of the first Bond coupon.

6. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the sixth Bond coupon is similar to that of the first Bond coupon.

7. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the seventh Bond coupon is similar to that of the first Bond coupon.

8. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the eighth Bond coupon is similar to that of the first Bond coupon.

9. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the ninth Bond coupon is similar to that of the first Bond coupon.

10. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal

Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the tenth Bond coupon is similar to that of the first Bond coupon.

11. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the eleventh Bond coupon is similar to that of the first Bond coupon.

12. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the twelfth Bond coupon is similar to that of the first Bond coupon.

13. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the thirteenth Bond coupon is similar to that of the first Bond coupon.

14. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fourteenth Bond coupon is similar to that of the first Bond coupon.

15. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fifteenth Bond coupon is similar to that of the first Bond coupon.

16. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the sixteenth Bond coupon is similar to that of the first Bond coupon.

17. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the seventeenth Bond coupon is similar to that of the first Bond coupon.

18. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the eighteenth Bond coupon is similar to that of the first Bond coupon.

19. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the nineteenth Bond coupon is similar to that of the first Bond coupon.

20. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

For the purposes of payment of income on the twentieth coupon the List of Bond Owners and/or Nominal Holders compiled for the purpose of redemption shall be used.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the twentieth Bond coupon is similar to that of the first Bond coupon.

The twentieth coupon income shall be paid at the time of redemption of the outstanding nominal value of the Bonds.

The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

The securities of the issue are not commercial papers.

The securities of the issue are not secured bonds.

The securities of the issue are not options of the Issuer.

The securities of the issue are not convertible securities.

The securities of the issue are not Russian depository receipts (RDRs).

4.

Category: Bearer bonds

Series: 08

Form of securities: Certified bearer bonds

Other identifying characteristics: Non-convertible interest-bearing certified bearer bonds with mandatory centralized custody with a possibility of early redemption at the request of the owners and at the discretion of the Issuer

State registration number and date of State registration: 4-08-65018-D (November 5th, 2009)

Date of State registration of the report on the results of the issue: The notice on the issue was submitted to the Russian Federal Service for Financial Markets October 5th, 2010

Registration authority that performed the State registration of the issue and the report on the results of the securities issue: Russian Federal Service for Financial Markets

Number of securities in the issue: 10,000,000 bonds

Nominal value of each security in the issue: RUR 1,000

Total nominal value of the securities issue: RUR 10,000,000,000

Below is information from the Resolution on the Issue of Series 08 Securities and the Prospectus registered by the Russian Federal Service for Financial Markets November 5th, 2009 (State registration number 4-08-65018-D) with respect to bonds of series 08.

Rights attached to each security of the issue:

The Bonds represent direct simple obligations of Open Joint-Stock Company Federal Grid Company of Unified Energy System.

Each Bond of this issue provides equal rights to its owner.

1. The Bond owner is entitled to receive the nominal value of the Bond at its redemption within the period provided in the Resolution on the Securities Issue and Prospectus.

2. The Bond owner is entitled to receive coupon income (interest on the nominal value of the Bond) upon expiration of each coupon period.

3. The Bond owner is entitled to recover the invested amounts, in the event that the issue of the Bonds is declared void or invalid in accordance with Russian legislation.

4. The Bond owner is entitled to demand the acquisition of all or any part of its Bonds when and as provided for by the Resolution on the Securities Issue and Prospectus.

5. The Bond owner may demand early redemption of the Bonds and payment of coupon income accrued thereon calculated as of the date of performance of early redemption obligations in the following cases:

1) A delay of more than 7 (Seven) days in the performance of the Issuer’s obligation to pay the coupon income on the Bonds of this issue from the date of payment of the respective coupon income established in accordance with the Resolution on the Securities Issue and Prospectus;

2) A delay of more than 7 (Seven) days in the performance of the Issuer’s obligation to pay the coupon income on any Bonds of the Issuer issued by the latter in the Russian Federation from the date of payment of the respective coupon income established in accordance with the Resolution on the Securities Issue and Prospectus;

3) Declaration by the Issuer of its inability to meet financial obligations in respect to the Bonds of this issue or with respect to other bonds issued by the Issuer in the Russian Federation;

4) A delay of more than 30 (Thirty) days in the performance of the Issuer’s redemption (including early repayment) obligations in respect to any bonds issued by the Issuer in the Russian Federation;

5) Calling for early redemption at the request of holders of other bonds of the Issuer and/or bonds secured by the Issuer in accordance with the terms of the relevant bond issue, including, but not limited to, ruble bonds, foreign exchange bonds and Eurobonds, either placed or to be placed (the acquisition by the Issuer of any outstanding bonds as agreed with their owners and/or at the request of bond holders with the possibility of their subsequent placement does not entail the right to demand early redemption of the Bonds of this issue);

6) De-listing of the Bonds on all stock exchanges that have included the Bonds in their quotation lists, if a stock exchange listed the Bonds prior to the Bonds placement commencement date and the Bonds are issued without the State registration of the report on the issue of securities (in the event of placement using “B” listing).

The Bond owner may request early redemption of the Bonds and, accordingly, re-payment of the nominal value of the Bonds and the accrued coupon income calculated in accordance with para. 9.3 of the Resolution on the Securities Issue and para. 9.1.2 of the Prospectus starting from the date following the above-mentioned event.

The Bonds shall be redeemed at their nominal value taking into account the accrued coupon income 30 (Thirty) days following the date of any of the above-mentioned events.

The requests (applications) for early redemption of the Bonds shall be submitted to the Issuer within 20 (Twenty) days from the date the Bond owner acquired the right to request early redemption of the Bonds.

6. In the event of liquidation of the Issuer, the Bond owner may receive the amounts due in order of priority, as established by Article 64 of the Russian Civil Code.

All debts of the Issuer relating to the Bonds of this issue shall rank pari passu and be equally binding.

7. The Bond owner is entitled to sell or otherwise dispose of the Bonds without restraint. The Bond owner that purchased the Bonds at initial offering may not carry out any transactions with the Bonds until their full payment and State registration of the report on the results of the Bonds issue or submission to the registration authority of the notice of the results of the Bonds issue in accordance with applicable Russian legislation.

In addition to the above-mentioned rights, the Bond owner may exercise other property rights as provided for by applicable Russian legislation.

The Issuer shall secure the rights of Bond owners, provided that such Bond owners observe the manner of exercising such rights established by Russian legislation.

The procedure and terms for placing securities, bonds:

No data available, the Bonds of the issue have been placed.

Depository responsible for centralized custody:

Full corporate name: Non-bank credit institution, closed joint stock company National Settlement Depository

Abbreviated corporate name: NBCI CJSC NSD

Location: 1/13 Sredny Kislovsky Pereulok, Bldg. 8, Moscow, Russia, 125009

Postal address: 13 Mashkova Ulitsa, Bldg. 1, Moscow, Russia, 105062

TIN (Taxpayer Identification Number): 7702165310

Telephone: +7 (495) 956-2789, +7 (495) 956-2790

License No.: 177-12042-000100

Issue date: February 19th, 2009

License period: Unlimited

Licensing authority: Russian Federal Service for Financial Markets

The procedure and terms for redeeming securities of the issue:

Bond redemption period (date) and the procedure for its establishment.

The 3,640th (Three thousand six hundred and fortieth) day from the Bonds placement commencement date.

Date of termination:

The Bonds redemption commencement and termination dates are the same.

The date (the procedure for determining the date) of drawing up the list of bond owners for the purpose of bond redemption:

The payment shall be made in Russian currency by bank transfer in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bonds redemption date (hereinafter referred to as the “Date of Compiling the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption”).

Other terms and procedure for Bonds redemption:

The Bonds shall be redeemed by the paying agent on behalf of and for the account of the Issuer (hereinafter referred to as the “Paying Agent”) specified in para. 9.6 of the Resolution on the Securities Issue and para. 9.1.2(e) of the Prospectus.

If the Bond redemption date falls on a non-working day or day-off in the Russian Federation (whether it is a public holiday or a non-settlement day), the respective amount shall be paid on the first working day following the non-working day or day-off. The Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The Bonds shall be redeemed to the extent of the outstanding nominal value. The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

The outstanding nominal value of the Bonds shall be paid at their redemption in Russian rubles by bank transfer.

The outstanding nominal value of the Bonds shall be paid as follows:

The payment shall be made in Russian currency by bank transfer in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bonds redemption date (hereinafter referred to as the “Date of Compiling the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption”).

It is presumed that nominal bond holders that are NSD depositors are authorized to receive redemption amounts for the Bonds. NSD depositors that are nominal holders and are not authorized by their respective clients to receive redemption amounts for the Bonds shall submit to NSD the list of Bond holders not later than 1:00 PM (Moscow time) of the 3rd (Third) working day before the Bonds redemption date. Such list of Bond owners shall contain all the details set out below in the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption.

The Bond owner that is not an NSD depositor may authorize a nominal Bond holder that is an NSD depositor to receive the Bond redemption amounts.

Should the rights of the Bond owner be accounted for by the nominal holder and the nominal holder is authorized to receive Bond redemption amounts, the nominal holder shall be considered the person authorized to receive Bond redemption amounts.

Should the rights of the Bond owner not be accounted for by the nominal holder and the nominal holder is not authorized by the respective owner to receive Bond redemption amounts, then only the owner shall be considered the person authorized to receive Bond redemption amounts.

NSD shall draw up the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption based on the available data and/or data submitted by depositors and shall provide this List to the Issuer and/or the Paying Agent not later than on the 2nd (Second) working day before the Bonds redemption date. The List of Bond Owners and/or Nominal Holders for the Purpose of Redemption shall contain the following details:

a) Full name of the person authorized to receive Bond redemption amounts (first, middle and last names for individuals);

b) Number of Bonds which are recorded in the custody account of the person authorized by the owner to receive Bond redemption amounts;

c) Location and postal address of the person authorized to receive Bond redemption amounts;

d) Bank details of the person authorized by the owner to receive Bond redemption amounts, specifically:

The bank account number;

The name of the bank (specifying the city) where the account is opened;

The correspondent account of the bank where the account is opened;

The identification code of the bank where the account is opened;

e) Taxpayer identification number (TIN) of the person authorized to receive Bond redemption amounts;

f) Tax status of the person authorized to receive Bond redemption amounts (resident, non-resident with permanent establishment in the Russian Federation, non-resident with no permanent establishment in the Russian Federation, etc.);

g) Registration reason code (KPP) of the person authorized to receive Bond redemption amounts.

If among Bond owners there are individuals or legal entities that are non-residents of the Russian federation, instead of the above-mentioned information the nominal holder shall submit to NSD, and NSD shall include in the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption the following information with respect to individuals and legal entities that are non-residents of the Russian Federation and that are Bond owners, regardless of whether the nominal holder is authorized to receive Bond redemption amounts:

Full name of the Bond owner;

The number of Bonds belonging to the Bond owner;

Full name of the person authorized to receive Bond redemption amounts;

Location (or registered address for individuals) and postal address, including postal code of the Bond owner;

Bank details of the person authorized to receive Bond redemption amounts;

• Taxpayer identification number (TIN) of the Bond owner;

• Tax status of the Bond owner;

a) If the Bond owner is a non-resident legal entity, the following details shall be specified additionally:

• Foreign entity code (KIO), if any;

b) If the Bond owner is an individual, the following details shall be specified additionally:

• Type, number, date and place issuing the owner’s identity document, issuing authority;

• Owner’s date, month and year of birth;

• Number of the owner’s state pension insurance number (if available);

Bond owners and their authorized representatives, including NSD depositors, shall independently monitor the completeness and relevance of bank details submitted to NSD. In case of failure to submit or the untimely submission of the above-mentioned details by the above persons to NSD, such obligations shall be performed in favor of the person that claimed their performance and is the owner of the Bonds as of the date of such claim. In this case, the Issuer shall perform its obligations under the Bonds based on the information obtained from NSD, and the Issuer’s obligations shall be considered performed in full and properly. If bank details and other information required for the Issuer to perform its obligations under the Bonds submitted by the owner or nominal holder or available from the Depository do not allow the Paying Agent to effect timely funds transfer, such a delay cannot be considered as a delay in the performance of the obligations under the Bonds, and the Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The Issuer shall transfer the required funds for Bond payments to the account of the Paying Agent when and as provided for by the Agreement between the Issuer and the Paying Agent.

Based on the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption submitted by NSD, the Paying Agent shall calculate the amounts payable to each person authorized to receive Bond redemption amounts.

On the Bond redemption date, the Paying Agent shall transfer the required funds to the accounts of the persons specified in the List of Bond Owners and/or Nominal Holders in favor of Bond owners.

If one person is authorized to receive Bond redemption amounts on behalf of several Bond owners, such person shall receive the total amount without a breakdown by Bond owners.

The performance of Bond obligations in respect to the person included in the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption shall be considered valid, including in the event that the Bonds are disposed of after the date of compiling the above List.

The Issuer’s obligations to pay the Bond redemption amounts shall be deemed fulfilled from the date the respective funds are available in the correspondent account of the payee’s bank.

The Paying Agent is:

Full corporate name: Non-bank credit institution, closed joint stock company National Settlement Depository

Abbreviated corporate name: NBCI CJSC NSD

Location: 1/13 Sredny Kislovsky Pereulok, Bldg. 8, Moscow, Russia, 125009

Postal address: 13 Mashkova Ulitsa, Bldg. 1, Moscow, Russia, 105062

TIN (Taxpayer Identification Number): 7702165310

Telephone: +7 (495) 956-2789, +7 (495) 956-2790

License No.: 177-12042-000100

Issue date: February 19th, 2009

License period: Unlimited

Licensing authority: Russian Federal Service for Financial Markets

Income on the bonds of the issue:

The Bond income is the amount of coupon income for each coupon period. The Bond issue provides for twenty coupon periods. Each coupon period consists of 182 (One hundred and eighty-two) days.

The coupon income shall accrue on the outstanding amount of the nominal value. The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

Coupon (interest) period		Coupon (interest) income
Commencement date	Termination date

1. Coupon:

The commencement date of the first coupon period shall be the Bonds placement commencement date.	The termination date of the first coupon period shall be the 182nd (One hundred and eighty-second) day following the Bonds placement commencement date.

The first coupon interest rate was determined by the authorized agency 1 (One) day prior to the Bonds placement commencement date.

The amount to be paid per Bond for the first coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

2. Coupon:

The commencement date of the second coupon period shall be the 182nd (One hundred and eighty-second) day following the Bonds placement commencement date.	The termination date of the second coupon period shall be the 364th (Three hundred and sixty-fourth) day following the Bonds placement commencement date.

The second coupon interest rate shall be determined as provided in para 9.3.1 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the second coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

3. Coupon:

The commencement date of the third coupon period shall be the 364th (Three hundred and sixty-fourth) day following the Bonds placement commencement date.	The termination date of the third coupon period shall be the 546th (Five hundred and forty-sixth) day following the Bonds placement commencement date.

The third coupon interest rate shall be determined as provided in para 9.3.1 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the third coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

4. Coupon:

The commencement date of the fourth coupon period shall be the 546th (Five hundred and forty-sixth) day following the Bonds placement commencement date.	The termination date of the fourth coupon period shall be the 728th (Seven hundred and twenty-eighth) day following the Bonds placement commencement date.

The fourth coupon interest rate shall be determined as provided in para 9.3.1 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the fourth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

5. Coupon:

The commencement date of the fifth coupon period shall be the 728th (Seven hundred and twenty-eighth) day following the Bonds placement commencement date.	The termination date of the fifth coupon period shall be the 910th (Nine hundred and tenth) day following the Bonds placement commencement date.

The fifth coupon interest rate shall be determined as provided in para 9.3.1 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the fifth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

6. Coupon:

The commencement date of the sixth coupon period shall be the 910th (Nine	The termination date of the sixth coupon period shall be the 1,092nd (One	The sixth coupon interest rate shall be determined as provided in para 9.3.1. The amount to be paid per Bond for the sixth coupon shall

hundred and tenth) day following the Bonds placement commencement date.	thousand and ninety-second) day following the Bonds placement commencement date.	be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

7. Coupon:

The commencement date of the seventh coupon period shall be the 1,092nd (One thousand and ninety-second) day following the Bonds placement commencement date.	The termination date of the seventh coupon period shall be the 1,274th (One thousand two hundred and seventy-fourth) day following the Bonds placement commencement date.

The seventh coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the seventh coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

8. Coupon:

The commencement date of the eighth coupon period shall be the 1,274th (One thousand two hundred and seventy-fourth) day following the Bonds placement commencement date.	The termination date of the eighth coupon period shall be the 1,456th (One thousand four hundred and fifty-sixth) day following the Bonds placement commencement date.

The eighth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the eighth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

9. Coupon:

The commencement date of the ninth coupon period shall be the 1,456th (One thousand four hundred and fifty-sixth) day following the Bonds placement commencement date.	The termination date of the ninth coupon period shall be the 1,638th (One thousand six hundred and thirty-eighth) day following the Bonds placement commencement date.

The ninth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the ninth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

10. Coupon:

The commencement date of the tenth coupon period shall be the 1,638th (One thousand six hundred and thirty-eighth) day following the Bonds placement commencement date.	The termination date of the tenth coupon period shall be the 1,820th (One thousand eight hundred and twentieth) day following the Bonds placement commencement date.

The tenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the tenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

11. Coupon:

The commencement date of the eleventh coupon period shall be the 1,820th (One thousand eight hundred and twentieth) day following the Bonds placement commencement date.	The termination date of the eleventh coupon period shall be the 2,002nd (Two thousand and second) day following the Bonds placement commencement date.

The eleventh coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the eleventh coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

12. Coupon:

The commencement date of the twelfth coupon	The termination date of the twelfth coupon period	The twelfth coupon interest rate shall be determined as provided in para 9.3.1.

period shall be the 2,002nd (Two thousand and second) day following the Bonds placement commencement date.	shall be the 2,184th (Two thousand one hundred and eighty-fourth) day following the Bonds placement commencement date.

The amount to be paid per Bond for the twelfth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

13. Coupon:

The commencement date of the thirteenth coupon period shall be the 2,184th (Two thousand one hundred and eighty-fourth) day following the Bonds placement commencement date.	The termination date of the thirteenth coupon period shall be the 2,366th (Two thousand three hundred and sixty-sixth) day following the Bonds placement commencement date.

The thirteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the thirteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

14. Coupon:

The commencement date of the fourteenth coupon period shall be the 2,366th (Two thousand three hundred and sixty-sixth) day following the Bonds placement commencement date.	The termination date of the fourteenth coupon period shall be the 2,548th (Two thousand five hundred and forty-eighth) day following the Bonds placement commencement date.

The fourteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the fourteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

15. Coupon:

The commencement date of the fifteenth coupon period shall be the 2,548th (Two thousand five hundred and forty-eighth) day following the Bonds placement commencement date.	The termination date of the fifteenth coupon period shall be the 2,730th (Two thousand seven hundred and thirtieth) day following the Bonds placement commencement date.

The fifteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the fifteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

16. Coupon:

The commencement date of the sixteenth coupon period shall be the 2,730th (Two thousand seven hundred and thirtieth) day following the Bonds placement commencement date.	The termination date of the sixteenth coupon period shall be the 2,912th (Two thousand, nine hundred and twelfth) day following the Bonds placement commencement date.

The sixteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the sixteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

17. Coupon:

The commencement date of the seventeenth coupon period shall be the 2,912th (Two thousand nine hundred and twelfth) day following the Bonds placement commencement date.	The termination date of the seventeenth coupon period shall be the 3,094th (Three thousand and ninety-fourth) day following the Bonds placement commencement date.

The seventeenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the seventeenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

18. Coupon:

The commencement date	The termination date of	The eighteenth coupon interest rate shall be determined as

of the eighteenth coupon period shall be the 3,094th (Three thousand and ninety-fourth) day following the Bonds placement commencement date.	the eighteenth coupon period shall be the 3,276th (Three thousand two hundred and seventy-sixth) day following the Bonds placement commencement date.

provided in para 9.3.1.

The amount to be paid per Bond for the eighteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

19. Coupon:

The commencement date of the nineteenth coupon period shall be the 3,276th (Three thousand two hundred and seventy-sixth) day following the Bonds placement commencement date.	The termination date of the nineteenth coupon period shall be the 3,458th (Three thousand four hundred and fifty-eighth) day following the Bonds placement commencement date.

The nineteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the nineteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

20. Coupon:

The commencement date of the twentieth coupon period shall be the 3,458th (Three thousand four hundred and fifty-eighth) day following the Bonds placement commencement date.	The termination date of the seventeenth coupon period shall be the 3,640th (Three thousand six hundred and fortieth) day following the Bonds placement commencement date.

The twentieth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the twentieth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

If the Bond coupon income payment date in respect to any of the twenty Bond coupons falls on a non-working day (whether it is a public holiday or a non-settlement day), the respective amount shall be paid on the first working day following the non-working day. The Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The procedure for determining the coupon interest rate starting from the second coupon:

a) When approving the Bonds placement commencement date, the Issuer may decide on interest rates or the procedure for determining coupon interest rates by formula, the variables of which cannot vary at the discretion of the Issuer, for coupon periods starting from the second to the nth coupon period (n = 2, 3 ... 20).

If the Issuer fails to make such a decision in respect to any coupon period (ith coupon period), the Issuer shall purchase the Bonds at the request of their owners submitted within the last 5 (Five) days of the coupon period immediately preceding the ith coupon period.

If the coupons rates or the procedure for determining the coupon rates is established by the Issuer’s authorized governing body simultaneously for several coupon periods, the Issuer shall purchase the Bonds at the request of their owners submitted within the last 5 (Five) days of the coupon period immediately preceding the coupon period for which the Issuer will determine coupon rates or the procedure for determining coupons rates simultaneously with other coupon periods after the State registration of the report on the results of the securities issue (submission of the Notice on the Results of the Securities Issue to the registration authority).

If at the time of approval of the Bonds placement commencement date, the Issuer fails to decide on the second coupon rate or the procedure for determining thereof, the Issuer shall determine the second coupon rate and disclose such information not later than 5 (Five) days prior to the date of termination of the 1st coupon.

In this case, the Issuer shall secure the right of Bond owners to claim from the Issuer the purchase of the Bonds at a price equal to 100 (One hundred) percent of the outstanding nominal value, excluding the coupon income accrued as of the date of purchase, which shall be paid to the seller of the Bonds in addition to the specified purchase price within the last 5 (Five) days of the 1st coupon period.

The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

b) The Issuer shall determine the amount of Bond interest (coupon) for each coupon period to be determined by the Issuer after the State registration of the Report on the Results of the Bonds Issue (submission of the Notice on the Results of the Securities Issue to the registration authority) (j=(i +1),..,20) and disclose the relevant information not later than 5 (Five) days prior to the date of termination of the coupon period immediately preceding the coupon period, for which the Issuer is to establish the rate after the State registration of the Report on the Results of the Bonds Issue (submission of the Notice on the Results of the Securities Issue to the registration authority) when and as provided in clause 11 of the Resolution on the Securities Issue and para. 2.9 of the Prospectus.

Each time the Issuer may determine simultaneously the rates of any undefined coupons following the ith coupon (k is the number of the last coupon of each successive series of coupons for which the rates shall be determined simultaneously in accordance with this sub-clause). In this case, Bond owners may claim the purchase of the Bonds at a price equal to 100 (One hundred) percent of the outstanding nominal value, excluding the coupon income accrued as of the date of purchase, which shall be paid to the seller of the Bonds in addition to the specified purchase price within the last 5 (Five) days of the kth coupon period (k<20).

The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

The Issuer shall notify the Stock Exchange of the established interest rates not later than 5 (Five) days prior to the date of termination of the coupon period preceding the coupon period, for which the rate is determined after the State registration of the Report on the Results of the Securities Issue (submission of the Notice on the Results of the Securities Issue to the registration authority).

The procedure for calculating the coupon income accrued during the Bonds circulation.

CIA = Cj * Nom * (T - T(j-1)/ 365/ 100%, where

j is the ordinal number of the respective coupon period, j=1, 2, 3...20;

CIA is the coupon income accrued, RUR;

Nom is the outstanding nominal value of one Bond, RUR;

C j is the interest rate for the jth coupon, percent per annum;

T(j-1) is the commencement date for the jth coupon period (for the first coupon period, T(j-1) is the Bonds placement commencement date);

T is the date of calculation of the coupon income accrued in the jth coupon period.

The amount of the accrued coupon income shall be calculated to one kopeck (rounded according to mathematical rounding rules. This means that the value of the whole kopeck does not change if the first number following the rounded number is from 0 to 4, and increases by one if the first number following the rounded number is from 5 to 9).

The amount of the interest (coupon) income on the bonds:

Coupon ordinal number	Coupon income payment date	Coupon rate, %	CIA per bond, RUR	Amount of coupon payments on all bonds of the issue, RUR
1	March 29th, 2011	7.15	35.65	356,500,000
2	September 27th, 2011	7.15	35.65	356,500,000
3	March 27th, 2012	7.15	35.65	356,500,000
4	September 25th, 2012	7.15	35.65	356,500,000
5	March 26th, 2013	7.15	35.65	356,500,000
6	September 24th, 2013	7.15	35.65	356,500,000
7	March 25th, 2014	To be determined by the Issuer.
8	September 23rd, 2014
9	March 24th, 2015
10	September 22nd, 2015
11	March 22nd, 2016
12	September 20th, 2016
13	March 21st, 2017
14	September 19th, 2017
15	March 20th, 2018
16	September 18th, 2018
17	March 19th, 2019
18	September 17th, 2019
19	March 17th, 2020
20	September 15th, 2020

Interest (coupon) income payment procedure and terms:

The payment shall be made in Russian currency by bank transfer in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond coupon income payment date (hereinafter referred to as the “Date of Compiling the List of Bond Owners and/or Nominal Holders for Coupon Income Payments”).

The Bond income shall be paid by the Paying Agent on behalf of and for the account of the Issuer.

The Issuer shall perform its Bond coupon income payment obligations based on the List of Bond Owners and/or Nominal Holders submitted by NSD (hereinafter referred to as the “List of Bond Owners and/or Nominal Holders”).

The Bond coupon income shall be paid by the transfer of funds to persons included by NSD in the List of Bond Owners and/or Nominal Holders in favor of Bond owners. The Bond owner that is not an NSD depositor may, but is not obliged to, authorize a nominal Bond holder that is an NSD depositor to receive Bond income amounts.

It is assumed that nominal bond holders that are NSD depositors are authorized to receive income amounts for the Bonds. NSD depositors that are nominal holders and are not authorized by their respective clients to receive Bond income amounts shall submit to NSD the list of Bond holders not later than 1:00 PM (Moscow time) of the 3rd (Third) working day before the Bond coupon income payment date. Such list of Bond owners shall contain all the details set out below in the List of Bond Owners and/or Nominal Holders.

Should the rights of the Bond owner be accounted for by the nominal holder and the nominal holder is authorized to receive Bond income amounts, the nominal holder shall be considered the person authorized to receive Bond income amounts.

Should the rights of the Bond owner not be accounted for by the nominal holder and the nominal holder is not authorized by the respective owner to receive Bond income amounts, then only the owner shall be considered the person authorized to receive Bond income amounts.

Bond income payment period:

The Bond coupon income for each coupon period shall be paid on the date of termination of the respective coupon period.

The first coupon income shall be paid on the 182nd day following the Bonds placement commencement date.

The second coupon income shall be paid on the 364th day following the Bonds placement commencement date.

The third coupon income shall be paid on the 546th day following the Bonds placement commencement date.

The fourth coupon income shall be paid on the 728th day following the Bonds placement commencement date.

The fifth coupon income shall be paid on the 910th day following the Bonds placement commencement date.

The sixth coupon income shall be paid on the 1,092nd day following the Bonds placement commencement date.

The seventh coupon income shall be paid on the 1,274th day following the Bonds placement commencement date.

The eighth coupon income shall be paid on the 1,456th day following the Bonds placement commencement date.

The ninth coupon income shall be paid on the 1,638th day following the Bonds placement commencement date.

The tenth coupon income shall be paid on the 1,820th day following the Bonds placement commencement date.

The eleventh coupon income shall be paid on the 2,002nd day following the Bonds placement commencement date.

The twelfth coupon income shall be paid on the 2,184th day following the Bonds placement commencement date.

The thirteenth coupon income shall be paid on the 2,366th day following the Bonds placement commencement date.

The fourteenth coupon income shall be paid on the 2,548th day following the Bonds placement commencement date.

The fifteenth coupon income shall be paid on the 2,730th day following the Bonds placement commencement date.

The sixteenth coupon income shall be paid on the 2,912th day following the Bonds placement commencement date.

The seventeenth coupon income shall be paid on the 3,094th day following the Bonds placement commencement date.

The eighteenth coupon income shall be paid on the 3,276th day following the Bonds placement commencement date.

The nineteenth coupon income shall be paid on the 3,458th day following the Bonds placement commencement date.

The twentieth coupon income shall be paid on the 3,640th day following the Bonds placement commencement date.

The twentieth coupon income shall be paid at the time of redemption of the outstanding nominal value of the Bonds.

The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

If the Bond coupon income payment date in respect to any of the twenty Bond coupons falls on a non-working day (whether it is a public holiday or a non-settlement day), the respective amount shall be paid on the first working day following the non-working day. The Bond owner may not demand accrued interest or any other compensation for such delay in payment.

Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income

The Issuer shall perform its Bond coupon income payment obligations based on the List of Bond Owners and/or Nominal Holders submitted by NSD (hereinafter referred to as the “List of Bond Owners and/or Nominal Holders”).

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date (hereinafter referred to as the “Date of Compiling the List of Bond Owners and/or Nominal Holders”).

The Bond owner that is not an NSD depositor may authorize a nominal Bond holder that is an NSD depositor to receive Bond coupon income amounts.

It is presumed that nominal bond holders that are NSD depositors are authorized to receive Bond coupon income amounts. NSD depositors that are nominal holders and are not authorized by their respective clients to receive coupon income amounts for the Bonds shall submit to NSD the list of Bond holders not later than 1:00 PM (Moscow time) of the 3rd (Third) working day before the payment date. Such list of Bond owners shall contain all the details set out below in the List of Bond Owners and/or Nominal Holders.

Should the rights of the Bond owner be accounted for by the nominal holder and the nominal holder is authorized to receive Bond coupon income amounts, the nominal holder shall be considered the person authorized to receive Bond coupon income amounts.

Should the rights of the Bond owner be not accounted for by the nominal holder and the nominal holder is not authorized by the respective owner to receive Bond coupon income amounts, then only the owner shall be considered the person authorized to receive Bond coupon income amounts.

The performance of obligations in respect of the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

Not later than on the 2nd (Second) working day before the Bond income payment date the Depository shall submit to the Issuer and/or the Paying Agent the List of Bond Owners and/or Nominal Holders which shall contain the following details:

a) Full name of the person authorized to receive Bond income amounts (first, middle and last names for individuals);

b) Number of Bonds which are recorded in the custody account of the person authorized to receive Bond income amounts;

c) Location and postal address of the person authorized to receive Bond income amounts;

d) Bank details of the person authorized to receive Bond income amounts, specifically:

• The account number;

• The name of the bank where the account is opened;

• The correspondent account of the bank where the account is opened;

• The identification code of the bank where the account is opened;

e) Taxpayer identification number (TIN) of the person authorized to receive Bond income amounts;

f) Tax status of the person authorized to receive Bond income amounts (resident, non-resident with permanent establishment in the Russian Federation, non-resident with no permanent establishment in the Russian Federation, etc.);

g) Registration reason code (KPP) of the person authorized to receive Bond income amounts.

If among Bond owners there are individuals or legal entities that are non-residents of the Russian Federation, instead of the above-mentioned information, the nominal holder shall submit to NSD, and NSD shall include in the List of Bond Owners and/or Nominal Holders compiled on the Date of Compiling the List of Bond Owners and/or Nominal Holders for Coupon Income Payments the following information with respect to individuals and legal entities that are non-residents of the Russian Federation and that are Bond owners, regardless of whether the nominal holder is authorized to receive Bond income amounts:

Full name of the Bond owner;

The number of Bonds belonging to the Bond owner;

Full name of the person authorized to receive Bond income amounts;

Location (or registered address for individuals) and postal address, including postal code of the Bond owner;

Bank details of the person authorized to receive Bond income amounts;

• Taxpayer identification number (TIN) of the Bond owner;

Tax status of the Bond owner;

and

a) If the Bond owner is a non-resident legal entity, the following details shall be specified additionally:

• Foreign entity code (KIO), if any;

b) If the Bond owner is an individual, the following details shall be specified additionally:

• Type, number, date and place issuing the owner’s identity document, issuing authority;

• Owner’s date, month and year of birth;

• Number of the owner’s state pension insurance number (if available).

In addition to the above-mentioned information contained in the List, individuals and legal entities that are non-residents of the Russian Federation and are Bond owners shall transfer to the Issuer, and the nominal holder authorized by the owner to pay coupon income amounts shall request from the owner and submit to the Issuer the following documents required for the application of corresponding tax rates for the purpose of Bond income taxation:

a) If the Bond owner is a non-resident individual:

•              Official confirmation that the individual is a resident of a State with which the Russian Federation has signed a double taxation agreement (treaty) which is in effect during the relevant tax period (or any part thereof);

•              Official confirmation that the foreign individual has been staying in Russia for more than 183 days (a notarized copy of the certificate of registration of said establishment with Russiann tax authorities) and is a tax resident of the Russian Federation for the purpose of income taxation.

b) If the Bond owner is a non-resident legal entity:

•              Confirmation that the non-resident legal entity has a permanent establishment in a State with which the Russian Federation has signed an international treaty (agreement) regulating tax matters (if any) certified by a competent authority of the respective foreign state. If such confirmation is in a foreign language, the Russian translation thereof shall also be provided;

c) If the person authorized to receive Bond income is a permanent establishment of a non-resident legal entity:

•              A notarized copy of the certificate of registration of said establishment with Russian tax authorities dated not earlier than the previous tax period (if the income to be paid is attributed to the permanent establishment of the recipient of income in the Russian Federation).

Bond owners and their authorized representatives, including NSD depositors, shall provide NSD with necessary data in a timely manner and independently monitor the completeness and relevance of the data submitted to NSD and shall bear all risks related to the failure to submit / untimely submission of such data.

In case of failure to submit or the untimely submission of the above-mentioned details to the Depository, such obligations shall be performed in favor of the person that claimed their performance and is the owner of the Bonds as of the date of such claim.

In this case, the Issuer shall perform its obligations under the Bonds based on the information obtained from the

Depository, and the Issuer’s obligations shall be considered performed in full and properly. The Issuer, in cases provided for by the agreement with NSD, has the right to request confirmation of such information by the data on the accounting of the rights to the Bonds. If bank details and other information required for the Issuer to perform its obligations under the Bonds submitted by the owner or nominal holder or available from the Depository do not allow the Paying Agent to effect timely funds transfer, such a delay cannot be considered as a delay in the performance of the obligations under the Bonds, and the Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The Issuer shall transfer the required funds for Bond payments to the account of the Paying Agent when and as provided for by the Agreement between the Issuer and the Paying Agent.

Based on the List of Bond Owners and/or Nominal Holders submitted by the Depository, the Paying Agent shall calculate the amounts payable to each person included in the List of Bond Owners and/or Nominal Holders.

On the Bond coupon income payment date, the Paying Agent shall transfer the required funds to the accounts of the persons authorized to receive Bond income amounts specified in the List of Bond Owners and/or Nominal Holders.

If one person is authorized to receive Bond coupon income amounts on behalf of several Bond owners, such person shall receive the total amount without a breakdown by Bond owners. The nominal holders of the Bonds that are not Bond owners shall transfer the received funds to Bond owners as agreed between the Bond nominal holder and the Bond owner.

The Issuer’s obligations to pay Bond coupon income amounts shall be deemed fulfilled from the date the respective funds are available in the correspondent accounts of the payees’ banks.

2. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the second Bond coupon is similar to that of the first Bond coupon.

3. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the third Bond coupon is similar to that of the first Bond coupon.

4. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fourth Bond coupon is similar to that of the first Bond coupon.

5. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fifth Bond coupon is similar to that of the first Bond coupon.

6. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the sixth Bond coupon is similar to that of the first Bond coupon.

7. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal

Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the seventh Bond coupon is similar to that of the first Bond coupon.

8. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the eighth Bond coupon is similar to that of the first Bond coupon.

9. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the ninth Bond coupon is similar to that of the first Bond coupon.

10. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the tenth Bond coupon is similar to that of the first Bond coupon.

11. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the eleventh Bond coupon is similar to that of the first Bond coupon.

12. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the twelfth Bond coupon is similar to that of the first Bond coupon.

13. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the thirteenth Bond coupon is similar to that of the first Bond coupon.

14. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fourteenth Bond coupon is similar to that of the first Bond coupon.

15. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fifteenth Bond coupon is similar to that of the first Bond coupon.

16. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the sixteenth Bond coupon is similar to that of the first Bond coupon.

17. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the seventeenth Bond coupon is similar to that of the first Bond coupon.

18. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect of the owner included in the List of Bond Owners and/or Nominal

Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the eighteenth Bond coupon is similar to that of the first Bond coupon.

19. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the nineteenth Bond coupon is similar to that of the first Bond coupon.

20. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

For the purposes of payment of income on the twentieth coupon the List of Bond Owners and/or Nominal Holders compiled for the purpose of redemption shall be used.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the twentieth Bond coupon is similar to that of the first Bond coupon.

The twentieth coupon income shall be paid at the time of redemption of the outstanding nominal value of the Bonds.

The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

The securities of the issue are not commercial papers.

The securities of the issue are not secured bonds.

The securities of the issue are not options of the Issuer.

The securities of the issue are not convertible securities.

The securities of the issue are not Russian depository receipts (RDRs).

5.

Category: Bearer bonds

Series: 09

Form of securities: Certified bearer bonds

Other identifying characteristics: Non-convertible interest-bearing certified bearer bonds with mandatory centralized custody with a possibility of early redemption at the request of the owners and at the discretion of the Issuer

State registration number and date of State registration: 4-09-65018-D (November 5th, 2009)

Date of State registration of the report on the results of the issue: The notice on the issue was submitted to the Russian Federal Service for Financial Markets November 17th, 2010

Registration authority that performed the State registration of the issue and the report on the results of the securities issue: Russian Federal Service for Financial Markets

Number of securities in the issue: 5,000,000 bonds

Nominal value of each security in the issue: RUR 1,000

Total nominal value of the securities issue: RUR 5,000,000,000

Below is information from the Resolution on the Issue of Series 09 Securities and the Prospectus registered by the Russian Federal Service for Financial Markets November 5th, 2009 (State registration number 4-09-65018-D) with respect to bonds of series 09.

Rights attached to each security of the issue:

The Bonds represent direct simple obligations of Open Joint-Stock Company Federal Grid Company of Unified Energy System.

Each Bond of this issue provides equal rights to its owner.

1. The Bond owner is entitled to receive the nominal value of the Bond at its redemption within the period provided in the Resolution on the Securities Issue and Prospectus.

2. The Bond owner is entitled to receive coupon income (interest on the nominal value of the Bond) at the end of each coupon period.

3. The Bond owner is entitled to recover invested amounts, in the event that the issue of the Bonds is declared void or invalid in accordance with Russian legislation.

4. The Bond owner is entitled to demand the acquisition of all or any part of its Bonds when and as how provided for by the Resolution on the Securities Issue and the Prospectus.

5. The Bond owner may demand early redemption of the Bonds and the payment of coupon income accrued thereon calculated as of the date of the performance of early redemption obligations in the following cases:

1) A delay of more than 7 (Seven) days in performing the Issuer’s obligation to pay the coupon income on Bonds of this issue from the date of the payment of the respective coupon income established in accordance with the Resolution on the Securities Issue and the Prospectus;

2) A delay of more than 7 (Seven) days in performing the Issuer’s obligation to pay the coupon income on any Bonds of the Issuer issued by the latter in the Russian Federation from the date of the payment of the respective coupon income established in accordance with the Resolution on the Securities Issue and the Prospectus;

3) Declaration by the Issuer of its inability to meet financial obligations in respect to the Bonds of this issue or with respect to other bonds issued by the Issuer in the Russian Federation;

4) A delay of more than 30 (Thirty) days in performing the Issuer’s redemption (including early repayment) obligations in respect to any bonds issued by the Issuer in the Russian Federation;

5) Calling for early redemption at the request of holders of other bonds of the Issuer and/or bonds secured by the Issuer in accordance with the terms of the relevant bond issue, including, but not limited to, ruble bonds, foreign exchange bonds and Eurobonds, either placed or to be placed (the acquisition by the Issuer of any outstanding bonds as agreed upon with their owners and/or at the request of bond holders with the possibility of their subsequent placement does not entail the right to demand early redemption of Bonds of this issue);

6) De-listing of the Bonds on all stock exchanges that have included the Bonds in their quotation lists, if a stock exchange listed the Bonds prior to the Bonds placement commencement date and the Bonds are issued without the State registration of the report on the issue of securities (in the event of placement using the “B” listing).

The Bond owner may request early redemption of the Bonds and, accordingly, re-payment of the nominal value of the Bonds and the accrued coupon income calculated in accordance with para. 9.3 of the Resolution on the Securities Issue and para. 9.1.2 of the Prospectus starting from the date following the above-mentioned event.

The Bonds shall be redeemed at their nominal value taking into account the accrued coupon income 30 (Thirty) days following the date of any of the above-mentioned events.

The requests (applications) for early redemption of the Bonds shall be submitted to the Issuer within 20 (Twenty) days from the date the Bond owner acquired the right to request early redemption of the Bonds.

6. In the event of liquidation of the Issuer, the Bond owner may receive the amounts due in order of priority as established by Article 64 of the Russian Civil Code.

All debts of the Issuer relating to the Bonds of this issue shall rank pari passu and be equally binding.

7. The Bond owner is entitled to sell or otherwise dispose of the Bonds without restraint. The Bond owner that purchased the Bonds at initial offering may not carry out any transactions with the Bonds until their full payment and State registration of the report on the results of the Bonds issue or submission to the registration authority of the notice of the results of the Bonds issue in accordance with applicable Russian legislation.

In addition to the above-mentioned rights, the Bond owner may exercise other property rights as provided for by applicable Russian legislation.

The Issuer shall secure the rights of Bond owners, provided that such Bond owners observe the manner of exercising such rights established by Russian legislation.

The procedure and terms for placing securities, bonds:

No data available, the Bonds of the issue have been placed.

Depository responsible for centralized custody:

Full corporate name: Non-bank credit institution, closed joint stock company National Settlement Depository

Abbreviated corporate name: NBCI CJSC NSD

Location: 1/13 Sredny Kislovsky Pereulok, Bldg. 8, Moscow, Russia, 125009

Postal address: 13 Mashkova Ulitsa, Bldg. 1, Moscow, Russia, 105062

TIN (Taxpayer Identification Number): 7702165310

Telephone: +7 (495) 956-2789, +7 (495) 956-2790

License No.: 177-12042-000100

Issue date: February 19th, 2009

License period: Unlimited

Licensing authority: Russian Federal Service for Financial Markets

The procedure and terms for redeeming securities of the issue:

Bond redemption period (date) and the procedure for its establishment.

The 3,640th (three thousand six hundred and fortieth) day from the Bonds placement commencement date.

Date of termination:

The Bonds redemption commencement and termination dates are the same.

The date (the procedure for determining the date) of drawing up the list of bond owners for the purpose of bond redemption:

The payment shall be made in Russian currency by bank transfer in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bonds redemption date (hereinafter referred to as the “Date of Compiling the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption”).

Other terms and procedure for Bonds redemption:

The Bonds shall be redeemed by the paying agent on behalf of and for the account of the Issuer (hereinafter referred to as the “Paying Agent”) specified in para. 9.6 of the Resolution on the Securities Issue and para. 9.1.2(e) of the Prospectus.

If the Bond redemption date falls on a non-working day or day-off in the Russian Federation (whether it is a public holiday or a non-settlement day), the respective amount shall be paid on the first working day following the non-working day or day-off. The Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The Bonds shall be redeemed to the extent of the outstanding nominal value. The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

The outstanding nominal value of the Bonds shall be paid at their redemption in Russian rubles by bank transfer.

The outstanding nominal value of the Bonds shall be paid as follows:

The payment shall be made in Russian currency by bank transfer in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bonds redemption date (hereinafter referred to as the “Date of Compiling the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption”).

It is presumed that nominal bond holders that are NSD depositors are authorized to receive redemption amounts for the Bonds. NSD depositors that are nominal holders and are not authorized by their respective clients to receive redemption amounts for the Bonds shall submit to NSD the list of Bond holders not later than 1:00 PM (Moscow time) of the 3rd (Third) working day before the Bonds redemption date. Such list of Bond owners shall contain all the details set out below in the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption.

The Bond owner that is not an NSD depositor may authorize a nominal Bond holder that is an NSD depositor to receive the Bond redemption amounts.

Should the rights of the Bond owner be accounted for by the nominal holder and the nominal holder is authorized to receive Bond redemption amounts, the nominal holder shall be considered the person authorized to receive Bond redemption amounts.

Should the rights of the Bond owner not be accounted for by the nominal holder and the nominal holder is not authorized by the respective owner to receive Bond redemption amounts, then only the owner shall be considered the person authorized to receive Bond redemption amounts.

NSD shall draw up the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption based on the available data and/or data submitted by depositors and shall provide this List to the Issuer and/or the Paying Agent not later than on the 2nd (Second) working day before the Bonds redemption date. The List of Bond Owners and/or Nominal Holders for the Purpose of Redemption shall contain the following details:

a) Full name of the person authorized to receive Bond redemption amounts (first, middle and last names for individuals);

b) Number of Bonds which are recorded in the custody account of the person authorized by the owner to receive Bond redemption amounts;

c) Location and postal address of the person authorized to receive Bond redemption amounts;

d) Bank details of the person authorized by the owner to receive Bond redemption amounts, specifically:

The bank account number;

The name of the bank (specifying the city) where the account is opened;

The correspondent account of the bank where the account is opened;

The identification code of the bank where the account is opened;

e) Taxpayer identification number (TIN) of the person authorized to receive Bond redemption amounts;

f) Tax status of the person authorized to receive Bond redemption amounts (resident, non-resident with permanent establishment in the Russian Federation, non-resident with no permanent establishment in the Russian Federation, etc.);

g) Registration reason code (KPP) of the person authorized to receive Bond redemption amounts.

If among Bond owners there are individuals or legal entities that are non-residents of the Russian Federation, instead of the above-mentioned information the nominal holder shall submit to NSD, and NSD shall include in the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption the following information with respect to individuals and legal entities that are non-residents of the Russian Federation and that are Bond owners, regardless of whether the nominal holder is authorized to receive Bond redemption amounts:

Full name of the Bond owner;

Number of Bonds belonging to the Bond owner;

Full name of the person authorized to receive Bond redemption amounts;

Location (or registered address for individuals) and postal address, including postal code of the Bond owner;

Bank details of the person authorized to receive Bond redemption amounts;

• Taxpayer identification number (TIN) of the Bond owner;

• Tax status of the Bond owner;

a) If the Bond owner is a non-resident legal entity, the following details shall be specified additionally:

• Foreign entity code (KIO), if any;

b) If the Bond owner is an individual, the following details shall be specified additionally:

• Type, number, date and place issuing the owner’s identity documents, issuing authority;

• Owner’s date, month and year of birth;

• Number of the owner’s state pension insurance number (if available);

Bond owners and their authorized representatives, including NSD depositors, shall independently monitor the completeness and relevance of bank details submitted to NSD. In case of failure to submit or the untimely submission of the above-mentioned details by the above persons to NSD, such obligations shall be performed in favor of the person that claimed their performance and is the owner of the Bonds as of the date of such claim. In this case, the Issuer shall perform its obligations under the Bonds based on the information obtained from NSD, and the Issuer’s obligations shall be considered performed in full and properly. If bank details and other information required for the Issuer to perform its obligations under the Bonds submitted by the owner or nominal holder or available from the Depository do not allow the Paying Agent to effect timely funds transfer, such a delay cannot be considered as a delay in the performance of the obligations under the Bonds, and the Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The Issuer shall transfer the required funds for Bond payments to the account of the Paying Agent when and as provided for by the Agreement between the Issuer and the Paying Agent.

Based on the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption submitted by NSD, the Paying Agent shall calculate the amounts payable to each person authorized to receive Bond redemption amounts.

On the Bond redemption date, the Paying Agent shall transfer the required funds to the accounts of the persons specified in the List of Bond Owners and/or Nominal Holders in favor of Bond owners.

If one person is authorized to receive Bond redemption amounts on behalf of several Bond owners, such person shall receive the total amount without a breakdown by Bond owners.

The performance of Bond obligations in respect to the person included in the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption shall be considered valid, including in the event that the Bonds are disposed of after the date of compiling the above-mentioned List.

The Issuer’s obligations to pay the Bond redemption amounts shall be deemed fulfilled from the date the respective funds are available in the correspondent account of the payee’s bank.

The Paying Agent is:

Full corporate name: Non-bank credit institution, closed joint stock company National Settlement Depository

Abbreviated corporate name: NBCI CJSC NSD

Location: 1/13 Sredny Kislovsky Pereulok, Bldg. 8, Moscow, Russia, 125009

Postal address: 13 Mashkova Ulitsa, Bldg. 1, Moscow, Russia, 105062

TIN (Taxpayer Identification Number): 7702165310

Telephone: +7 (495) 956-2789, +7 (495) 956-2790

License No.: 177-12042-000100

Issue date: February 19th, 2009

License period: Unlimited

Licensing authority: Russian Federal Service for Financial Markets

Income on the bonds of the issue:

The Bond income is the amount of coupon income for each coupon period. The Bond issue provides for twenty coupon periods. Each coupon period consists of 182 (One hundred and eighty-two) days.

The coupon income shall accrue on the outstanding amount of the nominal value. The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

Coupon (interest) period		Coupon (interest) income
Commencement date	Termination date

1. Coupon:

The commencement date of the first coupon period shall be the Bonds placement commencement date.	The termination date of the first coupon period shall be the 182nd (One hundred and eighty-second) day following the Bonds placement commencement date.

The first coupon interest rate was determined by the authorized agency 1 (One) day prior to the Bonds placement commencement date.

The amount to be paid per Bond for the first coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

2. Coupon:

The commencement date of the second coupon period shall be the 182nd (One hundred and eighty-second) day following the Bonds placement commencement date.	The termination date of the second coupon period shall be the 364th (Three hundred and sixty-fourth) day following the Bonds placement commencement date.

The second coupon interest rate shall be determined as provided in para 9.3.1 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the second coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

3. Coupon:

The commencement date of the third coupon period shall be the 364th (Three hundred and sixty-fourth) day following the Bonds placement commencement date.	The termination date of the third coupon period shall be the 546th (Five hundred and forty-sixth) day following the Bonds placement commencement date.

The third coupon interest rate shall be determined as provided in para 9.3.1 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the third coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

4. Coupon:

The commencement date of the fourth coupon period shall be the 546th (Five hundred and forty-sixth) day following the Bonds placement commencement date.	The termination date of the fourth coupon period shall be the 728th (Seven hundred and twenty-eighth) day following the Bonds placement commencement date.

The fourth coupon interest rate shall be determined as provided in para 9.3.1 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the fourth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

5. Coupon:

The commencement date of the fifth coupon period shall be the 728th (Seven hundred and twenty-eighth) day following the Bonds placement commencement date.	The termination date of the fifth coupon period shall be the 910th (Nine hundred and tenth) day following the Bonds placement commencement date.

The fifth coupon interest rate shall be determined as provided in para 9.3.1 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the fifth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

6. Coupon:

The commencement date of the sixth coupon period shall be the 910th (Nine hundred and tenth)	The termination date of the sixth coupon period shall be the 1,092nd (One thousand and ninety-second)

The sixth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the sixth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for

day following the Bonds placement commencement date.	day following the Bonds placement commencement date.	each coupon as stated in the clause above.

7. Coupon:

The commencement date of the seventh coupon period shall be the 1,092nd (One thousand and ninety-second) day following the Bonds placement commencement date.	The termination date of the seventh coupon period shall be the 1,274th (One thousand two hundred and seventy-fourth) day following the Bonds placement commencement date.

The seventh coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the seventh coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

8. Coupon:

The commencement date of the eighth coupon period shall be the 1,274th (One thousand two hundred and seventy-fourth) day following the Bonds placement commencement date.	The termination date of the eighth coupon period shall be the 1,456th (One thousand four hundred and fifty-sixth) day following the Bonds placement commencement date.

The eighth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the eighth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

9. Coupon:

The commencement date of the ninth coupon period shall be the 1,456th (One thousand four hundred and fifty-sixth) day following the Bonds placement commencement date.	The termination date of the ninth coupon period shall be the 1,638th (One thousand six hundred and thirty-eighth) day following the Bonds placement commencement date.

The ninth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the ninth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

10. Coupon:

The commencement date of the tenth coupon period shall be the 1,638th (One thousand six hundred and thirty-eighth) day following the Bonds placement commencement date.	The termination date of the tenth coupon period shall be the 1,820th (One thousand eight hundred and twentieth) day following the Bonds placement commencement date.

The tenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the tenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

11. Coupon:

The commencement date of the eleventh coupon period shall be the 1,820th (One thousand eight hundred and twentieth) day following the Bonds placement commencement date.	The termination date of the eleventh coupon period shall be the 2,002nd (Two thousand and second) day following the Bonds placement commencement date.

The eleventh coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the eleventh coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

12. Coupon:

The commencement date of the twelfth coupon period shall be the 2,002nd (Two thousand and second) day following the Bonds placement commencement date.	The termination date of the twelfth coupon period shall be the 2,184th (Two thousand one hundred and eighty-fourth) day following the Bonds placement commencement date.

The twelfth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the twelfth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

13. Coupon:

The commencement date of the thirteenth coupon period shall be the 2,184th (Two thousand one hundred and eighty-fourth) day following the Bonds placement commencement date.	The termination date of the thirteenth coupon period shall be the 2,366th (Two thousand three hundred and sixty-sixth) day following the Bonds placement commencement date.

The thirteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the thirteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

14. Coupon:

The commencement date of the fourteenth coupon period shall be the 2,366th (Two thousand three hundred and sixty-sixth) day following the Bonds placement commencement date.	The termination date of the fourteenth coupon period shall be the 2,548th (Two thousand five hundred and forty-eighth) day following the Bonds placement commencement date.

The fourteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the fourteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

15. Coupon:

The commencement date of the fifteenth coupon period shall be the 2,548th (Two thousand five hundred and forty-eighth) day following the Bonds placement commencement date.	The termination date of the fifteenth coupon period shall be the 2,730th (Two thousand seven hundred and thirtieth) day following the Bonds placement commencement date.

The fifteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the fifteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

16. Coupon:

The commencement date of the sixteenth coupon period shall be the 2,730th (Two thousand seven hundred and thirtieth) day following the Bonds placement commencement date.	The termination date of the sixteenth coupon period shall be the 2,912th (Two thousand nine hundred and twelfth) day following the Bonds placement commencement date.

The sixteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the sixteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

17. Coupon:

The commencement date of the	The termination date of the seventeenth	The seventeenth coupon interest rate shall be determined as provided in para 9.3.1.

seventeenth coupon period shall be the 2,912th (Two thousand nine hundred and twelfth) day following the Bonds placement commencement date.	coupon period shall be the 3,094th (Three thousand and ninety-fourth) day following the Bonds placement commencement date.

The amount to be paid per Bond for the seventeenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

18. Coupon:

The commencement date of the eighteenth coupon period shall be the 3,094th (Three thousand and ninety-fourth) day following the Bonds placement commencement date.	The termination date of the eighteenth coupon period shall be the 3,276th (Three thousand two hundred and seventy-sixth) day following the Bonds placement commencement date.

The eighteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the eighteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

19. Coupon:

The commencement date of the nineteenth coupon period shall be the 3,276th (Three thousand two hundred and seventy-sixth) day following the Bonds placement commencement date.	The termination date of the nineteenth coupon period shall be the 3,458th (Three thousand four hundred and fifty-eighth) day following the Bonds placement commencement date.

The nineteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the nineteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

20. Coupon:

The commencement date of the twentieth coupon period shall be the 3,458th (Three thousand four hundred and fifty-eighth) day following the Bonds placement commencement date.	The termination date of the seventeenth coupon period shall be the 3,640th (Three thousand six hundred and fortieth) day following the Bonds placement commencement date.

The twentieth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the twentieth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

If the Bond coupon income payment date in respect to any of the twenty Bond coupons falls on a non-working day (whether it is a public holiday or a non-settlement day), the respective amount shall be paid on the first working day following the non-working day. The Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The procedure for determining the coupon interest rate starting from the second coupon:

a) When approving the Bonds placement commencement date, the Issuer may decide on interest rates or the procedure for determining coupon interest rates by formula, the variables of which cannot vary at the discretion of the Issuer, for coupon periods starting from the second to the nth coupon period (n = 2, 3 ... 20).

If the Issuer fails to make such a decision in respect to any coupon period (ith coupon period), the Issuer shall purchase the Bonds at the request of their owners submitted within the last 5 (Five) days of the coupon period immediately preceding the ith coupon period.

If the coupons rates or the procedure for determining the coupon rates is established by the Issuer’s authorized governing body simultaneously for several coupon periods, the Issuer shall purchase the Bonds at the request of their owners submitted within the last 5 (Five) days of the coupon period immediately preceding the coupon period for which the Issuer will determine coupon rates or the procedure for determining coupons rates simultaneously with other coupon periods after the State registration of the report on the results of the securities issue (submission of the Notice on the Results of the Securities Issue to the registration authority).

If at the time of approval of the Bonds placement commencement date the Issuer fails to decide on the second coupon rate or the procedure for determining thereof, the Issuer shall determine the second coupon rate and disclose such information not later than 5 (Five) days prior to the date of termination of the 1st coupon.

In this case, the Issuer shall secure the right of Bond owners to claim from the Issuer the purchase of the Bonds at a price equal to 100 (One hundred) percent of the outstanding nominal value, excluding the coupon income accrued as of the date of purchase, which shall be paid to the seller of the Bonds in addition to the specified purchase price within the last 5 (Five) days of the 1st coupon period.

The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

b) The Issuer shall determine the amount of Bond interest (coupon) for each coupon period to be determined by the Issuer after the State registration of the Report on the Results of the Bonds Issue (submission of the Notice on the Results of the Securities Issue to the registration authority) (j=(i +1),..,20) and disclose the relevant information not later than 5 (Five) days prior to the date of termination of the coupon period immediately preceding the coupon period, for which the Issuer is to establish the rate after State registration of the Report on the Results of the Bonds Issue (submission of the Notice on the Results of the Securities Issue to the registration authority) when and as provided in clause 11 of the Resolution on the Securities Issue and para. 2.9 of the Prospectus.

Each time, the Issuer may simultaneously determine the rates of any undefined coupons following the ith coupon (k is the number of the last coupon of each successive series of coupons for which the rates shall be determined simultaneously in accordance with this sub-clause). In this case, Bond owners may claim the purchase of the Bonds at a price equal to 100 (One hundred) percent of the outstanding nominal value, excluding the coupon income accrued as of the date of purchase, which shall be paid to the seller of the Bonds in addition to the specified purchase price within the last 5 (Five) days of the kth coupon period (k<20).

The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

The Issuer shall notify the Stock Exchange of the established interest rates not later than 5 (Five) days prior to the date of termination of the coupon period preceding the coupon period, for which the rate is determined after the State registration of the Report on the Results of the Securities Issue (submission of the Notice on the Results of the Securities Issue to the registration authority).

The procedure for calculating the coupon income accrued during the Bonds circulation.

CIA = Cj * Nom * (T - T(j-1)/ 365/ 100%, where

j is the ordinal number of the respective coupon period, j=1, 2, 3...20;

CIA is the coupon income accrued, RUR;

Nom is the outstanding nominal value of one Bond, RUR;

C j is the interest rate for the jth coupon, percent per annum;

T(j-1) is the commencement date for the jth coupon period (for the first coupon period, T(j-1) is the Bonds placement commencement date);

T is the date of calculation of the coupon income accrued in the jth coupon period.

The amount of the accrued coupon income shall be calculated to one kopeck (rounded according to mathematical rounding rules. This means that the value of the whole kopeck does not change if the first number following the rounded number is from 0 to 4, and increases by one if the first number following the rounded number is from 5 to 9).

The amount of the interest (coupon) income on the bonds:

Coupon ordinal number	Coupon income payment date	Coupon rate, %	CIA per bond, RUR	Amount of coupon payments on all bonds of the issue, RUR
1	April 29th, 2011	7.99	39.84	398,400,000
2	October 28th, 2011	7.99	39.84	398,400,000
3	April 27th, 2012	7.99	39.84	398,400,000
4	October 26th, 2012	7.99	39.84	398,400,000
5	April 26th, 2013	7.99	39.84	398,400,000
6	October 25th, 2013	7.99	39.84	398,400,000
7	April 25th, 2014	7.99	39.84	398,400,000
8	October 24th, 2014	7.99	39.84	398,400,000
9	April 24th, 2015	7.99	39.84	398,400,000
10	October 23rd, 2015	7.99	39.84	398,400,000
11	April 22nd, 2016	7.99	39.84	398,400,000
12	October 21st, 2016	7.99	39.84	398,400,000
13	April 21st, 2017	7.99	39.84	398,400,000
14	October 20th, 2017	7.99	39.84	398,400,000
15	April 20th, 2018	To be determined by the Issuer.
16	October 19th, 2018
17	April 19th, 2019
18	October 18th, 2019
19	April 17th, 2020
20	October 16th, 2020

Interest (coupon) income payment procedure and terms:

The payment shall be made in Russian currency by bank transfer in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond coupon income payment date (hereinafter referred to as the “Date of Compiling the List of Bond Owners and/or Nominal Holders for Coupon Income Payments”).

The Bond income shall be paid by the Paying Agent on behalf of and for the account of the Issuer.

The Issuer shall perform its Bond coupon income payment obligations based on the List of Bond Owners and/or Nominal Holders submitted by NSD (hereinafter referred to as the “List of Bond Owners and/or Nominal Holders”).

The Bond coupon income shall be paid by transfer of funds to persons included by NSD in the List of Bond Owners and/or Nominal Holders in favor of Bond owners. The Bond owner that is not an NSD depositor may, but is not obliged to, authorize a nominal Bond holder that is an NSD depositor to receive Bond income amounts.

It is assumed that nominal bond holders that are NSD depositors are authorized to receive income amounts for the Bonds. NSD depositors that are nominal holders and are not authorized by their respective clients to receive Bond income amounts shall submit to NSD the list of Bond holders not later than 1:00 PM (Moscow time) of the 3rd (Third) working day before the Bond coupon income payment date. Such list of Bond owners shall contain all the details set out below in the List of Bond Owners and/or Nominal Holders.

Should the rights of the Bond owner be accounted for by the nominal holder and the nominal holder is authorized to receive Bond income amounts, the nominal holder shall be considered the person authorized to receive Bond income amounts.

Should the rights of the Bond owner not be accounted for by the nominal holder and the nominal holder is not authorized by the respective owner to receive Bond income amounts, then only the owner shall be considered the person authorized to receive Bond income amounts.

Bond income payment period:

The Bond coupon income for each coupon period shall be paid on the date of termination of the respective coupon period.

The first coupon income shall be paid on the 182nd day following the Bonds placement commencement date.

The second coupon income shall be paid on the 364th day following the Bonds placement commencement date.

The third coupon income shall be paid on the 546th day following the Bonds placement commencement date.

The fourth coupon income shall be paid on the 728th day following the Bonds placement commencement date.

The fifth coupon income shall be paid on the 910th day following the Bonds placement commencement date.

The sixth coupon income shall be paid on the 1,092nd day following the Bonds placement commencement date.

The seventh coupon income shall be paid on the 1,274th day following the Bonds placement commencement date.

The eighth coupon income shall be paid on the 1,456th day following the Bonds placement commencement date.

The ninth coupon income shall be paid on the 1,638th day following the Bonds placement commencement date.

The tenth coupon income shall be paid on the 1,820th day following the Bonds placement commencement date.

The eleventh coupon income shall be paid on the 2,002nd day following the Bonds placement commencement date.

The twelfth coupon income shall be paid on the 2,184th day following the Bonds placement commencement date.

The thirteenth coupon income shall be paid on the 2,366th day following the Bonds placement commencement date.

The fourteenth coupon income shall be paid on the 2,548th day following the Bonds placement commencement date.

The fifteenth coupon income shall be paid on the 2,730th day following the Bonds placement commencement date.

The sixteenth coupon income shall be paid on the 2,912nd day following the Bonds placement commencement date.

The seventeenth coupon income shall be paid on the 3,094th day following the Bonds placement commencement date.

The eighteenth coupon income shall be paid on the 3,276th day following the Bonds placement commencement date.

The nineteenth coupon income shall be paid on the 3,458th day following the Bonds placement commencement date.

The twentieth coupon income shall be paid on the 3,640th day following the Bonds placement commencement date.

The twentieth coupon income shall be paid at the time of redemption of the outstanding nominal value of the Bonds.

The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

If the Bond coupon income payment date in respect to any of the twenty Bond coupons falls on a non-working day (whether it is a public holiday or a non-settlement day), the respective amount shall be paid on the first working day following the non-working day. The Bond owner may not demand accrued interest or any other compensation for such delay in payment.

1. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income

The Issuer shall perform its Bond coupon income payment obligations based on the List of Bond Owners and/or Nominal Holders submitted by NSD (hereinafter referred to as the “List of Bond Owners and/or Nominal Holders”).

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date (hereinafter referred to as the “Date of Compiling the List of Bond Owners and/or Nominal Holders”).

The Bond owner that is not an NSD depositor may authorize a nominal Bond holder that is an NSD depositor to receive Bond coupon income amounts.

It is presumed that nominal bond holders that are NSD depositors are authorized to receive Bond coupon income amounts. NSD depositors that are nominal holders and are not authorized by their respective clients to receive coupon income amounts for the Bonds shall submit to NSD the list of Bond holders not later than 1:00 PM (Moscow time) of the 3rd (Third) working day before the payment date. Such list of Bond owners shall contain all the details set out below in the List of Bond Owners and/or Nominal Holders.

Should the rights of the Bond owner be accounted for by the nominal holder and the nominal holder is authorized to receive Bond coupon income amounts, the nominal holder shall be considered the person authorized to receive Bond coupon income amounts.

Should the rights of the Bond owner be not accounted for by the nominal holder and the nominal holder is not authorized by the respective owner to receive Bond coupon income amounts, then only the owner shall be considered the person authorized to receive Bond coupon income amounts.

The performance of obligations in respect of the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

Not later than on the 2nd (Second) working day before the Bond income payment date the Depository shall submit to the Issuer and/or the Paying Agent the List of Bond Owners and/or Nominal Holders which shall contain the following details:

a) Full name of the person authorized to receive Bond income amounts (first, middle and last names for individuals);

b) Number of Bonds which are recorded in the custody account of the person authorized to receive Bond income amounts;

c) Location and postal address of the person authorized to receive Bond income amounts;

d) Bank details of the person authorized to receive Bond income amounts, specifically:

• The account number;

• The name of the bank where the account is opened;

• The correspondent account of the bank where the account is opened;

• The identification code of the bank where the account is opened;

e) Taxpayer identification number (TIN) of the person authorized to receive Bond income amounts;

f) Tax status of the person authorized to receive Bond income amounts (resident, non-resident with permanent establishment in the Russian Federation, non-resident with no permanent establishment in the Russian Federation, etc.);

g) Registration reason code (KPP) of the person authorized to receive Bond income amounts.

If among Bond owners there are individuals or legal entities that are non-residents of the Russian Federation, instead of the above-mentioned information the nominal holder shall submit to NSD, and NSD shall include in the List of Bond Owners and/or Nominal Holders compiled on the Date of Compiling the List of Bond Owners and/or Nominal Holders for Coupon Income Payments the following information with respect to individuals and legal entities that are non-residents of the Russian Federation and that are Bond owners, regardless of whether the nominal holder is authorized to receive Bond income amounts:

Full name of the Bond owner;

Number of Bonds belonging to the Bond owner;

Full name of the person authorized to receive Bond income amounts;

Location (or registered address for individuals) and postal address, including postal code of the Bond owner;

Bank details of the person authorized to receive Bond income amounts;

• Taxpayer identification number (TIN) of the Bond owner;

Tax status of the Bond owner;

and

a) If the Bond owner is a non-resident legal entity, the following details shall be specified additionally:

• Foreign entity code (KIO), if any;

b) If the Bond owner is an individual, the following details shall be specified additionally:

• Type, number, date and place issuing the owner’s identity document, issuing authority;

• Owner’s date, month and year of birth;

• Number of the owner’s state pension insurance number (if available).

In addition to the above-mentioned information contained in the List, individuals and legal entities that are non-residents of the Russian Federation and are Bond owners shall transfer to the Issuer, and the nominal holder authorized by the owner to pay coupon income amounts shall request from the owner and submit to the Issuer the following documents required for the application of corresponding tax rates for the purpose of Bond income taxation:

a) If the Bond owner is a non-resident individual:

•              Official confirmation that the individual is a resident of a State with which the Russian Federation has signed a double taxation agreement (treaty) which is in effect during the relevant tax period (or any part thereof);

•              Official confirmation that the foreign individual has been staying in Russia for more than 183 days (a notarized copy of the certificate of registration of said establishment with Russian tax authorities) and is a tax resident of the Russian Federation for the purpose of income taxation.

b) If the Bond owner is a non-resident legal entity:

•              Confirmation that the non-resident legal entity has a permanent establishment in a State with which the Russian Federation has signed an international treaty (agreement) regulating tax matters (if any) certified by a competent authority of the respective foreign state. If such confirmation is in a foreign language, the Russian translation thereof shall be also provided;

c) If the person authorized to receive Bond income is a permanent establishment of a non-resident legal entity:

•              Notarized copy of the certificate of registration of said establishment with Russian tax authorities dated not earlier than the previous tax period (if the income to be paid is attributed to the permanent establishment of the recipient of income in the Russian Federation).

Bond owners and their authorized representatives, including NSD depositors, shall provide NSD with necessary data in a timely manner and independently monitor the completeness and relevance of the data submitted to NSD and shall bear all risks related to the failure to submit / the untimely submission of such data.

In case of failure to submit or the untimely submission of the above-mentioned details to the Depository, such obligations shall be performed in favor of the person that claimed their performance and is the owner of the Bonds as of the date of such claim.

In this case the Issuer shall perform its obligations under the Bonds based on the information obtained from the Depository, and the Issuer’s obligations shall be considered performed in full and properly. The Issuer, in cases provided for by the agreement with NSD, has the right to request confirmation of such information by the data on the accounting of the rights to the Bonds. If bank details and other information required for the Issuer to perform its obligations under the Bonds submitted by the owner or nominal holder or available from the Depository do not allow the Paying Agent to effect timely funds transfer, such a delay cannot be considered as a delay in the performance of the obligations under the Bonds, and the Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The Issuer shall transfer the required funds for Bond payments to the account of the Paying Agent when and as provided for by the Agreement between the Issuer and the Paying Agent.

Based on the List of Bond Owners and/or Nominal Holders submitted by the Depository, the Paying Agent shall calculate the amounts payable to each person included in the List of Bond Owners and/or Nominal Holders.

On the Bond coupon income payment date, the Paying Agent shall transfer the required funds to the accounts of the persons authorized to receive Bond income amounts specified in the List of Bond Owners and/or Nominal Holders.

If one person is authorized to receive Bond coupon income amounts on behalf of several Bond owners, such person shall receive the total amount without a breakdown by Bond owners. The nominal holders of the Bonds that are not Bond owners shall transfer the received funds to Bond owners as agreed between the Bond nominal holder and the Bond owner.

The Issuer’s obligations to pay Bond coupon income amounts shall be deemed fulfilled from the date the respective funds are available in the correspondent accounts of the payees’ banks.

2. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the second Bond coupon is similar to that of the first Bond coupon.

3. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the third Bond coupon is similar to that of the first Bond coupon.

4. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fourth Bond coupon is similar to that of the first Bond coupon.

5. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fifth Bond coupon is similar to that of the first Bond coupon.

6. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the sixth Bond coupon is similar to that of the first Bond coupon.

7. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the seventh Bond coupon is similar to that of the first Bond coupon.

8. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the eighth Bond coupon is similar to that of the first Bond coupon.

9. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the ninth Bond coupon is similar to that of the first Bond coupon.

10. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the tenth Bond coupon is similar to that of the first Bond coupon.

11. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the eleventh Bond coupon is similar to that of the first Bond coupon.

12. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the twelfth Bond coupon is similar to that of the first Bond coupon.

13. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the thirteenth Bond coupon is similar to that of the first Bond coupon.

14. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fourteenth Bond coupon is similar to that of the first Bond coupon.

15. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fifteenth Bond coupon is similar to that of the first Bond coupon.

16. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the sixteenth Bond coupon is similar to that of the first Bond coupon.

17. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the seventeenth Bond coupon is similar to that of the first Bond coupon.

18. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the eighteenth Bond coupon is similar to that of the first Bond coupon.

19. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the nineteenth Bond coupon is similar to that of the first Bond coupon.

20. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of

Compiling the specified List.

For the purposes of payment of income on the twentieth coupon the List of Bond Owners and/or Nominal Holders compiled for the purpose of redemption shall be used.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the twentieth Bond coupon is similar to that of the first Bond coupon.

The twentieth coupon income shall be paid at the time of redemption of the outstanding nominal value of the Bonds.

The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

The securities of the issue are not commercial papers.

The securities of the issue are not secured bonds.

The securities of the issue are not options of the Issuer.

The securities of the issue are not convertible securities.

The securities of the issue are not Russian depository receipts (RDRs).

6.

Category: Bearer bonds

Series: 10

Form of securities: Non-convertible interest-bearing certified bearer bonds with mandatory centralized custody with a possibility of early redemption at the request of the owners and at the discretion of the Issuer

State registration number and date of State registration: 4-10-65018-D (November 5th, 2009)

Date of State registration of the report on the results of the issue: The notice on the issue was submitted to the Russian Federal Service for Financial Markets October 5th, 2010

Registration authority that performed the State registration of the issue and the report on the results of the securities issue: Russian Federal Service for Financial Markets

Number of securities in the issue: 10,000,000 bonds

Nominal value of each security in the issue: RUR 1,000

Total nominal value of the securities issue: RUR 10,000,000,000

Below is information from the Resolution on the Issue of Series 10 Securities and the Prospectus registered by the Russian Federal Service for Financial Markets November 5th, 2009 (State registration number 4-10-65018-D) with respect to bonds of series 10.

Rights attached to each security of the issue:

The Bonds represent direct simple obligations of Open Joint-Stock Company Federal Grid Company of Unified Energy  System.

Each Bond of this issue provides equal rights to its owner.

1. The Bond owner is entitled to receive the nominal value of the Bond at its redemption within the period provided in the Resolution on the Securities Issue and Prospectus.

2. The Bond owner is entitled to receive coupon income (interest on the nominal value of the Bond) at the end of each coupon period.

3. The Bond owner is entitled to recover invested amounts, in the event that the issue of the Bonds is declared void or invalid in accordance with Russian legislation.

4. The Bond owner is entitled to demand the acquisition of all or any part of its Bonds when and as how provided for by the Resolution on the Securities Issue and the Prospectus.

5. The Bond owner may demand early redemption of the Bonds and the payment of coupon income accrued thereon calculated as of the date of the performance of early redemption obligations in the following cases:

1) A delay of more than 7 (Seven) days in performing the Issuer’s obligation to pay the coupon income on Bonds of this issue from the date of the payment of the respective coupon income established in accordance with the Resolution on the Securities Issue and the Prospectus;

2) A delay of more than 7 (Seven) days in performing the Issuer’s obligation to pay the coupon income on any

Bonds of the Issuer issued by the latter in the Russian Federation from the date of the payment of the respective coupon income established in accordance with the Resolution on the Securities Issue and the Prospectus;

3) Declaration by the Issuer of its inability to meet financial obligations in respect to the Bonds of this issue or with respect to other bonds issued by the Issuer in the Russian Federation;

4) A delay of more than 30 (Thirty) days in performing the Issuer’s redemption (including early repayment) obligations in respect to any bonds issued by the Issuer in the Russian Federation;

5) Calling for early redemption at the request of holders of other bonds of the Issuer and/or bonds secured by the Issuer in accordance with the terms of the relevant bond issue, including, but not limited to, ruble bonds, foreign exchange bonds and Eurobonds, either placed or to be placed (the acquisition by the Issuer of any outstanding bonds as agreed upon with their owners and/or at the request of bond holders with the possibility of their subsequent placement does not entail the right to demand early redemption of Bonds of this issue);

6) De-listing of the Bonds on all stock exchanges that have included the Bonds in their quotation lists, if a stock exchange listed the Bonds prior to the Bonds placement commencement date and the Bonds are issued without the State registration of the report on the issue of securities (in the event of placement using the “B” listing).

The Bond owner may request early redemption of the Bonds and, accordingly, re-payment of the nominal value of the Bonds and the accrued coupon income calculated in accordance with para. 9.3 of the Resolution on the Securities Issue and para. 9.1.2 of the Prospectus starting from the date following the above-mentioned event.

The Bonds shall be redeemed at their nominal value taking into account the accrued coupon income 30 (Thirty) days following the date of any of the above-mentioned events.

The requests (applications) for early redemption of the Bonds shall be submitted to the Issuer within 20 (Twenty) days from the date the Bond owner acquired the right to request early redemption of the Bonds.

6. In the event of liquidation of the Issuer, the Bond owner may receive the amounts due in order of priority as established by Article 64 of the Russian Civil Code.

All debts of the Issuer relating to the Bonds of this issue shall rank pari passu and be equally binding.

7. The Bond owner is entitled to sell or otherwise dispose of the Bonds without restraint. The Bond owner that purchased the Bonds at initial offering may not carry out any transactions with the Bonds until their full payment and State registration of the report on the results of the Bonds issue or submission to the registration authority of the notice of the results of the Bonds issue in accordance with the applicable Russian legislation.

In addition to the above-mentioned rights, the Bond owner may exercise other property rights as provided for by the applicable Russian legislation.

The Issuer shall secure the rights of Bond owners, provided that such Bond owners observe the manner of exercising such rights established by the Russian legislation.

The procedure and terms for placing securities, bonds:

No data available, the Bonds of the issue have been placed.

Depository responsible for centralized custody:

Full corporate name: Non-bank credit institution, closed joint stock company National Settlement Depository

Abbreviated corporate name: NBCI CJSC NSD

Location: 1/13 Sredny Kislovsky Pereulok, Bldg. 8, Moscow, Russia, 125009

Postal address: 13 Mashkova Ulitsa, Bldg. 1, Moscow, Russia, 105062

TIN (Taxpayer Identification Number): 7702165310

Telephone: +7 (495) 956-2789, +7 (495) 956-2790

License No.: 177-12042-000100

Issue date: February 19th, 2009

License period: Unlimited

Licensing authority: Russian Federal Service for Financial Markets

The procedure and terms for redeeming securities of the issue:

Bond redemption period (date) and the procedure for its establishment.

The 3,640th (three thousand six hundred and fortieth) day from the Bonds placement commencement date.

Date of termination:

The Bonds redemption commencement and termination dates are the same.

The date (the procedure for determining the date) of drawing up the list of bond owners for the purpose of bond redemption:

The payment shall be made in Russian currency by bank transfer in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bonds redemption date (hereinafter referred to as the “Date of Compiling the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption”).

Other terms and procedure for Bonds redemption:

The Bonds shall be redeemed by the paying agent on behalf of and for the account of the Issuer (hereinafter referred to as the “Paying Agent”) specified in para. 9.6 of the Resolution on the Securities Issue and para. 9.1.2(e) of the Prospectus.

If the Bond redemption date falls on a non-working day or day-off in the Russian Federation (whether it is a public holiday or a non-settlement day), the respective amount shall be paid on the first working day following the non-working day or day-off. The Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The Bonds shall be redeemed to the extent of the outstanding nominal value. The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

The outstanding nominal value of the Bonds shall be paid at their redemption in Russian rubles by bank transfer.

The outstanding nominal value of the Bonds shall be paid as follows:

The payment shall be made in Russian currency by bank transfer in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bonds redemption date (hereinafter referred to as the “Date of Compiling the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption”).

It is presumed that nominal bond holders that are NSD depositors are authorized to receive redemption amounts for the Bonds. NSD depositors that are nominal holders and are not authorized by their respective clients to receive redemption amounts for the Bonds shall submit to NSD the list of Bond holders not later than 1:00 PM (Moscow time) of the 3rd (Third) working day before the Bonds redemption date. Such list of Bond owners shall contain all the details set out below in the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption.

The Bond owner that is not an NSD depositor may authorize a nominal Bond holder that is an NSD depositor to receive the Bond redemption amounts.

Should the rights of the Bond owner be accounted for by the nominal holder and the nominal holder is authorized to receive Bond redemption amounts, the nominal holder shall be considered the person authorized to receive Bond redemption amounts.

Should the rights of the Bond owner not be accounted for by the nominal holder and the nominal holder is not authorized by the respective owner to receive Bond redemption amounts, then only the owner shall be considered the person authorized to receive Bond redemption amounts.

NSD shall draw up the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption based on the available data and/or data submitted by depositors and shall provide this List to the Issuer and/or the Paying Agent not later than on the 2nd (Second) working day before the Bonds redemption date. The List of Bond Owners and/or Nominal Holders for the Purpose of Redemption shall contain the following details:

a) Full name of the person authorized to receive Bond redemption amounts (first, middle and last names for individuals);

b) Number of Bonds which are recorded in the custody account of the person authorized by the owner to receive Bond redemption amounts;

c) Location and postal address of the person authorized to receive Bond redemption amounts;

d) Bank details of the person authorized by the owner to receive Bond redemption amounts, specifically:

The bank account number;

The name of the bank (specifying the city) where the account is opened;

The correspondent account of the bank where the account is opened;

The identification code of the bank where the account is opened;

e) Taxpayer identification number (TIN) of the person authorized to receive Bond redemption amounts;

f) Tax status of the person authorized to receive Bond redemption amounts (resident, non-resident with permanent establishment in the Russian Federation, non-resident with no permanent establishment in the

Russian Federation, etc.);

g) Registration reason code (KPP) of the person authorized to receive Bond redemption amounts.

If among Bond owners there are individuals or legal entities that are non-residents of the Russian Federation, instead of the above-mentioned information the nominal holder shall submit to NSD, and NSD shall include in the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption the following information with respect to individuals and legal entities that are non-residents of the Russian Federation and that are Bond owners, regardless of whether the nominal holder is authorized to receive Bond redemption amounts:

Full name of the Bond owner;

Number of Bonds belonging to the Bond owner;

Full name of the person authorized to receive Bond redemption amounts;

Location (or registered address for individuals) and postal address, including postal code of the Bond owner;

Bank details of the person authorized to receive Bond redemption amounts;

• Taxpayer identification number (TIN) of the Bond owner;

• Tax status of the Bond owner;

a) If the Bond owner is a non-resident legal entity, the following details shall be specified additionally:

• Foreign entity code (KIO), if any;

b) If the Bond owner is an individual, the following details shall be specified additionally:

• Type, number, date and place issuing the owner’s identity document, issuing authority;

• Owner’s date, month and year of birth;

• Number of the owner’s state pension insurance number (if available);

Bond owners and their authorized representatives, including NSD depositors, shall independently monitor the completeness and relevance of bank details submitted to NSD. In case of failure to submit or the untimely submission of the above-mentioned details by the above persons to NSD, such obligations shall be performed in favor of the person that claimed their performance and is the owner of the Bonds as of the date of such claim. In this case, the Issuer shall perform its obligations under the Bonds based on the information obtained from NSD, and the Issuer’s obligations shall be considered performed in full and properly. If bank details and other information required for the Issuer to perform its obligations under the Bonds submitted by the owner or nominal holder or available from the Depository do not allow the Paying Agent to effect timely funds transfer, such a delay cannot be considered as a delay in the performance of the obligations under the Bonds, and the Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The Issuer shall transfer the required funds for Bond payments to the account of the Paying Agent when and as provided for by the Agreement between the Issuer and the Paying Agent.

Based on the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption submitted by NSD, the Paying Agent shall calculate the amounts payable to each person authorized to receive Bond redemption amounts.

On the Bond redemption date, the Paying Agent shall transfer the required funds to the accounts of the persons specified in the List of Bond Owners and/or Nominal Holders in favor of Bond owners.

If one person is authorized to receive Bond redemption amounts on behalf of several Bond owners, such person shall receive the total amount without a breakdown by Bond owners.

The performance of Bond obligations in respect to the person included in the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption shall be considered valid, including in the event that the Bonds are disposed of after the date of compiling the above List.

The Issuer’s obligations to pay the Bond redemption amounts shall be deemed fulfilled from the date the respective funds are available in the correspondent account of the payee’s bank.

The Paying Agent is:

Full corporate name: Non-bank credit institution, closed joint stock company National Settlement Depository

Abbreviated corporate name: NBCI CJSC NSD

Location: 1/13 Sredny Kislovsky Pereulok, Bldg. 8, Moscow, Russia, 125009

Postal address: 13 Mashkova Ulitsa, Bldg. 1, Moscow, Russia, 105062

TIN (Taxpayer Identification Number): 7702165310

Telephone: +7 (495) 956-2789, +7 (495) 956-2790

License No.: 177-12042-000100

Issue date: February 19th, 2009

License period: Unlimited

Licensing authority: Russian Federal Service for Financial Markets

Income on the bonds of the issue:

The Bond income is the amount of coupon income for each coupon period. The Bond issue provides for twenty coupon periods. Each coupon period consists of 182 (One hundred and eighty-two) days.

The coupon income shall accrue on the outstanding amount of the nominal value. The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

Coupon (interest) period		Coupon (interest) income
Commencement date	Termination date

1. Coupon:

The commencement date of the first coupon period shall be the Bonds placement commencement date.	The termination date of the first coupon period shall be the 182nd (One hundred and eighty-second) day following the Bonds placement commencement date.

The first coupon interest rate was determined by the authorized agency 1 (One) day prior to the Bonds placement commencement date. The amount to be paid per Bond for the first coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

2. Coupon:

The commencement date of the second coupon period shall be the 182nd (One hundred and eighty-second) day following the Bonds placement commencement date.	The termination date of the second coupon period shall be the 364th (Three hundred and sixty-fourth) day following the Bonds placement commencement date.

The second coupon interest rate shall be determined as provided in para 9.3.1 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the second coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

3. Coupon:

The commencement date of the third coupon period shall be the 364th (Three hundred and sixty-fourth) day following the Bonds placement commencement date.	The termination date of the third coupon period shall be the 546th (Five hundred and forty-sixth) day following the Bonds placement commencement date.

The third coupon interest rate shall be determined as provided in para 9.3.1 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the third coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

4. Coupon:

The commencement date of the fourth coupon period shall be the 546th (Five hundred and forty-sixth) day following the Bonds placement commencement date.	The termination date of the fourth coupon period shall be the 728th (Seven hundred and twenty-eighth) day following the Bonds placement commencement date.

The fourth coupon interest rate shall be determined as provided in para 9.3.1 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the fourth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

5. Coupon:

The commencement date of the fifth coupon period shall be the 728th (Seven hundred and twenty-eighth) day following the Bonds placement commencement date.	The termination date of the fifth coupon period shall be the 910th (Nine hundred and tenth) day following the Bonds placement commencement date.

The fifth coupon interest rate shall be determined as provided in para 9.3.1 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the fifth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

6. Coupon:

The commencement date of the sixth coupon period shall be the 910th (Nine hundred and tenth) day following the Bonds placement commencement date.	The termination date of the sixth coupon period shall be the 1,092nd (One thousand and ninety-second) day following the Bonds placement commencement date.

The sixth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the sixth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

7. Coupon:

The commencement date of the seventh coupon period shall be the 1,092nd (One thousand and ninety-second) day following the Bonds placement commencement date.	The termination date of the seventh coupon period shall be the 1,274th (One thousand two hundred and seventy-fourth) day following the Bonds placement commencement date.

The seventh coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the seventh coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

8. Coupon:

The commencement date of the eighth coupon period shall be the 1,274th (One thousand two hundred and seventy-fourth) day following the Bonds placement commencement date.	The termination date of the eighth coupon period shall be the 1,456th (One thousand four hundred and fifty-sixth) day following the Bonds placement commencement date.

The eighth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the eighth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

9. Coupon:

The commencement date of the ninth coupon period shall be the 1,456th (One thousand four hundred and fifty-sixth) day following the Bonds placement commencement date.	The termination date of the ninth coupon period shall be the 1,638th (One thousand six hundred and thirty-eighth) day following the Bonds placement commencement date.

The ninth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the ninth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

10. Coupon:

The commencement date of the tenth coupon period shall be the 1,638th (One thousand six hundred and thirty-eighth) day following the Bonds placement commencement date.	The termination date of the tenth coupon period shall be the 1,820th (One thousand eight hundred and twentieth) day following the Bonds placement commencement date.

The tenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the tenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

11. Coupon:

The commencement date of the eleventh coupon period shall be the 1,820th (One thousand eight hundred and twentieth) day following the Bonds placement commencement date.	The termination date of the eleventh coupon period shall be the 2,002nd (Two thousand and second) day following the Bonds placement commencement date.

The eleventh coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the eleventh coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

12. Coupon:

The commencement date of the twelfth coupon period shall be the 2,002nd (Two thousand and second) day following the Bonds placement commencement date.	The termination date of the twelfth coupon period shall be the 2,184th (Two thousand one hundred and eighty-fourth) day following the Bonds placement commencement date.

The twelfth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the twelfth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

13. Coupon:

The commencement date of the thirteenth coupon period shall be the 2,184th (Two thousand one hundred and eighty-fourth) day following the Bonds placement	The termination date of the thirteenth coupon period shall be the 2,366th (Two thousand three hundred and sixty-sixth) day following the Bonds placement commencement date.

The thirteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the thirteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

commencement date.

14. Coupon:

The commencement date of the fourteenth coupon period shall be the 2,366th (Two thousand three hundred and sixty-sixth) day following the Bonds placement commencement date.	The termination date of the fourteenth coupon period shall be the 2,548th (Two thousand five hundred and forty-eighth) day following the Bonds placement commencement date.

The fourteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the fourteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

15. Coupon:

The commencement date of the fifteenth coupon period shall be the 2,548th (Two thousand five hundred and forty-eighth) day following the Bonds placement commencement date.	The termination date of the fifteenth coupon period shall be the 2,730th (Two thousand seven hundred and thirtieth) day following the Bonds placement commencement date.

The fifteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the fifteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

16. Coupon:

The commencement date of the sixteenth coupon period shall be the 2,730th (Two thousand seven hundred and thirtieth) day following the Bonds placement commencement date.	The termination date of the sixteenth coupon period shall be the 2,912th (Two thousand nine hundred and twelfth) day following the Bonds placement commencement date.

The sixteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the sixteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

17. Coupon:

The commencement date of the seventeenth coupon period shall be the 2,912th (Two thousand nine hundred and twelfth) day following the Bonds placement commencement date.	The termination date of the seventeenth coupon period shall be the 3,094th (Three thousand and ninety-fourth) day following the Bonds placement commencement date.

The seventeenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the seventeenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

18. Coupon:

The commencement date of the eighteenth coupon period shall be the 3,094th (Three thousand and ninety-fourth) day following the Bonds placement commencement date.	The termination date of the eighteenth coupon period shall be the 3,276th (Three thousand two hundred and seventy-sixth) day following the Bonds placement commencement date.

The eighteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the eighteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

19. Coupon:

The commencement date of the nineteenth coupon period shall be the 3,276th (Three thousand two hundred and seventy-sixth) day	The termination date of the nineteenth coupon period shall be the 3,458th (Three thousand four hundred and fifty-eighth) day following the Bonds

The nineteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the nineteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

following the Bonds placement commencement date.	placement commencement date.

20. Coupon:

The commencement date of the twentieth coupon period shall be the 3,458th (Three thousand four hundred and fifty-eighth) day following the Bonds placement commencement date.	The termination date of the seventeenth coupon period shall be the 3,640th (Three thousand six hundred and fortieth) day following the Bonds placement commencement date.

The twentieth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the twentieth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

If the Bond coupon income payment date in respect to any of the twenty Bond coupons falls on a non-working day (whether it is a public holiday or a non-settlement day), the respective amount shall be paid on the first working day following the non-working day. The Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The procedure for determining the coupon interest rate starting from the second coupon:

a) When approving the Bonds placement commencement date, the Issuer may decide on interest rates or the procedure for determining coupon interest rates by formula, the variables of which cannot vary at the discretion of the Issuer, for coupon periods starting from the second to the nth coupon period (n = 2, 3 ... 20).

If the Issuer fails to make such a decision in respect to any coupon period (ith coupon period), the Issuer shall purchase the Bonds at the request of their owners submitted within the last 5 (Five) days of the coupon period immediately preceding the ith coupon period.

If the coupons rates or the procedure for determining the coupon rates is established by the Issuer’s authorized governing body simultaneously for several coupon periods, the Issuer shall purchase the Bonds at the request of their owners submitted within the last 5 (Five) days of the coupon period immediately preceding the coupon period for which the Issuer will determine coupon rates or the procedure for determining coupons rates simultaneously with other coupon periods after the State registration of the report on the results of the securities issue (submission of the Notice on the Results of the Securities Issue to the registration authority).

If at the time of approval of the Bonds placement commencement date the Issuer fails to decide on the second coupon rate or the procedure for determining thereof, the Issuer shall determine the second coupon rate and disclose such information not later than 5 (Five) days prior to the date of termination of the 1st coupon.

In this case, the Issuer shall secure the right of Bond owners to claim from the Issuer the purchase of the Bonds at a price equal to 100 (One hundred) percent of the outstanding nominal value, excluding the coupon income accrued as of the date of purchase, which shall be paid to the seller of the Bonds in addition to the specified purchase price within the last 5 (Five) days of the 1st coupon period.

The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

b) The Issuer shall determine the amount of Bond interest (coupon) for each coupon period to be determined by the Issuer after the State registration of the Report on the Results of the Bonds Issue (submission of the Notice on the Results of the Securities Issue to the registration authority) (j=(i +1),..,20) and disclose the relevant information not later than 5 (Five) days prior to the date of termination of the coupon period immediately preceding the coupon period, for which the Issuer is to establish the rate after the State registration of the Report on the Results of the Bonds Issue (submission of the Notice on the Results of the Securities Issue to the registration authority) when and as provided in clause 11 of the Resolution on the Securities Issue and para. 2.9 of the Prospectus.

Each time the Issuer may determine simultaneously the rates of any undefined coupons following the ith coupon (k is the number of the last coupon of each successive series of coupons for which the rates shall be determined simultaneously in accordance with this sub-clause). In this case, Bond owners may claim the purchase of the Bonds at a price equal to 100 (One hundred) percent of the outstanding nominal value, excluding the coupon income accrued as of the date of purchase, which shall be paid to the seller of the Bonds in addition to the specified purchase price within the last 5 (Five) days of the kth coupon period (k<20).

The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

The Issuer shall notify the Stock Exchange of the established interest rates not later than 5 (Five) days prior to the date of termination of the coupon period preceding the coupon period, for which the rate is determined after the State registration of the Report on the Results of the Securities Issue (submission of the Notice on the Results of the Securities Issue to the registration authority).

The procedure for calculating the coupon income accrued during the Bonds circulation.

CIA = Cj * Nom * (T - T(j-1)/ 365/ 100%, where

j is the ordinal number of the respective coupon period, j=1, 2, 3...20;

CIA is the coupon income accrued, RUR;

Nom is the outstanding nominal value of one Bond, RUR;

C j is the interest rate for the jth coupon, percent per annum;

T(j-1) is the commencement date for the jth coupon period (for the first coupon period, T(j-1) is the Bonds placement commencement date);

T is the date of calculation of the coupon income accrued in the jth coupon period.

The amount of the accrued coupon income shall be calculated to one kopeck (rounded according to mathematical rounding rules. This means that the value of the whole kopeck does not change if the first number following the rounded number is from 0 to 4, and increases by one if the first number following the rounded number is from 5 to 9).

The amount of the interest (coupon) income on the bonds:

Coupon ordinal number	Coupon income payment date	Coupon rate, %	CIA per bond, RUR	Amount of coupon payments on all bonds of the issue, RUR
1	March 29th, 2011	7.75	38.64	386,400,000
2	September 27th, 2011	7.75	38.64	386,400,000
3	March 27th, 2012	7.75	38.64	386,400,000
4	September 25th, 2012	7.75	38.64	386,400,000
5	March 26th, 2013	7.75	38.64	386,400,000
6	September 24th, 2013	7.75	38.64	386,400,000
7	March 25th, 2014	7.75	38.64	386,400,000
8	September 23rd, 2014	7.75	38.64	386,400,000
9	March 24th, 2015	7.75	38.64	386,400,000
10	September 22nd, 2015	7.75	38.64	386,400,000
11	March 22nd, 2016	To be determined by the Issuer.
12	September 20th, 2016
13	March 21st, 2017
14	September 19th, 2017
15	March 20th, 2018
16	September 18th, 2018
17	March 19th, 2019
18	September 17th, 2019
19	March 17th, 2020
20	September 15th, 2020

Interest (coupon) income payment procedure and terms:

The payment shall be made in Russian currency by bank transfer in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond coupon income payment date (hereinafter referred to as the “Date of Compiling the List of Bond Owners and/or Nominal Holders for Coupon Income Payments”).

The Bond income shall be paid by the Paying Agent on behalf of and for the account of the Issuer.

The Issuer shall perform its Bond coupon income payment obligations based on the List of Bond

Owners and/or Nominal Holders submitted by NSD (hereinafter referred to as the “List of Bond Owners and/or Nominal Holders”).

The Bond coupon income shall be paid by transfer of funds to persons included by NSD in the List of Bond Owners and/or Nominal Holders in favor of Bond owners. The Bond owner that is not an NSD depositor may, but is not obliged to, authorize a nominal Bond holder that is an NSD depositor to receive Bond income amounts.

It is assumed that nominal bond holders that are NSD depositors are authorized to receive income amounts for the Bonds. NSD depositors that are nominal holders and are not authorized by their respective clients to receive Bond income amounts shall submit to NSD the list of Bond holders not later than 1:00 PM (Moscow time) of the 3rd (Third) working day before the Bond coupon income payment date. Such list of Bond owners shall contain all the details set out below in the List of Bond Owners and/or Nominal Holders.

Should the rights of the Bond owner be accounted for by the nominal holder and the nominal holder is authorized to receive Bond income amounts, the nominal holder shall be considered the person authorized to receive Bond income amounts.

Should the rights of the Bond owner not be accounted for by the nominal holder and the nominal holder is not authorized by the respective owner to receive Bond income amounts, then only the owner shall be considered the person authorized to receive Bond income amounts.

Bond income payment period:

The Bond coupon income for each coupon period shall be paid on the date of termination of the respective coupon period.

The first coupon income shall be paid on the 182nd day following the Bonds placement commencement date.

The second coupon income shall be paid on the 364th day following the Bonds placement commencement date.

The third coupon income shall be paid on the 546th day following the Bonds placement commencement date.

The fourth coupon income shall be paid on the 728th day following the Bonds placement commencement date.

The fifth coupon income shall be paid on the 910th day following the Bonds placement commencement date.

The sixth coupon income shall be paid on the 1,092nd day following the Bonds placement commencement date.

The seventh coupon income shall be paid on the 1,274th day following the Bonds placement commencement date.

The eighth coupon income shall be paid on the 1,456th day following the Bonds placement commencement date.

The ninth coupon income shall be paid on the 1,638th day following the Bonds placement commencement date.

The tenth coupon income shall be paid on the 1,820th day following the Bonds placement commencement date.

The eleventh coupon income shall be paid on the 2,002nd day following the Bonds placement commencement date.

The twelfth coupon income shall be paid on the 2,184th day following the Bonds placement commencement date.

The thirteenth coupon income shall be paid on the 2,366th day following the Bonds placement commencement date.

The fourteenth coupon income shall be paid on the 2,548th day following the Bonds placement commencement date.

The fifteenth coupon income shall be paid on the 2,730th day following the Bonds placement commencement date.

The sixteenth coupon income shall be paid on the 2,912th day following the Bonds placement commencement date.

The seventeenth coupon income shall be paid on the 3,094th day following the Bonds placement commencement date.

The eighteenth coupon income shall be paid on the 3,276th day following the Bonds placement commencement date.

The nineteenth coupon income shall be paid on the 3,458th day following the Bonds placement commencement date.

The twentieth coupon income shall be paid on the 3,640th day following the Bonds placement commencement date.

The twentieth coupon income shall be paid at the time of redemption of the outstanding nominal value of the Bonds.

The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

If the Bond coupon income payment date in respect to any of the twenty Bond coupons falls on a non-working day (whether it is a public holiday or a non-settlement day), the respective amount shall be paid on the first working day following the non-working day. The Bond owner may not demand accrued interest or any other compensation for such delay in payment.

1. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income

The Issuer shall perform its Bond coupon income payment obligations based on the List of Bond Owners and/or Nominal Holders submitted by NSD (hereinafter referred to as the “List of Bond Owners and/or Nominal Holders”).

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date (hereinafter referred to as the “Date of Compiling the List of Bond Owners and/or Nominal Holders”).

The Bond owner that is not an NSD depositor may authorize a nominal Bond holder that is an NSD depositor to receive Bond coupon income amounts.

It is presumed that nominal bond holders that are NSD depositors are authorized to receive Bond coupon income amounts. NSD depositors that are nominal holders and are not authorized by their respective clients to receive coupon income amounts for the Bonds shall submit to NSD the list of Bond holders not later than 1:00 PM (Moscow time) of the 3rd (Third) working day before the payment date. Such list of Bond owners shall contain all the details set out below in the List of Bond Owners and/or Nominal Holders.

Should the rights of the Bond owner be accounted for by the nominal holder and the nominal holder is authorized to receive Bond coupon income amounts, the nominal holder shall be considered the person authorized to receive Bond coupon income amounts.

Should the rights of the Bond owner be not accounted for by the nominal holder and the nominal holder is not authorized by the respective owner to receive Bond coupon income amounts, then only the owner shall be considered the person authorized to receive Bond coupon income amounts.

The performance of obligations in respect of the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

Not later than on the 2nd (Second) working day before the Bond income payment date the Depository shall submit to the Issuer and/or the Paying Agent the List of Bond Owners and/or Nominal Holders which shall contain the following details:

a) Full name of the person authorized to receive Bond income amounts (first, middle and last names for individuals);

b) Number of Bonds which are recorded in the custody account of the person authorized to receive Bond income amounts;

c) Location and postal address of the person authorized to receive Bond income amounts;

d) Bank details of the person authorized to receive Bond income amounts, specifically:

• The account number;

• The name of the bank where the account is opened;

• The correspondent account of the bank where the account is opened;

• The identification code of the bank where the account is opened;

e) Taxpayer identification number (TIN) of the person authorized to receive Bond income amounts;

f) Tax status of the person authorized to receive Bond income amounts (resident, non-resident with permanent establishment in the Russian Federation, non-resident with no permanent establishment in the Russian Federation, etc.);

g) Registration reason code (KPP) of the person authorized to receive Bond income amounts.

If among Bond owners there are individuals or legal entities that are non-residents of the Russian federation, instead of the above information the nominal holder shall submit to NSD, and NSD shall include in the List of Bond Owners and/or Nominal Holders compiled on the Date of Compiling the List of Bond Owners and/or Nominal Holders for Coupon Income Payments the following information with respect to individuals and legal entities that are non-residents of the Russian Federation and that are Bond owners, regardless of whether the nominal holder is authorized to receive Bond income amounts:

Full name of the Bond owner;

 The number of Bonds belonging to the Bond owner;

Full name of the person authorized to receive Bond income amounts;

 Location (or registered address for individuals) and postal address, including postal code of the Bond owner;

 Bank details of the person authorized to receive Bond income amounts;

 • Taxpayer identification number (TIN) of the Bond owner;

 Tax status of the Bond owner;

and

a) If the Bond owner is a non-resident legal entity, the following details shall be specified additionally:

• Foreign entity code (KIO), if any;

b) If the Bond owner is an individual, the following details shall be specified additionally:

• Type, number, date and place issuing the owner’s identity document, issuing authority;

• Owner’s date, month and year of birth;

• Number of the owner’s state pension insurance number (if available).

In addition to the above-mentioned information contained in the List, individuals and legal entities that are non-residents of the Russian Federation and are Bond owners shall transfer to the Issuer, and the nominal holder authorized by the owner to pay coupon income amounts shall request from the owner and submit to the Issuer the following documents required for the application of corresponding tax rates for the purpose of Bond income taxation:

a) If the Bond owner is a non-resident individual:

•              Official confirmation that the individual is a resident of a State with which the Russian Federation has signed a double taxation agreement (treaty) which is in effect during the relevant tax period (or any part thereof);

•              Official confirmation that the foreign individual has been staying in Russia for more than 183 days (a notarized copy of the certificate of registration of said establishment with Russian tax authorities) and is a tax resident of the Russian Federation for the purpose of income taxation.

b) If the Bond owner is a non-resident legal entity:

•              Confirmation that the non-resident legal entity has a permanent establishment in a State with which the Russian Federation has signed an international treaty (agreement) regulating tax matters (if any) certified by a competent authority of the respective foreign state. If such confirmation is in a foreign language, the Russian translation thereof shall also be provided;

c) If the person authorized to receive Bond income is a permanent establishment of a non-resident legal entity:

•              A notarized copy of the certificate of registration of said establishment with Russian tax authorities dated not earlier than the previous tax period (if the income to be paid is attributed to the permanent establishment of the recipient of income in the Russian Federation).

Bond owners and their authorized representatives, including NSD depositors, shall provide NSD with necessary data in a timely manner and independently monitor the completeness and relevance of the data submitted to NSD and shall bear all risks related to the failure to submit / untimely submission of such data.

In case of failure to submit or the untimely submission of the above-mentioned details to the Depository, such obligations shall be performed in favor of the person that claimed their performance and is the owner of the Bonds as of the date of such claim.

In this case, the Issuer shall perform its obligations under the Bonds based on the information obtained from the Depository, and the Issuer’s obligations shall be considered performed in full and properly. The Issuer, in cases provided for by the agreement with NSD, has the right to request confirmation of such information by the data on the accounting of the rights to the Bonds. If bank details and other information required for the Issuer to perform its obligations under the Bonds submitted by the owner or nominal holder or available from the Depository do not allow the Paying Agent to effect timely funds transfer, such a delay cannot be considered as a delay in the performance of the obligations under the Bonds, and the Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The Issuer shall transfer the required funds for Bond payments to the account of the Paying Agent when and as provided by the Agreement between the Issuer and the Paying Agent.

Based on the List of Bond Owners and/or Nominal Holders submitted by the Depository, the Paying Agent shall calculate the amounts payable to each person included in the List of Bond Owners and/or Nominal Holders.

On the Bond coupon income payment date, the Paying Agent shall transfer the required funds to the accounts of the persons authorized to receive Bond income amounts specified in the List of Bond Owners and/or Nominal Holders.

If one person is authorized to receive Bond coupon income amounts on behalf of several Bond owners, such person shall receive the total amount without a breakdown by Bond owners. The nominal holders of the Bonds that are not Bond owners shall transfer the received funds to Bond owners as agreed between the Bond nominal holder and the Bond owner.

The Issuer’s obligations to pay Bond coupon income amounts shall be deemed fulfilled from the date the respective funds are available in the correspondent accounts of the payees’ banks.

2. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the second Bond coupon is similar to that of the first Bond coupon.

3. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the third Bond coupon is similar to that of the first Bond coupon.

4. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fourth Bond coupon is similar to that of the first Bond coupon.

5. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fifth Bond coupon is similar to that of the first Bond coupon.

6. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the sixth Bond coupon is similar to that of the first Bond coupon.

7. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the seventh Bond coupon is similar to that of the first Bond coupon.

8. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the eighth Bond coupon is similar to that of the first Bond coupon.

9. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the ninth Bond coupon is similar to that of the first Bond coupon.

10. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the tenth Bond coupon is similar to that of the first Bond coupon.

11. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the eleventh Bond coupon is similar to that of the first Bond coupon.

12. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal

Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the twelfth Bond coupon is similar to that of the first Bond coupon.

13. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the thirteenth Bond coupon is similar to that of the first Bond coupon.

14. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fourteenth Bond coupon is similar to that of the first Bond coupon.

15. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fifteenth Bond coupon is similar to that of the first Bond coupon.

16. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the sixteenth Bond coupon is similar to that of the first Bond coupon.

17. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the seventeenth Bond coupon is similar to that of the first Bond coupon.

18. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the eighteenth Bond coupon is similar to that of the first Bond coupon.

19. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the nineteenth Bond coupon is similar to that of the first Bond coupon.

20. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

For the purposes of the payment of income on the twentieth coupon the List of Bond Owners and/or Nominal Holders compiled for the purpose of redemption shall be used.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the twentieth Bond coupon is similar to that of the first Bond coupon.

The twentieth coupon income shall be paid at the time of redemption of the outstanding nominal value of the Bonds.

The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

The securities of the issue are not commercial papers.

The securities of the issue are not secured bonds.

The securities of the issue are not options of the Issuer.

The securities of the issue are not convertible securities.

The securities of the issue are not Russian depository receipts (RDRs).

7.

Category: Bearer bonds

Series: 11

Form of securities: Certified bearer bonds

Other identifying characteristics: Non-convertible interest-bearing certified bearer bonds with mandatory centralized custody with a possibility of early redemption at the request of the owners and at the discretion of the Issuer

State registration number and date of State registration: 4-11-65018-D (November 5th, 2009)

Date of State registration of the report on the results of the issue: The notice on the issue was submitted to the Russian Federal Service for Financial Markets November 17th, 2010

Registration authority that performed the State registration of the issue and the report on the results of the securities issue: Russian Federal Service for Financial Markets

Number of securities in the issue: 10,000,000 bonds

Nominal value of each security in the issue: RUR 1,000

Total nominal value of the securities issue: RUR 10,000,000,000

Below is information from the Resolution on the Issue of Series 11 Securities and the Prospectus registered by the Russian Federal Service for Financial Markets November 5th, 2009 (State registration number 4-11-65018-D) with respect to bonds of series 11.

Rights attached to each security of the issue:

The Bonds represent direct simple obligations of Open Joint-Stock Company Federal Grid Company of Unified Energy  System.

Each Bond of this issue provides equal rights to its owner.

1. The Bond owner is entitled to receive the nominal value of the Bond at its redemption within the period provided in the Resolution on the Securities Issue and Prospectus.

2. The Bond owner is entitled to receive coupon income (interest on the nominal value of the Bond) at the end of each coupon period.

3. The Bond owner is entitled to recover invested amounts, in the event that the issue of the Bonds is declared void or invalid in accordance with Russian legislation.

4. The Bond owner is entitled to demand the acquisition of all or any part of its Bonds when and as how provided for by the Resolution on the Securities Issue and the Prospectus.

5. The Bond owner may demand early redemption of the Bonds and the payment of coupon income accrued thereon calculated as of the date of the performance of early redemption obligations in the following cases:

1) A delay of more than 7 (Seven) days in performing the Issuer’s obligation to pay the coupon income on Bonds of this issue from the date of the payment of the respective coupon income established in accordance with the Resolution on the Securities Issue and the Prospectus;

2) A delay of more than 7 (Seven) days in performing the Issuer’s obligation to pay the coupon income on any Bonds of the Issuer issued by the latter in the Russian Federation from the date of the payment of the respective coupon income established in accordance with the Resolution on the Securities Issue and the Prospectus;

3) Declaration by the Issuer of its inability to meet financial obligations in respect to the Bonds of this issue or with respect to other bonds issued by the Issuer in the Russian Federation;

4) A delay of more than 30 (Thirty) days in performing the Issuer’s redemption (including early repayment) obligations in respect to any bonds issued by the Issuer in the Russian Federation;

5) Calling for early redemption at the request of holders of other bonds of the Issuer and/or bonds secured by the Issuer in accordance with the terms of the relevant bond issue, including, but not limited to, ruble bonds, foreign exchange bonds and Eurobonds, either placed or to be placed (the acquisition by the Issuer of any outstanding bonds as agreed upon with their owners and/or at the request of bond holders with the possibility of their subsequent placement does not entail the right to demand early redemption of Bonds of this issue);

6) De-listing of the Bonds on all stock exchanges that have included the Bonds in their quotation lists, if a stock exchange listed the Bonds prior to the Bonds placement commencement date and the Bonds are issued without the State registration of the report on the issue of securities (in the event of placement using the “B” listing).

The Bond owner may request early redemption of the Bonds and, accordingly, re-payment of the nominal value of the Bonds and the accrued coupon income calculated in accordance with para. 9.3 of the Resolution on the Securities Issue and para. 9.1.2 of the Prospectus starting from the date following the above-mentioned event.

The Bonds shall be redeemed at their nominal value taking into account the accrued coupon income 30 (Thirty) days following the date of any of the above-mentioned events.

The requests (applications) for early redemption of the Bonds shall be submitted to the Issuer within 20 (Twenty) days from the date the Bond owner acquired the right to request early redemption of the Bonds.

6. In the event of liquidation of the Issuer, the Bond owner may receive the amounts due in order of priority as established by Article 64 of the Russian Civil Code.

All debts of the Issuer relating to the Bonds of this issue shall rank pari passu and be equally binding.

7. The Bond owner is entitled to sell or otherwise dispose of the Bonds without restraint. The Bond owner that purchased the Bonds at initial offering may not carry out any transactions with the Bonds until their full payment and State registration of the report on the results of the Bonds issue or submission to the registration authority of the notice of the results of the Bonds issue in accordance with applicable Russian legislation.

In addition to the above-mentioned rights, the Bond owner may exercise other property rights as provided for by the applicable Russian legislation.

The Issuer shall secure the rights of Bond owners, provided that such Bond owners observe the manner of exercising such rights established by Russian legislation.

The procedure and terms for placing securities, bonds:

No data available, the Bonds of the issue have been placed.

Depository responsible for centralized custody:

Full corporate name: Non-bank credit institution, closed joint stock company National Settlement Depository

Abbreviated corporate name: NBCI CJSC NSD

Location: 1/13 Sredny Kislovsky Pereulok, Bldg. 8, Moscow, Russia, 125009

Postal address: 13 Mashkova Ulitsa, Bldg. 1, Moscow, Russia, 105062

TIN (Taxpayer Identification Number): 7702165310

Telephone: +7 (495) 956-2789, +7 (495) 956-2790

License No.: 177-12042-000100

Issue date: February 19th, 2009

License period: Unlimited

Licensing authority: Russian Federal Service for Financial Markets

The procedure and terms for redeeming securities of the issue:

Bond redemption period (date) and the procedure for its establishment.

The 3,640th (Three thousand six hundred and fortieth) day from the Bonds placement commencement date.

Date of termination:

The Bonds redemption commencement and termination dates are the same.

The date (the procedure for determining the date) of drawing up the list of bond owners for the purpose of bond redemption:

The payment shall be made in Russian currency by bank transfer in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bonds redemption date (hereinafter referred to as the “Date of Compiling the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption”).

Other terms and procedure for Bonds redemption:

The Bonds shall be redeemed by the paying agent on behalf of and for the account of the Issuer (hereinafter referred to as the “Paying Agent”) specified in para. 9.6 of the Resolution on the Securities Issue and para. 9.1.2(e) of the Prospectus.

If the Bond redemption date falls on a non-working day or day-off in the Russian Federation (whether it is a public holiday or a non-settlement day), the respective amount shall be paid on the first working day following the non-working day or day-off. The Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The Bonds shall be redeemed to the extent of the outstanding nominal value. The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

The outstanding nominal value of the Bonds shall be paid at their redemption in Russian rubles by bank transfer.

The outstanding nominal value of the Bonds shall be paid as follows:

The payment shall be made in Russian currency by bank transfer in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bonds redemption date (hereinafter referred to as the “Date of Compiling the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption”).

It is presumed that nominal bond holders that are NSD depositors are authorized to receive redemption amounts for the Bonds. NSD depositors that are nominal holders and are not authorized by their respective clients to receive redemption amounts for the Bonds shall submit to NSD the list of Bond holders not later than 1:00 PM (Moscow time) of the 3rd (Third) working day before the Bonds redemption date. Such list of Bond owners shall contain all the details set out below in the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption.

The Bond owner that is not an NSD depositor may authorize a nominal Bond holder that is an NSD depositor to receive the Bond redemption amounts.

Should the rights of the Bond owner be accounted for by the nominal holder and the nominal holder is authorized to receive Bond redemption amounts, the nominal holder shall be considered the person authorized to receive Bond redemption amounts.

Should the rights of the Bond owner not be accounted for by the nominal holder and the nominal holder is not authorized by the respective owner to receive Bond redemption amounts, then only the owner shall be considered the person authorized to receive Bond redemption amounts.

NSD shall draw up the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption based on the available data and/or data submitted by depositors and shall provide this List to the Issuer and/or the Paying Agent not later than on the 2nd (Second) working day before the Bonds redemption date. The List of Bond Owners and/or Nominal Holders for the Purpose of Redemption shall contain the following details:

a) Full name of the person authorized to receive Bond redemption amounts (first, middle and last names for individuals);

b) Number of Bonds which are recorded in the custody account of the person authorized by the owner to receive Bond redemption amounts;

c) Location and postal address of the person authorized to receive Bond redemption amounts;

d) Bank details of the person authorized by the owner to receive Bond redemption amounts, specifically:

The bank account number;

The name of the bank (specifying the city) where the account is opened;

The correspondent account of the bank where the account is opened;

The identification code of the bank where the account is opened;

e) Taxpayer identification number (TIN) of the person authorized to receive Bond redemption amounts;

f) Tax status of the person authorized to receive Bond redemption amounts (resident, non-resident with permanent establishment in the Russian Federation, non-resident with no permanent establishment in the Russian Federation, etc.);

g) Registration reason code (KPP) of the person authorized to receive Bond redemption amounts.

If among Bond owners there are individuals or legal entities that are non-residents of the Russian Federation, instead of the above-mentioned information, the nominal holder shall submit to NSD, and NSD shall include in the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption the following information with respect to individuals and legal entities that are non-residents of the Russian Federation and that are Bond owners, regardless of whether the nominal holder is authorized to receive Bond redemption amounts:

Full name of the Bond owner;

Number of Bonds belonging to the Bond owner;

Full name of the person authorized to receive Bond redemption amounts;

Location (or registered address for individuals) and postal address, including postal code of the Bond owner;

Bank details of the person authorized to receive Bond redemption amounts;

• Taxpayer identification number (TIN) of the Bond owner;

• Tax status of the Bond owner;

a) If the Bond owner is a non-resident legal entity, the following details shall be specified additionally:

• Foreign entity code (KIO), if any;

b) If the Bond owner is an individual, the following details shall be specified additionally:

• Type, number, date and place issuing the owner’s identity document, issuing authority;

• Owner’s date, month and year of birth;

• Number of the owner’s state pension insurance number (if available);

Bond owners and their authorized representatives, including NSD depositors, shall independently monitor the completeness and relevance of bank details submitted to NSD. In case of failure to submit or the untimely submission of the above-mentioned details by the above persons to NSD, such obligations shall be performed in favor of the person that claimed their performance and is the owner of the Bonds as of the date of such claim. In this case the Issuer shall perform its obligations under the Bonds based on the information obtained from NSD, and the Issuer’s obligations shall be considered performed in full and properly. If bank details and other information required for the Issuer to perform its obligations under the Bonds submitted by the owner or nominal holder or available from the Depository do not allow the Paying Agent to effect timely funds transfer, such a delay cannot be considered as a delay in the performance of the obligations under the

Bonds, and the Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The Issuer shall transfer the required funds for Bond payments to the account of the Paying Agent when and as provided for by the Agreement between the Issuer and the Paying Agent.

Based on the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption submitted by NSD, the Paying Agent shall calculate the amounts payable to each person authorized to receive Bond redemption amounts.

On the Bond redemption date, the Paying Agent shall transfer the required funds to the accounts of the persons specified in the List of Bond Owners and/or Nominal Holders in favor of Bond owners.

If one person is authorized to receive Bond redemption amounts on behalf of several Bond owners, such person shall receive the total amount without a breakdown by Bond owners.

The performance of Bond obligations in respect to the person included in the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption shall be considered valid, including in the event that the Bonds are disposed of after the date of compiling the above List.

The Issuer’s obligations to pay the Bond redemption amounts shall be deemed fulfilled from the date the respective funds are available in the correspondent account of the payee’s bank.

The Paying Agent is:

Full corporate name: Non-bank credit institution, closed joint stock company National Settlement Depository

Abbreviated corporate name: NBCI CJSC NSD

Location: 1/13 Sredny Kislovsky Pereulok, Bldg. 8, Moscow, Russia, 125009

Postal address: 13 Mashkova Ulitsa, Bldg. 1, Moscow, Russia, 105062

TIN (Taxpayer Identification Number): 7702165310

Telephone: +7 (495) 956-2789, +7 (495) 956-2790

License No.: 177-12042-000100

Issue date: February 19th, 2009

License period: Unlimited

Licensing authority: Russian Federal Service for Financial Markets

Income on the bonds of the issue:

The Bond income is the amount of coupon income for each coupon period. The Bond issue provides for twenty coupon periods. Each coupon period consists of 182 (One hundred and eighty-two) days.

The coupon income shall accrue on the outstanding amount of the nominal value. The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

Coupon (interest) period		Coupon (interest) income
Commencement date	Termination date

1. Coupon:

The commencement date of the first coupon period shall be the Bonds placement commencement date.	The termination date of the first coupon period shall be the 182nd (One hundred and eighty-second) day following the Bonds placement commencement date.

The first coupon interest rate was determined by the authorized agency 1 (One) day prior to the Bonds placement commencement date.

The amount to be paid per Bond for the first coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

2. Coupon:

The commencement date of the second coupon period shall be the 182nd (One hundred and eighty-second) day following the Bonds	The termination date of the second coupon period shall be the 364th (Three hundred and sixty-fourth) day following the Bonds placement commencement

The second coupon interest rate shall be determined as provided in para 9.3.1 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the second coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each

placement commencement date.	date.	coupon as stated in the clause above.

3. Coupon:

The commencement date of the third coupon period shall be the 364th (Three hundred and sixty-fourth) day following the Bonds placement commencement date.	The termination date of the third coupon period shall be the 546th (Five hundred and forty-sixth) day following the Bonds placement commencement date.

The third coupon interest rate shall be determined as provided in para 9.3.1 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the third coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

4. Coupon:

The commencement date of the fourth coupon period shall be the 546th (Five hundred and forty-sixth) day following the Bonds placement commencement date.	The termination date of the fourth coupon period shall be the 728th (Seven hundred and twenty-eighth) day following the Bonds placement commencement date.

The fourth coupon interest rate shall be determined as provided in para 9.3.1 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the fourth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

5. Coupon:

The commencement date of the fifth coupon period shall be the 728th (Seven hundred and twenty-eighth) day following the Bonds placement commencement date.	The termination date of the fifth coupon period shall be the 910th (Nine hundred and tenth) day following the Bonds placement commencement date.

The fifth coupon interest rate shall be determined as provided in para 9.3.1 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the fifth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

6. Coupon:

The commencement date of the sixth coupon period shall be the 910th (Nine hundred and tenth) day following the Bonds placement commencement date.	The termination date of the sixth coupon period shall be the 1,092nd (One thousand and ninety-second) day following the Bonds placement commencement date.

The sixth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the sixth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

7. Coupon:

The commencement date of the seventh coupon period shall be the 1,092nd (One thousand and ninety-second) day following the Bonds placement commencement date.	The termination date of the seventh coupon period shall be the 1,274th (One thousand two hundred and seventy-fourth) day following the Bonds placement commencement date.

The seventh coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the seventh coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

8. Coupon:

The commencement date of the eighth coupon period shall be the 1,274th (One thousand two hundred and seventy-fourth) day following the Bonds	The termination date of the eighth coupon period shall be the 1,456th (One thousand four hundred and fifty-sixth) day following the Bonds placement commencement

The eighth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the eighth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

placement commencement date.	date.

9. Coupon:

The commencement date of the ninth coupon period shall be the 1,456th (One thousand four hundred and fifty-sixth) day following the Bonds placement commencement date.	The termination date of the ninth coupon period shall be the 1,638th (One thousand six hundred and thirty-eighth) day following the Bonds placement commencement date.

The ninth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the ninth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

10. Coupon:

The commencement date of the tenth coupon period shall be the 1,638th (One thousand six hundred and thirty-eighth) day following the Bonds placement commencement date.	The termination date of the tenth coupon period shall be the 1,820th (One thousand eight hundred and twentieth) day following the Bonds placement commencement date.

The tenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the tenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

11. Coupon:

The commencement date of the eleventh coupon period shall be the 1,820th (One thousand eight hundred and twentieth) day following the Bonds placement commencement date.	The termination date of the eleventh coupon period shall be the 2,002nd (Two thousand and second) day following the Bonds placement commencement date.

The eleventh coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the eleventh coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

12. Coupon:

The commencement date of the twelfth coupon period shall be the 2,002nd (Two thousand and second) day following the Bonds placement commencement date.	The termination date of the twelfth coupon period shall be the 2,184th (Two thousand one hundred and eighty-fourth) day following the Bonds placement commencement date.

The twelfth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the twelfth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

13. Coupon:

The commencement date of the thirteenth coupon period shall be the 2,184th (Two thousand one hundred and eighty-fourth) day following the Bonds placement commencement date.	The termination date of the thirteenth coupon period shall be the 2,366th (Two thousand, three hundred and sixty-sixth) day following the Bonds placement commencement date.

The thirteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the thirteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

14. Coupon:

The commencement date of the fourteenth coupon period shall be the 2,366th (Two thousand three hundred and sixty-sixth)	The termination date of the fourteenth coupon period shall be the 2,548th (Two thousand five hundred and forty-eighth)

The fourteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the fourteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each

day following the Bonds placement commencement date.	day following the Bonds placement commencement date.	coupon as stated in the clause above.

15. Coupon:

The commencement date of the fifteenth coupon period shall be the 2,548th (Two thousand five hundred and forty-eighth) day following the Bonds placement commencement date.	The termination date of the fifteenth coupon period shall be the 2,730th (Two thousand seven hundred and thirtieth) day following the Bonds placement commencement date.

The fifteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the fifteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

16. Coupon:

The commencement date of the sixteenth coupon period shall be the 2,730th (Two thousand seven hundred and thirtieth) day following the Bonds placement commencement date.	The termination date of the sixteenth coupon period shall be the 2,912th (Two thousand nine hundred and twelfth) day following the Bonds placement commencement date.

The sixteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the sixteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

17. Coupon:

The commencement date of the seventeenth coupon period shall be the 2,912th (Two thousand nine hundred and twelfth) day following the Bonds placement commencement date.	The termination date of the seventeenth coupon period shall be the 3,094th (Three thousand and ninety-fourth) day following the Bonds placement commencement date.

The seventeenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the seventeenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

18. Coupon:

The commencement date of the eighteenth coupon period shall be the 3,094th (Three thousand and ninety-fourth) day following the Bonds placement commencement date.	The termination date of the eighteenth coupon period shall be the 3,276th (Three thousand two hundred and seventy-sixth) day following the Bonds placement commencement date.

The eighteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the eighteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

19. Coupon:

The commencement date of the nineteenth coupon period shall be the 3,276th (Three thousand two hundred and seventy-sixth) day following the Bonds placement commencement date.	The termination date of the nineteenth coupon period shall be the 3,458th (Three thousand four hundred and fifty-eighth) day following the Bonds placement commencement date.

The nineteenth coupon interest rate shall be determined as provided in para 9.3.1.

The amount to be paid per Bond for the nineteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

20. Coupon:

The commencement date of the twentieth coupon period shall be the 3,458th	The termination date of the seventeenth coupon period shall be the 3,640th	The twentieth coupon interest rate shall be determined as provided in para 9.3.1. The amount to be paid per Bond for the twentieth coupon

(Three thousand four hundred and fifty-eighth) day following the Bonds placement commencement date.	(Three thousand six hundred and fortieth) day following the Bonds placement commencement date.	shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

If the Bond coupon income payment date in respect to any of the twenty Bond coupons falls on a non-working day (whether it is a public holiday or a non-settlement day), the respective amount shall be paid on the first working day following the non-working day. The Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The procedure for determining the coupon interest rate starting from the second coupon:

a) When approving the Bonds placement commencement date, the Issuer may decide on interest rates or the procedure for determining coupon interest rates by formula, the variables of which cannot vary at the discretion of the Issuer, for coupon periods starting from the second to the nth coupon period (n = 2, 3 ... 20).

If the Issuer fails to make such a decision in respect to any coupon period (ith coupon period), the Issuer shall purchase the Bonds at the request of their owners submitted within the last 5 (Five) days of the coupon period immediately preceding the ith coupon period.

If the coupons rates or the procedure for determining the coupon rates is established by the Issuer’s authorized governing body simultaneously for several coupon periods, the Issuer shall purchase the Bonds at the request of their owners submitted within the last 5 (Five) days of the coupon period immediately preceding the coupon period for which the Issuer will determine coupon rates or the procedure for determining coupons rates simultaneously with other coupon periods after the State registration of the report on the results of the securities issue (submission of the Notice on the Results of the Securities Issue to the registration authority).

If at the time of approval of the Bonds placement commencement date the Issuer fails to decide on the second coupon rate or the procedure for determining thereof, the Issuer shall determine the second coupon rate and disclose such information not later than 5 (Five) days prior to the date of termination of the 1st coupon.

In this case, the Issuer shall secure the right of Bond owners to claim from the Issuer the purchase of the Bonds at a price equal to 100 (One hundred) percent of the outstanding nominal value, excluding the coupon income accrued as of the date of purchase, which shall be paid to the seller of the Bonds in addition to the specified purchase price within the last 5 (Five) days of the 1st coupon period.

The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

b) The Issuer shall determine the amount of Bond interest (coupon) for each coupon period to be determined by the Issuer after the State registration of the Report on the Results of the Bonds Issue (submission of the Notice on the Results of the Securities Issue to the registration authority) (j=(i +1),..,20) and disclose the relevant information not later than 5 (Five) days prior to the date of termination of the coupon period immediately preceding the coupon period, for which the Issuer is to establish the rate after the State registration of the Report on the Results of the Bonds Issue (submission of the Notice on the Results of the Securities Issue to the registration authority) when and as provided in clause 11 of the Resolution on the Securities Issue and para. 2.9 of the Prospectus.

Each time the Issuer may determine simultaneously the rates of any undefined coupons following the ith coupon (k is the number of the last coupon of each successive series of coupons for which the rates shall be determined simultaneously in accordance with this sub-clause). In this case, Bond owners may claim the purchase of the Bonds at a price equal to 100 (One hundred) percent of the outstanding nominal value, excluding the coupon income accrued as of the date of purchase, which shall be paid to the seller of the Bonds in addition to the specified purchase price within the last 5 (Five) days of the kth coupon period (k<20).

The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

The Issuer shall notify the Stock Exchange of the established interest rates not later than 5 (Five) days prior to the date of termination of the coupon period preceding the coupon period, for which the rate is determined after the State registration of the Report on the Results of the Securities Issue (submission of the Notice on the Results of the Securities Issue to the registration authority).

The procedure for calculating the coupon income accrued during the Bonds circulation.

CIA = Cj * Nom * (T - T(j-1)/ 365/ 100%, where

j is the ordinal number of the respective coupon period, j=1, 2, 3...20;

CIA is the coupon income accrued, RUR;

Nom is the outstanding nominal value of one Bond, RUR;

C j is the interest rate for the jth coupon, percent per annum;

T(j-1) is the commencement date for the jth coupon period (for the first coupon period, T(j-1) is the Bonds placement commencement date);

T is the date of calculation of the coupon income accrued in the jth coupon period.

The amount of the accrued coupon income shall be calculated to one kopeck (rounded according to mathematical rounding rules. This means that the value of the whole kopeck does not change if the first number following the rounded number is from 0 to 4, and increases by one if the first number following the rounded number is from 5 to 9).

The amount of the interest (coupon) income on the bonds:

Coupon ordinal number	Coupon income payment date	Coupon rate, %	CIA per bond, RUR	Amount of coupon payments on all bonds of the issue, RUR
1	April 29th, 2011	7.99	39.84	398,400,000
2	October 28th, 2011	7.99	39.84	398,400,000
3	April 27th, 2012	7.99	39.84	398,400,000
4	October 26th, 2012	7.99	39.84	398,400,000
5	April 26th, 2013	7.99	39.84	398,400,000
6	October 25th, 2013	7.99	39.84	398,400,000
7	April 25th, 2014	7.99	39.84	398,400,000
8	October 24th, 2014	7.99	39.84	398,400,000
9	April 24th, 2015	7.99	39.84	398,400,000
10	October 23rd, 2015	7.99	39.84	398,400,000
11	April 22nd, 2016	7.99	39.84	398,400,000
12	October 21st, 2016	7.99	39.84	398,400,000
13	April 21st, 2017	7.99	39.84	398,400,000
14	October 20th, 2017	7.99	39.84	398,400,000
15	April 20th, 2018	To be determined by the Issuer.
16	October 19th, 2018
17	April 19th, 2019
18	October 18th, 2019
19	April 17th 2020
20	October 16th, 2020

Interest (coupon) income payment procedure and terms:

The payment shall be made in Russian currency by bank transfer in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond coupon income payment date (hereinafter referred to as the “Date of Compiling the List of Bond Owners and/or Nominal Holders for Coupon Income Payments”).

The Bond income shall be paid by the Paying Agent on behalf of and for the account of the Issuer.

The Issuer shall perform its Bond coupon income payment obligations based on the List of Bond Owners and/or Nominal Holders submitted by NSD (hereinafter referred to as the “List of Bond Owners and/or Nominal Holders”).

The Bond coupon income shall be paid by transfer of funds to persons included by NSD in the List of Bond Owners and/or Nominal Holders in favor of Bond owners. The Bond owner that is not an NSD depositor may, but is not obliged to, authorize a nominal Bond holder that is an NSD depositor to receive Bond income amounts.

It is assumed that nominal bond holders that are NSD depositors are authorized to receive income amounts for the Bonds. NSD depositors that are nominal holders and are not authorized by their respective clients to receive Bond income amounts shall submit to NSD the list of Bond holders not later than 1:00 PM (Moscow time) of the 3rd (Third) working day before the Bond coupon income payment date. Such list of Bond owners shall contain all the details set out below in the List of Bond Owners and/or Nominal Holders.

Should the rights of the Bond owner be accounted for by the nominal holder and the nominal holder is authorized to receive Bond income amounts, the nominal holder shall be considered the person authorized to receive Bond income amounts.

Should the rights of the Bond owner not be accounted for by the nominal holder and the nominal holder is not authorized by the respective owner to receive Bond income amounts, then only the owner shall be considered the person authorized to receive Bond income amounts.

Bond income payment period:

The Bond coupon income for each coupon period shall be paid on the date of termination of the respective coupon period.

The first coupon income shall be paid on the 182nd day following the Bonds placement commencement date.

The second coupon income shall be paid on the 364th day following the Bonds placement commencement date.

The third coupon income shall be paid on the 546th day following the Bonds placement commencement date.

The fourth coupon income shall be paid on the 728th day following the Bonds placement commencement date.

The fifth coupon income shall be paid on the 910th day following the Bonds placement commencement date.

The sixth coupon income shall be paid on the 1,092nd day following the Bonds placement commencement date.

The seventh coupon income shall be paid on the 1,274th day following the Bonds placement commencement date.

The eighth coupon income shall be paid on the 1,456th day following the Bonds placement commencement date.

The ninth coupon income shall be paid on the 1,638th day following the Bonds placement commencement date.

The tenth coupon income shall be paid on the 1,820th day following the Bonds placement commencement date.

The eleventh coupon income shall be paid on the 2,002nd day following the Bonds placement commencement date.

The twelfth coupon income shall be paid on the 2,184th day following the Bonds placement commencement date.

The thirteenth coupon income shall be paid on the 2,366th day following the Bonds placement commencement date.

The fourteenth coupon income shall be paid on the 2,548th day following the Bonds placement commencement date.

The fifteenth coupon income shall be paid on the 2,730th day following the Bonds placement commencement date.

The sixteenth coupon income shall be paid on the 2,912th day following the Bonds placement commencement date.

The seventeenth coupon income shall be paid on the 3,094th day following the Bonds placement commencement date.

The eighteenth coupon income shall be paid on the 3,276th day following the Bonds placement commencement date.

The nineteenth coupon income shall be paid on the 3,458th day following the Bonds placement commencement date.

The twentieth coupon income shall be paid on the 3,640th day following the Bonds placement commencement date.

The twentieth coupon income shall be paid at the time of redemption of the outstanding nominal value of the Bonds.

The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

If the Bond coupon income payment date in respect to any of the twenty Bond coupons falls on a non-working day (whether it is a public holiday or a non-settlement day), the respective amount shall be paid on the first working day following the non-working day. The Bond owner may not demand accrued interest or any other compensation for such delay in payment.

1. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income

The Issuer shall perform its Bond coupon income payment obligations based on the List of Bond Owners and/or Nominal Holders submitted by NSD (hereinafter referred to as the “List of Bond Owners and/or Nominal Holders”).

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date (hereinafter referred to as the “Date of Compiling the List of Bond Owners and/or Nominal Holders”).

The Bond owner that is not an NSD depositor may authorize a nominal Bond holder that is an NSD depositor to receive Bond coupon income amounts.

It is presumed that nominal bond holders that are NSD depositors are authorized to receive Bond coupon income amounts. NSD depositors that are nominal holders and are not authorized by their respective clients to receive coupon income amounts for the Bonds shall submit to NSD the list of Bond holders not later than 1:00 PM (Moscow time) of the 3rd (Third) working day before the payment date. Such list of Bond owners shall contain all the details set out below in the List of Bond Owners and/or Nominal Holders.

Should the rights of the Bond owner be accounted for by the nominal holder and the nominal holder is authorized to receive Bond coupon income amounts, the nominal holder shall be considered the person authorized to receive Bond coupon income amounts.

Should the rights of the Bond owner not be accounted for by the nominal holder and the nominal holder is not authorized by the respective owner to receive Bond coupon income amounts, then only the owner shall be considered the person authorized to receive Bond coupon income amounts.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

Not later than on the 2nd (Second) working day before the Bond income payment date the Depository shall submit to the Issuer and/or the Paying Agent the List of Bond Owners and/or Nominal Holders which shall contain the following details:

a) Full name of the person authorized to receive Bond income amounts (first, middle and last names for individuals);

b) Number of Bonds which are recorded in the custody account of the person authorized to receive Bond income amounts;

c) Location and postal address of the person authorized to receive Bond income amounts;

d) Bank details of the person authorized to receive Bond income amounts, specifically:

• The account number;

• The name of the bank where the account is opened;

• The correspondent account of the bank where the account is opened;

• The identification code of the bank where the account is opened;

e) Taxpayer identification number (INN) of the person authorized to receive Bond income amounts;

f) Tax status of the person authorized to receive Bond income amounts (resident, non-resident with permanent establishment in the Russian Federation, non-resident with no permanent establishment in the Russian Federation, etc.);

g) Registration reason code (KPP) of the person authorized to receive Bond income amounts.

If among Bond owners there are individuals or legal entities that are non-residents of the Russian federation, instead of the above-mentioned information the nominal holder shall submit to NSD, and NSD shall include in the List of Bond Owners and/or Nominal Holders compiled on the Date of Compiling the List of Bond Owners and/or Nominal Holders for Coupon Income Payments the following information with respect to individuals and legal entities that are non-residents of the Russian Federation and that are Bond owners, regardless of whether the nominal holder is authorized to receive Bond income amounts:

Full name of the Bond owner;

Number of Bonds belonging to the Bond owner;

Full name of the person authorized to receive Bond income amounts;

Location (or registered address for individuals) and postal address, including postal code of the Bond owner;

Bank details of the person authorized to receive Bond income amounts;

• Taxpayer identification number (TIN) of the Bond owner;

Tax status of the Bond owner;

and

а) If the Bond owner is a non-resident legal entity, the following details shall be specified additionally:

• Foreign entity code (KIO), if any;

b) If the Bond owner is an individual, the following details shall be specified additionally:

• Type, number, date and place issuing the owner’s identity document, issuing authority;

• Owner’s date, month and year of birth;

• Number of the owner’s state pension insurance number (if available).

In addition to the above-mentioned information contained in the List, individuals and legal entities that are non-residents of the Russian Federation and are Bond owners shall transfer to the Issuer, and the nominal holder authorized by the owner to pay coupon income amounts shall request from the owner and submit to the Issuer the following documents required for the application of corresponding tax rates for the purpose of Bond income taxation:

а) If the Bond owner is a non-resident individual:

•              Official confirmation that the individual is a resident of a State with which the Russian Federation has signed a double taxation agreement (treaty) which is in effect during the relevant tax period (or any part thereof);

•              Official confirmation that the foreign individual has been staying in Russia for more than 183 days (a notarized copy of the certificate of registration of said establishment with Russian tax authorities) and is a tax resident of the Russian Federation for the purpose of income taxation.

b) If the Bond owner is a non-resident legal entity:

•              Confirmation that the non-resident legal entity has a permanent establishment in a State with which the Russian Federation has signed an international treaty (agreement) regulating tax matters (if any) certified by a competent authority of the respective foreign state. If such confirmation is in a foreign language, the Russian translation thereof shall be also provided;

c) if the person authorized to receive Bond income is a permanent establishment of a non-resident legal entity:

•              a notarized copy of the certificate of registration of the said establishment with tax authorities of the Russian Federation dated not earlier than in the previous tax period (if the income to be paid is attributed to the permanent establishment of the recipient of income in the Russian Federation).

Bond owners and their authorized representatives, including NSD depositors, shall provide NSD with necessary data in a timely manner and independently monitor the completeness and relevance of the data submitted to NSD and shall bear all risks related to the failure to submit / untimely submission of such data.

In case of failure to submit or the untimely submission of the above-mentioned details to the Depository, such obligations shall be performed in favor of the person that claimed their performance and is the owner of the Bonds as of the date of such claim.

In this case, the Issuer shall perform its obligations under the Bonds based on the information obtained from the Depository, and the Issuer’s obligations shall be considered performed in full and properly. The Issuer, in cases provided for by the agreement with NSD, has the right to request confirmation of such information by the data on the accounting of the rights to the Bonds. If bank details and other information required for the Issuer to perform its obligations under the Bonds submitted by the owner or nominal holder or available from the Depository do not allow the Paying Agent to effect timely funds transfer, such a delay cannot be considered as a delay in the performance of the obligations under the Bonds, and the Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The Issuer shall transfer the required funds for Bond payments to the account of the Paying Agent when and as provided for by the Agreement between the Issuer and the Paying Agent.

Based on the List of Bond Owners and/or Nominal Holders submitted by the Depository, the Paying Agent shall calculate the amounts payable to each person included in the List of Bond Owners and/or Nominal Holders.

On the Bond coupon income payment date, the Paying Agent shall transfer the required funds to the accounts of the persons authorized to receive Bond income amounts specified in the List of Bond Owners and/or Nominal Holders.

If one person is authorized to receive Bond coupon income amounts on behalf of several Bond owners, such person shall receive the total amount without breakdown by Bond owners. The nominal holders of the Bonds that are not Bond owners shall transfer the received funds to Bond owners as agreed between the Bond nominal holder and the Bond owner.

The Issuer’s obligations to pay Bond coupon income amounts shall be deemed fulfilled from the date the respective funds are available in the correspondent accounts of the payees’ banks.

2. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the second Bond coupon is similar to that of the first Bond coupon.

3. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the third Bond coupon is similar to that of the first Bond coupon.

4. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fourth Bond coupon is similar to that of the first Bond coupon.

5. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fifth Bond coupon is similar to that of the first Bond coupon.

6. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the sixth Bond coupon is similar to that of the first Bond coupon.

7. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the seventh Bond coupon is similar to that of the first Bond coupon.

8. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the eighth Bond coupon is similar to that of the first Bond coupon.

9. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the ninth Bond coupon is similar to that of the first Bond coupon.

10. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the tenth Bond coupon is similar to that of the first Bond coupon.

11. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the eleventh Bond coupon is similar to that of the first Bond coupon.

12. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the twelfth Bond coupon is similar to that of the first Bond coupon.

13. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the thirteenth Bond coupon is similar to that of the first Bond coupon.

14. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fourteenth Bond coupon is similar to that of the first Bond coupon.

15. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fifteenth Bond coupon is similar to that of the first Bond coupon.

16. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the sixteenth Bond coupon is similar to that of the first Bond coupon.

17. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the seventeenth Bond coupon is similar to that of the first Bond coupon.

18. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of

Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the eighteenth Bond coupon is similar to that of the first Bond coupon.

19. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the nineteenth Bond coupon is similar to that of the first Bond coupon.

20. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

For the purposes of payment of income on the twentieth coupon the List of Bond Owners and/or Nominal Holders compiled for the purpose of redemption shall be used.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the twentieth Bond coupon is similar to that of the first Bond coupon.

The twentieth coupon income shall be paid at the time of redemption of the outstanding nominal value of the Bonds.

The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities and para. 9.1.2(c) of the Prospectus).

The securities of the issue are not commercial papers.

The securities of the issue are not secured bonds.

The securities of the issue are not options of the Issuer.

The securities of the issue are not convertible securities.

The securities of the issue are not Russian depository receipts (RDRs).

8.

Category: Bearer bonds

Series: 13

Form of securities: Certified bearer bonds

Other identifying characteristics: Non-convertible interest-bearing certified bearer bonds of series 13 with mandatory centralized custody, with a possibility of early redemption at the request of the owners and at the discretion of the Issuer

State registration number and date of State registration: 4-13-65018-D (June 7th, 2011)

Date of State registration of the report on the results of the issue: The notice on the issue was submitted to the Russian Federal Service for Financial Markets July 26th, 2011

Registration authority that performed the State registration of the issue and the report on the results of the securities issue: Russian Federal Service for Financial Markets

Number of securities in the issue: 10,000,000 bonds

Nominal value of each security in the issue: RUR 1,000

Total nominal value of the securities issue: RUR 10,000,000,000

Below is information from the Resolution on the Issue of Series 13 Securities and the Prospectus registered by the Russian Federal Service for Financial Markets June 7th, 2011 (State registration number 4-13-65018-D) with respect to bonds of series 13.

Rights attached to each security of the issue:

The Bonds represent direct simple obligations of Open Joint-Stock Company Federal Grid Company of Unified Energy  System.

Each Bond of this issue provides equal rights to its owner.

Documents certifying the Bond rights are the Bond Certificate and the Resolution on the Issue of Securities.

1. The Bond owner is entitled to receive the outstanding nominal value of the Bond at its redemption within the period provided for in the Resolution on the Securities Issue and Prospectus.

2. The Bond owner is entitled to receive coupon income (interest on the outstanding nominal value of the Bond) upon expiration of each coupon period.

3. The Bond owner is entitled to recover the invested amounts, in the event that the issue of the Bonds is declared void or invalid in accordance with Russian legislation.

4. The Bond owner is entitled to demand the acquisition of all or any part of its Bonds when and as provided for by the Resolution on the Securities Issue and Prospectus.

5. The Bond owner is entitled to demand early redemption of the Bonds when and as provided for by the Resolution on the Securities Issue and Prospectus.

6. The Bond owner is entitled to sell or otherwise dispose of the Bonds without restraint.

The Bond owner that purchased the Bonds at initial offering may not carry out any transactions with the Bonds until their full payment and State registration of the report on the results of the Bonds issue or submission to the registration authority of the notice of the results of the Bonds issue in accordance with the applicable Russian legislation.

All debts of the Issuer relating to the Bonds of this issue shall rank pari passu and be equally binding.

In addition to the above rights, the Bond owner may exercise other property rights as provided by the applicable Russian legislation.

The Issuer shall secure the rights of Bond owners, provided that such Bond owners observe the manner of exercising such rights established by the Russian legislation.

The procedure and terms for placing securities, bonds:

No data available, the Bonds of the issue have been placed.

Depository responsible for centralized custody:

Full corporate name in Russian: Небанковская кредитная организация закрытое акционерное общество «Национальный расчетный депозитарий» (Non-bank credit institution, closed joint stock company National Settlement Depository)

Abbreviated corporate name in Russian: НКО ЗАО НРД (NBCI CJSC NSD)

Location: 1/13 Sredny Kislovsky Pereulok, Bldg. 8, Moscow, Russia, 125009

Correspondence (postal) address: 13 Mashkova Ulitsa, Bldg. 1, Moscow, Russia, 105062

Primary State Registration Number (OGRN): 1027739132563.

INN/KPP (Taxpayer Identification Number/Registration Reason Code) 7702165310/775001001.

Telephone: +7 (495) 956-2789, +7 (495) 956-2790

License number for the professional participant in the securities market for depository activities: No. 177-12042-000100

Issue date of the license of the professional participant in the securities market for depository activities: February 19th, 2009

Period of the license of the professional participant in the securities market for depository activities: Unlimited

Licensing authority: Russian Federal Service for Financial Markets

The procedure and terms for redeeming securities of the issue:

The Bonds shall be redeemed and Bond income shall be paid in Russian currency by bank transfer to Bond owners. Bond owners may not choose the form of redemption of the Bonds.

Bond redemption period (date) and the procedure for its establishment.

Bond redemption date: The 3,640th (Three thousand six hundred and fortieth) day following the Bonds placement commencement date (hereinafter also referred to as the “Redemption Date”).

If the Bond redemption date falls on a non-working day (whether it is a public holiday or a non-settlement day), the respective amount shall be paid on the first working day following the non-working day. The Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The Bonds redemption commencement and termination dates are the same.

The date (the procedure for determining the date) of compiling the list of bond owners for the purpose of bond redemption:

The Issuer shall perform its Bond redemption obligations based on the List of Bond Owners and/or Nominal Holders submitted by NSD (hereinafter referred to as the “List of Bond Owners and/or Nominal Holders”).

The Bonds shall be redeemed at their nominal value or to the extent of the balance of the nominal value (hereinafter to the extent of the outstanding nominal value). The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities).

The outstanding nominal value of the Bonds shall be paid at their redemption in Russian rubles by bank transfer.

Information on the date of compiling the List of Bond Owners and/or Nominal Holders shall be disclosed by the Issuer in the form of a statement of material fact “On the date of compiling the list of holders of the Issuer’s registered equity securities or certified equity securities with mandatory centralized custody for the exercise (implementation) of the rights attached to such equity securities” within the following time after the respective event (action):

•           On a newswire: not later than within 1 (One) day;

•           On the Issuer’s web site (http://www.fsk-ees.ru): not later than within 2 (Two) days.

The outstanding nominal value of the Bonds shall be paid as follows:

The Bonds shall be redeemed to persons included by NSD in the List of Bond Owners and/or Nominal Holders, in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bonds redemption date (hereinafter referred to as the “Date of Compiling the List of Bond Owners and/or Nominal Holders”).

The outstanding nominal value of the Bonds shall be redeemed by the Paying Agent on behalf of and for the account of the Issuer.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the List of Bond Owners and/or Nominal Holders.

Other terms and procedure for Bonds redemption:

The Bonds shall be redeemed by the paying agent on behalf of and for the account of the Issuer on the Bonds redemption date. The functions of the paying agent for the redemption of Bonds and payment of the coupon income shall be performed by NBCI CJSC NSD (hereinafter referred to as the “Paying Agent”).

Information on the Paying Agent is given in para. 9.6 of the Resolution on the Securities Issue and para. 9.1.2(e) of the Prospectus.

The Bonds shall be redeemed by the transfer of funds to persons included by NSD in the List of Bond Owners and/or Nominal Holders, in favor of Bond owners.

The Bond owner that is not an NSD depositor may authorize a nominal Bond holder that is an NSD depositor to receive Bond payment amounts.

It is assumed that nominal bond holders that are NSD depositors are authorized to receive redemption amounts for the Bonds. NSD depositors that are not authorized by their respective clients to receive redemption amounts for the Bonds shall submit to NSD the list of Bond holders not later than 1:00 PM (Moscow time) of the 3rd (Third) working day before the Bonds redemption date. Such list of Bond owners shall contain all the details set out below in the List of Bond Owners and/or Nominal Holders.

Should the rights of the Bond owner be accounted for by the nominal holder and the nominal holder is authorized to receive Bond redemption amounts, the nominal holder shall be considered the person authorized to receive Bond redemption amounts.

Should the rights of the Bond owners not be accounted for by the nominal holder and the nominal holder is not authorized by the respective owner to receive Bond redemption amounts, then only the owner shall be considered the person authorized to receive Bond redemption amounts.

Not later than on the 2nd (Second) working day before the Bond redemption date, NSD shall submit to the Issuer and/or the Paying Agent the List of Bond Owners and/or Nominal Holders compiled on the Date of Compiling the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption. Such List shall contain the following details:

a) Full name of the person authorized to receive Bond redemption amounts (first, middle and last names for individuals);

b) Number of Bonds which are recorded in the custody account of the person authorized to receive Bond redemption amounts;

c) Location and postal address of the person authorized to receive Bond redemption amounts;

d) Account name and bank details of the person authorized to receive Bond redemption amounts, specifically:

•           The account number;

•           The name of the bank (specifying the city) where the account is opened;

•           The correspondent account of the bank where the account is opened;

•           The identification code of the bank where the account is opened.

e) Taxpayer identification number (TIN) of the person authorized to receive Bond redemption amounts;

f) Tax status of the person authorized to receive Bond redemption amounts (resident, non-resident with permanent establishment in the Russian Federation, non-resident with no permanent establishment in the Russian Federation, etc.);

g) Registration reason code (KPP) of the person authorized to receive Bond redemption amounts.

If among Bond owners there are individuals or legal entities that are non-residents of the Russian Federation, instead of the above-mentioned information the nominal holder shall submit to NSD, and NSD shall include in the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption the following information with respect to individuals and legal entities that are non-residents of the Russian Federation and that are Bond owners, regardless of whether the nominal holder is authorized to receive Bond redemption amounts:

•           Full name of the Bond owner;

•           Number of Bonds belonging to the Bond owner;

•           Full name of the person authorized to receive Bond redemption amounts;

•           Location (or registered address for individuals) and postal address, including postal code of the Bond owner;

•           Bank details of the person authorized to receive Bond redemption amounts;

•           Taxpayer identification number (TIN) of the Bond owner;

•           Tax status of the Bond owner;

а) If the Bond owner is a non-resident legal entity, the following details shall be specified additionally:

•           Foreign entity code (KIO), if any;

b) If the Bond owner is an individual, the following details shall be specified additionally:

•           Type, number, date and place issuing the owner’s identity document, issuing authority;

•           Owner’s date, month and year of birth;

•           Number of the owner’s state pension insurance number (if available).

Bond owners and their authorized representatives, including NSD depositors, shall provide NSD with necessary data in a timely manner and independently monitor the completeness and relevance of data submitted to NSD and shall bear all risks related to the failure to submit / untimely submission of such data.

In case of failure to submit or the untimely submission of the above-mentioned details to NSD, such obligations shall be performed in favor of the person that claimed their performance and is the owner of the Bonds as of the date of such claim.

In this case, the Issuer shall perform its obligations under the Bonds based on the information obtained from NSD, and the Issuer’s obligations shall be considered performed in full and properly. The Issuer, in cases provided for by the agreement with NSD, has the right to request confirmation of such information by the data on the accounting of the rights to the Bonds. If bank details and other information required for the Issuer to perform its obligations under the Bonds submitted by the owner or nominal holder or available from the Depository do not allow the Paying Agent to effect timely funds transfer, such a delay cannot be considered as a delay in the performance of the obligations under the Bonds, and the Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The Issuer shall transfer the required funds for Bond payments to the account of the Paying Agent with the credit institution specified by the Paying Agent when and as provided for by the agreement between the Issuer and the Paying Agent.

Based on the List of Bond Owners and/or Nominal Holders, the Paying Agent shall calculate the amounts payable to each Bond owner and/or nominal holder authorized to receive Bond redemption amounts.

On the Bond redemption date, the Paying Agent shall transfer the required funds specified in the List of Bond Owners and/or Nominal Holders to the accounts of the persons authorized to receive Bond redemption amounts.

If one person is authorized to receive Bond redemption amounts on behalf of several Bond owners, such person shall receive the total amount without a breakdown by Bond owners.The nominal holders of the Bonds that are not Bond owners shall transfer the funds received as a result of the Bonds redemption to Bond owners as agreed between the Bond nominal holder and the Bond owner.

The Issuer’s obligations to redeem the Bonds shall be deemed fulfilled from the date the respective funds are debited from the correspondent account of the Paying Agent’s bank.

The Bonds shall be redeemed to the extent of the outstanding nominal value. At the time the Bonds are redeemed, the coupon income shall be also paid for the last coupon period.

The Bonds shall be written off the custody accounts at redemption after the Issuer performs in full its obligation to Bond owners to redeem the outstanding nominal value of the Bonds and to pay the coupon income thereon for the last coupon period. The Paying Agent shall notify the Issuer thereof not later than 2 (Two) working days following the date the Paying Agent fulfills its obligation to redeem the Bonds and pay the coupon income thereon for the last coupon period.

The Certificate shall be removed from custody upon writing-off the Bonds from custody accounts of Bond owners and nominal holders with NSD.

The Paying Agent is:

Full corporate name: Небанковская кредитная организация закрытое акционерное общество «Национальный расчетный депозитарий» (Non-bank credit institution, closed joint stock company National Settlement Depository)

Abbreviated corporate name in Russian: НКО ЗАО НРД (NBCI CJSC NSD)

Location: 1/13 Sredny Kislovsky Pereulok, Bldg. 8, Moscow, Russia, 125009

Postal address: 13 Mashkova Ulitsa, Bldg. 1, Moscow, Russia, 105062

Telephone: +7 (495) 956-2789, +7 (495) 956-2790

Web site: http://www.nsd.ru

Number of the license for depository activities: 177-12042-000100

Issue date: February 19th, 2009

License period: Unlimited

Licensing authority: Russian Federal Service for Financial Markets

Income on the bonds of the issue:

The Bond income is the amount of coupon income for each coupon period. The Bond issue provides for twenty coupon periods. Each coupon period consists of 182 (One hundred and eighty-two) days.

The interest (coupon) rate for each coupon period shall be established by the authorized governing body of the Issuer expressed in percent per annum of the outstanding nominal value of the Bonds calculated to the nearest one hundredth percent.

The Issuer’s governing body authorized to decide on the amount of interest (coupon) on the Bonds or the procedure for its determining by formula, the variables of which cannot vary at the discretion of the Issuer, shall be the Issuer’s sole executive body.

The procedure for determining the amount of income to be paid for each coupon:

The amount to be paid per Bond for each coupon shall be determined as follows:

CIj = Cj*Nom*(T(j) - T(j -1)) / 365 / 100%,

where

j is the ordinal number of the respective coupon period, j = 1-20;

CIj is the amount of the coupon income per Bond (RUR);

Nom is the outstanding nominal value of one Bond (RUR);

Cj is the interest rate for the jth coupon, percent per annum;

T(j-1) is the commencement date for the jth coupon period;

T(j) is the date of termination of the jth coupon period.

The amount of the coupon income for each coupon per Bond shall be calculated to one kopeck (rounded according to mathematical rounding rules. This means that the value of the whole kopeck does not change if the first number following the rounded number is 0 through 4, and increases by one if the first number following the rounded number is 5 through 9).

Coupon (interest) period		Coupon (interest) income
Commencement date	Termination date

1. Coupon: first

The commencement date of the first coupon period shall be the Bonds placement commencement date.	The termination date of the first coupon period shall be the 182nd (One hundred and eighty-second) day following the Bonds placement commencement date.

The first coupon interest rate was determined by the authorized governing body not later than 1 (One) day prior to the Bonds placement commencement date.

The amount to be paid per Bond for the first coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

2. Coupon: second

The commencement date of the second coupon period shall be the 182nd (One hundred and eighty-second) day following the Bonds placement commencement date.	The termination date of the second coupon period shall be the 364th (Three hundred and sixty-fourth) day following the Bonds placement commencement date.

The second coupon interest rate, i.e. C(2), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the second coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

3. Coupon: third

The commencement date of the third coupon period shall be the 364th (Three hundred and sixty-fourth) day following the Bonds placement commencement date.	The termination date of the third coupon period shall be the 546th (Five hundred and forty-sixth) day following the Bonds placement commencement date.

The third coupon interest rate, i.e. C(3), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the third coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

4. Coupon: fourth

The commencement date of the fourth coupon period shall be the 546th (Five hundred and forty-sixth) day following the Bonds placement commencement date.	The termination date of the fourth coupon period shall be the 728th (Seven hundred and twenty-eighth) day following the Bonds placement commencement date.

The fourth coupon interest rate, i.e. C(4), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the fourth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

5. Coupon: fifth

The commencement date of the fifth coupon period shall be the 728th (Seven hundred and twenty-eighth) day following the Bonds placement commencement date.	The termination date of the fifth coupon period shall be the 910th (Nine hundred and tenth) day following the Bonds placement commencement date.

The fifth coupon interest rate, i.e. C(5), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the fifth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

6. Coupon: sixth

The commencement date of the sixth coupon period shall be the 910th (Nine hundred and tenth) day following the Bonds placement commencement date.	The termination date of the sixth coupon period shall be the 1,092nd (One thousand and ninety-second) day following the Bonds placement commencement date.

The sixth coupon interest rate, i.e. C(6), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the sixth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

7. Coupon: seventh

The commencement date of the seventh coupon period shall be the 1,092nd (One thousand and ninety-second) day following the Bonds placement commencement date.	The termination date of the seventh coupon period shall be the 1,274th (One thousand two hundred and seventy-fourth) day following the Bonds placement commencement date.

The seventh coupon interest rate, i.e. C(7), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the seventh coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

8. Coupon: eighth

The commencement date of the eighth coupon period shall be the 1,274th (One thousand two hundred and seventy-fourth) day following the Bonds placement commencement date.	The termination date of the eighth coupon period shall be the 1,456th (One thousand four hundred and fifty-sixth) day following the Bonds placement commencement date.

The eighth coupon interest rate, i.e. C(8), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the eighth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

9. Coupon: ninth

The commencement date of the ninth coupon period shall be the 1,456th (One thousand four hundred and fifty-sixth) day following the Bonds placement commencement date.	The termination date of the ninth coupon period shall be the 1,638th (One thousand six hundred and thirty-eighth) day following the Bonds placement commencement date.

The ninth coupon interest rate, i.e. C(9), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the ninth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

10. Coupon: ninth

The commencement date of the tenth coupon period shall be the 1,638th (One thousand six hundred and thirty-eighth) day following the Bonds placement commencement date.	The termination date of the tenth coupon period shall be the 1,820th (One thousand eight hundred and twentieth) day following the Bonds placement commencement date.

The tenth coupon interest rate, i.e. C(10), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the tenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

11. Coupon: eleventh

The commencement date of the eleventh coupon period shall be the 1,820th (One thousand eight hundred and	The termination date of the eleventh coupon period shall be the 2,002nd (Two thousand and second) day

The eleventh coupon interest rate, i.e. C(11), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue

twentieth) day following the Bonds placement commencement date.	following the Bonds placement commencement date.

of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the eleventh coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

12. Coupon: twelfth

The commencement date of the twelfth coupon period shall be the 2,002nd (Two thousand and second) day following the Bonds placement commencement date.	The termination date of the twelfth coupon period shall be the 2,184th (Two thousand one hundred and eighty-fourth) day following the Bonds placement commencement date.

The twelfth coupon interest rate, i.e. C(12), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the twelfth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

13. Coupon: thirteenth

The commencement date of the thirteenth coupon period shall be the 2,184th (Two thousand one hundred and eighty-fourth) day following the Bonds placement commencement date.	The termination date of the thirteenth coupon period shall be the 2,366th (Two thousand three hundred and sixty-sixth) day following the Bonds placement commencement date.

The thirteenth coupon interest rate, i.e. C(13), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the thirteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

14. Coupon: fourteenth

The commencement date of the fourteenth coupon period shall be the 2,366th (Two thousand three hundred and sixty-sixth) day following the Bonds placement commencement date.	The termination date of the fourteenth coupon period shall be the 2,548th (Two thousand five hundred and forty-eighth) day following the Bonds placement commencement date.

The fourteenth coupon interest rate, i.e. C(14), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the fourteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

15. Coupon: fifteenth

The commencement date of the fifteenth coupon period shall be the 2,548th (Two thousand five hundred and forty-eighth) day following the Bonds placement commencement date.	The termination date of the fifteenth coupon period shall be the 2,730th (Two thousand seven hundred and thirtieth) day following the Bonds placement commencement date.

The fifteenth coupon interest rate, i.e. C(15), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the fifteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

16. Coupon: sixteenth

The commencement date of the sixteenth coupon period shall be the 2,730th (Two thousand seven hundred and thirtieth) day following the Bonds placement commencement date.	The termination date of the sixteenth coupon period shall be the 2,912th (Two thousand nine hundred and twelfth) day following the Bonds placement commencement date.

The sixteenth coupon interest rate, i.e. C(16), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the sixteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

17. Coupon: seventeenth

The commencement date of the seventeenth coupon period shall be the 2,912th (Two thousand nine hundred and twelfth) day following the Bonds placement commencement date.	The termination date of the seventeenth coupon period shall be the 3,094th (Three thousand and ninety-fourth) day following the Bonds placement commencement date.

The seventeenth coupon interest rate, i.e. C(17), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the seventeenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

18. Coupon: eighteenth

The commencement date of the eighteenth coupon period shall be the 3,094th (Three thousand and ninety-fourth) day following the Bonds placement commencement date.	The termination date of the eighteenth coupon period shall be the 3,276th (Three thousand two hundred and seventy-sixth) day following the Bonds placement commencement date.

The eighteenth coupon interest rate, i.e. C(18), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the eighteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

19. Coupon: nineteenth

The commencement date of the nineteenth coupon period shall be the 3,276th (Three thousand two hundred and seventy-sixth) day following the Bonds placement commencement date.	The termination date of the nineteenth coupon period shall be the 3,458th (Three thousand four hundred and fifty-eighth) day following the Bonds placement commencement date.

The nineteenth coupon interest rate, i.e. C(19), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the nineteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

20. Coupon: twentieth

The commencement date of the twentieth coupon period shall be the 3,458th (Three thousand four hundred and fifty-eighth) day following the Bonds placement commencement date.	The termination date of the seventeenth coupon period shall be the 3,640th (Three thousand six hundred and fortieth) day following the Bonds placement commencement date.

The twentieth coupon interest rate, i.e. C(20), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the twentieth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

If the Bond coupon income payment date in respect to any of the twenty Bond coupons falls on a non-working day (whether it is a holiday or a non-settlement day), the respective amount shall be paid on the first working day following the non-working day. The Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The procedure for determining the coupon interest rate starting from the second coupon:

a) Before the Bonds placement commencement date, the Issuer may decide on interest rates or the procedure for determining coupon interest rates by formula, the variables of which cannot vary at the discretion of the Issuer, for coupon periods starting from the second to the nth coupon period (n = 2, 3 ... 20).

If the Issuer fails to decide on the second coupon rate or the procedure for determining thereof before the Bonds placement commencement date , the Issuer shall determine the second coupon rate not later than 5 (Five) calendar days prior to the 1st coupon payment date.

In this case, the Issuer shall secure the right of Bond owners to claim from the Issuer the purchase of the Bonds at a price equal to 100 (One hundred) percent of the outstanding nominal value, excluding the coupon income accrued as of the date of purchase, which shall be paid to the seller of the Bonds in addition to the specified purchase price within the last 5 (Five) days of the 1st coupon period.

The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities).

If the Issuer fails to decide on the interest rate or the procedure for determining coupon interest rates by formula, the variables of which cannot vary at the discretion of the Issuer, in respect to any coupon period (ith coupon period), the Issuer shall purchase the Bonds at the request of their owners submitted within the last 5 (Five) days of the coupon period immediately preceding the ith coupon period.

If the interest (coupon) rate or the procedure for determining thereof is established by the Issuer’s authorized governing body after the State registration of the report on the results of the securities issue or submission of the notice on the results of the securities issue to the registration authority simultaneously for several coupon periods, the Issuer shall purchase the Bonds at the request of their owners submitted within the last 5 (Five) days of the coupon period immediately preceding the coupon period for which the Issuer shall determine interest (coupon) rates or the procedure for determining thereof simultaneously with other coupon periods and which is earlier. The purchase of Bonds before other coupon periods, for which interest (coupon) rates or the procedure for determining thereof are established, is not required in this case.

Information on the rates (on the procedure for determining coupon rates by formula, the variables of which cannot vary at the discretion of the Issuer), including coupon ordinal numbers, the rate and procedure for determining the rate for which is established by the Issuer prior to the Bonds placement commencement date and the ordinal number of the coupon period (n), in which Bond owners may require the purchase of the Bonds by the Issuer, shall be disclosed by the Issuer within the following periods from the date of the decision to establish the interest rate or the procedure for determining coupon interest rate(s), but not later than 1 (One) day prior to the Bonds placement commencement date:

•          On a newswire: not later than within 1 (One) day;

•          On the Issuer’s web site (http://www.fsk-ees.ru): not later than within 2 (Two) days.

The Issuer shall notify the Stock Exchange of its decisions, including of the established rates or the procedure of determining the rates not later than 1 (One) day prior to the Bonds placement commencement date.

b) If the Issuer did not establish the coupon interest rate or the procedure for determining thereof (by formula, the variables of which cannot vary at the discretion of the Issuer) prior to the Bonds placement commencement date (i=(n+1),..,20), such rate or procedure shall be determined by the Issuer after the State registration of the report on the securities issue or submission of the notice on the results of the securities issue to the registration authority on the date of establishment of the ith coupon which shall be no later than 5 (Five) calendar days before the (i-1) coupon payment date. On the ith coupon date, the Issuer may establish the rate or the procedure for determining the rate for any number of undefined coupons following the ith coupon (in this case k is the number of the last defined coupon).

c) If after the announcement of coupon rates or the procedure for determining thereof (in accordance with the preceding paragraphs) the rates or the procedure for determining the rates of at least one of the following coupons continue to be undetermined, the Issuer shall, together with the notice on the rates or the procedure for determining the rates of the ith or other Bond coupons to be determined, secure the right of Bond owners to claim from the Issuer the purchase of the Bonds at a price equal to 100 (One hundred) percent of the outstanding nominal value, excluding the coupon income accrued as of the date of purchase, which shall be paid to the seller of the Bonds in addition to the specified purchase price within the last 5 (Five) days of the kth coupon period (if the Issuer determines the rate of only one ith coupon, i=k).

The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities).

d) Information about coupon rates determined by the Issuer (or the procedure for determining rates for Bond coupons starting from the second coupon) after the State registration of the report on the results of the securities issue or submission of the notice on the results of the securities issue to the registration authority shall be disclosed to potential buyers in the form of a statement of material facts not later than 5 (Five) calendar days prior to the date of commencement of the ith coupon period and within the following periods from the date of the decision on coupon interest rate(s) or the procedure for determining thereof:

•          On a newswire: not later than within 1 day;

•          On the Issuer’s web site (http://www.fsk-ees.ru): not later than within 2 days.

The Issuer shall notify the Stock Exchange of the established interest rates or the procedure for determining thereof not later than 5 (Five) days prior to the date of termination of the coupon period preceding the coupon period, for which the rate is determined after the State registration of the report on the results of the securities Issue or submission of the notice on the results of the securities issue to the registration authority.

The amount of the interest (coupon) income on the bonds:

Coupon ordinal number	Coupon income payment date	Coupon rate, %	CIA per bond, RUR	Amount of coupon payments on all bonds of the issue, RUR
1	January 3rd, 2012	8.50	42.38	423,800,000
2	July 3rd, 2012	8.50	42.38	423,800,000
3	January 1st, 2013	8.50	42.38	423,800,000
4	July 2nd, 2013	8.50	42.38	423,800,000
5	December 31st, 2013	8.50	42.38	423,800,000
6	July 1st, 2014	8.50	42.38	423,800,000
7	December 30th, 2014	8.50	42.38	423,800,000
8	June 30th, 2015	8.50	42.38	423,800,000
9	December 29th, 2015	8.50	42.38	423,800,000
10	June 28th, 2016	8.50	42.38	423,800,000
11	December 27th, 2016	8.50	42.38	423,800,000
12	June 27th, 2017	8.50	42.38	423,800,000
13	December 26th, 2017	8.50	42.38	423,800,000
14	June 26th, 2018	8.50	42.38	423,800,000
15	December 25th, 2018	8.50	42.38	423,800,000
16	June 25th, 2019	8.50	42.38	423,800,000
17	December 24th, 2019	8.50	42.38	423,800,000
18	June 23rd, 2020	8.50	42.38	423,800,000
19	December 22nd, 2020	8.50	42.38	423,800,000
20	June 22nd, 2021	8.50	42.38	423,800,000

Interest (coupon) income payment procedure and terms:

The Bond income shall be paid in Russian currency by bank transfer to the Bond owners.

The Bond income shall be paid by the Paying Agent on behalf of and for the account of the Issuer.

Bond income payment period:

The Bond coupon income for each coupon period shall be paid on the date of termination of the respective coupon period.

The 1st (First) coupon income shall be paid on the 182nd (One hundred and eighty-second) day following the Bonds placement commencement date.

The 2nd (Second) coupon income shall be paid on the 364th (Three hundred and sixty-fourth) day following the Bonds placement commencement date.

The 3rd (Third) coupon income shall be paid on the 546th (Five hundred and forty-sixth) day following the Bonds placement commencement date.

The 4th (Fourth) coupon income shall be paid on the 728th (Seven hundred and twenty-eighth) day following the Bonds placement commencement date.

The 5th (Fifth) coupon income shall be paid on the 910th (Nine hundred and tenth) day following the Bonds placement commencement date.

The 6th (Sixth) coupon income shall be paid on the 1,092nd (One thousand and ninety-second) day following the Bonds placement commencement date.

The 7th (Seventh) coupon income shall be paid on the 1,274th (One thousand two hundred and seventy-fourth) day following the Bonds placement commencement date.

The 8th (Eighth) coupon income shall be paid on the 1,456th (One thousand four hundred and fifty-sixth) day following the Bonds placement commencement date.

The 9th (Ninth) coupon income shall be paid on the 1,638th (One thousand six hundred and thirty-eighth) day following the Bonds placement commencement date.

The 10th (Tenth) coupon income shall be paid on the 1,820th (One thousand eight hundred and twentieth) day following the Bonds placement commencement date.

The 11 (Eleventh) coupon income shall be paid on the 2,002nd (Two thousand and second) day following the Bonds placement commencement date.

The 12th (Twelfth) coupon income shall be paid on the 2,184th (Two thousand one hundred and eighty-fourth) day following the Bonds placement commencement date.

The 13th (Thirteenth) coupon income shall be paid on the 2,366th (Two thousand three hundred and sixty-sixth) day following the Bonds placement commencement date.

The 14th (Fourteenth) coupon income shall be paid on the 2,548th (Two thousand five hundred and forty-eighth) day following the Bonds placement commencement date.

The 15th (Fifteenth) coupon income shall be paid on the 2,730th (Two thousand seven hundred and thirtieth) day following the Bonds placement commencement date.

The 16th (Sixteenth) coupon income shall be paid on the 2,912th (Two thousand nine hundred and twelfth) day following the Bonds placement commencement date.

The 17th (Seventeenth) coupon income shall be paid on the 3,094th (Three thousand and ninety-fourth) day following the Bonds placement commencement date.

The 18th (Eighteenth) coupon income shall be paid on the 3,276th (Three thousand two hundred and seventy-sixth) day following the Bonds placement commencement date.

The 19th (Nineteenth) coupon income shall be paid on the 3,458th (Three thousand four hundred and fifty-eighth) day following the Bonds placement commencement date.

The 20th (Twentieth) coupon income shall be paid on the 3,640th (Three thousand six hundred and fortieth) day following the Bonds placement commencement date.

The twentieth coupon income shall be paid at the time of redemption of the outstanding nominal value of the Bonds.

If the Bond coupon income payment date falls on a non-working day (whether it is a holiday or a non-settlement day), the respective amount shall be paid on the first working day following the non-working day. The Bond owner may not demand accrued interest or any other compensation for such delay in payment.

No coupon income shall be accrued or paid on unplaced Bonds or Bonds transferred to the custody account of the Issuer with NSD.

1. Coupon

The date of compiling the list of Bond owners for payment of the coupon (interest) income

The Issuer shall perform its Bond coupon income payment obligations based on the List of Bond Owners and/or Nominal Holders submitted by NSD (hereinafter referred to as the “List of Bond Owners and/or Nominal Holders”).

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date (hereinafter referred to as the “Date of Compiling the List of Bond Owners and/or Nominal Holders”).

The Bond owner that is not an NSD depositor may authorize the nominal Bond holder that is an NSD depositor to receive Bond coupon income amounts.

It is presumed that nominal bond holders that are NSD depositors are authorized to receive Bond coupon income amounts.NSD depositors that are nominal holders and are not authorized by their respective clients to receive coupon income amounts for the Bonds shall submit to NSD the list of Bond holders not later than 1:00 PM (Moscow time) of the 3rd (Third) working day before the payment date. Such list of Bond owners shall contain all the details set out below in the List of Bond Owners and/or Nominal Holders.

Should the rights of the Bond owner be accounted for by the nominal holder and the nominal holder is authorized to receive Bond coupon income amounts, the nominal holder shall be considered the person authorized to receive Bond coupon income amounts.

Should the rights of the Bond owner be not accounted for by the nominal holder and the nominal holder is not authorized by the respective owner to receive Bond coupon income amounts, then only the owner shall be considered the person authorized to receive Bond coupon income amounts.

The performance of obligations in respect of the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

Not later than on the 2nd (Second) working day before the Bond income payment date, NSD shall submit to the Issuer and/or the Paying Agent the List of Bond Owners and/or Nominal Holders which shall contain the following details:

a) full name of the person authorized to receive Bond income amounts (last, first and middle names for individuals);

b) number of Bonds which are recorded in the custody account of the person authorized to receive Bond income amounts;

c) location and postal address of the person authorized to receive Bond income amounts;

d) bank details of the person authorized to receive Bond income amounts, specifically:

• account number;

• name of the bank (specifying the city) where the account is opened;

• correspondent account of the bank where the account is opened;

• identification code of the bank where the account is opened;

e) tax payer ID number (INN) of the person authorized to receive Bond income amounts;

f) tax status of the person authorized to receive Bond income amounts (resident, non-resident having permanent establishment in the Russian Federation, non-resident having no permanent establishment in the Russian Federation, etc.);

g) registration reason code (KPP) of the person authorized to receive Bond income amounts.

If among Bond owners there are individuals or legal entities that are non-residents of the Russian federation, instead of the above information the nominal holder shall submit to NSD, and NSD shall include in the List of Bond Owners and/or Nominal Holders compiled on the Date of Compiling the List of Bond Owners and/or Nominal Holders for Coupon Income Payments the following information with respect to individuals and legal entities that are non-residents of the Russian Federation and that are Bond owners, regardless of whether the nominal holder is authorized to receive Bond income amounts:

•                              full name of the Bond owner;

•                              the number of Bonds belonging to the Bond owner;

•                              location (or registered address for individuals) and postal address, including postal code of the Bond owner;

•                              bank details of the person authorized to receive Bond redemption amounts;

•                              taxpayer identification number (TIN) of the Bond owner;

•                              tax status of the Bond owner;

and

a) if the Bond owner is a non-resident legal entity, the following details shall be specified additionally:

• foreign entity code (KIO), if any;

b) if the Bond owner is an individual, the following details shall be specified additionally:

• type, number, date and place of issue of the identity document of the owner, issuing authority;

• the owner’s date, month and year of birth;

• number of the owner’s state pension insurance number (if available).

In addition to the above information contained in the List, individuals and legal entities that are non-residents of the Russian Federation and are Bond owners shall transfer to the Issuer, and the nominal holder authorized by the owner to pay coupon income amounts shall request from the owner and submit to the Issuer the following documents required for the application of corresponding tax rates for the purpose of Bond income taxation:

a) if the Bond owner is a non-resident individual:

•          an official confirmation that the individual is a resident of the state with which the Russian Federation has signed a double taxation agreement (treaty) which is in effect during the relevant tax period (or any part thereof);

•          an official confirmation that the foreign individual has been staying in the territory of the Russian Federation for more than 183 days (a notarized copy of the certificate of registration of the said individual with tax authorities of the Russian Federation) and is a tax resident of the Russian Federation for the purpose of income taxation.

b) if the Bond owner is a non-resident legal entity:

•          a confirmation that the non-resident legal entity has a permanent establishment in the state with which the Russian Federation has signed an international treaty (agreement) regulating tax matters (if any) certified by the competent authority of the respective foreign state. If such confirmation is in a foreign language, the Russian translation thereof shall be also provided;

c) if the person authorized to receive Bond income is a permanent establishment of a non-resident legal entity:

•          a notarized copy of the certificate of registration of the said establishment with tax authorities of the Russian Federation dated not earlier than in the previous tax period (if the income to be paid is attributed to the permanent establishment of the recipient of income in the Russian Federation).

d) In the event of payments to Russian citizens residing outside the Russian Federation, the nominee holder that is an NSD depositor shall submit to NSD (after requesting from such Russian citizen) an application in any form for recognition of its non-resident tax status in accordance with Article 207 of the Tax Code of the Russian

Federation as of the respective date of payment.

Bond owners and their authorized representatives, including NSD depositors, shall provide NSD with necessary data on a timely basis and independently monitor the completeness and relevance of the data submitted to NSD and shall bear all risks related to the failure to submit / untimely submission of such data.

In case of failure to submit or untimely submission of the above details to the Depository, such obligations shall be performed in favor of the person that claimed their performance and is the owner of the Bonds as of the date of such claim.

In this case the Issuer shall perform its obligations under the Bonds based on the information obtained from the Depository, and the Issuer’s obligations shall be considered performed in full and properly. The Issuer, in cases provided for by the agreement with NSD, has the right to request confirmation of such information by the data on the accounting of the rights to the Bonds. If bank details and other information required for the Issuer to perform its obligations under the Bonds submitted by the owner or nominal holder or available from the Depository do not allow the Paying Agent to effect timely funds transfer, such a delay cannot be considered as a delay in the performance of the obligations under the Bonds, and the Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The Issuer shall transfer the required funds for Bond payments to the account of the Paying Agent with the credit institution specified by the Paying Agent when and as provided by the Agreement between the Issuer and the Paying Agent.

Based on the List of Bond Owners and/or Nominal Holders submitted by the Depository, the Paying Agent shall calculate the amounts payable to each person included in the List of Bond Owners and/or Nominal Holders.

On the Bond coupon income payment date, the Paying Agent shall transfer the required funds to the accounts of the persons authorized to receive Bond income amounts specified in the List of Bond Owners and/or Nominal Holders.

If one person is authorized to receive Bond coupon income amounts on behalf of several Bond owners, such person shall receive the total amount without breakdown by Bond owners. The nominal holders of the Bonds that are not Bond owners shall transfer the received funds to Bond owners as agreed between the Bond nominal holder and the Bond owner.

The Issuer’s obligations to pay Bond coupon income amounts shall be deemed fulfilled from the date the respective funds for payment of the Bond coupon income are written off the correspondent account of the Paying Agent’s bank.

2. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the second Bond coupon is similar to that of the first Bond coupon.

3. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the third Bond coupon is similar to that of the first Bond coupon.

4. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal

Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fourth Bond coupon is similar to that of the first Bond coupon.

5. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fifth Bond coupon is similar to that of the first Bond coupon.

6. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the sixth Bond coupon is similar to that of the first Bond coupon.

7. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the seventh Bond coupon is similar to that of the first Bond coupon.

8. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the eighth Bond coupon is similar to that of the first Bond coupon.

9. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the ninth Bond coupon is similar to that of the first Bond coupon.

10. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the tenth Bond coupon is similar to that of the first Bond coupon.

11. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the eleventh Bond coupon is similar to that of the first Bond coupon.

12. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the twelfth Bond coupon is similar to that of the first Bond coupon.

13. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the thirteenth Bond coupon is similar to that of the first Bond coupon.

14. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fourteenth Bond coupon is similar to that of the first Bond coupon.

15. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal

Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fifteenth Bond coupon is similar to that of the first Bond coupon.

16. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the sixteenth Bond coupon is similar to that of the first Bond coupon.

17. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the seventeenth Bond coupon is similar to that of the first Bond coupon.

18. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the eighteenth Bond coupon is similar to that of the first Bond coupon.

19. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the nineteenth Bond coupon is similar to that of the first Bond coupon.

20. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

For the purposes of payment of income on the twentieth coupon the List of Bond Owners and/or Nominal Holders compiled for the purpose of redemption shall be used.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the twentieth Bond coupon is similar to that of the first Bond coupon.

The twentieth coupon income shall be paid at the time of redemption of the outstanding nominal value of the Bonds.

The securities of the issue are not commercial papers.

The securities of the issue are not secured bonds.

The securities of the issue are not options of the Issuer.

The securities of the issue are not convertible securities.

The securities of the issue are not Russian depository receipts (RDRs).

9.

Category: Bearer bonds

Series: 19

Form of securities: Certified bearer bonds

Other identifying characteristics: Non-convertible interest-bearing certified bearer bonds of series 19 with mandatory centralized custody, with a possibility of early redemption at the request of the owners and at the discretion of the Issuer

State registration number and date of State registration: 4-19-65018-D (June 7th, 2011)

Date of State registration of the report on the results of the issue: The notice on the issue was submitted to the Russian Federal Service for Financial Markets July 26th, 2011

Registration authority that performed the State registration of the issue and the report on the results of the securities issue: Russian Federal Service for Financial Markets

Number of securities in the issue: 20,000,000 bonds

Nominal value of each security in the issue: RUR 1,000

Total nominal value of the securities issue: RUR 20,000,000,000

Below is information from the Resolution on the Issue of Series 19 Securities and the Prospectus registered by the Russian Federal Service for Financial Markets June 7th, 2011 (State registration number 4-19-65018-D) with respect to bonds of series 19.

Rights attached to each security of the issue:

The Bonds represent direct simple obligations of Open Joint-Stock Company Federal Grid Company of Unified Energy  System.

Each Bond of this issue provides equal rights to its owner.

Documents certifying the Bond rights are the Bond Certificate and the Resolution on the Issue of Securities.

1. The Bond owner is entitled to receive the outstanding nominal value of the Bond at its redemption within the period provided for in the Resolution on the Securities Issue and Prospectus.

2. The Bond owner is entitled to receive coupon income (interest on the outstanding nominal value of the Bond) upon expiration of each coupon period.

3. The Bond owner is entitled to recover the invested amounts, in the event that the issue of the Bonds is declared void or invalid in accordance with the Russian legislation.

4. The Bond owner is entitled to demand the acquisition of all or any part of its Bonds when and as provided for by the Resolution on the Securities Issue and Prospectus.

5. The Bond owner is entitled to demand early redemption of the Bonds when and as provided for by the Resolution on the Securities Issue and Prospectus.

6. The Bond owner is entitled to sell or otherwise dispose of the Bonds without restraint.

The Bond owner that purchased the Bonds at initial offering may not carry out any transactions with the Bonds until their full payment and State registration of the report on the results of the Bonds issue or submission to the registration authority of the notice of the results of the Bonds issue in accordance with the applicable Russian legislation.

All debts of the Issuer relating to the Bonds of this issue shall rank pari passu and be equally binding.

In addition to the above-mentioned rights, the Bond owner may exercise other property rights as provided for by the applicable Russian legislation.

The Issuer shall secure the rights of Bond owners, provided that such Bond owners observe the manner of exercising such rights established by the Russian legislation.

The procedure and terms for placing securities, bonds:

No data available, the Bonds of the issue have been placed.

Depository responsible for centralized custody:

Full corporate name in Russian: Небанковская кредитная организация закрытое акционерное общество «Национальный расчетный депозитарий» (Non-bank credit institution, closed joint stock company National Settlement Depository)

Abbreviated corporate name in Russian: НКО ЗАО НРД (NBCI CJSC NSD)

Location: 1/13 Sredny Kislovsky Pereulok, Bldg. 8, Moscow, Russia, 125009

Correspondence (postal) address: 13 Mashkova Ulitsa, Bldg. 1, Moscow, Russia, 105062

Primary State Registration Number (OGRN): 1027739132563.

INN/KPP (Taxpayer Identification Number/Registration Reason Code) 7702165310/775001001.

Telephone: +7 (495) 956-2789, +7 (495) 956-2790

Number of the license of the professional participant in the securities market for depository activities: № 177-12042-000100

Issue date of the license of the professional participant in the securities market for depository activities: February 19th, 2009

Period of the license of the professional participant in the securities market for depository activities: Unlimited

Licensing authority: Russian Federal Service for Financial Markets

The procedure and terms for redeeming securities of the issue:

The Bonds shall be redeemed and Bond income shall be paid in Russian currency by bank transfer to Bond owners. Bond owners may not choose the form of redemption of the Bonds.

Bond redemption period (date) and the procedure for its establishment.

Bond redemption date:The 4,368th (Four thousand three hundred and sixty-eighth) day following the Bonds placement commencement date (hereinafter also referred to as the “Redemption Date”).

If the Bond redemption date falls on a non-working day (whether it is a public holiday or a non-settlement day), the respective amount shall be paid on the first working day following the non-working day.The Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The Bonds redemption commencement and termination dates are the same.

The date (the procedure for determining the date) of compiling the list of bond owners for the purpose of bond redemption:

The Issuer shall perform its Bond redemption obligations based on the List of Bond Owners and/or Nominal Holders submitted by NSD (hereinafter referred to as the “List of Bond Owners and/or Nominal Holders”).

The Bonds shall be redeemed at their nominal value or to the extent of the balance of the nominal value (hereinafter to the extent of the outstanding nominal value). The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities).

The outstanding nominal value of the Bonds shall be paid at their redemption in Russian rubles by bank transfer.

Information on the date of compiling the List of Bond Owners and/or Nominal Holders shall be disclosed by the Issuer in the form of a statement of material fact “On the date of compiling the list of holders of the Issuer’s registered equity securities or certified equity securities with mandatory centralized custody for the exercise (implementation) of the rights attached to such equity securities” within the following time after the respective event (action):

•                              On a newswire: not later than within 1 (One) day;

•                              On the Issuer’s web site (http://www.fsk-ees.ru): not later than within 2 (Two) days.

The outstanding nominal value of the Bonds shall be paid as follows:

The Bonds shall be redeemed to persons included by NSD in the List of Bond Owners and/or Nominal

Holders, in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bonds redemption date (hereinafter referred to as the “Date of Compiling the List of Bond Owners and/or Nominal Holders”).

The outstanding nominal value of the Bonds shall be redeemed by the Paying Agent on behalf of and for the account of the Issuer.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the List of Bond Owners and/or Nominal Holders.

Other terms and procedure for Bonds redemption:

The Bonds shall be redeemed by the paying agent on behalf of and for the account of the Issuer on the Bonds redemption date.The functions of the paying agent for the redemption of Bonds and payment of the coupon income shall be performed by NBCI CJSC NSD (hereinafter referred to as the “Paying Agent”).

Information on the Paying Agent is given in para. 9.6 of the Resolution on the Securities Issue and para. 9.1.2(e) of the Prospectus.

The Bonds shall be redeemed by transfer of funds to persons included by NSD in the List of Bond Owners and/or Nominal Holders, in favor of Bond owners.

The Bond owner that is not an NSD depositor may authorize a nominal Bond holder that is an NSD depositor to receive Bond payment amounts.

It is assumed that nominal bond holders that are NSD depositors are authorized to receive redemption amounts for the Bonds. NSD depositors that are not authorized by their respective clients to receive redemption amounts for the Bonds shall submit to NSD the list of Bond holders not later than 1:00 PM (Moscow time) of the 3rd (Third) working day before the Bonds redemption date. Such list of Bond owners shall contain all the details set out below in the List of Bond Owners and/or Nominal Holders.

Should the rights of the Bond owner be accounted for by the nominal holder and the nominal holder is authorized to receive Bond redemption amounts, the nominal holder shall be considered the person authorized to receive Bond redemption amounts.

Should the rights of the Bond owners not be accounted for by the nominal holder and the nominal holder is not authorized by the respective owner to receive Bond redemption amounts, then only the owner shall be considered the person authorized to receive Bond redemption amounts.

Not later than on the 2nd (Second) working day before the Bond redemption date, NSD shall submit to the Issuer and/or the Paying Agent the List of Bond Owners and/or Nominal Holders compiled on the Date of Compiling the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption. Such List shall contain the following details:

a) Full name of the person authorized to receive Bond redemption amounts (first, middle and last names for individuals);

b) Number of Bonds which are recorded in the custody account of the person authorized to receive Bond redemption amounts;

c) Location and postal address of the person authorized to receive Bond redemption amounts;

d) Account name and bank details of the person authorized to receive Bond redemption amounts, specifically:

•                              The account number;

•                              The name of the bank (specifying the city) where the account is opened;

•                              The correspondent account of the bank where the account is opened;

•                              The identification code of the bank where the account is opened.

e) Taxpayer identification number (INN) of the person authorized to receive Bond redemption amounts;

f) Tax status of the person authorized to receive Bond redemption amounts (resident, non-resident with permanent establishment in the Russian Federation, non-resident with no permanent establishment in the Russian Federation, etc.);

g) Registration reason code (KPP) of the person authorized to receive Bond redemption amounts.

If among Bond owners there are individuals or legal entities that are non-residents of the Russian Federation, instead of the above-mentioned information the nominal holder shall submit to NSD, and NSD shall include in the List of Bond Owners and/or Nominal Holders for the Purpose of Redemption the following information with respect to individuals and legal entities that are non-residents of the Russian Federation and that are Bond owners, regardless of whether the nominal holder is authorized to receive Bond redemption amounts:

•                              Full name of the Bond owner;

•                              Number of Bonds belonging to the Bond owner;

•                              Full name of the person authorized to receive Bond redemption amounts;

•                              Location (or registered address for individuals) and postal address, including postal code of the Bond owner;

•                              Bank details of the person authorized to receive Bond redemption amounts;

•                              Taxpayer identification number (TIN) of the Bond owner;

•                              Tax status of the Bond owner;

a) If the Bond owner is a non-resident legal entity, the following details shall be specified additionally:

•                              Foreign entity code (KIO), if any;

b) If the Bond owner is an individual, the following details shall be specified additionally:

•                              Type, number, date and place issuing the owner’s identity document, issuing authority;

•                              Owner’s date, month and year of birth;

•                              Number of the owner’s state pension insurance number (if available).

Bond owners and their authorized representatives, including NSD depositors, shall provide NSD with necessary data in a timely manner and independently monitor the completeness and relevance of the data submitted to NSD and shall bear all risks related to the failure to submit / untimely submission of such data.

In case of failure to submit or the untimely submission of the above-mentioned details to NSD, such obligations shall be performed in favor of the person that claimed their performance and is the owner of the Bonds as of the date of such claim.

In this case the Issuer shall perform its obligations under the Bonds based on the information obtained from NSD, and the Issuer’s obligations shall be considered performed in full and properly.The Issuer, in cases provided for by the agreement with NSD, has the right to request confirmation of such information by the data on the accounting of the rights to the Bonds. If bank details and other information required for the Issuer to perform its obligations under the Bonds submitted by the owner or nominal holder or available from the Depository do not allow the Paying Agent to effect timely funds transfer, such a delay cannot be considered as a delay in the performance of the obligations under the Bonds, and the Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The Issuer shall transfer the required funds for Bond payments to the account of the Paying Agent with the credit institution specified by the Paying Agent when and as provided for by the agreement between the Issuer and the Paying Agent.

Based on the List of Bond Owners and/or Nominal Holders, the Paying Agent shall calculate the amounts payable to each Bond owner and/or nominal holder authorized to receive Bond redemption amounts.

On the Bond redemption date, the Paying Agent shall transfer the required funds specified in the List of Bond Owners and/or Nominal Holders to the accounts of the persons authorized to receive Bond redemption amounts.

If one person is authorized to receive Bond redemption amounts on behalf of several Bond owners, such person shall receive the total amount without a breakdown by Bond owners.The nominal holders of the Bonds that are not Bond owners shall transfer the funds received as a result of the Bonds redemption to Bond owners as agreed between the Bond nominal holder and the Bond owner.

The Issuer’s obligations to redeem the Bonds shall be deemed fulfilled from the date the respective funds are debited from the correspondent account of the Paying Agent’s bank.

The Bonds shall be redeemed to the extent of the outstanding nominal value. At the time the Bonds are redeemed, the coupon income shall be also paid for the last coupon period.

The Bonds shall be written off the custody accounts at redemption after the Issuer performs in full its obligation to Bond owners to redeem the outstanding nominal value of the Bonds and to pay the coupon income thereon for the last coupon period. The Paying Agent shall notify the Issuer thereof not later than 2 (Two) working days following the date the Paying Agent fulfills its obligation to redeem the Bonds and pay the coupon income thereon for the last coupon period.

The Certificate shall be removed from custody upon writing-off the Bonds from custody accounts of Bond owners and nominal holders with NSD.

The Paying Agent is:

Full corporate name: Non-bank credit institution, closed joint stock company National Settlement Depository)

Abbreviated corporate name: NBCI CJSC NSD

Location: 1/13 Sredny Kislovsky Pereulok, Bldg. 8, Moscow, Russia, 125009

Postal address: 13 Mashkova Ulitsa, Bldg. 1, Moscow, Russia, 105062

Telephone: +7 (495) 956-2789, +7 (495) 956-2790

Web site: http://www.nsd.ru

License number for depository activities: 177-12042-000100

Issue date: February 19th, 2009

License period: Unlimited

Licensing authority: Russian Federal Service for Financial Markets

Income on the bonds of the issue:

The Bond income is the amount of coupon income for each coupon period. The Bond issue provides for twenty-four coupon periods. Each coupon period consists of 182 (One hundred and eighty-two) days.

The interest (coupon) rate for each coupon period shall be established by the authorized governing body of the Issuer expressed in percent per annum for the outstanding nominal value of the Bonds calculated to the nearest one-hundredth percent.

The Issuer’s governing body is authorized to decide on the amount of interest (coupon) on the Bonds or the procedure for its determination by formula, the variables of which cannot vary at the discretion of the Issuer, and shall be the Issuer’s sole executive body.

The procedure for determining the amount of income to be paid for each coupon:

The amount to be paid per Bond for each coupon shall be determined as follows:

CIj = Cj*Nom*(T(j) - T(j -1)) / 365 / 100%,

where

j is the ordinal number of the respective coupon period, j = 1-24;

CIj is the amount of coupon income per Bond (RUR);

Nom is the outstanding nominal value of one Bond (RUR);

Cj is the interest rate for the jth coupon, percent per annum;

T(j-1) is the commencement date for the jth coupon period;

T(j) is the termination date for the jth coupon period.

The amount of the coupon income for each coupon per Bond shall be calculated to one kopeck (rounded according to mathematical rounding rules. This means that the value of the whole kopeck does not change if the first number following the rounded number is 0 through 4, and increases by one if the first number following the rounded number is 5 through 9).

Coupon (interest) period
Commencement date	Termination date	Coupon (interest) income

1. Coupon: first

The commencement date of the first coupon period shall be the Bonds placement commencement date.	The termination date of the first coupon period shall be the 182nd (Jne hundred and eighty-second) day following the Bonds placement commencement date.

The first coupon interest rate was determined by the authorized governing body not later than 1 (One) day prior to the Bonds placement commencement date.

The amount to be paid per Bond for the first coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated in the clause above.

2. Coupon: second

The commencement date of the second coupon period shall be the 182nd (One hundred and eighty-second) day following the Bonds placement commencement date.	The termination date of the second coupon period shall be the 364th (Three hundred and sixty-fourth) day following the Bonds placement commencement date.

The second coupon interest rate, i.e. C(2), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the second coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

3. Coupon: third

The commencement date of the third coupon period shall be the 364th (Three hundred	The termination date of the third coupon period shall be the 546th (Five hundred	The third coupon interest rate, i.e. C(3), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon

and sixty-fourth) day following the Bonds placement commencement date.	and forty-sixth) day following the Bonds placement commencement date.

as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the third coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

4. Coupon: fourth

The commencement date of the fourth coupon period shall be the 546th (Five hundred and forty-sixth) day following the Bonds placement commencement date.	The termination date of the fourth coupon period shall be the 728th (Seven hundred and twenty-eighth) day following the Bonds placement commencement date.

The fourth coupon interest rate, i.e. C(4), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the fourth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

5. Coupon: fifth

The commencement date of the fifth coupon period shall be the 728th (Seven hundred and twenty-eighth) day following the Bonds placement commencement date.	The termination date of the fifth coupon period shall be the 910th (Nine hundred and tenth) day following the Bonds placement commencement date.

The fifth coupon interest rate, i.e. C(5), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the fifth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

6. Coupon: sixth

The commencement date of the sixth coupon period shall be the 910th (Nine hundred and tenth) day following the Bonds placement commencement date.	The termination date of the sixth coupon period shall be the 1,092nd (One thousand and ninety-second) day following the Bonds placement commencement date.

The sixth coupon interest rate, i.e. C(6), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the sixth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

7. Coupon: seventh

The commencement date of the seventh coupon period shall be the 1,092nd (One thousand and ninety-second) day following the Bonds placement commencement date.	The termination date of the seventh coupon period shall be the 1,274th (One thousand two hundred and seventy-fourth) day following the Bonds placement commencement date.

The seventh coupon interest rate, i.e. C(7), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the seventh coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

8. Coupon: eighth

The commencement date of the eighth coupon period shall be the 1,274th (One thousand two hundred and seventy-fourth) day following the Bonds placement commencement date.	The termination date of the eighth coupon period shall be the 1,456th (One thousand, four hundred and fifty-sixth) day following the Bonds placement commencement date.

The eighth coupon interest rate, i.e. C(8), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the eighth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

9. Coupon: ninth

The commencement date of the ninth coupon period shall be the 1,456th (One thousand four hundred and fifty-sixth) day following the Bonds placement commencement date.	The termination date of the ninth coupon period shall be the 1,638th (One thousand six hundred and thirty-eighth) day following the Bonds placement commencement date.

The ninth coupon interest rate, i.e. C(9), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the ninth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

10. Coupon: tenth

The commencement date of the tenth coupon period shall be the 1,638th (One thousand six hundred and thirty-eighth) day following the Bonds placement commencement date.	The termination date of the tenth coupon period shall be the 1,820th (One thousand eight hundred and twentieth) day following the Bonds placement commencement date.

The tenth coupon interest rate, i.e. C(10), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the tenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

11. Coupon: eleventh

The commencement date of the eleventh coupon period shall be the 1,820th (One thousand eight hundred and twentieth) day following the Bonds placement commencement date.	The termination date of the eleventh coupon period shall be the 2,002nd (Two thousand and second) day following the Bonds placement commencement date.

The eleventh coupon interest rate, i.e. C(11), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the eleventh coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

12. Coupon: twelfth

The commencement date of the twelfth coupon period shall be the 2,002nd (Two thousand and second) day following the Bonds placement commencement date.	The termination date of the twelfth coupon period shall be the 2,184th (Two thousand one hundred and eighty-fourth) day following the Bonds placement commencement date.

The twelfth coupon interest rate, i.e. C(12), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the twelfth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

13. Coupon: thirteenth

The commencement date of the thirteenth coupon period shall be the 2,184th (Two thousand one hundred and eighty-fourth) day following the Bonds placement commencement date.	The termination date of the thirteenth coupon period shall be the 2,366th (Two thousand three hundred and sixty-sixth) day following the Bonds placement commencement date.

The thirteenth coupon interest rate, i.e. C(13), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the thirteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

14. Coupon: fourteenth

The commencement date of the fourteenth coupon	The termination date of the fourteenth coupon period	The fourteenth coupon interest rate, i.e. C(14), shall be determined according to the procedure for determining

period shall be the 2,366th (Two thousand three hundred and sixty-sixth) day following the Bonds placement commencement date.	shall be the 2,548th (Two thousand five hundred and forty-eighth) day following the Bonds placement commencement date.

the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the fourteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

15. Coupon: fifteenth

The commencement date of the fifteenth coupon period shall be the 2,548th (Two thousand five hundred and forty-eighth) day following the Bonds placement commencement date.	The termination date of the fifteenth coupon period shall be the 2,730th (Two thousand seven hundred and thirtieth) day following the Bonds placement commencement date.

The fifteenth coupon interest rate, i.e. C(15), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the fifteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

16. Coupon: sixteenth

The commencement date of the sixteenth coupon period shall be the 2,730th (Two thousand seven hundred and thirtieth) day following the Bonds placement commencement date.	The termination date of the sixteenth coupon period shall be the 2,912th (Two thousand nine hundred and twelfth) day following the Bonds placement commencement date.

The sixteenth coupon interest rate, i.e. C(16), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the sixteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

17. Coupon: seventeenth

The commencement date of the seventeenth coupon period shall be the 2,912th (Two thousand nine hundred and twelfth) day following the Bonds placement commencement date.	The termination date of the seventeenth coupon period shall be the 3,094th (Three thousand and ninety-fourth) day following the Bonds placement commencement date.

The seventeenth coupon interest rate, i.e. C(17), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the seventeenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

18. Coupon: eighteenth

The commencement date of the eighteenth coupon period shall be the 3,094th (Three thousand and ninety-fourth) day following the Bonds placement commencement date.	The termination date of the eighteenth coupon period shall be the 3,276th (Three thousand two hundred and seventy-sixth) day following the Bonds placement commencement date.

The eighteenth coupon interest rate, i.e. C(18), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the eighteenth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

19. Coupon: nineteenth

The commencement date of the nineteenth coupon period shall be the 3,276th (Three thousand two hundred and seventy-sixth) day following the Bonds placement commencement	The termination date of the nineteenth coupon period shall be the 3,458th (Three thousand four hundred and fifty-eighth) day following the Bonds placement commencement date.

The nineteenth coupon interest rate, i.e. C(19), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the nineteenth coupon shall be determined in accordance with the

date.		procedure for determining the amount of income to be paid for each coupon as stated above.

20. Coupon: twentieth

The commencement date of the twentieth coupon period shall be the 3,458th (Three thousand four hundred and fifty-eighth) day following the Bonds placement commencement date.	The termination date of the twentieth coupon period shall be the 3,640th (Three thousand six hundred and fortieth) day following the Bonds placement commencement date.

The twentieth coupon interest rate, i.e. C(20), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the twentieth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

21. Coupon: twenty-first

The commencement date of the twenty-first coupon period shall be the 3,640th (Three thousand six hundred and fortieth) day following the Bonds placement commencement date.	The termination date of the twenty-first coupon period shall be the 3,822nd (Three thousand eight hundred and twenty-second) day following the Bonds placement commencement date.

The twenty-first coupon interest rate, i.e. C(21), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the twenty-first coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

22. Coupon: twenty-second

The commencement date of the twenty-second coupon period shall be the 3,822nd (Three thousand eight hundred and twenty-second) day following the Bonds placement commencement date.	The termination date of the twenty- second coupon period shall be the 4,004th (Four thousand and fourth) day following the Bonds placement commencement date.

The twenty-second coupon interest rate, i.e. C(22), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the twenty-second coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

23. Coupon: twenty-third

The commencement date of the twenty-third coupon period shall be the 4,004th (Four thousand and fourth) day following the Bonds placement commencement date.	The termination date of the twenty- third coupon period shall be the 4,186th (Four thousand one hundred and eighty-sixth) day following the Bonds placement commencement date.

The twenty-third coupon interest rate, i.e. C(23), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the twenty-third coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

24. Coupon: twenty-fourth

The commencement date of the twenty-fourth coupon period shall be the 4,186th (Four thousand one hundred and eighty-sixth) day following the Bonds placement commencement date.	The termination date of the twenty- fourth coupon period shall be the 4,368th (Four thousand three hundred and sixty-eighth) day following the Bonds placement commencement date.

The twenty-fourth coupon interest rate, i.e. C(24), shall be determined according to the procedure for determining the coupon interest rate starting from the second coupon as provided in para 9.3.2 of the Resolution on the Issue of Securities and para 9.1.2 of the Prospectus.

The amount to be paid per Bond for the twenty-fourth coupon shall be determined in accordance with the procedure for determining the amount of income to be paid for each coupon as stated above.

If the Bond coupon income payment date in respect to any of the twenty-four Bond coupons falls on a non-working day (whether it is a holiday or a non-settlement day), the respective amount shall be paid on the first working day following the non-working day. The Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The procedure for determining the coupon interest rate starting from the second coupon:

a) Before the Bonds placement commencement date, the Issuer may decide on interest rates or the procedure for determining coupon interest rates by formula, the variables of which cannot vary at the discretion of the Issuer, for coupon periods starting from the second to the nth coupon period (n = 2, 3 ... 24).

If the Issuer fails to decide on the second coupon rate or the procedure for determining thereof before the Bonds placement commencement date , the Issuer shall determine the second coupon rate not later than 5 (Five) calendar days prior to the 1st coupon payment date.

In this case, the Issuer shall secure the right of Bond owners to claim from the Issuer the purchase of the Bonds at a price equal to 100 (One hundred) percent of the outstanding nominal value, excluding the coupon income accrued as of the date of purchase, which shall be paid to the seller of the Bonds in addition to the specified purchase price within the last 5 (Five) days of the 1st coupon period.

The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities).

If the Issuer fails to decide on the interest rate or the procedure for determining coupon interest rates by formula, the variables of which cannot vary at the discretion of the Issuer, in respect to any coupon period (ith coupon period), the Issuer shall purchase the Bonds at the request of their owners submitted within the last 5 (Five) days of the coupon period immediately preceding the ith coupon period.

If the interest (coupon) rate or the procedure for determining thereof is established by the Issuer’s authorized governing body after the State registration of the report on the results of the securities issue or submission of the notice on the results of the securities issue to the registration authority simultaneously for several coupon periods, the Issuer shall purchase the Bonds at the request of their owners submitted within the last 5 (Five) days of the coupon period immediately preceding the coupon period for which the Issuer shall establish such interest (coupon) rates or the procedure for determining thereof simultaneously with other coupon periods and which is earlier. The purchase of Bonds before other coupon periods, for which interest (coupon) rates or the procedure for determining thereof are established, is not required in this case.

Information on the rates (on the procedure for determining coupon rate by formula, the variables of which cannot vary at the discretion of the Issuer), including coupon ordinal numbers, the rate and procedure for determining the rate for which is established by the Issuer prior to the Bonds placement commencement date and the ordinal number of the coupon period (n), in which Bond owners may require the purchase of the Bonds by the Issuer, shall be disclosed by the Issuer within the following periods from the date of the decision to establish the interest rate or the procedure for determining coupon interest rate(s), but not later than 1 (One) day prior to the Bonds placement commencement date:

•                              On a newswire: not later than within 1 (One) day;

•                              On the Issuer’s web site (http://www.fsk-ees.ru): not later than within 2 (Two) days.

The Issuer shall notify the Stock Exchange of its decisions, including of the established rates or the procedure for determining rates not later than 1 (One) day prior to the Bonds placement commencement date.

b) If the Issuer did not establish the coupon interest rate or the procedure for determining thereof (by formula, the variables of which cannot vary at the discretion of the Issuer) prior to the Bonds placement commencement date (i=(n+1),…, 24), such rate or procedure shall be determined by the Issuer after the State registration of the report on the securities issue or submission of the notice on the results of the securities issue to the registration authority on the date of the establishment of the ith coupon which shall be no later than 5 (Five) calendar days before the (i-1)th coupon payment date. On the ith coupon date, the Issuer may establish the rate or the procedure for determining the rate for any number of undefined coupons following the ith coupon (in this case, k is the number of the last defined coupon).

c) If after the announcement of coupon rates or the procedure for determining thereof (in accordance with the preceding paragraphs) the rates or the procedures for determining the rates of at least one of the following coupons continue to be undetermined, the Issuer shall, together with a notice on the rates or the procedure for determining the rates of the ith or other Bond coupons to be determined, secure the right of Bond owners to claims from the Issuer the purchase of the Bonds at a price equal to 100 (One hundred) percent of the outstanding nominal value, excluding coupon income accrued as of the date of purchase, which shall be paid to the seller of the Bonds in addition to the specified purchase price within the last 5 (Five) days of the kth coupon period (if the Issuer determines the rate of only one ith coupon, i=k).

The outstanding nominal value is defined as the difference between the nominal value of one Bond and the part thereof which was redeemed during the partial early redemption of the Bonds (if the Issuer resolved on such partial redemption in accordance with para. 9.5 of the Resolution on the Issue of Securities).

Information about coupon rates determined by the Issuer (or the procedure for determining rates for Bond coupons starting from the second coupon) after the State registration of the report on the results of the securities issue or submission of the notice on the results of the securities issue to the registration authority shall be disclosed to potential buyers in the form of a statement of material facts not later than 5 (Five) calendar days prior to the commencement date of the ith coupon period and within the following periods from the date of the decision on coupon interest rate(s) or the procedure for determining thereof:

•                              On the newswire: not later than within 1 day;

•                              On the Issuer’s web site (http://www.fsk-ees.ru): not later than within 2 days.

The Issuer shall notify the Stock Exchange of the established interest rates or the procedure for determining thereof not later than 5 (Five) days prior to the date of termination of the coupon period preceding the coupon period, for which the rate is determined after State registration of the report on the results of the securities issue or submission of the notice on the results of the securities issue to the registration authority.

The amount of the interest (coupon) income on the bonds:

Coupon ordinal number	Coupon income payment date	Coupon rate, %	CIA per bond, RUR	Amount of coupon payments on all bonds of the issue, RUR
1	January 19th, 2012	7.95	39.64	792,800,000
2	July 19th, 2012	7.95	39.64	792,800,000
3	January 17th, 2013	7.95	39.64	792,800,000
4	July 18th, 2013	7.95	39.64	792,800,000
5	January 16th, 2014	7.95	39.64	792,800,000
6	July 17th, 2014	7.95	39.64	792,800,000
7	January 15th, 2015	7.95	39.64	792,800,000
8	July 16th, 2015	7.95	39.64	792,800,000
9	January 14th, 2016	7.95	39.64	792,800,000
10	July 14th, 2016	7.95	39.64	792,800,000
11	January 12th, 2017	7.95	39.64	792,800,000
12	July 13th, 2017	7.95	39.64	792,800,000
13	January 11th, 2018	7.95	39.64	792,800,000
14	July 12th, 2018	7.95	39.64	792,800,000
15	January 10th, 2019	shall be established by the Issuer’s authorized body not later than 5 (Five) calendar days prior to the (i-1)th coupon payment date
16	July 11th, 2019
17	January 9th, 2020
18	July 9th, 2020
19	January 7th, 2021
20	July 8th, 2021
21	January 6th, 2022
22	July 7th, 2022
23	January 5th, 2023
24	July 6th, 2023

Interest (coupon) income payment procedure and terms:

The Bond income shall be paid in Russian currency by bank transfer to Bond owners.

The Bond income shall be paid by the Paying Agent on behalf of and for the account of the Issuer.

Bond income payment period:

The Bond coupon income for each coupon period shall be paid on the date of termination of the respective coupon period.

The 1st (First) coupon income shall be paid on the 182nd (One hundred and eighty-second) day following the Bonds placement commencement date.

The 2nd (Second) coupon income shall be paid on the 364th (Three hundred and sixty-fourth) day following the Bonds placement commencement date.

The 3rd (Third) coupon income shall be paid on the 546th (Five hundred and forty-sixth) day following the Bonds placement commencement date.

The 4th (Fourth) coupon income shall be paid on the 728th (Seven hundred and twenty-eighth) day following the Bonds placement commencement date.

The 5th (Fifth) coupon income shall be paid on the 910th (Nine hundred and tenth) day following the Bonds placement commencement date.

The 6th (Sixth) coupon income shall be paid on the 1,092nd (One thousand and ninety-second) day following the Bonds placement commencement date.

The 7th (Seventh) coupon income shall be paid on the 1,274th (One thousand two hundred and seventy-fourth) day following the Bonds placement commencement date.

The 8th (Eighth) coupon income shall be paid on the 1,456th (One thousand four hundred and fifty-sixth) day following the Bonds placement commencement date.

The 9th (Ninth) coupon income shall be paid on the 1,638th (One thousand six hundred and thirty-eighth) day following the Bonds placement commencement date.

The 10th (Tenth) coupon income shall be paid on the 1,820th (One thousand eight hundred and twentieth) day following the Bonds placement commencement date.

The 11th (Eleventh) coupon income shall be paid on the 2,002nd (Two thousand and second) day following the Bonds placement commencement date.

The 12th (Twelfth) coupon income shall be paid on the 2,184th (Two thousand one hundred and eighty-fourth) day following the Bonds placement commencement date.

The 13th (Thirteenth) coupon income shall be paid on the 2,366th (Two thousand three hundred and sixty-sixth) day following the Bonds placement commencement date.

The 14th (Fourteenth) coupon income shall be paid on the 2,548th (Two thousand five hundred and forty-eighth) day following the Bonds placement commencement date.

The 15th (Fifteenth) coupon income shall be paid on the 2,730th (Two thousand seven hundred and thirtieth) day following the Bonds placement commencement date.

The 16th (Sixteenth) coupon income shall be paid on the 2,912th (Two thousand nine hundred and twelfth) day following the Bonds placement commencement date.

The 17th (Seventeenth) coupon income shall be paid on the 3,094th (Three thousand and ninety-fourth) day following the Bonds placement commencement date.

The 18th (Eighteenth) coupon income shall be paid on the 3,276th (Three thousand two hundred and seventy-sixth) day following the Bonds placement commencement date.

The 19th (Nineteenth) coupon income shall be paid on the 3,458th (Three thousand four hundred and fifty-eighth) day following the Bonds placement commencement date.

The 20th (Twentieth) coupon income shall be paid on the 3,640th (Three thousand six hundred and fortieth) day following the Bonds placement commencement date.

The 21st (Twenty-first) coupon income shall be paid on the 3,822nd (Three thousand eight hundred and twenty-second) day following the Bonds placement commencement date.

The 22nd (Twenty-second) coupon income shall be paid on the 4,004th (Four thousand and fourth) day following the Bonds placement commencement date.

The 23rd (Twenty-third) coupon income shall be paid on the 4,186th (Four thousand one hundred and eighty-sixth) day following the Bonds placement commencement date.

The 24th (Twenty-fourth) coupon income shall be paid on the 4,368th (Four thousand three hundred and sixty-eighth) day following the Bonds placement commencement date.

The twenty-fourth coupon income shall be paid at the time of redemption of the outstanding nominal value of the Bonds.

If the Bond coupon income payment date falls on a non-working day (whether it is a holiday or a non-settlement day), the respective amount shall be paid on the first working day following the non-working day. The Bond owner may not demand accrued interest or any other compensation for such delay in payment.

No coupon income shall be accrued or paid on the unplaced Bonds or Bonds transferred to the custody account of the Issuer with NSD.

1. Coupon

The date of compiling the list of Bond owners for payment of the coupon (interest) income

The Issuer shall perform its Bond coupon income payment obligations based on the List of Bond Owners and/or Nominal Holders submitted by NSD (hereinafter referred to as the “List of Bond Owners and/or Nominal

Holders”).

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date (hereinafter referred to as the “Date of Compiling the List of Bond Owners and/or Nominal Holders”).

The Bond owner that is not an NSD depositor may authorize a nominal Bond holder that is an NSD depositor to receive Bond coupon income amounts.

It is presumed that nominal bond holders that are NSD depositors are authorized to receive Bond coupon income amounts.NSD depositors that are nominal holders and are not authorized by their respective clients to receive coupon income amounts for the Bonds shall submit to NSD the list of Bond holders not later than 1:00 PM (Moscow time) of the 3rd (Third) working day before the payment date. Such list of Bond owners shall contain all the details set out below in the List of Bond Owners and/or Nominal Holders.

Should the rights of the Bond owner be accounted for by the nominal holder and the nominal holder is authorized to receive Bond coupon income amounts, the nominal holder shall be considered the person authorized to receive Bond coupon income amounts. Should the rights of the Bond owner not be accounted for by the nominal holder and the nominal holder is not authorized by the respective owner to receive Bond coupon income amounts, then only the owner shall be considered the person authorized to receive Bond coupon income amounts.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

Not later than on the 2nd (Second) working day before the Bond income payment date, NSD shall submit to the Issuer and/or the Paying Agent the List of Bond Owners and/or Nominal Holders which shall contain the following details:

a) Full name of the person authorized to receive Bond income amounts (first, middle and last names for individuals);

b) Number of Bonds which are recorded in the custody account of the person authorized to receive Bond income amounts;

c) Location and postal address of the person authorized to receive Bond income amounts;

d) Bank details of the person authorized to receive Bond income amounts, specifically:

• The account number;

• The name of the bank (specifying the city) where the account is opened;

• The correspondent account of the bank where the account is opened;

• The identification code of the bank where the account is opened;

e) Taxpayer idetification number (INN) of the person authorized to receive Bond income amounts;

f) Tax status of the person authorized to receive Bond income amounts (resident, non-resident with permanent establishment in the Russian Federation, non-resident with no permanent establishment in the Russian Federation, etc.);

g) Registration reason code (KPP) of the person authorized to receive Bond income amounts.

If among Bond owners there are individuals or legal entities that are non-residents of the Russian Federation, instead of the above-mentioned information the nominal holder shall submit to NSD, and NSD shall include in the List of Bond Owners and/or Nominal Holders compiled on the Date of Compiling the List of Bond Owners and/or Nominal Holders for Coupon Income Payments the following information with respect to individuals and legal entities that are non-residents of the Russian Federation and that are Bond owners, regardless of whether the nominal holder is authorized to receive Bond income amounts:

•                  Full name of the Bond owner;

•                  Number of Bonds belonging to the Bond owner;

•                  Location (or registered address for individuals) and postal address, including postal code of the Bond owner;

•                  Bank details of the person authorized to receive Bond redemption amounts;

•                  Taxpayer identification number (TIN) of the Bond owner;

•                  Tax status of the Bond owner;

and

a) If the Bond owner is a non-resident legal entity, the following details shall be specified additionally:

• Foreign entity code (KIO), if any;

b) If the Bond owner is an individual, the following details shall be specified additionally:

• Type, number, date and place issuing the owner’s identity document, issuing authority;

• Owner’s date, month and year of birth;

• Number of the owner’s state pension insurance number (if available).

In addition to the above-mentioned information contained in the List, individuals and legal entities that are non-residents of the Russian Federation and are Bond owners shall transfer to the Issuer, and the nominal holder authorized by the owner to pay coupon income amounts shall request from the owner and submit to the Issuer the following documents required for the application of corresponding tax rates for the purpose of Bond income taxation:

a) If the Bond owner is a non-resident individual:

•                              Official confirmation that the individual is a resident of a State with which the Russian Federation has signed a double taxation agreement (treaty) which is in effect during the relevant tax period (or any part thereof);

•                              Official confirmation that the foreign individual has been staying in Russia for more than 183 days (a notarized copy of the certificate of registration of said individual with Russian tax authorities) and is a tax resident of the Russian Federation for the purpose of income taxation.

b) If the Bond owner is a non-resident legal entity:

•                              Confirmation that the non-resident legal entity has a permanent establishment in a State with which the Russian Federation has signed an international treaty (agreement) regulating tax matters (if any) certified by a competent authority of the respective foreign state. If such confirmation is in a foreign language, the Russian translation thereof shall be also provided;

c) If the person authorized to receive Bond income is a permanent establishment of a non-resident legal entity:

•                              Notarized copy of the certificate of registration of said establishment with Russian tax authorities dated not earlier than in the previous tax period (if the income to be paid is attributed to the permanent establishment of the recipient of income in the Russian Federation).

d) In the event of payments to Russian citizens residing outside the Russian Federation, the nominee holder that is an NSD depositor shall submit to NSD (after requesting from said Russian citizen) an application in any form for recognizing its non-resident tax status in accordance with Article 207 of the Russian Tax Code, as of the respective date of payment.

Bond owners and their authorized representatives, including NSD depositors, shall provide NSD with necessary data in a timely manner and independently monitor the completeness and relevance of the data submitted to NSD and shall bear all risks related to the failure to submit / the untimely submission of such data.

In case of failure to submit or the untimely submission of the above details to the Depository, such obligations shall be performed in favor of the person that claimed their performance and is the owner of the Bonds as of the date of such claim.

In this case the Issuer shall perform its obligations under the Bonds based on the information obtained from the Depository, and the Issuer’s obligations shall be considered performed in full and properly. The Issuer, in cases provided for by the agreement with NSD, has the right to request confirmation of such information by the data on the accounting of the rights to the Bonds. If bank details and other information required for the Issuer to perform its obligations under the Bonds submitted by the owner or nominal holder or available from the Depository do not allow the Paying Agent to effect timely funds transfer, such a delay cannot be considered as a delay in the performance of the obligations under the Bonds, and the Bond owner may not demand accrued interest or any other compensation for such delay in payment.

The Issuer shall transfer the required funds for Bond payments to the account of the Paying Agent with the credit institution specified by the Paying Agent when and as how provided for by the Agreement between the Issuer and the Paying Agent.

Based on the List of Bond Owners and/or Nominal Holders submitted by the Depository, the Paying Agent shall calculate the amounts payable to each person included in the List of Bond Owners and/or Nominal Holders.

On the Bond coupon income payment date, the Paying Agent shall transfer the required funds to the accounts of the persons authorized to receive Bond income amounts specified in the List of Bond Owners and/or Nominal Holders.

If one person is authorized to receive Bond coupon income amounts on behalf of several Bond owners, such person shall receive the total amount without a breakdown by Bond owners. The nominal holders of the Bonds that are not Bond owners shall transfer the received funds to Bond owners as agreed upon between the Bond nominal holder and the Bond owner.

The Issuer’s obligations to pay Bond coupon income amounts shall be deemed fulfilled from the date the respective funds for payment of the Bond coupon income are written off the correspondent account of the Paying Agent’s bank.

2. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the second Bond coupon is similar to that of the first Bond coupon.

3. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the third Bond coupon is similar to that of the first Bond coupon.

4. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fourth Bond coupon is similar to that of the first Bond coupon.

5. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fifth Bond coupon is similar to that of the first Bond coupon.

6. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the sixth Bond coupon is similar to that of the first Bond coupon.

7. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal

Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the seventh Bond coupon is similar to that of the first Bond coupon.

8. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the eighth Bond coupon is similar to that of the first Bond coupon.

9. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the ninth Bond coupon is similar to that of the first Bond coupon.

10. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the tenth Bond coupon is similar to that of the first Bond coupon.

11. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the eleventh Bond coupon is similar to that of the first Bond coupon.

12. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the twelfth Bond coupon is similar to that of the first Bond coupon.

13. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the thirteenth Bond coupon is similar to that of the first Bond coupon.

14. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fourteenth Bond coupon is similar to that of the first Bond coupon.

15. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the fifteenth Bond coupon is similar to that of the first Bond coupon.

16. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the sixteenth Bond coupon is similar to that of the first Bond coupon.

17. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the seventeenth Bond coupon is similar to that of the first Bond coupon.

18. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal

Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the eighteenth Bond coupon is similar to that of the first Bond coupon.

19. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the nineteenth Bond coupon is similar to that of the first Bond coupon.

20. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the twentieth Bond coupon is similar to that of the first Bond coupon.

21. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the twenty-first Bond coupon is similar to that of the first Bond coupon.

22. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the twenty-second Bond coupon is similar to that of the first Bond coupon.

23. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the twenty-third Bond coupon is similar to that of the first Bond coupon.

24. Coupon:

The date of compiling the list of Bond owners for payment of the coupon (interest) income:

The Bond income shall be paid in favor of Bond owners that are registered as such as of the end of NSD business day preceding the 3rd (Third) working day before the Bond income payment date.

The performance of obligations in respect to the owner included in the List of Bond Owners and/or Nominal Holders shall be considered valid, including in the event that the Bonds are disposed of after the Date of Compiling the specified List.

For the purposes of payment of income on the twenty-fourth coupon the List of Bond Owners and/or Nominal Holders compiled for the purpose of redemption shall be used.

Coupon (interest) income payment procedure:

The coupon (interest) income payment procedure for the twenty-fourth Bond coupon is similar to that of the first Bond coupon.

The twenty-fourth coupon income shall be paid at the time of redemption of the outstanding nominal value of the Bonds.

The securities of the issue are not commercial papers.

The securities of the issue are not secured bonds.

The securities of the issue are not options of the Issuer.

The securities of the issue are not convertible securities.

The securities of the issue are not Russian depository receipts (RDRs).

10.3.3. Information about issues of securities under which the Issuer has not fulfilled (defaulted on) its obligations

There are no such securities.

10.4. Information about the entity (entities) that provided security for the issued bonds

The Issuer has not placed secured bonds.

10.5. Terms for securing the obligations under issued bonds

The Issuer has not placed secured bonds.

10.6. Information about registrars of the rights to securities of the Issuer

Information about the registrar:

Full corporate name: Closed Joint Stock Company, Registrar STATUS

Abbreviated corporate name: CJSC STATUS

Location: 31 Novorogozhskaya Ulitsa, Bldg. 1, Moscow, Russia, 109544

Securities registrar license number: 10-000-1-00304

Issue date: March 12th, 2004

License period: Unlimited

License issuing authority: Federal Service for Financial Markets

Other information on keeping the register of holders of registered securities of the Issuer to be specified by the Issuer at its sole discretion: None

The securities in circulation are the Issuer’s certified securities with mandatory centralized custody.

Details on the depository of securities of series 04, 06, 07, 08, 09, 10, 11, 13 and 19.

Full corporate name of the depository providing custody of the Issuer’s certified securities with mandatory centralized custody Non-bank credit institution, closed joint stock company National Settlement Depository

Abbreviated corporate name: NBCI CJSC NSD

Depository location: 1/13 Sredny Kislovsky Pereulok, Bldg. 4, Moscow, Russia

License number of a professional participant in the securities market for depository activities: 177-12042-000100

Issue date: February 19th, 2009

License period: Unlimited

Issuing authority: Federal Service for Financial Markets

Other data: None

10.7. Information about legislative acts regulating capital import and export that can affect the payment of dividends, interest and other payments to non-residents

Russian Federation Tax Code (Part 1) No. 146-FZ dated July 31st, 1998;

Russian Federation Tax Code (Part 2) No. 117-FZ dated August 5th, 2000;

Federal Law on the Securities Market No. 39-FZ dated April 22nd, 1996 (as amended by Law No. 83-FZ dated May 17th, 2007);

Federal Anti-Money Laundering and Counter-Terrorism Financing Law No. 115-FZ dated August 7th, 2001 (as amended by Law No. 51-FZ dated April 12th, 2007);

Federal Law on Foreign Investment in the Russian Federation No. 160-FZ dated July 9th, 1999 (as amended by Law No. 75-FZ dated June 3rd, 2006);

Federal Law on Investment Activities in the Russian Federation in the Form of Capital Investments No. 39-FZ dated February 25th, 1999 (as amended by Law No. 232-FZ dated December 18th, 2006);

Federal Law on the Russian Central Bank (Bank of Russia) No. 86-FZ dated July 10th, 2002 (as amended by Law No. 63-FZ dated April 26th, 2007);

Federal Law on Joint Stock Companies No. 208-FZ dated December 26th, 1995 (as amended by Law No. 13-FZ dated February 5th, 2007);

Russian Central Bank Regulation No. 258-P dated June 1st, 2004 on the procedure for providing authorized banks with supporting documents and information from residents related to the performance of currency operations with non-residents under foreign trade transactions and the control of currency operations by authorized banks;

Russian Central Bank Instruction No. 117-I dated June 15th, 2004 on the procedure for providing authorized banks with documents and information from residents and non-residents under currency transactions and the procedure for the registration of currency transactions and the execution of transaction passports by authorized banks (as amended by Russian Central Bank Instruction No. 1713-U dated August 6th, 2006);

Bank of Russia Instruction No. 114-I dated June 1st, 2004 on the procedure for reserving and returning reserved funds under currency operations; this document had no effect from January 1st, 2007 due to the repeal of reserve requirements established by Article 16 of the Federal Law No. 173-FZ dated December 10th, 2003;

Bank of Russia Instruction No. 111-I dated March 30th, 2004 on the mandatory sale of a portion of currency proceeds on the Russian domestic currency market (as amended by Instruction No. 1676-U dated March 29th, 2006);

International double taxation treaties between the Russian Federation and other States;

Other legislative acts.

10.8. The procedure for taxing income on equity securities placed or to be placed

The taxation of income on the Issuer’s equity securities which are placed or to be placed shall be governed by the Russian Federation Tax Code (hereinafter referred to as the “TC”) and by other Russian regulations adopted in accordance with the Russian Federation Tax Code.

Tax Rates

	Legal entities		Individuals
Type of income	Residents	Non-residents	Residents	Non-residents
Dividends	9%, 0%*	15%	9%	15%
Bond coupons	20%	20%	13%	30%
Proceeds from the sale of securities	20%	20%	13%	30%

0 percent is the rate to be applied to income obtained by Russian entities in the form of dividends, provided that as of the date of the resolution to pay dividends the entity receiving dividends has owned continuously during at least 365 days not less than a 50% share in the charter (share) capital (fund) of the entity paying dividends or depository certificates entitling it to receive dividends in an amount equivalent to at least 50% of the total dividends to be paid by the entity. In this case, if the entity paying dividends is a foreign company, the tax rate established by this sub-clause shall apply to entities, the State of permanent establishment of which is not included in the list of States and territories providing preferential tax treatment and/or not requiring the disclosure and submission of information when carrying out financial operations (offshore areas) approved by the Russian Ministry of Finance

9 percent is the rate to be applied to income obtained in the form of dividends from Russian and foreign entities by entities that are not specified in para. 1 of this clause.

On January 1st, 2011, the requirement on the minimum contribution (share) of at least 500 million rubles was excluded from Article 284(3)(1) of the Russian TC. Consequently, to confirm the right to a zero rate no information on the cost of acquisition (receipt) of title to the contribution (share) in the share capital of the entity is to be provided (Article 284(3)(3) of the Russian TC). Therefore, the 0 rate shall apply to any dividends, provided that the requirement on the amount of the contribution and the ownership period is fulfilled. It should be noted that the new rules can be used for calculating income in the form of dividends accrued based on 2010 operating results for entities (Article 5(2) of the Russian Federal Law No. 368-FZ dated December 27th, 2009).

Taxation of individuals

Type of tax: Individual income tax (IIT)

Source income in the Russian Federation includes:

Dividends and interest obtained from a Russian entity and interest obtained from Russian individual entrepreneurs and/or a foreign entity in connection with the activities of its permanent establishment in the Russian Federation;

Income from the sale of shares or other securities and participatory interests in the authorized capital of entities in the Russian Federation.

Tax base

To assess the tax base, all income derived by the taxpayer, either in cash or in kind, or the right to dispose of such income, and income in the form of material benefit, shall be taken into account

The taxpayer’s income obtained in the form of material benefit is the material benefit obtained from the purchase of securities. If a taxpayer derives income in the form of material benefit from the purchase of securities, the tax base shall be determined as the excess of the market value of securities over the amount of the taxpayer’s actual expenses for their purchase.

The market value of securities traded on the organized securities market shall be calculated based on their market price taking into account fluctuation limits.

The market value of securities which are not traded on the organized securities market shall be calculated based on their estimated price, taking into account fluctuation limits.

The market price of securities traded on the organized securities market shall be the weighted average price of such securities calculated by a securities market maker (stock exchange). If securities market makers (stock exchanges) have no information on the weighted average price of securities as of the date of the transaction, the market price shall be the weighted average price prevailing on the date of the next trade held prior to the date of the relevant transaction, provided that such securities were traded at least once during the last three months. The fluctuation limit for securities traded on the organized securities market shall be 20 percent up and down from the market price for such securities. The fluctuation limit for securities that are not traded on the organized securities market shall be 20 percent up and down from the estimated price of such securities.

When determining the tax base for income from securities transactions, income obtained from the following transactions shall be taken into account:

Transactions with securities traded on organized securities market;

Transactions with securities that are not traded on the organized securities market.

The procedure for classifying objects of civil rights as securities shall be established by Russian civil legislation and applicable legislation of foreign states.

Securities traded on the organized securities market include, inter alia, securities admitted to trade through a Russian securities market maker, including on the stock exchange. The above-mentioned securities refer to securities traded on the organized securities market, if a market quotation is calculated for such securities. The market quotation for a security means:

1) The weighted average price of such security in transactions effected during one trading day via a Russian securities market maker, including a stock exchange (for securities admitted to trading through said market maker or stock exchange);

2) The security closing price calculated by a foreign stock exchange for transactions effected within one trading day through said stock exchange (for securities admitted to trade on a foreign stock exchange).

For individual income tax purposes, securities shall be recognized as sold (purchased) in the event of the termination of the taxpayer’s obligations to transfer (accept) the respective securities by offsetting counter-claims of the same kind, including through clearing in accordance with Russian laws.

Claims of the same kind are claims to transfer securities of one issuer having equal rights and referred to a common class and category (type).

The offset of claims of the same kind shall be confirmed, in accordance with Russian laws, by documents on the termination of obligations to transfer (accept) securities, including by reports of a clearing company, persons engaged in broker operations or managers rendering clearing or brokerage services to or acting as trustees for the taxpayer in accordance with Russian laws.

Income from securities transactions is the income derived from the sale and purchase (redemption) of securities during a tax period.

Income in the form of interest (coupon, discount) obtained in a tax period for securities shall be included in the income from securities transactions, unless otherwise provided for by Article 214.1 of the Russian TC.

Income from transactions with securities, either traded on the organized securities market or not, effected by a trustee (other than a management company providing trust services with respect to property forming the mutual investment fund) in favor of a beneficiary that is an individual shall be included in the beneficiary income from respective securities transactions.

Expenses from securities transactions are documented expenses actually incurred by a taxpayer in connection with the sale, purchase, custody and redemption of securities.

These expenses include:

Amounts paid to the Issuer as payment for the securities to be placed and amounts paid under the securities purchase agreement, including coupon amounts;

Fees paid to professional participants on the securities market, exchange intermediaries and clearing centers;

Exchange duty (fee);

Registrar fees;

Tax payable by a taxpayer upon the receipt of securities via inheritance;

Tax payable by a taxpayer upon the receipt of shares or interests via donation in accordance with Article 217(18.1) of the Russian TC;

Interest paid by a taxpayer for credits and loans obtained to carry out securities transactions (including interests on credits and loans for margin transactions) to the extent of amounts calculated at the Cental Bank of Russia’s re-financing rate as of the interest payment date increased 1.1% for ruble-denominated credits and loans and 9% for credits and loans denominated in foreign currencies;

Other expenses directly associated with securities transactions.

The financial result of securities transactions is the income derived from transactions net of the respective expenses mentioned above.

Expenses that can neither be directly used to reduce the income from transactions with securities both traded and not traded on the organized securities market, nor to reduce the respective type of income, shall be distributed in proportion to each type of income.

The financial result shall be calculated for each transaction and for each series of transactions with securities. The financial result shall be calculated upon expiration of each tax period, unless otherwise provided for by Article 214.1 of the Russian TC.

A negative financial result obtained in the tax period for some securities transactions shall reduce the financial result obtained in the tax period for relevant transactions. With respect to transactions with securities traded on the organized securities market, the negative financial result that reduces the financial result of transactions with securities traded on the organized market shall be calculated taking into account fluctuation limits in the market price for securities.

A negative financial result obtained in the tax period on some transactions with securities that are not traded on the organized securities market and that as of the date of their purchase referred to securities traded in the organized securities market, may reduce the financial result obtained in the tax period for transactions with securities traded on the organized securities market.

A negative financial result for each series of securities transactions shall be recognized as a loss. Losses from securities transactions shall be recorded as provided by Articles 214.1 and 220.1 of the Russian TC.

For the purpose of the sale of securities, expenses in the form of the acquisition cost of securities shall be recognized based on the value of those first acquired (FIFO).

If the Issuer carried out an exchange (conversion) of shares, in case of the sale of shares obtained by the taxpayer as a result of an exchange (conversion), the expenses for acquiring shares that were owned by the taxpayer before their exchange (conversion) shall be recognized as the taxpayer’s documented expenses.

In case of the sale of shares (participatory interests, stock units) obtained by the taxpayer upon the re-organization of entities, their acquisition cost shall be the cost determined in accordance with clauses 4 to 6 of Article 277 of the Russian TC, provided that the taxpayer submits documentary evidence of the acquisition cost for shares (participatory interests, stock units) of re-organized entities.

If the taxpayer has acquired title to securities (including at no cost or with partial payment, as well as via donation or inheritance), for the purpose of income taxation from the sale and purchase (redemption) of securities, the amounts used for the calculation and payment of tax on acquisition (receipt) of such securities and the amount of tax paid by the taxpayer shall be recognized as documented expenses for the acquisition (receipt) of such securities.

If upon the acquisition of securities by the taxpayer via donation or inheritance no tax is charged in accordance with clauses 18 and 18.1 of Article 217 of the Russian TC, for the purpose of taxation of income derived by the taxpayer from the sale and purchase (redemption) of securities obtained via donation or inheritance; the documented expenses of the donor (testator) relating to the acquisition of said securities shall also be taken into account.

The amounts paid by the taxpayer for the purchase of securities providing the partial redemption of their nominal value during their circulation shall be recognized as expenses upon said partial redemption pro rata to the share of income obtained from the partial redemption out of the total amount payable.

The positive financial result of the relevant series of transactions calculated for the tax period shall be recognized as the tax base for securities transactions.

The tax base for each series of transactions (transactions with securities traded on the organized market and transactions with securities that are not traded on the organized market) shall be determined separately.

Taxpayers that incurred losses in the previous tax periods from transactions with securities traded on the organized securities market, may reduce the tax base for transactions with securities traded on the organized securities market in the current tax period by the total  loss or a part thereof (to carry the loss forward).

In this event, the tax base for the current tax period shall be determined taking into account special considerations provided for by Articles 214.1 and 220.1 of the Russian TC.

Losses derived from transactions with securities traded on the organized securities market and carried forward shall reduce the tax base of the relevant tax periods for said transactions.

No losses derived from transactions with securities that are not traded in the organized securities market may be carried forward.

A taxpayer shall have the right to carry a loss forward during the ten years following the tax period in which such a loss was incurred.

A taxpayer shall have the right to carry over to the current tax period losses which were incurred in the preceding tax periods. A loss which has not been carried forward to the immediately following year may be carried forward in whole or in part to the next year out of the ensuing nine years.

If a taxpayer has incurred losses in more than one tax period, such losses shall be carried forward in the same sequence in which they were incurred.

A taxpayer shall keep documents confirming losses incurred during the entire period in which it reduces the tax base for the current tax period by the amount of losses previously incurred.

A taxpayer shall reflect losses in accordance with Article 220.1 of the Russian TC when submitting its tax return to the tax authority upon expiration of the tax period.

Amounts paid under a trust agreement to a trustee in the form of remuneration and reimbursement for expenses for securities transactions shall be recognized as expenses reducing income from relevant transactions. If the trustor is not a beneficiary under the trust agreement, such expenses shall be recognized when calculating financial results solely for the beneficiary .

If the trust agreement provides for several beneficiaries, income from securities transactions carried out by the trustee in favor of the beneficiary shall be distributed between such beneficiaries according to the terms and conditions of the trust agreement.

If in the process of trustee services transactions are carried out with securities that are traded and/or not traded on the organized securities market, and if during such trustee services some other types of income arise (including income in the form of dividends and interest), the tax base shall be determined separately for transactions with securities traded or not traded on the organized securities market and for each type of income. Expenses that can neither be directly used to reduce the income from transactions with securities both traded and not traded on the organized securities market, nor to reduce the respective type of income, shall be distributed in proportion to each income type.

A negative financial result obtained for some securities transactions carried out by a trustee in the tax period shall reduce the total financial result of the relevant transactions. In this case, the financial result shall be determined separately for transactions with securities traded on the organized securities market and transactions with securities that are not traded on the organized securities market.

A trustee shall be recognized as a tax agent in relation to a person to whom trust services are provided in accordance with the trust agreement.

The tax base for securities transactions shall be determined upon expiration of the tax period.

The tax agent (trustee, broker, person carrying out transactions under a trust agreement, commission agreement, agency agreement in favor of the taxpayer or another person recognized as a tax agent in accordance with the Russian TC) shall determine the taxpayer’s tax base for all types of income from transactions carried out by the tax agent in favor of the taxpayer. The trustee, broker, person carrying out the transactions under a trust agreement, commission agreement, agency agreement in favor of the taxpayer or other person recognized as a tax agent in accordance with the Russian TC shall be recognized as a tax agent with regard to tax amounts not fully withheld by the issuer of securities, including in case of transactions in favor of the taxpayer, the tax base of which is determined in accordance with Articles 214.3 and 214.4 of the Russian TC.

The amount of the tax shall be calculated, withheld and paid by the tax agent upon the expiration of the tax period or prior to the expiration of the tax period or prior to the expiration of the trust agreement.

Cash payment means the payment by a tax agent of funds to the taxpayer or a third party at the request of the taxpayer, as well as the transfer of funds to the bank account of the taxpayer or a third party at the request of the taxpayer.

The payment of income in kind for the purposes of this clause is the transfer of securities by the tax agent to the taxpayer from the tax agent’s custody account (personal account) or the taxpayer’s custody account (personal account), which is maintained by the tax agent. The transfer of securities by the tax agent at the request of the taxpayer in connection with the securities transactions carried out by the taxpayer shall not be recognized as the payment of income in kind, if the funds under the respective transactions have been fully transferred to the account (including the bank account) of the taxpayer opened with said tax agent.

If the tax agent transfers funds (income in kind) prior to the expiration of the tax period or prior to the expiration of the trust agreement, the tax shall be calculated on the tax base determined in accordance with Article 214.1 of the Russian TC.

To determine the tax base, the tax agent shall calculate the financial result for the taxpayer to whom the funds or income in kind is to be paid as of the date of the income payment. If the amount of funds to be paid to the taxpayer does not exceed the amount calculated for the taxpayer as equal to the financial results of transactions in which the trustee (broker, person carrying out transactions under a trust agreement, commission agreement, agency agreement in favor of the taxpayer or other person recognized as a tax agent in accordance with the Russian TC) acts as a tax agent, the tax shall be withheld from the amount of the payment.

If the income is paid in kind, the payment amount shall be determined by the amount of actually incurred documented expenses for the purchase of securities to be transferred to the taxpayer.

If the amounts payable to the taxpayer exceed the amount of financial results calculated for the taxpayer under transactions in which the trustee (broker, person carrying out transactions under a trust agreement, commission agreement, agency agreement in favor of the taxpayer or other person recognized as a tax agent in accordance with the Russian TC) acts as a tax agent, the tax shall be withheld from the total amount equal to the amount of financial results calculated for the taxpayer under transactions in which the trustee (broker, person carrying out transactions under a trust agreement, commission agreement, agency agreement in favor of the taxpayer or other person recognized as a tax agent in accordance with the Russian TC) acts as a tax agent.

If the tax agent pays funds (income in kind) to the taxpayer more than once during the tax period, the tax amount shall be calculated on a cumulative basis with the set-off of previously paid tax amounts.

If the taxpayer has different types of income (including income taxable at different rates) from transactions carried out by the tax agent in favor of the taxpayer, the sequence of their payment to the taxpayer in the case of cash payments (income in kind) prior to the expiration of the tax period (prior to the expiration of the trust agreement) shall be established as agreed upon between the taxpayer and the tax agent.

If it is impossible to withhold the calculated tax amount (in whole or in part) from the taxpayer, the tax agent (broker, trustee, person carrying out transactions under a trust agreement, commission agreement, agency agreement in favor of the taxpayer or other person recognized as a tax agent in accordance with the Russian TC) shall within one month following such event notify in writing the tax authority at the place of its registration of the impossibility of such a withholding and of the amount owed by the taxpayer. In this case, the tax shall be paid in accordance with Article 228 of the Russian TC.

Tax agents shall calculate, withhold and transfer the tax withheld from the taxpayer not later than within one month from the date of the expiration of the tax period or the date of the funds payment (securities transfer).

The deduction in the amount of actually incurred documented expenses shall be provided to the taxpayer on the calculation and payment of tax by the tax agent (broker, trustee, management company providing trust services with respect to property forming the mutual investment fund or by any other person performing transactions under a trust agreement, commission agreement, agency agreement or other similar agreement in favor of the taxpayer) or upon the expiration of the tax period, when submitting tax returns to the tax authority.

Specific requirements relating to the determination of the tax base arising from REPO securities and securities borrowing transactions are established by Articles 214.3 and 214.4 of the Russian TC, respectively.

Taxation of legal entities

Type of tax: Profit tax

Profits shall include the following:

Revenues from the sale of property rights (income from sales);

Non-sale income in the form of interest on securities and other debt obligations and/or participation in other entities.

Tax base

Profits derived by the taxpayer from operations involving the sale or other disposal (including redemption) of securities shall be determined based on the sale price or other disposal of the security, the amount of the accrued interest (coupon) income paid by the purchaser to the taxpayer and the amount of interest (coupon) profit paid to the taxpayer by the Issuer. The amounts of interest (coupon) profit previously recorded for taxation purposes shall not be included in the taxpayer’s profit from the sale or other disposal of securities.

Expenses related to the sale (or other disposal) of securities shall be determined based on the acquisition price of the security (including acquisition expenses), expenses related to the sale of the security, discounts on the estimated value of investment shares and the amount of accrued interest (coupon) profit paid by the taxpayer to the seller of the security. Expenses shall not include accrued interest (coupon) profit previously recorded for taxation purposes.

Securities shall  also be recognized as sold (acquired) in the event of the termination of the taxpayer’s obligations to transfer (accept) the respective securities by offsetting counter-claims of the same kind, including via clearing in accordance with Russian laws.

Securities shall be recognized as traded on the organized securities market only if all of the following conditions are met:

1) They have been admitted to trade by at least one market maker that has the right to do so in accordance with national legislation;

2) Information on their prices (quotations) is published in the mass media (including electronic mass media) or may be made available by a market maker or other authorized person to any interested person within three years after the date of transactions involving the securities;

3) Within the last three months preceding the date of the taxpayer’s transactions involving such securities, their market quotation was calculated as required by applicable law.

Applicable law means the law of the State in which securities are circulated (the taxpayer carries out civil law transactions entailing the transfer of title to securities). If it is impossible to clearly establish the territory of the State in which securities transactions were carried out outside of the organized securities market, including transactions carried out through electronic trading systems, the taxpayer may choose the State depending on the location of the seller or the buyer of securities, in accordance with the accounting policy adopted by the taxpayer for taxation purposes.

For taxation purposes, the market quotation of a security is the weighted average price of such security in transactions carried out during one trading day via a Russian securities market maker, including a stock exchange (for securities admitted to trade through such a market maker or stock exchange) or the closing price of said security calculated by a foreign stock exchange for transactions carried out within one trading day through such a stock exchange (for securities admitted to trade on said stock exchange). Where transactions involving one and the same security were carried out by two or more market makers, the taxpayer shall have the right to independently choose the market quotation of any of the market makers. In the event a market maker does not calculate the weighted average price, the weighted average price for the purposes of this Chapter shall be one half of the maximum and minimum prices of transactions carried out during one trading day through such a market maker.

The accrued interest (coupon) profit is a portion of the interest (coupon) profit to be paid under the terms and conditions of the issue of said security calculated in proportion to the number of calendar days elapsed from the date of the issue of the security or the payment date of the last coupon profit up to the date of the transaction (the transfer date of the security).

The market price of securities traded on the organized securities market for taxation purposes is the actual price of the sold or otherwise disposed of securities, if such a price falls between the minimum and maximum prices (the price interval) of transactions involving that security which was registered by the securities market maker, as of the date of the relevant transaction. If a transaction is carried out through a market maker, the transaction date shall be the trading date on which the relevant securities transaction is carried out. If a security is sold outside the organized securities market, the transaction date shall be the date of establishing all material terms and conditions of the transfer of the security, i.e. the date of signing the agreement.

If transactions involving one and the same security are carried out on that date via two or more securities market makers, the taxpayer may independently choose a market maker whose price interval values will be used by the taxpayer for taxation purposes.

If securities market makers have no information on the price interval as of the date of the transaction, the taxpayer shall use the price interval effective for the sale of such securities according to securities market makers as of the date of the most recent trade prior to the respective transaction date, provided that such securities were traded at least once during the last three months.

If the taxpayer observes the above-mentioned procedure, the actual price of the sale or other disposal of securities which is within the relevant price range shall be recognized as the market price for taxation purposes.

When securities traded on the organized securities market are sold (purchased) at a price which is below the minimum (higher than the maximum) price for transactions on the organized securities market, the minimum (maximum) price of the transaction on the organized securities market shall be taken for the purpose of determining the financial result.

For securities that are not traded on the organized securities market, the actual transaction price shall be used for taxation purposes, if such a price is between the minimum and maximum prices set on the basis of the estimated price of the security and the price deviation limit. The maximum deviation price for securities that are not traded on the organized securities market shall be 20 percent up or down from the estimated price of such security. Where securities that are not traded on the organized securities market are sold (purchased) at a price which is below the minimum (higher than the maximum) price determined on the basis of the estimated price of the security and the maximum price deviation, the minimum (maximum) price for a transaction determined on the basis of the estimated price of the security, and the maximum price deviation shall be used when determining the financial result for taxation purposes.

The tax base for securities transactions shall be determined by a taxpayer separately, with the exception of the tax base for securities transactions which is determined by professional securities market participants. Taxpayers (except for professional securities market participants engaged in dealer activities) shall determine the tax base for transactions with securities that are traded on the organized securities market separately from the tax base for transactions with securities that are not traded on the organized securities market.

For the purpose of the sale or other disposal of securities, the taxpayer shall independently, in accordance with the accounting policies adopted for taxation purposes, select one of the following methods for writing-off the value of disposed securities to expenses:

1) Based on the value of those first acquired (FIFO);

2) At cost per unit.

Taxpayers that incurred a loss (losses) from securities transactions in the preceding tax period or in preceding tax periods may reduce the tax base arising from securities transactions in the accounting (tax) period (to carry forward such losses) in accordance with the procedure and subject to the conditions established by Article 283 of the TC.

Losses from transactions with securities that are not traded on the organized securities market which were incurred in the preceding tax period (preceding tax periods) may be used to reduce the tax base from transactions involving such securities which was determined in the accounting (tax) period. Losses from transactions with securities that are traded on the organized securities market which were incurred in the preceding tax period (preceding tax periods) may be used to reduce the tax base arising from transactions involving the sale of securities of that category.

During the tax period, losses incurred in the respective accounting period from transactions with securities that are traded on the organized securities market and securities that are not traded on the organized securities market shall be carried forward separately within the limits of the profit generated from transactions with such securities.

10.9. Information about declared (accrued) and paid dividends on the Issuer’s shares and about the Issuer’s bond income

Information about declared (accrued) and paid dividends on the Issuer’s shares

Category of shares: Ordinary registered shares

Dividends on shares of this category (type):

Amount of declared (accrued) dividends on each share of this category (type) (rubles): 0.001510016

Amount of declared (accrued) dividends on all shares of this category (type) (rubles): 367,292,784.49

Name of the Issuer’s governing body that decided to pay (declared) dividends on the Issuer’s shares: General Meeting of Shareholders

Date of the meeting of the Issuer’s governing body that decided to pay (declared) dividends: June 23rd, 2006

Date and number of the Minutes of the meeting of the Issuer’s governing body that decided to pay (declared) dividends:

Minutes No. 224 dated June 23rd, 2006

Payment period for declared dividends on the Issuer’s shares: Within 60 days from the date of the decision to pay dividends

Form and other payment terms for declared dividends on the Issuer’s shares: In monetary form

Accounting period (year, quarter) for which the dividends on the Issuer’s shares are (were) paid: 2005

Total amount of dividends paid on all shares of this category (type) for each accounting period for which it was decided (declared) to pay dividends (rubles): 367,292,784.49

The dividends declared on the Issuer’s shares have been paid in full.

Other data on the declared and/or paid dividends on the Issuer’s shares: None

Amount of declared (accrued) dividends on each share of this category (type) (rubles): 0.001626664

Amount of declared (accrued) dividends on all shares of this category (type) (rubles): 587,847,427.86

Name of the Issuer’s governing body that decided to pay (declared) dividends on the Issuer’s shares: General Meeting of Shareholders

Date of the meeting of the Issuer’s governing body that decided to pay (declared) dividends: June 29th, 2007

Date and number of the Minutes of the meeting of the Issuer’s governing body that decided to pay (declared) dividends: Minutes No. 1 dated July 12th, 2007

Payment period for declared dividends on the Issuer’s shares: Within 60 days from the date of the decision to pay dividends

Form and other payment terms for declared dividends on the Issuer’s shares: In monetary form

Accounting period (year, quarter) for which the dividends on the Issuer’s shares are (were) paid: 2006

Total amount of dividends paid on all shares of this category (type) for each accounting period for which it was decided (declared) to pay dividends (rubles): 587,847,427.86

The dividends declared on the Issuer’s shares have been paid in full.

Other data on the declared and/or paid dividends on the Issuer’s shares: None

Amount of declared (accrued) dividends on each share of this category (type) (rubles): 0.0007977370096

Amount of declared (accrued) dividends on all shares of this category (type) (rubles): 380,000,000

Name of the Issuer’s governing body that decided to pay (declared) dividends on the Issuer’s shares: General Meeting of Shareholders

Date of the meeting of the Issuer’s governing body that decided to pay (declared) dividends: June 30th, 2008

Date and number of the Minutes of the meeting of the Issuer’s governing body that decided to pay (declared) dividends: Minutes No. 5 dated July 4th, 2008

Payment period for declared dividends on the Issuer’s shares: Within 60 days from the date of the decision to pay dividends

Form and other payment terms for declared dividends on the Issuer’s shares: In monetary form

Accounting period (year, quarter) for which the dividends on the Issuer’s shares are (were) paid: 2007

Total amount of dividends paid on all shares of this category (type) for each accounting period for which it was decided (declared) to pay dividends (rubles): 380, 000,000

The dividends declared on the Issuer’s shares have been paid in full.

Other data on the declared and/or paid dividends on the Issuer’s shares: None

No decisions to pay dividends for 2008 and 2009 were taken.

Amount of declared (accrued) dividends on each share of this category (type) (rubles): 0.0020523650155

Amount of declared (accrued) dividends on all shares of this category (type) (rubles): 2,577,664,000.00

Name of the Issuer’s governing body that decided to pay (declared) dividends on the Issuer’s shares: General Meeting of Shareholders

Date of the meeting of the Issuer’s governing body that decided to pay (declared) dividends: June 29th, 2011

Date and number of the Minutes of the meeting of the Issuer’s governing body that decided to pay (declared) dividends: Minutes No. 11 dated July 4th, 2011

Payment period for declared dividends on the Issuer’s shares: Within 60 days from the date of the decision to pay dividends

Form and other payment terms for declared dividends on the Issuer’s shares: In monetary form

Accounting period (year, quarter) for which dividends on the Issuer’s shares are (were) paid: 2010

Total amount of dividends paid on all shares of this category (type) for each accounting period for which it was decided (declared) to pay dividends (rubles): 0

As of the date of approval of this Prospectus, the payment period for declared dividends on the Issuer’s shares has not expired.

Other data on the declared and/or paid dividends on the Issuer’s shares: None

Other information on declared and/or paid dividends on the Issuer’s shares to be provided by the Issuer at its sole discretion: None.

Data on the profit for the Issuer’s bonds:

The following information shall be specified for each bond issue for the last 5 completed financial years (for each complete financial year preceding the date of approval of the securities prospectus, if the Issuer has been operating for less than 5 years) in which income was paid:

Type of securities: Bonds

Form of securities: Certified bearer bonds

Series: 01

Other identifying characteristics of the bonds issue: Non-convertible interest-bearing certified series 01 bearer bonds with mandatory centralized custody

State registration number of the bonds issue: 4-01-65018-D

State registration date: December 2nd, 2004

State registration date for the report on the results of the bonds issue: January 18th, 2005

Number of bonds in the issue: 5,000,000 bonds

Nominal value of each bond in the issue: RUR 1,000

Nominal value of the bonds issue: RUR 5,000,000,000

Type of income paid on the bonds of the issue: The income on series 01 bonds is the coupon income accrued and paid for in each coupon period and the nominal terminal value of the Bonds.

Income payable on the issued bonds			Period for which the bond		Total income paid on all
per one bond, RUR	for all obligations, RUR	Bond income payment date	income was paid (coupon period)		bonds of the issue for each period, RUR
43.88	219,400,000	June 21st, 2005	1st coupon	December 21st, 2004 – June 21st, 2005	219,400,000
43.88	219,400,000	December 20th , 2005	2nd coupon	June 21st, 2005 –December 20th, 2005	219,400,000
43.88	219,400,000	June 20th, 2006	3rd coupon	December 20th, 2005 – June 20th, 2006	219,400,000
43.88	219,400,000	December 19th, 2006	4th coupon	June 20th, 2006 –December 19th, 2006	219,400,000
43.88	219,400,000	June 19th, 2007	5th coupon	December 19th, 2006 – June 19th, 2007	219,400,000
43.88	219,400,000	December 18th, 2007	6th coupon	June 19th, 2007 –December 18th, 2007	219,400,000

Form and other payment terms for income on the bonds of the issue: The bond income shall be paid by bank transfer in Russian currency.

Income on series 01 bonds shall be paid by the paying agent on behalf of the Issuer. The functions of the paying agent shall be performed by:

Full Company name: Non-Profit Partnership National Depository Center (on August 10th, 2009 the partnership was re-organized as Closed Joint Stock Company National Depository Center)

Abbreviated Company name: CJSC NDC

Location: 1/13 Sredny Kislovsky Pereulok, Bldg. 4, Moscow, Russia

Income on series 01 bonds shall be paid by bank transfer in Russian currency.

Reasons for non-payment of income due: Income on bonds of the issue has been paid by the Issuer in full.

On December 18th, 2007, the certified interest-bearing non-convertible series 01 bearer bonds with mandatory centralized custody were redeemed at their nominal value. Total income paid in nominal value: RUR 5,000,000,000 (Five billion)

Other information on bond income to be specified by the Issuer at its sole discretion: None

Type of securities: Bonds

Form of securities: Certified bearer bonds

Series: 02

Other identifying characteristics of the bonds issue: Non-convertible interest-bearing certified series 02 bearer bonds with mandatory centralized custody

State registration number of the bonds issue: 4-02-65018-D

State registration date: May 11th, 2005

State registration date of the report on the results of the bonds issue: May 23rd, 2008

Number of bonds in the issue: 7,000,000 bonds

Nominal value of each bond in the issue: RUR 1,000

Nominal value of the bonds issue: RUR 7,000,000,000

Type of income paid on the bonds of the issue: The income on series 02 bonds is the amount of coupon income accrued and paid for in each coupon period and the nominal terminal value of the Bonds.

Income payable on the issued bonds			Period for which the bond		Total income paid on all
per one bond, RUR	for all obligations, RUR	Bond income payment date	income was paid (coupon period)		bonds of the issue for each period, RUR
41.14	287,980,000	December 27th, 2005	1st coupon	June 28th, 2005 –December 27th, 2005	287,980,000
41.14	287,980,000	June 27th ,2006	2nd coupon	December 27th, 2005 – June 27th, 2006	287,980,000
41.14	287,980,000	December 26th, 2006	3rd coupon	June 27th, 2006 –December 26th, 2006	287,980,000
41.14	287,980,000	June 26th, 2007	4th coupon	December 26th, 2006 – June 26th, 2007	287,980,000
41.14	287,980,000	December 25th, 2007	5th coupon	June 26th, 2007 –December 25th, 2007	287,980,000
41.14	287,980,000	June 24th ,2008	6th coupon	December 25th, 2007 – June 24th, 2008	287,980,000
41.14	287,980,000	December 23rd, 2008	7th coupon	June 24th, 2008 –December 23rd, 2008	287,980,000
41.14	287,980,000	June 23rd, 2009	8th coupon	December 23rd, 2008 – June 23rd, 2009	287,980,000
41.14	287,980,000	December 22nd, 2009	9th coupon	June 23rd, 2009 –December 22nd, 2009	287,980,000
41.14	287,980,000	June 22nd ,2010	10th coupon	December 22nd, 2009 – June 22nd, 2010	287,980,000

Form and other payment terms for income on the bonds of the issue: The bond income shall be paid by bank transfer in Russian currency.

Reasons for non-payment of income due: The income on the bonds of the issue has been paid by the Issuer in full.

On June 22nd, 2010, the certified interest-bearing non-convertible series 01 bearer bonds with mandatory centralized custody were redeemed at their nominal value. Total income paid in nominal value: RUR 7,000,000,000 (Seven billion)

Other information on bond income to be specified by the Issuer at its sole discretion: None

Type of securities: Bonds

Form of securities: Certified bearer bonds

Series: 03

Other identifying characteristics of the bonds issue: Non-convertible interest-bearing certified series 03 bearer bonds with mandatory centralized custody

State registration number of the bonds issue: 4-03-65018-D

State registration date: May 11th, 2005

State registration date of the report on the results of the bonds issue: May 23rd, 2008

Number of bonds in the issue: 7,000,000 bonds

Nominal value of each bond in the issue: RUR 1,000

Nominal value of the bonds issue: RUR 7,000,000,000

Type of income paid on the bonds of the issue: The income on series 03 bonds is the amount of coupon income accrued and paid for in each coupon period and the nominal terminal value of the Bonds.

Income payable on the issued bonds					Period for which the bond		Total income paid on all
per one bond,		for all obligations,		Bond income	income was paid		bonds of the issue for
RUR		RUR		payment date	(coupon period)		each period, RUR
35.40		247,800,000		June 16th, 2006	1st coupon	December 16th, 2005 – June 16th, 2006	247,800,000
35.40		247,800,000		December 15th, 2006	2nd coupon	June 16th, 2006 – December 15th, 2006	247,800,000
35.40		247,800,000		June 15th, 2007	3rd coupon	December 15th, 2006 – June 15th, 2007	247,800,000
35.40		247,800,000		December 14th, 2007	4th coupon	June 15th, 2007 – December 14th, 2007	247,800,000
35.40	*	246,030,000	*	June 13th, 2008	5th coupon	December 14th, 2007 – June 13th, 2008	246,030,000	*
35.40		246,030,000		December 12th, 2008	6th coupon	June 13th, 2008 – December 12th, 2008	246,030,000

* The coupon income on series 03 bonds was pre-paid due to the pre-payment of the nominal value of series 03 bonds in the amount of RUR 50,000,000 (Fifty million) (before June 3rd, 2008).

Total income paid for the accounting period: RUR 1,673,000

Income from the bonds of the issue payable June 3rd, 2008 was paid on time and in full.

The amount of income paid per bond with a nominal value of RUR 1,000 was RUR 33.46.

Form and other payment terms for income on the bonds of the issue: The bond income shall be paid by bank transfer in Russian currency.

Reasons for non-payment of income due: The income on the bonds of the issue has been paid by the Issuer in full.

On December 12th, 2008, the certified interest-bearing non-convertible series 03 bearer bonds with mandatory centralized custody were redeemed at their nominal value. Total income paid in nominal value: RUR 6,950,000,000 (Six billion, nine hundred and fifty million)

Other information on bond income to be specified by the Issuer at its sole discretion: None

Type of securities: Bonds

Form of securities: Certified bearer bonds

Series: 04

Other identifying characteristics of the bonds issue: Non-convertible interest-bearing certified series 04 bearer bonds with mandatory centralized custody

State registration number of the bonds issue: 4-04-65018-D

State registration date: September 7th, 2006

State registration date of the report on the results of the bonds issue: November 8th, 2006

Number of bonds in the issue: 6,000,000 bonds

Nominal value of each bond in the issue: RUR 1,000

Nominal value of the bonds issue: RUR 6,000,000,000

Type of income paid on the bonds of the issue: The income on series 04 bonds is the amount of coupon income accrued and paid for in each coupon period and the nominal terminal value of the Bonds.

Income payable on the issued bonds			Period for which the bond		Total income paid on all
per one bond,	for all obligations,	Bond income	income was paid		bonds of the issue for
RUR	RUR	payment date	(coupon period)		each period, RUR
36.40	218,400,000	April 12th, 2007	1st coupon	October 12th, 2006 – April 12th, 2007	218,400,000
36.40	218,400,000	October 11th, 2007	2nd coupon	April 12th, 2007- October 11th, 2007	218,400,000
36.40	218,400,000	April 10th, 2008	3rd coupon	October 11th, 2007 – April 10th, 2008	218,400,000
36.40	218,400,000	October 9th, 2008	4th coupon	April 10th, 2008- October 9th, 2008	218,400,000
36.40	218,400,000	April 9th, 2009	5th coupon	October 9th, 2008 – April 9th, 2009	218,400,000
36.40	218,400,000	October 8th, 2009	6th coupon	April 9th, 2009 – October 8th, 2009	218,400,000
36.40	218,400,000	April 8th, 2010	7th coupon	October 8th, 2009– April 8th, 2010	218,400,000
36.40	218,400,000	October 7th, 2010	8th coupon	April 8th, 2010- October 7th, 2010	218,400,000
36.40	218,400,000	April 7th, 2011	9th coupon	October 7th, 2010 – April 7th, 2011	218,400,000

Form and other payment terms for income on the bonds of the issue: The bond income shall be paid by bank transfer in Russian currency.

Reasons for non-payment of income due: The income on the bonds of the issue has been paid by the Issuer in full.

Other information on bond income to be specified by the Issuer at its sole discretion: None

Type of securities: Bonds

Form of securities: Certified bearer bonds

Series: 05

Other identifying characteristics of the bonds issue: Non-convertible interest-bearing certified series 05 bearer bonds with mandatory centralized custody

State registration number of the bonds issue: 4-05-65018-D

State registration date: September 7th, 2006

State registration date of the report on the results of the bonds issue: December 5th, 2006

Number of bonds in the issue: 5,000,000 bonds

Nominal value of each bond in the issue: RUR 1,000

Nominal value of the bonds issue: RUR 5,000,000,000

Type of income paid on the bonds of the issue: The income on series 05 bonds is the amount of coupon income accrued and paid for in each coupon period and the nominal terminal value of the Bonds.

Income payable on the issued bonds					Period for which the bond		Total income paid on all
per one bond,		for all obligations,		Bond income	income was paid		bonds of the issue for
RUR		RUR		payment date	(coupon period)		each period, RUR
35.90		179,500,000		June 5th, 2007	1st coupon	December 5th, 2006 – June 5th, 2007	179,500,000
35.90		179,500,000		December 4th, 2007	2nd coupon	June 5th, 2007 – December 4th, 2007	179,500,000
35.90	*	179,500,000	*	June 3rd, 2008	3rd coupon	December 4th, 2007– June 3rd, 2008	179,500,000	*
35.90		178,782,000		December 2nd, 2008	4th coupon	June 3rd, 2008 – December 2nd, 2008	178,782,000
35.90		178,782,000		June 2nd, 2009	5th coupon	December 2nd, 2008 – June 2nd, 2009	178,782,000
35.90		178,782,000		December 1st, 2009	6th coupon	June 2nd, 2009 – December 1st, 2009	178,782,000

* The coupon income was pre-paid. Total income paid for the coupon period is RUR 179,500,000, including:

RUR 718,000: coupon income paid on series 05 bonds due to the pre-payment of the nominal value of series 05 bonds in the amount of RUR 20,000,000 (Twenty million). Basis for the redemption of the securities of the issue: Article 15(6) of the Russian Federal Law on Joint Stock Companies No. 2080-FZ dated December 26th, 1995.

Form and other payment terms for income on the bonds of the issue: The bond income shall be paid by bank transfer in Russian currency.

Reasons for non-payment of income due: The income on the bonds of the issue has been paid by the Issuer in full.

On December 1st, 2009, the certified interest-bearing non-convertible series 05 bearer bonds with mandatory centralized custody were redeemed at their nominal value. Total income paid in nominal value: RUR 4,980,000,000 (Four billion, nine hundred and eighty million).

Other information on bond income to be specified by the Issuer at its sole discretion: None

Type of securities: Bonds

Form of securities: Certified bearer bonds

Series: 06

Other identifying characteristics of the bonds issue: Non-convertible interest-bearing certified series 06 bearer bonds with mandatory centralized custody

State registration number of the bonds issue: 4-06-65018-D

State registration date: November 5th, 2009

State registration date of the report on the results of the bonds issue: No State registration of the report on the results of the bonds issue was performed. Notice on the issue was submitted to the Russian Federal Service for Financial Markets October 5th, 2010

Number of bonds in the issue: 10,000,000 bonds

Nominal value of each bond in the issue: RUR 1,000

Nominal value of the bonds issue: RUR 10,000,000,000

Type of income paid on the bonds of the issue: The income on series 06 bonds is the amount of coupon income accrued and paid for in each coupon period and the nominal terminal value of the Bonds.

Income payable on the issued bonds			Period for which the bond		Total income paid on all
per one bond,	for all obligations,	Bond income	income was paid		bonds of the issue for
RUR	RUR	payment date	(coupon period)		each period, RUR
35.65	356,500,000	March 29th, 2011	1st coupon	September 28th, 2010 – March 29th, 2011	356,500,000

Form and other payment terms for income on the bonds of the issue: The bond income shall be paid by bank transfer in Russian currency.

Reasons for non-payment of income due: The income on the bonds of the issue has been paid by the Issuer in full.

Other information on bond income to be specified by the Issuer at its sole discretion: None

Type of securities: Bonds

Form of securities: Certified bearer bonds

Series: 07

Other identifying characteristics of the bonds issue: Non-convertible interest-bearing certified series 07 bearer bonds with mandatory centralized custody

State registration number of the bonds issue: 4-07-65018-D

State registration date: November 5th, 2009

State registration date of the report on the results of the bonds issue: No State registration of the report on the results of the bonds issue was performed. Notice on the issue was submitted to the Russian Federal Service for Financial Markets October 17th, 2010

Number of bonds in the issue: 5,000,000 bonds

Nominal value of each bond in the issue: RUR 1,000

Nominal value of the bonds issue: RUR 5,000,000,000

Type of income paid on the bonds of the issue: The income on series 07 bonds is the amount of coupon income accrued and paid for in each coupon period and the nominal terminal value of the Bonds.

Income payable on the issued bonds			Period for which the bond		Total income paid on all
per one bond,	for all obligations,	Bond income	income was paid		bonds of the issue for
RUR	RUR	payment date	(coupon period)		each period, RUR
37.40	187,000,000	April 29th, 2011	1st coupon	October 29th, 2010 – April 29th, 2011	187,000,000

Form and other payment terms for income on the bonds of the issue: The bond income shall be paid by bank transfer in Russian currency.

Reasons for non-payment of income due: The income on the bonds of the issue has been paid by the Issuer in full.

Other information on bond income to be specified by the Issuer at its sole discretion: None

Type of securities: Bonds

Form of securities: Certified bearer bonds

Series: 08

Other identifying characteristics of the bonds issue: Non-convertible interest-bearing certified series 08 bearer bonds with mandatory centralized custody

State registration number of the bonds issue: 4-08-65018-D

State registration date: October 5th, 2009

State registration date of the report on the results of the bonds issue: No State registration of the report on the results of the bonds issue was performed. Notice on the issue was submitted to the Russian Federal Service for

Financial Markets November 5th, 2010

Number of bonds in the issue: 10,000,000 bonds

Nominal value of each bond in the issue: RUR 1,000

Nominal value of the bonds issue: RUR 10,000,000,000

Type of income paid on the bonds of the issue: The income on series 08 bonds is the amount of coupon income accrued and paid for in each coupon period and the nominal terminal value of the Bonds.

Income payable on the issued bonds			Period for which the bond		Total income paid on all
per one bond,	for all obligations,	Bond income	income was paid		bonds of the issue for
RUR	RUR	payment date	(coupon period)		each period, RUR
35.65	356,500,000	March 29th, 2011	1st coupon	September 28th, 2010 – March 29th, 2011	356,500,000

Form and other payment terms for income on the bonds of the issue: The bond income shall be paid by bank transfer in Russian currency.

Reasons for non-payment of income due: The income on the bonds of the issue has been paid by the Issuer in full.

Other information on bond income to be specified by the Issuer at its sole discretion: None

Type of securities: Bonds

Form of securities: Certified bearer bonds

Series: 09

Other identifying characteristics of the bonds issue: Non-convertible interest-bearing certified series 09 bearer bonds with mandatory centralized custody

State registration number of the bonds issue: 4-09-65018-D

State registration date: November 5th, 2009

State registration date of the report on the results of the bonds issue: No State registration of the report on the results of the bonds issue was performed. Notice on the issue was submitted to the Russian Federal Service for Financial Markets October 17th, 2010

Number of bonds in the issue: 5,000,000 bonds

Nominal value of each bond in the issue: RUR 1,000

Nominal value of the bonds issue: RUR 5,000,000,000

Type of income paid on the bonds of the issue: The income on series 09 bonds is the amount of coupon income accrued and paid for in each coupon period and the nominal terminal value of the Bonds.

Income payable on the issued bonds			Period for which the bond		Total income paid on all
per one bond,	for all obligations,	Bond income	income was paid		bonds of the issue for
RUR	RUR	payment date	(coupon period)		each period, RUR
39.84	199,200,000	April 29th, 2011	1st coupon	October 29th, 2010 – April 29th, 2011	199,200,000

Form and other payment terms for income on the bonds of the issue: The bond income shall be paid by bank transfer in Russian currency.

Reasons for non-payment of income due: The income on the bonds of the issue has been paid by the Issuer in full.

Other information on bond income to be specified by the Issuer at its sole discretion: None

Type of securities: Bonds

Form of securities: Certified bearer bonds

Series: 10

Other identifying characteristics of the bonds issue: Non-convertible interest-bearing certified series 10 bearer bonds with mandatory centralized custody

State registration number of the bonds issue: 4-10-65018-D

State registration date: November 5th, 2009

State registration date of the report on the results of the bonds issue: No State registration of the report on the results of the bonds issue was performed. Notice on the issue was submitted to the Russian Federal Service for Financial Markets October 5th, 2010

Number of bonds in the issue: 10,000,000 bonds

Nominal value of each bond in the issue: RUR 1,000

Nominal value of the bonds issue: RUR 10,000,000,000

Type of income paid on the bonds of the issue: The income on series 10 bonds is the amount of coupon income accrued and paid for in each coupon period and the nominal terminal value of the Bonds.

Income payable on the issued bonds			Period for which the bond		Total income paid on all
per one bond,	for all obligations,	Bond income	income was paid		bonds of the issue for
RUR	RUR	payment date	(coupon period)		each period, RUR
38.64	386,400,000	March 29th, 2011	1st coupon	September 28th, 2010 – March 29th, 2011	386,400,000

Form and other payment terms for income on the bonds of the issue: The bond income shall be paid by bank transfer in Russian currency.

Reasons for non-payment of income due: The income on the bonds of the issue has been paid by the Issuer in full.

Other information on bond income to be specified by the Issuer at its sole discretion: None

Type of securities: Bonds

Form of securities: Certified bearer bonds

Series: 11

Other identifying characteristics of the bonds issue: Non-convertible interest-bearing certified series 11 bearer bonds with mandatory centralized custody

State registration number of the bonds issue: 4-11-65018-D

State registration date: October 5th, 2009

State registration date of the report on the results of the bonds issue: No State registration of the report on the results of the bonds issue was performed. Notice on the issue was submitted to the Russian Federal Service for Financial Markets October 17th, 2010

Number of bonds in the issue: 10,000,000 bonds

Nominal value of each bond in the issue: RUR 1,000

Nominal value of the bonds issue: RUR 10,000,000,000

Type of income paid on the bonds of the issue: The income on series 11 bonds is the amount of coupon income accrued and paid for in each coupon period and the nominal terminal value of the Bonds.

Income payable on the issued bonds			Period for which the bond		Total income paid on all
per one bond,	for all obligations,	Bond income	income was paid		bonds of the issue for
RUR	RUR	payment date	(coupon period)		each period, RUR
39.84	398,400,000	April 29th, 2011	1st coupon	October 29th, 2010- April 29th, 2011	398,400,000

Form and other payment terms for income on the bonds of the issue: The bond income shall be paid by bank transfer in Russian currency.

Reasons for non-payment of income due: The income on the bonds of the issue has been paid by the Issuer in full.

Other information on bond income to be specified by the Issuer at its sole discretion: None

10.10. Other data:

Other information about the Issuer and its securities to be disclosed in accordance with the Russian Federal Law on the Securities Market or other federal laws: None

Annex 1. RAS Financial Statements for 2008 and Accounting policy for 2008

PriceWaterhouseCoopers

Closed joint-stock company
“PricewaterhouseCoopers Audit”
(CJSC “PWC Audit”)
52, bld. 5, Kosmodavianakaya quay,
Moscow, 115054
Tel: +7 (495) 967 6000
Fax: +7 (495) 967 6001

AUDIT OPINION

for financial statements

To shareholders of the Open joint-stock company “Federal Grid Company of the Unified Energy System”:

Auditor

Closed joint-stock company “PricewaterhouseCoopers Audit” (CJSC “PWC Audit”)

Certificate of state registration of joint-stock company No. 008.980 was issued by the Moscow registration chamber on February 28, 1992.

Certificate of making an entry in the Uniform State Register of Legal Entities about the legal entity registered prior to July 1, 2002, No. 1027700148431 under date of August 22, 2002, was issued by Interdistrict inspectorate of Ministry of Taxation of the Russian Federation No. 39, Moscow.

License for audit activities No.E000376 issued by Ministry of Finance of the Russian Federation on May 20, 2002 is valid until May 20, 2012.

Auditor is a member of the Audit Chamber of Russia.

Client

Open joint-stock company “Federal Grid Company of the Unified Energy System”.

5a, Akademika Chelomeya str., Moscow, 117630.

Certificate of state registration of legal entity No. 21081 LO-002 series, issued by Registration chamber for the Leningrad region on June 25, 2002, entry in the Uniform State Register of Legal Entities is No. 00/03124.

Certificate of making an entry in the Uniform State Register of Legal Entities about the legal entity registered prior to July 1, 2002, primary state registration number is 1024701893336 under date of August 20, 2002, issued by inspectorate of Ministry of Taxation for Tosnensky district, the Leningrad region.

1

PriceWaterhouseCoopers

Closed joint-stock company
“PricewaterhouseCoopers Audit”
(CJSC “PWC Audit”)
52, bld. 5, Kosmodavianakaya quay,
Moscow, 115054
Tel: +7 (495) 967 6000
Fax: +7 (495) 967 6001

AUDIT OPINION

for financial statements of the Open joint-stock company “Federal Grid Company of the Unified Energy System”

To shareholders of the Open joint-stock company “Federal Grid Company of the Unified Energy System”:

1.               We have performed audit of the enclosed financial statements of Open joint-stock company “Federal Grid Company of the Unified Energy System” (hereinafter referred to as “the Company”) over the period from January 1 to December 31, 2008 inclusive. Financial statements in the Company consist of Accounting balance-sheet, Profit and loss Statement, Statement of changes in the authorized capital, Statement of cash flow, Balance sheet supplement, Executive summary (all statements hereinafter are referred to as “financial statements”). Financial statements have been executed by the Company management under the Russian Federation laws in a part concerning preparation of financial statements. Statements performed on basis of the specified laws differ essentially from statements drawn up in accordance with the International Accounting Standards.

2.               Responsibility for preparation and submission of the financial statements is imposed on the Company executive body. Our duty consists in providing an opinion on reliability in all essential aspects covered in these financial statements based on performed audit.

3.               We have conducted audit in accordance with the Federal law “On auditing activities”, Federal rules (standards) for auditing activities, International Auditing Standards, and our internal standards as well.

Audit has been planned and performed with a view to take reasonable confidence that financial statements do not contain major misstatements. Audit has been conducted on a sample basis and included surveillance, based on testing of evidences confirming indices in the financial statements and disclosure of information about financial and economic activities, evaluated observance of accounting principles and rules applied upon financial statements preparation, consideration of the key estimated figures obtained by the Company management, as well as evaluation for financial statements presentation. It is our belief that conducted audit provides sufficient grounds for our opinion on reliability of the financial statements.

4.               In our opinion, financial statements of the Company attached to this Audit opinion give a true and fair view of the financial situation in the Company as of December 31, 2008, and results of its financial and economic activities over the period from January 1 to December 31, 2008 inclusive in accordance with requirements concerning financial statements preparation as enacted by the Russian Federation laws.

5.               Leaving the opinion on financial statements reliability unaltered, we draw attention to the information given in item 3.8.1. in the Company’s Executive summary about reasons for disclaiming revaluation of financial investments into shares, to be used to determine the fair market value, according to their air market value. The value of reduction in the fair market value of the specified financial investments as compared to their appraisal in the Company’s financial statements has comprised RUR 120,967,243 th.

Date: April 1, 2009.

Director of joint-stock company	/signature/	A.V. Chmel

Auditor	/signature/	S.G. Mescherina

2

Qualification certificate No.K005491

in the general audit area

(perpetual)

Seal of Closed joint-stock company

“PricewaterhouseCoopers Audit”

Below on pages from 314 to 365 there are forms of 2008 Financial Statements and the Explanatory Note.

TRANSLATOR’S EXPLANATORY NOTE:  The translation of the Financial Statements is provided as a free translation from Russian, which is the official and binding version.

3

Appendix to the Russian Ministry of Finance Order No 67H dated 22.07.2003
ACCOUNTING BALANCE SHEET as for 31st of December 2008

			CODES
OKY Д Form #1			0710001
Date (YY/MM/DD)			2008	12	31

Company	Open Joint-Stock Company Federal Grid Company of Unified Energy System	OKПO	56947007

Tax identification code		ИНН	4716016979
Activity electrical power transmission		ОКВЭД	40.10.2
form of legal entity’s incorporation / form of ownership open joint-stock company / private entity		ОКОПФ/ОКФС	47	41
Unit of measure:	thousand RUR	ОКЕИ	384/385
Location (address)	Russia, 5, Akademika Chelomeya str., Moscow, 117630
	Approval date
	Date of sending (acceptance)		31.03.2009

ASSET	Indicator code	As for beginning of the accounting period	As for end of the accounting period
1	2	3	4
I. NON-CURRENT ASSETS
Intangible assets,	110	853,024	1,535,909
including:
right to the patents, programmes, trademarks, etc.	111	853,024	899,364
other nonmaterial assets	112	—	636,545
Fixed assets,	120	118,215,558	150,245,477
including:
plots of land and use of natural resources	121	5,646	39,273
buildings, cars and equipment, constructions	122	117,060,118	148,792,807
other fixed assets	123	1,149,794	1,413,397
Construction in progress,	130	76,702,820	150,373,965
including:
equipment for installation	131	12,868,547	13,418,743
investments into non-current assets	132	63,834,273	136,955,222
Income-bearing investments into material valuables	135	—	—
Long-term financial investments	140	42,662,825	207,778,567
Deferred tax assets	145	—	—
Other non-current assets	150	1,533,901	1,653,608
TOTAL for Section I	190	239,968,128	511,587,526
II. CURRENT ASSETS
Inventory,	210	2,238,985	3,305,661
including:
raw materials, materials and other similar assets	211	1,832,120	1,728,321
unfinished goods	213	—	—
finished goods and goods for resale	214	120,93	84,863
expenditures of future periods	216	285,935	1,492,477
other inventory and expenditure	217	—	—
Value added tax on purchased assets	220	1,731,506	1,961,283
Accounts receivable (payments are planned over more than 12 months upon the balance sheet date)	230	605,359	10,871,826
customers and consumers	231	—	—
made advance payments	234	—	14,413
other debtors	235	605,359	10,857,413
Accounts receivable (payments are planned within 12 months upon the balance sheet date),	240	42,267,665	141,184,013
including:
customers and consumers	241	1,683,081	5,053,894
amounts owed by partners as payments into the registered capital	242	—	—
made advance payments	243	22,635,275	69,787,130
other debtors	244	17,949,309	66,342,989
Short-term financial investments	250	3,930,420	49,390,019
Monetary assets,	260	9,991,374	5,640,064
including:
cash in hand	261	4,514	2,617
settlement accounts	262	9,984,286	5,635,181
foreign currency accounts	263	—	—
monetary instruments	264	16	13
other monetary assets	265	2,558	2,253
Other current assets	270	—	—
TOTAL for Section II	290	60,765,309	212,352,866
BALANCE	300	300,733,437	723,940,392

LIABILITY	Indicator code	As for beginning of the accounting period	As for end of the accounting period
1	2	3	4
III. CAPITAL and RESERVES
Charter capital	410	180,691,104	576,757,098
Own shares reacquired from shareholders	411	—	—
Additional capital	420	21,094,001	52,597,360
Reserve capital	430	4,657,605	9,910,770
Uncovered loss of past years	460	—	—
Undistributed profit of past years	465	2,444,337	22,446,726
Undistributed profit of the current fiscal year	470	—	4,465,475
TOTAL for Section III	490	208,887,047	666,177,429
IV. LONG-TERM LIABILITY
Debt and borrowing	510	23,000,000	18,000,000
Deferred tax liability	515	1,574	621,431
Other long-term liability	520	—	130
TOTAL for Section IV	590	23,001,574	18,621,561
V. SHORT-TERM LIABILITY
Debt and borrowing	610	7,263,743	16,161,487
Accounts payable,	620	61,580,998	22,601,947
including:
suppliers and contractors	621	8,572,693	10,175,866
ammounts owed to the company staff	622	75,287	76,713
ammounts owed to state non-budget funds	623	48,715	15,102
tax and dues liabilities	624	137,141	295,113
received prepayments	627	3,732,442	7,096,192
other creditors	625	49,014,720	4,942,961
Ammounts owed to partners (promoters) as dividends	630	—	84,474
Future stream of earnings	640	75	293,494
Reserves for the costs to be incurred	650	—	—
Other short-term liability	660	—	—
TOTAL for Section V	690	68,844,816	39,141,402
BALANCE	700	300,733,437	723,940,392

Statement of available assets accounted for at the off-balance sheet accounts
Rented fixed assets	910	124,723,505	3,272,196
including leased	911	836	—
Commodities and materials accepted for safe custody	920	3,560,013	812,468
Goods accepted for commission	930	—	—
Written off debts of insolvent debtors	940	—	—
Security for liabilities and payments received	950	8,321,808	58,437,451
Security for liabilities and payments issued	960	389,741	1,175,189
Depreciation housing facilities	970	161	—
Depreciation of landscape design improvement facilities and other similar facilities	980	—	—
Intangible assets received for use	990	—	—
Workwear	991	—	—
Blank forms for which strict records are kept	1000	13,808	7

Manager		A.A. Demin	Chief accountant		V.V. Schukin
	(signature)	(signator)		(signature)	(signator)

“31” March 2009

2

PROFIT AND LOSS STATEMENT for 2008	Appendix to the Russian Ministry of Finance Order No 67H dated 22.07.2003

			CODES
		ОКУД Form #2	0710002
		Date (YY/MM/DD)	2008	12	31

Company	Open Joint-Stock Company Federal Grid Company of Unified Energy System	ОКПО	56947007
Tax identification code		ИНН	4716016979
Activity electrical power transmission Form of legal entity’s incorporation / form of ownership / form of ownership open joint-stock company / private entity		ОКВЭД	40.10.2
		ОКОПФ/ОКФС	47	41
Unit of measure:	thousand RUR	ОКЕИ	384/385

Indicator		For the reporting	For the similar period
name	code	period	of the previous year
1	2	3	4
Income and loss for usual activities
Net-earnings from sales of goods, products and services (minus VAT, excise duties and other similar compulsory payments), including::	010	68,485,030	61,384,715
electrical power transmission services	011	66,128,765	59,512,705
other activity	012	2,356,265	1,872,010
Production cost for goods, products and services sold, including:	020	(58,977,340)	(52,029,831)
electrical power transmission services	021	(57,107,753)	(51,025,762)
other activity	022	(1,869,587)	(1,004,069)
Gross earnings (010 + 020)	029	9,507,690	9,354,884
Commercial expenses	030		—
Management expenses	040	(4,351,940)	(3,074,934)
Profit (loss) from sales (029 + 030 + 040)	050	5,155,750	6,279,950
Operational income and expenses
Interest receivablee	060	6,806,385	1,601,419
Interest payable	070	(2,385,645)	(2,692,245)
Income from participation in other companies	080	223,272	16,269
Other operational profits	090	31,347,105	1,063,647
Other operational expenses	100	(34,970,048)	(2,369,314)
Profit (loss) before tax (050 + 060 + 070 + 080 + 090 + 100)	140	6,176,819	3,899,726
Provisional income-tax expense (140 x 24%)	143	(1,482,436)	(935,934)
Recurrent taxes	200	(1,952,589)	(671,864)
Deferred tax assets	141	6,767	3,271
Deferred tax liabilities	142	(216,856)	(403,358)
Current income-tax (143+200-141+142)	150	(3,224,937)	(1,207,711)
Other similar compulsory payments	151	461,546	(1,364)
Tax adjustments for income of the previous years	152	1,262,136	5,603
Net income (loss) of the reporting period (140 + 143 + 200 + 151+152) or (140 + 141+142 + 150 + 151+152)	190	4,465,475	2,296,166
FOR REFERENCE ONLY
Base income (loss) for 100 000 000 shares	201	575	735
Diluted income (loss) for 100 000 000 shares	202	—	—

INTERPRETATION OF PARTICULAR INCOME AND LOSS

Indicator		For the reporting period		For the similar period of the previous year
name	code	income	loss	income	loss
1	2	3	4	5	6
Penalties, fines and forfeits admitted or payable under (Arbitrage) court decision		152,738	1,861	21,509	1,289
Income (loss) of the previous years		115,403	288,008	3,596	31,936
Indemnity for losses because of non-fulfillment or undue fulfillment of obligations (liabilities)		—	—	—	—
Exchange rate differences for operations in foreign currencies		8,065	15,619	85,012	38,025
Deductions for assesed reserves		x	5,028,828	x	803,387
Cancellation of accounts payable and receivable with exceeded time allowed for claims		25,169	17,230	—	—

Manager		A.A. Demin	Chief accountant		V.V. Schukin
	(signature)	(signator)		(signature)	(signator)

“31 March 2009

2

Appendix to the Russian Ministry of Finance Order No 67H dated 22.07.2003
STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY in 2008

			CODES
OKy Д Form #3			0710003
Date (YY/MM/DD)			2008	12	31

Company	Open Joint-Stock Company Federal Grid Company of Unified Energy System	OKПO	56947007

Tax identification code		ИНН	4716016979
Activity electrical power transmission Form of legal entity’s incorporation / form of ownership / form of ownership open joint-stock company / private entity		ОКВЭД	40.10.2
		ОКОПФ/ОКФС	47	41
Unit of measure:	thousand RUR	ОКЕИ	384/385

I. Changes in equity

					Unappropriated
Indicator					profit (uncovered
name	code	Charter capital	Additional capital	Reserve capital	loss)	Total
1	2	3	4	5	6	7
Balance as for 31 December of the year preceding the previous	010	121,607,242	13,126,449	3,411,969	1,932,307	140,077,967
2007 (previous year)
Changes in the accounting policy	011	X	X	X	—	—
Results of fixed assets revaluation	012	X	3,958,177	X	1,348	3,959,525
Changes in business accounting rules	013	X	—	X	(44,183)	(44,183)
Balance as for 1 January of the previous	020	121,607,242	17,084,626	3,411,969	1,889,472	143,993,309
Foreign currency translation balance	023	X	—	X	X	—
Net profit	025	X	X	X	2,296,167	2,296,167
Dividends	026	X	X	X	(587,847)	(587,847)
Deductions to the reserve fund	030	X	X	1,245,636	(1,245,636)	—
Enlargement of capital value by:	040	59,083,862	—	X	X	59,083,862
additional issue of shares	041	59,083,862	X	X	X	59,083,862
increase of share denomination	042	—	X	X	X	—
reorganisation of legal entity	043	—	X	X	—	—
other	044	—	—	—	—	—
Reduction of capital value by:	050	—	(90,580)	—	90,580	—
decrease of share denomination	051	—	X	X	X	—
reduction of shares quantity	052	—	X	X	X	—
reorganisation of legal entity	053	—	X	X	—	—
other	054	—	(90,580)	—	90,580	—
own shares reacquired from shareholders	055	—	—	—	—	—
Balance as for 31 December of the previous year	060	180,691,104	16,994,046	4,657,605	2,442,736	204,785,491
2008 (previous year)
Changes in the accounting policy	061	X	X	X	—	—
Results of fixed assets revaluation	062	X	4,099,955	X	1,601	4,101,556
Changes in business accounting rules	063	X	—	X
Balance as for 1 January of the reported year	100	180,691,104	21,094,001	4,657,605	2,444,337	208,887,047
Foreign currency translation balance	103	X	—	X	X	—
Net profit	105	X	X	X	4,465,475	4,465,475
Dividends	106	X	X	X	(380,000)	(380,000)

1	2	3	4	5	6	7
Deductions to the reserve fund	110	X	X	1,916,167	(1,916,167)
Enlargement of capital value by:	120	396,065,994	31,663,260	3,336,998	22,138,655	453,204,907
additional issue of shares	121	57,482,627	X	X	X	57,482,627
increase of share denomination	122	—	X	X	X	—
reorganisation of legal entity	123	338,583,367	21,316,409	3,336,998	22,138,655	385,375,429
other	124	—	10,346,851	—		10,346,851
own shares reacquired from	125	—	—	—	—	—
Reduction of capital value by:	130	—	(159,901)	X	159,901	—
decrease of share denomination	131	—	X	X	X	—
reduction of shares quantity	132	—	X	X	X	—
reorganisation of legal entity	133	—	X	X	—	—
other	134	—	(159,901)	—	159,901	—
Balance as for 31 December of the reported year	140	576,757,098	52,597,360	9,910,770	26,912,201	666,177,429

II. Reserves

Indicator
name	code	Balance	Received	Used	Balance
1	2	3	4	5	6
Reserves made under legislation:
previous year data	150	3,411,969	1,245,636	—	4,657,605
reported year data	151	4,657,605	5,253,165	—	9,910,770
Reserves made under foundation documents:		—
previous year data	152	—	—	—	—
reported year data	153	—	—	—	—
Assessed reserves: doubtful debts reserve
(reserve name)
previous year data	160	612,996	803,387	(532,919)	883,464
reported year data	161	883,464	2,424,875	(1,722,613)	1,585,726
reserve for depreciation of financial investments
(reserve name)
previous year data	162	2,474,081	—	—	2,474,081
reported year data	163	2,474,081	2,690,733	—	5,164,814

Notes

Indicator		Entrance balance for the reported
name	code	year	Ending balance for the reported year
1	2	3	4
1) Net assets	200	208,887,122	666,470,923

		From budget		Non-budget funds
		Reporting year	Previous year	Reporting year	Previous year
		3	4	5	6
2) Received for: ordinary activities expenses - total	210	322	—	144	58
including: for payments to Chernobyl veterans	211	—	—	—	—
capital investment to fixed assets	220	—	—	—	—
other	230	322	—	144	58

Manager		A.A. Demin	Chief accountant		V.V. Schukin
	(signature)	(signatory)		(signature)	(signatory)

“ 31 ”	March	2009

2

Appendix to the Russian Ministry of Finance Order No 67H dated 22.07.2003
CASH FLOW STATEMENT for 2008

			CODES
		ОКУД Form #4	0710003
		Date (YY/MM/DD)	2008	12	31

Company	Open Joint-Stock Company Federal Grid Company of Unified Energy System	ОКПО	56947007

Tax identification code		ИНН	4716016979
Activity electrical power transmission Form of legal entity’s incorporation / form of ownership / form of ownership open joint-stock company / private entity		ОКВЭД	40.10.2
		ОКОПФ/ОКФС	47	41
Unit of measure:	thousand RUR	ОКЕИ	384/385

Indicator		In the reported	In the similar period
name	code	period	of the previous year
1	2	3	4
Entrance cash balance for the reported year	010	12,991,358	5,457,779
Cash flow in day-to-day operations
Receipts from customers, consumers	020	80,973,311	74,954,296
Entry of purchased foreign currency	030	200,661	175,223
Receipt from insured accidents	040	—	81,362
Other receipts	050	59,958,954	13,195,838
Cash directed at:
payment for the procured goods, works, services, raw materials and other circulating assets	150	(62,654,338)	(48,127,959)
remuneration of labour	160	(5,857,276)	(5,944,700)
payment of dividend, interest	170	(2,427,161)	(3,211,091)
settlements of taxes and dues	180	(26,927,880)	(4,439,853)
payments on extraordinary events	181	—	—
other expenses	190	(4,756,891)	(10,143,548)
Net cash from day-to-day operations	200	38,509,380	16,539,568
Cash flow in investment activities
Receipts from sale of fixed assets and other non-circulating assets	210	500,929	17,289
Receipts from sale of securities and other financial investments	220	15,019,375	5,746
Dividend received	230	489,968	16,269
Interest received	240	3,805,783	1,440,699
Receipts from redemption of loans provided for other organisations	250	—	200,721
Other receipts	260	—	—
Cash directed at:
procurement of daughter companies	280	(2,195,420)	(719,670)
procurement of fixed assets, income-bearing investment into	290	(116,779,671)	(64,856,737)
procurement of securities and other financial investments	300	(15,783,362)	(5,746)
loans provided for other organisations	310	(780)	(2,899,096)
other expenses	320	(56,126)	(73,238)
Net cash from investment activities	340	(114,999,304)	(66,873,763)

1	2	3	4
Cash flow in financial activities
Receipts from issue of equity or other shares	350	20,424,586	62,868,086
Receipts from loans and credits provided for other organisations	360	56,107,063	22,000,000
Receipt of funds in accordance with targeted financing	370	—	—
Other receipts	380	—	—
Cash directed at:
redemption of loans and credits (without interest)	390	(7,331,770)	(27,000,000)
other expenses	405	(61,262)	(312)
Net cash from financial activities	410	69,138,617	57,867,774
Net growth (loss) of cash and its equivalents	420	(7,351,307)	7,533,579
Ending cash balance for the reported period	430	5,640,051	12,991,358
Influence of foreign currency change versus RUR	440	—	—

Manager		A.A. Demin	Chief accountant		V.V. Schukin
	(signature)	(signator)		(signature)	(signator)

Appendix to the Russian Ministry of Finance Order No 67H dated 22.07.2003
NOTES TO THE ACCOUNTING BALANCE for 2008

			CODES
		ОКУД Form #5	0710005
Date (YY/MM/DD)			2008	12	31

Company	Open Joint-Stock Company Federal Grid Company of Unified Energy System	ОКПО	56947007

Tax identification code		ИНН	4716016979
Activity electrical power transmission form of legal entity’s incorporation / form of ownership / form of ownership open joint-stock company / private entity		ОКВЭД	40.10.2
		ОКОПФ/ОКФС	47	41
Unit of measure:	thousand RUR	ОКЕИ	384/385

Intangible assets

Indicator		Entrance balance for			Ending balance for the
name	code	the reported year	Received	Withdrawn	reported period
1	2	3	4	5	6
Proprietary articles (exclusive right for results of intellectual property)	010	1,054,212	334	(129,800)	924,746
including:
by patent holder for invention, industrial prototype, useful model	011	373	—	(373)	—
by possessor of right for computer programs, databases	012	1,053,593	334	(129,427)	924,500
by possessor of right for topology integrated microcircuits	013	—	—	—	—
by owner for trademark and service mark, appellation of goods origin	014	246	—	—	246
by patent holder for selection achievements	015	—	—	—	—
Organisational costs	020	—	—	—	—
Company goodwill	030	—	—	—	—
Other	040	877	1,053,747	(5)	1,054,619
Total	045	1,055,089	1,054,081	(129,805)	1,979,365

Indicator		Entrance balance for the	Ending balance for the
name	code	reported year	reported period
1	2	3	4
Depreciation of intangible assets - total	050
including:		202,065	443,456
		—	—

Fixed assets

Indicator		Entrance balance for			Ending balance for the
name	code	the reported year	Received	Withdrawn	reported period
1	2	3	4	5	6
Buildings	110	10,627,720	2,410,238	(117,045)	12,920,913
Constructions and transfer mechanisms	111	124,685,855	36,465,443	(138,271)	161,013,027
Cars and equipment	112	57,112,096	13,518,236	(729,032)	69,901,300
Transportation vehicles	113	1,133,441	438,785	(118,503)	1,453,723
Production and household stock	114	737,152	275,331	(37,946)	974,537
Work cattle	115	—	—	—	—
Productive cattle	116	—	—	—	—
Perennial plantations	117	—	—	—	—
Other types of fixed assets	118	167,936	87,050	(31,416)	223,570
Plots of land and objects of environmental management	119	5,646	33,627	—	39,273
Capital investment into reclamation of lands	120	—	—	—	—
Total	130	194,469,846	53,228,710	(1,172,213)	246,526,343

Indicator		Entrance balance for the	Ending balance for the
name	code	reported year	reported period
1	2	3	4
Depreciation of fixed assets - total	140	76,254,288	96,280,866
including: buildings and constructions	141	58,831,179	72,464,991
cars, equipment, transportation vehicles	142	17,013,235	23,195,240
other	143	409,874	620,635
Fixed assets let for lease - total	150	3,510,571	8,597,620
including: buildings and constructions	151	3,080,457	5,924,368
cars, equipment, transportation vehicles	152	429,279	2,525,342
other	153	835	147,910

Isolated fixed assets	155	2,237	2,237
Leased fixed assets - total	160	124,723,505	3,272,196
including: buildings and constructions	161	53,314,546	2,026,725
cars, equipment, transportation vehicles	162	42,616,994	1,229,600
other	163	28,791,965	15,871
Real assets accepted into operation and being in the process of state registration	165	1,989,263	2,674,939

	code	Entrance balance for the reported year	Entrance balance for the previous year
	2	3	4
For reference.
Results of fixed assets revaluation:	170	4,101,556	3,959,525
original (present) value	171	6,363,381	5,737,461
depreciation	172	2,261,825	1,777,936

	code	Entrance balance for the reported year	Entrance balance for the previous year
	2	3	4
Change in the cost of fixed assets as a consequence of further construction, further equipment, reconstruction, partial liquidation	180	2,292,751	1,465,469

2

Income-bearing investments into material valuables

Indicator		Entrance balance for			Ending balance for the
name	code	the reported year	Received	Withdrawn	reported period
1	2	3	4	5	6
Property to be let for leasing	210	—	—	—	—
Property, provide under rent contracts	220	—	—	—	—
Other	230	—	—	—	—
Total	240	—	—	—	—

		Entrance balance for	Ending balance for
	code	the reported year	the reported period
1	2	3	4
Depreciation of income-bearing investments into material valuables	250	—	—

Expenditure on scientific and research, experiment and constructive,

and technologic works

Works		Entrance balance for			Ending balance for the
name	code	the reported year	Received	Withdrawn	reported period
1	2	3	4	5	6
Total	310	233,955	298,071	(32,279)	499,747
including:	311	—	—	—	—
	312	—	—	—	—
other	313	233,955	298,071	(32,279)	499,747

	Code	For the reported period	For the similar period of the previous year
	2	3	4
For reference.
Sum of expenses on incomplete scientific and research, experiment- constructive, and technological works	320	188,494	486,565

	Code	For the reported period	For the similar period of the previous year
	2	3	4
Sum of expenses on scientific and research, experiment-constructive, and technological works without positive effect, which are accounted for as extraordinary expenses	330	—	—

Expenses on natural resource development

Indicator		Entrance balance for			Ending balance for the
name	code	the reported year	Received	Withdrawn	reported period
1	2	3	4	5	6
Expenses on natural resource development - total	410	—	—	—	—
including:	411	—	—	—	—
	412	—	—	—	—
	413	—	—	—	—

	Code	Entrance balance for the reported	Ending balance for the reported period
	2	3	4
For reference.
Total expenditure on mineral wealth fields, with not completed finding and deposit evaluation, exploration and (or) hydro geological investigation and other similar works	420	—	—
Total expenditure on development of natural resource development, registered in the reporting period as extraordinary expenditure as non-effective	430	—	—

3

Financial investment

		Long-term		Short-term
Indicator		Entrance balance for	Ending balance for	Entrance balance for	Ending balance for
name	code	the reported year	the reported period	the reported year	the reported period
1	2	3	4	5	6
Investment into charter (reserve) capitals of other companies - total	510	42,331,364	150,897,718	—	—
including daughter and depend economic societies	511	42,331,205	120,868,894	—	—
State and municipal securities	515	—	—	—	—
Securities of other companies -total	520	35,000	56,574,551	—	48,482,663
including debt securities (bonds, promissory notes)	521	35,000	56,574,551	—	48,482,663
Received loans	525	296,461	296,461	930,420	887,671
Deposits	530	—	—	3,000,000	—
Other	535	—	9,837	—	19,685
Total	540	42,662,825	207,778,567	3,930,420	49,390,019
Of total sum of financial investments, having current market value: Investment into charter (reserve) capitals of other companies - total	550	—	124,444,756	—	—
including daughter and depend economic societies	551	—	97,446,544	—	—
State and municipal securities	555	—	—	—	—
Securities of other companies -total	560	—	—	—	—
including debt securities (bonds, promissory notes)	561	—	—	—	—
Other	565	—	—	—	—
Total	570	—	124,444,756	—	—
For reference. For financial investment, which have current market value, change in the cost as a consequence of valuation adjustment	580	—	—	—	—
For debt securities, difference between initial cost and nominal value is registered as financial result of the reporting period	590	—	—	—	—

4

Accounts receivable and accounts payable

Indicator		Entrance balance for the	Ending balance for the
name	code	reported year	reported period
1	2	3	4
Accounts receivable: short-term, total	610	42,267,665	141,184,013
including: settlements with customers and consumers	611	1,683,081	5,053,894
made advance payments	612	22,635,275	69,787,130
other	613	17,949,309	66,342,989
long-term, total	620	605,359	10,871,826
including: settlements with customers and consumers	621	—	—
made advance payments	622	—	14,413
other	623	605,359	10,857,413
Total	630	42,873,024	152,055,839
Accounts payable: short-term, total	640	68,844,741	38,763,434
including: settlements with suppliers and contractors	641	8,572,693	10,175,866
received advance payments	642	3,732,442	7,096,192
settlements of taxes and dues	643	137,141	310,215
credits	644	107,274	10,156,891
loans	645	7,156,469	6,004,596
other	646	49,138,722	5,019,674
long-term, total	650	23,000,000	18,000,130
including: credits	651	5,000,000	5,000,000
loans	652	18,000,000	13,000,000
other	653	—	130
Total	660	91,844,741	56,763,564

Expenditure on ordinary activities (by cost elements)

Indicator
name	code	For the reported year	For the previous year
1	2	3	4
Material expenses	710	24,481,538	18,864,102
Labour costs	720	6,723,873	6,906,967
Fringe benefit expenses	730	1,216,059	1,413,921
Depreciation	740	20,849,262	16,818,197
Other expenses	750	10,058,548	11,101,578
Total for cost elements	760	63,329,280	55,104,765
Balance change (growth [+], loss [-]): work in progress	765	—	—
expenditures of future periods	766	1,358,444	758,048
reserves for costs to be incurred	767	—	—

5

Securities

Indicator		Entrance balance for the	Ending balance for the
name	code	reported year	reported period
1	2	3	4
Received, total	810	8,321,808	58,437,451
including: promissory notes	811	—	—
Property received as pledge	820	—	—
of which: fixed assets	821	—	—
securities and other financial investments	822	—	—
other	823	—	—
Issues, total	830	389,741	1,175,189
including: promissory notes	831	—	1,144,374
Property let as pledge	840	—	—
of which: fixed assets	841	—	—
securities and other financial investments	842	—	—
other	843	—	—

Government aid

Indicator				Similar period of the
name	code	Reported period		previous year
1	2	3		4
Budget funds received in the reported year, total	910	322		—
including:	911	—		—
other	912	322		—
		At beginning of the reported year	Received during the reported period	Paid back for the reported period	At end of the reported year
Budget credits, total	920	—	—	—	—
including:	921	—	—	—	—
other	922	—	—	—	—

Manager		A.A. Demin	Chief accountant		V.V. Schukin
	(signature)	(signatory)		(signature)	(signatory)

“ 31 ”  March  2009

6

Federal Grid Company	Unified Energy System

EXECUTIVE SUMMARY

TO FINANCIAL STATEMENTS OF

OPEN JOINT-STOCK COMPANY

“FEDERAL GRID COMPANY OF

UNIFIED ENERGY SYSTEM”

OVER THE PERIOD OF 2008

I. General information

1.1. Information about the Company

Open joint-stock company “Federal Grid Company of the Unified Energy System” (hereinafter referred to as “the Company”) is incorporated pursuant to resolutions carried by JSC RAO “UES of Russia” Board of Directors on 25.01.2002 and on 07.05.2002, and pursuant to resolution adopted by JSC RAO “UES of Russia” Management Board on 21.01.2001 in accordance with regulation of the Russian Federation Government No. 526 “On reforming in electric power industry of the Russian Federation” under date of 11.07.2001.

Articles of association in the Company are approved by JSC RAO “UES of Russia” order No. 42r on 18.06.2002, registered in Justice Institution — Leningrad regional registration chamber on 25.06.2002. The redrafted Articles of association are approved by resolution of general meeting of the Company shareholders convened on 30.06.2008 and registered in the Interdistrict inspectorate of the Federal Revenue Service No. 46 for Moscow.

Location and registered office of Company: 5a, Akademika Chelomeya str., Moscow, 117630.

The Company is registered in the Uniform State Register of Legal Entities — Certificate of state registration of legal entity is No.21081 LO-002 series issued by the Leningrad regional registration chamber on June 25, 2002, entry in the Uniform State Register of Legal Entities is No.00/03124. Re-registration - Certificate of making an entry in the Uniform State Register of Legal Entities on legal entity registered prior to July 1, 2002, No.1024701893336 dated 20.08.2002 is issued by the Inspectorate of Ministry of Taxation for Tosnensky district, the Leningrad region.

The Company is incorporated in perpetuity and conducts business in accordance with the Civil Code of the Russian Federation, Federal law No. 208-FZ “On joint-stock companies” under date of 26.12.1995, Federal law No. 35-FZ “On electric power industry” of 26.03.2003, other regulatory legal acts in the Russian Federation and Articles of association in the Company.

The Company owns a separate property, represented on its independent balance, can in its own name acquire and exercise property and personal non-property rights, incur obligations, bring or defend any action in a court. The Company is entitled to open any bank accounts in territory of the Russian Federation and beyond its boundaries as established by law. The Company bears responsibility for its obligations with all its property.

The Company provides control over the Unified national (All-Russia) electric grid (hereinafter referred to as “UNEG”) including unity of technological control and rendering energy transmission services on UNEG for energy market participants for value received.

In accordance with the Federal law No. 147-FZ “On natural monopolies” dated August 17, 1995, Federal Energy Commission of the Russian Federation by its Regulation No. 49-Э/1 of 25.06.2003 included the Company in section I “Services for electric and (or) thermal energy transmission” of Register of subjects in natural monopolies in fuel and energy complex, to which government regulation and control spread, under registration number 47.1.110.

Over a period of years the electric power industry has been restructuring with a view to create the competitive energy market and environment where successors of JSC RAO “UES of Russia” would be able to attract funds to maintain and develop production capacity.

In July 2008 within restructuring in the electric power industry, the formation of target model for the Company performance involving takeover of JSC RAO “UES of Russia” and UNEG backbone grids to the Company has completed. In consequence of restructuring the Company becomes the cessionary of JSC RAO “UES of Russia”. Process of the Company restructuring as takeover is detailed in item 1.5.1.

As of December 31, 2008 the government equity share in the Company’s authorized capital comprises 77.66%.

Personnel on the Company payroll over the period of 2008 comprises 14 526 employees (over 2007: 20 717 employees).

Commencing on July 2008 the Company shares are quoted at the Russian Trading System and at Moscow Interbank Currency Exchange.

1.2 Substantive activities

Substantive activities in the Company include as follows:

• provide reliable operation, increase overall performance and develop the Unified energy system of the Russian Federation, including isolated energy systems;

• render services for electric energy transmission on UNEG to the wholesale market participants, as well as to other entities which own either under any other ground provided by federal laws have electric power industry facilities technologically connected to UNEG in the prescribed manner, on the onerous contract basis;

• arrange conditions for efficient functioning of the wholesale energy market;

• assistance in efficient management and control over government property in the electric grid economy of the industry;

• efficient operation and centralized technological control over electric grids included in the Unified energy system of Russia;

• operation and development of telecommunication infrastructure on the energy market;

• secure profits.

Company has a right to perform the following activities:

• render services for electric energy transmission and distribution;

• render services for connection to electric grids;

• render communication services;

• diagnostics, operation, repair of electric grids and other facilities in the electric grid economy, and technological control as well;

• diagnostics, operation, repair of communication networks, measuring and accounting tools, equipment for relay protection and emergency automatics and other equipment incident to the electric grid economy performance, as well as equipment designed for UES of Russia administration;

• develop electric grids and other facilities in the electric grid economy including designing, engineering survey, construction, reconstruction, technical re-equipment, assembling and arrangement;

• develop communication networks, measuring and accounting tools, equipment for relay protection and emergency automatics and other process equipment incident to the electric grid economy performance, as well as equipment designed for UES of Russia administration, including designing, engineering survey, construction, reconstruction, technical re-equipment, assembling and arrangement;

• perform foreign economic activity, trade and economic cooperation as well as scientific and technological cooperation with foreign companies with a view to conduct activities as provided in the Company Article of association;

• perform any other activities involving achievement of objectives provided by the Articles of association not forbidden by the Russian Federation laws.

1.3 Executive and supervising bodies

Board of Directors in the Company was elected by resolution of the extraordinary General meeting of shareholders convened on December 27, 2008.

Board of Directors in the Company as of December 31, 2008

No.	Full name	Post
1	Shmatko Sergei Ivanovich	Chairman of Board of Directors in JSC FGC UES, Minister of Energy of the Russian Federation
2	Ayuyev Boris Ilich	Chairman of JSC “SO UES” Management Board
3	Kurbatov Mikhail Yuriyevich	Director of Department at Ministry of economic development and trade of the Russian Federation
4	Makarov Alexei Alexandrovich	Director of Institute for energy research at the Russian Academy of Sciences
5	Malyshev Andrey Borisovich	Deputy Director General of the State Corporation “Rosnanotech”
6	Maslov Sergei Viktorovich	President of CJSC “St. Petersburg international commodity exchange”
7	Ponomarev Dmitry Valeriyevich	Deputy Chairman of Board of Directors in JSC FGC UES, Chairman of Management Board in Nonprofit partnership “Market Board”

8	Susov Mikhail Valeriyevich	Director General of Effortel Group
9	Tatsy Vladimir Vitaliyevich	First Vice President of JSC “Gazprombank”
10	Sharipov Rashid Ravelevich	Deputy Director General of LLC “KFK-Consult”
11	Ernesto Ferlengi	Head of representative office of concern Eni in the Russian Federation and CIS

The following changes were introduced in the Company Board of Directors within 2008:

1.                        Resolution of the annual General meeting of the Company shareholders dated 30.06.2008 introduced the following changes in Board of Directors:

•  elected: Vainzikher Boris Felixovich, Zhuravlev Sergei Igorevich, Kitashev Andrey Vladimirovich, Kurbatov Mikhail Yuriyevich, Lukin Andrey Borisovich, Remes Seppo Yukha, Sharonov Andrey Vladimirovich;

•  excluded: Askinadze Denis Arkadyevich, Voloshin Alexander Staliyevich, Gref German Oscarovich, Rappoport Andrey Natanovich, Rashevsky Vladimir Valeriyevich, Udaltsov Yuri Arkadiyevich, Chubais Anatoly Borisovich.

2.                        Resolution of the extraordinary General meeting of the Company shareholders dated 27.12.2008 introduced the following changes in Board of Directors:

•  elected: Shmatko Sergei Ivanovich, Kurbatov Mikhail Yuriyevich, Makarov Alexei Alexandrovich, Malyshev Andrey Borisovich, Maslov Sergei Viktorovich, Ponomarev Dmitry Valeriyevich, Susov Mikhail Valeriyevich, Tatsy Vladimir Vitaliyevich, Sharipov Rashid Ravelevich, Ernesto Ferlengi;

•  excluded: Vainzikher Boris Felixovich, Dementyev Andrey Vladimirovich, Zhuravlev Sergei Igorevich, Kitashev Andrey Vladimirovich, Lukin Andrey Borisovich, Medvedev Yuri Mitrofanovich, Remes Seppo Yukha, Khristenko Victor Borisovich, Sharonov Andrey Vladimirovich.

Management Board in the Company as of as of December 31, 2008.

No.	Full name	Post
1	Rappoport Andrey Natanovich	Chairman of the Management Board
2	Chistyakov Alexander Nikolayevich	Chief Deputy Chairman of the Management Board
3	Ivanov Sergei Nikolayevich	Chief Deputy Chairman of the Management Board
4	Demin Andrey Alexandrovich	Deputy Chairman of the Management Board
5	Tuzov Mikhail Yuriuevich	Deputy Chairman of the Management Board
6	Vasiliyev Victor Alexeyevich	Deputy Chairman of the Management Board

7	Maslov Alexei Victorovich	Member of JSC FGC UES Management Board
8	Pryadein Viktor Vasilyevich	Member of JSC FGC UES Management Board, director for development and customer relationship

The following changes were introduced in the Company Management Board within 2008:

•                  Mr. Pryadein Viktor Vasilyevich was elected for the Company Management Board by resolution of the Company Board of Directors dated 27.05.2008 (minutes No.63);

•                  Mr. Ivanov Sergei Nikolayevich was elected and Mr. Kazakov Alexander Ivanovich was excluded from the Company Management Board by resolution of the Company Board of Directors dated 21.07.2008 (minutes No.66).

Audit Commission in Company as of as of December 31, 2008.

No.	Full name	Post
1	Lebedev Viktor Yuriyevich Federation	Head of branch of Department for government rate regulation and infrastructure reforms in Ministry of economic development and trade of the Russian
2	Zlydareva Tatyana Viktorovna

Consultant of fuel & energy and coal industry department, Office for infrastructure industries and organizations of the military-industrial complex in the Federal Agency for Federal Property Management

3	Matyunina Lyudmila Romanovna	Principal deputy head of Department for internal audit in JSC “MRSK Holding”
4	Lelekova Marina Alexeyevna	Manager of the Office for financial control and internal audit in the Company
5	Tikhonova Maria Gennadyevna	Head of section for corporate governance and economic appraisement in Department of economic regulation and property relations in Fuel and Energy Complex, Ministry of Energy of Russia

The following changes were introduced in the Company Audit Commission within 2008:

•                  Lebedev Viktor Yuriyevich, Zlydareva Tatyana Viktorovna, Matyunina Lyudmila Romanovna, Tikhonova Maria Gennadyevna were elected and Sidorov Sergey Borisovich, Chernyshev Vladimir Vladimirovich, Gabov Andrey Vladimirovich and Baitov Anatoly Valeriyevich excluded from Audit Commission by resolution of the annual General meeting of shareholders dated 30.06.2008.

1.4 Separate structural subdivisions in the Company

A peculiarity of the Company’s structure having an effect on selection of business accounting approaches and practices consists in presence of:

•             separate structural subdivisions placed on individual balance and maintaining settlement and current accounts in banking institutions;

•             separate structural subdivisions maintaining settlement and current accounts in banking institutions.

All the Company’s subdivisions are structurally grouped according to lines of activity and geographic regions.

The separate structural subdivisions are not legal entities, vested with the Company’s property and conduct business in accordance with:

•             regulations on the separate structural subdivisions;

•             other internal regulatory control documents approved in the Company.

The separate structural subdivisions at their location:

•             exercise a part of the Company functions provided by their production capacity within the boundaries established by the Russian Federation laws and the internal regulatory control documents approved in the Company;

•             collect, process and transfer to the Company the information required for the Company’s normal activities;

•             perform other work and functions appearing from the Company objectives and tasks as consisted with decisions taken by management bodies in the Company.

As of December 31, 2008 the Company has the following affiliates:

1. Affiliate of JSC FGC UES — Backbone grids of Centre;

2. Affiliate of JSC FGC UES — Backbone grids of North West;

3. Affiliate of JSC FGC UES — Volga backbone grids;

4. Affiliate of JSC FGC UES — South backbone grids;

5. Affiliate of JSC FGC UES — Ural backbone grids;

6. Affiliate of JSC FGC UES — Siberia backbone grids;

7. Affiliate of JSC FGC UES — Backbone electric grids of East;

8. Affiliate of JSC FGC UES — Nizhny Novgorod backbone grid entity;

9. Affiliate of JSC FGC UES — Chernozem backbone grid entity;

10. Affiliate of JSC FGC UES —Volgo-Oksk backbone grid entity;

11. Affiliate of JSC FGC UES —Volgo-Don backbone grid entity;

12. Affiliate of JSC FGC UES —Vologda backbone grid entity;

13. Affiliate of JSC FGC UES — Priokskoye backbone grid entity;

14. Affiliate of JSC FGC UES — Moscow backbone grid entity;

15. Affiliate of JSC FGC UES — Verkhne-Donskoye backbone grid entity;

16. Affiliate of JSC FGC UES — Valdai backbone grid entity;

17. Affiliate of JSC FGC UES — Amur backbone grid entity;

18. Affiliate of JSC FGC UES — Khabarovsk backbone grid entity;

19. Affiliate of JSC FGC UES — Primorskoe backbone grid entity;

20. Affiliate of JSC FGC UES — Krasnoyarsk backbone grid entity;

21. Affiliate of JSC FGC UES — Trans-Baikal backbone grid entity;

22. Affiliate of JSC FGC UES — Kuzbasskoe backbone grid entity;

23. Affiliate of JSC FGC UES — Omsk backbone grid entity;

24. Affiliate of JSC FGC UES — West Siberian backbone grid entity;

25. Affiliate of JSC FGC UES — Khakassia backbone grid entity;

26. Affiliate of JSC FGC UES — Sverdlovskoe backbone grid entity;

27. Affiliate of JSC FGC UES — South-Ural backbone grid entity;

28. Affiliate of JSC FGC UES — Perm backbone grid entity;

29. Affiliate of JSC FGC UES — Middle Volga backbone grid entity;

30. Affiliate of JSC FGC UES — Nizhny Volga backbone grid entity;

31. Affiliate of JSC FGC UES — Stavropolskoe backbone grid entity;

32. Affiliate of JSC FGC UES — Kuban backbone grid entity;

33. Affiliate of JSC FGC UES — Rostov backbone grid entity;

34. Affiliate of JSC FGC UES — Bryansk backbone grid entity;

35. Affiliate of JSC FGC UES — Vyborg backbone grid entity;

36. Affiliate of JSC FGC UES — Novgorod backbone grid entity;

37. Affiliate of JSC FGC UES — Karelia backbone grid entity;

38. Affiliate of JSC FGC UES — Specialized production base Belyi Rast;

39. Affiliate of JSC FGC UES — West Siberian backbone grids;

40. Affiliate of JSC FGC UES — Leningradskoe backbone grid entity;

41. Affiliate of JSC FGC UES — Tomsk backbone grid entity;

42. Affiliate of JSC FGC UES — Kaspiyskoe backbone grid entity;

43. Affiliate of JSC FGC UES — Motor transport enterprise of backbone electric grids of Ural;

44. Affiliate of JSC FGC UES — Motor transport enterprise of backbone electric grids of North-West.

The Company affiliates — MES, PMES, ATP MES (Motor transport enterprises), Elektrosetservice, TMR MES and structural subdivisions of TMR MES entities have been separated on individual balances, except for structural subdivisions of TMR MES of Ural and Western Siberia. Affiliates and other structural subdivisions in the Company are placed on an individual balance, have their own accounts departments, draw up financial statements, tax, statistical and other reporting. Structural subdivisions of the Company affiliate - TMR MES of Ural and Western Siberia does not have an individual balance, their performance indicators are included in the accounting balance-sheet as a whole for the Company affiliate - TMR MES Ural and Western Siberia.

Structural subdivision of the Company affiliate - TMR MES of East, Specialized enterprise for technical maintenance and repair of backbone electric grids of East (Specialized PTMR) does not have any accounts department on individual balance, its performance indicators are included in the accounting balance-sheet as a whole for TMR MES of East.

1.5 The Company restructuring

1.5.1. Restructuring in the Company as takeover.

Information on consolidation steps for UNEG backbone grids that has been executed during restructuring in the electric power industry is given below:

Step 1. Formation of 56 backbone grid companies (hereinafter referred to as “MSK”) and interregional backbone grid companies (MMSK), which were separated from the regional energy companies during restructuring in the electric power industry. Formation of MSK and MMSK was completed in 2007.

Step 2. Resolution of JSC RAO “UES of Russia” Board of Directors dated 25.02.2005 approved the scheme for consolidation of UNEG backbone grids, in accordance with that scheme MSK shares owned by JSC RAO “UES of Russia” were transferred to the Company authorized capital within 2006-2007.

Step 3. JSC RAO “UES of Russia” Board of Directors convened on March 2, 2007 and the extraordinary meeting of shareholders held on October 26, 2007 approved the scheme for final restructuring in JSC RAO “UES of Russia” intending to complete structural adjustment of the energy holding assets, compartment of all companies of the industry target structure, change in the scheme for UNEG backbone grids consolidation and discontinuation of JSC RAO “UES of Russia” activities through takeover to the Company within 2007-2008. The final scheme for UNEG backbone grids consolidation provided takeover of MSK and MMSK immediately to the Company.

Step 4. The extraordinary General meeting of the Company shareholders convened on 14.12.2007 arrived at the following decisions:

•             decision on restructuring in the Company as takeover of JSC “State Holding”, JSC “Minority Holding FGC UES”, which were separated during JSC RAO “UES of Russia” restructuring, 56 MSK and 7 MMSK, as well as JSC RAO “UES of Russia” to the Company;

•             decision to approve Agreement of takeover;

•             decision to increase in the Company authorized capital through placing additional shares with a view to conversion shares of the joined companies;

•             conversion coefficients were determined.

Step 5. On 01.07.2008 JSC RAO “UES of Russia”, JSC “State Holding”, JSC “Minority Holding FGC UES”, 54 MSK (except for JSC “Kuban backbone grids” and JSC “Tomsk backbone grids”) and 7 MMSK (hereinafter referred to as “joined companies”) joined to the Company. The entries on discontinuation of activities in the joined companies were introduced in the Uniform State Register of Legal Entities.

The Company issued 771 743 118 296 additional ordinary shares for conversion of JSC “State Holding” shares (see item 2, section III in the Executive summary).

Shares of the rest joined companies were converted using the Company ordinary shares received by JSC FGC UES due to takeover of JSC RAO “UES of Russia”, JSC “State Holding”, JSC “Minority Holding FGC UES” to the Company. The Company shares being at its disposal and not used for conversion of shares from the joined companies in the amount of 94,576,384,089 shares were paid off (cancelled) (see item 2, section III in the Executive summary).

JSC “Kuban backbone grids” and JSC “Tomsk backbone grids” have not been joined to the Company due to the fact that minority shareholders of these companies dispute decision on restructuring as takeover to the Company. Shares of JSC “Kuban backbone grids” and JSC “Tomsk backbone grids” owned by JSC RAO “UES of Russia” have been transferred to the Company in 2007 and as of 31.12.2008 they are reflected in the Company reports as financial investments into subsidiaries (see item 8, section III in the Executive summary).

Change in the Company assets and liabilities as a consequence of restructuring performed in takeover form

RUR th.

Balance sheet item	Code of balance sheet line (Form No.1)	JSC FGC UES as of the date when restructuring was completed (prior to takeover of the companies)	Amount according to closing reports in the joined companies	Total for opening balance sheet as of the date when restructuring was completed (prior to takeover of the companies) (*)
1	2	3	4	5
I. NON-CURRENT ASSETS
Intangible assets	110	747 123	—	747 123
Fixed assets	120	116643904	41799543	158443319
Incompleted construction	130	98 269 050	13 786 587	112055638
Long-term financial investments	140	49 406 448	341 360512	203 627 702
Deferred tax assets	145	—	222 809	—
Other non-current assets	150	1 524 283		1 696 417
TOTAL for Section I	190	266 590 808	397 169 451	476 570 199

II. CIRCULATING ASSETS
Stocks	210	2 311693	1 582 232	3 721789
Input value added tax	220	1 340 597	98 911	1 424 931
Accounts receivable (payments on which are expected in more than 12 months after reporting date)	230	586 013	12 574 410	5 287 438
Accounts receivable (payments on which are expected within 12 months after reporting date)	240	53 299 713	103 029 701	105 686 917
Short-term financial investments	250	39 656 200	61 391 664	121 006 336
Monetary funds	260	10 197 104	15 390 176	25 587 282
Other circulating assets	270	—	—	—
TOTAL for Section II	290	107 391 320	194 067 095	262 714 693
TOTAL ASSETS		373 982 128	591 236 546	739 284 892
IV. LONG-TERM LIABILITIES
Loans and credits	510	22 980 000	371 660	22 980 000
Deferred tax liabilities	515	186 344	632 584	596 112
Other long-term liabilities	520		4 868	32 638
TOTAL for Section IV	590	23 166 344	1 009 112	23 608 750
Loans and credits	610	52 433 987	89 654	7 511 857
Creditor indebtedness	620	19 149 652	37 255 152	43 500 715
Dividends payable (to promoters)	630	380 000	98 063	145 760
Deferred revenues	640	57	290 234	290 291
TOTAL for Section V	690	71 963 696	37 733 102	51 448 623
TOTAL liabilities:		373 982 128	591 236 546	739 284 328
For reference only: Net assets as of takeover date		278 852 145	552 784 533	664 517 810

Notes:

(*) — The following parameters were not included in the Company accounting balance-sheet after takeover:

Parameter	RUR th.
- indices reflecting reciprocal receivables and payables between the restructuring organizations	(92 417 366)
- financial investments of some restructuring organizations into authorized capitals of other restructuring organizations	(167 114 258)
- other assets and liabilities characterizing mutual settlements of restructuring organizations	(26 217 603)

Date on the Company capital as of the date of restructuring completion

RUR th.

	As of the date preceding the date of restructuring completion (as of 30.06.2008)	As of the date of restructuring completion 01.07.2008.
Authorized capital	238 173 731	576 757 098
Additional capital*	31 396 011	52 712 421
Reserve capital*	6 573 772	9 910 770
Undistributed profit of past years**	193 009	22 331 665
Profit of the current fiscal year	2 515 565	2 515 565

(*) - Value of the Company additional capital was increased by sum of additional capitals in the joined Companies in the amount of 21 316 409 thous.rubles.

Value of the Company reserve capital was increased by sum of reserve capitals in the joined Companies in the amount of 3 336 998 thous.rubles.

(**) - Undistributed profits of the joined companies as of date preceding the date of restructuring completion (as of 30.06.2008) comprised 474 620 568 thous.rubles.

Undistributed profit of past years in the Company — successor as of the date of restructuring completion (01.07.2008 — the date when an entry on discontinuation of activities of the last joined company was introduced in the Uniform State Register of Legal Entities) was increased by difference between the successor Company authorized capital and sum of authorized capitals in the restructuring organizations. This adjustment comprised 53 220 968 thous.rubles.

Moreover, undistributed profit of past years was reduced by excess amount of own capital in the Company — successor over net asset value of the joined companies as of takeover date. This adjustment comprised 505 702 882 thous.rubles.

1.5.2 Establishment of subsidiaries

In January 2008, JSC “Specialized electric grid service company UNEG” (Elektrosetservice UNEG) with authorized capital in the amount of 953 804 thous.rubles, JSC “The Main electric grid service company UNEG” (Glavsetservice UNEG) with authorized capital in the amount of 1 000 thous.rubles and

JSC “Centre for engineering and construction management UES” (“CECM UES”) with authorized capital in the amount of 833 000 thous.rubles, being 100% subsidiaries were registered. Authorized capitals in the established subsidiaries were paid by 100% monetary funds by the Company.

Joint-stock companies Glavsetservice UNEG and Elektrosetservice UNEG have been established during reforming of technical maintenance and repairs system in the Company on basis of the Company’s affiliates engaged in technical maintenance and repairs of Backbone electric grids (TMR MES) and Elektrosetservice affiliate. JSC Elektrosetservice UNEG is specialized in extra complicated accident recovery and repair work, as well as in diagnostics of equipment requiring special experience and qualifications of personnel. The substantive staff in the Company affiliates, which basis has been used to form Glavsetservice UNEG and Elektrosetservice UNEG, has been assigned to the established subsidiaries and fixed assets have been leased out.

The necessity to form “CECM UES” stems from increase in the medium-term investment program of the Company, and as a consequence stems from the need to provide a brand new approach for investment projects. The Company accepts functions of a building owner responsible to provide engineering and technical support for construction of the electric grid facilities.

Transformation of the affiliates into market, investment attractive companies will make it possible to divide competitive and monopolistic lines of activities, create a competitive environment around the Company as regard to technical maintenance and repair services, raise effectiveness of the Company core business owing to enhancement of effective application of funds appropriated for repair works and technical maintenance, engineering, construction and productive cost reduction. The separated companies will be able to increase scopes of work at the external market, expand nomenclature and geography for rendering services.

Separation of a part of assets into a separate legal entity and assigning the limited list of functions will increase their efficiency, make it possible to analyze performance and prospects for the development of the company. And finally, increase in return to individual assets in the company will lead to rise in its capitalization and growth of shareholders’ benefit.

II. Accounting policy

Financial statements in the Company are prepared based on the following policy.

2.1 Basis for preparation

Financial statements in the Company are prepared based on accounting requirements applicable in the Russian Federation, in particular Federal law No. 129-FZ “Accounting Law” of 21.11.1996, Provision on business accounting “Accounting policy in the organization” Russian Accounting Standards 1/98 approved on 09.12.1998 by Ministry of Finance of the Russian Federation decree No.60n, Provision on business accounting and financial statements in the Russian Federation approved by decree No. 34n of Ministry of Finance on 29.07.1998, Provision on business accounting “Financial statements in organization” Russian Accounting Standards 4/99 approved by decree No. 43n of Ministry of Finance on 06.07.1999.

2.2 Assets and liabilities in foreign currency

The official rate of foreign exchange to ruble applicable as of the date of transaction was applied upon accounting of business transactions performed in foreign currency. Cash resources on foreign currency accounts in banks and resources in settlements are provided in financial statements in an amount assessed on basis of the official rates for foreign exchange as in effect on December 31, 2008. Rate of foreign exchange on that date comprised 29.3804 rubles for 1 US dollar (December 31, 2007 — 24.5462 rubles), euro — 41.4411 rubles (December 31, 2007 — 35.9332 rubles).

Differences in rates occurred within a year on transactions for assets and liabilities in foreign currency, as well as upon their translation as of reporting date are referred to financial results as other income and expenditures.

2.3 Short-term and long-term assets and liabilities

Financial investments, receivables and payables including indebtedness under credits and loans are referred to the short-term in accounting balance-sheet, if their circulation (repayment) period does not exceed 12 months. The rest assets and liabilities are presented as the long-term.

Interest on the long-term financial investments, long-term credits and loans granted and long-term credits and loans received are represented in the Accounting balance-sheet according to the line 240 “Accounts receivable (payments on which are expected within 12 months after reporting date)” and line 610 “Credits and loans” respectively.

2.4 Fixed assets

Composition of the fixed assets includes land plots, buildings, vehicles, equipment, transportation facilities and other relevant units utilized by the Company upon manufacture of products, work execution or rendering services, either used in organization for administrative needs with lifetime more than 12 months.

The fixed assets are represented in financial statements according to acquisition (replacement) cost minus depreciation amounts accumulated during the whole operation time.

Facilities of the fixed assets with value not more than 20 000 rubles for a unit are written off for expenses by amortization charge in the amount of their acquisition cost as far as there are applied in production either operation. Facilities of the fixed assets commissioned prior to 31.12.2007 with acquisition cost for a unit from 10 thousand rubles to 20 thousand rubles are written off for production costs (selling expenses) through uniform depreciation during the remaining useful service.

Such practice is considered as departure from the general rules, but it provides valid representation in business accounting of the Company assets and overall control for availability and movement of noncapitalized products in the Company.

Acquired books, booklets and other printed matters are not accepted as the fixed assets upon entering in accounting records. Expenses connected with acquisition are considered as expenses of that period when they are performed. The Company does not form a library stock

Amortization for the fixed assets facilities is executed by a linear method based on useful life. The Company applies classification of fixed assets included in amortization groups as approved by regulation No. 1 “On classification of fixed assets included in amortization groups” of the Russian Federation Government dated 01.01.2002, when it determines useful life for facilities in the fixed assets.

In absence of individual facilities in the fixed assets, useful life for business accounting purposes is determined in the Classification on basis of expert judgments from Company technical specialists in accordance with technical specifications in the following manner:

• based on expected performance life for that unit according to the expected productive efficiency and capacity;

•  based on the expected physical depreciation, which depends on operating conditions, natural conditions and corrosion environment effect, repair system;

•      regulatory and other use restrictions for that unit.

When previously used facilities of the fixed assets are acquired, their useful life is determined as follows:

• based on useful life defined in the above said manner decreased by a number of months when that unit has been used by a previous owner;

• in case when it is impossible to define useful life using the above mentioned method, then commission at its own discretion determines useful life for the said fixed asset by taking into account requirements to the safety engineering and other factors.

Facilities of the fixed assets with rights subject to state registration in accordance with the Russian Federation laws will be included as a part of the fixed assets and the relevant amortization group from date when fact of submission for registration of the specified rights is document supported.

The completed property operated in practice, for which documents for state registration are not provided, is subject to amortization. Amortization for the specified property is accrued according to a procedure provided for amortization change on fixed assets. Adjustment of the earlier accrued depreciation amount will be performed after state registration when these facilities are entered in the accounting records as fixed assets.

Annually the Company performs reassessment of facilities in fixed assets. Reassessment is executed in accordance with the order documents for groups of homogeneous facilities in fixed assets based on present (replacement) value. At present the following groups of fixed assets are reassessed: industrial buildings and structures, including buildings of substations, transmission lines, as well as high-voltage equipment on substations.

The fixed asset value with which assets are entered in accounting records are not subject to change, except for cases of fitting-out, completion of equipment, reconstruction, upgrading, technical re-equipment, partial liquidation and under any other identical grounds.

Work caused by change in technological either service assignment of equipment, building, structure or any other facility in depreciable fixed assets, by increased load and (or) other new qualities are referred to fitting-out, completion of equipment, upgrading.

Reconstruction includes rearrangement of existing fixed assets facilities associated with process improvement and increase of its technical-economic indicators, and executed under reconstruction project for fixed assets with a view to increase in capacity, quality improvement and shifts in product mix.

Technical re-equipment includes package plan designed for improvement in technical-economic indicators of fixed assets either their individual parts based on adoption of up-to-date machinery and advance technology, mechanization and automation of production, upgrading and replacement of morally obsolete and physically worn-out equipment with the new more productive equipment.

Income and expenditure from fixed asset retirement are represented in profit and loss statement as a part of other income and expenditure.

Expenditures connected with routine and heavy repair of facilities in fixed assets are accepted as expenditures incidental to ordinary activities in that reporting period when they are performed.

2.5 Intangible assets

Amortization of intangible assets is performed by a linear method based on the established useful life for intangible assets.

Amortization charges for intangible assets are represented in business accounting by accumulation on a separate account.

Intangible assets are shown in the reoprting according to their acquisition cost minus depreciation amounts accumulated during the whole usage time.

2.6 Research and development (R&D)

Writing off of expenditures connected with research and development, and technological work is carried out regular by a linear method within accepted writing off period. Writing off period for expenditures incidental to research and development, and technological work is determined in the Company at its own discretion on basis of the expected performance life, results received by research and development, and technological work, within which the organization can obtain economic benefits but not exceeding 5 years. R&D, which has positive results and writing off period comprises more than one year, is represented in accounting balance-sheet in section “Other noncurrent assets”. In case when R&D does not have positive result, these expenditures are considered as other expenditures of a reporting period.

2.7 Inventories

Inventories are taken into account according to actual cost of their acquisition (storage).

Accounting of inventories is performed using accounts 15 “Storage and acquisition of inventories” and 16 “Inventories cost deviation”.

Goods acquired for sale are evaluated according to actual cost of acquisition.

Upon issue of inventories and goods to production and upon other disposal their evaluation is carried out within a subdivision separated on individual balance in manner of average cost applying method of “rolling valuation”.

Special clothes, special-purpose tools, special means and special equipment irrespective of useful life are considered as inventories upon entering in accounting records.

Cost of special clothes with useful life according to allowance not exceeding 12 months is written off for expenditures in full amount at the moment of transfer (issue) to Company employees.

Cost of special clothes with useful life according to allowance exceeding 12 months is cancelled by linear method beginning on a month consequent to a month of issue, based on useful life for special clothes as provided by standard industrial norms for free issue of special clothes, special footwear and other personal protective equipment, in Rules for employees provision with special clothes, special footwear and other personal protective equipment approved by Regulation No. 51 of Ministry of Labour of the Russian Federation on December 18, 1998, as well as provided by internal normative documents in Company.

Each article of special clothes in service, useful life of which according to allowance exceeds 12 months, is an individual accounting unit.

2.8 Accounting of financial investments

Financial investments are entered in accounting records according to acquisition cost.

Financial investments, which fair market value is not determined, are subject to presentation in business accounting and financial statements as of reporting date according to acquisition cost. Company performs audit on depreciation of such financial investments annually as of December 31 of an accounting year in accordance with procedure approved in the Company. In case of stable decline in value of the specified financial investments, the Company forms provision for depreciation on amount of difference between their book and assessed value either estimated value. Provision for depreciation of financial investments is formed at the expense of financial results as a part of other expenditures. Cost of financial investments, which market value is not determined and for which provision if formed, is represented in financial statements according to a book value after deduction of provision amount.

Financial investments, which fair market value can be determined in the prescribed manner, are reflected in the financial statements at the end of reporting year according to the fair market value through adjustment of their assessment as of the preceding reporting date. The Company quarterly carries out the specified adjustment.

As for debt securities, which fair market value is not determined, the Company uniformly charges a difference between acquisition cost and par value within the period of their circulation according to a yield due to these securities subject to terms of issue, to financial results (as a part of income and expenditure). As for bills of exchange with “after sight, but not earlier than” payment period, the payment period will be determined based on date of presentation increased by 365 days.

2.9 Deferred expenses

Expenses made by the organization within reporting period, but relevant to succeeding reporting periods (payments on voluntary, compulsory insurance of property and employees; expenditure incidental to acquisition of software products, licenses and etc.), are represented in accounting balance-sheet in an individual item as deferred expenses and are subject to uniformly writing off within a period to which they are related. Writing off period is determined based on a period when economic benefits (income) are expected.

Deferred expenses related to periods starting after end of a year following to the reporting year are represented in accounting balance-sheet as noncurrent assets according to the line 150 “Other noncurrent assets” in the Accounting balance-sheet.

2.10 Trade receivables

Trade receivables are determined based on prices established by contracts concluded between the Company and consumers (customers) with regard to all discounts (additions) and VAT provided by the Company.

Provision for doubtful debts is formed in the Company in order to give a true and fair view of current receivables in financial statements.

Amount of provision for doubtful debts is defined according to results of inventory check in receivables performed as of the last day of a quarter, and is determined depending on a period of incurring debts emergence. Expenses incidental to the provision are included as a part of other expenditures.

2.11 Authorized, additional and reserve capital

The authorized capital in the Company is represented amounting to a par value of ordinary shares. The Company places ordinary registered uncertificated shares with a par value of 50 (fifty) kopecks each in the amount of 1 153 514 196 362 (One trillion one hundred fifty-three billion five hundred fourteen million one hundred ninety-six thousand three hundred sixty-two) shares totaling 576 757 098 (Five hundred seventy-six billion seven hundred fifty-seven million ninety-eight) thousand rubles.

In accordance with the laws the Company forms a reserve fund in the amount of 5 (five) percent from the Company authorized capital. Amount of annual mandatory deductions to the Company reserve fund comprises not less than 5 (five) percent from the Company net profit up to achievement of amount specified for the Reserve fund.

2.12 Credits and loans received

The Company performs transfer of long-term debts into the short-term on received credits and loans. Transfer of long-term debts into the short-term on received credits and loans is executed in the Company at the moment when under terms and conditions of loan and (or) credit agreement 365 days remain up to reimbursement of principal of a debt.

Extra expenditures made in the Company due to obtaining credits and loans, issue and placement of borrowers’ liabilities are included as a part of other expenditures in reporting period when they are made.

The Company includes expenditures on obtained loans and credits which are directly incidental to acquisition and (or) construction of an investment asset in the cost of this asset and pay off through amortization, except for cases when accounting rules do not provide depreciation.

Expenditures on obtained loans and credits incidental to formation of an investment asset, for which accounting rules do not provide depreciation, will not be included in the cost of this asset and will be referred to current expenses in the organization.

2.13 Income and expenditure in the organization

Proceeds from sales of goods, products, work, services are accepted as far as goods, products, executed work, rendering services are disposed.

Proceeds are represented in financial statements minus value added tax, customs duties and discounts provided to customers.

The Company considers income received from property lease as income from ordinary activities.

The Company considers the following as other income:

•      proceeds from sales of fixed assets, bills of exchange and other assets;

•      interest received for providing disposal of the Company funds, interest for application of funds by a bank which are placed on the Company account in this bank, as well as interest on acquired interest-bearing or non interest-bearing notes of third parties — in accordance with interest stipulation made in the note when it is called for payment. The Company represent these data according to line 060 “Interest receivable” in the Profit and loss statement;

•      amounts of recreated reserves;

•      other receipts (income).

The Company’s expenditures are divided into expenses incidental to ordinary activities and miscellaneous expenses.

Expenses incidental to ordinary activities are accepted in the reporting period when they have been incurred irrespective of actual payment.

Expenditures in the separate subdivisions incidental to ordinary activities are fully production expenditures without appropriation of management expenses.

Demise expenditures are accepted as expenditures incidental to ordinary activities.

The Company recognizes management expenses in the reporting period without distribution on activities.

The Company considers the following to be miscellaneous expenses:

•      expenses incidental to retirement and other writing off of fixed assets, bills of exchange and other assets;

• interest paid by the Company for providing disposal of funds (credits, loans) to the Company. The Company reflects these expenses according to line 070 “Interest payable” in the Profit and loss statement;

•      provision for doubtful debts;

•      undistributed deficit of prior years recognized in the reporting year.

2.14 Alterations in the Company accounting policy

Alterations in the Company accounting policy within 2008

Within 2008 alterations of adjusting character associated with changing to record keeping in SAP/R3 information system, which do not change assessment of items in financial statements, have been made in the Company accounting policy.

Beginning on January 01, 2008, the assessment procedure for retired financial investments is changed, as regard to financial investments which fair market value is not determined, they are evaluated according to acquisition cost of the first acquired financial investments (FIFO method). Previously upon retirement these financial investments have been evaluated according to acquisition cost of each unit in the financial investments accounting. These changes have occurred due to transfer of RAO “UES of Russia” financial investments to the Company balance during restructuring, what will increase number of transactions involved in retirement of financial investments. This alteration will not have impact on indicators in 2008 financial statements.

Alterations in the Company accounting policy for 2009

The following statutory regulations on business accounting come into effect starting in 2009:

Regulations for business accounting 1 /2008 “Accounting policy in the organization”,

Regulations for business accounting 2/2008 “Accounting of construction contracts”,

Regulations for business accounting 15/2008 “Accounting of expenses on credits and loans”,

Regulations for business accounting 21/2008 “Alterations in imputations”.

The Company may not evaluate the quantity effect from changing to the new Regulations for business accounting as of the date of financial statements. The Company is of opinion that the effect from the new Regulations for business accounting will lead to minor change in a part concerning comparability in 2008 comparative data in 2009 financial statements.

According to the accounting policy expenses on received loans and credits associated with formation of an investment asset will be included in p.12 Section 2). In accordance with the expedience requirement to financial statements, expenses on service of bonds issued within 2004-2006 have been related to other expenditure in the relevant periods as it is impossible to refer these expenses to a particular property object with the specified degree of certainty. The Company develops accounting system which will determine direction for application of borrowed funds to objects of the investment assets, what will make it possible to include expenses on no-purpose loans and credits used to form investment assets in the cost of these assets beginning in 2009.

In relation to order No.23n issued by Ministry of Finance of the Russian Federation dated 11.02.2008, the Company has arrived at decision not to change procedure for information on permanent and temporary differences in business accounting, i.e. form information based on primary accounting documents directly using accounts in the business accounting.

2.15 Introductory and comparative data

As it is impossible to receive reliable assessment of comparative data on the joined companies over 2007 in compliance of the expedience requirement applied to business accounting, the Company does not provide the relevant data in 2008 financial statements of the Company.

III. Disclosure of the essential indicators

3.1 2007 and 2008 financial statements

Indicators as of December 31, 2008 in the executive summary are given with regard to adjustments provided below.

In 2008 financial statements some indicators at the beginning of reporting year and, consequently, balance-sheet total do not comply with indicators at the reporting year end in 2007 financial statements according to the following grounds:

For Accounting balance-sheet (Form No.1):

1.1. line 120 “Fixed assets”: due to reassessment performed as of January 01, 2008, final assessment of fixed assets was executed by 4 099 955 thous. rubles, reduction in adjustment for reassessment of previous years by 1 601 thous. rubles. Total amount of change in the item comprised 4 101 556 thous. rubles;

1.2. line 150 “Other noncurrent assets”: as result of reclassification in deferred expenses from the short-term to long-term the amount on this line was reduced by 718 thous. rubles, lines 216 “Deferred expenses” and 210 “Inventories” were increased by the analogous amount;

1.3. line 420 “Additional capital”: in connection with reassessment of fixed assets, data were changed by the amount of final assessment in fixed assets by 4 099 955 thous. rubles;

1.4. line 465 “Undistributed profit of past years”: data were increased in connection with the performed reassessment of fixed assets by 1 601 thous. rubles and increased by 2 296 167 thous. rubles owing to reformation in balance-sheet. Total amount of change in the item comprised 2 297 768;

1.5. line 470 “Undistributed profit of the reporting year”: owing to reformation in balance-sheet the amount 2 296 167 thous. rubles was transferred in line 465 “Undistributed profit of past years” in full.

For Report on capital change (Form No.3):

1.1. According to line 200 “Net assets” the increase caused by final assessment of fixed assets occurred in the amount of 4 101 556 thous. rubles.

3.2 Authorized capital in the Company

As of December 31, 2008 the authorized capital in the Company registered on December 15, 2008 comprises 576 757 098 (five hundred seventy-six billion seven hundred fifty-seven million ninety-eight) thousand rubles, and consists of 1 153 514 196 362 (one trillion one hundred fifty-three billion five hundred fourteen million one hundred ninety-six thousand three hundred sixty-two) registered ordinary uncertificated shares with a par value 50 kopecks each. As of 31.12.08 and 31.12.07 the authorized capital in the Company is registered in the prescribed manner and paid in full.

As of 31.12.08, in register of shareholders 77.66% of JSC FGC UES shares belong to the Russian Federation represented by Federal Agency for Federal Property Management. 22.34% of JSC FGC UES placed shares are owned by minority shareholders.

Report on issue of JSC FGC UES shares was registered on 18.04.2008. 114 965 254 235 (one hundred fourteen billion nine hundred sixty-five million two hundred fifty-four thousand two hundred thirty-five) shares totaling 57 482 627 thous. rubles with a par value 50 (fifty) kopecks each were actually placed through private offering, the purchasers are JSC RAO “UES of Russia” and government represented by Federal Agency for Federal Property Management. Offering price comprised 59 (fifty-nine) kopecks for each registered ordinary shares from the issue. Following results of the additional issue of shares when alterations were made in the Company articles of association, the authorized capital increased from 180 691 104 thous. rubles to 238 173 731 thous. rubles. The paid-in capital in amount of 10 346 873 thous. rubles was reflected in the additional capital.

The extraordinary meeting of the Company shareholders convened on 14.12.2007 (minutes No.3) arrived at decision on restructuring in the Company (see item 1.5 in the Executive summary).

The two additional issues of the Company shares were registered within performed additional issue in order to convert shares of JSC “State Holding” (see item 1.5 in the Executive summary) in amount of 737 588 491 911 (Seven hundred thirty-seven billion five hundred eighty-eight million four hundred ninety-one thousand nine hundred eleven) and 34 154 626 385 (Thirty-four billion one hundred fifty-four million six hundred twenty-six thousand three hundred eighty-five) registered ordinary uncertificated shares with a par value 50 kopecks totaling 385 871 559 thous. rubles.

On 01.07.2008, 771 743 118 296 registered ordinary shares from the Company additional issue with a par value of 50 kopecks were converted into shares of JSC “State Holding”. 255 023 933 271 own registered ordinary shares received during takeover were converted into shares of 54 MSK and 7 MMSK, as well as into shares of JSC “Minority Holding FGC UES” and JSC RAO “UES of Russia”. The own shares in the amount of 94 576 384 089 (Ninety-four billion five hundred seventy-six million three hundred eighty-four thousand eighty-nine) shares, which were placed at the Company disposal and not used for conversion of shares from joined companies, were paid off (cancelled).

As of 31.12.2008 and as of 31.12.2007, the additional capital in the Company comprised 52 597 360 thous. rubles and 21 094 001 thous. rubles, accordingly. The additional capital was formed at the expense of:

•   final assessments of the fixed assets (20 884 550 thous. rubles);

•   amount of value-added tax on fixed assets accepted as contribution to the authorized capital (49 527 thous. rubles);

•   paid-in capital (10 346 873 thous. rubles);

•   additional capitals of companies joined during restructuring (see item 1.5 in the Executive summary). Amount of increase comprised 21 316 409 thous. rubles.

Reassessment of fixed assets was carried out based on the independent assessor’s report.

In 2008 as consisted with resolution taken by the annual general Meeting of shareholders on 30.06.2008, distribution of profit over 2007 was approved in the amount of 2 296 167 thous. rubles. Net profit in 2007 was channeled for payment of dividends at 2007 year end, which ended on 31.12.2007 in the amount of 380 000 thous. rubles and to the reserve fund totaling 1 916 167 thous. rubles.

At 2008 year end distribution of net profit will be performed after approval of financial statements by the general meeting of shareholders.

3.3 Intangible assets

Intangible asset	31.12.2008	31.12.2007
Automated accounting system (software complex)	573 752
Database of Information Software Complex Corporate Diffused Sources Control System (ISC CDSCS)	351 911	472 566
Automated system for asset management	221 844	—
Software complex of ISC CDSCS	146 546	196 791
Automated information-measurement system of commercial audit of energy (AIMSCAE)	1 16 369	155 158
Corporate information system “ASU-Zarplata”	43 092	—
Other	82 395	28509
Total intangible assets	1 535 909	853 024

Useful service for intangible assets comprises 4-5 years.

3.4 Fixed assets

As of January 1, 2008 the Company reevaluated the following groups of fixed assets according to replacement cost: production buildings and structures, including buildings of substations, transmission lines, as well as high-voltage equipment at substations. Increments in acquisition cost of the specified facilities in the amount of 6 363 381 thous. rubles and accumulated depreciation in the amount of 2 261 825 thous. rubles were referred to the additional capital and undistributed profits totaling 4 101 556 thous. rubles. The fixed assets are represented according to depreciable value in the accounting balance-sheet.

In 2007 reassessment of the same groups of fixed assets was performed, increment in the replacement cost comprised 3 959 525 thous. rubles in 2007.

Income and losses from retirement of fixed assets are reflected in the profit and loss statement as a part of other income and expenditure.

3.5 Incompleted construction

Investments in noncurrent assets (line 132, accounting balance-sheet) include expenditures connected with design and exploration work, acquisition and construction of the fixed assets (132 720 336 thous. rubles as of 31.12.2008 and 61 454 121 thous. rubles as of 31.12.2007), intangible assets (3 748 322 thous. rubles as of 31.12.2008 and 2 191 659 thous. rubles as of 31.12.2007), as well as expenditures for incompeleted R&D (486 564 thous. rubles as of 31.12.2008 and 188 493 thous. rubles as of 31.12.2007).

Expenses incidental to design and exploration work, acquisition and construction of the fixed assets are itemized in the following major subdivisions of the Company:   thous. rub.

Subdivision	31.12.2008.	31.12.2007.
Executive office	1 092 762	464 014
MES Centre	51 029 636	22 473 711
MES North-West	20 551690	10 846 155
MES Volga	3 173 372	1 741 526
MES South	16 296 265	4 947 368
MES Ural	10 873 188	4 941 276
MES Western Siberia	16 587 421	3 422 642
MES Siberia	7 229 082	8 747 819
MES East	5 423 293	3 286 857
Elektrosetservice	416 165	495 295
TMR MES	47 462	87 458
Total	132 720 336	61 454 121

3.6 Taxes

In the amount of value added tax the long-term part comprises 325 865 thous. rubles, and represents VAT on construction and erection work and design and exploration work up to 2005, which will be refunded from budget when facilities of imcompleted construction will be placed in commission.

According to tax accounting data, which has been formed following requirements of chapter 25 “Profit tax of the organizations” in Internal Revenue Code of the Russian Federation, the taxable income over 2008 comprised 13 437 237 thous. rubles. In 2007 the above indicator comprised 5 032 129 thous. rubles.

Income before tax is linked to notional earnings for value added tax for the accounting (financial statements) purposes as follows:

Indicator	2008 thous.rub.	2007 thous.rub.
Conditional profit	6 176 819	3 899 726
Conditional expenditure for profit tax at rate of 24%	1 482 436	935 934
Standing tax liability (asset)	1 952 589	671 864
Deferred tax asset	6 767	3 271
Deferred tax liability	(216 856)	(403 358)
Current profit tax	3 224 937	1 207 711

Within reporting year the amount of permanent differences affecting adjustment of notional expense for profit tax with a view to determine profit tax calculated according to tax accounting data (current profit tax) comprised 8 135 792 thous. rubles. (in 2007 - 2 799 433 thous. rub.).

The said permanent differences are associated with distinctions in acceptance of the following income and expenditure in business accounting and imposition of tax:

Income	Amount of income, thous. rubles	Permanent tax asset, thous. rubles
Income in form of recreated provision for doubtful debt	1 722 613	413 427
Income upon bills of exchange of third parties	239 754	57 541
Other income	22 187	5 325
Total income	1 984 554	476 293

Expenditure	Amount of income, thous. rubles	Permanent tax liability, thous. rubles
Expenditure in form of accumulated provisions for securities and for doubtful accounts receivable	4 477 163	1 074 519
Capital consumption	3 607 025	865 686
Writing off of deferred expenses	795 800	182 352
Other expenditure	1 276 058	306 326
Total expenditure	10 120 346	2 428 882

Other Permanent tax liabilities include permanent tax liabilities for expenses on charitable purpose, material aid, social expenditures, expenses incidental to corporate events.

Difference between book value of assets and liabilities for the financial statements purposes, on one side, and for taxation on value added tax on the other side, leads to temporary differences. Assets and liabilities for deferred value added tax are determined at rate of 24% at the end of reporting period. Commencing 01.01.2009 as of the date of asset sale or debt redemption the rate 20% will be effective (see item 3.18 in the Executive summary).

Accounting balance-sheet in line 515 “Deferred tax liabilities” provides consolidated (collapsed) amount of a deferred tax asset and deferred tax liability.

Indicator	2008 thous.rub.	2007 thous.rub.
Deferred tax asset	901 476	671 892
Deferred tax liability	(1 522 907)	(673 466)
Total for line 515, Form No. 1	(621 431)	(1 574)

3.7 Expenditures incidental to R&D

In 2008 expenditures incidental to R&D, used during day-to-day activities, were written off to ordinary expenses in the amount of 32 278 thous. rubles. As of 31.12.2008 the balance on completed R&D is reflected in line 150 “Other noncurrent assets” in the accounting balance-sheet and comprises 13 182 thous. rubles (as of 31.12.2007 - 45 460 thous. rubles).

Total amount of R&D comprising 499 747 thous. rubles, woks to the amount of 486 565 thous. rubles remain incompleted from the previous reporting period.

3.8 Long-term financial investments

Structure of the long-term financial investments is provided by the following assets in the Company:

Asset	31.12.2008	31.12.2007
Contributions to associated companies	11 115 919	35 207 346
Contributions to subsidiaries	109 752975	7 123 860
Contributions to other organizations	30 028 824	158
Debt securities	56 574 551	35 000
Granted loans	296 461	29 646
Other long-term financial investments	9 837	—
Total	207 778 567	42 662 825

3.8.1. Contributions to associated companies, subsidiaries and other organizations.

Line 140 “Long-term financial investments” in the accounting balance-sheet include the following contributions to the associated companies, subsidiaries and other organizations:

	31.12.2008		31.12.2007
Subsidiaries and other organizations	Balance sheet value, thous.rub. (including reserve)	Share in the authorized capital, %	Balance sheet value, thous.rub. (including reserve)	Share in the authorized capital, %	Activity	Note
Associated companies:	11 115 919		35 207 346
JSC “RDC of the electric power industry”	3 895 820	100.00%	3 002 320	100.00%	Research activities
JSC “Mobile gas-turbine power plants” (JSC “MGTES”)	3 036 145	100.00%			Production of electric energy	** Accumulated reserve
JSC “Specialized electric grid service company of UNEG”	953 804	100.00%			Services for technical maintenance and repair of electric grid facilities	***
JSC “Tomsk backbone grids”	866 424	52.03%	866 424	52.03%	Forecast and analytical services in the electric power industry sphere

JSC “Centre for engineering and construction management”	833 000	100%			Performance of functions of building owner in area of capital construction, reconstruction and technical maintenance of electric grid facilities	***
GruzRosEnergo	763 227	50.00%	763 227	50.00%	Services for electric energy transmission
JSC “Dalenergosetproject”	370 000	100.00%			Maintenance engineering of buildings, structures and premises	**
JSC “Energostroysnabkomplekt”	206 252	100.00%	206 251	99.993%	Power complex supply
JSC “MUS of electric power industry”	19 997	100.00%	19 997	100.00%	Communication services
JSC “Centre of electric power industry”	97 423	98.56%	—	—	Research activities
JSC “Certifying Centre of Electronic Digital Signatures of electric power industry”	55 071	100.00%	—	—	Activities in the electronic digital area	Transferred from subsidiaries
LLC “Index of electric power industry”	10 000	100%	—	—	Sale of securities	**
JSC “Chitatechenergo”	4 092	100.00%	—	—	Construction, designing, repair and technical maintenance of power industry facilities	**
JSC “Agency for forecasting of balances in electric power industry”	3500	100.00%	—	—	Services of information technologies	**
JSC “Main electric grid service company”	1 000	100.00%	—	—	Services for technical maintenance and repair of electric grid facilities	***
JSC “Main Computer Centre of electric power industry”	163	50.00%	—	—	Forecast and analytical services in the electric power industry sphere	**

JSC “CNII NPKenergo”	1	100%	—	—	Research activities	**
JSC “Nurenergo”	—	77.00%	—	77.00%	Production of electric energy	Accumulated reserve
JSC “Volgaenergosnabkomplekt”	—	100%	—	—	Supply of materials and equipment	** Accumulated reserve
JSC “Arkhangelsk backbone grid company”	—	—	438 463	49.99%	Services for electric energy transmission	*
JSC “Belgorod backbone grid company”	—	—	47 049	49.99%	Services for electric energy transmission	*
JSC “Bryansk backbone grid company”	—	—	202 194	49.99%	Services for electric energy transmission	*
JSC “Volgograd backbone grids”	—	—	583 054	48.99%	Services for electric energy transmission	*
JSC “Voronezh backbone grid company”	—	—	176 730	49.01%	Services for electric energy transmission	*
JSC “Dagestan backbone grids”	—	—	290 701	51.00%	Services for electric energy transmission	*
JSC “Ivanovo backbone grids”	—	—	109 881	49.66%	Services for electric energy transmission	*
JSC “Kaluga backbone grid company”	—	—	161 456	52.25%	Services for electric energy transmission	*
JSC “Karelian backbone grids”	—	—	696 000	100%	Services for electric energy transmission	*
JSC “Kirov backbone electric grids”	—	—	193 093	48.17%	Services for electric energy transmission	*
JSC “Kola backbone grids”	—	—	533 744	49.21%	Services for electric energy transmission	*
JSC “Kostroma backbone grids”	—	—	167 679	49.00%	Services for electric energy transmission	*
JSC “Krasnoyarsk backbone grids”	—	—	1 256 519	51.75%	Services for electric energy transmission	*
JSC “Kurgan backbone grid company”	—	—	201 340	49.00%	Services for electric energy transmission	*
JSC “Kursk backbone grids”	—	—	286 487	49.00%	Services for electric energy transmission	*
JSC “Backbone grid company Rostovenergo”	—	—	402 671	48.43%	Services for electric energy	*

					transmission
JSC “Backbone electric grids of the Komi Republic”	—	—	685 076	50.11%	Services for electric energy transmission	*
JSC “Backbone grid company” (Mosenergo)	—	—	1 519 907	50.90%	Services for electric energy transmission	*
JSC “Mari backbone grids”	—	—	151 810	64.44%	Services for electric energy transmission	*
JSC “Mordovian backbone grid company”	—	—	151 717	53.14%	Services for electric energy transmission	*
JSC “Nizhni Novgorod backbone grid company”	—	—	894 149	49.00%	Services for electric energy transmission	*
JSC “Omsk backbone grid company”	—	—	229 534	49.00%	Services for electric energy transmission	*
JSC “Orenburg backbone electric grids”	—	—	1 584 500	100.00%	Services for electric energy transmission	*
JSC “Oryol backbone grid company”	—	—	132 935	49.00%	Services for electric energy transmission	*
JSC “Penza backbone grid company”	—	—	103 792	49.00%	Services for electric energy transmission	*
JSC “Perm backbone grid company”	—	—	487 049	49.00%	Services for electric energy transmission	*
JSC “Samara backbone grid company”	—	—	992 701	55.03%	Services for electric energy transmission	*
JSC “Saratov backbone grid company”	—	—	604 059	53.13%	Services for electric energy transmission	*
JSC “Sverdlovsk backbone grids”	—	—	912 978	49.00%	Services for electric energy transmission	*
JSC “Smolensk backbone electric grids”	—	—	193 245	48.68%	Services for electric energy transmission	*
JSC “Tambov backbone grid company”	—	—	191 202	49.01%	Services for electric energy transmission	*
JSC “Tver backbone grids”	—	—	134 144	49.00%	Services for electric energy transmission	*
JSC “Tyumen backbone grid company”	—	—	11 264 000	100.00%	Services for electric energy transmission	*
JSC “Udmurt backbone grids”	—	—	219 942	49.00%	Services for electric energy	*

					transmission
JSC “Khakas backbone company”	—	—	502 999	100.00%	Services for electric energy transmission	*
JSC “Chelyabinsk backbone electric grids”	—	—	429 492	49.00%	Services for electric energy transmission	*
JSC “Chita backbone grids”	—	—	1 052 495	49.00%	Services for electric energy transmission	*
JSC “Chuvash backbone grids”	—	—	344 500	100.00%	Services for electric energy transmission	*
JSC “Yaroslavl backbone grids”	—	—	403 933	47.36%	Services for electric energy transmission	*
JSC “Petersburg backbone grids”	—	—	1 415 907	49.00%	Services for electric energy transmission	*
Subsidiaries:	109 752 975		7 123 860
JSC “Kuban backbone grids”	134 139	49.00%	134 139	49.00%	Services for electric energy transmission
JSC “ENIN”	1 024	38.24%	—	—	Research activities	**
JSC “Energotechkomplekt”	100	49.00%	—	—	Supply of materials and equipment	**
JSC “TGK-6”	12 078 475	23.58%	—	—	Production of electric energy	**
JSC “Volga TGK” (TGK-7)	25 445 296	32.14%	—	—	Production of electric energy	**
JSC “TGK-11”	6 640 561	27.45%	—	—	Production of electric energy	**
JSC “OGK-1”	53 285 213	40.17%	—	—	Production of electric energy	**
JSC “Shchekinsky PGU” (CCGT Units)	—	45.21%	—		Services for construction, and technical reconstruction of electric grid facilities	** Accumulated reserve
JSC “Middle-Volga interregional management energy company”	—	50.00%	—		Management of energy companies	** Accumulated reserve
JSC “Ural energy management company”	50	33.33%	—	—	Agency activity	**
JSC “Severovostokenergo”	9 800	49.00%	—	—	Production and sale of electric and thermal energy	**
JSC “Bashkirenergo”	11 959 957	21.27%	—	—	Production and sale of electric	**

					and thermal energy
JSC “IT Energy”	198 360	40.00%	—	—	Services of information technologies	**
JSC “Certifying Centre of Electronic Digital Signatures of electric power industry”	—	—	27 536	50.00%	Activities in the electronic digital area	Transferred to the associated companies
JSC “Sangtudinskaya HPP-1”	—	—	3 030 571	21.16%	Production of electric energy	Transferred to the other
JSC “Astrakhan backbone grids”	—	—	338 693	48.66%	Services for electric energy transmission	*
JSC “Buryatia backbone grids”	—	—	570 397	46.797%	Services for electric energy transmission	*
JSC “Vladimir backbone grids”	—	—	389 551	49.00%	Services for electric energy transmission	*
JSC “Vologda backbone grids”	—	—	395 920	49.00%	Services for electric energy transmission	*
JSC “Lipetsk backbone grids”	—	—	385 766	49.02%	Services for electric energy transmission	*
JSC “Backbone electric grids of Kuzbassenergo”	—	—	1 277 009	49.00%	Services for electric energy transmission	*
JSC “Ryazan backbone grids”	—	—	290 569	49.00%	Services for electric energy transmission	*
JSC “Tula backbone grid company”	—	—	283 709	49.00%	Services for electric energy transmission	*
Other organizations:	30 028 824		158
JSC “Kuzbassenergo”	9 089 580	18.93%	—	—	Production and sale of electric and thermal energy	**
JSC “OGK-6”	9 969 430	9.60%	—	—	Production and transmission of electric and thermal energy	**
JSC “Mosenergo”	7 936 202	3.37%	—	—	Production of electric and thermal energy	**
JSC “Test bed of Ivanovskaya HDPP”	3 000	0.83%	—	—	Erection, start-up and commissioning services for electric power equipment	**
CJSC “SOVASATOM”	1	3.38%	—	—	Construction	**

					and start-up and commissioning works on the power industry facilities
JSC “Natsenergo”	40	1.90%	—	—	Wholesaling	**
CJSC “Energorynok”	1	8.50%	1	8.50%	Publishing and printing services	** Accumulated reserve
JSC “Trust SVES”	—	6.14%	—	—	Designing, construction of facilities of production and technical assignment	Transferred from subsidiaries
JSC “Sangtudinskaya HPP-1”	3 030 571	14.478%	—	—	Production of electric energy
Investments in other organizations	—	—	157	—
Total:	150 897 718	42 331 364

Note:

(*) Associated companies and subsidiaries which were liquidated as independent legal entities as a consequence of restructuring in the Company on 01.07.08.

(**) Investments in companies received from takeover of associated companies due to restructuring in the Company. (***) Newly created Companies.

As of 31.12.2008 financial investments into shares which have been quoted at stock exchange within 2008 are itemized on the Company’s balance. These investments have been received due to takeover of JSC RAO “UES of Russia” and JSC “State Holding”, and are represented in the accounting balance-sheet according to cost, with which they have been considered in final statements of the above companies as of 30.06.2008, in the amount of 136 404 714 thous. rubles. This assessment exceeds the relevant market share quotations as of Ha 31.12.2008, which comprise 15 43 7 471 thous. rubles.

thous. rub.

Issuer	Share in the authorized capital, %	Balance-sheet value as of 31.12.08	Market values as of 31.12.08	Decline in value
JSC “OGK-1”	40.17%	53 285 213	5 954 457	(47 330 756)
JSC “Volga TGK” (TGK-7)	32.14%	25 445 296	2 295 670	(23 149 626)
JSC “TGK-6”	23.58%	12 078 475	1 756 869	(10321 606)
JSC “Bashkirenergo”	21.27%	11 959 957	1 394 690	(10 565 267)
JSC “OGK-6”	9.6%	9 969 430	830 270	(9 139 160)
JSC “Kuzbassenergo”	18.93%	9 089 580	923 004	(8 166 576)
JSC “TGK-3”	3.37%	7 936 202	1 268 936	(6 667 266)
JSC “TGK-11”	27.45%	6 640 561	1 013575	(5 626 986)
Total:		136 404 714	15 437 471	120 967 243

As prescribed in Article 13 of the Federal Law “On business accounting”, management in the Company has arrived at decision not to apply rules for subsequent assessment of the financial investment objects in the period from July 1 to December 31, 2008 which are established in item 20 in the Regulations for business accounting 19/02, whereas assessment of the above financial investments based on fair market value in circumstances when liquidity at financial markets is declined and quotation volatility at currency and equity markets is increased leave less room for reliable reflection of the material state and financial results of the Company business subject to the following reasons:

• the Company has received the specified financial investments being the successor of RAO “UES of Russia” for subsequent sale to provide funds for the capital construction program and still plans to sell these financial investments in such a way that funds equal to the book value of these financial investments could be raised. The Company is not obliged to sell these assets at the present day, and it can wait for improvement of the economic situation at the financial markets;

• analysis of net assets in joint-stock companies, where the above financial investments are present, shows the positive trend, what is the additional argument to reflect these financial investments according to value, which has been used for accounting in the final statements of the joined companies;

• depreciation of these financial investments is not associated with the Company’s primary activity, and reflection of depreciation in the profit and loss statement would not provide reliable financial results of the Company’s primary activity.

Value of the unreflected loss incurred by changes in the fair market value as compared to balance valuation has comprised 120 967 243 thous. rubles. Should this loss be represented, net assets in the Company would be 545 503 680 thous. rubles.

The Company has carried out analysis of symptoms steady decline in the financial investments cost, for which the fair market value is not determined. Change in the companies’ net asset value within two years has been taken into account during analysis.

In 2008 the Company formed provision for financial investments for 2008 in the amount of 2 603 953 thous. rubles, and represented this provision as a part of other expenditure (provision for 2007 was not formed).

As of 31.12.2008 and 31.12.2007, the balance of provision for financial investments comprised:

thous. rub.

Issuer	31.12.2008	31.12.2007
JSC “MGTES”	2 583 855	—
JSC “Nurenergo”	1 972 781	1 972 781
JSC “Shchekinsky PGU” (CCGT Units)	105 935	—
Other	943	—
Total	4 663 514	1 972 781

Negative trends that could involve deterioration in value of other blocks of shares have not been observed.

3.8.2. Debt securities

As of 31.12.2008 and 31.12.2007, bills of exchange of the following companies are considered in the debt securities:

thous. rub.

Issuer	31.12.2008	31.12.2007	Payment period	Annual rate, %	Note
JSC “Bank VTB”	41 460 006	—	09.2010	discount	**
JSC “SO-CDU UES”	508 899	—	12.2010	7%	**
JSC “MOESK”	3 013 006	—	03.2009	17%	***
LLC “Otkrytiye-finance”	6 228 604	—	09.2010	discount, 2%
JSC “Glavsetservice UNEG”	152 872	—	12.2009	14%	****
JSC “Financial corporation “Otkrytiye”	5 211 164	—	11.2009 01-05.2010	discount
JSC “Kostroma backbone grids”	—	35 000	07.2008	7%	*
Total debt securities	56 574 551	35 000

Notes: (*) Associated companies and subsidiaries, which have been liquidated as independent legal entities on 01.07.08 during restructuring in the Company.

(**) Bills of exchange received from the joined associated companies due to restructuring in the Company.

(***) Paid in January 2009.

(****) Newly formed companies.

3.8.3. Granted loans and other long-term financial investments.

As of 31.12.08 and 31.12.07, the loan provided to JSC “Dagenergo” in the amount of 296 461 thous. rubles is reflected as a part of granted loans.

As of 31.12.08, investments in joint activity, which have been received due to takeover, in the amount of 9 837 thous. rubles are represented as a part of other long-term financial investments.

3.9       Short-term financial investments.

Structure of the short-term financial investments is represented by the following Company assets:

thous. rub.

Asset	31.12.2008	31.12.2007
Short-term bills	48 482 663	—
Granted loans	887671	930 420
Other short-term financial investments	19685	3 000 000
Total	49 390 019	3 930 420

3.9.1. Short-term bills.

As of 31.12.2008 and 31.12.2007 the short-term bills include bills of exchange of the following companies:

thous. rub.

Issuer	31.12.2008	31.12.2007	Annual rate, %	Note
JSC “Vneshtorgbank”	47 324 927	—	discount	**
JSC “Glavsetservice UNEG”	90 400	—	12%	***
JSC “Bank Alemar”	1 007 336	—	discount
JSC “Main Computer Centre of the electric power industry”	60 000	—	17%
Total	48 482 663	—

Notes:

(*) Associated companies and subsidiaries, which have been liquidated as independent legal entities on 01.07.08 during restructuring in the Company.

(**) Bills of exchange received from the joined associated companies due to restructuring in the Company.

(***) Newly formed companies.

3.9.2. Granted loans and other short-term financial investments.

As of 31.12.08 and 31.12.07, the loan given to JSC “Kuban backbone grids” in the amount of 887 671 thous. rubles, as well as loan to in the amount of 501 300 thous. rubles provided for JSC “Nurenergo”, are reflected as a part of the granted loans.

The loan given to JSC “Nurenergo” is overdue as of the reporting date. The Company does not have any arrangements to extend this agreement. Provision for depreciation that has been formed in 2006 comprises 501 300 rubles as of 31.12.08.

As of 31.12.2008, other financial investments include assignment of right of demand under loan agreements to the amount of 19 685 thous. rubles. As of 31.12.2007 - amount on deposit at the rate of 3 000 000 thous. rubles.

Appraisal of financial investments upon retirement in 2008 was performed according to acquisition cost of each unit in the business account.

3.10 Accounts receivable

Receivables of purchasers and customers in line 241 are reflected including provision for doubtful debt, which has comprised 1 585 725 thous. rubles as of 31.12.2008, and 883 464 thous. rubles as of 31.12.2007. As of 31.12.2008, 961 844 thous. rubles from total receivables fall on associated companies and subsidiaries (debt outstanding comprises 1 434 502 thous. rubles, provision for the specified debt amount is 472 659 thous. rubles). Information about related parties is disclosed in item 3.16 of the Executive summary.

Amount of provided advances (line 243, Form No.1 in the accounting balance-sheet) includes advances given to construction organizations (65 246 102 thous. rubles as of 31.12.2008 and 15 017 340 thous. rubles as of 31.12.2007), advances granted to service providers (3 113 498 thous. rubles as of 31.12.2008 and 3 092 411 thous. rubles as of 31.12.2007).

The following major advances are represented in the advances given to construction organizations as of 31.12.2008:

• LLC “Engineering centre Energo” - 11 637 894 thous. rubles;

• CJSC “Construction-engineering company “Soyuz-Seti” - 7 877 203 thous. rubles;

• LLC “Rusengineering” - 6 721 934 thous. rubles.

The following major advances are represented in the advances granted to service providers:

• for creation of departmental digital technological mobile radio network of electric power industry in the Middle-Volga Region (1 386 837 thous. rubles as of 31.12.2008 and 1 630 372 thous. rubles as of 31.12.2007) granted to JSC “Svyazstroy”;

• for equipment used to form the diagnostic system (287 771 thous. rubles as of 31.12.2008) granted to LLC “RDK-Automatics”.

As of 31.12.2008, 523 911 thous. rubles from total advances fall on associated companies and subsidiaries. Information about related parties as of 31.12.2008 is disclosed in item 3.16 of the Executive summary.

Amount of other short-term receivables (line 244 in the accounting balance-sheet) includes overpayment for payments into budget and extrabudgetary funds (7 127 329 thous. rubles as of 31.12.2008 and 4 742 759 thous. rubles as of 31.12.2007), sum of non-interest-bearing notes to the amount of 46 270 356 thous. rubles as of 31.12.2008, interest-free loan of JSC “Ulyanovskenergo” to the amount of 12 000 thous. rubles as of 31.12.2008.

As of 31.12.2008, 53 308 750 thous. rubles from total amount of other short-term debts comprises receivables of associated companies and subsidiaries, including sum of non-interest-bearing notes transferred during restructuring in RAO “UES of Russia” to the amount of 46 258 356 thous. rubles. And also non-interest-bearing notes of JSC “MGTES” without specifying repayment period to the amount of 2 927 611 thous. rubles. Consideration is being given to the possible payment in

2009 in return for shares from JSC “MGTES” additional issue, non-interest-bearing notes of LLC “Index of electric power industry” (100% subsidiary in JSC FGC UES) totaling 43 330 745 thous. rubles under “after sight” repayment term. LLC “Index of electric power industry” has been established during restructuring in RAO “UES of Russia”, it owns blocks of shares of energy companies including shares quoted at the stock market. Total sum of notes issued by LLC “Index of electric power industry” is based on market appraisal of energy companies’ shares as of the date of issue. As of 31.12.2007, debts of the associated companies and subsidiaries as a part of other short-term receivables has comprised 9 059 366 thous. rubles, and included settlements with Backbone grid companies under agency contracts.

The long-term receivables include as follows:

•  sum of non-interest-bearing notes transferred during restructuring in RAO “UES of Russia” to the amount of 4 673 318 thous. rubles, repayment period of which starts from 2020 to 2026;

•  non-interest-bearing note of JSC AKB “Rosbank” (joint-stock bank) to the amount of 483 485 thous. rubles, repayment period is 2015;

•  bills of JSC “MGTES” associated company to the amount of 5 571 400 thous. rubles, repayment period is 2020.

The rest amount is security interest paid to contracting parties under the office lease arrangements. Information about related parties is disclosed in item 3.16 of the Executive summary.

Changes in the receivables balance as of 31.12.2008 by contrast to 31.12.2007 are primarily connected with takeover of assets due to restructuring in the Company (see item 1.5 in the Executive summary).

3.11 Loans and credits received

Long- term loans:	31.12.2008	31.12.2007
Bonds of 02 issue	7 000 000	7 000 000
Bonds of 04 issue	6 000 000	6 000 000
Bonds of 05 issue	—	5 000 000
European Bank for Reconstruction and Development	5 000 000	5 000 000
Total long-term loans	18 000 000	23 000 000
Short- term loans:
Bonds of 03 issue	—	7 000 000
Bonds of 05 issue *	4 980 000	—
Alfa-bank	10 000 000	—
Accrued interest	297 636	263 743
Bills of exchange	883 851	—
Total short-term loans	16 161 487	7 263 743

(*) In 2008 the advance payment of a par value of bonds from 05 series was performed in the amount of 20 000 thous. rubles, they were presented for redemption in accordance with item 6, article 15 in the Federal Law No.208-FZ “On joint-stock companies” dated 26.12.1995. Information on bonds issues as of reporting date is given in the table.

Series	02	04	05
Volume of issue, thous. rubles	7 000 000	6 000 000	4 980 000
Amount	7 mio. shares	6 mio. shares	4.98 mio. shares
Par value, rub.	1000	1000	1000
Rate	8.25%	7.30%	7.20%
Commencement date	28.06.2005	12.10.2006	05.12.2006
Date of state registration of the issue report	23.08.2005	08.11.2006	26.12.2006
Repayment period	1820th day	1820th day	1092nd day
Outpayments for coupon yield, thous. rubles	287 980	218 400	179 500
Coupon yield on each bond	41.14	36.40	35.90
Accrued interest for 2008, thous. rubles	579 125	439 200	360 140

In 2008 bonds from 03 issue were redeemed to the amount of 7 000 000 thous. rubles. Repayment period for bonds from 03 issue is December 2009, value of the above bonds comprising 4 980 000 thous. rubles is reflected in statements as a part of short- term loans, the remaining issues of Bonds are shown as long-term loans.

The long-term credits include credit of the European Bank for Reconstruction and Development granted to the Company in the amount of 5 000 000 thous. rubles in 2006. The loan has been received for upgrading and reconstruction of major high-voltage power substations “Centralnaya” and “Arzamasskaya”. Credit payment period is 2013.

The short-term credits include debt to JSC “Alfa-bank” in the amount of 10 000 000 thous. rubles, which has occurred in the Company in December 2008 under agreement on opening of the renewable credit line. The credit line has been provided to the Company for the current assets recharge. In accordance with the credit agreement, commencing December 23, 2008 the Company is obliged to maintain quarterly turnover on settlement accounts opened in Alfa-bank in the amount not less than 100% of average value of liabilities in the reporting quarter under current credits received from Alfa-bank throughout duration of the agreement.

In 2008 amount of all expenses incidental to payment of interest on loans and credits was included in miscellaneous expenses in full and comprised 2 385 645 thous. rubles.

3.12     Accounts payable

Trade creditors include as follows:

•  indebtedness to construction organizations (6 404 216 thous. rubles as of 31.12.2008 and 1 551 271 thous. rubles as of 31.12.2007);

•  indebtedness to service providers (3 756 211 thous. rubles as of 31.12.2008 and 6 751 961 thous. rubles as of 31.12.2007).

Amount outstanding for service providers include the following:

•  indebtedness to CJSC “Centre of infrastructure projects” on services for the environment monitoring at TL sites (415 365 thous. rubles as of 31.12.2008 and 80 136 thous. rubles as of 31. 12.2007);

•  indebtedness to CJSC “Centre of financial arrangements” on purchase of the standard energy losses (578 993 thous. rubles as of 31.12.2008 and 195 070 thous. rubles as of 31.12.2007).

As of 31.12.2008, 1 400 799 thous. rubles from the trade creditors fall on indebtedness of the associated companies and subsidiaries.

Advances received include the sum of advances received for electric energy transmission (3 473 203 thous. rubles as of 31.12.2008 and 2 876 529 thous. rubles as of 31.12.2007), advances received for connection of consumers to UNEG to the amount of 3 056 658 thous. rubles as of 31.12.2008 (420 970 thous. rubles as of 31.12.2007), as well as other advances received to the amount of 566 331 thous. rubles as of 31.12.2008 (434 943 thous. rubles as of 31.12.2007). 29 951 thous. rubles from advances received fall on the associated companies and subsidiaries.

Other accounts payable include the following large amounts:

•  settlements with “Berezvil Investment Limited” company on sale of block of JSC “Bashkirenergo” shares to the amount of 1 374 683 thous. rubles;

•  settlements with LLC “Unitrade” on sale of shares of JSC “Volga TGK” (TGK-7) to the amount of 1 000 000 thous. rubles.

Other accounts payable include indebtedness to the associated companies and subsidiaries as of 31.12.2008 in the amount of 4 399 thous. rubles. As of 31.12.2007, indebtedness to the associated companies and subsidiaries as a part of the other accounts payable comprised 474 080 thous. rubles and included settlements under agency agreements concluded with Backbone grid companies joined to JSC FGC UES on  01.07.2008.

Information about related parties is disclosed in item 3.16 of the Executive summary.

3.13 Deferred expenses

Breakdown of deferred expenses according to heads of expenditure is given in the following table:

thous. rub.

Deferred expenses	31.12.2008	31.12.2007
Software	1 615 779	1 559 553
Insurance	899 135	191 398
Consultancy services	515 601	––
Other	102 387	23 430
Total deferred expenses	3 132 902	1 774 381
including

Line 216 — short-term part of deferred expenses subject to writing off to accounts for calculation of expenditures uniformly within 2009, includes expenses incidental to insurance and consultancy services)

	1 492 476	285 940
Line 150 — long-term part of deferred expenses subject to writing off to expenses in more than 12 months, includes expenses incidental to software and other)	1 640 426	1 488 441

The line 150 in the Accounting balance-sheet reflects SAP licenses acquired by the Company for sale purpose. The Company does not use these licenses. Cost of the said software as of 31.12.2008 comprises 1 020 323 thous. rubles (as of 31.12.07 - 1 083 509 thous. rubles). The Company does not determine retirement period for this software. Incurred expenses will be written off in full upon sale.

Repayment period for expenses incidental to insurance is determined under insurance agreement and usually it does not exceed one year. Repayment period for expenses incidental to software does not exceed five years.

The line 766 in form No.5 reflects change in balance of the short-term deferred expenses according to line 216 and long-term deferred expenses according to line 150 in the Accounting balance-sheet.

3.14 Income and expenditure

Income and expenditure include as follows:

thous. rub.

Income type	2008	2007
Payment of bills	22 629 028	––
Income from retirement of other financial investments	5 364 184	5 746
Income from recreation of provision for doubtful debts	1 722 613	532 919
Proceeds from sale commodities and materials	776 313	194 127
Extraordinary income from insured events	217 328	81 325
Other income	637 639	249 530
Total	31 347 105	1 063 647

Miscellaneous expenses include as follows:

thous. rub.

Expense type	2008	2007
Payment of bills	22 830 765	––
Expenses incidental to retirement of financial investments	3 252 134	5 476
Provision for financial investments	2 603 953	––
Provision for doubtful debts	2 424 875	803 387
Deferred expenses accepted upon takeover of JSC RAO “UES of Russia”, incidental to sale of shares which have not been transferred to JSC FGC UES balance	789 275
Expenses incidental to sale of materials	736 774	153 688
Depreciable value of written off fixed assets and incompleted construction, and expenses incidental to writing off	571 943	506 279
Property tax	481 848	339 464
Undistributed deficit of prior years	288 008	31 936
Charitable contributions	163 023	2474
Depreciable value of realized fixed assets	151 630	17681
Other	675 820	508 659
Total	34 970 048	2 369 314

Expenses represented in line 020, form No.2 are broken by cost elements according to the line 760, form No..

3.15 Earnings per share

Basic earnings per share represent a share of profits within reporting period, which potentially can be distributed among shareholders — owners of ordinary shares. It is calculated as ratio of basic earnings for reporting period to a weighted average volume of outstanding ordinary shares within reporting period. Basic profit is equal to net profit of the reporting period (line 190 in profit and loss statement).

Indicator	2008	2007
Basic profit over reporting period, thous. rub.	4 465 475	2 296 167
Weighted average volume of outstanding ordinary shares over reporting period, shares	776 609 077 847	312 145 656 103
Basic earnings per share, rub.	0.00575	0.00735

Weighted average volume of outstanding ordinary shares over reporting period has been calculated in the following manner:

Indicator	2008
Volume of outstanding ordinary shares as of 01.01.2008, shares	361 382 207 920

Placement (volume of shares from the additional issue which has been paid by shareholders) — date when alterations have been made in the Company constitution on 18.04.2008 (see item 3.2 in the Executive summary)

114 965 254 235
Volume of outstanding ordinary shares as of 01.05.2008, shares	476 347 462 155
Placement (volume of shares from the additional issue for conversion) - date when alterations have been made in the Company constitution on 01.07.2008 (see item 3.2 in the Executive summary)	677 166 734 207
Volume of outstanding ordinary shares as of 01.07.2008, shares	1 153 514 196 362

Weighted average volume of outstanding ordinary shares (361 382 207 920 shares * 4 months + 476 347 462 155 shares * 2 months + 1 153 514 196 362 shares * 6 months) /12	776 609 077 847

The Company does not have any convertible securities, agreements of purchase-and-sale ordinary shares at the issuer at price lower than their market-value.

3.16 Related parties

The register of the Company’s related parties is available at the Company web-site: www.fsk-ees.ru. Members of Board of Directors and Management Board are indicated in section I herein.

Sales to the related parties

The Company rendered services for electric energy transmission to JSC RAO “UES of Russia” group of companies. In connection with restructuring and liquidation of JSC RAO “UES of Russia” beginning on July 01, 2008 these companies ceased to be the related parties. Prior to their retirement from JSC RAO “UES of Russia” group the overall cost of services for electric energy transmission which had been rendered by the Company to related parties within the 1st half year of 2008 comprised 31 582 982 thous. rubles (97.26% of volume of electric energy transmission services), in 2007 - 58 082 696 thous. rubles (97.6% of volume of electric energy transmission services). In accordance with Regulation of the Federal Energy Commission of the Russian Federation No. 49-Э/2 “On inclusion of JSC FGC UES in the register of commercial organizations — subjects in the federal (All-Russia) wholesale energy (capacity) market, tariffs for electric energy (amount of service fee) for which are established by Federal Energy Commission of the Russian Federation, and on approval of JSC FGC UES fee for electric energy transmission services on the unified national electric grid” taken on 25.06.2003. Within reporting year services were rendered pursuant to the established tariffs. Services for electric energy transmission are provided upon partial prepayment terms. Other settlement types are performed based rendered services.

thous. rub.

proceeds from sales with related parties

(according to the register of related parties as of 31.12.2008)

Purchaser	2008	2007
Services for lease: JSC “CIUS UES”	68991	––
JSC “Glavsetservice UNEG”	411 602	––
JSC “Moscow Communication Centre of electric power industry”	16 200	20 396
TOTAL for lease	496 793	20 396
Sale of commodities and materials: JSC “Glavsetservice UNEG”	549 993	––
JSC “Elektrosetservice UNEG”	291 031	––
Total for sale of commodities and materials	841 024	––
Services for motor transport maintenance: JSC “Glavsetservice UNEG”	185 764	––
Total services motor transport maintenance	185 764	––
Services for electric energy transmission JSC “Nurenergo”	1 14 490	69 854
JSC “MRSK of Northern Caucasia”	1 005 855	––
Total services for electric energy transmission	1 120 345	69 854
Agency services JSC “Chitatechenergo”	23 907	17 443
Total services for agency activity	23 907	17 443
TOTAL	2 667 833	107 693

Related parties procurement

Energy companies included in JSC RAO “UES of Russia” group and being related parties up to restructuring performed on July 01, 2008 rendered services to the Company;

•  for repair and operational service to the amount of 179 502 thous. rubles (in 2007 - 1 664 978 thous. rubles).

•  for lease to the amount of 55 076 thous. rubles (in 2007 - 1 18 027 thous. rubles);

•  purchase of electric and thermal energy to the amount of 28 200 thous. rubles (in 2007 - 43 139 thous. rubles);

•  other services to the amount of 10 484 thous. rubles (in 2007 - 40 430 thous. rubles).

Services were rendered to the Company at usual market prices. Settlements on provided services are performed based rendered services.

thous. rub.

Related parties procurement

(according to the register of related parties as of 31.12.2008)

Purchaser	2008	2007
Services for technical maintenance and repair: JSC “Glavsetservice UNEG”	4 862 338	—
JSC “Elektrosetservice UNEG”	1 826 953	—
TOTAL services for technical maintenance and repair	6 689 291	—
Lease of electric grid facilities: JSC “Kuban backbone grids”	50 765	—
JSC “Tomsk backbone grids”	56 898	—
Total lease of electric grid facilities	107 663	—
Services for performance of building owner functions: JSC “CIUS UES”	1 041 500	—
Total for building owner services	1 041 500	—
Services for motor transport maintenance: JSC “Glavsetservice UNEG”	674 018	—
Total services motor transport maintenance	674 018	—
Communication and technical maintenance services: JSC “Moscow Communication Centre of electric power industry”	386 527	372 000
Total communication and technical maintenance services	386 527	372 000
Services for construction and installation works, design and exploration work: JSC “Chitatechenergo”	9 414	—
JSC “Dalenergosetproject”	474 013	244 087
Total services for CIW and DEW:	483 427	244 087
Information services: JSC “Moscow Communication Centre of electric power industry”	16 952	2 100
JSC “Verificatory center of electronic digital signatures for energy”	98	—
JSC “ENIN named for Krzhizhanovsky”	50 971	6 850
JSC “Main Computer Centre of electric power industry”	25 980	90 728
Total for information services	94 001	99 678
Tender services and delivery of equipment: JSC “Energostroysnabkomplekt”	404 323	751 129
Total for tender services and delivery of equipment	404 323	751 129
Services for repair and operational services of grids: JSC “OGK-1”	5 856	5 138
Total for repair and operational services of grids	5 856	5 138
TOTAL	9 886 604	1 472 032

Settlements with related parties

Accounts receivable

(according to the register of related parties as of 31.12.2008)

thous. rub.

Debtor	2008	2007	Note
Accounts receivable to purchasers and customers: JSC “Glavsetservice UNEG”	1 134 792	—
JSC “Elektrosetservice UNEG”	47 103	—
JSC “Moscow Communication Centre of electric power industry”	4 323	1 665
JSC “Nurenergo”	217 527	82 428
JSC “Chitatechenergo”	4 457	1 848
JSC “Kuban backbone grids”	26 140	4 375
JSC “MRSK of Northern Caucasia”	594 639	1 359
Other	232	—
Total for accounts receivable to purchasers and customers	2 029 213	97675
Advances granted: JSC “Moscow Communication Centre of electric power industry”	160 533	4 054
JSC “ENIN named for Krzhizhanovsky”	117 000	—
JSC “Glavsetservice UNEG”	23 153	—
JSC “Kuban backbone grids”	165 477	—
JSC “Dalenergosetproject”	38 225	125 047
JSC “R&D of electric power industry”	7 330	—
JSC “Energostroysnabkomplekt”	8 528	96 218
JSC “APBE”	3 221	—
JSC “MRSK of Northern Caucasia”	253 800	—
JSC “Chitatechenergo”	2 257	—
Other	444	—
Total for advances granted	779 968	225 319
Other accounts payable JSC “Centre for engineering and construction management”	5 280 633	—
JSC “Glavsetservice UNEG”	4 253	—
JSC “Main Computer Centre of electric power industry”	27 997	—
JSC “ENIN named for Krzhizhanovsky”	4 872	—
JSC “MGTES”	8 499 000	—	*
JSC “Index of electric power industry”	43 330 745	—
JSC “TGK-6”	4 793	—
JSC “Nurenergo”	159 478	112 609
JSC “Tomsk backbone grids”	89 534	—
JSC “Kuban backbone grids”	1 480 705	95 382
Other	1 012	—
Total for other accounts payable	58 883 022	207 991
ИТОГО	61 692 203	524 985

(*) the long-term debts on non-interest-bearing notes comprise 5 571 thous. rubles of total amount of indebtedness

Provision for doubtful debts as of 31.12.2008

(according to the register of related parties as of 31.12.2008)

thous. rubles

Debtor	Amount without provision for doubtful debts	Amount of created provision for doubtful debts	Amount including provision for doubtful debts
JSC “Glavsetservice UNEG”	1 134 792	251 609	883 183
JSC “Elektrosetservice UNEG”	47 103	34 703	12 400
JSC “Moscow Communication Centre of electric power industry”	4 323	2 912	1 411
JSC “Nurenergo”	217 527	183 430	34 097
JSC “MRSK of Northern Caucasia”	594 639	264 679	329 960
TOTAL	1 998 384	737 333	1 261 051

Provision for doubtful debts as of 31.12.2007

(according to the register of related parties as of 31.12.2008) thous. rubles

Debtor	Amount without provision for doubtful debts	Amount of created provision for doubtful debts	Amount including provision for doubtful debts

JSC “Nurenergo”	82 428	60 887	21 541
TOTAL	82 428	60 887	21 541

Accounts payable

(according to the register of related parties as of 31.12.2008)

thous. rubles

Creditor	2208	2007
Settlements with suppliers and contractors JSC “Glavsetservice UNEG”	956 362	—
JSC “Elektrosetservice UNEG”	221 723	—
JSC “Moscow Communication Centre of electric power industry”	18 397	16 973
JSC “Energostroysnabkomplekt”	84 277	100 696
JSC “Dalenergosetproject”	47 968	5 546
JSC “R&D of electric power industry”	67 783	—
JSC “Kuban backbone grids”	3 353	—
Other	936
TOTAL for settlements with suppliers and contractors	1 400 799	123 215
Settlements for advances received: JSC “Kuban MSK”	4 728	—
JSC “Tomsk MSK”	25 103	—
Other	120	—
Total settlements for advances received	29 951	—
Other accounts payable: JSC “Kuban backbone grids”	3 991	—
Other	408	—
Total other settlements	4 399	—
TOTAL	1 435 149	123 215

Remuneration paid to members of Board of Directors and Management Board

Remuneration paid to members of Board of Directors and Management Board for performance of their duties at held positions consists of salary provided in the labour contract, and premiums determined according to work results at year end as well.

Within 2008 the Company paid remunerations to members of Board of Directors and Management Board in the amount of 126 464 thous. rubles, within 2007 - 93 371 thous. rubles. Amount of contributions to voluntary annuity insurance transferred in 2008 comprised 67 545 thous. rubles (in 2007 — 161 455 thous. rubles). Amount of contributions to medical insurance and general liability insurance comprised 5 400 thous. rubles in 2008.  In 2007 medical insurance only was organized and contributions were 631 thous. rubles.

The list of members in Board of Directors and Management Board is given in the section “General information” herein.

3.17 Contingencies

Liabilities for avalizing bill of JSC “Bureyskaya HPP” to the amount of 1 144 374 thous. rubles, and guarantee to State Unitary Enterprise “Foreign economic association “Technopromexport” to the amount of 30 815 thous. rubles are reflected in line 960 “Liabilities made” in the accounting balance-sheet at the reporting year end .

Liabilities under contract of property pledge concluded with JSC “Kuban backbone grids” to the amount of 1 003 247 thous. rubles charged upon granted monetary loan are reflected in line 950 “Liabilities received” in the accounting balance-sheet. The rest value of liabilities received in the amount of 57 434 204 thous. rubles includes bank guarantees issued to the Company for enterprises participating in tenders to win a right to conclude agreements for equipment delivery and construction of power industry facilities.

As regard to completion in restructuring, the Company becomes the successor of legal procedures in the joined companies including legal procedures with taxation authorities. However, according tot eh Company Management, results of these legal procedures will not exercise a significant influence on financial situation in the Company.

Russian tax, currency and customs legislation admits divergent interpretation and subject to repeated developments.

The Company Management does not exclude that in future disagreements with supervisory bodies are possible with regard to some operations performed within reporting and previous periods, (including operations on the Company restructuring associated with reforming in the electric power industry) which can lead to changes in business activity results. In accordance with item 24 in the Regulations for business accounting 8/01 “Contingencies” the detailed information about such activities is not disclosed in the report.

Practice of inspections carried out by taxation authorities, points to the fact that these authorities may take the more hard-line attitude upon legislation interpretation and audit of tax computations, and conceivably the operations and activity not contested earlier might be disputed. As a consequence, heavy additional taxes, fines and penalties can be charged. Tax inspections may cover three calendar years of activities immediately preceding year of inspection. Under certain conditions the earlier periods can be subject to the inspection.

According to the Company Management, data are as of December 31, 2008, the relevant provisions in legislation are correctly interpreted, and situation in the Company in the context of tax, currency and customs legislation will be stable.

The Russian Federation economy has some features peculiar to emerging markets: among them are comparatively high inflation and active upturn in economic cycle. Banking sector in the Russian

Federation is sensitive to recession of level of confidence, alterations in the economic situation and occasionally it may go through reduction in liquidity and increase in volatility of market prices, as it has occurred within 2008. The Company Management can not predict all the trends which might exert influence on the banking sector development, as well as what impact (if any) they may exercise on financial situation in the Company.

In 2008 the uncertainty at global markets combined with the Russian business factors led to the sky-high volatility at the Russian equity markets and higher interbank crediting rates, in specific cases which significantly exceeded the normal level of rates.

Nowadays the Company Management may not give a true and fair assessment of influence caused by further reduction in liquidity at financial markets and growth of unsteadiness at currency and equity markets on financial situation in the Company. The Management is of opinion that it undertakes all the measures needed to maintain stability and growth of commercial activities in the Company as matters stand.

3.18 Events occurring after the balance sheet date

On December 25, 2008 the Federal Financial Markets Service of Russia has registered additional issue of securities in the amount of 146 500 000 000 (one hundred forty-six billion five hundred million) registered ordinary uncertificated shares of the Company totaling 73 250 000 thous. rubles, being placed through public subscription. The par value of each share is 50 (fifty) kopecks. The preemptive right to acquire placed additional shares is conferred to all the Company shareholders in the amount proportional to number of their registered ordinary shares. The register of persons enjoying the preemptive right to additional shares has been drawn based on data from register of shareholders as of 30.10.2008 (the date when Board of Directors in the Company has taken resolution being the ground for placing additional shares). Date of actual commencement of placing is January 19, 2009, expiration date is July 27, 2009, but on or prior to one year from date of state registration of the additional securities’ issue.

In March 2009 Ministry of Energy of the Russian Federation has transferred 29 178 021 thous. rubles to the Company authorized capital in return for shares from the additional issue. The Company shall transfer shares from the additional issue in the amount of 58 356 041 600 shares to the Russian Federation represented by Federal Agency for Federal Property Management.

In February 2009 bills of JSC “MOESK” have been retired to the amount of 3 000 000 thous. rubles, which have been accepted for accounting in 2008 as the long-term financial investments.

In connection with reduction in the rate of corporate profit tax from 24 to 20 percent beginning in 2009, adjustment in value of the deferred tax assets and liabilities by assigning reduction in value of the specified assets and liabilities to undistributed profit (loss). Consequently as of January 1, 2009, the amount of deferred tax assets has decreased by 150 246 thous. rubles, deferred tax liabilities by 253 818 thous. rubles, undistributed profit increased by 103 572 thous. rubles тas compared to the relevant data in the accounting balance sheet as of December 31, 2008. Consequences of change in rate of profit tax estimated in such a manner will be provided in the introductory financial statements of the Company over the period of 2009.

Deputy Chairman of the Management Board	/signature/	A.A. Demin

Chief Accountant	/signature/	V.V. Shchukin

March “30”, 2008.	Seal of JSC FGC UES

Director of closed joint-stock company

“PriceWaterhouseCoopers Audit”

Alexander Chmel

April 1, 2009

Seal of CJSC “PriceWaterhouseCoopers Audit”

Paginated, taped and sealed 75 (seventy-five) pages.

“Federal Grid Company of the Unified Energy System”

Order

December 28, 2007	Moscow	No. 450

On accounting policy of JSC FGC UES for 2008

In accordance with the Federal law “On accounting” No. 129-ФЗ dated November 21, 1996, Tax code of the Russian Federation and the requirements of accounting and tax legislation of the Russian Federation

IT IS HEREBY ORDERED:

1. To approve accounting policy of JSC FGC UES (hereinafter — the Company), provision on accounting policy for purposes of  taxation for 2008, working schedules of accounts, lists  of special registers on accounting and tax registration in accordance with Annexes 1-3.

2. To provide applying of basic elements of accounting policy in structural subdivisions of executive body, in all branches and subdivisions and separate subdivisions of the Company to the Department of financial accounting and reporting (Schukin V.V.) jointly with all structural subdivisions of executive body and administration of branches and separate subdivisions of the Company.

3. Control over execution of the present order shall be rested on Demin A.A., Deputy Chairman of the Management Board.

Chairman of the Management Board	Rappoport A.N.

To be sent to: executive board and branches of JSC FGC UES.

Schukin V.V.

Serykh L.V. 710-93-72

Authorization: Demin A.A., Baitov A.V., Inozemtsev A.V., Schukin V.V.,  Akimov L.Y., Kuvshinova N.S.

Annex 1
To the order of JSC FGC UES No. 450
Dated December 28, 2007

ACCOUNTING POLICY

Of Joint-Stock Company

“Federal Grid Company of Unified Energy System”

for 2008

Table of contents

Introduction

1. Organizational aspects of accounting policy

1.1. General information of the Company

1.2. Separate structural subdivisions of the Company

1.3. Description of the types of activity, carried out by the Company

1.4. Principles of organization of the Company’s accounting services

1.4.1. Accounting service of the Company

1.4.2. Accounting services of separate structural subdivisions

1.4.3. Procedure for organizing of accounting in the Company

1.4.4. Documentation of business transactions

2. Methodological aspects of accounting policy

2.1. Account of capital assets

2.1.1. Fixed assets

2.1.2. Non-material assets

2.1.3 Research and development and technological works

2.1.4. Capital investments, equipment for installation and design and exploration work

2.2. Account of financial investments

2.3. Account of inventories

2.4. Account of expenses

2.5. Account of expenses of future periods

2.6. Account of settlements with reporting persons

2.7. Account of credits and loans

2.8. Account of reserves

2.9. Account of taxes

2.9.1. Settlements on profit tax

2.10. Account of income

2.10.1 Account of income and expenses, related to constriction agreements

2.11. Account of revenue of future periods

2.12. Account of lease transactions

2.12.1. Financial lease (leasing)

2.12.2. Operational lease

2.1.3. Account of shortfalls and losses from impairment of assets

3. Technical aspects of accounting policy

3.1. Types and structure of accounting statement, the procedure of its preparing and providing to users

3.2. Organization of inventory process of property, financial liabilities of the Company and general rules of its carrying out

Introduction

This Provision on accounting policy for purposes of accounting and reporting of JSC “Federal Grid Company of Unified Energy System” (JSC FGC UES) (hereinafter — the Company) for 2008 structurally consists of three main parts.

1. Organizational aspects of accounting policy consist of description of the procedure for organizing of the process of work of accounting services of the Company, directed at successful realization of tasks of the Company and which guarantee the process of making economic and administrative decisions.

Organizational aspects of accounting policy include:

•                  peculiarities of management at JSC FGC UES;

•                  types of activity carried out;

•                  organizing principles of accounting service.

2. Methodological aspects of accounting policy represent a method of recording financial and business operations, which influence evaluation of financial status and procedure of forming financial results of the Company’s activity.

In this provision on accounting policy a reasonable choice of methods for keeping accounting records was made, providing integration of methodology while keeping accounting in the Company and which substantially influence evaluation and decision-making by interested users of accounting statement.

3. Technical aspects of accounting policy include:

• types, structure of statement, frequency for providing statement;

• procedure for carrying out inventorization of assets and liabilities of the Company;

• working schedule of financial accounts of financial and business operations of JSC FGC UES for 2008, reflecting analytical levels.

1. Organizational aspects of accounting policy

1.1. General information of the Company

JSC FGC UES was created in accordance with the program on reforming of electric power industry of the Russian Federation as a company on management of Unified national (all-Russia) electric grid (UNEG) with a view of its maintenance and development. Grids, belonging to both JSC FGC UES and other owners, are part of UNEG.

In accordance with applicable legislation of the Russian Federation JSC FGC UES is a subject of natural monopoly and its activity is regulated by the state.

General meeting of shareholders is a supreme regulatory body of JSC FGC UES. Unanimous executive body — Chairman of the Management Board and collegial executive body — Management Board, elected by the Board of Directors, shall carry out operational management of the Company.

1.2. Separate structural subdivisions of the Company

Peculiarities of the company’s structure, which influence the choice of procedures and methods of accounting, are as follows:

•                  separate structural subdivisions, detached at separate balance sheet and which have settlement and current accounts in the banks;

•                  separate structural subdivisions, which have settlement and current accounts in the banks;

All subdivisions of the Company are structurally grouped regarding to the directions of activity and geographical areas.

Separate structural subdivisions are not legal entities, are vested by Company’s property and act in accordance with:

•                  provisions on separate structural subdivisions;

•                  other documents of internal regulatory control, accepted in the Company.

Separate structural subdivisions at the place of location shall:

•                  carry out part of the Company’s functions, determined by its industrial capacities within limits, established by the legislation of Russian Federation and documents of internal regulatory control of the Company;

•                  gather, process and transfer to the Company information, required for normal activity of the Company;

•                  carry out other works and functions, arising from the purposes and tasks of the Company in accordance with the decisions of executive boards of the Company.

Branches of the Company — Backbone electric grids, Enterprises of backbone electric grids, Auto-transport enterprises of backbone electric grids, Electrosetservice, transport enterprises of backbone electric grids and structural subdivisions of industrial transport enterprises of backbone electric grids are detached at separate balance, except structural subdivisions of Transport enterprises of backbone electric grids of the Urals and West Siberia. Branches and other structural subdivisions of the Company, detached at separate balance, have proper accounting services, prepare accounting, tax, statistical and other statement. Structural subdivisions of the Company’s branch — Transport enterprises of backbone electric grids of Ural and West Siberia do not have separate balance, the rates of their activity are included into accounting balance on the Company’s branch in general - Transport enterprise of backbone electric grids of Ural and West Siberia.

Structural subdivision of the Company’s branch - transport enterprise of backbone electric grids of East. Specialized enterprise on technical service and repair of backbone electric grids of East (Specialized industrial transport enterprises of backbone electric grids) does not have accounting service, separate balance, rates of its activity shall be included into accounting balance on the Company’s branch in general - transport enterprise of backbone electric grids of East.

1.3. Description of the types of activity, carried out by the Company

The Company carries out the following types of activity:

•                  Activity, regulated by the state:

•                  transfer of electric power;

•                  affiliating to grids.

•                  Non-regulated activity:

•                  agency activity;

•                  other non-regulated activity.

In order to organize separate accounting of incomes, expenses and financial results of Company’s activity the system of accounting and management recording the abovementioned main types of activity are divided into functional types of activity:

Transfer of electric power:

•                  Technological management and provision of services;

•                  Network management;

•                  Investment activity for UNEG objects;

•                  Technical supervision and audit;

•                  Techical maintenance and repair of UNEG objects;

•                  Provision of management and communication systems of UNEG objects;

•                  Transoport provision to MES affiliates;

Technological connection

General economic activity;

Administrative-management activity;

Non-regulated activity;

•                  Insurance activity and emergency liquidation;

•                  Agent activity;

•                  Rendering of services in technical maintenance and repair to third parties;

•                  Rendering of services in communication to third parties

•                  Rendering of services as a construction management company and construction of objects to third parties

•                  Trust management of MRSK shares;

•                  Other sells of products (works, services) to third parties.

1.4. Principles of organization of the Company’s accounting services

1.4.1. Accounting service of the Company

Chairman of the Management Board of the Company shall be liable for organizing of accounting in the Company, complying with the law, while carrying out business transactions.

Accounting and tax registration shall be carried out by structural subdivision of the Company — Department of accounting and reporting, headed by the Chairman of the Department — chief accountant, as well as accounting services  of  separate structural subdivisions, responsible for accounting and tax record-keeping.

Chief accountant of the Company shall be liable for record-keeping of accounting, timely provision of complete and authentic accounting statement. Chief accountant of the Company shall provide control over compliance of business transactions with the law of the Russian Federation, control over flow of property and meeting obligations, control over compliance with requirements of the present Provision and development of proposals, related to its further improvement. Instructions of the Company’s Chief accountant on the issues, related to accounting, shall be obligatory for all subdivisions of the Company.

1.4.2. Accounting services of separate structural subdivisions

Managers shall be liable for organizing of accounting in separate structural subdivisions and compliance with the law, while carrying out business transactions. They shall be liable: to create conditions required for correct record-keeping of accounting, to provide strict observance by all structural subdivisions, services and employees of the requirements of chief accountants of separate structural subdivisions, as well as the Department of Finance and Reporting of the company on the issues, related to preparing and providing of documents and information for record-keeping.

Accounting in separate structural subdivisions shall be carried out by accounting services, headed by chief accountants. Chief accountants of separate structural subdivisions shall incur liability in accordance with the law of the Russian Federation, provide control over compliance with the law, while carrying out all business transactions, reflect transactions on financial accounts, provide the latest update, prepare accounting, tax, statistical and other reports within the established period.

By organizing and setting of accounting in separate structural subdivisions the Company shall be guided by:

•                  applicable law of the Russian Federation;

•                  provisions on separate structural subdivisions;

•                  present provision on accounting policy;

•                  other documents of inner regulatory control, accepted by the Company.

1.4.3. Procedure for organizing of accounting in the Company

Accounting in the Company shall be kept automatically, applying a program SAP R\3 and other software products.

In all Company’s subdivisions a single working plan of accounts is used, it is attached in Annex 4 to the present order.

1.4.4. Documentation of business transactions

Business transactions shall be formed, applying initial filing documents in accordance with sets of consistent forms, approved by the State Statistics Committee of Russia. If there are no approved forms of initial documents, the Company shall independently develop forms of documents in accordance with the requirements, provided by the law on accounting.

Primary accounting documents and registers of accounting shall be kept in accounting service of that structural subdivision, which carried out business transaction.

To reflect profit and expenses of separate structural subdivisions of the Company, the subdivisions specified shall provide monthly intra-company report in accordance with the form, approved by internal regulatory documents of the Company. Director and chief accountant of separate structural subdivision, signing the report, shall be liable for accurate organization of the report.

In the event of time gap, while carrying out transfer of property and funds from one separate structural subdivision into other property, accepting subdivision shall reflect funds in transit.

Schedule of document turnover of the Company, related to processing of incoming, outgoing and internal accounting documents, and shall be approved by separate internal order document of the Company. Schedule of document turnover includes separate internal regulatory documents of the Company, governing document turnover of different sections of accounting, financial and business activity of the Company.

The rights of signature of initial accounting and other documents shall be established by separate internal regulatory documents of the Company. Managers of services (heads of departments, directorates etc.) shall use the right of signature of documents, if it is related to executing of office and functional duties and in accordance with power of attorney of director.

2. Methodological aspects of accounting policy

The present accounting policy for purposes of accounting and reporting (hereinafter — accounting policy) was prepared in accordance with regulatory documents, governing the procedure of preparing and providing accounting in the Russian Federation.

Among these documents are:

•                  “Federal law on accounting” No. 129-ФЗ of 23 July 1998;

•                  Provisions on accounting (hereinafter- PA), approved by the Ministry of finance of the Russian Federation, as well as methodic recommendations, directions and other appropriate regulatory documents of the Ministry of Finance of the Russian Federation.

Basic provisions of accounting, used by the Company for accounting and preparing accounting statement, are stated below.

Accounting statement of the Company includes the rates of activity of all separate structural subdivisions (including those, detached to separate balances) and does not include the rates of subsidiary and affiliated companies.

2.1. Account of capital assets

2.1.1. Fixed assets

Recognition of fixed assets

Tangible assets shall be recognized as fixed assets, while observing simultaneously provisions, provided by the Provision on accounting “Account of fixed assets” (PA 6\01).

Objects of immovable property, actually in operation, on which capital investments were over, and construction, technical and appropriate initial accounting documents, related to acceptance and transfer, were formed, but documents to the state registration were not submitted, shall be recorded in accounting on the account 08 “Investments to non-circulating assets”.

Objects of fixed assets, the rights to which are subject to the state registration in accordance with the law of the Russian Federation, shall be included into fixed assets  and appropriate amortization group as of the moment of confirmation in writing of the documents submitted for registration of the rights specified. The Company shall provide separate analytical record of these objects.

Books, booklets and other printed sources purchased which are to be recorded, shall not be recognized as fixed assets. Expenses to their purchase shall be recognized expenses of that reporting period, during which they were made. Library stock is not formed in the Company. With a view to provide safety of these objects in industry or in maintenance, appropriate control over their flow shall be organized.

Evaluating and record of fixed assets

Unit of fixed assets’ accounting shall be inventory object.

Objects shall be grouped into one inventory object functionally in accordance with the documents, certified by technical specialists.

Fixed assets are accepted for accounting according to initial value. Initial value of main assets’ objects is formed in accordance with requirements of normative acts for accounting. Expenses, connected with registration of rights for main assets, emerged after acceptance for object’s accounting of main assets should be accounted among other expenses.

Value of fixed assets, in which they were reflected in accounting records, is not subject to change, except cases of further construction, re-equipment, reconstruction, modernization, technical re-equipment, partial liquidation and other similar reasons.

To works, related to further construction, re-equipment, modernization, shall be referred works, related to change of technological or equipment of operating assignment, buildings, constructions or other object of fixed assets, subject to amortization, increased loads and (or) other new qualities.

To reconstruction shall be referred re-arrangement of current fixed assets, related to improvement of production and increase of technical and economic rates and carried out under the project of reconstruction of fixed assets with a view to increase industrial capacities, improvement of quality and change of products’ classification.

To technical re-arrangement shall be referred complex of measures, related to increase of technical and economic rates of fixed assets or their separate parts on the basis of introduction of advanced technique and technologies, mechanization and automatization of production, modernization and replacement of morally out-dated and physically deteriorated equipment with the new one, more effective.

Expenses of the Company, related to further construction, re-equipment, reconstruction, modernization, technical re-arrangement of fixed assets, increase of their initial value on completion of these types of work.

Expenses, related to current and basic repair of fixed assets, shall be recognized expenses on ordinary types of activity in that reporting period, in which they were carried out.

To partial liquidation shall be referred quality change (decrease) of physical or technical characteristics of objects, which lead to decrease of economic profit from their use.

At partial liquidation of separate parts of fixed assets their initial value at the end of the process of partial liquidation shall be decreased.

Depreciation of value of fixed assets shall be reflected in accounting at the subaccount of account of fixed assets’ disposal, opened to financial account of fixed assets. Herewith, to the debit of subaccount specified shall be written off initial (replacement) value of fixed assets, to correspondence with appropriate sub-account of the account of financial account of fixed assets, and to the credit of the subaccount specified — the amount of accrued amortization for the term of beneficial use in the organization of this object, to correspondence with debit of the account of amortization. In the end of disposal procedure, depreciation value of fixed assets shall be written off from the credit of subaccount for account of disposal of fixed assets to the debit of account of profit and losses as miscellaneous expenses.

The Company shall carry out annually revaluation of fixed assets. Revaluation shall be carried out in accordance with order documents on the groups of homogeneous fixed assets on the basis of current (replacement) value by direct recalculation at market prices, approved in writing.

Amortization of fixed assets

Value of fixed assets shall be redeemed by accrual of amortization, if otherwise not provided by the law of the Russian Federation or the present accounting policy.

Accrual of amortization shall be carried out by linear method.

The term of beneficial use of fixed assets shall be determined in the moment of reflecting of fixed assets in accounting by the committee, membership of which shall be approved by the Head of the Company or the party, authorized by it.

On determining terms of beneficial use of fixed assets the Company shall use classification of fixed assets, included into amortization groups, approved by the order of the Government of the Russian Federation No. 1 of 1 January 2002 “On classification of fixed assets, included into amortization groups” (hereinafter — Classification).

In the absence of separate fixed assets in Classification, the term of beneficial use for accounting purposes shall be determined on the basis of expert evaluations of technical specialists of the Company in accordance with technical provisions (technical documentation of the object) as follows:

•                  on the basis of expected term of use of this object in accordance with expected efficiency  or capacity;

•                  on the basis of expected physical depreciation, depending on operating conditions,  natural conditions and influence of aggressive environment, the system of repair;

•                  on the basis of regulatory and other limitations, related to use of this object.

In case of improvement of initially accepted normal indicators of functioning of main assets’ objects, as a results of performed reconstruction or modernization, the Company can reconsider the term of profitable use.

On purchase of fixed assets, which were in use, the term of their beneficial use shall be determined:

•                  on the basis of the term of beneficial use, determined in the afore-mentioned procedure, decreased at the number of months of operation of this object by previous owners;

•                  if it is impossible to determine the term of beneficial use at the afore-mentioned procedure (for instance, the term of actual use by previous owners is higher or is equal to the maximum term of beneficial use, determined with regard to objects on this classification of amortization group), the committee shall personally determine the term of beneficial use of fixed assets specified, taking into account safety technologies and other factors.

Allowance of amortization expenses for the object of main asstes is started on the 1st day of the month following the month for acceptance of this object for accounting and is implemented until full cost of this object is discharged or this object is written off from accounting.

Fixed assets with value no more than 20 thousand rubles per unit shall be written-off to expenses, related to production (expenses to sale), by accrual of amortization in the amount of initial value through release to production or operation. Onjects of main assets pur into operation before 31.12.2007, with initial cost for unit from 10 thousand to 20 thousand roubles, are written-off for production costs (expenses to sale) by means of equal accrual of amortization during the rest term of their value-added use.

Accounts for record of investments to non-circulating assets of objects of immovable property, recorded at the separate subaccount, completed by construction, actually in operation, on which the documents to state registration were not submitted, are subject to amortization. Amortization on the property specified shall be accrued in the procedure, provided for accrual of amortization on fixed assets. While reflecting these objects in accounting as fixed assets, following the state registration, previously accrued sum of amortization shall be specified.

2.1.2. Non-material assets

Recognition of non-material assets

To non-material assets shall be referred objects, which do not have material and real contents, but at cost estimate, used during business activity of the company for a long time (more than one year) and bringing income.

Evaluation of non-material assets

Initial value of non-material assets, purchased for value, shall be determined as the sum of actual expenses, related to purchase, with the exception of value added tax and other recovery taxes (except cases, provided by the law of the Russian Federation), including value of material resources spent, payment of salaries, services of external agencies on counter-agent (applied) contracts, patent and other dues, related to registration of these assets, obtaining of patents, certificates etc.

In the event expenses, related to purchase, development, preparing and follow-up of non-material assets to the state, in which they are ready to operation, were revealed upon reflecting of non-material assets in accounting records, they shall be reflected as miscellaneous expenses.

If payment of non-material assets is made in rubles in the amount, equivalent to the amount in foreign currency (nominal currency), to the initial value of non-material assets shall be included sum differences, which arouse prior to reflecting of the assets in accounting records.

Amortization of non-material assets

Cost of non-material assets, excluding R&D and technological works which gave positive results and are not subject to legal protection, is to be redeemed by means of amortization expenses.

Amortization of objects of non-material assets shall be accrued by linear method on the basis of established term of beneficial use.

The term of beneficial use of non-material assets shall be determined by the committee, membership of which shall be approved by the Head of the Management Board (on the separate structural subdivision — by its Manager) or the person, authorized by it, upon reflecting of the object of non-material assets in accounting records on the basis of:

•              duration of the license, certificate and other limitations of the terms of objects’ use of intellectual property in accordance with the law of the Russian Federation;

•              expected term of use of this object, during which the Company may gain economic profit (revenue)

Amortization deductions on non-material assets shall be reflected in accounting records by accrual of appropriate amounts on the separate account 05 “Amortization of non-material assets”.

2.1.3 Research and development and technological works

Expenses, related to research and development and technological works (hereinafter — R&D), shall be reflected on the separate subaccount “Expenses to R&D”  of the account 08 “Investments to non-current assets”. Analytical account shall be made independently on types of work, agreements (orders).

A unit for expenses accounting in R&D is an inventory object (an aggregate of expenses for the performed work, results of which can be independently used in production (operatios, services) for management needs of the Company).

Upon completion of R&D works, which brought positive result and are subject to legal protection, but not formed in the procedure, established by the law, shall be transferred to separate subaccount “Protectable R&D,  subject to registration” of the account 08 “Investments to non-current assets”. Upon obtaining of the certificate, issued in the procedure, established by the law, the works shall be transferred to appropriate subaccounts of the account 04 “Non-material assets”.

R&D which brought positive and are not subject to legal protection are transferred to a separate sub-account of accout 08 “Investments into non-current assets”. These R&D are transferred to corresponding sub-account of account 04 “Non-material assets” since actual implementation of R&D results in production (implementation of works, rendering of services) or for management needs of the Company.

Expenses, related to R&D, which brought positive results, are subject to writing off to expenses on ordinary types of activity as of the 1st date of the month, following the month, in which applying of the results, obtained from carrying out of works in production, was actually started or for management needs of the company.

Writing off of expenses shall be carried out by linear method. Term of writing off of the expenses, related to R&D, shall be determined by the Company on the basis of the expected term of use of R&D results received, during which the company may gain economic profit, but no more than 5 years. Term of beneficial use shall be determined by collegial body (committee) of the Company.

R&D, on which positive results were obtained, and the term of writing off of which was determined as more than one reporting period, shall be reflected in accounting balance in the section “Non-circulating assets”.

In the event expenses, related to R&D, did not bring positive result, these expenses shall be recognized as miscellaneous expenses of the reporting period.

2.1.4. Capital investments, equipment for installation and design and exploration work

To capital investments shall be referred expenses of the company, directed at creation, increase of the amounts, and improvement of technical characteristics or purchase of non-circulating assets of long use (more than 1 year), not designated for sale.

Account of capital investments

Analytical account of long-term investments, related to construction, shall be carried out in accordance with internal order documents.

Investments to non-circulating assets shall be recorded on actual expenses to which, in particular, shall be referred expenses, related to payment of interest on credits of the banks and other loan obligations, used for these purposes (only in the part of interest, accrued prior to putting into operation of fixed assets and their registration).

Expenses of tenant builder on construction of objects are composed by expenses connected with its construction, commissioning, delivery to investor, as well as from expected costs, connected with construction and its financing.

Expenses of tenant builder on accepted to payment or paid contractor works, carried out by contractors at construction objects completed, shall be recorded as non-finished construction, prior to putting them into operation or delivery to investor.

Expenses, related to support of the Customer’s management, shall be accrued and distributed on a monthly basis between value of objects, built during this month, proportionate to density of its direct expenses on the estimate with regard to total estimate value of direct expenses of all construction objects on the budget determination of basic price.

Distribution of general capital investments to inventory value of fixed assets, which are part of intra-title object of construction, shall be carried out proportionate to the value of their direct expenses on current prices.

Recurrent sums from realization of materials and parts, received from disassembly of temporary buildings and constructions, shall be determined by settlements, including sale of these materials and parts in accordance with current level of values.

Value of recurrent constructions, materials and products as recurrent sums shall be determined on open (market) prices, minus these sums of expenses, related to bringing them to condition, suitable for use, and delivery to places of storage. Value of materials, received in the procedure of ancillary mining, when it is impossible to use them at the construction, but when realization is possible, shall be recorded in prices, applicable in the region.

Synthetic records of long-term investments shall be carried out on account 08 “investments to non-circulating assets” on separate sub-accounts on the types of capital investments carried out.

Analytical record of capital investments shall be carried out on account 36 in separate structural subdivisions, carrying out accounting in accordance with the Plan of accounts, developed for SAP R\3.

Expenses, related to Design and Exploration Works, shall be recorded on account 08 “Investments to non-circulating assets” as projects being developed. Upon completion of DEW, approval of design estimate documentation “into production of works” and upon approval by the management of the company of the order, related to approval of the title of construction, expenses on this project shall be referred to expenses,  related to building of the object of construction.

Design and Exploration Works, which did not bring positive results, as well as design estimate documentation, not approved “into production of works”, shall be recorded as follows:

•                  on making decision  regarding termination of projects, shall be considered miscellaneous expenses of the reporting period;

•                  on making decision regarding suspension of works at the object of construction, on which design and exploration works were carried out, design estimate documentation was developed, shall be reflected as “Non-circulating assets” prior to renewal of construction.

Value of non-finished construction, carried out both by business and contractor methods, shall be recorded in balance in subsection “Non-finished construction”.

Upon completion of the object’s construction, inventory value per each unit put into operation as separate unit of fixed assets, shall be determined. Inventory value shall be formed from actual expenses to construction works and miscellaneous capital investments, falling at them.

At the moment of purchase, the equipment, which requires assembly, shall be entered at the price, including the price of supplier and price of other services, related to purchase of this equipment, presented and accepted prior to reflecting the object in accounting records. At unbilled deliveries — on accounting price of similar goods (at unbilled deliveries of import equipment — at the contractual price).

2.2. Record of financial investments

Homogeneous combination of financial investments shall be unit of accounting of financial investments. Minimum unit of each type of financial investments, which may be alienated as independent assets, is a unit of financial investments.

Transactions, related to investments in deposits, shall be included by the Company on account 55 “Special accounts in banks” and reflected in accounting reporting as short-term financial investments.

Record of financial investments shall be carried out as short-term and long-term financial investments. Short-term financial investments shall be recognized financial investments, when in the established terms their redemptions do not exceed one year and shall be reflected in accounting reporting as circulating assets.

To long-term financial investments shall be referred investments, if they were made with a view to own or\and gain profit on them for more than one year and shall be reflected in accounting reporting as non-circulating assets.

Financial investments shall be reflected in accounting records at the initial price.

Initial const of financial investments are accepted for accounting at the initial price.

In the event of immateriality, the amounts of expenses (except sums, paid in accordance with the agreement to the seller), related to purchase of such financial investments as securities as compared to the sum, paid in accordance with the agreement to the seller, such expenses the Company shall recognize miscellaneous expenses of the Company in that reporting period, in which the securities specified were reflected in accounting records. The rate shall be considered essential, if its sum reflects correlation to the sum total of appropriate data for the reporting period no less than 5% and its non-disclosure may influence economic decisions of the interested users, made on the basis of reporting information.

Financial investments, on which current market value may be determined in the established procedure, shall be reflected in accounting reporting as of the end of the reporting year at current market value by correction their evaluation as of previous reporting date. The Company shall carry out the correction specified quarterly.

Financial investments, on which their current market value is not specified, are subject to reflecting in accounting and accounting reporting as of the reporting date at the initial price. The Company shall carry out annually check up, related to devaluation of such financial investments as of 31 December of the reporting year in accordance with the method, approved by the Company.

In the event of stable substantial decrease of the value of financial investments, on which market value is not determined, the Company shall form reserve under depreciation of such financial investments at the amount of difference between their reporting and assessed or estimated value. The reserve under depreciation of financial investments shall be formed in the Company at the expense of financial results of the Company as miscellaneous expenses.

Value of financial investments in the accounting reporting, the market value of which is not specified, on which the reserve under depreciation was created, shall be reflected on the reported value minus the sum of the reserve created.

On debt securities on which current market value is not specified, the Company shall refer difference between initial value and nominal value during the term of their circulation in proportion, according to profit, which is due on them in accordance with terms of issue, to the financial results (as miscellaneous profit and expenses).

On debt securities and loans provided the Company shall not prepare estimated value on discounted value.

At the disposal of assets reflected in accounting records as financial investments, on which current market value was not specified, their value shall be specified at the initial value per each unit of accounting of financial investments.

Investments into charter (share) capitals of other companies (with the exception of shares of joint-stock companies), loans provided to other companies, deposit investments in credit organizations, debtor indebtedness, got on the basis of assignment of receivables, shall be evaluated at the initial value per each quoted unit of financial investments of accounting to be withdrawn.

At withdrawal of assets, reflected in accounting records as financial investments, on which current market value is specified, their value shall be specified by the company on the basis of the latest value.

2.3. Account of inventories

Evaluation and account of inventories

Identifying number is a unit of accounting statement of inventories.

Inventories, purchased for value, shall be reflected in accounting statement in the amount of actual expenses, related to their purchase, delivery and carrying to a condition, in which they are relevant to use, with the exception of value added tax and other taxes, subject to compensation (except cases, provided by the law).

Record of the process of preparing and purchase of inventories shall be made, using accounts 15 “Preparing and Purchase of inventories” and 16 “Deviations in the price of materials”.

On account 15 “Preparing and Purchase of inventories” shall be reflected value of inventories and ordering costs (hereinafter — OC).

OC, related to delivery of material values, shall be distributed at the value of material values entered in proportion to value of MA as of the moment of entry of settlement documents on OC.

In the event as of the moment of OC distribution material assets, to which OC are referred, shall be reflected on account 10 “Materials”, value of OC increases value of these MA.

In the event as of the moment of distribution of OC material assets were written off from account 10 “Materials”, value of OC shall be written off from account 15 “Preparing and Purchase of material values” to account 16 “Deviations in the value of material values” and in the end of the month shall be written off to those accounts, to which material assets were written off.

On account 16 “Deviations in the value of materials” shall be automatically reflected the amount of divergence between actual and accounting value on those inventories, which were released into production or written off due to this or that reason. Therefore, transactions on account 16 “Deviations in the value of materials” are permitted only in the event of absence of the afore-mentioned inventories in stock.

The amounts of inventories cost deviation, which are accrued on account 16 “Inventories cost Deviations” during a  month, are subject to monthly writing off to appropriate type of expenditures and expenses (prime cost, capital investments, shortfalls and losses etc.) in proportion to reported value of inventories written off.

At unbilled deliveries inventories shall be reflected in account at the contractual price. In the absence of contractual price inventories shall be reflected in account at market prices.

Inventories, belonging to the Company on the rights of ownership, but being en route, shall be reflected prior to the moment of their delivery to the stock on account 15 “Preparing and purchase of inventories” in the estimate, provided by the agreement.

Estimate of inventories, value of which on purchase is reflected in foreign currency, shall be carried out in rubles by recalculation of the amount in foreign currency at the rate of the Central Bank of the RF, valid as of the date of transfer of the ownership right to inventories.

Estimate of materials at their release to production or other disposal shall be carried out according to the method of “gliding” middle prime cost within the subdivision, detached at separate balance.

Material assets accepted at safe storage and processing, shall be recorded on off-balance account 002 “Material assets accepted at safe storage” and 003 “Materials accepted to processing”

Analytical record of materials shall be made on the basis of turnover balance sheets used.

Record of special clothes, special instruments, special adjustments and special equipment.

Special clothes, special instruments, special adjustments and special equipment, irrespective of the term of beneficial use while reflecting in accounting records, shall be recognized inventories.

Price of special clothes, operating period of which according to the norms of issue does not exceed 12 months, shall be completely written off to debit of appropriate accounts of expenses to production in the moment of its transfer (release) to the company’s employees.

Price of special clothes, operational period of which exceeds 12 months, shall be redeemed by linear method, starting from the month, following the month of issue, on the basis of the terms of beneficial use of special clothes.

Price of special instruments, special adjustments and special equipment shall be redeemed by linear method, starting from the month, following the month of transfer to operation on the basis of actual prime cost and norms, calculated according to the terms of beneficial use of these objects.

In program SAP/R3 analytical account of special clothes, the price of which was completely written off to the debit of appropriate accounts for account of expenses to production in the moment of its transfer (release) to the company’s employees, the accounting service shall carry out on off-balance accounts.

Group account shall be carried out on homogeneous items of special clothes at similar price less than 10 thousand rubles, entered simultaneously in one of structural subdivisions of the Company and with operating period, according to the norms of issue, less than 12 months.

Every item of special clothes, being in operation, operation period of which in accordance with the norms of issue exceeds 12 months, shall be a separate item of record.

Stock accounting

Goods, purchased by the Company for sale, shall be reflected on sub-account of account 41 “Goods in wholesale trade” at their purchase price.

Goods, realized at retail business, shall be reflected on separate sub-account of account 41 “Goods in retail business” at sale prices with extra charges.

Expenses, related to preparing and delivery of goods purchased to the central stocks, carried out prior to their transfer to sale, shall be included into expenses to sale, except cases, when such expenses are included in accordance with terms of the agreement into price of goods purchased. Goods, accepted to safe storage, shall be recorded on off-balance account 002 “Material values, accepted in deposit “.

On sale (release) of goods, reflected at the value of their purchase, their evaluation shall be carried out according to the method of “gliding” middle prime cost within the subdivision, detached at separate balance.

2.4. Account of expenses

Account of expenses of the Company shall be maintained separately on functional types of activity, determined by regulatory documents of the Company.

Forming of information, related to expenses on ordinary types of activity, shall be made by the Company on appropriate sub-accounts of account 20 “Core operations”.

Administrative and managing expenses, as well as general production costs of separate structural subdivisions shall be recorded on subaccounts of account 20 “Core operations”. General business expenses of separate subdivision — executive body shall be recorded on balance account 26 “General business expenses”. The expenses specified shall be monthly written off to financial results, without distributing them on types of activity.

In separate subdivisions of the Company in which accounting statement was kept automatically, applying the program SAP R\3, account of expenses shall be kept on 30 accounts.

Expenses to sale shall be collected within a month on account 44 “Expenses to sale”. At the end of the month they shall be completely written off to debit of account 90.2 “Prime cost”.

Expenses, related to lease of property, shall be recognized expenses on ordinary types of activity.

Property tax, land tax, transports and water taxes the Company shall include as miscellaneous expenses.

Registration of incomplete construction

According to functional type of activity “Construction of objects to third parties” works, not delivered to customer at the end of reporting period, are related to incomplete production (IP).

Incompelte production is shown in accounting balance of separate subdivision, performing construction, for direct cost items, which include:

•              Expenses on materials, raw materials and accessories;

•              Expenses on labor remuneration of personnel, participating in the process of works;

•              Expenses on equipment, requiring assembly;

•              Expenses on services of third companies, connected directly with construction of specific object (including expenses on subcontract works, research and development, assembly works, etc.);

•              Costs of accumulated amortization for main assets, used by implementation of construction works aside;

•              Other

Sum of expenses for sub-contract works, subject to inclusion to cost of the rest of incomplete production is determined by direct account basing on comparison of specific works, accepted from subcontract companies and works, delivered to the customers in the accounting period.

Actual cost of construction works performed by the Company itself, before commissioning to the customer of construction object is calculated as incomplete production at separate sub-account of account 20 “Main production” and is determined as total sum of expenses for implementation of such works.

Analytical account for WIP objects is held with a view to accounting objects, including paid works or works accepted for payment, performed by attracted companies per construction agreement.

2.5. Account of expenses of future periods

Expenses made within the reporting period, but referred to the next reporting periods, shall be expenses of future periods.

The period, to which expenses of future periods are referred to, shall be determined on the basis of the term, during which gaining of economic profit (revenue) is expected. Writing off of expenses of future periods shall be carried out in proportion within the afore-mentioned period.

In the events, when it is definite that no economic benefit (revenue) will be gained or no assets will be delivered, all parts of expenses of future periods, not written off,  shall be subject to including into expenses of that reporting period, when it became known of non-receipt of economic profit (revenue) or non-delivery of assets.

In form No. 1 of accounting report expenses of future periods are reflected in line 216.

2.6. Account of settlements with reporting persons

Account of settlements with reporting persons, related to business trips  and official expenses, shall be recorded on separate sub-accounts. On one and the same reporting person this information shall be reflected in detail in accounting balance.

2.7. Account of credits and loans

Recognition of credits and loans

This section of accounting policy shall be applied with regard to expenses, related to meeting liabilities on credits and loans received, including attracting of loan funds, providing promissory notes, issue and sale of bonds for companies, agreements of state loan.

Account of credits and loans

Credits and loans received shall be reflected in the accounting in accordance with the Provision on accounting “Record of loans and credits and expenses related to their service” PA 15\01.

Indebtedness of the Company to the lender (creditor) on loans and credits received shall be distributed in the accounting:

•              to short-term, term of redemption of which, under provisions of the agreement, amounts up to 12 months (account 66 “Settlements on short-term credits and loans);

•              to long-term,  term of redemption of which, under provisions of the agreement, amounts to  more than 12 months (account 67 “Settlements on long-term credits and loans).

The Company shall carry out transfer of long-term indebtedness into short-term. Transfer of long-term indebtedness on loans and credits received into short-term shall be carried out by the Company, when, under provisions of the loan agreement and (or) credit prior to return of principal amount of debt, 365 days are left.

Upon expiry of the term of payment the Company shall transfer urgent indebtedness into overdue. Transfer of urgent indebtedness on the loans and credits received into overdue indebtedness shall be carried out by the Company on the day, following the day, when, under the provisions of loan agreement and (or) credit, the Company (borrower) was to carry out return of principal amount of debt.

Account of expenses, related to receipt and use of loans and credits

Accrual of interest on loans and credits received shall be made by the Company in accordance with the procedure, provided by the loan agreement and (or) credit agreement.

Indebtedness on the loans and credits received shall be reflected by the Company, taking into account interest due to payment as of the end of the reporting period in accordance with terms of agreements.

Interest, discount on promissory notes due to payment, bonds and other loan liabilities issued shall be recorded by organization-borrower (Company) in the following procedure:

a) on promissory notes issued — the issuer shall reflect the sum, specified in the promissory note  (hereinafter — principal amount) as creditor indebtedness.

In the event of accrual of interest on the principal amount of promissory notes issued, the indebtedness on such promissory note shall be reflected at the issuer, taking into account interest due to payment as of the end of the reporting period under provisions of issue of promissory note.

On issue of promissory note for obtaining of the loan on funds, the amount of interest due to payment or the discount shall be included by the issuer into miscellaneous expenses.

b) on the bonds placed — the company-issuer shall reflect nominal value of bonds issued and sold as creditor indebtedness.

On accrual of profit on bonds in the form of interest the company-issuer shall specify creditor indebtedness on bonds sold, taking into account interest on them, due to payment as of the end of the reporting period.

Accrual of revenue due to payment (interest or discount) on the bonds placed shall be reflected by organization-issuer as miscellaneous expenses in those reporting periods, to which these calculations are referred.

Accrual of revenue, due to the lender on miscellaneous loan liabilities, shall be carried out by the borrower in proportion (monthly) and recognized as miscellaneous expenses in those reporting periods, to which these calculations are referred.

Prime costs on the loans and credits received shall be recognized as expenses of that period, in which they were carried out, except that part, which is subject to including into the value of investment asset.

Extra expenses, made by the Company due to obtaining of credits and loans, issue and placement of loan liabilities, shall be included into miscellaneous expenses immediately in that reporting period, in which they were made.

Expenses on loans and credits obtained, irrespectively related to purchase and (or) construction of investment asset, shall be included by the Company into the value of these assets and redeemed by accrual of amortization, except cases, when accrual of the assets’ amortization is not provided by the rules of accounting.

Expenses, related to loans and credits received, referred to forming of investment assets, on which under the rules of accounting amortization is not accrued, shall not be included into the value of such assets, but referred to current expenses of  the company.

If expenses, related to service of credits and loans, can not definitely be referred to the concrete object of property (non-circulating and circulating assets) or the process of allocation of expenses provides for difficult and hard settlements, expenses related to service of such credits and loans shall be referred in full to miscellaneous expenses.

2.8. Account of reserves

The Company creates a reserve on doubtful debts and reserve for devaluation of financial investmens.

Reserve on doubtful debts

To reflect authentically debtor indebtedness at the Company in statement the Company shall create reserve on doubtful debts.

Indebtedness to the Company, which arouse due to realization of goods, carrying out of works, providing services, if this indebtedness was not redeemed in terms, provided by the agreement and not secured by pledge, suretyship, bank guarantee, shall be recognized as doubtful debt.

Indebtedness to the Company, which arouse due to realization of goods, carrying out of works, providing services and not redeemed in terms, provided by the agreement, in the event the Company is quite sure, that this indebtedness will be redeemed within a reasonable time in the future.

Irrevocable debts (debts, unreal to recovery) shall be recognized those debts to the Company, on which limitation period was expired, as well as those debts, on which, in accordance with civil law, liability was ceased due to impossibility to meet liabilities on the basis of act of state body or liquidation of company.

Sums of deductions to the reserve on doubtful debts shall be included as miscellaneous expenses (profit — in the event of correction of reserve to decrease) as of the last day of the quarter. This procedure shall not be applied with regard to expenses, related to forming of reserves on debts, created due to non-payment of interest.

The amount of reserve on doubtful debts shall be determined on the results of inventory of debtor indebtedness, carried out as of the last day of the quarter. The amount of sums of doubtful indebtedness revealed, which is subject to including into the sum of reserve, shall be determined depending of the term of its arising:

•              on doubtful indebtedness with the term of arising more than 90 days — into the amount of reserve created shall be included complete amount of indebtedness, revealed on the basis of inventory;

•              on doubtful indebtedness with the term of arising from 45 to 90 days (inclusively) — into the amount of reserve shall be included 50 per cent of the sum, revealed on the basis of inventory of indebtedness;

•              on doubtful indebtedness with the term of arising up to 45 days — does not increase the sum of reserve created.

Reserve on doubtful debts may be used by the Company only for cover of losses from irrecoverable debts, recognized as such in the procedure, provided by the law.

The sum of reserve on doubtful debts, not completely used by the Company in the current quarter for cover of losses on irrecoverable debts, may be transferred by it to the following quarter. Herewith, the sum of newly created reserve, under the results of inventory, shall be corrected at the sum of remainder of the reserve of the previous quarter.

In the event the sum of newly created reserve, under the results of inventory, is less than the sum of remainder of reserve of the previous reporting period, difference shall be subject to including into miscellaneous profit of a taxpayer in the current quarter.

In the event the sum of newly created reserve, under the results of inventory, is higher, than the sum of remainder of reserve of the previous quarter, difference shall be subject to including into miscellaneous expenses in the current quarter.

Writing off of debts, recognized as irrecoverable in accordance with this procedure, shall be carried out at the expense of the sum of reserve created. In the event the sum of the reserve created is less than the sum of irrecoverable debts, subject to writing off, difference (loss) shall be subject to including into miscellaneous expenses.

Debtor indebtedness shall be recorded in amounts, presented by the company to the buyer, including taking into account value added tax.

Account of reserves on doubtful debts shall be carried out independently from the sums of debtor indebtedness.

Calculation of reserve for devaluation of financial investments is performed in accordance with internal document of the Company “Methodics for control of cost of financial investments of JSC “FGC UES”

2.9. Account of taxes

Sums of taxes and dues, which are subject to recording in accounting statement, shall be calculated in accordance with the rules, determined by tax legislation of the Russian Federation.

Expenses, related to taxes and dues, shall be reflected in the accounting in that period, to which they are referred, on the basis of the principle of referral of profit and expenses on periods.

Sums of taxes shall be included into amount of assets, in the event payment of these taxes is directly related to creating of these assets and taxes paid will not be compensated from the budget in the future.

Deferred tax assets and liabilities on profit tax shall be recognized as of the end of each reporting period for all time differences, which arouse or ceased to be in the period, both deductible and taxable.

2.9.1. Settlements on profit tax

The amount of profit tax shall be determined on the basis of amount of conventional expense (qualified income) to profit, corrected at the sums of permanent tax liability, deferred tax asset and deferred tax liability of the reporting period. Conventional expense (qualified income) on profit tax shall be recorded on separate subaccount of profit and losses account.

The Company separately registers constant and temporary differences; information on constant and temporary differences is formed basing ob initial acconting documents in registers of tax accounting.

Permanent differences of the reporting period shall be recorded in registers of tax accounting. On the basis of special registers permanent tax liability shall be formed, which is reflected in overall on separate subaccount of financial account of profit and losses.

Temporary (deductible and taxable) differences of the tax period shall be recorded in special registers of tax accounting, on the basis of which deferred tax assets and liabilities shall be formed, which are reflected in bookkeeping accounts.

Tax assets and liabilities on profit tax shall be recorded on accounts 09 “Deferred tax assets”, 77 “Deferred tax liabilities” in correspondence with accounts 68 “Settlements on taxes and dues”, 99 “profit and losses”. Herewith, analytical record on these accounts was organized on types of tax assets and tax liabilities.

In the accounting balance of the Company the sum of deferred tax asset and deferred tax liability shall be reflected briefly.

Allowance of monthly advance for income tax is not shown in Company’s accounting report.

2.10. Account of income

On income from ordinary types of activity shall be recognized that income, received on basic and regularly grounds and related to general industrial activity.

Account of income of the Company shall be recorded separately on types of activity, provided by regulatory documents of the Company.

Revenue from lease of property shall be recognized revenue on ordinary types of activity.

Revenue, related to the rights for payment, arising from patents to inventions, industrial samples and other types of intellectual property, shall be recognized revenue on ordinary types of activity.

Positive sum differences shall be included into revenues, in accordance with which they arouse.

The Company shall include in miscellaneous expenses revenue in the form of sums of recovered reserves.

2.10.1 Account of income and expenses, related to construction agreements

On construction agreements, providing gradual job delivery shall be applied method for determining revenue on value of works according to their readiness, i.e upon entire completion of works on separate stages, provided by the construction project, without use of account 46 “Stages completed on non-finished works”.

Expenses, related to the volume of works carried out on the agreements specified, shall be determined by direct method. Expenses, on which direct method can not be applied, shall be referred to appropriate works by calculation in proportion to direct expenses.

On agreements, not providing for gradual job delivery shall be applied method for determining revenue upon completion and acceptance in the established procedure of works under agreement of the object’s construction as a whole. Expenses on such agreements shall be accrued on the account and referred to prime cost of works, realized only upon entire work completion at the object of construction.

2.11. Account of revenue of future periods

Revenue, received in the reporting period and satisfying criteria of their recognition, but referred to the following reporting periods, shall be reflected in accounting as expenses of future periods.

Coming entry of indebtedness on shortfalls, revealed within last periods, difference between the sum, subject to recovery from guilty persons and the balance value on values missing, as well as value of assets, received by the Company irrevocably, shall be entered into profit of future periods.

2.1.2 Account of lease transactions

For the purposes of accounting lease transactions shall be distributed into transactions on financial lease (leasing) and operating lease.

2.12.1. Financial lease (leasing)

To determine the lease as financial, meeting of appropriate provisions of the Civil Code of the RF (hereinafter — CC of the RF) and Federal law of the RF “On financial lease (leasing)” No. 164-Ф3 dated 29.10.1998 is required.

Under financial lease agreement (leasing agreement) the lessor is obliged to buy into ownership the property, specified by the lessee, at the seller, determined by it, and provide the lessee with this property for payment into temporary possession and use for business services.

Provisions for putting leasing property on balance of the Lessor (leasing company) or lease  holder (lessee) shall be determined in accordance with lease agreement (operating lease).

2.12.2. Operational lease

Operational lease is lease, according to which main risks and profit, related to ownership of fixed assets (hereinafter —FA) shall be at the Lessor.  To operational lease shall be referred lease agreements, not meeting the criteria of referral to financial lease.

The lessee shall consider objects, received into lease, at the off-balance account 001 “Leased fixed assets”

Object of operational lease shall be reflected in the Lessor’s account on separate sub-account of account “Fixed assets”.

The lessor shall carry out accrual of amortization during the whole term of lease of the object, if the object is referred to fixed assets or non-material assets.

Expenses (profit) on operational lease shall be accrued in that period, to which these expenses (profit) are referred.

On return of the object from operational lease, the Lessee shall terminate  account of these objects across the balance. The lessor shall not change procedure for account of lease objects at their return.

2.13. Account of shortfalls and losses from impairment of assets

Shortfalls and losses from impairment of material values, revealed at their acceptance from suppliers, shall be accepted to accounting on actual prime cost of material values lost.

Shortfalls and losses within the norms of natural loss, as well as within the rates provided by the agreement, shall not be included into prime cost of material values.

Shortfalls and losses, revealed above the norm of natural loss, as well as above the rates, provided by the agreement, shall be referred to settlements on claims, provided either to suppliers, or transport or other companies, related to shortfalls and losses of values en route.

Shortfalls and losses within the norms of natural loss shall be referred to financial accounts of expenses to production (expenses to sale).

Shortfalls and losses above the norm of natural loss, revealed as a result of inventory, shall be referred to guilty persons, reflecting them in the reporting as debtor indebtedness. If guilty persons were not revealed or the court refused laying damage at them, shortfalls and losses shall be referred to miscellaneous expenses.

3. Technical aspects of accounting policy

3.1. Types and structure of accounting statement, the procedure of its preparing and providing to users

All substantial rates, required for forming of authentic and complete conception of financial state, financial results of activity and changes in financial state of the Company shall be included into accounting statement.

The rate shall be considered essential, if its non-disclosure may influence economic decisions of interested users, taken on the basis of reporting information. Decision made by the Company of issue, whether this rate shall be deemed essential, depends on performance evaluation, its character, concrete circumstances of its origin.

Accounting statement of the Company comprises of:

1) accounting balance;

2) profit and losses report;

3) report of capital movement;

4) report of funds’ flow;

5) memorandum, including annex to accounting balance

Auditor’s conclusion shall be also published in the annual accounting statement.

Rates of statement forms shall be formed in accordance with the order of the Ministry of Finance of the Russian Federation No. 67н of 22 July 2003 “On the forms of accounting statement of companies”. Herewith, if it is required the Company may introduce additional data and rates in the forms of statement or exclude them.

Forms of accounting statement shall be applied by the Company in sequence from one reporting period to another.

Accounting statement shall be prepared in thousands rubles.

The Company shall prepare financial statement for the quarter, half year, 9 months, year on an accrual basis, starting from the reporting year in terms, determined by the Head of the Company (Annex 4 to the present order).

Quarterly statement shall be deemed intermediate.

Structure of accounting statement and relevant	Frequency for providing
documents	Quarter	Year
Accounting balance	V	V
Report of profit and losses	V	V

Report of capital movement	V
Report of funds’ flow	V
Memorandum, including Annex to accounting balance	V
Auditor’s conclusion	V

3.2. Organization of inventory process of property, financial liabilities of the Company and general rules of its carrying out

In accordance with article 12 of the Federal law “On accounting” and “Methodical instructions on inventory of property and financial liabilities”, approved by the order of Ministry of Finance of the Russian Federation No. 49 of 13 June 1995, the Company shall carry out inventory of property and financial liabilities.

Periodicity and procedure for implemenation of inventarization of Company’s property is regulated by normative acts for accounting and internal organizational-regulatory documents of the Company.

Central inventory committee, membership of which shall be approved by the order of the Head of the Management Board of the Company or other authorized person in accordance with norms, developed by the Company, shall be formed to carry out inventory in the Company.

Periodicity and procedure for implemenation of inventarization of Company’s property is regulated by normative acts for accounting and internal organizational-regulatory documents of the Company.

Representatives of the Company’s management board, management of financial control and internal audit, as well as employees of accounting service, employees of other services shall be included into membership of the central inventory committee.

In separate structural subdivisions of the Company inventory shall be carried out by working inventory committees. Membership of working inventory committees and the procedure for their forming in separate subdivisions shall be determined by the decree (order) of appropriate manager.

Specialists, who are familiar with the subject of inventory, as well as employees of accounting office, shall be obligatory included into the committee. Absence of at least one member of the committee, while carrying out inventory, shall be the basis for recognizing the results of inventory invalid.

Managers of separate structural subdivisions shall be liable for correct and timely carrying out of inventory of business inventories, fixed assets, work in process inventory, financial liabilities.

Coordinating of activity of all committees shall be imposed on the Manager, responsible for carrying out of inventory.

Inventory of lines of power transmission lines, property of substations and other fixed assets and other property, being on the territory of subsidiary, affiliated and other companies, carrying out operation of appropriate objects (including those under lease agreements), shall be carried out  with obligatory presence of the Company’s representatives.

Results of inventory shall be formed by minutes, to be approved by the head of separate structural subdivision and representative in the central inventory committee for further approval of the results of inventory, carried out by the Company’s manager or the person, authorized by it.

Collation statements, which are prepared by accounting office of separate structural subdivisions of the Company, shall be considered basic closing documents, related to inventory of material assets.

Final conclusion and proposals on the results of inventory shall be approved by operating central committee.

Annex 2 to the order of JSC FGC UES

No. 450 dated December 28, 2007

Provision on accounting policy for taxation purposes for 2008

1. ORGANISATION AND TAX RECORD-KEEPING

1.1. Frequency and sequence

The Company shall calculate tax base on the results of each reporting (tax) period on the basis of data of tax accounting.

1.2. Tax accounting

Tax accounting  is the system for generalization of information for determining of tax base on the basis of data of initial documents (and\or other documents, indirectly approving expenses carried out), grouped in accordance with the procedure, provided by Tax Code of the RF and the present accounting policy. Data of tax accounting is the data, which shall be recorded in accounting registers, itemized tables, certificates of accountant or other documents of the Company, which group information of objects of taxation.

1.3. System of tax accounting

System of tax accounting shall be prepared in order to provide authentic forming of the rates of approved tax declaration on profit tax, in particular:

•                  amount of revenue and expenses;

•                  procedure for determining share of expenses, considered for taxation purposes in the current tax (reporting) period;

the amount of remainder of expenses (losses), subject to referral to expenses in the following tax periods;

•                  amount of indebtedness on settlements with budget on profit tax;

•                  the system of tax accounting shall provide possibility for carrying out internal and external control over correctness of forming these or those rates, which shall be considered on calculating profit tax.

1.4. Safety of documents. Term and principles of documents’ storage

The Company shall provide safety of documents, which approve the data of tax accounting within four years upon the date of their forming. The Company shall keep documents, approving the volume of loss incurred, during the whole term, when it decreases the tax base of current tax period at the amounts of previously incurred losses. In the event of discrepancies with tax bodies, investigation and court records, they shall be kept prior to making the final decision.

Original documents, which were the grounds for record in tax registers and certificates, shall be kept in accordance with the procedure, provided for accounting purposes.

1.5. Tax secret

Content of data of tax accounting, including data of tax registers, certificates and original documents, shall be tax secret. Registers and certificates are the internal documents of the Company and shall be provided to the tax bodies under the request of tax bodies in writing, while carrying out on-site, office audits and\or cross-audits.

Persons, having access to information, contained in the data of tax accounting, shall keep tax secret. They shall be liable for its disclosure in accordance with applicable law of the Russian Federation.

1.6. Procedure for organization of tax accounting

In the event not enough information for determining of tax base, in accordance with the requirements of the Tax Code of the RF, is contained in the registers of accounting, the Company shall have the right to amend independently the accounting registers applied with additional requisites, forming the registers of tax accounting or carrying out independent registers of tax accounting.

The Department of accounting and statement on the basis of data of tax and accounting and data, provided by other departments, separate subdivisions of the company,

shall form tax base, carry out registers (forms) of tax accounting, prepare  tax statement on taxes and dues with regard to taxes and dues, paid centrally by executive body of the Company.

The Department of accounting and statement of the Company shall calculate and prepare statement on personal income tax, unified social tax, insurance contributions to obligatory pension insurance, insurance payments to obligatory insurance from accidents in that part, paid by executive body of the Company.

With regard to taxes and dues of the subjects of the Russian Federation and local taxes and dues, calculated and paid by separate subdivisions of the Company at the place of their location, forming of tax base and preparing of tax statement shall be carried out directly by appropriate separate subdivisions.

The procedure for preparing of tax statement, forms of registers of tax accounting and the procedure of their record, the procedure for forming of tax base, calculation and payment of taxes and dues shall be regulated by the present accounting policy, as well as other internal documents of the Company on the procedure for calculating and payment of separate taxes and dues in accordance with the law of the Russian Federation and other regulatory acts.

Making amendments to the forms of approved registers of tax accounting and certificates, as well as maintenance of new registers of tax accounting and certificates shall be carried out under the decision of chief accountant in accordance with the Company’s requirements or in the event of making amendments to the law on taxes and dues.

Account of settlements on taxes and dues shall be carried out permanently on financial accounts, separately on each tax and due, in section of levels of budgets and non-budgetary funds, as well as in section of the type of indebtedness (tax or due, penalties, fines).

On taxes and dues, paid by executive body of the Company into budgets at the place of location of separate subdivisions, account of calculations shall be carried out by the executive body of the Company in section of appropriate separate subdivisions, budget levels and types of indebtedness.

1.7. Liability for tax record-keeping and preparing of tax statement

Chief accountant shall be liable for inappropriate calculation of taxes and dues, calculated and paid by executive body of the Company.

Managers of appropriate separate subdivisions shall be liable for inappropriate calculation of taxes and dues, calculated and paid by executive body of the Company.

The procedure of document turnover, related to tax accounting, terms of preparing and providing documents (registers, certificates), required for calculating of tax basis and calculating of taxes and dues, as well as liability for timely and correct preparing of the documents specified, shall be regulated by separate internal order documents of the Company.

2. PROFIT TAX

2.1. Tax registers

2.1.1. Analytical tax registers

Analytical registers of tax accounting shall be considered unified forms for classification of data of tax accounting for the reporting (tax) period, grouped in accordance with the requirements of chapter 25 of the Tax Code of the RF, without distribution (reflection) on financial accounts. Herewith, analytical record shall disclose the procedure for forming tax base and rates of tax declaration.

Registers of tax accounting shall be maintained as special forms both in hard copies and in electronic form, in particular, in the system SAP R\3, “1C: Energo” and other systems, applied by the Company.

Forms of registers of tax accounting and procedure for reflecting in them analytical data of tax accounting, data of initial accounting documents shall be developed by the Company independently.

2.1.1. Persons, liable for accurate reflection

Accurate reflection of business transactions in the registers of tax accounting shall be carried out by persons, who prepared and signed them, as well as persons, forming accounting registers.

2.1.2. The procedure for storage of tax registers

Within the reporting (tax) period tax registers shall be maintained in electronic form. Upon completion of the tax period the registers shall be transferred in hard copies. On storage of registers of tax accounting they shall be protected from overwriting.

2.1.3. Forms and requisites of tax register

The Company shall calculate tax base on the results of each reporting (tax) period on the basis of data of accounting registers. In the event the information is not enough for determining tax base in accordance with requirements of the chapter 25 of the Tax Code of the RF, the Company shall amend applied registers of accounting with additional requisites, forming herewith the registers of tax account.

2.1.4. List of tax registers

The Company shall carry out registers of tax account, specified in Annex 1 to this Provision on accounting policy for taxation purposes.

2.2. Method for calculating of tax base

With a view to calculate profit tax, profit and expenses of the Company shall be recognized by accrual method.

2.3. Revenue account

2.3.1. Classification of revenue

Revenue of the Company shall be distributed into sale revenue and extraordinary revenue. The Company shall record separately revenue from sale of goods (works, services) and extraordinary revenue.

2.3.2. Moment of recognition of sale revenue

Revenues, received from lease of property shall be determined as of the date of their reflecting in the accounting, but no later than the last date of the month, to which they are referred.

Revenue on construction agreements with long-term (more than one tax period) technological cycle, not providing for gradual job delivery (providing for construction of objects “ready-to-operate”)  shall be recognized in each reporting (tax) period of operation of appropriate agreement in the amount, equal to actual expenses on the data of accounting, carried out by the Company in appropriate reporting (tax) period, at the norm of profit, provided by the estimate of construction  on appropriate construction agreement.

Revenue on construction agreements, providing for gradual job delivery, shall be recognized for taxation purposes as of the date of delivery to the customer of completed stage of construction works (on the basis of transfer and acceptance act of works carried out).

2.3.3. Moment of extraordinary revenue recognition

Extraordinary revenue of the Company shall be recognized in the procedure, provided by article 271 of the Tax Code of the RF. For separate extraordinary revenue shall be established the moment of recognition:

•                  for property, revealed as a result of inventory — date of forming of inventory’s results;

•                  for revenue as license payments for use by objects of intellectual property or as other similar revenue — date of making settlements in accordance with provisions of agreements concluded;

•                  rate and sum differences shall be recognized in the procedure, provided in the accounting.

2.3.4. The procedure for determining revenue on securities, not circulated at organized market

For securities, not circulated at organized securities market, actual price for realization or other disposal of information regarding securities on realizing of at least one of the following conditions shall be accepted:

•                  actual price of appropriate transaction shall be in the range of prices on similar security, registered by trade organizer at the securities’ market as of the date of carrying out transaction or as of the date of the nearest trades, which took place prior to the date of carrying out the appropriate transaction, if trades on these securities were carried out at the trade organizer at least once during the last 12 months;

•                  actual price variance of appropriate transaction shall be within 20 per cent by increase or decrease from average price of similar security, calculated by trade organizer  at the securities’ market in accordance with established by it rules on the results of trades, as of the date of concluding such transaction or the date of the nearest trades, which took place prior to the date of making the appropriate transaction, if trades on these securities were carried out at the trade organizer at least once during the last 12 months;

In the event of absence of information on the results of trades on similar securities actual price of transaction shall be accepted, if the price specified is different from settlement price of these securities no more than at 20 per cent, which may be determined as of the date of making securities’ transaction, taking into account concrete provisions of the transaction made, peculiarities of circulation and price of security, other rates, information of which may be the grounds for such settlement.

Settlement price of shares may be determined by the Company on the basis of evaluation of net assets of the issuer as of the date of making securities’ transaction, on the basis of information, provided by the issuer. Settlement price of shares shall be determined by the Company, by dividing the value of net assets of the issuer at the number of shares.

While determining settlement price of debt securities, the Company may use the rates of profitability, existing at markets on similar types of loans, interest rates on similar commercial credits, and data of published interest rates. Also, to determine settlement price of debt securities method of calculating of accumulated (accrued) sums of interest payments (revenue) may be used for receipt. In this case settlement shall be carried out as follows:

SP - settlement price

N- nominal value

K – purchase value of security;

T – number of days from purchase to redemption of security;

D – number of days after purchase of security to sale (other disposal) of promissory note

Decision on applying of concrete method for calculating of settlement price of debt securities shall be accepted by the Company with regard to each transaction with such securities.

2.4. Expenditure account

2.4.1. Equal recognition of expenses

Expenses shall be included as expenses in that reporting period, in which they arise on the basis of terms of transactions. In the event provisions of the agreement provide for gaining profit within more than one reporting period and gradual delivery of goods (works, services) is not provided, expenses shall be distributed by taxpayer independently, taking into account the principle of uniformity of recognition of profit and expenses.

In the event a transaction does not contain provisions, which allow to determine the period, to which these expenses refer, and the relation between profit and expenses can not be determined distinctly or is determined indirectly, the Company shall determine  separately on each transaction the period, to which appropriate expenses are referred.

Expenses, related not only to revenue of the accounting period, but also to revenue of the following periods (expenses, related to purchase of rights to use programs for data processing machine and data bases, expenses related to preparing and new production assimilation etc.), shall be distributed between reporting and following periods. Such distribution shall be carried out in the procedure, applied for accounting purposes.

Value of services (works) of outside agencies shall be reflected in tax account on the basis of and according to the date of documents (acts of transfer and acceptance, and in the events, when acts of transfer and  acceptance are not prepared — bills, invoices), provided by the party, rendering services (carrying out works).

Under construction agreements, not providing for gradual job delivery (when construction of objects “ready-to-operate” is supposed), direct and indirect expenses shall be accepted in the reporting (tax) period in the amount of expenses actually carried out on the data of tax accounting.

Under construction agreements, providing for gradual job delivery in the current reporting (tax) period, direct expenses on transfer-acceptance acts of works completed shall be accepted in the appropriate reporting (tax) period. Indirect expenses shall be accepted in the reporting (tax) period of their origin.

2.4.2. Classification of expenses

Expenses of the Company, depending of their character as well as provisions of realization and directions of activity of the Company shall be distributed into expenses, related to production and realization and extraordinary revenue.

Expenses, related to providing for payment into temporary use and (or) temporary ownership and use of the Company’s property, shall be considered expenses from realization (expenses, related to production and realization).

Direct expenses of the Company for all functional types of activity(5), besides activity “Construction of objects to third parties”, include:

• Expenses for purchase of raw material and (or) materials, used in production of goods (performance of works, rendering of services) and (or) forming the basis, or being the necessary component by production of goods (performance of works, rendering of services);

• Expenses for purchase of components, subject to assembly, and (or) intermediate products, subject to additional processing by tax-payer;

• Expenses for remuneration of personnel’s labor, participating in production of goods, performance of works, rendering of services, as well as sums of unified social tax and expenses of compulsory pension insurance, following to financing of insurance and accumulating part of labor pension, accrued for specified sums of labor remuneration expenses;

• Sums of accrued amortization for main assets, used by production of goods, works, services.

According to functional type of activity “Construction of objects to third parties” the direct expenses of the Company include:

• Expenses for purchase of raw material and (or) materials, used in production of goods (performance of works, rendering of services) and (or) forming the basis, or being the necessary component by production of goods (performance of works, rendering of services);

• Expenses for purchase of components, subject to assembly, and (or) intermediate products, subject to additional processing by tax-payer;

• Expenses for remuneration of personnel’s labor, participating in production of goods, performance of works, rendering of services, as well as sums of unified social tax and expenses of compulsory pension insurance, following to financing of insurance and accumulating part of labor pension, accrued for specified sums of labor remuneration expenses;

• Expenses for equipment, requiring assembling;

• Expenses for serives of third parties, directly connected with construction of specific object (including expenses for sub-contract works, for performance of research and development, assembling and other works);

• Sums of accrued amortization for main assets, used by production of goods, works, services.

2.4.3. Method of evaluation and writing off of inventory

The amount of material expenses, related to writing off of raw materials and materials, used at production  (manufacture) of goods (carrying out of works, providing services), shall be formed on valuation method at average price.

2.4.4. Value of inventory

Value of inventory, included into material expenses, shall be determined on the basis of prices of their purchase (without considering sums of VAT and excise duties, except cases, provided for by the Tax Code of the RF). To value of inventory shall be included:

•                  commission remunerations, paid to facilitating organizations;

•                  transport expenses;

•                  business trip expenses, if the business trip is related to purchase of inventories;

•                  sum differences, which arouse at purchase of inventory;

(5) Functional types of activity are given in section 1.3. of the Accounting policy for purposes of accounting.

•                  interest for use of loan funds;

•                  other expenses, related to purchase of material assets.

Value of inventory as extra amount, revealed during inventory, as well as entered as a result of dismantling or disassembling of fixed assets decommissioned, shall be determined as amount of tax, calculated from revenue, provided by points 13 and 20 of article 250 of the Tax Code of the RF.

2.4.5. Amortization groups

Amortizable property shall be distributed on amortization groups in accordance with the terms of its beneficial use. Term of beneficial use shall be determined by the Company as of the date of coming into operation of the object of amortizable property within the term, provided for by appropriate groups by the order of the Government of the Russian Federation No. 1 of 1 January 2002.

For those types of fixed assets, which are not reflected in amortization groups, the term of beneficial use shall be determined by the Company in accordance with technical provisions or recommendations of companies-producers.

2.4.6. Term of beneficial use

The Company shall have the right to increase the term of beneficial use of fixed assets for taxation purposes upon the date of putting it into operation in the event, after reconstruction, modernization or technical re-armament of such object there was increase of actual term of its beneficial use. The Company shall make this decision on each object of fixes assets.

2.4.7. Account of the term of beneficial use at former owners

On buying objects of fixed assets, previously used, the Company may determine the norm of amortization, taking into account the term of beneficial use, decreased at the number of years (months) of operation of such property by former owners. Such decision shall be made on each object of fixed assets. If the term of actual use of these fixed assets at former owners will be equal or exceeding the term of its beneficial use, determined by classification of fixed assets, the Company shall independently determine the term of beneficial use of these fixed assets, taking into account the requirements of safety technique and other factors.

2.4.8. Account of the term of beneficial use on transfer to the charter capital

On receipt of fixed assets, previously used as investment into charter (share) capital or in the procedure of succession at reorganization of legal entities, the Company shall have the right to determine the term of their beneficial use, as established by the former owner of these fixed assets the term of beneficial use, decreased at the number of years (months) of this property’s operation by former owner.

In the event depreciation value of property, received as investment into charter capital according to the data of transmitting party is equal to zero, the term of beneficial use on this property shall also be recognized equal to zero, and the amount of extra charges, incurred by transmitting party at such transfer and recognized also as investment (contribution) into charter capital is subject to including into expenses under decision of the Company on the basis of provisions of point 1 article 272 of the Tax Code of the RF.

2.4.9. Initial value of fixed assets

Initial value of amortized fixed assets shall be determined as the amount of expenses for its purchase, construction, and manufacture and carrying to a certain condition, in which it will be available to use, with the exception of VAT and excise taxes, except cases, provided by the Tax Code of the RF.

To the initial value of fixed assets, in particular, shall be included:

•                  sum differences;

•                  interest for use of loan (credit) funds;

•                  custom duties and dues;

•                  state duty;

•                  VAT, paid at purchase of fixed assets, in cases, provided for by p.2 article 170 of the Tax Code of the RF.

•                  legal, informational and consultation services, related to purchase of fixed assets.

Initial value of the object of fixed assets, which requires state registration, shall be formed, taking into account expenses related to the state registration in the event; these expenses were made prior to recognition of the object of fixed assets amortizable property in purposes of taxation. If expenses related to the state registration were made after recognition of the object of fixed assets as amortizable property, such expenses shall be referred to miscellaneous expenses.

To determine in the tax accounting expenses related to purchase of fixed assets, evaluation of property, purchased at foreign currency for the purposes of including into amortizable property of the Company, shall be effected at the rate of the Central Bank of the Russian Federation as of the date of transfer of the ownership right to this property.

2.4.10. Method of amortization accrual

The Company shall accrue amortization by linear method.

2.4.11. Writing off of expenses to capital investments

The Company shall simultaneously include amortization expenses of the reporting (tax) period expenses, related to capital investments, amounting to 10 per cent of the sum of capital investments and (or) expenses, incurred in cases of further construction, re-equipment, reconstruction(6), modernization, technical rearmament, partial liquidation of each object of fixed assets.

On accrual of amortization the Company shall consider as initial value of fixed assets 90 per cent of the rate of expenses incurred to capital investments.

Expenses, related to modernization, further construction, re-equipment, reconstruction, technical rearmament, partial liquidation of fixed assets shall be written off to expenses for taxation purposes in the amount of 10% of specified expenses incurred.

Expenses specified, related to modernization, further construction, re-equipment, reconstruction, technical rearmament, partial liquidation of fixed assets shall be recognized as indirect expenses, which decrease profit, subject to taxation, of the reporting (tax) period, which is in accordance with article 25 of the Tax Code of Russian Federation has a certain data for change of initial cost of main assets, in relation to which capital investments were made.

Provisions of this article are not used in relation to objects of main assets, acquired without compensation, as well as main assets, which are not subject to amortization in accordance with paragraph 2 of article 256 of the Tax Code of the RF.

2.4.12. Special amortization index

Under the decision of the Management Board accrual of amortization on amortization norms below those, established by the law of the Russian Federation, is allowed. Use of decreased norms of amortization is allowed only from the beginning of the tax period and during the whole term of tax period. The decision specified shall be made on the basis of expert evaluations of technical specialists of the Company, taking into account the requirements of safety technique and other factors.

2.4.13. Procedure for referral expenses to R&D as expenses

2.4.13.1 Expenses to R&D shall be recognized by the company only upon completion of research or developments and making decision of use, starting from the month, following the completion of such R&D. Herewith, the moment of R&D completion is determined.

On carrying out of works by outside agencies:

•                  On the basis of acts of services rendered, used at the final transfer of R&D results;

•                  In the event of termination of works, due to inexpediency or impossibility for their continuation — on the basis of signed by the parties acts of termination of works or agreements of contract termination for carrying out of works;

•                  On carrying out of works, using own resources — on the basis of minutes of the Committee on R&D completion and results received.

2.4.13.2 Expenses for R&D carried out with a purpose to create new or improve technologies applied, create new types of raw materials or materials, are evenly included into other expenses

(6) Used for legal relationships emerged since January 1, 2006.

during 1 year from 1st day of each month, following the month, when the decision on use was made.

2.4.13.3             Expenses for R&D which did not give positive result are subject to inclusion into other expenses evenly during one year in the amount of actually implemented expenses since such decision was made.

2.4.14. Expenses in the form of interest

Ultimate level of interest on promissory notes recognized as expenses shall be accepted equal to the rate of refinancing of the Central Bank of the Russian Federation, increased 1.1 times — while forming promissory note in rubles and equal to 15 per cent — on promissory notes in foreign currency.

2.4.15. Reserves of future expenses

The Company does not create reserves of future expenses.

The Company does not create reserve of future expenses for payment of vacations.

The Company does not create reserve for payment of long-service award.

The Company does not create reserves for future repair of fixed assets. Expenses, related to repair of fixed assets, carried out by the Company, shall be recognized for purposes of taxation in that reporting (tax) period, in which they were carried out, in the amount of actual expenses.

2.4.16. Reserve on doubtful debts

The Company shall create reserve on doubtful debts, calculation of which shall be carried out quarterly in the procedure, provided by article 266 of the Tax Code of the RF. Herewith, as doubtful debt shall be recognized any indebtedness to the Company, which arouse due to realization of goods, carrying out of works, providing services, in the event this indebtedness was not repaid in terms, provided by the agreement, and is not secured by pledge, suretyship, bank guarantee.

For purposes of reserve calculation indebtedness, which arouse due to realization of property rights.

2.4.17. Determining expenses at realization of goods purchased

On realization of goods the Company shall decrease revenue from such transactions at the value of purchase of these goods and expenses, directly related to such realization.

Expenses of the current month, related to sale activity, shall be distributed into direct and indirect expenses in the procedure, established by article 320 of the Tax Code of the RF. To direct expenses shall be referred:

•                  value of goods purchased, realized within current reporting (tax) period;

•                  sums of expenses to delivery (transport expenses) of purchased goods to the stock of the Company, if these expenses were not included at the value of purchase of these goods.

All the rest expenses, with the exception of non-operating expenses, shall be recognized indirect expenses and decrease revenue from realization of the current reporting (tax) period.

Under purchase value of goods shall be recognized value of purchased goods, in accordance with provisions of the agreement, as well as custom dues, paid from this value, charges and other expenses, related to acquisition of goods purchased. Herewith, if transport expenses are included into purchase value under provisions of the agreement, they shall be recorded in purchase value, irrespective of the fact, whether they were detached as a separate line in initial and accounting documents or no.

Value of these goods on realization shall be determined by method of average price.

Value of goods purchased as surpluses, revealed during inventory, subject to including into expenses for taxation purposes on their realization, shall be determined as amount of tax, calculated from revenue, provided by point 20 article 250 of the Tax Code of the RF. Herewith, revenue shall be determined in accordance with article 274 of the Tax Code of the RF at market price, taking into account provisions of article 40 of the Tax Code of the RF.

2.4.18. Moment of recognition separate non-operating expenses

Non-operating expenses of the Company shall be recognized in the procedure, established by article 272 of the Tax Code of the RF. For separate non-operating expenses as sums of commission charges, as expenses related to payment to external agencies for works carried out (services provided) or as other similar revenue, the moment of recognition of the expenses specified shall be determined on the basis of provisions of the agreements concluded.

2.4.19. Expenses at realization (disposal) of securities

The Company shall consider as expenses for the purposes of taxation expenses, related to purchase and realization (disposal) of securities in the procedure, provided by the present accounting policy, Tax Code of the RF, law of evaluation activities and other regulatory acts.

To expenses, related to purchase and realization (disposal) of securities shall be referred:

•                  expenses, related to payment of services of specialized organizations and other persons for consulting, informational and registration services;

•                  remuneration, paid to mediators (including payment of services of depositaries, related to transfer of ownership right) and remuneration, paid to organizations, which provide concluding and carrying out of transactions;

•                  other valid, confirmed in writing, assignable expenses, directly related to purchase and realization of securities.

On purchase of shares (participatory shares in the charter (share) capital, equity interest) at their initial placement as expenses of current reporting (tax) period the Company shall not consider:

•                  expenses as value of property (proprietary rights), entered as contribution into charter capital, in the evaluation on the data of tax accounting of the Company as of the date of transfer of the ownership right to property (concession of proprietary rights);

•                  additional charges, incurred at such entry.

The expenses specified shall be included by the Company into value of purchased shares (participatory shares, equity interest), considered as expenses for purposes of profit tax at their future realization (other disposal) in the procedure, provided by the Tax Code of the RF and the present accounting policy.

Expenses at realization (or other disposal) of interest (coupon) securities on the basis of purchase of security, expenses related to purchase, expenses to realization, the sum of accrued interest (coupon) yield, paid by the Company to seller of security. Herewith, to expenses shall not be included amounts of accrued interest (coupon) yield, earlier considered at taxation.

Expenses at realization (or other disposal) of non-interest securities shall be determined on the basis of value of purchase of security, expenses related to purchase and realization.

At realization or other disposal of securities the Company shall write off to expenses the value of securities disposed on the basis of value per unit.

At realization (disposal) of securities expenses, related to their purchase, shall be considered in purposes of taxation as participatory share, falling at realized (disposed) securities.

2.4.20. Transfer of losses, incurred at carrying out of separate transactions

The Company shall also transfer losses to the future:

•                  on securities’ transactions (both being circulated, and not circulated at the organized securities’ market) — in the procedure, provided by article 280 of the Tax Code of the RF;

•                  on transactions with financial instruments of terminal transactions — in the procedure, provided by article 304 of the Tax Code of the RF;

•                  at realization of amortizable property — in the procedure, provided by article 268 of the Tax Code of the RF.

for purposes of taxation shall not be considered:

•                  amounts of losses on objects of service plants and facilities, including housing and public utilities to the extent, exceeding ultimate amount, determined in accordance with art.275.1 of the Tax Code of the RF;

•                  amounts of losses on transactions with financial instruments of terminal transactions, not circulated at the organized market (with the exception of cases, provided by point 5 article 304 of the Tax Code of the RF);

•                  amounts of losses of the Company — founder, received within validity period of the agreement of property trust management from use of property, transferred to trust management.

Determining of financial result (including loss) from activity, related to use of service plants and facilities, shall be carried out on organization as a whole.

2.4.21 Expenses for purchase of right on land areas

Expenses for puchase of right on land areas are included into other expeses, connected with production and realization, since the time of documental confirmation of the transfer of documents to state registration of the specified rights evenly during five years.

2.5. Separate account

2.5.1. List of types of activity for keeping separate account

The Company shall carry out separate account of profit and expenses:

•                  on transactions, related to realization of works, services;

•                  on trade activity;

•                  on the activity of service plants and facilities;

•                  at realization of amortizable property;

•                  at realization of other property;

•                  on transactions with securities (including separately on transactions with securities, being circulated at the organized securities’ market and securities, not being circulated at  the organized securities’ market);

•                  on concession transactions (transmission) of claim

2.5.2. Separate account of individual transactions

The Company shall carry out separate account on:

•                  property, received within the limits of target financing;

•                  revenue, received as dividends from Russian organizations;

•                  revenue as interest on state and municipal securities, provisions of issue and circulation of which provide for gaining of profit as interest;

•                  expenses to repair of fixed assets (on types of production, types of activity);

•                  expenses to R&D.

2.6. Budget settlements on profit tax

2.6.1. Advance payments

On the results of each reporting (tax) period the Company shall calculate the amount of advance payment on the basis of tax and profit rate, subject to taxation, calculated by accrued method from beginning of tax period through the end of reporting (tax) period.

During the reporting period the Company shall calculate amount of monthly advance payment on the basis of tax, actually paid for the previous quarter, in the procedure, provided by article 286 of the Tax Code of the RF.

2.6.2. Procedure for calculating and payment of taxes

Payment of advance payments, as well as amounts of tax, subject to entry into revenue side of budgets of subjects of the Russian Federation and budgets of municipal entities, shall be carried out at the place of the Company’s location, as well as place of location of one of its separate subdivisions, situated on the territory of one subject of the Russian Federation, on the basis of profit share, calculated from aggregate rates of separate subdivisions, being on the territory of the subject of the Russian Federation, determined as middle arithmetic value of density of average number of employees and arithmetic value of residual value of amortizable property of this separate subdivision for the tax (reporting) period accordingly, in average number of employees and residual value of amortizable property, determined in accordance with point 1 article 257 of the Tax Code of the RF,  in general on the Company.

Distribution of residual value of amortizable property on separate subdivisions of the Company shall be carried out on places of location of materially-responsible persons for concrete amortizable property.

Calculation and payment of profit tax shall be carried out by executive body of the Company on the basis of information, provided by separate subdivisions of the Company.

2.7 The procedure for determining average number of employees

Average number of employees shall be determined in the procedure, established by Federal service of state statistics for filling uniform forms of federal state statistics supervision.

Average number of employees for the month shall be calculated by summarizing average number of employees for each calendar day of the month, i.e. from 01 through 30 or 31 date (in February — through 28 or 29), including holidays (non-working) days and week-ends and distributing the amount received at the number of calendar days of the month.

Average number of employees shall be calculated on the basis of roster strength, which is stated as of the last date of the tax (accounting) period.

At calculation of average number shall be recorded employees, which are in membership of the Company and not considered secondary job employees, as well as persons, not being in the staff (carrying out works under civil contracts for appropriate accounting (tax) period.

2.8 Procedure for determining residual value of amortizable property

The rate of residual value of amortizable property for accounting (tax) period for purposes of distributing profit tax between separate subdivisions of the Company, paying tax, shall be calculated according to the procedure, proposed by the Ministry of Finance of Russia in the letter No. 03-03-02\16 of 6 July 2005. Herewith, at calculation of residual value of the Company and separate subdivisions shall not be recorded:

•                  property, transferred to free use;

•                  property, transferred under the decision of the management Board of the Company to conservation with duration more than 3 months;

•                  property of the Company, not used for gaining profit.

At calculation of the rate “residual value” of amortizable property for accounting (tax) period shall be recorded as fixed assets, being amortizable property and having residual value.

3. VALUE ADDED TAX (VAT)

3.1. Calculation and payment of VAT

Calculation and payment of VAT shall be carried out by executive body of the Company according to information, provided by separate subdivisions of the Company, except the following.

Separate subdivisions of the Company shall carry out calculation, withhold from funds, paid to suppliers of goods (works, services) and transfer to budget VAT sums, subject to payment on meeting by the Company liabilities of tax agent.

3.2. Distribution of tax deductions on VAT with regard to taxable and non-taxable transactions

3.2.1. VAT sum, provided by sellers of goods (works, services), proprietary rights, shall be taken to deduction, provided by articles 171-172 of the Tax Code of the RF in the event, if participatory share of aggregate expenses to production of goods (works, services, proprietary rights), transactions on realization of which are not subject to VAT taxation, does not exceed 5 per cent of the total value of aggregate expenses, incurred for reporting period, related to production of goods (works, services, proprietary rights), transactions on realization of which are subject to taxation and not subject to taxation for VAT purposes.

3.2.2. Aggregate expenses on production of goods (works, services), proprietary rights, transactions on realization of which are not subject to taxation, shall be determined as amount of expenses, directly related to carrying out of non-taxable transactions, as well as participatory share of expenses, simultaneously referred to taxable and non-taxable transactions.

3.2.3. Expenses, simultaneously referred to taxable and non-taxable transactions, shall be expenses of executive body on the following centers of financial liabilities

• unit of financial activity;

• unit of corporate management;

• unit of Head of the Management Board.

Part of these expenses shall be determined on the basis of the amount of profit from taxable transactions in the total amount of revenue from realization.

3.2.4. In tax periods, in which participatory share, specified in point 3.2.1.of the Accounting policy, exceeded 5% of VAT sum, declared by suppliers of goods (works, services), of proprietary rights and related to the ratio of VAT non-taxable activity, are related to accounts for registration of other expenses (accounts 9120* in the accounting plan), accepted by calculation of income tax. Here the specified ratio is determined according to the share of proceeds from realization of non-taxed operation, in the sum of profit from realization, reduced by VAT sum, calculated in relation to taxed operations.

3.3 Determination of VAT sum according to export operations

VAT sums, presented by sellers of goods (operations, services), proprietary rights, accepted for deduction by procedure stipulated by articles 171-172 of the Tax Code of RF, are determined basing on the share of shipped goods (operations, services), operations in realization are subject to taxation at rate 0 percent, in the total return from realization of goods (operations, services), proprietary rights, shipped in the tax period, reduced by the sum of VAT, calculated in relation to taxed operations.

4. MISCELLANEOUS TAXES

4.1. Transport tax

Calculation of transport tax shall be carried out by executive body of the Company and separate subdivisions of the Company.

Executive body of the Company shall calculate, pay transport tax, prepare and provide statement on transport tax in accordance with the requirements of the Tax Code of the RF and regulatory acts of subjects of the Russian Federation, providing this tax, on transport means of executive body of the Company.

Separate subdivisions of the Company shall independently calculate, pay transport tax, prepare and submit statement on transport tax in accordance with the requirements of the Tax Code of the RF and regulatory acts of subjects of the Russian Federation, which established this tax, on transport means of separate subdivisions of the Company.

4.2. Unified social tax (UST)

Calculation of UST and tax accounting with regard to revenue paid and unified social tax shall be carried out by executive body of the Company and separate subdivisions of the Company.

Executive body of the Company shall calculate and pay tax as well as provide to tax bodies statement on tax with regard to payments, referred to executive body of the Company.

Separate subdivisions, accruing payments and other remunerations in favor of individuals, shall exercise liabilities of organization related to payment of tax (advance payments on tax), as well as liabilities on providing calculations on tax and tax declarations at the place of their location.

Amount of tax (advance payment on tax), subject to payment at the place of location of separate subdivision, shall be determined on the basis of the amount of tax base, referred to this separate subdivision.

Amount of tax, subject to payment at the place of location of organization, to which separate subdivisions are included, shall be determined as difference between total amount of tax, subject to payment by organization in total, and aggregate amount of tax, subject to payment at the place of location of separate subdivisions of organization.

4.3. Personal income tax (PIT)

Aggregate amount of tax, calculated and withheld by the Company (tax agent) at a taxpayer (individual) with regard to which it is recognized as source of income, shall be paid at the place of record of tax agent in the tax body.

The Company shall transfer accrued and withheld amounts of tax both at the place of its location and at the place of location of each of its separate subdivision.

Amount of tax, subject to payment into budget at the place of location of separate subdivision, shall be determined on the basis of amount of revenue, subject to taxation, calculated and paid to employees of these separate subdivisions.

4.4. Property tax of companies

Calculation and payment of property tax of the company shall be carried out by executive body of the Company according to information, provided by separate subdivisions of the company on property, being at the balance of subdivisions and according to information of executive body on property, being at balance of executive body of the Company.

Managers of separate subdivisions shall bear liability for monitoring local legislation on tax, for timeliness and completeness of data, provided under the local law, on property of separate subdivisions, on requisites and terms of payment of tax to executive body of the Company.

Objects of immovable property, not passed the state registration and itemized as capital investments, but actually being in operation, are subject to including into average annual value of property on calculation of property tax. Allowances on property tax with regard to the objects specified shall be applied irrespective of their state registration.

4.5. Miscellaneous taxes

Calculation and payment of local taxes and dues shall be carried out at the place of arising of taxable base and in accordance with the law of the Russian Federation on taxes and dues and by-laws of the Company, regulating the procedure of calculation and payment of appropriate taxes and dues.

Annex 3
To the order No. 450 of JSC FGC UES dated December 28, 2007

Plan of book-keeping accounts

Number of account	Name of account, subaccount
0000000000	Subsidiary account
0100000000	Fixed assets
0101000000	Land plots and objects of natural resources
0102000000	Buildings
0103000000	Constructions and transfer devices
0104000000	Cars and equipment
0105000000	Transport
0106000000	Industrial and household equipment
0107000000	Other
0109000000	Work-stock, productive and pedigree livestock
0110000000	Perennial plantings
0111000000	Capital investments for radical improvement of lands (drainage, irrigation and other reclamation works)
0112000000	Capital investments to leased fixed assets
0199999999	Disposal
0200000000	Amortization
0202000000	Buildings
0203000000	Constructions and transfer devices
0204000000	Cars and equipment
0205000000	Transport
0206000000	Industrial and business inventory
0207000000	Other
0208100000	Amortization of property, put into operation, on account 08
0209000000	Work-stock, productive and pedigree livestock
0210000000	Perennial plantings
0211000000	Capital investments for radical improvement of lands (drainage, irrigation and other reclamation works)
0212000000	Capital investments to leased fixed assets
0213000000	Fixed assets, designed to lease (leasing)
0214000000	Fixed assets, designed to lease (operating lease)
0300000000	Income-bearing lease investment
0301000000	Fixed assets, designed to lease (leasing, operating lease)
0301010000	Fixed assets, designed to lease (leasing)
0301020000	Fixed assets, designed to lease (operating lease)
0302000000	Fixed assets, transferred to long-term lease
0302010000	Fixed assets, transferred to long-term lease (leasing)
0302020000	Fixed assets, transferred to long-term lease (operating lease)
0303000000	Fixed assets, transferred to short-term lease
0303010000	Fixed assets, transferred to short-term lease (leasing)
0303020000	Fixed assets, transferred to short-term lease (operating lease)
0399000000	Disposal of material assets, recorded as interest-bearing investments
0400000000	Non-material assets
0401000000	Inventions, industrial samples, utility models
0402000000	Trade marks, service marks, names of place of origin of a commodity, trade names

0403000000	Software and database
0404000000	Licences with period of validity more than 12 months
0404010000	Licenses to the right of mineral resources’ use
0404990000	Other licenses and franchises with period of validity more than 12 months
0405000000	R&D results, not subject to legal protection
0406000000	Possession of “know-how”, secret formula or the process, information with regard to industrial, commercial or scientific experience
0407000000	Business reputation
0498000000	Other non-material assets
0499000000	Disposal of non-material assets
0500000000	Amortization of non-material assets
0501000000	Inventions, industrial samples, utility models
0502000000	Trade marks, service marks, names of place of origin of a commodity, trade names
0503000000	Software and databases
0504000000	Licences, franchises with period of validity more than 12 months
0504010000	Licenses to the right of mineral resources’ use
0504990000	Other licenses and franchises with period of validity more than 12 months
0506000000	Possession of “know-how”, secret formula or the process, information with regard to industrial, commercial or scientific experience
0598000000	Other non-material assets
0700000000	Equipment for installation
0800000000	Investments to non-circulating assets
0801000000	Objects, completed by construction, but not included into FA
0802000000	Purchase of land plots and objects of natural resources
0803000000	Construction, reconstruction and modernization of FA objects
0803100000	Objects of non-completed major construction (new construction)
0803200000	Reconstruction, modernization, assembly on investment activity
0803300000	Reconstruction, modernization, assembly on muster budget
0804000000	Purchase of fixed assets’ objects
0805000000	Carrying out of R&D
0805010000	Non-completed R&D objects
0805020000	Completed R&D with positive result, not subject to legal protection
0805030000	Creation of NMA
0805040000	Completeted R&D with negative result
0806000000	Capital investments for radical improvement of lands
0807000000	Capital investments to leased fixed assets
0807010000	Capital investments to leased objects of UNEG
0807020000	Capital investments to other leased fixed assets
0808000000	Purchase of non-material assets
0808010000	Capital investments to software
0808020000	Capital investments to other non-material assets
0809000000	DEW
0809010000	DEW non-completed
0809020000	DEW completed
0900000000	Tax assets deferred
1000000000	Materials
1001000000	Raw materials and materials
1002000000	Fuel
1003000000	Spare parts and components
1003000001	Correcting of spare parts cost in F1 (without amount)
1004000000	Construction materials

1005000000	Instrument, accessories and house wares
1007000000	Special rigging and special clothing
1007010000	Special rigging and special clothing at the stock (MM module)
1007010100	Special rigging and special clothing second-handed at the stock (OC module)
1007020000	Special rigging and special clothing in operation
1007020100	Special rigging and special clothing in operation by standards
1007020200	Special rigging and special clothing over standard
1010000000	Pantry products
1001200000	Packing
1098000000	Other materials
1400000000	Reserves under cost reduction of material assets
1500000000	Storage and purchase of material assets
1501000000	Purchase of raw materials and materials
1502000000	Purchase of fuel
1503000000	Purchase of spare parts and components
1504000000	Purchase of construction materials
1505000000	Purchase of accessories and house wares
1507000000	Purchase of special rigging and special clothing
1512000000	Purchase of packing
1520000000	Purchase of equipment, which requires assembly
1531000000	TDAon inventories purchased
1541000000	Purchase of goods
1598000000	Purchase of other materials
1600000000	Deviation in price of material assets
1601000000	Deviations in price of raw materials and materials
1602000000	Deviations in price of fuel
1603000000	Deviations in price of spare parts and components
1604000000	Deviations in price of construction materials
1605000000	Deviations in price of accessories and house ware
1607000000	Deviations in price of special rigging and special clothing
1612000000	Deviations in price of packing
1620000000	Deviations in price of equipment, which requires assembly
164100000	Deviations in price of goods
1698000000	Deviations in price of other materials
1900000000	VAT on values purchased
1901000000	VAT entered
1901010000	VAT entered taxed/non-taxed
1901020000	VAT entered for export
1902000000	VAT paid
1903000000	VAT for distribution
1903010000	VAT for distribution taxed/non-taxed
1903020000	VAT for distribution internal market/export
190400000	VAT export for confirmation
200000000	Main production
2001000000	Services in electric power transfer
2002000000	Services in technological connection
2003000000	Other services of industrial nature
2004000000	Other services on non-industrial nature
2005000000	Construction of objects for third parties
2600000000	General business expenses
3100000000	Material expenses
3101000000	Raw materials, materials, instruments, rigging, lab equipment etc.

3101010000	Raw materials and materials
3101010001	Raw materials and materials, accepted for TA
3101010002	Raw materials and materials, not accepted for tax accounting
3101020000	Instruments, appliances, accessories, devices, lab equipment and other property
3101020001	Instruments, appliances, accessories, devices, lab equipment and other property, accepted for TA
3101020002	Instruments, appliances, accessories, devices, lab equipment and other property, not accepted for TA
3101030000	Material assets, revealed during inventory or dismantling of FA
3101030001	Material assets, revealed during inventory or dismantling of FA, accepted for TA
3101030002	Material assets, revealed during inventory or dismantling of FA, not accepted for TA
3101040000	Special rigging
3101040000	Special rigging, accepted for TA
3101040002	Special rigging, not accepted for TA
3102000000	Purchased energy, fuel and water supply
3102010000	Electric power purchased to cover losses related to its transfer
3102010001	Electric power purchased to cover losses related to its transfer
3102010002	Electric power purchased to cover losses related to its transfer, not accepted for TP
3102020000	Electric and heating power purchased to economic needs
3102020100	Heating energy purchased
3102020101	Heating energy to economic needs, accepted for TA
3102020102	Heating energy to economic needs, not accepted for TA
3102020200	Electric power purchased
3102020201	Electric power to economic needs, accepted for TA
3102020202	Electric power to economic needs, not accepted for TA
3102030000	Water supply
3102030001	Water supply, accepted for TA
3102030002	Water supply, not accepted for TA
3102040000	Technological fuel
3102040001	Technological fuel, accepted for TA
3102040002	Ttechnological fuel, not accepted for TA
3102050000	Fuel for transport means
3102050001	Fuel for transport means, accepted for TA
3102050002	Fuel for transport means, not accepted for TA
3103000000	Special clothing
3103010000	Special clothing up to one year
3103010002	Special clothing up to one year above the standard, not accepted for TA purposes
3103020000	Special clothing above one year
3104000000	Wworks and services of industrial character
3104010000	Services on complex RTD of UNEG objects
3104010001	Services on complex RTD of UNEG objects, accepted for TA
3104010002	Services on complex RTD of UNEG objects, not accepted for TA
3104020000	Services on power energy transit
3104020001	Services on power energy transit, accepted for TA
3104020002	Services on power energy transit, not accepted for TA
3104030000	Services of NPP outdoor switchgear
3104030001	Services of NPP outdoor switchgear, accepted for TA
3104030002	Services of NPP outdoor switchgear, not accepted for TA
3104040000	Services of outside agencies on FA repair
3104040001	Services of outside agencies on FA repair, accepted for TA
3104040002	Services of outside agencies on FA repair, not accepted for TA

3104040010	Materials on repair by outside agencies
3104040011	Materials on repair by outside agencies, accepted for TA
3104040012	Materials on repair by outside agencies, not accepted for TA
3104050000	Transportation of goods
3104050001	Transportation of goods, accepted for TA (before 2008)
3104050002	Transportation of goods, not accepted for TA (before 2008)
3104050011	Transportation of goods by long-distance freight railroad transport
3104050012	Transportation of goods by long-distance freight railroad transport, not accepted for TA
3104050021	Transportation of goods by industrial railroad transport
3104050022	Transportation of goods by industrial railroad transport, not accepted for TA
3104050031	Transportation of goods by motor transport
3104050032	Transportation of goods by motor transport, not accepted for TA
3104050041	Transportation of goods by sea transport
3104050042	Transportation of goods by sea transport, not accepted for TA
3104050051	Transportation of goods by internal water transport
3104050052	Transportation of goods by internal water transport, not accepted for TA
3104050091	Other transportation of goods
3104050092	Other transporation of goods, not accepted for TA
3104060000	services of CDO on organisation of dispatch work
3104060001	services of CDO on organisation of dispatch work, accepted for TA
3104060002	services of CDO on organisation of dispatch work, not accepted for TA
3104070000	expenses to environmental measures, payment for wastes
3104070100	expenses, related to maintenance and operation of FA of environmental purpose
3104070101	expenses, related to maintenance and operation of FA and other property of environmental purpose, accepted for TA
3104070102	expenses, related to maintenance and operation of FA and other property of environmental purpose, not accepted for TA
3104070200	payment for wastes
3104070201	payments for wastes (discharge) of contaminators in natural environment and other similar expenses within the norm
3104070202	payments for wastes (discharge) of contaminators in natural environment and other similar expenses above the norm
3104070300	services related to carrying out of ecology expertises
3104070301	services of outside agencies related to carrying out of ecology research, expertise
3104070401	placement and utilization of wastes
3104080000	other works and services of industrial character
3104080101	support, technical service, inspection of industrial fixed assets (buildings, constructions, equipment, transport means, system of security)
3104080201	check and instrument calibration
3104080300	other works and services of industrial character
3104080301	other works and services of industrial character, accepted for TA
3104080302	other works and services of industrial character, not accepted for TA
3104081040	Research & Development works by construction aside
3104081041	R&D works by construction aside, accepted for TA
3104081042	R&D works by construction aside, not accepted for TA
3104090100	Equipment by construction aside
3104090110	Equipment included into cost sheet of construction aside
3104090111	Equipment included into cost sheet of construction aside, accepted for TA
3104090112	Equipment included into cost sheet of construction aside, not accepted for TA
3104090120	Equipment, not included into cost sheet of construction aside
3104090121	Equipment not included into cost sheet of construction aside, accepted for TA

3104090122	Equipment not included into cost sheet of construction aside, not accepted for TA
3200000000	Amortization
3201000000	amortization of FA, used in ordinary business of industrial character
3202000000	amortization of non-material assts,, used in ordinary business
3203000000	ordinary expenses related to writing off of FA with value up to 10 000 roubles
3204000000	amortization of fixed assets, received irrevocably
3300000000	Remuneration to employees (including salary expenses)
3301000000	payment for time in operation
3301010000	salary on tariff rates, official salaries
3301010000	salary on tariff rates, official salaries, accepted for TA
3301020000	personal increases to tariff rates, salaries
3301020001	personal increases to tariff rates, salaries, accepted for TA
3301030000	increases, related to mode of operation
3301030001	increases, related to mode of operation, accepted for TA
3301030002	increases, related to mode of operation, not accepted for TA
3301040000	systematic (current) bonuses
3301040001	systematic (current) bonuses, accepted for TA
3301050000	long-service award
3301050001	long-service award, accepted for TA
3301060000	increases as regional bonuses and northern hardship bonuses
3301060001	increases as regional bonuses, accepted for TA
3301060021	far northern hardship bonuses, accepted for TA
3301070000	one-time bonuses for carrying out of critical tasks
3301070001	one-time bonuses for carrying out of critical tasks, accepted for TA
3301070002	one-time bonuses for carrying out of critical tasks, not accepted for TA
3301080000	salary payment to employees, not on payroll
3301080001	salary payment to employees, not on payroll, accepted for TA
3301080002	salary payment to employees, not on payroll, not accepted for TA
3301090000	other facilitating payments
3301090001	other facilitating payments, accepted for TA
3301090002	other facilitating payments, not accepted for TA
3302000000	salary payment for time non-worked
3302010000	payment of vacations, provided by law
3302010001	payment of vacations, provided by law, accepted for TA
3302020000	payment of additional vacations, provided by labour contract
3302020001	payment of additional vacations, provided by labour contract, accepted for TA
3302020002	payment of additional vacations, provided by labour contract, not accepted for TA
3302030000	payment of study leaves
3302030001	payment of study leaves, accepted for TA
3302030002	payment of study leaves, not accepted for TA
3302040000	average salary for time in business trips
3302040001	average salary for time in business trips, accepted for TA
3302050000	average salary for time in study off-job
3302050001	average salary for time in study off-job, accepted for TA
3302050002	average salary for time in study off-job, not accepted for TA
3302060000	extra charge to women, being in maternity leave
3302060001	extra charge to women, being in maternity leave, accepted for TA
3302060002	extra charge to women, being in maternity leave, not accepted for TA
3302070000	amount of accrued average salary, retained during meeting by employee of state and public liabilities, provided by the law
3302070001	amount of accrued average salary, retained during meeting by employee of state and public liabilities, provided by the law, accepted for TA
3303000000	one-time incentive and other payments
3303010000	remunerations under the results of work per annum
3303010001	remunerations under the results of work per annum, accepted for TA
3303010002	remunerations under the results of work per annum, not accepted for TA
3303020000	remunerations for inventions and efficiency
3303020001	remunerations for inventions and efficiency, accepted for TA
3303020002	remunerations for inventions and efficiency, not accepted for TA
3303030000	compensations for unused annual leave
3303030001	compensations for unused annual leave, accepted for TA
3303030002	compensations for unused annual leave, not accepted for TA
3303040000	payment of food, accommodation, fuel, official uniform
3303040001	payment of food, accommodation, fuel, accepted for TA
3303040002	payment of food, accommodation, fuel, not accepted for TA
3303050000	other compensation payments
3303050001	other compensation payments, accepted for TA
3303050002	other compensation payments, not accepted for TA
3303060000	payment of official uniform
3303060001	payment of official uniform, accepted for TA
3303060002	payment of official uniform, not accepted for TA
3304000000	termination benefit, transit to vacation and to the place of study, increases to pensions
3304010000	termination benefit
3304010001	termination benefit, accepted for TA
3304010002	termination benefit, not accepted for TA
3304020000	payment of transit to the place of vacation and back
3304020001	payment of transit to the place of vacation and back, accepted for TA
3304020002	payment of transit to the place of vacation and back, not accepted for TA
3304030000	expenses in the form of increases to pensions
3304030001	expenses in the form of increases to pensions, accepted for TA
3304030002	expenses in the form of increases to pensions, not accepted for TA
3304040000	payment of transit to the place of vacation and back
3304040001	expenses to transit to the place of vacation and back
3304040002	expenses to transit to the place of vacation and back, not accepted for immediate staff
3305000000	insurance payments to employees
3305010000	non-state pension insurance of employees (including FEED)
3305020000	medical insurance of employees
3305030000	whole life insurance of employees or disablement (including FEED)
3306000000	other expenses, made in favour of employee
3306000001	other expenses, made in favour of employee, accepted for TA
3306000002	other expenses, made in favour of employee, not accepted for TA
3400000000	taxes and dues on ordinary expenses
3401000000	unified social tax
3401010001	Social Insurance Fund
3401020001	Pension Fund
3401030000	medical insurance fund
3401030101	deductions to Territorial Medical Insurance fund (FEED)
3401030201	deductions to the federal Medical Insurance fund
3402000000	contributions on social insurance from industrial accidents and professional diseases
3402000001	contributions on social insurance from industrial accidents and professional diseases

3402000002	contributions on social insurance from industrial accidents and professional diseases, not accepted for TA
3403000000	other taxes and dues on ordinary expenses
3403010001	State due
3403020001	custom dues and charges
3403030000	other taxes and dues on ordinary expenses
3403030001	other taxes and dues on ordinary expenses, accepted for TA
3403030002	other taxes and dues on ordinary expenses, not accepted for TA
3500000000	Other expenses
3501000000	works and services of general production character
3501010000	communication services and postal expenses of Deferred Expenses
3501010001	communication services and postal expenses, accepted for TA (before 2008)
3501010002	communication services and postal expenses, not accepted for TA (before 2008)
3501010011	Services of post and courier service
3501010012	Services of post and courier service, not accepted for TA
3501010021	Services of telephone service
3501010022	Services of telephone service, not accepted for TA
3501010031	Services of digital communication service
3501010032	Services of digital communication service, not accepted for TA
3501020000	Legal services
3501020001	legal services, accepted for TA
3501020002	legal services, not accepted for TA
3501030000	informational services and expenses for software
3501030100	expenses, related to purchase of rights to software, development, modernization and adjustment of software
3501030200	expenses related to technical service of software, data base update
3501030201	expenses related to technical service of software, data base update, accepted for TA
3501030202	expenses related to technical service of software, data base update, not accepted for TA
3501030300	other information services
3501030301	other information services, accepted for TA
3501030302	other information services, not accepted for TA
3501040000	consulting services
3501040001	consulting services, accepted for TA
3501040002	consulting services, not accepted for TA
3501050000	auditor services
3501050001	auditor services, accepted for TA
3501050002	auditor services, not accepted for TA
3501060000	notary services
3501060001	notary services, accepted for TA
3501060002	notary services, not accepted for TA
3501070000	transport expenses, not related to transit of goods
3501070001	transport expenses, not related to transit of goods, accepted for TA
3501070002	transport expenses, not related to transit of goods, not accepted for TA
3501080000	services, related to publishing of financial and statistical accounting
3501080100	expenses, related to providing of forms of statistical accounting
3501080101	expenses, related to providing of forms of statistical accounting, accepted for TA
3501080102	expenses, related to providing of forms of statistical accounting, not accepted for TA
3501080200	expenses, related to publishing of accounting statement
3501080201	expenses, related to publishing of accounting statement, accepted for TA

3501080202	expenses, related to publishing of accounting statement, not accepted for TA
3501090000	services of translators, which are not in the company’s staff
3501090001	services of translators, which are not in the company’s staff, accepted for TA
3501090002	services of translators, which are not in the company’s staff, not accepted for TA
3501100000	membership fees for participating in energy forums, exhibitions, councils, commissions
3501100001	membership fees for participating in energy forums, exhibitions, councils, commissions, accepted for TA
3501100002	membership fees for participating in energy forums, exhibitions, councils, commissions, not accepted for TA
3501110000	expenses to advertisement, including participating in exhibitions and expositions
3501110101	off the ration expenses to advertisement, including participating in exhibitions and expositions
3501110201	other off the ration expenses to advertisement, including participating in exhibitions and expositions
3501120000	other works and services of general production
3501120100	services of collection
3501120101	services of collection, accepted for TA
3501120102	services of collection, not accepted for TA
3501120200	services related to purchase of forest tickets and cutting
3501120201	services related to purchase of forest tickets and cutting, accepted for TA
3501120202	services, related to forest tickets on cutting, not accepted fot TA
3501120300	services on technical maintenance of office appliances and systems of conditioning
3501120301	services on technical maintenance of office appliances and systems of conditioning, accepted for TA
3501120302	services on technical maintenance of office appliances and systems of conditioning, not accepted for TA
3501120400	services of polyclinic and Health Inspection Services
3501120401	services of polyclinic and Health Inspection Services, accepted for TA
3501120402	services of polyclinic and Health Inspection Services, not accpetde for TA
3501120500	expenses to printing and house proof services (business cards, certificates, seals, stamps, publications)
3501120501	expenses to printing and house proof services (business cards, certificates, seals, stamps, publications), accepted for TA
3501120502	expenses to printing and house proof services, not accepted for TA
3501120600	expenses to marketing research
3501120601	expenses to marketing research, accepted for TA
3501120602	expenses to marketing research, not accepted for TA
3501120602	other services of industrial character
3501120700	other services of industrial character, accepted for TA
3501120701	other services of industrial character, not accepted for TA
3501120702	expenses, related to maintenance of property
3502010000	expenses of external organisations related to property protection
3502010001	expenses of external organisations related to property protection, accepted for TA
3502010002	expenses of external organisations related to property protection, not accepted for TA
3502020000	expenses related to maintenance of office transport
3502020001	expenses related to maintenance of office transport, accepted for TA
3502020002	expenses related to maintenance of office transport, not accepted for TA
3502030000	public facilities and expenses to maintenance of buildings
3502030001	public facilities and expenses to maintenance of buildings, accepted for TA

3502030002	public facilities and expenses to maintenance of buildings, not accepted for TA
3502040000	payment for lease of property
3502040101	payment for use of AO-energo grids
3502040200	payment for lease of properties, except buildings and offices
3502040201	payment for lease of properties, except buildings and offices, accepted for TA
3502040202	payment for lease of properties, except buildings and offices, not accepted for TA
3502040300	payment for lease of transport means
3502040301	payment for lease of transport means, accepted for TA
3502040302	payment for lease of transport means, not accepted for TA
3502040400	payment for lease of buildings and office premises
3502040401	payment for lease of buildings and office premises, accepted for TA
3502040402	payment for lease of buildings and office premises, not accepted for TA
3502040500	payment for land lease
3502040501	payment for land lease, accepted for TA
3502040502	payment for land lease, not accepted for TA
3502050000	expenses related to insurance
3502050100	expenses related to insurance of property, including FEED
3502050110	expenses related to obligatory insurance of property, including FEED
3502050120	expenses related to voluntary insurance of property, including FEED
3502050200	expenses related to insurance of civil liability, including FEED
3502050210	expenses related to obligatory insurance of civil liability, including FEED
3502050220	expenses related to voluntary insurance of civil liability, including FEED
3502050300	expenses to other types of insurance, including FEED
3502050310	expenses to other types of obligatory insurance, including FEED
3502050320	expenses to other types of voluntary insurance, including FEED
3502060000	expenses to registration of proprietary rights
3502060001	expenses to registration of proprietary rights, accepted for TA
3502060002	expenses to registration of proprietary rights, not accepted for TA
3502070000	expenses related to evaluation of property
3502070001	expenses related to evaluation of property, accepted for TA
3502070002	expenses related to evaluation of property, not accepted for TA
3503000000	expenses related to recruitment and preparing of staff
3503010000	expenses related to recruitment of staff
3503010001	expenses related to recruitment of staff, accepted for TA
3503010002	expenses related to recruitment of staff, not accepted for TA
3503020000	expenses related to education and continuing education of staff
3503020001	expenses related to education and continuing education of staff, accepted for TA
3503020002	expenses related to education and continuing education of staff, not accepted for TA
3504000000	expenses related to business trips and representation expenses
3504010000	expenses related to business trips
3504010110	expenses related to pass on business trips within Russia
3504010111	expenses related to pass on business trips within Russia
3504010112	expenses related to pass on business trips within Russia, not accepted for TP
3504010120	expenses related to pass on foreign business trips
3504010121	expenses related to pass on foreign business trips
3504010122	expenses related to pass on foreign business trips, not considered for TP
3504010200	costs per day on business trips
3504010210	costs per day on business trips within Russia
3504010211	costs per day on business trips within Russia, accepted for TA
3504010212	costs per day on business trips within Russia, not accepted for TA
3504010220	costs per day on business trips

3504010221	costs per day on business trips, accepted for TA
3504010222	costs per day on business trips, not accepted for TA
3504010300	accommodation expenses on business trips
3504010310	accommodation expenses on business trips within Russia
3504010311	accommodation expenses on business trips within Russia
3504010312	accommodation expenses on business trips within Russia, not accepted for TP
3504010320	accommodation expenses on foreign business trips
3504010322	accommodation expenses on foreign business trips, accepted for TA
3504010322	accommodation expenses on foreign business trips, not accepted for TA
3504010400	miscellaneous expenses on business trips
3504010410	miscellaneous expenses on business trips within Russia
3504010411	miscellaneous expenses on business trips within Russia
3504010412	miscellaneous expenses on business trips within Russia, not accepted for TP
3504010420	miscellaneous expenses on foreign business trips
3504010421	miscellaneous expenses on foreign business trips
3504010422	miscellaneous expenses on foreign business trips, not accepted for ////
3504020000	representation expenses
3504020100	representation expenses related to official entertainments
3504020101	representation expenses related to official entertainments, accepted for TA
3504020102	representation expenses related to official entertainments, not accepted for TA
3504020200	representation expenses related to catering at business meetings
3504020201	representation expenses related to catering at business meetings
3504020202	representation expenses related to catering at business meetings, not accepted for TP
3505000000	expenses related to management
3505010000	expenses related to holding of conferences, seminars and competitions of industrial character
3505010001	expenses related to holding of conferences, seminars and competitions of industrial character, accepted for TA
3505010002	expenses related to holding of conferences, seminars and competitions of industrial character, not accepted for TA
3505020000	remunerations to members of the Board of Directors, Revision Committee, holding of shareholders’ meeting
3505020100	remunerations to members of the Board of Directors
3505020101	remunerations to members of the Board of Directors, accepted for TA
3505020102	remunerations to members of the Board of Directors, not accepted for TA
3505020200	remunerations to members of the Revision Committee
3505020201	remunerations to members of the Revision Committee, accepted for TA
3505020202	remunerations to members of the Revision Committee, not accepted for TA
3505020300	expenses to holding of shareholders’ meeting
3505020301	expenses to holding of shareholders’ meeting, accepted for TA
3505020302	expenses to holding of shareholders’ meeting, not accepted for TA
3506000000	miscellaneous expenses
3506010000	expenses related to providing of normal work conditions and safety facilities
3506010001	expenses related to providing of normal work conditions and safety facilities, accepted for TA
3506010002	expenses related to providing of normal work conditions and safety facilities, not accepted for TA
3506020000	expenses related to maintenance of medical offices
3506020001	expenses related to maintenance of medical offices, accepted for TA
3506020002	expenses related to maintenance of medical offices, not accepted for TA
3506030000	expenses related to civil protection
3506030001	expenses related to civil protection, accepted for TA

3506030002	expenses related to civil protection, not accepted for TA
3506040000	expenses related to certification and licensing
3506050000	expenses related to R&D with positive result (including writing off of FEED)
3506050001	expenses related to R&D with positive result (including writing off of FEED), accepted for TA
3506050002	expenses related to R&D with positive result (including writing off of FEED), not accepted for TA
3506060000	expenses related to stationary
3506060001	expenses related to stationary, accepted for TA
3506060002	expenses related to stationary, not accepted for TA
3506070000	expenses related to payment of subscription and purchase of literature of FEED
3506070001	expenses related to payment of subscription and purchase of literature, accepted for TA
3506070002	expenses related to payment of subscription and purchase of literature, not accepted for TA
3506080001	payments on sick leave certificates (in accordance with the law)
3506090000	miscellaneous ordinary expenses
3506090100	quoting of work places
3506090101	quoting of work places, accepted for TA
3506090102	quoting of work places, not accepted for TA
3506090200	expenses related to compensation for use of private cars for business trips
3506090201	expenses related to compensation for use of private cars for business trips, accepted for TA
3506090202	expenses related to compensation for use of private cars for business trips, not accepted for TA
3506090300	expenses related to forming of documents on cargo delivery and FEED travel
3506090301	expenses related to forming of documents on cargo delivery and travel, accepted for TA
3506090302	expenses related to forming of documents on cargo delivery and travel, not accepted for TA
3506090400	miscellaneous ordinary FEED expenses
3506090401	miscellaneous ordinary expenses, accepted for TA
3506090402	miscellaneous ordinary FEED expenses, not accepted for TA
3600000000	CIW
3601010001	construction works
3602010001	assembly works
3603010001	equipment
3609010001	miscellaneous expenses on
3610000000	equipment, requiring assembly, not related to construction
3611000000	services of external agencies related to assembly of equipment, not related to construction
3620040001	Expenses of bank services, except for interest-related
3620040002	Expenses on bank servicesm, except for interest-related, not accepted for TA
3620081102	Material assistance, Single-time assistance, not accepted for TA
3620081202	Social-type payments, not accepted for TA
3620082002	Expenses on treatment waybills, not accepted for TA
3620083102	Single-time retirement allowance, not accepted for TA
3620083202	Single-time payments to anniversaries, not accepted for TA
3620084002	Expenses on flats, not accepted for TA
3620110712	non-reimbursable VAT, not accepted for TA
3620021001	Property tax
3620111192	Other expenses, not accepted for TA

3620022001	Land tax
3620023001	Transport tax
3620032222	Expenses on liquidation of written-off TCA, not accepted for TA
Expesnes of R&D
3800000000	closing of accounts
3801010000	closing of accounts on ordinary expenses (31-35)
3801020000	closing of accounts on accessory production
3801010001	construction works
3802010000	repair
3802010001	assembly works
3803010001	equipment
3808030000	value of DEW
3809010001	miscellaneous expenses on CA
3999999999	closure of CO-FI
4100000000	goods in retail
4120000000	goods in wholesale
4200000000	trade margin
4500000000	goods dispatched
5000000000	cash
5001000000	cash of the company in roubles
5002000000	operational cash
5003000000	monetary instruments in roubles
5003010000	cash – MI - air tickets
5003020000	cash – MI – hotel vouchers
5003030000	cash – MI – trade marks, state duties
5003040000	cash – MI – signs of postal payment
5003050000	cash – rail road – tickets paid
5003060000	cash – MI – coupon for petrol
5004000000	cash of the company in currency
5005000000	monetary instruments in currency
5100000000	settlement account
5101010099	transit incoming invoice
5101020000	transit outgoing invoice
51xxxx000z	xxxx- Cc code, zz – index number within Cc
5200000000	currency account
5201000000	currency account, whereas z – index number within IA
5500000000	special accounts in banks
55xxxx0000	xxxx – Cc code
5501011000	letters of credit
5501012000	Check books
5501013000	corporate cards
5501014000	deposits
5501014100	terminal deposits
5501014110	short-term deposits
5501014120	long-term deposits
5501014200	deposits on demand
5500101900	miscellaneous accounts
5501019100	miscellaneous accounts – short-term
5501019200	miscellaneous accounts – long-term
5700000000	transfers en route
5701000000	proper transfers in Roubles
5701020000	transfers en route in Roubles

5702000000	proper transfers in Dollars
5703000000	proper transfers in other foreign currencies
5800000000	financial investments
5801000000	short-term financial investments
5801010000	short-term financial investments in Roubles
5801012000	short-term bonds in Roubles
5801013000	short-term promissory notes in Roubles
5801014000	short-term loans issued in Roubles
5801015000	short-term investments in Roubles into joint activity
5801016000	short-term secondary financial instruments in Roubles
5801016100	short-term secondary financial instruments in Roubles, quoted at securities market
5801016200	short-term secondary financial instruments in Roubles, not quoted at securities market
5801017000	short-term assignment of right of demand in Roubles
5801018000	short-term deposit certificates in Roubles
5801019000	other short-term financial investments in Roubles
5801019100	other short-term financial investments in Roubles, quoted at the securities’ market
5801019200	other short-term financial investments in Roubles, not quoted at the securities’ market
5801020000	short-term financial investments in foreign currency
5801022000	short-term bonds in foreign currency
5801023000	short-term promissory notes in foreign currency
5801024000	short-term loans issued in foreign currency
5801025000	short-term investments to joint activity in foreign currency
5801026000	short-term secondary financial instruments in foreign currency
5801026100	short-term secondary financial instruments in foreign currency, quoted at the securities’ market
5801026200	short-term secondary financial instruments in foreign currency, not quoted at the securities’ market
5801027000	short-term assignment of right of demand in foreign currency
5801028000	short-term deposit certificates in foreign currency
5801029000	other short-term financial investments in foreign currency
5801021000	other short-term financial investments in foreign currency, quoted at the securities’ market
5801022000	other short-term financial investments in foreign currency, not quoted at the securities’ market
5802000000	long-term financial investments
5802010000	long-term financial investments in Roubles
5802011000	shares, equity interests, participatory shares in the charter capital in Roubles
5802011100	investments to subsidiaries (more than 50%) in Roubles
5802011110	investments to subsidiaries (more than 50%) in Roubles, quoted at the stock market
5802011120	investments to subsidiaries (more than 50%) in Roubles, not quoted at the stock market
5802011200	investments to affiliates (10-50%) in Roubles
5802011210	investments to affiliates (20%- 50%) in Roubles, quoted at the stock market
5802011220	investments to affiliates (20%- 50%) in Roubles, not quoted at the stock market
5802011300	other financial investments (less than 20%) in Roubles
5802011310	other financial investments (less than 20%) in Roubles, quoted at the stock market
5802011320	other financial investments (less than 20%) in Roubles, not quoted at the stock market
5802012000	long-term bonds in Roubles
5802013000	long-term promissory notes in Roubles
5802014000	long-term loans issued in Roubles
5802015000	long-term investments into joint activity in Roubles
5802016000	long-term secondary financial instruments in Roubles
5802016100	long-term secondary financial instruments in Roubles, quoted at securities market
5802016200	long-term secondary financial instruments in Roubles, not quoted at securities market
5802017000	long-term assignment of right of demand in Roubles
5802018000	long-term depositary certificates in Roubles
5802019000	other long-term financial investments in Roubles
5802019100	other long-term financial investments in Roubles, quoted at the securities market
5802019200	other long-term financial investments in Roubles, not quoted at the securities market
5802020000	long-term financial investments in foreign currency
5802021000	shares, equity interests, participatory interests in the charter capitals
5802021100	investments to subsidiaries (more than 50%) in foreign currency
5802021110	investments to subsidiaries (more than 50%) in foreign currency, quoted at the stock market
5802021120	investments to subsidiaries (more than 50%) in foreign currency, not quoted at the stock market
5802021200	investments to affiliates (20-50%) in foreign currency
5802021210	investments to affiliates (20-50%) in foreign currency, quoted at the stock market
5802021220	investments to affiliates (20-50%) in foreign currency, not quoted at the stock market
5802021300	other financial investments (less than 20%) in foreign currency
5802021310	other financial investments (less than 20%) in foreign currency, quoted at the stock market
5802021320	other financial investments (less than 20%) in foreign currency, not quoted at the stock market
5802022000	long-term bonds in foreign currency
5802023000	long-term promissory notes in foreign currency
5802024000	long-term loans issued in foreign currency
5802025000	long-term investments to joint activity in foreign currency
5802026000	long-term secondary financial instruments in foreign currency
5802026100	long-term secondary financial instruments in foreign currency, quoted at the stock market
5802026200	long-term secondary financial instruments in foreign currency, not quoted at the stock market
5802027000	long-term assignment of right of demand in foreign currency
5802028000	long-term depositary certificates in foreign currency
5802029000	other long-term financial investments in foreign currency
5802029100	other long-term financial investments in foreign currency, quoted at the stock market
5802029200	other long-term financial investments in foreign currency, not quoted at the stock market
5900000000	reserves on financial investments
5901000000	reserve on short-term financial investments
5901002000	reserve on short-term bonds
5901003000	reserve on short-term promissory notes
5901004000	reserve on short-term loans

5901005000	reserve on short-term financial investments to joint activity
5901006000	reserve on short-term secondary financial instruments
5901006100	reserve on short-term secondary financial instruments, quoted at the stock market
5901006200	reserve on short-term secondary financial instruments, not quoted at the stock market
5901007000	reserve on short-term assignment of right of demand
5901008000	reserve on short-term depositary certificates
5901009000	reserve on other short-term financial investments
5901009100	reserve on other short-term financial investments, quoted at the stock market
5901009200	reserve on other short-term financial investments, not quoted at the stock market
5902000000	reserve on long-term financial investments
5902001000	shares, equity interests, participatory interests in the charter capitals
5902001100	reserve on investments to subsidiaries (more than 50%)
5902001110	reserve on investments to subsidiaries (more than 50%), quoted at the stock market
5902001120	reserve on investments to subsidiaries (more than 50%), not quoted at the stock market
5902001200	reserve on investments to affiliates (20-50%)
5902001210	reserve on investments to affiliates (20-50%), quoted at the stock market
5902001220	reserve on investments to affiliates (20-50%), not quoted at the stock market
5902001300	reserve on other financial investments (less than 20%)
5902001310	reserve on other financial investments (less than 20%), quoted at the stock market
5902001320	reserve on other financial investments (less than 20%), not quoted at the stock market
5902002000	reserve on long-term bonds
5902003000	reserve on long-term promissory notes
5902004000	reserve on long-term loans
5902005000	reserve on long-term financial investments to joint activity
5902006000	reserve on long-term secondary financial instruments
5902006100	reserve on long-term secondary financial instruments, quoted at the stock market
5902006200	reserve on long-term secondary financial instruments, not quoted at the stock market
5902007000	reserve on long-term assignment of right of demand on depositary certificates
5902008000	reserve on other long-term financial investments
5902009000	reserve on long-term depositary certificates
5902009100	reserve on other long-term financial investments, quoted at the stock market
5902009200	reserve on other long-term financial investments, not quoted at the stock market
6000000000	settlements with suppliers and contractors
6001000000	short-term settlements with suppliers and contractors
6001010000	short-term suppliers of materials
6001010100	short-term suppliers of materials (affiliates and subsidiaries)
6001010200	short-term suppliers of services
6001020100	short-term suppliers of services (affiliates and subsidiaries)
6001030100	short-term suppliers of fixed assets
6001030100	short-term suppliers of fixed assets (affiliates and subsidiaries)
6001040100	short-term building contractors
6001040100	short-term building contractors (affiliates and subsidiaries)
6001050000	short-term repair contractors
6001050100	short-term repair contractors (affiliates and subsidiaries)
6001060000	suppliers of materials and equipment on major repair. Short-term
6001060100	suppliers of materials and equipment on major repair. Short-term (affiliates and subsidiaries)

6001070000	suppliers of power and heating energy – short-term
6001070100	suppliers of power and heating energy – long-term (affiliates and subsidiaries)
6001110000	suppliers of different fuel – short-term
6001110100	suppliers of different fuel – short-term (affiliates and subsidiaries)
6001120000	promissory notes issued – short-term
6011000000	long-term settlements with suppliers and contractors
6011010000	suppliers of materials – long-term
6011010100	suppliers of materials – long-term (affiliates and subsidiaries)
6011020000	suppliers of services – long-term
6011020100	suppliers of services – long-term (affiliates and subsidiaries)
6011030000	suppliers of fixed assets - long-term
6011030100	suppliers of fixed assets – long-term (affiliates and subsidiaries)
6011040000	building contractors – long-term
6011040100	building contractors – long-term (affiliates and subsidiaries)
6011050000	repair contractors – long-term
6011050100	repair contractors – long-term (affiliates and subsidiaries)
6011060000	suppliers of materials and equipment on major repair. Long-term
6011060100	suppliers of materials and equipment on major repair. Long-term (affiliates and subsidiaries)
6011070000	suppliers of power and heating energy – long-term
6011070100	suppliers of power and heating energy – long-term (affiliates and subsidiaries)
6011110000	suppliers of different fuel – long-term
6011110100	suppliers of different fuel – long-term (affiliates and subsidiaries)
6011120000	promissory notes issued – long-term
6002000000	advance payments to suppliers and contractors. Short-term
6002010000	advance payments to suppliers. Short-term
6002010100	advance payments to suppliers of materials - short-term (affiliates and subsidiaries)
6002020000	advance payments to suppliers of services - short-term
6002020100	advance payments to suppliers of services - short-term (affiliates and subsidiaries)
6002030000	advance payments to suppliers of fixed assets - short-term
6002030100	advance payments to suppliers of fixed assets - short-term (affiliates and subsidiaries)
6002040000	advance payments to building contractors – short-term
6002040100	advance payments to building contractors - short-term (affiliates and subsidiaries)
6002050000	advance payments to repair contractors - short-term
6002050100	advance payments to repair contractors - short-term (affiliates and subsidiaries)
6002060000	advance payments to suppliers of materials and equipment on major repair - short-term
6002060100	advance payments to suppliers of materials and equipment on major repair - short-term (affiliates and subsidiaries)
6002070000	advance payments to suppliers of power and heating energy - short-term
6002070100	advance payments to suppliers of power and heating energy - short-term (affiliates and subsidiaries)
6002110000	advance payments to suppliers of different fuel - short-term
6002110000	advance payments to suppliers of different fuel - short-term (affiliates and subsidiaries)
6012000000	advance payments to suppliers and contractors – long-term
6012010000	advance payments to suppliers of materials - long-term
6012010100	advance payments to suppliers of materials - long-term (affiliates and subsidiaries)

6012020000	advance payments to suppliers of services- long-term
6012020100	advance payments to suppliers of services- long-term (affiliates and subsidiaries)
6012030000	advance payments to suppliers of fixed assets- long-term
6012030100	advance payments to suppliers of fixed assets- long-term (affiliates and subsidiaries)
6012040000	advance payments to building contractors - long-term
6012040100	advance payments to building contractors - long-term (affiliates and subsidiaries)
6012050000	advance payments to repair contractors - long-term
6012050100	advance payments to repair contractors - long-term (affiliates and subsidiaries)
6012060000	advance payments to suppliers of materials and equipment on major repair - long-term
6012060100	advance payments to suppliers of materials and equipment on major repair - long-term (affiliates and subsidiaries)
6012070000	advance payments to suppliers of power and heating energy - long-term
6012070100	advance payments to suppliers of power and heating energy - long-term (affiliates and subsidiaries)
6012100000	advance payments to suppliers of different fuel - long-term
6012110100	advance payments to suppliers of different fuel - long-term (affiliates and subsidiaries)
6200000000	settlements with buyers and customers
6201000000	settlements with buyers and customers – short-term
6201010000	settlements on core activity – short-term
6201010100	settlements on core activity – short-term (subsidiaries and affiliates)
6201020000	settlements on other activity – short-term
6201020100	settlements on other activity – short-term (subsidiaries and affiliates)
6201030000	promissory notes obtained – short-term
6211000000	settlements with buyers and customers - long-term
6211010000	settlements on core activity – long-term
6211010100	settlements on core activity – long-term (subsidiaries and affiliates)
6211020000	settlements on other activity – long-term
6211020100	settlements on other activity – long-term (subsidiaries and affiliates)
6211030000	promissory notes obtained – long-term
6202000000	advance payments, received from buyers and customers
6202010000	advance payments, received on core activity
6202010100	advance payments, received on core activity (subsidiaries and affiliates)
6202020000	advance payments, received on other activity
6202020100	advance payments, received on other activity (subsidiaries and affiliates)
6203000000	VAT from advance payments received
6203010000	VAT from advance payments received on core activity
6203010100	VAT from advance payments received on core activity (subsidiaries and affiliates)
6203020000	VAT from advance payments received on other activity
6203020100	VAT from advance payments received on other activity (subsidiaries and affiliates)
6300000000	reserves on doubtful debts
6600000000	reserves on short-term credits and loans
6601000000	loan funds with the term of redemption less than 12 months
6601010000	loan funds with the term of redemption less than 12 months in Roubles
6601011000	short-term loans in Roubles
6601011100	settlements on principal debt on short-term loans in Roubles
6601011200	calculations on interest on short-term loans in Roubles
6601012000	short-term credits in Roubles
6601012100	settlements on principal debt on short-term credits in Roubles

6601012200	settlements on interest on short-term credits in Roubles
6601013000	other short-term loan funds in Roubles
6601013100	settlements on principal debt on other short-term loan funds in Roubles
6601013200	settlements on interest on other short-term loan funds in Roubles
6601020000	loan funds with the term of redemption less than 12 months in foreign currency
6601021000	short-term loans in foreign currency
6601021100	settlements on principal debt on short-term loans in foreign currency
6601021200	settlements on interest on short-term loans in foreign currency
6601022000	short-term credits in foreign currency
6601022100	settlements on principal debt on short-term credits in foreign currency
6601022200	settlements on interest on short-term credits in foreign currency
6601023000	other short-term loan funds in foreign currency
6601023100	settlements on principal debt on other short-term loan funds in foreign currency
6601023200	settlements on interest on other short-term loan funds in foreign currency
6602000000	loan funds overdue
6602010000	loan funds overdue in Roubles
6602011000	loans overdue in Roubles
6602011100	settlements on principal debt on loans overdue in Roubles
6602011200	settlements on interest on loans overdue in Roubles
6602012000	credits overdue in Roubles
6602012100	settlements on principal debt on credits overdue in Roubles
6602012200	settlements on interest on credits overdue in Roubles
6602013000	other loan funds overdue in Roubles
6602013100	settlements on principal debt on other loan funds overdue in Roubles
6602013200	settlements on interest on other loan funds overdue in Roubles
6602020000	loan funds overdue in foreign currency
6602021000	loans overdue in foreign currency
6602021100	settlements on principal debt on loans overdue in foreign currency
6602021100	settlements on interest on loans overdue in foreign currency
6602022000	credits overdue in foreign currency
6602022100	settlements on principal debt on credits overdue in foreign currency
6602022200	settlements on interest on credits overdue in foreign currency
6602023000	other loan funds overdue in foreign currency
6602023100	settlements on principal debt on other loans overdue in foreign currency
6602023200	settlements on interest on other loan funds overdue in foreign currency
6700000000	settlements on long-term credits and loans
6701000000	loan funds with the term of redemption more than 12 months
6701010000	loan funds with the term of redemption more than 12 months in Roubles
6701011000	long-term loans in Roubles
6701011100	settlements on principal debt on long-term loans in Roubles
6701011200	settlements on interest and discount on long-term loans in Roubles
6701011300	current maturity of settlements on interest and discount on long-term loans in Roubles
6701012000	long-term credits in Roubles
6701012100	settlements on principal debt on long-term credits in Roubles
6701012200	settlements on interest on long-term credits in Roubles
6701012300	current maturity of settlements on interest on long-term credits in Roubles
6701013000	other long-term loan funds in Roubles
6701013100	settlements on principal debt on other long-term loan funds in Roubles

6701013200	settlements on interest on other long-term loan funds in Roubles
6701013300	current maturity of settlements on interest on other long-term loan funds in Roubles
6701020000	loan funds with the term of redemption more than 12 months in foreign currency
6701021000	long-term loans in foreign currency
6701021100	settlements on principal debt on long-term loans in foreign currency
6701021200	settlements on interest on long-term loans in foreign currency
6701021300	current maturity of settlements on interest on other long-term loans in foreign currency
6701022000	long-term credits in foreign currency
6701022100	settlements on principal debt on long-term credits in foreign currency
6701022200	settlements on interest on long-term credits in foreign currency
6701022300	current maturity of settlements on interest on long-term credits in foreign currency
6701023000	other long-term loan funds in foreign currency
6701023100	settlements on principal debt on other long-term loan funds in foreign currency
6701023200	settlements on interest on other long-term loan funds in foreign currency
6701023300	current maturity of settlements on interest on other long-term loan funds in foreign currency
6800000000	settlements on taxes and dues
6801000000	personal income tax (tax)
6801010000	personal income tax (fine)
6801020000	personal income tax (penalty fee)
6802000000	Settlements on VAT
6802010000	VAT to allowance
6802050200	VAT form advance payments received – approved
6802060000	VAT subject to indemnity
6802070000	VAT output (tax agent)
6802090000	correction of VAT
6803000000	profit tax
6803010000	profit tax to federal budget
6803020000	profit tax to regional budget
6803020100	Penalty fee to profit tax to regional budget
6803020200	Fines to profit tax to regional budget
6803030000	profit tax to local budget
6803030100	Penalty fee to profit tax to local budget
6803030200	Fines to profit tax to local budget
6804000000	property tax
6804010000	Property tax to regional budget
6804010100	Penalty fee to Property tax to regional budget
6804010200	Fines to Property tax to regional budget
6804020000	Property tax to local budget
6804020100	Penalty fee to Property tax to local budget
6804020200	Fines to Property tax to local budget
6806000000	income tax of foreign legal entities
6808000000	payments for environmental discharges (tax)
6808010000	payments for environmental discharges (fines)
6808020000	payments for environmental discharges (penalty fees)

6809000000	license dues
6809010000	license dues to federal budget
6809020000	license dues to regional budget
6809030000	license dues to local budget
6811000000	land tax (tax)
6811010000	land tax (fines)
6811020000	land tax (penalty fees)
6814000000	transport tax (tax)
6814010000	transport tax (fines)
6814020000	transport tax (penalty fees)
6816000000	water tax (tax)
6816010000	water tax (fines)
6816020000	water tax (penalty fees)
6818000000	state due
6825000000	other taxes
6825010000	other taxes – Federal budget
6825020000	other taxes – Regional budget
6825030000	other taxes – Local budget
6830000000	Money sactions (fines) for violation of tax legislation
6830010000	Money sactions (fines) acc. To article TC 116-135
6900000000	settlements on social insurance and security
6901000000	settlements on social insurance
6901010000	fines and penalties to Social Insurance Fund
6902000000	settlements with Pension fund
6902010000	Pension fund in federal budget (14%)
6902020000	settlements of PF – Insurance fund
6902030000	settlements of PF – Saving fund
6902040000	fines and penalties to PF
6902040100	fines and penalties to PF – Insurance fund
6902040200	fines and penalties to PF – Saving fund
6903000000	settlements with Medical Insurance fund
6903010000	settlements on medical insurance – territorial fund
6903020000	settlements on medical insurance – federal fund
6903030000	fines and penalties to FFMS
6903040000	fines and penalties to TFMS
6904010000	settlements on social insurance from accidents
7000000000	settlements with employees on labour payment
7100000000	settlements with reporting persons
7101000000	settlements with reporting persons on other transactions
7102000000	settlements with reporting persons on representation expenses
7103000000	settlements with reporting persons on business trip expenses
7104000000	settlements with reporting persons on GSM
7300000000	settlements with employees on other transactions
7301000000	settlements on loans provided
7301010000	settlements on loans provided – principal amount
7301020000	settlements on loans provided – interest
7302000000	settlements on compensation of damage
7302010000	settlements with employees on compensation of material damage – debtors
7304000000	settlements on other transactions
7304010000	settlements on other transactions – debtors
7500000000	settlements with shareholders
7501000000	settlements with founders on contributions to the charter capital

7502010000	settlements with founders on payment of revenue – accrued
7502020000	settlements with founders on payment of revenue – paid
7503000000	shares to bearer
7600000000	settlements with different debtors and creditors
7601000000	settlements on property and personal insurance at occurrence of events ensured (payment of insurance premium)
7601010100	settlements on obligatory insurance – payments
7601010110	settlements on obligatory insurance – payments (subsidiaries and affiliates)
7601010200	settlements on obligatory insurance – compensation
7601010210	settlements on obligatory insurance – compensation (subsidiaries and affiliates)
7601020100	settlements on voluntary insurance – payments
7601020110	settlements on voluntary insurance – payments (subsidiaries and affiliates)
7601020200	settlements on voluntary insurance – compensation
7601020210	settlements on voluntary insurance – compensation (subsidiaries and affiliates)
7601030000	settlements on non-state pension insurance
7601030010	settlements on non-state pension insurance (subsidiaries and affiliates)
7602000000	settlements on claims (with the exception of settlements on fines, penalties, forfeit)
7602010000	settlements on claims in Roubles –receivable
7602010010	settlements on claims in Roubles –receivable (subsidiaries and affiliates)
7602020000	settlements on claims in Roubles – payable
7602020010	settlements on claims in Roubles – payable (subsidiaries and affiliates)
7604000000	deposited sums
7605000000	other settlements with debtors and creditors
7605010000	other settlements with debtors
7605010010	other settlements with debtors (subsidiaries and affiliates)
7605020000	other settlements with creditors
7605020010	other settlements with creditors (subsidiaries and affiliates)
7605030000	settlements with creditors (VAT – tax agent)
7606000000	other settlements
7606010000	other settlements – separate maintenance
7606020000	other settlements – orders of enforcement
7606030000	other settlements – union contributions
7607000000	VAT settlements in products not paid
7608000000	settlements on agency agreements
7608010000	settlements on agency agreements with MMSK and MSK
7608010010	settlements on agency agreements with MMSK and MSK (subsidiaries and affiliates)
7608020000	settlements on other agency agreements
7608020010	settlements on other agency agreements (subsidiaries and affiliates)
7609000000	settlements on received fines, penalties, forfeit for non-compliance with contact liabilities
7609000010	settlements on received fines, penalties, forfeit for non-compliance with contact liabilities (subsidiaries and affiliates)
7610000000	settlements on financial investments, loans and credits
7610000010	settlements on financial investments, loans and credits (subsidiaries and affiliates)
7610000000	settlements on interest due
7611000010	settlements on interest due (subsidiaries and affiliates)
7612000000	settlements on other revenue due
7612000010	settlements on other revenue due (subsidiaries and affiliates)
7613000010	settlements on financial lease
7613010000	settlements on principal amount

7613010010	settlements on principal amount (subsidiaries and affiliates)
7613020000	settlements on interest
7613020010	settlements on interest (subsidiaries and affiliates)
7614000000	settlements on operational lease
7614000010	settlements on operational lease (subsidiaries and affiliates)
7615000000	settlements on simple partnership agreement
7616000000	settlements on target financing due
7617000000	re-invoiced calculations
7617000010	re-invoiced calculations (subsidiaries and affiliates)
7618000000	long-term settlements on non-interest promissory notes
7618000010	long-term settlements on non-interest promissory notes (subsidiaries and affiliates)
7619000000	short-term settlements on non-interest promissory notes
7619000010	short-term settlements on non-interest promissory notes (subsidiaries and affiliates)
7700000000	deferred tax liabilities
7900000000	internal calculations
7901000000	on property detached
790101xxxx	value of fixed assets (account 01), whereas xxxx- IA code
790102xxxx	amortization of fixed assets (account 02), whereas xxxx - IA code
790200xxxx	on current transactions, whereas xxxx - IAcode
790300xxxx	settlements on construction, whereas xxxx – IA code
790400xxxx	settlements on DEW, whereas xxxx – IA code
790500xxxx	settlements on other transactions, whereas xxxx - IA code
790600xxxx	settlements on trust management agreements, whereas xxxx - IA code
8000000000	charter capital
8001000000	ordinary shares
8002000000	privileged shares
8100000000	own purchased shares (participatory shares)
8101000000	ordinary shares
8102000000	privileged shares
8200000000	reserve capital
8201000000	reserve capital, created in accordance with the law
8201000000	reserve capital, created in accordance with regulatory documents
8300000000	additional capital
8301000000	increase of additional capital as a result of revaluation
8301010000	fixed assets
8301020000	other assets
8302000000	emission revenue
8302010000	ordinary shares
8302020000	privileged shares
8303000000	donated values
8304000000	other types of additional capital
8400000000	profit non-distributed
8401000000	profit non-distributed (uncovered loss)
8401010000	profit non-distributed (uncovered loss) of past years
8401010100	profit non-distributed (uncovered loss) of past years prior to approval by the General meeting of shareholders
8401010200	profit non-distributed (uncovered loss) of past years prior to approval by the General meeting of shareholders
8401020000	profit non-distributed (uncovered loss) of the current period
8401030000	write-down of FA
8600000000	target financing

8601000000	payment of target financing
8602000000	use of target financing
9000000000	sales
9010000000	profit
9010100000	profit from sale
9010101000	profit on regulated types of activity
9010101100	profit from sale of services related to transfer of power energy on UNEG
9010101111	profit from sale of services related to transfer of power energy on UNEG (fixed tariff)
9010101121	profit from sale of services related to transfer of power energy on UNEG (compensation of losses)
9010101201	profit from sale of services related to affiliation to UNEG
9010101200	profit on non-regulated types of activity
9010102100	agency remuneration for service of UNEG objects
9010102111	agency remuneration for fund raising related to transfer of power energy on UNEG
9010102121	agency remuneration for carrying out of settlements on RTD SA UNEG
9010102131	agency remuneration for realisation of investment program
9010102141	agency remuneration for fund raising on lease agreements of SA UNEG
9010102201	other agency remuneration
9010102301	profit from lease of property
9010102401	remuneration from sale of services related to transfer of power energy on Inter RAO
9010102501	remuneration from sale of services related to transfer of power energy outside UNEG
9010102601	trust management of shares
9010102701	profit on other types of activity
9010102711	profit on OPH
9010102801	profit from realisation of services on RTD objects of last mile
9010102901	profit from realisation of goods
9010102001	other ordinary expenses
9020102000	prime cost of sales
9020100000	prime cost of realisation
9020101000	prime cost on regulated types of activity
9020101101	prime cost of services’ realisation related to transfer of power energy on UNEG
9020101201	prime cost of services’ realisation related to transfer of power energy on UNEG
9020102000	prime cost on non-regulated types of activity
9020102100	expenses related to agency agreement for service of UNEG objects
9020102111	expenses related to agency agreement for fund raising related to transfer of power energy on UNEG
9020102121	expenses related to agency agreement for carrying out of settlements on transfer of power energy on UNEG
9020102131	expenses related to agency agreement for realisation of investment program
9020102141	expenses related to agency agreement for fund raising on lease agreement of RTD SA UNEG
9020102201	expenses related to other agency agreement
9020102301	expenses related to lease of property
9020102401	expenses related to realisation of services related to transfer of power energy to Inter RAO
9020102501	expenses related to realisation of services on RTD of power grids not being UNEG
9020102601	expenses related to trust management of shares
9020102701	prime cost on other types of activity

9020102711	prime cost on OPH services
9020102801	cost of services’ sale on RTD objects of the last mile
9020202901	cost of goods’ sale
9020202001	other ordinary expenses
9020300001	commercial expenses
9020400001	cost of sales
9030000000	VAT
9030100000	VAT on sale
9030101000	VAT on regulated types of activity
9030101100	VAT on sale of services related to transfer of power energy on UNEG
9030101111	VAT on sale of services related to transfer of power energy on UNEG (fixed tariff)
9030101121	VAT on sale of services related to transfer of power energy on UNEG (compensation of losses)
9030101201	VAT on sale of services related to affiliation to UNEG
9030101200	VAT on non-regulated types of activity
9030102100	VAT on agency remuneration for service of UNEG objects
9030102111	VAT on agency remuneration for fund raising related to transfer of power energy on UNEG
9030102121	VAT on agency remuneration for carrying out of settlements on RTD SA UNEG
9030102131	VAT on agency remuneration for realisation of investment program
9030102141	VAT on agency remuneration for fund raising on lease agreements of RTD UNEG
9030102201	VAT on other agency remuneration
9030102301	VAT on profit from lease of property
9030102401	VAT on realization of services related to transfer of power energy to Inter RAO
9030102501	VAT on realization of services related to RTD power grids outside UNEG
9030102601	VAT on trust management of shares
9030102701	VAT on other types of activity
9030102711	VAT on OPH services
9030102801	VAT on realization of services on RTD objects of the last mile
9030102901	VAT on realization of services
9030202001	VAT on other ordinary expenses
9090000000	profit (loss) from sale
9090100000	profit (loss) from realization
9090101000	profit (loss) from sale on regulated types of activity
9090101101	profit (loss) from sale of services related to transfer of power energy on UNEG
9090101201	profit (loss) from sale of services related to affiliation to UNEG
9090102000	profit (loss) from sale on non-regulated types of activity
9090102100	profit (loss) from sale on agency agreement related to service of UNEG objects
9090102111	profit (loss) from sale on agency agreement related to fund raising related to transfer of power energy on UNEG
9090102121	profit (loss) from sale on agency agreement related to carrying out of settlements on RTD SD UNEG
9090102131	profit (loss) from sale on agency agreement related to realisation of investment program
9090102111	profit (loss) on agency agreement related to carrying out of settlements on RTD SD UNEG
9090102201	profit (loss) from sale on other agency agreement
9090102301	profit (loss) from lease of property
9090102401	profit (loss) from realisation of services related to transfer of power energy on RAO Inter
9090102501	profit (loss) from realisation of RTD services related to transfer of power energy outside UNEG
9090102601	profit (loss) from trust management of shares
9090102701	profit (loss) from sale on other types of activity
9090102711	profit (loss) from OPH
9090102801	profit (loss) from realisation of services related to RTD objects of the last mile
9090102901	profit (loss) from realisation of goods
9090102001	profit (loss) on other ordinary revenue
9090300000	profit (loss) from commercial and administration expenses
9100000000	other revenue and expenses
9110010000	profit from participatory interest on other organisations
9110010012	profit from participatory interest in Russian companies
9110010020	profit from participatory interest in foreign companies
9110020000	other revenue, related to property
9110021101	profit from property realisation and proprietary rights
9110021201	profit from realisation of fixed assets
9110021301	profit from realisation of non-finished construction
9110021401	profit from securities’ realisation
9110021421	profit from sale of securities
9110021431	profit from sale of shares
9110021501	profit from sale of promissory notes
9110021601	profit from sale of other promissory notes
9110022000	profit from sale of flats
9110022102	profit from sale of non-material assets
9110022000	profit as property received
9110022212	profit as property received free of charge
9110022222	profit of organisation, if the charter capital of receiving party consists at 50% from contribution of transferring party (FA and non-material assets)
9110022232	profit of organisation, if the charter capital of receiving party consists at 50% from contribution of transferring party (FA and non-material assets)
9110022242	profit of organisation, if the charter capital of receiving party consists at 50% from contribution of transferring party (except FA and non-material assets)
9110022251	other property received free of charge
9110022301	revenue as value of surpluses of C&M and other property, which were revealed as a result of inventory
9110024001	revenue as value of C&M, received at liquidation of fixed assets
9110030000	profit from other realisation
9110031001	profit from providing the rights to use on the results of intellectual property
9110040000	interest revenue on financial investments
9110041001	interest, received on bank account, bank deposit
9110042000	interest, received on promissory notes
9110042011	interest, received on credit agreements
9110042021	interest, received on loan agreements
9110042030	interest (discount), received on promissory notes
9110042041	interest, received on bonds
9110042051	interest, received on state securities
9110042091	interest, received on other promissory notes
9110050001	insurance at occurrence of insured event
9110060000	other different expenses
9110061000	revenue as sanctions for violation of contract liabilities
9110061001	fines, penalties and other sanctions for violation of contract liabilities, amounts of compensation of damage or losses
9110062000	revenue as creditor indebtedness written off
9110062001	sums of writing off of creditor and accounts receivables

9110063001	revenue as sums of restored reserves
9110064000	revenue as sum and rate differences
9110064101	revenue as sum differences
9110064201	revenue as rate differences
9110065000	revenue of past years, revealed in the reporting period
9110065010	revenue of past years, revealed in the reporting period (other)
9110065020	revenue of past years, revealed in the reporting period (FA and RBP)
9110065032	revenue of past years, revealed in the reporting period, not recorded in Tax Accounting
9110066000	other revenue
9110066101	revenue from transactions on purchase-sale of foreign currency
9110066202	revenue from re-valuation of securities on market value
9110066302	revenue as interest, received from budget and non-budgetary funds
9110066402	taxes subject to return from budget
9110066501	other revenue on insured event occurrence
9110066990	other revenue
9110066991	other revenue, accepted for purposes of Tax Accounting
9110066992	other revenue, not accepted for purposes of Tax Accounting
9120000000	other expenses
9120010000	amortization of property, not involved in principal activity
9120010000	taxes and dues on other expenses
9120020000	property tax
9120021001	land tax
9120023001	transport tax
9120029990	other taxes and dues on other expenses
9120029991	other taxes and dues on other expenses, accepted for Tax Accounting purposes
9120029992	other taxes and dues on other expenses, not accepted for Tax Accounting purposes
9120003000	other expenses, related to property
9120031000	expenses related to sale of property and proprietary rights
9120031100	expenses related to fixed assets’ realisation
9120031110	residual value of fixed assets’ realised
9120031120	other expenses, related to realisation of fixed assets
9120031121	other expenses, related to realisation of fixed assets, recorded for Tax Accounting purposes
9120031122	other expenses, related to realisation of fixed assets, not recorded for Tax Accounting purposes
9120031131	VAT to expenses from Fixed Assets realisation
9120031200	expenses from realisation non-finished construction
9120031210	residual vale from non-finished construction
9120031211	residual value of IV realised, accepted for services of Tax Accounting
9120031212	residual value of IC realised, not accepted for services of Tax Accounting
9120031220	other expenses from realisation of non-finished construction
9120031221	other expenses, related to realisation of IC, recorded for Tax Accounting
9120031222	other expenses, related to realisation of IC, not recorded for Tax Accounting
9120031231	VAT to profit from realisation of non-finished construction
9120031300	expenses from C&M realisation
9120031310	value of special clothes realised, second-handed
9120031311	value of C&M realised (except Special clothes, second-handed), accepted for Tax Accounting
9120031312	value of C&M realised (except Special clothes, second-handed), not accepted for Tax Accounting
9120031320	other expenses, related to C&M realisation

9120031321	other expenses, related to C&M realisation, recorded for Tax Accounting purposes
9120031322	other expenses, related to C&M realisation, not recorded for Tax Accounting purposes
9120031331	VAT to expenses from C&M realisation
9120031400	expenses, related to sale of securities
9120031410	value of securities realised
9120031411	value of securities realised, accepted for Tax Accounting purposes
9120031412	value of securities realised, not accepted for Tax Accounting purposes
9120031420	expenses, related to securities’ realisation
9120031421	expenses, related to securities’ realisation, accepted for Tax Accounting purposes
9120031422	expenses, related to securities’ realisation, not accepted for Tax Accounting purposes
9120031500	expenses from sale of flats
9120031510	residual value of flats to be sold
9120031511	residual value of flats to be sold
9120031512	residual value of flats to be sold, not accepted for TP
9120031520	other expenses, related to sale of flats
9120031521	other expenses, related to sale of flats
9120031522	other expenses, related to sale of flats, not accepted for TP
9120031531	VAT to profit from sale of flats
9120031600	expenses from realisation of non-material assets
9120031610	residual value of non-material assets’ realised
9120031620	other expenses, related to realisation of non-material assets
9120031621	other expenses, related to realisation of non-material assets, recorded for Tax Accounting purposes
9120031622	other expenses, related to realisation of non-material assets, not recorded for Tax Accounting purposes
9120031631	VAT to expenses from other expenses from realisation of non-material assets
9120032000

expenses related to liquidation of fixed assets, taken out of operation, including sums of not charged additional amortization, as well as expenses related to liquidation of objects of non-finished construction

9120032100	expenses related to liquidation of fixed assets
9120032110	residual value of fixed assets written off
9120032120	expenses related to liquidation of fixed assets written off
9120032121	expenses related to liquidation of fixed assets written off
9120032122	expenses non-accepted related to liquidation of fixed assets written off
9120032200	expenses related to liquidation of non-finished construction
9120032210	balance value of non-finished construction written off
9120032211	balance value of non-finished construction written off
9120032212	balance value non-accepted related to liquidation of fixed assets written off
9120032220	expenses related to liquidation of non-finished construction written off
9120032221	expenses related to liquidation of non-finished construction written off
9120032222	expenses non-accepted related to liquidation of fixed assets written off
9120032300	expenses related to liquidation of C&M
9120032310	price of C&M written off
9120032311	price of C&M written off
9120032312	price not accepted of C&M written off
9120032320	expenses, related to writing off of C&M
9120032321	expenses, related to writing off of C&M
9120032322	expenses, not accepted, related to writing off of C&M
9120032400	expenses, related to liquidation of securities
9120032410	value of securities, written off

9120032412	value of securities, written off, not accepted for Tax Police
9120032420	expenses, related to writing off of securities
9120032422	expenses, related to writing off of securities, not accepted for Tax Police
9120033000	works, related to mobilization preparation
9120033001	works, related to mobilization preparation, accepted for Tax Accounting purposes
9120033002	works, related to mobilization preparation, not accepted for Tax Accounting purposes
9120034000	other different expenses, related to property
9120034100	expenses in the form of value of property, transferred free of charge
9120034102	value of property, transferred free of charge, not accepted for purposes of Tax Accounting
9120034200	operating of objects of communal and social-cultural sphere
9120034201	operating of objects of communal and social-cultural sphere, accepted for purposes of Tax Accounting
9120034202	operating of objects of communal and social-cultural sphere, not accepted for purposes of Tax Accounting
9120004000	expenses, related to services of banks, except interest charges
9120004100	expenses, related to services of banks, except interest charges, accepted for purposes of Tax Accounting
9120040002	expenses, related to services of banks, except interest charges, not accepted for purposes of Tax Accounting
9120050000	interest charges on credits and loans
9120051000	interest charges on long-term credits and loans
9120051100	interest charges on long-term credits
9120051101	interest charges on long-term credits, accepted for purposes of Tax Accounting
9120051102	interest charges on long-term credits, not accepted for purposes of Tax Accounting
9120051200	interest charges on long-term loans
9120051201	interest charges on long-term loans, accepted for purposes of Tax Accounting
9120051202	interest charges on long-term loans, not accepted for purposes of Tax Accounting
9120051300	interest charges on long-term securities
9120051302	interest charges on long-term securities, not accepted for purposes of Tax Accounting
9120051311	interest charges on long-term promissory notes
9120051321	interest charges on long-term bonds
9120051331	interest charges on long-term securities
9120052000	interest charges on long-term credits and loans
9120052100	interest charges on short-term credits, accepted for purposes of Tax Accounting
9120052101	interest charges on short-term credits
9120052102	interest charges on long-term credits, accepted for purposes of Tax Accounting
9120052200	interest charges on long-term credits, not accepted for purposes of Tax Accounting
9120052201	interest charges on short-term loans
9120052202	interest charges on long-term loans, accepted for purposes of Tax Accounting
9120052300	interest charges on short-term credits, not accepted for purposes of Tax Accounting
9120052302	interest charges on short-term securities
9120052311	interest charges on short-term securities, not accepted for purposes of Tax Accounting
9120052321	interest charges on short-term promissory notes
9120052331	interest charges on short-term bonds
9120060000	interest charges on other short-term securities

9120061000	expenses, related to emission and service of securities
9120061001	expenses, related to emission and service of proper securities
9120061002	expenses, related to preparing of securities’ prospectus, making and purchase of forms, registration of securities, accepted for purposes of Tax Accounting
9120062000	expenses, related to preparing of securities’ prospectus, making and purchase of forms, registration of securities, not accepted for purposes of Tax Accounting
9120062001	expenses, related to service of securities purchased
9120062002	expenses, related to service of securities purchased, accepted for purposes of Tax Accounting
9120062002	expenses, related to service of securities purchased, not accepted for purposes of Tax Accounting
9120070000	deductions to evaluative reserves
9120071001	deductions to reserve on doubtful debts
9120072002	reserve under depreciation of price of material assets
9120073002	reserves under depreciation of securities
9120080000	other expenses, related to staff
9120081000	material aid and social expenses
9120081000	material aid on collective agreement and one-time fees
9120081002	material aid on collective agreement and one-time fees, not accepted for purposes of Tax Accounting
9120082000	social payments
9120081202	social payments, not accepted for purposes of Tax Accounting
9120082000	expenses related to vouchers and rest
9120082002	expenses related to payment of trip vouchers or rest, excursions or travels, classes in sport clubs, clubs, attendance of cultural or physical events, not accepted for purposes of Tax Accounting
9120083000	allowances in a single payment to retiring and anniversary dates
9120083100	allowances in a single payment to retiring
9120083102	allowances in a single payment to retiring, not accepted for purposes of Tax Accounting
9120083200	allowances in a single payment to anniversary dates
9120083202	allowances in a single payment to anniversary dates, not accepted for purposes of Tax Accounting
91200834000	expenses related to payment of flats for employees
91200834002	expenses related to payment of flats for employees, not accepted for purposes of Tax Accounting
9120090000	losses, related to inappropriate contract execution
9120091000	expenses related to penalties and other sanctions for violation of agreements
9120091001	expenses related to penalties and other sanctions for violation of agreements, accepted for purposes of Tax Accounting
9120091002	expenses related to penalties and other sanctions for violation of agreements, not accepted for purposes of Tax Accounting
9120092000	writing off of overdue irretrievable debtor indebtedness
9120092001	writing off of overdue irretrievable debtor indebtedness, accepted for purposes of Tax Accounting
9120092002	writing off of overdue irretrievable debtor indebtedness, not accepted for purposes of Tax Accounting
9120100100	damage from natural hazards, fires, accidents and other emergencies
9120100111	damage from natural hazards, fires, accidents and other emergencies (except fixed assets and special clothes second-handed)
9120100112	damage from natural hazards, fires, accidents and other emergencies (except fixed assets and special clothes second-handed), accepted for Tax Accounting
9120100120	writing off of residual value of fixed assets at emergencies

9120100130	writing off of residual value of special clothes at emergencies
9120110000	other different expenses
9120110100	expenses in the form of sum and rate differences
9120110110	expenses in the form of sum differences
9120110111	expenses in the form of sum differences, accepted for purposes of Tax Accounting
9120110112	expenses in the form of sum differences, not accepted for purposes of Tax Accounting
9120110120	expenses in the form of rate differences
9120110121	expenses in the form of rate differences, accepted for purposes of Tax Accounting
9120110122	expenses in the form of rate differences, not accepted for purposes of Tax Accounting
9120110200	court expenses and arbitration fees
9120110201	court expenses and arbitration fees, accepted for purposes of Tax Accounting
9120110202	court expenses and arbitration fees, not accepted for purposes of Tax Accounting
9120110300	expenses to corporate, sport and cultural events
9120110310	expenses to sport events
9120110312	expenses to sport events, not accepted for purposes of Tax Accounting
9120110320	expenses to cultural events
9120110322	expenses to cultural events, not accepted for purposes of Tax Accounting
9120110330	expenses to corporate events
9120110332	expenses to corporate events, not accepted for purposes of Tax Accounting
9120110400	expenses to voluntary purposes and optional contributions
9120110412	expenses to voluntary purposes, not accepted for purposes of Tax Accounting
9120110420	expenses to voluntary contributions
9120110422	expenses to voluntary contributions, not accepted for purposes of Tax Accounting
9120110500	expenses related to R&D and DEW with negative result
9120110510	expenses related to R&D with negative result
9120110511	expenses related to R&D with negative result, accepted for purposes of Tax Accounting
9120110512	expenses related to R&D with negative result, not accepted for purposes of Tax Accounting
9120110520	expenses related to R&D with negative result
9120110521	expenses related to R&D with negative result, accepted for purposes of Tax Accounting
9120110522	expenses related to R&D with negative result, not accepted for purposes of Tax Accounting
9120110600	expenses in the form of shortfall of material assets in production, losses from theft
9120110601	expenses in the form of shortfall of material assets in production, losses from theft, accepted for purposes of Tax Accounting
9120110602	expenses in the form of shortfall of material assets in production, losses from theft, not accepted for purposes of Tax Accounting
9120110610	expenses in the form of shortfall of special clothes second-handed in production, losses from theft
9120110700	VAT non-refundable
9120110712	VAT not taken and non-refundable
9120110711	VAT non-refundable accepted for Tax Accounting
9120110722	VAT on transfer of property free of charge and providing of services free of charge
9120110800	losses of past periods

9120110810	losses of past periods, except fixed assets, FEED
9120110820	losses of past periods (fixed assets, FEED)
9120110832	losses of past periods not accepted to Tax Accounting
9120110900	expenses in the form of residual value of fixed assets, disposed as a result of theft
9120111000	other expenses on injuries and emergencies
9120111001	other expenses on injuries and emergencies, accepted for Tax Accounting
9120111002	other expenses on injuries and emergencies, not accepted for Tax Accounting
9120111000	other different expenses
9120111110	negative difference, received from revaluation of securities on market value
9120111112	negative difference, received from revaluation of securities on market value, not accepted for purposes of Tax Accounting
9120111120	contributions, paid to non-commercial organisations
9120111121	contributions, paid to non-commercial organisations, accepted for purposes of Tax Accounting
9120111122	contributions, paid to non-commercial organisations, not accepted for purposes of Tax Accounting
9120111130	expenses, related to obtaining of loan funds
9120111131	expenses, related to obtaining of loan funds, accepted for purposes of Tax Accounting
9120111132	expenses, related to obtaining of loan funds, not accepted for purposes of Tax Accounting
9120111140	residual value of special clothes and equipment, written off prior to expiry of the term of beneficial use
9120111150	transactions on purchase, sale of foreign currency
9120111151	expenses, related to purchase-sale of currency
9120111152	expenses, related to purchase-sale of currency, not accepted for purposes of Tax Accounting
9120111160	expenses, transferred to trade unions
9120111162	expenses, transferred to trade unions, not accepted for purposes of Tax Accounting
9120111170	expenses, related to land improvement
9120111171	expenses, related to land improvement, accepted for purposes of Tax Accounting
9120111172	expenses, related to land improvement, not accepted for purposes of Tax Accounting
9120111180	expenses, related to writing off of material assets of non-industrial character, worn out
9120111182	expenses, related to writing off of material assets of non-industrial character, worn out, not accepted for purposes of Tax Accounting
9120111190	other expenses
9120111191	other expenses, accepted for purposes of Tax Accounting
9120111192	other expenses, not accepted for purposes of Tax Accounting
9120111202	VAT on other income
9100000010	balance of other income and expenses
9400000000	shortfalls from losses and deterioration of values
9401000000	shortfalls from losses and deterioration of materials/ guilty persons were not recognized
9402000000	shortfalls of fixed assets/ guilty persons were not recognized/ act of the state body
9403000000	shortfalls of fixed assets/ guilty persons were not recognized
9404000000	shortfalls of fixed assets/ guilty persons were recognized
9405000000	shortfalls of materials/ guilty persons were not recognized/ act of the state body
9406000000	shortfalls of fixed assets/ guilty persons were recognized
9407000000	shortfalls of other property/ guilty persons were not recognized

9408000000	shortfalls of other property/ guilty persons were not recognized/ act of the state body
9409000000	shortfalls of other property/ guilty persons were recognized
9600000000	reserves of future expenses and payments
9700000000	expenses of future periods
9701000000	expenses of future periods on software
9702000000	expenses of future periods on insurance agreements
9703000000	expenses of future periods on expenses related labour payment
9704000000	expenses of future periods on licenses, except software
9709000000	expenses of future periods – other
9800000000	expenses of future periods
9801000000	expenses, received on account of future periods
9802000000	entries free of charge
9803000000	future entries of indebtedness on shortfalls, revealed within past years
9804000000	difference between the sum, subject to charging from guilty persons, and balance value on shortfalls and values
9805000000	Negative business reputation
9900000000	profit and losses
9901000000	profit and losses from core activity
9902000000	profit and losses from other activity
9905000000	expenses related to profit tax
9905010000	permanent tax liability
9905020000	conditional revenue/expenses on profit tax
9905030000	correction of profit tax of past reporting periods
9906000000	penalties on taxes
9906010000	penalty on profit tax
9906020000	penalties on VAT
9906030000	penalties on property tax
9906040000	penalties on land tax
9906050000	penalties on other taxes
9907000000	fines on taxes
9907010000	fines on profit tax
9907020000	fines on VAT
9907030000	fines on property tax
9907040000	fines on land tax
9907050000	fines on other taxes
9908000000	penalties to extra-budgetary funds
9908010000	penalties on settlements with Social Insurance fund
9908020000	penalties on pension insurance
9908030000	penalties on obligatory medical insurance
9908040000	penalties on obligatory social insurance from Tax service
9909000000	fines to extra-budgetary funds
9909010000	fines, penalties and other sanctions on settlements with Social Insurance Fund
9909020000	fines, penalties and other sanctions on Pension insurance
9909030000	fines, penalties and other sanctions on obligatory medical insurance
9909040000	fines, penalties and other sanctions on obligatory social insurance from tax service
Off-balance accounts
J001000000	Fixed assets leased
J001001000	Land areas and environmental facilities leased
J001002000	Buildings leased

J001003000	Constructions and transmission devices leased
J001004000	Machines and equipment leased
J001005000	Transport leased
J001006000	Industrial and furniture leased
J001007000	Draft cattle, productive livestock and pedigree stock leased
J001008000	Perennial plantings leased
J001009000	Other leases FA
J001010000	fixed assets leased, obtained on leasing
J001011000	Land areas and environmental facilities leased (leasing)
J001012000	Buildings leased (leasing)
J001013000	Constructions and transmission devices leased (leasing)
J001014000	Machines and equipment leased (leasing)
J001015000	Transport leased (leasing)
J001016000	Industrial and furniture leased (leasing)
J001017000	Draft cattle, productive livestock and pedigree stock leased (leasing)
J001018000	Perennial plantings leased (leasing)
J001019000	Other leased FA (leasing)
J002000000	material assets, accepted for secure storage
materials, accepted to processing
J005000000	equipment, accepted for assembly
J006000000	forms of strict reporting (other FI)
J006010000	forms of strict reporting (other MM)
J007000000	indebtedness of insolvent debtors, written off to loss
J008000000	security of liabilities and payments received
J009000000	security of liabilities and payments distributed
J010000000	Wearing of main asets
J011000000	fixed assets leased
J012000000	J003000000
J013000000	Agent activity for investment program
J100000000	return of special clothes (second-handed) to the storage
J200000000	property, secured by pledge
J210000000	fixed assets, secured by pledge
J220000000	securities, financial investments, secured by pledge
J230000000	other assets, secured by pledge
J300000000	industrial and business inventory in operation
J400000000	property, secured by pledge
J410000000	fixed assets, secured by pledge
J420000000	securities, financial investments, passed by pledge
J430000000	Other assets, passed in pawn
J500000000	Change of capital
J510000001	Increase of NC at the expense of additional issuance of shares
J510000002	Increase of NC at the expense of increase of shares’ nominal price
J510000003	Increase of NC at the expense of reorganization
J510000004	Increase of NC on other reasons
J520000001	Decrease of NC at the expense of reduction of number of shares
J520000002	Decrease of NC at the expense of reduction of shares’ nominal price
J520000003	Decrease of NC at the expense of reorganization
J520000004	Decrease of NC on other reasons
J510000005	Incrase of additional capital from re-calculation of foreign currencies
J510000006	Incrase of additional capital from change in accounting principles
J510000007	Incrase of additional capital on other reasons

J520000005	Decrease of additional capital from re-calculation of foreign currencies
J520000006	Decrease of additional capital from change in accounting principles
J520000007	Decrease of additional capital on other reasons
J510000008	Increase of undistributed income (loss) by change in accounting policy
J510000009	Increase of undistributed income (loss) from change in accounting principles
J510000010	Increase of undistributed income (loss) by reorganization
J510000011	Increase of undistributed income (loss) on other reasons
J520000008	Decrease of undistributed income (loss) by change in accounting policy
J520000009	Decrease of undistributed income (loss) from change in accounting principles
J520000010	Decrease of undistributed income (loss) by reorganization
J520000011	Decrease of undistributed income (loss) on other reasons
J600000000	Pass of EE
J610000000	Internal market (fixed tariff)
J620000000	Internal market (compensation of losses)
J630000000	Export (fixed tariff)
J640000000	Export (compensation of losses)
J700000000	Unpossedes HVL
V190000000	provisional incoming VAT on intercompany work contract
V310000001	Services in internal contracting (M&R)
V310000002	materials on inner work contract (M&R)
V310000003	services of ESS
V310000004	materials of ESS
V600000000	suppliers on inner work contract
V620000000	customers on inner work contract
V680000000	provisional incoming VAT on intercompany work contract
V900000000	profit from inner work contract

Annex 2. IFRS Combined and Consolidated Financial Statements for 2008

INDEPENDENT AUDITOR’S REPORT

To the Shareholders and the Board of Directors of Open Joint Stock Company «Federal Grid Company of Unified Energy System» (JSC FGC UES):

1              We have audited the accompanying combined and consolidated financial statements of JSC FGC UES and its subsidiaries (the Group) which comprise the combined and consolidated balance sheet as at 31 December 2008, combined and consolidated statement of operations, combined and consolidated statement of cash flow and combined and consolidated statement of changes in equity for the year then ended and a summary of significant accounting policies and other explanatory notes.

Management’s Responsibility for the Financial Statements

2              Management is responsible for the preparation and fair presentation of these combined and consolidated financial statements in accordance with International Financial Reporting Standards. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditor’s Responsibility

3              Our responsibility is to express an opinion on these combined and consolidated financial statements based on our audit. Except as discussed in the paragraph 6, we conducted our audit in accordance with International Standards on Auditing. Those Standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement.

4              An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

5              We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Basis for qualified opinion

6              The Group has not maintained adequate accounting records regarding the original cost, revalued amounts, depreciation and impairment provision at the level of individual items of property, plant and equipment. As such, it was not practicable to extend our auditing procedures sufficiently to satisfy ourselves as to the carrying amount of individual items of property, plant and equipment of RR 467,349 million and RR 367,686 million included in the accompanying combined and consolidated balance sheet as at 31 December 2008 and 2007, respectively, the related revaluation effects in both the combined and consolidated statement of operations and the combined and consolidated statement of changes in equity, depreciation expenses in the combined and consolidated statements of operations and the related effect on the deferred tax balance.

Qualified opinion

7              In our opinion, except for the possible effects, if any, on the combined and consolidated financial statements and comparative information of the matters noted in paragraph 6 above, the accompanying combined and consolidated financial statements present fairly, in all material respects, the financial position of the Group as of 31 December 2008, and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards.

Emphasis of Matter

8              Without further qualifying our opinion, we draw attention to Notes 1 and 5 to the accompanying combined and consolidated financial statements. The Russian Federation has a controlling interest in the Group and governmental economic and social policies affect the Group’s financial position, results of operations and cash flows.

Moscow, Russian Federation

18 November 2009

FEDERAL GRID COMPANY UES GROUP

COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

PREPARED IN ACCORDANCE WITH

INTERNATIONAL FINANCIAL REPORTING STANDARDS

FOR THE YEAR ENDED 31 DECEMBER 2008

CONTENT

Combined and Consolidated Balance Sheet

Combined and Consolidated Statement of Operations

Combined and Consolidated Cash Flow Statement

Combined and Consolidated Statement of Changes in Equity

Notes to the Combined and Consolidated Financial Statements
Note 1. The Group and its operations 144
Note 2. Basis of preparation
Note 3. Summary of significant accounting policies
Note 4. Principal subsidiaries
Note 5. Related parties
Note 6. Property, plant and equipment
Note 7. Intangible assets
Note 8. Investments in associated companies
Note 9. Available-for-sale investments
Note 10. Promissory notes
Note 11. Other non-current assets
Note 12. Cash and cash equivalents
Note 13. Accounts receivable and prepayment
Note 14. Inventories
Note 15. Other current assets
Note 16. Equity
Note 17. Profit tax
Note 18. Non-current debt
Note 19. Retirement benefit obligation
Note 20. Current debt and current portion of non-current debt
Note 21. Accounts payable and accrued charges
Note 22. Taxes payable
Note 23. Revenues
Note 24. Operating expenses
Note 25. Finance income
Note 26. Finance cost
Note 27. Earnings per ordinary share for profit attributable to the shareholders of JSC “FGC UES”
Note 28. Contingencies, commitments and operating risks
Note 29. Financial instruments and financial risks
Note 30. Capital risk management
Note 31. Post-balance sheet events

FGC UES Group

Combined and consolidated Balance Sheet as at 31 December 2008

(in millions of Russian Roubles)

	Notes	31 December 2008	31 December 2007
ASSETS
Non-current assets
Property, plant and equipment	6	467,349	367,686
Intangible assets	7	6,933	4,886
Investments in associates	8	44,632	509
Available-for-sale investments	9	11,774	—
Long-term promissory notes	10	51,010	195
Other non-current assets	11	3,216	909
Total non-current assets		584,914	374,185

Current assets
Cash and cash equivalents	12	15,685	15,740
Short-term promissory notes	10	57,251	2,969
Accounts receivable and prepayments	13	31,076	22,660
Profit tax prepayments		3,635	979
Inventories	14	2,767	2,392
Available-for-sale investments	9	—	3,035
Other current assets	15	2,413	2,965
Total current assets		112,827	50,740

TOTAL ASSETS		697,741	424,925

EQUITY AND LIABILITIES
Equity
Share capital: Ordinary shares	16	576,757	180,691
Treasury shares	16	(6,864)	—
Share premium	16	10,347	—
Revaluation reserve		53,984	43,740
Merger reserve	16	(56,891)	(5,917)
Foreign currency translation reserve	16	47	(14)
Retained earnings		13,337	37,284
Equity attributable to shareholders of FGC UES		590,717	255,784
Minority interest	16	1,346	27,142
Total equity		592,063	282,926

Non-current liabilities
Deferred tax liabilities	17	36,779	33,565
Non-current debt	18	17,318	—
Retirement benefit obligations	19	2,933	2,608
Total non-current liabilities		57,030	36,173

Current liabilities
Accounts payable to shareholders of FGC UES	16	—	47,405
Current debt and current portion of non-current debt	20	16,211	33,427
Accounts payable and accrued charges	21	31,456	24,488
Taxes payable	22	981	506
Total current liabilities		48,648	105,826

Total liabilities		105,678	141,999

TOTAL EQUITY AND LIABILITIES		697,741	424,925

12 November 2009

First Deputy Chairman of the Management Board	D.A. Troshenkov

Chief Accountant	V.V. Shchukin

The accompanying notes on pages 9 to 55 are an integral part of these combined and consolidated financial statements

138

FGC UES Group

Combined and Consolidated Statement of Operations for the year ended 31 December 2008

(in millions of Russian Roubles)

	Notes	31 December 2008	31 December 2007

Revenues	23	70,807	61,087

Other operating income		5,031	5,047

Operating expenses	24	(68,175)	(54,967)

Gain on sale of available-for-sale investments	9	2,563	—

Reversal of impairment provision for property, plant and equipment	6	—	6,367

Impairment of property, plant and equipment	6	(191)	(4,167)

Revaluation loss	6	—	(6,640)

Operating profit		10,035	6,727

Finance income	25	8,483	1,527

Finance cost	26	(7,119)	(3,465)

Impairment of available-for-sale investments and associates	8,9	(45,107)	(241)

Share of (loss) / profit of associates	8	(1,372)	1

(Loss) / Profit before profit tax		(35,080)	4,549

Total profit tax credit / (charge)	17	11,243	(2,937)

(Loss) / Profit for the period		(23,837)	1,612

Attributable to:
Shareholders of JSC “FGC UES”		(23,784)	3,370
Minority interest		(53)	(1,758)

(Loss) / Earning per ordinary share for (loss) / profit attributable to the shareholders of JSC “FGC UES” — basic and diluted (in Russian Roubles)	27	(0.03)	0.01

12 November 2009

First Deputy Chairman of the Management Board	D.A. Troshenkov

Chief Accountant	V.V. Shchukin

The accompanying notes on pages 9 to 55 are an integral part of these combined and consolidated financial statements

139

FGC UES Group

Combined and Consolidated Cash Flow Statement for the year ended 31 December 2008

(in millions of Russian Roubles)

	Notes	31 December 2008	31 December 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
(Loss) / Profit before profit tax		(35,080)	4,549
Adjustments to reconcile profit before profit tax to net cash provided by operations
Depreciation of property, plant and equipment	24	16,216	13,733
Loss on disposal of property, plant and equipment	24	1,488	1,625
Revaluation loss	6	—	6,640
Impairment of property, plant and equipment	6	191	4,167
Reversal of impairment provision for property, plant and equipment	6	—	(6,367)
Amortisation of intangible assets	24	451	422
Impairment of available-for-sale investments, associates and other financial assets	8,9,26	49,404	241
Gain on disposal of available-for-sale-investments	9	(2,563)	—
Share of loss in associates	8	1,372	(1)
Accrual/(reversal) of bad debt provision	24	1,872	(268)
Interest income	25	(8,431)	(1,480)
Interest expense (debt)	26	2,777	3,465
Other non-cash transactions		(563)	(111)
Operating cash flows before working capital changes and profit tax paid		27,134	26,615
Working capital changes:
Increase in accounts receivable and prepayments		(7,760)	(8,356)
Decrease/(increase) in other current assets		606	(2,375)
Increase in inventories		(182)	(774)
(Increase)/decrease in other non-current assets		(2,330)	2,335
Increase in accounts payable and accrued charges		6,760	11,323
Increase/(decrease) in taxes payable, other than profit tax		1,598	(2,162)
Increase/(decrease) in retirement benefit obligations		325	(53)
Profit tax paid		(5,832)	(2,554)
Net cash generated by operating activities		20,319	23,999
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment		(115,198)	(69,326)
Purchase of intangible assets		(2,497)	(2,840)
Purchase of investments		(733)	(204)
Purchase of promissory notes		(14,000)	(2,273)
Redemption of promissory notes		10,788	—
Disposal of available-for-sale investments	9	6,063	—
Interest received		4,688	1,480
Net cash used in investing activities		(110,889)	(73,163)
CASH FLOWS FROM FININCING ACTIVITIES:
Proceeds from shares issuance	16	20,425	68,426
Cash received as a result of the merger, net of payments on behalf of the predecessor		72,283	—
Proceeds from issuance of non-current debt		11,543	24,952
Repayment of debt		(8,575)	(27,000)
Dividends paid		(433)	(709)
Interest paid		(2,777)	(3,387)
Finance lease payments		(1,951)	(3,878)
Net cash generated by financing activities		90,515	58,404
Net (decrease) / increase in cash and cash equivalents		(55)	9,240
Cash and cash equivalents at the beginning of the period	12	15,740	6,500
Cash and cash equivalents at the end of the period	12	15,685	15,740

12 November 2009

First Deputy Chairman of the Management Board	D.A. Troshenkov

Chief Accountant	V.V. Shchukin

The accompanying notes on pages 9 to 55 are an integral part of these combined and consolidated financial statements

140

FGC UES Group

Combined and Consolidated Statement of Changes in Equity for the year ended 31 December 2008

(in millions of Russian Roubles)

	Attributable to shareholders of FGC UES
	Note	Ordinary share capital	Share premium	Treasury shares	Merger reserve	Revaluation reserve	Foreign currency translation reserve	Retained earnings	Total	Minority interest	Total equity
As at 1 January 2008		180,691	—	—	(5,917)	43,740	(14)	37,284	255,784	27,142	282,926
Change of net assets of associates	8	—	—	—	—	—	—	260	260	—	260
Change in tax rate related to revaluation of property, plant and equipment	17	—	—	—	—	2,710	—	—	2,710	7	2,717
Foreign currency translation difference	8	—	—	—	—	—	61	—	61	—	61
Net income recognised directly in equity		—	—	—	—	2,710	61	260	3,031	7	3,038
Profit for the period		—	—	—	—	—	—	(23,784)	(23,784)	(53)	(23,837)
Total recognised income for the year		—	—	—	—	2,710	61	(23,524)	(20,753)	(46)	(20,799)
Conversion of shares	16	338,583	—	(6,864)	(50,974)	7,534	—	—	288,279	(25,740)	262,539
Issue of share capital	16	57,483	10,347	—	—	—	—	—	67,830	—	67,830
Dividends		—	—	—	—	—	—	(423)	(423)	(10)	(433)
As at 31 December 2008		576,757	10,347	(6,864)	(56,891)	53,984	47	13,337	590,717	1,346	592,063

The accompanying notes on pages 9 to 55 are an integral part of these combined and consolidated financial statements

141

FGC UES Group

Combined and Consolidated Statement of Changes in Equity for the year ended 31 December 2008

(in millions of Russian Roubles)

	Attributable to shareholders of FGC UES
	Note	Ordinary share capital	Share premium	Treasury shares	Merger reserve	Revaluation reserve	Foreign currency translation reserve	Retained earnings	Total	Minority interest	Total equity
As at 1 January 2007		121,607	—	—	2,336	—	—	34,587	158,530	21,194	179,724
Effects of revaluation of property, plant and equipment	6	—	—	—	—	44,214	—	—	44,214	7,742	51,956
Revaluation on disposal of property, plant and equipment		—	—	—	474	(474)	—	—	—	—	—
Foreign currency translation difference	8	—	—	—	—	—	(14)	—	(14)	—	(14)
Net income recognised directly in equity		—	—	—	474	43,740	(14)	—	44,200	7,742	51,942
Profit for the period		—	—	—	—	—	—	3,370	3,370	(1,758)	1,612
Total recognised income for the year		—	—	—	474	43,740	(14)	3,370	47,570	5,984	53,554
Change in Group structure	16	—	—	—	(8,727)	—	—	—	(8,727)	—	(8,727)
Issue of share capital	16	59,084	—	—	—	—	—	—	59,084	—	59,084
Dividends		—	—	—	—	—	—	(673)	(673)	(36)	(709)
As at 31 December 2007		180,691	—	—	(5,917)	43,740	(14)	37,284	255,784	27,142	282,926

12 November 2009

First Deputy Chairman of the Management Board	D.A. Troshenkov

Chief Accountant	V.V. Shchukin

The accompanying notes on pages 9 to 55 are an integral part of these combined and consolidated financial statements

142

Note 1. The Group and its operations

Open Joint Stock Company “Federal Grid Company of Unified Energy System” (“FGC UES” or “the Company”) was established on 25 June 2002 as a wholly-owned subsidiary of the Russian Open Joint Stock Company for Energy and Electrification United Energy System of Russia (“RAO UES”) as a result of implementing the decisions of the Board of Directors of RAO UES dated 25 January 2002 and 7 May 2002 in accordance with the Russian Federation Government Resolution No. 526 “Electric Utilities Reform in the Russian Federation” dated 11 July 2001.

RAO UES itself was created as the holder of certain significant electricity power generation, transmission and distribution assets during the industry privatization in 1992.

The Company was established in the course of the Russian electric utilities industry restructuring, discussed further below, to maintain and operate the high voltage electricity transmission network, received from RAO UES and its subsidiaries, and to provide electricity transmission services using that network.

In 2002 and 2003 the assets of the transmission business (the high voltage network and related assets under construction) belonging to RAO UES were transferred to the Company by RAO UES as a contribution to the share capital of the Company.

In 2008 the reorganization of RAO UES was completed. RAO UES ceased to exist as a legal entity and FGC UES is RAO UES legal successor (See also Sector restructuring).

As at 31 December 2008 the FGC UES Group (the “Group”) comprises FGC UES and its subsidiaries presented in Note 4. During 2008 fifty four transmission companies were merged into the Company (Note 4).

The Group’s primary activity is the provision of services for the transmission of electric power via the Unified National Electrical Network (UNEN).

Starting from July 2008 the Company’s ordinary registered uncertified shares are traded at the exchanges MICEX and RTS. The shares have been included in the quotation list «В» and received the trading code «FEES».

The registered office of the Company is located at 5a, Academician Chelomey Str., 117630, Moscow, Russian Federation.

The Group is considered by management to have a single activity, i.e. the provision of electricity transmission services within the Russian Federation, and this activity comprises one industry and one geographic segment. Other activities do not result in significant revenues, assets or liabilities and do not constitute reportable segments as defined by International Accounting Standard 14 “Segment reporting”.

Relations with the state. At 31 December 2008 the state owned 77.66 per cent of the voting ordinary shares of the Company. As at 31 December 2007 the state owned 12.44 per cent of the Company and 52.68 per cent of RAO UES who, in its turn, owned 87.56 per cent of the voting ordinary shares of the Company. The Government of the Russian Federation (“RF”) is the ultimate controlling party of the Company.

The RF directly affects the Group’s operations through regulation by the Federal Tariff Service (FTS).

The investment program of FGC UES is subject to approval by the Ministry of Industry and Electricity and FTS.

As described in the Operating environment section below, the Government’s economic, social and other policies could have material effects on the operations of the Group.

Sector restructuring and FGC UES reorganisation. Over a period of years the Russian electric utilities industry underwent a reform process designed to introduce competition into the electricity sector and to create an environment in which RAO UES and its successor companies could raise the capital required to maintain and expand current capacity.

The regulatory framework governing the process of reforming the Russian Federation electric utilities industry and the functioning of the industry, both during the transition period and subsequent to the completion of reforms, is set forth in the following legislation: Federal Law No.35-FZ of 26 March 2003 “On Electric Utilities” and Federal Law No.36-FZ of 26 March 2003 “On the Specifics of the Functioning of

143

Electric Utilities During the Transition Period and the Introduction of Amendments to Certain Russian Federation Legislative Acts and the Invalidation of Certain Russian Federation Legislative Acts in Connection with the Adoption of the Law “On the Electric Utilities of the Russian Federation”.

144

Note 1. The Group and its operations (continued)

The reform assumed changes in the industry structure with the separation of natural monopoly activities (power transmission, dispatching) from potentially competitive ones (electric power production, supply). The result of the reorganisation of RAO UES is that generation and retailing companies entered the private sector for the most part and will operate in a competitive market. Government control will continue in natural monopoly areas within the industry.

The formation of the transmission companies (TCs), which were formed on the basis of transmission businesses of the regional electric and heat companies during the reform, was completed in 2007. As at 31 December 2007 RAO UES had transferred to FGC UES the shares of 50 TCs (Note 4). This transaction under common control has recorded under the predecessor accounting method (Note 2).

On 1 July 2008 the reorganization of RAO UES was completed by its merger into FGC UES. As a result RAO UES ceased to exist as a legal entity and FGC UES became the legal successor of RAO UES. The reorganization scheme included, inter alia, the spin off from RAO UES of the following companies:

•                  JSC “State Holding”, which received shares in FGC UES (in the amount proportional to the interest of the Russian Federation in the authorized capital of RAO UES as of the date of approval of the decision on reorganization), shares in six TCs, investments in associates, other assets and liabilities;

•                  JSC “Minority Holding of FGC UES”, which received a minority stake in FGC UES (proportional to the interest of the minority shareholders in the authorized capital of RAO UES as of the date of approval of the decision on reorganization).

The spin-off of the above holding companies was accompanied by their simultaneous merger with and into FGC UES. The merger was performed in the form of conversion of additionally issued shares of the Company for the outstanding shares of JSC “State Holding” and JSC “Minority Holding of FGC UES”.

All transmission companies, including the six TCs whose shares were held by RAO UES (Note 4), except for JSC “Kuban Trunk Grids” and JSC “Tomsk Trunk Grids”, were merged into FGC UES. Seven interregional transmission companies that were controlled by the Russian Federation: ITC Centre, ITC North-West, ITC Volga, ITC South, ITC Ural, ITC Siberia and ITC East, were merged into FGC UES at the same date.

According to the merger agreement the Company’s shares received from all the merged entities mentioned above and not used in the conversion of shares of these merged entities were cancelled in 2008 (Note 16).

As a result of the reorganization the Company received:

•                  shares of subsidiaries: LLC “Index Energetiki”, JSC “Mobile gas-turbine electricity plants”;

•                  shares of associates JSC “The First Power Generating Company on the Wholesale Energy Market (WGC-1)”, JSC “Territorial Generating Company number 6 (TGC-6)”, JSC “Volzhskaya Territorial Generating Company (TGC-7)”, JSC “Territorial Generating Company number 11 (TGC-11)”, and others (Note 8);

•                  minority shareholdings in companies of utilities industry (Note 9);

•                  other assets and liabilities.

The Company’s management does not have intention to hold the investments in utilities companies (including associates) for the long-term period. It is envisaged that the shares will be sold and the proceeds used to support the Group’s investment in transmission business.

Operating environment. The Russian Federation displays certain characteristics of an emerging market, including relatively high inflation. Despite strong economic growth in recent years, the financial situation in the Russian market significantly deteriorated during 2008, particularly in the fourth quarter. As a result of global volatility in financial and commodity markets, among other factors, there has been a significant decline in the Russian stock market since mid-2008. Since September 2008, there has been increased volatility in currency markets and the Russian Rouble (RR) has depreciated significantly against some major currencies. The official US Dollar (USD) exchange rate of the Central Bank of the Russian Federation (“CBRF”) increased from RR 25.37 at 1 October 2008 to RR 29.38 at 31 December 2008.

145

The tax, currency and customs legislation within the Russian Federation is subject to varying interpretations, and frequent changes. The future economic direction of the Russian Federation is largely dependent upon the effectiveness of economic, financial and monetary measures undertaken by the Government, together with tax, legal, regulatory, and political developments.

146

Note 1. The Group and its operations (continued)

Management is unable to predict all developments in the economic environment which could have an impact on the Group’s operations and consequently what effect, if any, they could have on the financial position of the Group.

Recent volatility in global financial markets. The ongoing global financial and economic crisis that emerged out of the severe reduction in global liquidity which commenced in the middle of 2007 (often referred to as the “Credit Crunch”) has resulted in, among other things, a lower level of capital market funding, lower liquidity levels across the banking sector and wider economy, and, at times, higher interbank lending rates and very high volatility in stock and currency markets. The uncertainties in the global financial markets have also led to failures of banks and other corporates, and to bank rescues in the United States of America, Western Europe, Russian Federation and elsewhere. Since September 2008 several large Russian banks have been acquired by state-controlled banks and companies due to their liquidity problems. The full extent of the impact of the ongoing global financial and economic crisis is proving to be difficult to anticipate or completely guard against.

The availability of external funding in financial markets has significantly reduced since August 2007. Such circumstances may affect the ability of the Group to obtain new borrowings and re-finance its existing borrowings at terms and conditions similar to those applied to earlier transactions.

The uncertainty in the global markets combined with other local factors has during 2008 led to very high volatility in the Russian Stock Markets and at times much higher than normal interbank lending rates.

The fair values of quoted investments in active markets are based on current bid prices (financial assets) or offer prices (financial liabilities). If there is no active market for a financial instrument, the Group establishes fair value using valuation techniques. These include the use of recent arm’s length transactions, discounted cash flow analysis and other valuation techniques commonly used by market participants. The valuation models reflect current market conditions at the measurement date which may not be representative of market conditions either before or after the measurement date. As at the balance sheet date management has reviewed its models to ensure they appropriately reflect current market conditions, including the relative liquidity of the market and credit spreads.

The existing economic situation of the world and Russian economies and a forecast decrease of GDP may affect electricity transmission volumes. Accordingly, the Government of the Russian Federation could revise its forecast of social-economic development during 2009-2011, and that could result in changes to the plans of electricity transmission tariff indexation.

Any change of plans of electricity transmission tariff indexation may influence the Group’s revenues. Debtors of the Group may be adversely affected by the financial and economic environment which could in turn impact their ability to repay the amounts owed. Deteriorating economic conditions for customers may also have an impact on management’s cash flow forecasts and assessment of the impairment of financial and non-financial assets. To the extent that information is available, management has properly reflected revised estimates of expected future cash flows in its impairment assessments of accounts receivables (Note 13), property, plant and equipment (Note 6), available-for-sale financial assets (Note 9), investments in associates (Note 8).

Management is unable to reliably determine the effects on the Group’s future financial position of any further deterioration in the Group’s operating environment as a result of the ongoing crisis. Management believes it is taking all the necessary measures to support the sustainability and development of the Group’s business in the current circumstances.

147

Note 2. Basis of preparation

Statement of compliance. These combined and consolidated financial statements (“Financial Statements”) have been prepared in accordance with, and comply with, International Financial Reporting Standards (“IFRS”).

Each enterprise of the Group individually maintains its own books of accounts and prepares its statutory financial statements in accordance with the Regulations on Accounting and Reporting of the Russian Federation (“RAR”). The accompanying Financial Statements are based on the statutory records and adjusted and reclassified for the purpose of fair presentation in accordance with IFRS.

Functional and presentation currency. The national currency of the Russian Federation is the Russian Rouble (RR), which is FGC UES’s functional currency and the currency in which these Financial Statements are presented. All financial information presented in RR has been rounded to the nearest million.

Predecessor accounting. The changes in the Group structure are described in Note 1. In these financial statements the Group accounted for the acquisition of businesses under the control of RAO UES and its subsidiaries as transactions amongst entities under common control under an accounting policy using the predecessor values method. Accordingly, assets and liabilities of the contributed entities were combined from the earliest period presented and accounted for at the carrying value, as determined by RAO UES in its IFRS consolidated financial statements. Information in respect of the comparative period and opening balances as at 1 January 2007 has been restated as if the business combination took place at the beginning of the earliest period presented. The weighted average number of shares in issue was also calculated in accordance with the predecessor method of accounting (Note 27).

The difference between the consideration paid and the predecessor carrying values of the net assets relating to the acquisition of a business from an entity under common control is recorded directly to equity, and reflected in the merger reserve.

All businesses acquired in 2008 and 2007 were accounted for using predecessor values method. In 2008 the following former subsidiaries of RAO UES were received by the Group during reorganisation: JSC “Mobile gas-turbine electricity plants”, JSC “The Amur Transmission Company”, JSC “The Yakutiya Transmission Company”, JSC “The Primorie Transmission Company”, JSC “The Ulyanovsk Transmission Company”, JSC “The Khabarovsk Transmission Company” and JSC “The Tyva Transmission Company”. In 2007 the following former subsidiaries of RAO UES were acquired: JSC “The Buryatiya Trunk Grids”, JSC “The Chita Trunk Grids”, JSC “The Electricity Trunk Grids of Komi Republic”, JSC “The Kuban Trunk Grids”, JSC “The Kurgan Transmission Company”, JSC “Kuzbassenergo Electricity Trunk Grids”, JSC “The Samara Transmission Company”, JSC “The Saratov Transmission Company”, JSC “Power Industry Research and Development Centre”, JSC “Energostroisnabkomplekt”.

New accounting developments. These combined and consolidated financial statements have been prepared by applying the accounting policies consistent with those of the annual financial statements for the year ended 31 December 2007, except for those policies which were changed to comply with the new or amended standards and interpretations that are in force for the year beginning on 1 January 2008.

The following new standards, amendments to standards or interpretations are mandatory for the first time for the financial year beginning 1 January 2008:

•                      IFRIC 11, IFRS 2—Group and Treasury Share Transactions (effective for annual periods beginning on or after 1 March 2007);

•                      IFRIC 12, “Service Concession Agreements”, effective for annual periods beginning on or after 1 January 2008;

•                      IFRIC 14, IAS 19, “The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction”, which is effective for annual periods beginning on or after 1 January 2008.

These interpretations did not have any significant effect on the Group’s combined and consolidated financial statements.

148

Note 2. Basis of preparation (continued)

•                      Reclassification of Financial Assets—Amendments to IAS 39, Financial Instruments: Recognition and Measurement, and IFRS 7, Financial Instruments: Disclosures and a subsequent amendment, Reclassification of Financial Assets: Effective Date and Transition. The amendments allow entities the options (a) to reclassify a financial asset out of the held for trading category if, in rare circumstances, the asset is no longer held for the purpose of selling or repurchasing it in the near term; and (b) to reclassify an available-for-sale asset or an asset held for trading to the loans and receivables category, if the entity has the intention and ability to hold the financial asset for the foreseeable future or until maturity (subject to the asset otherwise meeting the definition of loans and receivables). The amendments may be applied with retrospective effect from 1 July 2008 for any reclassifications made before 1 November 2008; the reclassifications allowed by the amendments may not be applied before 1 July 2008 and retrospective reclassifications are only allowed if made prior to 1 November 2008. Any reclassification of a financial asset made on or after 1 November 2008 takes effect only from the date when the reclassification is made. The Group has not elected to make any of the optional reclassifications during the period.

The following new standards, amendments to standards and interpretations have been issued but are not effective for the financial year beginning 1 January 2008 and have not been early adopted:

•                      IFRS 8, “Operating Segments” (effective for annual periods beginning on or after 1 January 2009). The Standard applies to entities whose debt or equity instruments are traded in a public market or that file, or are in the process of filing, their financial statements with a regulatory organisation for the purpose of issuing any class of instruments in a public market. IFRS 8 requires an entity to report financial and descriptive information about its operating segments, with segment information presented on a similar basis to that used for internal reporting purposes. The Group will apply the new amendment from 1 January 2009 and is currently assessing what impact the new IFRS will have on its combined and consolidated financial statements.

•                      Amendment to IAS 23, “Borrowing Cost” (revised March 2007; effective for annual periods beginning on or after 1 January 2009). The main change to IAS 23 is the removal of the option of immediately recognising as an expense borrowing costs that relate to assets that take a substantial period of time to get ready for use or sale. An entity is, therefore, required to capitalise such borrowing costs as part of the cost of the asset. The revised standard applies prospectively to borrowing costs relating to qualifying assets for which the commencement date for capitalisation is on or after 1 January 2009. The Group is currently assessing the impact of the amended standard on its combined and consolidated financial statements.

•                      Amendment to IAS 1, “Presentation of Financial Statements” (revised September 2007, effective for annual periods beginning on or after 1 January 2009). The main change in IAS 1 is the replacement of the income statement by a statement of comprehensive income which will also include all non-owner changes in equity, such as the revaluation of available-for-sale financial assets. Alternatively, entities will be allowed to present two statements: a separate income statement and a statement of comprehensive income. The revised IAS 1 also introduces a requirement to present a statement of financial position (balance sheet) at the beginning of the earliest comparative period whenever the entity restates comparatives due to reclassifications, changes in accounting policies, or corrections of errors. The Group expects the revised IAS 1 to affect the presentation of its financial statements but to have no impact on the recognition or measurement of specific transactions and balances.

•                      Amendment to IAS 32 and IAS 1, “Puttable Financial Instruments and Obligations Arising on Liquidation” (effective for annual periods beginning on or after 1 January 2009). The amendment requires classification as equity of some financial instruments that meet the definition of a financial liability. The Group does not expect the amendment to affect its combined and consolidated financial statements.

•                      IAS 27, “Consolidated and Separate Financial Statements” (revised January 2008; effective for annual periods beginning on or after 1 July 2009). The revised IAS 27 will require an entity to attribute total comprehensive income to the owners of the parent and to the non-controlling interests (previously “minority interests”) even if this results in the non-controlling interests having a deficit balance (the

149

current standard requires the excess losses to be allocated to the owners of the parent in most cases). The revised standard specifies that changes in a parent’s ownership interest in a subsidiary that do not result in the loss of control must be accounted for as equity transactions. It also specifies how an entity should measure any gain or loss arising on the loss of control of a subsidiary. At the date when control is lost, any investment retained in the former subsidiary will have to be measured at its fair value. The Group is currently assessing the impact of the amended standard on its combined and consolidated financial statements.

150

Note 2. Basis of preparation (continued)

•                      Amendments to IFRS 2, “Share-based Payment Vesting Conditions and Cancellations” (effective for annual periods beginning on or after 1 January 2009). The amendment deals with two matters: it clarifies that vesting conditions are service conditions and performance conditions only. Other features of a share-based payment are not vesting conditions. It also specifies that all cancellations, whether by the entity or by other parties, should receive the same accounting treatment. The Group is currently assessing the impact of the amended standard on its combined and consolidated financial statements.

•                      IFRS 3, “Business Combinations” (revised January 2008; effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after 1 July 2009). The revised IFRS 3 will allow entities to choose to measure non-controlling interests using the existing IFRS 3 method (proportionate share of the acquiree’s identifiable net assets) or at fair value. The revised IFRS 3 is more detailed in providing guidance on the application of the acquisition method to business combinations. The requirement to measure at fair value every asset and liability at each step in a step acquisition for the purposes of calculating a portion of goodwill has been removed. Instead, in a business combination achieved in stages, the acquirer will have to remeasure its previously held equity interest in the acquiree at its acquisition-date fair value and recognise the resulting gain or loss, if any, in profit or loss. Acquisition-related costs will be accounted for separately from the business combination and therefore recognised as expenses rather than included in goodwill. An acquirer will have to recognise at the acquisition date a liability for any contingent purchase consideration. Changes in the value of that liability after the acquisition date will be recognised in accordance with other applicable IFRSs, as appropriate, rather than by adjusting goodwill. The revised IFRS 3 brings into its scope business combinations involving only mutual entities and business combinations achieved by contract alone. The Group will apply the new standard to any business combination from 1 January 2010.

•                      Cost of an Investment in a Subsidiary, Jointly Controlled Entity or Associate—IFRS 1 and IAS 27 Amendment (revised May 2008; effective for annual periods beginning on or after 1 January 2009). The amendment allows first-time adopters of IFRS to measure investments in subsidiaries, jointly controlled entities or associates at fair value or at previous GAAP carrying value as deemed cost in the separate financial statements. The amendment also requires distributions from pre-acquisition net assets of investees to be recognised in profit or loss rather than as a recovery of the investment. The amendments will not have an impact on the Group’s combined and consolidated financial statements.

•                      Eligible Hedged Items—Amendment to IAS 39, “Financial Instruments: Recognition and Measurement” (effective with retrospective application for annual periods beginning on or after 1 July 2009). The amendment clarifies how the principles that determine whether a hedged risk or portion of cash flows is eligible for designation should be applied in particular situations. The amendment is not expected to have any impact on the Group’s financial statements as the Group does not apply hedge accounting.

•                      IFRIC 13, “Customer Loyalty Programmes”, which is effective for annual periods beginning on or after 1 July 2008. IFRIC 13 clarifies that where goods or services are sold together with a customer loyalty incentive (for example, loyalty points or free products), the arrangement is a multiple-element arrangement and the consideration receivable from the customer is allocated between the components of the arrangement using fair values. IFRIC 13 is not relevant to the Group’s operations because no Group companies operate any loyalty programmes.

•                      IFRIC 15, “Agreements for the Construction of Real Estate” (effective from 1 January 2009). The interpretation applies to the accounting for revenue and associated expenses by entities that undertake the construction of real estate directly or through subcontractors, and provides guidance for determining whether agreements for the construction of real estate are within the scope of IAS 11 or IAS 18. It also provides criteria for determining when entities should recognise revenue on such transactions. IFRIC 15 is not currently relevant to the Group’s operations because it does not have any agreements for the construction of real estate.

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Note 2. Basis of preparation (continued)

•                      IFRIC 16, “Hedges of a Net Investment in a Foreign Operation” (effective for annual periods beginning or after 1 October 2008). The interpretation explains which currency risk exposures are eligible for hedge accounting and states that translation from the functional currency to the presentation currency does not create an exposure to which hedge accounting could be applied. The IFRIC allows the hedging instrument to be held by any entity or entities within a group except the foreign operation that itself is being hedged. The interpretation also clarifies how the gain or loss recycled from the currency translation reserve to profit or loss is calculated on disposal of the hedged foreign operation. Reporting entities will apply IAS 39 to discontinue hedge accounting prospectively when their hedges do not meet the criteria for hedge accounting in IFRIC 16. IFRIC 16 is not expected to have any impact on the Group’s combined and consolidated financial statements.

•                      IFRIC 17, “Distribution of Non-Cash Assets to Owners” (effective for annual periods beginning on or after 1 July 2009). The amendment clarifies when and how distribution of non-cash assets as dividends to the owners should be recognised. An entity should measure a liability to distribute non-cash assets as a dividend to its owners at the fair value of the assets to be distributed. A gain or loss on disposal of the distributed non-cash assets will be recognised in profit or loss when the entity settles the dividend payable. The Group will apply IFRIC 17 if it distributes non-cash assets to owners in the future.

•                      IFRIC 18, “Transfers of Assets from Customers” (effective for annual periods beginning on or after 1 July 2009). The interpretation clarifies the accounting for transfers of assets from customers, namely, the circumstances in which the definition of an asset is met; the recognition of the asset and the measurement of its cost on initial recognition; the identification of the separately identifiable services (one or more services in exchange for the transferred asset); the recognition of revenue, and the accounting for transfers of cash from customers. The Group is currently assessing the impact of the new interpretation on its financial statements.

•                      IFRS 1, “First-time Adoption of International Financial Reporting Standards” (effective for the first IFRS financial statements for a period beginning on or after 1 July 2009). The revised IFRS 1 retains the substance of its previous version but within a changed structure in order to make it easier for the reader to understand and to better accommodate future changes. The Group concluded that the revised standard does not have any effect on its combined and consolidated financial statements.

•                      Improvements to International Financial Reporting Standards (issued in May 2008). In 2007, the International Accounting Standards Board decided to initiate an annual improvements project as a method of making necessary, but non-urgent, amendments to IFRS. The amendments consist of a mixture of substantive changes, clarifications, and changes in terminology in various standards. The substantive changes relate to the following areas: classification as held for sale under IFRS 5 in case of a loss of control over a subsidiary; possibility of presentation of financial instruments held for trading as non-current under IAS 1; accounting for sale of IAS 16 assets which were previously held for rental and classification of the related cash flows under IAS 7 as cash flows from operating activities; clarification of definition of a curtailment under IAS 19; accounting for below market interest rate government loans in accordance with IAS 20; making the definition of borrowing costs in IAS 23 consistent with the effective interest method; clarification of accounting for subsidiaries held for sale under IAS 27 and IFRS 5; reduction in the disclosure requirements relating to associates and joint ventures under IAS 28 and IAS 31; enhancement of disclosures required by IAS 36; clarification of accounting for advertising costs under IAS 38; amending the definition of the fair value through profit or loss category to be consistent with hedge accounting under IAS 39; introduction of accounting for investment properties under construction in accordance with IAS 40; and reduction in restrictions over manner of determining fair value of biological assets under IAS 41. Further amendments made to IAS 8, 10, 18, 20, 29, 34, 40, 41 and to IFRS 7 represent terminology or editorial changes only, which the IASB believes have no or minimal effect on accounting. The Group does not expect the amendments to have any material effect on its financial statements.

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Note 2. Basis of preparation (continued)

•                      Improvements to International Financial Reporting Standards (issued in April 2009; amendments to IFRS 2, IAS 38, IFRIC 9 and IFRIC 16 are effective for annual periods beginning on or after 1 July 2009; amendments to IFRS 5, IFRS 8, IAS 1, IAS 7, IAS 17, IAS 36 and IAS 39 are effective for annual periods beginning on or after 1 January 2010). The improvements consist of a mixture of substantive changes and clarifications in the following standards and interpretations: clarification that contributions of businesses in common control transactions and formation of joint ventures are not within the scope of IFRS 2; clarification of disclosure requirements set by IFRS 5 and other standards for non-current assets (or disposal groups) classified as held for sale or discontinued operations; requiring to report a measure of total assets and liabilities for each reportable segment under IFRS 8 only if such amounts are regularly provided to the chief operating decision maker; amending IAS 1 to allow classification of certain liabilities settled by entity’s own equity instruments as non-current; changing IAS 7 such that only expenditures that result in a recognised asset are eligible for classification as investing activities; allowing classification of certain long-term land leases as finance leases under IAS 17 even without transfer of ownership of the land at the end of the lease; providing additional guidance in IAS 18 for determining whether an entity acts as a principal or an agent; clarification in IAS 36 that a cash generating unit shall not be larger than an operating segment before aggregation; supplementing IAS 38 regarding measurement of fair value of intangible assets acquired in a business combination; amending IAS 39 (i) to include in its scope option contracts that could result in business combinations, (ii) to clarify the period of reclassifying gains or losses on cash flow hedging instruments from equity to profit or loss and (iii) to state that a prepayment option is closely related to the host contract if upon exercise the borrower reimburses economic loss of the lender; amending IFRIC 9 to state that embedded derivatives in contracts acquired in common control transactions and formation of joint ventures are not within its scope; and removing the restriction in IFRIC 16 that hedging instruments may not be held by the foreign operation that itself is being hedged. The Group does not expect the amendments to have any material effect on its financial statements

•                      Improving Disclosures about Financial Instruments - Amendment to IFRS 7, “Financial Instruments: Disclosures” (issued in March 2009; effective for annual periods beginning on or after 1 January 2009). The amendment requires enhanced disclosures about fair value measurements and liquidity risk. The entity will be required to disclose an analysis of financial instruments using a three-level fair value measurement hierarchy. The amendment (a) clarifies that the maturity analysis of liabilities should include issued financial guarantee contracts at the maximum amount of the guarantee in the earliest period in which the guarantee could be called; and (b) requires disclosure of remaining contractual maturities of financial derivatives if the contractual maturities are essential for an understanding of the timing of the cash flows. An entity will further have to disclose a maturity analysis of financial assets it holds for managing liquidity risk, if that information is necessary to enable users of its financial statements to evaluate the nature and extent of liquidity risk. The Group is currently assessing the impact of the amendment on disclosures in its combined and consolidated financial statements.

•                      Embedded Derivatives - Amendments to IFRIC 9 and IAS 39 (effective for annual periods ending on or after 30 June 2009). The amendments clarify that on reclassification of a financial asset out of the ‘at fair value through profit or loss’ category, all embedded derivatives have to be assessed and, if necessary, separately accounted for. The Group is currently assessing the impact of the amendment on disclosures in its combined and consolidated financial statements.

•                      Group Cash-settled Share-based Payment Transactions - Amendments to IFRS 2, Share-based Payment (effective for annual periods beginning on or after 1 January 2010). The amendments provide a clear basis to determine the classification of share-based payment awards in both consolidated and separate financial statements. The amendments incorporate into the standard the guidance in IFRIC 8 and IFRIC 11, which are withdrawn. The amendments expand on the guidance given in IFRIC 11 to address plans that were previously not considered in the interpretation. The amendments also clarify the defined terms in the Appendix to the standard. The Group is currently assessing the impact of the amendment on its combined and consolidated financial statements.

•                      The International Financial Reporting Standard for Small and Medium-sized Entities (issued in July 2009) is a self-contained standard, tailored to the needs and capabilities of smaller businesses. Many of

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the principles of full IFRS for recognising and measuring assets, liabilities, income and expense have been simplified, and the number of required disclosures have been simplified and significantly reduced. The IFRS for SMEs may be applied by entities which publish general purpose financial statements for external users and do not have public accountability. As a listed entity, the Group is not eligible to apply the IFRS for SMEs.

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Note 2. Basis of preparation (continued)

•                      Additional Exemptions for First-time Adopters - Amendments to IFRS 1, First-time Adoption of IFRS (effective for annual periods beginning on or after 1 January 2010). The amendments exempt entities using the full cost method from retrospective application of IFRSs for oil and gas assets and also exempt entities with existing leasing contracts from reassessing the classification of those contracts in accordance with IFRIC 4, ‘Determining Whether an Arrangement Contains a Lease’ when the application of their national accounting requirements produced the same result. The amendments will not have any impact on the Group’s financial statements.

Unless otherwise described above, the analysis in respect of these new standards and interpretations has been carried out by the Group, and they are not expected to significantly affect the Group’s combined and consolidated financial statements.

Going concern. These Financial Statements have been prepared on a going concern basis, which contemplates the realisation of assets and the satisfaction of liabilities in the normal course of business. The accompanying Financial Statements do not include any adjustments that might be necessary, should the Group be unable to continue as a going concern.

As at 31 December 2008 the Group’s current assets exceeded its current liabilities by RR 64,179 million (as at 31 December 2007 current liabilities exceeded its current assets by RR 55,086 million). The change in the current financial position in 2008 is partially explained by receipt of current assets as a result of restructuring (Note 1).

As at 31 December 2007 the Group had an unregistered share issue for RR 47,405 million, which was classified as a current liability to the shareholders (Note 16). The share issue was classified as equity upon its completion and registration in 2008.

Critical accounting estimates and assumptions. Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these Financial Statements in conformity with IFRS. Estimates and judgments are continually evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Management also makes certain judgements, apart from those involving preparation of estimations, in the process of applying the accounting policies. Judgements that have the most significant effect on the amounts recognised in the financial statements and estimates that can cause a significant adjustment to the carrying amount of assets and liabilities within the next financial year include:

Property, plant and equipment. The fair value of property, plant and equipment was established by an independent valuer as at 1 January 2007 as part of a revaluation. The carrying amount and depreciation of property, plant and equipment are affected by assumptions on the replacement cost, depreciated replacement cost, grouping of individual assets and remaining useful life (Note 6). Actual results may be different from these estimates.

Provision for impairment of property, plant and equipment. At 31 December 2008 management has assessed whether the carrying value of property, plant and equipment of the Group entities is recoverable through future operations. In making this assessment, management has performed an impairment review in accordance with IAS 36 by comparing the recoverable amount of property, plant and equipment to its net book value. The recoverable amount was assessed based on value in use, calculated by discounting the estimated future cash flows using various assumptions (Note 6). Actual results may differ from the estimates and the Group’s estimates can be revised in the future, either negatively or positively, depending upon the outcome or expectations based on the facts surrounding each exposure.

Reversal of impairment as at 1 January 2007 in the amount of RR 6,367 million was recognised as a consequence of recognising the results of the property, plant and equipment revaluation; similarly, a revaluation loss was recognized in the amount of RR 6,640 million (Note 6).

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Note 2. Basis of preparation (continued)

Retirement benefit obligations. Post-employment benefits are generally provided for by plans which are classified and accounted for as defined benefit plans. The present value of defined post-employment benefit obligations and related current service cost are determined in accordance with actuarial valuations, which rely on demographic and financial assumptions including mortality, both during and after employment, rates of employee turnover, discount rate, future salary and benefit levels and, to a limited extent, expected return on plan assets. Actual results may differ from the estimates and the Group’s estimates can be revised in the future, either negatively or positively, depending upon the outcome or expectations based on the facts surrounding each exposure.

Impairment of available-for-sale equity investments. The Group determines that available-for-sale equity investments are impaired when there has been a significant or prolonged decline in the fair value below its cost. This determination of what is significant or prolonged requires judgement. In making this judgement, the Group evaluates among other factors, the volatility in share price. In addition, impairment may be appropriate when there is evidence of changes in technology or a deterioration in the financial health of the investee, industry and sector performance, or operational or financing cash flows. The declines in fair value below cost of the investments were considered significant and the Group recorded an impairment of available-for-sale investments of RR 43,341 million in the Statement of Operations.

Tax contingencies. Russian tax legislation is subject to varying interpretations and changes, which can occur frequently. Where the Group management believes it is probable that their interpretation of the relevant legislation and the Group’s tax positions cannot be sustained, an appropriate amount is accrued in these IFRS Financial Statements.

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Note 3. Summary of significant accounting policies

Principles of consolidation. The Financial Statements comprise the financial statements of FGC UES and the financial statements of those entities whose operations are controlled by FGC UES. Control is presumed to exist when FGC UES controls, directly or indirectly, through subsidiaries, more than 50 percent of voting rights. The Group holds 49% of the voting rights in JSC “Kuban Trunk Grids”, a fully consolidated subsidiary. The Group has the power to govern the financial and operating policies of this subsidiary on the basis of a significant shareholding combined with other factors which allow the Group to exercise control, most importantly: FGC UES has appointed the majority or all of the members of the Board of Directors, FGC UES is the dominant owner and FGC UES has in substance full control of all aspects of the entities assets and operations.

All inter-company balances and transactions have been eliminated. The minority interest in the Group subsidiaries has been disclosed as part of the Group’s equity.

Transfers of subsidiaries between entities under common control. Transfers of businesses between parties under common control are accounted for using the predecessor basis of accounting method. Under this method the financial statements of the combined entity are presented as if the businesses had been combined from the beginning of the earliest period presented. The assets and liabilities of the subsidiaries transferred under common control are recognised at the predecessor entity’s carrying amounts. Any difference between the carrying amount of net assets and the nominal value of share capital contributed is accounted for in these combined and consolidated financial statements as an adjustment to merger reserve within equity.

Associates. Associates are entities over which the Company has significant influence (directly or indirectly), but not control, generally accompanying a shareholding of between 20 and 50 percent of the voting rights. Investments in associates are accounted for using the equity method of accounting and are initially recognised at cost. The carrying amount of associates includes goodwill identified on acquisition and is reduced by accumulated impairment losses, if any. The Group discontinues the use of the equity method of accounting from the date when it ceases to have significant influence in the associate.

The Group’s share of the post-acquisition profits or losses of associates is recorded in the consolidated statement of operation, and its share of post-acquisition movements in reserves is recognised in equity. When the Group’s share of losses in an associate equals or exceeds its interest in the associate, including any other unsecured receivables, the Group does not recognise further losses, unless it has incurred obligations or made payments on behalf of the associate.

Unrealised gains on transactions between the Group and its associates are eliminated to the extent of the Group’s interest in the associates; unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of associates have been changed where necessary to ensure consistency with the policies adopted by the Group.

Goodwill. Goodwill is recognised on acquisitions of subsidiaries. Goodwill arising on the acquisitions represents any excess of the cost of an acquisition over the fair value of the acquirer’s share of the net identifiable assets, liabilities and contingent liabilities of the acquired subsidiary or associate at the date of transaction. The carrying amount of goodwill is assessed for impairment on an annual basis. Any excess of the fair value of the net identifiable assets acquired over the cost of acquisition is recognised immediately in the Statement of Operations. Goodwill arising on the acquisition of associates is included in the carrying amount of the investment and is not tested separately for impairment.

Financial instruments - key measurement terms. Depending on their classification financial instruments are carried at fair value or amortised cost as described below.

Fair value is the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction. Fair value is the current bid price for financial assets and current asking price for financial liabilities which are quoted in an active market. A financial instrument is regarded as quoted in an active market if quoted prices are readily and regularly available from an exchange or other institution and those prices represent actual and regularly occurring market transactions on an arm’s length basis.

Valuation techniques such as discounted cash flow models or models based on recent arm’s length transactions or consideration of financial data of the investees are used to fair value certain financial

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instruments for which external market pricing information is not available. Valuation techniques may require assumptions not supported by observable market data. Disclosures are made in these financial statements if changing any such assumptions to a reasonably possible alternative would result in significantly different profit, income, total assets or total liabilities.

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Note 3. Summary of significant accounting policies (continued)

Amortised cost is the amount at which the financial instrument was recognised at initial recognition less any principal repayments, plus accrued interest, and for financial assets less any write-down for incurred impairment losses. Accrued interest includes amortisation of transaction costs deferred at initial recognition and of any premium or discount to maturity amount using the effective interest method. Accrued interest income and accrued interest expense, including both accrued coupon and amortised discount or premium (including fees deferred at origination, if any), are not presented separately and are included in the carrying values of related Balance Sheet items.

The effective interest method is a method of allocating interest income or interest expense over the relevant period so as to achieve a constant periodic rate of interest (effective interest rate) on the carrying amount. The effective interest rate is the rate that exactly discounts estimated future cash payments or receipts (excluding future credit losses) through the expected life of the financial instrument or a shorter period, if appropriate, to the net carrying amount of the financial instrument. The effective interest rate discounts cash flows of variable interest instruments to the next interest repricing date except for the premium or discount which reflects the credit spread over the floating rate specified in the instrument, or other variables that are not reset to market rates. Such premiums or discounts are amortised over the whole expected life of the instrument. The present value calculation includes all fees paid or received between parties to the contract that are an integral part of the effective interest rate.

Classification of financial assets. The Group holds financial assets of the following measurement categories: loans and receivables and available-for-sale financial assets.

Loans and receivables are unquoted non-derivative financial assets with fixed or determinable payments other than those that the Group intends to sell in the near term.

All other financial assets are included in the available-for-sale category, which includes investment securities which the Group intends to hold for an indefinite period of time and which may be sold in response to needs for liquidity or changes in interest rates, exchange rates or equity prices.

Classification of financial liabilities. The Group’s financial liabilities are carried at amortised cost.

Initial recognition of financial instruments. The Group’s financial instruments are initially recorded at fair value plus transaction costs. Fair value at initial recognition is best evidenced by the transaction price. A gain or loss on initial recognition is only recorded if there is a difference between fair value and transaction price which can be evidenced by other observable current market transactions in the same instrument or by a valuation technique whose inputs include only data from observable markets.

Derecognition of financial assets. The Group derecognises financial assets when (a) the assets are redeemed or the rights to cash flows from the assets otherwise expired or (b) the Group has transferred the rights to the cash flows from the financial assets or entered into a qualifying pass-through arrangement while (i) also transferring substantially all the risks and rewards of ownership of the assets or (ii) neither transferring nor retaining substantially all risks and rewards of ownership but not retaining control. Control is retained if the counterparty does not have the practical ability to sell the asset in its entirety to an unrelated third party without needing to impose additional restrictions on the sale.

Available-for-sale investments. The Group classifies investments as available for sale at the time of purchase. Available-for-sale investments are carried at fair value. Interest income on available-for-sale debt securities is calculated using the effective interest method and recognised in the Statement of Operations. Dividends on available-for-sale equity instruments are recognised in the Statement of Operations when the Group’s right to receive payment is established and it is probable that the dividends will be collected. All other elements of changes in the fair value are deferred in equity until the investment is derecognised or impaired at which time the cumulative gain or loss is removed from equity to the Statement of Operations.

Impairment losses are recognised in the Statement of Operations when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of available-for-sale investments. A significant or prolonged decline in the fair value of an equity security below its cost is an indicator that it is impaired. The cumulative impairment loss — measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that asset previously recognised in the Statement of Operations — is removed from equity and recognised in the Statement of Operations. Impairment losses on

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equity instruments are not reversed through the Statement of Operations. If, in a subsequent period, the fair value of a debt instrument classified as available for sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognised in the Statement of Operations, the impairment loss is reversed through current period’s Statement of Operations.

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Note 3. Summary of significant accounting policies (continued)

Foreign currency. Monetary assets and liabilities, which are held by the Group entities and denominated in foreign currencies at the balance sheet date, are translated into Russian Roubles at the exchange rates prevailing at that date. Foreign currency transactions are accounted for at the exchange rates prevailing at the date of the transaction. Gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies are recognised in the Statement of Operations.

As at 31 December 2008, the official rate of exchange as determined by the Central Bank of the Russian Federation, between the Russian Rouble and the US Dollar (“US$”) was RR 29.38:US$ 1.00 (31 December 2007 — RR 24.55:US$ 1.00); between the Russian Rouble and Euro: RR 41.44:Euro 1.00 (31 December 2007 RR 35.93:Euro 1.00).

Property, plant and equipment. Property, plant and equipment are stated at revalued amounts less any subsequent accumulated depreciation and any subsequent accumulated impairment losses, where required.

Property, plant and equipment are subject to revaluation on a regular basis to ensure that the carrying amount does not differ materially from that which is determined using the fair value at the balance sheet date. The frequency of revaluation depends upon the movements in the fair values of the assets being revalued. Increases in the carrying amount arising on revaluation of property, plant and equipment are credited to the revaluation reserve in equity; the increase is recognised in the Statement of Operations to the extent that it reverses a revaluation decrease of the same asset previously recognised in the Statement of Operations. Decreases are charged against revaluation reserve directly in equity to the extent they offset previous increases of the same asset recognised in revaluation reserve; all other decreases are recognised in the Statement of Operations. Any accumulated depreciation at the date of revaluation is eliminated against the gross amount of the assets, and the net amount is restated to the revalued amount of the asset.

The revaluation reserve in equity in respect of an item of property, plant and equipment is transferred directly to retained earnings when the item is derecognised (on the retirement or disposal of the asset).

Renewals and improvements are capitalised and the assets replaced are retired. The cost of repair and maintenance are expensed as incurred. Gains and losses arising from the retirement of property, plant and equipment are included in the Statement of Operations as incurred.

Depreciation on property, plant and equipment is calculated on a straight-line basis over the estimated useful life of the asset when it is available for use. The useful lives are reviewed at each financial year end and, if expectations differ from previous estimates, the changes are recognised prospectively.

The useful lives, in years, of assets by type of facility are as follows:

Useful lives
Buildings	25-60
Electric power transmission grids	30-50
Substations	15-35
Other	5-15

At each reporting date the management assess whether there is any indication of impairment of property, plant and equipment. If any such indication exists, the management estimates the recoverable amount, which is determined as the higher of an asset’s fair value less costs to sell and its value in use. The carrying amount is reduced to the recoverable amount and the impairment loss is recognised in the Statement of Operations to the extent it exceeds the previous revaluation surplus in equity on the same asset. An impairment loss recognised for an asset in prior years is reversed if there has been a change in the estimates used to determine the asset’s value in use or fair value less costs to sell.

Intangible assets. All of the Company’s intangible assets have definite useful lives and primarily include capitalised computer software and licences.

Acquired computer software and licences are capitalised on the basis of the costs incurred to acquire and bring them to use. Costs that are directly associated with the production of identifiable and unique software products controlled by the Group, and that will probably generate economic benefits, are recognised as

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intangible assets. After initial recognition, intangible assets are carried at cost less accumulated amortisation and any accumulated impairment losses. Amortisation of intangible assets is calculated on a straight-line basis over the useful lives.

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Note 3. Summary of significant accounting policies (continued)

At each reporting date the management assesses whether there is any indication of impairment of intangible assets. If impaired, the carrying amount of intangible assets is written down to the higher of value in use and fair value less cost to sell.

Research costs are recognised as an expense as incurred. Costs incurred on development projects are recognised as intangible assets only when the Group can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale, its intention to complete and its ability to use or sell the asset, how the asset will generate future economic benefits, the availability of resources to complete and the ability to measure reliably the expenditure incurred during the development. Other development expenditures are recognised as an expense as incurred. Development costs previously recognised as an expense are not recognised as an asset in a subsequent period. The carrying value of development costs is reviewed for impairment annually.

Cash and cash equivalents. Cash comprises cash in hand and cash deposited on demand at banks. Cash equivalents comprise short-term highly liquid investments that are readily convertible into cash and have a maturity of three months or less from the date of acquisition and are subject to insignificant changes in value.

Trade and other receivables. Accounts receivable are recorded inclusive of value added tax (VAT). Trade and other receivables are initially recognised at fair value and subsequently carried at amortised cost using the effective interest method.

Impairment of financial assets carried at amortised cost. Impairment losses are recognised in the Statement of Operations when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of the financial asset and which have an impact on the amount or timing of the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. The primary factors that the Group considers in determining whether a financial asset is impaired are its overdue status and realisability of related collateral, if any.

If the terms of an impaired financial asset held at amortised cost are renegotiated or otherwise modified because of financial difficulties of the counterparty, impairment is measured using the original effective interest rate before the modification of terms.

Impairment losses are always recognised through an allowance account to write down the asset’s carrying amount to the present value of expected cash flows (which exclude future credit losses that have not been incurred) discounted at the original effective interest rate of the asset. The calculation of the present value of the estimated future cash flows of a collateralised financial asset reflects the cash flows that may result from foreclosure less costs for obtaining and selling the collateral, whether or not foreclosure is probable.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised (such as an improvement in the debtor’s credit rating), the previously recognised impairment loss is reversed by adjusting the allowance account in the Statement of Operations.

Uncollectible assets are written off against the related impairment loss provision after all the necessary procedures to recover the asset have been completed and the amount of the loss has been determined. Subsequent recoveries of amounts previously written off are credited to impairment loss account in the Statement of Operations.

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Note 3. Summary of significant accounting policies (continued)

Prepayments. Prepayments are carried at cost less provision for impairment. A prepayment is classified as non-current when the goods or services relating to the prepayment are expected to be obtained after one year, or when the prepayment relates to an asset which will itself be classified as non-current upon initial recognition. If there is an indication that the assets, goods or services relating to a prepayment will not be received, the carrying value of the prepayment is written down accordingly and a corresponding impairment loss is recognised in the Statement of Operations.

Value added tax on purchases and sales. Output value added tax related to sales is payable to tax authorities on the earlier of (a) collection of the receivables from customers or (b) delivery of the goods or services to customers. Input VAT is generally recoverable from the budget against output VAT upon receipt of the VAT invoice. The tax authorities permit the settlement of VAT on a net basis. VAT related to sales and purchases is recognised in the Balance Sheet on a gross basis and disclosed separately as an asset and liability. Where provision has been made for impairment of receivables, the impairment loss is recorded for the gross amount of the debtor, including VAT. The related deferred VAT liability is maintained until the debtor is written off for tax purposes.

Income taxes. Income taxes have been provided for in the consolidated financial statements in accordance with Russian legislation enacted or substantively enacted by the balance sheet date. The income tax charge comprises current tax and deferred tax and is recognised in the consolidated Statement of Operations unless it relates to transactions that are recognised, in the same or a different period, directly in equity.

Current tax is the amount expected to be paid to or recovered from the taxation authorities in respect of taxable profits or losses for the current and prior periods. Taxes other than on income are recorded within operating expenses.

Deferred income tax is provided using the balance sheet liability method for tax loss carry forwards and temporary differences arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. In accordance with the initial recognition exemption, deferred taxes are not recorded for temporary differences on initial recognition of an asset or a liability in a transaction other than a business combination if the transaction, when initially recorded, affects neither accounting nor taxable profit. Deferred tax balances are measured at tax rates enacted or substantively enacted at the balance sheet date which are expected to apply to the period when the temporary differences will reverse or the tax loss carry forwards will be utilised. Deferred tax assets and liabilities are netted only within the individual companies of the Group. Deferred tax assets for deductible temporary differences and tax loss carry forwards are recorded only to the extent that it is probable that future taxable profit will be available against which the deductions can be utilised.

Deferred income tax is provided on post acquisition retained earnings and other post acquisition movements in reserves of subsidiaries, except where the Group controls the subsidiary’s dividend policy and it is probable that the difference will not reverse through dividends or otherwise in the foreseeable future.

The Group’s uncertain tax positions are reassessed by management at every balance sheet date. Liabilities are recorded for income tax positions that are determined by management as more likely than not to result in additional taxes being levied if the positions were to be challenged by the tax authorities. The assessment is based on the interpretation of tax laws that have been enacted or substantively enacted by the balance sheet date and any known court or other rulings on such issues. Liabilities for penalties, interest and taxes other than on income are recognised based on management’s best estimate of the expenditure required to settle the obligations at the balance sheet date.

Accounts payable and accrued charges. Accounts payable are stated inclusive of value added tax. Trade payables are accrued when the counterparty performed its obligations under the contract. Accounts payable are initially recognised at fair value and subsequently carried at amortised cost using the effective interest method.

Debt. Debt is recognised initially at its fair value plus transaction costs that are directly attributable to its issue. Fair value is determined using the prevailing market rate of interest for a similar instrument, if significantly different from the transaction price. In subsequent periods, debt is stated at amortised cost using the effective yield method; any difference between the fair value of the proceeds (net of transaction

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costs) and the redemption amount is recognised in the Statement of Operations as an interest expense over the period of the debt obligation. All borrowing costs are expensed in the period in which they are incurred.

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Note 3. Summary of significant accounting policies (continued)

Pension and post-employment benefits. In the normal course of business the Group contributes to the Russian Federation defined contribution state pension scheme on behalf of its employees. Mandatory contributions to the governmental pension scheme are expensed when incurred and included in employee benefit expenses and payroll taxes in the Statement of Operations.

The Group operates defined benefit plans that cover the significant part of the Group’s employees. These benefit plans define the amount of pension benefits that an employee will receive on retirement, usually dependent on one or more factors such as age, years of service and compensation. The liability recognised in the Balance Sheet in respect of the defined benefit pension plans is the present value of the defined benefit obligation at the balance sheet date less the fair value of plan assets, together with adjustments for unrecognised actuarial gains or losses. The defined benefit obligations are calculated using the projected unit credit method. The present value of the defined benefit obligations are determined by discounting the estimated future cash outflows using interest rate of government bonds that have terms to maturity approximating the terms of the related pension liabilities.

Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions in excess of the greater of 10% of the value of the plan assets or 10% of the defined benefit obligations are charged or credited to the Statement of Operations over the employees’ expected average remaining working lives.

Actuarial gains and losses and post service cost related to long-term employee benefits other than pension scheme are recognised in the Statement of Operations in the period when they arise.

Operating leases. Where the Group is a lessee in a lease which does not transfer substantially all the risk and rewards incidental to ownership from the lessor to the Group, the total lease payments, including those on expected termination, are charged to the Statement of Operations on a straight-line basis over the period of the lease.

Finance lease liabilities. Where the Group is a lessee in a lease which transferred substantially all the risks and rewards incidental to ownership to the Group, the assets leased are capitalised in property, plant and equipment at the commencement of the lease at the lower of the fair value of the leased asset and the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding. The corresponding rental obligations, net of future finance charges, are included in debts. The interest cost is charged to the Statement of Operations over the lease period using the effective interest method. The assets acquired under finance leases are depreciated over their useful life or the shorter lease term if the Group is not reasonably certain that it will obtain ownership by the end of the lease term.

Treasury shares. Treasury shares are stated at weighted average cost. Any gains or losses arising on the disposal of treasury shares are recorded directly in shareholders’ equity.

Dividends. Dividends are recognised as a liability and deducted from equity at the balance sheet date only if they are declared (approved by shareholders) before or on the balance sheet date. Dividends are disclosed when they are declared after the balance sheet date, but before the financial statements are authorised for issue.

Minority interest. Minority interest represents the minority shareholders’ proportionate share of the equity and results of operations of the Group’s subsidiaries. This has been calculated based upon the minority interests’ ownership percentage of these subsidiaries. Specific rights on liquidation for preference shareholders of subsidiaries are included in the calculation of minority interests. The Group uses the ‘economic entity’ approach to the recognition of minorities, whereby minorities are treated as equity participants in the Group. As a consequence, any gains or losses resulting from the purchases and sales of the minority interests are recognised in the statement of changes in equity.

Revenue recognition. Revenue from rendering the electricity transmission services is recognised in the period when the services are provided. Revenue amounts are presented exclusive of value added tax. Revenue from sales of electricity is recognised on the delivery of electricity, exclusive of value added tax.

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Note 4. Principal subsidiaries

All subsidiaries are incorporated and operate in the Russian Federation.

The principal subsidiaries as at 31 December 2008 and 31 December 2007 are presented below:

	31 December 2008		31 December 2007
Name	Ownership, %	Voting, %	Ownership, %	Voting, %
Transmission companies:
JSC “The Archangelsk Transmission Company”*	—	—	49.0	59.0
JSC “The Astrakhan Trunk Grids”*	—	—	48.7	48.7
JSC “The Belgorod Transmission Company”*	—	—	49.0	49.0
JSC “The Bryansk Transmission Company”*	—	—	49.0	65.2
JSC “The Buryatiya Trunk Grids”*	—	—	46.8	46.8
JSC “The Chelyabinsk Electricity Trunk Grids”*	—	—	49.0	58.1
JSC “The Chita Trunk Grids”*	—	—	49.0	62.2
JSC “The Chuvashia Trunk Grids”*	—	—	100.0	100.0
JSC “The Daghestan Trunk Grids”*	—	—	51.0	51.0
JSC “The Electricity Trunk Grids of Komi Republic”*	—	—	50.1	50.4
JSC “The Ivanovo Trunk Grids”*	—	—	49.7	56.6
JSC “The Kaluga Transmission company”*	—	—	52.3	52.3
JSC “The Karelia Trunk Grids”*	—	—	100.0	100.0
JSC “The Khakassia Trunk Grid Company”*	—	—	100.0	100.0
JSC “The Kirov Electricity Trunk Grids”*	—	—	48.2	48.2
JSC “The Kola Trunk Grids”*	—	—	49.2	65.52
JSC “The Kostroma Trunk Grids”*	—	—	49.0	65.3
JSC “The Krasnoyarsk Trunk Grids”*	—	—	51.8	66.3
JSC “The Kuban Trunk Grids”	49.0	49.0	49.0	49.0
JSC “The Kurgan Transmission Company”*	—	—	49.0	49.0
JSC “The Kursk Trunk Grids”*	—	—	49.0	59.5
JSC “Kuzbassenergo Electricity Trunk Grids”*	—	—	49.0	49.0
JSC “The Lipetsk Trunk Grids”*	—	—	49.0	49.0
JSC “The Mari Trunk Grids”*	—	—	64.4	70.1
JSC “The Mordovia Transmission Company”*	—	—	53.1	53.1
JSC “The Tomsk Trunk Grids”	52.0	59.9	52.0	59.9
JSC “The Tula Transmission Company”*	—	—	49.0	49.0
JSC “The Tyumen Transmission company”*	—	—	100.0	100.0
JSC “The Udmurtia Trunk Grids”*	—	—	49.0	55.4
JSC “The Vladimir Trunk Grids”*	—	—	49.0	49.0
JSC “The Volgograd Trunk Grids”*	—	—	49.0	61.3
JSC “The Vologda Trunk Grids”*	—	—	49.0	49.0
JSC “The Voronezh Transmission Company”*	—	—	49.0	49.0
JSC “The Yaroslavl Trunk Grids”*	—	—	47.4	47.4
JSC “Mosenergo Transmission company”*	—	—	50.9	50.9
JSC “The Nizhny Novgorod Transmission Company”*	—	—	49.0	49.0
JSC “The Omsk Transmission Company”*	—	—	49.0	60.4
JSC “The Orenburg Electricity Trunk Grids”*	—	—	100.0	100.0
JSC “The Oryol Transmission Company”*	—	—	49.0	60.4
JSC “The Penza Transmission Company”*	—	—	49.0	49.0
JSC “The Perm Transmission Company”*	—	—	49.0	64.4
JSC “Petersburg Trunk Grids”*	—	—	49.0	57.4
JSC “Rostovenergo Transmission company”*	—	—	48.4	48.4
JSC “The Ryazan Trunk Grids”*	—	—	49.0	49.0
JSC “The Samara Transmission Company”*	—	—	55.0	55.4
JSC “The Saratov Transmission Company”*	—	—	53.1	64.0
JSC “The Sverdlovsk Trunk Grids”*	—	—	49.0	65.3
JSC “The Smolensk Electricity Trunk Grids”*	—	—	48.7	59.3
JSC “The Tambov Transmission Company”*	—	—	49.0	49.0

167

	31 December 2008		31 December 2007
Name	Ownership, %	Voting, %	Ownership, %	Voting, %
JSC “The Tver Trunk Grids”*	—	—	49.0	65.3

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Note 4. Principal subsidiaries (continued)

	2008		2007
Name	Ownership, %	Voting, %	Ownership, %	Voting, %
Other companies
JSC “Power Industry Research and Development Centre”	100.0	100.0	100.0	100.0
JSC “Energostroisnabkomplekt”	100.0	100.0	100.0	100.0
JSC “Nurenergo”	77.0	77.0	77.0	77.0
JSC “The principle electricity transmission service company of Unified National Electrical Network”	100.0	100.0	—	—
JSC “Specialized electricity transmission service company of Unified National Electrical Network”	100.0	100.0	—	—
JSC “Engineering and Construction Management Centre of Unified energy system”	100.0	100.0	—	—
JSC “DalEnergosetProject”	100.0	100.0	—	—
JSC “Mobile gas-turbine electricity plants”	100.0	100.0	—	—
LLC “Index Energetiki”	100.0	100.0	—	—

Transmission companies. The shares of the transmission companies (TCs) were received by FGC UES in 2006-2008 as payment for additional issues of ordinary shares of FGC UES. These Financial statements present these transactions as transactions under common control (Note 2). On 1 July 2008 all subsidiaries marked with * above, 7 ITC companies (see Note 1), JSC “The Amur Transmission Company”, JSC “The Yakutiya Transmission Company”, JSC “The Primorie Transmission Company”, JSC “The Ulyanovsk Transmission Company”, JSC “The Khabarovsk Transmission Company” and JSC “The Tyva Transmission Company” ceased to exist as separate legal entities and were merged into the Company forming a single legal entity.

JSC “Power Industry Research and Development Centre”. JSC “Power Industry Research and Development Centre” is a research and development project institution in the sphere of electric power. The shares of JSC “Power Industry Research and Development Centre” were received by FGC UES in September 2007 as the payment for an additional issue of ordinary shares of FGC UES. These financial statements present this transaction as a transaction under common control (Note 2).

JSC “Energostroisnabkomplekt”. The shares of JSC “Energostroinabkomplekt” were purchased from RAO UES in 2007 for consideration of RR 206 million paid in cash. JSC “Energostroisnabkomplekt” organises the supply of goods and services for companies operating in the industry. These financial statements present this transaction as a transaction under common control (Note 2).

JSC “Nurenergo”. JSC “Nurenergo” performs electricity and heat distribution and sale activity in the Republic of Chechnya. Due to the difficult operating environment in the Republic of Chechnya, JSC “Nurenergo” has negative net assets after accounting for impairment (Note 6); no minority interest in the negative net asset position of JSC “Nurenergo” is recognised.

JSC “DalEnergoSetProject”. The shares of JSC “DalEnergoSetProject” were purchased from RAO UES in June 2008 for consideration of RR 370 million paid in cash. JSC “DalEnergoSetProject” is a grid engineering company. These financial statements present this transaction as a transaction under common control (Note 2).

JSC “Mobile gas-turbine electricity plants” has been received as a result of merger of RAO UES and accounted for as a business combination under common control using the predecessor value method (Note 2). Immediately before the acquisition these companies were controlled by RAO UES of Russia. Ownership and voting share in JSC “Mobile gas-turbine electricity plants” as at 31 December 2007 reflect the share of the predecessor as at this date.

LLC “Index Energetiki” owns minority shares in electricity industry entities, former subsidiaries of RAO UES. Control over LLC “Index Energetiki” was obtained as a result of RAO UES reorganization.

169

Note 5. Related parties

Transactions with RAO UES and the entities of the former RAO UES Group

In the normal course of business the Group entered into transactions with RAO UES (before its liquidation on 1 July 2008) and companies of the former RAO UES Group.

In 2008 and 2007 the Group had the following significant transactions and balances with RAO UES and the entities of the RAO UES Group. For the purpose of comparative presentation the transactions with the entities of former RAO UES Group are presented in the table up to the reporting date. After 1 July 2008 the main part of the Group’s counterparties which were previously controlled by RAO UES Group, are controlled by the Russian Federation.

	Year ended 31 December 2008	Year ended 31 December 2007
Transmission revenue	62,302	58,013
Equipment installation income	1,605	—
Other revenues	1,489	1,284
(including transactions with associates)	65	—
Purchased power	344	99
(including transactions with associates)	50	—
Other expenses	1,036	1,374
(including transactions with associates)	13	—

Other revenue includes revenue from electricity network assets repair and maintenance services as well as non-transmission revenue of the Group’s entities.

	31 December 2008	31 December 2007
Accounts payable to shareholders (Note 16)	—	47,405
Accounts payable and accrued charges	9,794	9,427
Trade receivables	4,170	2,257
Other receivables and prepayments
(Net of allowance for doubtful debtors of RR 598 million as at 31 December 2008 and nil as at 31 December 2007)	2,970	3,172
Loans issued	296	296
Loans received	505	472

Other, besides RAO UES and its subsidiaries, state-controlled entities.

In the normal course of business the Group enters into transactions with other entities under Government control. Bank loans are provided at the prevailing market rates. Taxes are accrued and settled in accordance with the Russian tax legislation.

170

Note 5. Related parties (continued)

The Group had the following significant transactions and balances with state-controlled entities:

	Year ended 31 December 2008	Year ended 31 December 2007
Sub-lease expenses of FGC UES paid to ITC Centre	2,187	4,472
Operating lease income of TCs received from ITC Centre	2,183	4,488
Repair and maintenance services income	40	90
Transmission fee	147	49
Electricity sales	833	430
Other revenues	243	—
(including transactions with associates)	24	—
Operating expenses	1,543	492
(including transactions with associates)	56	—
Interest income	6,053	808
Interest expense	35	3

The Company also guaranteed obligations of certain state-controlled companies (Note 28).

In 2007 and the first half of 2008 the ITC Centre (85% owned by the Russian Federation and 15% owned by FGC UES) acted as the lessee of the TC’s property, plant and equipment and subleased the property of TCs to FGC UES. Repair and maintenance expenses and depreciation of this property, plant and equipment were borne by the Group’s companies. The income received and expenses incurred in 2007 and the first half of 2008 in relation to operating leases of the TCs’ property, plant and equipment are presented net in these Financial statements with receivables and payables remaining on the consolidated Balance Sheet, based on the substance of the arrangement. On 1 July 2008 ITC Centre and all TCs (except for JSC “Kuban Trunk Grid” and JSC “Tomsk Trunk Grid”) were merged into FGC UES (Note 1).

	31 December 2008	31 December 2007
Cash and cash equivalents	8,731	10,003
Advances to suppliers and prepayments
(Net of allowance for doubtful debtors of RR 409 million as at 31 December 2008 and RR nil as at 31 December 2007)	1,246	1,894
Trade receivable
(Net of allowance for doubtful debtors of RR 1,397 million as at 31 December 2008 and RR 799 million as at 31 December 2007)	232	165
Loans issued	—	43
Loans received	3	—
Accounts payable and accrued charges	958	804

Tax balances and charges are disclosed in Notes 17 and 22. Tax transactions are disclosed in the Statement of Operations.

Balances with associates

During the reporting period the Group had the following significant balances with associates:

	31 December 2008	31 December 2007
Trade payables	318	—
Trade receivables	1	—
Other receivables	222	—

Directors’ compensation. Compensation is paid to members of the Management Board for their services in full time management positions. The compensation is made up of a contractual salary, non-cash benefits,

171

and a performance bonus depending on results for the period according to Russian statutory financial statements. Also, additional medical coverage is provided to the members of Management Board and their close family members.

Fees, compensation or allowances to the members of the Board of Directors for their services in that capacity and for attending Board meetings are paid depending on results for the year. Fees, compensation or allowances to the members of the Board of Directors, being government employees, are not paid.

172

Note 5. Related parties (continued)

Total remuneration in the form of salary, bonuses and non-cash benefits provided to the members of the Board of Directors and Management Board for the years ended 31 December 2008 and 2007 was as follows:

	2008		2007
	Expense	Accrued liability	Expense	Accrued liability
Short-term compensation, including salary and bonuses	77	18	36	46
Remuneration for serving on the Board of Directors	5	—	4	2
Post-employment benefits	19	46	15	29
Total	101	64	55	77

Note 6. Property, plant and equipment

	Buildings	Power transmission grids	Substations	Construction in progress	Other	Total
Appraisal value or cost
Opening balance as at 1 January 2008	15,059	148,227	93,059	109,885	19,042	385,272
Additions	149	1,504	423	114,439	1,664	118,179
Transfers	276	2,521	5,808	(10,816)	2,211	—
Disposals	(104)	(82)	(855)	(1,143)	(192)	(2,376)
Closing balance as at 31 December 2008	15,380	152,170	98,435	212,365	22,725	501,075
Including PPE under finance lease	—	—	5,830	—	68	5,898
Accumulated depreciation and impairment
Opening balance as at 1 January 2008	(373)	(5,217)	(8,618)	(1,320)	(2,058)	(17,586)
Charge for the period	(292)	(5,514)	(7,917)	—	(2,493)	(16,216)
Impairment loss/reversal of impairment provision	—	—	—	(161)	(30)	(191)
Disposals	8	8	159	—	92	267
Closing balance as at 31 December 2008	(657)	(10,723)	(16,376)	(1,481)	(4,489)	(33,726)
Including PPE under finance lease	—	—	(3,096)	—	(36)	(3,132)
Net book value as at 1 January 2008	14,686	143,010	84,441	108,565	16,984	367,686
Net book value as at 31 December 2008	14,723	141,447	82,059	210,884	18,236	467,349

173

Note 6. Property, plant and equipment (continued)

	Buildings	Power transmission grids	Substations	Construction in progress	Other	Total
Appraisal value or cost
Opening balance as at 31 December 2006	11,800	178,825	85,611	57,518	28,286	362,040
Elimination of accumulated depreciation and impairment	(2,679)	(60,990)	(28,367)	(3,103)	(15,947)	(111,086)
Revaluation increase	6,036	27,807	22,803	10,655	1,062	68,363
Revaluation loss	(453)	(1,526)	(308)	(1,001)	(3,352)	(6,640)
Additions	19	20	7,015	66,348	2,040	75,442
Transfers	1,490	4,280	7,093	(20,382)	7,519	—
Disposals	(1,154)	(189)	(788)	(150)	(566)	(2,847)
Closing balance as at 31 December 2007	15,059	148,227	93,059	109,885	19,042	385,272
Including PPE under finance lease	—	—	5,830	—	68	5,898
Accumulated depreciation and impairment
Opening balance as at 31 December 2006	(2,949)	(64,055)	(31,307)	(3,103)	(16,039)	(117,453)
Reversal of impairment provision	270	3,065	2,940	—	92	6,367
Elimination of accumulated depreciation and impairment	2,679	60,990	28,367	3,103	15,947	111,086
Charge for the period	(386)	(5,218)	(6,097)	—	(2,032)	(13,733)
Impairment loss	—	—	(2,797)	(1,320)	(50)	(4,167)
Disposals	13	1	276	—	24	314
Closing balance as at 31 December 2007	(373)	(5,217)	(8,618)	(1,320)	(2,058)	(17,586)
Including PPE under finance lease	—	—	(2,914)	—	(12)	(2,926)
Net book value as at 31 December 2006	8,851	114,770	54,304	54,415	12,247	244,587
Net book value as at 31 December 2007	14,686	143,010	84,441	108,565	16,984	367,686

Construction in progress is represented by the carrying amount of property, plant and equipment that has not yet been put into operation and advances to construction companies and suppliers of property, plant and equipment. Such advances amounted to RR 58,375 million as at 31 December 2008 (RR 15,357 million as at 31 December 2007).

Other property, plant and equipment include motor vehicles, computer equipment, office fixtures and other equipment.

The Group’s assets do not include land on which the Group’s buildings and facilities are situated. The Group has the option to purchase this land upon application to the state registering body or to formalize the right for rent. According to Russian legislation the expiry date of this option is 1 January 2010 and for the land on which electric power transmission lines are located is 1 January 2013. The Group companies have not filed any application to purchase the land as at 31 December 2008.

174

Note 6. Property, plant and equipment (continued)

Revaluation. The property, plant and equipment have been revalued at 1 January 2007. The revaluation was performed by independent appraisers, who hold a recognised and relevant professional qualification and who have recent experience in valuation of assets of similar location and category. The fair value of property, plant and equipment is measured based on depreciated replacement cost method. The replacement cost for most buildings, power transmission lines, substations and construction in progress is based on their technical capabilities, construction costs and construction cost estimates. The cost to replace the majority of the Group’s equipment is measured on the basis of purchase agreements and manufacturers’ and selling companies’ price-lists. The final result of the valuation is assessed using a profitability test with respect to each cash-generating unit — each company of the Group. In doing so the following assumptions have been made:

•                  The Regulatory Asset Base as the tariff-setting mechanism for electricity transmission will be introduced during 2010-2012;

•                  The return on investment, provided by the tariff after the Regulatory Asset Base is introduced, will be 9,47%;

•                  Growth of operating costs will be fully accounted for by the FTS in the course of establishing electricity transmission tariffs;

•                  The discount rate range used for profitability test varied from 12.43% to 13.55%.

An increase in the carrying amount resulting from the revaluation of property, plant and equipment has been recognised as a revaluation reserve in equity unless it reverses a previously recognised impairment loss in which case this reversal was recognised in the Statement of Operations. A decrease in the carrying amount has been recognised as loss on revaluation in the Statement of Operations.

As a result of revaluation as at 01 January 2007 the Group’s equity increased by RR 51,956 million, comprising an increase in the carrying value of property, plant and equipment of RR 68,363 million, net of a related deferred tax liability of RR 16,407 million. As a result of recognizing the results of revaluation, RR 6,367 million of previously recognised impairment loss was reversed, and a revaluation loss of RR 6,640 million was recognised in the Statement of Operations.

For each revalued class of property, plant and equipment stated at revalued amount in these Financial statements, the carrying amount that would have been recognized had the assets been carried under the historical cost basis is as follows:

	Buildings	Power transmission grids	Substations	Construction in progress	Other	Total
Net book value as at 31 December 2008	9,877	116,650	63,170	203,123	19,069	411,889
Net book value as at 31 December 2007	9,757	117,459	63,441	100,682	18,279	309,618

Impairment. The impairment loss recognised in 2008 in the amount of RR 191 million (2007: RR 1,370 million) arose in relation to property, plant and equipment of JSC “Nurenergo”. As a consequence of the military, political and economic situation in Chechen Republic, the earnings of JSC “Nurenergo” from sales of electricity purchased on wholesale electricity market do not exceed current operating expenses. An impairment loss was recognised in respect of the balance for all construction in progress and property, plant and equipment in JSC “Nurenergo”.

Cost and accumulated depreciation of JSC “Mobile gas-turbine electricity plants” assets including the impairment provision in the amount of RR 2,797 million were recognised by the Group in 2007 at the predecessor values for assets under finance lease.

The impairment provision included in accumulated depreciation balance as at 31 December 2008 is RR 4,151 million (as at 31 December 2007 - RR 4,167 million).

175

Note 6. Property, plant and equipment (continued)

As described in Note 1, the operating environment of the Group has been impacted by the ongoing global financial and economic crisis (“the economic crisis”). Specifically:

•                  the economic crisis has resulted in capital markets instability, significant deterioration of liquidity in the Russian economy and tighter credit conditions within Russian Federation;

•                  the medium-term forecast for primary economic indicators such as CPI and GDP have changed significantly;

•                  the decline in commodity prices, particularly, crude oil, stable gas condensate, liquefied petroleum gas, and oil products evidence lower energy demand levels ;

•                  the deterioration of liquidity has caused a decrease in output across a significant portion of Russian industry which has had a consequent negative impact on energy demand levels.

Given these developments, management has assessed whether the carrying value of the Group’s property, plant and equipment and intangible assets at 31 December 2008 is recoverable through future operations. In making this assessment, management has performed an impairment review (“the impairment test”) in accordance with IAS 36 by comparing the recoverable amount of property, plant and equipment and intangible assets to their net book values. The recoverable amount was assessed based on value in use, calculated by discounting the estimated future cash flows using the following main assumptions:

•                  Annual revenue growth of 30% for 2010 — 2012, assessed based on the recent industry forecasts;

•                  A pre-tax discount rate of 16.47% was estimated based on weighted average cost of capital.

The recoverable amount assessed for property, plant and equipment and intangible assets of the Company and its subsidiaries, except JSC “Nurenergo” and JSC “Mobile gas-turbine electricity plants”, is above its carrying value. If the revised estimated pre-tax discount rate applied to the discounted cash flows had been 1% higher than management’s estimates, the recoverable amount for the Group’s property, plant and equipment and intangible assets would approximate their carrying amounts.

Pursuant to this impairment test, management did not identify any instances where carrying values of property, plant and equipment or intangible assets of the Company were considered to be impaired thereby requiring the recording of an impairment loss for the year ended 31 December 2008.

Leased property, plant and equipment. Subsequently to the latest revaluation the Group leased certain equipment under a number of finance lease agreements. At the end of each of the leases the Group has the option to purchase the equipment at a beneficial price. At 31 December 2008 the net book value of leased property, plant and equipment was RR 2,766 million (as at 31 December 2007 — RR 2,972 million). The leased equipment is pledged as security for the lease obligations.

Operating leases. The Group leases a number of land areas owned by the local government under operating lease. The expected lease payments due are determined based on the lease agreements and payable as follows:

	31 December 2008	31 December 2007
Under one year	125	183
Between two and five years	815	678
Over five years	5,031	5,510
Total	5,971	6,371

The above lease agreements are usually signed for period of 1 to 49 years and may be extended for a longer period. The lease payments are subject to review on a regular basis to reflect market rent prices.

As at 31 December 2008 the carrying value of property, plant and equipment leased out under operating lease is RR 795 million (31 December 2007: RR 823 million).

176

Note 7. Intangible assets

	Corporate system of managing geographically dispersed resources	Corporate information management system (SAP-R3)	Other software	Total

Cost at 1 January 2007	883	695	1,118	2,696
Accumulated amortisation	(20)	(14)	(194)	(228)
Carrying value at 1 January 2007	863	681	924	2,468

Additions	605	2,440	555	3,600
Disposals	—	(126)	(634)	(760)
Amortisation charge	(173)	(181)	(68)	(422)
Carrying value at 31 December 2007	1,295	2,814	777	4,886

Cost at 31 December 2007	1,488	3,009	1,039	5,536
Accumulated amortisation	(193)	(195)	(262)	(650)
Carrying value at 31 December 2007	1,295	2,814	777	4,886

Additions	218	1,424	1,594	3,236
Disposals	—	(481)	(257)	(738)
Amortisation charge	(168)	(203)	(80)	(451)
Carrying value at 31 December 2008	1,345	3,554	2,034	6,933

Cost at 31 December 2008	1,706	3,952	2,376	8,034
Accumulated amortisation	(361)	(398)	(342)	(1,101)
Carrying value at 31 December 2008	1,345	3,554	2,034	6,933

The Corporate system of managing geographically dispersed resources is a software system for gathering, processing and storing information on conditions in the transmission network, which is required for effective maintenance of UNEN. The Corporate system of managing geographically dispersed resources is amortised during 5 years. The Corporate system of managing geographically dispersed resources includes the development cost of RR 847 million at 31 December 2008 and RR 605 million at 31 December 2007.

Corporate information management system (SAP-R3) consists of several modules (parts) and related licenses. As at 31 December 2008 only certain modules (parts) were placed in operation and are subject to amortisation. These modules are amortised during 5 years, on a straight-line basis. The Corporate information management system (SAP-R3) includes the development cost of RR 1,745 million as at 31 December 2008 and RR 1,334 million as at 31 December 2007.

Other software includes capitalised software development costs that meet the definition of an intangible asset of RR 1,122 million as at 31 December 2008 and RR 217 million as at 31 December 2007.

At 31 December 2008 the Group assessed the recoverable amount of the intangible assets for its possible impairment (Note 6). As a result of this assessment no impairment was identified.

177

Note 8. Investments in associated companies

The movements in the carrying value of investments in associates are as follows:

	2008	2007
Carrying value at 1 January	509	—
Acquisition of associates	47,052	763
Share of (loss) / profit of associates	(1,372)	1
Impairment of investment	(1,766)	(241)
Translation difference	61	(14)
Disposal	(194)	—
Other equity movements	342	—
Carrying value at 31 December	44,632	509

During 2008 significant investments in associates were acquired as a result of the merger with RAO UES in exchange for additional shares issued by the Company. These investments, except for JSC “WGC-1”, were initially recognized at their fair value at the date of transaction as the Company’s shares were not actively traded at that date. The investment in JSC “WGC-1” was acquired in a transaction under common control and was recorded at the predecessor entity’s carrying amount.

	31 December 2008	31 December 2007
JSC “WGC-1”	17,657	—
JSC “TGC-7”	15,920	—
JSC “TGC-6”	7,772	—
JSC “TGC-11”	2,294	—
JSC “UES “GruzRosEnergo”	570	509
Other associates	419	—
Total	44,632	509

Where there was an active market and quoted prices for shares, the fair value associates as at the date of acquisition was established using the market prices. When no published quoted price was available, the fair value was determined by applying various valuation techniques. The fair value of investments in associates for which a published price is available is as follows:

	31 December 2008	1 July 2008
JSC “WGC-1”	6,581	42,140
JSC “TGC-7”	2,515	17,279
JSC “TGC-6”	1,748	7,729
JSC “TGC-11”	786	3,557

The following is summarised financial information, in aggregate, in respect of significant associates:

31 December 2008	Ownership/ Voting,%	Assets	Liabilities	Revenues (since the date of acquisition)	Profit/(Loss) (since the date of acquisition)
JSC “UES “GruzRosEnergo”	50.0	1,421	(276)	271	5
JSC “WGC-1”	43.1	60,105	(19,162)	25,120	(2,182)
JSC “TGC-6”	24.7	42,257	(6,310)	9,853	437
JSC “TGC-7”	33.7	67,943	(15,084)	27,021	1,126
JSC “TGC-11”	27.5	14,225	(4,687)	7,596	(3,445)

178

Note 8. Investments in associated companies (continued)

Acquisition of associates

2008

On 1 July 2008 as a result of RAO UES reorganisation the Group acquired significant influence over the following entities: JSC “WGC-1”, JSC “TGC-6”, JSC “TGC-7”, JSC “TGC-11”, JSC “IT-energy Service”, JSC “Ural Energy Management Company” and JSC “Energy Institute named after G.M.Krzhizhanovsky”.

According to contracts concluded by RAO UES with the third parties before the merger into the Company, JSC “TGC-6”, JSC “TGC-7” and JSC “TGC-11” were in the process of sale. The terms of the agreements presumed several payments to be made during 2008-2009. However, due to global financial situation the terms of these agreements were not met by the share purchasers. As at 31 December 2008 management of the Company is unable to determine the possibility of renegotiation of the terms of agreements and has, consequently, continued to treat the investments as held directly by the Company. The advances received by RAO UES for the shares of JSC “TGC-6”, JSC “TGC-7” and JSC “TGC-11” in total amount of RR 2,324 million are included in accounts payable in these combined and consolidated financial statements at 31 December 2008 (Note 21).

2007

In September 2007 the Group received a 50% interest in the share capital of JSC “UES “GruzRosEnergo” from RAO UES as a contribution to the share capital. FGC UES and the state of Georgia, each have 50% of the share capital of JSC “UES “GruzRosEnergo”.

Management of the Group assessed that the Group does not have joint control, but exercises significant influence over JSC “UES “GruzRosEnergo”. Consequently, as at 31 December 2008 and 31 December 2007 the investment in JSC “UES “GruzRosEnergo” has been accounted for as an investment in an associate.

Impairment of investments in associates. The recent decline in the quoted share prices of the associates was regarded as evidence that a potential impairment may have occurred. The Group has assessed whether the carrying value of the investments at 31 December 2008 exceeded their recoverable amount. The Group determined the recoverable amount based on value in use being the present value of the future cash flows expected to be derived from the investment. The future cash flows were based on the expectation of the full competitive electricity and capacity market introduction from 2011. The future expected cash flows were discounted at 17.5% - 20.3%. Pursuant to this impairment test, the impairment loss of RR 1,766 million was recorded in relation to investment in JSC “TGC-7”.

179

Note 9. Available-for-sale investments

	31 December 2007	Additions	Disposal	Impairment charge	31 December 2008
JSC “RusHydro”	—	8,396	—	(5,723)	2,673
JSC “Mosenergo”	—	7,661	—	(5,956)	1,705
JSC “Bashkirenergo”	—	7,671	—	(6,276)	1,395
JSC “Sangtudinskaya GES-1”	3,035	—	—	(1,935)	1,100
JSC “WGC 6”	—	7,000	—	(5,961)	1,039
JSC “MRSK Holding”	—	2,671	—	(1,638)	1,033
JSC “Kuzbassenergo”	—	6,676	—	(5,673)	1,003
JSC “WGC 4”	—	2,610	—	(2,082)	528
JSC “Inter RAO UES”	—	2,150	(30)	(1,769)	351
JSC “WGC 3”	—	1,323	—	(1,124)	199
JSC “TGC 1”	—	1,631	—	(1,454)	177
JSC “WGC 2”	—	1,245	—	(1,069)	176
JSC “TGC 9”	—	695	—	(595)	100
JSC “TGC 10”	—	1,325	(1,325)	—	—
JSC “Russian utilities systems”	—	1,000	(1,000)	—	—
JSC “TGC 8”	—	912	(912)	—	—
Other investments	—	2,614	(233)	(2,086)	295
Total	3,035	55,580	(3,500)	(43,341)	11,774

JSC “Sangtudinskaya GES-1”

Available-for-sale investments include shares of JSC “Sangtudinskaya GES-1”, which is incorporated and operates in Tajikistan. As at 31 December 2007 and 31 December 2006 the Group’s interest in JSC “Sangtudinskaya GES-1” was 21.16% and 14.78%, respectively. Management assessed the level of influence on JSC “Sangtudinskaya GES-1” and determined that it does not amount to significant influence. The controlling shareholder in JSC “Sangtudinskaya GES-1” is the Russian Federation.

In 2008 JSC “Sangtudinskaya GES-1” started operation of three out of four hydro components; the fourth was put into operation in the beginning of 2009. These developments allowed management to estimate future cashflows of the entity and assess the fair value of the investment. The fair value of shares of JSC “Sangtudinskaya GES-1” as at 31 December 2008 was determined using valuation techniques and estimated at RR 1,100 million. The decrease in value of this investment in the amount of RR 1,935 million was recognised as an impairment loss in the 2008 Statement of Operations.

At 31 December 2007 the investment in JSC “Sangtudinskaya GES-1” was classified as current available-for-sale investment as the Group had an intention to dispose it within 12 months from that date. At 31 December 2008 this investment is classified as non-current available-for-sale investment.

JSC “Bashkirenergo” and JSC “Kuzbassenergo”

As a result of merger with RAO UES the Group acquired a 21.27% share in JSC “Bashkirenergo” and a 20.27% share in JSC “Kuzbassenergo”. As at 31 December 2008 the share of the voting rights was 22.29% and 20.27%, respectively. Management had assessed the level of influence that the Group has on JSC “Bashkirenergo” and JSC “Kuzbassenergo” and determined that it does not amount to significant influence. Consequently, the investments in these entities were classified as available-for-sale investments. At the date of the authorization of these consolidated financial statements the Group is actively engaged in pursuing a sale of the shares in JSC “Kuzbassenergo”.

Other investments available for sale

In 2008 as a result of the reorganisation of RAO UES the Company acquired packages of shares of less than 20% in certain electricity utilities companies. These investments are classified as available-for-sale financial investments in these combined and consolidated financial statements and recorded at fair values as of the date of acquisition of these investments on 1 July 2008.

180

Note 9. Available-for-sale investments (continued)

The fair value of the available-for-sale financial instruments was determined based on the quoted market prices or, where the quotations were not available, based on valuation techniques. At 31 December 2008 the total carrying value of the investments which fair value was determined based on the quoted market prices was RR 10,674 million.

Impairment of available-for-sale investments

The Group assessed the available-for-sale investments for impairment as at 31 December 2008 and concluded that an impairment had taken place as there was evidence of a significant and prolonged decline in the fair value of equity instruments below their cost.

The impairment of these investments as at 31 December 2008 totalled RR 43,341 million and was recorded in the Statement of Operations.

During 2008 the Company had sold the following available-for-sale investments:

	Carrying value of disposed investments	Sales income	Gain on sale of available for sale investments
JSC “TGC 10”	1,325	1,346	21
JSC “Russian utilities systems”	1,000	3,100	2,100
JSC “TGC 8”	912	933	21
JSC “TGC 4”	233	582	349
Other	30	102	72
Total	3,500	6,063	2,563

181

Note 10. Promissory notes

	Rating	Rating agency	Effective interest rate, %	Due	31 December 2008	31 December 2007
Long-term promissory notes
JSC “VTB Bank”	BBB	Fitch Ratings	7.2%-11.6%	2010	42,084	—
LLC “Otkritie Finance”			9.1%	2010	4,042	—
LLC “FC Otkritie”			10.0%-10.1%	2010	3,294	—
JSC “System Operator UES”			6.1%-6.2%	2012	509	—
JSC “Alfa-Bank”	BB-	Fitch Ratings	12.6%	2010-2015	248	—
JSC “ROSBANK”	BBB+	Fitch Ratings	12.0%	2015	219	195
JSC “Evrofinance Mosnarbank”	B	Fitch Ratings	12.6%	2014	170	—
JSC “IDGC of Center and Volga region”			12.6%	2011-2016	115	—
Other long-term promissory notes			12.6%	2010-2016	329	—
Total long-term promissory notes					51,010	195

Short-term promissory notes
JSC “VTB Bank”	BBB	Fitch Ratings	8.3%-8.7%	2009	48,218	—
JSC “System Operator UES”				2009	3,712	—
JSC “MOESK”			17.0%	2009	3,013	258
JSB “Alemar Bank”			13.9%	2009	1,029	—
JSC “Alfa-Bank”	BB-	Fitch Ratings		2009	845	—
JSC “Ulyanovskenergo”				2009	206	—
JSC “Altayenergo”				2008	—	2,247
JSC “Tyvaenergo”				2008	—	229
State Unitary Enterprise “ChechkommunEnergo”				2009	—	111
Other short-term promissory notes				2009	228	124
Total short-term promissory notes					57,251	2,969

All promissory notes are denominated in Russian roubles.

As at 31 December 2008 the carrying value of the long-term and short-term promissory notes acquired as a result of the merger of RAO UES is RR 43,455 million and RR 53,531 million, respectively.

Note 11. Other non-current assets

	31 December 2008	31 December 2007
Long-term bank deposits	1,820	—
Long-term accounts receivable	398	297
Total financial assets	2,218	297
Other non-current assets	672	364
VAT recoverable	326	248
Total	3,216	909

Long-term deposits represent long-term irrevocable deposits within Kit-Finance Investment Bank with a maturity date of 26 November 2010. Interest on these deposits equal to the current refinance rate of the Central Bank of Russian Federation and is paid on the maturity date. As at 31 December 2008 the refinance rate was 13.0 percent. Kit-Finance Investment Bank is undergoing financial rehabilitation procedures. Management believes that the Group will collect the full value of the deposit upon expiration of the agreement.

182

Note 12. Cash and cash equivalents

	31 December 2008	31 December 2007
Cash at bank and in hand	7,007	12,616
Cash equivalents	8,678	3,121
Restricted cash	—	3
Total	15,685	15,740

Cash at bank	Rating	Rating agency	31 December 2008	31 December 2007
OJSC Alfa-Bank	BB- Ba1 BB-	Fitch Ratings Moody’s Standart&Poor’s	4,009	2,131
JSB Sberbank	BBB Baa1	Fitch Ratings Moody’s	1,232	2,035
JSCB Agropromcreditbank	Baa1	Moody’s	1,009	1,474
Yugo-Zapadniy bank			213	—
JSB Gazprombank	Baa1 BB+	Moody’s Standart&Poor’s	77	5,043
OJSC VTB bank	BBB Baa1 BBB	Fitch Ratings Moody’s Standart&Poor’s	—	1,061
Other			467	872
Total cash at bank			7,007	12,616

Cash equivalents include short-term investments in certificates of deposit:

Bank deposits	Interest rate	Rating	Rating agency	31 December 2008	31 December 2007
JSB Sberbank	6.0%-9.0%	BBB Baa1	Fitch Ratings Moody’s	6,912	3,000
JSB Otkrytie bank	1.6%-8.5%	—	—	1,546	120
JSB Gazprombank	8.5%	Baa1 BB+	Moody’s Standart&Poor’s	216	—
Other	—	—	—	4	1
Total bank deposits				8,678	3,121

Although some of the banks have no international credit rating, management believes that they are reliable counterparties with a stable position on the Russian market.

Cash equivalents include deposits denominated in foreign currency in amount of RR 1,216 million as at 31 December 2008 (nil as at 31 December 2007).

According to the revolving credit line contract with OJSC Alfa-Bank for RR 10,000 million (Note 20), the Company is obliged to maintain a quarterly turnover on its cash account in OJSC Alfa-Bank in the amount not less than 100% of the average quarterly level of borrowings.

183

Note 13. Accounts receivable and prepayment

	31 December 2008	31 December 2007
Trade receivables
(Net of allowance for doubtful debtors of RR 1,455 million as at 31 December 2008 and RR 1,032 million as at 31 December 2007)	6,164	3,429
Other receivables
(Net of allowance for doubtful debtors of RR 703 million as at 31 December 2008 and RR nil as at 31 December 2007)	2,875	2,727
Total financial assets	9,039	6,156
Advances to suppliers and prepayments
(Net of allowance for doubtful debtors of RR 427 million as at 31 December 2008 and 27 million as at 31 December 2007)	2,956	4,354
VAT recoverable	14,552	6,506
Tax prepayments	4,529	5,644
Total	31,076	22,660

Trade and other receivables are not interest-bearing and are largely due in 30 to 90 days. Given the short period of the trade and other receivables repayment, the fair value of such receivables approximates their book value.

Tax prepayments will be settled against future tax liabilities.

Management has determined the provision for doubtful debtors based on specific customer identification, customer payment trends, subsequent receipts and settlements and analyses of expected future cash flows. The effects of discounting are reflected in the doubtful debtor allowance and expense. The management of the Group believes that the Group entities will be able to realise the net receivable amount through direct collections and other non-cash settlements, and that therefore the recorded value approximates their fair value.

The movement of the provision for doubtful debts is shown below:

Allowance for doubtful accounts receivable	2008	2007
As at 1 January	1,059	1,327
Provision reversal	(572)	(782)
Debt written-off	(346)	––
Provision accrual	2,444	514
As at 31 December	2,585	1,059

The provision for doubtful debts primarily relates to accounts receivable of JSC “Nurenergo” in respect of electricity supplied to consumers in the Chechen Republic.

As at 31 December 2008 the overdue receivables for which the provision had not been recorded amounted to RR 2,957 million (at 31 December 2007: RR 869 million). The ageing analysis is shown below:

	At 31 December 2008	At 31 December 2007
Less than 3 months	809	64
3 to 6 months	673	253
6 to 12 months	483	482
1 year to 5 years	992	70
Total	2,957	869

184

Note 14. Inventories

	31 December 2008	31 December 2007
Repair materials	1,307	1,505
Spare parts	620	540
Other inventories	840	347
Total	2,767	2,392

The cost of inventories is shown net of an obsolescence provision for RR 1 million as at 31 December 2008 (RR 6 million as at 31 December 2007). At 31 December 2008 and 31 December 2007 the Group had no inventories pledged as security under loan and other agreements.

Note 15. Other current assets

Other current assets include short-term investments in certificates of deposit

	Interest rate	Rating	Rating agency	31 December 2008	31 December 2007
JSB Otkrytie bank deposit account	6.5%-7.5%	—	—	2,356	2,745
JSB Sberbank deposit account	12.7%	BBB Baa1	Fitch Ratings Moody’s	30	—
OJSC Alfa-Bank deposit account	3.0%	BB- Ba1 BB-	Fitch Ratings Moody’s Standart&Poor’s	—	140
Total bank deposits				2,386	2,885
Other current assets				27	80
Total current assets				2,413	2,965

Although JSB Otkrytie bank has no international credit rating, management believes that the bank is a reliable counterparty with a stable position on the Russian market.

Other current assets include deposits denominated in foreign currency in amount of RR 2,056 million as at 31 December 2008 (nil as at 31 December 2007).

185

Note 16. Equity

Basis of presentation of movements in equity. The Group was formed by the combination of certain electricity transmission businesses under common control. Due to the use of the predecessor basis of accounting (Note 2), the majority of the net equity recognised by the Group is based on the carrying value of the net assets of the businesses contributed as recorded in the IFRS financial records of the predecessor enterprises, subject to effects of subsequent revaluation of property, plant and equipment.  Similarly, for the purpose of comparability, the equity of the Group has been presented for comparative periods and as at 1 January 2007 as if the current Group structure has existed from 1 January 2007 (Note 4).

As the mergers into the Company involved an additional share issue completed after 1 January 2008, the equity statement reflects additions to share capital in the amount equal to the statutory nominal value of the shares issued. The number of shares issued as part of the merger was calculated based on the conversion coefficients of RAO UES’ and its subsidiaries’ shares into the Company shares agreed by the respective shareholders. In accordance with the predecessor basis of accounting, the effect of such additions to share capital is offset by a corresponding decrease in the merger reserve and a concurrent reduction in minority interest.

Share capital

	Number of shares issued and fully paid
	31 December 2008	31 December 2007	31 December 2008	31 December 2007
Ordinary shares	1,153,514,196,362	361,382,207,920	576,757	180,691

As at 31 December 2008 the authorised share capital comprised 1,346,805,824 thousand ordinary shares with a nominal value of RR 0.5 per share.

Additional issue of shares. In 2007 the Company completed the process of issuing additional ordinary shares started in 2006 when the consideration from RAO UES was received in total amount of RR 34,338 million in the form of 42 TCs, grid assets and cash. Additional consideration for this issue was received in 2007 in cash of RR 2,266 million from RAO UES and RR 22,480 million from Russian Federation. The total number of shares issued was 118,167,724 thousand with a nominal value of RR 0.5 per share, for the total consideration of RR 59,084 million. Following the issue, the Russian Federation represented by the Federal Agency for Federal Property Management (FAFPM) acquired a 12.44 percent interest in FGC UES. Consequently, the interest of RAO UES in FGC UES decreased from 100 percent on 1 January 2007 to 87.56 percent as at 31 December 2007.

In August 2007 the Group started the process of placing an additional 114,965,254 thousand ordinary shares with an offering price of RR 0.59 per share. As at 31 December 2007 consideration from RAO UES was received for 80,347,312 thousand ordinary shares in the form of shares of 8 TCs, JSC “Power Industry Research and Development Centre” and JSC “UES “GruzRosEnergo” which was based on Russian statutory value of the assets of RR 9,283 million and cash of RR 38,122 million. The issue was completed and registered in April 2008. Therefore, as at 31 December 2007 the consideration received from RAO UES in total amount of RR 47,405 million was classified as a liability to shareholders. Additional consideration was received in respect of the issue in 2008 in the form of cash amounts, being RR 1,625 million from RAO UES and RR 18,800 million from the Russian Federation. As a result of this issue, which was registered and competed in April 2008, the share capital was increased to RR 238,174 million and additional share premium recognised in the amount of RR 10,347 million.

Issue and conversion of shares transaction. On 1 July 2008 the Company issued 771,743,118 thousand ordinary shares, which were used for the conversion of the outstanding ordinary and preference shares of 54 transmission companies, 7 interregional transmission companies, JSC “State Holding”, JSC “Minority Holding of FGC UES” and RAO UES in connection with the merger of these entities into the Company. The coefficients used for the shares conversion were approved by the Company’s shareholders and the shareholders of the entities merged. As a result of the merger with RAO UES the Company received certain subsidiaries which accounted for as a business combination under common control using the predecessor value method (Note 2). Apart from investment in these subsidiaries JSC “State Holding”, JSC “Minority Holding of FGC UES” and RAO UES had on their Balance Sheet some assets and liabilities which did not constitute businesses, and, therefore, were not accounted in these financial statements using the predecessor accounting method. The merger of the above mentioned entities resulted in an increase of the Group’s equity for the IFRS carrying values of the subsidiaries and fair value of the other assets and liabilities received in the amount of RR 262,539 million.

186

Note 16. Equity (continued)

The total number of shares issued as part of the conversion of shares transaction was 771,743,118 thousand with the nominal value of RR 385,871 million. The issued shares which were not converted (94,576,384 thousand with the nominal value of RR 47,288 million) were redeemed.

The difference of RR 69,180 million between the nominal value of the shares issued and IFRS carrying values of the subsidiaries together with the fair value of other assets contributed to the Company as a result of the merger, was recorded within the reserves in equity.

Merger reserve. Based on the application of predecessor accounting (Note 2), the difference of RR 50,974 million between the statutory value of the share capital issued, the IFRS carrying values of the assets and liabilities of the subsidiaries, fair value of the other assets and liabilities received as a result of the merger and the minority interest has been recorded as a merger reserve within equity.

Treasury shares. Treasury shares as at 31 December 2008 represent 13,727,165 thousand of ordinary shares in the amount of RR 6,864 million.

	Year ended 31 December 2008	Year ended 31 December 2007
As at 1 January	—	—
Treasury shares acquired as a result of reorganisation	6,864	—
As at 31 December	6,864	—

Treasury shares were received by the Group during the reorganisation process in the form of a legal merger with RAO UES in 2008. The Company’s shares are held by its subsidiary, LLC “Index Energetiki”.

Treasury shares received during 2008 are accounted for at their nominal value of RR 0.5 per share.

Translation reserve. The translation reserve, relating to the exchange differences arising on translation of the net assets of foreign associate, as at 31 December 2008 was a credit of RR 47 million (31 December 2007: debit of RR 14 million) and is included in retained earnings and other reserves.

Dividends. The annual statutory accounts of the parent company, FGC UES, form the basis for the annual profit distribution and other appropriations. The specific Russian legislation identifies the basis of distribution as the net profit. For the year ended 31 December 2008, the statutory net profit of the parent company, FGC UES, as reported in the published statutory financial statements for the year ended 31 December 2008, was RR 4,465 million (for the year ended 31 December 2007: RR 2,296 million). However, this legislation and other statutory laws and regulations dealing with the distribution rights are open to legal interpretation and, accordingly, management believes at present it would not be appropriate to disclose an amount for the distributable reserves in these Financial statements. A dividend was declared in June 2008 in respect of the year ended 31 December 2007 of RR 0.0008 per ordinary share for a total amount of RR 380 million (declared in 2007 in respect of the year ended 31 December 2006: RR 0.0016 per ordinary share for a total amount of RR 588 million).

187

Note 17. Profit tax

Profit tax expense comprises the following:

	For the year ended 31 December 2008	For the year ended 31 December 2007
Current profit tax charge	(3,175)	(1,765)
Deferred profit tax credit/(charge)	14,418	(1,172)
Total profit tax credit/(charge)	11,243	(2,937)

During 2008 and 2007 most entities of the Group were subject to tax rates of 24 percent on taxable profit.

In accordance with Russian tax legislation, tax losses in different Group companies may not be offset against taxable profits of other Group companies. Accordingly, tax may be accrued even where there is a net consolidated tax loss.

From 1 January 2009 the income tax rate for Russian companies has been reduced to 20 percent. This rate has been used for the calculation of the deferred tax assets and liabilities as at 31 December 2008.Net profit before profit tax for financial reporting purposes is reconciled to profit tax expenses as follows:

	For the year ended 31 December 2008	For the year ended 31 December 2007
Profit before profit tax	(35,080)	4,549
Theoretical profit tax charge at statutory tax rate of 24 percent	8,419	(1,092)
Tax effect of items which are not deductible or assessable for taxation purposes	(808)	(480)
Effect of change in tax rate	4,646	—
Non-recognised deferred tax asset	(1,014)	(1,365)
Total profit tax credit/(charge)	11,243	(2,937)

Deferred profit tax. Differences between IFRS and Russian statutory taxation regulations give rise to certain temporary differences between the carrying value of certain assets and liabilities for financial reporting purposes and for profit tax purposes. Deferred profit tax assets and liabilities are measured at 20 percent at 31 December 2008 and at 24 percent at 31 December 2007, the rates expected to be applicable when the asset or liability will reverse.

Deferred profit tax assets and liabilities for the year ended 31 December 2008:

		Movements for the year
	31 December 2008	Recognised in the Statement of operations	Recognised in Equity	Share Conversion result	31 December 2007
Deferred profit tax liabilities
Property, plant and equipment	29,313	(2,993)	(2,710)	—	35,016
Investments in associates	8,790	(2,452)	84	11,158	—
Available-for-sale investments	500	(8,941)	—	9,441	—
Accounts receivable and prepayments	—	(208)	—	—	208
Other deferred tax liabilities	82	(49)	—	—	131
Total deferred profit tax liabilities	38,685	(14,643)	(2,626)	20,599	35,355
Deferred profit tax assets
Property, plant and equipment	(816)	418	—	—	(1,234)
Available-for-sale investments	(1,890)	(1,890)	—	—	—
Long-term promissory notes	(846)	(846)	—	—	—
Accounts receivable and prepayments	(866)	287	—	—	(1,153)
Retirement benefit obligation	(162)	206	—	—	(368)
Accounts payable and accruals	(45)	783	—	—	(828)
Other deferred tax assets	(322)	285	—	(341)	(266)
Tax losses	(508)	(32)	—	—	(476)
Unrecognised deferred tax assets	3,549	1,014	—	—	2,535
Total deferred profit tax assets	(1,906)	225	—	(341)	(1,790)
Deferred profit tax liabilities, net	36,779	(14,418)	(2,626)	20,258	33,565

188

Note 17. Profit tax (continued)

The Group has not recognised potential deferred tax assets in respect of tax losses carried forward of RR 2,543 million (2007: RR 1,986 million) at JSC “Nurenergo”. The tax losses expire in 10 years from their origination. In particular, these tax losses expire during 2012-2018, including RR 634 million during 2012-2013.

Deferred profit tax assets and liabilities for the year ended 31 December 2007:

		Movements for the year
	31 December 2007	Recognised in the Statement of Operations	Recognised in Equity	Share Conversion result	31 December 2006
Deferred profit tax liabilities
Property, plant and equipment	35,016	1,943	16,407	—	16,666
Accounts receivable and prepayments	208	208	—	—	—
Other deferred tax liabilities	131	131	—	—	—
Total deferred profit tax liabilities	35,355	2,282	16,407	—	16,666
Deferred profit tax assets
Property, plant and equipment	(1,234)	(329)	—	—	(905)
Accounts receivable and prepayments	(1,153)	(1,116)	—	—	(37)
Retirement benefit obligation	(368)	73	—	—	(441)
Accounts payable and accruals	(828)	(828)	—	—	—
Other deferred tax assets	(266)	(337)	—	—	71
Tax losses	(476)	62	—	—	(538)
Unrecognised deferred tax assets	2,535	1,365	—	—	1,170
Total deferred profit tax assets	(1,790)	(1,110)	—	—	(680)
Deferred profit tax liabilities, net	33,565	1,172	16,407	—	15,986

The Group recognized temporary differences on property, plant and equipment which relate to differences between accounting and tax bases for depreciation rates, fair values and statutory tax base of property, plant and equipment. As a result of the revaluation of property, plant and equipment made as at 1 January 2007, the Group recognised deferred tax liabilities in equity in the amount of RR 16,407 million (Note 6).

189

Note 18. Non-current debt

	Currency	Effective interest rate	Due	31 December 2008	31 December 2007
Certified interest-bearing non-convertible bearer bonds, Issue 02	RR	8.3%	22.06.2010	7,000	7,000
Certified interest-bearing non-convertible bearer bonds, Issue 03	RR	7.1%	12.12.2008	—	7,000
Certified interest-bearing non-convertible bearer bonds, Issue 04	RR	7.3%	06.10.2011	6,000	6,000
Certified interest-bearing non-convertible bearer bonds, Issue 05	RR	7.2%	01.12.2009	4,980	5,000
Loan from European Bank for Reconstruction and Development (EBRD)	RR	MosPrime + 2.2%	12.06.2014	5,000	5,000
Other non-current debt				—	472
Total non-current debt				22,980	30,472
Less: current portion of non-current bonds				(4,980)	(7,000)
Less: current portion of EBRD loan				(682)	—
Less: current portion of other non-current debt				—	(472)
Less: current portion of non-current debt related to restructuring				—	(18,000)
Less: Loan from European Bank for Reconstruction and Development reclassified to current debt				—	(5,000)
Non-current debt				17,318	—

The effective interest rate is the market interest rate applicable to the loan at the date of origination for fixed rate loans and the current market rate for floating rate loans.

At 31 December 2008 the estimated fair value of total non-current debts (including the current portion) was RR 21,130 million (31 December 2007: RR 30,747 million), which is estimated using the market prices for quoted FGC UES bonds as at 31 December 2008.

During 2004-2006 the Group issued certified interest-bearing non-convertible bearer coupon bonds for the total nominal value of RR 30,000 million. The interest was defined at the time of the issue and is fixed for the maturity period. The coupon is payable semi-annually.

Issue 01 bonds in the amount of RR 5,000 million and issue 03 bonds in the amount of RR 7,000 million were repaid in 2007 and 2008, respectively.

Reclassification of non-current debts

Bonds

In connection with the reorganization of FGC UES approved by the shareholders in December 2007, the Company notified its creditors of their right to demand the settlement of liabilities. In this circumstance, in accordance with IAS 1 “Presentation of Financial Statements”, the related liabilities in the amount of RR 18,000 million should be presented as current liabilities as FGC UES did not have an unconditional right to defer the settlement of the liabilities for at least 12 months after the balance sheet date.

The Company’s creditors had the right to make a claim within 30 days from the date of their notification. The claims received from the creditors up to the date of expiry of the notification period amounted to RR 70 million; the remaining amount of FGC UES non-current debt was reclassified back to non-current liabilities on expiry of the notification period.

190

Note 18. Non-current debt (continued)

EBRD loan

As at 31 December 2007 the Group was not in compliance with certain requirements stated in the conditions of the loan agreement with European Bank for Reconstruction and Development. These breaches gave the European Bank for Reconstruction and Development the right to demand immediate repayment of the loan. Consequently, this loan was reclassified to current debt at 31 December 2007. As at 31 December 2008 all requirements of the loan agreement are met and this loan is classified as non-current debt.

In 2009 EBRD loan was repaid (Note 31).

Note 19. Retirement benefit obligation

	Year ended 31 December 2008	Year ended 31 December 2007
Retirement benefit liabilities at 1 January	2,608	2,661
Net expense recognised in the Statement of Operations	648	185
Employer contributions	(323)	(238)
Retirement benefit liabilities at 31 December	2,933	2,608

The Group’s post-employment benefits policy includes the employee pension scheme and various post-employment, retirement and jubilee payments. The post-employment and retirement benefit system is a defined benefit program as part of which every participating employee receives benefits calculated in accordance with certain formula or rules. The program’s core element is the corporate pension scheme implemented by the Group in cooperation with the Non-State Pension Fund of Electric Power Industry (NPFE).

The Group also pays various long-term post-employment benefits, including lump sum benefits in case of death of employees or former employees receiving pensions, lump sum benefits upon retirement and in connection with jubilees.

Additionally, financial aid in the form of defined benefits is provided to former employees who have state, industry or corporate awards. Such financial aid is provided both to employees entitled and not entitled to non-state pensions.

The tables below provide information about benefit obligations, plan assets and actuarial assumptions as at 31 December 2008 and 31 December 2007.

The amounts recognised in the Balance Sheet are determined as follows:

	31 December 2008	31 December 2007
Present value of defined benefit obligations	4,262	3,841
Unrecognised actuarial losses	(464)	(316)
Unrecognised past service cost	(865)	(917)
Liability recognised in the Balance Sheet	2,933	2,608

The amounts recognised in the Statement of Operations are as follows:

	Year ended 31 December 2008	Year ended 31 December 2007
Current service cost	258	221
Interest cost	261	279
Net actuarial gain recognized in the period	(19)	—
Recognised past service cost	148	160
Curtailment gain	—	(475)
Net expense recognised in the Statement of Operations	648	185

191

Note 19. Retirement benefit obligation (continued)

Changes in the present value of the Group’s retirement benefit obligation are as follows:

	Year ended 31 December 2008	Year ended 31 December 2007
Present value of defined benefit obligations at 1 January	3,841	3,367
Current service cost	258	221
Interest cost	261	279
Actuarial losses	129	513
Past service cost	96	459
Benefits paid	(323)	(238)
Curtailment gain	—	(760)
Present value of defined benefit obligations at 31 December	4,262	3,841

Principal actuarial assumptions are as follows:

	31 December 2008	31 December 2007
Nominal discount rate (determined by reference to the market yields of the government bonds denominated in Russian Roubles)	9.0%	6.8%
Nominal pension entitlement increase (prior to benefit commencements)	8.0%	7.0%
Nominal increase in pensions-in-pay (after benefit commencement)	7.0%	6.0%
Mortality	Russian population Mortality table 1998	Russian population Mortality table 1998

The expected contributions under voluntary pension programs in 2009 are expected in the amount of RR 243 million.

There were changes in actuarial assumptions during the reporting period, thus actuarial loss arose during this period reflected experience adjustments and the effect of change in actuarial assumptions.

	31 December 2008	31 December 2007
Present value of defined benefit obligations	4,262	3,841
Deficit in plan	(4,262)	(3,841)
Losses arising from experience adjustments on plan liabilities	808	376

192

Note 20. Current debt and current portion of non-current debt

	Effective interest rate	31 December 2008	31 December 2007

JSB Alfa Bank	14.0%	10,000	—
Current portion of non-current bonds	7.2-8.3%	4,980	7,000
European Bank for Reconstruction and Development	MosPrime + 2.2%	682	5,000
IDGC Holding	14.1%	505	—
Current portion of other non-current debts		—	472
Current portion of non-current debt related to restructuring (Note 18)	7.2-8.3%	—	18,000
Other current debt		44	2,955
Total		16,211	33,427

As at 31 December 2007 other current debt includes debt of JSC “Mobile gas-turbine electricity plants” to RAO UES that was transferred in 2008 to FGC UES as a result of merger.

The Group had undrawn committed financing facilities of RR 5,000 million (31 December 2007: nil) which may be used for the general purposes of the Group.

Note 21. Accounts payable and accrued charges

	31 December 2008	31 December 2007
Trade payables	16,300	16,273
Total financial liabilities	16,300	16,273
Accrued liabilities and other creditors	7,514	3,051
Advances received	7,642	5,164
Total	31,456	24,488

Note 22. Taxes payable

	31 December 2008	31 December 2007
Value added tax	508	201
Property tax	219	113
Employee taxes	49	56
Other taxes	205	136
Total	981	506

Note 23. Revenues

	Year ended 31 December 2008	Year ended 31 December 2007
Transmission fee	66,229	59,443
Electricity sales	2,516	1,141
Equipment installation income	1,605	—
Grids repair and maintenance services	457	503
Total	70,807	61,087

Other operating income primarily includes income from non-core activities, such as income from finance leases, communication and agent services.

193

Note 24. Operating expenses

	Year ended 31 December 2008	Year ended 31 December 2007
Depreciation of property, plant and equipment	16,216	13,733
Employee benefit expenses and payroll taxes	13,680	10,370
Purchased electricity	12,924	11,926
Repair and maintenance services:	7,955	7,418
(including materials for repair)	1,592	1,264
Accrual (reversal) of allowance for doubtful debtors	1,872	(268)
Rent	1,575	1,292
Loss on disposal of property, plan and equipment	1,488	1,625
Cost of equipment installed	1,347	—
Other materials	1,220	1,200
Insurance	1,211	950
Consulting, legal and auditing services	1,025	910
Business trips and transportation expenses	996	902
Information system maintenance	815	524
Security services	763	724
Communication service	495	367
Fuel	479	82
Amortisation of intangible assets	451	422
Taxes, other than on income	364	504
Research and development	358	303
Electricity transit via foreign countries	272	184
Other	2,669	1,799
Total	68,175	54,967

Starting from 2006 FGC UES purchases electricity to compensate electricity losses which occurred during the transmission. Previously such losses were a direct expense incurred by the UNEN users. As a result of this change the transmission tariffs were adjusted to compensate for this additional expense.

Employee benefit expenses and payroll taxes include expenses on voluntary pension programs and long-term compensation payments.

	Year ended 31 December 2008	Year ended 31 December 2007
Wages and salaries	10,819	8,524
Payroll taxes	2,213	1,661
Pension costs - defined benefit plans	648	185
Total	13,680	10,370

Rent expense principally represent short-term operating lease, including rent of land (Note 6) and office facilities.

Note 25. Finance income

	Year ended 31 December 2008	Year ended 31 December 2007
Interest income	8,431	1,480
Other	52	47
Total finance income	8,483	1,527

The discounting of non-interest bearing debt gives rise to an interest income. Subsequent to its initial recognition, the discount is amortised over the period of the debt as an expense.

194

Note 26. Finance cost

	Year ended 31 December 2008	Year ended 31 December 2007
Interest expense (debt)	2,777	3,413
Interest expense (discount), net	—	52
Impairment of promissory notes	4,297	—
Foreign currency exchange differences	45	—
Total finance cost	7,119	3,465

Impairment loss was recognised in respect of promissory notes of JSC “Otkritie Finance” and JSC “FC Otkritie” (Note 10).

Note 27. Earnings per ordinary share for profit attributable to the shareholders of JSC “FGC UES”

	For the year ended 31 December 2008	For the year ended 31 December 2007
Weighted average number of ordinary shares (millions of shares)	776,157	376,284
Profit attributable to the shareholders of FGC UES (millions of RR)	(23,784)	3,370
Weighted average earnings per share — basic and diluted (in RR)	(0.03)	0.01

The weighted average number of shares was adjusted to reflect the effect of transactions under common control for shares registered after balance sheet date.

The Group has no dilutive potential ordinary shares; therefore, the diluted earnings per share equal the basic earnings per share.

Note 28. Contingencies, commitments and operating risks

Political environment. The operations and earnings of the Group continue, from time to time and in varying degrees, to be affected by the political, legislative, fiscal and regulatory developments, including those related to environmental protection, in Russian Federation.

Insurance. The Group held limited insurance policies in relation to its assets, operations, public liability or other insurable risks. Accordingly, the Group is exposed to those risks for which it does not have insurance.

Legal proceedings. In the normal course of business the Group entities may be a party to certain legal proceedings. In the opinion of management, currently there are no existing legal proceedings or claims outstanding or final dispositions which will have a material adverse effect on the financial position of the Group.

Being a legal successor of RAO UES, at 31 December 2008 the Company was engaged in litigation proceedings in relation to invalidation of the contract concluded by RAO UES to sell shares of JSC “TGC-2” and repayment of cash in amount of RR 9,308 million. No provision is made in these consolidated financial statements as the Group’s management believes that it is not likely that any significant loss will eventuate.

Tax contingency. Russian tax, currency and customs legislation is subject to varying interpretation, and changes, which can occur frequently. Management’s interpretation of such legislation as applied to the transactions and activity of the Group may be challenged by the relevant regional and federal authorities. Recent events within the Russian Federation suggest that the tax authorities may be taking a more assertive position in their interpretation of the legislation and assessments. As a result, significant additional taxes, penalties and interest may be assessed. Fiscal periods remain open to review by the authorities in respect of taxes for three calendar years preceding the year of review. Under certain circumstances reviews may cover longer periods.

As at 31 December 2008 management believes that its interpretation of the relevant legislation is appropriate and the Group’s tax, currency and customs positions will be sustained, including the uncertainty of deductibility of certain types of costs for taxation purposes. Where management believes it is probable that a position cannot be sustained, an appropriate amount has been accrued for in these Financial Statements. The Group estimates that possible tax claims in respect of certain open tax positions of the Group companies primarily related to deductibility of certain types of costs for taxation purposes could amount to as much as RR 2,488 million if the tax positions would be successfully challenged (as at 31 December 2007: RR 1,599 million).

195

Note 28. Contingencies, commitments and operating risks (continued)

In addition, tax and other legislation do not address all the specific aspects of the Group’s reorganisation related to reforming of the electric utilities industry. As such there may be tax and legal challenges to the various interpretations, transactions and resolutions that were a part of the reorganisation and reform process.

Environmental matters. The enforcement of environmental regulation in the Russian Federation is evolving and the enforcement posture of government authorities is continually being reconsidered. Group entities periodically evaluate their obligations under environmental regulations.

Potential liabilities might arise as a result of changes in legislation and regulation or civil litigation. The impact of these potential changes cannot be estimated, but could be material. In the current enforcement climate under existing legislation, management believes that there are no significant liabilities for environmental damage, other than any amounts which have been accrued in the accompanying financial statements.

Capital commitments related to construction of property, plant and equipment. Future capital expenditures for which contracts have been signed amount to RR 214,555 million and RR 97,263 million at 31 December 2008 and 31 December 2007, respectively.

Obligations under guarantee contracts. Guarantee contracts are irrevocable assurances that the Group will make payments in the event of the other party’s default on its obligations. At 31 December 2008 the Group guarantees the fulfilment of JSC Bureyskaya GES obligations under the promissory note with Ministry of Railways of Russian Federation in the amount of RR 1,144 million. The date of termination of the security obligation is 1 July 2009.

Note 29. Financial instruments and financial risks

Financial risk factors. The Group’s ordinary financial and business activities expose it to a variety of financial risks, including but not limited to the following: market risk (foreign exchange risk, interest rate risks related to changes in the fair value of the interest rate and the cash flow interest rate, and price risk), credit risk, and liquidity risk. Such risks give rise to the fluctuations of profit, reserves and equity and cash flows from one period to another. The Group’s financial management policy aims to minimize or eliminate possible negative consequences of the risks for the financial results of the Group. From the beginning of operations, the Group has not entered into agreements on derivative financial instruments. However, the Group could use derivative financial instruments from time to time for such purposes as part of its risk management strategy.

Financial instruments by categories:

31 December 2008	Loans and accounts receivable	Investments available for sale	Other financial liabilities	Total
Asset Balance Sheet items
Investments available for sale (Note 9)	—	11,774	—	11,774
Other non-current assets (Note 11)	2,218	—	—	2,218
Accounts receivable (Note 13)	9,039	—	—	9,039
Long-term promissory notes (Note 10)	51,010	—	—	51,010
Short-term promissory notes (Note 10)	57,251	—	—	57,251
Other current assets (Note 15)	2,413	—	—	2,413
Cash and cash equivalents (Note 12)	15,685	—	—	15,685
Total assets	137,616	11,774	—	149,390
Liability Balance Sheet items
Non-current debt (Note 18)	—	—	17,318	17,318
Current debt and current portion of non-current debt (Note 20)	—	—	16,211	16,211
Trade payables (Note 21)	—	—	16,300	16,300
Total liabilities	—	—	49,829	49,829

196

Note 29. Financial instruments and financial risks (continued)

31 December 2007	Loans and accounts receivable	Assets available for sale	Other financial liabilities	Total
Asset Balance Sheet items
Investments available for sale (Note 9)	—	3,035	—	3,035
Other non-current assets (Note 11)	297	—	—	297
Accounts receivable (Note 13)	6,156	—	—	6,156
Long-term promissory notes (Note 10)	195	—	—	195
Short-term promissory notes (Note 10)	2,969	—	—	2,969
Other current assets (Note 15)	2,965		—	2,965
Cash and cash equivalents (Note 12)	15,740	—	—	15,740
Total assets	28,322	3,035	—	31,357

Liability Balance Sheet items
Current debt and current portion of non-current debt (Note 20)	—	—	33,427	33,427
Account payable to shareholders of FGC UES	—	—	47,405	47,405
Trade payables (Note 21)	—	—	16,273	16,273
Total liabilities	—	—	97,105	97,105

(а) Market risk

(i) Foreign exchange risk. The Group operates within the Russian Federation. The major part of the Group’s purchases is denominated in Russian Roubles. Therefore, the Group’s exposure to foreign exchange risk is insignificant.

(ii) Interest rate risk. The Group’s operating profits and cash flows from operating activity are largely not dependent on the changes in market interest rates. The Group is exposed to interest rate risk in connection with the market value of interest-bearing long-term borrowings. The majority of interest rates on the borrowing are fixed, the exception being the loan issued by the European Bank for Reconstruction and Development to which a variable interest rate applies (Note 18).

Sensitivity analyses of rates fluctuations for 2008 and 2007 years based on expected forecasts of rates changes at the date of redemption of exchange commitments indicate if the MosPrime rate increased by 0.5 percent the profit after tax would decrease by RR 25 million for the years ended 31 December 2008 and 2007.

The Group’s interest-bearing assets consist of bank deposits amounting to RR 12,884 million (as at 31 December 2007 — RR 6,006 million) placed at fixed rate and promissory notes amounting to RR 108,261 million (as at 31 December 2007 — RR 3,164 million).

For the purpose of interest risk reduction the Group makes credit market monitoring to identify favourable credit conditions.

(iii) Other price risk. Equity price risk arises from available-for-sale investments received during the share conversion process. Management of the Group monitors its investment portfolio based on market indices. Material investments within the portfolio are managed on an individual basis and all buy and sell decisions are taken by the management of the Group. The primary goal of the Group’s investment strategy is to maximise investment returns in order to meet partially the Group’s investment programme needs. Transactions in equity products are monitored and authorised by the Group treasury. The total amount of investments available-for-sale exposed to the market risk equals RR 10,675 million. At 31 December 2008, if equity prices at that date had been 60% (2007: 10%) lower with all other variables held constant, loss for the year would have been RR 4,270 million (2007: RR 0 thousand) higher, as a result of impairment of corporate shares classified as available-for-sale.

197

Note 29. Financial instruments and financial risks (continued)

(b) Credit risk. As at 31 December 2008 the amount of financial assets, which are exposed to credit risk, is RR 137,616 million (as at 31 December 2007: RR 28,322 million). Although collection of receivables could be influenced by economic factors, management of the Group believes that there is no significant risk of loss to the Group beyond the provision for impairment of receivables already recorded.

The cash has been deposited in the financial institutions with no more than minimal exposure to the default risk at the time of account opening. Although some of the banks and companies have no international credit rating, management believes that they are reliable counterparties with a stable position on the Russian market.

Credit risk is managed at the Group level. In most cases the Group does not calculate their customers’ credit status but rates their creditworthiness on the basis of the financial position, prior experience and other factors.

The Group’s customers in 2008 principally represent former RAO UES subsidiaries. However main credit risks are concentrated within balances of promissory notes. The detailed information on promissory notes is presented in Note 10.

The Group receives bank guarantees in relation to advances paid to construction companies and suppliers of property, plant and equipment. These guarantees represent an irrevocable assurance of the bank to make payments to the Group in the event of the default of the construction company or supplier of property, plant and equipment on its obligations. The total amount of guarantees received is RR 57,434 million as at 31 December 2008 (RR 8,322 million as at 31 December 2007).

(c) Liquidity risk. Liquidity risk is managed at the Group level and includes maintaining the appropriate volume of monetary funds, conservative approach to excess liquidity management, and access to financial resources by securing credit facilities and limiting the concentrations of cash in banks. The table below analyses the Group’s financial liabilities into relevant maturity groupings based on the remaining period at the balance sheet to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows. Balances due within 12 months equal their carrying balances, as the impact of discounting is not significant. As at 31 December 2007, Group has made certain reclassification of non-current debts to current debts (Note 18).

	Less than 1 year	1 to 2 years	2 to 5 years	Over 5 years	Total
At 31 December 2008
Non-current and current debt	18,442	14,547	6,252	778	40,019
Trade payables	16,300	—	—	—	16,300
Total as at 31 December 2008	34,742	14,547	6,252	778	56,319
At 31 December 2007
Non-current and current debt	33,427	—	—	—	33,427
Account payable to shareholders of FGC UES	47,405	—	—	—	47,405
Trade payables	16,273	—	—	—	16,273
Total as at 31 December 2007	97,105	—	—	—	97,105

(d) Fair value. Management believes that the fair value of financial assets and liabilities is not significantly different from their carrying amounts. The carrying value less impairment provision of trade receivables is assumed to approximate their fair value due to the short-term nature of the receivables. The fair value of financial liabilities for disclosure in the financial statements is estimated by discounting future contractual cash flows at the current market interest rate that is available for Group for similar financial instruments.

Note 30. Capital risk management

The Group’s management of the capital of its entities aims to comply with the capital requirements established by the legislation of the Russian Federation for joint stock companies, in particular:

•                  share capital can not be lower than RR 100 thousand;

•                  in case the share capital of an entity is greater that statutory net assets of the entity, such entity must reduce its share capital to the value not exceeding its statutory net assets;

•                  in case the minimum allowed share capital exceeds the entity’s statutory net assets, such entity is subject for liquidation.

At 31 December 2008 the Group was in compliance with the above share capital requirements.

198

Note 30. Capital risk management (continued)

The Group’s capital management objectives are to ensure that its operations be continued at a profit for the shareholders and with benefits for other stakeholders, and to maintain the optimal capital structure with a view to reduce the cost of capital. In order to maintain or adjust the capital structure, the Group can adjust the dividends paid to the shareholders or their contributions to the authorized capital by issuing new shares or by selling assets to reduce debts.

The Group monitors capital ratios, including the gearing ratio, calculated on the basis of figures of financial statements prepared under the Russian Accounting Standards. The Group should ensure that its gearing ratio, being the total debt divided by the total equity, does not exceed 0.50. At 31 December 2008 the Company’s gearing ratio calculated under RAS was 0.05.

Note 31. Post-balance sheet events

Dividends. In June 2009 the Annual General Meeting approved the proposal of the Board of Directors not to pay dividends for 2008.

Additional share issue in 2009. In January 2009 FGC UES started to place additional 146,500 million shares with a par value RR 0.5 each for the amount of RR 73,250 million. The execution of pre-emptive right to purchase shares was completed in July 2009 when 64,612 million additional shares were placed, mainly in favor of the Russian Federation. This share issue should be completed in December 2009.

JSC “WGC-1” trust management. In January 2009 Federal Anti-Monopoly Service satisfied a request of JSC INTER RAO UES concerning the acquisition of shares of JSC “WGC-1” in trust management including those owned by the Company. In March 2009 the Company signed an agreement of trust management of the rights on the shares of WGC-1 with JSC INTER RAO UES which was approved by Company’s Board of directors.

Repayment of EBRD loan. In April 2009 the Company early repaid the long-term European Bank for Reconstruction and Development loan in amount of RR 5,000 million due in 2014.

Bonds issue. In November 2009 the Federal Financial Markets Service registered the Company’s six bond issues for the total amount of RR 50,000 million. The bonds have the face value of RR 1,000, fixed interest rate and mature in ten years.

199

Annex 3. RAS Financial Statements for 2009 and Accounting policy for 2009

AUDITOR’S REPORT

on Statutory accounting statements

To the shareholders of Open Joint Stock Company “Federal Grid Company of Unified Energy System”

Auditor

ZAO PricewaterhouseCoopers Audit.

State registration certificate No. 008.890, issued by Moscow Registration Bureau on 28 February 1992.

Certificate of inclusion in the Unified State Register of Legal Entities regarding the legal entity registered before 1 July 2002 No. 1027700148431 issued by the Interregional Inspectorate of the Russian Ministry of Taxes and Levies No. 39 for the Moscow City on 22 August 2002.

Member of non-profit partnership “Audit Chamber of Russia” (NP ACR) being a self-regulatory organization of auditors — registration number 870 in the register of NP ACR members.

Major registration record number (ORNZ) in the register of auditors and audit organizations 10201003683.

Client

Open Joint Stock Company “Federal Grid Company of Unified Energy System”.

117630, Moscow, Akademika Chelomeya str., 5a

State registration certificate # 21081 series ЛО-002 issued by Leningrad region Registration Bureau on June 25, 2002, number in the Unified State Register of Legal Entities # 00/03124.

Certificate of inclusion in the Unified State Register of Legal Entities regarding the legal entity registered before 1 July 2002 No. 1024701893336 issued by the Inspectorate of the Russian Ministry of Taxes and Levies for the Tosno district of Leningrad region on August 20, 2002.

200

AUDITOR OPINION

on Statutory accounting statements Open Joint Stock Company “Federal Grid Company of Unified Energy System”

To the shareholders of Open Joint Stock Company “Federal Grid Company of Unified Energy System”:

1.             We have audited the attached Statutory accounting statements of Open Joint Stock Company “Federal Grid Company of Unified Energy System” (hereinafter — the Company) for the period from 1 January up to 31 December 2009. Statutory accounting statements of the Company consist of Balance Sheet, Profit and Loss Account, Statement of Changes in Equity, Cash Flow Statement, Supplement to the Balance Sheet, Explanatory Notes (hereinafter all the statements together are called “Statutory accounting statements”). The Statutory accounting statements were prepared by the management of the Company in accordance with the legislation of Russian Federation applicable to Statutory accounting reports. Such Statutory accounting statements differ to a significant extent from those prepared in accordance with International Financial Reporting Standards.

2.             Preparation of the Statutory accounting statements is the responsibility of management of the Company. Our responsibility as auditors is to express our opinion on the fair presentation, in all material respects, of these Statutory accounting statements based on our audit.

3.             We conducted our audit in accordance with The Federal Law “On auditing activity”, Federal Auditing Standards, International Standards on Auditing and our internal standards.

Our audit was planned and performed to obtain reasonable assurance about whether the Statutory accounting statements are free of material misstatement. The audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statutory accounting statements, assessing compliance with accounting principles, techniques and rules of Statutory accounting statements preparation, evaluating significant estimates made by the management of the Company and the overall Statutory accounting statements presentation. We believe that our audit provides a reasonable basis for our opinion on these Statutory accounting statements.

4.             In our opinion, the Statutory accounting statements of the Company attached to this report have been properly prepared to present fairly, in all material respects, the financial position of the Company as at 31 December 2009 and financial results of its operations for the period from 1 January up to 31 December 2009 in accordance with the legislation of Russian Federation applicable for Statutory accounting statements preparation.

1 April 2010

Director of ZAO D.W. Gray

Statutory auditor S.G. Mescherina
Certificate No K005491
for general audit
(termless)

Below on pages from 482 to 524 there are forms of 2009 Financial Statements and the Explanatory Note.

TRANSLATOR’S EXPLANATORY NOTE:  The translation of the Financial Statements is provided as a free translation from Russian, which is the official and binding version.

201

BALANCE SHEET

		Codes
Form NI on OKUD		710001
as at 31 December 2009	Date (year, month, day)	2009/12/31

Company Company Open Joint-Stock Company ‘Federal Grid Company of Unified Energy System’	OKPO	56947007
Taxpayer identification number	INN	4716016979
Field of activity Electric power transmission	OKVED	40.10.2
Legal form/property form
Open Joint-Stock Company/ Russian mixed ownership with state share	OKOPF/OKFS	47/41
Unit of measurement: thousands of RR	OKEI	384/385

Address	117630, Moscow, Ak. Chelomeya st., 5A

Date of approval Date of dispatch (acceptance)	30.03.2010

Assets	Line code	At beginning of reporting year	At end of reporting period
1	2	3	4
1. NON-CURRENT ASSETS
Intangible assets	110	1 535 909	1 396 257
including:
patent rights, software, trademarks and other similar assets	111	899 364	977 021
other intangible assets	112	636 545	419 236
Fixed assets	120	157 129 616	151 603 670
including:
plots of land and natural resources	121	39 273	156 495
buildings, machinery and equipment, constructions	122	155 676 946	149 628 614
other fixed assets	123	1 413 397	1 818 561
Construction in progress	130	150 373 965	216 529 585
including:
equipment for installation	131	13 418 743	18 484 815
investments in fixed assets	132	136 955 222	198 044 770
Income-bearing investments in tangible assets	135	—	—
Long-term financial investments	140	207 778 567	66 970 387
Deferred tax asset	145	—	—
Other non-current assets	150	1 653 608	1 415 088
Total Section 1	190	518 471 665	437 914 987
II. CURRENT ASSETS
Inventories	210	3 305 661	2 427 514
including:
Raw, materials and other inventories	211	1 728 321	2 262 155
Work in progress	213	—	—
Finished goods and goods for resale	214	84 863	29 993
Expenses related to future periods	216	1 492 477	135 366
Other inventories and expenses	217	—	—
Value Added Tax on goods purchased	220	1 961 283	2 070 794
Accounts receivable (payment expected beyond 12 months of the reporting date)	230	10 871 826	20 492 819
including:
buyers and customers	231	—	185 910
advances issued	234	14 413	36
other debtors	235	10 857 413	20 306 873
Accounts receivable (payment expected within 12 months of the reporting date)	240	107 347 626	117 170 891
including:
buyers and customers	241	5 053 894	8 949 413
shareholders indebtness to Charter Capital	242	—	—
advances issued	243	68 970 457	67 036 337
other debtors	244	33 323 275	41 185 141
Short-term investments	250	49 390 019	69 127 725
Cash	260	5 640 064	11 312 141
including:
cash on hand	261	2 617	2 439
cash at bank	262	5 635 181	11 305 731
foreign currency accounts	263	—	—
financial documents	264	13	9
other cash	265	2 253	3 962
Other current assets	270	—	—
Total Section II	290	178 516 479	222 601 884
TOTAL SECTIONS I and II	300	696 988 144	660 516 871

1

Equity and liabilities	Line code	At beginning of reporting year	At end of reporting year
1	2	3	4
III. EQUITY AND RESERVES
Charter capital	410	576 757 098	576 757 098
Own shares buy-back	411	—	—
Additional capital	420	59 502 413	59 386 652
Legal reserve	430	9 910 770	10 134 044
Retained earnings (loss)	460	(6 841 528)	(6 944 397)
Current year loss	475	—	(59 865 994)
Total Section III	490	639 328 753	579 467 403
IV. NON-CURRENT LIABILITIES
Borrowings and bank loans	510	18 000 000	6 000 000
Deferred tax liabilities	515	517 859	1 435 064
Other non-current liabilities	520	130	5 098
Total Section IV	590	18 517 989	7 440 162
V. CURRENT LIABILITIES
Borrowings and bank loans	610	16 161 487	7 481 469
Accounts payable	620	22 601 947	65 802 620
including:
Payable to suppliers and contractors	621	10 175 866	11 018 708
Payable to staff	622	76 713	134 473
Payable to state non-budget funds	623	15 102	18 906
Taxes payable	624	295 113	653 884
Advances received	627	7 096 192	7 114 653
Other creditors	625	4 942 961	46 861 996
Payable to participants (shareholders)	630	84 474	46 898
Income of future periods	640	293 494	278 319
Reserves for future expenses and payments	650	—	—
Other current liabilities	660	—	—
Total Section V	690	39 141 402	73 609 306
TOTAL SECTIONS III, IV, V	700	696 988 144	660 516 871

REFERENCE ON ITEMS ACCOUNTED ON OFF-BALANCE SHEET ACCOUNTS

Narrative	Line code	At beginning of reporting year	At end of reporting year
1	2	3	4
Rented fixed assets	910	3 272 196	6 189 371
thereof by leasing	911	—	—
Working and fixed assets received for storing	920	812 468	633 348
Goods on commission	930	—	—
Bad debts of insolvent debtors written off to losses	940	—	414 819
Securities of liabilities and payments received	950	58 437 451	70 943 984
Securities of liabilities and payments issued	960	1 175 189	30 815
Housing stock depreciation	970	—	—
Depreciation of auxiliary engineering facilities and other similar items	980	—	—
Intangible assets obtained for usage	990	—	—
Registered high-security forms	1000	7	11

Chief Executive Officer			Chief Accountant
	(signature)	(last name)		(signature)	(last name)

2

PROFIT AND LOSS ACCOUNT		Codes
	Form N2 on OKUD	710002
for 2009	Date (year, month, day)	2009/12/31
Company Company Open Joint-Stock Company ‘Federal Grid Company of Unified Energy System’	OKPO	56947007
Taxpayer identification number	INN	4716016979
Field of activity Electric power transmission	OKVED	40.10.2
Legal form/property form
Open Joint-Stock Company/ Russian mixed ownership with state share	OKOPF/OKFS	47/41
Unit of measurement: thousands of RR	OKEI	384/385

Narrative	Line code	For reporting period	For the same period of the previous year
1	2	3	4
Income from and expenses on ordinary activities
Sales of goods, products, work, services (less VAT, excise duty and other similar compulsory payments)	010	85 077 809	68 485 030
including:
electric power transmission services	011	80 173 317	66 128 765
other sales	012	4 904 492	2 356 265
Costs of goods, products, work, services sold	020	(64 079 927)	(58 977 340)
including:
electric power transmission services	021	(62 732 093)	(57 107 753)
other sales	022	(1 347 834)	(1 869 587)
Total revenue (loss)	029	20 997 882	9 507 690
Sales expenses	030	—	—
General business expenses	040	(5 128 305)	(4 351 940)
Gross profit (loss) from sales	050	15 869 577	5 155 750
Other income and expenses
Interest receivable	060	7 291 952	6 806 385
Interest payable	070	(1 717 506)	(2 385 645)
Participation in other companies	080	717 256	223 272
other income	090	105 760 531	31 347 105
Other expenses	100	(181 970 591)	(34 970 048)
Income (loss) from operations	140	(54 048 781)	6 176 819
Teoretical income tax gain (charge) (140 x 24% 2008. x 20% 2009)	143	10 809 756	(1 482 437)
Permanent tax liabilities (assets)	200	(16 588 331)	(1 952 589)
Deferred tax assets	141	(180 217)	6 767
Deferred tax liabilities	142	(722 009)	(216 856)
Current income tax	150	(4 876 349)	(3 224 937)
Other similar compulsory payments	151	(4 642)	461 546
Income tax adjustment for previous periods	152	(33 996)	1 262 136
Net profit (loss) for the reporting year	190	(59 865 994)	4 465 475
REFERENCE
Basic earnings (loss) per share	201	(5 190)	575
Diluted earnings (loss) per share	202	—	—

BREAKDOWN OF SPECIFIC INCOMES AND EXPENSES

	Line	For reporting period		For the similar period of the previous year
Narrative	code	income	expense	income	expense
1	2	3	4	5	6
Fines and penalties recognized by court or those on which there are judgments of a court (or arbitrage court) on their recovery	230	397 323	40 390	152 738	1 861
Profit (loss) of previous years	240	412 431	521 681	115 403	288 008
Compensation for damages caused by default on obligations or by improper fulfillment of obligations	250	—	—	—	—
Exchange rate differences	260	26 455	15 949	8 065	15 619
Revaluation reserve	270	X	9 404 732	X	5 028 828
Write-off of debtor and creditor indebtedness on which the period of limitation has expired	280	6 556	9 122	25 169	17 230
		—	—	—	—

Chief Executive Officer	Chief Accountant

1

FLOW OF EQUITY AND FUNDS		Codes
	Form N3 on OKUD	710003
for 2009	Date (year, month, day)	2009/12/31
Company Company Open Joint-Stock Company ‘Federal Grid Company of Unified Energy System’	OKPO	56947007
Taxpayer identification number	INN	4716016979
Field of activity Electric power transmission	OKVED	40.10.2
Legal form/property form
Open Joint-Stock Company/ Russian mixed ownership with state share	OKOPF/OKFS	47/41
Unit of measurement: thousands of RR	OKEI	384/385

I. Changes in equity

	Line	Charter	Additional	Reserve	Accumulated
Narrative	code	capital	capital	capital	profit/loss	Total
1	2	3	4	5	6	7
Balance as of 31 December of the year antecedent to the previous year	010	180 691 104	16 994 046	4 657 605	2 442 736	204 785 491
2008
previous year
Changes in accounting policy	011	X	X	X	—	—
Revaluation of fixed assets	012	X	4 099 955	X	1 601	4 101 556
Changes in accounting rules	013	X	—	X	—	—
Balance as of 1 January of the previous year	020	180 691 104	21 094 001	4 657 605	2 444 337	208 887 047
Exchange rate difference	023	X	—	X	X	—
Net profit (loss)	025	X	X	X	4 465 475	4 465 475
Dividends	026	X	X	X	380 000	(380 000)
Allocations to reserves	030	X	X	1 916 167	(1 916 167)	—
Increase of capital due to	040	396 065 994	31 663 260	3 336 998	22 138 655	453 204 907
additional shares issue	041	57 482 627	X	X	X	57 482 627
increase of share par value	042	—	X	X	X	—
reorganization of legal entity	043	338 583 367	21 316 409	3 336 998	22 138 655	385 375 429
other	044	—	10 346 851	—	—	10 346 851
Decrease of capital due to	050	—	(159 901)	—	159 901	—
decrease in value of shares	051	—	X	X	X	—
reduction in number of shares	052	—	X	X	X	—
reorganization of legal entity	053	—	X	X	—	—
other	054	—	(159 901)	—	159 901	—
Balance as of 31 December of the previous year	060	576 757 098	52 597 360	9 910 770	26 912 201	666 177 429
2009
Current year
Changes in accounting policy	061	X	X	X	(33 836 387)	(33 836 387)
Results of property evaluation	062	X	6 905 053	X	(20 914)	6 884 139
Changes in accounting rules	063	X	—	X	103 572	103 572
Balance as of 1 January of the current year	100	576 757 098	59 502 413	9 910 770	(6 841 528)	639 328 753
Exchange rate differences	103	X	—	X	X	—
Net profit	105	X	X	X	(59 865 994)	(59 865 994)
Dividends	106	X	X	X	—	—
Contributions to legal reserves	110	X	X	223 274	(223 274)	—
Increase of capital due to	120	—	—	X	4 644	4 644
additional shares issue	121	—	X	X	X	—
increase of share par value	122	—	X	X	X	—
reorganization of legal entity	123	—	X	X	X	—
other	124	—	—	—	4 644	4 644
Decrease of capital due to	130	—	(115 761)	X	115 761	—
decrease in value of shares	131	—	X	X	X	—
reduction in number of shares	132	—	X	X	X	—
reorganization of legal entity	133	—	X	X	—	—
other	134	—	(115 761)	—	115 761	—
Balance as of 31 December of the current year	140	576 757 098	59 386 652	10 134 044	(66 810 391)	579 467 403

1

II. Reserves

	Line
Narrative	code	Balance b/f	Additions	Disposals	Balance
1	2	3	4	5	6
Legal reserves formed in accordance with legislation
reserve
previous year	150	4 657 605	5 253 165	—	9 910 770
current year	151	9 910 770	223 274	—	10 134 044
Legal reserves formed in accordance with foundation documents reserve
previous year	152	—	—	—	—
current year	153	—	—	—	—
Provisions
Doubtful debt provision
previous year	160	883 464	2 424 875	(1 722 613)	1 585 726
changes in accounting policy	160a	1 585 726	33 836 387	—	35 422 113
current year	161	35 422 113	5 902 136	(20 017 408)	21 306 841
Provision for impairment of financial investments
previous year	162	2 474 081	2 690 733	—	5 164 814
current year	163	5 164 814	3 502 596	(75)	8 667 335

REFERENCES

Narrative	Line code	At beginning of reporting year	At the end of reporting year
1	2	3	4
1) Net assets	200	639 622 247	579 745 722

		From budget		From non-budget funds
	Line code	For reporting year	For previous year	For reporting year	For previous year
	2	3	4	5	6
2) Received for:
ordinary activity expenses - total	210	—	322	119	144
capital investments	220	—	—	—	—
other	230	—	322	119	144

Chief Executive Officer	Chief Accountant

2

CASH FLOW STATEMENT		Codes
Form N4 on OKUD		710004
for 2009	Date (year, month, day)	2009/12/31
Company Company Open Joint-Stock Company ‘Federal Grid Company of Unified Energy	OKPO	56947007
Taxpayer identification number	INN	4716016979
Field of activity Electric power transmission	OKVED	40.10.2
Legal form/property form
Open Joint-Stock Company/ Russian mixed ownership with state share	OKOPF/OKFS	47/41
Unit of measurement: thousands of RR	OKEI	384/385

	Line		For the same period
Narrative	code	For the current year	of the previous year
1	2	3	4
Cash at the beginning of the reporting year	010	5 640 051	12 991 358
Cash movement - operating activity
Total cash received from customers and clients	020	94 010 235	80 973 311
Foreign currency purchase	030	290 642	200 661
Insurance compensation	040	—	—
Other income	050	13 414 676	59 958 954
Total cash used for:
payments for purchased goods, work, services, materials and other current assets	150	(43 950 985)	(62 654 338)
wages and salaries payments	160	(5 589 044)	(5 857 276)
dividend paid, interest paid	170	(2 122 038)	(2 427 161)
settlements of taxes and duties	180	(6 142 236)	(26 927 880)
insurance payments	181	—	—
other payments	190	(2 185 427)	(4 756 891)
Net cash from operating activity	200	47 725 823	38 509 380
Cash movement - investing activity
Sales of fixed assets and other non-current assets	210	307 731	500 929
Sales of securities and other financial investments	220	276 911 503	15 019 375
Dividend received	230	860 603	489 968
Interest received	240	3 118 353	3 805 783
Redemption of loans provided to other entities	250	—	—
Other income	260	—	—
Cash assets used for:
subsidiaries acquisition	280	(8 499 011)	(2 195 420)
acquisition of fixed assets, income-bearing investments
and intangible assets	290	(99 466 324)	(116 779 671)
acquisition of securities and other financial investments	300	(235 405 935)	(15 783 362)
loans granted to entities	310	(6 653)	(780)
other expense	320	(7 611)	(56 126)
Net cash from investing activity	340	(62 187 344)	(114 999 304)
Cash movement - financing activity
Proceeds from issue of shares and other equity instruments	350	40 180 434	20 424 586
Loans and credits received	360	4 000 000	56 107 063
Other income	380	—	—
Cash assets used for:
repayment of loans and credits (without interest)	390	(23 980 000)	(7 331 770)
other expense	405	(66 832)	(61 262)
Net cash from financing activity	410	20 133 602	69 138 617
Net increase (decrease) in cash and cash equivalents	420	5 672 081	(7 351 307)
Cash at the end of the reporting year	430	11 312 132	5 640 051
Ruble exchange rate difference	440	—	—

Chief Executive Officer	Chief Accountant

1

SUPPLEMENT TO THE BALANCE SHEET			Codes
Form N 5 on OKUD			710005
for 2009	Date (year, month, day)		2009/12/31

Company Company Open Joint-Stock Company Tederal Grid Company of Unified Energy System’		OKPO	56947007
Taxpayer identification number		INN	4716016979
Field of activity Electric power transmission		OKVED	40.10.2
Legal form/property form
Open Joint-Stock Company/Russian mixed ownership with state share		OKOPF/OKFS	47/41
Unit of measure:	thousands of RR	OKEI	384/385

INTANGIBLE ASSETS

Narrative	Line Code	At beginning of reporting year	Additions	Disposals	At end of reporting period
1	2	3	4	5	6
Intellectual property (exclusive rights to intellectual property)	010	924 746	363 497	—	1 288 243
including the rights:
of the patent holder on invention industrial design, utility model	011	—	9 715	—	9 715
of software, database owner	012	924 500	353 782	—	1 278 282
of the integrated circuit layout owner	013	—	—	—	—
of the trademark, servicemark owner names of origin of goods owner	014	246	—	—	246
of plant patent holder	015	—	—	—	—
Administration expenses	020	—	—	—	—
Goodwill	030	—	—	—	—
Other	040	1 054 619	—	—	1 054 619
Total	045	1 979 365	363 497	—	2 342 862

Narrative	Line code	At begining of reporting year	At end of reporting period
1	2	3	4
Amortization of intangible assets - total	050	443 456	946 605
including:
intellectual property	051	24 946	310 648

FIXED ASSETS

Narrative	Line code	At beginning of reporting year	Additions	Disposals	At end of reporting period
1	2	3	4	5	6
Boildings	110	14 958 688	1 642 214	(57 588)	16 543 314
Constructions and transfer mechanisms	111	164 374 412	1 944 212	(409 707)	165 908 917
Machinery and equipment	112	74 852 470	13 469 164	(1 089 988)	87 231 646
Means of transportation	113	1 453 723	664 044	(51 903)	2 065 864
Production and work appliances	114	974 537	194 973	(36 203)	1 133 307
Working livestock	115	—	—	—	—
Productive livestock	116	—	—	—	—
Perennial plants	117	—	—	—	—
Other types of fixed assets	118	223 570	87 172	(18 929)	291 813
Plots of land and natural resources	119	39 273	117 222	—	156 495
Investments in reclamation	120	—	—	—	—
Total	130	256 876 673	18 119 001	(1 664 318)	273 331 356

Narrative	Line code	At beginning of reporting year	At end of reporting period
1	2	3	4
Depreciation of fixed assets - total	140	99 747 057	121 727 686
including:
buildings and constructions	141	74 208 142	88 232 724
machinery, equipment, means of transportation	142	24 918 279	32 655 704
other	143	620 636	839 258
Fixed asset leased out - total	150	8 581 605	4 896 221
including:
buildings and constructions	151	6 103 352	4 069 233
machinery, equipment, means of transportation	152	2 301 452	797 993
other	153	176 801	28 995
Fixed assets transferred to conservation	155	2 237	8 354
Fixed assets leased in - total	160	3 272 196	6 189 371
including:
buildings and constructions	161	2 026 725	2 437 885
machinery, equipment, means of transportation	162	1 229 600	1 521 222
other	163	15 871	2 230 264
Fixed assets received and being in the process of state registration	165	2 674 939	5 241 196

	Line code	At beginning of reporting year	At beginning of previous year
	2	3	4
REFERENCE
Result of fixed assets revaluation:	170	6 884 139	4 101 556
historical (recovered) value	171	10 350 330	6 363 381
depreciation	172	3 466 191	2 261 825

	Line	At beginning of	At end of reporting
	2	3	4
Changes in fixed assets value as a result of fitting-out, rigging up, reconstruction, partial liquidation	180	1 465 469	1 873 833

INCOME-BEARING PROPERTY

Narrative	Line code	At beginning of reporting year	Additions	Disposals	At end of reporting period
1	2	3	4	5	6
Property for lease-out	210	—	—	—	—
Property for hiring	220	—	—	—	—
Other	230	—	—	—	—
Total	240	—	—	—	—

1

	Line code	At beginning of reporting year	At end of reporting period
	2	3	4
Depreciation of income-bearing property	250	—	—

RESEARCH AND DEVELOPMENT COSTS

Narrative	Line code	At beginning of reporting year	Additions	Disposals	At end of reporting period
l	2	3	4	5	6
Total Research and Development costs	310	499 747	357 354	(106 100)	751 001
including:	311	—	—	—	—
research of FACTS systems	312	4 000	—	(2 000)	2 000
other	313	495 747	357 354	(104 100)	749 001

REFERENCE.

	Line code	At beginning of reporting year	At end of reporting period
	2	3	4
Costs related to Research and Development in progress	320	486 564	677 196

	Line code	For reporting period	For the same period of the previous year
	2	3	4
Costs related to Research and Development without positive outcome which were charged to non-operating expenses	330	—	—

NATURAL RESOURCES DEVELOPMENT COSTS

	Line	Balance at beginning			Balance at end of
Narrative	code	of reporting year	Additions	Disposals	reporting period
l	2	3	4	5	6
Total natural resources development costs	410	—	—	—	—
including:
	411	—	—	—	—
	412	—	—	—	—
	413	—	—	—	—

REFERENCE

	Line code	At beginning of reporting year	At end of reporting period
	2	3	4
Expenses attributable to those areas of subsoil where prospecting and evaluation of deposits, exploration and/or hydrological survey and other similar works have not been finalized	420	—	—

REFERENCE

	Line code	For reporting period	For the same period of the previous year
	2	3	4
Expenses attributable to natural resources development without positive outcome, which were charged to non-operating expenses of the current period	430	—	—

FlNANCIAL INVESTMENTS

		Long-term		Short-term
Narrative	Line	at beginning of	at end of reporting	at beginning of	at end of reporting
1	2	3	4	5	6
Investments in share capital of other entities - total	510	150 897 718	66 194 804	—	—
including subsidiaries	511	120 868 894	58 903 317	—	—
State and municipal securities	515	—	—	—	—
Securities of other entities	520	56 574 551	469 301	48 482 663	44 190 554
including debt securities (debentures, promissory notes)	521	56 574 551	469 301	48 482 663	44 190 554
Loans granted	525	296 461	303 113	887 671	887 671
Deposits	530	—	—	—	24 049 500
Other	535	9 837	3 169	19 685	—
Total	540	207 778 567	66 970 387	49 390 019	69 127 725
Financial investments at current market value from total Investments in share capital of other entities-total	550	136 404 713	47 075 372	—	—
including subsidiaries	551	109 406 501	40 338 195	—	—
State and municipal securities	555	—	—	—	—
Securities of other entities	560	—	—	—	—
including debt securities (debentures, promissory notes)	561	—	—	—	—
Other	565	—	—	—	—
Total	570	136 404 713	47 075 372	—	—

REFERENCE

	Line	For reporting period	For the same period	For reporting period	For the same period
	2	3	4	5	6
Change in value due to measurement adjustments of financial investments at current market value	580	—	(79 905 889)	—	—
Difference between acquisition cost and par value of debt securities is charged to financial results of the current period	590	—	—	—	—

2

ACCOUNT RECEIVABLE AND ACCOUNTS PAYABLE

Narrative	Line code	At beginning of reporting year	At end of reporting year
1	2	3	4
Accounts receivable:
Short -Term	610	107 347 626	117 170 891
including:
receivables from customers and clients	611	5 053 894	8 949 413
advances given	612	68 970 457	67 036 337
other	613	33 323 275	41 185 141
Long-Term	620	10 871 826	20 492 819
including:
receivables from customers and clients	621	—	185 910
advances given	622	14 413	36
other	623	10 857 413	20 306 873
Total	630	118 219 452	137 663 710
Accounts payable
Short-Term	640	38 763 434	73 284 089
including:
payables to suppliers and contractors	641	10 175 866	11 018 708
advances received	642	7 096 192	7 114 653
tax and duties payments	643	295 113	653 884
credits	644	10 156 891	—
loans	645	6 004 596	7 481 469
other	646	5 034 776	47 015 375
Long-Term	650	18 000 130	6 005 098
including:
credits	651	5 000 000	—
loans	652	13 000 000	6 000 000
Other	653	130	5 098
Total	660	56 763 564	79 289 187

EXPENSES INCURRED IN ORDINARY
Narrative	Line code	For reporting year	For previous year
1	2	3	4
Materials	710	30 035 110	24 481 538
Wages and salaries expenses	720	6 758 157	6 723 873
Obligatory social payments	730	1 084 984	1 216 059
Fixed assets depreciation	740	23 417 508	20 849 262
Other expenses	750	7 912 473	10 058 548
Total by expense type	760	69 208 232	63 329 280
Changes in the balance (increase [+], decrease[-]):
Work in progress	765	—	—
Expenses of future periods	766	(1 656 251)	1 358 444
Reserves of future expenses	767	—	—

COLLATERAL
	Line	At beginning of	At end of reporting
Narrative	code	reporting year	year
1	2	3	4
Received	810	58 437 451	70 943 984
including:
promissory notes	811	—	1 231 579
Property in pledge	820	—	—
including:
fixed assets	821	—	—
securities and other financial investments	822	—	—
other	823	—	—
Issued	830	1 175 189	30 815
including:
promissory notes	831	1 144 374	—
Property given for pledge	840	—	—
including:
fixed assets	841	—	—
securities and other financial investments	842	—	—
Other	843	—	—
		—	—

GOVERNMENT GRANTS

Narrative	Line code	For reporting period	For the same period of the previous year
1	2	3	4
Budgeting funds received - total	910	—	322
including:	911	—	—
Other	912	—	322
		—	—
		—	—
		—	—

	Line code	At beginning of reporting year	Received in reporting period	Returned in reporting period	At end of reporting period
	2	3	4	5	6
Credits from budget - total	920	—	—	—	—
including:
	921	—	—	—	—
Other	922	—	—	—	—

Chief Executive Officer	Chief Accountant

3

EXPLANATORY NOTE

TO FINANCIAL STATEMENTS OF

OPEN JOINT-STOCK COMPANY

“FEDERAL GRID COMPANY OF

UNIFIED ENERGY SYSTEM”

FOR 2009

1. General information

1.1 Information about the Company

Open joint-stock company “Federal Grid Company of Unified Energy System” (hereinafter referred to as the Company) is incorporated pursuant to resolutions carried by JSC RAO “UES of Russia” Board of Directors on 25.01.2002 and on 07.05.2002, and pursuant to resolution adopted by JSC RAO “UES of Russia” Management Board on 21.01.2001 in accordance with regulation of RF Government No. 526 “On reforming in electric power industry of the Russian Federation” dated 11.07.2001.

Articles of association of the Company are approved by JSC RAO “UES of Russia” order No. 42r on 18.06.2002, registered in Justice Institution — Leningrad regional registration chamber on 25.06.2002. A revised version of Articles of association is approved by resolution of General meeting of Company shareholders on 06.03.2007 and registered in Interdistrict inspectorate of the Federal Revenue Service No. 46 for Moscow.

Location and registered office of Company: 5a, Akademika Chelomeya str., Moscow, 117630.

Company is registered in the Unified State Register of Legal Entities — the Certificate of the state registration of a legal entity No. 21081 series LO-002 issued by Leningrad region Registration Bureau on June 25, 2002, number in the Unified State Register of Legal Entities No. 00/03124. Re-registration - Certificate of inclusion in the Unified State Register of Legal Entities regarding the legal entity registered before 1 July 2002 No. 1024701893336 issued by the Inspectorate of the Russian Ministry of Taxes and Levies for the Tosno district of Leningrad region on August 20, 2002.

The Company is incorporated in perpetuity and carries out its business in accordance with Civil Code of the Russian Federation, Federal law No. 208-FZ “On joint-stock companies” dated 26.12.1995, Federation, Federal No. 35-FZ “On electric power industry” dated 26.03.2003, other regulatory legal acts in the Russian Federation and Articles of association of the Company.

The Company owns a separate property, accounted for on its independent balance sheet, can in its own name acquire and exercise property and personal non-property rights, incur obligations, bring or defend any action in a court. Company is entitled to open any bank accounts in territory of the Russian Federation and beyond its boundaries in accordance with established order. The Company bears responsibility for its obligations with all its property.

The Company provides for management of the Unified national (all-Russia) electric grid (UNEG) envisaging the unity of technologic management and providing electric power transmission services via UNEG to electric power industry participants on the onerous contract basis.

In accordance with the Federal law No. 147-FZ “On natural monopolies” of August 17, 1995, Federal Energy Commission of the Russian Federation by its Regulation No. 49-Э/1 of 25.06.2003 included Company in section “Services for electric and (or) thermal energy transmission” of Register of subjects in natural monopolies in fuel and energy complex, to which government regulation and control spread, under registration number 47.1.110.

As of 31.12.2009 the state share in the Authorized capital of the Company amounts 77.66%.

Average staff on the Company payroll for 2009 comprises 11,302 employees (for 2008 — 14,526 employees).

The Company stock is traded within the Russian Trade System and on Moscow Interbank currency exchange starting from 2008.

1.2. Core activity

The Company is incorporated for the following purposes:

• provide reliable operation, increase overall performance and develop Unified energy system of the Russian Federation, including isolated energy systems;

• render services for electric energy transmission on UNEG to the wholesale market participants, as well as to other entities which own either under any other ground provided by federal laws have electric power industry facilities technologically connected to UNEG in the established order, on the onerous contract basis;

• arrange conditions for efficient functioning of the wholesale energy market;

• efficient operation and centralized technological control over electric grids included in the Unified energy system of Russia;

• operation and development of telecommunication infrastructure on the energy market;

• generate profits.

Company has a right to perform the following activities:

• render services for electric energy transmission and distribution;

• render services for connection to electric grids;

• render communication services;

• diagnostics, operation, repair of electric grids and other facilities in the electric grid economy, and technological control as well;

• diagnostics, operation, repair of communication networks, measuring and accounting tools, equipment for relay protection and emergency automatics and other equipment incident to the electric grid economy performance, as well as equipment designed for UES of Russia management;

• develop electric grids and other facilities in the electric grid economy including designing, engineering survey, construction, reconstruction, technical re-equipment, assembling and arrangement;

•  develop communication networks, measuring and accounting tools, equipment for relay protection and emergency automatics and other process equipment incident to the electric grid economy performance, as well as equipment designed for UES of Russia management, including designing, engineering survey, construction, reconstruction, technical re-equipment, assembling and arrangement;

• perform foreign economic activity, trade and economic cooperation as well as scientific and technological cooperation with foreign companies with a view to conduct activities as provided by the Company Articles of association;

• perform any other activities involving achievement of objectives provided by the Articles of association not forbidden by the Russian Federation laws.

1.3. Executive and supervisory authorities

The Company Board of Directors was elected by the resolution of the General meeting of shareholders dated 30.06.2009.

The Company Board of Directors members are as follows as of 31.12.2009:

No	Full name	Position
1	Shmatko Sergey Ianovich	Chairman of JSC FGC UES Board of Directors, Minister of Industry and Energy of the Russian Federation
2	Malyshev Andrey Borisovich	Deputy Chairman of JSC FGC UES Board of Directors, Deputy General Director of the State Corporation “Rosnanotech”
3	Ayuev Boris Ilich	Chairman of JSC “SO-CDA” Management Board
4	Kurbatov Mikhail Yurievich	Director of Department, the Ministry of economic development of the Russian Federation
5	Makarov Alexey Alexandrovich	Director of the Institute of energy researches of the Russian Academy of Sciences

6	Maslov Sergey Viktorovich	President of CJSC “St Petersburg international commodity exchange”
7	Ponomarev Dmitry Valerievich	Chairman of NP “Market Board” Management Board
8	Dod Evgeny Vyacheslavovich	Chairman of JSC “RusHydro” Management Board
9	Tatziy Vladimir Vitalievich	First Vice-president of JSC “Gazprombank”
10	Sharipov Rashid Ravelevich	Deputy General Director of JSC “KFK-Consult”
11	Ernesto Ferlengi	Head of Representation office in the Russian Federation and CIS, concern “Eni”

The following changes were introduced to the membership of the Board of Directors in accordance with the resolution of the General meeting of shareholders dated 30.06.2009:

•                  elected Dod Evgeny Vyacheslavovich;

•                  excluded Susov Mikhail Valerievich

Management Board of the Company includes the following Company officials as of 31.12.2009:

No	Full name	Position
1	Budargin Oleg Mikhailovich	Chairman of the Management Board
2	Troshenkov Dmitry Alexandrovich	First Deputy Chairman of the Management Board
3	Chistyakov Alexander Nikolayevich	First Deputy Chairman of the Management Board
3	Demin Andrey Alexandrovich	Deputy Chairman of Management Board
4	Tuzov Mikhail Yuriuevich	Senior Adviser to Chairman of JSC FGC UES Management Board
5	Vasiliyev Victor Alexeyevich	Deputy Chairman of the Management Board
6	Berdnikov Roman Nikolayevich	Director, Business Development and Client Relations, JSC FGC UES
7	Gurevich Dmitry Mikhailovich	Director, Telecommunications and Information Technologies, JSC FGC UES
8	Demin Andrey Alexandrovich	Member of the Management Board
9	Ivanov Sergey Nikolayevich	Chairman of the Management Board
10	Misrikhanov Misrikhan Shapievich	General Director, JSC FGC UES Branch — Backbone electric grids (MES) of Center

1.                           In accordance with the resolution of the Board of Directors dated 11.07.2009 Budargin Oleg Mikhailovich was elected to the Management Board;

2.                           In accordance with the resolution of the Board of Directors dated 21.10.2009 the following members were elected to the Management Board:

Troshenkov Dmitry Alexandrovich, First Deputy Chairman of the Management Board;

Chistyakov Alexander Nikolayevich, First Deputy Chairman of the Management Board;

Berdnikov Roman Nikolayevich, Director, Business Development and Client Relations, JSC FGC UES;

Gurevich Dmitry Mikhailovich, Direcot, Telecommunications and Information Technologies, JSC FGC UES;

Misrikhanov Misrikhan Shapievich, General Director, JSC FGC UES Branch — Backbone electric grids (MES) of Center.

The Revision Commission in Company includes the following members as of 31.12.2009:

No	Full name	Position
1	Lebedev Viktor Yurievich

Head of Electric power industry development section, Department for the state regulation of tariffs, infrastructural reforms and energy efficiency, the Ministry of economic development of the Russian Federation

2	Zlydareva Tatiana Viktorovna	Senior Expert, Division of external affairs of the Department for business administrative support, LLC “SIBUR”
3	Kozlov Dmitry Alexandrovich	Deputy Head of Department for electric power industry development, the Ministry of energy of the Russian Federation
4	Krylov Evgeniy Yurievich	Head of Section of Rosimuschestvo management
5	Tikhonova Maria Gennadievna	Acting Director, Department of economic regulation and property relations in FEC, the Ministry of energy of the Russian Federation

During 2009 the following changes wete introduced to the membership of the Revision Committee:

•                              In accordance with the resolution of the General shareholders meeting dated 30.06.2009 the following members were elected to the Revision Committee: Kozlov Dmitry Alexandrovich, Krylov Evgeniy Yurievich, and the following members were excluded from the membership of t he Committee: Matyunina Ludmila Romanovna, and Lelekova Marina Alexeevna.

1.4. Separate structural subdivisions of the Company

The existence of the following structural subdivisions is the specific feature of the Company structure that has impact on selecting ways and methods of accounting:

•                              Existence of separate structural subdivisions transferred to separate balance sheet and having their own settlement and current accounts in banking organizations;

•                              Existence of separate structural subdivisions having their own settlement and current accounts in banking organizations.

All the Company subdivisions are grouped by their type of activity and geographic regions.

Separate structural subdivisions do not comprise legal entities, are vested with property by the Company and carry out their activity in accordance with:

•                  Regulations on separate structural subdivisions;

•                  Other internal regulation documents adopted by the Company.

Separate structural subdivisions in accordance with their location:

•                  Perform part of the Company functions dependent on their production capacities within the limits stipulated by the legislation of the Russian Federation and internal regulation documents adopted by the Company;

•                  Collect, process and transfer to the Company information required for normal operation of the Company;

•                  Perform other works and functions arising from purposes and objectives of the Company and in accordance with decisions made by the Company management bodies.

As of 31.12.2009 the Company has the following branches:

1.	JSC FGC UES Branch — Backbone electric grids (MES) of Center;
2.	JSC FGC UES Branch — Backbone electric grids (MES) of North-West;
3.	JSC FGC UES Branch — Backbone electric grids (MES) of Volga;
4.	JSC FGC UES Branch — Backbone electric grids (MES) of South;
5.	JSC FGC UES Branch — Backbone electric grids (MES) of Ural;
6.	JSC FGC UES Branch — Backbone electric grids (MES) of Siberia;
7.	JSC FGC UES Branch — Backbone electric grids (MES) of East;
8.	JSC FGC UES Branch — Nizhny Novgorod entity of backbone electric grids;
9.	JSC FGC UES Branch — Chernozemnoye entity of backbone electric grids;
10.	JSC FGC UES Branch — Volgo-Oksoye entity of backbone electric grids;
11.	JSC FGC UES Branch — Volgo-Donskoye entity of backbone electric grids;
12.	JSC FGC UES Branch — Vologda entity of backbone electric grids;
13.	JSC FGC UES Branch — Priokskoye entity of backbone electric grids;
14.	JSC FGC UES Branch — Moscow entity of backbone electric grids;
15.	JSC FGC UES Branch — Verkhne-Donskoye entity of backbone electric grids;
16.	JSC FGC UES Branch — Valday entity of backbone electric grids;
17.	JSC FGC UES Branch — Amur entity of backbone electric grids;
18.	JSC FGC UES Branch — Khabarovsk entity of backbone electric grids;
19.	JSC FGC UES Branch — Primorsk entity of backbone electric grids;
20.	JSC FGC UES Branch — Krasnoyarsk entity of backbone electric grids;
21.	JSC FGC UES Branch — Zabaikalsk entity of backbone electric grids;
22.	JSC FGC UES Branch — Kuzbass entity of backbone electric grids;
23.	JSC FGC UES Branch — Omsk entity of backbone electric grids;
24.	JSC FGC UES Branch — West-Siberian entity of backbone electric grids;
25.	JSC FGC UES Branch — Khakassia entity of backbone electric grids;
26.	JSC FGC UES Branch — Sverdlovsk entity of backbone electric grids;
27.	JSC FGC UES Branch — Yuzhno-Uralsk entity of backbone electric grids;
28.	JSC FGC UES Branch — Perm entity of backbone electric grids;
29.	JSC FGC UES Branch — Sredne-Volzhskoye entity of backbone electric grids;
30.	JSC FGC UES Branch — Nizhne-Volzhskoye entity of backbone electric grids;
31.	JSC FGC UES Branch — Stavropol entity of backbone electric grids;
32.	JSC FGC UES Branch — Kuban entity of backbone electric grids;
33.	JSC FGC UES Branch — Rostov entity of backbone electric grids;
34.	JSC FGC UES Branch — Bryansk entity of backbone electric grids;

35.	JSC FGC UES Branch — Vyborg entity of backbone electric grids;
36.	JSC FGC UES Branch — Novgorod entity of backbone electric grids;
37.	JSC FGC UES Branch — Karelskoye entity of backbone electric grids;
38.	JSC FGC UES Branch — Specialized Production Base Bely Rast;
39.	JSC FGC UES Branch — Backbone electric grids of West Siberia;
40.	JSC FGC UES Branch — Leningrad entity of backbone electric grids;
41.	JSC FGC UES Branch — Tomsk entity of backbone electric grids;
42.	JSC FGC UES Branch — Kaspiysk entity of backbone electric grids;
43.	JSC FGC UES Branch — Automobile operating company of backbone electric grids of Ural;
44.	JSC FGC UES Branch — Automobile operating company of backbone electric grids of North-West;

The Company Branches — MES, PMES, ATP MES, separate subdivisions Electrosetservice, TMR MES and structural subdivisions PTMR MES are transferred to separate balance sheet except for structural subdivisions TMR MES of Ural and West Siberia. Branches, separate subdivisions and other structural divisions of the Company transferred to separate balance sheet have their own accounting functions and prepare accounting, tax, statistical and other statements. Structural subdivisions of the separate subdivision of the Company — TMR MES of Ural and of West Siberia do not have separate balance sheet, results of their performance are included in the balance sheet for the separate subdivision of the Company — TMS MES of Ural and West Siberia. Structural subdivisions of the separate subdivision of the Company — TMR MES of East Special entity for technical maintenance and repair of backbone electric grids of East (Specialized PTMR) does not have accounting function; its performance results are included in the balance sheet of the separate subdivision of the Company — TMR MES of East.

1.5. Financial crisis impact on the Company operation

Starting from 2008 the Russian economy started suffering from the world financial crisis resulted in reduction of trust in the area of investments and credit activities. Increased credit, foreign currency and price risks led to negative effects in the economy; among which the following should be noted: significant price rise, securities stock price volatility, decline in production, increase in defaults under credit, bankruptcy.

As of 31.12.2009 the Company financial investments const reduced by RUR 79,905,889 ths. as compared to their historical cost. Provision for doubtful accounts receivable totaled RUR 21,306,753 ths.

The Company management is unable to predict all trends that may have impact (if any) on financial position and performance results of the Company.

2. Accounting policy

Financial statements in Company are prepared based on the following policy.

2.1. Basis for preparation

Financial statements in Company are prepared based on accounting requirements applicable in the Russian Federation, in particular Federal law No. 129-FZ “On Accounting” dated 21.11.1996, Provision on business accounting “Accounting policy in organization” Russian Accounting Standards 1/98, decree No. 60 approved on 09.12,1998 by the Ministry of Finance of the Russian Federation, Provision on business accounting and financial statements in the Russian Federation approved by decree No. 34n of the Ministry of Finance dated 29.07.1998, Provision on business accounting “Financial statements in organization” Russian

Accounting Standards 4/99, approved by decree No. 43n of the Ministry of Finance on 06.07.1999.

2.2. Assets and liabilities in foreign currency

An official rate of foreign exchange to ruble applicable as of the date of transaction was applied upon accounting of business transaction performed in foreign currency. Cash resources on foreign currency accounts in banks and resources in settlements are provided in financial statements in an amount assessed on basis of the official rates for foreign exchange as in effect on December 31, 2009. Rate of foreign exchange on that date comprised RUR 30.2442 for 1 US dollar (December 31, 2008 — RUR 29.3804), euro — RUR 43.3883 (December 31, 2008 — RUR 41.4411).

Exchange differences occurred within a year on transactions for assets and liabilities in foreign currency, as well as upon their translation as of reporting date are referred to financial results as other income and expenditures.

2.3. Short-term and long-term assets and liabilities

Financial investment, receivables and payables, including indebtedness under credits and loans are referred to the short-term in accounting balance-sheet, if their circulation (repayment) period does not exceed 12 months. The rest classes of the above mentioned assets and liabilities are presented as the long-term.

Interest on long-term financial investments, long-term loans and borrowings issued and long-term loans and borrowings received are recorded in the balance sheet in line 240 “Accounts receivable (payments are planned within 12 months upon the balance sheet date)” and line 610 “Loans and borrowings”, respectively.

2.4. Fixed assets

Composition of fixed assets includes plots of land, buildings, machinery, equipment, transport means and other appropriate facilities utilized by Company upon manufacture of products, work execution or rendering services, either used in organization for administrative needs with lifetime more than 12 months.

The fixed assets in accounting statements are represented according to acquisition (replacement) cost less depreciation amounts accumulated during the whole operation time.

Facilities of fixed assets with value not more than RUR 20,000 for a unit are written off for expenses by amortization charge in the amount of their acquisition cost as far as there are applied in production either operation. Facilities of fixed assets commenced prior to 31.12.2007 and having value within RUR 10,000 — 20,000 for a unit are written off to production expenses (expenses for sale) through straight-line depreciation during their useful life remaining.

Such practice is considered as departure from the general rules, but it provides valid representation in business accounting of Company assets and overall control for availability and movement of non-capitalized products in Company.

Acquired books, booklets and other printed matters are not accepted as fixed assets upon entering in accounting records. Expenses connected with acquisition are considered as expenses of that period when they are performed. Company does not form a library stock.

Amortization for fixed assets facilities is executed by a linear method based on useful life. Company applies classification of fixed assets included in amortization groups, approved by regulation No. 1 “On classification of fixed assets included in amortization groups” of the Russian Federation Government of 01.01.2002, when it determines useful life for facilities in the fixed assets.

In absence of individual facilities in the fixed assets, useful life for business accounting purposes is determined in the Classification on basis of expert judgments from Company technical specialists in accordance with technical specifications in the following manner:

•                              based on expected performance life for that unit according to expected productive efficiency and capacity;

•                              •  based on expected physical depreciation, which depends on operating conditions, natural conditions and corrosion environment effect, system of repair;

•                              • regulatory and other use restrictions for that unit.

When previously used facilities of fixed assets are acquired, their useful life is determined as follows:

•                              • based on useful life defined in the above said manner decreased by a number of months when that unit has been used by a previous owner;

•                              • in case when it is impossible to define useful life using above mentioned way, then commission at its own discretion determines useful life for the said fixed asset by taking into account requirements in safety engineering and other factors.

Facilities of fixed assets with rights subject to state registration in accordance with the Russian Federation laws will be included as a part of fixed assets and the relevant amortization group from date when fact of submission for registration of the specified rights is document supported.

Property completed with construction, is in fact in operation, for which documents for state registration are not provided, is subject to amortization. Amortization for the specified property is accrued according to a procedure provided for amortization change on fixed assets. Adjustment of earlier accrued depreciation amount will be performed after state registration when these facilities are entered in accounting records as fixed assets.

Annually Company performs reassessment of facilities in fixed assets. Reassessment is executed in accordance with order documents for groups of homogeneous facilities in fixed assets based on present (replacement) value using direct re-costing at document supported market prices. At present the following groups of fixed assets are reassessed: industrial buildings and structures, including buildings of substations, transmission lines, as well as high-voltage equipment on substations.

Fixed asset value with which assets are entered in accounting records are not subject to change, except for cases of fitting-out, completion of equipment, reconstruction, upgrading, technical re-equipment, partial liquidation and under any other identical grounds.

Work caused by change in technological either service assignment of equipment, building, structure or any other facility in depreciable fixed assets, by increased load and (or) other new qualities are referred to fitting-out, completion of equipment, upgrading.

Reconstruction includes rearrangement of existing fixed assets facilities associated with process improvement and increase of its technical-economic indicators, and executed under reconstruction project for fixed assets with a view to increase in capacity, quality improvement and shifts in product mix.

Technical re-equipment includes package plan designed for improvement in technical-economic indicators of fixed assets either their individual parts based on adoption of up-to-date machinery and advance technology, mechanization and automation of production, upgrading and replacement of morally obsolete and physically worn-out equipment with the new more productive equipment.

Income and expenditure from fixed asset retirement are represented in profit and loss statement as a part of other income and expenditure.

Expenditures connected with routine and heavy repair of facilities in fixed assets are accepted as expenditures incidental to ordinary activities in that accounting period when they are performed.

2.5. Intangible assets

Amortization of intangible assets is performed by a linear method based on the established useful life for intangible assets.

Amortization charges for intangible assets are represented in business accounting by accumulation on a separate account.

The intangible assets in accounting statements are represented according to acquisition (replacement) cost less depreciation amounts accumulated during the whole operation time.

2.6. Research and development (R&D)

Writing off of expenditures connected with research and development, and technological work is carried out regular by linear method within accepted writing off period. Writing off period for expenditures incidental to research and development, and technological work is determined in Company at its own discretion on basis of expected performance life, results received by research and development, and technological work, within which organization can obtain economic benefits but not exceeding 5 years. R&D, which have positive results and writing off period more than one year, are represented in accounting balance-sheet in section “Noncurrent assets”. In case when R&D do not have positive result, these expenditures are considered as other expenditures of accounting period.

2.7. Inventories

Inventories are taken into account according to actual cost of their acquisition (storage).

Accounting of inventories is performed using accounts 15 “Storage and acquisition of inventories” and 16 “Inventories cost deviation”.

Goods acquired for sale are evaluated according to actual cost of acquisition.

Upon issue of inventories and goods to production and upon other disposal their evaluation is carried out within a subdivision separated on individual balance in manner of average cost applying method of “rolling valuation”.

Special clothes, special-purpose tools, special means and special equipment irrespective of useful life are considered as inventories upon entering in accounting records.

Cost of special clothes with useful life according to allowance not exceeding 12 months is written off for expenditures in full amount at the moment of transfer (issue) to Company employees.

Cost of special clothes with useful life according to allowance exceeding 12 months is cancelled by linear method beginning on a month consequent to a month of issue, based on useful life for special clothes as provided by standard industrial norms for free issue of special clothes, special footwear and other personal protective equipment, in Rules for employees provision with special clothes, special footwear and other personal protective equipment approved by Regulation No. 51 of Ministry of Labor of the Russian Federation on December 18, 1998, as well as provided by internal normative documents in Company.

Each article of special clothes in service, useful life of which according to allowance exceeds 12 months, is an individual accounting unit.

2.8. Accounting of financial investment

Financial investments are entered in accounting records according to acquisition cost.

Financial investments, which fair market value is not determined, are subject to presentation in business accounting and financial statements as of reporting date according to acquisition cost. Company performs audit on depreciation of such financial investments annually as of December 31 of an accounting year in accordance with procedure approved in Company. In case of stable decline in value of the specified financial investments, Company forms provision for depreciation on amount of difference between their book and assessed value either estimated value. Provision for depreciation of financial investments is formed at the expense of financial results as a part of other expenditures. Cost of financial investments, which market value is not determined and for which provision if formed, is represented in financial statements according to a book value after deduction of provision amount.

Financial investments which fair market value can be determined according to the established order are recorded in the accounting statements at the end of t he reporting period at current market value by adjusting their value as of previous reporting date. Data of Moscow interbank currency exchange (MICEX) is used to determine market value of financial investments as of the mentioned reporting date.

The mentioned adjustments are made by the Company once a year.

On debt securities which fair market value can not be determined, the Company records the difference between the acquisition cost and nominal value during the period of their circulation to financial results using straight-line method in accordance with their yield due in accordance with the terms of their issue. On promissory notes with maturity “on demand but not earlier” acquired before 01.01.2009 the discount is determined on accrual basis according to the assumed period of circulation of the promissory note equal number of days from the date of acquisition till the date “not earlier” plus 365 (366) days. On promissory notes with maturity “on demand but not earlier” acquired after 01.01.2009 the discount is determined on accrual basis according to the assumed period of circulation of the promissory note equal number of days from the date of acquisition till the date “not earlier”.

Upon retirement of assets entered in accounting records as financial investments, which fair market value is determined; their cost is defined by the Company based on the result of their last assessment. In case if as of the date of disposal revaluation of such financial investments was not performed from the moment of their acquisition, their cost is defined based on FIFO method.

2.9. Deferred expenses

Expenses made by organization within accounting period, but relevant to succeeding accounting periods, are represented in accounting balance-sheet in an individual item as deferred expenses and are subject to writing off in manner prescribed by organization uniformly within a period to which they are related. Writing off period is determined based on a period when economic benefits (income) are drawn.

Deferred expenses related to the period starting after the year end following the reporting year are recorded in the balance sheet as non-current assets in line 150 of the balance sheet “Other non-current assets”.

2.10. Trade receivables

Trade receivables are determined based on prices established by contract between Company and consumers (customers) with regard to all discounts (markups) and VAT provided by Company.

Provision for doubtful debts is formed in Company in order to give a true and fair view of current receivables in financial statements.

Amount of provision for doubtful debts is defined according to results of inventory check in receivables performed as of the last day of a quarter, and is determined depending on a period of incurring emergence. Expenses incidental to the provision are included as a part of other expenditures.

2.11. Authorized, additional and reserve capital

Authorized capital in Company is represented amounting to a par value of ordinary shares. Company places ordinary uncertificated shares with a par value 50 (fifty) copecks each in volume of 1,153,514,196,362 (one trillion one hundred fifty three billion five hundred fourteen million one hundred ninety six thousand three hundred sixty two) shares totaling RUR 576,757,098,000 (five hundred seventy six billion seven hundred fifty seven million ninety eight thousand).

In accordance with the laws Company form a reserve fund in the amount of 5 (five) percent from Company authorized capital. Amount of annual mandatory deductions to the Company reserve fund comprises not less than 5 (five) percent from Company net profit up to achievement of amount specified for the Reserve fund.

2.12. Credits and loans received

Company performs transfer of long-term debts into the short-term on received credits and loans. Transfer of long-term debts into the short-term on received credits and loans is executed in Company at the moment when under the terms and conditions of loan and (or) credit agreement 365 days remain up to reimbursement of principal of debt.

Under bonds placed the Company recognizes the nominal value of issued and sold bonds as accounts payable. When charging income under bonds in the form of interest the Company indicates payables with regard to interests on sold bonds falling due at the end of accounting period. Amount of falling due interests is represented as a part of other expenditures in those accounting periods to which these charges relate.

Expenditures incidental to received credits and loans, bond securities issued and placed are included by the Company in other expenditures in those accounting periods to which these charges are incurred.

Expenditures incidental to received credits and loans (except for bond issues) which directly relate to acquisition and (or) construction of an investment asset, are included by Company in this asset value and redeemed by amortization, except for cases when accounting requirements do not provide amortization of asset. Accrued interest and (or) discount on bonds are recorded by the Company within other expenses in uniform during the period of validity of loan agreements.

Expenditures incidental to received loans and credits associated with investment asset formation, on which amortization is not charged according to accounting requirements, are not included in this asset value, but referred to carrying expenses in organization.

2.13 Income and expenditure in organization

Revenue from sales of goods, products, work, services is accepted as far as goods, products, executed work, rendered services are disposed.

Proceeding is represented in financial statements less value added tax, customs duties and discounts provided to customers.

Income from property lease are considered in Company as income and expenditure from ordinary activities. Income and expenditure incidental to granting of rights for a fee, which origin from patents for invention, industrial samples and other intellectual property, are considered as other income.

The Company recognizes the following items within other income:

•                              proceeds from sale of fixed assets, promissory notes and other assets;

•                              interest received for chartered monetary funds of the Company, interest for using cash bank on the Company account in this bank as well as interest on purchased interest-bearing or discounted promissory notes of third parties. The Company recognized these incomes in Profit and loss statement  in line 060 “Interest receivable”;

•                              sums of provisions restored;

•                              other proceeds (income).

The Company expenditures are divided into expenditures on ordinary types of activity and other expenditures.

Expenditures on ordinary types of activity are recognized in the period they were incurred irrespective of actual payment. Expenditures of separate subdivisions incidental to ordinary activities are fully production expenditures without appropriation of management expenses.

Expenditure from property lease is considered in Company as expenditure from ordinary activities.

Management expenses in Company are represented in full in accounting period without distribution on activities.

The Company recognizes the following expenditure within other expenses:

•                              expenditure related to disposal and other write-offs of fixed assets, promissory notes and other assets;

•                              interest paid by the Company for chartered monetary funds (credits, loans). The Company recognized these expenditures in Profit and loss statement  in line 070 “Interest payable”;

•                              provision for doubtful debts;

•                              losses of previous years recognized in the reporting period;

•                              other expenditure.

2.14. Alterations in the Company accounting policy

Alterations in the Company accounting policy for 2009

In 2009 alterations were made to the procedure of formation of provision on doubtful debts. For the purpose of more fair recognition of non-trade receivables in the accounting statements the Company creates a provision.

Doubtful debt is considered debt to the Company resulted from sale of goods, rendering of services, advances paid and other settlements if such receivables were not paid on due date stipulated by the contract and are not secured by pledge, guarantee, bank guarantee, and also in case when the Company management doubt the contractors ability to pay debts based on established practice of collecting their debts. The procedure of creating provision on doubtful debts of other debtors and on advance payments issued is determined by the management awareness of the contractors’ ability to pay and the established practice of collecting their debts. The Company management believe that though such practice is considered as departure from the general rules, it provides more fair representation of the Company assets.

Other alterations of the Company accounting policy for 2009 are of adjusting character and do not change assessment of items in the accounting statements.

Alterations in the Company accounting policy for 2010

No alterations were made to the accounting policy for 2010.

3. Disclosure of material indicators

3.1. Accounting statements for 2008 and 2008

Indicators as of 31.12.2009 in the explanatory note are provided with regard to adjustment disclosed below.

In financial statements over a period of 2009 some indicators beginnings of reporting year and, consequently, balance-sheet total do not comply with indicators at the reporting year end in financial statements over a period of 2008 according to the following grounds:

For Accounting balance-sheet (Form No.1):

Line 120 “Fixed assets”: due to reassessment performed as of 01.01.2009, final assessment of fixed assets was executed by RUR 6,905,053,000, reduction in adjustment for reassessment of previous years by RUR 20,914,000. Total amount of change in item comprised RUR 6,884,139,000;

line 240 “Receivables” (payments on receivables are expected within 12 months after a reporting date) was reduced by RUR 33,836,387,000;

Line 243 “Made advance payments” due to alterations of the accounting policy for creating provision for doubtful debts was reduced by the amount of provision on advance payments made by RUR 816,673,000;

Line 244 “Other debtors” due to alterations of the accounting policy was reduced by the amount of provision on other debtors by RUR 33,019,714,000;

Line 420 “Additional capital”: in connection with reassessment of fixed assets, data were changed by the amount of final assessment in fixed assets RUR 6,905,053,000;

Sum in line 460 “Uncovered loss of past years” was formed as follows: from line 465 “Undistributed profit of past years” RUR 22,446,726,000 were transferred, from line “Undistributed profit of the current fiscal year” RUR 4,465,475,000 of 2008 profit were transferred, then the amount was reduced due to revaluation of fixed assets by RUR 20,914,000, reduced by the amount of accrued provision on other debtors by RUR 33,836,387,000, and increased by RUR 103,572,000 resulted from reassessment of deferred tax assets and liabilities at the rate of 20%. Total changes amounted RUR 6,841,528,000;

The amount in line 465 “Undistributed profit of past years” of RUR 22,446,726,000 was transferred in line 460 “Uncovered loss of past years” in full and reduces it.

Line 470 “Undistributed profit of the current fiscal year” due to reformation in balance-sheet the amount RUR 4,465,475,000 was transferred in line 460 “Uncovered loss of past years” in full and reduces it;

Line 515 “Defered tax liabilities” was reduced by RUR 103,572,000 due to reassessment of deferred tax assets and liabilities at the rate of 20%. In accordance with the legislation of the Russian Federation profic tax rate was reduced from 24% down to 20% starting from 01.01.2009.

For Statement of changes in stockholder’s equity (Form No.3):

Line 200 “Net assets” was reduced by RUR 26,848,676,000 due to the following factors:

•                              increase due to additional revaluation of fixed assets by RUR 6,884,139,000;

•                              increase due to adjustment to deferred tax liabilities due to change in profit tax rate by RUR 103,572,000;

•                              reduction by RUR 33,836,387,000 due to changes in accounting policy on creating provision on receivables.

For Notes to the Accounting Balance (Form No 5)

1.1. Opening balances in section “Fixed Assets” due o revaluation of fixed assets:

Line 110 “Buildings” was increased by RUR 2,037,775,000;

Line 111 “Constructions and transfer mechanisms” was increased by RUR 3,361,385,000;

Line 112 “Machinery and equipment” was increased by RUR 4,951,171,000;

Line 130 “Total) was increased by RUR 10,350,330,000;

Line 140 “Depreciation of fixed assets — Total” was increased by RUR 3,466,191,000;

Line 141 “Depreciation of buildings and constructions” was increased by RUR 1,743,151,000;

Line 142 “Depreciation of cars, equipment, transportation vehicles” was increased by RUR 1,723,039,000;

The amount of fixed assets let for leased was adjusted as of the beginning of the year due to technical error identified:

Line 150 “Fixed assets let for lease” was reduced by RUR 16,015,000;

Line 151 “Let for lease - buildings and constructions” was increased by RUR 178,984,000;

Line 152 “Let for lease - cars, equipment, transportation vehicles” was reduced by RUR 223,890,000;

Line 153 “Let for lease — other fixed assets” was increased by RUR 28,891,000.

1.2. Changes to section “Accounts receivable and payable” relates to changes in accounting policy in part of creating provision for doubtful debts:

Line 10 “Short-term accounts receivable — Total” was reduced by RUR 33,836,387,000;

Line 612 “Advance payments issued” was reduced by RUR 816,673,000;

Line 613 “Other accounts receivable” was reduced by RUR 33,019,714,000.

3.2. Authorized capital of the Company

As of 31.12.2009 the Authorized capital of the Company amounts RUR 576,757,098,000 (five hundred seventy six billion seven hundred fifty seven million ninety eight thousand) and consists of 1,153,514,196,362 (one trillion one hundred fifty three billion five hundred fourteen million one hundred ninety six thousand three hundred sixty two) ordinary registered uncertified shares with nominal value of RUR 0.50 each. As of 31.12.209 and as of 31.12.2008 the authorized capital of the Company was duly registered and fully paid.

As of 31.12.2009 in accordance with the shareholder register the Russian Federation in the name of the Federal agency of the state property management owns 77.66% of shares of JSC FGC UES. 22.34% of the placed shares of JSC FGC UES are owned by minority shareholders.

On 25.12.2009 offering of the shares of additional issue was completed and on 26.12.2009 the report on the results of the share issue was registered. In practice 80,047,137,190 (eighty billion forty seven million one hundred thirty seven thousand one hundrd ninety) shares were placed for the amount of RUR 40,177,925,000 with nominal value of RUR 0.50 each. 64,611,542,328 (sixty four bllion six hundred eleven million five hundred forty two thousand three hundred twenty eight) shares were placed at RUR 0.50 (fifty kopeck) for persons having pre-emption right to purchase securities of the additional issue. 15,435,594,861 (fifteen billion four hundred thirty five million five hundred ninety four thousand eight hundred eighty one) shares were placed at RUR 0.51 (fifty one kopeck) through public offering.

As of 31.12.2009 and 31.12.2008 the additional capital of the Company amounted to RUR 59,386,652,000 and RUR 52,597,360,000, respectively. Additional capital of the Company as of 31.12.2009 was formed out of:

•                              final assessments of fixed assets (RUR 27,673,843,000);

•                              amount of value added tax for the fixed assets accepted as contribution to the authorized capital (RUR 49,527,000);

•                              additional capitals of merged entities under restructuring (RUR 21,316,409,000).

Revaluation of fixed assets was performed under independent assessor’s report.

In 2007 in accordance with resolution of the General meeting of shareholders dated 30.06.2009 distribution of profits over a period of 2008 amounting to RUR 4,465,475,000 was approved. Net profit in 2008 was distributed to the Reserve fund in the amount of RUR 223,274,000 and for development in the amount of RUR 4,242,201,000.

In accordance with 2009 results net loss amounted to RUR 59,865,994,000.

3.3. Intangible assets

RUR thous.

Intangible asset	31.12.2009	31.12.2008
Automated accounting and reporting system (software complex)	424,078	573,752
Data base IPK KSUPR	231,256	351,911
Automated property management system	166,383	221,844
Automated technical maintenance and repair management system	118,291	—
Software complex IPK KSUPR	96,302	146,546
Automated information and measuring system for commercial electric power measurement (AIIS KUE)	77,579	116,369
Information and analytical system of electric power accounting and calculation	64,498	—
Automated document flow management system	44,853	19,914
Automated planning and budgeting system	40,673	—
Corporate information human resources management system	24,430	32,573
Corporate information system “ASU-Salary”	32,319	43,09
Information system “KPI-Motivation”	20,969	27,959
Other	54,626	1,494
Total intangible assets	1,396,257	1,535,909

Useful life of intangible assets is 4-5 years.

3.4 Fixed assets

As of January 1, 2009 the Company revalued the following groups of fixed assets according to replacement costs determined by the independent appraiser: industrial buildings and structures, including buildings of substations, transmission lines, as well as high-voltage equipment on substations. Amounts of increase in acquisition cost of the said facilities of RUR 10,350,330,000 and accumulated amortization of RUR 3,466,191,00 are related to additional capital and undistributed profits in total amount of RUR 6,884,139,000. Fixed assets are represented in balance-sheet according to depreciated cost.

In 2008 revaluation of the same groups in fixed assets was performed, the amount of replacement cost increase totaled RUR 4,101,556,000.

Income and losses from fixed asset retirement are represented in profit and loss statement as a part of other income and expenditure.

Assets completed with construction which documents were not submitted to the state registration are included in line 165 of the Notes to the accounting balance. The Company does not carries out separate accounting for real estate items put into operation which are in the process of the state registration.

3.5. Construction in progress

RUR thous.

Type of investment in non-current assets (line 132 of the balance sheet)	31.12.2009	31.12.2008
Design and engineering works, acquisition and construction of fixed assets	193,215,972	132,720,336
Acquisition and construction of intangible assets	4,151,602	3,748,322
Expenses on R&D in progress	677,196	486,564
Total	198,044,770	136,955,222

Design and engineering works, acquisition and construction of fixed assets are recognized in the following subdivisions of the Company:

RUR thous.

Affiliate	31.12.2009	31.12.2008
Executive office	1,412,044	1,092,762
MES of Centre	55,038,639	51,029,636
MES of North-West	28,714,386	20,551,690
MES of Volga	4,593,484	3,173,372
MES of South	37,645, 262	16,296,265
MES of Ural	16,119,045	10,873,188
MES of Western Siberia	26,222,093	16,587,421
MES of Siberia	12,065,886	7,229,082
MES of East	10,848,454	5,423,295
Elektrosetservice	556,315	416,165
TMR MES	—	47,462
Total	193,215,972	132,720,336

3.6. Taxes

A long-term part in the amount of value added tax comprises RUR 311,729,000 and represents VAT on construction-erection and design-exploration works up to 2005, which will be refunded from the budget when construction in progress facilities will be put in operation.

According to tax accounting data prepared in accordance with requirements of chapter 25 “Profit tax in organizations” in the Tax Code of the Russian Federation, taxable income for a period of 2009 comprised RUR 24,381,745. In 2008 the above mentioned indicator was RUR 13,437,237,000.

Income before tax for accounting statements is linked to notional earnings for profit tax as follows:

RUR thous.

Indicator	2009	2008
Conditional profit (loss)	(54,048,781)	6,176,819
Conditional expenditure for profit tax at rate of 20% in 2009 and 24 % in 2008	(10,809,756)	1,482,436
Standing tax liability (asset)	16,588,331	1,952,589
Deferred tax asset	(180,217)	6,767
Deferred tax liability	(722,009)	(216,856)
Current profit tax	4,876,349	3,224,937

In the reporting year the amount of permanent differences having impact on adjustment of conditional profit tax for the purpose of profit tax calculation based on tax accounting data (current profit tax) totaled RUR 82,941,655,000 (in 2008 — RUR 8,135,792,000).

The said permanent differences resulted form differences in recognition of the following income and expenses in accounting records and tax accounting:

2009

RUR thous.

Proceeds	Sum of proceeds	Standing tax asset
Proceeds in the form of restored provisions on doubtful debts	20,017,408	4,003,482
Proceeds from participating in authorized capitals	717,256	143,451
Proceeds on promissory notes of third parties	(332,504)	(66,501)
Other proceeds	20,805	4,161
Total proceeds	20,422,965	4,084,593

Expenses	Sum of expense	Standing tax liability
Negative difference from revaluation of shares at market value	79,905,889	15,981,178
Sale of securities	9,416,790	1,883,358
Expenses in the form of provisions on deterioration in value of securities and on doubtful accounts receivables	7,089,950	1,417,990
Fixed asset depreciation	5,050,788	1,010,158
Deferred expenses write-off	512,701	102,540
Other expenses	1,388,502	277,70020,672,924
Total expenses	103,364,620

2008

RUR thous.

Proceeds	Sum of proceeds	Standing tax asset
Proceeds in the form of restored provisions on doubtful debts	1,722,613	413,427
Proceeds on promissory notes of third parties	239,754	57,541
Other proceeds	22,181	5,325
Total proceeds	1,984,554	476,293

Expenses	Sum of expense	Standing tax liability
Expenses in the form of provisions on deterioration in value of securities and on doubtful accounts receivables	4,477,163	1,074,519
Fixed asset depreciation	3,607,025	865,686
Deferred expenses write-off	759,800	182,352
Other expenses	1,276,358	30,326
Total expenses	10,120,346	2,428,882

Other tax liabilities include standing tax liabilities on charity, material assistance, social expenses, corporate activity expenses, etc.

Difference between book value of assets and liabilities for accounting purposes, on one side, and for taxation on profit tax on the other side, leads to temporary difference. Assets and liabilities for deferred profit tax as of the end of the reporting period are determined at rate of 24%. As of 31.12.2008 the effective rate was 24%.

Accounting balance-sheet in line 515 “Deferred tax liabilities” provides consolidated (rolled up) amount of a deferred tax asset and deferred tax liability.

RUR thous.

Indicator	2009	2008
Deferred tax asset	556,034	751,230
Deferred tax liability	(1,991,098)	(1,269,089)
Total for line 515, form 1	(1,435,064)	(517,859)

3.7. Expenditures on R&D

In 2009 expenditures incidental to R&D, used during current activities, were written off to ordinary expenses the amount of RUR 27,353,000. As of 31.12.2009 balance on completed R&D is recorded in line 150 “Other non-current assets” of the accounting balance sheet and amounts to RUR 73,805,000 (as of 31.12.2008 — RUR 13,182,000).

3.8 Long-term financial investments

Asset	31.12.2009	31.12.2008
Shared financial investments	66,197,973	150,907,555
Contributions in subsidiary companies	18,221,649	11,115,919
Contributions in affiliated companies	40,681,668	109,752,975
Contributions in other organizations	7,291,487	30,028,824
Other shared long-term financial investments	3,169	9,837
Debt financial investments	772,413	56,871,012
Debt securities	469,300	56,574,551
Loans issued	303,113	296,461
Total	66,970,386	207,778,567

3.8.1. Contributions to subsidiary and affiliated companies and other organizations

Line 140 “Long-term financial investments” of the accounting balance sheet includes the following contributions to subsidiary and affiliated companies and other organizations:

	31.12.2009		31.12.2008
Name of subsidiary and affiliated company and other organizations	Book value, RUR thous. (considering provision)	Share in authorized capital, %	Book value, RUR thous. (considering provision)	Share in authorized capital, %	Activity	Note
Subsidiary companies	18,221,649		11,115,919
JSC STC of Electric power industry”	3,895,820	100.00%	3,895,820	100.00%	Scientific and research activity
JSC “Mobile Gas Turbine electric stations” (JSC “MGTES”)	10,594,255	100.00%	3,036,145	100.00%	Electric power generation	Provision is established
JSC “Specialized electric grid service company of UEG”	953,804	100.00%	953,804	100.00%	Technical maintenance and repair services for

					electric grid facilities
JSC “Tomsk backbone grids”	866,424	52.03%	866,424	52.03%	Forecast-analytical services for electric power industry
JSC “Center of engineering and construction management”	833	100.00%	833	100.00%	Functions as customer-property developer in capital construction, reconstruction and technical upgrade of electric grid facilities
GruzRosEnergo	763,227	50.00%	763,227	50.00%	Power transmission services
JSC “Dalenergosetproject”	—	—	370,000	100.00%	Operational and technical maintenance of buildings, constructions and premises
JSC “Energostroysnabcomplect of UES”	133,870	100.00%	206,252	100.00%	Electric power complex procurement	Provision is established
JS”MUS of Electri power industry”	19,997	100.00%	19,997	100.00%	Communication services
JSC “Center of electric power industry”	97,423	98.56%	97,423	98.56%	Scientific and research activity
JSC “UC of Electric power industry”	55,0071	100.00%	55,0071	100.00%	Electronic-digital technology activity
LLC “Index of Electric power industry”	—	100.00%	10,000	100.00%	Sale of securities	Provision is established
JSC “Chitaenergo”	4,092	10.00%	4,092	10.00%	Construction, design, repair and technical maintenance of electric power industry projects
CJSC “Agency for electric power industry balances forecasting”	3,500	100.00%	3,500	100.00%	Information technologies services

JSC “Main electric grid service company”	1,000	100.00%	1,000	100.00%	Technical maintenance and repair services for electric grid facilities
JSC “MIC of Electric power industry”	163	50.00%	163	50.00%	Forecast-analytical services for electric power industry
JSC “CNII NPKenergo”	1	100.00%	1	100.00%	Scientific and research activity
JSC “Nurenergo”	—	77.00%	—	77.00%	Electric power generation	Provision is established
JSC “Volgaenergosnabcomplect”	—	100.00%	—	100.00%	Supply of materials and equipment	Provision is established
Affiliated companies	4,681,668		109,752,975
JSC “Kuban backbone grids”	134,139	49.00%	134,139	49.00%	Power transmission services
JSC “ENIN”	1,024	38.24%	1,024	38.24%	Scientific and research activity
JSC “Energotechcomplect”	100	49.00%	100	49.00%	Supply of materials and equipment
JSC “TGK-6”	4,304,329	23.58%	12,078,475	23.58%	Electric and heat power generation	Market value of stock
JSC “Volzhskaya TGK” (TGK-7)	13,262,806	32.14%	25,445,296	32.14%	Electric and heat power generation	Market value of stock
JSC “TGK-11”	2,463,551	27.45%	6,640,561	27.45%	Electric and heat power generation	Market value of stock
JSC “OGK-1”	13,164,371	40.17%	53,285,213	40.17%	Electric and heat power generation	Market value of stock
JSC “Schekinsliye PGU”	—	45.21%	—	45.21%	Construction and reconstruction services for electric power industry projects	Provision is established
JSC “Srednevolzhskaya interregional management energy company”	—	—	—	50.00%	Management of energy companies	liquidated

JSC “Uralskaya management energy company”	50	33.3%	50	33.3%	Agency activity
JSC “Severovostocenergo”	9,800	49.00%	9,800	49.00%	Electric and heat power generation and sale
JSC “Bashkirenego”	7,14,138	21.27%	11.,959,957	21.27%	Electric and heat power generation, transmission and sale	Market value of stock
LLC “IT Energy”	198,360	40.00%	198,360	40.00%	Information technologies services
Other organizations	7,291,487		30,028,824
JSC “Kuzbassenergo”	—	—	9,089,580	18.93%	Electric and heat power generation and sale
JSC “OGK-6”	2,317,319	9.60%	9,969,430	9.60%	Electric and heat power generation and transmission
JSC “Mosenergo”	4,419,858	3.37%	7,936,202	3.37%	Electric and heat power generation
JSC “Testing panel of Ivanovo GRES”	3,000	0.83%	3,000	0.83%	Installation, start-up services for electrical equipment
CJSC “SOVASATOM”	1	3.38%	1	3.38%	Construction, start-up services for electric power industry projects
JSC “Natsenergo”	40	1.90%	40	1.90%	Wholesale trade
CJSC “Energorynok”	1	8.50%	1	8.50%	Publishing services
JSC “Trus SVES”	—	6.14%	—	6.14%	Design, construction of production and technical facilities
JSC “Sangtudinskaya HPP-1”	551,25	14.478%	3,030,571	14.478%	Electric power generation
JSC “Sibirenergoholding”	6	0.001%	—	—	Management of holding companies
JSC “Centerenergoholding”	6	0.001%	—	—	Management of holding companies
Total	66,194,804		150,897,718

As of 31.12.2009 other long-term financial investments include investments in joint activity in the amount of RUR 3,169,000 (as of 31.12.2008 — RUR 9,837,000).

As of 31.12.2009 the Company accounting balance sheet includes financial investments in stock trade on the stock exchange during 2009. As of 31.12.2009 the above mentioned financial investments are recorded at market price as of the mentioned date. Loss resulted from change in market value in 2009 amounts to RUR 79,905,889,000. the said amount includes loss of RUR 40,120,842,000 related to changes in current value of JSC “OGK-1” stock. Block of shares was transferred under trust management of JSC “Inter RAO UES” in 2009.

In accordance with Article 13 of the Federal Law “On accounting”, in 2008 the Company management decided not to apply rules of further valuating financial investments stipulated by para 20 PBU19/02 for t he period from 1 July to 31 December 2008 as the assessment of the mentioned financial investments based on current market value did not allow for fair representation of property position and financial results of the Company under conditions of impaired liquidity on financial markets and increased volatility of quotations in currency and stock markets. The reasons for such decision are described in details in the Explanatory note to 2008 accounting statements. The amount of 2008 unrecognized loss from changes in current market value as compared to balance valuation totaled RUR 120,967,243,000. If the Company decided to recognize cost of financial investments at market value as of 31.12.2008, the amount of profit for 2009 would have totaled RUR 41,061,362,000.

The Company analyzed the signs of stable decreasing of financial investment cost for which the current market value is not determined. During such analysis changes in net assets value during two years were considered. Valuation of financial investments in JSC “Sangtudinskaya HPP-1” was performed using discounted cash flow method.

In 2009 the Company established provision for impairment in value of financial investments of RUR 3,502,596,000 and recognized it within other expenses (for 2008 — RUR 2,603,953,000). In 2009 the provision was used in the amount of RUR 75,000 upon writing down of financial investments in JSC “SMUEK”.

As of 31.12.2009 and 31.12.2008 balance of the provision for impairment in value of financial investments amounted:

Issuer name	31.12.2009	31.12.2008
JSC “MGTES”	3,524,756	2,583,855
JSC “Nurenergo”	1,972,781	1,972,781
JSC “Schkinskiye PGU”	105,935	105,95
JSC “Energostroysnabcomplect”	72,381	—
LLC “Index of electric power industry”	10,000	—
JSC “Sangtudinskaya HPP-1”	2,479,314	—
Other	868	943
Total	8,166,035	4,663,514

There were no negative trends observed that may cause impairment of other blocks of shares.

3.8.2. Debt securities

As of 31.12.2009 and 31.12.2008 the following promissory notes were included on debt securities:

RUR thous.

Issuer name	31.12.2009	31.12.2008	Maturity date	Annual rate, %	Notes
JSC “Bank VTB”	—	41,460,006	09.2010	Discount	*
JSC “SO-SDO UES”	469,300	508,899	12.2012	7%
JSC “MOESK”	—	3,013,006	03.2009	17%
LLC “Discovery-Finance”	—	6,228,604	09.2010	Discount, 2%	*
JSC “Glavstservice UNEG”	—	152,872	12.2009	14%
JSC “Finanal Corporation “Discovery”	—	5,211,164	11.2009 01-05-2010	Discount	**
Total debt securities	469,300	56,574,551

Notes:

(*) Reclassification into short-term financial investments

(**) Merger into non-interest bearing notes, amounts are recorded within accounts receivable.

3.8.3. Loans issued and other long-term financial investments

As of 31.12.2009 and 31.12.2008 loans issued include loan issued to JSC “Dagestanenergo” of RUR 296,461,000. In 2009 loan was issued to the Company employee in the amount of RUR 6,652,000.

The Company intends to hold all long-term financial investments till maturity date.

3.9. Short-term financial investments

RUR thous.

Asset	31.12.2009	31.12.2008
Short-term promissory notes	44,190,554	48,482,663
Loans issued	887,671	887,671
Other short-term financial investments	24,049,500	19,685
Total	69,127,725	49,390,019

3.9.1. Short-term promissory notes

As of 31.12.2009 and 31.12.2008 short-term promissory notes include notes of the following companies:

RUR thous.

Issuer name	31.12.2009	31.12.2008	Annual rate, %	Note
JSC “Bank VTB”	43,925,294	47,324,927	Discount	*
JSC “Glavsetservice UNEG”	50,000	90,400	14%
JSC “Bank Alemir”	—	1,007,336	Discount
JSC “Caustic”	55,260	—	15%
JSC “MCC of Electric power industry”	60,00	60,000	17%
Total	44,190,554	48,482,663

Notes:

(8) Reclassification from long-term

3.9.2. Loans issued and other short-term financial investments

As of 31.2.2009 and 31.12.2008 loans issued include loan issued to JSC “Kuban backbone electric grid” of RUR 887,671,000 and also loan issued to JSC “Nurenergo” of RUR 501,300,000.

Loan issued to JSC “Nurenergo” is overdue as of the reporting date. The Company had no agreements to prolong this contract. Provision for impairment established in 2006 amounts to RUR 501,300,000 as of 31.12.2009.

As of 31.12.2009 other financial investments include the amount of deposits in JSC “Gazprombank” with maturity from 14.01.2010 to 29.04.010 for RUR 24,049,500,000; as of 31.12.2008 — assignment of legal claim under loan agreement for RUR 19,685,000.

Valuation of financial investments upon their disposal in 2009 was carried out at historical cost of each accounting unit.

The Company intends to hold all short-term financial investments till maturity date.

3.10. Accounts receivable

Due to changes to opening balance comparative data on receivables are presented as of 01.01.2009.

For line 230 “Long-term receivables”

RUR thous.

Item	31.12.2009	31.12.2008
Non-interest bearing promissory notes	17,012,281	10,728,203
LLC “Energo-finance”	12,022,099	—
JSC “MGTES”	3,000,00	5,571,400
JC “SO-UES”	—	2,635,681
JSC “Ulianovskenergo”	740,240	733,729
JSC “AKB “Rosbank”	483,485	483,45
JSC AKB “Eurofinance Mosnarbank”	311,495	312,494
JSC “MRSK of Center and Privolzhia”	229,127	229,127
JSC “Alfa-bank”	9,259	317,912
Other non-interest bearing notes	216,576	444,375
Other receivables	3,480,538	14,623
SC “Kuban backbone grids”	2,966,855	—
JSC “Irkutskenergo”	185,910	—
JSC “Streletskaya Sloboda”	83,986	83,986
Other	243,787	59,63
Total	20,492,819	10,871,826

As of 31.12.2009 long-term accounts receivable include:

•                              non-interest bearing promissory notes for RUR 13,528,796,000 with maturity date from 2020 to 2026;

•                              non-interest bearing promissory note of JSC AKB “Rosbank” for RUR 483,485,000 with maturity in 2015;

•                              promissory notes of subsidiary company — JSC “MGTES” for RUR 3,000,000,000 with maturity in 2020.

Other amounts represent sums under contracts with due date in accordance with contractual terms expected in more than 12 months. Information on related parties is disclosed in para 3.16 of the Explanatory note.

For line 241 “Trade receivables”

RUR thous.

Debtor	31.12.2009	31.12.2008
JSC “MRSK of Siberia”	1,105,393	368,852
JSC “Glavsetservice UNEG”	1,085,949	883,183
JSC “MSK of South”	956,555	564,798
JSC “Tyumenenergo”	694,141	260,335
JSC “Kubanenergo”	674,235	395,736
JSC “MRSK of Center”	610,106	191,972
JSC “MRSK of Center and Privolzhja”	580,957	176,477
CJSC “RES”	490,603	9,023
JSC “Moscow united electric grid company”	425,727	142,445
JSC “MRSK of North-West”	419,697	95,329
JSC “MRSK of Ural”	375,919	210,940
JSC “Lenenergo”	259,366	268,307
JSC “Dalnevostochnaya distribution grid company”	257,965	220,714
JSC “RUSAL Novokuznetsk”	112,932	0
Other (individually less than RUR 100,000)	896,868	1,265,783
Total	8,949,413	5,053,894

Trade receivables in line 241 are recorded considering provision on doubtful debts which as of 31.12.2009 totaled RUR 2,503,116,000 and as of 31.12.2008 — RU 1,585,725. As of 31.12.2009 the amount of RUR 1,216,041,000 relates to subsidiary and affiliated companies (receivables totaled RUR 1,975,342,000; provision for the said receivables totaled RR 759,300,000). As of 31.12.2009 subsidiary and affiliated companies account for RUR 961,843,000 (receivables totaled RUR 1,434,502,000; provision for the said receivables totaled RR 472,659,000). Information on related parties is disclosed in para 3.16 of the Explanatory note.

For line 243 “Receivables under advance payment issued”

RUR thous.

Item	31.12.2009	31.12.2008
Advance payments to construction organizations	63,956,137	65,246,102
including:
CJSC “Engineering-Construction company “Soyuz-Seti”	10,222,420	7,877,203
LLC “Engineering center “Energo”	10,948,010	11,637,894
LLC “Rusengineering”	7,152,448	6,721,943
LLC “New Engineering Company”	6,228,713	4,342,689
LLC “Stroytechnocontact”	4,702,678	3,368,714
LLC “Project Center “Energo”	2,181,928	1,452,109
LLC “ASSET MANAGEMENT COMPANY”	3,185,297	0
LLC “Torsion-Telecom”	1,923,114	2,053,863
LLC “Interspetsstoy”	1,580,863	4,395,373
CJSC “Intertechelectro”	1,257,617	1,051,045
LLC “Construction work management”	1,072,922	1,084,271
Other	13,500,127	21,261,007
Advance payments to service providers	1,443,853	2,296,823
including:
JSC “Electrosetservice UNEG”	439,967	0
JSC “Moscow communication center of electric power industry”	279,456	34
CJSC “Center of Infrastructure Projects”	183,067	27,388
Other	582,250	2,269,401
Other advance payments issued	1,636,347	1,427,532
including:
CJSC “ISK Soyuz-Seti”	508,948	0
LLC “Torsin-Telecom”	46,272	0
CJSC “lectrostroy”	271,000	271,000
LLC “RDK_avtomatika”	185,500	0
LLC SPC “Enercom Service”	176,317	287,771
Other	27,310	868,761
Total	67,036,337	68,979,457

Advance payments receivable in line 243 are recorded considering provision on doubtful debts which as of 31.12.2009 amounted to RUR 3,551,035,000; as of 31.12.2008 no provision was established but due to changes in accounting policy on provision establishing opening balances on advance payments issued were adjusted for the amount of provision totaled UR 816,673,000.

Advance payment issued to JSC “Svyazstroy” for developing internal digital technologic network for mobile radio communication for electric power industry of Middle Volga (as of 31.12.2009 — RUR 1,118,066,000; as of 3112.2008 — RUR 1,386,837,000). The Company established provision in total amount as of 31.12.2009, and in the amount of RUR 815,823,000 as of 31.12.2008. In 2009 provision of RUR 1,028,583,000 was established for advance payments issued to LLC “Interspetsstroy” (RUR 2,609,446,000 as of 31.12.2009 and RUR 4,395,373,000 as of 31.12.2008). No provision was established in 2008.

Receivables from subsidiary and affiliated companies account for RUR 1,156,223,000 as of 31.12.2009 and RUR 523,911,000 as of 31.12.2008 within total amount of advance payments issued. Information on related parties is disclosed in para 3.16 of the Explanatory note.

For line 244 “Other receivables”

RUR thous.

Receivables	31.12.2009	31.12.2008
Overpayment on taxes and payments to non-budget funds	5,822,007	7,127,329
Non-interest bearing promissory notes	32,258,435	16,099,461
VAT on advance payments	1,087,920	1,083,222
Other	4,192,619	9,013,263
Total	41,185,141	33,323,275

Due to changes in accounting policy in respect of establishing provision on other accounts receivable and advance payments issued opening balances include provision of RUR 33,019,714,000 for comparability purposes.

Other short-term receivables (line 244 of the accounting balance sheet) include non-interest bearing promissory notes (RUR 32,258,435,000 as of 31.12.2009; and RUR 48,662,150,000 as of 31.12.2008; and taking into consideration opening balances as of 31.12.2008 it totaled

RUR 16,099,461,000). As of 31.12.2009 the said amount includes the sum of non-interest bearing promissory notes of LLC “Index of electric power industry” (100% subsidiaries of JSC FGC UES) of RUR 28,502,105,000 (the amount represented less the amount of provision of RUR 14,663,640,000) with repayment “Upon demand”. LLC “Index of electric power industry” was established in the process pf restructuring of JSC RAO UES of Russia and owns blocks o shares of electric companies including traded on stock market. Total amount of notes issued by LLC “Index of electric power industry” is based on market valuation of the shares of electric companies as of the date of the issue. As of the end of the reporting period value of LLC “Index of electric power industry” promissory notes was adjusted for the amount of change in the market value of stock owned by LLC “Index of electric power industry” as of the end of the reporting period.

Total amount of other short-term receivables include receivables from subsidiary and affiliated companies of RUR 32,731,352,000 as of 31.12.2009 and RU 53,308,750,000 as of 31.12.2008.

Provision for doubtful receivables

RUR thous.

Receivable	Amount	Opening balance of provision	Provision during the reporting period	Provision written down to other income	Closing balance of provision	Receivables per accounting balance sheet
2008
Long-term (line 230)	10,871,826	—	—	—	—	10,871,826
Short-term
Buyers and customers (line 241)	6,639,620	883,464	2,4242,875	(1,722,613)	1,585,726	5,053,894
Advance payments issued (line 243)	69,787,130	—	816,673	—	816,673	68,970,457
Other (line 244)	66,342,989	—	33,019,714	—	33,019,714	33,323,275
2009
Long-term (line 230)	20,492,907	—	88	—	88	20,492,819
Short-term
Buyers and customers (line 241)	11,452,529	1,585,726	3,060,048	(2,142,658)	2,503,116	8,949,413
Advance payments issued (line 243)	70,587,372	816,673	2,734,362	—	3,551,035	67,036,337
Other (line 244)	56,437,743	33,019,714	107,638	(17,874,750)	15,252,602	41,185,141

3.11. Credits and loans received

Long-term loans	31.12.2009	31.12.2008
Bonds of series 02	—	7,000,000
Bonds of series 04	6,000,000	6,000,000
European Bank of reconstruction and development	—	5,000,000
Total long-term loans	6,000,000	18,000,000

Short-term loans	31.12.2009	31.12.2008
Bonds of series 02	7,000,000	—
Alfa-bank	—	10,000,000
Interest accrued	115,041	297,636
Promissory notes	366,428	883,851
Total short-term loans	7,481,469	16,161,487

(*) In 2009 the loan was paid in advance.

Information on bond issues as of the reporting date is presented in the following table:

Series	02	04
Volume of issue, RUR thous.	7,000,000	6,000,000
Amount, mln. of bonds	7	6
Par value, RUR	1,000	1,000
Rate, %	8.25%	7.30%
Date of bond placement	28.06.2005	12.10.2006
Date of state registration of bond issue report	23.08.2005	08.11.2006
Maturity term days	1,820	1,820
Outpayments for coupon yield, RUR thous.	577,958	436,799
Coupon yield for each bond	41.14	36.40
Accrued interest in 2009, RUR thous.	577,542	438,000

In 2009 bonds in issue 05 were redeemed to the amount of RUR 4,980,000,000. Maturity terms of bonds in issue 02 — August 2010, cost of the abovementioned bonds comprising RUR 7,000,000,000 is represented in accounting statements as a part of short- term loans, bonds in issue 04 is represented as long-term loans.

In 2009 loan from European Bank of Reconstruction and Development (EBRD) in the amount of RUR 5,000,000,000 received in 2006 was repaid in advance. The loan was drawn for modernization and reconstruction of the major high-voltage electric substations Centralnaya and Arzamasskaya.

Amount of all interest expenses connected with loans and credits in 2009 totaled RUR 1,939,463,000. Other expenses include RUR 1,714,506,000; interest on EBRD loan is included in cost of modernization and reconstruction of the major high-voltage electric substations Centralnaya and Arzamasskaya in the amount of RUR 221957,000.

3.12. Accounts payables

For line 621 “Accounts payable to suppliers and contractors”

RUR thous.

Creditor	31.12.2009	31.12.2008
Payables to construction organizations	7,786,629	7,002,355
LLC “Engineering center “Energon”	2,367,178	1,467,799
JSC “Sevzapelectrosestroy”	987,447	1,813,437
LLC “Rostrade”	391,876	490,532
CJSC “Engineering and construction company “Soyuz-Seti”	415,962	132,451
JSC “Optima”	367,895	184,821
CJSC “PC Thermoservice”	215,795	—
Other (individually less than RUR 200,000,000)	3,040,476	2,913,315
Payables to service providers	2,885,859	2,809,589
CJSC “Center for financial settlements”	803,884	578,993
JSC “Electrosetservice UNEG”	786,705	221,722
JSC “Glavsetservice UNEG	245,318	949,536
UK “Energobalance”	179,638	130,353
Other	870,314	928,985
Other	346,220	363,922
LLC “Rostov electric metallurgical plant”	106,043	16,043
LLC “RDK-Avtmatika”	54,242	90,246
Other	185,935	167,633
Total	11,018,708	10,175,866

Accounts payable to suppliers and contractors include payables to subsidiary and affiliate companies or RUR 1,397,934,000 as of 31.12.2009 and RUR 1,400,799,000 as of 31.12.2008.

For line 627 “Advance payments received”

RUR thous.

Creditor	31.12.2009	31.12.2008
Advance payments received for customer connection to UNEG	6,489,387	6,585,746
JSC “MRSK of Center and Povolzhje”	1,148,811	1,146,838
JSC “Pervouralsk new pipe plant”	706,301	706,301
JSC “Tyumenenergo”	582,997	603,918
LLC “Yuzhno-Uralskaya GPK”	378,221	378,221
JSC “Gazpromneft-NNG”	378,223	27,262
LLC “Abinsk Electric metallurgical plant”	363,786	85,137
LLC “OMK-Steel”	221,798	673,586
JSC “Serevsk pipe plant”	295,000	85,138
Other (individually less than RUR 200,000,000)	2,414,250	1,879,345
Other advance payments	625,266	510,446
RGS Nedvizhimost	426,332	219,488
Other	198,934	218,958
Total	7,114,653	7,096,192

Advance payments received include payables to subsidiary and affiliate companies of RUR 4,765,000 as of 1.12.2009 (RUR 4,728,000 as of 31.12.2008).

For line 625 “other accounts payable”

RUR thous.

Payables	31.12.2009	31.12.2008
On additional issue of shares	40,177,925	—
The Russian Federation as the shareholder	40,167,721	—
Other shareholders	10,204	—
Berezvill Investments Limited	1,374,68	1,374,683
Primagates Trading Limited	664,542	664,542
JSC Holding MRSK	220,096	220,096
JSC RAO Energy systems of East	197,348	197,348
Other creditors	1,013,441	2,486,292
VAT	3,213,961	—
Total	46,861,996	4,942,961

Amount received for shares purchased after registration of changes to the Articles of association will be transferred to Section III of the accounting balance sheet “Capital”.

Other accounts payable include payables to subsidiary and affiliated companies of RUR 687,634,000 as of 31.12.2009. As of 31.12.2008 payables to subsidiary and affiliated companies within other accounts payable totaled RUR 4,399,000 and included settlements under agency agreements with MSK not merged in JSC FGC UES on 01.07.2008.

Information on related parties is disclosed in para 3.16 of the Explanatory note.

3.13. Deferred expenses

Breakdown of deferred expenses is presented in the table below:

RUR thous.

Deferred expense item	31.12.2009	31.12.2008
Software	1,353,888	1,615,779
Insurance	38,369	899,135
Consulting services	—	515,601
Other	84,394	102,387
Total deferred expenses	1,476,651	3,132,902
Including:
Line 216 — short-term portion of deferred expenses to be expensed evenly during 2009	135,367	1,492,476
Line 150 — long-term portion of deferred expenses to be expenses during the period over 12 months	1,341,284	1,640,426

Line 150 of the accounting balance sheet represents SAP licenses purchased by the Company which are panned to be sold. These licenses are not used by the Company. Cost of the said licenses totaled RUR 939,347,000 as of 31.12.2009 (RUR 1,020,323,000 as of 31.12.2008). Period for writing off these expenses is not determined by the Company. The expenses incurred will be written off in full upon when sold.

Maturity term for insurance expenses is determined under insurance agreement, and as a rule it does not exceed one year. Writing off period for software expenses does not exceed five years.

Line 766 in Form No. 5 represents changes in balances of short-term deferred expenses in line 216 of the accounting balance sheet and long-term deferred expenses in line 150 of the accounting balance sheet.

3.14. Income and expenditure

The following are represented as a part of income on ordinary activity:

RUR thous.

Income type	2009	2008
Income from technological connection to UNEG	3,052,556	44,955
Income from other types of activity	1,851,936	2,11,310
Total	4,904,492	2,356,265

Other income includes:

RUR thous.

Income type	2009	2008
Promissory notes paid	81,068,350	22,629,028
Income from disposal of financial investments	2,729,340	5,364,184
Income from provision on doubtful debts recovered	20,017,407	1,722,613
Extraordinary income on insurance events	456,703	217,328
Income from prior years identified in the reporting period	412,431	115,403
Fines, penalties interests, penalty	397,323	152,738
Income from results of intellectual activity	116,981	29,296
Income from sale of material assets	94,922	776,313
Other income	467,074	340,202
Total	105,760,531	31,347,105

Other expenses include:

RUR thous.

Expense type	2009	2008
Negative difference on revaluation of shares at market value	79,905,889	—
Promissory notes paid	79,281,635	22,830,765
Expenses from disposal of financial investments	9,793,452	3,252,134
Provision on doubtful debts	5,902,136	2,424,875
Provision on impairment of financial investments	3,502,596	2,603,953
Net book value of written down assets and construction in progress and expenses related to writing down	634,957	571,943
Property tax	605,244	481,848
Deferred expenses recognized when merging of JSC RAO UES of Russia related to sale of shares not transferred to JSC FGC UES balance sheet	515,601	789,275
Losses of prior years	521,689	288,008
Expenses on sale of material assets	171,894	736,774
Losses related to emergencies	260,258	141,095
Contributions paid to non-commercial organizations	68,801	22,824
Net book value of sold fixed assets, expenses related to sale	51,566	151,630
Charity	9,792	163,023
Other	745,081	511,901
Total	181,970,591	34,970,048

According to line 760 in form No. 5 expenditures represented on line 020 in form No. 2 are broken down by cost elements.

Other expenses include cost of energy resources that can be divided into two groups: heat power and electric power for business needs and electric power to cover transmission losses. Cost of losses paid by customers is included in cost of power transmission services.

RUR thous.

Energy resource type	2009	2008
Purchased electric power to cover transmission losses	13,432,762	11,419,251
Purchased heat and electric power and fuel for business needs	160,910	239,645
Total	13,593,672	11,658,896

3.15. Earnings per share

Basic earnings per share represent a share of profits within accounting period, which potentially can be distributed among shareholders — owners of ordinary shares. It is calculated as ratio of basic earnings for accounting period to a weighted average volume of outstanding ordinary shares within accounting period. Basic earnings equal net profit of te reporting year (line 190 of Profit and loss statement).

Item	2009	2008
Basic profit (loss) over accounting period, RUR thous.	(59,865,994)	4,465,475
Weighted average volume of outstanding ordinary shares over accounting period, shares	1,153,514,196,362	776,609,077,847
Basic earnings per share, RUR	(0.0519)	0.00575

No changes were made to the authorized capital in 2009, therefore average number of ordinary shares in circulation during the reporting period equals to the number of shares as of t he date of the last changes to the authorized capital of the Company and totaled 1,153,514,196,362 shares.

Company does not have converted securities, sales and purchase agreements for ordinary shares from an issuer at the price less than their market value.

3.16. Related parties

List of related parties of the Company is available at the web-site of the Company at www.fsk-ees.ru. Lists of members of the Board of Directors and the Management Board are given in section

“General information” of the present Explanatory note. The list of related parties includes JSC “MRSK of North Caucasus” which is not a subsidiary or affiliated company to JSC FGC UES, but the said entity has the functions of the sole executive body within of the Company included in JSC FGC UES Group. Other companies are subsidiary or affiliated companies to JSC FGC UES.

Sale to related parties
Revenue from sale to relate parties
(according to the list of related parties as of 31.12.2009)

RUR thous.

Purchaser	2009	2008
Services on power transmission
JSC “MRSK of North Caucasus”	1,322,068	1,005,855
JSC “Nurenergo”	153,720	114,490
Total services on power transmission	1,475,788	1,120,345
Lease services
JSC “Glavsetservice UNEG”	660,385	411,602
JSC “Electrosetservice UNEG”	73,603	—
JSC “CIUS UES”	55,610	68,991
Other	14,825	16,200
Total for lease	804,423	496,793
Sale of material assets
JSC “STC of electric power industry”	95,918	—
JSC “Electrosetservice UNEG”	82,685	291,031
JSC “Glavsetservice UNEG”	16,399	549,993
Other	15,783	—
Total for sale of material assets	210,785	841,024
Other income from sale
JSC “Glavsetservice UNEG”	152,556	185,764
Other	68,528	23,907
Total for other income from sale	221,084	209,671
TOTAL	2,712,080	2,667,833

Purchases from related parties
(according to the list of related parties as of 31.12.2009)

RUR thous.

Purchaser	2009	2008
Services on technical maintenance and repair
JSC “Glavsetservice UNEG”	8,140,935	4,862,338
JSC “Electrosetservice UNEG”	3,171,149	1,826,953
Other	9,807	5,856
Total for services on technical maintenance and repair	11,321,891	6,695,147
Services on functioning as customer- developer
JSC “CIUS UES”	1,695,350	1,041,500
Total for services on functioning as customer- developer	1,695,350	1,041,500
Tender services, supply of equipment and material assets
JSC “Dalenergosetproject”	604,893	—
JSC “Energostroysnabcomplect”	114,443	404,323
Other	9,646	—
Total for tender services, supply of equipment and material assets	728,982	404,323
Services on CAW and DEW
JSC “Dalenergosetproject”	229,992	474,013
JSC “MUS of Electric power industry”	167,888	—
JSC “Electrosetservice UNEG”	110,270	—
Other	39,155	9,414
Total services on CAW and DEW	547,305	483,427
Communication services and maintenance of communication systems
JSC “MUS of Electric power industry”	504,144	386,527
JSC “Chitatechenergo”	4,836	—
Total for communication services and maintenance of communication systems	508,980	386,527
Other services
JSC “Glavsetservice UNEG”	133,086	674,018
JSC “Tomsk backbone grids”	112,868	56,898
JSC “Kuban backbone grids”	100,702	50,765
JSC “ENIN named after Krzhizhanovsky”	222,134	50,971
CJSC “Agency for electric power industry balances forecasting”	135,390	—
Other	60,638	43,030
Total for other services	764,818	875,682
TOTAL	15,567,326	9,886,606

Other services include services on lease of property, information services and services on R&D.

Services were rendered to the Company at standard market prices. Settlements on services rendered to the Company are performed upon the fact of service rendering.

Status of settlements with related parties
Accounts receivable
(according to the list of related parties as of 31.12.2009)

RUR thous.

Debtor	2009	2008
Trade receivables
JSC “Glavsetservice UNEG”	1,481,828	1,134,792
JSC “Nurenergo”	398,917	217,527
Other	100,200	676,894
Total trade receivables	1,980,945	2,029,213
Advance payments issued
JSC “MRSK of North Caucasus”	800,000	253,800
JSC “MUS of Electric power industry”	280,003	160,533
JSC “Electrosetservice UNEG”	732,836	—
JSC “Glavsetservice UNEG”	116,335	23,153
JSC “Kuban backbone grids”	—	165,477
JSC “ENIN named after Krzhizhanovsky”	—	117,000
Other	27,049	60,005
Total for advance payments issued	1,956,223	779,968
Other accounts receivable
JSC “Index of electric power industry”	43,165,745	43,330,745
JSC “MGTES”	3,000,000	8,499,000
JSC “Kuban backbone grids”	3,749,189	1,480,705
JSC “Nurenergo”	219,634	159,478
JSC “OGK-1”	202,690	202,690
JSC “Tomsk backbone grids”	112,421	89,534
JSC “CIUS”	—	5,280,633
Other	58,254	492,945
Total for other accounts receivable	50,507,933	59,535,730
TOTAL	54,445,101	61,894,895

Provision on doubtful debts as of 31.12.2009
(according to the list of related parties as of 31.12.2009)

RUR thous.

Debtor	Amount w/o provision on doubtful debts	Amount of provision on doubtful debts	Amount with provision on doubtful debts
Provision on trade receivables
JSC “Glavsetservice UNEG”	1,481,828	395,879	1,085,949
JSC “Nurenergo”	398,916	353,240	45,676
Other	24,942	11,451	13,491
Total provision on trade receivables	1,905,686	760,570	1,145,116
Provision on advance payments issued
JSC “MRSK of North Caucasus”	800,000	800,000	0
Total for Provision on advance payments issued	800,000	800,000	0
Provision on other accounts receivable
JSC “Index of Electric power industry	43,165,745	14,663,640	28,502,105
JSC “Nurenergo”	219,643	219,634	0
Other	12,813	12,813	0
Total provision on other accounts receivable	23,398,192	14,896,087	28,502,105
TOTAL	46,103,878	16,456,657	29,647,221

Provision on doubtful debts as of 01.01.2010
(considering changes to opening balance as of the beginning of the reporting period, according to the list of related parties as of 31.12.2009)

RUR thous.

Debtor	Amount w/o provision on doubtful debts	Amount of provision on doubtful debts	Amount with provision on doubtful debts
Provision on trade receivables
JSC “Glavsetservice UNEG”	1,134,792	251,609	883,183
JSC “MRSK of North Caucasus”	594,639	264,679	329,960
JSC “Nurenergo”	217,527	183,430	34,097
JSC “Electrosetservice UNEG”	47,103	34,703	12,400
Other	51,426	37,615	13,811
Total provision on trade receivables	1,998,384	737,333	1,261,051
Provision on other accounts receivable
JSC “Index of Electric power industry	43,330,745	32,538,390	10,792,355
Other	154,878	154,878	0
Total provision on other accounts receivable	43,485,623	32,693,268	10,792,355
TOTAL	45,484,007	33,430,601	12,053,406

Accounts payables
(according to the list of related parties as of 31.12.2009)

RUR thous.

Creditor	2009	2008
Settlements with suppliers and contractors
JSC “Electrosetservice UNEG”	802,027	221,723
JSC “Glavsetservice UNEG”	275,492	956,362
CJSC “Agency for electric power industry balances forecasting”	110,861	—
Other	209,554	222,714
Total for settlements with suppliers and contractors	1,397,934	1,400,799
Settlements on advance payments received
JSC “Kuban backbone grids”	4,765	4,728
Other	511	25,223
Total for settlements on advance payments received	5,277	29,951
Other accounts payable
JSC “CIUS UES”	559,235	—
Other	30,428	4,399
Total for other accounts payable	589,662	4,399
TOTAL	1,992,873	1,435,149

Relations with the Non-state pension fund of electric power industry

Contributions to the Non-state pension fund of electric power industry on voluntary pension insurance of the Company employees during 2009 amounted RUR 68,729,000 (during 2008 — RUR 292,132,000). Balance of settlements with the Non-state pension fund of electric power industry as of 31.12.2009 equals zero. As of 31.12.2008 payables to the Fund amounted RUR 11,240,000.

Remuneration paid to members of the Board of Directors and Management Board

Remuneration paid to members of the Board of Directors and Management Board for their duties on held positions consisted of salary provided in labor contract, as well as premiums determined in accordance with work results within a year.

Total amount of remuneration in money paid to members in Board of Directors and Management Board for a period of 2009 was RUR 102,798,000, in 2008 — RUR 126,464,000. In 2009 no contribution was made to voluntary pension insurance (in 2008 — RUR 67,545,000). Supplementary medical insurance of members of the Company Management Board and their family members were performed in 2009 in the amount of RUR 4,949,000 (RUR 5,400,000 in 2008). Lists of members of the Board of Directors and the Management Board are given in section “General information” of the Explanatory note.

3.17. Contingencies

As of the end of the reporting year line 960 of the accounting balance sheet “Liabilities issued” includes liabilities under guarantee issued to the State Unitary entity “Foreign economic association “Technopromexport” of RUR 30,815,000.

Line 950 “Liabilities received” includes:

•                              obligations under contract of pledge of property with JSC “Kuban backbone grids” for RUR 1,003,247,000 for monetary loan issued;

•                              promissory notes for RUR 1,231,579,000 receive as pledge for accounts receivable f JSC “Irkutskenergo” under contract on service provisioning with RAO UES of Russia in functioning and development of the UES of Russia;

•                              obligations of RUR 68,709,158,000 representing bank guarantees issued to the Company for entities carrying construction of electric power industry projects.

Due to completion of the restructuring the Company is the successor under law suits of merged companies including with tax authorities. However, the Company management believe that the results of these law suits will not have material impact on the financial position of the Company.

Russian tax, currency and customs legislation admits divergent interpretation and subject to repeated developments.

The Company Management does not exclude that in future disagreements with supervisory bodies are possible with regard to some operations performed within accounting and previous periods (including activities for Company reforming associated with reforming in electric power industry), which can lead to changes in business activity results. In accordance with p. 24 in Provision on business accounting “Contingency” Russian Accounting Standards 8/01 the detailed information about such activities is not disclosed in report.

Latest developments occurred in the Russian Federation point to the fact that taxation authorities may take the more hard-line attitude upon legislation interpretation and audit of tax computations, and conceivably the operations and activity not contested earlier might be disputed. As a consequence, heavy additional taxes, fines and penalties can be charged. Tax inspections may cover three calendar years of activities immediately preceding a year of inspection. Under certain conditions the earlier periods can be subject to the inspection.

According to Company Management, data are as of December 31, 2009, the relevant provisions in legislation are correctly interpreted, and situation in Company in the context of tax, currency and customs legislation will be stable.

3.18. Events occurring after the balance sheet date

On 26.01.2010 the report on the results of the securities issue was registered with the state. In practice 80,047,137,190 (eighty billion forty seven million one hundred thirty seven thousand one hundred ninety) shares were placed for the amount of RUR 40,023,569,000 with the nominal value of RUR 0.50 (fifty kopeks) each. Detailed information is presented in para 3.2.

In February 2010 a novation took place to transfer non-interest bearing promissory notes of LLC “Energo-finance” with book value of RUR 12,012,099,000 as f 31.12.2009 into interest-bearing promissory notes of the same book value and yield of 13% with maturiy date in December 2014.

First Deputy Chairman of Management Board	/signature/	D.A. Troshenkov

Chief Accountant	/signature/	V.V. Schukin

March “30”, 2010

Director Closed Joint Stock Company “PricewaterhouseCoopers Audit”

David W. Gray

1 April 2010

Paginated, bounded and affixed with seal 71 (seventy one) pages

Seal of ZAO “PwC Audit”

DECREE

(in wording of the decree of JSC FGC UES dated 11.122009 No. 677)

30.12.2008	Moscow No. 567

Accounting Policy

of JSC FGC UES for year 2009

Result of this decree: the uniform procedure for business and tax accounting, grouping and colligation of business activity facts.

Period of result achievement: December 31, 2009.

Business process: “Business and tax accounting”.

Executive in charge: Department of financial accounting and reporting.

Customer: Management Board of JSC FGC UES.

In accordance with the Federal Law No.129-FZ “On business accounting” dated November 21, 1996, The Tax Code of the Russian Federation and requirements of accounting laws and laws of the Russian Federation on taxes and dues

ORDER:

1. To approve:

1.1. Accounting policy of JSC FGC UES for 2009 according to annex No.1 hereto.

1.2. Regulations on accounting policy for the taxation purpose over 2009 in compliance with annex No.2 hereto.

1.3. Working chart of accounts according to annex No.3 hereto.

2. Department of financial accounting and reporting (Mr. Shchukin V.V.) jointly with all structural subdivisions of JSC FGC UES executive office and JSC FGC UES affiliates shall provide the appropriate application of the Accounting policy basic elements.

3. Control for execution of this decree shall be imposed on Mr. Demin A.A., Deputy Chairman of the Management Board.

Chairman of the Management Board /signature/ A.N. Rappoport

Distributed: executive office and affiliates of JSC FGC UES.

Shchukin V.V.

Serykh L.V. 710-93-72

Authorizations: Shchukin V.V., Demin A.A., Akimov L.Y.

Annex No. 1
to Decree of JSC FGC UES
dated 30.12.2008 No. 567

ACCOUNTING POLICY

of Open Joint Stock Company

Federal Grid Company

of the Unified Energy System

for 2009

Introduction

This Accounting policy for the purpose of accounting and records of JSC “Federal Grid Company of Unified Energy System” (JSC FGC UES) (hereafter referred to as the Company) as of 2009 structurally consist of three basic sections.

1. Organizational aspects of accounting policy consist of description of the order of organization of accounting department activity process of the Company with a view of the successful accomplishment of the objectives of the Company and the process of economic and administrative decision-making.

Organizational aspects of accounting policy cover:

•        specific features of JSC FGC UES management;

•        performed activities;

•        principles of accounting department organization.

2. Methodological aspects of accounting policy represent procedure of business transaction accounting affecting assessment of financial status and order of achievement of financial results in the Company activity.

These Regulations on accounting policy fix accounting procedures standardizing accounting methods applied in the Company, which considerably affect the assessment and decision-making with interested users of financial statements.

3. Technical aspects of accounting policy comprise:

•        kinds, composition and frequency of presentation of accounts;

•        order of Company asset and liability inventory;

•        working chart of accounts of financial and economic activity of JSC FGC UES for 2009 with indication of analytical levels.

1. Organizational aspects of accounting policy

1.1. Background information of JSC FGC UES

JSC FGC UES has been set up subject to the program of electric energy reform carried out in the Russian Federation as the management organization of the Unified national (all-Russian) Energy Grid (UNEG) for the purpose of its preservation and development. UNEG combines grids, which belong both to JSC FGC UES and other owners.

Pursuant to the legislation of the Russian Federation JSC FGC UES is the subject of natural monopoly, and its activity is regulated with the government.

General meeting of shareholders is the superior management body of JSC FGC UES. The Chairman of the Management Board as the sole executive body and the Management Board as the collegial executive body being elected by Board of Directors perform management of current activity in the Company.

1.2. Separate structural subdivisions of the Company

Specific features of the Company organizational chart affecting choice of accounting means and methods consist in the availability of:

•       separate structural subdivisions recorded on a separate balance, possessing settlement and current accounts in bank institutions;

•       separate structural subdivisions possessing settlement and current accounts in bank institutions.

All subdivisions in the Company are structurally grouped as per lines of activity and geographic areas.

Separate structural subdivisions are not legal entities, the Company vests them with the property, and they act subject to:

•       the regulations on separate structural subdivisions;

•       other documents of internal standard regulation adopted in the Company.

Separate structural subdivisions at their location:

•       fulfill a part of functions of the Company conditioned with their production capacities within the limits fixed with the Russian Federation laws and documents of internal standard regulation of the Company;

•       collect, process and transfer to the Company information required for the normal activity of the

Company;

•       perform other activities and functions incidental to the Company objectives subject to the decisions of the Company managing bodies.

Company affiliates — MES, PMES, ATP MES, separate subdivisions Elektrosetservice, TMR MES and structural subdivisions of PTMR MES have separate balance except for the structural subdivisions of TMR MES of Ural and Western Siberia. Affiliates, separate subdivisions and other structural subdivisions of the Company have separate balance, possess their own accounts departments, maintain financial statements, tax, statistic and other records. Structural subdivisions of the Company affiliate TMR MES of Ural and Western Siberia do not have separate balance; the indicators of their activity comprise accounting balance sheet as a whole for the Company affiliate TMR MES of Ural and Western Siberia.

Structural subdivision of the Company separate subdivision - TMR MES of East is the Specialized enterprise for technical maintenance and repair of backbone electric grids of the East (Specialized PTMR), it does not have accounts department, separate balance; indicators of its activity are put on the accounting balance sheet as a whole for the TMR MES of East subdivision of the Company.

1.3. Description of the activities performed in the Company

The Company performs activities, which are as follows:

•       • Activity regulated with the government:

• transmission of electric energy;

• technical connection.

•       Non-regulated activity:

• agency activity;

• other non-regulated activity.

For the purpose of organization of separate accounts of the receipts, expenditures and financial results of the Company activity in the system of accounting and management records, the above activities are divided into functional activities:

•       Transmission of electrical energy:

• Engineering management and service rendering;

• Grid management;

• Investment activity subject to UNEG facilities;

• Engineering supervision and audit;

• Technical maintenance and repair of UNEG facilities;

• Support of control systems and communication of UNEG facilities;

• Motor transport support of MES affiliates;

•       Technical connection;

•       General economic activity;

•       Administrative and managerial activity;

•       Non-regulated activity:

• Insurance activity and emergency response;

• Agency activity;

• Services of technical maintenance and repair rendered to the third persons;

• Communication services rendered to the third persons;

• Motor transport services rendered to the third persons;

• Services of the client — developer and construction of facilities for the outside organizations;

• Other sale of goods (works, services) to the third persons.

1.4. Principles of organization of the Company accounting departments

1.4.1. Company accounting department

The Chairman of the Management Board of the Company is responsible for the accounting organization in the Company, observance of the laws in performance of economic transactions.

Business and tax accounting are maintained by the Company’s structural subdivision -

Department of financial accounting and reporting headed by Chief Accountant being the Head of Department, as well as by accounting departments of the separate structural subdivisions which are responsible for business and tax accounting maintenance.

The Head of Department of financial accounting and reporting - Chief Accountant of the Company - is responsible for accounting, timely presentation of full and true accounts. The Head of Department of financial accounting and reporting, Chief Accountant of the Company, ensures control of the conformity of the existing economic transactions to the Russian Federation laws, control of property circulation and discharge of commitments, supervises observance of the requirements of these Regulations and development of the proposals for the further improvement. The instructions of the Head of Department of financial accounting and reporting, Chief Accountant of the Company, on the accounting issues are mandatory for all divisions of the Company.

1.4.2. Accounting departments in the separate structural subdivisions

The managers of separate structural subdivisions are responsible for the organization of business accounting and observance of the laws in performance of economic operations. The managers of separate structural subdivisions are bound to: create the required conditions for proper accounting maintenance, to ensure strict observance with all structural subdivisions, departments and employees of the requirements of chief accountants of separate structural subdivisions, as well as requirements of Department of financial accounting and reporting of the Company on the issues of execution and presentation for the accounts of the documents and information.

Accounting departments of separate structural subdivisions headed by chief accountants are responsible for the business accounting. Chief accountants of separate structural subdivisions are liable under the Russian Federation laws, they enforce observance of the laws in performance of all economic transactions, their accounts, presentation of current information, preparation of accounting, tax, statistic and other reports within fixed dates.

The Company organizes and keeps accounting in separate structural subdivisions ruled with:

•                    the Russian Federation laws;

•                    regulations on separate structural subdivisions;

•                    these Regulations on accounting policy;

•                    other documents of internal regulations adopted in the Company.

1.4.3. Method of accounting organization in the Company

The Company keeps business accounting using automatic method with application of SAP R/3 and other software products. All subdivisions in the Company apply the single working chart of accounts set forth in annex 4 hereto.

1.4.4. Documented support of economic transactions

Economic transactions are supported with use of primary accounting documents subject to the unified form books approved with Goskomstat of Russia. In the event of absence of the approved primary document forms, the Company develops its own document forms in line with the requirements fixed in the accounting laws.

Accounting department of the structural subdivision, which performs economic transaction, keeps primary accounting documents and accounting registers.

For the purpose of the account of the receipts and expenditures of separate structural subdivisions of the Company, the above subdivisions deliver monthly company financial statements in the form approved with internal standard documents of the Company. The manager and chief accountant of a separate structural subdivision, who sign the financial statements, are responsible for the proper preparation of the financial statements.

Should the property and funds be transferred from one structural subdivision to the other one upon expiration of certain time, the division, which receives the property and the funds, is bound to keep accounts of their circulation.

The schedule of the Company document flow with respect to the incoming, outgoing and internal counting documents is approved with separate internal order documents of the Company. The schedule of document flow comprises separate standard documents of the Company, which regulate document flow of different account components and financial and economic activity of the Company.

The power to sign primary accounting and other documents is fixed with separate internal order documents of the Company. Managers of units (heads of departments, offices and etc.) enjoy the power to sign documents, if it is incidental to their duties and functional obligations and subject to the manager power of attorney.

2. Methodological aspects of accounting policy

This accounting policy for the purpose of accounting and records (hereafter referred to as the accounting policy) is prepared as per the standard documents, which regulate order of accounting preparation and presentation in the Russian Federation.

Such documents are as follows:

•         “Federal Law on accounting” as of July 23, 1998, No.129-FZ;

•         Russian Accounting Standards (hereafter referred to as RAS) approved with the Ministry of finance of the Russian Federation, as well as the methodic recommendations, instructions and other respective standard documents of the Ministry of finance of the Russian Federation.

Basic provisions of the accounting policy applied with the Company for accounting and preparation of accounts are given here below.

The Company accounting contains activity indicators of all separate structural subdivisions (including those with the separate balance) and does not contain indicators of subsidiaries and related companies.

2.1. Accounting fixed assets

2.1.1. Basic assets

Recognition of fixed asset objects

Tangible assets are recognized as the fixed assets at the simultaneous observance of conditions fixed with the Regulations on accounting “Asset accounting” (RAS 6/01).

Fixed asset objects, the rights whereon are subject to public registration under the Russian Federation laws, are included into the composition of the fixed assets and the respective amortization group from the date of documented fact of document submittal for the registration of the above rights. The Company ensures separate analytical record of the above objects.

Actually operated property with respect whereof capital investments are finalized, construction, technical and respective primary accounting documents of acceptance — takeover are executed, but documents for the public registration are not submitted, are put on account 08 “Investments into fixed assets”.

Procured books, booklets and other printing matters in accounting are not recognized as the fixed assets. The expenses for their procurement are recognized as the expenses of the accounting period, when they were borne. The Company does not set up library stock. For the purpose of the preservation of these objects in production activity or during operation, the provision is made for the due control of their flow in accordance with internal order documents of the Company.

Assessment and recognition of fixed assets

The unit of fixed asset accounting is inventory item.

Fixed asset objects are grouped into a single inventory item as per functional feature subject to the documentation attested with technical specialists.

Fixed assets are accepted for accounting with initial value. Initial value of fixed asset objects is established in accordance with the requirements of regulatory accounting instruments. Expenses connected with registration of the rights for the fixed asset objects, arising after acceptance of fixed asset object for accounting, are accounted as a part of miscellaneous expenses.

The value of the fixed assets whereto they are accepted for accounting may not be changed with the exception of the construction completion, retrofit, rehabilitation, upgrading, and repowering, partial liquidation or due to any other similar reasons.

The works of construction completion, retrofit, upgrading are the works due to change of process or purpose of equipment, building, structure or any other object of depreciable capital assets, higher load and/or other new features.

The reconstruction refers to the retrofit of the existing fixed asset objects, connected with process improvement and enhancement of its technical and economic indicators, and performed subject to the rehabilitation project of fixed assets for the purpose of the increase of the production capacities, quality improvement and change of the range of products.

Technical re-equipment refers to the complex of provisions on improvement of technical and economic indicators of fixed assets or their parts on the basis of the introduction of the advanced equipment and technology, production mechanization and automation, upgrading and replacement of obsolete and worn equipment with new more efficient equipment.

The Company expenses for the construction completion, retrofit, reconstruction, upgrading, technical re-equipment of fixed asset objects increase their initial value upon completion of the above kinds of works.

Expenses for the routine maintenance and top overhaul of fixed asset objects are recognized as the expenses for the ordinary activities for the accounting period, when they have been borne.

Partial liquidation refers to quality change (degrading) physical and technical properties of the objects, which results in decrease of economic benefits from the object use.

In the event of the partial liquidation of separate parts of fixed asset objects, their initial value is reduced upon completion of the process of partial liquidation.

Depreciation of the fixed asset object is reflected in subsidiary account of fixed asset retirement, opened for the fixed asset account. Herewith initial (recovery) value of fixed asset object is charged off to the debit side of the above subsidiary account, which corresponds to the respective subsidiary account of the fixed asset account, whereas the sum of the accumulated amortization for the period of productive use in organization of the given object is charged off to the credit side, which corresponds to the amortization account of the debit side. Upon completion of the retirement procedure the depreciated book value of the fixed asset object is deducted from the credit side of the subsidiary account of fixed asset retirement account to the debit side of profit-and-loss account as the miscellaneous expenses.

The Company annually revaluates fixed asset objects. The revaluation is performed subject to order documents by the groups of fixed asset objects of the same type.

Amortization of fixed asset objects

The value of fixed assets is amortized by way of amortization accrual, unless otherwise specified in the Russian Federation laws or this accounting policy.

The amortization is accrued with a linear method.

The period of productive use of the fixed asset objects is determined on the day of acceptance of the fixed asset objects for accounting with the committee approved with the Company manager or a person authorized by him.

The Company determines dates of productive use of fixed asset objects subject to the classification of the fixed assets included into amortization groups approved with the Governmental Regulation of the Russian Federation No.1 “On classification of fixed assets, included into amortization groups” (hereafter referred to as the Classification) as of January 01, 2002.

In case of absence of some objects of fixed assets in the Classification, the period of productive use for the accounting is determined on the basis of the expert appraisement of the Company technical specialists subject to technical conditions (object technical documentation) as which as follows:

•       on the basis of the expectant period of the object use, subject to the expectant efficiency or capacity;

•       on the basis of the wear and tear as a function of the operation mode, natural conditions and impact of the corrosion environment, maintenance system;

•       regulatory and other restrictions of this object use.

In the event of the improvement of the original accepted standard indicators of operation of fixed asset object as a result of the reconstruction or technical re-equipment, the Company may revise to period of productive use.

In the event of the procurement of the second handed fixed asset objects, the period of their productive use is determined:

•       on the basis of the period of productive use fixed as per the above procedure reduced to the number of months of operation of the concerned object with the previous owners;

•       should it occur impossible to determine the period of productive use with the above method (e.g., the period of actual use with the previous owner is bigger or equal to the maximum period of productive use fixed for the objects of the given classification of amortization group), the committee at its discretion determines the period of productive use of the concerned fixed asset taking into account safety requirements and other aspects.

The accrual of the depreciation charge for the fixed asset object is performed from the first date of the month, which follows the month of the acceptance of the object for the accounting, and is performed till the full value amortization of the concerned object, or object writing-off from the accounts.

The value of the fixed asset object, which does not exceed 20 thousand rubles per unit, is deducted to the expenses for the production (sales expenses) by way of amortization accrual for the fixed assets to the amount of their initial value according to their transfer to the production or operation. The fixed asset objects, which were commissioned before December 31, 2007 from the initial value per unit from 10 thousand rubles to 20 thousand rubles are deducted to the expenses for the production (sales expenses) by way of uniform amortization accrual during the remaining period of their productive use.

The property, completed construction, which is actually operated and is not supported with the documents submitted for the public registration, is subject to the amortization and is put on separate subsidiary account of the account of the investments into the fixed assets. The amortization of the above property is accrued in the order provided for the amortization accrual for the fixed assets. When these objects are accepted for accounting as a part of the fixed assets after public registration, the previous accrued amortization sum is adjusted.

2.1.2. Intangible assets

Recognition of intangible assets

The intangible assets cover procured or created objects, which do not feature material & substantial content, but have the value, and are used in economic activity of the organization for a long time (more than one year), which bring return.

Evaluation of intangible assets

Intangible assets are accepted for accounting as per initial value. The initial value of intangible assets is established subject to the requirements of accounting legislative instruments.

Should the expenses connected with the procurement, development, production and bringing intangible assets to the conditions, in which they fit for operation, identified after acceptance of intangible assets for accounting, they are reflected as a part of miscellaneous expenses.

The unit of intangible asset accounting is inventory item.

Amortization of intangible assets

The value of intangible assets with the exception of scientific and research, pilot design and technological works, which yield positive results and do not subject to the legal protection, are deducted with amortization accrual.

The amortization of intangible asset objects is accrued with the linear method on the basis of the fixed period of productive use.

The period of productive use of intangible assets is determined with the committee approved with the Chairman of the Management Board (in a separate structural subdivision — by its head) or a person authorized by him at the time of the acceptance of intangible assets for accounting on the basis of the:

•       period of validity of a patent, certificate or other restrictive dates of intellectual property object application subject to the Russian Federation laws;

•       expectant period of the object use, when the Company may gain economic benefits (earnings).

Depreciation charges of intangible assets are reflected in accounts by way of the accrual of the respective sums in a separate account 05 “Amortization of intangible assets”.

2.1.3. Scientific & research, pilot & structural and technological works

The expenses for scientific & research, pilot & structural and technological works (hereafter referred to as R&D) are put on separate subsidiary account “Expenses for R&D” of account 08 “Investments into fixed assets”. Analytical record is performed as per kinds of works, contracts (orders).

The unit of accounted expenses for R&D is the inventory item (the aggregate of the expenses for the performed work, the results whereof may be separately used for the product output (works, services)).

After R&D completion, the works with positive result subject to legal protection, which are not executed as per the legal order, are transferred to separate subsidiary account of account 08 “Investments into fixed assets”. Should it occur, that in the event of R&D the Company is sure, that

R&D results will yield positive result and will be registered, the transfer to separate subsidiary account of account 08 “Investments into fixed assets” may be performed before the completion of the above works. After the receipt of the certificate executed as per the legal order, the works are transferred to the respective subsidiary accounts of account 04 “Intangible assets”.

R&D, which yield positive result and do not subject to the legal protection, are transferred to a separate subsidiary account of account 08 “Investments into fixed assets”. The concerned R&D are transferred to the respective subsidiary account of account 04 “Intangible assets” from the time of actual use of the results of the concerned R&D in product output (work performance, service rendering) or for Company management.

R&D expenses, which yield positive results, subject to deduction to the expenses for the common activities starting from the first date of the month, which follows the month, in which actual results of the performed works were first used in the production or the Company management.

The expenses are deducted with a linear method. The period of R&D expense deduction is determined with the Company on the basis of the expectant period of application of R&D results, when the organization may gain economic benefits, but not more than 5 years. The period of productive use is determined with collective body (committee) of the Company.

R&D in which the Company yields positive results and the writing-off period whereof is fixed for more than one accounting period, is reflected in the accounting balance sheet in section “Fixed assets”.

Should the R&D expenses do not yield positive result, these expenses are recognized as the miscellaneous expenses of the accounting period.

2.1.4. Capital investments, equipment to be installed and survey and design works

Recognition of capital investments

Capital investments cover expenses of the enterprise focused on the investments into the basic capital (fixed assets), including expenses for the new construction, development, increase of dimensions, improvement of performances or purchase of fixed assets of extended use (over 1 year), which are not intended for the sale.

Accounting capital investments

Analytical record of long-term investments into the construction is performed in accordance with the internal order documents of the Company.

The investments into fixed assets are accounted as per the actual expenses, which, in particular, refer to the expenses of interest payment for the bank credits and other borrowers’ liabilities used for this purpose (only with respect to the interest accrued before fixed asset objects are commissioned and accepted for accounting).

Expenses of the developer for the project construction consist of the expenses connected with properly erection (construction), commissioning, handing over to the investor, as well as expectant expenses connected with the construction and financing activity.

The expenses of the developer for the works accepted for the payment and paid works performed with the contractor on the completed construction sites are accounted as a part of non-completed construction till their commissioning or handing over to the investor.

Expenses connected with payment for the Client’s office activity are accrued and are monthly distributed as per the order fixed with the internal organization order documents of the Company.

The distribution of the general capital expenses for the inventory value of the fixed assets included into the internal construction project is performed pro rata to the value of their direct expenses in current prices.

The sums refundable after the sale of the materials and parts produced due to dismantling temporary buildings and structures are determined with calculations. Which take into account sale of these materials and parts at the current price level.

The value of refundable structures, materials and articles as a part of the refundable sums is fixed as per free (market) prices with deduction from these sums of expenditures for bringing them into fit condition and delivery to the storage place. The value of the materials obtained as associated extraction, when it is impossible to use them for the concerned construction with the possibility of their sale is accounted as per the prices valid in the region.

The Company keeps synthetic accounting of long-term investments at account 08 “Investments into fixed assets” in the reserve of separate subsidiary accounts as per the kinds of capital investments.

Analytical accounting of capital investments in SAP R/3 system is performed at account 36 subject to the working chart of accounts.

Expenses for design & survey works are put on account 08 “Investments into fixed assets” in line with developed projects. Upon completion of survey and design works, approval of design and estimate documentation “for work execution” and release with the Company management of the order of the approval of the construction title, the expenses for this project refer to the project construction.

Survey and design works, which do not yield positive result, and design & estimate documentation, which is not subject to the approval “for work execution”, are not taken into account in the order, which is as follows:

•       in decision taking on project termination, are recognized as miscellaneous expenses of the accounting period;

•       in decision taking on work suspension in construction project, where design and survey works are finalized and design & estimate documentation is developed, are accounted as a part of “Fixed assets” till the time of the construction work resumption.

The value of the construction in progress performed both on the economic and contractual basis is reflected on the balance in subsection “Incompleted construction”.

Upon completion of the project construction the Company determines inventory value of each component commissioned as separate inventory unit of fixed assets. Inventory value consists of actual expenses for the construction works and accrued miscellaneous capital expenses.

At the moment of the procurement the equipment to be erected is entered into the books by the price, which includes the price of the supplier and the value of the other services of the procurement of this equipment presented and accepted before object acceptance for accounting. In the event of unbilled supply — as per the accounting price of similar goods (in the event of unbilled supply of imported equipment — as per the contract price).

2.2. Financial investment accounting

The unit of financial investment accounting is the aggregate of financial assets of the same type. The unit of financial investment measurement is the minimum unit of each kind of financial investment, which further may be alienated as a separate asset.

Transactions connected with investments into deposits, are put with the Company on account 55 “Special bank accounts” and are reflected in accounting as a part of short-term financial assets.

The Company keeps financial investment accounts in line with short-term and long-term financial assets. Short-term financial assets are financial assets, when fixed dates of their repayment do not exceed one year; they are reflected in accounting as a part of current assets.

Investments, which are specified for the purpose to possess or/and gain benefit during more than one year, which are reflected in accounting as a part of non-current assets, are regarded as long-term financial assets.

Financial assets are accepted for accounting as per the initial value.

The initial value of financial assets is established in accordance with the requirements of accounting regulatory documents.

In the event of minor expenses (with the exception of the sums payable as per the contract to the seller) for the procurement of such financial assets as valuable securities compared to the sum payable in accordance with the contract to the seller, the Company recognizes such expenses as miscellaneous expenses for the accounting period, when the above valuable securities were accepted for accounting. The sum, the relationship whereof to the grand total of the respective data for the accounting period amounts at least to 5% and its non-disclosure may affect economic decisions of the concerned users accepted on the basis of the accounting information, is recognized as substantial sum.

Financial assets by means whereof it is possible to determine in the fixed order current market value are reflected in accounting by way of adjustment of their evaluation as of the previous accounting date. The Company makes this adjustment annually as of December 31 of the accounting year.

Market value of financial assets as of the mentioned reporting date is determined using data of the Moscow interbank currency exchange (MICEX).

Financial assets with respect whereof the provision is not made for the determination of their market value, are to be reflected in accounts and accounting as of the accounting date as per the initial value. The Company checks up one time a year the extent of depreciation of such financial assets as of December 31 of the accounting year subject to the procedure approved in the Company.

In the event of steady substantial decrease of the value of financial assets, with respect whereof the market value is not determined, the company creates the reserve fund to make up for the depreciation of such financial assets to the value corresponding to the difference between accounted and evaluated value or calculated value. The Company creates depreciation reserve fund of financial assets at the account of financial results of the Company as a part of miscellaneous expenses.

Value of financial assets, market value whereof is not determined, and with respect to which the Company has the depreciation fund, is accounted as per the book value less the sum of the fund formation.

With respect to the debt securities, whose current market value is not determined, the Company refers difference between initial value and par value for the period of their circulation uniformly with due account of the proceeds payable subject to the conditions of their issue as per the financial results (as a part of miscellaneous receipts and expenditures).

With respect to the debt securities and granted loans the Company does not evaluate them subject to the capitalized value.

In the event of the retirement of the assets accepted for accounting as financial assets, wherefore current market value is not determined, with the exception of the below kinds of financial assets, they are evaluated subject to the initial value by the time of financial investment acquisition (FIFO method).

Contributions to the share (reserve) capital of other organizations (with the exception of the shares of joint-stock companies), loans granted to other organizations, deposits in lending institutions, accounts receivable, acquired on the basis of the assignment of right of demand are evaluated subject to the initial value of each financial assets retired from the above accounting items.

In the event of the retirement of the assets accepted for accounting as financial assets, with respect whereof current market value is determined, the Company evaluates them on the basis of the last evaluation. Should it occur, that as of the date of the retirement of such financial assets they have not been revaluated from the day of their procurement, they are evaluated subject to FIFO method.

2.3. Stocks accounting

Stocks evaluation and accounting

The unit of stocks accounting is stock number.

Stocks are accepted for accounting subject to their actual prime cost. The actual prime cost is calculated in accordance with the requirements of accounting regulations.

Provision and procurement of inventory items is reflected in account 15 “Provision and procurement of tangible values” and 16 “Material cost deviation”.

Account 15 “Provision and procurement of tangible values” reflects the value of inventory items and ordering costs (hereafter OC).

OC associated with delivery of tangible assets, are divided to the value of entered inventory items pro rata to the value of inventory items at the time of the arrival of the settlement documents for OC.

Should it occur, that by the time of OC distribution, inventory items whereto refer OC, are reflected in account 10 “Materials”, the OC value increases the value of these inventory items.

Should it occur, that by the time of OC distribution, inventory items are written off account 10 “Materials”, OC value is written off account 15 “Provision and procurement of tangible values” to account 16 “Material cost deviation” and at the end of the month are written off to those accounts, whereto inventory items have been written off.

The sum of the deviation between the actual and accounting value of inventory items released for the production or written off due to variety of reasons is automatically reflected on account 16 “Material cost deviation”. Therefore, actions as per account 16 “Material cost deviation” are acceptable only in the event of the absence of the above stocks in the warehouse.

The sums of deviation of the value of the procured stocks, which are accumulated during the month on account 16 “Material cost deviation”, subject to monthly writing off to the respective costs and expenditures (prime cost, capital investments, inadequacy and losses, and etc.) pro rata to accounting value of written off stocks.

In the event of unbilled stocks, they are reflected in contract price account. In the absence of the contract price stocks are accepted for accounting subject to their market value.

Stocks, which belong to the Company as beneficially owned, but which are on the way, before the time of their arrival to the warehouse are reflected on account 15 “Provision and procurement of tangible values” in the evaluation provided by a contract. Materials are evaluated at their production or any other retirement with the separate division with separate balance by the method of average prime cost with application of “rolling valuation” method.

Inventory items accepted for the custody and transformation are reflected in offbalance sheet account 002 “Inventory items accepted for the custody” and 003 “Materials accepted for transformation”.

The Company keeps analytical record of materials on the basis of turnover balance lists.

Accounting special clothes, special tools, special appliances and special equipment

Irrespective of the period of productive use, special clothes, special tools, special appliances and special equipment at the time of their acceptance for accounting are recognized as stocks.

The value of special clothes with lifetime subject to the issue rates does not exceed 12 months, is fully written off to the debit side of the respective expenditure accounts for the production at the time of their handing over (delivery) to the Company employees.

The value of special clothes with lifetime subject to the issue rates exceed 12 months, is deducted with linear method, starting for the month, which follows the month of delivery, on the basis of the period of productive use of special clothes fixed as per branch standards or, in the event of their absence, subject to the internal regulatory documents of the Company.

The value of special tools, special appliances and special equipment is deducted with linear method, starting from the month, which follows the month of putting into operation on the basis of their actual prime cost and rates calculated on the basis of the period of productive use of the given objects. The period of productive use of special tools, special appliances, and special equipment is fixed with internal regulatory documents of the Company.

The accounts department holds quantitative analytical data sheets of special clothes on the balance accounts in program SAP/R3, the value whereof is fully written off to the debit side of the respective account of the expenses for the production at the time of their handing over (delivery) to the Company employees.

With respect to the items of special clothes of the same type and the same cost less than 20 thousand rubles delivered simultaneously to one of structural subdivisions of the Company with the lifespan as per the issue rates less than 12 months, the company keeps group accounting.

Each operated item of special clothes with the lifespan subject to the issue rate exceeds 12 months, is regarded as a separate accounting item.

Commodity accounting

The commodities procured with the Company for the sale are reflected on subsidiary account 41 “Commodities in wholesale” subject to the cost of their procurement.

The commodities being sold in retail trade are reflected on a separate subsidiary account 41 “Commodities in retail trade” subject to the sale prices with separate extra charge accounting.

Expenses of provision and delivery of commodities procured for the central warehouses incurred before the time of their transfer to the sale are referred to the expenses for the sale, with the exception of the instances, when such expenses are included into the price of the procured commodities subject to the terms and conditions of the contract. The commodities accepted for the custody are reflected in the off balance account 002 “Inventory items accepted for the custody”.

In the event of the sale (issue) of the commodities accounted subject to the cost of their procurement, they are evaluated subject to the method of “rolling” average prime cost within a subdivision on a separate balance.

2.4. Expenditure accounting

The Company accounts expenditures separately for functional activities fixed with order documents of the Company.

The Company acquires cumulative information relative to the Company expenses for common activities and reflects it in special subsidiary accounts of account 20 “Primary production”.

General and administrative expenses and general production costs of the separate structural subdivisions are reflected in subsidiary accounts of account 20 “Primary production”. General economic expenses of a separate subdivision — executive office are reflected in balance sheet account 26 “General expenses of administration”. General economic expenses of a separate subdivision — executive office are monthly written off to financial results without distribution among activities.

Program SAP R/3 keeps record of expenses in 30 accounts. Expenses of separate divisions are monthly reflected in respective subsidiary account of account 20 “Primary production” with further reference to the sale prime cost. The expenditures, which form prime cost of the affiliate sale, are transferred to the balance of the executive office of the Company from account 79 “Internal economic settlements” for the formation of sale prime cost as a whole for the Company.

Selling expenses are collected during a month on account 44 “Selling expenses”. At the end of the month they are fully written off to the debit side of account 90.2 “Prime cost”.

Demise expenses are recognized as the expenses of common activities.

The Company refers property tax, land tax, transport and water taxes to miscellaneous expenses.

Incomplete production accounting

The works, which are not handed over to the client at the end of accounting period, subject to the functional activity “Construction of facilities for outside organizations” refer to incomplete production (IP).

The incomplete production is reflected in the accounting balance sheet of a separate division responsible for the construction, subject to the direct cost items, which contain:

•                    expenses for the materials, semi-products and accessories;

•                    expenses for the remuneration of labor personnel participating in the process of work performance;

•                    expenses for the equipment to be erected;

•                    expenses for the services of outside organization directly connected with construction of specific project (including expenses for subcontract works, performance of survey and design, erection and other works);

•                    sums of accumulated amortization for fixed assets used for the performance of construction works for the outside organizations;

•                    miscellaneous.

The sum of the expenses for the subcontract works to be included into the cost of the balance of the incomplete production is determined with the direct account on the basis of the comparison of specific works accepted from subcontractors, and works handed over during accounting period with the clients.

Actual prime cost of construction works performed individually with the Company prior to hand over the construction project to the client is reflected as incomplete production in separate subsidiary account of account 20 “Primary production” and is determined as the total cost of such works.

The Company keeps analytical account of IP objects in line with accounting items, including paid or payable works done with involved organizations under the construction contract.

2.5. Accounting deferred expenses

Expenses incurred during accounting period, but referred to the next accounting periods, are regarded as deferred expenses.

The period to which refer deferred expenses is determined on the basis of the period, when economic benefits (proceeds) are expectant. This period is determined in the order fixed with internal organization order documents of the Company. Deferred expenses are written off uniformly during the above period.

Should it occur, that the impossibility to gain economic benefits (proceeds) is obvious, all non written part of deferred expenses is to be referred in lump-sum to the expenses of the accounting period, when the Company learnt, that is was impossible to gain economic benefits (proceeds).

Deferred expenses are reflected in form No.1 of accounts in entry 216.

Deferred expenses with writing off period exceeding 12 months are reflected in entry 150.

2.6. Accounting settlements with accountable persons

Accounting settlements with accountable persons associated with business trips and expenses of representation is performed in separate subsidiary accounts. This expanded information is reflected in accounting balance sheet for the same accountable person.

2.7. Accounting credits and loans

Recognition of credits and loans

This section of accounting policy applies with respect to the expenses associated with performance of liabilities with regard to the granted loans and credits, including debt financing by way of issue of bills of exchange, issue and sale of bonds, interest-free loan agreements, public loan contracts.

Accounting credits and loans

Granted credits and loans are reflected subject to the Russian Accounting Standards “Accounting loans and credits and expenses of their servicing” RAS 15/01.

The Company’s debts to the lender (creditor) for the granted loans and credits in accounting are divided into:

•       short-term repayment period, which subject to the terms and conditions of the contract corresponds up to 12 months (account 66 “Settlements of short-term credits and loans”);

•       long-term repayment period, which subject to the terms and conditions of the contract corresponds more than 12 months (account 67 “Settlements of long-term credits and loans”).

The Company transfers long-term debt to short-term debt. The Company transfers long-term debts for granted loans and credits to short-term debts at the time, when subject to the terms and conditions of the contract of loan and/or credit, there is left 365 days to the deadline of principal sum repayment.

Upon expiration of the date of maturity, the Company transfers term debt to the debt in arrears. The Company transfers short-term debt for granted loans and credits to the debt in arrears in the day, which follows the day, when subject to the terms and conditions of the loan and/or credit the Company (debtor) is bound to repay the principal part of the debt.

Interest incurred under credits received which directly relate to investment asset acquisition and construction is included into the cost of such asset. Interest allocation to the Company Investment program projects is carried out in accordance with organizational-order documents of the Company.

Accounting expenses associated with procurement and utilization of loans and credits

The Company charges interests for the granted loans and credits in the order fixed in the loan contract and/or credit contract.

The Company reflects debts for the granted loans and credits with due account for the interests accrued and payable at the end of the accounting period subject to the terms and conditions of the contracts.

The Company accounts interests, discounts for payable bills of exchange, bonds and other borrowed liabilities in the following order:

a) With respect to the concerned bills of exchange — the Company reflects the sum stated in the bill of exchange (hereafter referred to as the sum of the bill of exchange) as the accounts payable.

In the event of the interest accrual to the sum of the bill of exchange for the issued bills of exchange, the Company reflects the debt for such bill of exchange with due account for the interests payable at the end of the accounting period under the conditions of the issue of a bill of exchange.

In case of the issue of the bill of exchange for the procurement of the loan in cash, the Company refers the sum payable to the holder of the bill for the interests or discount as a part of miscellaneous expenses uniformly at the time of the issue of the bill of exchange.

b) With respect to the placed bonds — the Company reflects a nominal value of the issued and sold bonds, as accounts payable.

In case of earnings accrual for the bonds in form of the interests, the Company specifies accounts payable for the sold bonds with due account for the interests payable at the end of the accounting period.

The Company reflects accrued payable earnings (interests or discount) for issued bonds as a part of miscellaneous expenses in those accounting periods, whereto refers such accrual.

The Company uniformly (monthly) performs earning accrual payable to the lender with respect to the other borrowed liabilities with the exception of the bills of exchange and bonds, which are recognized as its miscellaneous expenses for the accounting periods, to which refers this accrual.

The prime costs of granted loans and credits are recognized as the expenses of the period, when they have been incurred.

Additional charges incurred by the Company in connection with procurement of the credits and loans, issue and placement of bonds, refer to miscellaneous expenses directly for the accounting period, when they have been incurred.

The Company refers expenses for granted loans and credits directly relative to the procurement and/or construction of the investment assets to the cost of this asset, and redeems them by way of the amortization accrual, with the exception of the instances, when the accounting regulations do not provide asset amortization accrual.

Expenses for the granted loans and credits associated with formation of investment asset, with respect to which amortization is not accrued subject to the accounting regulations, do not refer to such asset, but refers to the Company current expenses.

In case if credit and loan servicing expenses may not be referred to a specific property (fixed and circulating assets), or the process of such asset reference presumes complicating and time consuming calculations, the expenses for servicing such credits and loans fully refer to miscellaneous expenses.

2.8. Reserve accounting

The Company creates reserve of doubtful debts and reserve of financial asset depreciation.

Reserve of doubtful debts

For the purpose of the veracious reflection in the accounts of the accounts receivable, the Company creates the reserve of doubtful debts.

The doubtful debt is the debt with respect to the Company arisen in connection with commodity sale, work performance, service rendering, if this debt is not repaid within the dates fixed with the contract and is not secured with the pledge, caution, bank guarantee.

The debt with respect to the Company arisen in connection with the commodity sale, work performance, service rendering, if the Company is confident, that this debt will be repaid in the future within reasonable dates, is not regarded as doubtful debt.

Uncollectable debts (irrecoverable debts) are the debts with respect to the Company, with respect whereof limitation period is expired, as well as the debts, which respect whereof the liability is terminated subject to the civil legislation owing to the impossibility of its performance on the basis of the deed of the public authority or liquidation of the organization.

The sums of the deduction to the reserve of doubtful debts refer to miscellaneous expenses (proceeds in the event of the reserve adjustment to its reduction) as of the last day of a quarter.

The sum of the reserve of doubtful debts is determined by the results accounts receivable audit as of the last day of a quarter. The amount of the sum identified doubtful debt, which entails addition to the reserve sum, is determined as a function of its incurring period:

•       • with respect to the doubtful debt with incurring period over 90 days — full sum of the debt identified by the audit is added to the sum of the created reserve;

•       • with respect to the doubtful debt with incurring period from 45 to 90 days (inclusive) — 50 percent of the sum identified by the debt audit is added to the sum of the created reserve;

•       • with respect to the doubtful debt with incurring period up to 45 days — the sum of the created reserve is not increased.

The procedure for creating the reserve of doubtful debts of other accounts receivable and advances paid is governed by the management knowledge of the solvency level of contractors and the established practice of collecting debts from them. The Company management believe that crating the reserve of doubtful debts while being a deviation from the effective rules gives more fair representation of the Company’s assets.

The Company may use the reserve of doubtful debt only to cover for the losses due to uncollectable debts, recognized as per the legal procedure.

The sum of the reserve of doubtful debts, which was not fully used by the Company in the current quarter to cover for the losses due to uncollectable debts, may be transferred to the next quarter. In this respect, the sum of newly created reserve by the results of the reserve audit is to be adjusted to the sum of the balance of the reserve of the previous quarter.

Should the sum of the newly created reserve by the results of the audit occur to be less than the sum of the reserve balance for the previous accounting period, the difference is to be referred to miscellaneous expenses of the taxpayer for the current quarter.

Should the sum of newly created reserve by the results of the audit occur to be more than the sum of the reserve balance of the previous quarter, the difference is to be referred to the miscellaneous expenses of the current quarter.

Writing off debts recognized as uncollectable debt as per this procedure is performed at the account of the sum of the created reserve. Should the sum of the created reserve be less than the sum of the uncollectable debt to be written off, the different (loss) subjects to be referred to the miscellaneous expenses.

Accounts receivable are recorded to the amount presented to the purchaser by the enterprise, including value added tax.

Reserves of doubtful debts are recorded separately with respect to the sums of accounts receivable.

Reserve of financial asset depreciation

Calculation of the reserve of financial asset depreciation is performed in accordance with internal documents of the Company — “Method of audit of financial asset value of JSC FGC UES”.

2.9. Accounting taxes and dues

Sums of taxes and dues to be reflected in accounting are calculated subject to the regulations fixed with the Russian Federation laws on taxes and duties.

Expenses of taxes and dues are reflected in the accounts for the concerned period, to which they refer on the basis of the principle of correlation of the receipts and expenditures by periods.

Sums of taxes and dues refer to the asset value in case payment of these taxes and duties is directly associated with creation of these assets and further paid taxes will not be compensated from the budget.

Deferred tax assets and liabilities for the profit tax are recognized as of the end of each accounting period for all timing difference arisen or terminated in the period, both for the deductible taxable assets and liabilities.

2.9.1. Calculation of profit taxes

The sum of the profit tax is determined on the basis of the value of conventional expenditure (conventional proceeds) for the profit tax, adjusted to the sum of permanent tax liability, deferred tax asset and deferred tax liability of the accounting period. Conventional expenditure (conventional proceeds) for the profit tax is referred to a separate subsidiary account of profit or loss account.

The Company keeps the separate record of permanent and timing differences; information of permanent and timing differences is formed on the basis of the initial accounting documents in tax accounting registers.

Permanent differences of accounting period is recorded in tax accounting registers. Permanent tax liability, which is reflected in summary in a separate subsidiary account of profit and loss account, is formed on the basis of special registers.

Timing (deductible and taxable) differences of accounting period are recorded in special tax accounting registers, used as the basis for the formation of deferred tax assets reflected in accounts.

Record of tax assets and liabilities relative to profit tax is performed on accounts 09 “Deferred tax assets”, 77 “Deferred tax liabilities” in correlation with accounts 68 “Calculation of Taxes and dues”, 99 “Profits and losses”. Herewith, analytical record of these accounts is organized for the kinds of tax assets and tax liabilities, as well as causes of timing and permanent differences.

The sum of deferred tax asset and deferred tax liability is reflected in curtailed form in the Company balance sheet.

Accrual of monthly profit tax advance is not reflected in the Company accounting.

2.10. Revenue recognition

Revenues from ordinary activities are the revenues gained as the main revenues or the revenues gained on the regular basis, which are connected with general production activity.

The Company records revenues separately by activities subject to the order documents of the Company.

Revenues from the demise are recognized as the revenues for common activities.

Revenues connected with granting paid rights arising from patents for invention, industrial models and other kinds of intellectual property, are recognized as the revenues for common activities.

Positive difference of rates of exchange is referred to miscellaneous revenues.

Revenues in the form of sums of recovered reserves of the Company are referred to miscellaneous revenues.

2.10.1. Accounting revenues and expenses under construction contracts

With respect to the construction contracts providing stage-by-stage work handing over, the Company applies the method of revenue determination by the cost of works as far as they are ready, i.e. after completion of the works in separate stages provided with construction program without use of account 46 “Fulfilled stages of uncompleted works”.

Expenses for the volume of fulfilled works under the above contracts are determined with direct method. Expenses, with respect whereof direct method may not be applied, refer to respective works and are calculated pro rata to direct expenses.

With respect to the contracts, which do not provide staged work handing over, the Company applies the method of revenue determination upon completion and acceptance of the works subject to the fixed procedure under the construction contract of the project as a whole. The expenses for such contracts are accumulated in the account and refer to the price cost of the sold works only after completion of the works in the construction project.

2.10.2. Accounting yield on bills of exchange

With respect to bills of exchange with “upon presentation but not earlier” date of maturity, which have been acquired prior to January 01, 2009, the discount will be determined using accrual method based on expected period of a bill circulation that is equal to a number of days from a date of acquisition to “not earlier” date plus 365 (366) days.

With respect to bills of exchange with “upon presentation but not earlier” date of maturity, which have been acquired after January 01, 2009, the discount will be determined using accrual method based on expected period of a bill circulation that is equal to a number of days from a date of acquisition to “not earlier” date.

2.11. Accounting deferred revenues

Revenues gained in the accounting period, which meet the criteria of their recognition, but not refer to the further accounting periods, are reflected in accounting, as deferred revenues.

Forthcoming proceeds from the debts for inadequacy identified in the previous periods, difference between the sum being collected from guilty persons and balance cost of missing values, as well as value of assets received with the Company free of charge, are referred to deferred revenues.

2.12. Lease accounting

For the purpose of accounting lease operations are divided into operations of financial lease (leasing) and operational lease.

2.12.1. Financial lease (leasing)

For the purpose of lease identification as financial lease, respective provisions of the Civil Code of the Russian Federation (hereafter CC RF) and Federal Law of the Russian Federation No.164-FZ “On financial leasing” as of October 29, 1998 are to be respected.

Under the contract of financial lease (leasing contract) the leaseholder undertakes to acquire title to the above leased property from the seller of his choice as his property and to lease to the leaseholder the property for payment for temporary possession and utilization for entrepreneurial purposes.

Conditions of leasing property record on the balance of the leaseholder (lessor) or lessee are determined under the contract of financial leasing.

2.12.2. Operating lease

Operating lease is the lease with the conditions the main risks and benefits whereof lease covers leasing agreements, which do not meet the criteria of reference to the financial leasing.

The lessee accounts for the leased objects in off balance account 001 “Leased fixed assets”.

The object of operating lease is reflected in accounts of leaseholder in separate subsidiary account of “Fixed assets”.

The leaseholder accrues amortization throughout the entire period of the object lease, if the object refers to fixed assets or intangible assets.

Expenditures (revenues) due to operating lease are accrued in the period to which these expenditures (revenues) refer.

In the event of the object return from operating lease, the lessee terminates account of these objects off balance. The Lessor does not change the accounting procedure of lease objects at their return.

2.13. Accounting inadequacy and losses due to tangible asset damage

Inadequacy and losses due to tangible asset damage identified at their acceptance from the suppliers are accepted for accounting subject to actual prime cost of tangible assets.

Inadequacy and losses within the rates of natural loss, as well as within the limits of the values provided in the contract are not added to the initial cost of tangible values.

Inadequacy and losses identified in excess of the rates of natural loss, as well as in excess of the values provided in the contract refer to the settlement of the claims lodged either with the supplier, or with the transport or other organizations for the inadequacy or losses of values on the way.

Inadequacy and losses within the rates of natural loss refer to the production accounts (sale expenses).

Inadequacy and losses in excess of the rates of natural loss identified as a result of the inventory refer to guilty persons and are reflected in the reports as accounts receivable. Should the guilty persons are not determined, or the legal court disclaimed to recover losses from them, the inadequacy and losses refer to miscellaneous expenses.

3. Technical aspects of accounting policy

3.1. Kinds and composition of accounts, order of their preparation and presentation to the users

The accounts contain all substantial indicators required to have true and full idea of the financial status, financial results of the activity and financial condition of the Company.

The indicator is regarded as substantial, if its non-disclosure may affect economic solution of the concerned users taken on the basis of the accounting information. The decision by the Company of the issue, whether the concerned indicator is substantial, depends on the indication evaluation, its nature, specific circumstances of its arising.

The financial statements of the Company comprise:

1) accounting balance sheet;

2) profit and loss statement;

3) capital change statement;

4) cash flow statement;

5) executive summary, including annex to the accounting balance sheet.

Audit opinion is also included into the annual financial statement.

The indicators of the accounting forms are determined subject to the order of the Ministry of finance of Russian Federation as of July 22, 2003 No. 67n “On forms of financial statements of organizations”. Herewith, when required, the Company may introduce additional data and indicators into the accounting forms, or exclude them subject to the internal order documents of the Company.

The Company applies accounting forms in sequence from one accounting period to the other.

The accounting is prepared in thousand rubles.

The Company prepares financial statements for a quarter, six months, 9 months, a year with the progressive total from the beginning of an accounting year within dates fixed by the head of the Company.

The quarter statements are interim statements.

Composition of financial statements and auxiliary	Periodicity of reporting
documents	Quarter	Year
Accounting balance sheet	✓	✓
Profit and loss statement	✓	✓
Capital change statement		✓
Cash flow statement		✓
Executive summary including addenda to the accounting balance sheet		✓
Audit opinion		✓

3.2. Organization of property inventory process, financial liabilities of the Company and general application regulations

Subject article 12 of Federal law “On financial statements” and “Guidelines of property inventory and financial liabilities” approved with the Ministry of finance of Russian Federation as of June 13, 1995 No.49, the Company carries out inventory of the property and financial liabilities.

The frequency and the order of the property inventory in the Company are regulated with accounting regulatory documents and internal organization and order documents of the Company.

For the inventory purpose the Company sets up central inventory committee approved with the order of the Chairman of the Board of Directors of the Company or any other authorized person subject to the regulations developed in the Company.

Deputy Chairman of the Management Board, head of Department of financial accounting and reporting, as well as managers of other structural subdivisions of the Company executive office, form a part of the central inventory committee.

Working inventory committees carry out inventory in the separate structural subdivisions of the Company. The composition of working inventory committees and order of their setting up in the separate subdivisions is fixed with the order (instruction) of the respective manager.

Specialists, who have good knowledge of inventory issues and employees of accounting department, are included into the committee. Absence of at least one member of the committee at the inventory process is regarded as the reason to recognize the inventory results as invalid.

Managers of separate structural subdivisions of the Company are responsible for the accuracy and timely inventory of the stocks, balance of incomplete production, financial liabilities.

The manager responsible for the inventory in the Company ensures coordination of activities of all committees.

Inventory of transmission lines, substation assets and other fixed assets and property located in the territory of the related companies, subsidiaries and other companies operating existing facilities (including subject to the rental contracts) is carried out with mandatory presence of the Company representatives.

The results of the inventory are reflected in the protocol approved with the manager of the separate structural division and representative of the central inventory committee for the further approval of the inventory results with the Company manager or a person authorized by him.

Collation statements prepared with the accounting department of the separate structural subdivisions of the Company are regarded as the basic final documents relative to the value inventory.

The working central committee approves final conclusion and proposals by the inventory results.

Annex No. 2
to decree of JSC FGC UES
dated 30.12.2008 No. 567

Regulation on accounting policy
for taxation purposes
for 2009

1. ORGANIZATION AND MAINTENANCE OF TAX ACCOUNTING

1.1. Frequency and sequence

The Company calculates taxation base following results of each accounting (tax) period using the tax accounting data as a basis.

1.2. Tax accounting

Tax accounting is the system of information fusion applied to determine taxation base on the ground of data from primary documents (and/or any other documents that indirectly confirm the incurred expenses), which are grouped in accordance with the procedure provided by The Tax Code of the Russian Federation and this accounting policy. Tax accounting data are recognized as data which are considered in the accounting ledgers, itemized tables, accountant’s certificates and other documents in the Company which put together information on tax entities.

1.3. Tax accounting system

Tax accounting system is formed in order to provide reliable indicators of the approved profit tax return, in particular:

•       sums of income and expenditure;

•       procedure determining a quota of expenditure considered for taxation purpose during the current tax (accounting) period;

•       remaining amount of expenditure (loss) being assigned to expenses of the following tax periods;

•       amount of indebtedness for budget settlements on profit tax.

Tax accounting system provides a means for internal and external control over accuracy of someone or other indicators which are taken into account upon profit tax calculation.

1.4. Documents safety. Time and specific character of documents custody

The Company insures safety of documents which confirm tax accounting data during four years after date of preparation. The Company keeps documents confirming a volume of loss sustained during the whole period when it reduces taxation base of the current tax period by amounts of earlier incurred losses. Should disagreements with tax authorities, investigative and legal proceedings occur, they shall be kept till the conclusive decision is pronounced.

Original documents used as a base for making entries in tax ledgers and certificates are kept in accordance with the procedure established for business accounting purpose.

1.5. Tax secret

Content of tax accounting data including data of tax ledgers, certificates and primary documents comprises the tax secret. Ledgers and certificates are internal documents of the Company and shall be submitted to tax authorities upon written request of tax authorities during field, cameral tax inspections and/or other tax control measures.

Persons who have gained an access to information contained in the tax accounting data are liable to keep tax secret. They incur a liability imposed by the Russian Federation laws.

1.6. Tax accounting procedure

Should ledgers contain information inadequate to determine taxation base in accordance with requirements of The Tax Code of the Russian Federation, the Company on its own authority has a right to add the applied ledgers with additional requisites by forming the tax ledgers or maintain the individual tax ledgers.

Department of financial accounting and reporting forms taxation base, maintains tax accounting ledgers (forms), prepares tax reporting on taxes and dues in regard to taxes and dues being centrally paid by the Company executive office, on grounds of tax and business accounting data, and data provided by other structural subdivisions of the executive office, separate subdivisions of the Company.

Department of financial accounting and reporting in the Company calculates and prepares reporting on individual income tax, uniform social tax, insurance contributions to mandatory pension insurance, insurance contributions to compulsory accident insurance in part being paid by the Company executive office.

The relevant separate subdivisions directly form taxation base and prepare tax reporting pertaining to taxes and dues of constituents of the Russian Federation, and local taxes and dues being calculated and paid by the separate subdivisions of the Company where they are located.

Procedure for tax reporting, form of tax accounting ledgers and maintenance procedure, procedure for taxation base, calculation and payment of taxes and dues are regulated by this accounting policy, as well as by other internal documents of the Company concerning procedure for calculation and payment of individual taxes and dues, which are based on the Russian Federation laws and other legal acts.

Introduction of alterations in the forms of approved tax accounting ledgers and certificates, as well as maintenance of new tax accounting ledgers and certificates is performed by the decision of the chief accountant according to the Company needs either when alterations are made in the Russian Federation laws on taxes and duties.

Accounting of settlements for taxes and dues is continuously carried out on accounts, disjunctively for each tax and due, according to levels of budgets and extra-budgetary funds, as well as proceeding from a form of indebtedness (tax or due, fine, penalty).

The Company executive office maintains accounting of settlements on taxes and dues being paid by the Company executive office in budgets where separate subdivisions are located according to the relevant separate subdivisions, levels of budgets and forms of indebtedness.

1.7. Responsibility for tax accounting maintenance and tax reporting preparation

Chief accountant bears responsibility for inappropriate calculation of taxes and dues which are estimated and paid by the Company executive office.

Managers of the relevant separate subdivisions are responsible for inappropriate calculation of taxes and dues which are estimated and paid by the Company separate subdivisions.

Order of document control connected to tax accounting, periods for preparation and submission of documents (ledgers, certificates) required for calculation of taxation base and taxes and dues, as well as responsibility for timely and accurate drawing up of the specified documents are governed in the Company by the internal order documents.

2. PROFIT TAX

2.1. Tax ledgers

2.1.1. Analytical tax ledgers

Analytical tax ledgers are consolidated forms of collation of tax accounting data for accounting (tax) period, which are grouped in accordance with requirements of chapter 25 in The Tax Code of the Russian Federation without distribution (reflection) to accounts. In such a case, analytical accounting discloses procedure for taxation base and indicators of a tax return.

Tax ledgers are maintained in the special forms on paper medium and in electronic format in SAP R/3 system and in other systems applied by the Company.

Forms of tax ledgers and order reflecting analytical data of tax accounting, data from primary documents are developed independently by the Company.

2.1.2. Persons responsible for accurate reflection

Persons who have drawn and signed tax ledgers, as well as persons who form business accounting ledgers are responsible for accurate reflection of business transactions in the tax ledgers.

2.1.3. Procedure for tax ledgers storage

Tax ledgers are maintained in electronic format during accounting (tax) period. Upon completion of an accounting period the ledgers are transferred to paper medium. Tax ledgers are protected against unauthorized amendments.

2.1.4. Forms and requisites of tax ledgers

The Company calculates taxation base following results of each accounting (tax) period based on ledgers data. Should ledgers contain inadequate to determine taxation base in accordance with requirements of chapter 25 in The Tax Code of the Russian Federation, the Company adds the applied ledgers with additional requisites by forming the tax ledgers.

2.1.5. The list of tax ledgers

The Company maintains tax ledgers specified in annex No.1 to these Regulations on accounting policy for the taxation purpose.

2.2. Taxation base calculation procedure

The Company income and expenditure are recognized according to calculation procedure in order to calculate profit tax.

2.3. Income accounting

2.3.1. Classification of incomes

The Company incomes are divided into proceeds and extraordinary income. Proceeds from sale of commodities (works, services) and extraordinary income of the Company are considered separately.

Incomes from lease of the Company property are recognized as proceeds.

2.3.2. Moment of proceeds recognition

Incomes received from property lease are determined as of the date when they are reflected in business accounting but not later than the last day of a month to which they refer.

Incomes under construction contracts with the long-term (more than one tax period) work cycle, which do not provide the phased handing over of works (turnkey construction), are recognized in each accounting (tax) period when the relevant contract if effective, in the amount equal to a product of actual expenditure incurred by the Company in the appropriate accounting (tax) period according to business accounting data by a profit ratio provided in construction estimate under the relevant construction contract.

Incomes under construction contracts which provide the phased handing over of works are recognized for taxation purpose as of a date when the completed phase of construction works is delivered to a customer (certificate of handing over and acceptance of executed work).

2.3.3. Moment of extraordinary income recognition

Extraordinary incomes of the Company are recognized according to the procedure established in article 271 in the Tax Code of the Russian Federation. The following moment of recognition is specified for individual extraordinary incomes:

•       for property discovered upon inventory — date of inventory results;

•       for income from license payments for intellectual property use either other similar income — date of settlements in accordance with terms of concluded contracts;

•       exchange differences are recognized in accordance with the procedure set forth in business accounting.

•       sum differences are recognized in accordance with the procedure set forth in the Tax Code of the Russian Federation.

2.3.4. Procedure for yield on securities not circulated at the organized market

The actual selling price or price of other retirement of securities is accepted for securities not circulated at the organized securities market even if one of the following conditions is fulfilled:

•       actual price of the relevant transaction is in the interval of prices on the analogous security which has been registered by a trade institutor at the securities market as of a date of transaction or a date of immediate trading organized prior to a date of transaction, in case when trading of these securities have been performed at the trade institutor even if once in the last 12 months;

•       variance of actual price of the relevant transaction is within 20 percent upward or downward from a weighted average price of the analogous security, which has been calculated by a trade institutor at the securities market in accordance with the established rules following trading results as of a date of such transaction or a date of immediate trading, which have been performed prior to a date of the relevant transaction, in case when trading of these securities have been organized at the trade institutor even if once in the last 12 months.

Should information about trading on the same securities not available, the actual price of transaction will be accepted, if the specified price differs by not more than 20 percent of calculated price for this security, which may be determined as of a date of transaction with regard to particular terms of the settled transaction, circulation features and price of security, other indicators, information on which may be used for such calculation.

The Company may determine the calculated share price based on valuation of the issuer’s net assets as of a date of securities transaction, using information provided by the issuer. The Company defines the calculated share price through dividing of the issuer’s net asset value by a number of shares.

The Company when determining the calculated price for debt securities may use profitability rates existing at the markets for the similar borrowing, interest rates upon analogous commercial credits, data on the published interest rates. Method for calculation of expanded (accumulated) sums of receivable interest payments (incomes) may also be applied to determine the calculated price for debt securities, in this case calculation is carried out as follows:

(N - K)

Pц = ——— x D + K

T

Pц - calculated price;

N — nominal value of acquired security;

K - acquisition value of security;

T — number of days from acquisition to retirement of security;

D - number of days after acquisition of security to sale (other retirement) of a bill.

The Company makes decision on a particular method used for the calculated price for debt securities with respect to each securities transaction.

2.3.5. Procedure for discount on bills

With respect to bills of exchange with “upon presentation but not earlier” date of maturity, which have been acquired prior to January 01, 2009, the discount will be determined using accrual method based on expected period of a bill circulation that is equal to a number of days from a date of acquisition to “not earlier” date plus 365 (366) days.

With respect to bills of exchange with “upon presentation but not earlier” date of maturity, which have been acquired after January 01, 2009, the discount will be determined using accrual method based on expected period of a bill circulation that is equal to a number of days from a date of acquisition to “not earlier” date.

2.4. Expenditure records

2.4.1. Uniform recognition of expenditures

Expenditures are included in expenses of that accounting period when they occur depending on terms of transactions. Should terms of a contract provide acquisition of income during more than one accounting period and not specify the phased delivery of commodities (works, services), a taxpayer independently distribute expenditures having regard to the principle of uniform recognition of expenditures.

Should a transaction not contain conditions enabling to determine a period to which these expenditures refer, and connection between income and expenditure may not be defined by the indirect route, the Company shall determine a period to which the relevant expenditures refer individually for each transaction.

Expenditures incidental not only to the accounting period income but also to incomes of the succeeding periods (expenses connected to acquisition of rights to use software programs and databases, expenses for preparation and mastery of new production, and etc.) will be distributed between the accounting and succeeding periods. Such distribution will be carried out for the business accounting purpose.

Cost of services (works) of the outside organizations shall be reflected in tax accounting on the ground and as of a date of received documents (delivery-acceptance certificates, when delivery-acceptance certificates are not executed - invoices, bills), delivered by a party which renders services (executes works).

Direct and indirect costs under construction contracts, which do not provide the phased handing over of works (turnkey construction), will be accepted in accounting (tax) period when they have occurred in the amount of actually incurred expenses following tax accounting data.

With respect to construction contracts, which provide the phased handing over of works, the direct costs under certificates of handing over and acceptance of executed work will be accepted in current accounting (tax) period. Indirect costs will be accepted in accounting (tax) period when they have occurred.

2.4.2. Classification of expenditures

The Company expenditures are divided into expenses incidental to production and sales and extraordinary charges depending on their nature, as well as on conditions and lines of the Company activities.

Expenses incidental to providing of temporary use and (or) temporary possession and use of the Company property at a charge are considered to be expenses from realization (expenses incidental to production and sales).

The Company direct expenses for all functional activities(1), except for “Construction of facilities by the outside organizations” include as follows:

•       expenses incidental to acquisition of raw materials and (or) supplies applied in production of commodities (execution of works, rendering services) and (or) forming their base either being component necessary for production of commodities (execution of works, rendering services);

•       expenses incidental to acquisition of complementary parts subject to assembling, and (or) halffinished materials for further processing at a taxpayer;

•       salaries expense for personnel participating in production of commodities, execution of works, rendering services, as well as amounts of the uniform social tax and mandatory pension insurance expenses, which will finance the insurance and funded parts of labour pension, accrued on the indicated amounts of salaries expense;

•       amounts of accumulated depreciation on fixed assets used for production of commodities, works, services.

According to “Construction of facilities by the outside organizations” functional activity the direct costs include the following:

•       expenses incidental to acquisition of raw materials and (or) supplies applied in production of commodities (execution of works, rendering services) and (or) forming their base either being component necessary for production of commodities (execution of works, rendering services);

•       expenses incidental to acquisition of complementary parts subject to assembling, and (or) halffinished materials for further processing at a taxpayer;

•       salaries expense for personnel participating in production of commodities, execution of works, rendering services, as well as amounts of the uniform social tax and mandatory pension insurance expenses, which will finance the insurance and funded parts of labour pension, accrued on the indicated amounts of salaries expense;

•       expenses incidental to equipment to be erected;

•       expenses for services rendered by the outside organizations, directly connected to construction of a particular facility (including expenses for subcontract work, design and exploration work, assembly operations and etc.);

•       amounts of accumulated depreciation on fixed assets used for the outside construction work.

2.4.3. Method of assessment and writing-off of stocks

Rate of material expenses incurred when raw materials and supplies used in production (manufacturing) of commodities (execution of works, rendering services) are written off, is formed according to the method of average cost assessment.

2.4.4. Cost of stocks

Cost of stocks included in material expenses will be determined based on prices of their acquisition (without regard to amounts of value-added tax and excise taxes, except as otherwise provided in The Tax Code of the Russian Federation). Cost of stocks include as follows:

•       commissions paid to facilitating agencies;

•       import customs duties;

•       transportation costs;

•       business trip expenses, if business trip is associated with stocks acquisition;

•       interest on borrowed funds;

•       other expenses incidental to stocks acquisition.

Cost of stocks in form of surpluses identified during inventory, as well as entered in the books after disassembling or dismantling of fixed assets placed out of commission, will be determined as an amount of tax calculated from income provided by items 13 and 20 in article 250 of The Tax Code of the Russian Federation.

(1)  Functional activities are specified in section 1.3. Accounting policy for business accounting purposes.

2.4.5. Amortization groups

Amortizable assets are divided into amortization groups in accordance with their useful life. The Company determines useful life as of a date of commissioning for amortizable asset within a period established for the relevant groups by Regulation of the Russian Federation Government No. 1 dated January 01, 2002.

The Company determines useful life for those types of fixed assets, which are not specified in amortization groups, in accordance with technical specifications or recommendations of manufacturers.

2.4.6. Useful life

The Company has a right to extend useful life for a facility of fixed assets for taxation purpose after a date of commissioning in case if after reconstruction, upgrading or technical re-equipment of this facility the actual useful life has increased. The Company makes such decision for each facility of fixed assets.

2.4.7. Accounting of useful life at previous owners

When previously used facilities of fixed assets are acquired, the Company may determine a rate of depreciation with regard to useful life decreased by a number of years (months) when this asset has been used by previous owners. Such decision is taken for each facility of fixed assets. Should the actual useful life of this fixed asset at previous owner be equal or exceed useful life specified by classification fixed assets, the Company will independently define useful life for this fixed asset with due regard to safety requirements and other factors.

2.4.8. Accounting of useful life upon receipt to the share capital

When previously used fixed assets are received in form of contribution to the share (reserve) capital or following legal continuity upon restructuring of legal entities, the Company has a right to determine useful life as useful life set by a previous owner decreased by a number of years (months) when this asset has been used by a previous owner.

Should depreciable value of property received in form of contribution to the share capital be equal to zero according to the transmitting party data, the amount of additional expenditure incurred by the transmitting party during transfer, and also recognized as contribution (investment) to the share capital will not be included in value of this property, and by the decision of Company shall be a part of expenses based provisions of item 1 article 272 of the Tax Code of the Russian Federation.

2.4.9. Acquisition cost of fixed assets

Acquisition cost of depreciable fixed assets will be determined as an amount of expenses incidental to acquisition, erection, manufacturing and bringing to a condition suitable for use excluding VAT and excise taxes, except as otherwise provided in the Tax Code of the Russian Federation.

In particular, acquisition cost of fixed assets include as follows:

•       sum differences;

•       interest on borrowed (credit) funds;

•       customs duties;

•       national duty;

•       VAT being paid upon acquisition of fixed assets in cases provided by item 2 article 170 of the Tax Code of the Russian Federation;

•       legal, information and consulting services connected to acquisition of fixed assets.

Acquisition cost of a facility of fixed assets, which require state registration, is formed with regard to expenses incidental to state registration in case when these expenses are incurred prior to recognition of a facility as the amortizable asset for taxation purpose. Should expenses incidental to state registration be incurred after recognition of a facility as the amortizable asset, these expenses will be referred to miscellaneous expenses.

Assessment of property acquired using foreign exchange to be included in the Company amortizable assets is performed according to the rate of Central Bank of the Russian federation as of a date when transfer of ownership for this property occurred in order to specify expenses incidental to acquisition of fixed assets in the tax accounting.

2.4.10. Depreciation method

The Company charges depreciation by a linear method.

2.4.11. Writing-off capital expenditures

At a time the Company includes capital expenditures in the amount of 10 percent (30 percent towards fixed assets referred to the third — seventh amortization groups), sums of capital investments and (or) expenses incurred upon fitting-out, retrofit, reconstruction(2), upgrading, technical reequipment, partial liquidation of each facility of fixed assets as a part of depreciation costs of accounting (tax) period.

Upon depreciation the Company considers 90 or 70 percent of a value of incurred capital expenditures as acquisition cost of fixed assets.

Expenses incidental to upgrading, fitting-out, retrofit, reconstruction, technical re-equipment, partial liquidation of fixed assets will be written off to expenditures for taxation purpose at the rate of 30% of earlier incurred expenses.

The above expenses incidental to upgrading, fitting-out, retrofit, reconstruction, technical reequipment, partial liquidation of fixed assets are recognized as a part of indirect costs reducing taxable income of that accounting period which includes date when cost of fixed assets has changed, the fixed assets in respect of which capital investments have been made, in accordance with chapter 25 of the Tax Code of the Russian Federation.

This item shall not applied to facilities of fixed assets received on a gratis basis, as well as fixed assets which are not subject to depreciation as provided in item 2 article 256 of the Tax Code of the Russian Federation.

2.4.12. Special depreciation coefficients

The management admits depreciation under depreciation rates lower that rates established by the Russian Federation laws. The reduced depreciation rates are assumed from the beginning of tax period and during the whole tax period only. This decision is taken based on expert judgment of the Company technical specialists with due regard to safety requirements and other factors.

2.4.13. Recognition of R&D expenses as a part of expenditures

2.4.13.1. The Company recognizes R&D expenses only upon completion of research or developments and making decision on utilization beginning on a month following after completion of such R&D. In such a case, the moment of R&D completion will be determined:

•                  when works are executed by the outside organizations:

•       based on acceptance certificates which execute final delivery of R&D results;

•       in case when works have been terminated due to inexpediency or impossibility of continuation - based on phaseout acts or agreements on termination of work contract which are signed by the parties;

•                  when works are executed by own personnel - based on minutes of Commission concerning R&D completion and obtained results.

2.4.13.2. R&D expenses incurred for creation of new or improvement of the applied technologies, creation of new types of raw materials or supplies will be uniformly included in miscellaneous expenses during one year starting from the 1st day of a month following a month when decision on utilization is taken.

2.4.13.3. Expenses for R&D, which do not have positive results, shall be uniformly included in miscellaneous expenses within one year in the amount of actually incurred expenses from a date of such decision.

2.4.14. Interest expense

The limiting value of interest on debt liabilities, recognized as expenditure, are accepted equal to the refinance rate of Central Bank of the Russian federation being increased in 1.5 times — when debt liability is executed in rubles, and equal to 22 percent - when debt liability is executed in foreign currency.

2.4.15. Provisions for costs to be incurred

The Company does not form a provision for costs to be incurred.

The Company does not form provisions for costs to be incurred being used for vacation bonus.

The Company does not form a provision for the annul long-service award.

The Company does not form provisions for forthcoming repairs of fixed assets. Expenses incidental to the fixed assets repair, performed by the Company, are recognized for taxation purpose in that accounting (tax) period when they have been incurred in the amount of actual expenses.

(2)   It is applied to legal relations occurred from January 1, 2006.

2.4.16. Provision for doubtful debts

The Company forms a provision for doubtful debts it is quarterly calculated in manner provided by article 266 of The Tax Code of the Russian Federation. In such a case, any debt to the Company, which has occurred due to disposal of commodities, execution of work, rendering services, in case if such debt has not been redeemed within period stipulated by a contract, and is not secured by pledge, security, bank guarantee is recognized as a doubtful debt.

Debts occurred owing to property rights will not be considered for the provision calculation.

2.4.17. Determination of expenses upon disposal of purchased commodities

Upon disposal of commodities the Company reduces income from such operations by acquisition cost of these commodities and by expenses directly connected to their disposal.

Expenses of the current month connected to commercial activities are divided into direct and indirect expenses in manner prescribed by article 320 of the Tax Code of the Russian Federation. Direct expenses include as follows:

•       cost of purchased commodities disposed during current accounting (tax) period;

•       amount of expenses incidental to delivery (expenses of transportation) of purchased commodities to the Company warehouse, if these expenses are not included in acquisition cost of these commodities.

All the remaining expenses, except for extraordinary charges, are recognized as indirect expenses and reduce sales proceeds of the current accounting (tax) period.

Acquisition value of commodity, stipulated by terms of a contract, as well as paid custom duties and other expenses incurred due to acquisition of purchased commodities, is considered to be the acquisition value of commodity. Therewith, should expenses of transportation be included in acquisition value under terms of a contract, they will be considered in acquisition value whether they are separated in individual line in primary and accounting documents or not.

Cost of these commodities upon disposal is determined by the average cost method.

Cost of purchased commodities in from of surpluses identified during inventory and subject to be included in expenses upon disposal for taxation purpose will be determined as amount of tax calculated from income specified in item 20 article 250 of the Tax Code of the Russian Federation. In this case, income will be defined in accordance with articles 274 of the TaxCode of the Russian Federation at market price with regard to provisions of article 40 in the Tax Code of the Russian Federation.

2.4.18. Moment of recognition of individual extraordinary charges

Extraordinary charges of the Company are accepted in manner prescribed by article 272 of the Tax Code of the Russian Federation. Individual extraordinary charges in form of commission fees, expenses incidental to works executed by the outside organizations (rendered services) or in form of any similar incomes will be recognized based on terms of awarded contracts.

2.4.19. Expenses incidental to conversion (retirement) of securities)

The Company considers expenses incidental to acquisition and conversion (retirement) of securities as a part of expenditures for taxation purpose in accordance with procedure prescribed by this accounting policy, the Tax Code of the Russian Federation, laws on assessment activity and other legal acts.

Expenses incidental to acquisition and conversion (retirement) of securities include as follows:

•       expenses for payment of services rendered by the specialized organizations and other persons for consulting, information and registration services;

•       emoluments paid to intermediary agents (including services of depositaries associated with transfer of ownership) and emoluments paid to organizations which provide conclusion and fulfillment of transactions;

•       other reasonable and document supported direct expenses directly connected to acquisition and conversion of securities.

The Company does not consider the following expenses upon acquisition of shares (parts in the share (reserve) capital, equity interest) when they are initially distributed in expenses of the current accounting (tax) period:

•      expenses in form of cost of property (property rights) transferred as contribution to the share capital, in assessment according to data of the Company tax accounting as of a date when property ownership is transferred (cession of property rights);

•      additional expenditures incurred upon transfer.

The Company includes the above expenses in value of acquired shares (parts, equity interest), which is considered as part of expenses for profit tax purpose upon their further disposal (other retirement) in manner provided by The Tax Code of the Russian Federation and this accounting policy.

Expenses incidental to conversion (other retirement) of interest (coupon) securities are determined based on acquisition price of a security, expenditures connected with acquisition, cost of conversion, amount of accumulated interest (coupon) yield paid by the Company to seller of a security. Therewith amounts of accumulated interest (coupon) yield considered earlier upon taxation are not included in expenses.

Expenses incidental to conversion (other retirement) of noninterest bearing securities are determined based on acquisition price of a security, expenditures connected with acquisition and conversion.

The Company writes off cost of al retired securities according to cost of the first acquired securities (FIFO method) to expenses upon conversion or other retirement of securities.

Upon conversion (retirement) of securities, expenses incidental to acquisition will be considered for taxation purpose in a part falling on realized (withdrawn) securities.

2.4.20. Carry-forward of losses incurred during some transactions

The Company also carries forward losses:

•       on securities trading (including both marketable and non-marketable at the organized securities market) — in manner provided by article 280 of the Tax Code of the Russian Federation;

•       on transactions with term transaction financial instruments - in manner provided by article 304 of the Tax Code of the Russian Federation;

•       upon disposal of amortizable assets - in manner provided by article 268 of the Tax Code of the Russian Federation;

•       upon use of right to a land plot - in manner provided by article 264.1 of the Tax Code of the Russian Federation.

The following are not considered for taxation purpose:

•       amounts of losses on service sector facilities including housing and public utilities and social and cultural objects in part exceeding the limit size determined in accordance with article 275.1 of the Tax Code of the Russian Federation;

•       amounts of losses on transactions with term transaction financial instruments non-marketable at the organized market (except as required by item 5 article 304 of the Tax Code of the Russian Federation);

•       amounts of losses of the parent Company, received from utilization of property placed in trust management during currency of a contract for trust asset management.

Financial result (including loss) of activities associated with utilization of the service sector facilities is determined for the organization in whole.

2.4.21. Expenses connected with acquisition of right to land plots

Expenses connected with acquisition of right to land plots being in government or municipal property are included in miscellaneous expenses incidental to production and sales from a date of transfer of documents required for state registration of the right is document supported uniformly within five years.

2.5. Separate accounting

2.5.1. List of activities for separate accounting

The Company maintains separate accounting of income and expenditure:

•      on transactions involving works, services;

•      on commercial activities;

•      on service sector activities;

•      upon disposal of amortizable assets;

•      upon disposal of other property;

•      on securities trading (including separately for trading of securities marketable at the organized securities market and non-marketable the organized securities market);

•      on transactions for assignment of right of demand (assignment of choses in action).

2.5.2. Separate accounting of some transactions

The Company maintains separate accounting for:

•      property received within the special purpose funding;

•      income gained in form of dividends from the Russian organizations;

•      income in form of interest on government and municipal securities, terms of issue and conversion of these securities provide the interest income;

•      expenses incidental to repair of fixed assets (according to manners of manufacture, lines of activity);

•      R&D expenses.

2.6. Budget settlements regarding profit tax

2.6.1. Advance payments

Following results of each accounting (tax) period the Company calculates amount of advance payment based on tax rate and taxable profit, which is computed as the progressive total from the beginning of tax period up to completion of accounting (tax) period.

Within accounting period the Company calculates amount of monthly advance payment based on tax actually paid in the previous quarter in manner prescribed by article 286 of the Tax Code of the Russian Federation.

2.6.2. Procedure for tax calculation and payment

Payment of advances, as well as amounts of tax subject to assignment to profitable part of budgets of the Russian Federation constituents and budgets of municipal formations, is carried out at the Company location and also at location of one of its separate subdivisions situated in territory of the one Russian Federation constituent, based on a share in the profit calculated from total indicators of separate subdivisions located in territory of the Russian Federation constituent, being determined as arithmetic mean of specific weight of the average staffing number and specific weight of depreciable value of amortizable assets in this separate subdivision within tax (accounting) period, accordingly, in the average staffing number and depreciable value of amortizable assets, as specified in accordance with item 1 article 257 of Internal the Tax of the Russian Federation, for the Company in whole.

The Company executive office calculates and pays the profit tax according to data submitted by separate subdivisions of the Company.

2.7. Procedure determining the average staffing number

The average staffing number is determined in manner prescribed by the Federal Service of Government Statistics with a view to complete the unified forms of the federal state statistical monitoring.

The average staffing number per month is calculated by summing-up of number of employees for each calendar day of a month, i. e. from 01st to 30th or 31st day (for February to 28th or 29th day) including holidays (non-business days) and weekends, and dividing this amount to number of calendar days in a month.

The average staffing number is calculated based on number of employees presented as of the last day of tax (accounting) period.

External secondary job employees, as well as freelance persons (executing works under civil law contracts for the relevant accounting (tax) period) are not considered when the Company average staffing number is calculated.

2.8. Procedure determining depreciable value of amortizable assets

Indicator of depreciable value of amortizable assets within accounting (tax) period applied to distribute profit tax among the Company separate subdivisions, which pay the tax, is calculated based on procedure suggested by Ministry of Finance of Russia in the letter No.03-03-02/16 dated July 06, 2005. Therewith, the following are not considered during calculation of depreciable value of the Company and its separate subdivisions:

•      property transferred for use without consideration;

•      property transferred by decision of the Company management for conservation purpose with duration exceeding 3 months;

•      property of the Company which is not used for commercialization.

The fixed assets being the amortizable assets with depreciable value are considered upon calculation of “depreciable value of amortizable assets for accounting (tax) period” indicator.

3. VALUE ADDED TAX (VAT)

3.1. Calculation and payment of VAT

The Company executive office performs calculation and payment of VAT according to data submitted by the Company separate subdivisions.

Separate subdivisions of the Company calculate, withhold from funds paid to suppliers of goods (works, services) and transfer to the budget amounts of VAT repayable when the Company fulfills tax agent liabilities.

Managers of separate subdivisions bear responsibility for adequate information submitted to the Company executive office for the tax calculation purpose.

3.2. Distribution of tax deductions on VAT with respect to taxable and no tax transactions

3.2.1. Amount of VAT presented by sellers of commodities (works, services), property rights is accepted for deduction in manner prescribed by articles 171-172 of the Tax Code of the Russian Federation, in case if a share of overall costs for production of commodities (works, services), property rights, transactions on which are not subject to VAT, does not exceed 5 percent of total value of overall costs for production of commodities (works, services, property rights) incurred during tax period, transactions on which are not subject to taxation and VAT.

3.2.2. Overall costs for production of commodities (works, services), property rights, transactions on which are not subject to taxation, will be determined as a sum of expenses directly connected with no tax transactions, as well as shares of expenses, which simultaneously refer to taxable and no tax transactions.

3.2.3. Expenses, which simultaneously refer to taxable and no tax transactions, are expenses of executive office for the following financial responsibility centers:

•                  Block of financial activity;

•                  Block of corporate governance;

•                  Block of Chairman of the Management Board;

•                  Department of informatization (Block of grid management).

A share of these expenses is determined based on amount of proceeds from no tax transactions in total amount of proceeds.

3.2.4. In the tax periods when the share specified in item 3.2.1 of Accounting policy has exceeded 5%, amounts of VAT presented by sellers of commodities (works, services), property rights and referred in proportion to no VAT activity, will be referred to accounts of miscellaneous expenses accounting (accounts 9120* in chart of accounts), which are accepted upon profit tax calculation. Therewith, the above proportion will be determined according to a share of proceeds from no tax transactions in total amount of proceeds decreased by amount of VAT calculated with regard to taxable transactions.

3.3. VAT amount for export transactions

Amounts of VAT presented by sellers of commodities (works, services), property rights, which are accepted for deduction in manner prescribed by articles 171-172 of The Tax Code of the Russian Federation, will be determined based on a share of dispatched commodities (works, services), transactions on which are subject to taxation at the rate of 0 percent, in total amount of proceeds from commodities (works, services), property rights dispatched within tax period and decreased by amount of VAT calculated with regard to taxable transactions.

4. OTHER TAXES

4.1. Transport tax

The Company executive office and separate subdivisions calculate the transport tax.

The Company executive office calculates, pays the transport tax, draws and submits reporting on transport tax in accordance with requirements of the Tax Code of the Russian Federation and legal acts of constituents of the Russian Federation, which determine this tax, on transport vehicles of the Company executive office.

Separate subdivisions of the Company independently calculate, pay the transport tax, draw and submit reporting on transport tax in accordance with requirements of the Tax Code of the Russian Federation and legal acts of constituents of the Russian Federation, which determine this tax, on transport vehicles of the Company separate subdivisions.

4.2. Uniform social tax (ESN)

The Company executive office and separate subdivisions calculate the uniform social tax and maintain tax accounting with respect to income and uniform social tax.

The Company executive office calculates and pays the tax, as well as provides reporting on the tax payments of the Company executive office for the tax authorities.

Separate subdivisions, which calculate payment and other remunerations in favor of individuals, exercise functions of the organization for tax payment (advance tax payments), as well as submit tax calculations and tax returns at place of their location.

Amount of tax (advance tax payment) payable at place where a separate subdivision is located is determined based on a value of taxation base referred to this separate subdivision.

Amount of tax payable at location of the organization, which includes separate subdivisions, is determined as difference between total amount of tax payable by the organization in full, and aggregate amount of tax payable at place where separate subdivisions are located.

4.3. Individual income tax (NDFL)

The aggregate amount of tax calculated and withheld by the Company (tax agent) from a taxpayer (individual), in respect of it is recognized as source of income, will be paid at place where tax authority maintains records on the tax agent.

The Company is liable to transfer the calculated and withheld amounts of tax both at its location and at location of each separate subdivision.

Amount of tax payable to the budget at location of a separate subdivision, will be defined based on amount of income subject to taxation, which is calculated and paid to employees of these separate subdivisions.

4.4. Corporate property tax

The Company executive office calculates and pays the corporate property tax according to data provided by the Company separate subdivisions with respect to property being on the books of subdivisions and following data submitted by the executive office concerning property on the books of the Company executive office.

Managers of the separate subdivisions are responsible for monitoring of regional laws on the corporate property tax, for timely and accurate data on regional laws, for reliable information about property of the separate subdivisions, on requisites and due dates for tax payment being submitted to the Company executive office.

The real property facilities which have not undergone state registration and are itemized as a part of capital investments, but are actually in service, will be included in average annual cost of property upon the property tax calculation. The property tax exemptions with respect to the specified property are accepted without regard to availability of state registration.

4.5. Other taxes

Calculation and payment of local taxes and dues are performed at place of taxation base occurrence, and in accordance with the Russian Federation laws on taxes and dues, and internal documents of the Company, which regulate procedure for calculation and payment of the relevant taxes and dues.

Annex

to Regulations on accounting policy
for the taxation purpose for 2009

THE LIST OF SPECIAL TAX LEDGERS

Ledger	Name of Ledger
R-01-01	Proceeds
R-02-01	Direct expenses
R-02-02	Indirect costs
R-02-03-01	Expenses of service sector
R-02-03-02	Value of disposed property
R-02-04	Losses for operations specified in Annex No.3
R-03-01	Extraordinary income
R-04-01	Extraordinary charges
R-05-01	Discounting of bills of the third parties. Shares accounting
R-06-01	Yчeт Accounting of occurred / cancelled permanent, deductible temporary, taxable temporary differences upon depreciation and retirement of property
R-06-02	Accounting of occurred / cancelled deductible temporary differences upon writing-off of a loss from disposal
R-10-00	Reflection of tax assets and liabilities on treasury accounts
R-11-00	Transition from the current profit tax to notional expenditure (income)
R-12-00	Check of differences for fixed assets, intangible assets, special clothes, R&D, insurance
R-NORM-01	Reference for rated expenditures
N-01-01	Proceeds
N-02-01	Direct expenses
N-02-02	Indirect costs
N-02-03-01	Expenses of service sector
N-02-03-02	Value of disposed property
N-02-04	Losses for operations specified in Annex No.3
N-02-05	Calculation of rated expenditures
N-03-01	Extraordinary income
N-04-01	Extraordinary charges
N-05-01	Discounting of bills of the third parties. Shares accounting
N-05-02	Discounting of bills of the third parties
N-05-03	Accounting of sale of shares not circulated at the organized securities market
N-05-04	Accounting of sale of shares circulated at the organized securities market
N-06-01	Calculation of profit tax from income in form of payable dividends
N-10-01	Calculation of provision for doubtful debts
NB-01	Calculation of taxation base
ДH	Dividends charged to the advantage of shareholders
BP-02	Determination of amount of interest expense from debt securities
BP-03	Expenses in form of interest on debenture
BД-02	Income in form of interest yield

BД-03	Income in form of interest on debenture
N(B)-02-07	Writing-off of the private insurance expenses
N(B)-02-08	Writing-off of property insurance expenses and other insurance expenses
N(B)-02-09	Writing-off of deferred expenses (except for insurance)
N(B)-06-01	Receipt of fixed assets
N(B)-06-04	Depreciation for fixed assets
N(B)-06-05	Depreciation adjustment
N(B)-06-06	Realization of fixed assets, assets & const., intangible assets, special clothes
N(B)-06-07	Liquidation of fixed assets, assets & const., intangible assets, special clothes
N(B)-06-08	Writing-off of loss from fixed assets disposal
N(B)-06-09	Depreciation of intangible assets and special clothes in operation
N(B)-06-10	Writing-off of R&D expenses
N(B)-06-11	Realization of financial investments

Annex No. 3
to Decree of JSC FGC UES
dated 30.12.2008 No. 567

Plan of book-keeping accounts

0101000000	Land plots and objects of natural resources
0102000000	Buildings
0103000000	Constructions and transfer devices
0104000000	Machinery and equipment
0105000000	Transport
0106000000	Industrial and household equipment
0107000000	Other
0109000000	Work-stock, productive and pedigree livestock
0110000000	Perennial plantings
0111000000	Capital investments for radical improvement of lands
0112000000	Capital investments to leased fixed assets
0190300000	VAT on export transactions
0199999999	Disposals
0202000000	Buildings
0203000000	Constructions and transfer devices
0204000000	Machinery and equipment
0205000000	Transport
0206000000	Industrial and business inventory
0207000000	Other
0208100000	Amortization of property, put into operation, on account 08
0209000000	Work-stock, productive and pedigree livestock
0210000000	Perennial plantings
0211000000	Capital investments for radical improvement of lands
0212000000	Capital investments to leased fixed assets
0213000000	Fixed assets, designed to lease (leasing)
0214000000	Fixed assets, designed to lease (operating lease)
0301010000	Fixed assets, designed to lease (leasing)
0301020000	Fixed assets, designed to lease (operating lease)
0302010000	Fixed assets, transferred to long-term lease (leasing)
0302020000	Fixed assets, transferred to long-term lease (operating lease)
0303010000	Fixed assets, transferred to short-term lease (leasing)
0303020000	Fixed assets, transferred to short-term lease (operating lease)
0399000000	Disposal of material assets, recorded as interest-bearing investments
0401000000	Inventions, industrial samples, utility models
0402000000	Trade marks, service marks, names of place of origin of a commodity, trade names
0403000000	Software and database
0404010000	Licenses to the right of mineral resources’ use
0404990000	Other licenses and franchises with period of validity more than 12 months
0405000000	R&D results, not subject to legal protection
0406000000	Possession of “know-how”, secret formula or the process, information with regard to industrial, commercial or scientific experience
0407000000	Business reputation
0498000000	Other non-material assets
0499000000	Disposal of non-material assets
0501000000	Inventions, industrial samples, utility models
0502000000	Trade marks, service marks, names of place of origin of a commodity, trade names
0503000000	Software and databases

0504000000	Licences, franchises with period of validity more than 12 months
0504010000	Licenses to the right of mineral resources’ use
0504990000	Other licenses and franchises with period of validity more than 12 months
0506000000	Possession of “know-how”, secret formula or the process, information with regard to industrial, commercial or scientific experience
0598000000	Other non-material assets
0700000000	Equipment for installation
0700000090	Equipment for installation (transit)
0700000099	Adjustments to equipment cost in FI
0700001000	Equipment for installation (technical account)
0801000000	Objects, completed by construction, but not included into FA
0802000000	Purchase of land plots and objects of natural resources
0802000001	Purchase of land plots and objects of natural resources
0803100000	New construction
0803200000	Reconstruction, modernization, assembly on investment activity
0803300000	Reconstruction, modernization, assembly on muster budget
0803999999	Technical account for construction in progress
0804000000	Purchase of fixed assets’ objects
0804000001	Purchase of fixed assets’ objects (transit)
0804999999	Purchase of fixed assets’ objects (MM Module)
0805010000	Non-completed R&D objects
0805020000	Completed R&D with positive result, subject to legal protection
0805030000	Creation of NMA
0805040000	Completeted R&D with negative result
0806000000	Capital investments for radical improvement of lands
0807010000	Capital investments to leased objects of UNEG
0807020000	Capital investments to other leased fixed assets
0808010000	Capital investments to software
0808020000	Capital investments to other non-material assets
0809010000	DEW non-completed
0809020000	DEW completed
0815000000	Fixed assets acquisition
0900000010	IAO (Materials)
0900000020	IAO (R&D)
0900000030	IAO (Fixed Assets)
0900000040	IAO (insurance of employees)
0900000050	IAO (insurance of property)
0900000060	IAO (losses from FA sale)
0900000070	IAO (Financial Investments)
1001000000	Raw materials and materials
1001001000	Raw materials and materials (technical account)
1002000000	Fuel
1002001000	Fuel (technical account)
1003000000	Spare parts and components
1003000001	Correcting of spare parts cost in F1
1003001000	Spare parts and components (technical account)
1004000000	Construction materials
1004001000	Construction materials (technical account)
1005000000	Instrument, accessories and house wares
1005001000	Instrument, accessories and house wares (technical account)
1006000000	Materials transferred for processing
1007010000	Special rigging and special clothing at the stock
1007010100	Special rigging and special clothing at the stock (MM module)
1007011000	Special rigging and special clothing at the stock (technical account)

1007020100	Special rigging and special clothing in operation by standards
1007020200	Special rigging and special clothing over standard
1008000000	Equipment purchased for FA
1010000000	Pantry products
1012000000	Packing
1012001000	Packing (technical account)
1098000000	Other materials
1098001000	Other materials (technical account)
1098010000	Adjustment to cost of materials in FI
1400000000	Reserves under cost reduction of material assets
1501000000	Purchase of raw materials and materials
1502000000	Purchase of fuel
1503000000	Purchase of spare parts and components
1504000000	Purchase of construction materials
1505000000	Purchase of accessories and house wares
1507000000	Purchase of special rigging and special clothing
1508000000	Purchase of equipment for FA
1508040000	Purchase of fixed assets
1512000000	Purchase of packing
1520000000	Purchase of equipment, which requires assembly
1531000000	TDAon inventories purchased
1532000000	Expenses for MPZ maintenance
1541000000	Purchase of goods
1551000000	Clearing account for services
1598000000	Purchase of other materials
1599999997	Equipment in transit (for balance sheet preparation)
1599999998	Materials in transit (for balance sheet preparation)
1599999999	Technical clearing account PM/PS
1601000000	Deviations in price of raw materials and materials
1602000000	Deviations in price of fuel
1603000000	Deviations in price of spare parts and components
1604000000	Deviations in price of construction materials
1605000000	Deviations in price of accessories and house ware
1607000000	Deviations in price of special rigging and special clothing
1608040000	Deviations in price of fixed assets
1612000000	Deviations in price of packing
1620000000	Deviations in price of equipment, which requires assembly
1641000000	Deviations in price of goods
1698000000	Deviations in price of other materials
1901000000	VAT entered
1901010000	VAT entered taxed/non-taxed
1901020000	VAT entered for export
1901030000	VAT entered for advances transferred
1902000000	VAT paid
1903000000	VAT for distribution
1903010000	VAT for distribution taxed/non-taxed
1903020000	VAT for distribution internal market/export
1904000000	VAT export for confirmation
2001010000	Services in electric power transmission
2001020000	Services in technological connection
2002010000	Services under agent activity
2002020000	Operating services for external use
2002030000	Non-operating services for external use
2002040000	Other services of industrial nature

2600000000	General administration cost
3101010001	Raw materials and materials
3101010002	Raw materials and materials, not accepted for tax accounting
3101020001	Instruments, appliances, accessories, devices
3101020002	Instruments, appliances, accessories, devices, not accepted for TA
3101030001	Material assets, revealed during inventory or dismantling of FA
3101030002	Material assets, revealed during inventory or dismantling of FA, not accepted for TA
3101040000	Special rigging
3101040002	Special rigging, not accepted for TA
3102010001	Electric power purchased to cover losses related to its transfer
3102010002	Electric power purchased to cover losses related to its transfer, not accepted for TA
3102020101	Electric and heating power purchased to economic needs
3102020102	Heating energy to economic needs, not accepted for TA
3102020201	Electric power to economic needs
3102020202	Electric power to economic needs, not accepted for TA
3102030001	Water supply
3102030002	Water supply, not accepted for TA
3102040001	Technological fuel
3102040002	Technological fuel, not accepted for TA
3102050001	Fuel for transport means
3102050002	Fuel for transport means, not accepted for TA
3103010000	Special clothing up to one year
3103010002	Special clothing up to one year above the standard, not accepted for TA purposes
3103020000	Special clothing above one year
3104010001	Services on complex RTD of UNEG objects
3104010002	Services on complex RTD of UNEG objects, not accepted for TA
3104020001	Services on power energy transit
3104020002	Services on power energy transit, not accepted for TA
3104030001	Services of NPP outdoor switchgear
3104030002	Services of NPP outdoor switchgear, not accepted for TA
3104040001	Services of outside agencies on FA repair
3104040002	Services of outside agencies on FA repair, not accepted for TA
3104040011	Materials on repair by outside agencies
3104040012	Materials on repair by outside agencies, not accepted for TA
3104050001	Transportation of goods (before 2008)
3104050002	Transportation of goods, not accepted for TA (before 2008)
3104050011	Transportation of goods by long-distance freight railroad transport
3104050012	Transportation of goods by long-distance freight railroad transport, not accepted for TA
3104050021	Transportation of goods by industrial railroad transport
3104050022	Transportation of goods by industrial railroad transport, not accepted for TA
3104050031	Transportation of goods by motor transport
3104050032	Transportation of goods by motor transport, not accepted for TA
3104050041	Transportation of goods by sea transport
3104050042	Transportation of goods by sea transport, not accepted for TA
3104050051	Transportation of goods by internal water transport
3104050052	Transportation of goods by internal water transport, not accepted for TA
3104050091	Other transportation of goods
3104050092	Other transporation of goods, not accepted for TA
3104060001	services of CDO on organisation of dispatch work
3104060002	services of CDO on organisation of dispatch work, not accepted for TA
3104070101	expenses, related to maintenance and operation of FA and other property of environmental purpose

3104070102	expenses, related to maintenance and operation of FA and other property of environmental purpose, not accepted for TA
3104070201	payments for wastes (discharge) of contaminators in natural environment and other similar expenses within the norm
3104070202	payments for wastes (discharge) of contaminators in natural environment and other similar expenses above the norm
3104070300	services related to carrying out of ecology expertises
3104070301	services of outside agencies related to carrying out of ecology research, expertise
3104070401	placement and utilization of wastes
3104080101	support, technical service, inspection of industrial fixed assets (buildings, constructions, equipment, transport means, system of security)
3104080201	check and instrument calibration
3104080301	other works and services of industrial character
3104080302	other works and services of industrial character, not accepted for TA
3104081011	Contracting services (construction work) under external construction accepted for TA
3104081012	Contracting services (construction work) under external construction not accepted for TA
3104081021	Contracting services (installation work) under external construction accepted for TA
3104081022	Contracting services (installation work) under external construction not accepted for TA
3104081031	Installation/ assembly services not related to external construction, accepted for TA
3104081032	Installation/ assembly services not related to external construction, not accepted for TA
3104081041	R&D works by construction aside, accepted for TA
3104081042	R&D works by construction aside, not accepted for TA
3104090111	Equipment included into cost sheet of construction aside, accepted for TA
3104090112	Equipment included into cost sheet of construction aside, not accepted for TA
3104090121	Equipment not included into cost sheet of construction aside, accepted for TA
3104090122	Equipment not included into cost sheet of construction aside, not accepted for TA
3104100001	Services of ESS UNEG for maintenance and repair of fixed assets accepted for TA
3104100002	Services of ESS UNEG for maintenance and repair of fixed assets not accepted for TA
3104110001	Services of GlavSetService UNEG accepted for TA
3104110002	Services of GlavSetService UNEG not accepted for TA
3201000000	amortization of FA, used in ordinary business of industrial character
3201000002	Amortization of non-productive FX
3202000000	Amortization o intangible assets used in ordinary business
3203000000	ordinary expenses related to writing off of FA with value up to RUR 10,000 (before 2008)
3203000002	writing off of FA with value up to RUR 10,000 not accepted for TA
3203000010	Ordinary expenses on writing off FA with value up to RUR 20,000
3203000012	Ordinary expenses on writing off FA with value up to RUR 20,000 not accepted for TA
3203000020	Ordinary expenses on writing off intangible assets with value up to RUR 20,000
3203000022	Ordinary expenses on writing off intangible assets with value up to RUR 20,000 not accepted for TA
3204000002	Depreciation of FA received free of charge
3301010001	salary on tariff rates, official salaries
3301010002	salary on tariff rates, official salaries, not accepted for TA
3301020001	personal increases to tariff rates, salaries
3301020002	personal increases to tariff rates, salaries, not accepted for TA
3301030001	increases, related to mode of operation
3301030002	increases, related to mode of operation, not accepted for TA
3301040001	systematic (current) bonuses

3301040002	systematic (current) bonuses, not accepted for TA
3301050001	long-service award
3301050002	long-service award, not accepted for TA
3301060001	increases as regional bonuses
3301060002	increases as regional bonuses, not accepted for TA
3301060021	far northern hardship bonuses, accepted for TA
3301070001	one-time bonuses for carrying out of critical tasks, accepted for TA
3301070002	one-time bonuses for carrying out of critical tasks, not accepted for TA
3301080001	salary payment to employees, not on payroll
3301080002	salary payment to employees, not on payroll, not accepted for TA
3301090001	other stimulating payments
3301090002	other stimulating payments, not accepted for TA
3302010001	payment of vacations, provided by law
3302010002	payment of vacations, provided by law, not accepted for TA
3302020001	payment of additional vacations, provided by labour contract
3302020002	payment of additional vacations, provided by labour contract, not accepted for TA
3302030001	payment of study leaves
3302030002	payment of study leaves, not accepted for TA
3302040001	average salary for time in business trips
3302040002	average salary for time in business trips, not accepted for TA
3302050001	average salary for time in study off-job
3302050002	average salary for time in study off-job, not accepted for TA
3302060001	extra charge to women, being in maternity leave
3302060002	extra charge to women, being in maternity leave not accepted for TA
3303010001	remunerations under the results of work per annum
3303010002	remunerations under the results of work per annum, not accepted for TA
3303020001	remunerations for inventions and efficiency
3303020002	remunerations for inventions and efficiency, not accepted for TA
3303030001	compensations for unused annual leave
3303030002	compensations for unused annual leave, not accepted for TA
3303040001	payment of food, accommodation, fuel
3303040002	payment of food, accommodation, fuel, not accepted for TA
3303050001	other compensation payments
3303050002	other compensation payments, not accepted for TA
3303060001	payment of official uniform
3303060002	payment of official uniform, not accepted for TA
3303070002	Material assistance for holiday not accepted for TA
3304010001	termination benefit
3304010002	termination benefit, not accepted for TA
3304020001	payment of transit to the place of vacation and back
3304020002	payment of transit to the place of vacation and back, not accepted for TA
3304030002	expenses in the form of increases to pensions, not accepted for TA
3304040001	payment of transit to the place of training and back
3304040002	payment of transit to the place of training and back no accepted for TA
3305010000	non-state pension insurance of employees
3305020000	Medical insurance of employees
3305030000	Insurance — death/disablement
3306000001	other expenses, made in favor of employee
3306000002	other expenses, made in favor of employee, not accepted for TA
3401010001	Allocations to Social Insurance Fund
3401010002	Allocations to Social Insurance Fund not accepted for TA
3401020001	Allocations to Pension Fund
3401020002	Allocations to Pension Fund not accepted for TA
3401030101	Allocations to Territorial Medical Insurance fund

3401030102	Allocations to Territorial Medical Insurance fund not accepted for TA
3401030201	Allocations to Federal Medical Insurance fund
3401030202	Allocations to Federal Medical Insurance fund not accepted for TA
3402000001	Allocations on social insurance from industrial accidents and professional diseases
3402000002	Allocations on social insurance from industrial accidents and professional diseases, not accepted for TA
3403010001	State due
3403020001	Custom dues and charges
3403030001	other taxes and dues on ordinary expenses
3403030002	other taxes and dues on ordinary expenses, not accepted for TA
3501010000	Communication services and postal expenses of Deferred Expenses
3501010001	Communication services and postal expenses (before 2008)
3501010002	Communication services and postal expenses, not accepted for TA (before 2008)
3501010011	Services of post and courier service
3501010012	Services of post and courier service, not accepted for TA
3501010021	Services of telephone service
3501010022	Services of telephone service, not accepted for TA
3501010031	Services of digital communication service
3501010032	Services of digital communication service, not accepted for TA
3501020001	Legal services
3501020002	legal services, not accepted for TA
3501030100	Expenses related to purchase of rights to software, development, modernization and adjustment of software
3501030201	expenses related to technical service of software, data base update
3501030202	expenses related to technical service of software, data base update, not accepted for TA
3501030301	information services
3501030302	information services not accepted for TA
3501040001	consulting services
3501040002	consulting services, not accepted for TA
3501050001	auditor services
3501050002	auditor services, not accepted for TA
3501060001	notary services
3501060002	notary services, not accepted for TA
3501070001	transport expenses, not related to transit of goods
3501070002	transport expenses, not related to transit of goods, not accepted for TA
3501080101	expenses, related to providing of forms of statistical accounting
3501080102	expenses, related to providing of forms of statistical accounting, not accepted for TA
3501080201	expenses, related to publishing of accounting statement
3501080202	expenses, related to publishing of accounting statement, not accepted for TA
3501090001	services of translators, which are not in the company’s staff
3501090002	services of translators, which are not in the company’s staff, not accepted for TA
3501100001	membership fees for participating in energy forums, exhibitions, councils, commissions
3501100002	membership fees for participating in energy forums, exhibitions, councils, commissions, not accepted for TA
3501110101	off the ration expenses to advertisement, including participating in exhibitions and expositions
3501110102	off the ration expenses to advertisement, including participating in exhibitions and expositions not accepted for TA
3501110201	expenses to advertisement, including participating in exhibitions and expositions
3501110202	expenses to advertisement, including participating in exhibitions and expositions not accepted for TA
3501120101	services of collection
3501120102	services of collection, not accepted for TA

3501120201	services related to purchase of forest tickets and cutting
3501120202	services, related to forest tickets on cutting, not accepted fot TA
3501120301	services on technical maintenance of office appliances and systems of conditioning
3501120302	services on technical maintenance of office appliances and systems of conditioning, not accepted for TA
3501120401	services of polyclinic and Health Inspection Services
3501120402	services of polyclinic and Health Inspection Services, not accpetde for TA
3501120501	expenses to printing and house proof services
3501120502	expenses to printing and house proof services, not accepted for TA
3501120701	other services of industrial character
3501120702	other services of industrial character, not accepted for TA
3502010001	expenses of external organisations related to property protection
3502010002	expenses of external organisations related to property protection, not accepted for TA
3502020001	expenses related to maintenance of office transport
3502020002	expenses related to maintenance of office transport, not accepted for TA
3502030001	public facilities and expenses to maintenance of buildings
3502030002	public facilities and expenses to maintenance of buildings, not accepted for TA
3502040101	payment for use of AO-energo grids
3502040201	payment for lease of properties, except buildings and offices
3502040202	payment for lease of properties, except buildings and offices, not accepted for TA
3502040301	payment for lease of transport means
3502040302	payment for lease of transport means, not accepted for TA
3502040401	payment for lease of buildings and office premises
3502040402	payment for lease of buildings and office premises, not accepted for TA
3502040501	payment for land lease
3502040502	payment for land lease, not accepted for TA
3502050110	expenses related to obligatory insurance of property, including FEED
3502050120	expenses related to voluntary insurance of property, including FEED
3502050210	expenses related to obligatory insurance of civil liability, including FEED
3502050220	expenses related to voluntary insurance of civil liability, including FEED
3502050310	expenses to other types of obligatory insurance, including FEED
3502050320	expenses to other types of voluntary insurance, including FEED
3502060001	expenses to registration of proprietary rights
3502060002	expenses to registration of proprietary rights, not accepted for TA
3502070001	expenses related to evaluation of property
3502070002	expenses related to evaluation of property, not accepted for TA
3503010001	expenses related to recruitment of staff
3503010002	expenses related to recruitment of staff, not accepted for TA
3503020001	expenses related to education and continuing education of staff
3503020002	expenses related to education and continuing education of staff, not accepted for TA
3503020100	expenses related to education and continuing education of staff (FEED)
3503020102	expenses related to education and continuing education of staff, not accepted for TA (FEED)
3504010111	expenses related to pass on business trips within Russia
3504010112	expenses related to pass on business trips within Russia, not accepted for TP
3504010121	expenses related to pass on foreign business trips
3504010122	expenses related to pass on foreign business trips, not considered for TP
3504010211	costs per day on business trips within Russia
3504010212	costs per day on business trips within Russia, not accepted for TA
3504010221	costs per day on foreign business trips
3504010222	costs per day on foreign business trips, not accepted for TA
3504010311	accommodation expenses on business trips within Russia
3504010312	accommodation expenses on business trips within Russia, not accepted for TP

3504010321	accommodation expenses on foreign business trips
3504010322	accommodation expenses on foreign business trips, not accepted for TA
3504010411	miscellaneous expenses on business trips within Russia
3504010412	miscellaneous expenses on business trips within Russia, not accepted for TA
3504010421	miscellaneous expenses on foreign business trips
3504010422	miscellaneous expenses on foreign business trips, not accepted for TA
3504020101	representation expenses related to official entertainments
3504020102	representation expenses related to official entertainments, not accepted for TA
3504020201	representation expenses related to catering at business meetings
3504020202	representation expenses related to catering at business meetings, not accepted for TA
3505010001	expenses related to holding of conferences, seminars and competitions of industrial character
3505010002	expenses related to holding of conferences, seminars and competitions of industrial character, not accepted for TA
3505020101	remunerations to members of the Board of Directors
3505020102	remunerations to members of the Board of Directors, not accepted for TA
3505020201	remunerations to members of the Revision Committee
3505020202	remunerations to members of the Revision Committee, not accepted for TA
3505020301	expenses to holding of shareholders’ meeting
3505020302	expenses to holding of shareholders’ meeting, not accepted for TA
3506010001	expenses related to providing of normal work conditions and safety facilities
3506010002	expenses related to providing of normal work conditions and safety facilities, not accepted for TA
3506020001	expenses related to maintenance of medical offices
3506020002	expenses related to maintenance of medical offices, not accepted for TA
3506030001	expenses related to civil protection
3506030002	expenses related to civil protection, not accepted for TA
3506040000	expenses related to certification and licensing
3506050001	expenses related to R&D with positive result
3506050002	expenses related to R&D with positive result not accepted for TA
3506060001	expenses related to stationary
3506060002	expenses related to stationary, not accepted for TA
3506070000	expenses related to payment of subscription and purchase of literature of FEED
3506070001	expenses related to payment of subscription and purchase of literature
3506070002	expenses related to payment of subscription and purchase of literature, not accepted for TA
3506080001	payments on sick leave certificates (in accordance with the law)
3506080002	payments on sick leave certificates (in accordance with the law) not accepted for TA
3506090101	quoting of work places
3506090102	quoting of work places, not accepted for TA
3506090201	expenses related to compensation for use of private cars for business trips
3506090202	expenses related to compensation for use of private cars for business trips, not accepted for TA
3506090300	expenses related to forming of documents on cargo delivery and FEED travel
3506090301	expenses related to forming of documents on cargo delivery and travel
3506090302	expenses related to forming of documents on cargo delivery and travel, not accepted for TA
3506090400	miscellaneous ordinary FEED expenses
3506090401	miscellaneous ordinary expenses
3506090402	miscellaneous ordinary FEED expenses, not accepted for TA
3601010001	CA construction works
3602010001	CA assembly works
3603010001	CA equipment
3609010001	miscellaneous expenses on CA

3610000000	equipment, requiring assembly (core activity)
3611000000	services of external agencies related to assembly of equipment (core activity)
3620021001	CA: Property tax
3620022001	CA: Land tax
3620023001	CA: Transport tax
3620032222	CA Expenses on liquidation of written-off TCA, not accepted for TA
3620032311	CA: Cost of TCA written-off
3620032312	CA: Cost of TCA written-off not accepted for TA
3620040001	CA: Expenses of bank services, except for interest-related
3620040002	CA: Expenses on bank servicesm, except for interest-related, not accepted for TA
3620081102	CA: Material assistance, Single-time assistance, not accepted for TA
3620081202	CA: Social-type payments, not accepted for TA
3620082002	CA: Expenses on treatment waybills, not accepted for TA
3620083102	CA: Single-time retirement allowance, not accepted for TA
3620083202	CA: Single-time payments to anniversaries, not accepted for TA
3620084002	CA: Expenses on flats, not accepted for TA
3620110332	Expenses related to corporate celebrations not accepted for TA
3620110712	CA: non-reimbursable VAT, not accepted for TA
3620111192	CA: Other expenses, not accepted for TA
3630010001	Expesnes of R&D
3801010000	closing of accounts on ordinary expenses
3801010001	Construction works
3801020000	closing of accounts on accessory production
3802010001	assembly works
3803010001	equipment
3808030000	value of DEW
3809010001	miscellaneous expenses on CA
3999999999	Closing of CO-FI
4110000000	goods in retail
4120000000	goods in wholesale
4200000000	trade margin
4500000000	goods dispatched
4600000000	goods in retail
5001000000	cash of the company in roubles
5001010000	cash KRMES in roubles
5001020000	cash URMES in roubles
5001030000	cash CRMES in roubles
5002000000	Operational cash
5002000100	Cash of Novosibisrl SPB
5002000200	Cash of Ural part of Novosibisrl SPB
5002000300	Cash of Surgut part of Novosibisrl SPB
5002010000	Cash of Vladimirr production unit
5002020000	Cash of Bryansk production unit
5002021401	Operational cash Kaluga
5002021402	Operational cash Ryazan
5002030000	Cash of Arzamas production unit
5002990001	Cash of Novosibisrl SPB
5002990002	Cash of Ural part of Novosibisrl SPB
5002990003	Cash of Surgut part of Novosibisrl SPB
5002990601	Cash of Vladimirr production unit
5002990602	Cash of Bryansk production unit
5002990603	Cash of Arzamas production unit
5003010000	Cash - MI - air tickets
5003010100	cash KRMES - MI - air tickets

5003010200	cash URMES - MI - air tickets
5003010300	cash CRMES - MI - air tickets
5003020000	cash — MI — hotel vouchers
5003020100	cash KRMES - MI - hotel vouchers
5003020200	cash URMES - MI - hotel vouchers
5003020300	cash CRMES - MI - hotel vouchers
5003030000	cash — MI — trade marks, state duties
5003030100	cash KRMES - MI - trade marks, state duties
5003030200	cash URMES - MI - trade marks, state duties
5003030300	cash CRMES - MI - trade marks, state duties
5003040000	cash — MI — signs of postal payment
5003040100	cash KRMES - MI - signs of postal payment
5003040200	cash URMES - MI - signs of postal payment
5003040300	cash CRMES - MI - signs of postal payment
5003050000	cash — rail road — tickets paid
5003050100	cash KRMES - MI - rail road — tickets paid
5003050200	cash URMES - MI - rail road — tickets paid
5003050300	cash CRMES - MI - rail road — tickets paid
5003060000	cash — MI — coupon for petrol
5003060100	cash KRMES - MI - coupon for petrol
5003060200	cash URMES - MI - coupon for petrol
5003060300	cash CRMES - MI - coupon for petrol
5003070000	cash — MI — coupon for petrol
5004000000	cash of the company in currency
5004005005	monetary instruments in currency
5101000001	Settlement account 1 IA in Lefortovo Branch of SB
5101000002	Settlement account 2 IA in Lefortovo Branch of SB
5101000003	Settlement account 1 IA in JSC Alfa-Bank
5101000004	Settlement account 2 IA in JSC Alfa-Bank
5101000005	Settlement account IA in LLC KB Agropromcredit
5101000006	Settlement account IA in JSC KB Vneshtorgbank
5101000007	Settlement account IA in CJSC AB Gazprombank
5101000008	Settlement account IA in JSC KB Petrocommetz
5101000009	Master account IA in NKO “Clearing chamber of RTS
5101000010	Trading account IA in NKO “Clearing chamber of RTS
5101000011	Master account IA in JSC Alfa-Bank
5101000012	Trading account IA in JSC Alfa-Bank
5101000013	Settlement account IA in JSC KB EURO FINANCE MOSNARBANK
5102000001	Settlement account of MES of Center of Alfa-Bank branch
5102000002	Settlement account 1 Central branch No 8641/1589 SB RF
5102000003	Settlement account 2 Central branch No 8641/1589 SB RF
5102020001	Settlement account 1 Chernozemnoye PMES Starooskolsk branch of SB RF
5102020002	Settlement account 2 Chernozemnoye PMES Starooskolsk branch of SB RF
5102020003	Settlement account Chernozemnoye PMES Kursk branch of SB RF
5102020004	Settlement account Additional office Industrial branch of JSC Kurskprombank
5102020005	Settlement account Branch of CJSC Gazenergoprombank
5102020006	Settlement account Belgorod branch of SB RF No 8592
5102030001	Settlement account Volga-Oka PMES of Vladimir branch of SB RF
5102030002	Settlement account Volga-Oka PMES of LLC Vladprombank
5102030003	Settlement account branch Voznesensky AKB Investtorgbank
5102030004	Settlement account branch of JSC Vneshtorgbank
5102050001	Settlement account Volga-Don PMES of Volgograd branch of Alfa-Bank
5102050002	Settlement account Volga-Don PMES in Astrakhan branch of SB RF
5102050003	Settlement account Volga-Don PMES in Volgograd branch of SB RF

5102050004	Branch Rostovsky of JSC Alfa-Bank, Rostov-on-Don
5102050005	Settlement account in Volgograd branch of Alfa-Bank
5102050006	Settlement account in Volgograd branch of JSC Alfa-Bank
5102050007	Corporate account in Volgograd branch of JSC Alfa-Bank
5102050008	Branch Rostovsky of JSC Alfa-Bank, Rostov-on-Don
5102050009	Branch Rostovsky of JSC Alfa-Bank, Rostov-on-Don2
5102050010	Branch Rostovsky of JSC Alfa-Bank, Rostov-on-Don3
5102050011	Branch Rostovsky of JSC Alfa-Bank, Rostov-on-Don4
5102060001	Settlement account of Vologda PMES of Vologda branch of SB RF
5102060002	Settlement account of Vologda branch No 8638 branch of SB RF
5102090001	Settlement account Moscow PMES of Dmitrov branch of SR RF
5102090002	Settlement account Central branch of SR RF No 8641/1658
5102090003	Settlement account LLC KB Transinvestbank
5102100001	Settlement account Verkhne-Donskoye PMES of Tambov branch of SB RF
5102100002	Settlement account Tambov branch of SB RF No 8594
5102100003	Settlement account Tambov branch of SB RF No 8594 (current account)
5102100004	Settlement account Lipatsk branch of SB RF No 8593
5102110001	Settlement account Valday PMES of Tver branch of SB RF
5102110002	Settlement account Tver branch of SB RF (master account)
5102110003	Settlement account Yaroslavsky branch of JSC ugra AKB
5102130001	Settlement account Nizhegorodskaya PMES of Nizhegorodskiy branch of JSC Alfa-Bank
5102130002	Settlement account Nizhegorodskaya PMES of Arzamas branch of SB RF
5102130003	Settlement account Nizhegorodskaya PMES of Gorodetsky branch of SB RF
5102130004	Settlement account Nizhegorodskiy branch of JSC Alfa-Bank
5102140001	Settlement account Prioksky PMES Tula branch of SB RF
5102140002	Settlement account Prioksky PMES Kaluga branch of SB RF
5102140003	Settlement account 2 Prioksky PMES Kaluga branch of SB RF
5102140004	Settlement account Prioksky PMES Ryazan branch of SB RF
5102140005	Settlement account 2 Prioksky PMES Ryazan branch of SB RF
5102140006	Settlement account Tula branch of SB RF No 8604
5102140007	Settlement account 2 Tula branch of SB RF 8604
5102140008	Settlement account branch of JSC NB TRAS Kaluga
5102150001	Settlement account SPB Bely Rast
5102500001	Settlement account TMR of MES Center in branch of JSC Alfa-Bank
5102500002	Settlement account TMR of MES Center Stromynskoye branch of SB RF
5102520001	Settlement account Chernozenmoye PTMR of Kursh branch on SB RF
5102530001	Settlement account Volga-Oka PTMR of Vladimir branch on SB RF
5102550001	Settlement account Volga-Don PTMR of Vladimir branch of JSC Alfa-Bank
5102550002	Settlement account Volga-Don PTMR of Rostov branch of JSC Alfa-Bank
5102560001	Settlement account Вологодск ПТОиР Vologda branch on SB RF
5102590001	Settlement account Moscow PTMR of Alfa-Bank branch
5102600001	Settlement account Verkhne-Donskoy PTMR in Tambov branch on SB RF
5102610001	Settlement account Valday PTMR inTver branch on SB RF
5102630001	Settlement account Nizhegorodsky PTMR of Volgo-Vyatskiy in Arzamas branch on SB RF
5102630002	Settlement account Nizhegorodsky PTMR of Volgo-Vyatskiy in Gorodtzy branch on SB RF
5102640001	Settlement account Prioksky PTMR in Obninsk branch on SB RF
5102640002	Settlement account Prioksky PTMR in Mikhailovsk branch on SB RF
5103000001	Settlement account MES of North-West in Alfa-bank branch
5103000002	Settlement account MES of North-West in Kalinin branch on SB RF
5103000003	Settlement account MES of North-West in Agropromcredit branch
5103000004	Settlement account in Arkhangelsk branch on SB RF No 8637

5103000005	Settlement account in Komi branch on SB RF No 8617
5103000006	Settlement account in branch St-Petersburgsky of JSC Alfa-Bank
5103010001	Settlement account Bryansk PMES (master account)
5103010002	Settlement account Bryansk PMES (investment activity)
5103010003	Settlement account Bryansk PMES (other activity)
5103010004	Settlement account Bryansk PMES (business-account)
5103010005	Settlement account Bryansk PMES (current)
5103010006	Settlement account in Smolensk branch on SB RF No 8609 (business-account)
5103010007	Settlement account in Smolensk branch on SB RF No 8609
5103010008	Settlement account Smolensky RF in JSC Rosselkhozbank (deposit account)
5103020001	Settlement account Vyborg PMES in Severo-Zapadny bank
5103030001	Settlement account Karelsky PMES in Karelsky branch of SB RF
5103030002	Settlement account Petrozavodsk branch of CJSC Baltic bank
5103030003	Settlement account Murmansk branch of CJSC Baltic bank
5103040001	Settlement account Leningrad PMES in Severo-Zapadny bank
5103040002	Settlement account Leningrad PMES in Alfa-bank branch
5103040003	Settlement account SEVERO-ZAPADNY in AGROPROMCREDIT branch
5103050001	Settlement account Novgorod PMES in Novgorod branch of SB RF
5103400001	Settlement account ATP MES of North-West in in Alfa-bank branch
5103500001	Settlement account MES TMR of North-West in in Alfa-bank branch
5103500002	Settlement account MES TMR of North-West in Agropromcredit
5103500003	Settlement account MES TMR in Sberbank
5103500004	Settlement account MES TMR in Admiralteysky bank
5103510001	Settlement account Bryansk TMR of North-West in Bryansk branch of SB RF
5103520001	Settlement account Vyborg PTMR in Severo-Zapadny bank Sberbank
5103530001	Settlement account Karelia PTMR in Karelia branch of SB RF
5103540001	Settlement account Leningradskiy PTMR in Severo-Zapadny bank Sberbank
5103550001	Settlement account Novgorodsky PTMR Novgorod branch of SB RF
5103560001	Settlement account St Petersburg PTMR in Alfa-bank
5103560002	Settlement account St Petersburg PTMR in SB RF
5104000001	Settlement account MES of Volga in Alfa-bank branch
5104000002	Settlement account MES of Volga in Povolzhsky bank of SB RB
5104000003	Settlement account branch Samarsky in JSC Alfa-Bank
5104010001	Settlement account VerkhneVolzhsky PMES in Volga branch of SB RF
5104010002	Settlement account Verkhne-Volzhskiy PMES in Petrocomertz Bank
5104010003	Settlement account branch of SB RF No 8614 Mariy El
5104010005	Settlement account branch of JSC Vneshtorgbank Yoshkar-Ola
5104020001	Settlement account Nizhne-Volzhskiy PMES in Saratov branch of SB RF
5104020002	Settlement account Nizhne-Volzhskiy PMES in Alfa-bank branch
5104020003	Settlement account Nizhne-Volzhskiy PMES in Petrocomertz Bank
5104020004	Settlement account Kirov branch of Povolzhsky bank of SB RF
5104020005	Settlement account Saratov branch of SB RF No 8622
5104030001	Settlement account Samara PMES in Alfa-bank branch
5104030002	Settlement account Samara PMES in Kirovskiy branch of SB RF
5104030003	Settlement account Samara PMES in Petrocomertz Bank
5104040001	Settlement account Srende-Volzhskiy PMES in Ulianovsk branch of SB RF
5104040002	Settlement account Srende-Volzhskiy PMES in Petrocomertz Bank
5104040003	Settlement account Srende-Volzhskiy PMES in Ulianovsk branch of SB RF
5104040005	Settlement account LLC Bank Kuznetsky”
5104040006	Settlement account Ulianovsk branch CJSC KB Gazbank
5104040007	Settlement account JSC KB Mordovpromstroybank
5104040008	Settlement account branch of SB RF No 8614 Mariy El
5104040009	Settlement account branch of JSC Vneshtorgbank Yoshkar-Ola
5104040010	Settlement account Srende-Volzhskiy PMES in Kanashi branch of SB RF No 7507

5104500001	Settlement account MES TMR of Volga Povolzhsky bank of SB RF
5104510001	Settlement account Verkhne-Volzhsky PTMR of Volzhsky branch of SB RF
5104520001	Settlement account Nizhne-Volzhsky PTMR of Saratov branch of SB RF
5104530001	Settlement account Levoberezhny PTMR of Kirovsk branch of SB RF
5104540001	Settlement account Srende-Volzhskiy PTMR in Veshkaimsky branch of SB RF
5105000001	Settlement account 1 IA MES Yugra in Pyatigorsk branch of SB RF
5105000002	Settlement account 2 IA MES Yugra in Pyatigorsk branch of SB RF
5105000003	Settlement account Severo-Kaxkazsky bank of SB RF in Stavropol
5105010001	Settlement account Kuban PMES in Tikhoretsk branch of SB RF
5105010002	Settlement account Kuban PMES in Krasnodar branch of SB RF
5105010003	Settlement account Yugo-Zapadny bank of SB RF
5105020001	Settlement account Rostov PMES in Volgodonsk branch of SB RF
5105020002	Settlement account Yugo-Zapadny bank of SB RF
5105020003	Settlement account Rostov branch of SB RF No 5221 in Yugo-Zapadny bank of SB RF
5105030001	Settlement account Stavropol PMES in Pyatigorsk branch of SB RF
5105030002	Settlement account Stavropol PMES of FAIK PSB Stavropolie
5105040001	Settlement account Kaspiy PMES in Dagestan branch of SB RF
5105040002	Settlement account Kaspiy PMES in LLC Dagenergobank
5105500001	Settlement account IA MES TMR of South in Severo-Kackazsky SB RF
5105510001	Kuban PTMR
5105520002	Settlement account Rostov PTMR in Yugo-Zapadny bank of SB RF
5105530002	Settlement account Stavropol PTMR in Pyatigorsk branch of SB RF
5106000001	Settlement account IA MES of Ural in Alfa-Bank branch
5106000002	Settlement account 2 IA MES of Ural in Alfa-Bank Ekaterinbourg branch
5106010001	Settlement account Orenburg PMES in Alfa-Bank branch
5106010002	Settlement account Orenburg PMES in Orenburg branch of SB RF
5106020001	Settlement account Perm PMES of Perm branch of Alfa-Bank
5106020002	Settlement account Perm PMES of Izhevsk branch of Alfa-Bank
5106020003	Settlement account Perm PMES of Gorodskoye branch of Alfa-Bank
5106020004	Settlement account Perm PMES of Chusovsk branch of Alfa-Bank
5106020005	Corporate account Kirov branch No 8612 of SB RF branch
5106020006	Settlement account Kirov branch No 8612 of SB RF branch (current account)
5106020007	Settlement account in branch Permskiy of JSC Alfa-Bank
5106020008	Settlement account Udmurtia branch of SB RF No 8618
5106030001	Settlement account Sverdlovsk PMES of Uralsky Bank of SB
5106030002	Settlement account Sverdlovsk PMES in Yekaterinburg branch of Alfa-Bank
5106030003	Settlement account Uralsky Bank of SB RF
5106030004	Settlement account Kurgan branch of KB Agropromcredit
5106040001	Settlement account Chelyabinsk PMES of Chelyabinsk branch of Alfa-Bank
5106040002	Settlement account Chelyabinsk branch of Alfa-Bank
5106040003	Settlement account Orenburg branch of LLC KB Agropromcredit
5106040004	Settlement account Chelyabinsk branch of JSC Bank VTB
5106400001	Settlement account ATP MES of Ural in Alfa-bank branch
5106500001	Settlement account MES TMR of Ural and West Siberis in Alfa-bank branch
5106500002	Settlement account MES TMR of Ural and West Siberis in Uralsky bank
5106500003	Settlement account MES TMR of Ural and West Siberis in Agroprombank
5107000001	Settlement account MES of Siberia in Alfa-bank branch
5107000002	Settlement account Corporate card of MES of Siberia in Alfa-bank branch
5107000003	Settlement account Krasnoyarsky branch of JSC Alfa-Bank
5107010001	Settlement account Zabaykalsk PMES in Buriatia branch of SB RF
5107010002	Settlement account Buriatia branch of SB RF No 8601
5107010003	Settlement account Chita branch of SB RF No 8600
5107010004	Settlement account Chelyabinsk branch of JSC Bank VTB

5107020001	Settlement account West-Siberia PMES in Alfa-bank branch
5107020002	Settlement account West-Siberia PMES in Alfa-bank branch
5107030001	Settlement account Krasnoyarsk PMES in Alfa-bank branch
5107030002	Settlement account Krasnoyarsk PMES in East Siberian Bank of SB RF
5107030003	Settlement account East Siberian Bank of SB RF
5107040001	Settlement account Kuzbass PMES in Alfa-bank branch
5107040002	Settlement account Kuzbass PMES in Kemerovo branch of SB RF
5107040003	Settlement account Kemerovo branch of JSC Alfa-Bank
5107040004	Settlement account Novosibirsk branch of JSC Alfa-Bank
5107050001	Settlement account Omsk PMES in Alfa-bank branch
5107050002	Settlement account Omsk PMES in Omsk branch of SB RF
5107050003	Settlement account Omsk branch of SB RF (under contract No 8634)
5107050004	Settlement account Omsk branch of SB RF
5107060001	Settlement account Khakassia PMES of Sayanogorsk branch of SB RF
5107060002	Settlement account East-Siberian bank of SB in Abakan branch No 8602
5107060003	Settlement account JSC Bank Tuvacredit
5107070002	Settlement account Tomsk PMES in Alfa-bank branch
5107070003	Settlement account in branch OF cjsc Gazprombank
5107200001	Settlement account MES of West Siberia in Agropromcredit branch
5107200002	Settlement account Tyumen branch of KB Agropromcredit
5107200003	Settlement account Surgut branch of KB Agropromcredit
5107210001	Settlement account Khanty-Mansiysky PLES in branch of Agropromcredit
5107220001	Settlement account Yamalo-Nenetsky PMES in branch of Agropromcredit
5107230001	Settlement account Tyumen PMES in branch of KB Agropromcredit
5107230002	Settlement account Tyumen branch of LLC Agropromcredit
5107230003	Settlement account Surgut branch of LLC Agropromcredit
5107500001	Settlement account 1 MES TMR of Siberia in Alfa-bank branch
5107500002	Settlement account 2 MES TMR of Siberia in Alfa-bank branch
5107500003	Settlement account 3 MES TMR of Siberia in Alfa-bank branch
5107510001	Settlement account West-Siberian PTMR of Gorodskoy branch of SB RF
5107520001	Settlement account West-Siberian PTMR of Gorodskoy branch of SB RF
5107530001	Settlement account Krasnoyarsk PTMR in Alfa-bank branch
5107540001	Settlement account Kuzbass PTMR in Alfa-bank branch
5107540002	Settlement account Kuzbass PTMR in Kemerovo branch of SB RF
5107550001	Settlement account Omsk PTMR in Alfa-bank branch
5107550002	Settlement account Omsk PTMR in Omsk branch of SB RF
5107560001	Settlement account Khakassia PTMR of Sayanogorsk branch of SB RF
5108000001	Settlement account IA MES of East in Alfa-bank branch
5108000002	Settlement account 2 IA MES of East in Alfa-bank branch
5108000003	Settlement account 3 IA MES of East in Alfa-bank branch
5108000004	Settlement account 4 IA MES of East in SR of Russia branch
5108000005	Settlement account JSC Alfa-Bank branch Khabarovsky
5108010001	Settlement account Amur PMES in Blagovesensk branch of SB RF
5108010002	Settlement account Amur PMES in JSC TEMBR-BANK
5108010003	Settlement account CJSC AB ALDANZOLOTOBANK
5108020001	Settlement account Primorsk PMES in Alfa-bank branch
5108020002	Settlement account in Dalnevostochny branch of Alfa-Bank
5108020003	Settlement account in Khabarovsk branch of JSC Alfa-Bank
5108030001	Settlement account Khabarovsk PMES in Alfa-bank branch
5108030002	Settlement account Khabarovsk branch of JSC Bank VTB
5108500001	Settlement account MES TMR of East in Alfa-bank branch
5108500002	Settlement account MES TMR of East in REgionbank
5108510001	Settlement account Amur PTMR in Svobodnnsk branch of SB RF
5108520001	Settlement account Primorsk PTMR in Alfa-bank branch

5108520002	Settlement account Primorsk PTMR in Alfa-bank Khabarovsk branch
5108530001	Settlement account Khabarovsk PTMR in Alfa-bank Khabarovsk branch
5199000001	Settlement account Electrosetservice in Alfa-bank branch
5199000002	Settlement account Electrosetservice in Central Branch pf SB RF
5199000003	Settlement account Electrosetservice in UralSib
5199010001	Settlement account Yuzhnaya SPB in Pyatigorsk branch of SB RF
5199020001	Settlement account Mikhailovskaya SPB in Mikhailovskaya branch of SB RF
5199030001	Settlement account Novgorod SPB in Novgorod branch of SB RF
5199050001	Settlement account Sredne-Volzhskaya SPB in Veshkaimskoye branch of SB RF
5199060001	Settlement account SPB Electrosetremont in Noginsk branch of SB RF
5199060002	Settlement account SPB Electrosetremont in Avtobank-Nikoil
5199210002	Settlement account Amur PMES in JSC TEMBR-BANK
5199220003	Settlement account in CJSC AO AB ALDANZOLOTOBANK
5199230004	Settlement account Bryansk PMES (business-account)
5199230005	Settlement account Bryansk PMES (current account)
5199240006	Settlement account Smolensk branch of SB RF No 8609 (business-account)
5199240007	Settlement account Smolensk branch of SB RF No 8609
5199240008	Settlement account Smolensky RF in JSC Rosselkhozbank (deposit account)
5199250003	Settlement account Yaroslavl branch of JSC Yugra AKB
5199260002	Settlement account Tver branch of SB RF (master account)
5199270008	Settlement account branch of SB RF No 8614 Mariy El
5199270009	Settlement account branch of JSC Vneshtorgbank Yoshkar-Ola
5199290002	Settlement account Tambov branch of SB RF No 8594
5199300004	Settlement account Lipetsk branch of SB RF No 8593
5199310003	Settlement account Tambov branch of SB RF No 8594 (current account)
5199320008	Branch Rostovskiy of JSC Alfa-Bank, Rostov-on-Don
5199330006	Settlement account Volgograd branch of JSC Alfa-Bank
5199340002	Settlement account Volgo-Okskoye PMES of LLC Vladprombank
5199350003	Settlement account Voznesensky branch of AKB Investtorgank
5199360004	Settlement account branch of JSC Vneshtorgbank
5199370002	Settlement account Vologda branch of SB RF No 8638
5199380002	Settlement account Buriatia branch of SB RF No 8601
5199390003	Settlement account Chita branch of SB RF No № 8600
5199390004	Settlement account Chelyabinsk branch of JSC Bank VTB
5199430002	Settlement account Petrozavodsk branch of CJSC Baltic Bank
5199440003	Settlement account Murmansk branch of CJSC Baltic Bank
5199450002	Settlement account Kaspiyskoye PMES in LLC Dagenergobank
5199460003	Settlement account Vostochno-Sibirsky bank of SB RF
5199470003	Settlement account Yugo-Zapadny bank of SB RF
5199480003	Settlement account Kemerovo branch of JSC Alfa-Bank
5199490003	Settlement account Severo-Zapadny branch in Agropromcredit
5199500002	Settlement account Central branch of SB RF 8641/1658
5199500003	Settlement account LLC KB Transinvestbank
5199520006	Settlement account 4 IA MES of East in SB of Russia Branch
5199530004	Settlement account Arkhangelsk branch of SB RF No 8637
5199580002	Settlement account Central branch of SB RF No 8641/1589
5199580003	Settlement account 2 Central branch of SB RF No 8641/1589
5199600004	Settlement account Nizhny Novgorod branch of JSC Alfa-Bank
5199610005	Settlement account Saratov branch of SB RF No 8622
5199620004	Settlement account Omsk branch of SB RF
5199630003	Settlement account Orenburg branch of LLC KB Agropromcredit
5199640005	Corporate account Kirov branch No 8612 of SB RF
5199640006	Settlement account Kirov branch No 8612 of SB RF (current account)
5199650007	Settlement account Perm branch of JSC Alfa-Bank

5199660008	Settlement account Udmurtia branch of SB RF No 8618
5199670002	Settlement account Dalnevostochny branch f JSC Alfa-Bank
5199680008	Settlement account branch of JSC NB TRAS, Kaluga
5199690006	Settlement account Tula branch of SB RF No 8604
5199700007	Settlement account 2 Tula branch of SB RF No 8604
5199710002	Settlement account Yugo-Zapadny bank of SB RF
5199720004	Settlement account Krov branch of Povolzhsky bank of SB RF
5199740003	Settlement account Uralsky bank SB RF
5199750007	Settlement account JSC KB Mordovpromstroybank
5199760005	Settlement account LLC Bank KUZNETSKY
5199780003	Settlement account branch of CJSC Gazprombank
5199790002	Settlement account Tyumen branch of LLC KB Agropromcredit
5199790003	Settlement account Surgut branch of LLC KB Agropromcredit
5199800002	Settlement account Khabarovsk branch pf JSC Bank VTB
5199810003	Settlement account JSC Bank Tuvacredit
5199820002	Settlement account Vostochno-Sibirsky bank SB Abakan branch No 8602
5199830002	Settlement account Chelyabinsk branch of JSC Alfa-Bank
5199830004	Settlement account Chelyabinsk branch of JSC Bank VTB
5199840006	Settlement account Belgorod branch o SB RF No 8592
5199850005	Settlement account in branch of CJSC Gazprombank
5199860004	Settlement account Additional office of Industrial branch of JSC Kurskprombank
5201001001	Current foreign currency account IA in Lefortovo branch of SB RF USD
5201001002	Current foreign currency account IA in Lefortovo branch of SB RF EUR
5201002001	Transit foreign currency account IA in Lefortovo branch of SB RF USD
5201002002	Transit foreign currency account IA in Lefortovo branch of SB RF EUR
5501002000	Cheque books
5501003001	Corporate card account of the executive secretariat in Alfa-Bank
5501004000	Deposits
5501004001	Deposit account IA in Lefortovo branch SB RF
5501004002	Deposit account IA in CSJC AB Gazprombank
5501004101	Short-term deposits
5501004201	Deposit account 1 IA in SB 42103810538120000205
5501004202	Deposit account 50 IA in GB 42102810700000000132
5501004203	Deposit account IA in CJSC NOMOS-Bank
5501004204	Deposit account 2 IA in SB 42102810538120000099
5501004205	Deposit account 3 IA in SB 42102810238120000108
5501004206	Deposit account 4 IA in SB 42103810838120000222
5501004207	Deposit account 5 IA in SB 42103810038120000226
5501004208	Deposit account 6 IA in SB 42102810438120000115
5501004209	Deposit account 7 IA in SB 42102810738120000116
5501004210	Deposit account 8 IA in SB 42103810638120000231
5501004211	Deposit account 9 IA in SB 42102810638120000119
5501004212	Deposit account 10 IA in SB 42102810338120000121
5501004213	Deposit account 11 IA in SB 42102810238120000124
5501004214	Deposit account 12 IA in SB 42102810938120000123
5501004215	Deposit account 13 IA in SB 42102810438120000131
5501004216	Deposit account 14 IA in SB 42103810738120000238
5501004217	Deposit account 15 IA in SB 42102810538120000125
5501004218	Deposit account 16 IA in SB 42104810638120000162
5501004219	Deposit account 17 IA in SB 42104810938120000163
5501004220	Deposit account 18 IA in SB 42104810338120000161
5501004221	Deposit account 19 IA in SB 42102810738120000132
5501004222	Deposit account 20 IA in SB 42103810438120000240
5501004223	Deposit account 21 IA in GB 42103810100000000155

5501004224	Deposit account 22 IA in GB 42104810100000000170
5501004225	Deposit account 23 IA in SB 42102810638120000135
5501004226	Deposit account 24 IA in SB 42103810938120000245
5501004227	Deposit account 25 IA in SB 42103810238120000246
5501004228	Deposit account 26 IA in SB 42103810538120000247
5501004229	Deposit account 27 IA in SB 42102810938120000136
5501004230	Deposit account 28 IA in SB 42102810238120000137
5501004231	Deposit account 29 IA in SB 42102810538120000138
5501004232	Deposit account 30 IA in SB 42102810238120000140
5501004233	Deposit account 31 IA in SB 42102810538120000141
5501004234	Deposit account 32 IA in SB 42102810838120000142
5501004235	Deposit account 33 IA in SB 42102810138120000143
5501004236	Deposit account 34 IA in SB 42102810438120000144
5501004237	Deposit account 35 IA in SB 42103810638120000260
5501004238	Deposit account 36 IA in SB 42102810638120000148
5501004239	Deposit account 37 IA in SB 42103810238120000262
5501004240	Deposit account 38 IA in SB 42102810938120000149
5501004241	Deposit account 39 IA in SB 42103810938120000261
5501004242	Deposit account 40 IA in SB 42102810638120000151
5501004243	Deposit account 41 IA in SB 42102810438120000157
5501004244	Deposit account 42 IA in SB 42102810338090001496
5501004245	Deposit account 43 IA in SB 42103810038090001478
5501004246	Deposit account 44 IA in SB 42104810738090001405
5501004247	Deposit account 45 IA in SB 42102810338120000163
5501004248	Deposit account 46 IA in SB 42103810238120000275
5501004249	Deposit account 47 IA in SB 42104810838120000179
5501004250	Deposit account 48 IA in SB 42104810238120000180
5501004251	Deposit account 49 IA in SB 42103810738120000270
5501004252	Deposit account 51 IA in SB 42102810938120000165
5501004253	Deposit account 52 IA in SB 42102810238120000166
5501004254	Deposit account 53 IA in SB 42102810538120000167
5501009101	Other short-term accounts
5501009201	Other long-term accounts
5502053001	Corporate card account of Volgodonskoe PMES in Alfa-Bank ranch
5502053002	Corporate account in Rostov branch of Alfa-Bank 1645
5502053003	Corporate account in Rostov branch of Alfa-Bank 1646
5502103001	Corporate account in Verkhne-Donskoye PMES in Tambov branch of SB
5502523001	Corporate card account of Chernozemnoye PTMR in Kursk branch of SB
5502553001	Corporate card account in Verkhne-Donskoye PTMR in Alfa-Bank branch
5502603001	Corporate card account in Verkhne-Donskoye PTMR I Tambov branch of SB RF
5502603002	Corporate card account in Verkhne-Donskoye PTMR I Tambov branch of SB RF
5502643001	Corporate card account of Prioksky PTMR in Obninsk branch of SB RF
5504003002	Corporate card account MES of Volga of Povolzhsky bank of SB RF
5504043001	Corporate card account Sredne-Volzhsky PMES in Veshkaimskoye branch of SB RF
5504503001	Corporate card account MES TMR of Volga inPovolzhsky bank of SB RF
5504533001	Corporate card account Levoberezhny PTMR in Kirov branch of SB RF
5507003002	Corporate card account MES of Siberia in Alfa-Bank branch
5507033001	Corporate card account Krasnoyarsk branch of East Siberia Bank of SB RF
5507203001	Corporate card account MES of West Siberia in Agropromcredit branch
5507503001	Corporate card account MES TMR of Siberia in Alfa-Bank branch
5507533001	Corporate card account Krasnoyarsk PTMR in Alfa-Bank branch
5508003001	Corporate card account IA MES of East in Alfa-Bank branch
5508503001	Corporate card account TMR MES of East in Alfa-Bank branch

5599009101	Current account Electrosetservice in Surgut branch of SB RF No 5940
5599009102	Current account Electrosetservice in Yekaterinburg branch of Alfa-Bank
5599009103	Current account Electrosetservice in Novosibirsk branch of Alfa-Bank
5599069101	Current account of SPB Electrosetremont in Volgo-Vyatsky Bank
5599069102	Current account of SPB Electrosetremont in Bryansk branch of SB RF
5599069103	Current account of SPB Electrosetremont in Vladimir branch of SB RF
5701000000	Proper transfers in RUR
5701010000	Transfers in transit in RUR on foreign currency sell and purchase
5701020000	Other transfers in transit in RUR
5702000000	Other transfers in transit in USD
5702010000	Transfers in transit in foreign currency under foreign currency purchase and sale
5702020000	Other transfers in transit in foreign currency
5703000000	Proper transfers in other foreign currencies
5801012000	Short-term bonds in RUR
5801013000	Short-tern promissory notes in RUR
5801014000	short-term loans issued in RUR
5801015000	Short-term investments in joint activity in RUR
5801016100	Short-term derivatives traded on stock market in RUR
5801016200	Short-term derivatives not traded on stock market in RUR
5801017000	short-term assignment of right of demand in RUR
5801018000	short-term deposit certificates in RUR
5801019100	other short-term financial investments in RUR, traded at the securities’ market
5801019200	other short-term financial investments in RUR, not traded at the securities’ market
5801022000	short-term bonds in foreign currency
5801023000	short-term promissory notes in foreign currency
5801024000	short-term loans issued in foreign currency
5801025000	short-term investments to joint activity in foreign currency
5801026000	Short-term derivatives in foreign currency
5801026100	Short-term derivatives in foreign currency traded at the securities’ market
5801026200	Short-term derivatives in foreign currency not traded at the securities’ market
5801027000	short-term assignment of right of demand in foreign currency
5801028000	short-term deposit certificates in foreign currency
5801029100	other short-term financial investments in foreign currency traded at the securities’ market
5801029200	other short-term financial investments in foreign currency not traded at the securities’ market
5802011110	Влож. в доч. общ. (более 50%) в рублях, котир..
5802011120	Влож. в доч. общ. (более 50%) в рублях, не котир.
5802011210	investments to subsidiaries (more than 50%) in Roubles, quoted at the stock market
5802011220	investments to subsidiaries (more than 50%) in Roubles, not quoted at the stock market
5802011310	other financial investments (less than 20%) in Roubles, quoted at the stock market
5802011320	other financial investments (less than 20%) in Roubles, not quoted at the stock market
5802012000	long-term bonds in RUR
5802013000	long-term promissory notes in RUR
5802014000	long-term loans issued in RUR
5802015000	long-term investments into joint activity in RUR
5802016100	long-term secondary financial instruments in RUR, quoted at securities market
5802016200	long-term secondary financial instruments in RUR, not quoted at securities market
5802017000	long-term assignment of right of demand in RUR
5802018000	long-term depositary certificates in RUR
5802019100	other long-term financial investments in RUR, quoted at the securities market
5802019200	other long-term financial investments in RUR, not quoted at the securities market

5802021110	investments to subsidiaries (more than 50%) in foreign currency, quoted at the stock market
5802021120	investments to subsidiaries (more than 50%) in foreign currency, not quoted at the stock market
5802021210	investments to affiliates (20-50%) in foreign currency, quoted at the stock market
5802021220	investments to affiliates (20-50%) in foreign currency, not quoted at the stock market
5802021310	other financial investments (less than 20%) in foreign currency, quoted at the stock market
5802021320	other financial investments (less than 20%) in foreign currency, not quoted at the stock market
5802022000	long-term bonds in foreign currency
5802023000	long-term promissory notes in foreign currency
5802024000	long-term loans issued in foreign currency
5802025000	long-term investments to joint activity in foreign currency
5802026100	long-term secondary financial instruments in foreign currency, quoted at the stock market
5802026200	long-term secondary financial instruments in foreign currency, not quoted at the stock market
5802027000	long-term assignment of right of demand in foreign currency
5802028000	long-term depositary certificates in foreign currency
5802029100	other long-term financial investments in foreign currency, quoted at the stock market
5802029200	other long-term financial investments in foreign currency, not quoted at the stock market
5901002000	reserve on short-term bonds
5901003000	reserve on short-term promissory notes
5901004000	reserve on short-term loans
5901005000	reserve on short-term financial investments to joint activity
5901006100	reserve on short-term secondary financial instruments, quoted at the stock market
5901006200	reserve on short-term secondary financial instruments, not quoted at the stock market
5901007000	reserve on short-term assignment of right of demand
5901008000	reserve on short-term depositary certificates
5901009100	reserve on other short-term financial investments, quoted at the stock market
5901009200	reserve on other short-term financial investments, not quoted at the stock market
5902001110	reserve on investments to subsidiaries (more than 50%), quoted at the stock market
5902001120	reserve on investments to subsidiaries (more than 50%), not quoted at the stock market
5902001210	reserve on investments to affiliates (20-50%), quoted at the stock market
5902001220	reserve on investments to affiliates (20-50%), not quoted at the stock market
5902001310	reserve on other financial investments (less than 20%), quoted at the stock market
5902001320	reserve on other financial investments (less than 20%), not quoted at the stock market
5902002000	reserve on long-term bonds
5902003000	reserve on long-term promissory notes
5902004000	reserve on long-term loans
5902005000	reserve on long-term financial investments to joint activity
5902006100	reserve on long-term secondary financial instruments, quoted at the stock market
5902006200	reserve on long-term secondary financial instruments, not quoted at the stock market
5902007000	reserve on long-term assignment of right of demand on depositary certificates
5902008000	reserve on long-term depositary certificates
5902009100	reserve on other long-term financial investments, quoted at the stock market
5902009200	reserve on other long-term financial investments, not quoted at the stock market
6000000000	Suppliers (master record)

6001010000	suppliers of materials (short term)
6001010100	suppliers of materials (short term) affiliates / subsidiaries.
6001020000	short-term suppliers of services in RUR
6001020010	short-term suppliers of services in foreign currency affiliates / subsidiaries.
6001020100	suppliers of services (short term) affiliates / subsidiaries.
6001020120	short-term suppliers of services in foreign currency
6001030000	Fixed asset suppliers (short term) in RUR
6001030010	Fixed asset suppliers (short term) in foreign currency
6001030100	Fixed asset suppliers (short term) affiliates / subsidiaries.
6001040000	building contractors (short term)
6001040100	building contractors (short term) affiliates / subsidiaries.
6001050000	repair contractors (short term)
6001050100	repair contractors (short term) affiliates / subsidiaries.
6001060000	suppliers of materials and equipment for capital construction (short term)
6001060100	suppliers of materials and equipment for capital construction (short term) affiliates / subsidiaries.
6001070000	suppliers of power and heating energy (short-term)
6001070100	suppliers of power and heating energy (short term) affiliates / subsidiaries.
6001080000	Suppliers under agent activity (short term)
6001080100	Suppliers under agent activity (short term) affiliates / subsidiaries.
6001110000	suppliers of different fuel (short term)
6001110100	suppliers of different fuel (short term) affiliates / subsidiaries.
6001120000	short-term promissory notes issued
6002010000	advance payments to suppliers of materials (short term)
6002010100	advance payments to suppliers of materials (short term) affiliates / subsidiaries
6002020000	advance payments to suppliers of services - short-term — in RUR
6002020010	advance payments to suppliers of services - short-term — in foreign currency
6002020100	advance payments to suppliers of services (short term. affiliates / subsidiaries
6002030000	advance payments to suppliers of fixed assets (short term) in RUR
6002030010	advance payments to suppliers of fixed assets in foreign currency(short term) affiliates / subsidiaries
6002030100	advance payments to suppliers of fixed assets (short term) affiliates / subsidiaries
6002030120	advance payments to suppliers of fixed assets (short-term) in RUR
6002040000	advance payments to building contractors (short term)
6002040100	advance payments to building contractors (short term) affiliates / subsidiaries.
6002050000	advance payments to repair contractors (short term)
6002050100	advance payments to repair contractors (short term) affiliates / subsidiaries
6002060000	advance payments to suppliers of materials and equipment on capital construction (short term)
6002060100	advance payments to suppliers of materials and equipment on capital construction (short term..) affiliates / subsidiaries
6002070000	advance payments to suppliers of power and heating energy (short term)
6002070100	advance payments to suppliers of power and heating energy (short term) affiliates / subsidiaries
6002080000	Advance payments to suppliers under agency activity (short term)
6002080100	Advance payments to suppliers under agency activity (short term) affiliates / subsidiaries
6002110000	advance payments to suppliers of different fuel (short term)
6002110100	advance payments to suppliers of different fuel (short term) affiliates / subsidiaries
6009000099	Unbilled suppliers (for balance sheet preparation)
6009020000	Corresponding account with VAT from advance payments
6011010000	Suppliers of materials (long-term)
6011010100	Suppliers of materials (long-term) affiliates / subsidiaries.
6011020000	Long-term suppliers of services in RUR

6011020010	Long-term suppliers of services in foreign currency
6011020100	suppliers of services (long-term) affiliates / subsidiaries.
6011030000	suppliers of fixed assets (long-term)
6011030100	suppliers of fixed assets (long-term) affiliates / subsidiaries.
6011040000	Construction suppliers (long-term)
6011040100	Construction suppliers (long-term) affiliates / subsidiaries
6011050000	Repair suppliers (long-term)
6011050100	Repair suppliers (long-term) affiliates / subsidiaries.
6011060000	suppliers of materials and equipment on capital construction. (long-term)
6011060100	suppliers of materials and equipment on capital construction (long-term) affiliates / subsidiaries
6011070000	suppliers of power and heating energy (long-term)
6011070100	suppliers of power and heating energy (long-term) affiliates / subsidiaries.
6011080000	suppliers under agency activity (long-term)
6011080100	suppliers under agency activity (long-term) affiliates / subsidiaries
6011110000	suppliers of different fuel (long-term)
6011110100	suppliers of different fuel (long-term) affiliates / subsidiaries
6011120000	Long-term promissory notes issued
6012010000	advance payments to suppliers of materials (long-term)
6012010100	advance payments to suppliers of materials (long-term) affiliates / subsidiaries
6012020000	advance payments to suppliers of services in RUR
6012020010	advance payments to suppliers of services in foreign currency
6012020100	advance payments to suppliers of services (long-term.) affiliates / subsidiaries
6012030000	advance payments to suppliers of fixed assets (long-term)
6012030100	advance payments to suppliers of fixed assets (long-term) affiliates / subsidiaries.
6012040000	advance payments to building contractors (long-term)
6012040100	advance payments to building contractors (long-term) affiliates / subsidiaries.
6012050000	advance payments to repair contractors (long-term)
6012050100	advance payments to repair contractors (long-term) affiliates / subsidiaries.
6012060000	advance payments suppliers of materials and equipment on capital construction (long-term)
6012060100	advance payments to suppliers of materials and equipment on capital construction (long-term.) affiliates / subsidiaries
6012070000	advance payments to suppliers of power and heating energy (long-term)
6012070100	advance payments to suppliers of power and heating energy (long-term) affiliates / subsidiaries
6012080000	advance payments to suppliers under agency activity long-term
6012080100	advance payments to suppliers under agency activity long-term affiliates / subsidiaries
6012110000	advance payments to suppliers of different fuel (long-term)
6012110100	advance payments to suppliers of different fuel (long-term) affiliates / subsidiaries
6200000000	Customers (Master record)
6201010000	settlements on core activity (short-term)
6201010100	settlements on core activity (short-term) affiliates / subsidiaries
6201020000	settlements on other activity (short-term)
6201020100	settlements on other activity (short-term) affiliates / subsidiaries.
6201030000	promissory notes obtained — short-term
6202010000	advance payments, received on core activity.
6202010100	advance payments, received on core activity. affiliates / subsidiaries.
6202020000	advance payments, received on other activity
6202020100	advance payments, received on other activity, affiliates / subsidiaries.
6203010000	VAT from advance payments received on core activity
6203010100	VAT from advance payments received on core activity - affiliates / subsidiaries.
6203020000	VAT from advance payments received on other activity

6203020100	VAT from advance payments received on other activity - affiliates / subsidiaries.
6211010000	Settlements on core activity - (long-term)
6211010100	Settlements on core activity - (long-term) affiliates / subsidiaries.
6211020000	Settlements on other activity (long-term)
6211020100	Settlements on other activity (long-term) affiliates / subsidiaries.
6211030000	Long-term promissory notes obtained
6300000000	Reserves on doubtful debts
6300000100	Reserves on doubtful debts - affiliates / subsidiaries
6601011100	settlements on principal debt on short-term loans in foreign currency
6601011200	settlements on principal debt on short-term loans in RUR
6601012100	settlements on principal debt on short-term credits in RUR
6601012200	settlements on principal debt on short-term credits in foreign currency
6601013100	settlements on principal debt on other short-term loans in RUR
6601013200	settlements on interest on other short-term loans in RUR
6601014000	Borrowings received in the form of own promissory notes issued
6601015100	Settlements on short-term interest on long-term credits in RUR
6601015200	Settlements on short-term interest on long-term bonds in RUR
6601021100	settlements on principal debt on short-term credits in foreign currency
6601021200	Settlements on interest on short-term loans in foreign currency
6601022100	settlements on principal debt on short-term loans in foreign currency
6601022200	Settlements on interest on short-term credits in foreign currency
6601023100	settlements on principal debt on short-term other loans in foreign currency
6601023200	Settlements on interest on short-term other loans in foreign currency
6601024000	Borrowings received in the form of own promissory notes issued in foreign currency
6602011100	Settlement on principal debt on overdue loans in RUR
6602011200	Settlement on interest on overdue loans in RUR
6602012100	Settlement on principal debt on overdue credits in RUR
6602012200	Settlement on interest on overdue credits in RUR
6602013100	Settlement on principal debt on overdue other loans in RUR
6602013200	Settlement on interest on overdue other loans in RUR
6602014000	Overdue debt received in the form of own promissory notes issued
6602021100	Settlement on principal debt on overdue loans in foreign currency
6602021200	Settlement on interest on overdue loans in foreign currency
6602022100	Settlement on principal debt on overdue credits in foreign currency
6602022200	Settlement on interest on overdue credits in foreign currency
6602023100	Settlement on principal debt on overdue other loans in foreign currency
6602023200	Settlement on interest on overdue other loans in foreign currency
6602024000	Overdue debt received in the form of own promissory notes issued
6701011100	Settlement on principal debt on long-term loans in RUR
6701011200	Settlement on interest on long-term loans in RUR
6701011300	Current part of settlements on interest and discount on long-term loans in RUR
6701011400	Current part of settlements on principal debt and discount on long-term loans in RUR
6701012100	Settlement on principal debt on long-term crdits in RUR
6701012200	Settlement on interest on long-term credits in RUR
6701012300	Current part of settlements on interest on long-term loans in RUR
6701012400	Current part of settlements on principal debt on long-term loans in RUR
6701013100	Settlement on principal debt on long-term other loans in RUR
6701013200	Settlement on interest on long-term other loans in RUR
6701013300	Current part of settlements on interest on long-term other loans in RUR
6701013400	Current part of settlements on principal debt on long-term other loans in RUR
6701014000	Bonds
6701014100	Settlement on principal debt on long-term bonds in RUR
6701014200	Settlement on interest on long-term bonds in RUR

6701014300	Current part of settlements on interest on long-term bonds in RUR
6701014310	Current part of settlements on principal debt on long-term bonds in RUR
6701014320	Current part of settlements on interest on long-term bonds in RUR
6701014400	Current part of settlements on principal debt on long-term bonds in RUR
6701015000	Promissory notes
6701021100	settlements on principal debt on long-term loans in foreign currency
6701021200	settlements on interest on long-term loans in foreign currency
6701021300	Current part of settlements on interest and discount on long-term loans in foreign currency
6701021400	Current part of settlements on principal debt and discount on long-term loans in foreign currency
6701022100	settlements on principal debt on long-term credits in foreign currency
6701022200	settlements on interest on long-term credits in foreign currency
6701022300	Current part of settlements on interest on long-term credits in foreign currency
6701022400	Current part of settlements on principal debt on long-term credits in foreign currency
6701023100	settlements on principal debt on long-term other loans in foreign currency
6701023200	settlements on interest on long-term other loans in foreign currency
6701023300	Current part of settlements on interest on long-term other loans in foreign currency
6701023400	Current part of settlements on principal debt on long-term other loans in foreign currency
6701024000	Bonds in foreign currency
6701025000	Promissory notes in foreign currency
6800000000	Tax budget (Master record)
6801000000	personal income tax (tax)
6801010000	personal income tax (fine)
6801020000	personal income tax (penalty fee)
6802000000	Settlements on VAT
6802010000	VAT to allowance
6802010100	VAT on accruals on maintenance (Document package is not prepared on 181st day)
6802050200	VAT form advance payments received — approved
6802050300	VAT form advance payments paid — approved
6802060000	VAT for reimbursement
6802070000	VAT output (tax agent)
6802081000	Fines on VAT
6802082000	Penalty fee on VAT
6802090000	VAT adjustment
6803000000	Settlements under profit tax
6803010000	profit tax to federal budget
6803010100	Penalty fee on profit tax to federal budget
6803010200	Fines profit tax to federal budget
6803011000	profit tax to federal budget paid outside the RF
6803020000	profit tax to regional budget
6803020100	Penalty fee on profit tax to regional budget
6803020200	Fines profit tax to regional budget
6803021000	profit tax to regional budget paid outside the RF
6803030000	profit tax to local budget
6803030100	Penalty fee on profit tax to local budget
6803030200	Fines profit tax to local budget
6803031000	profit tax to regional local paid outside the RF
6804000000	Property tax
6804010000	Property tax to regional budget
6804010100	Penalty fee on Property tax to regional budget
6804010200	Fines Property tax to regional budget

6804020000	Property tax to local budget
6804020100	Penalty fee on Property tax to local budget
6804020200	Fines Property tax to local budget
6806000000	income tax of foreign legal entities
6808000000	payments for environmental discharges (tax)
6808010000	payments for environmental discharges (fines)
6808020000	payments for environmental discharges (penalty fees)
6809010000	license dues to federal budget
6809020000	license dues to regional budget
6809030000	license dues to local budget
6811000000	land tax (tax)
6811010000	land tax (fines)
6811020000	land tax (penalty fees)
6814000000	transport tax (tax)
6814010000	transport tax (fines)
6814020000	transport tax (penalty fees)
6816000000	water tax (tax)
6816010000	water tax (fines)
6816020000	water tax (penalty fees)
6818000000	state due
6825000000	other taxes
6825010000	other taxes — Federal budget
6825020000	other taxes — Regional budget
6825030000	other taxes — Local budget
6830010000	Money sactions (fines) acc. To article TC 116-135
6900000000	Social fund (Master record)
6901000000	settlements on social insurance
6901010000	fines to Social Insurance Fund
6901020000	penalties to Social Insurance Fund
6902010000	Pension fund in federal budget
6902020000	settlements of PF — Insurance fund
6902030000	settlements of PF — Saving fund
6902040000	fines to PF — Federal Budget
6902040100	fines to PF — Insurance fund
6902040200	fines to PF — Saving fund
6902050000	Penalties to PF — Federal Budget
6902050100	penalties to PF — Insurance fund
6902050200	penalties to PF — Saving fund
6903010000	settlements on medical insurance — territorial fund
6903020000	settlements on medical insurance — federal fund
6903030000	fines on medical insurance — territorial fund
6903040000	fines on medical insurance — federal fund
6903050000	penalty on medical insurance — territorial fund
6903060000	penalty on medical insurance — federal fund
6904000000	settlements on social insurance from accidents
6904010000	fines on social insurance from accidents
6904020000	Penalties settlements on social insurance from accidents
7000000000	settlements with employees on labor payment
7000000010	Personnel arrears on wages to FGC
7000000020	Adjustment of Personnel arrears on wages
7100000000	settlements with reporting persons (Master record)
7101000000	settlements with reporting persons on other transactions
7102000000	settlements with reporting persons on representation expenses
7103000000	settlements with reporting persons on business trip expenses

7104000000	settlements with reporting persons on fuels
7301010000	settlements on loans provided — principal amount
7301020000	settlements on loans provided — interest
7302010000	settlements with employees on compensation of material damage
7304010000	settlements on other transactions
7501000000	settlements with founders on contributions to the charter capital
7502010000	settlements with founders on payment of dividend
7502020000	settlements with founders-tax evaders on payment of dividend
7502030000	Settlements on tax on dividends
7503000000	Shares to bearer
7601010100	settlements on obligatory insurance — payments
7601010110	settlements on obligatory insurance — payments (subsidiaries and affiliates)
7601010200	settlements on obligatory insurance — compensation
7601010210	settlements on obligatory insurance — compensation (subsidiaries and affiliates)
7601020100	settlements on voluntary insurance — payments
7601020110	settlements on voluntary insurance — payments (subsidiaries and affiliates)
7601020200	settlements on voluntary insurance — compensation
7601020210	settlements on voluntary insurance — compensation (subsidiaries and affiliates)
7601030000	settlements on non-state pension insurance
7601030010	settlements on non-state pension insurance (subsidiaries and affiliates)
7602010000	settlements on claims in Roubles —receivable
7602010010	settlements on claims in Roubles —receivable (subsidiaries and affiliates)
7602020000	settlements on claims in Roubles — payable
7602020010	settlements on claims in Roubles — payable (subsidiaries and affiliates)
7603000000	Dividends and other income
7603010000	Dividends
7603010010	Dividends (subsidiaries and affiliates)
7603020000	Other income and dividends from foreign organizations
7604000000	Deposits
7605010000	other settlements with debtors
7605010010	other settlements with debtors (subsidiaries and affiliates)
7605020000	other settlements with creditors
7605020010	other settlements with creditors (subsidiaries and affiliates)
7605020100	Other long-term settlements with creditors
7605030000	VAT on tax agent
7605040000	other settlements with debtors on additional issue
7606010000	other settlements — separate maintenance
7606020000	other settlements — orders of enforcement
7606030000	other settlements — union contributions
7606040000	Other settlements — uncleared payments
7607000000	VAT settlements in products not paid
7608010000	settlements on agency agreements with MMSK and MSK
7608010010	settlements on agency agreements with MMSK and MSK (subsidiaries and affiliates)
7608020000	settlements on other agency agreements
7608020001	settlements on agency agreements with MSK - balances
7608020010	settlements on other agency agreements (subsidiaries and affiliates)
7609000000	settlements on received fines, penalties, forfeit for non-compliance with contact liabilities
7609000010	settlements on received fines, penalties, forfeit for non-compliance with contact liabilities (subsidiaries and affiliates)
7610000000	settlements on financial investments, loans and credits
7610000010	settlements on financial investments, loans and credits (subsidiaries and affiliates)
7611000000	settlements on interest due

7611000010	settlements on interest due (subsidiaries and affiliates)
7612000000	settlements on other revenue due
7612000010	settlements on other revenue due (subsidiaries and affiliates)
7613010000	settlements on financial lease (principal amount)
7613010010	settlements on financial lease (principal amount) (subsidiaries and affiliates)
7613020000	settlements on financial lease (interest)
7613020010	settlements on financial lease (interest) (subsidiaries and affiliates)
7614000000	settlements on operational lease
7614000010	settlements on operational lease (subsidiaries and affiliates)
7615000000	settlements on simple partnership agreement
7616000000	settlements on target financing due
7617000000	re-invoiced calculations
7617000010	re-invoiced calculations (subsidiaries and affiliates)
7618000000	long-term settlements on non-interest promissory notes
7618000010	long-term settlements on non-interest promissory notes (subsidiaries and affiliates)
7619000000	short-term settlements on non-interest promissory notes
7619000010	short-term settlements on non-interest promissory notes (subsidiaries and affiliates)
7700000010	Deferred tax (Materials)
7700000020	Deferred tax (НИОКР)
7700000030	Deferred tax (fixed assets)
7700000040	Deferred tax (insurance of employees)
7700000050	Deferred tax (insurance of property)
7700000060	Deferred tax (losses from FA sale)
7700000070	Deferred tax (financial investments)
7900000000	intra-organizational settlements
7901010100	Cost of fixed assets (account 01) Executive Directorate
7901010200	Cost of fixed assets (account 01) IA MES of Center
7901010202	Cost of fixed assets (account 01) Chernozemnoye PMES
7901010203	Cost of fixed assets (account 01) Volgo-Okskoye PMES
7901010205	Cost of fixed assets (account 01) Volgo-Donskoye PMES
7901010206	Cost of fixed assets (account 01) VOlogda PMES
7901010209	Cost of fixed assets (account 01) Moscow PMES
7901010210	Cost of fixed assets (account 01) Verkhne-Donskoye PMES
7901010211	Cost of fixed assets (account 01) Valday PMES
7901010213	Cost of fixed assets (account 01) Nizhny Novgorod PMES
7901010214	Cost of fixed assets (account 01) Priokskoye PMES
7901010215	Cost of fixed assets (account 01) SPB Bely Rast
7901010250	Cost of fixed assets (account 01) IA MES TMR of Center
7901010252	Cost of fixed assets (account 01) Chernozemnoye PTMR
7901010253	Cost of fixed assets (account 01) Volgo-Okskoye PTMR
7901010255	Cost of fixed assets (account 01) Volgo-Donskoye PTMR
7901010256	Cost of fixed assets (account 01) Vologda PTMR
7901010259	Cost of fixed assets (account 01) Moscow PTMR
7901010260	Cost of fixed assets (account 01) Verkhne-Donskoye PTMR
7901010261	Cost of fixed assets (account 01) Valday PTMR
7901010263	Cost of fixed assets (account 01) Nizhny Novgorod PTMR
7901010264	Cost of fixed assets (account 01) PriokskoyePTMR
7901010300	Cost of fixed assets (account 01) ИА МЭС Северо-запада
7901010301	Cost of fixed assets (account 01) Bryansk PMES
7901010302	Cost of fixed assets (account 01) Vyborg PMES
7901010303	Cost of fixed assets (account 01) Karelia PMES
7901010304	Cost of fixed assets (account 01) Leningrad PMES
7901010305	Cost of fixed assets (account 01) Novgorod PMES
7901010340	Cost of fixed assets (account 01) ATP MES of North-West

7901010350	Cost of fixed assets (account 01) IA MES TMR of North-West
7901010351	Cost of fixed assets (account 01) Bryansk PTMR
7901010352	Cost of fixed assets (account 01) Vyborg PTMR
7901010353	Cost of fixed assets (account 01) Karelia PTMR
7901010354	Cost of fixed assets (account 01) Leningrad PTMR
7901010355	Cost of fixed assets (account 01) Novgorod PTMR
7901010356	Cost of fixed assets (account 01) St Petersburg PTMR
7901010400	Cost of fixed assets (account 01) IA MES of Volga
7901010401	Cost of fixed assets (account 01) Verkhne-Volzhskoye PMES
7901010402	Cost of fixed assets (account 01) Nizhne-Volzhskoye PMES
7901010403	Cost of fixed assets (account 01) Samara PMES
7901010404	Cost of fixed assets (account 01) Sredne-Volzhskoye PMES
7901010450	Cost of fixed assets (account 01) IA MES TMR of Volga
7901010451	Cost of fixed assets (account 01) Verkhne-Volzhskoye PTMR
7901010452	Cost of fixed assets (account 01) Saratov PTMR
7901010453	Cost of fixed assets (account 01) Levoberezhnoye PTMR
7901010454	Cost of fixed assets (account 01) Pravoberezhnoye PTMR
7901010500	Cost of fixed assets (account 01) IA MES of South
7901010501	Cost of fixed assets (account 01) Kuban PMES
7901010502	Cost of fixed assets (account 01) Rostov PMES
7901010503	Cost of fixed assets (account 01) Stavropol PMES
7901010504	Cost of fixed assets (account 01) Kaspiysk PMES
7901010550	Cost of fixed assets (account 01) IA MES TMR of South
7901010551	Cost of fixed assets (account 01) Kuban PTMR
7901010552	Cost of fixed assets (account 01) Rostov PTMR
7901010553	Cost of fixed assets (account 01) Stavropol PTMR
7901010600	Cost of fixed assets (account 01) IA MES of Ural
7901010601	Cost of fixed assets (account 01) Orenburg PMES
7901010602	Cost of fixed assets (account 01) Perm PMES
7901010603	Cost of fixed assets (account 01) Sverdlovsk PMES
7901010604	Cost of fixed assets (account 01) Chelyabinsk PMES
7901010640	Cost of fixed assets (account 01) ATP MES of Ural
7901010650	Cost of fixed assets (account 01) IA MES TMR of Ural and West Siberia
7901010700	Cost of fixed assets (account 01) IA MES of Siberia
7901010701	Cost of fixed assets (account 01) Zabaykalskoye PMES
7901010702	Cost of fixed assets (account 01) West-Siberian PMES
7901010703	Cost of fixed assets (account 01) Krasnoyarsk PMES
7901010704	Cost of fixed assets (account 01) Kuzbass PMES
7901010705	Cost of fixed assets (account 01) Omsk PMES
7901010706	Cost of fixed assets (account 01) Khakassia PMES
7901010707	Cost of fixed assets (account 01) Tomsk PMES
7901010720	Cost of fixed assets (account 01) IA MES of West Siberia
7901010721	Cost of fixed assets (account 01) Khanty-Mansiysk PMES
7901010722	Cost of fixed assets (account 01) Yamalo-Nenetsy PMES
7901010723	Cost of fixed assets (account 01) Tyumen PMES
7901010750	Cost of fixed assets (account 01) IA MES TMR of Siberia
7901010751	Cost of fixed assets (account 01) Zabaykalskoye PTMR
7901010752	Cost of fixed assets (account 01) West-Siberian PTMR
7901010753	Cost of fixed assets (account 01) Krasnoyarsk PTMR
7901010754	Cost of fixed assets (account 01) Kuzbass PTMR
7901010755	Cost of fixed assets (account 01) Omsk PTMR
7901010756	Cost of fixed assets (account 01) Khakassia PTMR
7901010800	Cost of fixed assets (account 01) IA MES of East
7901010801	Cost of fixed assets (account 01) Amur PMES

7901010802	Cost of fixed assets (account 01) Primorsk PMES
7901010803	Cost of fixed assets (account 01) Khabarovsk PMES
7901010804	Cost of fixed assets (account 01) PRP MES of East
7901010850	Cost of fixed assets (account 01) IA MES TMR of East
7901010851	Cost of fixed assets (account 01) Amur PTMR
7901010852	Cost of fixed assets (account 01) Primorsk PTMR
7901010853	Cost of fixed assets (account 01) Khabarovsk PTMR
7901010854	Cost of fixed assets (account 01) PRP MES PTMR of East
7901019900	Cost of fixed assets (account 01) Electroset service
7901019901	Cost of fixed assets (account 01) Yuzhnaa SPB
7901019902	Cost of fixed assets (account 01) Mikhailovskaya SPB
7901019903	Cost of fixed assets (account 01) Novgorodskaya SPB
7901019904	Cost of fixed assets (account 01) Novosibirskaya SPB
7901019905	Cost of fixed assets (account 01) Srednevolzhskaya SPB
7901019906	Cost of fixed assets (account 01) SPB Electroset
7901019907	Cost of fixed assets (account 01) SPB Bely Rast
7901019908	Cost of fixed assets (account 01) Beskudnikovskaya SPB
7901020100	Depreciation of fixed assets (account 02) Executive Directorate of FGC UES
7901020200	Depreciation of fixed assets (account 02) IA MES of Center
7901020202	Depreciation of fixed assets (account 02) Chernozemnoye PMES
7901020203	Depreciation of fixed assets (account 02) Volgo-Okskoye PMES
7901020205	Depreciation of fixed assets (account 02) Volgo-Donskoye PMES
7901020206	Depreciation of fixed assets (account 02) Vologda PMES
7901020209	Depreciation of fixed assets (account 02) Moscow PMES
7901020210	Depreciation of fixed assets (account 02) Verkhne-Donskoye PMES
7901020211	Depreciation of fixed assets (account 02) Valday PMES
7901020213	Depreciation of fixed assets (account 02) Nizhniy Novgorod PMES
7901020214	Depreciation of fixed assets (account 02) Priokskoye PMES
7901020215	Depreciation of fixed assets (account 02) SBP Bely Rast
7901020250	Depreciation of fixed assets (account 02) IA MES TME of Center
7901020252	Depreciation of fixed assets (account 02) Chernozemnoye PTMR
7901020253	Depreciation of fixed assets (account 02) Volgo-Okskoye PTMR
7901020255	Depreciation of fixed assets (account 02) Volgo-Donskoye PTMR
7901020256	Depreciation of fixed assets (account 02) Vologda PTMR
7901020259	Depreciation of fixed assets (account 02) Moscow PTMR
7901020260	Depreciation of fixed assets (account 02) Verkhne-Donskoye PTMR
7901020261	Depreciation of fixed assets (account 02) Valday PTMR
7901020263	Depreciation of fixed assets (account 02) Nizhniy Novgorod PTMR
7901020264	Depreciation of fixed assets (account 02) Priokskoye PTMR
7901020300	Depreciation of fixed assets (account 02) IA MES of North-West
7901020301	Depreciation of fixed assets (account 02) Bryansk PMES
7901020302	Depreciation of fixed assets (account 02) Vyborg PMES
7901020303	Depreciation of fixed assets (account 02) Karelia PMES
7901020304	Depreciation of fixed assets (account 02) Leningrad PMES
7901020305	Depreciation of fixed assets (account 02) Novgorod PMES
7901020340	Depreciation of fixed assets (account 02) ATP MES of North-West
7901020350	Depreciation of fixed assets (account 02) IA MES TMR of North-West
7901020351	Depreciation of fixed assets (account 02) Bryansk PTMR
7901020352	Depreciation of fixed assets (account 02) Vyborg PTMR
7901020353	Depreciation of fixed assets (account 02) Karelia PTMR
7901020354	Depreciation of fixed assets (account 02) Leningrad PTMR
7901020355	Depreciation of fixed assets (account 02) Novgorod PTMR
7901020356	Depreciation of fixed assets (account 02) St Petersburg PTMR
7901020400	Depreciation of fixed assets (account 02) IA MES of Volga

7901020401	Depreciation of fixed assets (account 02) Verkhne-Volzhskoye PMES
7901020402	Depreciation of fixed assets (account 02) Nizhne-Volzhskoye PMES
7901020403	Depreciation of fixed assets (account 02) Samara PMES
7901020404	Depreciation of fixed assets (account 02) Sredne-Volzhskoye PMES
7901020450	Depreciation of fixed assets (account 02) IA MES TMR of Volga
7901020451	Depreciation of fixed assets (account 02) Verkhne-Volzhskoye PTMR
7901020452	Depreciation of fixed assets (account 02) Saratov PTMR
7901020453	Depreciation of fixed assets (account 02) Levoberezhnoye PTMR
7901020454	Depreciation of fixed assets (account 02) Pravoberezhnoye PTMR
7901020500	Depreciation of fixed assets (account 02) IA MES of South
7901020501	Depreciation of fixed assets (account 02) Kuban PMES
7901020502	Depreciation of fixed assets (account 02) Rostov PMES
7901020503	Depreciation of fixed assets (account 02) Stavropol PMES
7901020504	Depreciation of fixed assets (account 02) Kaspiyskoye PMES
7901020550	Depreciation of fixed assets (account 02) IA MES TMR of South
7901020551	Depreciation of fixed assets (account 02) Kuban PTMR
7901020552	Depreciation of fixed assets (account 02) Rostov PTMR
7901020553	Depreciation of fixed assets (account 02) Stavropol PTMR
7901020600	Depreciation of fixed assets (account 02) IA MES of Ural
7901020601	Depreciation of fixed assets (account 02) Orenburg PMES
7901020602	Depreciation of fixed assets (account 02) Perm PMES
7901020603	Depreciation of fixed assets (account 02) Sverdlovsk PMES
7901020604	Depreciation of fixed assets (account 02) Chelyabinsk PMES
7901020640	Depreciation of fixed assets (account 02) ATP MES of Ural
7901020650	Depreciation of fixed assets (account 02) IA MES TMR of Ural and West Siberia
7901020700	Depreciation of fixed assets (account 02) IA MES of Siberia
7901020701	Depreciation of fixed assets (account 02) Zabaykalsk PMES
7901020702	Depreciation of fixed assets (account 02) West-Siberai PMES
7901020703	Depreciation of fixed assets (account 02) Krasnoyarsk PMES
7901020704	Depreciation of fixed assets (account 02) Kuzbass PMES
7901020705	Depreciation of fixed assets (account 02) Omsk PMES
7901020706	Depreciation of fixed assets (account 02) Khakassia PMES
7901020707	Depreciation of fixed assets (account 02) Tomsk PMES
7901020720	Depreciation of fixed assets (account 02) IA MES of West Siberia
7901020721	Depreciation of fixed assets (account 02) Khanty-Mansiysk PMES
7901020722	Depreciation of fixed assets (account 02) Yamalo-Nenetskoye PMES
7901020723	Depreciation of fixed assets (account 02) Tyumen PMES
7901020750	Depreciation of fixed assets (account 02) IA MES TMR of Siberia
7901020751	Depreciation of fixed assets (account 02) Zabaykalsk PTMR
7901020752	Depreciation of fixed assets (account 02) West-Siberian PTMR
7901020753	Depreciation of fixed assets (account 02) Krasnoyarsk PTMR
7901020754	Depreciation of fixed assets (account 02) Kuzbass PTMR
7901020755	Depreciation of fixed assets (account 02) Omsk PTMR
7901020756	Depreciation of fixed assets (account 02) Khakassia PTMR
7901020800	Depreciation of fixed assets (account 02) IA MES of East
7901020801	Depreciation of fixed assets (account 02) Amur PMES
7901020802	Depreciation of fixed assets (account 02) Primorsk PMES
7901020803	Depreciation of fixed assets (account 02) Khabarovsk PMES
7901020804	Depreciation of fixed assets (account 02) PRP MES of East
7901020850	Depreciation of fixed assets (account 02) IA MES TMR of East
7901020851	Depreciation of fixed assets (account 02) Amur PTMR
7901020852	Depreciation of fixed assets (account 02) Primorsk PTMR
7901020853	Depreciation of fixed assets (account 02) Khabarovsk PTMR
7901020854	Depreciation of fixed assets (account 02) PRP MES PTMR of East

7901029900	Depreciation of fixed assets (account 02) Electrosetservice
7901029901	Depreciation of fixed assets (account 02) Yuzhnaya SPB
7901029902	Depreciation of fixed assets (account 02) Mikhailovskaya SPB
7901029903	Depreciation of fixed assets (account 02) Novgorod SPB
7901029904	Depreciation of fixed assets (account 02) Novosibirsk SPB
7901029905	Depreciation of fixed assets (account 02) Srednevolzhskaya SPB
7901029906	Depreciation of fixed assets (account 02) SPB-Electrosetremont
7901029907	Depreciation of fixed assets (account 02) SPB Bely Rast
7901029908	Depreciation of fixed assets (account 02) Beskudnikovskiy SPB
7902000100	Intra settlements on current operations of Executive directorate of FGC UES
7902000200	Intra settlements on current operations of IA MES of Center
7902000202	Intra settlements on current operations of Chernozemnoye PMES
7902000203	Intra settlements on current operations of Volgo-Okskoye PMES
7902000205	Intra settlements on current operations of Volgo-Donskoye PMES
7902000206	Intra settlements on current operations of Vologda PMES
7902000209	Intra settlements on current operations of Moscow PMES
7902000210	Intra settlements on current operations of Verkhne-Donskoye PMES
7902000211	Intra settlements on current operations of Valday PMES
7902000213	Intra settlements on current operations of Nizhegorodskoye PMES
7902000214	Intra settlements on current operations of Priokskoye PMES
7902000215	Intra settlements on current operations of SPB Bely Rast
7902000250	Intra settlements on current operations of IA MES TMR of Center
7902000252	Intra settlements on current operations of Chernozemnoye PTMR
7902000253	Intra settlements on current operations of Volgo-Okskoye PTMR
7902000255	Intra settlements on current operations of Volgo-Donskoye PTMR
7902000256	Intra settlements on current operations of Vologda PTMR
7902000259	Intra settlements on current operations of Moscow PTMR
7902000260	Intra settlements on current operations of Verkhne-Donskoye PTMR
7902000261	Intra settlements on current operations of Valday PTMR
7902000263	Intra settlements on current operations of Nizhny Novgorod PTMR
7902000264	Intra settlements on current operations of Priokskoye PTMR
7902000300	Intra settlements on current operations of IA MES of North-West
7902000301	Intra settlements on current operations of Bryansk PMES
7902000302	Intra settlements on current operations of Vyborg PMES
7902000303	Intra settlements on current operations of Karelia PMES
7902000304	Intra settlements on current operations of Leningrad PMES
7902000305	Intra settlements on current operations of Novgorod PMES
7902000340	Intra settlements on current operations of ATP MES of North-West
7902000350	Intra settlements on current operations of IA MES TMR of North-West
7902000351	Intra settlements on current operations of Bryansk PTMR
7902000352	Intra settlements on current operations of Vyborg PTMR
7902000353	Intra settlements on current operations of Karelia PTMR
7902000354	Intra settlements on current operations of Leningrad PTMR
7902000355	Intra settlements on current operations of Novgorod PTMR
7902000356	Intra settlements on current operations of St Petersburg PTMR
7902000400	Intra settlements on current operations of IA MES of Volga
7902000401	Intra settlements on current operations of Verkhne-Volzhskoye PMES
7902000402	Intra settlements on current operations of Nizhne-Volzhskoye PMES
7902000403	Intra settlements on current operations of Samara PMES
7902000404	Intra settlements on current operations of Sredne-Volzhskoye PMES
7902000450	Intra settlements on current operations of IA MES TMR of Volga
7902000451	Intra settlements on current operations of Verkhne-Volzhskoye PTMR
7902000452	Intra settlements on current operations of Saratov PTMR
7902000453	Intra settlements on current operations of Levoberezhnoye PTMR

7902000454	Intra settlements on current operations of Pravoberezhnoye PTMR
7902000500	Intra settlements on current operations of IA MES of South
7902000501	Intra settlements on current operations of Kuban PMES
7902000502	Intra settlements on current operations of Rostov PMES
7902000503	Intra settlements on current operations of Stavropol PMES
7902000504	Intra settlements on current operations of Kaspiysk PMES
7902000550	Intra settlements on current operations of IA MES TMR of South
7902000551	Intra settlements on current operations of Kuban PTMR
7902000552	Intra settlements on current operations of Rostov PTMR
7902000553	Intra settlements on current operations of Stavropol PTMR
7902000600	Intra settlements on current operations of IA MES of Ural
7902000601	Intra settlements on current operations of Orenburg PMES
7902000602	Intra settlements on current operations of Perm PMES
7902000603	Intra settlements on current operations of Sverdlovsk PMES
7902000604	Intra settlements on current operations of Chelyabinsk PMES
7902000640	Intra settlements on current operations of ATP MES of Ural
7902000650	Intra settlements on current operations of IA MES TMR of Ural and West Siberia
7902000700	Intra settlements on current operations of IA MES of Siberia
7902000701	Intra settlements on current operations of Zabaikalskoye PMES
7902000702	Intra settlements on current operations of West-Siberian PMES
7902000703	Intra settlements on current operations of Krasnoyarsk PMES
7902000704	Intra settlements on current operations of Kuzbass PMES
7902000705	Intra settlements on current operations of Omsk PMES
7902000706	Intra settlements on current operations of Khakasia PMES
7902000707	Intra settlements on current operations of Tomsk PMES
7902000720	Intra settlements on current operations of IA MES of West Siberia
7902000721	Intra settlements on current operations of Khanty-Mansiysk PMES
7902000722	Intra settlements on current operations of Yamalo-Nenetskoye PMES
7902000723	Intra settlements on current operations of Tyumen PMES
7902000750	Intra settlements on current operations of IA MES TMR of Siberia
7902000751	Intra settlements on current operations of Zabaikalsk PTMR
7902000752	Intra settlements on current operations of West Siberian PTMR
7902000753	Intra settlements on current operations of Kranskoyarsk PTMR
7902000754	Intra settlements on current operations of Kuzbass PTMR
7902000755	Intra settlements on current operations of Omsk PTMR
7902000756	Intra settlements on current operations of Khakasia PTMR
7902000800	Intra settlements on current operations of IA MES of East
7902000801	Intra settlements on current operations of Amur PMES
7902000802	Intra settlements on current operations of Primorsk PMES
7902000803	Intra settlements on current operations of Khabarovsk PMES
7902000804	Intra settlements on current operations of PRP MES of East
7902000850	Intra settlements on current operations of IA MES TMR of East
7902000851	Intra settlements on current operations of Amur PTMR
7902000852	Intra settlements on current operations of Primorsk PTMR
7902000853	Intra settlements on current operations of Khabarovsk PTMR
7902000854	Intra settlements on current operations of PRP MES PTMR of East
7902009900	Intra settlements on current operations of Electroset-service
7902009901	Intra settlements on current operations of Yuzhnaya SPB
7902009902	Intra settlements on current operations of Mikhailovskaya SPB
7902009903	Intra settlements on current operations of Novgorod SPB
7902009904	Intra settlements on current operations of Novosibirsk SPB
7902009905	Intra settlements on current operations of Sredne-Volzhskaya SPB
7902009906	Intra settlements on current operations of SPB Electrosetremont
7902009907	Intra settlements on current operations of SPB Bely Rast

7902009908	Intra settlements on current operations of Beskudnikovsky SPB
7903000100	Settlements on construction of Executive Directorate of FGC UES
7903000200	Settlements on construction of IA MES of Center
7903000202	Settlements on construction of Chernozemnoye PMES
7903000203	Settlements on construction of Volgo-Okskoye PMES
7903000205	Settlements on construction of Volgo-Donskoye PMES
7903000206	Settlements on construction of Vologodskoye PMES
7903000209	Settlements on construction of Moscow PMES
7903000210	Settlements on construction of Verkhne-Donskoye PMES
7903000211	Settlements on construction of Valday PMES
7903000213	Settlements on construction of Nizhegorodskoye PMES
7903000214	Settlements on construction of Priokskoye PMES
7903000215	Settlements on construction of SPB Bely Rast
7903000250	Settlements on construction of IA MES TMR of Center
7903000252	Settlements on construction of Chernozemnoye PTMR
7903000253	Settlements on construction of Volgo-Okskoye PTMR
7903000255	Settlements on construction of Volgo-Donskoye PTMR
7903000256	Settlements on construction of Vologda PTMR
7903000259	Settlements on construction of Moscow PTMR
7903000260	Settlements on construction of Verkhne-Donskoye PTMR
7903000261	Settlements on construction of Valday PTMR
7903000263	Settlements on construction of Nizhny Novgorod PTMR
7903000264	Settlements on construction of Priokskoye PTMR
7903000300	Settlements on construction of IA MES of North-West
7903000301	Settlements on construction of Bryansk PMES
7903000302	Settlements on construction of Vyborg PMES
7903000303	Settlements on construction of Karelia PMES
7903000304	Settlements on construction of Leningrad PMES
7903000305	Settlements on construction of Novgorod PMES
7903000340	Settlements on construction of ATP MES of North-West
7903000350	Settlements on construction of IA MES TMR of North-West
7903000351	Settlements on construction of Bryansk PTMR
7903000352	Settlements on construction of Vyborg PTMR
7903000353	Settlements on construction of Karelia PTMR
7903000354	Settlements on construction of Leningrad PTMR
7903000355	Settlements on construction of Novgorod PTMR
7903000356	Settlements on construction of St Petersburg PTMR
7903000400	Settlements on construction of IA MES of Volga
7903000401	Settlements on construction of Verkhne-Volzhskoye PMES
7903000402	Settlements on construction of Nizhne-Volzhskoye PMES
7903000403	Settlements on construction of Samara PMES
7903000404	Settlements on construction of Sredne-Volzhskoye PMES
7903000450	Settlements on construction of IA MES TMR of Volga
7903000451	Settlements on construction of Verkhne-Volzhskoye PTMR
7903000452	Settlements on construction of Saratov PTMR
7903000453	Settlements on construction of Levoberezhnoye PTMR
7903000454	Settlements on construction of Pravoberezhnoye PTMR
7903000500	Settlements on construction of IA MES of South
7903000501	Settlements on construction of Kuban PMES
7903000502	Settlements on construction of Rostov PMES
7903000503	Settlements on construction of Stavropol PMES
7903000504	Settlements on construction of Kaspiysk PMES
7903000550	Settlements on construction of IA MES TMR of South
7903000551	Settlements on construction of Kuban PTMR

7903000552	Settlements on construction of Rostov PTMR
7903000553	Settlements on construction of Stavropol PTMR
7903000600	Settlements on construction of IA MES of Ural
7903000601	Settlements on construction of Orenburg PMES
7903000602	Settlements on construction of Perm PMES
7903000603	Settlements on construction of Sverdlovsk PMES
7903000604	Settlements on construction of Chelyabinsk PMES
7903000640	Settlements on construction of ATP MES of Ural
7903000650	Settlements on construction of ИА МЭС ТОиР Урала иЗап.
7903000700	Settlements on construction of IA MES of Siberia
7903000701	Settlements on construction of Zabaikalskoye PMES
7903000702	Settlements on construction of West-Siberian PMES
7903000703	Settlements on construction of Krasnoyarsk PMES
7903000704	Settlements on construction of Kuzbass PMES
7903000705	Settlements on construction of Omsk PMES
7903000706	Settlements on construction of Khakasia PMES
7903000707	Settlements on construction of Tomsk PMES
7903000720	Settlements on construction of IA MES of West Siberia
7903000721	Settlements on construction of Khanty-Mansiysk PMES
7903000722	Settlements on construction of Yamalo-Nenetskoye PMES
7903000723	Settlements on construction of Tyumen PMES
7903000750	Settlements on construction of IA MES TMR of Siberia
7903000751	Settlements on construction of Zabaikalsk PTMR
7903000752	Settlements on construction of West Siberian PTMR
7903000753	Settlements on construction of Kranskoyarsk PTMR
7903000754	Settlements on construction of Kuzbass PTMR
7903000755	Settlements on construction of Omsk PTMR
7903000756	Settlements on construction of Khakasia PTMR
7903000800	Settlements on construction of IA MES of East
7903000801	Settlements on construction of Amur PMES
7903000802	Settlements on construction of Primorsk PMES
7903000803	Settlements on construction of Khabarovsk PMES
7903000804	Settlements on construction of PRP MES of East
7903000850	Settlements on construction of IA MES TMR of East
7903000851	Settlements on construction of Amur PTMR
7903000852	Settlements on construction of Primorsk PTMR
7903000853	Settlements on construction of Khabarovsk PTMR
7903000854	Settlements on construction of PRP MES PTMR of East
7903009900	Settlements on construction of Electroset-service
7903009901	Settlements on construction of Yuzhnaya SPB
7903009902	Settlements on construction of Mikhailovskaya SPB
7903009903	Settlements on construction of Novgorod SPB
7903009904	Settlements on construction of Novosibirsk SPB
7903009905	Settlements on construction of Sredne-Volzhskaya SPB
7903009906	Settlements on construction of SPB Electrosetremont
7903009907	Settlements on construction of SPB Bely Rast
7903009908	Settlements on construction of Beskudnikovsky SPB
7904000100	Settlements on DEW of Executive Directorate of FGC UES
7904000200	Settlements on DEW of IA MES of Center
7904000202	Settlements on DEW of Chernozemnoye PMES
7904000203	Settlements on DEW of Volgo-Okskoye PMES
7904000205	Settlements on DEW of Volgo-Donskoye PMES
7904000206	Settlements on DEW of Vologodskoye PMES
7904000209	Settlements on DEW of Moscow PMES

7904000210	Settlements on DEW of Verkhne-Donskoye PMES
7904000211	Settlements on DEW of Valday PMES
7904000213	Settlements on DEW of Nizhegorodskoye PMES
7904000214	Settlements on DEW of Priokskoye PMES
7904000215	Settlements on DEW of SPB Bely Rast
7904000250	Settlements on DEW of IA MES TMR of Center
7904000252	Settlements on DEW of Chernozemnoye PTMR
7904000253	Settlements on DEW of Volgo-Okskoye PTMR
7904000255	Settlements on DEW of Volgo-Donskoye PTMR
7904000256	Settlements on DEW of Vologda PTMR
7904000259	Settlements on DEW of Moscow PTMR
7904000260	Settlements on DEW of Verkhne-Donskoye PTMR
7904000261	Settlements on DEW of Valday PTMR
7904000263	Settlements on DEW of Nizhny Novgorod PTMR
7904000264	Settlements on DEW of Priokskoye PTMR
7904000300	Settlements on DEW of IA MES of North-West
7904000301	Settlements on DEW of Bryansk PMES
7904000302	Settlements on DEW of Vyborg PMES
7904000303	Settlements on DEW of Karelia PMES
7904000304	Settlements on DEW of Leningrad PMES
7904000305	Settlements on DEW of Novgorod PMES
7904000340	Settlements on DEW of ATP MES of North-West
7904000350	Settlements on DEW of IA MES TMR of North-West
7904000351	Settlements on DEW of Bryansk PTMR
7904000352	Settlements on DEW of Vyborg PTMR
7904000353	Settlements on DEW of Karelia PTMR
7904000354	Settlements on DEW of Leningrad PTMR
7904000355	Settlements on DEW of Novgorod PTMR
7904000356	Settlements on DEW of St Petersburg PTMR
7904000400	Settlements on DEW of IA MES of Volga
7904000401	Settlements on DEW of Verkhne-Volzhskoye PMES
7904000402	Settlements on DEW of Nizhne-Volzhskoye PMES
7904000403	Settlements on DEW of Samara PMES
7904000404	Settlements on DEW of Sredne-Volzhskoye PMES
7904000450	Settlements on DEW of IA MES TMR of Volga
7904000451	Settlements on DEW of Verkhne-Volzhskoye PTMR
7904000452	Settlements on DEW of Saratov PTMR
7904000453	Settlements on DEW of Levoberezhnoye PTMR
7904000454	Settlements on DEW of Pravoberezhnoye PTMR
7904000500	Settlements on DEW of IA MES of South
7904000501	Settlements on DEW of Kuban PMES
7904000502	Settlements on DEW of Rostov PMES
7904000503	Settlements on DEW of Stavropol PMES
7904000550	Settlements on DEW of IA MES TMR of South
7904000551	Settlements on DEW of Kuban PTMR
7904000552	Settlements on DEW of Rostov PTMR
7904000553	Settlements on DEW of Stavropol PTMR
7904000600	Settlements on DEW of IA MES of Ural
7904000601	Settlements on DEW of Orenburg PMES
7904000602	Settlements on DEW of Perm PMES
7904000603	Settlements on DEW of Sverdlovsk PMES
7904000604	Settlements on DEW of Chelyabinsk PMES
7904000640	Settlements on DEW of ATP MES of Ural
7904000650	Settlements on DEW of IA MES TMR of Ural and West Siberia

7904000700	Settlements on DEW of IA MES of Siberia
7904000701	Settlements on DEW of Zabaikalskoye PMES
7904000702	Settlements on DEW of West-Siberian PMES
7904000703	Settlements on DEW of Krasnoyarsk PMES
7904000704	Settlements on DEW of Kuzbass PMES
7904000705	Settlements on DEW of Omsk PMES
7904000706	Settlements on DEW of Khakasia PMES
7904000707	Settlements on DEW of Tomsk PMES
7904000720	Settlements on DEW of IA MES of West Siberia
7904000721	Settlements on DEW of Khanty-Mansiysk PMES
7904000722	Settlements on DEW of Yamalo-Nenetskoye PMES
7904000723	Settlements on DEW of Tyumen PMES
7904000750	Settlements on DEW of IA MES TMR of Siberia
7904000751	Settlements on DEW of Zabaikalsk PTMR
7904000752	Settlements on DEW of West Siberian PTMR
7904000753	Settlements on DEW of Kranskoyarsk PTMR
7904000754	Settlements on DEW of Kuzbass PTMR
7904000755	Settlements on DEW of Omsk PTMR
7904000756	Settlements on DEW of Khakasia PTMR
7904000800	Settlements on DEW of IA MES of East
7904000801	Settlements on DEW of Amur PMES
7904000802	Settlements on DEW of Primorsk PMES
7904000803	Settlements on DEW of Khabarovsk PMES
7904000804	Settlements on DEW of PRP MES of East
7904000850	Settlements on DEW of IA MES TMR of East
7904000851	Settlements on DEW of Amur PTMR
7904000852	Settlements on DEW of Primorsk PTMR
7904000853	Settlements on DEW of Khabarovsk PTMR
7904000854	Settlements on DEW of PRP MES PTMR of East
7904009900	Settlements on DEW of Electroset-service
7904009901	Settlements on DEW of Yuzhnaya SPB
7904009902	Settlements on DEW of Mikhailovskaya SPB
7904009903	Settlements on DEW of Novgorod SPB
7904009904	Settlements on DEW of Novosibirsk SPB
7904009905	Settlements on DEW of Sredne-Volzhskaya SPB
7904009906	Settlements on DEW of SPB Electrosetremont
7904009907	Settlements on DEW of SPB Bely Rast
7904009908	Settlements on DEW of Beskudnikovsky SPB
7905000100	Settlements on other operations of Executive Directorate of FGC UES
7905000200	Settlements on other operations of IA MES of Center
7905000202	Settlements on other operations of Chernozemnoye PMES
7905000203	Settlements on other operations of Volgo-Okskoye PMES
7905000205	Settlements on other operations of Volgo-Donskoye PMES
7905000206	Settlements on other operations of Vologodskoye PMES
7905000209	Settlements on other operations of Moscow PMES
7905000210	Settlements on other operations of Verkhne-Donskoye PMES
7905000211	Settlements on other operations of Valday PMES
7905000213	Settlements on other operations of Nizhegorodskoye PMES
7905000214	Settlements on other operations of Priokskoye PMES
7905000215	Settlements on other operations of SPB Bely Rast
7905000250	Settlements on other operations of IA MES TMR of Center
7905000252	Settlements on other operations of Chernozemnoye PTMR
7905000253	Settlements on other operations of Volgo-Okskoye PTMR
7905000255	Settlements on other operations of Volgo-Donskoye PTMR

7905000256	Settlements on other operations of Vologda PTMR
7905000259	Settlements on other operations of Moscow PTMR
7905000260	Settlements on other operations of Verkhne-Donskoye PTMR
7905000261	Settlements on other operations of Valday PTMR
7905000263	Settlements on other operations of Nizhny Novgorod PTMR
7905000264	Settlements on other operations of Priokskoye PTMR
7905000300	Settlements on other operations of IA MES of North-West
7905000301	Settlements on other operations of Bryansk PMES
7905000302	Settlements on other operations of Vyborg PMES
7905000303	Settlements on other operations of Karelia PMES
7905000304	Settlements on other operations of Leningrad PMES
7905000305	Settlements on other operations of Novgorod PMES
7905000340	Settlements on other operations of ATP MES of North-West
7905000350	Settlements on other operations of ИА МЭС ТОиР Северо-Зап
7905000351	Settlements on other operations of Bryansk PTMR
7905000352	Settlements on other operations of Vyborg PTMR
7905000353	Settlements on other operations of Karelia PTMR
7905000354	Settlements on other operations of Leningrad PTMR
7905000355	Settlements on other operations of Novgorod PTMR
7905000356	Settlements on other operations of Санкт-Петербургское ПТ
7905000400	Settlements on other operations of IA MES of Volga
7905000401	Settlements on other operations of Verkhne-Volzhskoye PMES
7905000402	Settlements on other operations of Nizhne-Volzhskoye PMES
7905000403	Settlements on other operations of Samara PMES
7905000404	Settlements on other operations of Sredne-Volzhskoye PMES
7905000450	Settlements on other operations of IA MES TMR of Volga
7905000451	Settlements on other operations of Verkhne-Volzhskoye PTMR
7905000452	Settlements on other operations of Saratov PTMR
7905000453	Settlements on other operations of Levoberezhnoye PTMR
7905000454	Settlements on other operations of Pravoberezhnoye PTMR
7905000500	Settlements on other operations of IA MES of South
7905000501	Settlements on other operations of Kuban PMES
7905000502	Settlements on other operations of Rostov PMES
7905000503	Settlements on other operations of Stavropol PMES
7905000504	Settlements on other operations of Kaspiysk PMES
7905000550	Settlements on other operations of IA MES TMR of South
7905000551	Settlements on other operations of Kuban PTMR
7905000552	Settlements on other operations of Rostov PTMR
7905000553	Settlements on other operations of Stavropol PTMR
7905000600	Settlements on other operations of IA MES of Ural
7905000601	Settlements on other operations of Orenburg PMES
7905000602	Settlements on other operations of Perm PMES
7905000603	Settlements on other operations of Sverdlovsk PMES
7905000604	Settlements on other operations of Chelyabinsk PMES
7905000640	Settlements on other operations of ATP MES of Ural
7905000650	Settlements on other operations of IA MES TMR of Ural and West Siberia
7905000700	Settlements on other operations of IA MES of Siberia
7905000701	Settlements on other operations of Zabaikalskoye PMES
7905000702	Settlements on other operations of West-Siberian PMES
7905000703	Settlements on other operations of Krasnoyarsk PMES
7905000704	Settlements on other operations of Kuzbass PMES
7905000705	Settlements on other operations of Omsk PMES
7905000706	Settlements on other operations of Khakasia PMES
7905000707	Settlements on other operations of Tomsk PMES

7905000720	Settlements on other operations of IA MES of West Siberia
7905000721	Settlements on other operations of Khanty-Mansiysk PMES
7905000722	Settlements on other operations of Yamalo-Nenetskoye PMES
7905000723	Settlements on other operations of Tyumen PMES
7905000750	Settlements on other operations of IA MES TMR of Siberia
7905000751	Settlements on other operations of Zabaikalsk PTMR
7905000752	Settlements on other operations of Западно-Сибирское ПТОи
7905000753	Settlements on other operations of Kranskoyarsk PTMR
7905000754	Settlements on other operations of Kuzbass PTMR
7905000755	Settlements on other operations of Omsk PTMR
7905000756	Settlements on other operations of Khakasia PTMR
7905000800	Settlements on other operations of IA MES of East
7905000801	Settlements on other operations of Amur PMES
7905000802	Settlements on other operations of Primorsk PMES
7905000803	Settlements on other operations of Khabarovsk PMES
7905000804	Settlements on other operations of PRP MES of East
7905000850	Settlements on other operations of IA MES TMR of East
7905000851	Settlements on other operations of Amur PTMR
7905000852	Settlements on other operations of Primorsk PTMR
7905000853	Settlements on other operations of Khabarovsk PTMR
7905000854	Settlements on other operations of PRP MES PTMR of East
7905009900	Settlements on other operations of Electroset-service
7905009901	Settlements on other operations of Yuzhnaya SPB
7905009902	Settlements on other operations of Mikhailovskaya SPB
7905009903	Settlements on other operations of Novgorod SPB
7905009904	Settlements on other operations of Novosibirsk SPB
7905009905	Settlements on other operations of Sredne-Volzhskaya SPB
7905009906	Settlements on other operations of SPB Electrosetremont
7905009907	Settlements on other operations of SPB Bely Rast
7905009908	Settlements on other operations of Beskudnikovsky SPB
7906000100	Settlements under contract on trust management of Executive Directorate of FGC UES
7906000200	Settlements under contract on trust management of IA MES of Center
7906000202	Settlements under contract on trust management of Chernozemnoye PMES
7906000203	Settlements under contract on trust management of Volgo-Okskoye PMES
7906000205	Settlements under contract on trust management of Volgo-Donskoye PMES
7906000206	Settlements under contract on trust management of Vologodskoye PMES
7906000209	Settlements under contract on trust management of Moscow PMES
7906000210	Settlements under contract on trust management of Verkhne-Donskoye PMES
7906000211	Settlements under contract on trust management of Valday PMES
7906000213	Settlements under contract on trust management of Nizhegorodskoye PMES
7906000214	Settlements under contract on trust management of Priokskoye PMES
7906000215	Settlements under contract on trust management of SPB Bely Rast
7906000250	Settlements under contract on trust management of IA MES TMR of Center
7906000252	Settlements under contract on trust management of Chernozemnoye PTMR
7906000253	Settlements under contract on trust management of Volgo-Okskoye PTMR
7906000255	Settlements under contract on trust management of Volgo-Donskoye PTMR
7906000256	Settlements under contract on trust management of Vologda PTMR
7906000259	Settlements under contract on trust management of Moscow PTMR
7906000260	Settlements under contract on trust management of Verkhne-Donskoye PTMR
7906000261	Settlements under contract on trust management of Valday PTMR
7906000263	Settlements under contract on trust management of Nizhny Novgorod PTMR
7906000264	Settlements under contract on trust management of Priokskoye PTMR
7906000300	Settlements under contract on trust management of IA MES of North-West

7906000301	Settlements under contract on trust management of Bryansk PMES
7906000302	Settlements under contract on trust management of Vyborg PMES
7906000303	Settlements under contract on trust management of Karelia PMES
7906000304	Settlements under contract on trust management of Leningrad PMES
7906000305	Settlements under contract on trust management of Novgorod PMES
7906000340	Settlements under contract on trust management of ATP MES of North-West
7906000350	Settlements under contract on trust management of ИА МЭС ТОиР Северо-Зап
7906000351	Settlements under contract on trust management of Bryansk PTMR
7906000352	Settlements under contract on trust management of Vyborg PTMR
7906000353	Settlements under contract on trust management of Karelia PTMR
7906000354	Settlements under contract on trust management of Leningrad PTMR
7906000355	Settlements under contract on trust management of Novgorod PTMR
7906000356	Settlements under contract on trust management of Санкт-Петербургское ПТ
7906000400	Settlements under contract on trust management of IA MES of Volga
7906000401	Settlements under contract on trust management of Verkhne-Volzhskoye PMES
7906000402	Settlements under contract on trust management of Nizhne-Volzhskoye PMES
7906000403	Settlements under contract on trust management of Samara PMES
7906000404	Settlements under contract on trust management of Sredne-Volzhskoye PMES
7906000450	Settlements under contract on trust management of IA MES TMR of Volga
7906000451	Settlements under contract on trust management of Verkhne-Volzhskoye PTMR
7906000452	Settlements under contract on trust management of Saratov PTMR
7906000453	Settlements under contract on trust management of Levoberezhnoye PTMR
7906000454	Settlements under contract on trust management of Pravoberezhnoye PTMR
7906000500	Settlements under contract on trust management of IA MES of South
7906000501	Settlements under contract on trust management of Kuban PMES
7906000502	Settlements under contract on trust management of Rostov PMES
7906000503	Settlements under contract on trust management of Stavropol PMES
7906000504	Settlements under contract on trust management of Kaspiysk PMES
7906000550	Settlements under contract on trust management of IA MES TMR of South
7906000551	Settlements under contract on trust management of Kuban PTMR
7906000552	Settlements under contract on trust management of Rostov PTMR
7906000553	Settlements under contract on trust management of Stavropol PTMR
7906000600	Settlements under contract on trust management of IA MES of Ural
7906000601	Settlements under contract on trust management of Orenburg PMES
7906000602	Settlements under contract on trust management of Perm PMES
7906000603	Settlements under contract on trust management of Sverdlovsk PMES
7906000604	Settlements under contract on trust management of Chelyabinsk PMES
7906000640	Settlements under contract on trust management of ATP MES of Ural
7906000650	Settlements under contract on trust management of IA MES TMR of Ural and West Siberia
7906000700	Settlements under contract on trust management of IA MES of Siberia
7906000701	Settlements under contract on trust management of Zabaikalskoye PMES
7906000702	Settlements under contract on trust management of West-Siberian PMES
7906000703	Settlements under contract on trust management of Krasnoyarsk PMES
7906000704	Settlements under contract on trust management of Kuzbass PMES
7906000705	Settlements under contract on trust management of Omsk PMES
7906000706	Settlements under contract on trust management of Khakasia PMES
7906000707	Settlements under contract on trust management of Tomsk PMES
7906000720	Settlements under contract on trust management of IA MES of West Siberia
7906000721	Settlements under contract on trust management of Khanty-Mansiysk PMES
7906000722	Settlements under contract on trust management of Yamalo-Nenetskoye PMES
7906000723	Settlements under contract on trust management of Tyumen PMES
7906000750	Settlements under contract on trust management of IA MES TMR of Siberia
7906000751	Settlements under contract on trust management of Zabaikalsk PTMR

7906000752	Settlements under contract on trust management of wEST-Siberian PMR
7906000753	Settlements under contract on trust management of Kranskoyarsk PTMR
7906000754	Settlements under contract on trust management of Kuzbass PTMR
7906000755	Settlements under contract on trust management of Omsk PTMR
7906000756	Settlements under contract on trust management of Khakasia PTMR
7906000800	Settlements under contract on trust management of IA MES of East
7906000801	Settlements under contract on trust management of Amur PMES
7906000802	Settlements under contract on trust management of Primorsk PMES
7906000803	Settlements under contract on trust management of Khabarovsk PMES
7906000804	Settlements under contract on trust management of PRP MES of East
7906000850	Settlements under contract on trust management of IA MES TMR of East
7906000851	Settlements under contract on trust management of Amur PTMR
7906000852	Settlements under contract on trust management of Primorsk PTMR
7906000853	Settlements under contract on trust management of Khabarovsk PTMR
7906000854	Settlements under contract on trust management of PRP MES PTMR of East
7906009900	Settlements under contract on trust management of Electroset-service
7906009901	Settlements under contract on trust management of Yuzhnaya SPB
7906009902	Settlements under contract on trust management of Mikhailovskaya SPB
7906009903	Settlements under contract on trust management of Novgorod SPB
7906009904	Settlements under contract on trust management of Novosibirsk SPB
7906009905	Settlements under contract on trust management of Sredne-Volzhskaya SPB
7906009906	Settlements under contract on trust management of SPB Electrosetremont
7906009907	Settlements under contract on trust management of SPB Bely Rast
7906009908	Settlements under contract on trust management of Beskudnikovsky SPB
7988880100	Roll off balances of merged subdivisions IA FGC UES
7988880200	Roll off balances of merged subdivisions MES of Center
7988880202	Roll off balances of merged subdivisions Chernozemskoye PMES
7988880203	Roll off balances of merged subdivisions .Volgo-Okskoye PMES
7988880205	Roll off balances of merged subdivisions .Volgo-Donskoye PMES
7988880206	Roll off balances of merged subdivisions .Vologda PMES
7988880209	Roll off balances of merged subdivisions .PME of Center
7988880210	Roll off balances of merged subdivisions .Verkhne-Donskoye PMES
7988880211	Roll off balances of merged subdivisions .Valday PMES
7988880213	Roll off balances of merged subdivisions .Nizhniy Novgorod PMES
7988880214	Roll off balances of merged subdivisions .Prioksky PMES
7988880300	Roll off balances of merged subdivisions .MES of North-West
7988880301	Roll off balances of merged subdivisions .Bryansk PMES
7988880303	Roll off balances of merged subdivisions Karelia PMES
7988880304	Roll off balances of merged subdivisions .Leningrad PMES
7988880400	Roll off balances of merged subdivisions .MES of Volga
7988880402	Roll off balances of merged subdivisions Nizhne-Vlzhskaya PMES
7988880404	Roll off balances of merged subdivisions Sredne-Volzhskaya PMES
7988880500	Roll off balances of merged subdivisions MES of South
7988880501	Roll off balances of merged subdivisions .Kuban PMES
7988880502	Roll off balances of merged subdivisions Rostov PMES
7988880504	Roll off balances of merged subdivisions Kaspiysk PMES
7988880600	Roll off balances of merged subdivisions .MES of Ural
7988880602	Roll off balances of merged subdivisions .Perm PMES
7988880603	Roll off balances of merged subdivisions .Sverdlovsk PMES
7988880604	Roll off balances of merged subdivisions .Yuzhno-Uralskie PMES
7988880700	Roll off balances of merged subdivisions .MES of Siberia
7988880701	Roll off balances of merged subdivisions .Zabaykalsk PMES
7988880702	Roll off balances of merged subdivisions .West-Siberian PMES
7988880703	Roll off balances of merged subdivisions Krasnoyarsk PMES

7988880704	Roll off balances of merged subdivisions .Kuzbass PMES
7988880705	Roll off balances of merged subdivisions .Omsk PMES
7988880706	Roll off balances of merged subdivisions .Khakasia PMES
7988880707	Roll off balances of merged subdivisions .Tomsk PMES
7988880720	Roll off balances of merged subdivisions .MES of West Siberia
7988880800	Roll off balances of merged subdivisions .MES of East
7988880801	Roll off balances of merged subdivisions .Amur PMES
7988880802	Roll off balances of merged subdivisions Primorsk PMES
7988880803	Roll off balances of merged subdivisions .Khabarovsk PMES
7989999999	Roll off balances of merged subdivisions .IA
8001000000	Capital - ordinary shares
8002000000	Capital - preferential shares
8101000000	Own bought out shares — ordinary
8101010000	Own bought out shares — ordinary (restructuring)
8102000000	Own bought out shares — preferential
8102010000	Own bought out shares — preferential (restructuring)
8201000000	reserve capital, created in accordance with the law
8201010000	reserve capital, created in accordance with the law on restructuring
8202000000	reserve capital, created in accordance with regulatory documents
8202010000	reserve capital, created in accordance with regulatory documents on restructuring
8301000000	increase of additional capital as a result of revaluation.
8301010000	increase of additional capital as a result of revaluation of fixed assets
8301020000	increase of additional capital as a result of revaluation of other assets
8302010000	Issue revenue — ordinary shares
8302020000	Issue revenue — preferential shares
8303000000	Values received free of charge
8304000000	Increase of additional capital for VAT under contribution of FA to the charter capital
8305000000	Additional capital on restructuring
8401000000	Retained earning (uncovered loss)
8401010000	Retained earning (uncovered loss) of prior years
8401010100	profit non-distributed (uncovered loss) of past years prior to approval by the General meeting of shareholders
8401010200	profit non-distributed (uncovered loss) of past years after approval by the General meeting of shareholders
8401010300	profit non-distributed (uncovered loss) on restructuring
8401010400	profit non-distributed (uncovered loss) of past years (changes in UP or RAR)
8401020000	profit non-distributed (uncovered loss) of current period
8401020100	profit non-distributed (uncovered loss) of current period on restructuring
8403000000	FA markdown
8601000000	Target financing received
8602000000	Target financing paid
9010101111	profit from sale of services related to transfer of power energy on UNEG (18%)
9010101121	profit from sale of services related to transfer of power energy on UNEG (0%)
9010101131	profit from sale of services related to transit of power energy on UNEG (VAT exclusive)
9010101201	profit from sale of services related to connecting to UNEG
9010102111	agency remuneration for collecting funds related to transfer of power energy on UNEG
9010102121	agency remuneration for carrying out of settlements on RTD SA UNEG
9010102131	agency remuneration for realisation of investment program
9010102141	agency remuneration for fund raising on lease agreements of SA UNEG
9010102201	other agency remuneration
9010102301	profit from lease of property

9010102401	remuneration from sale of services related to transfer of power energy on Inter RAO
9010102501	remuneration from sale of services related to transfer of power energy outside UNEG
9010102601	trust management of shares
9010102701	profit on other types of activity
9010102711	profit on OPH
9010102801	profit from realisation of services on RTD objects of last mile
9010102901	profit from realisation of goods
9010103101	revenue from construction
9010202001	Other ordinary income
9010211011	profit from realisation of services on RTD electric grids
9010211021	profit from realisation of services on RTD objects of last mile
9010211091	Profit from sale of other services
9010212011	Income from property leased to
9010212031	Revenue from trust management of shares
9010212111	agency remuneration for fund raising related to transfer of power energy on UNEG
9010212121	agency remuneration for carrying out of settlements on transfer of power energy on UNEG
9010212131	agency remuneration for realisation of investment program
9010212141	agency remuneration for fund raising on lease agreement of RTD SA UNEG
9010212151	agency remuneration for collecting payments for connecting to MSK
9010212191	Other agency remuneration
9010212211	Income on transit of power of Inter RAO (VAT 18%)
9010212221	Income on transit of power of Inter RAO (VAT 0%)
9010212231	Income on transit of power of Inter RAO (VAT exclusive)
9010212991	Revenue from sale of other industrial services
9010220001	Revenue from sale of other non industrial services
9010230011	Revenue from sale of goods
9010240011	Revenue from external construction
9010990001	Other ordinary income
9019999990	Closing of revenue
9020101101	S/S of sale of services on powe transmission on UNEG
9020101201	S/S of sale of services on powe connecting to UNEG
9020102101	Expenses on agency activity
9020102111	expenses related to agency agreement for carrying out of settlements on transfer of power energy on UNEG
9020102121	expenses related to agency agreement collecting fund on RTD SA UNEG
9020102131	expenses related to agency agreement for realisation of investment program
9020102141	expenses related to agency agreement for fund raising on lease agreement of RTD SA UNEG
9020102201	Expenses related to other agency agreements
9020102301	expenses related to lease of property
9020102401	expenses related to realisation of services related to transfer of power energy to Inter RAO
9020102501	expenses related to realisation of services on RTD of power grids not being UNEG
9020102601	expenses related to trust management of shares
9020102701	prime cost on other types of activity
9020102711	prime cost on OPH services
9020102801	cost of services’ sale on RTD objects of the last mile
9020102901	cost of goods’ sale
9020103101	Cost of construction of facilities
9020202001	other ordinary expenses
9020211011	Expenses related to services on RTD of electric grids

9020211021	cost of services’ sale on RTD objects of the last mile
9020211091	Cost of services of other core production services
9020212011	Expenses on property leased to
9020212021	Expenses on services on Inter RAO electric power transit
9020212031	Cost of sale of stock trust management services
9020212101	Expenses on agency activity
9020212991	С/с реал. других непрофильных пром. услуг
9020220001	Cost of services of other non-core production services
9020230011	Cost of sale of goods
9020240011	Cost of sale of external construction
9020300001	Commercial expenses
9020400001	Managerial costs
9020400011	Non-distributed managerial costs
9020990001	Other ordinary expenses
9029999990	Closing of cost of sale
9030101111	VAT on sale of services related to transfer of power energy on UNEG (18%)
9030101121	VAT on sale of services related to transfer of power energy on UNEG (0%)
9030101131	VAT on sale of services related to transfer of power energy on UNEG (exclusive VAT)
9030101201	VAT on sale of services related to connecting to UNEG
9030102111	VAT on agency remuneration for service of UNEG objects
9030102121	VAT on agency remuneration for carrying out of settlements on RTD SA UNEG
9030102131	VAT on agency remuneration for realisation of investment program
9030102141	VAT on agency remuneration for fund raising on lease agreements of RTD UNEG
9030102201	VAT on other agency remuneration
9030102301	VAT on profit from lease of property
9030102401	VAT on realization of services related to transfer of power energy to Inter RAO
9030102501	VAT on realization of services related to RTD power grids outside UNEG
9030102601	VAT on trust management of shares
9030102701	VAT on other types of activity
9030102711	VAT on OPH services
9030102801	VAT on realization of services on RTD objects of the last mile
9030102901	VAT on realization of goods
9030103101	VAT on constructon of facilities
9030202001	VAT on other ordinary income
9030211011	VAT on realization of services related to RTD power grids
9030211021	VAT on realization of services on RTD objects of the last mile
9030211091	VAT on other core production services
9030212011	VAT on income fromproperty leased to
9030212031	VAT on stock trust management
9030212111	VAT on agency remuneration for fund raising related to transfer of power energy on UNEG
9030212121	VAT on agency remuneration for carrying out of settlements on RTD SA UNEG
9030212131	VAT on agency remuneration for realisation of investment program
9030212141	VAT on agency remuneration for fund raising on lease agreements of RTD UNEG
9030212151	VAT on agency agreements for raising funds for connecting to MSK
9030212191	VAT on other agency fee
9030212211	VAT on income from Inter RAO power transit (18%)
9030212991	VAT on sale of other non-core production services
9030220001	VAT on other non-production services
9030230011	VAT on sale of goods
9030240011	VAT on external construction
9030990001	VAT on other ordinary income
9039999990	Closing of VAT on sale

9090102100	Profit (loss) from sale under agency activity
9090102301	Profit (loss) from property leased to
9090102401	Profit (loss) from sale of services on Iter RAO power transmission
9090102501	Profit (loss) from sale of services of RTD electric grids outside UNEG
9090102601	profit (loss) from trust management of shares
9090102701	profit (loss) from sale on other types of activity
9090102711	profit (loss) from OPH
9090102901	Profit (loss) from sale of goods
9090103101	profit (loss) from external construction
9090202001	profit (loss) from other ordinary income
9090211011	profit (loss) from sale of services on RTD on electric grids
9090211021	profit (loss) from realisation of services related to RTD objects of the last mile
9090212021	profit (loss) from realisation of services related to transfer of power energy on RAO Inter
9090212031	profit (loss) from trust management of shares
9090240011	profit (loss) from external construction
9090300000	profit (loss) from commercial and administrative expenses
9090300001	profit (loss) from commercial and administrative expenses
9090990001	profit (loss) from other ordinary income
9099999991	profit (loss) from from sale (sales a nd VAT)
9099999992	profit (loss) from from sale (cost of sales))
9100000010	Balance of other income|expenses
9110010012	profit from participatory interest in Russian companies (>365 days and > 500 g.r.)
9110010020	profit from participatory interest in foreign companies
9110010022	profit from participatory interest in foreign companies (>365 days and >500 t)
9110010112	profit from participatory interest in other Russian organizations
9110010120	profit from participatory interest in other foreign organizations
9110010130	Income on contract SD
9110021101	Income from sale of FA
9110021201	Income from sale NKS
9110021301	Income from sale of material ssets
9110021311	Income from sale nonferrous scrap
9110021401	profit from sale of securities (traded on WM of the Central Bank)
9110021411	profit from sale of securities (not traded on WM of the Central Bank)
9110021421	profit from sale of promissory notes
9110021431	profit from sale of other securities
9110021441	Payment for goods an services (sales) by promissory note
9110021451	profit from sale of promissory notes
9110021501	profit from sale of apartments
9110021601	profit from sale of intangivble assets
9110022102	Income in the form of property received as purpose financing
9110022212	profit of organisation, if the charter capital of receiving party consists at 50% from contribution of transferring party (FA and non-material assets)
9110022222	profit of organisation, if the charter capital of receiving party consists at 50% from contribution of transferring party (except FA and non-material assets)
9110022232	profit of organisation, if the charter capital of transferring party consists at 50% from contribution of receiving party (FA and non-material assets)
9110022242	profit of organisation, if the charter capital of transferring party consists at 50% from contribution of receiving party (except FA and non-material assets)
9110022251	Other property received free of charge
9110023001	revenue as value of surpluses of C&M and other property, which were revealed as a result of inventory
9110024001	revenue as value of C&M, received at liquidation of fixed assets
9110031001	profit from providing the rights to use on the results of intellectual property

9110032001	profit from providing the rights to use on the results of intellectual property (net of VAT)
9110041001	interest, received on bank account
9110041201	interest, received on bank deposit
9110042011	interest, received on credit agreements
9110042021	interest, received on loan agreements in non-moneytary form
9110042030	interest, received on promissory notes
9110042041	interest, received on bonds
9110042051	interest, received on state securities
9110042061	Discount interest, received on other promissory notes
9110042091	interest, received on other securities
9110050001	insurance at occurrence of insured event
9110061001	Income in the form of sanctions for contractual obligations breach
9110062001	Income in the form of payables written-off
9110063001	Income in the form of provision amounts restored (doubtful debts)
9110063012	Income in the form of provision amounts restored (decrease in value ofmaterial assets)
9110063022	Income in the form of provision amounts restored (securities impairment)
9110064100	Exchange difference income under contracts in foreign currency (revaluation)
9110064101	Exchange difference income under contracts in foreign currency
9110064201	Exchange difference income under contracts in foreign currency
9110065010	Income of prior years identified in the reporting period (other)
9110065020	Income of prior years — fixed assets
9110065032	Income of prior years, identified in the reporting period not accounted for fo taxation purposes
9110065040	Income of prior years, identified in the reporting period special clothes
9110065050	Income of prior years, identified in the reporting period property insurance
9110065060	Income of prior years, identified in the reporting period employees insurance
9110065070	Income of prior years, identified in the reporting period other RPB
9110065080	Income of prior years — intangible assets
9110065090	Income of prior years — R&D
9110065100	Income of prior years — VAT on losses of prior years
9110066101	revenue from transactions on purchase-sale of foreign currency
9110066202	revenue from re-valuation of securities on market value
9110066302	revenue as interest, received from budget and non-budgetary funds
9110066402	taxes subject to return from budget
9110066501	other revenue on insured event occurrence
9110066602	Revenue on difference between cost of shares repurchased and nominal value of shares
9110066991	other revenue, accepted for purposes of Tax Accounting
9110066992	other revenue, not accepted for purposes of Tax Accounting
9119999990	Closing of other income
9120010000	amortization of property, not involved in principal activity
9120021001	property tax
9120022001	land tax
9120023001	transport tax
9120029991	other taxes and dues on other expenses
9120029992	other taxes and dues on other expenses, not accepted for Tax Accounting purposes
9120031110	Net book value of fixed assets sold
9120031121	Expenses for sale of fixed assts
9120031122	Expenses on sale of fixed assets not accepted for Tax Accounting purposes
9120031131	VAT on fixed assets sold
9120031211	Book value of NKS sold
9120031212	Book value of NKS sold not accepted for Tax Accounting purposes

9120031221	Expenses on sale of NKS
9120031222	Expenses on sale of NKS not accepted for Tax Accounting purposes
9120031231	VAT on NKS sold
9120031310	Cost of special closed sold (accounting purposes)
9120031311	Cost of sold material assets (except for special closed sold (accounting purposes)
9120031312	Cost of sold material assetsv not accepted for Tax Accounting purposes
9120031321	Expenses related to sale of material assets
9120031322	Expenses related to sale of material assets not accepted for Tax Accounting purposes
9120031331	VAT on material assets sold
9120031341	Cost of nonferrous scrap sold accepted for Tax Accounting purposes
9120031342	Cost of nonferrous scrap sold not accepted for Tax Accounting purposes
9120031351	Expenses related to sale of nonferrous scrap accepted for Tax Accounting purposes
9120031352	Expenses related to sale of nonferrous scrap not accepted for Tax Accounting purposes
9120031411	Cost of promissory notes repaid
9120031412	Cost of securities sold not accepted for tax purposes
9120031413	Cost of securities sold
9120031421	expenses, related to securities’ realisation, accepted for Tax Accounting purposes
9120031422	expenses, related to securities’ realisation, not accepted for Tax Accounting purposes
9120031431	expenses, related to non-traded securities’ realisation, accepted for Tax Accounting purposes
9120031432	expenses, related to non-traded securities’ realisation, not accepted for Tax Accounting purposes
9120031441	Expenses related to promissory ntes sale, accepted for Tax Accounting purposes
9120031442	Expenses related to promissory ntes sale, accepted for Tax Accounting purposes
9120031451	expenses, related to other traded securities’ realisation, accepted for Tax Accounting purposes
9120031452	expenses, related to other traded securities’ realisation, not accepted for Tax Accounting purposes
9120031461	expenses, related to other non-traded securities’ realisation, accepted for Tax Accounting purposes
9120031462	expenses, related to other non-traded securities’ realisation, not accepted for Tax Accounting purposes
9120031471	Payment for goods and services witih promissory note (value of promissory note)
9120031511	Cost of apartments sold
9120031512	Cost of apartments sold not accepted for Tax Accounting purposes
9120031521	Expenses related to sale of apartments
9120031522	Expenses related to sale of apartments not accepted for Tax Accounting purposes
9120031531	VAT on apartments sold
9120031610	Net book value of intangible assets sold
9120031621	Expenses related to intangible assets sold
9120031622	Expenses related to intangible assets sold not accepted for Tax Accounting purposes
9120031631	VAT on intangible assets sold
9120031711	Cost of sold rights on results of intellectual activity (Net of VAT)
9120032110	Net book value of Fixed Assets written off
9120032121	Expenses for liquidation of fixed assets written off
9120032122	Expenses for liquidation of fixed assets written off not accepted for Tax Accounting purposes
9120032211	Book value of NKS written off
9120032212	Book value of NKS written off not accepted for Tax Accounting purposes
9120032221	Expenses on liquidation of NZ written off
9120032222	Expenses on liquidation of NZ written off not accepted for Tax Accounting purposes

9120032311	Cost of material assets written off
9120032312	Cost of material assets written off not accepted for Tax Accounting purposes
9120032321	Expenses related to material assets written off
9120032322	Expenses related to material assets written off not accepted for Tax Accounting purposes
9120032412	value of securities, written off, not accepted for Tax purposes
9120032422	Expenses related to securities written off not accepted for tax purpoaes
9120032431	Cost of previously calculated discount
9120032432	Cost of previously calculated discount not accepted for tax purpoaes
9120033001	works, related to mobilization preparation
9120033002	works, related to mobilization preparation, not accepted for Tax Accounting purposes
9120034102	value of property, transferred free of charge, not accepted for purposes of Tax Accounting
9120034201	operating of objects of communal and social-cultural sphere
9120034202	operating of objects of communal and social-cultural sphere, not accepted for purposes of Tax Accounting
9120034321	Expenses related to granting rights to use the results of intellectual activity
9120034322	Expenses related to granting rights to use the results of intellectual activity not accepted for purposes of Tax Accounting
9120034331	VAT on income from granting rights to use the results of intellectual activity
9120040001	expenses, related to services of banks, except interest charges
9120040002	expenses, related to services of banks, except interest charges, not accepted for purposes of Tax Accounting
9120051101	interest charges on long-term credits
9120051102	interest charges on long-term credits, not accepted for purposes of Tax Accounting
9120051111	interest charges on long-term credits received for provising loans
9120051112	interest charges on long-term credits, received for provising loans not accepted for purposes of Tax Accounting
9120051201	interest charges on long-term loans
9120051202	interest charges on long-term loans, not accepted for purposes of Tax Accounting
9120051211	interest charges on long-term loans received for provising loans
9120051212	interest charges on long-term loans, received for provising loans not accepted for purposes of Tax Accounting
9120051302	interest charges on long-term securities, not accepted for purposes of Tax Accounting
9120051311	interest charges on long-term promissory notes
9120051321	interest charges on long-term bonds
9120051331	interest charges on other long-term securities
9120052101	interest charges on short-term credits
9120052102	interest charges on long-term credits, not accepted for purposes of Tax Accounting
9120052111	interest charges on long-term credits, accepted for purposes of Tax Accounting
9120052112	interest charges on short-term credits, not accepted for purposes of Tax Accounting
9120052201	interest charges on short-term loans
9120052202	interest charges on short -term loans, accepted for purposes of Tax Accounting
9120052211	interest charges on short -term loans, accepted for purposes of Tax Accounting
9120052212	interest charges on long-term loans, received for provising loans not accepted for purposes of Tax Accounting
9120052302	interest charges on short-term securities, not accepted for purposes of Tax Accounting
9120052311	interest charges on short-term promissory notes
9120052321	interest charges on short-term bonds
9120052331	interest charges on other short-term securities
9120061001	expenses, related to emission and service of securities
9120061002	expenses, related to emission and service of securities not accepted for tax purposes

9120062001	expenses, related to service of securities purchased
9120062002	expenses, related to service of securities purchased not accepted for tax purposes
9120071001	deductions to reserve on doubtful debts
9120072002	reserve under depreciation of price of material assets
9120073002	reserves under depreciation of securities
9120081102	material aid on collective agreement and one-time fees, not accepted for purposes of Tax Accounting
9120081202	social payments, not accepted for purposes of Tax Accounting
9120082002	expenses related to payment of trip vouchers or rest, excursions or travels, classes in sport clubs, clubs, attendance of cultural or physical events, not accepted for purposes of Tax Accounting
9120083102	allowances in a single payment to retiring, not accepted for purposes of Tax Accounting
9120083202	allowances in a single payment to anniversary dates, not accepted for purposes of Tax Accounting
9120084002	expenses related to payment of flats for employees, not accepted for purposes of Tax Accounting
9120091001	expenses related to penalties and other sanctions for violation of agreements
9120091002	expenses related to penalties and other sanctions for violation of agreements, accepted for purposes of Tax Accounting
9120092001	writing off of overdue irretrievable debtor indebtedness
9120092002	writing off of overdue irretrievable debtor indebtedness, not accepted for purposes of Tax Accounting
9120100111	damage from natural hazards, fires, accidents and other emergencies (except fixed assets and special clothes second second-handed), accepted for Tax Accounting
9120100112	damage from natural hazards, fires, accidents and other emergencies (except fixed assets and special clothes second second-handed), not accepted for Tax Accounting
9120100120	writing off of residual value of fixed assets at emergencies
9120100130	writing off of residual value of special clothes at emergencies
9120110110	expenses in the form of sum and exchange differences (revaluation)
9120110111	expenses in the form of exchange differences on contracts in foreign currency, accepted for Tax Accounting
9120110112	expenses in the form of exchange differences on contracts in foreign currency, not accepted for Tax Accounting
9120110121	expenses in the form of exchange differences on contracts in foreign currency, accepted for Tax Accounting
9120110122	expenses in the form of exchange differences on contracts in foreign currency, not accepted for Tax Accounting
9120110131	VAT on income in the form of exchange differences
9120110201	court expenses and arbitration fees
9120110202	court expenses and arbitration fees not accepted for Tax Accounting
9120110312	expenses to sport events, not accepted for purposes of Tax Accounting
9120110322	expenses to cultural events, not accepted for purposes of Tax Accounting
9120110332	expenses to corporate events, not accepted for purposes of Tax Accounting
9120110412	expenses on charity, not accepted for purposes of Tax Accounting
9120110422	expenses to voluntary contributions, not accepted for purposes of Tax Accounting
9120110511	expenses related to R&D with negative result
9120110512	expenses related to R&D with negative result, not accepted for purposes of Tax Accounting
9120110521	expenses related to DEW with negative result
9120110522	expenses related to DEW with negative result, not accepted for purposes of Tax Accounting
9120110601	expenses in the form of shortfall of material assets in production, losses from theft
9120110602	expenses in the form of shortfall of material assets in production, losses from theft, not accepted for purposes of Tax Accounting

9120110610	expenses in the form of shortfall of special clothes second-handed in production, losses from theft
9120110711	VAT non-refundable accepted for Tax Accounting
9120110712	VAT non-refundable not accepted for Tax Accounting
9120110722	VAT on transfer of property free of charge and providing of services free of charge
9120110732	VAT on export (documents not available on 181st day)
9120110741	VAT non-refundable on non-taxable activity
9120110810	losses of past periods, except fixed assets, special clothes, insurance
9120110820	losses of past periods — fixed assets
9120110830	losses of past periods — intangible assets
9120110832	losses of past periods not accepted for Tax Accounting
9120110840	losses of past periods — special clothes
9120110850	losses of past periods — property insurance
9120110860	losses of past periods — employees insurance
9120110870	losses of past periods — other RBP
9120110880	losses of past periods — R&D
9120110892	losses of past periods — VAT without revenue
9120110900	Net book value of fixed assets disposed in the result of theft
9120111001	Other expenses on ccidents and emergencies, accepted for tax purposes
9120111002	Other expenses on ccidents and emergencies, not accepted for tax purposes
9120111112	negative difference, received from revaluation of securities on market value, not accepted for purposes of Tax Accounting
9120111121	contributions, paid to non-commercial organisations
9120111122	contributions, paid to non-commercial organisations, not accepted for purposes of Tax Accounting
9120111131	expenses, related to obtaining of loan funds
9120111132	expenses, related to obtaining of loan funds, not accepted for purposes of Tax Accounting
9120111140	residual value of special clothes and equipment, written off prior to expiry of the term of beneficial use
9120111151	Expenses on transactions on purchase, sale of foreign currency
9120111152	expenses, related to purchase-sale of currency, not accepted for purposes of Tax Accounting
9120111162	expenses, transferred to trade unions, not accepted for purposes of Tax Accounting
9120111171	expenses, related to land improvement
9120111172	expenses, related to land improvement, not accepted for purposes of Tax Accounting
9120111182	expenses, related to writing off of material assets of non-industrial character, worn out
9120111191	Other expenses
9120111192	other expenses, not accepted for purposes of Tax Accounting
9120111193	Expenses on contract on SD not accepted for tax purposes
9120111201	VAT on other income (on revenue) accepted for tax purposes
9120111202	VAT on other income
9120111212	VAT on other income (expenses)
9120111221	Expenses related to loans issued in the form of monetary assets, accepted for tax purposes
9120111222	Expenses related to loans issued in the form of monetary assets, not accepted for tax purposes
9120111231	Expenses related to loans issued in the form of non-monetary assets, accepted for tax purposes
9120111232	Expenses related to loans issued in the form of non-monetary assets, not accepted for tax purposes
9120111251	Expenses on differences between purchased valueof shares purchased and nominal value, accepted for tax purposes
9120111252	Expenses on differences between purchased valueof shares purchased and nominal value, not accepted for tax purposes
9120111321	VAT on income of prior years identified in the reporting year accepted for tax purposes
9120111322	VAT on income of prior years identified in the reporting year not accepted for tax purposes
9129900001	Closing of other expenses (except for VAT on other income)
9129900002	Closing of VAT on other income
9199999991	Profit (loss) on other income and expenses (income and VAT)
9199999992	Profit (loss) on other income and expenses (expenses)
9401000000	shortfalls from losses and deterioration of materials/ guilty persons were not recognized
9402000000	shortfalls of fixed assets/ guilty persons were not recognized/ act of the state body
9403000000	shortfalls of fixed assets/ guilty persons were not recognized
9404000000	shortfalls of fixed assets/ guilty persons were recognized
9405000000	shortfalls of materials/ guilty persons were not recognized/ act of the state body
9406000000	shortfalls of materials/ guilty persons were recognized
9407000000	shortfalls of materials/ guilty persons were not recognized
9408000000	shortfalls of other property/ guilty persons were not recognized/ act of the state body
9409000000	shortfalls of other property/ guilty persons were recognized
9410000000	shortfalls of special clothes/ guilty persons were not recognized
9411000000	shortfalls of special clothes/ guilty persons were recognized
9412000000	shortfalls of special clothes/ guilty persons were not recognized/ act of the state body
9600000000	reserves of future expenses and payments
9701000000	expenses of future periods on software
9702000000	expenses of future periods on insurance agreements
9703000000	expenses of future periods on expenses related labour payment
9704000000	expenses of future periods on licenses, except software, short term.
9709000000	expenses of future periods — other, short term
9711000000	expenses of future periods on software, long term.
9712000000	expenses of future periods on insurance agreements, long-term.
9714000000	expenses of future periods on licenses, except software, long term.
9719000000	expenses of future periods — other, long term
9801000000	Income received on account of future periods
9802000000	Free of charge receipts
9803000000	future entries of indebtedness on shortfalls, revealed within past years
9804000000	difference between the sum, subject to charging from guilty persons, and balance value on shortfalls and values
9805000000	Negative goodwill
9901000000	profit and losses from core activity
9902000000	profit and losses from other activity
9905010000	permanent tax liability
9905020000	conditional revenue/expenses on profit tax
9905030000	correction of profit tax of past reporting periods
9906010000	penalty on profit tax
9906020000	penalties on VAT
9906030000	penalties on property tax
9906040000	penalties on land tax
9906050000	penalties on other taxes
9907010000	fines on profit tax
9907020000	fines on VAT
9907030000	fines on property tax
9907040000	fines on land tax

9907050000	fines on other taxes
9908010000	penalties on settlements with Social Insurance fund
9908020000	penalties on pension insurance
9908030000	penalties on obligatory medical insurance
9908040000	penalties on obligatory social insurance from accident
9909010000	fines, penalties and other sanctions on settlements with Social Insurance Fund
9909020000	fines, penalties and other sanctions on Pension insurance
9909030000	fines, penalties and other sanctions on obligatory medical insurance
9909040000	fines, penalties and other sanctions on obligatory social insurance from accidents
9955030000	Adjustment of profit tax of prior reporting periods
9999999990	closing of penalties and fines
D600101000	Suppliers of materials (short term (Dt)
D600101010	Suppliers of materials — subsidiary and affiliated companies (short term (Dt)
D600102000	Suppliers of services (short term (Dt)
D600102001	Suppliers of services in foreign currency — subsidiary/affiliated companies (Dt)
D600102010	Suppliers of services - subsidiary and affiliated companies (short term (Dt)
D600102100	Suppliers of services in foreign currency — short term (Dt)
D600103000	Suppliers of fixed assets (short term (Dt)
D600103001	Suppliers of fixed assets in foreign currency (short term (Dt)
D600103010	Suppliers of fixed assets (short term (Dt) subsidiary and affiliated companies
D600104000	Building contractors (short-term, Dt)
D600104010	Building contractors (short-term, Dt) subsidiary and affiliated companies
D600105000	Repair contractors (short-term, Dt)
D600105010	Repair contractors (short-term, Dt) subsidiary and affiliated companies
D600106000	Suppliers of materials and equipment on capital construction (short term (Dt)
D600106010	Suppliers of materials and equipment on capital construction (short term (Dt) subsidiary and affiliated companies
D600107000	Suppliers of electric and heat power (short term (Dt)
D600107010	Suppliers of electric and heat power (short term (Dt) subsidiary and affiliated companies
D600108000	Suppliers on agency activity short-term, Dt
D600108010	Suppliers on agency activity short-term, Dt subsidiary and affiliated companies
D600111000	Suppliers of other fuels short-term, Dt
D600111010	Suppliers of other fuels short-term, Dt subsidiary and affiliated companies
D601101000	Suppliers of materials (long term (Dt)
D601101010	Suppliers of materials — subsidiary and affiliated companies (long term (Dt)
D601102000	Suppliers of services (long term (Dt)
D601102001	Suppliers of services in foreign currency — subsidiary/affiliated companies (Dt)
D601102010	Suppliers of services (long term (Dt) subsidiary and affiliated companies
D601103000	Suppliers of fixed assets (long term (Dt)
D601103010	Suppliers of fixed assets (long term (Dt) subsidiary and affiliated companies
D601104000	Building contractors (long -term, Dt)
D601104010	Building contractors (long -term, Dt) subsidiary and affiliated companies
D601105000	Repair contractors (long -term, Dt)
D601105010	Repair contractors (long -term, Dt) subsidiary and affiliated companies
D601106000	Suppliers of materials and equipment on capital construction (long term (Dt)
D601106010	Suppliers of materials and equipment on capital construction (long term (Dt) subsidiary and affiliated companies
D601107000	Suppliers of electric and heat power (long term (Dt)
D601107010	Suppliers of electric and heat power (long term (Dt) subsidiary and affiliated companies
D601108000	Suppliers on agency activity long -term, Dt
D601108010	Suppliers on agency activity long -term, Dt subsidiary and affiliated companies
D601111000	Suppliers of other fuels long -term, Dt

D601111010	Suppliers of other fuels long -term, Dt subsidiary and affiliated companies
D620101000	Settlements on core activity (short-term, Dt)
D620101010	Settlements on core activity (short-term, Dt) subsidiary/affiliated companies
D620102000	Settlements on other activity (short-term, Dt)
D620102010	Settlements on other activity (short-term, Dt) subsidiary/affiliated companies
D621101000	Settlements on core activity (long -term, Dt)
D621101010	Settlements on core activity (long -term, Dt) subsidiary/affiliated companies
D621102000	Settlements on other activity (long -term, Dt)
D621102010	Settlements on other activity (long -term, Dt) subsidiary/affiliated companies
D680100000	Individual income tax (tax) Dt
D680101000	Individual income tax (fine) Dt
D680102000	Individual income tax (penalty) Dt
D680200000	Settlements on VAT Dt
D680205300	VAT from advance payments confirmed
D680206000	VAT to be reimbursed
D680208100	Fines on VAT Dt
D680208200	Penalties on VAT, Dt
D680209000	Adjustment to VAT, Dt
D680301000	Profit tax to federal budget Dt
D680301010	Fine on Profit tax to federal budget Dt
D680301020	Penalty on Profit tax to federal budget Dt
D680301100	Profit tax to federal budget paid outside of Russian federation Dt
D680302000	Profit tax to regional budget Dt
D680302010	Fine on Profit tax to regional budget Dt
D680302020	Penalty on Profit tax to regional budget Dt
D680302100	Profit tax to regional budget paid outside of Russian federation Dt
D680303000	Profit tax to local budget Dt
D680303010	Fine on Profit tax to local budget Dt
D680303020	Penalty on Profit tax to local budget Dt
D680303100	Profit tax to local budget paid outside of Russian federation Dt
D680400000	Property tax Dt
D680401000	Property tax to regional budget Dt
D680401010	Fine on Property tax to regional budget Dt
D680401020	Penalty on Property tax to regional budget Dt
D680402000	Property tax to local budget Dt
D680402010	Fine on Property tax to local budget Dt
D680402020	Penalty on Property tax to local budget Dt
D680600000	Corporate withholding tax Dt
D680800000	Payments for environmental emission (tax) Dt
D680801000	Payments for environmental emission (fine) Dt
D680802000	Payments for environmental emission (penalty) Dt
D680901000	License fee to federal budget, Dt
D680902000	License fee to regional budget, Dt
D680903000	License fee to local budget, Dt
D681100000	Land tax (tax) Dt
D681101000	Land tax (fine) Dt
D681102000	Land tax (penalty) Dt
D681400000	Transport tax (tax) Dt
D681401000	Transport tax (fine) Dt
D681402000	Transport tax (penalty) Dt
D681600000	Water tax (tax) Dt
D681601000	Water tax (fine) Dt
D681602000	Water tax (penalty) Dt
D681800000	State duty Dt

D682500000	Other taxes Dt
D682501000	Other taxes to federal budget, Dt
D682502000	Other taxes to regional budget, Dt
D682503000	Other taxes to local budget, Dt
D683001000	Money sanctions under art..116-135 of TC RF, DT
D690100000	Settlements on social insurance, Dt
D690101000	Fines and penalties to Social insurance fund (Dt)
D690102000	penalties to Social insurance fund (Dt)
D690201000	Pension fund to federal budget (14%) Dt
D690202000	Settlements with Pension fund — insurance fund, Dt
D690203000	Settlements with Pension fund — Accumulating fund, DT
D690204000	Fines and penalties to pension fund (Dt)
D690204010	Fines and penalties to pension fund — insurance fund (Dt)
D690204020	Fines and penalties to pension fund — accumulating fund (Dt)
D690205000	penalties to pension fund — federal budget (Dt)
D690205010	penalties to pension fund — insurance fund (Dt)
D690205020	penalties to pension fund - accumulating fund (Dt)
D690301000	Settlements under medical insurance — territorial fund
D690302000	Settlements under medical insurance — federal fund (Dt)
D690303000	Fines and penalties to federal medical insurance fund (Dt)
D690304000	Fines and penalties to territorial medical insurance fund (Dt)
D690305000	Fines to medial insurance fund - territorial fund (Dt)
D690306000	Fines to medial insurance fund - federal fund (Dt)
D690400000	Settlements under social insurance on accidents
D690401000	Fines and penalties on social insurance on accidents (Dt)
D690402000	penalties on social insurance on accidents (Dt)
D710000000	Settlements with advance holders (master entry) Dt
D710100000	Settlements with advance holders on other transactions
D710200000	Settlements with advance holders on representation expenses
D710300000	Settlements with advance holders on business trips (Dt)
D710400000	Settlements with advance holders on fuel (Dt)
D730101000	Settlements on loans issued (principal debt) Dt
D730102000	Settlements on loans issued (%) Dt
D730201000	Settlements with employees on damage reimbursement Dt
D730401000	Settlements on other operations of Дз
D760101010	Settlements on obligatory medical insurance — payments (Dt)
D760101011	Settlements on obligatory medical insurance — payments subsidiary and associated companies
D760101020	Settlements on obligatory medical insurance — reimbursement (Dt)
D760101021	Settlements on obligatory medical insurance — reimbursement subsidiary and associated companies
D760102010	Settlements on voluntary medical insurance — payments (Dt)
D760102011	Settlements on voluntary medical insurance — payments subsidiary and associated companies
D760102020	Settlements on voluntary medical insurance — reimbursement (Dt)
D760102021	Settlements on voluntary medical insurance — reimbursement Dividends Dt
D760103000	Settlements on non-state pension insurance Dt
D760103001	Settlements on non-state pension insurance Dt subsidiary and associated companies
D760201000	Settlements on claims in RUR receivable, Dt
D760201001	Settlements on claims in RUR receivable, subsidiary and associated companies
D760202000	Settlements on claims in RUR payable, Dt
D760202001	Settlements on claims in RUR payable, subsidiary and associated companies
D760300000	Dividends and other income Dt
D760301000	Dividends Dt

D760301001	Dividends - Dividends Dt Dt
D760302000	Other income and dividends from foreign organizations Dt
D760400000	Deposited amounts Dt
D760501000	Other settlements with debtors Dt
D760501001	Other settlements with debtors Dt - subsidiary and associated companies
D760502000	Other settlements with creditors Dt
D760502001	Other settlements with creditors Dt - subsidiary and associated companies
D760502010	Other long-term settlements with creditors Dt
D760503000	Calculation on VAT on tax agents Dt
D760504000	Other settlements with debtors om additional issue Dt
D760601000	Other settlements — alimony Dt
D760602000	Other settlements - enforcement order Dt
D760603000	Other settlements — contributions to trade union, Dt
D760801000	Settlements under agency agreements with MMSK and MSKD
D760801001	Settlements under agency agreements with MMSK and MSKD subsidiary and associated companies
D760802000	Settlements under agency agreements — other Dt
D760802001	Settlements under agency agreements — other Dt subsidiary and associated companies
D760802010	Settlements under agency agreements MSK Dt
D760900000	Settlements under fines, penalties received, Dt
D760900001	Settlements under fines, penalties received, Dt subsidiary and associated companies
D761000000	Settlements under financial investments, loans and credits
D761000001	Settlements under financial investments, loans and credits - subsidiary and associated companies
D761100000	Settlements on interest receivable Dt
D761100001	Settlements on interest receivable Dt - subsidiary and associated companies
D761200000	Settlements on other receivable income Dt
D761200001	Settlements on other receivable income Dt. - subsidiary and associated companies
D761301000	Settlements on financial lease (principal amount) Dt
D761301001	Settlements on financial lease (principal amount) - subsidiary and associated companies
D761302000	Settlements on financial lease (%) Dt
D761302001	Settlements on financial lease (%) Dt - subsidiary and associated companies
D761400000	Settlements on operational lease Dt
D761400001	Settlements on operational lease Dt - subsidiary and associated companies
D761500000	Settlements on contract on ordinary partnership Dt
D761600000	Settlements on purpose finance receivable Dt
D761700000	Reallocated settlements Dt
D761700001	Reallocated settlements Dt - subsidiary and associated companies
D761800000	Settlements on non-interest bearing promissory nots (Long-term) Dt
D761800001	Settlements on non-interest bearing promissory nots (Long-term) Dt - subsidiary and associated companies
D761900000	Settlements on non-interest bearing promissory nots (short-term) Dt
D761900001	Settlements on non-interest bearing promissory nots (short-term) Dt - subsidiary and associated companies
F600000000	Outgoing payment APP
INIT000000	Opening balance on account
INIT009921	Opening balance on account Amur MSK
INIT009922	Opening balance on account Yakutsk MSK
INIT009923	Opening balance on account Bryansk MSK
INIT009924	Opening balance on account Smolensk MES
INIT009925	Opening balance on account Yaroslavl MS
INIT009926	Opening balance on account Tver MS

INIT009927	Opening balance on account Mariy El MS
INIT009928	Opening balance on account Chuvashia MS
INIT009929	Opening balance on account Voronezh MSK
INIT009930	Opening balance on account Lipetsk MS
INIT009931	Opening balance on account Tambov MSK
INIT009932	Opening balance on account Astrakhan MS
INIT009933	Opening balance on account Volgograd MS
INIT009934	Opening balance on account Vladimir MS
INIT009935	Opening balance on account Ivanovo MS
INIT009936	Opening balance on account Kostroma MS
INIT009937	Opening balance on account Vologda MS
INIT009938	Opening balance on account Buriatia MES
INIT009939	Opening balance on account Chita MS
INIT009940	Opening balance on account State Holding MSK
INIT009941	Opening balance on account Minority Holding FGC
INIT009942	Opening balance on account RAO UES of Russia
INIT009943	Opening balance on account Karelia MS
INIT009944	Opening balance on account Kolskiye MS
INIT009945	Opening balance on account Dagestan MS
INIT009946	Opening balance on account Krasnoyarsk MS
INIT009947	Opening balance on account Kuban MS
INIT009948	Opening balance on account MES Kuzbassenergo
INIT009949	Opening balance on account Peterburg MS
INIT009950	Opening balance on account Backbone grid company
INIT009951	Opening balance on account MMSK Volga
INIT009952	Opening balance on account MMSK East
INIT009953	Opening balance on account Arkhangelsk MS
INIT009954	Opening balance on account MES Republic of Komi
INIT009955	Opening balance on account MMSK North West
INIT009956	Opening balance on account MMSK Siberia
INIT009957	Opening balance on account MMSK Ural
INIT009958	Opening balance on account MMSK Center
INIT009959	Opening balance on account MMSK South
INIT009960	Opening balance on account Nizhny Novgorod MSK
INIT009961	Opening balance on account Saratov MK
INIT009962	Opening balance on account Omsk MSK
INIT009963	Opening balance on account Orenburg MES
INIT009964	Opening balance on account Kirov MES
INIT009965	Opening balance on account Perm MSK
INIT009966	Opening balance on account Udmurtia MS
INIT009967	Opening balance on account Primorsk MSK
INIT009968	Opening balance on account Kaluga MSK
INIT009969	Opening balance on account Ryazan MSK
INIT009970	Opening balance on account Tula MSK
INIT009971	Opening balance on account MSK Rostovenergo
INIT009972	Opening balance on account Samara MK
INIT009973	Opening balance on account urgan MS
INIT009974	Opening balance on account Sverdlovsk MS
INIT009975	Opening balance on account Mordovia MSK
INIT009976	Opening balance on account Penza MSK
INIT009977	Opening balance on account Ulianovsk MS
INIT009978	Opening balance on account Tomsk MS
INIT009979	Opening balance on account Tyumen MSK
INIT009980	Opening balance on account Khabarovsk MSK

INIT009981	Opening balance on account Tyva MSK
INIT009982	Opening balance on account Khakasia MK
INIT009983	Opening balance on account Chelyabinsk MES
INIT009984	Opening balance on account Belgorod MSK
INIT009985	Opening balance on account Orlov MSK
INIT009986	Opening balance on account Kursk MS
INIT901121	Input_Income from sale of services on power transmission (0%)
J001000000	Fixed assets rented from
J001001000	Plots of land and natural resourse objects rented from
J001002000	Buildings rented
J001003000	Constructions and transmitting devices rented from
J001004000	Machinery and equipment rented from
J001005000	Transport rented from
J001006000	Production tools and utility rented from
J001007000	Livestock rented from
J001008000	Multiannual plants rented from
J001009000	Other fixed assets rented from
J001009999	Technical account
J001010000	Rented fixed assets received under leasing
J001011000	Plots of land and natural resourse objects rented from (leasing)
J001012000	Buildings rented (leasing)
J001013000	Constructions and transmitting devices rented from (leasing)
J001014000	Machinery and equipment rented from (leasing)
J001015000	Transport rented from (leasing)
J001016000	Production tools and utility rented from (leasing)
J001017000	Livestock rented from (leasing)
J001018000	Multiannual plants rented from (leasing)
J001019000	Other fixed assets rented from (leasing)
J001099999	FA in federat ownership
J002000000	Material assets accepted in custody
J003000000	Materials accepted for processing
J005000000	Equipment for installation
J006000000	Registered high-security frorms (other FI)
J006010000	Registered high-security frorms (other MM)
J007000000	Expensed debt of insolvent debtors
J008000000	Guarantees for obligations and payments received
J009000000	Guarantees for obligations and payments issued
J010000000	Depreciation of fixed assets
J011000000	Fixed assets leased to
J012000000	Registered high-security frorms — promissory notes
J013000000	Agency activity under investment program
J014000000	Intangible assets leased from
J019999999	FA of MSK with value less than RUR 20 ths recorded off balance
J100000000	Return of special clothes second-hand
J210000000	Fixed assets accepted as pledge
J220000000	Securities, fiancnail investments accepted as pledge
J230000000	Other assets accepted as pledge
J300000000	Production and household tools in operation
J400000000	Property given as pledge
J410000000	Fixed assets given as pledge
J420000000	Securities, fiancnail investments given as pledge
J430000000	Other assets given as pledge
J510000001	Increase in Authorized capital from additional issue of shares
J510000002	Increase in Authorized capital from increase in nominal value of shares

J510000003	Increase in Authorized capital from reorganization
J510000004	Increase in Authorized capital from other reasons
J510000005	Increase in additional capital from reassessment of foreign currency
J510000006	Increase in additional capital from changing accounting rules
J510000007	Increase in additional capital fromother reasons
J510000008	Increase in retained earning (loss) from changes in accounting policy
J510000009	Increase in retained earning (loss) from changes in accounting rules
J510000010	Increase in retained earning (loss) from reorganization
J510000011	Increase in retained earning (loss) from other reasons
J520000001	Decrease in Authorized capital from decrease the number of shares
J520000002	Decrease in Authorized capital from decrease in nominal value of shares
J520000003	Decrease in Authorized capital from reorganization
J520000004	Decrease in Authorized capital from other reasons
J520000005	Decrease in additional capital from reassessment of foreign currency
J520000006	Decrease in additional capital from changing accounting rules
J520000007	Decrease in additional capital fromother reasons
J520000008	Decrease in retained earning (loss) from changes in accounting policy
J520000009	Decrease in retained earning (loss) from changes in accounting rules
J520000010	Decrease in retained earning (loss) from reorganization
J520000011	Decrease in retained earning (loss) from other reasons
J610000000	Domestic market (fixed tariff)
J620000000	Domestic market (compensation of losses)
J629999999	Technical account — settlements with customers
J630000000	Export market (fixed tariff)
J640000000	Export market (compensation of losses)
J700000000	Ownerless power transmission lines
J701000000	Base profit (loss) per share
J701001000	Ownerless buildings
J701002000	Ownerless constructions
J701003000	Ownerless transmission devices
J701004000	Ownerless machinery and equipment
J701005000	Ownerless production and household tools
J701006000	Other Ownerless fixed assets
J702000000	Watered profit (loss) per share
K600101000	Suppliers of materials (short term (Cr)
K600101010	Suppliers of materials — subsidiary and affiliated companies (short term (Cr)
K600102000	Suppliers of services (short term (Cr)
K600102001	Suppliers of services in foreign currency — subsidiary/affiliated companies (Cr Cr
K600102010	Suppliers of services - subsidiary and affiliated companies (short term (Cr)
K600102100	Suppliers of services in foreign currency — short term (Cr)
K600103000	Suppliers of fixed assets (short term (Cr)
K600103001	Suppliers of fixed assets in foreign currency (short term (Cr)
K600103010	Suppliers of fixed assets (short term (Cr) subsidiary and affiliated companies
K600104000	Building contractors (short-term, Cr)
K600104010	Building contractors (short-term, Cr) subsidiary and affiliated companies
K600105000	Repair contractors (short-term, Cr)
K600105010	Repair contractors (short-term, Cr) subsidiary and affiliated companies
K600106000	Suppliers of materials and equipment on capital construction (short term (Cr)
K600106010	Suppliers of materials and equipment on capital construction (short term (Cr) subsidiary and affiliated companies
K600107000	Suppliers of electric and heat power (short term (Cr)
K600107010	Suppliers of electric and heat power (short term (Cr) subsidiary and affiliated companies
K600108000	Suppliers on agency activity short-term, Cr

K600108010	Suppliers on agency activity short-term, Cr subsidiary and affiliated companies
K600111000	Suppliers of other fuels short-term, Cr
K600111010	Suppliers of other fuels short-term, Cr subsidiary and affiliated companies
K601101000	Suppliers of materials (long term (Cr)
K601101010	Suppliers of materials — subsidiary and affiliated companies (long term (Cr)
K601102000	Suppliers of services (long term (Cr)
K601102001	Suppliers of services in foreign currency — subsidiary/affiliated companies (Cr)
K601102010	Suppliers of services (long term (Cr) subsidiary and affiliated companies
K601103000	Suppliers of fixed assets (long term (Cr)
K601103010	Suppliers of fixed assets (long term (Cr) subsidiary and affiliated companies
K601104000	Building contractors (long -term, Cr)
K601104010	Building contractors (long -term, Cr) subsidiary and affiliated companies
K601105000	Repair contractors (long -term, Cr)
K601105010	Repair contractors (long -term, Cr) subsidiary and affiliated companies
K601106000	Suppliers of materials and equipment on capital construction (long term (Cr)
K601106010	Suppliers of materials and equipment on capital construction (long term (Cr) subsidiary and affiliated companies
K601107000	Suppliers of electric and heat power (long term (Cr)
K601107010	Suppliers of electric and heat power (long term (Cr) subsidiary and affiliated companies
K601108000	Suppliers on agency activity long -term, Cr
K601108010	Suppliers on agency activity long -term, Cr subsidiary and affiliated companies
K601111000	Suppliers of other fuels long -term, Cr
K601111010	Suppliers of other fuels long -term, Cr subsidiary and affiliated companies
K620101000	Settlements on core activity (short-term, Cr)
K620101010	Settlements on core activity (short-term, Cr) subsidiary/affiliated companies
K620102000	Settlements on other activity (short-term, Cr)
K620102010	Settlements on other activity (short-term, Cr) subsidiary/affiliated companies
K621101000	Settlements on core activity (long -term, Cr)
K621101010	Settlements on core activity (long -term, Cr) subsidiary/affiliated companies
K621102000	Settlements on other activity (long -term, Cr)
K621102010	Settlements on other activity (long -term, Cr) subsidiary/affiliated companies
K680100000	Individual income tax (tax) Cr
K680101000	Individual income tax (fine) Cr
K680102000	Individual income tax (penalty) Cr
K680200000	Settlements on VAT Cr
K680201000	VAT from advance payments confirmed
K680201010	VAT to be reimbursed
K680205020	Fines on VAT Cr
K680205300	Penalties on VAT, Cr
K680207000	Adjustment to VAT, Cr
K680208100	Profit tax to federal budget Cr
K680208200	Fine on Profit tax to federal budget Cr
K680209000	Penalty on Profit tax to federal budget Cr
K680301000	Profit tax to federal budget paid outside of Russian federation Cr
K680301010	Profit tax to regional budget Cr
K680301020	Fine on Profit tax to regional budget Cr
K680301100	Penalty on Profit tax to regional budget Cr
K680302000	Profit tax to regional budget paid outside of Russian federation Cr
K680302010	Profit tax to local budget Cr
K680302020	Fine on Profit tax to local budget Cr
K680302100	Penalty on Profit tax to local budget Cr
K680303000	Profit tax to local budget paid outside of Russian federation Cr
K680303010	Property tax Cr

K680303020	Property tax to regional budget Cr
K680303100	Fine on Property tax to regional budget Cr
K680400000	Penalty on Property tax to regional budget Cr
K680401000	Property tax to local budget Cr
K680401010	Fine on Property tax to local budget Cr
K680401020	Penalty on Property tax to local budget Cr
K680402000	Corporate withholding tax Cr
K680402010	Payments for environmental emission (tax) Cr
K680402020	Payments for environmental emission (fine) Cr
K680600000	Payments for environmental emission (penalty) Cr
K680800000	License fee to federal budget, Cr
K680801000	License fee to regional budget, Cr
K680802000	License fee to local budget, Cr
K680901000	License fee to federal budget, Cr
K680902000	License fee to regional budget, Cr
K680903000	License fee to local budget, Cr
K681100000	Land tax (tax) Cr
K681101000	Land tax (fine) Cr
K681102000	Land tax (penalty) Cr
K681400000	Transport tax (tax) Cr
K681401000	Transport tax (fine) Cr
K681402000	Transport tax (penalty) Cr
K681600000	Water tax (tax) Cr
K681601000	Water tax (fine) Cr
K681602000	Water tax (penalty) Cr
K681800000	State duty Cr
K682500000	Other taxes Cr
K682501000	Other taxes to federal budget, Cr
K682502000	Other taxes to regional budget, Cr
K682503000	Other taxes to local budget, Cr
K683001000	Money sanctions under art..116-135 of TC RF, Cr
K690100000	Settlements on social insurance, Cr
K690101000	Fines and penalties to Social insurance fund (Cr)
K690102000	penalties to Social insurance fund (Cr)
K690201000	Pension fund to federal budget (14%) Cr
K690202000	Settlements with Pension fund — insurance fund, Cr
K690203000	Settlements with Pension fund — Accumulating fund, Cr
K690204000	Fines and penalties to pension fund (Cr)
K690204010	Fines and penalties to pension fund — insurance fund (Cr)
K690204020	Fines and penalties to pension fund — accumulating fund (Cr)
K690205000	penalties to pension fund — federal budget (Cr)
K690205010	penalties to pension fund — insurance fund (Cr)
K690205020	penalties to pension fund - accumulating fund (Cr)
K690301000	Settlements under medical insurance — territorial fund
K690302000	Settlements under medical insurance — federal fund (Cr)
K690303000	Fines and penalties to federal medical insurance fund (Cr)
K690304000	Fines and penalties to territorial medical insurance fund (Cr)
K690305000	Fines to medial insurance fund - territorial fund (Cr)
K690306000	Fines to medial insurance fund - federal fund (Cr)
K690400000	Settlements under social insurance on accidents
K690401000	Fines and penalties on social insurance on accidents (Cr)
K690402000	penalties on social insurance on accidents (Cr)
K710000000	Settlements with advance holders (master entry) Cr
K710100000	Settlements with advance holders on other transactions

K710200000	Settlements with advance holders on representation expenses
K710300000	Settlements with advance holders on business trips (Cr)
K710400000	Settlements with advance holders on fuel (Cr)
K730101000	Settlements on loans issued (principal debt) Cr
K730102000	Settlements on loans issued (%)Cr
K730201000	Settlements with employees on damage reimbursement Cr
K730401000	Settlements on other operations of Cr
K760101010	Settlements on obligatory medical insurance — payments (Cr)
K760101011	Settlements on obligatory medical insurance — payments subsidiary and associated companies
K760101020	Settlements on obligatory medical insurance — reimbursement (Cr)
K760101021	Settlements on obligatory medical insurance — reimbursement subsidiary and associated companies
K760102010	Settlements on voluntary medical insurance — payments (Cr)
K760102011	Settlements on voluntary medical insurance — payments subsidiary and associated companies
K760102020	Settlements on voluntary medical insurance — reimbursement (Cr)
K760102021	Settlements on voluntary medical insurance — reimbursement Dividends Cr
K760103000	Settlements on non-state pension insurance Cr
K760103001	Settlements on non-state pension insurance Cr subsidiary and associated companies
K760201000	Settlements on claims in RUR receivable, Cr
K760201001	Settlements on claims in RUR receivable, subsidiary and associated companies
K760202000	Settlements on claims in RUR payable, Cr
K760202001	Settlements on claims in RUR payable, subsidiary and associated companies
K760300000	Dividends and other income Cr
K760301000	Dividends Cr
K760301001	Dividends - Dividends Cr
K760302000	Other income and dividends from foreign organizations Cr
K760400000	Deposited amounts Cr
K760501000	Other settlements with debtors Cr
K760501001	Other settlements with debtors Cr - subsidiary and associated companies
K760502000	Other settlements with creditors Cr
K760502001	Other settlements with creditors Cr - subsidiary and associated companies
K760502010	Other long-term settlements with creditors Cr
K760503000	Calculation on VAT on tax agents Cr
K760504000	Other settlements with debtors om additional issue Cr
K760601000	Other settlements — alimony Cr
K760602000	Other settlements - enforcement order Cr
K760603000	Other settlements — contributions to trade union, Cr
K760801000	Settlements under agency agreements with MMSK and MSKD
K760801001	Settlements under agency agreements with MMSK and MSKD subsidiary and associated companies
K760802000	Settlements under agency agreements — other Cr
K760802001	Settlements under agency agreements — other Cr subsidiary and associated companies
K760802010	Settlements under agency agreements MSK Cr
K760900000	Settlements under fines, penalties received, Cr
K760900001	Settlements under fines, penalties received, Cr subsidiary and associated companies
K761000000	Settlements under financial investments, loans and credits
K761000001	Settlements under financial investments, loans and credits - subsidiary and associated companies
K761100000	Settlements on interest receivable Cr
K761100001	Settlements on interest receivable Cr - subsidiary and associated companies
K761200000	Settlements on other receivable income Cr

K761200001	Settlements on other receivable income Cr. - subsidiary and associated companies
K761301000	Settlements on financial lease (principal amount) Cr
K761301001	Settlements on financial lease (principal amount) - subsidiary and associated companies
K761302000	Settlements on financial lease (%)Cr
K761302001	Settlements on financial lease (%)Cr - subsidiary and associated companies
K761400000	Settlements on operational lease Cr
K761400001	Settlements on operational lease Cr - subsidiary and associated companies
K761500000	Settlements on contract on ordinary partnership Cr
K761600000	Settlements on purpose finance receivable Cr
K761700000	Reallocated settlements Cr
K761700001	Reallocated settlements Cr - subsidiary and associated companies
K761800000	Settlements on non-interest bearing promissory nots (Long-term) Cr
K761800001	Settlements on non-interest bearing promissory nots (Long-term) Cr - subsidiary and associated companies
K761900000	Settlements on non-interest bearing promissory nots (short-term) Cr
K761900001	Settlements on non-interest bearing promissory nots (short-term) Cr - subsidiary and associated companies
M020000000	Depreciation: IFRS
M020100000	Depreciation: IFRS on revaluation
M050000000	Depreciation of intangible assets: IFRS
M080000000	Technical accounts-NKS/Revaluation under IFRS
M320000000	Depreciation of FA in ordinary activity under IFRS
M320100000	Depreciation of FA under IFRS (revaluation)
M360000000	Technical accounts -Cost/ Revaluation under IFRS
M380000000	Technical accounts -Closing/ Revaluation under IFRS
M399999999	Closing account CO-FI
M790300100	Settlements on construction of Executive Directorate of FGC UES
M790300200	Settlements on construction of IA MES of Center
M790300202	Settlements on construction of Chernozemnoye PMES
M790300203	Settlements on construction of Volgo-Okskoye PMES
M790300205	Settlements on construction of Volgo-Donskoye PMES
M790300206	Settlements on construction of Vologodskoye PMES
M790300209	Settlements on construction of Moscow PMES
M790300210	Settlements on construction of Verkhne-Donskoye PMES
M790300211	Settlements on construction of Valday PMES
M790300213	Settlements on construction of Nizhegorodskoye PMES
M790300214	Settlements on construction of Priokskoye PMES
M790300215	Settlements on construction of SPB Bely Rast
M790300250	Settlements on construction of IA MES TMR of Center
M790300252	Settlements on construction of Chernozemnoye PTMR
M790300253	Settlements on construction of Volgo-Okskoye PTMR
M790300255	Settlements on construction of Volgo-Donskoye PTMR
M790300256	Settlements on construction of Vologda PTMR
M790300259	Settlements on construction of Moscow PTMR
M790300260	Settlements on construction of Verkhne-Donskoye PTMR
M790300261	Settlements on construction of Valday PTMR
M790300263	Settlements on construction of Nizhny Novgorod PTMR
M790300264	Settlements on construction of Priokskoye PTMR
M790300300	Settlements on construction of IA MES of North-West
M790300301	Settlements on construction of Bryansk PMES
M790300302	Settlements on construction of Vyborg PMES
M790300303	Settlements on construction of Karelia PMES
M790300304	Settlements on construction of Leningrad PMES

M790300305	Settlements on construction of Novgorod PMES
M790300340	Settlements on construction of ATP MES of North-West
M790300350	Settlements on construction of IA MES TMR of North-West
M790300351	Settlements on construction of Bryansk PTMR
M790300352	Settlements on construction of Vyborg PTMR
M790300353	Settlements on construction of Karelia PTMR
M790300354	Settlements on construction of Leningrad PTMR
M790300355	Settlements on construction of Novgorod PTMR
M790300356	Settlements on construction of St Petersburg PTMR
M790300400	Settlements on construction of IA MES of Volga
M790300401	Settlements on construction of Verkhne-Volzhskoye PMES
M790300402	Settlements on construction of Nizhne-Volzhskoye PMES
M790300403	Settlements on construction of Samara PMES
M790300404	Settlements on construction of Sredne-Volzhskoye PMES
M790300450	Settlements on construction of IA MES TMR of Volga
M790300451	Settlements on construction of Verkhne-Volzhskoye PTMR
M790300452	Settlements on construction of Saratov PTMR
M790300453	Settlements on construction of Levoberezhnoye PTMR
M790300454	Settlements on construction of Pravoberezhnoye PTMR
M790300500	Settlements on construction of IA MES of South
M790300501	Settlements on construction of Kuban PMES
M790300502	Settlements on construction of Rostov PMES
M790300503	Settlements on construction of Stavropol PMES
M790300504	Settlements on construction of Kaspiysk PMES
M790300550	Settlements on construction of IA MES TMR of South
M790300551	Settlements on construction of Kuban PTMR
M790300552	Settlements on construction of Rostov PTMR
M790300553	Settlements on construction of Stavropol PTMR
M790300600	Settlements on construction of IA MES of Ural
M790300601	Settlements on construction of Orenburg PMES
M790300602	Settlements on construction of Perm PMES
M790300603	Settlements on construction of Sverdlovsk PMES
M790300604	Settlements on construction of Chelyabinsk PMES
M790300640	Settlements on construction of ATP MES of Ural
M790300650	Settlements on construction of ИА МЭС ТОиР Урала иЗап.
M790300700	Settlements on construction of IA MES of Siberia
M790300701	Settlements on construction of Zabaikalskoye PMES
M790300702	Settlements on construction of West-Siberian PMES
M790300703	Settlements on construction of Krasnoyarsk PMES
M790300704	Settlements on construction of Kuzbass PMES
M790300705	Settlements on construction of Omsk PMES
M790300706	Settlements on construction of Khakasia PMES
M790300707	Settlements on construction of Tomsk PMES
M790300720	Settlements on construction of IA MES of West Siberia
M790300721	Settlements on construction of Khanty-Mansiysk PMES
M790300722	Settlements on construction of Yamalo-Nenetskoye PMES
M790300723	Settlements on construction of Tyumen PMES
M790300750	Settlements on construction of IA MES TMR of Siberia
M790300751	Settlements on construction of Zabaikalsk PTMR
M790300752	Settlements on construction of West Siberian PTMR
M790300753	Settlements on construction of Kranskoyarsk PTMR
M790300754	Settlements on construction of Kuzbass PTMR
M790300755	Settlements on construction of Omsk PTMR
M790300756	Settlements on construction of Khakasia PTMR

M790300800	Settlements on construction of IA MES of East
M790300801	Settlements on construction of Amur PMES
M790300802	Settlements on construction of Primorsk PMES
M790300803	Settlements on construction of Khabarovsk PMES
M790300850	Settlements on construction of IA MES TMR of East
M790300851	Settlements on construction of Amur PTMR
M790300852	Settlements on construction of Primorsk PTMR
M790300853	Settlements on construction of Khabarovsk PTMR
M790309900	Settlements on construction of Electroset-service
M790309901	Settlements on construction of Yuzhnaya SPB
M790309902	Settlements on construction of Mikhailovskaya SPB
M790309903	Settlements on construction of Novgorod SPB
M790309904	Settlements on construction of Novosibirsk SPB
M790309905	Settlements on construction of Sredne-Volzhskaya SPB
M790309906	Settlements on construction of SPB Electrosetremont
M912011521	Expenses on DEW with negative results
MINIT00000	Technical corresponding account / Revaluation on IFRS
N019999999	Loss from sale of fixed assets
N020000000	Depreciation: Tax accounting
N040000000	Depreciation: R&D Tax accounting
N050000000	Depreciation: Intangible assets Tax accounting
N080504000	Completed R&D with negative results /Tax accounting
N100702000	Corresponding accounts for special clothes depreciation
N310104001	Special outfitting less than one year and (or) less RUR 10,000 (tax accounting)
N310104002	Special outfitting more than one year and (or) > RUR 10,000 (tax accounting)
N310104011	Special outfitting less than one year and (or) less RUR 20,000 (tax accounting) (from 2008)
N310104012	Special outfitting more than one year and (or) > RUR 20,000 (tax accounting) (from 2008)
N310301000	special clothes less than one year and (or) less RUR 10,000 (tax accounting)
N310301010	special clothes. less than one year and (or) less RUR 20,000 (tax accounting) (from 2008)
N310302000	special clothes more than one year and (or) > RUR 10,000 (tax accounting)
N310302010	special clothes more than one year and (or) > RUR 20,000 (tax accounting) (from 2008)
N310407030	Services on carrying out environmental autits (RBP, Tax accounting)
N320100000	Depreciation of fixed assets used in ordinary activity, Tax accounting
N320200000	Depreciation: Intangible assets Tax accounting
N320300000	FA write off less than RUR 10,000 Tax accounting
N320300010	FA write off less than RUR 20,000 Tax accounting (from 2008)
N320300020	Intangible assets write off less than RUR 20,000 Tax accounting (from 2008)
N330501000	Non-state pension fund for employees, tax accounting
N330502000	Medical insurance for employees — voluntary, taxaccounting
N330503000	insurance. - death/disablement - tax accounting
N350101000	Communication services deferred expenses tax accounting
N350103010	Licenses, developments, upgrade, tuning of software- tax accounting
N350205011	Obligatory insurance of property (including deferred expenses) tax accounting
N350205012	Voluntary insurance of property (including deferred expenses) tax accounting
N350205021	Obligatory insurance of civil responsibility (including RBP) tax accounting
N350205022	Voluntary insurance of civil responsibility (including RBP) tax accounting
N350205031	Other types of Obligatory insurance (including deferred expenses) tax accounting
N350205032	Other types of voluntary insurance (including deferred expenses) tax accounting
N350302000	Expenses on additional training of staff (including deferred expenses) tax accounting

N350604000	Expenses on certification and licensing = tax accounting
N350605000	Depreciation /R&D/ tax accounting
N350607000	Subscription and purchase of literature including deferred expenses tax accounting
N350609030	Documents fortransfer of cargo and transport including deferred expenses tax accounting
N350609040	Other ordinary expenses including deferred expenses tax accounting
N399999999	Closing account
N911006509	Income of prior years — R&D tax accounting
N911234100	Income — adjustment of depreciation of FA
N911234200	Income — adjustment of depreciation of special clothes of prior years- tax accounting
N911234300	Income — adjustment of depreciation of property insurance of prior years - tax accounting
N911234400	Income — adjustment of depreciation of employees insurance of prior years - tax accounting
N911234500	Income — adjustment of depreciation of other deferred expenses of prior years - tax accounting
N911234600	Income of adjustments to intangible assets depreciation
N912011051	Expenses on D&R with negative result — tax accounting
N912011088	Losses of prior years — R&D tax accounting
N912234100	Expenses — adjustment of depreciation of FA
N912234200	Expenses — adjustment of depreciation of special clothes of prior years- tax accounting
N912234300	Expenses — adjustment of depreciation of property insurance of prior years - tax accounting
N912234400	Expenses — adjustment of depreciation of employees insurance of prior years - tax accounting
N912234500	Expenses — adjustment of depreciation of pther deferred expenses of prior years - tax accounting
N912234600	Expenses of adjustments to intangible assets depreciation
N970101000	Deferred expenses on software / tax accounting
N970201000	Deferred expenses on insurance contracts / tax accounting
N970901000	Other deferred expenses / tax accounting
N990000000	Technical tax account of depreciation
NU02000000	Depreciation of fixed assets/ PR VR
NU04000000	Amortization of R&D/ PR VR
NU05000000	Amortization of intangible assets PR VR
NU08050400	Amortization of R&D with negative results / PR VR
NU10000000	Depreciation of special clothes/ PR VR
NU31010411	Special outfitting less than one year and (or) less RUR 10,000 (tax accounting) PR
NU31010412	Special outfitting more than one year and (or) > RUR 10,000 (tax accounting) PR
NU31010421	Special outfitting less than one year and (or) less RUR 20,000 (tax accounting) (from 2008) PR
NU31010422	Special outfitting more than one year and (or) > RUR 20,000 (tax accounting) (from 2008) PR
NU31010431	special clothes less than one year and (or) less RUR 10,000 (tax accounting) PR
NU31010432	special clothes. less than one year and (or) less RUR 20,000 (tax accounting) (from 2008) PR
NU31010441	special clothes more than one year and (or) > RUR 10,000 (tax accounting) PR
NU31010442	special clothes more than one year and (or) > RUR 20,000 (tax accounting) (from 2008) PR
NU31030101	Depreciation of special clothes less than one year and (or) less RUR 10,000 PR
NU31030102	Depreciation of special clothes less than one year and (or) less RUR 10,000 VR
NU31030111	Depreciation of special clothes less than one year and (or) less RUR 20,000 PR (from 2008)
NU31030112	Depreciation of special clothes less than one year and (or) less RUR 20,000

VR(from 2008)
NU31030201	Depreciation of special clothes > more than one year and (or) > RUR 10,000 PR
NU31030202	Depreciation of special clothes > more than one year and (or) > RUR 10,000 VR
NU31040701	Services on environmental audit (deferred expenses)/ tax accounting PR
NU31040702	Services on environmental audit (deferred expenses)/ tax accounting VR
NU32010001	Depreciation of fixed assets/ PR
NU32010002	Depreciation of fixed assets/ VR
NU32020001	Amortization of intangible assets PR
NU32020002	Amortization of intangible assets VR
NU32030001	Disposal of FA less than RUR 10,000/ PR
NU32030010	Disposal of intangible assets less than RUR 20,000/ PR (from 2008)
NU32030020	Disposal of FA less than RUR 20,000/ PR (from 2008)
NU33050101	Non-state pension insurance of employees/ PR
NU33050102	Non-state pension insurance of employees/ VR
NU33050201	Medical insurance of employees voluntary / PR
NU33050202	Medical insurance of employees voluntary / VR
NU33050301	Insurance — death/disabled /PR
NU33050302	Insurance — death/disabled /VR
NU35010101	Communication and postal expenses — deferred expenses/ PR
NU35010102	Communication and postal expenses — deferred expenses/ VR
NU35010311	Licenses, development, update, tuning of software / PR
NU35010312	Licenses, development, update, tuning of software / VR
NU35021511	Obligatory property insurance / PR
NU35021512	Voluntary property insurance / PR
NU35021521	Страхование гражд. отв-ти обязат/ПР
NU35021522	Страхование гражд. отв-ти добров/ПР
NU35021531	Прочие виды страхования обязат/ПР
NU35021532	Прочие виды страхования добров/ПР
NU35022511	Obligatory property insurance / VR
NU35022512	Voluntary property insurance / VR
NU35022521	Obligatory insurance of civil liability/ VR
NU35022522	Obligatory insurance of civil liability/ VR
NU35022531	Other types of insurance. VR
NU35022532	Other types of insurance. VR
NU35030201	Expenses on additional and professiona training of employees (deferred expense) tax accounting/ PR
NU35030202	Expenses on additional and professiona training of employees (deferred expense) tax accounting/ VR
NU35060401	Expenses on certification and licensing /PR
NU35060402	Expenses on certification and licensing /PR
NU35060500	amortization/ R&D/PR
NU35060501	amortization/ R&D/PR
NU35060502	amortization/ R&D/VR
NU35060701	Expenses on subscription and purchase literature /PR
NU35060702	Expenses on subscription and purchase literature /VR
NU35060921	Documents for cargo transportation and traffic deferred expenses/PR
NU35060922	Documents for cargo transportation and traffic deferred expenses/VR
NU35060931	Other Deferred expenses /PR
NU35060932	Other Deferred expenses / VR
NU91201101	amortization/negative R&D/PR
NU91201102	amortization/negative R&D/VR
NU97000000	Deferred expenses /PR VR
U510000000	Settlement account
U620101000	Settlements on core activity. (short-term) FI-CA

U620101001	Settlements on core activity. (short-term)
U620201000	advance payments received . on core activity. FI-CA
U620301000	VAT from advance payments received . on core activity. FI-CA
U621101000	Settlement on core activity (long-term) FI-CA
U680201000	VAT for calculation
U680205020	VAT from advance payments received — confirmed FI-CA
U760501000	Other settlements with debtos FI- CA
U888888888	Account for transfer from one BU to another
U901010111	Income from sale of services on power transmission via UNEG (18%)
U901010113	VAT on sale of services on power transmission via UNEG (18%)
U903010111	VAT on sale of services on power transmission via UNEG (18%)
U999999999	Balance transfer from FI to FI- CA
V155100000	Resettlements account for services / intra contracts
V190000000	Conditional incoming VAT on intra contract
V310000001	TMR services
V310000002	TMR materials
V310000003	ESS services
V310000004	ESS materials
V310000005	Services from MES
V600000000	Suppliers # intra contractors
V620000000	Customers # intra contractors
V680000000	Conditional outgoing VAT on intra contractors
V900000001	Revenue on intra contractors
Z000000000	Opening balances on MPZ
Z000009921	Opening balance account for off-balance accounting Amur MSK
Z000009922	Opening balance account for off-balance accounting Yakutsk MSK
Z000009923	Opening balance account for off-balance accounting Bryansk MSK
Z000009924	Opening balance account for off-balance accounting Smolensk MES
Z000009925	Opening balance account for off-balance accounting Yaroslavl MS
Z000009926	Opening balance account for off-balance accounting Tver MS
Z000009927	Opening balance account for off-balance accounting Mariy El MS
Z000009928	Opening balance account for off-balance accounting Chuvashia MS
Z000009929	Opening balance account for off-balance accounting Voronezh MSK
Z000009930	Opening balance account for off-balance accounting Lipetsk MS
Z000009931	Opening balance account for off-balance accounting Tambov MSK
Z000009932	Opening balance account for off-balance accounting Astrakhan MS
Z000009933	Opening balance account for off-balance accounting Volgograd MS
Z000009934	Opening balance account for off-balance accounting Vladimir MS
Z000009935	Opening balance account for off-balance accounting Ivanovo MS
Z000009936	Opening balance account for off-balance accounting Kostroma MS
Z000009937	Opening balance account for off-balance accounting Vologda MS
Z000009938	Opening balance account for off-balance accounting Buriatia MES
Z000009939	Opening balance account for off-balance accounting Chita MS
Z000009940	Opening balance account for off-balance accounting State Holding MSK
Z000009941	Opening balance account for off-balance accounting Minority Holding FGC
Z000009942	Opening balance account for off-balance accounting RAO UES of Russia
Z000009943	Opening balance account for off-balance accounting Karelia MS
Z000009944	Opening balance account for off-balance accounting Kolskiye MS
Z000009945	Opening balance account for off-balance accounting Dagestan MS
Z000009946	Opening balance account for off-balance accounting Krasnoyarsk MS
Z000009947	Opening balance account for off-balance accounting Kuban MS
Z000009948	Opening balance account for off-balance accounting MES Kuzbassenergo
Z000009949	Opening balance account for off-balance accounting Peterburg MS
Z000009950	Opening balance account for off-balance accounting Backbone grid company

Z000009951	Opening balance account for off-balance accounting MMSK Volga
Z000009952	Opening balance account for off-balance accounting MMSK East
Z000009953	Opening balance account for off-balance accounting Arkhangelsk MS
Z000009954	Opening balance account for off-balance accounting MES Republic of Komi
Z000009955	Opening balance account for off-balance accounting MMSK North West
Z000009956	Opening balance account for off-balance accounting MMSK Siberia
Z000009957	Opening balance account for off-balance accounting MMSK Ural
Z000009958	Opening balance account for off-balance accounting MMSK Center
Z000009959	Opening balance account for off-balance accounting MMSK South
Z000009960	Opening balance account for off-balance accounting Nizhny Novgorod MSK
Z000009961	Opening balance account for off-balance accounting Saratov MK
Z000009962	Opening balance account for off-balance accounting Omsk MSK
Z000009963	Opening balance account for off-balance accounting Orenburg MES
Z000009964	Opening balance account for off-balance accounting Kirov MES
Z000009965	Opening balance account for off-balance accounting Perm MSK
Z000009966	Opening balance account for off-balance accounting Udmurtia MS
Z000009967	Opening balance account for off-balance accounting Primorsk MSK
Z000009968	Opening balance account for off-balance accounting Kaluga MSK
Z000009969	Opening balance account for off-balance accounting Ryazan MSK
Z000009970	Opening balance account for off-balance accounting Tula MSK
Z000009971	Opening balance account for off-balance accounting MSK Rostovenergo
Z000009972	Opening balance account for off-balance accounting Samara MK
Z000009973	Opening balance account for off-balance accounting urgan MS
Z000009974	Opening balance account for off-balance accounting Sverdlovsk MS
Z000009975	Opening balance account for off-balance accounting Mordovia MSK
Z000009976	Opening balance account for off-balance accounting Penza MSK
Z000009977	Opening balance account for off-balance accounting Ulianovsk MS
Z000009978	Opening balance account for off-balance accounting Tomsk MS
Z000009979	Opening balance account for off-balance accounting Tyumen MSK
Z000009980	Opening balance account for off-balance accounting Khabarovsk MSK
Z000009981	Opening balance account for off-balance accounting Tyva MSK
Z000009982	Opening balance account for off-balance accounting Khakasia MK
Z000009983	Opening balance account for off-balance accounting Chelyabinsk MES
Z000009984	Opening balance account for off-balance accounting Belgorod MSK
Z000009985	Opening balance account for off-balance accounting Orlov MSK
Z000009986	Opening balance account for off-balance accounting Kursk MS
Z010200000	Technical account apartment buildings
Z190100000	Base VAT - entered
Z190200000	Base VAT - paid
Z380101908	Distribution of indirect costs of CUMRSK
Z600000001	Technical account — Transfer of costs and VAT (non-contracted)
Z600000002	Restored VAT previously accepted for deduction
Z609900000	Technical account — Settlements with suppliers
Z609900001	Other settlements with creditors — technical account
Z609999999	Adjustment account for detailed balance
Z620000000	Technical account — Settlements with customers
Z620000098	MPZ Goods, work, services transferred free of charge
Z620000099	Land leased
Z629900000	Technical account — Settlements on advance payments on purchased via cash office
Z629999999	Adjustment account for detailed balance
Z680201000	Base amount for calculating incoming VAT 0%
Z680202000	Base amount for calculating outcoming VAT 0%
Z680203000	0% Outgoing VAT Base amount from export confirmed
Z680300000	Settlements on profit tax (Technical)

Z760700099	0%, Technical VAT for leveling
Z760700100	0%, outcoming VAT on export deferred
Z830101000	Revaluation of apartment buildings, depreciated off-balance
Z901000000	Technical account — Выручка по безвозмездной передаче
Z901010230	Доходы от сдачи имущества в аренду (перенос)
Z919900009	Positive sum differences
Z999999999	Corresponding account for off-balance accounts
ZPLM000001	Status: Preliminary calculation
ZPLM000002	Status: Before work
ZPLM000003	Status: Approved

Annex 4. IFRS Combined and Consolidated Financial Statements for 2009

INDEPENDENT AUDITOR’S REPORT

To the Shareholders and the Board of Directors of Open Joint Stock Company «Federal Grid Company of Unified Energy System» (JSC FGC UES):

1.             We have audited the accompanying combined and consolidated financial statements of JSC FGC UES and its subsidiaries (the Group) which comprise the combined and consolidated statement of financial position as at 31 December 2009, combined and consolidated statements of comprehensive income, changes in equity and cash flows for the year then ended and a summary of significant accounting policies and other explanatory notes.

Management’s Responsibility for the Financial Statements

2.             Management is responsible for the preparation and fair presentation of these combined and consolidated financial statements in accordance with International Financial Reporting Standards. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditor’s Responsibility

3.             Our responsibility is to express an opinion on these combined and consolidated financial statements based on our audit. Except as discussed in the paragraph 6, we conducted our audit in accordance with International Standards on Auditing. Those Standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement.

4.             An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

5.             We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Basis for qualified opinion

6.             The Group has not maintained adequate accounting records regarding the original cost, revalued amounts, depreciation and impairment provision at the level of individual items of property, plant and equipment. As such, it was not practicable to extend our auditing procedures sufficiently to satisfy ourselves as to the carrying amount of individual items of property, plant and equipment of RR 740,320 million and RR 467,349 million included in the accompanying combined and consolidated statement of financial position as at 31 December 2009 and 2008, respectively, the related revaluation effects in both the combined and consolidated statement of comprehensive income and the combined and consolidated statement of changes in equity, depreciation expenses and reversal of impairment in the combined and consolidated statements of comprehensive income and the related effects on the deferred tax balance.

Qualified opinion

7.             In our opinion, except for the possible effects, if any, on the combined and consolidated financial statements and comparative information of the matters noted in paragraph 6 above, the accompanying combined and consolidated financial statements present fairly, in all material respects, the financial position of the Group as of 31 December 2009, and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards.

Emphasis of Matter

8.             Without further qualifying our opinion, we draw attention to Notes 1 and 5 to the accompanying combined and consolidated financial statements. The Russian Federation has a controlling interest in the Group and governmental economic and social policies affect the Group’s financial position, results of operations and cash flows.

Moscow, Russian Federation

16 July 2010

FEDERAL GRID COMPANY UES GROUP

COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

PREPARED IN ACCORDANCE WITH

INTERNATIONAL FINANCIAL REPORTING STANDARDS

FOR THE YEAR ENDED 31 DECEMBER 2009

CONTENTS

Combined and Consolidated Statement of Financial Position

Combined and Consolidated Statement of Comprehensive Income

Combined and Consolidated Statement of Cash Flows

Combined and Consolidated Statement of Changes in Equity

Notes to the Combined and Consolidated Financial Statements

Note 1. The Group and its operations

Note 2. Basis of preparation

Note 3. Summary of significant accounting policies

Note 4. Principal subsidiaries

Note 5. Balances and transactions with related parties

Note 6. Property, plant and equipment

Note 7. Intangible assets

Note 8. Investments in associated companies

Note 9. Available-for-sale investments

Note 10. Promissory notes

Note 11. Other non-current assets

Note 12. Cash and cash equivalents

Note 13. Bank deposits

Note 14. Accounts receivable and prepayments

Note 15. Inventories

Note 16. Equity

Note 17. Profit tax

Note 18. Non-current debt

Note 19. Retirement benefit obligations

Note 20. Current debt and current portion of non-current debt

Note 21. Accounts payable and accrued charges

Note 22. Other taxes payable

Note 23. Revenues

Note 24. Operating expenses

Note 25. Finance income

Note 26. Finance costs

Note 27. Earnings per ordinary share for profit attributable to the shareholders of JSC “FGC UES”

Note 28. Contingencies, commitments and operating risks

Note 29. Financial instruments and financial risks

Note 30. Capital risk management

Note 31. Segment information

Note 32. Events after the reporting period

FGC UES Group

Combined and consolidated Statement of Financial Position at 31 December 2009

(in millions of Russian Roubles)

	Notes	31 December 2009	31 December 2008
ASSETS
Non-current assets
Property, plant and equipment	6	740,320	467,349
Intangible assets	7	6,392	6,933
Investments in associated companies	8	58,451	44,632
Available-for-sale investments	9	35,229	11,774
Long-term promissory notes	10	8,952	51,010
Other non-current assets	11	959	3,216
Total non-current assets		850,303	584,914

Current assets
Cash and cash equivalents	12	33,699	15,685
Bank deposits	13	10,187	2,386
Short-term promissory notes	10	48,681	57,251
Accounts receivable and prepayments	14	29,248	31,076
Profit tax prepayments		988	3,635
Inventories	15	3,271	2,767
Other current assets		47	27
Total current assets		126,121	112,827

TOTAL ASSETS		976,424	697,741

EQUITY AND LIABILITIES
Equity
Share capital: Ordinary shares	16	576,757	576,757
Treasury shares	16	(6,864)	(6,864)
Share premium	16	10,347	10,347
Reserves	16	267,533	(2,860)
Retained earnings		(47,795)	13,337
Equity attributable to the shareholders of FGC UES		799,978	590,717
Minority interest		1,570	1,346
Total equity		801,548	592,063

Non-current liabilities
Deferred profit tax liabilities	17	83,640	36,779
Non-current debt	18	6,000	17,318
Retirement benefit obligations	19	3,439	2,933
Total non-current liabilities		93,079	57,030

Current liabilities
Accounts payable to the shareholders of FGC UES	16	40,178	—
Current debt and current portion of non-current debt	20	7,545	16,211
Accounts payable and accrued charges	21	32,938	31,456
Other taxes payable	22	1,136	981
Total current liabilities		81,797	48,648

Total liabilities		174,876	105,678

TOTAL EQUITY AND LIABILITIES		976,424	697,741

Authorised for issue and signed on behalf of the Management Board:

16 July 2010

Deputy Chairman of the Management Board	A.V. Kazachenkov

Chief Accountant	V.V. Shchukin

The accompanying notes on pages 9 to 786 are an integral part of these combined and consolidated financial statements

358

FGC UES Group

Combined and Consolidated Statement of Comprehensive Income for the year ended 31 December 2009

(in millions of Russian Roubles)

	Notes	Year ended 31 December 2009	Year ended 31 December 2008
Revenues	23	87,580	69,251
Other operating income	23	4,287	6,587
Operating expenses	24	(78,216)	(68,175)
Gain on sale of available-for-sale investments	9	1,504	2,563
Reversal of impairment provision for property, plant and equipment	6	9,642	—
Specific impairment of property, plant and equipment and intangible assets	6,7	(2,287)	(191)
Revaluation loss on property, plant and equipment	6	(105,693)	—
Operating (loss) / profit		(83,183)	10,035
Finance income	25	10,000	8,483
Finance costs	26	(1,484)	(7,119)
Impairment of available-for-sale investments and associates	8,9	(2,018)	(45,107)
Share of result of associates	8	1,893	(1,372)
Loss before profit tax		(74,792)	(35,080)
Profit tax	17	13,347	11,243
Loss for the period		(61,445)	(23,837)
Other comprehensive income
Change in revaluation reserve for property, plant and equipment	6	297,862	—
Share of other comprehensive income of associates	8	13,390	342
Foreign currency translation difference	8	9	61
Available-for-sale investments	9	25,035	—
Effect of change in tax rate on revaluation of property, plant and equipment	17	—	2,717
Profit tax recorded directly in other comprehensive income	17	(65,366)	(82)
Other comprehensive income for the period, net of profit tax		270,930	3,038
Total comprehensive income for the period		209,485	(20,799)
Loss attributable to:
Shareholders of JSC “FGC UES”	27	(61,196)	(23,784)
Minority interest		(249)	(53)
Total comprehensive income attributable to:
Shareholders of JSC “FGC UES”		209,261	(20,753)
Minority interest		224	(46)
Loss per ordinary share for loss attributable to the shareholders of JSC “FGC UES” — basic and diluted (in Russian Roubles)	27	(0.053)	(0.031)

Authorised for issue and signed on behalf of the Management Board:

16 July 2010

First Deputy Chairman of the Management Board	D.A. Troshenkov

Chief Accountant	V.V. Shchukin

The accompanying notes on pages 9 to 786 are an integral part of these combined and consolidated financial statements

359

FGC UES Group

Combined and Consolidated Statement of Cash Flows for the year ended 31 December 2009

(in millions of Russian Roubles)

	Notes	Year ended 31 December 2009	Year ended 31 December 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Loss before profit tax		(74,792)	(35,080)
Adjustments to reconcile profit before profit tax to net cash provided by operations
Depreciation of property, plant and equipment	24	16,740	16,216
Loss on disposal of property, plant and equipment	24	1,413	1,488
Revaluation loss on property, plant and equipment	6	105,693	—
Impairment of property, plant and equipment and intangible assets	6,7	2,287	191
Reversal of impairment provision for property, plant and equipment	6	(9,642)	—
Amortisation of intangible assets	24	930	451
Impairment of available-for-sale investments, associates and other financial assets	8,9,26	2,371	49,404
Gain on disposal of available-for-sale investments	9	(1,504)	(2,563)
Share of result of associates	8	(1,893)	1,372
Accrual of bad debt provision	24	5,527	1,872
Interest income	25	(9,358)	(8,431)
Interest expense	26	1,131	2,777
Effect of exchange rate fluctuations on bank deposits denominated in foreign currency	25	(376)	—
Effect of exchange rate fluctuations on other assets/liabilities denominated in foreign currency	25	(21)	(7)
Other non-cash operating income/(costs)		616	(556)
Operating cash flows before working capital changes and profit tax paid		39,122	27,134
Working capital changes:
Increase in accounts receivable and prepayments		(3,595)	(7,760)
Decrease in other current assets		23	107
Increase in inventories		(542)	(182)
Decrease / (increase) in other non-current assets		437	(2,330)
Increase in accounts payable and accrued charges		1,233	6,760
(Decrease) / increase in taxes payable, other than profit tax		(2,403)	1,598
Increase in retirement benefit obligations		506	325
Profit tax paid		(2,326)	(5,832)
Net cash generated by operating activities		32,455	19,820
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment		(90,079)	(115,198)
Purchase of intangible assets		(855)	(2,497)
Purchase of investments		—	(733)
Purchase of promissory notes		—	(14,000)
Investment in bank deposits		(8,130)	(30)
Redemption of promissory notes		56,725	10,788
Redemption of bank deposits		2,351	529
Disposal of available-for-sale investments	9	2,496	6,063
Dividends received		396	—
Interest received		4,623	4,688
Net cash used in investing activities		(32,473)	(110,390)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from shares issuance	16	40,178	20,425
Cash received as a result of the merger, net of payments on behalf of the predecessor		—	72,283
Proceeds from issuance of non-current debt		—	1,543
Proceeds from current borrowings		4,000	10,000
Repayment of debt		(23,985)	(8,575)
Dividends paid		(39)	(433)
Interest paid		(2,122)	(2,777)
Finance lease payments		—	(1,951)
Net cash generated by financing activities		18,032	90,515
Net increase / (decrease) in cash and cash equivalents		18,014	(55)

Cash and cash equivalents at the beginning of the period	12	15,685	15,740

Cash and cash equivalents at the end of the period	12	33,699	15,685

Authorised for issue and signed on behalf of the Management Board:

16 July 2010

First Deputy Chairman of the Management Board	D.A. Troshenkov

Chief Accountant	V.V. Shchukin

The accompanying notes on pages 9 to 786 are an integral part of these combined and consolidated financial statements

360

		Attributable to shareholders of FGC UES
	Note	Share capital	Share premium	Treasury shares	Reserves (Note 16)	Retained earnings	Total	Minority interest	Total equity

As at 1 January 2009		576,757	10,347	(6,864)	(2,860)	13,337	590,717	1,346	592,063
Comprehensive income for the period
Loss for the period		—	—	—	—	(61,196)	(61,196)	(249)	(61,445)
Other comprehensive income, net of related profit tax
Share of other comprehensive income of associates	8, 16	—	—	—	10,749	(37)	10,712	—	10,712
Foreign currency translation difference	8	—	—	—	9	—	9	—	9
Gain on change of fair value of available-for-sale investments	16	—	—	—	21,919	—	21,919	—	21,919
Change in revaluation reserve for property, plant and equipment	16	—	—	—	237,716	101	237,817	473	238,290
Total other comprehensive income		—	—	—	270,393	64	270,457	473	270,930
Total comprehensive income for the period		—	—	—	270,393	(61,132)	209,261	224	209,485
As at 31 December 2009		576,757	10,347	(6,864)	267,533	(47,795)	799,978	1,570	801,548

The accompanying notes on pages 9 to 786 are an integral part of these combined and consolidated financial statements

361

		Attributable to shareholders of FGC UES
	Note	Share capital	Share premium	Treasury shares	Reserves (Note 16)	Retained earnings	Total	Minority interest	Total equity

As at 1 January 2008		180,691	—	—	37,809	37,284	255,784	27,142	282,926
Comprehensive income for the period
Loss for the period		—	—	—	—	(23,784)	(23,784)	(53)	(23,837)
Other comprehensive income, net of related profit tax
Change of net assets of associates		—	—	—	—	260	260	—	260
Change in tax rate related to revaluation of property, plant and equipment		—	—	—	2,710	—	2,710	7	2,717
Foreign currency translation difference	8	—	—	—	61	—	61	—	61
Total other comprehensive income		—	—	—	2,771	260	3,031	7	3,038
Total comprehensive income for the period		—	—	—	2,771	(23,524)	(20,753)	(46)	(20,799)
Transactions with shareholders of FGC UES recorded directly in equity
Conversion of shares		338,583	—	(6,864)	(43,440)	—	288,279	(25,740)	262,539
Issue of share capital	16	57,483	10,347	—	—	—	67,830	—	67,830
Dividends declared		—	—	—	—	(423)	(423)	(10)	(433)
Total transactions with shareholders of FGC UES		396,066	10,347	(6,864)	(43,440)	(423)	355,686	(25,750)	329,936
As at 31 December 2008		576,757	10,347	(6,864)	(2,860)	13,337	590,717	1,346	592,063

Authorised for issue and signed on behalf of the Management Board:

16 July 2010

First Deputy Chairman of the Management Board	D.A. Troshenkov

Chief Accountant	V.V. Shchukin

The accompanying notes on pages 9 to 786 are an integral part of these combined and consolidated financial statements

362

Note 1. The Group and its operations

Open Joint Stock Company “Federal Grid Company of Unified Energy System” (“FGC UES” or “the Company”) was established on 25 June 2002 as a wholly-owned subsidiary of the Russian Open Joint Stock Company for Energy and Electrification United Energy System of Russia (“RAO UES”) as a result of implementing the decisions of the Board of Directors of RAO UES dated 25 January 2002 and 7 May 2002 in accordance with the Russian Federation Government Resolution No. 526 “Electric Utilities Reform in the Russian Federation” dated 11 July 2001.

RAO UES itself was created as the holder of certain significant electricity power generation, transmission and distribution assets during the industry privatization in 1992.

The Company was established in the course of the Russian electric utilities industry restructuring, discussed further below, to maintain and operate the high voltage electricity transmission network, received from RAO UES and its subsidiaries, and to provide electricity transmission services using that network.

In 2002 and 2003 the assets of the transmission business (the high voltage network and related assets under construction) belonging to RAO UES were transferred to the Company by RAO UES as a contribution to the share capital of the Company.

In 2008 the reorganization of RAO UES was completed and RAO UES ceased to exist as a legal entity.FGC UES is RAO UES’s legal successor (See also Sector restructuring).

As at 31 December 2009 the FGC UES Group (the “Group”) comprises FGC UES and its subsidiaries presented in Note 4.

The Group’s primary activity is the provision of services for the transmission of electric power via the Unified National Electrical Network (“UNEN”).

Starting from July 2008 the Company’s ordinary registered uncertified shares are traded on the MICEX and RTS exchanges. The shares have been included in the quotation list “B” and received the trading code “FEES”.

The registered office of the Company is located at 5a, Academician Chelomey Str., 117630, Moscow, Russian Federation.

Relations with the state. At 31 December 2009 and 31 December 2008, the state owned 77.66 percent of the voting ordinary shares of the Company. The Government of the Russian Federation (“RF”) is the ultimate controlling party of the Company.

The RF directly affects the Group’s operations through regulation by the Federal Tariff Service (FTS).

The investment program of FGC UES is subject to approval by the Ministry of Industry and Electricity and FTS.

As described in the Operating environment section below, the Government’s economic, social and other policies could have material effects on the operations of the Group.

Sector restructuring and FGC UES reorganisation. Over a period of years the Russian electric utilities industry underwent a reform process designed to introduce competition into the electricity sector and to create an environment in which RAO UES and its successor companies could raise the capital required to maintain and expand current capacity.

The regulatory framework governing the process of reforming the Russian Federation electric utilities industry and the functioning of the industry, both during the transition period and subsequent to the completion of reforms, is set forth in the following legislation: Federal Law No.35-FZ of 26 March 2003 “On Electric Utilities” and Federal Law No.36-FZ of 26 March 2003 “On the Specifics of the Functioning of Electric Utilities During the Transition Period and the Introduction of Amendments to Certain Russian Federation Legislative Acts and the Invalidation of Certain Russian Federation Legislative Acts in Connection with the Adoption of the Law “On the Electric Utilities of the Russian Federation”.

The reform assumed changes in the industry structure with the separation of natural monopoly activities (power transmission, dispatching) from potentially competitive ones (electric power production, supply).

The result of the reorganisation of RAO UES is that generation and retailing companies entered the private sector for the most part and will operate in a competitive market. Government control will continue in natural monopoly areas within the industry.

Note 1. The Group and its operations (continued)

The formation of the transmission companies (TCs), which were formed on the basis of transmission businesses of the regional electric and heat companies during the reform, was completed in 2007. As at 31 December 2007 RAO UES had transferred to FGC UES the shares of 50 TCs (Note 4). This transaction under common control was recorded using the predecessor accounting method (Note 2).

On 1 July 2008 the reorganization of RAO UES was completed by its merger into FGC UES. As a result RAO UES ceased to exist as a legal entity and FGC UES became the legal successor of RAO UES. The reorganization scheme included, inter alia, the spin off from RAO UES of the following companies:

•                  JSC “State Holding”, which received shares in FGC UES (in the amount proportional to the interest of the Russian Federation in the authorized capital of RAO UES as of the date of approval of the decision on reorganization), shares in six TCs, investments in associates, other assets and liabilities;

•                  JSC “Minority Holding of FGC UES”, which received a minority stake in FGC UES (proportional to the interest of the minority shareholders in the authorized capital of RAO UES as of the date of approval of the decision on reorganization).

The spin-off of the above holding companies was accompanied by their simultaneous merger with and into FGC UES. The merger was performed in the form of the conversion of the additionally issued shares of the Company for the outstanding shares of JSC “State Holding” and JSC “Minority Holding of FGC UES”.

All transmission companies, including the six TCs whose shares were held by RAO UES (Note 4), except for JSC “Kuban Trunk Grids” and JSC “Tomsk Trunk Grids”, were merged into FGC UES. Seven interregional transmission companies that were controlled by the Russian Federation: ITC Centre, ITC North-West, ITC Volga, ITC South, ITC Ural, ITC Siberia and ITC East, were merged into FGC UES at the same date.

According to the merger agreement the Company’s shares received from all the merged entities mentioned above and not used in the conversion of shares of these merged entities were cancelled in 2008.

As a result of the reorganization the Company received:

•                  shares of subsidiaries: LLC “Index Energetiki”, JSC “Mobile gas-turbine electricity plants”;

•                  shares of associates JSC “The First Power Generating Company on the Wholesale Energy Market (WGC-1)”, JSC “Territorial Generating Company number 6 (TGC-6)”, JSC “Volzhskaya Territorial Generating Company (Volzhskaya TGC)”, JSC “Territorial Generating Company number 11 (TGC-11)”, and others (Note 8);

•                  minority shareholdings in companies of utilities industry (Note 9);

•                  other assets and liabilities.

The Company’s management does not have an intention to hold the investments in utilities companies (including associates) for the long-term period. It is envisaged that the shares will be sold and the proceeds used to support the Group’s investment in transmission business.

Operating environment. The Russian Federation displays certain characteristics of an emerging market, including relatively high inflation and high interest rates. The global financial crisis has had a severe effect on the Russian economy since mid-2008:

•                 Lower commodity prices have resulted in lower income from exports and thus lower domestic demand. The rise in Russian and emerging market risk premia resulted in a steep increase in foreign financing costs.

•                 The depreciation of the Russian Rouble against hard currencies (compared to RR 25.3718 for 1 US Dollar at 1 October 2008) increased the burden of foreign currency corporate debt, which has risen considerably in recent years.

•                 As part of preventive steps to ease the effects of the situation in financial markets on the economy, the Government incurred a large fiscal deficit in 2009.

Borrowers and debtors of the Group were adversely affected by the financial and economic environment, which in turn has had an impact on their ability to repay the amounts owed. Deteriorating economic conditions for borrowers and debtors were reflected in revised estimates of expected future cash flows in impairment assessments.

Note 1. The Group and its operations (continued)

The tax, currency and customs legislation within the Russian Federation is subject to varying interpretations, and frequent changes. The future economic direction of the Russian Federation is largely dependent upon the effectiveness of economic, financial and monetary measures undertaken by the Government, together with tax, legal, regulatory, and political developments.

Management is unable to predict all developments in the economic environment which could have an impact on the Group’s operations and consequently what effect, if any, they could have on the financial position of the Group.

Management believes it is taking all the necessary measures to support the sustainability and development of the Group’s business in the current circumstances.

Note 2. Basis of preparation

Statement of compliance. These combined and consolidated financial statements (“Financial Statements”) have been prepared in accordance with, and comply with, International Financial Reporting Standards (“IFRS”) and its interpretations adopted by the International Accounting Standards Board (“IASB”).

Each enterprise of the Group individually maintains its own books of accounts and prepares its statutory financial statements in accordance with the Regulations on Accounting and Reporting of the Russian Federation (“RAR”). The accompanying Financial Statements are based on the statutory records and adjusted and reclassified for the purpose of fair presentation in accordance with IFRS.

Functional and presentation currency. The national currency of the Russian Federation is the Russian Rouble (RR), which is FGC UES’s functional currency and the currency in which these Financial Statements are presented. All financial information presented in RR has been rounded to the nearest million, unless otherwise stated.

Predecessor accounting. The changes in the Group structure are described in Note 1. In these Financial Statements the Group accounted for the acquisition of businesses under the control of RAO UES and its subsidiaries as transactions amongst entities under common control under an accounting policy using the predecessor values method. Accordingly, the assets and liabilities of the contributed entities were combined for the six months ended 1 July 2008 and recorded at the carrying value, as determined by RAO UES in its IFRS consolidated financial statements. Information in respect of the comparative period and opening balances as at 1 January 2008 has been restated as if the business combination took place at the beginning of the earliest period presented. The weighted average number of shares in issue during 2008 was also calculated in accordance with the predecessor method of accounting (Note 27).

The difference between the consideration paid and the predecessor carrying values of the net assets relating to the acquisition of a business from an entity under common control is recorded directly to equity, and reflected in the merger reserve.

All businesses acquired in 2008 were accounted for using the predecessor values method. In 2008 the following former subsidiaries of RAO UES were received by the Group during reorganisation: JSC “Mobile gas-turbine electricity plants”, JSC “The Amur Transmission Company”, JSC “The Yakutiya

Transmission Company”, JSC “The Primorie Transmission Company”, JSC “The Ulyanovsk Transmission Company”, JSC “The Khabarovsk Transmission Company” and JSC “The Tyva Transmission Company”.

New accounting developments. These combined and consolidated financial statements have been prepared by applying the accounting policies consistent with those of the annual financial statements for the year ended 31 December 2008, except for those policies which were changed to comply with the new or amended standards and interpretations that are in force for the financial periods beginning on 1 January 2009.

(a) Certain new Standards and Interpretations have been published that are mandatory for the Group’s accounting periods beginning on or after 1 January 2009 or later periods:

•                      IFRS 8, “Operating Segments” (effective for annual periods beginning on or after 1 January 2009). The standard applies to entities whose debt or equity instruments are traded in a public market or that file, or are in the process of filing, their financial statements with a regulatory organisation for the purpose of issuing any class of instruments in a public market. IFRS 8 requires an entity to report financial and descriptive information about its operating segments, with segment information presented on a similar basis to that used for internal reporting purposes. The information about operating segments is disclosed in Note 31.

•                      Amendment to IAS 23, “Borrowing Cost” (revised March 2007; effective for annual periods beginning on or after 1 January 2009). The main change to IAS 23 is the removal of the option of immediately recognising as an expense borrowing costs that relate to assets that take a substantial period of time to get ready for use or sale. An entity is, therefore, required to capitalise such borrowing costs as part of the cost

Note 2. Basis of preparation (continued)

of the asset. Other borrowing costs are recognised as an expense using the effective interest method. The revised standard applies prospectively to borrowing costs relating to qualifying assets for which the commencement date for capitalisation is on or after 1 January 2009. These combined and consolidated financial statements have been prepared under the revised standard requirements. The information about the interest expense capitalised on borrowings related to qualifying assets is disclosed in Note 26.

•                      Amendment to IAS 1, “Presentation of Financial Statements” (revised September 2007, effective for annual periods beginning on or after 1 January 2009). The main change in IAS 1 is the replacement of the income statement by a statement of comprehensive income which also includes all non-owner changes in equity, such as the revaluation of available-for-sale financial assets. Alternatively, entities are allowed to present two statements: a separate income statement and a statement of comprehensive income. The revised IAS 1 also introduces a requirement to present a statement of financial position (balance sheet) at the beginning of the earliest comparative period whenever the entity restates comparatives due to reclassifications, changes in accounting policies, or corrections of errors. The Group has elected to present one statement: a statement of comprehensive income. These combined and consolidated financial statements have been prepared under the revised disclosure requirements.

•                      Improving Disclosures about Financial Instruments - Amendment to IFRS 7, “Financial Instruments: Disclosures” (issued in March 2009; effective for annual periods beginning on or after 1 January 2009). The amendment requires enhanced disclosures about fair value measurements and liquidity risk. Entities are required to disclose an analysis of financial instruments using a three-level fair value measurement hierarchy. The amendment (a) clarifies that the maturity analysis of liabilities should include issued financial guarantee contracts at the maximum amount of the guarantee in the earliest period in which the guarantee could be called; and (b) requires disclosure of remaining contractual maturities of financial derivatives if the contractual maturities are essential for an understanding of the timing of the cash flows. Entities will also have to disclose a maturity analysis of financial assets it holds for managing liquidity risk, if that information is necessary to enable users of its financial statements to evaluate the nature and extent of liquidity risk. These combined and consolidation financial statements have been prepared under the revised disclosure requirements.

•                      Amendments to IFRS 2, “Share-based Payment Vesting Conditions and Cancellations” (effective for annual periods beginning on or after 1 January 2009). The amendment deals with two matters: it clarifies that vesting conditions are service conditions and performance conditions only. Other features of a share-based payment are not vesting conditions. It also specifies that all cancellations, whether by the entity or by other parties, should receive the same accounting treatment. This interpretation does not have any impact on the Group’s combined and consolidated financial statements as it has no share-based payments scheme at the reporting date.

•                      IAS 28 (Amendment), “Investment in associates” (and consequential amendments to IAS 32, “Financial instruments: Presentation”, and IFRS 7 “Financial instruments: disclosures”) (effective from I January 2009). The amendment is part of the IASB’s annual improvements project published in May 2008. An investment in an associate is treated as a single asset for the purposes of impairment testing. Any impairment loss is not allocated to specific assets included within the investment, for example goodwill. Reversals of impairment are reordered as an adjustment to the investment balance to the extent that the recoverable amount of associate increases. This amendment does not have any material impact on the Group’s combined and consolidated financial statements.

Improvements to International Financial Reporting Standards (issued in May 2008). In 2008, the International Accounting Standards Board decided to initiate an annual improvements project as a method of making necessary, but non-urgent, amendments to IFRS. The amendments consist of a mixture of substantive changes, clarifications, and changes in terminology in various standards. The substantive changes relate to the following Standards and Interpretations:

•                      IFRS 1 (Amendment) “First time adoption of IFRS” and IAS 27, “Cost of an Investment in a Subsidiary, Jointly Controlled Entity or Associate” (effective for annual periods beginning on or after 1 January 2009).

•                      IAS 1 (Amendment) and IAS 32 (Amendment), “Puttable financial instruments and obligations arising on liquidation” (effective for annual periods beginning on or after 1 January 2009).

•                      IAS 16 (Amendment) “Property, Plant and Equipment” (and consequential amendments to IAS 7) (effective from 1 January 2009).

•                      IAS 20 (Amendment), “Accounting for governmental grants and disclosure of governmental assistance” (effective from 1 January 2009).

Note 2. Basis of preparation (continued)

•                      IAS 36 (Amendment), “Impairment of assets” (effective from 1 January 2009).

•                      “Reclassification of Financial Assets” — Amendments to IAS 39, “Financial Instruments: Recognition and Measurement”, a subsequent amendment, “Reclassification of Financial Assets: Effective Date and Transition”.

•                      IFRIC 9 and IAS 39 (Amendment), “Embedded Derivatives” (effective for annual periods ending on or after 30 June 2009).

•                      IFRIC 13, “Customer Loyalty Programmes” (effective for annual periods beginning on or after 1 July 2008).

•                      IFRIC 15, “Agreements for the Construction of Real Estate” (effective for annual periods beginning on or after 1 January 2009).

•                      IFRIC 16, “Hedges of a Net Investment in a Foreign Operation” (effective for annual periods beginning on or after 1 October 2008).

These changes do not have any material impact on the Group’s combined and consolidated financial statements.

(b) The following standards, amendments and interpretations to existing standards that have been published are not yet effective and have not been early adopted by the Group:

•                      IAS 24, “Related Parties Disclosures” (revised November 2009; effective for annual periods beginning on or after 1 January 2011, with earlier application permitted). The revised standard has simplified the definition of a related party and removed inconsistencies. It has also provided a partial disclosure exemption for government-related entities by requiring disclosure about transactions with other entities controlled, or significantly influenced by the same government only if they are individually or collectively significant. The Group is currently assessing the impact of the amended standard on its combined and consolidated financial statements.

•                      IAS 27, “Consolidated and Separate Financial Statements” (revised January 2008; effective for annual periods beginning on or after 1 July 2009). The revised IAS 27 will require an entity to attribute total comprehensive income to the owners of the parent and to the non-controlling interests (previously “minority interests”) even if this results in the non-controlling interests having a deficit balance (the current standard requires the excess losses to be allocated to the owners of the parent in most cases). The revised standard specifies that changes in a parent’s ownership interest in a subsidiary that do not result in the loss of control must be accounted for as equity transactions. It also specifies how an entity should measure any gain or loss arising on the loss of control of a subsidiary. At the date when control is lost, any investment retained in the former subsidiary will have to be measured at its fair value. The estimated impact of application of the revised standard is based on change of negative net assets of the subsidiaries for the year ended 31 December 2009 and equals RR 319 mln (for the year ended 31 December 2008 — RR 262 mln).

•                      IFRS 3, “Business Combinations” (revised January 2008; effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after 1 July 2009). The revised IFRS 3 will allow entities to choose to measure non-controlling interests using the existing IFRS 3 method (proportionate share of the acquiree’s identifiable net assets) or at fair value. The revised IFRS 3 is more detailed in providing guidance on the application of the acquisition method to business combinations. The requirement to measure at fair value every asset and liability at each step in a step acquisition for the purposes of calculating a portion of goodwill has been removed. Instead, in a business combination achieved in stages, the acquirer will have to remeasure its previously held equity interest in the acquiree at its acquisition-date fair value and recognise the resulting gain or loss, if any, in profit or loss. Acquisition-related costs will be accounted for separately from the business combination and therefore recognised as expenses rather than included in goodwill. An acquirer will have to recognise at the acquisition date a liability for any contingent purchase consideration. Changes in the value of that liability after the acquisition date will be recognised in accordance with other applicable IFRSs, as appropriate, rather than by adjusting goodwill. The revised IFRS 3 brings into its scope business combinations involving only mutual entities and business combinations achieved by contract alone. The Group will apply the new standard to any business combination from 1 January 2010.

Note 2. Basis of preparation (continued)

•                      IFRS 9 “Financial Instruments” (issued November 2009; effective date of mandatory adoption is 1 January 2013 with earlier adoption permitted for 2009 year-end financial statements). IFRS 9 uses a single approach to determine whether a financial asset is measured at amortised cost or fair value, replacing the many different rules in IAS 39. The approach in IFRS 9 is based on how an entity manages its financial instruments (its business model) and the contractual cash flow characteristics of the financial assets. The new standard also requires a single impairment method to be used, replacing the many different impairment methods in IAS 39. IFRS 9 is expected to improve comparability and make financial statements easier to understand for investors and other users. The Group is currently assessing the impact of the new standard on its combined and consolidated financial statements.

•                      Classification of Rights Issues - Amendment to IAS 32, “Financial Instruments: Presentation” (effective for annual periods beginning on or after 1 February 2010 with earlier application permitted). The amendment addresses the accounting for rights issues (rights, options or warrants) that are denominated in a currency other than the functional currency of the issuer. Previously such rights issues were accounted for as derivative liabilities. The amendment issued requires that, provided certain conditions are met, such rights issues are classified as equity regardless of the currency in which the exercise price is denominated. The amendment is not currently relevant to the Group.

•                      Eligible Hedged Items - Amendment to IAS 39, “Financial Instruments: Recognition and Measurement” (effective with retrospective application for annual periods beginning on or after 1 July 2009). The amendment clarifies how the principles that determine whether a hedged risk or portion of cash flows is eligible for designation should be applied in particular situations. The amendment is not expected to have any impact on the Group’s financial statements as the Group does not apply hedge accounting.

•                      Amendment to IAS 40 “Investment property” (and consequential amendments to IAS 32 and IFRS 7) (effective from 1 July 2009). The amendment clarifies that property that is under construction or development for future use as investment property is within the scope of IAS 40. Where the fair value model is applied, such property is, therefore, measured at fair value. However, where fair value of investment property under construction is not reliably measurable, the property is measured at cost until the earlier of the date construction is completed and the date at which fair value becomes reliably measurable. IAS 40 is not applicable to the Group’s financial statements as the Group does not hold any significant investment property.

•                      Group Cash-settled Share-based Payment Transactions - Amendments to IFRS 2 “Share-based Payment” (effective for annual periods beginning on or after 1 January 2010). The amendments provide a clear basis to determine the classification of share-based payment awards in both consolidated and separate financial statements. The amendments incorporate into the standard the guidance in IFRIC 8 and IFRIC 11, which are withdrawn. The amendments expand on the guidance given in IFRIC 11 to address plans that were previously not considered in the interpretation. The amendments also clarify the defined terms in the Appendix to the standard. The Group has no share-based payment transactions.

•                      IFRIC 17, “Distribution of Non-Cash Assets to Owners” (effective for annual periods beginning on or after 1 July 2009). The amendment clarifies when and how distribution of non-cash assets as dividends to the owners should be recognised. An entity should measure a liability to distribute non-cash assets as a dividend to its owners at the fair value of the assets to be distributed. A gain or loss on disposal of the distributed non-cash assets will be recognised in profit or loss when the entity settles the dividend payable. The Group will apply IFRIC 17 if it distributes non-cash assets to owners in the future.

•                      IFRIC 18, “Transfers of Assets from Customers” (effective for annual periods beginning on or after 1 July 2009). The interpretation clarifies the accounting for transfers of assets from customers, namely, the circumstances in which the definition of an asset is met; the recognition of the asset and the measurement of its cost on initial recognition; the identification of the separately identifiable services (one or more services in exchange for the transferred asset); the recognition of revenue, and the accounting for transfers of cash from customers. The Group’s accounting policy in respect of assets transferred from customers complies with the requirements of IFRIC 18.

•                      IFRIC 19 “Extinguishing Financial Liabilities with Equity Instruments” (effective for annual periods beginning on or after 1 July 2010 with earlier application permitted). The interpretation clarifies the requirements of International Financial Reporting Standards when an entity renegotiates the terms of a financial liability with its creditor and the creditor agrees to accept the entity’s shares or other equity instruments to settle the financial liability fully or partially. IFRIC 19 is not applicable to the Group’s financial statements.

Note 2. Basis of preparation (continued)

•                      Amendment to IFRIC 14 (effective for annual periods beginning on or after 1 January 2011). This amendment will have a limited impact as it applies only to companies that are required to make minimum funding contributions to a defined benefit pension plan. It removes an unintended consequence of IFRIC 14 related to voluntary pension prepayments when there is a minimum funding requirement. The Group is currently assessing the impact of the amended interpretation on its financial statements.

•                      The International Financial Reporting Standard for Small and Medium-sized Entities (issued in July 2009) is a self-contained standard, tailored to the needs and capabilities of smaller businesses. Many of the principles of full IFRS for recognising and measuring assets, liabilities, income and expense have been simplified, and the number of required disclosures have been simplified and significantly reduced. The standard may be applied by entities which publish general purpose financial statements for external users and do not have public accountability. As a listed entity, the Group is not eligible to apply this standard.

•                      Improvements to International Financial Reporting Standards (issued in May 2010; effective dates vary standard by standard, most improvements are effective for annual periods beginning on or after 1 January 2011). The improvements consist of a mixture of substantive changes and clarifications in the following standards and interpretations: IFRS 1 was amended (i) to allow previous GAAP carrying value to be used as deemed cost of an item of property, plant and equipment or an intangible asset if that item was used in operations subject to rate regulation, (ii) to allow an event driven revaluation to be used as deemed cost of property, plant and equipment even if the revaluation occurs during a period covered by the first IFRS financial statements and (iii) to require a first-time adopter to explain changes in accounting policies or in the IFRS 1 exemptions between its first IFRS interim report and its first IFRS financial statements; IFRS 3 was amended (i) to require measurement at fair value (unless another measurement basis is required by other IFRS standards) of non-controlling interests that are not present ownership interest or do not entitle the holder to a proportionate share of net assets in the event of liquidation, (ii) to provide guidance on acquiree’s share-based payment arrangements that were not replaced or were voluntarily replaced as a result of a business combination and (iii) to clarify that the contingent considerations from business combinations that occurred before the effective date of revised IFRS 3 (issued in January 2008) will be accounted for in accordance with the guidance in the previous version of IFRS 3; IFRS 7 was amended to clarify certain disclosure requirements, in particular (i) by adding an explicit emphasis on the interaction between qualitative and quantitative disclosures about the nature and extent of financial risks, (ii) by removing the requirement to disclose carrying amount of renegotiated financial assets that would otherwise be past due or impaired, (iii) by replacing the requirement to disclose fair value of collateral by a more general requirement to disclose its financial effect, and (iv) by clarifying that an entity should disclose the amount of foreclosed collateral held at the reporting date and not the amount obtained during the reporting period; IAS 1 was amended to clarify that the components of the statement of changes in equity include profit or loss,  other comprehensive income, total comprehensive income and transactions with owners and that an analysis of other comprehensive income by item may be presented in the notes; IAS 27 was amended by clarifying the transition rules for amendments to IAS 21, 28 and 31 made by the revised IAS 27 (as amended in January 2008); IAS 34 was amended to add additional examples of significant events and transactions requiring disclosure in a condensed interim financial report, including transfers between the levels of fair value hierarchy, changes in classification of financial assets or changes in business or economic environment that affect the fair values of the entity’s financial instruments; and IFRIC 13 was amended to clarify measurement of fair value of award credits.

The following interpretations and amendments to existing standards have been published and are mandatory for the Group’s accounting periods beginning on or after 1 July 2009 or later periods but are not expected to be relevant for the Group financial statements.

•                      IFRS 5 (Amendment), “Non-current assets held-for sale and discontinued operations” (and consequential amendments to IFRS 1, “First-time adoption of IFRS”) (effective from 1 July 2009).

•                      IAS 29 (Amendment), “Financial reporting in hyperinflationary economies” (effective from 1 July 2009).

•                      IAS 31 (Amendment), “Interests in joint ventures” (and consequential amendments to IAS 16) (effective from 1 July 2009).

•                      IAS 41 (Amendment), “Agriculture” (effective from 1 July 2009).

•                      IFRS 1 “First time adoption of IFRS” (following an amendment in December 2008, effective for the first IFRS financial statements for a period beginning on or after 1 July 2009).

Note 2. Basis of preparation (continued)

•                      IFRS 1 “Additional Exemptions for First-time Adopters” - Amendments to IFRS 1, “First-time Adoption of IFRS” (effective for annual periods beginning on or after 1 January 2010).

There are a number of minor amendments to IFRS 2, IFRS 5, IFRS 7, IFRS 8, IAS 1, IAS 7, IAS 8, IAS 10, IAS 17, IAS 18, IAS 29, IAS 34, IAS 36, IAS 38, IAS 39, IFRIC 9 and IFRIC 16 which are part of the IASB’s annual improvements project published in April 2009 (not addressed above). These amendments are not expected to have a material impact on the Group’s accounts.

Going concern. These Financial Statements have been prepared on a going concern basis, which contemplates the realisation of assets and the satisfaction of liabilities in the normal course of business.

Critical accounting estimates and assumptions. Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these Financial Statements in conformity with IFRS. Estimates and judgments are continually evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Management also makes certain judgements, apart from those involving preparation of estimations, in the process of applying the accounting policies. Judgements that have the most significant effect on the amounts recognised in the Financial Statements and estimates that can cause a significant adjustment to the carrying amount of assets and liabilities within the next financial year include:

Property, plant and equipment. The fair value of property, plant and equipment was established by an independent valuer as at 1 January 2007 as part of a revaluation. The carrying amount and depreciation of property, plant and equipment are affected by assumptions on the replacement cost, depreciated replacement cost, grouping of individual assets and remaining useful life (Note 6). Actual results may be different from these estimates.

Investment in JSC “Bashkirenergo”. Management had assessed the level of influence that the Group has on JSC “Bashkirenergo” and determined that it did not amount to significant influence. Consequently, this investment is classified as available-for-sale investment.

Note 3. Summary of significant accounting policies

Principles of consolidation. The Financial Statements comprise the financial statements of FGC UES and the financial statements of those entities whose operations are controlled by FGC UES. Control is presumed to exist when FGC UES controls, directly or indirectly, through subsidiaries, more than 50 percent of voting rights. The Group holds 49% of the voting rights in JSC “Kuban Trunk Grids”, a fully consolidated subsidiary. The Group has the power to govern the financial and operating policies of this subsidiary on the basis of a significant shareholding combined with other factors which allow the Group to exercise control, most importantly: FGC UES has appointed the majority or all of the members of the

Board of Directors, FGC UES is the dominant owner and FGC UES has in substance full control of all aspects of the entities assets and operations.

All inter-company balances and transactions have been eliminated. The minority interest in the Group subsidiaries has been disclosed as part of the Group’s equity.

Transfers of subsidiaries between entities under common control. Transfers of businesses between parties under common control are accounted for using the predecessor basis of accounting method. Under this method the financial statements of the combined entity are presented as if the businesses had been combined from the beginning of the earliest period presented. The assets and liabilities of the subsidiaries transferred under common control are recognised at the predecessor entity’s carrying amounts. Any difference between the carrying amount of net assets and the nominal value of share capital contributed is accounted for in these combined and consolidated financial statements as an adjustment to merger reserve within equity.

Associates. Associates are entities over which the Company has significant influence (directly or indirectly), but not control, generally accompanying a shareholding of between 20 and 50 percent of the voting rights. Investments in associates are accounted for using the equity method of accounting and are initially recognised at cost. The carrying amount of associates includes goodwill identified on acquisition and is reduced by accumulated impairment losses, if any. The Group discontinues the use of the equity method of accounting from the date when it ceases to have significant influence in the associate.

Note 3. Summary of significant accounting policies (continued)

The Group’s share of the post-acquisition profits or losses of associates is recorded in profit or loss, and its share of post-acquisition movements in reserves is recognised in the Group’s other comprehensive income. When the Group’s share of losses in an associate equals or exceeds its interest in the associate, including any other unsecured receivables, the Group does not recognise further losses, unless it has incurred obligations or made payments on behalf of the associate.

Unrealised gains on transactions between the Group and its associates are eliminated to the extent of the Group’s interest in the associates; unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of associates have been changed where necessary to ensure consistency with the policies adopted by the Group.

Goodwill. Goodwill is recognised on acquisitions of subsidiaries. Goodwill arising on the acquisitions represents any excess of the cost of an acquisition over the fair value of the acquirer’s share of the net identifiable assets, liabilities and contingent liabilities of the acquired subsidiary or associate at the date of transaction. The carrying amount of goodwill is assessed for impairment on an annual basis. Any excess of the fair value of the net identifiable assets acquired over the cost of acquisition is recognised immediately in profit or loss. Goodwill arising on the acquisition of associates is included in the carrying amount of the investment and is not tested separately for impairment.

Financial instruments - key measurement terms. Depending on their classification financial instruments are carried at fair value or amortised cost as described below.

Fair value is the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction. Fair value is the current bid price for financial assets and current asking price for financial liabilities which are quoted in an active market. A financial instrument is regarded as quoted in an active market if quoted prices are readily and regularly available from an exchange or other institution and those prices represent actual and regularly occurring market transactions on an arm’s length basis.

Valuation techniques such as discounted cash flow models or models based on recent arm’s length transactions or consideration of financial data of the investees are used to fair value certain financial instruments for which external market pricing information is not available. Valuation techniques may require assumptions not supported by observable market data. Disclosures are made in these Financial Statements if changing any such assumptions to a reasonably possible alternative would result in significantly different profit, income, total assets or total liabilities.

Amortised cost is the amount at which the financial instrument was recognised at initial recognition less any principal repayments, plus accrued interest, and for financial assets less any write-down for incurred impairment losses. Accrued interest includes amortisation of transaction costs deferred at initial recognition and of any premium or discount to maturity amount using the effective interest method. Accrued interest income and accrued interest expense, including both accrued coupon and amortised discount or premium (including fees deferred at origination, if any), are not presented separately and are included in the carrying values of related items in the Statement of Financial Position.

The effective interest method is a method of allocating interest income or interest expense over the relevant period so as to achieve a constant periodic rate of interest (effective interest rate) on the carrying amount. The effective interest rate is the rate that exactly discounts estimated future cash payments or receipts (excluding future credit losses) through the expected life of the financial instrument or a shorter period, if appropriate, to the net carrying amount of the financial instrument. The effective interest rate discounts cash flows of variable interest instruments to the next interest reprising date except for the premium or discount which reflects the credit spread over the floating rate specified in the instrument, or other variables that are not reset to market rates. Such premiums or discounts are amortised over the whole expected life of the instrument. The present value calculation includes all fees paid or received between parties to the contract that are an integral part of the effective interest rate.

Classification of financial assets. The Group holds financial assets of the following measurement categories: loans and receivables and available-for-sale financial assets.

Loans and receivables are unquoted non-derivative financial assets with fixed or determinable payments other than those that the Group intends to sell in the near term.

All other financial assets are included in the available-for-sale category, which includes investment securities which the Group intends to hold for an indefinite period of time and which may be sold in response to needs for liquidity or changes in interest rates, exchange rates or equity prices.

Classification of financial liabilities. The Group’s financial liabilities are carried at amortised cost.

Note 3. Summary of significant accounting policies (continued)

Initial recognition of financial instruments. The Group’s financial instruments are initially recorded at fair value plus transaction costs. Fair value at initial recognition is best evidenced by the transaction price. A gain or loss on initial recognition is only recorded if there is a difference between fair value and transaction price which can be evidenced by other observable current market transactions in the same instrument or by a valuation technique whose inputs include only data from observable markets.

Derecognition of financial assets. The Group derecognises financial assets when (a) the assets are redeemed or the rights to cash flows from the assets otherwise expired or (b) the Group has transferred the rights to the cash flows from the financial assets or entered into a qualifying pass-through arrangement while (i) also transferring substantially all the risks and rewards of ownership of the assets or (ii) neither transferring nor retaining substantially all risks and rewards of ownership but not retaining control. Control is retained if the counterparty does not have the practical ability to sell the asset in its entirety to an unrelated third party without needing to impose additional restrictions on the sale.

Available-for-sale investments. The Group classifies investments as available for sale at the time of purchase. Available-for-sale investments are carried at fair value. Interest income on available-for-sale debt securities is calculated using the effective interest method and recognised in profit or loss as finance income. Dividends on available-for-sale equity instruments are recognised in profit or loss when the Group’s right to receive payment is established and it is probable that the dividends will be collected. All other elements of changes in the fair value are deferred in other comprehensive income until the investment is derecognised or impaired at which time the cumulative gain or loss is removed from other comprehensive income to profit or loss for the year.

Impairment losses are recognised in profit or loss when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of available-for-sale investments.

A significant or prolonged decline in the fair value of an equity security below its cost is an indicator that it is impaired. The cumulative impairment loss — measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that asset previously recognised in profit or loss— is removed from other comprehensive income and recognised in profit or loss. Impairment losses on equity instruments are not reversed through profit or loss. If, in a subsequent period, the fair value of a debt instrument classified as available for sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognised, the impairment loss is reversed through current period’s profit or loss.

Foreign currency. Monetary assets and liabilities, which are held by the Group entities and denominated in foreign currencies at the end of the reporting period, are translated into Russian Roubles at the official exchange rates prevailing at that date. Foreign currency transactions are accounted for at the exchange rates prevailing at the date of the transaction. Gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies are recognised in profit or loss.

As at 31 December 2009, the official rate of exchange as determined by the Central Bank of the Russian Federation, between the Russian Rouble and the US Dollar (“US$”) was RR 30.24:US$ 1.00 (31 December 2008 — RR 29.38:US$ 1.00); between the Russian Rouble and Euro: RR 43.39:Euro 1.00 (31 December 2008 RR 41.44:Euro 1.00).

Property, plant and equipment. Property, plant and equipment are stated at revalued amounts less any subsequent accumulated depreciation and any subsequent accumulated impairment losses, where required.

Property, plant and equipment are subject to revaluation on a regular basis to ensure that the carrying amount does not differ materially from that which is determined using the fair value at the end of the reporting period. The frequency of revaluation depends upon the movements in the fair values of the assets being revalued. Increases in the carrying amount arising on revaluation of property, plant and equipment are credited to other comprehensive income and increase the revaluation reserve in equity; the increase is recognised in current period profits to the extent that it reverses previously recognised impairment loss of the same assets. Decreases that offset previous increases of the same asset are recognised in other comprehensive income and decrease the previously recognised revaluation reserve in equity; all other decreases are recognised in profit or loss for the period. Any accumulated depreciation at the date of revaluation is eliminated against the gross amount of the assets, and the net amount is restated to the revalued amount of the asset.

The revaluation reserve in respect of an item of property, plant and equipment is transferred directly to retained earnings when the item is derecognised (on the retirement or disposal of the asset).

Renewals and improvements are capitalised and the assets replaced are retired. The cost of minor repair and maintenance are expensed as incurred. Gains and losses arising from the retirement of property, plant and equipment are included in profit or loss as incurred.

Note 3. Summary of significant accounting policies (continued)

Depreciation on property, plant and equipment is calculated on a straight-line basis over the estimated useful life of the asset when it is available for use. The useful lives are reviewed at each financial year end and, if expectations differ from previous estimates, the changes are recognised prospectively.

The useful lives, in years, of assets by type of facility are as follows:

Useful lives
Buildings	25-60
Electric power transmission grids	30-50
Substations	15-35
Other	5-15

At each reporting date the management assess whether there is any indication of impairment of property, plant and equipment. If any such indication exists, the management estimates the recoverable amount, which is determined as the higher of an asset’s fair value less costs to sell and its value in use. The carrying amount is reduced to the recoverable amount and the impairment loss is recognised as current period loss to the extent it exceeds the previous revaluation surplus in equity on the same asset. An impairment loss recognised for an asset in prior years is reversed if there has been a change in the estimates used to determine the asset’s value in use or fair value less costs to sell.

Intangible assets. All of the Company’s intangible assets have definite useful lives and primarily include capitalised computer software and licences.

Acquired computer software and licences are capitalised on the basis of the costs incurred to acquire and bring them to use. Costs that are directly associated with the production of identifiable and unique software products controlled by the Group, and that will probably generate economic benefits, are recognised as intangible assets. After initial recognition, intangible assets are carried at cost less accumulated amortisation and any accumulated impairment losses. Amortisation of intangible assets is calculated on a straight-line basis over the useful lives.

At each reporting date the management assesses whether there is any indication of impairment of intangible assets. If impaired, the carrying amount of intangible assets is written down to the higher of value in use and fair value less cost to sell.

Research costs are recognised as an expense as incurred. Costs incurred on development projects are recognised as intangible assets only when the Group can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale, its intention to complete and its ability to use or sell the asset, how the asset will generate future economic benefits, the availability of resources to complete and the ability to measure reliably the expenditure incurred during the development. Other development expenditures are recognised as an expense as incurred. Development costs previously recognised as an expense are not recognised as an asset in a subsequent period. The carrying value of development costs is reviewed for impairment annually.

Cash and cash equivalents. Cash comprises cash in hand and cash deposited on demand at banks. Cash equivalents comprise short-term highly liquid investments that are readily convertible into cash and have a maturity of three months or less from the date of origination and are subject to insignificant changes in value.

Bank deposits. Bank deposits comprise cash deposited at banks with a maturity date of more then three months from the acquisition date.

Trade and other receivables. Trade and other receivables are recorded inclusive of value added tax (VAT). Trade and other receivables are initially recognised at fair value and subsequently carried at amortised cost using the effective interest method.

Impairment of financial assets carried at amortised cost. Impairment losses are recognised in profit or loss when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of the financial asset and which have an impact on the amount or timing of the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. The primary factors that the Group considers in determining whether a financial asset is impaired are its overdue status and realisability of related collateral, if any.

If the terms of an impaired financial asset held at amortised cost are renegotiated or otherwise modified because of financial difficulties of the counterparty, impairment is measured using the original effective interest rate before the modification of terms.

Note 3. Summary of significant accounting policies (continued)

Impairment losses are always recognised through an allowance account to write down the asset’s carrying amount to the present value of expected cash flows (which exclude future credit losses that have not been incurred) discounted at the original effective interest rate of the asset. The calculation of the present value of the estimated future cash flows of a collateralised financial asset reflects the cash flows that may result from foreclosure less costs for obtaining and selling the collateral, whether or not foreclosure is probable.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised (such as an improvement in the debtor’s credit rating), the previously recognised impairment loss is reversed by adjusting the allowance account in profit or loss.

Uncollectible assets are written off against the related impairment loss provision after all the necessary procedures to recover the asset have been completed and the amount of the loss has been determined. Subsequent recoveries of amounts previously written off are credited to impairment loss account in profit or loss.

Prepayments. Prepayments are carried at cost less provision for impairment. A prepayment is classified as non-current when the goods or services relating to the prepayment are expected to be obtained after one year, or when the prepayment relates to an asset which will itself be classified as non-current upon initial recognition. If there is an indication that the assets, goods or services relating to a prepayment will not be received, the carrying value of the prepayment is written down accordingly and a corresponding impairment loss is recognised in profit or loss.

Value added tax on purchases and sales. Output VAT on sales should be charged on the earliest of the dates: the date of shipment of goods (works, services) or the date of advance payment receipt from the buyer. Input VAT could be recovered without payment for the goods (works, services). Before 1 January 2009 no VAT on advances given could be recovered. Starting from 1 January 2009 VAT on advances given is generally recoverable VAT due to the budget (due from the budget) is calculated as the difference between output VAT on sales of goods (works, services) and input VAT charged by suppliers and recovered.

Income taxes. Income taxes have been provided for in these combined and consolidated financial statements in accordance with Russian legislation enacted or substantively enacted by the end of the reporting period. The income tax charge comprises current tax and deferred tax and is recognised in the profit or loss unless it relates to transactions that are recognised, in the same or a different period, in other comprehensive income.

Current tax is the amount expected to be paid to or recovered from the taxation authorities in respect of taxable profits/losses for the current and prior periods. Taxes other than on income are recorded as operating expenses.

Deferred income tax is provided using the balance sheet liability method for tax loss carry forwards and temporary differences arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. In accordance with the initial recognition exemption, deferred taxes are not recorded for temporary differences on initial recognition of an asset or a liability in a transaction other than a business combination if the transaction, when initially recorded, affects neither accounting nor taxable profit. Deferred tax balances are measured at tax rates enacted or substantively enacted at the end of the reporting period which are expected to apply to the period when the temporary differences will reverse or the tax loss carry forwards will be utilised. Deferred tax assets and liabilities are netted only within the individual companies of the Group. Deferred tax assets for deductible temporary differences and tax loss carry forwards are recorded only to the extent that it is probable that future taxable profit will be available against which the deductions can be utilised.

Deferred income tax is provided on post acquisition retained earnings and other post acquisition movements in reserves of subsidiaries, except where the Group controls the subsidiary’s dividend policy and it is probable that the difference will not reverse through dividends or otherwise in the foreseeable future.

The Group’s uncertain tax positions are reassessed by management at each end of the reporting period. Liabilities are recorded for income tax positions that are determined by management as more likely than not to result in additional taxes being levied if the positions were to be challenged by the tax authorities. The assessment is based on the interpretation of tax laws that have been enacted or substantively enacted by the end of the reporting period and any known court or other rulings on such issues. Liabilities for penalties, interest and taxes other than on income are recognised based on management’s best estimate of the expenditure required to settle the obligations at the end of the reporting period.

Trade accounts payable and accrued charges. Trade accounts payable are stated inclusive of value added tax. Trade payables are accrued when the counterparty performed its obligations under the contract. Accounts payable are initially recognised at fair value and subsequently carried at amortised cost using the effective interest method.

Note 3. Summary of significant accounting policies (continued)

Debt. Debt is recognised initially at its fair value plus transaction costs that are directly attributable to its issue. Fair value is determined using the prevailing market rate of interest for a similar instrument, if significantly different from the transaction price. In subsequent periods, debt is stated at amortised cost using the effective yield method; any difference between the fair value of the proceeds (net of transaction costs) and the redemption amount is recognised in profit or loss as an interest expense over the period of the debt obligation. Borrowing costs are expensed in the period in which they are incurred if not related to purchase or construction of qualifying assets. Starting from 2009 the borrowing costs related to purchase or construction of assets that take a substantial period of time to get ready for use or sale (qualifying assets) are capitalised as part of the cost of the asset. The Group applies the transitional provisions of IAS 23 for borrowing costs relating to all qualifying assets for which the commencement date for capitalisation is on or after 1 January 2009. The Group capitalises borrowing costs that could have been avoided if it had not made capital expenditure on qualifying assets. Borrowing costs capitalised are calculated at the group’s average funding cost (the weighted average interest cost is applied to the expenditures on the qualifying assets), except to the extent that funds are borrowed specifically for the purpose of obtaining a qualifying asset. Where this occurs, actual borrowing costs incurred less any investment income on the temporary investment of those borrowings are capitalised.

Pension and post-employment benefits. In the normal course of business the Group makes mandatory social security contributions to the Russian Federation state pension scheme on behalf of its employees. These contributions are expensed when incurred and included in employee benefit expenses and payroll taxes in profit or loss.

In addition, the Group maintains a number of post employment and other long-term benefit plans which are defined benefit in nature. These plans include life pension, lump sum upon retirement, financial support after retirement, jubilee and death benefits and cover majority of the Group’s employees. Under the pension plan amount of pension benefits that an employee will receive after retirement dependents on his date of birth, number of years of service, position, salary and presence of awards. The Group settles its liability to provide life pension through a non-state pension fund. However, the assets held in the non-state pension fund do not meet definition of plan assets in accordance with IAS 19. These assets are accounted for as other non-current assets. Other benefits, apart from life pension payable via the non-state pension fund, are provided when they are due directly by the Group.

The liability recognised in the Statement of Financial Position in respect of the defined benefit pension plans is the present value of the defined benefit obligation at the balance sheet date together with adjustments for unrecognised actuarial gains or losses and past service cost. The defined benefit obligations are calculated using the projected unit credit method. The present value of the defined benefit obligations are determined by discounting the estimated future cash outflows using interest rate of government bonds that have terms to maturity approximating the terms of the related pension liabilities.

With regard to post employment benefits, actuarial gains and losses in excess of 10% of the defined benefit obligation are recognised as an expense over the average remaining working life of employees. Past service costs are recognised immediately as an expense in the consolidated statement of comprehensive income to the extent that the benefits have vested, and are otherwise recognised on a straight-line basis over the average period until the benefits vest.

Actuarial gains and losses and past service costs related to other long-term employee benefits are recognised as an expense in the consolidated statement of comprehensive income when they arise.

Operating leases. Where the Group is a lessee in a lease which does not transfer substantially all the risk and rewards incidental to ownership from the lessor to the Group, the total lease payments, including those on expected termination, are charged to profit or loss on a straight-line basis over the period of the lease.

Finance lease liabilities. Where the Group is a lessee in a lease which transferred substantially all the risks and rewards incidental to ownership to the Group, the assets leased are capitalised in property, plant and equipment at the commencement of the lease at the lower of the fair value of the leased asset and the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding. The corresponding rental obligations, net of future finance charges, are included in debts. The interest cost is charged to profit or loss over the lease period using the effective interest method. The assets acquired under finance leases are depreciated over their useful life or the shorter lease term if the Group is not reasonably certain that it will obtain ownership by the end of the lease term.

Treasury shares. Treasury shares are stated at weighted average cost. Any gains or losses arising on the disposal of treasury shares are recorded directly in shareholders’ equity.

Note 3. Summary of significant accounting policies (continued)

Dividends. Dividends are recognised as a liability and deducted from equity at the end of the reporting period only if they are declared (approved by shareholders) before or on the end of the reporting period. Dividends are disclosed when they are declared after the end of the reporting period, but before the financial statements are authorised for issue.

Minority interest. Minority interest represents minority’s proportionate share of the equity and comprehensive income of the Group’s subsidiaries. This has been calculated based upon the minority interests’ ownership percentage of these subsidiaries. Specific rights on liquidation for preference shareholders of subsidiaries are included in the calculation of minority interests. The Group uses the ‘economic entity’ approach to the recognition of minority interest, whereby minority is treated as equity participants in the Group. As a consequence, any gains or losses resulting from the purchases and sales of the minority interests are recognised in the statement of changes in equity.

Revenue recognition. Revenue amounts are presented exclusive of value added tax. Revenue from rendering the electricity transmission services is recognised in the period when the services are provided. Revenue from sales of electricity is recognised on the delivery of electricity. Revenue from connection services represents a non-refundable fee for connecting the customer to the electricity grid network and is recognized when the customer is connected to the grid network.

Share capital. Ordinary shares with discretionary dividends are classified as equity upon completion of share issue and registration of the issue in the Federal Financial Markets Service. Any excess of the fair value of consideration received over the par value of shares issued is recorded as share premium in equity.

Earnings per share. Earnings per share is determined by dividing the profit or loss attributable to owners of the Company by the weighted average number of participating shares outstanding during the reporting year.

Changes in presentation. Where necessary, corresponding figures have been adjusted to conform to the presentation of the current year amounts. The effect of reclassifications for presentation purposes was as follows:

	As originally presented	Reclassification	As currently presented
Combined and consolidated statement of financial position:
Bank deposits (Note 13)	—	2,386	2,386
Other current assets	2,413	(2,386)	27
Combined and consolidated statement of comprehensive income:
Revenues	70,807	(1,556)	69,251
Other operating income	5,031	1,556	6,587
Combined and consolidated statement of cash flow:
Decrease in other current assets	606	(499)	107
Investment in bank deposits	—	(30)	(30)
redemption of bank deposits	—	529	529

The revised IAS 1 which became effective from 1 January 2009 requires an entity to present a statement of financial position as at the beginning of the earliest comparative period (‘opening statement of financial position’), when the entity applies an accounting policy retrospectively or makes a retrospective restatement or when it reclassifies items in its financial statements. Therefore, an entity that makes such a prior period adjustment or reclassification normally presents, as a minimum, three statements of financial position, two of each of the other statements, and related notes.

In these circumstances, management considered whether omitting the opening statement of financial position at 1 January 2008 would represent a material omission of information. In management’s opinion, the omission of the opening statement of financial position, is not material and is therefore permitted. Management considered that materiality of an omission is measured against its ability to influence the economic decisions of the users of the financial statements.

Note 4. Principal subsidiaries

All subsidiaries are incorporated and operate in the Russian Federation.

The principal subsidiaries as at 31 December 2009 and 31 December 2008 are presented below:

	2009		2008
Name	Ownership, %	Voting, %	Ownership, %	Voting, %
Transmission companies:
JSC “The Kuban Trunk Grids”	49.0	49.0	49.0	49.0
JSC “The Tomsk Trunk Grids”	52.0	59.9	52.0	59.9
Other companies
JSC “Power Industry Research and Development Centre”	100.0	100.0	100.0	100.0
JSC “Energostroisnabkomplekt”	100.0	100.0	100.0	100.0
JSC “Nurenergo”	77.0	77.0	77.0	77.0
JSC “The principle electricity transmission service company of Unified National Electrical Network”	100.0	100.0	100.0	100.0
JSC “Specialized electricity transmission service company of Unified National Electrical Network”	100.0	100.0	100.0	100.0
JSC “Engineering and Construction Management Centre of Unified energy system”	100.0	100.0	100.0	100.0
JSC “DalEnergosetProject”	100.0	100.0	100.0	100.0
JSC “Mobile gas-turbine electricity plants”	100.0	100.0	100.0	100.0
LLC “Index Energetiki”	100.0	100.0	100.0	100.0

Transmission companies. The shares of the transmission companies (TCs) were received by FGC UES in 2006-2008 as payment for additional issues of ordinary shares of FGC UES. These Financial statements present these transactions as transactions under common control (Note 2). On 1 July 2008 54 transmission companies and 7 ITC companies (Note 1) ceased to exist as separate legal entities and were merged into the Company forming a single legal entity.

JSC “Power Industry Research and Development Centre”. JSC “Power Industry Research and Development Centre” is a research and development project institution in the sphere of electric power.

JSC “Energostroisnabkomplekt”. JSC “Energostroisnabkomplekt” organises the supply of goods and services for companies operating in the industry.

JSC “Nurenergo”. JSC “Nurenergo” performs electricity and heat distribution and sale activity in the Republic of Chechnya. Due to the difficult operating environment in the Republic of Chechnya, JSC “Nurenergo” has negative net assets after accounting for impairment (Note 6); no minority interest in the negative net asset position of JSC “Nurenergo” is recognised.

JSC “DalEnergoSetProject”. The shares of JSC “DalEnergoSetProject” were purchased from RAO UES in June 2008 for consideration of RR 370 million paid in cash. JSC “DalEnergoSetProject” is a grid engineering company.

JSC “Mobile gas-turbine electricity plants” has been received as a result of merger of RAO UES in July 2008 and accounted for as a business combination under common control using the predecessor value method (Note 2). The primary activity of the company is generating and sale of electricity provided by mobile gas-turbine electricity plants used in power deficient points of the power system or in peak periods as temporary source of additional capacity.

LLC “Index Energetiki” owns minority shares in electricity industry entities, former subsidiaries of RAO UES. Control over LLC “Index Energetiki” was obtained as a result of RAO UES reorganization.

Note 5. Balances and transactions with related parties

State controlled entities

In the normal course of business the Group enters into transactions with entities under Government control. Bank loans are provided at the prevailing market rates. Taxes are accrued and settled in accordance with the Russian tax legislation.

During the year ended 31 December 2009 and 31 December 2008 the Group had the following significant transactions with state controlled entities:

	Year ended 31 December 2009	Year ended 31 December 2008
Transmission revenue	77,135	62,449
Connection services	2,418	4
Electricity sales	1,336	833
Other revenue and other operating income	1,588	3,373
Electricity cost	(556)	(344)
Other expenses	(1,972)	(2,579)
Gain on sale of available-for-sale investments (Note 9)	1,106	—
Interest income	3,654	6,053
Interest expenses	—	(35)
Dividend income	24	—
Sub-lease expenses of FGC UES paid to ITC Centre	—	(2,187)
Operating lease income of TGs received from ITC Centre	—	2,183

During the year ended 31 December 2008 the ITC Centre (85% owned by the Russian Federation and 15% owned by FGC UES) acted as the lessee of the property, plant and equipment of TCs (Group entities) and subleased it to FGC UES. Repair and maintenance expenses and depreciation of this property, plant and equipment were borne by the Group’s companies. The income received and expenses incurred during the year ended 31 December 2008 in relation to operating leases of the TCs’ property, plant and equipment, disclosed in the table above are presented net in these Financial Statements based on the substance of the arrangement.

Significant balances with state controlled entities are presented below:

	31 December 2009	31 December 2008
Cash and cash equivalents	3,405	8,731
Bank deposits	3,244	30
Long-term promissory notes (Note 10)	671	42,815
Short-term promissory notes (Note 10)	46,331	55,147
Trade receivables
(Net of allowance for doubtful debtors of RR 4,569 million as at 31 December 2009 and 1,418 million as at 31 December 2008)	6,042	4,391
Other receivables
(Net of allowance for doubtful debtors of RR 467 million as at 31 December 2009 and 468 million as at 31 December 2008)	633	1,238
Advances to suppliers and prepayments
(Net of allowance for doubtful debtors of RR 1,667 million as at 31 December 2009 and RR 409 million as at 31 December 2008)	205	1,246
Accounts payable to the shareholders of FGC UES	(40,178)	—
Accounts payable and accrued charges	(10,834)	(10,752)
Long-term accounts receivable	(296)	(296)
Current debt	(505)	(505)

Tax balances and charges are disclosed in Notes 17, 22 and 24. Tax transactions are disclosed in the Statement of Comprehensive Income.

Note 5. Related parties (continued)

Associates

During the reporting period the Group had the following significant transactions with associates:

	Year ended 31 December 2009	Year ended 31 December 2008
Other operating income	14	89
Electricity cost	(94)	(50)
Other expenses	(84)	(73)
Dividend income	24	—

The Group had the following significant balances with associates:

	31 December 2009	31 December 2008
Trade payables	469	318
Trade receivables	9	1
Other receivables	104	222

Directors’ compensation. Compensation is paid to members of the Management Board for their services in full time management positions. The compensation is made up of a contractual salary, non-cash benefits, and a performance bonus depending on results for the period according to Russian statutory financial statements. Also, additional medical coverage is provided to the members of Management Board and their close family members.

Fees, compensation or allowances to the members of the Board of Directors for their services in that capacity and for attending Board meetings are paid depending on results for the year. Fees, compensation or allowances, are not paid to the members of the Board of Directors who are government employees.

Total remuneration in the form of salary, bonuses and non-cash benefits provided to the members of the Board of Directors and Management Board for the years ended 31 December 2009 and 2008 was as follows:

	2009		2008
	Expense	Accrued liability	Expense	Accrued liability
Short-term compensation, including salary and bonuses	98	1	77	18
Remuneration for serving on the Board of Directors	4	—	5	—
Post-employment benefits	12	58	19	46
Total	114	59	101	64

Note 6. Property, plant and equipment

	Buildings	Power transmission grids	Substations	Construction in progress	Other	Total

Appraisal value or cost
Opening balance as at 1 January 2009	15,380	152,170	98,435	212,365	22,725	501,075
Additions	404	26	5,163	83,666	2,135	91,394
Transfers	823	1,791	14,754	(19,165)	1,797	—
Disposals	(8)	(47)	(918)	(726)	(294)	(1,993)
Elimination of accumulated depreciation and impairment	(931)	(16,509)	(24,808)	(3,235)	(6,484)	(51,967)
Reversal of impairment provision	734	7,238	1,666	—	4	9,642
Revaluation increase	5,510	269,264	32,515	40	1,418	308,747
Decrease in revaluation reserve	(696)	—	(11)	(9,025)	(1,153)	(10,885)
Revaluation loss	(22)	(963)	(3,211)	(90,212)	(11,285)	(105,693)
Closing balance as at 31 December 2009	21,194	412,970	123,585	173,708	8,863	740,320
Including PPE under finance lease			2,273			2,273

Accumulated depreciation and impairment
Opening balance as at 1 January 2009	(657)	(10,723)	(16,376)	(1,481)	(4,489)	(33,726)
Charge for the period	(275)	(5,804)	(8,612)	—	(2,049)	(16,740)
Specific impairment loss	—	—	—	(1,755)	(66)	(1,821)
Disposals	1	18	180	1	120	320
Elimination of accumulated depreciation and impairment	931	16,509	24,808	3,235	6,484	51,967
Closing balance as at 31 December 2009	—	—	—	—	—	—
Including PPE under finance lease			—			—
Net book value as at 1 January 2009	14,723	141,447	82,059	210,884	18,236	467,349
Net book value as at 31 December 2009	21,194	412,970	123,585	173,708	8,863	740,320

Note 6. Property, plant and equipment (continued)

	Buildings	Power transmission grids	Substations	Construction in progress	Other	Total

Appraisal value or cost
Opening balance as at 1 January 2008	15,059	148,227	93,059	109,885	19,042	385,272
Additions	149	1,504	423	114,439	1,664	118,179
Transfers	276	2,521	5,808	(10,816)	2,211	—
Disposals	(104)	(82)	(855)	(1,143)	(192)	(2,376)
Closing balance as at 31 December 2008	15,380	152,170	98,435	212,365	22,725	501,075
Including PPE under finance lease	—	—	5,830	—	68	5,898

Accumulated depreciation and impairment
Opening balance as at 1 January 2008	(373)	(5,217)	(8,618)	(1,320)	(2,058)	(17,586)
Charge for the period	(292)	(5,514)	(7,917)	—	(2,493)	(16,216)
Impairment loss/reversal of impairment provision	—	—	—	(161)	(30)	(191)
Disposals	8	8	159	—	92	267
Closing balance as at 31 December 2008	(657)	(10,723)	(16,376)	(1,481)	(4,489)	(33,726)
Including PPE under finance lease	—	—	(3,096)	—	(36)	(3,132)
Net book value as at 1 January 2008	14,686	143,010	84,441	108,565	16,984	367,686
Net book value as at 31 December 2008	14,723	141,447	82,059	210,884	18,236	467,349

Borrowing costs of RR 797 million for the year ended 31 December 2009 are capitalised in additions above. Capitalisation rate of 7.3% for the year ended 31 December 2009 was used to determine the amount of borrowing costs eligible for capitalization representing the weighted average of the borrowing costs applicable to the borrowings of the Group that are outstanding during the period.

Construction in progress is represented by the carrying amount of property, plant and equipment that has not yet been put into operation and advances to construction companies and suppliers of property, plant and equipment. As at 31 December 2009 such advances amounted to RR 34,328 million, net of revaluation loss of RR 21,115 million and specific impairment of RR 1,633 million. As at 31 December 2008 the advances amounted to RR 58,375 million, no revaluation loss or specific impairment was recorded at that date.

The Group obtains bank guarantees in relation to advances paid to construction companies and suppliers of property, plant and equipment. These guarantees represent an irrevocable assurance of the bank to make payments to the Group in the event of the default of the construction company or supplier of property, plant and equipment on its obligations. The total amount of guarantees received is RR 68,709 million as at 31 December 2009 (RR 57,434 million as at 31 December 2008) including VAT.

Other property, plant and equipment include motor vehicles, computer equipment, office fixtures and other equipment.

The Group’s assets do not include land on which the Group’s buildings and facilities are situated. The Group has the option to purchase this land upon application to the state registering body or to formalize the right for rent. According to Russian legislation the expiry date of this option is 1 January 2010 and for the land on which electric power transmission lines are located is 1 January 2013. The Group companies have not filed any application to purchase the land as at 31 December 2009.

Note 6. Property, plant and equipment (continued)

Revaluation. The property, plant and equipment have been revalued at 31 December 2009. The revaluation was performed by independent appraisers on a depreciated replacement cost basis, except for most of administrative buildings which were valued on the basis of recent market transactions involving similar assets on arm’s length terms. The replacement cost for most power transmission lines, substations and construction in progress is based on their technical capabilities, construction costs and construction cost estimates. The cost to replace the majority of the Group’s equipment is measured on the basis of purchase agreements and manufacturers’ and selling companies’ price-lists. The depreciated replacement cost was tested for impairment using a profitability test with respect to each cash generating unit. The Group’s transmission segment (Note 31) was considered as a single cash generating unit.

The following assumptions have been made as part of the profitability test:

•                  Revenue projections are based on the Group’s expectations of an increase of the rate of return on capital employed prior to the transfer to Regulatory Asset Base tariff regulation — up to 11% in 2017. A 0.5% change in the expected return on capital employed would impact the carrying amounts of property, plant and equipment by approximately 8%;

•                  The value of the capital employed for the purpose of the second and subsequent long-term regulation periods will be determined based on independent valuation;

•                  The amount of expenditure for the period from 2012 through 2029 required for the maintenance of the current property, plant and equipment is assumed to be equal to the amount of such expenditure determined as allowable for the purpose of tariff regulation;

•                  A nominal pre-tax discount rate of 13% was determined based on the weighted average cost of capital. A 0.5% change in the discount rate used would impact the carrying amounts of property, plant and equipment by approximately 7%.

The increase in the carrying amount resulting from the revaluation of property, plant and equipment has been recognised in other comprehensive income as a revaluation reserve unless it reverses a previously recognised impairment loss, in which case this reversal was recognised in profit for the year. A decrease in the carrying amount has been recognised in other comprehensive income to the extent any credit balance existed in the revaluation surplus in respect of that asset. All other decreases are recognised as a loss for the year.

As a result of the revaluation the Group’s equity increased by RR 238,290 million, comprising an increase in the carrying value of property, plant and equipment of RR 297,862 million, net of a related deferred tax of RR 59,572 million. At the same time, RR 9,642 million of previously recognised impairment was reversed and a revaluation loss of RR 105,693 million was recognised as a loss for the year; a related net deferred tax movement of RR 19,210 million was credited to profit and loss for the period.

As most of the Group’s assets relate to the transmission business, any shortfall between the depreciated replacement cost and the result of the profitability test at each revaluation date is allocated pro rata across all assets, including construction in progress which includes advances for construction. Consequently, the revaluation loss recognised on construction in progress should be considered alongside the revaluation increase recorded on other asset groups. The total effect of the revaluation undertaken as at 31 December 2009 on the property, plant and equipment is, when seen in this context, an increase of RR 201,811 million.

For each revaluated class of property, plant and equipment stated at revalued amount in these Financial Statements, the carrying amount that would have been recognized had the assets been carried under the historical cost basis is as follows:

	Buildings	Power transmission grids	Substations	Construction in progress	Other	Total
Net book value as at 31 December 2009	11,183	119,809	73,439	265,528	20,722	490,681
Net book value as at 31 December 2008	9,877	116,650	63,170	203,123	19,069	411,889

Impairment. During the year ended 31 December 2009 the Group recorded a specific impairment provision in relation to advances issued for the purchase of property, plant and equipment and construction in progress in the amount of RR 1,633 million (nil as at 31 December 2008).

Note 6. Property, plant and equipment (continued)

A specific impairment loss recognised in 2009 in the amount of RR 188 million (2008: RR 191 million) arose in relation to the property, plant and equipment of JSC “Nurenergo”. As a consequence of the military, political and economic situation in Chechen Republic, the earnings of JSC “Nurenergo” from sales of electricity purchased on wholesale electricity market do not exceed current operating expenses. An impairment loss was recognised in respect of the balance for all construction in progress and property, plant and equipment in JSC “Nurenergo”.

Leased property, plant and equipment. Subsequent to the latest revaluation the Group leased certain equipment under a number of finance lease agreements. At the end of each of the leases the Group has the option to purchase the equipment at a beneficial price. At 31 December 2009 the net book value of leased property, plant and equipment was RR 2,273 million (as at 31 December 2008 — RR 2,766 million). The leased equipment is pledged as security for the lease obligations.

Operating leases. The Group leases a number of land areas owned by the local government under operating lease. The expected lease payments due are determined based on the lease agreements and payable as follows:

	31 December 2009	31 December 2008
Under one year	476	125
Between two and five years	1,140	815
Over five years	8,482	5,031
Total	10,098	5,971

The above lease agreements are usually signed for period of 1 to 49 years and may be extended for a longer period. The lease payments are subject to review on a regular basis to reflect market rent prices.

As at 31 December 2009 the carrying value of property, plant and equipment leased out under operating lease is RR 1,856 million (31 December 2008: RR 795 million).

Note 7. Intangible assets

	Corporate system of managing geographically dispersed resources	Corporate information management system (SAP-R3)	Other software	Total

Cost at 1 January 2008	1,488	3,009	1,039	5,536
Accumulated amortisation	(193)	(195)	(262)	(650)
Carrying value at 1 January 2008	1,295	2,814	777	4,886

Additions	218	1,424	1,594	3,236
Disposals	—	(481)	(257)	(738)
Amortisation charge	(168)	(203)	(80)	(451)
Carrying value at 31 December 2008	1,345	3,554	2,034	6,933

Cost at 31 December 2008	1,706	3,952	2,376	8,034
Accumulated amortisation	(361)	(398)	(342)	(1,101)
Carrying value at 31 December 2008	1,345	3,554	2,034	6,933

Cost at 1 January 2009	1,706	3,952	2,376	8,034
Accumulated amortisation	(361)	(398)	(342)	(1,101)
Carrying value at 1 January 2009	1,345	3,554	2,034	6,933

Additions	1	627	479	1,107
Disposals	—	(81)	(316)	(397)
Disposals of accumulated amortisation	—	—	145	145
Amortisation charge	(171)	(294)	(465)	(930)
Impairment loss	—	(466)	—	(466)
Carrying value at 31 December 2009	1,175	3,340	1,877	6,392

Cost at 31 December 2009	1,707	4,498	2,539	8,744
Accumulated amortisation	(532)	(692)	(662)	(1,886)
Accumulated impairment	—	(466)	—	(466)
Carrying value at 31 December 2009	1,175	3,340	1,877	6,392

The Corporate system of managing geographically dispersed resources is a software system for gathering, processing and storing information on conditions in the transmission network, which is required for effective maintenance of UNEN. The Corporate system of managing geographically dispersed resources is amortised during 5 years. The Corporate system of managing geographically dispersed resources includes the development cost of RR 847 million at 31 December 2009 and at 31 December 2008.

Corporate information management system (SAP-R3) consists of several modules (parts) and related licences. As at 31 December 2009 only certain modules (parts) were placed in operation and are subject to amortisation. These modules are amortised during 5 years, on a straight-line basis. The Corporate information management system (SAP-R3) includes the development cost of RR 2,178 million as at 31 December 2009 and RR 1,745 million as at 31 December 2008.

Other software includes capitalised software development costs that meet the definition of an intangible asset of RR 1,079 million as at 31 December 2009 and RR 1,122 million as at 31 December 2008.

Note 8. Investments in associated companies

The movements in the carrying value of investments in associates are as follows:

	Year ended 31 December 2009	Year ended 31 December 2008
Carrying value at 1 January	44,632	509
Acquisition of associates	—	47,052
Share of result of associates	1,893	(1,372)
Impairment of investment	(1,473)	(1,766)
Translation difference	9	61
Disposal	—	(194)
Equity movements:
Property, plant and equipment revaluation reserve	13,436	454
Other equity movements	(46)	(112)
Carrying value at 31 December	58,451	44,632

During 2008 significant investments in associates were acquired as a result of the merger with RAO UES in exchange for additional shares issued by the Company. These investments, except for JSC “WGC-1”, were initially recognized at their fair value at the date of transaction as the Company’s shares were not actively traded at that date. The investment in JSC “WGC-1” was acquired in a transaction under common control and was recorded at the predecessor entity’s carrying amount.

	31 December 2009	31 December 2008
JSC “WGC-1”	30,053	17,657
JSC “Volzhskaya TGC”	17,774	15,920
JSC “TGC-6”	6,066	7,772
JSC “TGC-11”	3,624	2,294
Other associates	934	989
Total	58,451	44,632

Where there was an active market and quoted prices for shares, the fair value of the associates as at the date of acquisition was established using the market prices. When no published quoted price was available, the fair value was determined by applying various valuation techniques. The fair value of investments in associates for which a published price is available is as follows:

	31 December 2009	31 December 2008
JSC “WGC-1”	14,124	6,581
JSC “Volzhskaya TGC”	13,746	2,515
JSC “TGC-6”	4,508	1,748
JSC “TGC-11”	2,534	786

The following is summarised financial information, in aggregate, in respect of significant associates:

31 December 2009	Ownership/ Voting, %	Assets	Liabilities	Revenues	Profit/(Loss)
JSC “WGC-1”	43.1	96,081	(26,353)	49,292	(1,428)
JSC “TGC-6”	24.7	40,625	(10,103)	22,342	1,951
JSC “Volzhskaya TGC”	33.7	69,470	(16,650)	52,390	4,305
JSC “TGC-11”	27.5	19,921	(6,718)	17,394	2,335

31 December 2008	Ownership/ Voting, %	Assets	Liabilities	Revenues (since the date of acquisition)	Profit/(Loss) (since the date of acquisition)
JSC “WGC-1”	43.1	60,105	(19,162)	25,120	(29,182)
JSC “TGC-6”	24.7	42,257	(6,310)	9,853	437
JSC “Volzhskaya TGC”	33.7	67,943	(15,084)	27,021	1,126
JSC “TGC-11”	27.5	14,225	(4,687)	7,596	(3,445)

Note 8. Investments in associated companies (continued)

Revaluation of property, plant and equipment of associates. The property, plant and equipment of associates was revalued as at 31 December 2009 by an independent appraiser. The Group’s share of the revaluation surplus recognised in the Group’s other comprehensive income was RR 14,151 million; the related deferred tax charge of RR 2,830 million was also recognised in other comprehensive income. The revaluation decrease on JSC “TGC-6” in the amount of RR 715 million reduced the revaluation surplus previously recognised in other comprehensive income; the related deferred tax of RR 143 million was credited to other comprehensive income.

Impairment of investments in associates. As at 31 December 2009 the Group has assessed whether the carrying value of the investments exceeded their recoverable amount at that date. The Group determined the recoverable amount based on value in use being the present value of the future cash flows expected to be derived from the investment. The future expected cash flows were discounted at 18% being the nominal pre-tax discount rate determined based on the weighted average cost of capital of the associates. Pursuant to this impairment test, an impairment loss of RR 1,473 million was recognised in relation to the investment in JSC “TGC-6” as a loss for the period; the related deferred tax of RR 295 million was credited to profit and loss.

In 2008 an impairment loss of RR 1,766 million was recognised in relation to the investment in JSC “Volzhskaya TGC”; the related deferred tax of RR 353 million was credited to profit and loss.

Note 9. Available-for-sale investments

	31 December 2008	Disposal	Change in fair value*	Impairment charge	31 December 2009
JSC “Bashkirenergo”	1,395	—	6,304	—	7,699
JSC “Mosenergo”	1,705	—	4,173	—	5,878
JSC “RusHydro”	2,673	—	2,664	—	5,337
JSC “MRSK Holding”	1,033	—	3,214	—	4,247
JSC “WGC-6”	1,039	—	1,860	—	2,899
JSC “Inter RAO UES”	351	—	2,317	—	2,668
JSC “WGC-4”	528	—	1,733	—	2,261
JSC “TGC-1”	177	—	680	—	857
JSC “WGC-3”	199	—	619	—	818
JSC “WGC-2”	176	—	450	—	626
JSC “Sangtudinskaya GES-1”	1,100	—	—	(545)	555
JSC “RAO ES Vostoka”	86	—	401	—	487
JSC “TGC-11 Holding”	45	—	105	—	150
JSC “TGC-9”	100	—	182	—	282
JSC “Kuzbassenergo”	1,003	(2,501)	1,753	—	255
JSC “TGC-13”	74	—	136	—	210
JSC “TGC-2”	56	(56)	—	—	—
JSC “TGC-14”	34	(43)	9	—	—
Total	11,774	(2,600)	26,600	(545)	35,229

* - Change in fair value of available-for-sale investments is recognised in other comprehensive income.

Note 9. Available-for-sale investments (continued)

	31 December 2007	Additions	Disposal	Impairment charge	31 December 2008
JSC “Bashkirenergo”	—	7,671	—	(6,276)	1,395
JSC “Mosenergo”	—	7,661	—	(5,956)	1,705
JSC “RusHydro”	—	8,396	—	(5,723)	2,673
JSC “MRSK Holding”	—	2,671	—	(1,638)	1,033
JSC “WGC-6”	—	7,000	—	(5,961)	1,039
JSC “Inter RAO UES”	—	2,150	(30)	(1,769)	351
JSC “WGC-4”	—	2,610	—	(2,082)	528
JSC “TGC-1”	—	1,631	—	(1,454)	177
JSC “WGC-3”	—	1,323	—	(1,124)	199
JSC “WGC-2”	—	1,245	—	(1,069)	176
JSC “Sangtudinskaya GES-1”	3,035	—	—	(1,935)	1,100
JSC “TGC-9”	—	695	—	(595)	100
JSC “Kuzbassenergo”	—	6,676	—	(5,673)	1,003
JSC “TGC-2”	—	416	—	(360)	56
JSC “TGC-14”	—	91	—	(57)	34
JSC “TGC-10”	—	1,325	(1,325)	—
JSC “Russian utilities system”	—	1,000	(1,000)	—
JSC “TGC-8”	—	912	(912)	—
Other investments	—	2,107	(233)	(1,669)	205
Total	3,035	55,580	(3,500)	(43,341)	11,774

JSC “Sangtudinskaya GES-1”

Available-for-sale investments include shares of JSC “Sangtudinskaya GES-1”, which is incorporated and operates in Tajikistan. As at 31 December 2009 and 31 December 2008 the Group’s interest in JSC “Sangtudinskaya GES-1” was 14.78%. The controlling shareholder in JSC “Sangtudinskaya GES-1” is the Russian Federation.

In 2008 JSC “Sangtudinskaya GES-1” started operation of three out of four hydro components; the fourth was put into operation in the beginning of 2009. These developments allowed management to estimate future cashflows of the entity and assess the fair value of the investment. The fair value of shares of JSC “Sangtudinskaya GES-1” as at 31 December 2008 was determined using discounted cash flow valuation technique and estimated at RR 1,100 million. An accumulated impairment loss of RR 1,935 million was recorded to this investment in 2008.

As at 31 December 2009 the Group has assessed the fair value of shares of JSC “Sangtudinskaya GES-1” using valuation techniques and determined it at the amount of RR 555 million. Pursuant to this assessment, an additional impairment loss in relation to the investment in JSC “Sangtudinskaya GES-1” was recognised in 2009 amounting to RR 545 million.

JSC “Bashkirenergo” and JSC “Kuzbassenergo”

As a result of merger with RAO UES the Group acquired a 21.27% share in JSC “Bashkirenergo” and a 20.27% share in JSC “Kuzbassenergo”. Management had assessed the level of influence that the Group has on JSC “Bashkirenergo” and JSC “Kuzbassenergo” and determined that it did not amount to significant influence. Consequently, the investments in these entities were classified as available-for-sale investments.

In November 2009 the Company sold 18.98% of the shares of JSC “Kuzbassenergo to JSC “InterRAO UES” for RR 2,042 million. A gain on the sale of this available-for-sale investment amounted to RR 1,106 million (including recycling of other comprehensive income amounted to RR 1,565 million) and was recognized in the financial statements for the year ended 31 December 2009.

As at 31 December 2009 the share of the voting rights in JSC “Bashkirenergo” was 21.27%.

JSC “TGC-2”

During the year ended 31 December 2009 the Company has sold the shares of JSC “TGC-2” for RR 454 million. A gain on the sale of this available-for-sale investment amounted to RR 398 million was recognized in the Note 9. Available-for-sale investments (continued)

financial statements for the year ended 31 December 2009.

Available-for-sale investments valuation

The fair value of the available-for-sale financial instruments was determined based on the quoted market prices or, where the quotations were not available, based on valuation techniques. At 31 December 2009 the total carrying value of the investments which fair value was determined based on the quoted market prices was RR 34,674 million (31 December 2008: RR 10,674 million) .

Change in fair value of available-for-sale investments

The Group assessed the available-for-sale investments for impairment as at 31 December 2008 and concluded that an impairment had taken place as there was evidence of a significant and prolonged decline in the fair value of equity instruments below their cost.

The Group recognised the impairment loss for these investments in 2008 financial statements in amount of RR 43,341 million. The partial reversal of this impairment loss that resulted from the increase of market prices during the year ended 31 December 2009 was recognised in other comprehensive income in the amount of RR 25,035 million.

Note 10. Promissory notes

	Rating	Rating agency	Effective interest rate, %	Due	31 December 2009	31 December 2008
Long-term promissory notes
LLC “Energo Finance”		Not available	9.1%-10.6%	2014	7,672	—
JSC “System Operator UES”*		Not available	7.0%	2012	542	509
JSC “ROSBANK”	BBB+	Fitch Ratings	12.0%	2015	245	219
JSC “Evrofinance Mosnarbank”	B	Fitch Ratings	12.6%	2014	190	170
JSC “IDGC of Centre and Volga region”*		Not available	12.6%	2011-2020	129	115
JSC “Alfa-Bank”	BB-	Fitch Ratings	12.6%	2015	5	248
JSC “VTB Bank”*	BBB	Fitch Ratings	7.2%-7.3%	2010	—	42,084
LLC “Otkritie Finance”		Not available	9.1%	2015	—	4,042
LLC “FC Otkritie”		Not available	10.0%-10.1%	2015	—	3,294
Other long-term promissory notes			12.6%	2011-2016	169	329
Total long-term promissory notes					8,952	51,010

Short-term promissory notes
JSC “VTB Bank”*	BBB	Fitch Ratings	7.2%-8.5%	2010	45,083	48,218
JSC “Alfa-Bank”	BB-	Fitch Ratings	12.6%	2010	1,524	845
JSC “System Operator UES”*			7.0%	2010	1,114	3,712
JSC “Gazprombank”	Baa3	Moody’s	15.5%	2010	672	—
JSC “Mosenergo”*		Not available		2010	86	—
JSC “MOESK”*		Not available	17.0%	2009	—	3,013
JSB “Alemar Bank”		Not available	13.9%	2009	—	1,029
JSC “Ulyanovskenergo”		Not available		2009	—	206
Other short-term promissory notes			0%-12.6%	2010	202	228
Total short-term promissory notes					48,681	57,251

Companies marked with * above are state-controlled entities (Note 5).

All promissory notes are denominated in Russian roubles.

As at 31 December 2009 and 31 December 2008 the fair value of promissory notes, determined using valuation technique, was RR 57,481 million and RR 102,502 million respectively.

Note 10. Promissory notes (continued)

In 2009 the promissory notes of LLC “Otkritie Finance” and LLC “FC Otkritie” were exchanged for non- interest bearing notes of LLC “Energo Finance” payable on demand but not earlier than 12 December 2014. An impairment loss in 2009 was recognised in respect of promissory notes of LLC “Energo Finance” in the amount of RR 353 million resulting from the change in the conditions of repayment of obligation after the restructurization.

As at 31 December 2009 and 2008 the movement of provision for impairment of promissory notes was as follows:

	2009	2008
As at 1 January	4,231	—
Impairment charge during the year	353	4,231
Unwind of discount (included in Interest income - Note 25)	(688)	—
As at 31 December	3,896	4,231

Note 11. Other non-current assets

	31 December 2009	31 December 2008
Long-term accounts receivable	438	398
Long-term bank deposits	—	1,820
Total financial assets	438	2,218

VAT recoverable	312	326
Other non-current assets	209	672
Total	959	3,216

Long-term deposits represented long-term irrevocable deposits within Kit-Finance Investment Bank with a maturity date of 26 November 2010. Interest on these deposits is equal to the current refinance rate of the Central Bank of Russian Federation and is paid on the maturity date. As at 31 December 2009 the refinance rate was 8.75 percent. Kit-Finance Investment Bank is undergoing financial rehabilitation procedures. Management believes that the Group will collect the full value of the deposit upon expiration of the agreement. As at 31 December 2009 Kit-Finance deposit was reclassified to bank deposits (Note 13).

Note 12. Cash and cash equivalents

	31 December 2009	31 December 2008
Cash at bank and in hand	13,387	7,007
Cash equivalents	20,312	8,678
Total	33,699	15,685

Cash at bank	Rating	Rating agency	31 December 2009	31 December 2008
JSC “Alfa-Bank”	BB- Ba1 BB+	Fitch Ratings Moody’s Standart&Poor’s	9,664	4,009
JSB “Sberbank”	BBB Baa1	Fitch Ratings Moody’s	2,146	1,232
JSB “Gazprombank”	Baa3 BB	Moody’s Standart&Poor’s	1,111	77
Yugo-Zapadniy bank	BBB	Fitch Ratings	341	213
JSB “Otkrytie bank”	—	—	78	—
JSC “VTB bank”	BBB Baa1 BBB	Fitch Ratings Moody’s Standart&Poor’s	19	—
JSCB “Agropromcreditbank”	Baa1	Moody’s	—	1,009
Other			28	467
Total cash at bank			13,387	7,007

Note 12. Cash and cash equivalents (continued)

Cash equivalents include short-term investments in certificates of deposit:

Bank deposits	Interest rate	Rating	Rating agency	31 December 2009	31 December 2008
JSB “Gazprombank”	5.0%-7.5%	Baa3	Moody’s	18,777	216
JSB “Sberbank”	7.0%-7.3%	BBB	Fitch Ratings	899	6,912
OJSC “Alfa-Bank”	2.0%-6.8%	Ba1	Moody’s	587	—
JSB “Otkrytie bank”	1.6%-8.5%	—	—	—	1,546
Other				49	4
Total bank deposits				20,312	8,678

Although some of the banks have no international credit rating, management believes that they are reliable counterparties with a stable position on the Russian market.

There are no deposits denominated in foreign currency included in cash equivalents as at 31 December 2009 (RR 1,216 million as at 31 December 2008).

Note 13. Bank deposits

	Interest rate	Rating	Rating agency	31 December 2009	31 December 2008
JSB “Gazprombank”	7.8%-11.3%	Baa3	Moody’s	5,740	—
LLC “KIT Finance Investment bank”	9.0%-13.0%	Caa2	Moody’s	2,017	—
OJSC “Alfa-Bank”	8.3%-9.0%	Ba1	Moody’s	1,198	—
JSB “VTB bank”	8.0%-13.5%	Baa1	Moody’s	1,197	—
JSB “Sberbank”	10.0%	Baa1	Moody’s	30	30
JSB “Otkrytie bank”	7.5%	—	—	5	2,356
Total bank deposits				10,187	2,386

As at 31 December 2008 bank deposits of the Group were disclosed within Other current assets. As at 31 December 2009 bank deposits in amount of RR 10,187 million (as at 31 December 2008 — RR 2,386 million) are included in the Statement of Financial position as a separate line as the Management of the Group considers that separate presentation of bank deposits provides more relevant information for users of these combined and consolidated financial statements. Comparative information was restated to conform with the current year presentation.

Carrying amount of bank deposits approximates its’ fair value.

Bank deposits include deposits denominated in foreign currency in amount of RR 5 million as at 31 December 2009 (RR 2,056 million as at 31 December 2008).

Note 14. Accounts receivable and prepayments

	31 December 2009	31 December 2008
Trade receivables
(Net of allowance for doubtful debtors of RR 4,862 million as at 31 December 2009 and RR 1,455 million as at 31 December 2008)	8,434	6,164
Other receivables
(Net of allowance for doubtful debtors of RR 992 million as at 31 December 2009 and RR 703 million as at 31 December 2008)	869	2,636
Total financial assets	9,303	8,800
Advances to suppliers and prepayments
(Net of allowance for doubtful debtors of RR 2,162 million as at 31 December 2009 and 427 million as at 31 December 2008)	2,434	2,956
VAT recoverable	9,332	13,712
Tax prepayments	6,902	4,529
VAT related to advances received	1,277	1,079
Total	29,248	31,076

Trade and other receivables are not interest-bearing and are largely due in 30 to 90 days. Given the short period of the trade and other receivables repayment, the fair value of such receivables approximates their book value.

Tax prepayments will be settled against future tax liabilities.

Management has determined the provision for doubtful debtors based on specific customer identification, customer payment trends, subsequent receipts and settlements and analyses of expected future cash flows. The effects of discounting are reflected in the doubtful debtor allowance and expense. The management of the Group believes that Group entities will be able to realise the net receivable amount through direct collections and other non-cash settlements, and that therefore the recorded value approximates their fair value.

Change in Tax legislation on value-added tax. Since 1 January 2009 the Russian legislation on VAT has changed (Note 3) which resulted in a decrease of the outstanding recoverable amount.

The movement of the provision for doubtful debts is shown below:

31 December 2009	Trade receivables	Other receivables	Advances to suppliers and prepayments	Total
As at 1 January	1,455	703	427	2,585
Provision reversal	(108)	(141)	(9)	(258)
Debt written-off	(2)	(94)	—	(96)
Provision accrual	3,517	524	1,744	5,785
As at 31 December	4,862	992	2,162	8,016

31 December 2008	Trade receivables	Other receivables	Advances to suppliers and prepayments	Total
As at 1 January	1,032	—	27	1,059
Provision reversal	(551)	—	(21)	(572)
Debt written-off	(346)	—	—	(346)
Provision accrual	1,320	703	421	2,444
As at 31 December	1,455	703	427	2,585

The provision for doubtful trade debts primarily relates to accounts receivable of JSC “Nurenergo” in respect of electricity supplied to consumers in the Chechen Republic.

As at 31 December 2009 the overdue receivables for which the provision had not been recorded amounted to RR 2,775 million (at 31 December 2008: RR 2,957 million). The ageing analysis is shown below:

	At 31 December 2009	At 31 December 2008
Less than 3 months	1,551	809
3 to 6 months	595	673
6 to 12 months	334	483
1 year to 5 years	295	992
Total	2,775	2,957

Note 14. Accounts receivable and prepayments (continued)

The analysis of overdue accounts receivables for which the provision had been recorded as at 31 December 2009 is shown below, gross of allowance for doubtful accounts:

	31 December 2009	31 December 2008
Less than 3 months	1,042	255
3 to 6 months	644	255
6 to 12 months	18	632
1 year to 5 years	3,598	1,016
Total	5,302	2,158

Note 15. Inventories

	31 December 2009	31 December 2008
Repair materials	2,230	1,307
Spare parts	794	620
Other inventories	247	840
Total	3,271	2,767

The cost of inventories is shown net of an obsolescence provision for RR 39 million as at 31 December 2009 (RR 1 million as at 31 December 2008). At 31 December 2009 and 31 December 2008 the Group had no inventories pledged as security under loan and other agreements.

Note 16. Equity

Basis of presentation of movements in equity. The Group was formed by the combination of certain electricity transmission businesses under common control. Due to the use of the predecessor basis of accounting (Note 2), the majority of the net equity recognised by the Group is based on the carrying value of the net assets of the businesses contributed as recorded in the IFRS financial records of the predecessor enterprises, subject to effects of subsequent revaluation of property, plant and equipment. Similarly, for the purpose of comparability, the equity of the Group has been presented for comparative periods and as at 1 January 2008 as if the current Group structure has existed from 1 January 2008 (Note 4).

Share capital

	Number of shares issued and fully paid
	31 December 2009	31 December 2008	31 December 2009	31 December 2008
Ordinary shares	1,153,514,196,362	1,153,514,196,362	576,757	576,757

As at 31 December 2009 the authorised share capital comprised 1,346,805,824 thousand ordinary shares with a nominal value of RR 0.5 per share.

Additional issue of shares. In August 2007 the Group started the process of placing an additional 114,965,254 thousand ordinary shares with an offering price of RR 0.59 per share. The issue was completed and registered in April 2008. Additional consideration was received in respect of the issue in 2008 in the form of cash amounts, being RR 1,625 million from RAO UES and RR 18,800 million from the Russian Federation. As a result of this issue, which was registered and competed in April 2008, the share capital was increased to RR 238,174 million and additional share premium recognised in the amount of RR 10,347 million.

In January 2009 FGC UES started to place additional 146,500 million shares with a par value RR 0.5 each for the amount of RR 73,250 million. The share issue was completed in January 2010 (Note 32). The amount of RR 40,178 million received for shares issued was included as at 31 December 2009 in the

Combined and Consolidated Statement of Financial Position as accounts payable to the shareholders of FGC UES.

Issue and conversion of shares transaction. On 1 July 2008 the Company issued 771,743,118 thousand ordinary shares, which were used for the conversion of the outstanding ordinary and preference shares of 54 transmission companies, 7 interregional transmission companies, JSC “State Holding”, JSC “Minority Holding of FGC UES” and RAO UES in connection with the merger of these entities into the Company.

The difference of RR 69,180 million between the nominal value of the shares issued and IFRS carrying values of the subsidiaries together with the fair value of other assets contributed to the Company as a result of the merger, was recorded within the reserves in equity.

Note 16. Equity (continued)

Treasury shares. Treasury shares as at 31 December 2009 and 31 December 2008 represent 13,727,165 thousand of ordinary shares.

	31 December 2009	31 December 2008
As at 1 January	6,864	—
Treasury shares acquired as a result of reorganisation	—	6,864
As at 31 December	6,864	6,864

Treasury shares were received by the Group during the reorganisation process in the form of a legal merger with RAO UES in 2008. The Company’s shares are held by its subsidiary, LLC “Index Energetiki”.

Treasury shares received during 2008 are accounted for at their nominal value of RR 0.5 per share.

Reserves. Reserves include Revaluation reserve for property, plant and equipment and available-for-sale investments, Merger reserve and Foreign currency translation reserve.

Based on the application of predecessor accounting (Note 2), the difference between the value of the share capital issued, the IFRS carrying values of the contributed assets and the minority interest has been recorded as a merger reserve within equity in amount of RR 56,891 million.

The translation reserve, relating to the exchange differences arising on translation of the net assets of foreign associate, as at 31 December 2009 was credit of RR 56 million (31 December 2008: credit of RR 47 million) and is included in other reserves.

Reserves comprise the following:

	31 December 2009	31 December 2008
Revaluation reserve, net of tax, for:
- for property, plant and equipment (Note 6)	291,700	53,984
- for property, plant and equipment of associates (Note 8)	10,749	—
- available-for-sale investments (Note 9)	21,919	—
Merger reserve	(56,891)	(56,891)
Foreign currency translation reserve	56	47
Total	267,533	(2,860)

Reserves for the year ended 31 December 2009 (net of tax):

	Revaluation reserve for:
	property, plant and equipment (Note 6, 8)	available-for- sale investments (Note 9)	Merger reserve	Foreign currency translation reserve	Total reserves

As at 1 January 2009	53,984	—	(56,891)	47	(2,860)
Change in revaluation reserve for property, plant and equipment	237,716	—	—	—	237,716
Change in revaluation reserve for property, plant and equipment of associates (Note 8)	10,749				10,749
Foreign currency translation difference	—	—	—	9	9

	Revaluation reserve for:
	property, plant and equipment (Note 6, 8)	available-for- sale investments (Note 9)	Merger reserve	Foreign currency translation reserve	Total reserves
(Note 8)
Gain on change of fair value of available-for-sale investments	—	23,171	—	—	23,171
Realised revaluation reserve for available-for-sale investments	—	(1,252)	—	—	(1,252)
As at 31 December 2009	302,449	21,919	(56,891)	56	267,533

Note 16. Equity (continued)

Reserves for the year ended 31 December 2008:

	Revaluation reserve for property, plant and equipment (Note 6)	Merger reserve	Foreign currency translation reserve	Total reserves
As at 1 January 2008	43,740	(5,917)	(14)	37,809
Foreign currency translation difference (Note 8)	—	—	61	61
Change in tax rate related to revaluation of property, plant and equipment	2,710	—	—	2,710
Conversion of shares	7,534	(50,974)	—	(43,440)
As at 31 December 2008	53,984	(56,891)	47	(2,860)

Dividends. The annual statutory accounts of the parent company, FGC UES, form the basis for the annual profit distribution and other appropriations. The specific Russian legislation identifies the basis of distribution as the net profit. For the year ended 31 December 2009, the statutory net loss of the parent company, FGC UES, as reported in the published statutory financial statements for the year ended 31 December 2009, was RR 59,866 million (for the year ended 31 December 2008 net profit was RR 4,465 million). At the Annual General Meeting in June 2009 and 2010 the decision was approved not to declare dividends for the years ended 31 December 2008 and 31 December 2009. A dividend was declared in June 2008 in respect of the year ended 31 December 2007 of RR 0.0008 per ordinary share for a total amount of RR 380 million.

Note 17. Profit tax

Profit tax expense comprises the following:

	The year ended 31 December 2009	The year ended 31 December 2008
Current profit tax charge	(5,158)	(3,175)
Deferred profit tax credit	18,505	14,418
Total profit tax credit	13,347	11,243

During the year ended 31 December 2009 most entities of the Group were subject to tax rates of 20 percent on taxable profit (during the year ended 31 December 2008: 24 percent on taxable profit).

In accordance with Russian tax legislation, tax losses in different Group companies may not be offset against taxable profits of other Group companies. Accordingly, tax may be accrued even where there is a net consolidated tax loss.

From 1 January 2009 the income tax rate for Russian companies was reduced from 24 to 20 percent. This rate of 20 percent has been used for the calculation of the deferred tax assets and liabilities as at 31 December 2009 and 31 December 2008. Net profit before profit tax for financial reporting purposes is reconciled to profit tax expenses as follows:

	The year ended 31 December 2009	The year ended 31 December 2008
Loss before profit tax	(74,792)	(35,080)
Theoretical profit tax charge at statutory tax rate of 20 (24 for the year ended 31 December 2008) percent	14,958	8,419
Tax effect of items which are not deductible or assessable for taxation purposes	127	(808)
Effect of change in tax rate	—	4,646
Non-recognised deferred tax asset	(1,738)	(1,014)
Total profit tax credit	13,347	11,243

Deferred profit tax. Differences between IFRS and Russian statutory taxation regulations give rise to certain temporary differences between the carrying value of certain assets and liabilities for financial reporting purposes and for profit tax purposes. Deferred profit tax assets and liabilities are measured at 20 percent at 31 December 2009 and 31 December 2008, the rates expected to be applicable when the asset or liability will reverse.

Note 17. Profit tax (continued)

Deferred profit tax assets and liabilities for the year ended 31 December 2009:

		Movements for the year
	31 December 2009	Recognised in profit or loss	Recognised in other comprehensive income	31 December 2008
Deferred profit tax liabilities
Property, plant and equipment	70,620	(18,265)	59,572	29,313
Investments in associates	11,513	45	2,678	8,790
Available-for-sale investments	3,263	(353)	3,116	500
Accounts receivable and prepayments	6	6	—	—
Other deferred tax liabilities	31	(51)	—	82
Total deferred profit tax liabilities	85,433	(18,618)	65,366	38,685
Deferred profit tax assets
Property, plant and equipment	(1,161)	(345)	—	(816)
Available-for-sale investments	—	—	1,890	(1,890)
Long-term promissory notes	(1,120)	(274)	—	(846)
Accounts receivable and prepayments	(952)	(86)	—	(866)
Retirement benefit obligation	(321)	(159)	—	(162)
Accounts payable and accruals	(14)	31	—	(45)
Other deferred tax assets	(287)	35	—	(322)
Tax losses	(1,335)	(827)	—	(508)
Unrecognised deferred tax assets	3,397	1,738	(1,890)	3,549
Total deferred profit tax assets	(1,793)	113	—	(1,906)
Deferred profit tax liabilities, net	83,640	(18,505)	65,366	36,779

During the year ended 31 December 2009 the increase in fair value of the available-for-sale investments gave the rise to a partial reduction in the previously unrecognised deferred tax asset in the amount of RR 1,890 million.

Current portion of net deferred tax liabilities in the amount of RR 2,221 million represents the amount of deferred tax liabilities to be recovered during the year ended 31 December 2010.

The Group has not recognised deferred tax assets as at 31 December 2009 in respect of tax losses carried forward of RR 6,677 million (31 December 2008: RR 2,543 million at JSC “Nurenergo”) at companies in the table below.

	31 December 2009	31 December 2008
JSC “Nurenergo”	4,614	2,543
JSC “Mobile gas-turbine electricity plants”	1,533	—
JSC “The principle electricity transmission service company of Unified National Electrical Network”	244	—
Others	286	—
Total tax loses carried forward	6,677	2,543

The tax losses expire in 10 years after their origination. In particular, these tax losses expire during 2012-2019, including nil during the year 2010, RR 969 million with term from 2 to 5 years (during 2012-2014) and RR 5,708 million with term over 5 years (during 2015-2019).

Note 17. Profit tax (continued)

Deferred profit tax assets and liabilities for the year ended 31 December 2008:

		Movements for the year
	31 December 2008	Recognised in profit or loss	Recognised in other comprehensive income	Share Conversion result – recognised directly in equity	31 December 2007
Deferred profit tax liabilities
Property, plant and equipment	29,313	(2,993)	(2,710)	—	35,016
Investments in associates	8,790	(2,452)	84	11,158	—
Available-for-sale investments	500	(8,941)	—	9,441	—
Accounts receivable and prepayments	—	(208)	—	—	208
Other deferred tax liabilities	82	(49)	—	—	131
Total deferred profit tax liabilities	38,685	(14,643)	(2,626)	20,599	35,355
Deferred profit tax assets
Property, plant and equipment	(816)	418	—	—	(1,234)
Available-for-sale investments	(1,890)	(1,890)	—	—	—
Long-term promissory notes	(846)	(846)	—	—	—
Accounts receivable and prepayments	(866)	287	—	—	(1,153)
Retirement benefit obligation	(162)	206	—	—	(368)
Accounts payable and accruals	(45)	783	—	—	(828)
Other deferred tax assets	(322)	285	—	(341)	(266)
Tax losses	(508)	(32)	—	—	(476)
Unrecognised deferred tax assets	3,549	1,014	—	—	2,535
Total deferred profit tax assets	(1,906)	225	—	(341)	(1,790)
Deferred profit tax liabilities, net	36,779	(14,418)	(2,626)	20,258	33,565

Note 18. Non-current debt

	Currency	Effective interest rate	Due	31 December 2009	31 December 2008
Certified interest-bearing non-convertible bearer bonds, Issue 02	RR	8.25%	22.06.2010	7,000	7,000
Certified interest-bearing non-convertible bearer bonds, Issue 04	RR	7.30%	06.10.2011	6,000	6,000
Certified interest-bearing non-convertible bearer bonds, Issue 05	RR	7.20%	01.12.2009	—	4,980
Loan from European Bank for Reconstruction and Development (EBRD)	RR	MosPrime +2.15%	14.04.2009	—	5,000
Total non-current debt				13,000	22,980
Less: current portion of non-current bonds				(7,000)	(4,980)
Less: current portion of EBRD loan				—	(682)
Non-current debt				6,000	17,318

The effective interest rate is the market interest rate applicable to the loan at the date of origination for fixed rate loans and the current market rate for floating rate loans.

At 31 December 2009 the estimated fair value of total non-current debts (including the current portion) was RR 12,874 million (31 December 2008: RR 21,130 million), which is estimated using the market prices for quoted FGC UES bonds as at 31 December 2009.

Since 2004 the Group issued certified interest-bearing non-convertible bearer coupon bonds for the total nominal value of RR 30,000 million. The interest was defined at the time of the issue and is fixed for the maturity period. The coupon is payable semi-annually.

Note 19. Retirement benefit obligations

	Year ended 31 December 2009	Year ended 31 December 2008
Net liability in the Statement of Financial Position as at 1 January	2,933	2,608
Net periodical cost	821	648
Benefits paid	(315)	(323)
Net liability in the Statement of Financial Position as at 31 December	3,439	2,933

The Group’s post-employment benefits policy includes the employee pension scheme and various post-employment, retirement and jubilee payments. The post-employment and retirement benefit system is a defined benefit program as part of which every participating employee receives benefits calculated in accordance with certain formula or rules. The program’s core element is the corporate pension scheme implemented by the Group in cooperation with the Non-State Pension Fund of Electric Power Industry (NPFE).

The Group also pays various long-term post-employment benefits, including lump sum benefits in case of death of employees or former employees receiving pensions, lump sum benefits upon retirement and in connection with jubilees.

Additionally, financial aid in the form of defined benefits is provided to former employees who have state, industry or corporate awards. Such financial aid is provided both to employees entitled and not entitled to non-state pensions.

The most recent actuarial valuation was performed as at 31 December 2008.

The tables below provide information about benefit obligations and actuarial assumptions as at 31 December 2009 and 31 December 2008.

Note 19. Retirement benefit obligations (continued)

The amounts recognised in the Statement of Financial Position are determined as follows:

	31 December 2009	31 December 2008
Total present value of defined benefit obligations	4,544	4,262
Net actuarial gains not recognised in the Statement of financial position	(396)	(464)
Unrecognised past service cost	(709)	(865)
Liability recognised in the Statement of Financial Position	3,439	2,933

The amounts recognised in profit or loss are as follows:

	Year ended 31 December 2009	Year ended 31 December 2008
Current service cost	283	258
Interest on obligation	382	261
Actuarial gains and losses	1	(19)
Recognised past service cost	155	148
Total	821	648

Changes in the present value of the Group’s retirement benefit obligation are as follows:

	Year ended 31 December 2009	Year ended 31 December 2008
Defined benefit obligations at 1 January	4,262	3,841
Benefits paid by the plan	(315)	(323)
Current service costs	283	258
Interest on obligation	382	261
Actuarial gains	(68)	129
Past service cost	—	96
Present value of defined benefit obligations at 31 December	4,544	4,262

Principal actuarial assumptions (expressed as weighted averages) are as follows:

(i)                                 Financial assumptions

	31 December 2009	31 December 2008
Discount rate	9.0%	9.0%
Inflation rate	6.5%	7.0%
Future salary increases	7.5%	8.0%
Future pension increase	6.5%	7.0%

(ii)                             Demographic assumptions

Withdrawal rates assumption is as follows: expected staff turnover rates depends on past service - around 10% for employees with 2 years of service going down to 5% for employees with 10 or more years of service

Retirement ages assumption is as follows: average retirement ages are 60.5 years for men and 56 years for women. Similar retirement age assumption was used at 31 December 2008.

Mortality table: Russian population mortality table 1998.

The expected contributions under voluntary pension programs in 2010 are expected in the amount of RR 461 million.

Experience adjustments on benefit obligation are as follows:

	31 December 2009	31 December 2008
Total present value of defined benefit obligations	4,544	4,262
Deficit in plan	(4,544)	(4,262)
Experience adjustment on defined benefit obligations	323	808

Note 20. Current debt and current portion of non-current debt

	Effective interest rate	31 December 2009	31 December 2008

Current portion of non-current bonds	7.2%-8.3%	7,000	4,980
IDGC Holding	14.1%	505	505
JSB Alfa Bank	14.0%	—	10,000
European Bank for Reconstruction and Development	MosPrime +2.2%	—	682
Other current debt		40	44
Total		7,545	16,211

As at 31 December 2009 the Group has no undrawn committed financing facilities which may be used for the general purposes of the Group (31 December 2008: RR 5,000 million).

Note 21. Accounts payable and accrued charges

	31 December 2009	31 December 2008
Trade payables	11,750	8,960
Accounts payable to construction companies	9,377	8,771
Total financial liabilities	21,127	17,731
Accrued liabilities and other creditors	4,443	6,083
Advances received	7,368	7,642
Total	32,938	31,456

Note 22. Other taxes payable

	31 December 2009	31 December 2008
Property tax	432	219
Value added tax	335	508
Employee taxes	35	49
Other taxes	334	205
Total	1,136	981

Note 23. Revenues

	Year ended 31 December 2009	Year ended 31 December 2008
Transmission fee	80,242	66,229
Electricity sales	3,348	2,516
Connection services	3,053	49
Grids repair and maintenance services	937	457
Total revenues	87,580	69,251

Other operating income primarily includes income from non-core activities.

	Year ended 31 December 2009	Year ended 31 December 2008
Design works	1,033	357
Research and development services	792	809
Communication services	550	553
Rental income	235	455
Equipment installation income	—	1,605
Other income	1,677	2,808
Total other operating income	4,287	6,587

Note 24. Operating expenses

	Year ended 31 December 2009	Year ended 31 December 2008
Depreciation of property, plant and equipment	16,740	16,216
Employee benefit expenses and payroll taxes	15,904	13,680
Purchased electricity	15,431	12,924
Repair and maintenance services:	9,029	7,955
(including materials for repair)	2,096	1,592
Accrual of allowance for doubtful debtors	5,527	1,872
Rent	1,435	1,575
Loss on disposal of property, plan and equipment	1,413	1,488
Consulting, legal and auditing services	1,293	1,025
Business trips and transportation expenses	1,251	996
Insurance	1,153	1,211
Amortisation of intangible assets	930	451
Security services	917	763
Information system maintenance	882	815
Other materials	823	1,220
Taxes, other than on income	664	364
Fuel	490	479
Communication service	489	495
Research and development	447	358
Electricity transit via foreign countries	422	272
Cost of equipment installed	—	1,347
Other	2,976	2,669
Total	78,216	68,175

FGC UES purchases electricity to compensate electricity losses which occur during transmission.

Employee benefit expenses and payroll taxes include expenses on voluntary pension programs and long-term compensation payments.

	Year ended 31 December 2009	Year ended 31 December 2008
Wages and salaries	12,803	10,819
Payroll taxes	2,280	2,213
Pension costs - defined benefit plans	821	648
Total	15,904	13,680

Rent expense principally represent short-term operating lease, including rent of land (Note 6) and office facilities.

Note 25. Finance income

	Year ended 31 December 2009	Year ended 31 December 2008
Interest income	9,358	8,431
Foreign exchange difference	397	52
Dividends	245	—
Total finance income	10,000	8,483

Note 26. Finance costs

	Year ended 31 December 2009	Year ended 31 December 2008
Interest expense	1,928	2,777
Impairment of promissory notes	353	4,297
Foreign currency exchange differences	—	45
Total finance cost	2,281	7,119
Less capitalised interest expenses on borrowings related to qualifying assets (Note 6)	(797)	—
Total finance cost recognised in profit or loss	1,484	7,119

An impairment loss was recognised in 2008 in respect of the promissory notes of JSC “Otkritie Finance” and JSC “FC Otkritie”. An impairment loss was recognised in 2009 in respect of the promissory notes of JSC “Energo Finance” in the amount of RR 353 million (Note 10).

Note 27. Earnings per ordinary share for profit attributable to the shareholders of JSC “FGC UES”

	For the year ended 31 December 2009	For the year ended 31 December 2008
Weighted average number of ordinary shares (millions of shares)	1,153,514	776,157
Loss attributable to the shareholders of FGC UES (millions of RR)	(61,196)	(23,784)
Weighted average loss per share — basic and diluted (in RR)	(0.053)	(0.031)

The weighted average number of shares was adjusted to reflect the effect of transactions under common control for shares registered after end of the reporting period.

The Group has no dilutive potential ordinary shares; therefore, the diluted earnings per share equal the basic earnings per share.

Note 28. Contingencies, commitments and operating risks

Political environment. The operations and earnings of the Group continue, from time to time and in varying degrees, to be affected by the political, legislative, fiscal and regulatory developments, including those related to environmental protection, in Russian Federation.

Insurance. The Group held limited insurance policies in relation to its assets, operations, public liability or other insurable risks. Accordingly, the Group is exposed to those risks for which it does not have insurance.

Legal proceedings. In the normal course of business the Group entities may be a party to certain legal proceedings. In the opinion of management, currently there are no existing legal proceedings or claims outstanding or final dispositions which will have a material adverse effect on the financial position of the Group.

Being a legal successor of RAO UES, at 31 December 2009 the Company was engaged in litigation proceedings in relation to invalidation of the contract concluded by RAO UES to sell shares of JSC “TGC-2” and repayment of cash in amount of RR 9,308 million. No provision is made in these combined and consolidated financial statements for any potential loss as the Group’s management believes that it is not likely that any significant loss will eventuate.

Tax contingency. Russian tax, currency and customs legislation is subject to varying interpretation, and changes, which can occur frequently. Management’s interpretation of such legislation as applied to the transactions and activity of the Group may be challenged by the relevant regional and federal authorities. Recent events within the Russian Federation suggest that the tax authorities may be taking a more assertive position in their interpretation of the legislation and assessments. As a result, significant additional taxes, penalties and interest may be assessed. Fiscal periods remain open to review by the authorities in respect of taxes for three calendar years preceding the year of review. Under certain circumstances reviews may cover longer periods.

As at 31 December 2009 management believes that its interpretation of the relevant legislation is appropriate and the Group’s tax, currency and customs positions will be sustained, including the uncertainty of deductibility of certain types of costs for taxation purposes. Where management believes it is probable that a position cannot be sustained, an appropriate amount has been accrued for in these Financial Statements. The Group estimates that possible tax claims in respect of certain open tax positions of the Group companies primarily related to

Note 28. Contingencies, commitments and operating risks (continued)

deductibility of certain types of costs for taxation purposes could amount to as much as RR 3,367 million if the tax positions would be successfully challenged (as at 31 December 2008: RR 2,488 million).

In addition, tax and other legislation do not address all the specific aspects of the Group’s reorganisation related to reforming of the electric utilities industry. As such there may be tax and legal challenges to the various interpretations, transactions and resolutions that were a part of the reorganisation and reform process.

Environmental matters. The enforcement of environmental regulation in the Russian Federation is evolving and the enforcement posture of government authorities is continually being reconsidered. Group entities periodically evaluate their obligations under environmental regulations.

Potential liabilities might arise as a result of changes in legislation and regulation or civil litigation. The impact of these potential changes cannot be estimated, but could be material. In the current enforcement climate under existing legislation, management believes that there are no significant liabilities for environmental damage, other than any amounts which have been accrued in the accompanying financial statements.

Capital commitments related to construction of property, plant and equipment. Future capital expenditures for which contracts have been signed amount to RR 208,568 million and RR 214,555 million at 31 December 2009 and 31 December 2008, respectively.

Obligations under guarantee contracts. Guarantee contracts are irrevocable assurances that the Group will make payments in the event of the other party’s default on its obligations. At 31 December 2009 the Group did not have any guarantee contracts outstanding. At 31 December 2008 the Group guaranteed the fulfilment of JSC Bureyskaya GES obligations under the promissory note with the Ministry of Railways of Russian Federation in the amount of RR 1,144 million.

Note 29. Financial instruments and financial risks

Financial risk factors. The Group’s ordinary financial and business activities expose it to a variety of financial risks, including but not limited to the following: market risk (foreign exchange risk, interest rate risks related to changes in the fair value of the interest rate and the cash flow interest rate, and price risk), credit risk, and liquidity risk. Such risks give rise to the fluctuations of profit, reserves and equity and cash flows from one period to another. The Group’s financial management policy aims to minimize or eliminate possible negative consequences of the risks for the financial results of the Group. From the beginning of operations, the Group has not entered into agreements on derivative financial instruments. However, the Group could use derivative financial instruments from time to time for such purposes as part of its risk management strategy.

Financial instruments by categories:

31 December 2009	Loans and receivables	Investments available for sale	Other financial liabilities	Total
Financial assets
Investments available for sale (Note 9)	—	35,229	—	35,229
Other non-current assets (Note 11)	438	—	—	438
Accounts receivable (Note 14)	9,303	—	—	9,303
Long-term promissory notes (Note 10)	8,952	—	—	8,952
Short-term promissory notes (Note 10)	48,681	—	—	48,681
Bank deposits (Note 13)	10,187	—	—	10,187
Cash and cash equivalents (Note 12)	33,699	—	—	33,699
Other current assets	47	—	—	47
Total financial assets	111,307	35,229	—	146,536
Financial liabilities
Non-current debt (Note 18)	—	—	6,000	6,000
Current debt and current portion of non-current debt (Note 20)	—	—	7,545	7,545
Trade payables (Note 21)	—	—	11,750	11,750
Account payables to construction companies (Note 21)	—	—	9,377	9,377
Total financial liabilities	—	—	34,672	34,672

Note 29. Financial instruments and financial risks (continued)

31 December 2008	Loans and receivables	Assets available for sale	Other financial liabilities	Total
Financial Assets
Investments available for sale (Note 9)	—	11,774	—	11,774
Other non-current assets (Note 11)	2,218	—	—	2,218
Accounts receivable (Note 14)	8,800	—	—	8,800
Long-term promissory notes (Note 10)	51,010	—	—	51,010
Short-term promissory notes (Note 10)	57,251	—	—	57,251
Bank deposits (Note 13)	2,386	—	—	2,386
Cash and cash equivalents (Note 12)	15,685	—	—	15,685
Other current assets	27	—	—	27
Total financial assets	137,377	11,774	—	149,151
Financial Liabilities
Non-current debt (Note 18)	—	—	17,318	17,318
Current debt and current portion of non-current debt (Note 20)	—	—	16,211	16,211
Trade payables (Note 21)	—	—	8,960	8,960
Account payables to construction companies (Note 21)			8,771	8,771
Total financial liabilities	—	—	51,260	51,260

(a) Market risk

(i) Foreign exchange risk. The Group operates within the Russian Federation. The major part of the Group’s purchases is denominated in Russian Roubles. Therefore, the Group’s exposure to foreign exchange risk is insignificant.

(ii) Interest rate risk. The Group’s operating profits and cash flows from operating activity are not largely dependent on the changes in market interest rates. As at 31 December 2009 the interest rates on the borrowing are fixed. As at 31 December 2008 the Group was exposed to interest rate risk in connection with the market value of the loan issued by the European Bank for Reconstruction and Development to which a variable interest rate applies (Note 18). The loan from EBRD was repaid during the year ended 31 December 2009 so the Group has limited exposure to interest rate risk as of the reporting date.

The Group’s interest-bearing assets consist of certificates of deposit amounting to RR 30,499 million (as at 31 December 2008 — RR 12,884 million) placed at fixed rate and promissory notes amounting to RR 57,633 million (as at 31 December 2008 — RR 108,261 million).

For the purpose of interest risk reduction the Group makes credit market monitoring to identify favourable credit conditions.

(iii) Price risk. Equity price risk arises from available-for-sale investments received during the share conversion process. Management of the Group monitors its investment portfolio based on market indices. Material investments within the portfolio are managed on an individual basis and all buy and sell decisions are taken by the management of the Group. The primary goal of the Group’s investment strategy is to maximise investment returns in order to meet partially the Group’s investment programme needs. Transactions in equity products are monitored and authorised by the Group treasury. The total amount of investments available-for-sale exposed to the market risk equals RR 34,674 million. At 31 December 2009, if equity prices at that date had been 10% higher (lower) with all other variables held constant, the Group’s revaluation reserve in equity would increase (decrease) by RR 3,467 million and profit before tax would not be affected. At 31 December 2008, if equity prices at that date had been 60% higher (lower) with all other variables held constant, the Group’s revaluation reserve in equity would increase by RR 6,405 million (loss before tax would increase by RR 6,405 million).

Note 29. Financial instruments and financial risks (continued)

(b) Credit risk.

The amounts exposed to credit risk are as follows:

31 December 2009	Other non- current assets (Note 11)	Accounts receivable (Note 14)	Long- term promissory notes (Note 10)	Short- term promissory notes (Note 10)	Bank deposits (Note 13)	Other current assets	Cash and cash equivalents (Note 12)
Not overdue, not impaired	438	6,528	1,280	48,681	10,187	47	33,699
Not overdue, but impaired:	—	—	7,672	—	—	—	—
- gross amount	—	552	11,568	47	—	—	—
- less impairment provision	—	(552)	(3,896)	(47)	—	—	—
Overdue, but not impaired	—	2,775	—	—	—	—	—
Overdue and impaired:	—	—	—	—	—	—	—
- gross amount	—	5,302	—	—	—	19	—
- less impairment provision	—	(5,302)	—	—	—	(19)	—
Total amount	438	9,303	8,952	48,681	10,187	47	33,699

31 December 2008	Other non- current assets (Note 11)	Accounts receivable (Note 14)	Long-term promissory notes (Note 10)	Short-term promissory notes (Note 10)	Bank deposits (Note 13)	Other current assets	Cash and cash equivalents (Note 12)
Not overdue, not impaired	2,218	5,843	43,673	57,251	2,386	27	15,685
Not overdue, but impaired:	—	—	7,337	—	—	—	—
- gross amount	—	—	11,568	47	—	—	—
- less impairment provision	—	—	(4,231)	(47)	—	—	—
Overdue, but not impaired	—	2,957	—	—	—	—	—
Overdue and impaired:	—	—	—	—	—	—	—
- gross amount	—	2,158	—	—	—	19	—
- less impairment provision	—	(2,158)	—	—	—	(19)	—
Total amount	2,218	8,800	51,010	57,251	2,386	27	15,685

As at 31 December 2009 the amount of financial assets, which are exposed to credit risk, is RR 111,307 million (as at 31 December 2008: RR 137,377 million). Although collection of receivables could be influenced by economic factors, management of the Group believes that there is no significant risk of loss to the Group beyond the provision for impairment of receivables already recorded.

The Group’s trade debtors are quite homogenous as regards their credit quality and concentration of credit risk. They are primarily comprised of large, reputable customers, most of which are controlled by the State (principally - former RAO UES subsidiaries). Historical data, including payment histories during the recent credit crisis, would suggest that the risk of default from such customers is very low.

Credit risk is managed at the Group level. In most cases the Group does not calculate their customers’ credit status but rates their creditworthiness on the basis of the financial position, prior experience and other factors. The cash has been deposited in the financial institutions with no more than minimal exposure to the default risk at the time of account opening. Although some of the banks and companies have no international credit rating, management believes that they are reliable counterparties with a stable position on the Russian market.

There are no credit risk related to any granted guarantees as at 31 December 2009 (as at 31 December 2008 the maximum credit risk related to granted guarantees is exposed to RR 1,144 million) (Note 28).

The main credit risks of the Group are concentrated within the balances of promissory notes. The detailed information on promissory notes is presented in Note 10.

Note 29. Financial instruments and financial risks (continued)

(c) Liquidity risk. Liquidity risk is managed at the Group level and includes maintaining the appropriate volume of monetary funds, conservative approach to excess liquidity management, and access to financial resources by securing credit facilities and limiting the concentrations of cash in banks. The table below analyses the Group’s financial liabilities into relevant maturity groupings based on the remaining period at the end of the reporting period to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows. Balances due within 12 months equal their carrying balances, as the impact of discounting is not significant.

	Less than 1 year	1 to 2 years	2 to 5 years	Over 5 years	Total
At 31 December 2009
Non-current and current debt and interest payable	8,313	6,379	—	—	14,692
Trade payables (Note 21)	11,750	—	—	—	11,750
Account payables to construction companies (Note 21)	9,377	—	—	—	9,377
Total as at 31 December 2009	29,440	6,379	—	—	35,819
At 31 December 2008
Non-current and current debt and interest payable	18,442	14,547	6,252	778	40,019
Trade payables (Note 21)	8,960	—	—	—	8,960
Account payables to construction companies (Note 21)	8,771	—	—	—	8,771
Total as at 31 December 2008	36,173	14,547	6,252	778	57,750

(d) Fair value. Management believes that the fair value of financial assets and liabilities is not significantly different from their carrying amounts. The carrying value less impairment provision of trade receivables is assumed to approximate their fair value due to the short-term nature of the receivables. The fair value of financial liabilities for disclosure in the financial statements is estimated by discounting future contractual cash flows at the current market interest rate that is available for Group for similar financial instruments.

The table below analyses financial instruments carried at fair value, by valuation method. The different levels have been defined as follows:

•                  Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities

•                  Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices)

•                  Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs)

	31 December 2009	31 December 2008
Level 1	34,674	10,674
Level 2	—	—
Level 3	555	1,100
Total	35,229	11,774

The financial instruments of the Group carried at fair value represent available-for-sale investments (Note 9).

Note 30. Capital risk management

The Group’s management of the capital of its entities aims to comply with the capital requirements established by the legislation of the Russian Federation for joint stock companies, in particular:

•                  share capital can not be lower than RR 100 thousand;

•                  in case the share capital of an entity is greater that statutory net assets of the entity, such entity must reduce its share capital to the value not exceeding its statutory net assets;

•                  in case the minimum allowed share capital exceeds the entity’s statutory net assets, such entity is subject for liquidation.

At 31 December 2009 the Group was in compliance with the above share capital requirements.

The Group’s capital management objectives are to ensure that its operations be continued at a profit for the shareholders and with benefits for other stakeholders, and to maintain the optimal capital structure with a view to reduce the cost of capital. In order to maintain or adjust the capital structure, the Group can adjust the dividends paid to the shareholders or their contributions to the authorized capital by issuing new shares or by selling assets to reduce debts.

The Group monitors capital ratios, including the gearing ratio, calculated on the basis of figures of financial statements prepared under the Russian Standards on Accounting (RSA). The Group should ensure that its gearing ratio, being the total debt divided by the total equity, does not exceed 0.50. At 31 December 2009 the Company’s gearing ratio calculated under RSA was 0.02 (at 31 December 2008: 0.05).

Note 31. Segment information

Under IFRS 8 operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker (further “CODM”) in deciding how to allocate resources and in assessing performance. The Board of Directors of the Company has been determined as the CODM.

The Group has a single primary activity i.e. the provision of electricity transmission services within the Russian Federation which is represented as Transmission Segment comprising JSC FGC UES, its’ maintenance (service) subsidiaries, LLC Index Energetiki, JSC “The Kuban Trunk Grids” and JSC “The Tomsk Trunk Grids”.

FGC UES itself maintains the high voltage electricity transmission network.

Maintenance (service) subsidiaries — JSC “The principle electricity transmission service company of Unified National Electrical Network” and JSC “Specialized electricity transmission service company of Unified National Electrical Network” - are engaged in maintenance services (repair and restoration) for the Unified National Electric Network.

Assets and liabilities of LLC Index Energetiki acquired as the result of RAO UES liquidation are held only for the purpose of implementation of FGC UES investment program through sale in the appropriate market situation. As this division of financial assets and liabilities between FGC UES and LLC Index Energetiki is only of legal nature and the management of the Group analyses information on financial assets of these two entities simultaneously, the operations and balances relating to LLC Index Energetiki are included within the Transmission Segment.

The Board of Directors of the Company does not evaluate financial information of other components of the Group to allocate resources or assess performance and does not determine these components as segments. The key indicator of the transmission segment performance is return on equity ratio (ROE). It is calculated based on statutory financial statements prepared according to RSA as net profit divided by net assets. Accordingly, the measure of transmission segment profit or loss analysed by CODM is net profit of segment based on the statutory financial statements prepared according to RSA. The Other information provided to CODM is also based on statutory financial statements prepared according to RSA.

Note 31. Segment information (continued)

	Transmission segment — based on statutory financial statements prepared according to RSA
	31 December 2009	31 December 2008
Revenue from external customers	86,555	70,924
Intercompany revenue	302	249
Total revenue	86,857	71,173

Depreciation and amortization	23,089	22,263

Interest income	7,512	6,904

Interest expenses	1,812	2,462

Current profit tax	5,021	4,141

(Loss) / profit for the period	(73,128)	6,341

Total reportable segment assets	705,904	777,206

Total reportable segment liabilities	135,007	106,098

Capital expenditure	87,708	79,693

	Year ended 31 December 2009	Year ended 31 December 2008
Total revenues from segment (RSA)	86,857	71,173
Reclassification between revenue and other income	(2,323)	(1,384)
Reclassification between revenue and financial income	—	(2,919)
Other adjustments	—	114
Non-segmental revenue	3,348	2,516
Elimination of intercompany revenue	(302)	(249)
Total revenue (IFRS)	87,580	69,251

Note 31. Segment information (continued)

	Year ended 31 December 2009	Year ended 31 December 2008
(Loss) / profit for the period (RSA)	(73,128)	6,341
Reversal of bad debts provision recognised under IFRS in previous periods	(17,593)	(377)
Impairment of property, plant and equipment not recognized under RSA	(2,099)	—
Reversal of impairment provision for property, plant and equipment	9,642	—
Revaluation loss on property, plant and equipment	(102,395)	—
Adjustment on disposal of available-for-sale investments	8,153	(1,838)
Adjustment of property, plant and equipment to IFRS cost	6,348	4,769
Pension liabilities adjustment	(555)	(295)
Recovery of investments reserves under RSA	78,825	2,584
Adjustment of Treasury shares	22,762	—
Discounting of promissory notes	(557)	1,666
Capitalized interest	797	—
Write-off / (reversal) of expenses recognized under RSA	522	660
Impairment of available-for-sale investments and associates	(2,018)	(45,107)
Impairment of promissory notes	(353)	(4,250)
Write-off of construction-in-progress	(104)	(298)
Unrealised profit adjustment	(165)	(701)
Share of result of associates	1,893	(1,372)
Deferred tax adjustments	14,401	15,222
Other adjustments	362	410
Non-segmental other operating loss	(6,183)	(1,251)
Loss for the period (IFRS)	(61,445)	(23,837)

Note 31. Segment information (continued)

	31 December 2009	31 December 2008
Total reportable segment assets (RSA)	705,904	777,206
Adjustment of property, plant and equipment to IFRS cost	130,385	124,038
Interest capitalized	797	—
Reversal of RSA revaluation of property, plant and equipment	(28,066)	(21,182)
Impairment of advances for construction-in-progress	(1,928)	—
Adjustment of VAT recoverable according to IFRS	(3,084)	—
Revaluation of property, plant and equipment	204,003	—
Write-off of construction-in-progress	(402)	(298)
Reversal of RSA impairment of investments in subsidiaries	5,580	4,557
Reversal of RSA impairment of investments in associates	62,453	—
Adjustment of Investments in associates under equity method of accounting	(36,713)	(50,378)
Impairment of associates	(3,240)	(1,766)
Reversal of impairment of promissory notes and other short-term investments	15,165	501
Deferred tax adjustment	(5,311)	(49)
Treasury shares adjustment	(4,379)	(27,141)
Discounting of promissory notes	(4,652)	(4,041)
Write-off and impairment of accounts receivable	2,176	597
Write-off of intangible assets	(1,271)	(513)
Adjustment on available-for-sale investments	655	(47,857)
Other adjustments	(384)	(940)
Non-segmental assets	20,623	25,416
Unrealised profit adjustment	(643)	(478)
Elimination of investments in subsidiaries	(23,560)	(14,150)
Elimination of intercompany balances	(57,684)	(65,781)
Total assets (IFRS)	976,424	697,741

	31 December 2009	31 December 2008
Total reportable segment liabilities (RSA)	135,007	106,098
Pension adjustment	3,439	2,933
Adjustment of VAT recoverable according to IFRS	(3,084)	—
Other adjustments	(64)	(241)
Non-segmental liabilities	16,965	26,527
Deferred tax adjustments	80,297	36,142
Elimination of intercompany balances	(57,684)	(65,781)
Total liabilities (IFRS)	174,876	105,678

The main differences between financial information prepared in accordance with IFRS and financial information reported to the chief operating decision-maker related to profit and losses, assets and liabilities results from different accounting methods under IFRS and RSA. Financial information on segments reported to CODM under RSA does not include main adjustments made in accordance with IFRS.

Non-segmental revenue, non-segmental other operating profit (loss), non-segmental assets and liabilities represent corresponding revenues, profit (loss), assets and liabilities of components (subsidiaries) that are not determined as segments by CODM.

Note 31. Segment information (continued)

Information on revenues for separate services and products of the Group is presented in Note 23.

The Group performs most of its activities in the Russian Federation and do not have any significant revenues from foreign customers or any non-current assets located in foreign countries.

The major customers of the Group are entities controlled by the Government of Russian Federation. The amounts of revenues from such entities are disclosed in Note 5. The Group has no other major customers with turnover over 10 percent of the Group revenues.

Note 32. Events after the reporting period

Additional share issue. In 2009 FGC UES started to place additional shares. This share issue was completed in January 2010. The Company received cash in the amount of RR 40,178 million for the 80,027 million shares placed. The share of the state increased to 79.11 per cent as the result of the pre-emptive rights execution during the share issue.

In June 2010 Board of Directors approved new additional issue of 28,288.7 million shares with a par value RR 0.5 each for the amount of RR 14,144 million.

Restructurization of promissory notes of LLC “Energo Finance”. In 2010 non-interest bearing promissory notes of LLC ‘Energo Finance’ (Note 10) are restructured into interest-bearing notes with the agreed rate of 13%.

Credit line. In May 2010 the Company and JSB Gazprombank conclude an agreement to open a 3-year credit line for RR 15,000 million.

Bonds redemption. In June 2010 the Company has redeemed interest-bearing non-convertible bonds, Issue 02 (Note 18) with the total nominal value of RR 7,000 million.

Dividends. In June 2010 the Annual General Meeting approved the proposal of the Board of Directors not to pay dividends for 2009.

Annex 5. RAS 2010 Financial Statements and 2010 Accounting Policy

AUDIT REPORT

on Statutory Accounting Statements

To the shareholders of Open Joint-Stock Company “Federal Grid Company of Unified Energy System”:

Client

Open Joint-Stock Company “Federal Grid Company of Unified Energy System”.

117630, Moscow, Akademika Chelomeya str., 5a

State registration certificate No. 21081 series LO-002 issued by Leningrad Region Registration Bureau on June 25, 2002, the Unified State Register of Legal Entities Entry Number 00/03124.

Certificate of inclusion in the Unified State Register of Legal Entities regarding the legal entity registered before 1 July 2002 No. 1024701893336 issued by the Inspectorate of the Russian Ministry of Taxes and Levies for Tosno District, Leningrad Region, on August 20, 2002.

Auditor

ZAO PriceWaterhouseCoopers Audit (Closed Joint-Stock Company) (ZAO PwC Audit) with the principal place of business at 10 ul. Butyrsky Val, Moscow 125047 Russian Federation.

State registration certificate No. 008.890, issued by Moscow Registration Bureau on February 2, 1992.

Certificate of inclusion in the Unified State Register of Legal Entities regarding the legal entity registered before July 1, 2002 No. 1027700148431 issued by the Interregional Inspectorate of the Russian Ministry of Taxes and Levies No. 39 for the Moscow City on August 22, 2002.

Member of Non-profit Partnership “Audit Chamber of Russia” (NP ACR) which is a self-regulatory organization of auditors — registration number 870 in the register of NP ACR members.

Primary Registration Entry Number (PREN) 10201003683 in the register of auditors and audit organizations.

AUDIT OPINION

on the Statutory Accounting Statements of Open Joint-Stock Company “Federal Grid Company of Unified Energy System”

To the shareholders of Open Joint-Stock Company “Federal Grid Company of Unified Energy System”:

We have audited the attached statutory accounting statements of Open Joint-Stock Company “Federal Grid Company of Unified Energy System” (hereinafter — the Company) as of December 31, 2010. The statutory accounting statements of the Company consist of its Balance Sheet, Profit and Loss Statement, Statement of Changes in Equity, Cash Flow Statement for 2010, as well as other supplements to the Balance Sheet, Profit and Loss Statement, and Explanatory Notes (hereinafter all the statements shall be jointly referred to as the “Statutory accounting statements”).

Management’s Responsibility for the Financial Statements

Management of the Company is responsible for the preparation and fair presentation of these combined and consolidated financial statements in accordance with the regulations for financial reporting established in the Russian Federation and for designing, implementing and maintaining internal controls relevant to the preparation and fair presentation of financial statements which are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these combined and consolidated financial statements based on our audit. We conducted our audit in accordance with the federal standards for financial auditing and the International Auditing Standards. These Standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from any material misstatement.

Our audit involved performance of procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depended on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considered internal controls relevant to the entity’s preparation and fair presentation of the financial statements in order to design the audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion as to the effectiveness of the Company’s internal control system. The audit also included evaluatin of appropriateness of the accounting policies used and the reasonableness of accounting estimates made by the management, as well as evaluation of the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Audit Opinion

In our opinion, the combined and consolidated financial statements and reporting fairly present, in all material respects, the financial standing of the Company as of December 31, 2010, and its financial performance and its cash flows for the year 2010 in accordance with the financial reporting regulations set forth in the Russian Federation.

Director

ZAO PriceWaterhouseCoopers Audit

/signature/

V.Ya. Sokolov

March 29, 2011

(Round Seal: ZAO PricewaterhouseCoopers Audit, Moscow)

MN FNS RF of KN No.4 RECEIVED March 30, 2011 State tax inspector T.D. Nikulina Signature /signature/	Appendix to the Russian Ministry of Finance Order No 67H dated 22.07.2003
ACCOUNTING BALANCE SHEET
as of December 31, 2010

			CODES
ОКУД Form No.1			0710001
Date (YY/MM/DD)			2010	12	31

Company	Open Joint-Stock Company “Federal Grid Company of Unified Energy System”	ОКПО	56947007

Tax identification code		ИНН	4716016979
Activity electrical power transmission form of legal entity’s incorporation/ form of ownership open joint-stock company/mixed Russian ownership with partial federal ownership		ОКВЭД	40.10.2
		ОКОПФ/ОКФС	47	41
Unit of measure:	Thousand RUR	ОКЕИ	384/385
Location (address)	117630, Russia, Moscow, Akademika Chelomeya str., 5A
	Approval date
	Date of sending (acceptance)		21.03.2011

ASSET	Indicator code	As for the beginning of the accounting period	As for the end of the accounting period
1	2	3	4
I. NON-CURRENT ASSETS
Intangible assets, including	110	1 396 257	917 625
right to the patents, programmes, trademarks, etc.	111	977 021	696 044
other nonmaterial assets	112	419 236	221 581
Fixed assets, including:	120	237 753 751	236 193 167
plots of land and natural resources	121	156 495	827 221
buildings, cars and equipment, constructions	122	235 778 695	232 958 699
other fixed assets	123	1 818 561	2 407 247
Construction in progress, including:	130	216 529 585	298 644 138
equipment for installation	131	18 484 815	17 905 969
investment into non-current assets	132	198 044 770	280 738 169
Доходные Income-bearing investments into material valuables	135	—	—
Long-term financial investments	140	66 970 387	104 137 547
Deferred tax assets	145	—	—
Other non-current assets	150	1 415 088	894 579
TOTAL for Section I	190	524 065 068	640 787 056
II. CURRENT ASSETS
Inventory, including:	210	2 427 514	4 632 226
raw materials, materials and other similar assets	211	2 262 155	4 407 467
costs for production in progress	213	—	—
finished goods and goods for sale	214	29 993	30 011
expenditures of future periods	216	135 366	194 748
other inventory and expenditure	217	—	—
Value added tax on purchased assets	220	2 070 794	2 295 467
Accounts receivable (payments are planned over more than 12 months upon the balance sheet date), including:	230	20 492 819	8 696 249
customers and consumers	231	185 910	68 106
made advance payments	234	36	—
other debtors	235	20 306 873	8 628 143
Accounts receivable (payments are planned within 12 months upon the balance sheet date), including:	240	117 170 891	157 647 614
customers and consumers	241	8 949 413	8 669 641
amounts owed by partners as peyments into the registered capital	242	—	—
made advance payments	243	67 036 337	97 636 854
other debtors	244	41 185 141	51 341 119
Short-term financial investments	250	69 127 725	46 244 024
Monetary assets, including:	260	11 312 141	11 243 302
Cash in hand	261	2 439	3 664
settlement accounts	262	11 305 731	11 233 055
foreign currency accounts	263	—	—
monetary instruments	264	9	1
other monetary assets	265	3 962	6 582
Other current assets	270	—	—
TOTAL for Section II	290	222 601 884	230 758 882
BALANCE	300	746 666 952	871 545 938

LIABILITY	Indicator code	As for the beginning of the accounting period	As for the end of the accounting period
1	2	3	4
III. CAPITAL and RESERVES
Charter capital	410	576 757 098	616 780 667
Own shares reaquired from shareholders	411	—	—
Additional capital	420	147 596 367	147 465 640
Reserve capital	430	10 134 044	10 134 044
Undistributed loss of past years	460	(68 870 025)	(68 584 944)
Undistributed profit of past years	465	—	—
Undistributed profit of the current fiscal year	470	—	58 088 388
Undistributed loss of the current fiscal year	475	—	—
TOTAL for Section III	490	665 617 484	763 883 795
IV. LONG-TERM LIABILITIES
Borrowed assets	510	6 000 000	50 000 000
Deferred tax liability	515	1 435 064	2 649 711
Other long-term liabilities	520	5 098	18 179
TOTAL for Section IV	590	7 440 162	52 667 890
V. SHORT-TERM LIABILITIES
Borrowed assets	610	7 481 469	6 941 422
Accounts payable, including:	620	65 802 620	47 727 617
suppliers and contractors	621	11 018 708	14 017 237
amounts owed to the company staff	622	134 473	193 318
amounts owed to state non-budget funds	623	18 906	36 486
tax and dued liabilities	624	653 884	865 113
received prepayments	627	7 114 653	11 476 694
other creditors	625	46 861 996	21 138 769
amounts owed to partners (promoters) as dividends	630	46 898	46 898
Future stream of earnings	640	278 319	278 316
Reserves for the costs to be incurred	650	—	—
Other short-term liabilities	660	—	—
TOTAL for Section V	690	73 609 306	54 994 253
BALANCE	700	746 666 952	871 545 938

Statement of available assets accounted for at the off- balance sheet accounts
Rented fixed assets	910	6 189 371	13 693 765
including leased	911	—	—
Commodities and materials accepted for safe custody	920	633 348	638 163
Good accepted for commission	930	—	—
Written off debts of insolvent debtors	940	414 819	557 510
Security for liabilities and payments received	950	70 943 984	115 203 743
Security for liabilities and payments issued	960	30 815	30 815
Depreciation housing facilities	970	—	63
Depreciation of landscape design improvement facilities and other similar facilities	980	—	—
Intangible assets received for use	990	—	—
Workwear	991	—	—
Blank forms for which strict records are kept	1000	11	19

Manager		D.A. Troshenkov	Chief accountant		V.V. Schukin
	(signature)	(signator)		(signature)	(signator)

“ 29 ” March 2011	March 29, 2011
Auditor /signature/
ANNEX TO illegible

MN FNS RF of KN No.4 RECEIVED March 30, 2011 State tax inspector T.D. Nikulina Signature /signature/	Appendix to the Russian Ministry of Finance Order No 67H dated 22.07.2003
PROFIT AND LOSS STATEMENT
as of 2010

			CODES
ОКУД Form No.1			0710002
Date (YY/MM/DD)			2010	12	31

Company	Open Joint-Stock Company “Federal Grid Company of Unified Energy System”	ОКПО	56947007

Tax identification code		ИНН	4716016979
Activity electrical power transmission form of legal entity’s incorporation/ form of ownership open joint-stock company/mixed Russian ownership with partial federal ownership		ОКВЭД	40.10.2
		ОКОПФ/ОКФС	47	41
Unit of measure:	Thousand RUR	ОКЕИ	384/385

Indicator		For the reporting	For the similar period
name	Code	period	of the previous year
1	2	3	4
Income and loss for usual activities
Net-earnings from sales of goods, products and services (minus VAT, excise duties and other similar compulsory payments), including:	010	111 084 675	85 077 809
electrical power transmission services	011	109 510 275	80 173 317
other activity	012	1 574 400	4 904 492
Production cost for goods, products and services sold, including:	020	(75 518 397)	(64 079 927)
electrical power transmission services	021	(74 694 570)	(62 732 093)
other activity	022	(823 827)	(1 347 834)
Gross earnings (010 + 020)	029	35 566 278	20 997 882
Commercial expenses	030	—	—
Management expenses	040	(6 209 146)	(5 128 305)
Profit (loss) from sales (029 + 030 + 040)	050	29 357 132	15 869 577
Other prpfit and expenses
Interest receivable	060	5 436 238	7 291 952
Interest payable	070	(273 751)	(1 717 506)
Operational income	080	422 310	717 256
Other profit	090	142 534 195	105 760 531
Other expenses	100	(109 157 601)	(181 970 591)
Profit (loss) before tax (050 + 060 + 070 + 080 + 090 + 100)	140	68 318 523	(54 048 781)
Provisional income tax expense (140 х 20%)	143	(13 663 705)	10 809 756
Constant tax liabilities	200	3 184 752	(16 588 331)
Deferred tax assets	141	(33 442)	(180 217)
Deferrred tax liabilities	142	(1 181 205)	(722 009)
Current income tax (143+200-141-142)	150	(9 264 306)	(4 876 349)
Other similar compulsory payments	151	43 226	(4 642)
Income tax correction for the previous periods	152	205 592	(33 996)
Net income (loss) of the reporting period (140 + 143 + 200 + 151+152) или (140 + 141+142 + 150 + 151+152)	190	58 088 388	(59 865 994)
FOR INFORMATION
Base profit (loss) per 100 000 000 shares	201	4 760	-5 190
Diluted (loss) per 100 000 000 shares	202	—	—

INTERPRETATION OF PERTICULAR INCOME AND LOSS

Indicator		For the reporting preiod		For the similar period of the previous year
name	code	Income	Loss	Income	Loss
1	2	3	4	5	6
Penalties, fines and forfeits admitted or payable under (Arbitrage) court decision	230	495 902	31 922	397 323	40 390
Income (loss) of the previous years	240	320 195	229 331	412 431	521 681
Indemnity for losses because of non-fulfillment of obligation (liabilities)	250	—	—	—	—
Exchange rate defferences for operations in foreign currencies	260	10 970	10 017	26 455	15 949
Deductions for assessed reserves	270	x	18 611 054	x	9 404 732
Cancellation of accounts payable and receivable with exeeded time allowed for claims	280	185	142 486	6 556	9 122

Manager		D.А.Troshenkov	Chief accountant		V.V. Schukin
	(signature)	(signator)		(signature)

ANNEX TO illegible
“ 29 March 2011	March 29, 2011
Auditor /signature/

2

MN FNS RF of KN No. 4 RECEIVED March 30, 2011 State tax inspector T.D. Nikulina Signature /signature/	Appendix to the Russian Ministry of Finance Order No 67H dated 22.
STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
as of 2010

		CODES
ОКУД Form No. 3		0710003
Date (YY/MM/DD)		2010	12	31

Open Joint-Stock Company “Federal Grid Company of Unified Energy System”	ОКПО	56947007

	ИНН	4716016979
electrical power transmission	ОКВЭД	40 10.2

open joint-stock company/mixed Russian ownership with partial federal ownership	ОКОПФ/ОКФС	47	41
Thousand RUR	ОКЕИ	384/385

I. Changes in equity

Indicator					Unappropriated profit (uncovered
name	code	Charter capital	Additional capital	Reserve capital	loss)	Total
1	2	3	4	5	6	7
Balance as of December 31 of the year preceeding the previous	010	576 757 098	52 597 360	9 910 770	26 912 201	166 177 429
2009	011	X	X	X	(33 836 387)	(33 836 387)
(previous year)
Changes in the accounting policy
Results of fixed assets revaluation	012	X	6 905 053	X	(20 914)	6 925 967
Changes in business accounting rules	013	X	—	X	103 572	103 572
Balance as of January 1 of the previous year	020	576 757 098	59 502 413	9 910 770	(6 841 528)	639 328 753
Foreign currency translation balance	023	X	—	X	X	—
Net profit	025	X	X	X	(59 865 994)	(59 865 994)
Dividends	026	X	X	X	—	—
Deductions to the reserve fund	030	X	X	223 274	(223 274)	—
Enlargement of capital value by:	040	0	0	—	4 644	4 644
additional issue of shares	041	—	X	X	X	—
increase of share denomination	042	—	X	X	X	—
reorganisation of legal entity	043	—	—	—	—	—
other	044	—			4 644	4 644
Reduction capital value by:	050	—	(115 761)	—	115 761	—
decrease of share denomination	051	—	X	X	X	—
reduction of shares quantity	052	—	X	X	X	—
reorganisation of legal entity	053	—	X	X	—	—
other	054	—	(115 761)	—	115 761	—
own shares reaquired from shareholders	055	—	—	—	—	—
Balance as of December 31 of the previous year	060	576 757 098	59 386 652	10 134 044	(66 810 391)	579 467 403
2010
(reported year)
Changes in the accounting policy	061	X	X	X	—	—
Results of fixed assets revaluation	062	X	88 209 715	X	(2 059 634)	86 150 081
Changes in business accounting rules	063	X	—	X		—
Balance as of January 1 of the reported year	100	576 757 098	147 596 367	10 134 044	(68 870 025)	665 617 484
Foreign currency translation balance	103	X	—	X	X	—
Net profit	105	X	X	X	58 088 388	58 088 388
Dividends	106	X	X	X	—	—

1	2	3	4	5	6	7
Deductions to the reserve fund	110	X	X	—	—	—
Enlargement of capital value by:	120	40 023 569	154 354	X	—	40 177 923
additional issue of shares	121	40 023 569	X	X	X	40 023 569
increase of share denomination	122	—	X	X	X	—
reorganisation of legal entity	123	—	X	X	X	—
other	124	—	154 354	—	—	154 354
own shares reaquired from shareholders	125	—	—	—	—	—
Reduction capital value by:	130	—	(285 081)	X	285 081	—
decrease of share denomination	131	—	X	X	X	—
reduction of shares quantity	132	—	X	X	X	—
reorganisation of legal entity	133	—	X	X	—	—
other	134	—	(285 081)	—	285 081	—
Balance as of December 31 of the reported year	140	616 780 667	147 465 640	10 134 044	(10 496 556)	763 883 795

II. Reserves

Indicator
name	code	Balance	Received	Used	Balance
1	2	3	4	5	6
Reserves made under legislation:	150	9 910 770	223 274	—	10 134 044
previous year data	151	10 134 044	—	—	10 134 044
Reserves made under foundation documents:		—
	152	—	—	—	—
reported year data	153	—	—	—	—
Assessed reserves: doubtful debts reserve
(reserve name)
	160	35 422 113	5 902 136	(20 017 408)	21 306 841
reported year data	161	21 306 841	14 036 443	(20 897 766)	14 445 518
reserve for depreciation of financial investments
(reserve name)
	162	5 164 814	3 502 596	(75)	8 667 335
reported year data	163	8 667 335	3 913 434	(499)	12 580 270
reserve for pe3epB depreciation of marterial valuable
(reserve name)	164	—	—	—
reported year data	165	—	—	(661 177)	661 177

Notes

Indicator		Entrance balance for the reported	Ending balance for the reported year
name	code	year
1	2	3	4
1) Net assets	200	665 895 803	764 162 111

		From budget		Non budget funds
		Reported year	Previous year	Reported year	Previous year
		3	4	5	6
2) Received for: ordinary activities expenses - total	210	—	—	90	119
including: for payments to Chernobyl veterans	211	—	—	—	—
capital investment to fixed assets	220	—	—	—	—
other	230	—		90	119

Manager		D.A. Troshenkov	Chief accountant		V.V. Schukin
	(signature)	(signator)		(signature)	(signator)

21 ” March 2011				March 29, 2011	Auditor /signature/

2

	MN FNS RF of KN No.4 RECEIVED March 30, 2011 State tax inspector T.D. Nikulina Signature /signature/		Appendix to the Russian Ministry of Finance Order No 67H dated 22.07.2003
	CASH FLOW STATEMENT
	as of 2010
			CODES
ОКУД Form No.4			0710003
Date (YY/MM/DD)			2010	12	31

Company	Open Joint-Stock Company “Federal Grid Company of Unified Energy System”	ОКПО	56947007

Tax identification code		ИНН	4716016979
Activity electrical power transmission form of legal entity’s incorporation/ form of ownership open joint-stock company/mixed Russian ownership with partial federal ownership		ОКВЭД	40.10.2
		ОКОПФ/ОКФС	47	41
Unit of measure:	Thousand RUR	ОКЕИ	384/385

Indicator		in the reported	In the similar period of the
name	code	period	previous year
1	2	3	4
Entrance cash balance for the reported year	010	11 312 132	5 640 051
Cash flow in day-to-day operations
Receipts from customers, consumers	020	133 188 863	94 010 235
Entry of purchased foreign currency	030	649 385	290 642
Receipt from insured accidents	040	—	—
Other receipts	050	12 347 308	13 414 676
Cash directed at:
payment for the procured goods, works, services, raw materials and other circulating assets	150	(38 168 553)	(43 950 985)
remuneration of labour	160	(11 749 439)	(5 589 044)
payment of divident, interest	170	(724 760)	(2 122 038)
settlements of taxes and dues	180	(13 727 359)	(6 142 236)
payments on extraordinary events	181	—	—
other expenses	190	(5 907 128)	(2 185 427)
Net cash from day-to-day operations	200	75 908 317	47 725 823
Cash flow in investment activities
Receipts from sale of fixed assets and other non-circulating assets	210	1 111 437	307 731
Receipts from sale of securities and other financial investments	220	179 538 445	276 911 503
Dividend received	230	528 599	860 603
Interest received	240	1 796 274	3 118 353
Receipts from redemption of loans provided for other organisations	250	—	—
Other receipts	260	492 432	—
Cash directed at:
procurement of daughter companies	280		(8 499 011)
procurement of fixed aseets, income-bearing investment into material values and intangible assets	290	(167 831 053)	(99 466 324)
procurement of securities and other financial investments	300	(145 192 282)	(235 405 935)
loans provided for other organisations	310		(6 653)
other expenses	320	(59 804)	(7 611)
Net cash from investment activities	340	(129 615 952)	(62 187 344)

1	2	3	4
Cash flow in financial activities
Receipts from issue of equity or other shares	350	11 193 854	40 180 434
Receipts from loans and credits provided for other organisations	360	49 990 500	4 000 000
Receipt of funds in accordance with targeted financing	370	100	—
Other receipts	380	2	—
Cash directed at:
redemption of loans and credits (without interest)	390	(7 366 440)	(23 980 000)
other expenses	405	(179 212)	(66 832)
Net cash from financial activities	410	53 638 804	20 133 602
Net growth (loss) of cash and its equivalents	420	(68 831)	5 672 081
Ending cash balance for the reported year	430	11 243 301	11 312 132
Influence of foreign currency change versus RUR	440	—	—

Manager		D.А. Troshenkov	Chief accountant		V.V. Schukin
	(signature)	(signator)		(signature)	(signator)

“ 21 ” March 2011	March 29, 2011
Auditor /signature/
ANNEX TO illegible

	MN FNS RF of KN No.4 RECEIVED March 30, 2011 State tax inspector T.D. Nikulina Signature /signature/		Appendix to the Russian Ministry of Finance Order No 67H dated 22.07.2003
	NOTES TO THE ACCOUNTING BALANCE
	as of 2010
			CODES
ОКУД Form No.5			0710005
Date (YY/MM/DD)			2010	12	31

Company	Open Joint-Stock Company “Federal Grid Company of Unified Energy System”	ОКПО	56947007

Tax identification code		ИНН	4716016979
Activity electrical power transmission form of legal entity’s incorporation/ form of ownership open joint-stock company/mixed Russian ownership with partial federal ownership		ОКВЭД	40.10.2
		ОКОПФ/ОКФС	47	41
Unit of measure:	Thousand RUR	ОКЕИ	384/385

Intangible assets

Indicator		Entrance balance for			Ending balance for
name	code	the reported year	Received	Withdrawn	the reported period
1	2	3	4	5	6
Proprietary articles (exclusive right for results of intellectual property)	010	1 288 243	46 046	—	1 334 289
including:
by patent holder for invention, industrial prototype, useful model	011	9 715	30 775	—	40 490
by possessor of right for computer programs, databases	012	1 278 282	15 271		1 293 553
by possessor of right for topology integrated microcircuits	013	—	—	—	—
by owner for trademark and service mark, appellation of goods origin	014	246	—	—	246
by patent holder for selection achievements	015	—	—	—	—
Organisational costs	020	—	—	—	—
Company goodwill	030	—	—	—	—
Other	040	1 054 619	21 407	—	1 076 026
Total	045	2 342 862	67 453	—	2 410 315

Indicator		Entrance balance for	Ending balance for the
name	code	the reported year	reported year
1	2	3	4
Depreciation of intangible assets - total	050	946 605	1 492 690
including:
intellectual property		310 648	636 258

Fixed assets

Indicator		Entrance balance for			Ending balance for
name	code	the reported year	Received	Withdrawn	the reported period
1	2	3	4	5	6
Buildings	110	15 741 565	2 468 613	(366 067)	17 844 111
Constructions and transfer mechanisms	111	296 796 975	7 354 863	(372 626)	303 779 212
Cars and equipment	112	92 238 177	19 634 426	(1 052 239)	110 820 364
Transportation vehicles	113	2 065 864	967 877	(112 132)	2 921 609
Production and household stock	114	1 133 307	222 246	(27 252)	1 328 301
Work cattle	115	—	—	—	—
Productive cattle	116	—	—	—	—
Perennial plantations	117	—	—	—	—
Other types of fixed assets	118	291 813	107 252	(54 153)	344 912
Plots of land and objects of environmental management	119	156 495	676 567	5 841	827 221
Capital investments into reclamation of lands	120	—	—	—	—
Total	130	408 424 196	31 431 844	(1 990 310)	437 865 730

Indicator		Entrance balance for	Ending balance for
name	code	the reported year	the reported year
1	2	3	4
Depreciation of fixed assets - total	140	170 670 445	201 672 563
including:
buildings and constructions	141	135 451 256	156 804 949
cars, equipment, transportation vehicles	142	34 379 931	43 797 564
other	143	839 258	1 070 050
Fixed assets let for lease - total	150	6 197 246	5 594 610
including:
buildings and constructions	151	5 472 116	4 966 807
cars, equipment, transportation vehicles	152	703 610	573 827
other	153	21 520	53 976

Isolated fixed assets	155	8 354	62
Leased fixed assets - total	160	6 189 371	13 693 765
including:
buildings and constructions	161	2 437 885	2 582 992
cars, equipment, transportation vehicles	162	1 521 222	1 818 263
other	163	2 230 264	9 292 510
Real assets accepted into operation and being in the process of state registration	165	5 241 196	9 306 220

	code	Entrance balance for the reported year	Entrance balance for the previous year
	2	3	4
For reference
Results of foxed assets revaluation:	170	86 150 081	6 884 139
original (present) value	171	135 092 840	10 350 330
depreciation	172	48 942 759	3 466 191

	code	Entrance balance for the reported year	Ending balance for the reported year
	2	3	4
Change in the cost of fixed assets as a consequence of further construction, further equipment, reconstruction, partial liquidation	180	1 303 037	4 798 581

2

Income-bearing investments into material valuables

Indicator		Entrance balance for			Ending balance for
name	code	the reported year	Received	Withdrawn	the reported period
1	2	3	4	5	6
Property to be let for leasing	210	—	—	—	—
Property provided under rent contracts	220	—	—	—	—
Other	230	—	—	—	—
Total	240	—	—	—	—

	code	Entrance balance for the reported year	Ending balance for the reported year
1	2	3	4
Depreciation of income-bearing investments into material valuables	250	—	—

Expenditure in scientific and research, experiment and constructive,

and technological works

Works		Entrance balance for			Ending balance for
name	code	the reported year	Received	Withdrawn	the reported period
1	2	3	4	5	6
Total	310	751 001	1 619 420	(1 158 460)	1 211 961
including:	311	—	—	—	—
Works on the field line development for distribution grids based on high-temperature superconductor technologies	312	133 208	—	(5 791)	127 417
other	313	617 793	1 619 420	(1 152 669)	1 084 544

	code	Entrance balance for the reported	Ending balance for the reported year
	2	3	4
For reference
Sum of expenses on incomplete scientific and research, experiment-constructive, and technological works	320	677 196	956 714

	code	For the reported period	For the similar period of the previous year
	2	3	4
Sum of expenses on scentific and research, experiment-constructive, and technological works without positive effect, whoch are accounted for as extraordinary expenses	330	—	—

Expenses on natural resource development

Indicator		Entrance balance for			Ending balance for
name	code	the reported year	Received	Withdrawn	the reported period
1	2	3	4	5	6
Expenses on natureal resource development - total	410	—	—	—	—
including:	411	—	—	—	—
	412	—	—	—	—
	413	—	—	—	—

	code	Entrance balance for the reported	Ending balance for the reported year
	2	3	4
For reference
Total expenditure on mineral wealth fields, with not completed finding and deposit evaluation and (or) hydro geological investigation and other similar works	420	—	—
Total expenditure on development of natiral resource development, registered in the reporting period as extraordinary expenditure as non-effective	430	—	—

3

Financial investment

		Long-term		Short-term
Indicator		Entrance balance for	Ending balance for	Entrance balance for	Ending balance for
name	code	the reported	the reported period	the reported	the reported period
1	2	3	4	5	6
Investment into charter (reserve) capitals of other companies - total	510	66 194 804	94 896 533	—	—
including daughter and depend economic societies	511	58 903 317	85 835 487	—	—
State and municipal securities	515	—	—	—	—
Securities of other companies - total	520	469 301	8 935 682	44 190 554	42 356 353
including debt securities (bonds, promissory notes)	521	469 301	8 935 682	44 190 554	42 356 353
Received loans	525	303 113	302 163	887 671	887 671
Deposits	530	—	—	24 049 500	3 000 000
Other	535	3 169	3 169		—
Total	540	66 970 387	104 137 547	69 127 725	46 244 024
Of total sum of financial investments, having current market value:	550	47 075 372	67 368 001	—	—
Investment into chater (reserve) capitals of other companies - total
including daughter and depend economic societies	551	40 338 195	21 851 019	—	—
State and municipal securities	555	—	—	—	—
Securities of other companies - total	560	—	—	—	—
including debt securities (bonds, promissory notes)	561	—	—	—	—
Other	565	—	—	—	—
Total	570	47 075 372	67 368 001	—	—

For reference
For finacial investment, which have current market value, change in the cost as a consequence of valuation adjustment	580	(79 905 889)	29 915 526	—	—
For debt securities, difference between initial cost and nominal value is registered as financial result of the reporting period	590	—	—	—	—

4

Account receivable and account payable

Indicator		Entrance balance for	Ending balance for
name	code	the reported year	the reported year
1	2	3	4
Accounts receivable:	610	117 170 891	157 647 614
short-term, total
including:	611	8 949 413	8 669 641
settlements with customers and consumers
made advance payments	612	67 036 337	97 636 854
other	613	41 185 141	51 341 119
long-term, total	620	20 492 819	8 696 249
including:	621	185 910	68 106
settlements with customers and consumers
made advance payments	622	36
other	623	20 306 873	8 628 143
Total	630	137 663 710	166 343 863
Accounts payable:	640	73 284 089	54 669 039
short-term, total
including:	641	11 018 708	14 017 237
settlements with customers and consumers
received advance payments	642	7 114 653	11 476 694
settlements of taxes and dues	643	672 790	901 599
credits	644		—
loans	645	7 481 469	6 941 422
other	646	46 996 469	21 332 087
long-term, total	650	6 005 098	50 018 179
including:	651		—
credits
loans	652	6 000 000	50 000 000
other	653	5 098	18 179
Total	660	79 289 187	104 687 218

Expenditure on ordinary activities (by cost elements)

Indicator
name	code	For the reported year	For the previous year
1	2	3	4
Material expenses	710	24 309 909	30 035 110
Labour costs	720	13 331 116	6 758 157
Fringe benefit expenses	730	2 249 899	1 084 984
Depreciation	740	32 681 907	23 417 508
Other expenses	750	9 154 712	7 912 473
Total for cost elements	760	81 727 543	69 208 232
Balance changes (growth [+], loss [-]):	765	—	—
work in progress
expenditures of future periods	766	18 608	(1 656 251)
reserves for costs to be incurred	767	—	—

5

Securities

Indicator		Entrance balance for	Ending balance for
name	code	the reported year	the reported year
1	2	3	4
Received, total	810	70 943 984	115 203 743
including:	811	1 231 579
promissory notes
Property received as pledge	820	—	—
of which:	821	—	—
fixed assets
securities and other financial investments	822	—	—
other	823	—	—
Issues, total	830	30 815	30 815
including:	831		—
promissory notes
Property let as pledge	840	—	—
of which:	841	—	—
fixed assets
securities and other financial investments	842	—	—
other	843	—	—

Government aid

Indicator			Similar period of the
name	code	Reported period	previous year
1	2	3	4
Budget funds received in the reported year, total	910
including:	911	—	—
other	912	—

		Beginning balance for the reported year	received in the reported period	returned in the reported year	Ending balance for the reported period
Budget credits, total	920	—	—	—	—
including:
	921	—	—	—	—
other	922	—	—	—	—

Manager		D.А. Troshenkov	Chief accountant		V.V. Schukin
	(signatire)	(signator)		(signature)	(signator)

“ 21 ” March 2011	March 29, 2011
Auditor /signature/
ANNEX TO illegible

6

EXPLANATORY NOTE

TO 2010 FINANCIAL STATEMENTS OF

OPEN JOINT-STOCK COMPANY

“FEDERAL GRID COMPANY OF

UNIFIED ENERGY SYSTEM”

Annex to the Audit Report

ZAO PricewaterhouseCoopers Audit

March 29, 2011

Auditor /signature/

I.	General Information
1.1	INFORMATION ABOUT THE COMPANY
1.2	CORE ACTIVITIES
1.3	EXECUTIVE AND SUPERVISORY AUTHORITIES
1.4	SEPARATE STRUCTURAL SUBDIVISIONS OF THE COMPANY
II.	Accounting Policy
2.1	BASIS FOR PREPARATION
2.2	ASSETS AND LIABILITIES IN FOREIGN CURRENCIES
2.3	SHORT-TERM- AND LONG-TERM ASSETS AND LIABILITIES
2.4	FIXED ASSETS.
2.5	INTANGIBLE ASSETS
2.6	RESEARCH AND DEVELOPMENT (R&D)
2.7	INVENTORIES
2.8	RECOGNITION OF FINANCIAL INVESTMENTS
2.9	DEFERRED EXPENSES
2.10	TRADE RECEIVABLES
2.11	AUTHORIZED, ADDITIONAL AND RESERVE CAPITAL
2.12	CREDITS AND LOANS RECEIVED
2.13	THE COMPANY’S INCOME AND EXPENSES
2.14	ALTERATIONS IN THE COMPANY’S ACCOUNTING POLICY
2.15	INCOMING AND COMPARATIVE DATA
III.	Disclosure of Material Indicators
3.1	AUTHORIZED CAPITAL OF THE COMPANY
3.2	INTANGIBLE ASSETS
3.3	FIXED ASSETS
3.4	CONSTRUCTION IN PROGRESS
3.5	TAXES
3.6	R&D EXPENDITURES
3.7	LONG-TERM FINANCIAL INVESTMENTS
3.8	SHORT-TERM FINANCIAL INVESTMENTS
3.9	ACCOUNTS RECEIVABLE
3.10	CREDITS AND LOANS RECEIVED
3.11	ACCOUNTS PAYABLE
3.12	DEFERRED EXPENSES
3.13	INCOME AND EXPENSES
3.14	EARNINGS PER SHARE
3.15	RELATED PARTIES
3.16	CONTINGENCIES
3.17	EVENTS AFTER THE REPORTING DATE
1. Organizational aspects of accounting policy
1.1. FREQUENCY AND SEQUENCE
1.2. TAX ACCOUNTING
1.3. TAX ACCOUNTING SYSTEM
1.4. DOCUMENT SAFEKEEPING. TERM AND SPECIFIC CHARACTER OF DOCUMENTS CUSTODY
1.5. TAX SECRECY
1.6. TAX ACCOUNTING PROCEDURE
1.7. RESPONSIBILITY FOR TAX ACCOUNTING MAINTENANCE AND TAX REPORTING PREPARATION
2. PROFIT TAX
2.1. TAX LEDGERS
2.2. METHODOLOGY OF CALCULATION OF THE TAXATION BASE
2.3. INCOME ACCOUNTING
2.3.1. CLASSIFICATION OF TYPES OF INCOME
2.3.2. MOMENT OF RECOGNITION OF INCOME FROM SALES
2.3.3. MOMENT OF RECOGNITION OF EXTRAORDINARY INCOME
2.3.4. PROCEDURE FOR DETERMINATION OF YIELD PERTAINING TO SECURITIES WHICH ARE NOT CIRCULATED ON ORGANIZED MARKETS
2.3.5. PROCEDURE FOR DETERMINATION OF A DISCOUNT FOR BILLS OF EXCHANGE
2.4. ACCOUNTING OF EXPENDITURES
2.4.1. UNIFORM RECOGNITION OF EXPENDITURES
2.4.2. CLASSIFICATION OF EXPENDITURES

2.6. BUDGET SETTLEMENTS RELATING TO PROFIT TAX
3. VALUE ADDED TAX (VAT)
3.1. VAT CALCULATION AND PAYMENT
3.2. ALLOCATION OF VAT TAX DEDUCTIONS WITH RESPECT TO TAXABLE TRANSACTIONS AND NO TAX TRANSACTIONS
3.3. CALCULATION OF VAT AMOUNT FOR EXPORT TRANSACTIONS
4. PROPERTY TAX
5. OTHER TAXES
5.1. TRANSPORT TAX
5.3. INDIVIDUAL INCOME TAX
6. CONTRIBUTIONS TO EXTRA-BUDGETARY FUNDS
THE LIST OF SPECIAL PURPOSE TAX LEDGERS
Appendix No. 3
Chart of Accounts
1. Organizational aspects of accounting policy
1.1. FREQUENCY AND SEQUENCE
1.2. TAX ACCOUNTING
1.3. TAX ACCOUNTING SYSTEM
1.4. DOCUMENT SAFEKEEPING. TERM AND SPECIFIC CHARACTER OF DOCUMENTS CUSTODY
1.5. TAX SECRECY
1.6. TAX ACCOUNTING PROCEDURE
1.7. RESPONSIBILITY FOR TAX ACCOUNTING MAINTENANCE AND TAX REPORTING PREPARATION
2. PROFIT TAX
2.1. TAX LEDGERS
2.2. METHODOLOGY OF CALCULATION OF THE TAXATION BASE
2.3. INCOME ACCOUNTING
2.3.1. CLASSIFICATION OF TYPES OF INCOME
2.3.2. MOMENT OF RECOGNITION OF INCOME FROM SALES
2.3.3. MOMENT OF RECOGNITION OF EXTRAORDINARY INCOME
2.3.4. PROCEDURE FOR DETERMINATION OF YIELD PERTAINING TO SECURITIES WHICH ARE NOT CIRCULATED ON ORGANIZED MARKETS

THE PROCEDURE FOR DETERMINING THE CALCULATED PRICE OF SECURITIES THAT ARE NOT TRADED ON THE ORGANIZED SECURITIES MARKETS SHALL BE ESTABLISHED BY A FEDERAL EXECUTIVE BODY ON THE SECURITIES MARKET WITH APPROVAL OF THE FINANCE MINISTRY OF THE RUSSIAN FEDERATION.

2.3.5. PROCEDURE FOR DETERMINATION OF A DISCOUNT FOR BILLS OF EXCHANGE
2.4. ACCOUNTING OF EXPENDITURES
2.4.1. UNIFORM RECOGNITION OF EXPENDITURES
2.4.2. CLASSIFICATION OF EXPENDITURES
2.6. BUDGET SETTLEMENTS RELATING TO PROFIT TAX
3. VALUE ADDED TAX (VAT)
3.1. VAT CALCULATION AND PAYMENT
3.2. ALLOCATION OF VAT TAX DEDUCTIONS WITH RESPECT TO TAXABLE TRANSACTIONS AND NO TAX TRANSACTIONS
3.3. CALCULATION OF VAT AMOUNT FOR EXPORT TRANSACTIONS
4. PROPERTY TAX
5. OTHER TAXES
5.1. TRANSPORT TAX
5.3. INDIVIDUAL INCOME TAX
6. CONTRIBUTIONS TO EXTRA-BUDGETARY FUNDS
Appendix to
Regulation
THE LIST OF SPECIAL PURPOSE TAX LEDGERS
Appendix No. 3
Chart of Accounts

Explanatory Note to 2011 Financial Statements of Open Joint-Stock Company “Federal Grid
Company of Unified Energy System”

I.       General Information

1.1       Information about the Company

Open Joint-Stock Company “Federal Grid Company of Unified Energy System” (hereinafter referred to as the Company) is incorporated pursuant to the resolutions by JSC RAO “UES of Russia” Board of Directors on 25.01.2002 and on 07.05.2002, and pursuant to the resolution adopted by JSC RAO “UES of Russia” Management Board dated 21.01.2001 in accordance with Regulation of the RF Government No. 526 “On reforming the electric power industry of the Russian Federation” dated 11.07.2001.

The Articles of Association of the Company are approved by JSC RAO “UES of Russia” order No. 42r on 18.06.2002, registered in Justice Institution — Leningrad regional registration chamber on 25.06.2002. The revised version of the Articles of Association is approved by resolution of the General Meeting of Company shareholders on 30.06.2009 and registered with Interdistrict Inspectorate of the Federal Tax Service No. 46 for Moscow.

Location and registered office of the Company is 5a, Akademika Chelomeya str., Moscow, 117630.

The Company is registered in the Unified State Register of Legal Entities — Certificate of the state registration of a legal entity No. 21081 series LO-002 issued by Leningrad Region Registration Bureau on June 25, 2002, Entry in the Unified State Register of Legal Entities No. 00/03124. Re-registration - Certificate of inclusion in the Unified State Register of Legal Entities regarding the legal entity registered before 1 July 2002 No. 1024701893336 issued by the Inspectorate of the Russian Ministry of Taxes and Levies for Tosno District of Leningrad Region on August 20, 2002.

The Company is incorporated in perpetuity and carries out its business in accordance with the Civil Code of the Russian Federation, Federal law No. 208-FZ “On joint-stock companies” dated 26.12.1995, Federal Law No. 35-FZ “On electric power industry” dated 26.03.2003, other regulatory legal acts of the Russian Federation and the Articles of Association of the Company.

The Company owns a separate property, accounted for on its independent balance sheet, the Company is entitled in its own name to acquire and exercise any property and personal non-property rights, incur obligations, bring or defend any action in a court. The Company is entitled to open any bank accounts in the territory of the Russian Federation and abroad in accordance with the established procedure. The Company is liable for its obligations with all its property.

The Company provides for management of the Unified national (all-Russian) electric grid (UNEG) which ensures the unity of technologic management and provision of electric power transmission services via UNEG to electric power industry participants on the onerous contract basis.

In accordance with Federal law No. 147-FZ “On natural monopolies” of August 17, 1995, the Federal Energy Commission of the Russian Federation by its Regulation No. 49-e/1 dated 25.06.2003 included the Company in section I “Services for electric and (or) thermal energy transmission” of the Register of subjects in natural monopolies in the fuel and energy complex, over which the government regulation and control are exercised, under registration number 47.1.110.

As of 31.12.2010, the share of the state in the Authorized capital of the Company stood at 79.11%.

The average headcount of the Company in 2010 was 21,965 employees (In 2009: 11,302 employees).

The Company’s stock has been traded within the Russian Trade System and on the Moscow Interbank Currency Exchange (MICEX) since July 2008.

On June 24, 2008, the Federal Grid Company secured a permit from the FFMS of Russia to place and float abroad its equity securities of all issues of ordinary shares of the Company registered as of today, in the amount which does not exceed 287,269,492,431 ordinary shares of the Company.

Launch of the global depository receipts programs (GDR), which failed the listing procedure as per Provision S and Regulation 144A that certify the rights in relation to the ordinary shares of the Company and established due to the reorganization of the Federal Grid Company and JSC RAO “UES of Russia” took place on June 30, 2008.

One depository receipt was represented by 500 ordinary registered uncertified shares of the Federal Grid Company . Deutsche Bank is the depositary under the programs.

As of December 31, 2010, the volume of the depository receipts program of the Federal Grid Company amounts to about 0.13% of the Company’s authorized capital. The total number of ordinary registered shares of the Federal Grid Company which fall under the GDR program stands at 1,640,964,500 shares which corresponds to 3,281,929 GDR’s.

1.2       Core activities

The Company is incorporated for the following purposes:

• provide reliable operation, increase overall performance and develop Unified energy system of the Russian Federation, including isolated energy systems;

• render services for electric energy transmission on UNEG to the wholesale market participants, as well as to other entities which own either under any other ground provided by federal laws have electric power industry facilities technologically connected to UNEG in the established order, on the onerous contract basis;

• arrange conditions for efficient functioning of the wholesale energy market;

• efficient operation and centralized technological control over electric grids included in the Unified energy system of Russia;

• operation and development of telecommunication infrastructure on the energy market;

• generate profits.

The Company has a right to perform the following activities:

• render services for electric energy transmission and distribution;

• render services for connection to electric grids;

• render communication services;

• diagnostics, operation, repair of electric grids and other facilities in the electric grid economy, and technological control as well;

• diagnostics, operation, repair of communication networks, measuring and accounting tools, equipment for relay protection and emergency automatics and other equipment incident to the electric grid economy performance, as well as equipment designed for UES of Russia management;

• develop electric grids and other facilities in the electric grid economy including designing, engineering survey, construction, reconstruction, technical re-equipment, assembling and arrangement;

• develop communication networks, measuring and accounting tools, equipment for relay protection and emergency automatics and other process equipment incident to the electric grid economy performance, as well as equipment designed for UES of Russia management, including designing, engineering survey, construction, reconstruction, technical re-equipment, assembling and arrangement;

• perform foreign economic activity, trade and economic cooperation as well as scientific and technological cooperation with foreign (international) companies with the purpose of conducting activities as provided by the Company’s Articles of Association;

• perform any other activities which are not prohibited by the current legislation of the Russian Federation and which promote achievement of the goals and objectives stipulated by the Articles of Association of the Company.

1.3       Executive and supervisory authorities

The Company’s Board of Directors was elected by the resolution of the General meeting of shareholders dated 29.06.2010.

The Company’s Board of Directors members are as follows as of 31.12.2010

No.	Full Name	Position
1	Shmatko Sergey Ianovich	Chairman of JSC FGC UES Board of Directors, Minister of Industry and Energy of the Russian Federation
2	Malyshev Andrey Borisovich	Deputy Chairman of JSC FGC UES Board of Directors, Deputy General Director of the State Corporation “Rosnanotech”
3	Ayuev Boris Ilich	Chairman of JSC “SO-CDA” Management Board
4	Budargin Oleg Mikhailovich	Chairman of JSC FGC UES
5	Makarov Alexey Alexandrovich	Director of the Institute of energy researches of the Russian Academy of Sciences
6	Kutovoy Georgy Petrovich	Energy Adviser to President of CJSC OMK
7	Ponomarev Dmitry Valerievich	Chairman of NP “Market Board” Management Board
8	Solovyev Yuri Alexeevich	President of VTB Capital
9	Khvalin Igor Vladimirovich	General Director of CJSC Volga Engineering Group, Non-executive Director
10	Sharipov Rashid Ravelevich	Deputy General Director of JSC “KFK-Consult”

No.	Full Name	Position
11	Ernesto Ferlengi	Head of Representation office in the Russian Federation and CIS, concern “Eni”

The following changes were introduced to the membership of the Board of Directors in accordance with the resolution of the General meeting of shareholders dated 29.06.2010:

• Elected: Budargin Oleg Mikhailovich, Kutovoy Georgy Petrovich, Solovyev Yuri Alexeevich, and Khvalin Igor Vladimirovich;

• Expelled: Dod Evgeny Vyacheslavovich,  Kurbatov Mikhail Yurievich, Maslov Sergey Viktorovich, and Tatziy Vladimir Vitalyevich.

The Management Board of the Company includes the following Company officials as of 31.12.2010.

No.	Full Name	Position
1	Budargin Oleg Mikhailovich	Chairman of the Management Board
2	Troshenkov Dmitry Alexandrovich	First Deputy Chairman of the Management Board
3	Chistyakov Alexander Nikolayevich	First Deputy Chairman of the Management Board
4	Bobrov Alexander Mikhailovich	First Deputy Chairman of the Management Board
5	Berdnikov Roman Nikolayevich	Deputy Chairman of the Management Board - Director, Business Development and Client Relations, JSC FGC UES
6	Gvozdev Dmitry Borisovich	Deputy Chairman of the Management Board - Chief Engineer
7	Kazachenkov Andrey Valentinovich	Deputy Chairman of the Management Board
8	Mangarov Yuri Nikolaevich	Deputy Chairman of the Management Board — Auditing Director
9	Romanov Pavel Vitalyevich	Management Board member
10	Gurevich Dmitry Mikhailovich	Director, Telecommunications and Information Technologies, JSC FGC UES
11	Zhuikov Evgeny Nikolaevich	General Director of the branch of JSC FGC UES— Backbone electric grids (MES) Volga Region

1. Pursuant to the Board of Director’s decision dated 12.05.2010, the following persons were elected as members of the Management Board:

• Romanov Pavel Vitalyevich, Deputy Chairman of the Management Board of JSC FGC UES (at the time of the election);

• Gvozdev Dmitry Borisovich, Deputy Chairman of the Management Board - Chief Engineer of JSC FGC UES;

2. Pursuant to the Board of Director’s decision dated 07.09.2010, the following persons were elected as members of the Management Board:

• Bobrov Alexander Mikhailovich, First Deputy Chairman of the Management Board of JSC FGC UES;

• Kazachenkov Andrey Valentinovich, Deputy Chairman of the Management Board of JSC FGC UES;

• Mangarov Yuri Nikolaevich, Deputy Chairman of the Management Board — Auditing Director of JSC FGC UES ;

• Zhuikov Evgeny Nikolaevich, General Director of the branch of JSC FGC UES— Backbone electric grids (MES) Volga Region.

Members of the Audit Committee as of 31.12.2010.

No.	Full Name	Position
1	Gorevoy Dmitry Mikhailovich	Senior Expert - Department of the RF Ministry of Economic Development
2	Drokov Anna Valeryevna	Senior Expert - Management Department of Rosimuschestvo
3	Kolyada Andrey Sergeevich	Senior Expert — Property Department of Rosimuschestvo
4	Raspopov Vladimir Vladimirovich	Head of Property Department of Rosimuschestvo
5	Tikhonova Maria Gennadievna	Director, Department of economic regulation and property relations in FEC, the Ministry of Energy of the Russian Federation

Through 2010, the following changes were introduced to the membership of the Audit Committee:

• In accordance with the annual General meeting of shareholders dated 29.06.2010, the following members were elected to the Audit Committee: Gorevoy Dmitry Mikhailovich, Drokov Anna Valeryevna, Kolyada Andrey Sergeevich, Raspopov Vladimir Vladimirovich, and the following members were expelled from membership in the Audit Committee: Lebedev Viktor Yurievich, Zlydareva Tatiana Viktorovna, Kozlov Dmitry Alexandrovich, and Krylov Evgeniy Yurievich .

1.4       Separate structural subdivisions of the Company

•                                The existence of the following structural subdivisions is the specific feature of the Company’s structure that has impact on selecting ways and methods of accounting:

•                              Existence of separate structural subdivisions transferred to a separate balance sheet and having their own settlement and current accounts in banking organizations;

•                              Existence of separate structural subdivisions having their own settlement and current accounts in banking organizations.

All the Company’s subdivisions are structurally grouped according to their types of activity and geographic regions.

Separate structural subdivisions do not comprise legal entities; they are vested by the Company with property and carry out their activity in accordance with:

•                  Regulations on separate structural subdivisions;

•                  Other internal regulatory documents established and adopted by the Company.

Separate structural subdivisions in accordance with their location:

•                  Perform part of the Company functions stipulated by their production capacities within the limits stipulated by the legislation of the Russian Federation and internal regulatory documents adopted by the Company;

•                  Collect, process and submit to the Company information required for standard/ordinary operations of the Company;

•                  Perform any other works and functions arising from the goals and objectives of the Company and in accordance with decisions made by the Company management bodies.

As of 31.12.2010, the Company had the following branches:
1.	JSC FGC UES Branch — Backbone electric grids (MES) of Center;
2.	JSC FGC UES Branch — Backbone electric grids (MES) of North-West;
3.	JSC FGC UES Branch — Backbone electric grids (MES) of Volga;
4.	JSC FGC UES Branch — Backbone electric grids (MES) of South;
5.	JSC FGC UES Branch — Backbone electric grids (MES) of the Urals;
6.	JSC FGC UES Branch — Backbone electric grids (MES) of Siberia;
7.	JSC FGC UES Branch — Backbone electric grids (MES) of East;
8.	JSC FGC UES Branch — Nizhny Novgorod entity of backbone electric grids;
9.	JSC FGC UES Branch — Chernozemnoye entity of backbone electric grids;
10.	JSC FGC UES Branch — Volgo-Oksoye entity of backbone electric grids;
11.	JSC FGC UES Branch — Volgo-Donskoye entity of backbone electric grids;
12.	JSC FGC UES Branch — Vologda entity of backbone electric grids;
13.	JSC FGC UES Branch — Priokskoye entity of backbone electric grids;
14.	JSC FGC UES Branch — Moscow entity of backbone electric grids;
15.	JSC FGC UES Branch — Verkhne-Donskoye entity of backbone electric grids;
16.	JSC FGC UES Branch — Valday entity of backbone electric grids;
17.	JSC FGC UES Branch — Amur entity of backbone electric grids;
18.	JSC FGC UES Branch — Khabarovsk entity of backbone electric grids;
19.	JSC FGC UES Branch — Primorsk entity of backbone electric grids;
20.	JSC FGC UES Branch — Krasnoyarsk entity of backbone electric grids;
21.	JSC FGC UES Branch — Zabaikalsk entity of backbone electric grids;
22.	JSC FGC UES Branch — Kuzbass entity of backbone electric grids;
23.	JSC FGC UES Branch — Omsk entity of backbone electric grids;
24.	JSC FGC UES Branch — West-Siberian entity of backbone electric grids;
25.	JSC FGC UES Branch — Khakassia entity of backbone electric grids;
26.	JSC FGC UES Branch — Sverdlovsk entity of backbone electric grids;
27.	JSC FGC UES Branch — Yuzhno-Uralsk entity of backbone electric grids;
28.	JSC FGC UES Branch — Perm entity of backbone electric grids;
29.	JSC FGC UES Branch — Sredne-Volzhskoye entity of backbone electric grids;
30.	JSC FGC UES Branch — Nizhne-Volzhskoye entity of backbone electric grids;

31.	JSC FGC UES Branch — Stavropol entity of backbone electric grids;
32.	JSC FGC UES Branch — Kuban entity of backbone electric grids;
33.	JSC FGC UES Branch — Rostov entity of backbone electric grids;
34.	JSC FGC UES Branch — Bryansk entity of backbone electric grids;
35.	JSC FGC UES Branch — Vyborg entity of backbone electric grids;
36.	JSC FGC UES Branch — Novgorod entity of backbone electric grids;
37.	JSC FGC UES Branch — Karelskoye entity of backbone electric grids;
38.	JSC FGC UES Branch — Specialized Production Base Bely Rast;
39.	JSC FGC UES Branch — Backbone electric grids of West Siberia;
40.	JSC FGC UES Branch — Leningrad entity of backbone electric grids;
41.	JSC FGC UES Branch — Tomsk entity of backbone electric grids;
42.	JSC FGC UES Branch — Kaspiysk entity of backbone electric grids;
43.	JSC FGC UES Branch — Automobile operating company of backbone electric grids of Ural;
44.	JSC FGC UES Branch — Automobile operating company of backbone electric grids of North-West;
45.	JSC FGC UES Branch — Orenburg entity of backbone electric grids;
46.	JSC FGC UES Branch — Sochi entity of backbone electric grids;
47.	JSC FGC UES Branch — Samara entity of backbone electric grids;
48.	JSC FGC UES Branch — Central entity of backbone electric grids;
49.	JSC FGC UES Branch — Southern entity of backbone electric grids;
50.	JSC FGC UES Branch — Eastern entity of backbone electric grids;
51.	JSC FGC UES Branch — Yamal-Nenets entity of backbone electric grids.

Independent balance sheets have been allocated to the Branches of the Company.

II.      Accounting Policy

Financial statements in the Company are prepared based on the following policy.

2.1       Basis for preparation

The Financial statements in Company are prepared based on the accounting and reporting standards applicable in the Russian Federation, in particular Federal law No. 129-FZ “On Accounting” dated 21.11.1996, Provision on business accounting “Accounting policy in organization” Russian Accounting Standards (RAS) 1/98, Decree No. 60 approved on 09.12,1998 by the Ministry of Finance of the Russian Federation, Provision on business accounting and financial statements in the Russian Federation approved by Decree No. 34n of the Ministry of Finance dated 29.07.1998, and Provision on business accounting “Financial statements in organization” Russian Accounting Standards (RAS) 4/99 as approved by Decree No. 43n of the Ministry of Finance on 06.07.1999

2.2       Assets and liabilities in foreign currencies

The official rate of foreign exchange to the Russian ruble applicable as of the date of transaction was applied upon accounting of a business transaction performed in a foreign currency. Cash resources on foreign currency accounts in banks accounts (bank deposits), and cash resources and payment documents, securities (except for shares), cash assets in settlements including debt obligations (except for advance payments received and extended) denominated in foreign currencies shall be reflected in financial reporting in amounts calculated on the basis of the official foreign exchange rates as of December 31, 2010. The foreign exchange rates on that date stood at RUB 30.4769 per USD 1 (as of December 31, 2009 — RUB 30.2442), and RUB 40.3331 per EUR 1 (as of December 31, 2009 — RUB 43.3883).

Foreign exchange differences, which occurred during the year pertaining to transactions with assets and liabilities in foreign currencies, as well as those which occurred as a result of their conversions as of the reporting date, shall be allocated to financial results as other income and expense.

2.3       Short-term- and long-term assets and liabilities

Financial investments, receivables and payables, including indebtedness under credits and loans are allocated to short-term investments in the accounting balance sheet, if their circulation (repayment) period does not exceed 12 months. The remaining classes of the above mentioned assets and liabilities are presented as long-term.

The interest on long-term financial investments, long-term loans and borrowings extended and long-term loans and borrowings received shall be reflected in the balance sheet in line 240

“Accounts receivable (payments under which are expected within 12 months upon the reporting date)” and line 610 “Credits and loans,” respectively

2.4       Fixed assets.

Composition of fixed assets includes land plots, buildings, machinery, equipment, transport means and other appropriate facilities utilized by the Company upon manufacture of products, work execution or rendering services, either used in an organization for administrative needs with useful life of more than 12 months.

The fixed assets in accounting statements are represented according to their acquisition (replacement) cost less the relevant amounts of depreciation accrued throughout the entire operation cycle.

Fixed assets with the value of not more than RUB 20,000 per unit are written off as expenses by way of accrual of depreciation in the amount of their acquisition cost as far as they are applied in production or operation. Fixed assets which were commissioned prior to 31.12.2007 and having value within RUB 10,000 — RUB 20,000 per unit, are written off to production expenses (selling expenses) by way of straight-line depreciation during their remaining useful life.

Such practice is considered a deviation from the general rules, but it provides for fair and true reflection in business accounting of the Company’s assets and comprehensive supervision of availability and movement of noncapitalized products of the Company.

Books, booklets and other print materials acquired are not accepted as fixed assets upon entering in accounting records. Expenses related to their acquisition are considered as expenses of the period in which they are transacted. The Company does not form a library stock.

Depreciation of fixed assets shall be performed using the straight-line method based on useful life. The Company applies the classification of fixed assets included in depreciation groups approved by regulation No. 1 “On classification of fixed assets included in depreciation groups” of the Russian Federation Government dated 01.01.2002, when the Company determines useful life of its fixed assets.

Fixed Asset Group	Useful life (Years)
Buildings	5-35
Structures and transfer (transmission) mechanisms	10-40
Machines and equipment	2-25
Transport vehicles	8-20
Production stock and furniture	2-15

No depreciation shall be accrued for the following items:

•                                           Land plots;

•                                           Housing stock acquired before January 01, 2006 (Depreciation shall be accrued for such items acquired before January 01, 2006 according to the standard procedure);

•                                           Fully depreciated assets which were not written off the balance sheet.

In absence of individual facilities in the fixed assets, useful life for business accounting purposes is determined in the Classification on the basis of expert judgment from the Company technical specialists in accordance with technical specifications in the following manner:

• based on the expected useful life of that item according to the expected productive efficiency and capacity;

• based on expected physical depreciation, which depends on operating conditions, natural conditions and corrosion environment effect, and the system of repairs;

• regulatory and other operation restrictions for that item.

When previously used facilities of fixed assets are acquired, their useful life is determined as follows:

• based on the useful life defined in the above said manner decreased by a number of months when that item was operated by its previous owner;

• in case when it is impossible to define useful life applying the above mentioned method, the committee shall at its own discretion determine useful life for the said fixed asset by taking into account the relevant safety requirements and other factors.

Fixed assets with rights subject to state registration in accordance with the Russian Federation laws will be included as a part of fixed assets and the relevant depreciation group from the date when the fact of submission for registration of the specified rights is document supported.

Fully constructed (built) property items which are being operated and for which documents for the state registration are not provided, are subject to depreciation. Depreciation of the specified property is accrued according to the procedure provided for fixed asset depreciation accrual. Adjustment of the previously accrued depreciation amount will be performed after the state registration when these property items are entered in accounting records as fixed assets.

Annually, the Company performs reassessment of its fixed assets. Reassessment is executed in accordance with order documents for groups of homogeneous facilities in fixed assets based on present (replacement) value using direct re-costing at document supported market prices. Currently, the following groups of fixed assets are subject to reassessment: Industrial buildings and structures, including substations, transmission lines, as well as high-voltage equipment of such substations.

The value of fixed assets with which assets are entered in accounting records is not subject to change, except for cases of fitting-out, completion of equipment, reconstruction, upgrading, technical re-equipment, partial liquidation and on any other similar grounds.

Work caused by change in technological either service assignment of equipment, building, structure or any other facility in depreciable fixed assets, by increased load and (or) other new qualities are referred to fitting-out, completion of equipment, upgrading.

Reconstruction includes rearrangement of existing fixed assets associated with process improvement and improvement of their technical and economic performance, and executed under reconstruction project for fixed assets with the purpose of increasing capacity, quality improvement, and changes in the product mix.

Technical re-equipment includes a package plan designed for improvement in the technical and economic indicators of fixed assets or their individual parts based on adoption of up-to-date machinery and advance technology, mechanization and automation of production, upgrading and replacement of obsolete and worn-out equipment with any new and more productive equipment.

Income and expense resulting in retirement of fixed assets are represented in the Profit and Loss Statement as other income and expense.

Expenditures related to current and capital repairs of fixed assets shall be recognized as normal (standard) operations in the reporting period in which they were performed.

2.5       Intangible assets

Amortization of intangible assets is performed using the straight-line method based on the established useful life for intangible assets.

Amortization charges for intangible assets are reflected in business accounting by accumulation on a separate account.

The intangible assets in accounting statements are represented according to their acquisition (replacement) cost less amortization which was accrued during the entire period of operation.

2.6       Research and Development (R&D)

Writing off expenditures connected with research and development, and technological work is carried out using the straight-line method within the accepted writing off period. Writing off period for expenditures incidental to research and development, and technological work is determined in the Company at its own discretion on the basis of expected performance life, results received by research and development, and technological work, within which organization can acquire economic benefits but not exceeding 5 years. Research and Development works which have positive results and the writing off period of more than one year, are reflected in the balance sheet as “Other noncurrent assets.” In case when R&D have not yielded any positive results, such expenditures are recognized as other expenditures of the reporting period

2.7       Inventories

Inventories are taken into account according to actual cost of their acquisition (manufacture).

Accounting of inventories is performed using accounts 15 “Manufacture and acquisition of inventories” and 16 “Deviation in the cost of Inventories.”

Goods acquired for sale are assessed according to the actual cost of their acquisition.

Upon issue of inventories and goods to production and upon other retirement, their assessment is carried out within a subdivision separated on an independent balance sheet by way of the average cost applying method of a “rolling valuation.”

Special clothing (overalls), special-purpose tools, special means and special equipment irrespective of their useful life are recognized as inventories upon entering in accounting records.

The cost of special clothes with useful life according to allowance not exceeding 12 months is written off for expenditures in full amount at the moment of transfer (issue) to Company employees.

Cost of special clothes with useful life according to an allowance exceeding 12 months is cancelled using the straight-line method, starting from the month following the month of the issue, based on useful life for special clothes as provided by standard industrial norms for free issue of special clothes, special footwear and other personal protective equipment, in the Regulations for employees provision with special clothes, special footwear and other personal protective equipment approved by Regulation No. 51 of the Ministry of Labor and Social Development of the Russian Federation on December 18, 1998, as well as provided for by internal regulative documents of the Company.

Each article of special clothes in service, the useful life of which according to allowance exceeds 12 months, shall be deemed to be an individual accounting unit.

2.8       Recognition of financial investments

Financial investments are entered in accounting records according to their acquisition cost.

Financial investments, a fair market value of which is not determined, are subject to reflection in business accounting and financial statements as of the reporting date according to their acquisition cost. The Company performs audit on depreciation of such financial investments on an annual basis as of December 31st of the reporting year in accordance with procedure approved by the Company. In case of stable decline in the value of the specified financial investments, the Company forms a provision for depreciation on the amount of difference between their book value and assessed value or estimated value. The provision for depreciation of financial investments is reflected in the profit and loss statements as other expense. The cost of financial investments, the market value of which is not determined and for which provision if formed, is reflected in financial statements according to their book value after deduction of the provision amount.

Financial investments, for which the current market value can be determined according to the duly established procedure, are reflected in the accounting statements at the end of the reporting period at the current market value by adjusting their value to the previous reporting date. The data of the Moscow Interbank Currency Exchange (MICEX) are used to determine the market value of financial investments as of the mentioned reporting date.

The aforementioned adjustments shall be performed by the Company once per year.

In terms of the debt securities, the current market value of which cannot be determined, the Company shall allocate the difference between the acquisition cost and nominal value during the period of their circulation to the financial results using the straight-line method in accordance with their yield due in accordance with the terms of their issue. Regarding the promissory notes (bills of exchange) with maturity “on demand but not earlier” acquired before 01.01.2009, the discount is determined on accrual basis according to the assumed period of circulation of the promissory note which equals the number of days from the date of acquisition until the date “not earlier” plus 365 (366) days. Regarding the promissory notes with maturity “on demand but not earlier” acquired after 01.01.2009, the discount is determined pursuant to the accrual basis according to the assumed period of circulation of the promissory note which equals the number of days from the date of acquisition until the date “not earlier.”

Upon retirement of assets recognized for accounting as financial investments, for which the current market value is determined; their cost shall be defined by the Company based on the result of their last assessment. In the event that on the date of retirement the revaluation of such financial investments was not performed from the moment of their acquisition, their cost is defined based on FIFO methodology.

2.9       Deferred expenses

Expenses made by organization within the reporting period, but which are relevant to subsequent reporting periods (for instance, payments relating to voluntary and mandatory property insurance and employee insurance; expenses relating to purchase of software, licenses, etc.) shall be reflected in the balance sheet as an individual item as deferred expenses and are subject to writing off in the manner prescribed by the Company uniformly within the period they are due. Writing off period is determined based on a period when economic benefits (income) are drawn.

Deferred expenses related to the write off period exceeding 12 months shall be reflected in the balance sheet as nonrecurrent assets in line item 150 of the balance sheet “Other noncurrent assets).

2.10     Trade receivables

Trade receivables are determined based on the prices established by contracts between the Company and consumers (customers) with regards to all discounts (markups) and VAT provided by the Company.

In order to provide a true and fair view of short-term accounts receivable in the reporting of the Company, the same shall establish a provision for doubtful debts.

The amount of provision for such doubtful debts is defined according to the results of inventory checks concerning receivables performed as of the last day of the quarter, and shall be defined depending on the term of its occurrence. Expenses relating to establishment of the provision shall be recognized as other expense.

2.11     Authorized, additional and reserve capital

The Company’s authorized capital is represented amounting to the par value of ordinary (ordinary) shares. The Company places ordinary uncertified shares with a par value of 50 (Fifty) kopeks each in the amount of 1,233,561,333,552 (One Trillion Two Hundred Thirty Three Billion Five Hundred Sixty One Million Three Hundred Thirty Three Thousand and Five Hundred Fifty Two) shares for the total of RUB 616,780,667,000 (Six Hundred Sixteen Billion Seven Hundred Eighty Million Six Hundred Sixty Seven Thousand Russian rubles).

In accordance with the current RF legislation, the Company has established a reserve fund in the amount of 5 (five) percent of the Company’s authorized capital. The amount of annual mandatory deductions/contributions to the Company’s reserve fund shall comprise not less than 5 (five) percent of the Company’s net profit until the Reserve Fund reaches the duly established size (amount).

2.12     Credits and loans received

The Company performs transfer of long-term debts into the short-term pertaining to the credits and loans received. Such transfer of long-term debts into the short-term on credits and loans received is performed by the Company at the moment when under the terms and conditions of loan and (or) credit agreement 365 days remain up to reimbursement of the principal.

In case of bonds placed, the Company recognizes the nominal value of the bonds issued and sold as accounts payable. When charging income under bonds in the form of interest the Company indicates payables with regard to interests on the bonds sold subject to payment at the end of the reporting period. The amount of falling due interests is represented as a part of other expenditures in those accounting periods to which these charges relate.

Expenditures incidental to received credits and loans, bond securities issued and placed are included by the Company in other expenditures in the reporting periods in which these charges occur.

The interest under loans and credits received shall be distributed between the cost of investment asset and the current expenditures according to the procedure stipulated by the Company’s internal regulatory and organizational documents. In order to ensure fair and true reflection of the Company’s asset value, the interest under bills of exchange and bonds shall also be allocated to the cost of the investment asset.

2.13     The Company’s income and expenses

Revenues from sales of goods, products, work, services shall be recognized as far as such goods, products, executed work, rendered services are sold.

Proceedings are reflected in the Company’s financial statements net of any value added taxes, customs duties, and discounts provided to customers.

Income from property lease is reflected by the Company as income and expenditure from ordinary (standard) operations. Income and expense relating to granting of royalty originating from any invention patents, industrial samples, and other intellectual property, shall be recognized as other income.

The Company shall recognize the following items as other income:

•                              proceeds from sales of fixed assets, bills of exchange, and other assets;

•                              interest received for the use of the Company’s cash assets, interest for the use of cash bank from the Company account in this bank, as well as interest under any purchased interest-bearing or discounted third party bills of exchange. The Company shall recognized this income in its Profit and Loss Statement in line item 060 “Interest receivable”;

•                              sums of provisions restored;

•                              other proceeds (income).

The Company’s expenditures are divided into expenditures from ordinary operations and other expenditures.

Expenditures relating to ordinary operations shall be recognized in the same reporting period in which they were incurred, regardless of the actual payment.

Expenditures of separate subdivisions relating to ordinary operations shall be fully production-related expenses without appropriation of management expenses.

Expenditures relating to property lease shall be recognized as expenditures from ordinary operations.

Management expenses of the Company shall be reflected in full and in the reporting period without allocation by type of activity.

The Company shall recognize the following expenditures as other expenses:

•                              expenditures related to retirement and other write-offs of fixed assets, bills of exchange, and other assets;

•                              provision for doubtful debts;

•                              losses of previous years recognized in the reporting year;

•                              other expenses.

2.14     Alterations in the Company’s accounting policy

Alterations in the 2010 accounting policy

In 2010, the procedure for allocation of interest under bills debts and funded loans was changed. The interest under bills and bonds is subject to allocation to the investment asset value. The said procedure, though being a deviation from the current rules, provides a more accurate reflection of the Company’s assets. The interest is distributed between the investment asset value and the current expenses according to the procedure provided for by the Company’s organizational and regulatory documents. The amount of data comparable to the interest accrued in 2009 is set forth in Item “Loans and credits received.”

The remaining changes (alterations) in the Company’s 2010 accounting policy serve primarily to adjust and do not amend any line items of the reporting.

Alterations in the 2011 accounting policy

The frequency of revaluation of financial investments has been changed for 2011. It is now required to determine,according to the duly established procedure, the current market value of such financial investments on a quarterly basis, not an annual basis (as before).

Adjustments were also made into the procedure of price determination of unbilled deliveries of inventories. In case there is no contract price of such inventories, the inventories are accounted at their average rolling evaluation on the date of their recognition. In case there is no such average rolling evaluation, inventories are accounted at their market prices.

Starting with the 2011 annual financial reporting, Decree No. 66n “On the forms of corporate financial reporting” of the RF Ministry of Finance dated 02.07.2010 comes into force. Due to the variances in reflection of indicators of reporting forms according to this Decree and the procedure of presentation of reporting indicators in financial reporting for 2010 (pursuant to the Decree of the RF Ministry of Finance No. 67n dated 22.07.2003), certain reporting indicators for the reporting year shall be reflected using comparative data in financial reporting (See alterations in presentation of indicators in financial reporting forms below in Sections A-Г).

Alternations in financial reporting forms

The Decree of the RF Ministry of Finance No. 66n stipulates for changes in the financial reporting forms aimed to transfer data from the reporting forms to notes to the respective financial reporting:

•              Information (certificate) about valuables accounted on off-balance sheet accounts is now excluded from the balance sheet;

•              Breakdown of certain profits and losses is now excluded from the profit and loss statement form;

•              Section 2 “Provisions” is now excluded from the statement of changes in equity;

•              The data reflected in the Appendix to the balance sheet (Form No. 5) are now shown as reference tables in the Explanatory Note.

A.  Alterations in the balance sheet

The data from the balance sheet are subject to reflection as of three reporting dates (December 31st of the reporting year, of the previous year, and of the year preceding the previous year).

•              From line item “Other noncurrent assets” the results of R&D are allocated to a separate line item (Section “Noncurrent assets”).

•              From line item “Additional capital” the amount of revaluation of noncurrent assets was allocated to a separate line item of the balance sheet (Section “Capital and provisions”).

•              From line item “Other long-term liabilities” contingent liability provision was allocated to a separate line item (Section “Long-term liabilities”).

The Company resolved to continue to separately present expenses for construction in progress starting from the 2011 financial reporting (including capital expenditures and objects which require installation) in line item “Construction in progress” of Section “Noncurrent assets.”

Б.  Alterations in the profit and loss statement

The profit and loss statement includes reference indicators “Result of revaluation of noncurrent assets which is not included in net profit (loss) of the period,” “Result of other operataions which is not included in net profit (loss) of the period,” and “Cumulative result in the period.”

В.  Alterations in statement of changes in equity

The following changes were introduced to Section 1 “Capital flow”:

•              The following line items were added: Income/expense relating directly to capital increase/reduction, changes in additional capital, changes in surplus reserves, and property revaluation;

•              Entry “Shares repurchased” was added;

•              The following ‘in-between’ reporting period indicators were excluded “Changes in the accounting policy,” and “Impact of fixed assets revaluation.” Changes in the accounting policy are subject to inclusion in Section 2 of the Statement of changes in equity “Adjustments due to changes in accounting policy and correction of errors.” The impact of revaluation shall be reflected in Section 1 in line item “Property revaluation” in the corresponding period of such revaluation;

•              The size of net assets shall be reflected in three reporting dates.

Section 2 “Adjustment due to changes in accounting policy and correction of errors” was added to include information about the size of the capital of the Company before the adjustments, as well as about the adjustments due to changes in the accounting policy and correction of errors in the equity line items section (undistributed profits (uncovered loss), and other line items of the capital (equity)).

Г.  Alterations in the cash flow statement

•              Proceeds from sales of products, goods, works, and services, as well as proceeds from sales of lease payments, license payments (royalty), commissions, and fees are shown separately.

•              Cash funds allocated by the Company for payment of dividends shall be transferred from the current operations section to the financial activities section of the cash flow statement.

2.15     Incoming and comparative data

Due to the impossibility of acquiring reliable data for evaluation of comparable data in case of any changes in the accounting policy relating to the funded loans in 2009 and in order to comply with the principle of expediency of financial accounting, the Company shall not submit the corresponding data on its reporting for 2010.

In the 2010 financial reporting, certain opening balance indicators and, hence, the currency of the balance sheet do not match the indicators set forth in the closing balance of the 2009 financial reporting due to the following reasons/on the following grounds:

As per the Balance sheet (Form No. 1)

RUB thousand

Line item description	Line item code	Amount as of 31.12.2009	Adjustment	Amount as of 01.01.2010
Fixed assets	120	151,603,670	86,150,081	237,753,751
Additional capital (funding)	420	59,386,652	88,209,715	147,596,367
Loss of previous years	460	(6,944,397)	(61,625,628)	(68,870,025)
Undistributed loss of the reporting year	475	(59,865,944)	59,865,994	—

1. Line item 120 “Fixed assets”: Due to revaluation which took place on 01.01.2010, the final appraisal of the fixed assets amounted to RUB 88,209,715 thousand, and the markdown was RUB 2,059,634 thousand. The total amount of change in this line item stood at RUB 86,150,081 thousand.

2. Line item 420 “Additional capital”: Due to revaluation of the fixed assets, the data were increased by the amount of RUB 88,209,715 thousand.

3. Data in line item 460 “Losses of previous years” were formed as follows: From line item 475 “Undistributed loss of the reporting period” the amount of RUB 59,865,994 thousand was transferred, then the amount was increased due to the fixed assets revaluation for the amount of RUB 2,059,634  thousand. The total amount of change in this line item is RUB 61,625,628 thousand.

4. Line item 475 “Undistributed loss of the reporting period”: Due to reformaton of the balance, the loss in the amount of RUB 59,865,994 thousand was fully included in line item 460 “Loss of previous years” and thus reduced it.

Pertaining to the Statement of changes in equity (Form No. 3)

Line item description	Line item code	Amount as of 31.12.2009	Adjustment	Amount as of 01.01.2010
Net assets	200	579,745,722	86,150,081	665,895,803

In line item 200 “Net assets” there was an increase by RUB 86,150,081 thousand, which was due to revaluation of fixed assets for the amount of RUB 86,150,081 thousand.

Pertaining to Appendix to the balance sheet (Form No. 5)

Line item description	Line item code	Amount as of 31.12.2009	Adjustment	Amount as of 01.01.2010
Buildings	110	16,543,314	(801,749)	15,741,565
Structures and transfer mechanisms	111	165,908,917	130,888,058	296,796,975
Machines and equipment	112	87,231,646	5,006,531	92,238,177
Total	130	273,331,356	135,092,840	408,424,196
Fixed asset depreciation – total	140	121,727,686	48,942,759	170,670,445
Depreciation of buildings and structures	141	88,232,724	47,218,532	135,451,256
Depreciation of machines, equipment, and transport vehicles	142	32,655,704	1,724,227	34,379,931
Fixed assets leased out – total	150	4,896,221	1,301,025	6,197,246
Buildings and structures leased out	151	4,069,233	1,402,883	5,472,116
Machines, equipment, and transport vehicles leased out	152	797,993	(94,383)	703,610
Other fixed assets leased out	153	28,995	(7,475)	21,520

1. The entry data of section “Fixed assets” were changed due to the fixed assets revaluation:

•              Line item 110 “Buildings” was reduced by RUB 801,749 thousand;

•              Line item 111 “Structures and transfer mechanisms” was increased by RUB 130,888,058 thousand;

•              Line item 112 “Machines and equipment” was increased by RUB 5,006,531 thousand;

•              Line item 130 “Total” was increased by RUB 135,092,840 thousand;

•              Line item 140 “Fixed asset depreciation — total” was increased by RUB 48,942,759 thousand;

•              Line item 141 “Depreciation of buildings and structures” was increased by RUB 47,218,532 thousand;

•              Line item 142 “Depreciation of machines, equipment, and transport vehicles” was increased by RUB 1,724,227 thousand.

2. The amount of leased out fixed assets was adjusted to the opening balance due to the fixed assets revaluation:

•                                           Line item 150 “Fixed assets leased out — total” was increased by RUB 1,301,025 thousand;

•                                           Line item 151 “Buildings and structures leased out” was increased by RUB 1,402,883 thousand;

•                                           Line item 152 “Machines, equipment, and transport vehicles leased out” was reduced by RUB 94,383 thousand;

•                                           Line item 153 “Other fixed assets leased out” was increased by RUB 7,475 thousand.

III.     Disclosure of Material Indicators

3.1       Authorized capital of the Company

As of 31.12.2010, the authorized capital of the Company was RUB 616,780, 667,000 (Six Hundred Sixteen Billion Seven Hundred Eighty Million and Six Hundred Sixty Seven Thousand Russian rubles) and consisted of 1,233,561,333,552 (One Trillion Two Hundred Thirty Three Billion Five Hundred Sixty One Million Three Hundred Thirty Three Thousand and Five Hundred Fifty Two) ordinary registered uncertified shares with the nominal value of 50 kopeks (RUB 0.50) each. As of 01.01.2010 and as of 31.12.2010, the Company’s authorized capital was duly registered and fully paid.

As of 31.12.2010, in accordance with the shareholder register, the Russian Federation in the name of the Federal Agency of the State Property Management owns 79.11% of shares of JSC FGC UES. 20.89% of the outstanding stock of JSC FGC UES is owned by minority shareholders.

On 26.12.2010, the report of the securities issue was registered. The actual number of 80,047,137,190 (Eighty Billion Forty Seven Million One Hundred Thirty Seven Thousand and One Hundred Ninety) shares were placed for the amount of RUB 40,177,923,000 with the nominal value of RUB 0.50 each. 64,611,542,328 (Sixty Four Billion Six Hundred Eleven Million Five Hundred Forty Two Thousand and Three Hundred Twenty Eight) shares were placed at RUB 0.50 (fifty kopeks) for persons entitled with a pre-emption right to purchase securities of the additional issue. 15,435,594,861 (Fifteen Billion Four Hundred Thirty Five Million Five Hundred Ninety Four Thousand and Eight Hundred Eighty One) share was placed at RUB 0.51 (fifty one kopek) through public offering.

As of 26.01.2011, the securities placement was completed. The actual amount of shares placed is 22,386,794,841 (Twenty Two Billion Three Hundred Eighty Six Million Seven Hundred Ninety Four Thousand and Eight Hundred Forty One) shares for the amount of RUB 11,193,397, 000 with the par value of RUB 0.50 (Fifty kopeks) each.

As of 31.12.2010 and 01.01.2010 the additional capital of the Company stood at RUB 147,465,641,000 and RUB 147,596,367,000, correspondingly. The additional capital was comprised of the following line items:

Indicator	As of 01.01.2010	As of 31.12.2010
Final appraisal of fixed assets	115,883,558	115,598,477
Income from issuance	10,346,873	10,501,227
Amount of additional capitals of companies merged in the course of reorganization	21,316,409	21,316,409
VAT amount relating to fixed assets recognized as contribution to the authorized capital	49,527	49,527
Total	147,596,367	147,465,640

Revaluation of fixed assets was performed using an independent appraiser’s report.

Based on the 2010 performance, the net profit amounted to RUB 58,088,388,000. Based on the 2009 performance, the net loss amounted to RUB 59,865,994,000.

3.2       Intangible assets

RUB thousand

Intangible asset	31.12.2010	01.01.2010
Automated accounting and reporting system (software complex)	274,403	424,078
Data base IPK KSUPR	110,600	231,256
Automated property management system	110,922	166,383
Automated technical maintenance and repair management system	80,936	118,291
Software complex IPK KSUPR	46,057	96,302
Automated information and measuring system for commercial electric power measurement (AIIS KUE)	38,579	77,579
Information and analytical system of electric power accounting and calculation	47,298	64,498
Automated document flow management system	29,030	44,853
Automated planning and budgeting system	28,769	40,673
Corporate information human resources management system	16,287	24,430
Corporate information system “ASU-Salary”	21,546	32,319
Information system “KPI-Motivation”	13,979	20,969
Technological information system for the regime department	10,263	15,000
Utility model “Anchor metal header of ferroconcrete foundation”	8,358	—
Corporate information and analytical system	8,509	14,515
Utility model “Intermediate support for high voltage lines”	6,928	—
Corporate portal of JSC FGC UES	5,323	—
Reference data system	4,844	7,486
Other	54,994	17,625
Total intangible assets	917,625	1,396,257

The useful life of intangible assets is 4-5 years.

3.3       Fixed assets

As of January 1, 2010, the Company revalued the following groups of fixed assets according to replacement costs determined by an independent appraiser: industrial buildings and structures, including substation buildings, transmission lines, as well as high-voltage substation equipment. The amounts of increase in acquisition cost of the said objects in the amount of RUB 135,092,840 thousand and accrued depreciation in the amount of RUB 48,942,759 thousand were allocated to undistributed profits to the total of RUB 86,150,081 thousand. Fixed assets are shown in the balance sheet at their depreciable value.

In 2009, revaluation of the same groups in fixed assets was performed, the amount of replacement cost in 2009 amounted to RUB 6,884,139 thousand.

Income and losses from fixed asset retirement are reflected in the profit and loss statement as other income and expense.

The Company does not perform separate accounting of its real estate items commissioned (put into operation) and those in the process of the state registration.

3.4       Construction in progress

RUB thousand

Type of investment in noncurrent assets	31.12.2010	01.01.2010
Design and engineering works, acquisition and construction of fixed assets	274,920,230	193,215,972
Acquisition and construction of intangible assets	4,861,225	4,151,602
Expenses on R&D in progress	956,714	677,196
Total investment in noncurrent assets	280,738,169	198,044,770

Design and engineering works, acquisition and construction of fixed assets are recognized in the following subdivisions of the Company:

RUB thousand

Executive office	31.12.2010	01.01.2010
MES of Centre	2,351,148	1,412,044
MES of North-West	69,283,745	55,038,639
MES of Volga	43,656,621	28,714,386
MES of South	10,168,236	4,593,484
MES of Ural	53,355,933	37,645,626
MES of Western Siberia	17,846,607	16,119,045
MES of Siberia	34,399,924	26,222,093
MES of East	20,477,642	12,065,886
Elektrosetservice	23,125,930	10,848,454
TMR MES	254,444	556,315
Total	274,920,230	193,215,972

3.5       Taxes

The long-term part in the amount of value added tax comprises RUB 250,659 thousand and represents VAT on construction-erection and design-exploration works up to 2005, which will be refunded from the budget when construction in progress facilities will be put in operation.

According to the tax accounting data prepared in accordance with the requirements of chapter 25 “Profit tax in organizations” in the Tax Code of the Russian Federation, the taxable income for a period of 2010 comprised RUB 46,321,530 thousand. In 2009, the above mentioned indicator was RUB 24,381,745 thousand.

Income before tax for accounting purposes was linked to notional earnings for profit tax as follows:

RUB thousand

Indicator	2010	2009
Profit (loss) before taxation	68,318,523	(54,048,781)
Conditional expenditure for profit tax at rate of 20%	13,663,705	(10,809,756)
Standing tax liability (asset)	(3,184,752)	16,588,331
Deferred tax asset	(33,442)	(180,217)
Deferred tax liability	(1,181,205)	(722,009)
Current profit tax	9,264,306	4,876,349

In the reporting year the amount of permanent differences having impact on adjustment of conditional profit tax for the purpose of profit tax calculation based on tax accounting data (current profit tax) totaled RUB 15,923,759 thousand (In 2009 — RUB 82,941,655 thousand).

The said permanent differences resulted from the differences in recognition of the following income and expenses in accounting records and tax accounting:

2010

RUB thousand

Income	Amount of income, RUB thousand	Fixed tax asset, RUB thousand
Income in the form of restored provisions on doubtful debts	20,803,483	4,160,696
Income from revaluation of shares	30,024,928	6,004,986
Other income	394,804	78,961
Total income	51,223,215	10,244,643

Expense	Amount of expense, RUB thousand	Fixed tax liability, RUB thousand
Expenses in the form of accrual of provisions for devaluation of securities and doubtful accounts receivable	17,949,877	3,589,975
Fixed asset depreciation	15,052,911	3,010,582
Sale of securities	887,920	177,584
Other expense	1,408,747	281,750
Total expense	35,299,455	7,059,891

2009

RUB thousand

Income	Amount of income, RUB thousand	Fixed tax asset, RUB thousand
Income in the form of restored provisions on doubtful debts	20,017,408	4,003,482
Income from share participating in authorized capitals	717,256	143,451
Income from third party bills of exchange	(332,504)	(66,501)
Other income	20,805	4,161
Total income	20,422,965	4,084,593

Expense	Amount of expense, RUB thousand	Fixed tax liability, RUB thousand
Negative difference from revaluation of shares at market value	79,905,889	15,981,178
Sale of securities	9,416,790	1,883,358
Expenses in the form of provisions on deterioration in value of securities and on doubtful accounts receiv	7,089,950	1,417,990
Fixed asset depreciation	5,050,788	1,010,158
Deferred expenses write-off	512,701	102,540
Other expenses	1,388,502	277,700
Total expenses	103,364,620	20,672,924

Other tax liabilities include fixed tax liabilities on charity, material assistance, social expenses, corporate activity expenses, etc.

The difference between the periods of recognition of income and expense for accounting purposes, on one side, and profit taxation, on the other side, leads to the occurrence of time differences. Most of the time differences were related with the difference procedure of fixed asset depreciation for the purposes of tax- and financial accounting. Assets and liabilities for deferred profit tax as of the end of the reporting period are determined at rate of 20% as of 31.12.2010 and 01.01.2010.

The accounting balance sheet in line item “Deferred tax liabilities” reflects the consolidated (rolled up) amount of the deferred tax asset and deferred tax liability

RUB thousand

Indicator	31.12.2010	01.01.2010
Deferred tax asset	522,592	556,034
Deferred tax liability	(3,172,303)	(1,991,098)
Total for line item 515 “Deferred tax liabilities”	(2,649,711)	(1,435,064)

3.6       R&D expenditures

In 2010, the expenditures incidental to regular R&D activities, used in the current activities, were written off to the amount of RUB 171,873 thousand. As of 31.12.2010, the balance on completed R&D was reflected in line item 150 “Other noncurrent assets” of the balance sheet and amounted to RUB 255,247 thousand (as of 01.01.2010 — RUB 73,805 thousand).

3.7       Long-term financial investments

The structure of long-term financial investments is represented by the following assets of the Company:

RUB thousand

Asset	31.12.2010	01.01.2010
Shared financial investments	94,899,702	66,197,973
Contributions in subsidiary companies	18,124,226	18,221,649
Contributions in affiliated companies	67,711,261	40,681,668
Contributions in other organizations	9,061,046	7,291,487
Other shared long-term financial investments	3,169	3,169
Debt financial investments	9,237,845	772,414
Debt securities	8,935,682	469,301
Loans extended	302,163	303,113
Total financial investments	104,137,547	66,970,387

3.7.1. Contributions to subsidiary and affiliated companies and other organizations

Line item 140 “Long-term financial investments” of the accounting balance sheet includes the following contributions to subsidiary and affiliated companies and other organizations:

	31.12.2010		01.01.2010
Name of subsidiary and affiliated company and other organizations	Book value, RUB thousand (considering provision)	Share in authorized capital, %	Book value, RUB thousand (considering provision)	Share of authorized capital, %	Activity	Comment
Subsidiary companies :	18,124,226		18,221,649
JSC “Mobile Gas Turbine electric stations” (JSC “MGTES”)	10,594,257	100.00%	10,594,257	100.00%	Electric power generation	Provision accrued
JSC STC of Electric power industry”	3,895,820	100.00%	3,895,820	100.00%	Scientific and research activity
JSC Specialized electric grid company UNES	953,804	100.00%	953,804	100.00%	Technical maintenance and repairs of electric grid facilities
JSC “Tomsk backbone grids”	866,424	52.03%	866,424	52.03%	Forecast-analytical services for electric power industry
JSC “Center of engineering and construction management”	833,000	100.00%	833,000	100.00%	Functions as customer-property developer in capital construction, reconstruction and technical

	31.12.2010		01.01.2010
Name of subsidiary and affiliated company and other organizations	Book value, RUB thousand (considering provision)	Share in authorized capital, %	Book value, RUB thousand (considering provision)	Share of authorized capital, %	Activity	Comment
					upgrade of electric grid facilities
GruzRosEnergo	763,227	50.00%	763,227	50.00%	Power transmission services
JSC “Energostroysnabcomplect of UES”	133,870	100.00%	133,870	100.00%	Electric power complex procurement	Provision accrued
JSC “UC of Electric power industry”	55,071	100.00%	55,071	100.00%	Electronics and digital technology activity
JSC “MUS of Electric power industry”	19,997	100.00%	19,997	100.00%	Telecommunication services
JSC “Chitatekhenergo”	4,092	100.00%	4,092	100.00%	Construction, design, repair and technical maintenance of electric power industry projects
CJSC “Agency for electric power industry balances forecasting”	3,500	100.00%	3,500	100.00%	Information technologies services
JSC “Main electric grid service company”	1,000	100.00%	1,000	100.00%	Technical maintenance and repair services for electric grid facilities
JSC “MIC of Electric power industry”	163	50.00%	163	50.00%	Forecast-analytical services for electric power industry
JSC “CNII NPKenergo”	1	100.00%	1	100.00%	R&D activities
JSC “Nurenergo”	—	77.00%	—	77.00%	Electric power generation	Provision accrued
JSC “Volgaenergosnabcomplect”	—	100.00%	—	100.00%	Supply of materials and equipment	Provision accrued
JSC Energy Center	—	—	97,423	98.56%	R&D activities
Power industry index Ltd.	—	100.00%	—	100.00%	Sales of securities	Provision accrued
Affiliated companies	67,711,261		40,681,668
JSC “OGK-1”	21,851,019	40.17%	13,164,371	40.17%	Electric and heat power generation	Market value of the stock
JSC “Volzhskaya TGK” (TGK-7)	20,066,560	29.99%	13,262,806	32.14%	Electric and heat power generation	Market value of the stock
JSC “Bashkirenego”	15,456,189	21.27%	7,143,138	21.27%	Electric and heat power generation, transmission and sale	Market value of the stock
JSC “OGK-6”	7,291,153	23.58%	4,304,329	23.58%	Electric and heat power generation and transmission	Market value of the stock
JSC “TGK-11”	2,702,867	27.45%	2,463,551	27.45%	Electric and heat power generation	Market value of the stock
“IT Energy” LLC	198,360	39.99%	198,360	39.99%	IT services
JSC “Kuban backbone grids”	134,139	49.00%	134,139	49.00%	Power transmission services
JSC “Severovostocenergo”	9,800	49.00%	9,800	49.00%	Electric and heat power generation and sales
JSC “ENIN”	1,024	38.24%	1,024	38.24%	R&D activities

	31.12.2010		01.01.2010
Name of subsidiary and affiliated company and other organizations	Book value, RUB thousand (considering provision)	Share in authorized capital, %	Book value, RUB thousand (considering provision)	Share of authorized capital, %	Activity	Comment
JSC “Energotechcomplect”	100	49.00%	100	49.00%	Supply of materials and equipment
JSC “Uralskaya management energy company”	50	33.33%	50	33.33%	Agency services
JSC “Schekinsliye PGU”	—	45.21%	—	45.21%	Construction and reconstruction services for electric power industry projects	Provision accrued
Other organizations:	9,061,046		7,291,487
JSC “OGK-6”	4,422,284	9.60%	2,317,319	9.60%	Electric and heat power generation and transmission
JSC “Mosenergo”	4,311,255	3.37%	4,419,858	3.37%	Electric and heat power generation
JSC “Sangtudinskaya HPP-1”	316,473	14.48%	551,256	14.48%	Electric power generation	Provision accrued
JSC “Rushydro”	3,859	Less than 0.01%	—	—
JSC “Testing panel of Ivanovo GRES”	3,000	0.83%	3,000	0.83%	Installation, start-up services for electrical equipment
JSC “OGK-4”	1,736	Less than 0.01%	—	—	Electric and heat power generation and transmission
JSC “OGK-2”	514	Less than 0.01%	—	—	Electric and heat power generation
JSC “TGK-1”	470	Less than 0.01%	—	—	Electric and heat power generation
JSC “OGK-3”	401	Less than 0.01%	—	—	Electric and heat power generation sion
JSC Fortum	238	Less than 0.01%	—	—	Electric and heat power generation
JSC “TGK-9”	186	Less than 0.01%	—	—	Electric and heat power generation
JSC “Kuzbassenergo”	160	Less than 0.01%	—	—
JSC “Quadra Generation Company”	147	Less than 0.01%	—	—	Electric and heat power generation
JSC “TGK-13”	129	Less than 0.01%	—	—	Electric and heat power generation
JSC “TGK-2”	63	Mенее 0.01%	—	—	Electric and heat power generation
TGK-11 Holding	54	Less than 0.01%	—	—	Electric and heat power generation
JSC “Natsenergo”	40	1.90%	40	1.90%	Wholesale operations
JSC “TGK-14”	23	Less than 0.01%	—	—	Electric and heat power generation
JSC “Sibirenergoholding”	—	—	6	Mенее 0.01%	Holding company management services

	31.12.2010		01.01.2010
Name of subsidiary and affiliated company and other organizations	Book value, RUB thousand (considering provision)	Share in authorized capital, %	Book value, RUB thousand (considering provision)	Share of authorized capital, %	Activity	Comment
JSC “Tsentrenergoholding”	6	Less than 0.01%	6	Mенее 0.01%	Holding company management services
JSC “Intergeneratsiya”	6	Less than 0.01%	—	—	Holding company management services
CJSC “SOVASATOM”	1	3.38%	1	3.38%	Construction, start-up services for electric power industry projects
CJSC “Energorynok”	1	8.50%	1	8.50%	Publishing services
JSC “Trust SVES”	—	—	—	6.14%	Design, construction of production and technical facilities	Provision accrued, in 2010 shares were written off
Other equity long-term financial investments	3,169		3,169
Total:	94,899,702		66,197,973

As of 31.12.2010 and 01.01.2010, other equity long-term financial investments included investments in joint activity in the amount of RUB 3,169 thousand.

As of 31.12.2010, the Company’s accounting balance sheet included financial investments in stock trade on the stock exchange during 2010. As of 31.12.2010, the above mentioned financial investments were recorded at their market prices as of the mentioned date. The amount of profit from fluctuations of the market value in 2010 was RUB 29,915,526 thousand. This amount includes the profit related to fluctuations of the market value of shares transferred to fiduciary management in the amount of RUB 29,622,906 thousand. In addition to the block of shares of JSC “OGK-1,” blocks of shares of the following companies were transferred to fiduciary management to JSC “Inter RAO UES” in 2010: JSC “Bashkirenergo,” JSC “Volzhskaya TGK,” JSC “OGK-11,” “JSC “OGK-6,” “JSC Mosenergo,” JSC “TGK-14,” JSC “Quadra,” JSC “TGK-2,” JSC “TGK-9,” JSC “Rushydro,” JSC “TGK-3,” JSC “Fortum,” JSC “TGK-1,” JSC “OGK-2,” JSC “OGK-4,” JSC OGK-6,” JSC “Yeniseyskaya TGK,” and JSC “TGK-11 Holding.” The current market value of the company stock under management stands at RUB 76,108,633 thousand.

The Company has analyzed the signs of sustainable decreasing of financial investment cost for which the current market value is not determined. During such analysis changes in net assets value during two years were considered. Evaluation of financial investments in JSC “Sangtudinskaya HPP-1” was performed by an independent appraiser.

In 2010, the Company established a provision for revaluation of its financial investments in the amount of RUB 234 782 thousand. It accounted for this provision as other expenses (In 2009 - RUB 3,502,596). In 2009 the provision was used in the amount of RUB 499 thousand upon for writing off of financial investments in JSC “SVES.”

As of 31.12.2010 and 01.01.2010, the balance of the provision for devaluation of financial investments amounted to:

RUB thousand

Issuer	31.12.2010	01.01.2010
JSC “MGTES”	3,524,756	3,524,756
JSC “Nurenergo”	1,972,781	1,972,781
JSC “Schkinskiye PGU”	105,935	105,935
JSC “Energostroysnabcomplect”	72,381	72,381
LLC “Index of electric power industry”	10,000	10,000
JSC “Sangtudinskaya HPP-1”	2,714,096	2,479,314
Other	369	868
Total provision for revaluation of financial investments	8,400,318	8,166,035

There were no negative trends that could serve as a reason for devaluation of other blocks of shares.

3.7.2. Debt securities

As of 31.12.2010 and 01.01.2010 bills of exchange of the following companies were recognized as debt securities:

RUB thousand

Issuer	31.12.2010	01.01.2010	Maturity date	Annual rate, %
JSC “SO-SDO UES”	469,300	469,300	December 2012	7%
LLC “Energofinans” (*)	8,466,381	—	December 2014	Discount-interest-bearing
Total debt securities	8,935,681	469,300

Note:

(*) Novation of interest-free bills of exchange, previously the amount was reflected in accounts receivable. In 2010, a provision in the amount of RUB 3,618,652 thousand was accrued.

3.7.3. Loans extended and other long-term financial investments

As of 31.12.2010 and 01.01.2010, loans issued included a loan extended to JSC “Dagenergo” in the amount of RUB  296,461 thousand and a loan to the Company employee in the amount of RUB 5,702 thousand as of 31.12.2010 (RUB 6,652 thousand на 01.01.2010).

The Company intends to retain all its long-term debt financial investments until they are fully repaid/redeemed.

3.8                     Short-term financial investments

The structure of the Company’s short-term financial investments is represented by the following assets:

RUB thousand

Asset	31.12.2010	01.01.2010
Short-term bills of exchange	42,356,353	44,190,554
Loans extended	887,671	887,671
Other short-term financial investments	3,000,000	24,049,500
Total short-term financial investments	46,244,024	69,127,725

3.8.1. Short-term bills of exchange

As of 31.12.2010 and 01.01.2010, short-term bills of exchange include bills of exchange of the following companies:

RUB thousand

Issuer	31.12.2010	01.01.2010	Annual rate, %
JSC VTB Bank	19,232,142	43,925,294	Discount
JSC Alfa Bank	14,122,562	—	Discount
JSC AB Russia	4,000,000	—	7%
JSC Promsvyazbank	3,001,649	—	Discount
JSC AKB International Financial Club	2,000,000	—	6.25%
JSC “Glavsetservice UNEG”	—	150,000	14%
JSC “Caustic”	—	55,260	15%
JSC “GVTs Energetiki” (*)	—	60,000	17%
Total short-term bills of exchange	42,356,353	44,190,554

Note:

(*) Provision was accrued in 2010 in the amount of RUB 60,000 thousand.

3.8.2. Loans extended and other short-term financial investments

As of 31.12.2010 and 01.01.2010, loans extended included a loan extended to JSC “Kuban Backbone Grids” in the amount of RUB  887,671 thousand, as well as a loan extended to JSC “Nurenergo” in the amount of RUB  501,300 thousand.

The loan extended to JSC “Nurenergo” is overdue as of the reporting date. The Company does not have any agreement for extension of this contract. The devaluation provision established in 2006 amounted as of 31.12.2010 to RUB 501,300.

Other financial investments as of 31.12.2010 accounted for a deposit in JSC Nomos Bank with maturity date of 16.05.2011 for the amount of RUB 3,000,000 thousand; as of 01.01.2010 Deposits in JSC Gazprombank were also accounted for the amount of RUB 24,049,500 thousand. In 2010, evaluation of financial investments in case of their retirements performed using the acquisition cost of each unit.

The Company intends to retain all its short-term debt financial investments until they are fully repaid.

3.9                     Accounts receivable

Breakdown of line item 230 “Long-term accounts receivable” of the balance sheet is shown in the following table.

RUB thousand

Item	31.12.2010	01.01.2010
Non-interest bearing bills of exchange including	2,688,794	17,012,281
LLC “Energo-finance”	—	12,022,099
JSC “MGTES”	—	3,000,000
JSC “Ulianovskenergo”	738,195	740,240
JSC “Alfa Bank”	494,676	9,259
JSC “AKB “Rosbank”	483,485	483,485
JSC AKB “Eurofinance Mosnarbank”	311,495	311,495
JSC “MRSK of Center and Privolzhia”	229,127	229,127
JSC AKB Investbank	173,903	—
Other non-interest bearing bills of exchange	257,913	216,576
Other receivables including	6,007,455	3,480,538
JSC “Kuban backbone grids”	5,683,517	2,966,855
JSC “Irkutskenergo”	65,334	185,910
JSC “Streletskaya Sloboda”	83,986	83,986
Other	174,618	243,787
Total long-term accounts receivable	8,696,249	20,492,819

As of 31.12.2010, long-term accounts receivable include:

•                              non-interest bearing bills of exchange for the amount of RUB 2,205,309 thousand with maturity dates from 2013 until 2026;

•                              non-interest bearing bills of exchange of JSC AKB “Rosbank” for the amount of RUB  483,485 thousand with maturity date in 2015;

Other receivables represent sums under contracts with due dates in accordance with contractual terms expected within more than 12 months after the reporting date. Information on related parties is disclosed in Item 3.15 of this Explanatory Note.

Breakdown of line item 241 “Receivables from buyers and customers” of the balance sheet is shown in the following table.

RUB thousand

Debtor	31.12.2010	01.01.2010
JSC “MRSK of Siberia”	1,080,083	1,105,393
JSC “MSK of South”	1,425,109	959,555
JSC “Tyumenenergo”	871,007	694,141
JSC “Kubanenergo”	855,216	674,235
JSC “MRSK of Center and Privolzhja”	727,837	580,957
JSC “Moscow United Electric Grid Company”	638,634	425,727
JSC “MRSK of North-West”	528,933	419,697
JSC “MRSK of Ural”	418,653	375,919
JSC Chelyabinsk Metallurgical Works	469,682	—
JSC “Lenenergo”	390,132	259,366
JSC MRSK of North Caucasus	278,408	5,604
JSC “Dalnevostochnaya distribution grid company”	133,388	257,965
CJSC RES	76,510	490,603
JSC “MRSK of Center”	60,017	610,106
JSC “Glavsetservice UNEG”	290	1,085,949
JSC “RUSAL Novokuznetsk”	—	112,932
Other (individually less than RUB 100 million)	715,742	891,264
Total receivables from customers and buyers	8,669,641	8,949,413

Trade receivables in line 241 are recognized considering provision on doubtful debts which as of 31.12.2010 totaled RUB 3,806,612 thousand and as of 31.12.2010 - RUB 2,503,116 thousand.

As of 31.12.2010, the amount of RUB 97,900 thousand related to subsidiary and affiliated companies from the total (receivables totaled RUB 1,552,700 thousand; provision for the said receivables totaled RUB 1,454,800 thousand). As of 01.01.2010, subsidiary and affiliated companies accounted for RUB 1,216,043 thousand (receivables totaled RUB 1,975,342 thousand; the provision for the said receivables totaled RUB 759,300 thousand). Information on related parties is disclosed in Item 3.15 of this Explanatory Note.

Breakdown of line item 243 “Accounts receivable under advance payments extended” of the balance sheet is shown in the following table.

RUB thousand

Item	31.12.2010	01.01.2010
Advance payments to construction organizations including	95,699,436	63,956,137
CJSC “Engineering-Construction company “Soyuz-Seti”	12,088,291	10,222,420
JSC “Stroytransgaz”	10,356,852	—
LLC “Engineering center “Energo”	8,073,116	10,948,010
JSC “GlobalElectroService”	6,442,645	47,776
LLC “New Engineering Company”	4,724,671	6,228,713
LLC “Rusengineering”	4,417,095	7,152,448
LLC “Project Center “Energo”	3,638,263	2,181,928
LLC “Stroytechnocontact”	3,599,121	4,702,678
LLC “Velesstroy”	3,599,117	—
CJSC “EFESk”	3,583,805	147,724
LLC “ASSET MANAGEMENT COMPANY”	2,933,779	3,185,297
JSC “Its UES”	2,437,898	—

Item	31.12.2010	01.01.2010
LLC “Uralelectrostroy”	2,275,681	104,770
LLC “Stroytekhproekt-P”	1,830,988	—
JSC “MKSM”	1,657,815	—
LLC “Promstroy”	1,607,897	48,356
LLC “Interspetsstoy”	1,370,456	1,580,863
LLC “ESK Energomost”	1,310,359	—
LLC “StroyremServis”	1,168,335	—
CJSC “Intertechelectro”	1,005,227	1,257,617
JSC “Hydroelectromontage”	1,083,101	971,381
LLC “Construction work management”	422,548	1,072,922
LLC “Torsion-Telecom”	55,026	1,923,114
Other	16,017,350	12,180,120
Advance payments to service providers extended including	831,554	1,443,853
JSC “NTTs Electroenergy”	173,953	—
CJSC KROK Incorporated	97,454	—
JSC NPO Streamer	79,721	—
CJSC “Center of Infrastructure Projects”	26,256	183,067
JSC “Electrosetservice UNEG”	7,441	439,967
JSC “Moscow Hub for Energy Communications”	247	279,456
Прочие	446,482	582,250
Other advance payments including	1,105,864	1,636,347
CJSC “ISK Soyuz-Seti”	383,704	467,272
LLC “Torsion-Telecom”	271,000	271,000
CJSC “Electrostroy”	—	185,500
LLC “RDK-Avtomatika”	—	176,317
LLC AK “Electrosevkavmontazh”	214,363	—
Other	236,797	536,258
Total advance payments extended	97,636,854	67,036,337

The amount of accounts receivable under advance payments extended is shown considering the doubtful debt provision, which amounted to RUB 5,936,364 thousand as of 31.12.2010 and RUB 3,551,035 thousand — as of 01.01.2010 .

With regards to the advance payment extended to JSC “Svyazstroy” for the development of a departmental digital technological mobile network in the Middle Volga region (RUB 1,118,066 thousand as of 31.12.2010 and as of 01.01.2010.), the Company accrued  a provision to the full amount as of 31.12.2010 and 01.01.2010.

In 2010, pertaining to advance payments extended to LLC “Torsion-Telecom” (RUB 1,696,600 thousand as of 31.12.2009 and RUB 1,923,114 thousand as of 01.01.2010), a provision was accrued as of 31.12.2010 in the amount of RUB 1,648,574 thousand; and as of 01.01.2010 no provision was established.

Of the total amount of advance payments extended to subsidiaries and affiliates, the overdue payments as of 31.12.2010 amounted to RUB 1,451,319 thousand, and as of 01.01.2010 — RUB 1,156,223 thousand; as of 31.12.10 and 01.01.2010 no provision was established with regards to the aforesaid amounts. Information about related parties is set forth in Item 3.15 of this Explanatory Note.

Breakdown of line item 244 “Other accounts receivable” of the balance sheet is shown in the following table.

RUB thousand

Receivables	31.12.2010	01.01.2010
Overpayment on taxes and payments to non-budget funds	8,338,600	5,822,007
Non-interest bearing bills of exchange	38,818,785	32,258,435
VAT on advance payments	1,704,533	1,087,920
Other	2,479,201	2,016,779
Total other accounts receivable	51,341,119	41,185,141

Other short-term receivables included non-interest bearing bills of exchange (RUB 38,818,785 thousand as of 31.12.2010; and RUB 32,258,435 thousand as of 01.01.2010). As of 31.12.2010 the said amount includes the sum of non-interest bearing promissory notes of LLC “Index of electric power industry” (a 100% subsidiary of JSC FGC UES) RUB 37,065,427 thousand (this amount is net of the provision in the amount of RUB 3,605,319 thousand) with repayment condition “on demand”. LLC “Index of electric power industry” was established in the process of restructuring of JSC RAO UES of Russia, and it owns blocks of shares of electric energy companies including those traded on the stock market. The total amount of bills of exchange issued by LLC “Index of electric power industry” is based on the market valuation of the shares of electric energy companies as of the date of issue. As of the end of the reporting period, the value of bills of exchange of LLC “Index of electric power industry” was adjusted for the amount of changes in the market value of shares owned by LLC “Index of electric power industry” as of the end of the reporting period.

The total amount of other short-term receivables includes receivables of subsidiary companies and affiliated companies in the amount of RUB 43,013,532 thousand as of 31.12.2010 (the provision debt of RUB 47,175,069 thousand for this amount - RUB 4,161,537 thousand, and as of 01.01.2010 — RUB  29,776,298 thousand, the amount of debt is RUB 44,671,184 thousand; the provision for this amount is RUB 14,894,686 thousand).

Changes in the provision for doubtful receivables is shown in the following table.

RUB thousand

Receivable	Amount	Opening balance of provision	Provision during the reporting period	Provision written down to other income	Closing balance of provision	Receivables per accounting balance sheet
2009
Long-term (line item 230)	20,492,907	—	88	—	88	20,492,819
Short-term including
Buyers and customers (line item 241)	11,452,529	1,585,726	3,060,048	(2,142,658)	2,503,116	8,949,413
Advance payments issued (line item 243)	70,587,372	816,673	2,734,362	—	3,551,035	67,036,337
Other (line item 244)	56,437,743	33,019,714	107,638	(17,874,750)	15,252,602	41,185,141

Receivable	Amount	Opening balance of provision	Provision during the reporting period	Provision written down to other income	Closing balance of provision	Receivables per accounting balance sheet
2010
Long-term (line item 230)	8,794,923	88	98,586	—	98,674	8,696,249
Short-term including
Buyers and customers (line item 241)	12,476,253	2,503,116	5,043,456	(3,739,960)	3,806,612	8,669,641
Advance payments issued (line item 243)	103,573,218	3,551,035	4,573,148	(2,187,819)	5,936,364	97,636,854
Other (line item 244)	55,944,987	15,252,602	4,321,253	(14,969,987)	4,603,868	51,341,119

3.10              Credits and loans received

RUB thousand

Long-term loans:	31.12.2010	01.01.2010
Bonds of 06 Series	10,000,000	—
Bonds of 07 Series	5,000,000	—
Bonds of 08 Series	10,000,000	—
Bonds of 09 Series	5,000,000	—
Bonds of 10 Series	10,000,000	—
Bonds of 11 Series	10,000,000	—
Bonds of 04 Series	—	6,000,000
Total long-term loans	50,000,000	6,000,000

RUB thousand

Short-term loans:	31.12.2010	01.01.2010
Bonds of 02 Series	—	7,000,000
Bonds of 04 Series	6,000,000	—
Interest accrued	941,422	115,041
Bills of exchange	—	366,428
Total short-term loans	6,941,422	7,481,469

The information on bond issues as of the reporting date is shown in the following table:

RUB thousand

Series	04	06	07	08	09	10	11
Volume of issue, RUB thousand	6,000,000	10,000,000	5,000,000	10,000,000	5,000,000	10,000,000	10,000,000
Amount, mln. of bonds	6	10	5	10	5	10	10
Par value, RUB	1,000	1,000	1,000	1,000	1,000	1,000	1,000
Rate, %	7.30	7.15	7.99	7.15	7.99	7.75	7.99
Date of bond placement	12.10.2006	28.09.2010	29.10.2010	28.09.2010	29.10.2010	28.09.2010	29.10.2010
Date of the state registration of the bond issue report	08.11.2006	05.11.2009	05.11.2009	05.11.2009	05.11.2009	05.11.2009	05.11.2009
Maturity term, days	1.820	3.640	3.640	3.640	3.640	3.640	3.640
Coupon yield for each bond	36.40	35.65	37.40	35.65	39.84	38.64	39.84
Interest accrued for 2010, RUB thousand	438,000	184,126	64,731	184,127	68,954	199,569	137,908

In 2010, bonds of 02 Series were redeemed for the amount of RUB 7,000,000 thousand. The redemption period for bonds of 04 Series was November 2011. In the reporting, the value of the aforementioned bonds amounting to RUB 6,000,000 thousand was shown as short-term loans; 06-11 bonds issues were recognized as long-term loans.

Due to various changes in the Company’s accounting policy, the sum of all expenses relating to payment of interest under loans and credits was included in 2010 into the cost of construction in progress and amounted to RUB 1,277,414 thousand. In 2009, the said indicator stood at RUB 1,939,463 thousand. In 2009, the amount of RUB 1,714,506 thousand was recognized as other expenses. The EBRD loan interest payments were included in the cost of reconstructed high-voltage electric substations Central and Arzamasskaya - in the amount of RUB 221,957 thousand.

3.11              Accounts payable

Breakdown of line item 621 “Accounts payable to suppliers and contractors” of the balance sheet is shown in the following table.

RUB thousand

Creditor	31.12.2010	01.01.2010
Payables to construction organizations	10,204,014	7,786,629
LLC “Engineering center “Energo”	2,080,966	2,367,178
JSC “Sevzapelectrosestroy”	1,064,596	987,447
CJSC “Engineering and construction company “Soyuz-Seti”	1,044,609	415,962
LLC “Velesstroy”	591,967	—
JSC “Optima”	440,888	367,895
LLC “RusEngineering”	362,921	79,057
LLC “Asset Management Company”	315,750	—
JSC “Gidroelektromontazh”	246,540	67,716
LLC “Rostrade”	223,349	391,876
CJSC “PC Thermoservice”	126,166	215,795
Other	3,706,262	2,893,703
Payables to service provides including	3,159,218	2,885,859
CJSC “Center for financial settlements”	1,719,184	803,884
JSC “Electrosetservice UNEG”	470,812	786,705
JSC “Glavsetservice UNEG	85,710	245,318
LLC “Engineering Center Energoauditkontrol”	106,662	—
Management Company “Energobalance”	—	179,638
Other	776,850	870,314
Other including	654,005	346,220
LLC “Rostov Electric Metallurgical plant”	106,043	106,043
CJSC “Austrian Business Center”	179,161	—
LLC “RDK-Avtomatika”	—	54,242
Other	368,801	185,935
Total payables to suppliers and contractors	14,017,237	11,018,708

Accounts payable to suppliers and contractors include payables to subsidiaries and affiliates for the amount of RUB 878,195 thousand as of 31.12.2010 (RUB 1,397,934 thousand as of 01.01.2010).

Breakdown of line item 627 “Advance payments received” of the balance sheet is shown in the following table.

RUB thousand

Creditor	31.12.2010	01.01.2010
Advance payments for customer connections to UNEG including	10,455,496	6,489,387
JSC “Zagorskaya Hydroelectric Pumped Storage Power Plant 2”	1,400,003	2,634
JSC “MRSK of Center and Povolzhje”	1,149,393	1,148,811

Creditor	31.12.2010	01.01.2010
JSC “Pervouralsk New Pipe Plant”	706,301	706,301
LLC “Abinsk Electric Metallurgical Plant”	633,786	363,786
JSC “Slavneft-Megionneftegaz”	620,211	40,087
JSC “Tyumenenergo”	558,340	582,997
JSC “Kaluga Scientific and Production Electrometallurgical Plant”	389,100	89,100
JSC “Gazpromneft-NNG”	378,222	378,223
LLC “Yuzhno-Uralskaya GPK”	378,221	378,221
JSC “Serevsk Pipe Plant”	295,000	295,000
LLC “OMK-Steel”	221,798	221,798
JSC “Fortum”	217,962	—
Other (individually less then RUB 200 million)	3,507,159	2,282,429
Other advance payments including	1,021,198	625,266
CJSC UEK	217,090	5,245
RGS Nedvizhimost	—	426,332
Other	804,108	193,689
Total advance payments received	11,476,694	7,114,653

Advance payments received include payables to subsidiaries and affiliates in the amount of RUB 42,333 thousand as of 31.12.2010 (RUB 4,765 thousand as of 01.01.2010).

Breakdown of line item 625 “Other accounts payable” of the balance sheet is shown in the following table.

RUB thousand

Type of payables	31.12.2010	01.01.2010
Relating to additional issue of shares including	11,194,106	40,177,925
The Russian Federation as a shareholder	11,189,250	40,167,721
Other shareholders	4,856	10,204
Berezvill Investments Limited	—	1,374,683
Primagates Trading Limited	—	664,542
JSC Holding MRSK	220,096	220,096
JSC RAO Energy systems of East	197,348	197,348
Other creditors	745,109	1,013,441
VAT	8,782,110	3,213,961
Other accounts payable	21,138,769	46,861,996

Other accounts payable include debt owed to subsidiaries and affiliates as of 31.12.2010 in the amount of RUB 315,533 thousand (as of 01.01.2010 in the amount of RUB 589,662 thousand).

Information on related parties is revealed in Item 3.15 of this Explanatory Note.

3.12              Deferred expenses

Breakdown of deferred expenses by type of expense is shown in the following table:

RUB thousand

Deferred Expense Item	31.12.2010	01.01.2010
Software	603,941	1,353,888
Insurance	93,737	38,369
Other	136,401	84,394
Total deferred expenses including	834,079	1,476,651
Line item 216 — short-term portion of deferred expenses subject to writing off to expense within 12 months after the reporting date	194,748	135,367
Line item 150 — long-term portion of deferred expenses subject to writing off to expense 12 months after the reporting date	639,331	1,341,284

The term for redemption of insurance expenses is stipulated for by the insurance agreement and normally it does not exceed one year. The term for writing off of software expenses does not exceed five (5) years.

Line item 766 of Form No. 5 reflects the change in balances of short-term deferred expense as per line item 216 of the balance sheet and long-term deferred expense in line item 150 of the balance sheet.

3.13              Income and expenses

Other income includes the following items:

RUB thousand

Income	2010	2009
Bill of exchange payment	87,286,815	81,068,350
Income from revaluation of shares at their current market values	30,024,928	—
Income from restoration of provisions for doubtful receivables	20,897,766	20,017,408
Income from retirement of financial investments	1,841,216	2,729,340
Extraordinary revenue from insurance events	731,732	456,703
Income from sales of fixed assets	555,319	79,597
Penalties, late fees, forfeits	495,902	397,323
Profit of previous years identified in the reporting year	320,195	412,431
Income in the form of inventories received in the course of liquidation of fixed assets	161,911	92,175
Income from sales of inventories	74,589	94,922
Income from sales of intellectual property (objects)	62,445	116,981
Other income	81,377	295,301
Total other income	142,534,195	105,760,531

Other expenses include the following items:

RUB thousand

Expense	2010	2009
Bill of exchange payment	85,940,592	79,281,635
Provisions for doubtful receivables	14,036,443	5,902,136
Provisions for devaluation of financial investments	3,913,434	3,502,596
Expenses due to retirement of financial investments	985,400	9,793,452

Expense	2010	2009
Depreciable value of written off fixed assets and construction in progress and expenses relating to such write offs	653,945	634,957
Provision for reduction of the value of inventories	661,177	—
Property tax	611,499	605,244
Depreciable value of sold fixed assets and selling expenses	284,260	51,566
Losses related to extraordinary situations (contingencies)	282,940	260,258
Losses of previous years identified in the reporting year	229,331	521,681
Financial assistance and social contributions	213,449	121,620
Issuance expenses and securities maintenance expenses	157,846	62,397
Write off of overdue receivables	142,486	9,122
Expenses for design and survey work which yielded netagive results	125,813	34,007
Expenses relating to sale of inventories and deliverables of intellectual property rights	108,422	171,894
Negative variance from revaluation of shares at their current market value	109,402	79,905,889
Charitable contributions	94,167	9,792
Other taxes	87,864	77,991
Expenses relating to sports and entertainment- and corporate events	83,005	31,932
Contributions paid to non-profit organizations	18,972	68,801
Deferred expenses recognized as a result of the merger of JSC RAO UES of Russia and related to sale of shares which were not transferred to the balance sheet of JSC FGC UES’ balance sheet	—	515,601
Other	417,154	408,020
Total other expense	109,157,601	181,970,591

In line item 760 of Form No. 5, expenses reflected as per line item 020 of Form No. 2 are broken down by cost elements.

Ordinary expenses include energy resource costs which may be subdivided into two groups: Heat power and electric power for business needs, and electric power required for coverage of losses from transmission via electric grids. Payment for losses paid by consumers is included in the cost of electric energy transmission services.

RUB thousand

Energy resource	2010	2009
Purchased electric power to losses from transmission via electricity grids	14,183,214	13,432,762
Purchased heat and electric power and fuel for business needs	432,838	160,910
Total energy resource-related expenses	14,616,052	13,593,672

3.14              Earnings per share

Basic earnings per share reflect a share of profits within a reporting period, which may be potentially distributed among the shareholders — owners of ordinary shares. It is calculated as a ratio of basic earnings for the reporting period to the weighted average number of outstanding ordinary shares within the reporting period. Basic earnings equal the net profit of the reporting year (Line item 190 of the Profit and loss statement).

Indicator	2010	2009
Basic profit (loss) in the reporting period, RUB thousand	58,088,388	(59,865,994)
Weighted average number of outstanding ordinary shares throughout the reporting year, pieces	1,220,220,144,020	1,153,514,196,362
Basic earnings per share, RUB	(0.0476)	(0.0519)

In 2010, the Company’s authorized capital was increased. The weighted average number of outstanding shares was calculated throughout the year using the following method: (1,153,514,196,362 * 2 + 1,233,561,333,552 * 10) / 12 months. In 2009, 2009, there were no changes in the number of the Company’s outstanding shares.

The Company does not have any converted securities, as well as any purchase agreements for the purchase of ordinary shares from their issuer at the price which is lower than their market value.

3.15              Related parties

The list of related parties of the Company is available on the website of the Company at www.fsk-ees.ru. The lists of the members of the Board of Directors and the Management Board are provided in Section  “General information” of this Explanatory Note. The list of related parties includes JSC “MRSK of North Caucasus” which is not a subsidiary or an affiliate of JSC FGC UES: however, this entity was entitled to act as the sole executive body of JSC Nurenergo which is part of the JSC FGC UES Group.

Other companies are deemed to be subsidiaries or affiliated companies in relation to JSC FGC UES.

Revenues from sales to related parties

RUB thousand

Purchaser	2010	2009
Electric power transmission services:
JSC “MRSK of North Caucasus”	999,835	1,322,068
JSC “Nurenergo”	105,725	153,720
Total electric power transmission services	1,105,560	1,475,788

Purchaser	2010	2009
Lease services:
JSC “Glavsetservice UNEG”	257	660,385
JSC “Electrosetservice UNEG”	52,769	73,603
JSC “CIUS UES”	12,956	55,610
Other	15,158	14,825
Total lease services	81,140	804,423
Sales of fixed assets and inventories:
JSC “STC of electric power industry”	—	95,918
JSC “Electrosetservice UNEG”	526,397	82,685
JSC “Glavsetservice UNEG”	—	16,399
Other	2,271	15,783
Total sales of inventories	528,668	210,785
Other revenues from sales:
JSC “Glavsetservice UNEG”	—	152,556
JSC “Kuban backbone grids”	40,762	36,785
Other	98,481	31,743
Total other revenues from sales	139,243	221,084
TOTAL revenues from sales to related parties	1,854,611	2,712,080

Purchases from related parties

RUB thousand

Purchaser	2010	2009
Technical maintenance and repairs services:
JSC “Glavsetservice UNEG”	20,558	8,140,935
JSC “Electrosetservice UNEG”	2,624,850	3,171,149
“IT Energy”	66,550	—
Other	—	9,807
Total technical maintenance and repairs services	2,711,958	11,321,891
Customer-developer services:
JSC “CIUS UES”	2,385,250	1,695,350
Total for customer-developer services	2,385,250	1,695,350
Tender-based services and supplies of equipment and inventories:
JSC “Electrosetservice UNEG”	1,218,612	604,893
JSC “Energostroysnabcomplect”	240,200	114,443
JSC “Glavsetservice UNEG”	637,674	828
JSC “MUS of Electric power industry”	249,178	—

Purchaser	2010	2009
Other	5,817	8,818
Total tender-based services and supplies of equipment and inventories	2,351,481	728,982
CAW and DEW services:
JSC “Dalenergosetproject”	506,677	229,992
JSC “MUS of Electric power industry”	—	167,888
JSC “Electrosetservice UNEG”	232,247	110,270
Other	4,039	39,155
Total CAW and DEW services	742,963	547,305
Telecommunication services and maintenance of telecommunication systems
JSC “MUS of Electric Power Industry”	559,420	504,144
JSC “Chitatechenergo”	—	4,836
Other	458	—
Total telecommunication services and maintenance of telecommunication systems	559,878	508,980
Other services:
JSC “Glavsetservice UNEG”	13,928	133,086
JSC “Tomsk backbone grids”	103,282	112,868
JSC “Kuban backbone grids”	96,678	100,702
JSC “ENIN named after Krzhizhanovsky”	56,894	222,134
CJSC “Electric Power Industry Balance Forecasting Agency”	130,164	135,390
Other	52,072	60,638
Total other services	453,018	764,818
TOTAL purchases from related parties	9,204,548	15,567,326

Other services include property lease services, information services, and R&D services.

Services were rendered to the Company at regular market prices. Settlements for services rendered to the Company are performed upon completion/submission of such services.

Status of settlements with related parties

Accounts receivable

RUB thousand

Debtor	31.12.2010	01.01.2010	Comment
Trade receivables:
JSC “Glavsetservice UNEG”	708,536	1,481,828	Without provision accrued

Debtor	31.12.2010	01.01.2010	Comment
JSC “Nurenergo”	523,642	398,917	Without provision accrued
JSC “MRSK of North Caucasus”	313,303	5,603	Without provision accrued
JSC “Electrosetservice UNEG”	258,943	20,130	Without provision accrued
Other	61,579	74,467
Total trade receivables	1,866,003	1,980,945
Advance payments extended:
JSC “MRSK of North Caucasus”	800,000	800,000	Without provision accrued
JSC “MUS of Electric Power Industry”	252,510	280,003
JSC “Electrosetservice UNEG”	806,867	732,836
JSC “Glavsetservice UNEG”	102,601	116,335
JSC “STC of electric power industry”	232,968	731
Other	56,373	26,318
Total advance payments extended	2,251,319	1,956,223
Other accounts receivable
JSC “Index of electric power industry”	40,670,745	43,165,745	Zero-coupon bills of exchange Without provision accrued
JSC “MGTES”	—	3,000,000	Zero-coupon bills of exchange
JSC “Kuban backbone grids”	6,056,523	3,749,189
JSC “Nurenergo”	278,820	219,634
JSC “OGK-1”	—	202,690
JSC “Tomsk backbone grids”	106,947	112,421
Other	65,852	58,254
Total other accounts receivable	47,178,887	50,507,933
TOTAL receivables of related parties	51,108,400	54,445,101

Provision for doubtful receivables as of 31.12.2010

RUB thousand

Debtor	Amount w/o provision for doubtful receivables	Amount of provision for doubtful receivables	Amount with provision for doubtful receivables
Provision for trade receivables:
JSC “Glavsetservice UNEG”	708,536	708,246	290
JSC “MRSK of North Caucasus”	313,303	34,895	278,408
JSC “Nurenergo”	523,642	491,923	31,719
JSC “Electrosetservice UNEG”	258,943	254,610	4,333
Other	12,499,	21	12,478
Total provision for trade receivables:	1,816,923	1,489,695	327,228
Provision for advance payments extended:
JSC “MRSK of North Caucasus”	800,000	800,000	—
Total provision for advance payments extended	800,000	800,000	—
Provision for other accounts receivable:
JSC “Index of Electric Power Industry”	40,670,745	3,605,318	37,065,427
Other	6,398,772	557,619	5,841,153
Total provision for other accounts receivable	47,069,517	4,162,937	42,906,580
TOTAL	49,686,440	6,452,632	43,233,808

Provision for doubtful receivables as of 01.01.2010

RUB thousand

Debtor	Amount w/o provision for doubtful receivables	Amount of provision for doubtful receivables	Amount with provision for doubtful receivables
Provision for trade receivables:
JSC “Glavsetservice UNEG”	1,481,828	395,879	1,085,949
JSC “Nurenergo”	398,916	353,240	45,676
Other	24,942	11,451	13,491
Total provision for trade receivables	1,905,686	760,570	1,145,116
Provision for advance payments extended:
JSC “MRSK of North Caucasus”	800,000	800,000	—
Total provision for advance payments extended	800,000	800,000	—
Provision for other accounts receivable:
JSC “Index of Electric Power Industry”	43,165,745,	14,663,640	28,502,105
JSC “Nurenergo”	219,634	219,634	0
Other	12,813	12,813	0
Total provision for other accounts receivable	43,398,192	14,896,087	28,502,105
TOTAL	46,103,878	16,456,657	29,647,221

Accounts payable

RUB thousand

Creditor	31.12.2010	01.01.2010
Settlements with suppliers and contractors:
JSC “Electrosetservice UNEG”	531,048	802,027
JSC “Glavsetservice UNEG”	112,469	275,492
CJSC “Electric Power Industry Balance Forecasting Agency”	—	110,861
JSC “Dalenergosetproekt”	111,711	63,657
Other	122,967	145,897
Total settlements with suppliers and contractors	878,195	1,397,934
Settlements relating to advance payments extended:
JSC “Kuban backbone grids”	40,873	4,765
Other	1,558	512
Total settlements relating to advance payments extended	42,431	5,277
Other accounts payable:
JSC “CIUS UES”	315,493	559,235
Other	40	30,427
Total other settlements	315,533	589,662
TOTAL payables to related parties	1,236,159	1,992,873

Relations with the Private Pension Fund of the Electric Power Industry

Contributions to the Private Pension Fund of the Electric Power Industry engaged in voluntary pension insurance for the Company’s employees throughout 2010 amounted to RUB 261,626 thousand (In 2009 they amounted to RUB 68,729 thousand). The balance of settlements with the Private Pension Fund of the Electric Power Industry as of 31.12.2010 and 31.12.2009 equaled zero.

Remuneration paid to the members of the Board of Directors and the Management Board

Remuneration paid to the members of the Board of Directors and the Management Board for their duties within their capacity in the Company consisted of their salaries provided for by their employments contracts, as well as year-end bonuses as determined based on the annual performance at the end of the respective year.

In 2010, the total amount of cash remuneration paid to the members in the Board of Directors and the Management Board stood at RUB 74,581 thousand and in 2008 - RUB 102,798 thousand. In 2010 and 2009, there were no contributions to voluntary pension insurance. In 2010, the amount of contributions to mandatory social insurance amounted to RUB 4.03 million; and in 2009 - RUB 1.316 million. The amount of insurance premiums in 2010 stood at RUB 3,710 thousand; and in 2009 - RUB 4,949 thousand.

The lists of the members of the Board of Directors and the Management Board are provided in Section “General information” of this Explanatory Note.

3.16              Contingencies

Line item 960 of the “Liabilities issued” as of the end of the reporting reflects liabilities under the guarantee to the State Unitary Enterprise “Foreign Economic Association “Technopromexport” for the amount of RUB 30,815 thousand.

Line item 950 “Liabilities received” reflects:

•     Liabilities under the Property Pledge Agreement with JSC «Kuban Backbone Grids” for the amount of RUB 1,003,247 thousand against the loan extended (this information is disclosed in Item 3.8.2). Real property was rendered as the pledge. The real property consisted of the facilities related to UNES without the right to use the same. Appraisal of the market value of the said property was performed on 05.09.2005 and it amounted to RUB 1,003,247 thousand;

•     The sum of liability in the amount of RUB 114,200,496 thousand represents bank guarantees against advance payments which the Company repays in accordance with the provisions of the contracts on construction of electrical power industry facilities.

Below is the list of guarantors against the collateral received in the form of third party suretyship.

RUB thousand

Guarantor	Amount
OJSC Gazprombank	11,450,341
CJSC Commercial Bank Otkrytie	11,205,141
OJSC Promsvyazbank	7,944,124
OJSC Nomos Bank	7,705,474
OJSC Saint Petersburg Bank	7,135,128
OJSC VTB Bank	6,109,565
OJSC Uralsib Bank	5,327,589
OJSC MDM Bank	4,707,278
OJSC Nota Bank	4,535,534
OJSC TransCreditBank	3,979,810
OJSC Petrokommerz Bank	3,811,252
OJSC Khanty-Manskiysk Bank	3,378,669
OJSC AKB Probiznesbank	3,171,039
Other (less than RUB 3 billion)	33,739,552
TOTAL	114,200,496

The Russian taxation- currency exchange,- and customs legislation allows for various constructions and is subject to frequent alterations.

The Company management does not exclude the possibility that pertaining to certain transactions performed in the reporting or previous periods (including transactions related with reorganization of the Company, as well as any reforms in the electric energy sector) there may — in the future — arise certain disputes with regulatory authorities which may result in changes in the financial performance of the Company. In accordance with Item 24 of Accounting Regulations “Contingencies” of RAS No. 8/01, no detailed information about such transactions is disclosed in the reporting.

The practice of tax audits suggests that tax authorities may take a more rigorous stance in terms of construction of the relevant legislation and in relation to auditing tax calculations, and that certain transactions and operations which were not previously disputed may be subject to dispute in the future. Consequentially, significant additional taxes, late fees, and penalties may be accrued and collected. Tax audits may cover periods of three calendar years of operations which immediately preceded the tax audit year. Under certain circumstances, even earlier periods may be subject to tax audits.

According to the opinion of the Company Management, as of December 31, 2010, the corresponding provisions of the current legislation were construed by the Management in a fair and correct manner, and that the Company’s standing from the taxation,- currency exchange,- and customs legislation viewpoint will remain stable.

Financial Crisis

The Russian economy is predominantly an emerging market. Particularly, it features a relatively high inflation and relatively high interest rates. The recent global financial crisis had a material impact on the Russian economy. In 2010, there were signs of recovery in the Russian economy. These signs were validated by the country’s moderate economic growth. The recovery was accompanied by increasing household income and reduction in the lending rates, as well as stabilizing exchange rate of the Russian ruble in relation to major currencies, as well as increased level of market liquidity.

The Company management is currently unable to evaluate the impact of possible deterioration in the economic recovery including any deterioration on exchange markets and capital markets.

Future economic development of the Russian Federation largely depends on the efficiency of decisions made by the RF Government taking into account changes in taxation legislation and political changes as well.

The Company management is also unable to foresee all possible changes which may influence the Russian economy and, hence, the effect of such influence on the Company’s future financial standing. The

Company management takes every possible measure to support the financial standing and future growth and wellbeing of the Company.

3.17              Events after the reporting date

On 01.03.2011, the report on the additional issue of securities was published. The actual amount was 22,386,794,841 (Twenty Two Billion Three Hundred Eighty Six Million Seven Hundred Ninety Four Thousand and Eight Hundred Forty One) share for the amount of RUB 11,193,397, 000 with the par value of RUB 0.50 (Fifty kopeks) each.

In February 2011, a novation of short-term bills of exchange of OJSC “System Operator of the Unified Energy System” took place with the book value of  RUB 1,113,719 thousand (as of 31.12.2010) with long-term bills of exchange with the same book value and maturity in March 2013.

On March 23, 2011, an extraordinary General meeting of shareholders of JSC FGC UES took place. The meeting approved a transaction between JSC FGC UES and JSC Inter RAO UES on the acquisition of additional shares of JSC Inter RAO UES floated under closed subscription. The block of shares of generation companies owned by JSC FGC UES will be used to pay for the aforesaid block of shares. The relevant information is disclosed in Item 3.7.1 of this Explanatory Note.

First Deputy Chairman of the Management Board	/signature/	D.A. Troshenkov

Chief Accountant	/signature/	V.V. Shchukin

(Round Seal)

March 29, 2011

Annex to the Audit Report

ZAO PricewaterhouseCoopers Audit

March 29, 2011

Auditor /signature

/

V.Ya. Sokolov	/signature/
Director
ZAO PriceWaterhouseCoopers Audit

March 29, 2011

(Round Seal: ZAO PriceWaterhouseCoopers Audit, Closed Joint-stock Company)

The number of sheets stitched and bonded: 72 (Seventy Two).

DECREE

28.12.2009	No. 726

Re.:	2010 Accounting Policy
JSC FGC UES

In accordance with the Federal Law No.129-FZ “On Business Accounting” dated November 21, 1996, the Tax Code of the Russian Federation, and requirements of accounting law, as well as the legislation of the Russian Federation on taxes and charges, I hereby DECREE AS FOLLOWS:

1. To approve:

1.1. The 2010 Accounting Policy of JSC FGC UES according to Annex No. 1 hereto.

1.2. Regulations on the 2010 accounting policy for the taxation purpose in compliance with annex No. 2 hereto.

1.3. Operational Chart of Accounts according to Annex No. 3 hereto.

2. Department of financial accounting and reporting (Mr. V.V. Shchukin) together with all structural subdivisions of JSC FGC UES executive office and JSC FGC UES affiliates shall ensure appropriate application of the Accounting policy’s basic/main elements.

3. Mr. D.A. Troshenkov, First Deputy Chairman of the Management Board, shall be responsible for supervision of implementation of this Decree.

Acting Chairman of the Management Board	/Signature/ D.A. Troshenkov

(Stamp: True Copy, Documents Department, Signed)

For distribution to: The Executive Office and branches of JSC FGC UES.

V.V. Shchukin

L.V. Serykh

Telephone: 710-93-72

Authorizations by: Yu.O. Vrzhesen, V.V. Shchukin, A.V. Kazachenkov, and L.Yu. Akimov

Annex No. 1
to Decree of JSC FGC UES
No. 726 dated 28.12.2009

2010 ACCOUNTING POLICY

Open Joint-Stock Company
Federal Grid Company of
of Unified Energy System

Introduction

This 2010 Accounting Policy for the purpose of accounting and records of JSC “Federal Grid Company of Unified Energy System” (JSC FGC UES) (hereafter referred to as the Company) structurally consists of three basic sections:

1. Organizational aspects of accounting policy consist of description of the order of organization of accounting department activity process of the Company with a view of the successful accomplishment of the objectives of the Company and the process of economic and administrative decision-making.

Organizational aspects of accounting policy cover:

•        specific features of JSC FGC UES management water ;

•        performed activities;

•        principles of accounting department organization.

2. Methodological aspects of accounting policy represent procedure of business transactions of accounting affecting assessment of financial status and order of achievement of financial performance of the Company.

These Regulations on accounting policy fix accounting procedures standardizing accounting methods applied in the Company, which considerably affect the assessment and decision-making with interested users of financial statements.

3. Technical aspects of accounting policy include:

•        types, composition and frequency of presentation of financial reporting;

•        procedure of the Company asset and liability inventory;

•        operational chart of accounts of financial and economic activity of JSC FGC UES for 2010 with indication of analytical levels.

1. Organizational aspects of accounting policy

1.1. Background information of JSC FGC UES

JSC FGC UES was established in accordance with the programs of electric energy reform carried out in the Russian Federation as the management organization of the Unified national (all-Russian) Energy Grid (UNEG) for the purpose of its preservation and development. UNEG combines grids, which belong both to JSC FGC UES and other owners.

Pursuant to the legislation of the Russian Federation, JSC FGC UES is a subject of natural monopoly, and its activity is regulated with the government.

General meeting of shareholders is the superior management body of JSC FGC UES. The Chairman of the Management Board as the sole executive body and the Management Board as the collegiate executive body being elected by the Board of Directors perform management of the current activities of the Company.

1.2. Separate structural subdivisions of the Company

Specific features of the Company organizational chart affecting choice of accounting means and methods consist in the availability of:

•         separate structural subdivisions recorded on a separate balance, possessing settlement and current accounts in bank institutions;

•         separate structural subdivisions possessing settlement and current accounts in bank institutions.

All subdivisions in the Company are structurally grouped as per lines of activity and geographic areas.

Separate structural subdivisions are not legal entities, the Company vests them with the property, and they operate subject to:

•         Relevant regulations on separate structural subdivisions;

•         other documents of internal standard regulation adopted by the Company.

Separate structural subdivisions at their location:

•         fulfill a part of functions of the Company conditioned with their production capacities within the limits fixed with the Russian Federation laws and documents of internal standard regulation of the Company;

•         collect, process and transfer to the Company information required for the normal activity of the Company;

•         perform other activities and functions incidental to the Company objectives subject to the decisions of the Company managing bodies.

Company affiliates — MES, PMES, ATP MES, separate subdivisions Elektrosetservice, TMR MES, and structural subdivisions of PTMR MES have separate balance sheets except for the structural subdivisions of TMR MES of the Urals and Western Siberia. Affiliates, separate subdivisions and other structural subdivisions of the Company have separate balance sheets, they have their accounting departments, maintain financial statements, tax, statistic and other reporting. Structural subdivisions of the Company affiliate TMR MES of Urals and Western Siberia do not have separate balance sheets; the indicators of their activity are included in the accounting balance sheet as a whole for the Company affiliate TMR MES of Urals and Western Siberia.

Structural subdivision of the Company separate subdivision - TMR MES of East — is the Specialized enterprise for technical maintenance and repair of backbone electric grids of the East (Specialized PTMR); it does not have its own accounting department, separate balance sheet; and its performance indicators are included in the accounting balance sheet as a whole for the TMR MES of East subdivision of the Company.

1.3. Description of the activities performed by the Company

The Company performs activities, which are as follows:

•       •  Activities regulated with the government:

• transmission of electric energy;

• technical connection.

•       Non-regulated activity:

• agency activity;

• other non-regulated activity.

The Company carries out separate accounting of income, expenditures, and financial results for the mentioned types of activity.

1.4. Principles of organization accounting departments of the Company

1.4.1. The Company’s accounting department

The Chairman of the Management Board of the Company is responsible for the accounting organization in the Company, compliance with the current legislation in the course of the Company’s economic activities.

Business accounting and tax accounting are maintained by the Company’s structural subdivision - Department of financial accounting and reporting headed by Chief Accountant being the Head of Department, as well as by accounting departments of the separate structural subdivisions which are responsible for business and tax accounting maintenance.

The Head of Department of financial accounting and reporting - Chief Accountant of the Company - is responsible for accounting, timely presentation of full and true accounts. The Head of Department of financial accounting and reporting, Chief Accountant of the Company, ensures control of the conformity of the existing economic transactions to the Russian Federation laws, control of property circulation and discharge of commitments, supervises observance of the requirements of these Regulations, and development of the proposals for the further improvement. Instructions and decrees issued by the Head of Department of financial accounting and reporting — Chief Accountant of the Company — relating to accounting issues are binding upon all divisions of the Company.

1.4.2. Accounting departments in the separate structural subdivisions

The managers of separate structural subdivisions are responsible for the organization of business accounting and observance of the laws in performance of economic operations. The managers of separate structural subdivisions are bound to: create the required conditions for proper accounting maintenance, to ensure strict observance with all structural subdivisions, departments and employees of the requirements of chief accountants of separate structural subdivisions, as well as requirements of Department of financial accounting and reporting of the Company on the issues of execution and presentation for the accounts of the documents and information.

Accounting departments of separate structural subdivisions headed by chief accountants are responsible for the business accounting. Chief accountants of separate structural subdivisions are liable under the Russian Federation laws, they enforce observance of the laws in performance of all economic transactions, their accounts, presentation of current information, preparation of accounting reporting, tax reports,  statistics, and other reports within the duly fixed timelines.

The instructions and requests of Chief Accountants of structural subdivisions of the Company on the accounting issues are binding upon all employees of the said separate structural divisions of the Company

The Company organizes and keeps accounting in separate structural subdivisions in accordance with:

•   the current legislation of the Russian Federation;

•   regulations on the separate structural subdivisions;

•   these Regulations on accounting policy;

•   other internal regulatory documents as adopted in the Company.

1.4.3. Method of accounting organization of the Company

The Company keeps business accounting using automatic method and using SAP R/3 software and other software products. All subdivisions in the Company apply the single operational chart of accounts set forth in annex 3 to this Decree.

1.4.4. Document support of economic transactions

Economic transactions are supported with use of source accounting documents subject to the unified form books approved with Goskomstat (The State Statistics Committee) of the Russian Federation. In the event of absence of the approved source document forms, the Company develops its own document forms in line with the requirements fixed in the accounting laws.

Accounting department of the structural subdivision, which performs economic transaction, keeps source accounting documents and accounting registers.

For the purpose of the account of the income and expense of separate structural subdivisions of the Company, the above subdivisions deliver monthly company financial statements in the form approved with internal standard documents of the Company. The manager and the chief accountant of a separate structural subdivision, who sign the financial statements, are responsible for the proper preparation of the financial statements.

Should the property and funds be transferred from one structural subdivision to the other one upon expiration of certain time, the division, which receives the property and the funds, is bound to keep accounts of their circulation.

The schedule of the Company document flow with respect to any incoming, outgoing and internal accounting documents is approved with separate internal order documents of the Company. The schedule of document flow comprises separate standard documents of the Company, which regulate document flow of different account components and financial and economic activities of the Company.

The power to sign source accounting and other documents is established by internal regulatory documents of the  Company. Managers of units (heads of departments, offices and etc.) enjoy the power to sign documents, if such power arises from the performance of their functional duties and in accordance with that manager’s power of attorney.

2. Methodological aspects of accounting policy

This accounting policy for the purpose of accounting and records (hereafter referred to as the accounting policy) is prepared as per the standard documents, which regulate order of accounting preparation and presentation in the Russian Federation.

Such documents include the following documents:

•       “Federal Law on accounting” No. 129-FZ dated July 23, 1998;

•       Russian Accounting Standards (hereafter referred to as RAS) approved with the Ministry of Finance of the Russian Federation, as well as the methodological recommendations, instructions, and other respective regulatory documents of the Ministry of Finance of the Russian Federation.

Basic provisions of the accounting policy applied with the Company for accounting and preparation of accounts are outlined below.

The Company accounting includes activity indicators of all separate structural subdivisions (including those with independent balance sheets) and does not contain indicators of the subsidiaries and affiliated companies.

2.1. Recognition of noncurrent assets

2.1.1. Fixed assets

Recognition of fixed assets

Tangible assets are recognized as fixed assets at the simultaneous observance of conditions fixed with the Regulations on accounting “Asset accounting” (RAS 6/01).

Fixed asset objects, the rights whereon are subject to public registration under the current legislation of the Russian Federation, are included into the composition of the fixed assets and the respective amortization group from the date of documented fact of document submittal for the registration of the above rights. The Company ensures separate analytical record of the above objects.

Actually operated property with respect whereof capital investments are finalized, construction, technical and respective primary accounting documents of acceptance — takeover are executed, but documents for the public registration are not submitted, are recognized in Account 08 “Investments in noncurrent assets.”

Books, booklets and other print materials purchased are not recognized as fixed assets for purposes of accounting. Such expenses relating to their procurement are recognized as expenses of the reporting period, in which they were incurred. The Company does not set up library stock. For the purpose of the safekeeping of these objects in operational activities, the provision is made for due supervision of therir flow in accordance with internal organizational and regulatory documents of the Company.

Assessment and recognition of fixed assets

The unit of fixed asset accounting is an inventory item.

Fixed assets are grouped into a single inventory item as per functional feature subject to the documentation certified by technical specialists.

Fixed assets are recognized for purposes of accounting at their acquisition cost. Such acquisition cost of fixed assets is formed in accordance with the relevant requirements of regulatory accounting instruments. Expenses related with registration of rights for the fixed asset objects, arising from recognition of such fixed asset objects for accounting purposes, are accounted as a part of other expense.

The value of fixed assets at which they were recognized for accounting purposes may not be changed with the exception of completion of construction, retrofit, rehabilitation, upgrading, and repowering, partial liquidation or due to any other similar reasons.

Completion of construction, retrofit, upgrading are the works due to change of process or purpose of equipment, building, structure or any other object of depreciable capital assets, higher load and/or other new features/attributes.

Reconstruction refers to any retrofit of the existing fixed assets related with any process improvement and enhancement of its technical and economic indicators, and performed subject to the rehabilitation project of fixed assets for the purpose of the increase of the production capacities, quality improvement and change of the relevant product mix.

Technical re-equipment refers to a set of initiatives aimed at improvement of technical and economic indicators of the fixed assets or any part thereof on the basis of the introduction of the advanced equipment and technology, production mechanization and automation, upgrading and replacement of obsolete and worn-out equipment with any new and more productive equipment.

The Company’s expenses relating to completion of construction, retrofit, reconstruction, upgrading, technical re-equipment of fixed asset objects increase their acquisition cost upon completion of the above activities.

Expenses for current repairs and capital repairs of fixed assets are recognized as expenses incurred from ordinary operations in the reporting period, in which they were incurred.

Partial liquidation refers to quality change (degrading) physical and technical properties of the objects, which results in decrease of economic benefits from the object use.

In the event of partial liquidation of separate parts of fixed asset objects, their initial cost is reduced upon completion of the process of such partial liquidation.

Value adjustment of a fixed asset object is reflected in a subsidiary account of fixed asset retirement, opened for accounting of the fixed asset. The initial (replacement) cost of a fixed asset object is allocated to the debit side of the above subsidiary account, which corresponds to the respective subsidiary account of the fixed asset account, whereas the sum of the accumulated depreciation for the period of productive use in organization of the given object is allocated to the credit side, which corresponds to the depreciation account on the debit side. Upon completion of the retirement procedure the depreciable value of the fixed asset object is written off from the credit side of the subsidiary account of fixed asset retirement account to the debit side of profit-and-loss account as other expense.

The Company annually revaluates its fixed assets. Such revaluation is performed subject to regulatory documents by groups of homogeneous fixed assets.

Depreciation of fixed assets

The value of fixed assets is redeemed by way of accrual of depreciation, unless otherwise stipulated for by the current legislation of the Russian Federation of this Accounting Policy.

Accrual of depreciation is performed using the straight-line method.

The useful life period of fixed assets is determined on the day of recognition of fixed asset objects for accounting purposes by the committee, the composition of which is approved by the Company director or any person authorized by such director.

The Company determines dates of useful life of fixed asset objects subject to the classification of the fixed assets included into amortization groups approved with the Governmental Regulation of the Russian Federation No.1 “On classification of fixed assets, included in depreciation groups” (hereafter referred to as the Classification) as of January 01, 2002.

In case of absence of some objects of fixed assets in the Classification, the period of useful life for accounting purposes is determined on the basis of expert appraisal performed by the Company’s technical specialists subject to technical conditions (object’s technical documentation) as follows:

•       on the basis of anticipated useful life of the object, in accordance with anticipated productivity or capacity;

•       on the basis of anticipated wear and tear which depends on the operational mode, natural conditions (environment), impact of corrosive substances, and maintenance/repairs systems used;

•       regulatory and other restrictions for the use of a fixed asset.

In the event of the improvement of the originally accepted standard indicators of operation of fixed asset object as a result of the reconstruction or technical re-equipment, the Company has the right to revise the useful life period.

In the event of the procurement of any used fixed assets, their useful life period shall be determined:

•       based on the useful life period of a fixed asset as per the above procedure net of the number of months of operation of the concerned object by its previous owners;

•       if it is impossible to determine the useful life period using the above method (e.g., the actual useful life period of its previous owners is higher or equals the maximum useful life period established for objects of this classification of depreciation group), the committee at its discretion determines the useful life period of the concerned fixed asset taking into account safety requirements and other factors.

Accrual of depreciation charges relating to a fixed asset is performed effective the first of the month following the moth of recognition of the fixed asset for accounting purposes, and is performed until full value depreciation of the concerned object or until the fixed asset if written-off from the Company’s financial account.

The value of a fixed asset which does not exceed RUB 20 thousand per unit, is deducted to the expenses for the production (sales expenses) by way of accrual of depreciation of fixed assets to the amount of their initial value according to their transfer to the production or operation. The fixed asset objects, which were commissioned before December 31, 2007 from the initial value per unit from RUB 10 thousand to RUB 20 thousand are deducted to the expenses for the production (selling expenses) by way of uniform accrual of depreciation within the remaining period of their useful life.

Property, completed construction, and which is actually operated and is not supported with the documents submitted for the public registration, is subject to depreciation and is put on a separate subsidiary account of the account of the investments in noncurrent assets. Depreciation of the above property is accrued in the order as provided for depreciation accrual for fixed assets. When these objects are recognized for accounting purposes as fixed assets after their state registration, the previously accrued amount of depreciation is then adjusted.

2.1.2. Intangible assets

Recognition of intangible assets

Intangible assets cover procured or created objects, which do not have any material and substantial content, but which have any value and which are used in economic activities of an organization for a long period of time (more than one year) and which generate profit.

Assessment of intangible assets

Intangible assets are recognized for accounting as per their acquisition/initial cost. Initial cost of intangible assets is established subject to the requirements of regulatory accounting documents.

In case that expenses relating with procurement, development, production, and bringing intangible assets to the conditions, in which they are fit for operation, are identified after recognition of such intangible assets for accounting purposes, they are reflected as other expense.

The unit of intangible asset accounting is an inventory item.

The Company does not reassess groups of homogeneous intangible assets.

The Company performs audits of devaluation of its intangible assets once per year on December 31st of the reporting year.

Amortization of intangible assets

The cost of intangible assets with the exception of research and development,- design and experimental,- and technological works, which yield positive results and are not subject to the legal protection, is redeemed using accrual of amortization.

Amortization of intangible assets is accrued using the straight-line method on the basis of a fixed useful life period.

The useful life period of intangible assets is determined with the committee, the composition of which is approved with the Chairman of the Management Board (in case of a separate structural subdivision — by its senior manager) or a person authorized by the same at the time of recognition of such intangible assets for accounting purposes on the basis of the following:

•      period of validity of a patent, certificate or other restrictive periods of use of intellectual property object in accordance with the current legislation of the Russian Federation;

•      anticipated period of useful life during which the Company may gain economic benefits (income).

Amortization charges relating to intangible assets are reflected in financial accounting by way of accrual of the corresponding amounts in a separate Account 05 “Amortization of intangible assets.”

2.1.3. Research and Development,- design and experimental,- and technological works

Expenses relating to any research and development,- design and experimental,- and technological works (hereafter referred to as R&D) are accounted on a separate subsidiary account “R&D expenditures” of Account 08 “Investments in noncurrent assets”. Analytical record is performed individually by type of works and contracts (orders).

The accounting unit of R&D expenditures is an inventory item (the totality of expenses relating to the performed work, the results of which may be independently used for production of goods (works, services) and for the Company’s administrative needs).

After R&D completion, the works with positive result and which are subject to legal protection, which are not executed in the duly established order, are transferred to a separate subsidiary account of Account 08 “Investments in noncurrent assets.” In the event that the Company is confident that its R&D initiatives will yield a positive result and will be duly registered, the Company may transfer them to such separate subsidiary account of Account 08 “Investments in noncurrent assets” before completion of the aforementioned works. Upon receipt of the certificate executed in the duly established order the works are transferred to the respective subsidiary accounts of Account 04 “Intangible assets”.

R&D activities which yield positive result and are not subject to legal protection are transferred to a separate subsidiary account of Account 08 “Investments in noncurrent assets.” These R&D activities are transferred to the respective subsidiary account of Account 04 “Intangible assets” from the time of actual use of their results in the production of goods (works or services) or for management needs of the Company.

R&D expenses which yield positive results are subject to expensing under ordinary operations effective the first of the month following the month in which the actual use of the deliverables was commenced in production or for management needs of the Company.

The expenses are deducted using the straight-line method. The period of R&D expensing is determined by the Company on the basis of the anticipated term of use of the R&D results, during which the Company is able to gain economic benefits but not more than 5 years. The useful life period is determined by the Company’s collegiate body (a committee).

R&D activities, in which the Company yields positive results and the writing-off period of which is determined as exceeding one reporting period, are reflected in the balance sheet in Section “Noncurrent assets.”

In case R&D expenses do not yield any positive result, such expenditures are recognized as other expense of the reporting period.

2.1.4. Capital investments, equipment to be installed and design and exploration works

Recognition of capital investments

Capital investments cover expenses of the enterprise focused on investments in basic capital (fixed assets) including expenses for the new construction, development, increase of dimensions, improvement of performances or purchase of fixed assets of extended use (exceeding 1 year), which are not intended for sale.

Accounting of capital investments

Analytical accounting of long-term investments in construction is performed in accordance with the internal regulatory documents of the Company.

Investments in noncurrent assets are accounted as their actual cost, which  particular, refer to the expenses of interest payment for bank loans and other borrowers’ liabilities used for this purpose (only to the extent of interest accrued before commissioning of fixed assets and their registration for accounting purposes).

Expenses of a developer for project construction consist of expenses related with properly erection (construction), commissioning, handing over to the relevant investor, as well as anticipated expenses related with the construction and financing activity.

Expenses of a developer relating to works accepted for payment or paid, which were performed by a contractor at complete construction sites, are accounted as construction in progress prior to their commissioning or handing over to the relevant investor.

Expenses relating with payment for the Client’s office activity are accrued and are allocated on a monthly basis in accordance with the procedure fixed by internal regulatory documents of the Company. Allocation of general capital expenses for inventory cost of fixed assets included in the internal construction project is performed pro rata their direct cost in current prices. The sums refundable after sales of materials and parts generated/created as a result of dismantling temporary buildings and structures are determined with calculations that take into account sales of these materials and parts at their current price levels.

The cost of refundable (return) structures, materials and goods as part of refundable sums is fixed at free market prices net of expenses relating to bringing them to good condition and delivery to their respected places of storage.

The cost of materials obtained as associated extraction, when it is impossible to use them for the concerned construction with the possibility of their sale, is accounted as per the prices valid in the region.

The Company keeps synthetic accounting of long-term investments at Account 08 “Investments in noncurrent assets” by separate subaccounts by type of capital investments performed.

Analytical accounting of capital investments in the SAP R/3 system is performed in Account 36 in accordance with the operational chart of accounts.

Expenses for design and exploration woks are recognized in Account 08 “Investments in noncurrent assets” by projects under development. Upon completion of design and exploration works and approval of design and estimate documentation “for work execution” and release by the Company management of the respective decree on the approval of the construction title, the expenses relating to this project are allocated to the project construction.

Design and experimental works which did not yield positive result, and design and estimate documentation which was not approved “for work execution” are recognized for accounting purposes as follows:

•         in case it is resolved to terminate projects, they are recognized as other expense of the reporting period;

•         in case it is resolved to suspend the construction project for which design and experimental works have been performed, they are as “Noncurrent assets” until such construction is resumed.

The cost of a construction in progress, performed both in-house and by a contractor, is reflected in the balance sheet in Subsection “Construction in progress.”

Upon completion of project construction the Company determines inventory value of each component commissioned as a separate inventory unit of fixed assets. Inventory cost is comprised of actual expenses for the construction works and accrued other capital expenses.

At the time of procurement, an equipment to be erected is entered in the accounting records at the price which includes the supplier’s price and the cost of other services relating to the purchase of such equipment, presented and accepted before object acceptance for accounting purposes. In the event of unbilled deliveries — at their accounting price of similar goods (in the event of unbilled deliveries of imported equipment — at the contract price).

2.2. Recognition of financial investment

The unit of financial investment accounting is a homogeneous aggregate of financial investments. The unit of measure of financial investments is the minimum unit of each kind of financial investment, which may be alienated in future as an independent asset.

Transactions connected with investments in deposits, are accounted by the Company in Account 55 “Special bank accounts” and are reflected in financial accounting as short-term financial assets.

The Company keeps financial investment accounts as sorted by short-term financial assets and long-term financial assets. Short-term financial assets are financial assets if the fixed dates of their repayment do not exceed one year or when the redemption date is not specified, and they are reflected in financial accounting as noncurrent assets.

Investments, which are specified for the purpose to possess or/and gain benefit in the course of more than one year and which are reflected in accounting as noncurrent assets, are recognized as long-term financial assets.

Financial assets are accepted for accounting at their initial cost.

The initial cost of financial assets is fixed in accordance with the requirements of the relevant regulatory accounting documents.

In the event of minor expenses (with the exception of the sums payable as per contracts to sellers) for acquisition of such financial assets as securities, versus the sum payable in accordance with a contract to a seller, the Company recognizes such expenses as other expense in the reporting period, in which the said securities were recognized for accounting purposes.  The sum, the relationship whereof to the grand total of the respective data for the accounting period amounts to at least 5% and non-disclosure of which may affect economic decisions of the concerned users made on the basis of the relevant accounting information, is recognized as a substantial amount.

Financial assets, for which it is possible to determine their current market value in the duly established order, are reflected in financial accounting as of the end of the reporting year at the current market value by way of adjustment of their appraisal to the previous reporting date. The Company makes this adjustment once per year as of December 31st of the reporting year. In order to determine the market value of financial investments as of the reporting date, the Company uses data provided by Moscow Interbank Currency Exchange (MICEX).

Financial assets with respect whereof the provision is not made for the determination of their market value, are to be reflected in financial accounting and financial reporting as of the reporting date at the initial cost. The Company audits such financial investments for devaluation one per year as of December 31st of the reporting year in accordance with the methodology approved by the Company.

In the event of any sustainable and significant reduction in the value of financial assets, for which no market value can be determined, the Company establishes a provision for devaluation of such financial investments for the value of the variance between their book value and estimated value or calculated value. The Company establishes such a provision for revaluation of its financial investments using the Company’s financial results as other expenses.

The cost of financial assets, the market value of which cannot be determined, and with respect to which the Company established a devaluation provision, is accounted at the book value net of the amount of such provision.

With respect to debt securities, for which no current market value is determined, the Company allocates the variance between the initial cost and nominal cost within the period of their circulation in a uniform manner with due account of the proceeds payable subject to the conditions of their issue to the financial result (as other income and expense).

With respect to debt securities and loans extended, the Company does not evaluate them subject to their capitalized value.

In the event of retirement of assets recognized for accounting purposes as financial investment for which no current market value is determined, except for the following types of financial investments, their value is determined based on the initial cost of the financial investments which had been acquired first (FIFO method).

Contributions to charter (share) capitals of other organizations (except for shares of any joint-stock companies), loans granted to other organizations, deposits in credit institutions, accounts receivable acquired on the basis of the assignment of right of claim, are evaluated at the initial cost of each financial asset retired from the above-mentioned accounting items.

In the event of retirement of assets recognized for accounting purposes as financial assets, for which current market value is determined, the Company evaluates them on the basis of the last assessment. In case on the retirement date no reassessment was performed from the date of the asset acquisition, then the cost shall be determined using FIFO methodology.

2.3. Recognition of inventories

Evaluation and recognition of inventories

The unit of inventories is a stock number.

Inventories are recognized for accounting purposes subject to their actual cost. The actual cost is calculated in accordance with the requirements of regulatory accounting documents.

Manufacture and acquisition of inventory items is reflected in Account 15 “Manufacture and acquisition of tangible assets” and Account 16 “Material cost deviation.”

Account 15 “Manufacture and acquisition of tangible values” reflects the value of tangible items and ordering costs (hereafter referred to as OC).

OC associated with the delivery of tangible assets are allocated to the cost of inventory items entered in proportion to the cost of inventories at the time of arrival of the relevant settlement documents relating to OC.

In case that by the time of OC distribution, inventory items to which OC relate are reflected in Account 10 “Materials,” the cost of OC increases the cost of these inventories.

In case that at the time of OC allocation the relevant inventories are written off Account 10 “Materials.” The cost of OC is written off account 15 “Manufacture and acquisition of tangible values” to Account 16 “Material cost deviation,” and at the end of the month they are written off to the accounts, to which the inventories had been written off.

The sum of deviation between the actual cost and accounting cost of inventories released for production or written off due to variety of reasons, is automatically reflected in Account 16 “Material cost deviation.” Thus, any transactions in Account 16 “Material cost deviation” are acceptable only in the event there are no aforementioned inventories available in the warehouse.

The sums of deviation in the cost of acquired inventories which are accumulated within one month in Account 16  “Material cost deviation,” are subject to write offs on a monthly basis to the corresponding type of expense and cost (production cost, capital investment, deficiencies and losses, etc.) in proportion to the accounting cost of the written-off inventories.

In the event of unbilled deliveries inventories are reflected at their contract prices. In case there is no contract price, inventories are recognized for accounting purposes at their market prices.

Inventories (beneficially) owned by the Company but which are en route are reflected in Account 15 “Manufacture and acquisition of tangible values” until they arrive to the warehouse at the cost as provided for by the relevant contract.

Materials are assessed when transferred for production or in case of their retirement within the separate division with a separate balance sheet using the average production cost and using the “rolling valuation” method.

Inventories accepted for the safekeeping and for reprocessing are reflected in off balance sheet Account 002 “Inventories accepted for safekeeping” and Account 003 “Materials accepted for reprocessing.”

The Company keeps analytical record of materials on the basis of their balance lists.

Accounting special clothes, special tools, special devices, and special equipment

Irrespective of the period of useful life, any special clothes, special tools, special devices, and special equipment at the time of their acceptance for accounting purposes are recognized as inventories.

The cost of special clothes with lifetime subject to the issue rates does not exceed 12 months, is fully written off to the debit side of the respective production expense accounts at the time of their handing over (delivery) to the Company employees.

The cost of special clothes with lifetime subject to the issue rates exceed 12 months, is depreciated using the straight-line method effective the month following the month of issue and based on the useful life period of such special clothes established using any relevant industry standards or — in case there no such standards available — according to the relevant internal regulatory documents of the Company.

The cost of special tools, special devices, and special equipment is depreciated using the straight-line method effective the month following the moth of commissioning (putting into operation) and based on the actual cost and standards calculated based on the useful life of such inventory items. The useful life of special tools, special devices, and special equipment is fixed by the Company’s internal regulatory documents and ordinances.

The accounts department maintains quantitative analytical data sheets for special clothes on the balance accounts in SAP/R3 software suite, the cost of which is fully written off to the debit side of the respective accounts of production cost and handing over to the Company employees.

With respect to items of special clothes of the same type and the same cost which is less than RUB 20 thousand delivered simultaneously to one of structural subdivisions of the Company with useful life as per the issue rates less than 12 months, the Company keeps group accounting.

Each item of special clothes being in operation, the useful life of which exceeds 12 months, is recognized as a separate accounting unit.

Recognition of goods

Goods acquired by the Company for (re)sale are recognized for accounting purposes in Subaccount 41 “Wholesale goods” at their acquisition cost.

Goods sold at retail prices are recognized for accounting purposes in Subaccount 41 “Retail goods”  at their retail prices plus markup.

Expenses related to manufacture and delivery of purchased goods to central warehouses incurred prior to their actual sale are included in selling expenses, except when such expenses are included — pursuant to the relevant contract — in the price of the goods purchased. Goods accepted for safekeeping (custody) are reflected in off balance sheet Account 002 “Inventories accepted for the safekeeping.”

In case of sales of goods accounted at their acquisition cost, their assessment is performed using the method of “rolling” average production cost within a subdivision which was allocated its independent balance sheet.

2.4. Recognition of expenditures

The Company accounts expenditures separately for functional activities fixed with order documents of the Company.

The Company acquires cumulative information relative to the Company expenses for common activities and reflects it in special subsidiary accounts of account 20 “Primary production”.

General and administrative expenses (GAE) and general production expenses of separate structural subdivisions are reflected in subsidiary accounts in Account 20 “Primary production”.

General administrative expenses of a separate subdivision — the executive office — are reflected in the balance sheet Account 26 “General administrative expenses.” General administrative expenses of a separate subdivision — the executive office — are written off on a monthly basis results without allocation to types of activities.

30 accounts within SAP R/3 software suite are used for accounting of expenditures. Expenses of separate divisions are reflected on a monthly basis with subsequent allocation to selling cost. Expenditures which form production cost of a branch are transferred to the balance sheet of the Company’s executive office from Account 79 “Intra-organizational settlements” for the purpose of generation of the total cost of sales of the Company.

Selling expenses are accumulated during a month on Account 44 “Selling expenses.” At the end of a month they are fully written off to the debit side of Account 90.2 “Production cost.”

Property lease expenses are recognized as expenses of ordinary activities.

The Company allocates its property tax, land tax, transport tax, and water tax to other expense.

Recognition of production in progress

Functionally, works falling under the category of “Construction of facilities for third party organizations” which are not handed over to a client at the end of reporting period are recognized for accounting purposes as construction in progress (CIP).

Production in progress is reflected in the balance sheet of a separate division responsible for the construction, subject to the direct cost items, which contain:

•         expenses for materials, semi-products, and accessories;

•         expenses for labor cost of employees engaged in the process of work performance;

•         expenses for equipment to be erected;

•         expenses for services of third party organizations which are directly connected with construction of a specific project (including subcontracting expenses, performance of design and exploration, erection work, etc.);

•         amounts of depreciation accrued for fixed assets used for the performance of construction works for any third parties;

•         other.

The amount of expenses for subcontract works to be included in the cost of the balance of construction in progress is determined based on the comparison of specific works accepted from subcontractors and the works handed over to the relevant clients during the reporting period.

Actual cost of construction works performed by the Company in-house, prior to handing over to the client of the construction project is reflected as construction in progress in Account 20 “Primary construction” and is determined as the total amount of costs affiliated with such works.

The Company keeps analytical account of CIP objects in line with accounting items, including works paid or payable and those performed by third parties pursuant to the relevant construction contract.

2.5. Recognition of deferred expenses

Expenses incurred during accounting period but relating to the subsequent reporting periods, are recognized as deferred expense.

The period to which refer deferred expenses is determined on the basis of the period, when economic benefits (proceeds) are anticipated. This period is determined in the order fixed with internal organizational and regulatory documents of the Company. Deferred expenses are written off in a uniform manner during the abovementioned period.

In case it becomes obvious that it is impossible to gain any economic benefits (income), all non-written off part of deferred expenses shall be subject to a one-ff inclusion in expenses of the reporting period in which it became known that no economic benefits (income)  would be generated.

Deferred expenses with a write-off period of less than 12 months are reflected in Form No. 1 of the financial reporting as short-term assets.

Deferred expenses with a write-off period exceeding 12 months are reflected as long-term assets.

2.6. Recognition of settlements with accountable persons

Recognition of settlements with accountable persons associated with their business trips T&E expenses is performed in separate subsidiary accounts (subaccounts). Such information is reflected in the expanded format for one and the same accountable person in the balance sheet.

2.7. Accounting of credits and loans

Recognition of credits and loans

This section of accounting policy applies with respect to the expenses associated with performance of liabilities with regard to the granted loans and credits, including debt financing by way of issue of bills of exchange, issue and sale of bonds, interest-free loan agreements, public loan contracts.

Accounting credits and loans

Credits and loans extended are reflected in accordance with the Regulations of the Russian Accounting Standards “Accounting of expenses relating to loans and credits” of RAS 15/2008.

The Company’s debts to the lender (creditor) for loans credits extended is divided in the financial accounting into:

•       short-term repayment period payable in accordance with the provisions of the relevant contract within 12 months (Account 66 “Settlements under short-term credits and loans”);

•       long-term debt, the redemption period of which in accordance with the provisions of the relevant contract exceeds 12 months (Account 67 “Settlements under long-term credits and loans”).

The Company converts long-term debt into short-term debt. The Company converts its long-term debts for loans and credits extended into short-term debts when, subject to the terms and conditions of the loan and/or credit contract, there is 365 days remaining until the principal repayment date.

Upon expiration of the maturity date the Company converts the term debt into overdue (past due) debt. The Company converts short-term debt under loans and credits received into overdue debt on the date following the date when  -  pursuant to the terms and conditions of the loan and/or credit agreement — the Company (debtor) should have repaid the principal.

Interest on loans received, which directly relates to the acquisition and construction of an investment asset, is included in the cost of such an asset. Allocation of interest by the Company’s Investment program (CAPEX) projects is performed in accordance with the Company’s organizational and regulatory documents.

Other expenses incurred by the Company in connection with procurement of credits and loans are expensed at the same time they were incurred.

2.8. Recognition of provisions

The Company creates a provision for doubtful debts and a provision for devaluation of financial investments.

Provision for doubtful debts

In order to ensure true and accurate reflection of trade receivable in the Company’s reporting, it establishes a provision for doubtful dents.

A doubtful debt is recognized as indebtedness to the Company which was incurred due to any sales of goods, performance of works, rendering of services, advance payments extended, if such indebtedness was not redeemed within the terms prescribed by the relevant contract and in case it was not duly secured with a pledge, collateral, surety, bank guarantee, as well as in case the Company management has doubts as to the level of solvency of its respective partners based on the existing practice of collection of debts from such partners and their financial standing.

Any debt to the Company which arises as a result of any sale, performance of works, rendering of services and which is not repaid within the contract terms and in case the Company is sufficiently sure that such debt will be repaid within reasonable timeframe in future is not recognized as doubtful debt.

Bad debts (debts which are not possible to recover) are debts to the Company, in relation to which there is a limitation period established, as well as debts in relation to which the liability is terminated in accordance with the relevant civil legislation and pursuant to the relevant deed by any state authority or in case of liquidation of the organization.

The sums of contribution to the provision for doubtful debts are allocated by partner to other expense (income — in case the provision is reduced as a result of adjustment) on the last day of a quarter.

The sum of provision for doubtful debts is determined by the results accounts receivable inventory as of the last day of a quarter.

The size of sums of doubtful debt identified as a result of sales of goods, works perform and which are subject to inclusion in the provision amount, is determined depending on the term (timeline) of its occurrence:

•       with respect to doubtful debt with the occurrence period of over 90 days — full amount of the debt identified as a result of the inventory taken is included in the amount of provision;

•       with respect to doubtful debt with the occurrence period of 45 to 90 days (inclusive) — 50 percent of the sum identified by the debt audit is included in the amount of provision;

•       with respect to doubtful debt with the occurrence period of up to 45 days — the sum of provision established is not increased.

The procedure for creating the provision for doubtful debts of other accounts receivable and advances paid is governed by the management knowledge of the solvency level of contractors and the established practice of collecting debts from such contractors. The Company management believes that crating a provision for doubtful debts — while being a deviation from the valid regulations — provides a more fair and accurate representation of the Company’s assets.

The Company may use the provision for doubtful debt only to cover for the losses due from bad debts which are recognized as such pursuant to the relevant legal procedure.

The sum of the provision for doubtful debts, which was not fully used by the Company in the current quarter to cover for the losses from bad debts, may be transferred to the next quarter. However, the amount of a newly created provision as a result of the provision audit must be adjusted to the amount of  the balance of provision in the previous quarter.

In case the amount of such newly created provision by the results of the audit is less than the sum of the provision balance in the previous reporting period, the difference must be included as other income of the taxpayer in the current quarter.

In case the amount of such newly created provision by the results of the audit is greater than the amount of provision balance of the previous quarter, the difference must be included other expense in the current quarter.

Write-offs of debts recognized as bad debt in accordance with this procedure is performed from the amount of this provision generated. In case the amount of provision established is less than the amount of bad debts subject to writing off, the variance (loss) shall be allocated to other expense.

Accounts receivable are recognized in the amount presented to the purchaser by the enterprise, including the value added tax.

Provisions for doubtful debts are accounted separately from amounts of accounts receivable.

Provision for devaluation of financial investments

Calculation of the provision for devaluation of financial investments is performed in accordance with the Company’s internal regulatory document - “Methodology for audit of financial asset value of JSC “FGC UES.”

2.9. Accounting of taxes and charges

Sums of taxes and charges (dues) to be reflected in accounting are calculated subject to the regulations established by the regulations and laws of the Russian Federation on taxes and charges.

Expenses relating to taxes and charges are reflected in accounts for the concerned period, to which they refer on the basis of the principle of correlation of income and expense by periods.

Sums of taxes and charges are included in the cost of assets in case payment of such taxes and charges is directly associated with creation of such assets and if in future such taxes paid will not be compensated from the budget.

Deferred tax assets and liabilities relating to profit tax are recognized as of the end of each reporting period for all time differences which occurred or seized to exist in the period, both for deductible and taxable assets and liabilities.

2.9.1. Profit tax calculation

The sum of profit tax is determined on the basis of the value of conventional expense (conventional income) for profit tax, adjusted by the sum of permanent tax liability, deferred tax asset and deferred tax liability in the reporting period. Conventional expense (conventional income) for profit tax is accounted in a separate subaccount of income and expense.

The Company keeps a separate account for permanent differences and time differences; information about such permanent- and time differences is formed on the basis of source accounting documents in tax accounting registers.

Permanent differences of the reporting period are recorded in tax accounting registers. Permanent tax liability, which is reflected in  the summary in a separate subaccount of income and expense, is performed on the basis of special registers.

Time differences (deductible and taxable) of the reporting period are accounted in special tax accounting registers, based on which deferred tax assets and liabilities are forms and reflected in the relevant financial accounts.

Accounting of profit tax assets and liabilities is performed in Accounts 09 “Deferred tax assets”, Account 77 “Deferred tax liabilities” in correspondence with Accounts 68 “Calculation of taxes and charges”, and Account 99 “Profits and losses”. However, analytical accounting pertaining to these accounts is set up by types of tax assets and tax liabilities, as well as causes of the occurrence of such time- and permanent differences.

The sum of deferred tax asset and deferred tax liability is reflected in a contracted (short) manner in the Company’s balance sheet.

No accrual of a monthly profit tax advance is reflected in the Company’s financial accounting.

2.10. Recognition of income

Income from ordinary (operational) activities includes core income generated on a regular basis, which are connected with general production activity.

The Company records income separately by activities subject to the regulatory documents of the Company.

Income from the property leases is recognized as income from ordinary activities.

Income connected with granting rights for a fee which result from patents for invention, industrial models, and other types of intellectual property, is recognized as income from ordinary activities.

Positive foreign exchange differences are recognized as other income.

Income in the form of recovered reserves of the Company is recognized as other income.

2.10.1. Accounting of income and expense under construction contracts

The Company accounts for construction contracts providing stage-by-stage work handing over separately for each executed contract. In case when one contract provides for construction of a complex of objects for one or several customers within the scope of a single project, then for accounting purposes construction of each object is considered as a separate contract in compliance with the following conditions:

•                  Technical documentation is available for construction of each object;

•                  Income and expense can be fairly determined in relation to each object.

Income and expense under contracts on construction which take more than one reporting year (a long-term one) or construction contracts, the start and finish dates of which fall under different reporting years, ae determined by the Company using the “as and when ready” approach.

In order to recognize revenue under a contract which employs the “as and when ready” principle, the Company determines the level of completeness of works under such contract as of the reporting date based on the percentage of work completed as of the reporting date from the total scope of work under the contract through expert assessment of the scope of works completed.

In case it is impossible to provide a true and fair assessment of the financial result of performance of a contract during any reporting period and yet there is a possibility that expenses incurred in the course of such performance may be reimbursed, then the revenues under this contract shall be recognize in the profit and loss statement in the amount which is equal to the amount of losses incurred, which in this reporting period are considered to be collectable.

Revenue under any contract recognized under the “as and when ready” approach is accounted by the Company until full completion of work (stage) as an independent asset item — “revenues accrued but not submitted (claimed) for payment.”

2.10.2. Accounting of income from bills of exchange

With respect to bills of exchange with “upon presentation but not earlier” date of maturity, which were acquired prior to January 01, 2009, the discount is determined using the accrual method based on the assumed period of circulation of the bill of exchange which equals the number of days from the date of acquisition until the “not earlier” date plus 365 (366) days.

With respect to bills of exchange with “upon presentation but not earlier” date of maturity, which were acquired after January 01, 2009, the discount is determined using the accrual method based on the assumed period of circulation of the bill of exchange which equals the number of days from the acquisition date until the “not earlier” date.

2.11. Accounting of deferred income

Income generated in the accounting period, which meets the criteria of its recognition, but which relates to subsequent reporting periods, is reflected in the financial accounting as deferred income.

Forthcoming (future) revenues from deficiencies identified in the previous periods, difference between the sum which is subject to collection from the guilty parties and the balance cost of the missing values, as well as cost of assets received by the Company on a gratuitous basis, are recognized as deferred income.

2.12. Accounting of lease transactions

For the purpose of financial accounting, lease operations are divided into financial lease (leasing) transactions and operational lease.

2.12.1. Financial lease (leasing)

For the purpose of determination of a lease as the ‘financial lease,’ the corresponding provisions of the Civil Code of the Russian Federation (hereafter RF CC) and the Federal Law of the Russian Federation No.164-FZ “On financial leasing” dated October 29, 1998 must be complied with.

Under a financial lease (leasing contract) contract, the lessor undertakes to acquire title to a property from the seller as identified to it by the lessee, and to render such property to the lessee for temporary use for the lessee’s entrepreneurial purposes.

The conditions for leasing the property record to the balance sheet of the lessee are set forth in accordance with the provision of financial lease contract.

2.12.2. Operational lease

Operational lease is a type of lease under which the lessor retains the main risks and benefits relating to ownership of fixed assets (hereinafter - FA). Operational lease includes lease agreements which do not meet the criteria for the financial lease.

The lessee accounts for the leased objects in its off balance sheet Account 001 “Fixed assets leased.”

The object of operating lease is reflected in accounts of leaseholder in separate subsidiary account of “Fixed assets”.

The lessor shall accrue depreciation throughout the entire period of the lease, if the object is recognized as a fixed asset or an intangible asset.

Expenditures (income) relating to such operational lease are accrued in the period, to which such expenditures (income) relate.

In case of a return of an object from operational lease, the lessee terminates accounting these objects in its off balance sheet account. However, the lessor in this case shall not alter the procedure of accounting of the lease object.

2.13. Accounting of deficiencies and losses resulting from impairment of assets

Deficiencies and losses due to impairment of (tangible) assets, as identified at the time of their acceptance from the relevant suppliers, are recognized for accounting purposes at the actual cost of impaired tangible assets.

Deficiencies and losses within the rates of natural loss, as well as within the limits of the values provided for in the contract are not added to the initial cost of tangible values.

Deficiencies and losses identified in excess of the rates of natural loss, as well as in excess of the values provided for in the contract, are allocated to settlement of the claims lodged either by the supplier, or the transport companies or any other organizations in relation to the deficiencies or losses of the value incurred en route.

Deficiencies and losses within the rates of natural loss are allocated to production costs (selling expenses).

Deficiencies and losses in excess of the rates of natural loss identified as a result of the inventory taking are allocated to the guilty parties and are reflected in the reports as accounts receivable. If the guilty parties are not identified or the legal court refused to recover losses from such parties, then such deficiencies losses are allocated to other expense.

3. Technical aspects of the Accounting Policy

3.1. Types and composition of financial accounts, procedure of their preparation and presentation to the relevant users

The financial accounts include all substantial indicators required in order to form a true and complete understanding of the Company’s financial standing, its financial performance, and changes in its financial standing.

An indicator is deemed to be substantial, if its non-disclosure affects economic decisions of the concerned users made on the basis of the financial reporting information. The Company’s decision as to whether an indicator is substantial depends on evaluation of such indicator, its nature, as well as the specific circumstances of its occurrence.

The Company’s financial statements include the following:

1) Balance sheet;

2) Profit and loss statement;

3) Statement of changes in equity;

4) Cash flow statement;

5) Explanatory note including the annex to the Balance sheet.

Audit opinion is also included in the annual financial statements.

Indicators of the accounting forms are determined pursuant to the Decree of the Ministry of Finance of Russian Federation No. 67n “On the forms of corporate financial statements” dated July 22, 2003. However, if necessary the Company may introduce additional data and indicators into the accounting forms or exclude them in accordance with the internal regulatory documents of the Company.

The Company applies accounting forms in a sequential order, from one reporting period to another reporting period..

The financial accounting is prepared in RUB thousand.

The Company prepares its financial statements for the quarter, six months, nine (9) months, and one year with progressive total from the beginning of the reporting year within the timeframes specified by the Company’s senior management (manager).

The Company’s quarterly statements are deemed to be interim statements.

Composition of the financial statements and accompanying (supporting)	Presentation frequency
documents	Quarter	Year
Balance sheet	✓	✓
Profit and loss statement	✓	✓
Statement of changes in equity		✓
Cash flow statement		✓
Explanatory note including the annex to the Balance sheet		✓
Audit opinion		✓

3.2. Setting up the inventory taking process, financial liabilities of the Company, and the relevant general rules

In accordance with Article 12 of the Federal Law “On business accounting” and “Methodological guidelines for  physical inventory taking and financial liabilities audit” approved by the Decree No. 49 of the Ministry of Finance of the Russian Federation dated June 13, 1995, the Company shall perform physical inventory taking and financial liabilities audit.

The frequency and procedure of the Company’s physical inventory taking are governed by the relevant accounting regulatory documents and internal organizational and regulatory documents of the Company.

The Company shall form a central inventory committee for the purpose of such inventory taking. The composition of the committee is approved by the decree of the Chairman of the Management Board of the Company or any other duly authorized person subject to the regulations developed and adopted by the Company.

Deputy Chairman of the Management Board, head of the Financial Accounting and Reporting Department, as well as heads of other structural subdivisions of the Company’s executive office, are members of this central inventory committee.

Working inventory committees perform inventory taking in separate structural subdivisions of the Company. Composition of such working inventory committees in the separate subdivisions and the procedure of their formation are determined by the relevant decrees (ordinances) of the corresponding manager.

Specialists and experts with good knowledge of inventory issues and accounting department employees are also members of the committee. Absence of at least one member of the committee during the inventory process is regarded as the grounds for rendering the results of such inventory taking as null and void.

Heads of separate structural subdivisions of the Company are responsible for the accuracy and timeliness of inventory taking of tangible assets, fixed assets, production in process, and financial liabilities.

The manager responsible for inventory taking in the Company ensures coordination of activities of all the inventory committees.

Inventory of transmission lines, substation property, other fixed assets, and other property located in the territory of the affiliated companies, subsidiaries, and other companies which operate the existing facilities (including operation of facilities under leased contracts) requires mandatory presence (participation) of the Company’s representatives.

Results of such inventory taking are documented in the form of a protocol which is subject to approval by a manager of the separate structural division and which is submitted to the central inventory committee for further approval of the inventory results by the Company’s senior manager or a person duly authorized by him.

Collation statements prepared by the accounting department of the separate structural subdivisions of the Company are deemed to be the main (primary) concluding inventory documents.

The working central committee is responsible for approval of conclusions and proposals based on the results of inventory taking.

Annex No. 2
to Decree of JSC FGC UES
No. 726 dated 28.12.2009

2010 Accounting Policy Regulation
for the Purposes of Taxation

1. ORGANIZATION AND MAINTENANCE OF TAX ACCOUNTING

1.1. Frequency and sequence

The Company calculates taxation base following results of each accounting (tax) period using the tax accounting data as the basis.

1.2. Tax accounting

Tax accounting is a system of information fusion/consolidation applied to determine taxation base on the grounds of data from primary documents (and/or any other documents that indirectly confirm the expenses incurred), which are grouped in accordance with the procedure provided for by the Tax  Code of the Russian Federation and this accounting policy. Tax accounting data are recognized as data which are considered in the accounting ledgers, itemized tables, accountant’s certificates, and other documents of the Company that put together information on tax entities.

1.3. Tax accounting system

Tax accounting system is formed in order to provide reliable indicators of the approved profit tax return, in particular:

•       sums of income and expense;

•       procedure of determination of the share of expenditure considered for taxation purpose during the current tax (accounting) period;

•       remaining amount of expenditure (loss) subject to expensing in the following tax periods;

•       amount of indebtedness for budget settlements on profit tax.

Tax accounting system provides a means for internal and external supervision of accuracy of various indicators which are taken into account for profit tax calculation.

1.4. Document safekeeping. Term and specific character of documents custody

The Company insures safety of documents which confirm tax accounting data during four years after date of preparation. The Company keeps documents confirming a volume of loss sustained during the whole period when it reduces taxation base of the current tax period by amounts of previously incurred losses. Should disagreements with tax authorities, investigative and legal proceedings occur, they shall be kept till the conclusive decision is pronounced.

Original documents used as a base for making entries in tax registers and certificates are kept in accordance with the procedure established for business accounting purposes.

1.5. Tax secrecy

Contents of tax accounting data including data of tax ledgers, certificates and primary documents comprises the tax secret. Ledgers and certificates are internal documents of the Company and shall be submitted to tax authorities upon written request of tax authorities during field, cameral tax inspections and/or other tax control measures.

Persons who gained an access to information contained in the tax accounting data are liable to observe tax secrecy. They are liable for any disclosure of such information as stipulated for by the legislation of the Russian Federation.

1.6. Tax accounting procedure

Should ledgers/registers contain information inadequate to determine taxation base in accordance with requirements of the Tax  Code of the Russian Federation, the Company on its own authority has the right to add the applied ledgers with additional requisites/details by forming the tax ledgers or maintain the individual tax ledgers.

The Department of financial accounting and reporting forms taxation base, maintains tax accounting ledgers (forms), prepares tax reporting on taxes and dues in regard to taxes and dues being centrally paid by the Company executive office, on grounds of tax and business accounting data, and data provided by other structural subdivisions of the executive office, separate subdivisions of the Company.

The Department of financial accounting and reporting in the Company calculates and prepares reporting on individual income tax, uniform social tax, insurance contributions to mandatory pension insurance, insurance contributions to compulsory accident insurance in part being paid by the Company executive office.

The relevant separate subdivisions directly form the taxation base and prepare tax reporting pertaining to taxes and dues of constituents of the Russian Federation, and local taxes and dues being calculated and paid by the separate subdivisions of the Company where they are located.

The procedure for tax reporting, form of tax accounting ledgers/registers and maintenance procedure, procedure for taxation base, calculation and payment of taxes and dues are regulated by this accounting policy, as well as by other internal documents of the Company concerning procedure for calculation and payment of individual taxes and dues, which are based on the legislation of the Russian Federation and other regulatory enactments.

Introduction of any changes in the forms of approved tax accounting ledgers and certificates, as well as maintenance of any new tax accounting ledgers and certificates is performed by decision of the Chief Accountant according to the Company’s needs or when such changes are made pursuant to the relevant changes in the legislation of the Russian Federation on taxes and charges.

Accounting of settlements for taxes and dues is continuously carried out on accounts, disjunctively for each tax and due, according to levels of budgets and extra-budgetary funds, as well as proceeding from a form of indebtedness (tax or due, fine, penalties).

The Company’s executive office maintains accounting of settlements on taxes and dues being paid by the Company’s executive office in budgets where separate subdivisions are located according to the relevant separate subdivisions, levels of budgets and forms of indebtedness.

1.7. Responsibility for tax accounting maintenance and tax reporting preparation

Chief Accountant shall be liable for any inappropriate calculation of taxes and dues which are estimated and paid by the Company’s executive office.

Managers and Chief Accountants of the relevant separate subdivisions are responsible for inappropriate calculation of taxes and dues which are estimated and paid by the Company’s separate subdivisions.

The procedure of document flow related with tax accounting, terms/timelines for preparation and submission of documents (ledgers, certificates) required for calculation of taxation base and taxes and dues, as well as responsibility for timely and accurate drawing up of the specified documents are governed by the relevant internal regulatory documents of the Company.

2. PROFIT TAX

2.1. Tax ledgers

2.1.1. Analytical tax ledgers

Analytical tax ledgers are consolidated forms of collation of tax accounting data for accounting (tax) period, which are grouped in accordance with requirements of Chapter 25 of the Tax Code of the Russian Federation without distribution (reflection) to accounts. In such a case, analytical accounting discloses procedure for taxation base and indicators of a tax return.

Tax ledgers are maintained in the special forms on paper medium and in electronic format in SAP R/3 system and in other systems applied by the Company.

Forms of tax ledgers and order reflecting analytical data of tax accounting, data from primary documents are developed independently by the Company.

2.1.2. Persons responsible for accuracy of reflection

Persons who have drawn and signed tax ledgers, as well as persons who form business accounting ledgers are responsible for accurate reflection of business transactions in the tax ledgers.

2.1.3. Procedure for tax ledgers storage

Tax ledgers are maintained in electronic format during the reporting (tax) period. Upon completion of the reporting period the ledgers are transferred to a paper medium (hard copy). Tax ledgers are protected against unauthorized amendments.

2.1.4. Forms and requisites of tax ledgers

The Company calculates taxation base following results of each accounting (tax) period based on ledgers data. Should ledgers contain inadequate to determine taxation base in accordance with requirements of Chapter 25 of the Tax  Code of the Russian Federation, the Company adds the applied ledgers with additional requisites by forming the tax ledgers.

2.1.5. The list of tax ledgers

The Company maintains tax ledgers specified in Annex No. 1 to these Regulations on accounting policy for the taxation purpose.

2.2. Methodology of calculation of the taxation base

The Company’s income and expense are recognized on accrual basis in order to calculate profit tax.

2.3. Income accounting

2.3.1. Classification of types of income

The Company’s types of income are divided into income from sales and extraordinary income. Income from sales of commodities (works, services) and extraordinary income of the Company are considered separately.

Income from lease of the Company’s property is recognized as income from sales.

2.3.2. Moment of recognition of income from sales

Income received from property lease is determined as of the date when they are reflected in business accounting but not later than the last day of a month to which it refers.

Income under construction contracts with the long-term (more than one tax period) work cycle, which do not provide the phased handing over of works (turnkey construction), are recognized in each accounting (tax) period when the relevant contract if effective, in the amount equal to a product of actual expenditure incurred by the Company in the appropriate accounting (tax) period according to business accounting data by a profit ratio provided in construction estimate under the relevant construction contract.

Income under construction contracts which provides for the phased handing over of works is recognized for taxation purposes as of the date when the completed phase of construction works is delivered to the customer (pursuant to the certificate of acceptance of completed work).

2.3.3. Moment of recognition of extraordinary income

Extraordinary income of the Company is recognized according to the procedure established by Article 271 of the Tax Code of the Russian Federation. The following moment of recognition is specified for individual extraordinary income:

•       for property discovered upon inventory — the date of results of inventory taking;

•       for income from license payments for intellectual property use either other similar income — the date of settlements in accordance with terms of concluded contracts;

•       exchange differences are recognized in accordance with the procedure set forth in business accounting.

•       sum differences are recognized in accordance with the procedure set forth in the Tax Code of the Russian Federation.

2.3.4. Procedure for determination of yield pertaining to securities which are not circulated on organized markets

The actual sale price or the price of other retirement of securities is accepted for securities which are not circulated on organized securities markets, if at least one of the following conditions is fulfilled:

•       actual price of the relevant transaction is in the interval of prices on the analogous security which has been registered by a trade institutor at the securities market as of a date of transaction or a date of immediate trading organized prior to a date of transaction, in case when trading of these securities have been performed at the trade institutor at least once in the last 12 months;

•       deviation of the actual price of the relevant transaction is within 20 percent upward or downward from the weighted average price of the analogous security, which has been calculated by a trade institutor at the securities market in accordance with the established rules following trading results as of a date of such transaction or a date of immediate trading, which have been performed prior to a date of the relevant transaction, in case when trading of these securities have been organized at the trade institutor at least once in the last 12 months.

Should information about trading on the same securities not available, the actual price of transaction will be accepted, if the specified price differs by not more than 20 percent of calculated price for this security, which may be determined as of a date of transaction with regard to particular terms of the settled transaction, circulation features and price of security, other indicators, information on which may be used for such calculation.

The Company may determine the calculated share price based on valuation of the issuer’s net assets as of the date of the securities transaction, using information provided by the issuer. The Company defines the calculated share price through dividing of the issuer’s net asset value by the number of shares.

The Company may also determine the market value of shares by engaging an independent appraiser.

The Company when determining the calculated price for debt securities may use profitability rates existing in the markets for similar borrowings, interest rates upon analogous commercial credits, data on the published interest rates. Method for calculation of expanded (accumulated) sums of receivable interest payments (income) may also be applied to determine the calculated price for debt securities, in this case calculation is performed as follows:

(N - K)

Рц = ------- x D + K

T

Рц - calculated price;

N — nominal value of the security acquired;

K - acquisition value of the security;

T — number of days from acquisition to retirement of the security;

D - number of days after acquisition of the security to sale (other retirement) of a bill of exchange.

The Company makes decision on a particular method used for the calculated price for debt securities with respect to each transaction with the securities.

2.3.5. Procedure for determination of a discount for bills of exchange

With respect to bills of exchange with “upon presentation but not earlier” date of maturity, which have been acquired prior to January 01, 2009, the discount will be determined using accrual method based on expected period of a bill of exchange circulation that is equal to a number of days from a date of acquisition to “not earlier” date plus 365 (366) days.

With respect to bills of exchange with “upon presentation but not earlier” date of maturity, which have been acquired after January 01, 2009, the discount will be determined using accrual method based on expected period of a bill of exchange circulation that is equal to a number of days from a date of acquisition to “not earlier” date.

2.4. Accounting of expenditures

2.4.1. Uniform recognition of expenditures

Expenditures are included in expenses of that accounting period when they occur depending on terms of transactions. Should terms of a contract provide acquisition of income during more than one accounting period and not specify the phased delivery of commodities (works, services), a taxpayer independently distribute expenditures having regard to the principle of uniform recognition of expenditures.

Should a transaction not contain conditions enabling to determine a period to which these expenditures refer, and connection between income and expenditure may not be defined by the indirect route, the Company shall determine a period to which the relevant expenditures refer individually for each transaction.

Expenditures incidental not only to the reporting period income but also to income of the subsequent periods (expenses related to the acquisition of rights to use software programs and databases, expenses for preparation and development of new production, etc.) will be distributed between the reporting and subsequent periods. Such distribution will be carried out for the business accounting purposes.

Cost of services (works) of third party organizations shall be reflected in tax accounting on the grounds and as of a date of documents received (delivery and acceptance certificates, when delivery-acceptance certificates are not executed - invoices, bills), delivered by a party which renders the services (executes the works).

Direct and indirect costs under construction contracts, which do not provide the phased handing over of works (turnkey construction), will be accepted in reporting (tax) period when they have occurred in the amount of expenses actually incurred in accordance with the relevant tax accounting data.

With respect to construction contracts, which provide the phased handing over of works, the direct costs under certificates of handing over and acceptance of executed work will be accepted in current reporting (tax) period. Indirect costs will be accepted in reporting (tax) period when they have occurred.

2.4.2. Classification of expenditures

The Company expenditures are divided into expenses related to production and sales, and extraordinary expenses depending on their nature, as well as on conditions and lines of the Company activities.

Expenses related to providing of temporary use and (or) temporary possession and use of the Company property for a fee are considered to be expenses from sales (expenses related to production and sales).

The Company’s direct expenses for all functional activities(3), except for “Construction of facilities for third party organizations” include as follows:

•       expenses relate to the acquisition of raw materials and (or) supplies applied in production of commodities (execution of works, rendering services) and (or) forming their base either being component necessary for production of commodities (execution of works, rendering services);

•       expenses related to the acquisition of complementary parts subject to assembling, and (or) semi-finished goods for further processing at a taxpayer;

•       payroll expenses for personnel participating in production of commodities, execution of works, rendering services, as well as amounts of the uniform social tax and mandatory pension insurance expenses, which will finance the insurance and funded parts of labor pension, accrued on the indicated amounts of salaries expense;

•       amounts of accumulated depreciation on fixed assets used for production of commodities, works, services.

According to “Construction of facilities for third party organizations” functional activity the direct costs include the following:

•       expenses related to the acquisition of raw materials and (or) supplies applied in production of commodities (execution of works, rendering services) and (or) forming their base either being component necessary for production of commodities (execution of works, rendering services);

•       expenses related to the acquisition of complementary parts subject to assembling, and (or) semi-finished goods for further processing at a taxpayer;

•       payroll expenses for personnel participating in production of commodities, execution of works, rendering services, as well as amounts of the uniform social tax and mandatory pension insurance expenses, which will finance the insurance and funded parts of labor pension, accrued on the indicated amounts of salaries expense;

•       expenses related to equipment to be erected;

•       expenses for third party services which are directly related with construction of a particular facility (including expenses for subcontract work, design and exploration work, assembly operations and etc.);

•       amounts of accumulated fixed asset depreciation relating to construction work for any third parties.

2.4.3. Method of assessment and write-off of inventories

The size of material expenses incurred when raw materials and supplies used in production (manufacturing) of commodities (execution of works, rendering services) are written off, is formed according to the method of average cost assessment.

2.4.4. Cost of inventories

The cost of inventories included in material expenses will be determined based on prices of their acquisition (without regard to amounts of value-added tax and excise taxes, except as otherwise provided in the Tax Code of the Russian Federation). The cost of inventories include as follows:

•       commissions paid to facilitating agencies;

•       import customs duties;

•       transportation costs;

•       business trip expenses, if a business trip is associated with purchase of inventories;

•       interest for using borrowed funds;

•       other expenses related with purchase of inventories.

Cost of stocks in form of surpluses identified during inventory, as well as entered in the books after disassembling or dismantling of fixed assets placed out of commission, will be determined as an amount of tax calculated from income provided by Items 13 and 20 of Article 250 of the Tax Code of the Russian Federation.

2.4.5. Depreciation groups

Depreciable property is divided into depreciation groups in accordance with their useful life. The Company determines useful life as of a date of commissioning for depreciable asset within a period established for the relevant groups by Regulation of the Russian Federation Government No. 1 dated January 01, 2002.

The Company determines useful life for those types of fixed assets, which are not specified in depreciation groups, in accordance with technical specifications or recommendations of manufacturers.

(3)  Functional activities are specified in section 1.3. of the Accounting policy for accounting purposes.

2.4.6. Useful life

The Company has a right to extend useful life for a facility of fixed assets for taxation purpose after a date of commissioning in case if after reconstruction, upgrading or technical re-equipment of this facility the actual useful life has increased. The Company makes such decision for each fixed asset.

2.4.7. Accounting of useful life of the previous owners

In case used fixed assets are acquired, the Company may determine a rate of depreciation with regard to useful life decreased by a number of years (months) when this asset has been used by previous owners. Such decision is taken for each facility of fixed assets. Should the actual useful life of this fixed asset at previous owner be equal or exceed useful life specified by classification fixed assets, the Company will independently define useful life for this fixed asset with due regard to safety requirements and other factors.

2.4.8. Accounting of useful life when contributed to the authorized capital

When used fixed assets are received in the form of contribution to the authorized (share) capital or following legal continuity upon restructuring of legal entities, the Company has a right to determine useful life as useful life set by a previous owner decreased by a number of years (months) when this asset has been used by a previous owner.

Should depreciable value of property received in the form of contribution to the authorized capital equal zero according to the transmitting party data, the amount of additional expenditure incurred by such transmitting party during the transfer, and also recognized as contribution (investment) to the authorized capital will not be included in the value of this property, and in accordance with the decision of the Company it shall be part of expenses based provisions of item 1 Article 272 of the Tax Code of the Russian Federation.

2.4.9. Acquisition cost of fixed assets

Acquisition cost of depreciable fixed assets will be determined as an amount of expenses incidental to acquisition, erection, manufacturing and bringing to a condition suitable for use excluding VAT and excise taxes, except as otherwise provided for in the Tax Code of the Russian Federation.

In particular, acquisition cost of fixed assets includes as follows:

•       sum differences;

•       interest for using borrowed (credit) funds;

•       customs duties;

•       state duty;

•       VAT paid upon acquisition of fixed assets in cases as provided for by Item 2 Article 170 of the Tax Code of the Russian Federation;

•       Any legal, information- and consulting services related to the acquisition of fixed assets.

Acquisition cost of a fixed asset, which requires the state registration, is formed with regard to expenses incidental to state registration in case when these expenses are incurred prior to recognition of a facility as the depreciable asset for taxation purpose. Should expenses incidental to state registration be incurred after recognition of a facility as the depreciable asset, then such expenses will be recognized as other expense.

Assessment of property acquired using foreign exchange to be included in the Company depreciable assets is performed according to the refinancing rate of the Central Bank of the Russian Federation as of the date when transfer of ownership for this property occurred, in order to specify expenses related to the acquisition of fixed assets in the tax accounting.

2.4.10. Depreciation accrual method

The Company accrues depreciation using the straight-line method.

2.4.11. Writing-off of capital expenditures (CAPEX)

At a time the Company includes capital expenditures in the amount of 10 percent (30 percent towards fixed assets referred to the third — seventh amortization groups), the sums of capital investments and (or) expenses incurred upon fitting-out, retrofit, reconstruction(4), upgrading, technical re-equipment, partial liquidation of each facility of fixed assets as a part of depreciation costs of accounting (tax) period.

When accruing depreciation the Company considers 90 percent or 70 percent of the value of incurred capital expenditures as acquisition cost of fixed assets.

Any expenses relating to upgrading, fitting-out, retrofit, reconstruction, technical re-equipment, partial liquidation of fixed assets will be written off to expenditures for taxation purpose at the rate of 30% of the previously incurred expenses.

(4)   This is applied to legal relations which occurred since January 01, 2006.

The above expenses incidental to upgrading, fitting-out, retrofit, reconstruction, technical re-equipment, partial liquidation of fixed assets are recognized as part of indirect costs which reduce the taxable income of that reporting period which includes the date when cost of fixed assets has changed, the fixed assets in respect of which capital investments have been made, in accordance with Chapter 25 of the Tax Code of the Russian Federation.

This item shall not applied to fixed assets received which were received gratuitously, as well as fixed assets which are not subject to depreciation as provided for by Item 2 Article 256 of the Tax Code of the Russian Federation.

2.4.12. Special depreciation ratios

The management admits depreciation under depreciation rates which are lower than the rates established by the legislation of the Russian Federation. The reduced depreciation rates are assumed from the beginning of the tax period and during the entire tax period only. This decision is made based on expert evaluation made by the Company’s technical specialists taking into account the relevant safety requirements and other factors.

2.4.13. Recognition of R&D expenses as part of expenditures

2.4.13.1. The Company recognizes R&D expenses only upon completion of research or developments and making decision on utilization beginning on a month following after completion of such R&D. In such a case, the moment of R&D completion will be determined:

•                  when works are executed by third party organizations:

•       based on acceptance certificates which execute final delivery of R&D results;

•       in case the works have been terminated due to inexpediency or impossibility of continuation — pursuant to the relevant work termination certificates or termination of the relevant agreements signed by the parties;

•                  when works are executed in-house — pursuant to the relevant minutes of the Commission concerning R&D completion and results obtained.

2.4.13.2. R&D expenses incurred for the creation of new or improvement of applied technologies, creation of new types of raw materials or supplies will be uniformly included in other expenses during one year starting from the 1st of the month following the month when the decision of their use was made.

2.4.13.3. R&D expenses which did not yield any positive results shall be uniformly included in other expenses within one year in the amount of expenses actually incurred from the date such decision was made.

2.4.14. Interest expense

The maximum size of interest on debt liabilities, recognized as expenditure, are accepted as equal to the refinancing rate of the Central Bank of the Russian Federation increased 1.1 times — when debt liability is executed in Russian rubles, and equals 15 percent - when the debt liability is executed in foreign currency.

2.4.15. Expenses and provisions

The Company does not form a provision for future costs.

The Company does not form provisions for future costs related to vacation pay.

The Company does not form a provision for annual long-service awards.

The Company does not form provisions for forthcoming/future fixed asset repairs. Expenses related to fixed assets repairs performed by the Company are recognized for taxation purposes in that reporting (tax) period when they were incurred in the amount of actual expenses.

2.4.16. Provision for doubtful debts

The Company forms a provision for doubtful debts it is quarterly calculated in the order as provided for by Article 266 of the Tax Code of the Russian Federation. Any debt to the Company, which occurred due to disposal of commodities, execution of work, rendering services, in case if such debt has not been redeemed within period stipulated by a contract, and is not secured by pledge, security, bank guarantee is recognized as doubtful debt.

Debts occurred in relation to sales of property rights will not be recognized for calculation of provisions.

2.4.17. Determination of expenses upon disposal of purchased commodities

Upon disposal of commodities the Company reduces income from such operations by acquisition cost of these commodities and by expenses directly connected to their disposal.

Expenses of the current month connected to commercial activities are divided into direct and indirect expenses in manner prescribed by Article 320 of the Tax Code of the Russian Federation. Direct

expenses include as follows:

•       cost of purchased commodities sold during the current reporting (tax) period;

•       amount of expenses relating to the delivery (transportation expenses) of purchased commodities to the Company’s warehouse, if such expenses were not included in the acquisition cost of these commodities.

All the remaining expenses, except for extraordinary expenses, are recognized as indirect expenses and they reduce the income from sales in the current reporting (tax) period.

Acquisition value of commodity, stipulated by terms of a contract, as well as paid custom duties and other expenses incurred due to acquisition of purchased commodities, is considered to be the acquisition value of commodity. At the same time, should expenses of transportation be included in acquisition value under terms of a contract, they will be considered in acquisition value whether they are separated in individual line in primary and accounting documents or not.

Cost of these commodities upon sale is determined by the average cost method.

Cost of purchased commodities in the form of surpluses, identified during inventory taking and subject to be included as expenses upon sale for taxation purposes, will be determined as the amount of tax calculated from income specified in Item 20 Article 250 of the Tax Code of the Russian Federation. In this case, income will be defined in accordance with Articles 274 of the Tax Code of the Russian Federation at the market value and taking into account the provisions set out in Article 40 of the Tax Code of the Russian Federation.

2.4.18. Moment of recognition of certain extraordinary expenses

Extraordinary expenses of the Company are accepted in the manner as prescribed by Article 272 of the Tax Code of the Russian Federation. Certain extraordinary expenses in the form of commission fees, expenses incidental to works executed by the outside organizations (services rendered) or in the form of any similar income will be recognized based on the terms of the relevant awarded/concluded contracts.

2.4.19. Expenses related to sales (retirement) of securities

The Company considers expenses related to the acquisition and retirement of securities as part of expenditures for taxation purposes in accordance with the procedure prescribed in this accounting policy, the Tax Code of the Russian Federation, and legislation on appraisal activities and any other regulatory enactments.

Expenses relating to the acquisition and retirement of securities include as follows:

•       expenses for payment of services rendered by specialized organizations and other persons for any consulting, information and registration services;

•       remuneration paid to intermediaries (including services of depositaries associated with transfer of ownership) and emoluments paid to organizations which provide conclusion and fulfillment of transactions;

•       any other reasonable and document-supported direct expenses directly related with the acquisition and sales of securities.

The Company does not consider the following expenses upon acquisition of shares (parts in the authorized (share) capital, equity interest) when they are initially distributed in expenses of the current reporting (tax) period:

•      expenses in form of cost of property (property rights) transferred as contribution to the authorized capital, in assessment according to data of the Company tax accounting as of a date when property ownership is transferred (assignment of property rights);

•      any additional expenditures incurred upon such transfer.

The Company includes the above expenses in the cost of acquired shares (parts, equity interest) which is considered as part of expenses for profit tax purposes upon in case of their further sale (any other retirement) in the  order as stipulated for by the Tax  Code of the Russian Federation and this accounting policy.

Expenses relating to sales (other retirement) of interest (coupon) securities are determined based on the acquisition price of such security, expenditures connected with acquisition, cost of sale, amount of accumulated interest (coupon) yield paid by the Company to seller of a security. The amounts of accumulated interest (coupon) yield considered earlier for taxation purposes are not included as expense.

Expenses related to sales (other retirement) of noninterest bearing securities are determined based on acquisition price of a security, expenditures connected with acquisition and sale.

The Company writes off cost of al retired securities according to cost of the securities which were acquired first (FIFO method) to expense in case of a sale or any other retirement of securities.

In case of sales (retirement) of securities, expenses related to the acquisition will be considered for taxation purposes in the part which was allocated to the securities sold (retired).

2.4.20. Carry-forward of losses incurred in the course of certain transactions

The Company also carries forward the following losses:

•       relating to securities trading (including securities which are both marketable and non-marketable on the organized securities market) — in the order as provided for by Article 280 of the Tax Code of the Russian Federation;

•       relating to transactions with forward-related financial instruments - in the order as provided for by Article 304 of the Tax Code of the Russian Federation;

•       upon disposal of depreciable assets — according to the procedure as provided for by Article 268 of the Tax Code of the Russian Federation;

•       upon exercise of rights to land plots - according to the procedure for by Article 264.1 of the Tax Code of the Russian Federation.

The following are not considered for taxation purposes:

•       amounts of losses on service sector facilities including housing and public utilities and social and cultural objects in the part exceeding the maximum size as determined in accordance with Article 275.1 of the Tax Code of the Russian Federation;

•       amounts of losses from transactions with forward-related financial instruments which are not marketable on the organized market (except as provided for by Item 5 Article 304 of the Tax Code of the Russian Federation);

•       amounts of losses of the parent Company, received from utilization of property placed in trust management in the course of validity of the relevant asset management contract.

Financial result (including financial loss) of activities associated with utilization of the service sector facilities is determined for the organization in whole.

2.4.21. Expenses related to the acquisition of rights to land plots

Expenses related with the acquisition of rights to land plots, which are government- or municipally owned, are recognized as other expenses relating to the production and sales from the date of submission of documents required for the state registration of the right is document supported uniformly within five years.

2.5. Separate accounting

2.5.1. List of activities for separate accounting

The Company maintains separate accounting of income and expense:

•      for sales of works, services;

•      for commercial/trading activities;

•      for service sector activities;

•      in case of sales of depreciable assets;

•      in case of sales of other property;

•      for securities trading (including separately for trading of securities marketable on the organized securities market and non-marketable on the organized securities market);

•      for assignment of rights of claim (assignment).

2.5.2. Separate accounting of certain transactions

The Company maintains separate accounting for:

•      property received within the special purpose funding;

•      income gained in the form of dividends from Russian organizations;

•      income in the form of interest on government and municipal securities, the terms of issue and flotation of which does not provide for any interest income;

•      expenses relating to fixed asset repairs (by all types of production and types of activities);

•      Research and Development expenses.

2.6. Budget settlements relating to profit tax

2.6.1. Advance payments

Following results of each reporting (tax) period, the Company calculates the amount of advance payment based on the tax rate and taxable profit, which is calculated using the progressive total from the beginning of the tax period until the end of the reporting (tax) period.

During the reporting period the Company calculates the amount of monthly advance payment based on the tax actually paid in the previous quarter in the manner as established by Article 286 of the Tax Code of the Russian Federation.

2.6.2. Procedure for tax calculation and payment

Payment of advances, as well as amounts of tax subject to assignment to profitable part of budgets of the Russian Federation constituents and budgets of municipalities, is carried out at the Company location, as well as at the location of one of its separate subdivisions in the territory of a subject of the Russian Federation, based on the share of profit calculated from total indicators of separate subdivisions located in territory of the Russian Federation constituent, being determined as arithmetic mean of specific weight of the average staffing number and specific weight of depreciable value of de assets in this separate subdivision within tax (accounting) period, accordingly, in the average staffing number and depreciable value of depreciated property as specified in accordance with Item 1 Article 257 of the Tax Code of the Russian Federation, for the Company in as whole.

The Company’s executive office calculates and pays the profit tax according to the data submitted by separate subdivisions of the Company.

2.7. Procedure of determination of the average number of employees

The average number of employees is determined as provided for by the State Federal Service of Statistics in order to fill in the relevant unified forms of monitoring the state and federal statistics.

The average number of employees per month is calculated by summing up of the number of employees for each calendar day of a given month, i. e. from the 1st until the 30th or 31st (in February: until the 28th or the 29th) including holidays (non-business days and bank holidays) and weekends, and dividing this amount by the number of calendar days in that month.

The average number of employees is calculated based on the payroll data as of the last day of the tax (reporting) period.

Part-time workers, as well as non-staff employees (that perform works under civil contracts in the relevant reporting (tax) period), are not taken into account for calculation of the average number of employees.

2.8. Procedure of determination of depreciable value of assets subject to depreciation

The indicator of depreciable value of assets subject to depreciation in the reporting (tax) period applied to allocate  profit tax between the Company’s separate subdivisions, which pay the tax, is calculated based on the procedure recommended by the Ministry of Finance of the Russian Federation in its Letter No.03-03-02/16 dated July 06, 2005. The following are not considered in the calculation of depreciable value of the Company and its separate subdivisions:

•      property transferred for gratuitous use;

•      property transferred by decision of the Company management for conservation purposes for the term exceeding 3 months;

•      property of the Company which is not used for generation of profit.

Fixed assets which are depreciable assets with depreciable value are accounted for calculation of the indicator called “depreciable value of property subject to depreciation in the reporting (tax) period.”

3. VALUE ADDED TAX (VAT)

3.1. VAT calculation and payment

The Company’s executive office performs calculation and payment of VAT according to the data submitted by the Company’s separate subdivisions.

Separate subdivisions of the Company calculate, withhold from funds paid to suppliers of goods (works, services) and transfer to the budget amounts of VAT repayable when the Company fulfills tax agent liabilities.

Managers of such separate subdivisions are responsible for truthfulness and accuracy of information submitted to the Company’s executive office for the tax calculation purposes.

3.2. Allocation of VAT tax deductions with respect to taxable transactions and no tax transactions

3.2.1. An amount of VAT submitted by sellers of goods (works, services) or property rights is accepted for deduction in the order as provided for by Articles 171-172 of the Tax Code of the Russian Federation, in case the share of total costs of production of such goods (works, services), property rights, transactions on which are not subject to VAT payment, does not exceed 5 percent of the total value of overall costs related to the production of goods (works, services, property rights) incurred during the tax period, transactions on which are not subject to VAT payment.

3.2.2. Overall cost of production of goods (works, services), property rights, transactions on which are not subject to taxation, will be determined as a sum of expenses directly related with no tax transactions, as well as shares of expenses, which simultaneously refer to taxable transactions and no tax transactions.

3.2.3. Expenses which are simultaneously recognized as taxable transactions and no tax transactions, are expenses of the executive office pertaining to the following cost (financial responsibility)

centers:

•                  Financial activity block;

•                  Corporate governance block;

•                  Chairman of the Management Board’s block;

•                  Information department’s block  (Grid management’s block).

A share of these expenses is determined based on the amount of revenues from such no tax transactions within the total amount of sales revenues.

3.2.4. In the tax periods in which the share specified in Item 3.2.1 of the Accounting policy exceeded 5% of the VAT amount, as presented by suppliers of commodities (works, services), property rights and those referred in proportion to no VAT activity, will be referred to ‘other expense’ accounts (Accounts 9120* in the Chart of Accounts), which are accepted for the profit tax calculation. However, the above proportion is determined according to the share of sales revenues from no tax transactions within the total amount of sales revenues net of the VAT amount as calculated for taxable transactions.

3.3. Calculation of VAT amount for export transactions

VAT amounts as presented by sellers/suppliers of goods (works, services), property rights, which are accepted for deduction in the order as stipulated for by Articles 171-172 of the Tax  Code of the Russian Federation, will be determined based on the share of goods (works, services) shipped, the transactions related to their execution are subject to taxation at the zero rate, within the total revenues from sales of goods (works, services) and property rights shipped during the tax period and reduced by the amount of VAT calculated with regards to the taxable transactions.

4. PROPERTY TAX

The Company’s executive office calculates and pays the property tax based on the data submitted by separate subdivisions of the Company with regards to the property recorded on the accounting balance sheet of such subdivisions and the data of the executive office with regards to the property accounted on the balance sheet of the executive office.

Managers of the separate subdivisions are responsible for monitoring regional (property) tax legislation, timeliness and completeness of the data submitted in accordance with the regional legislation, accuracy of information on the property of separate subdivisions, as well as the details and timelines of payment the relevant taxes as submitted to the executive office of the Company.

Real property facilities without the state registration and which are accounted for as capital investment but which are actually in operation are subject to inclusion in the annual cost of property for purposes of property tax calculation. Property tax allowances (rebates) with regards to the aforesaid real property facilities are applied irrespective of whether the said facilities passed the state registration or otherwise.

5. OTHER TAXES

5.1. Transport tax

The Company’s executive office and separate subdivisions calculate the Company’s transport tax.

The Company’s executive office calculates and pays the transport tax, draws and submits reporting on the transport tax in accordance with the relevant requirements of the Tax Code of the Russian Federation and regulatory enactments of the subjects of the Russian Federation which determine the size of this tax pertaining to the vehicles owned/operated by the Company’s executive office.

Separate subdivisions of the Company independently calculate and pay their transport tax, draw and submit reporting on the transport tax in accordance with the requirements of the Tax Code of the Russian Federation and regulatory enactments of the subjects of the Russian Federation which determine the size of this tax pertaining to the vehicles owned/operated by the Company’s separate subdivisions.

5.3. Individual Income Tax

The total amount of tax calculated and withheld by the Company (the tax agent) from a taxpayer (individual), in relation to whom it is recognized as a source of income, will be paid at the place of registration of the tax agent with the relevant tax authority.

The Company is liable to transfer the calculated and withheld amounts of tax both at its principal place of business and at the location of each of its separate subdivision.

The amount of tax payable to a budget at the location of a separate subdivision will be defined based on the amount of income subject to taxation, which is calculated and paid to the employees of these separate subdivisions.

Separate subdivisions of the Company independently calculate and pay their individual income taxes, draw and submit reporting on their individual income taxes in accordance with the requirements of the Tax Code of the Russian Federation

5.5. Other Taxes

Calculation and payment of local taxes and charges are performed at the place of origination of the taxation base occurrence and in accordance with the tax legislation of the Russian Federation and any internal regulatory documents of the Company which govern the procedure of calculation and payment of the corresponding taxes and charges.

Separate subdivisions of the Company independently calculate and pay local taxes, they draw and submit reporting on local taxes in accordance with the requirements of the Tax Code of the Russian Federation

6. CONTRIBUTIONS TO EXTRA-BUDGETARY FUNDS

Calculation and accounting of insurance contributions to the RF Pension Fund (PFR), Social Insurance Fund (SIF), and the Federal fund of mandatory medical insurance and territorial funds of mandatory medical insurance (FFMMI) shall be performed by the executive office of the Company and separate subdivisions of the Company.

The Company’s executive office calculates and pays insurance contributions, as well as submits to the respective extra-budgetary funds its calculations with regards to contributions relating to the executive office of the Company.

Separate subdivisions of the Company, which calculate payments and other remunerations in favor of natural persons, shall be responsible for payment of insurance premiums (advance payments), and they are also responsible for submission of insurance premiums calculations to the relevant extra-budgetary funds located at their principal place of business.

Amounts of insurance premium (advance payments) payable at the principal place of business of a separate subdivision are determined based on the size of taxable object(s) relating to such separate subdivision(s).

Annex to the Regulations on 2010
Accounting Policy for the Purposes of Taxation

THE LIST OF SPECIAL PURPOSE TAX LEDGERS

Ledger	Name of Ledger
R-01-01	Income from sales
R-02-01	Direct expenses
R-02-02	Indirect costs
R-02-03-01	Expenses of service sector
R-02-03-02	Value of disposed property
R-02-04	Losses for operations specified in Annex No. 3
R-03-01	Extraordinary income
R-04-01	Extraordinary expense
R-05-01	Discounting of bills of the third parties. Shares accounting
R-06-01	Accounting of occurred / cancelled permanent, deductible temporary, taxable temporary differences upon depreciation and retirement of property
R-06-02	Accounting of occurred / cancelled deductible temporary differences upon writing-off of a loss from disposal
R-10-00	Reflection of tax assets and liabilities on treasury accounts
R-11-00	Transition from the current profit tax to notional expenditure (income)
R-12-00	Check of differences for fixed assets, intangible assets, special clothes, R&D, insurance
R-NORM-01	Reference for rated expenditures
N-01-01	Income from sales
N-02-01	Direct expenses
N-02-02	Indirect costs
N-02-03-01	Expenses of service sector
N-02-03-02	Value of disposed property
N-02-04	Losses for operations specified in Annex No.3
N-02-05	Calculation of rated expenditures
N-03-01	Extraordinary income
N-04-01	Extraordinary expense
N-05-01	Discounting of bills of the third parties. Shares accounting
N-05-02	Discounting of bills of the third parties
N-05-03	Accounting of sale of shares not circulated at the organized securities market
N-05-04	Accounting of sale of shares circulated at the organized securities market
N-06-01	Calculation of profit tax from income in form of payable dividends
N-10-01	Calculation of provision for doubtful debts
NB-01	Calculation of taxation base
DN	Dividends charged to the advantage of shareholders
VR-02	Determination of amount of interest expense from debt securities
VR-03	Expenses in form of interest on debenture
VD-02	Income in the form of interest yield
VD-03	Income in the form of interest on debenture
N(B)-02-07	Writing-off of the private insurance expenses
N(B)-02-08	Writing-off of property insurance expenses and other insurance expenses
N(B)-02-09	Writing-off of deferred expenses (except for insurance)
N(B)-06-04	Depreciation of fixed assets
N(B)-06-06	Realization of fixed assets, assets & const., intangible assets, special clothes
N(B)-06-07	Liquidation of fixed assets, assets & const., intangible assets, special clothes
N(B)-06-08	Writing-off of loss from sale of fixed assets
N(B)-06-10	Writing-off of R&D expenses
N(B)-06-11	Sale of financial investments

Appendix No. 3
to Decree of JSC FGC UES
No. 726 dated 28.12.2009

Chart of Accounts

0101000000	Land plots and objects of natural resources
0102000000	Buildings
0103000000	Constructions and transfer devices
0104000000	Machinery and equipment
0105000000	Transport
0106000000	Industrial and household equipment
0107000000	Other
0109000000	Inventort, productive and pedigree livestock
0110000000	Perennial plantings
0111000000	Capital investments for radical improvement of lands
0112000000	Capital investments to leased fixed assets
0190300000	VAT on export transactions
0199999999	Disposals
0202000000	Buildings
0203000000	Constructions and transfer devices
0204000000	Machinery and equipment
0205000000	Transport
0206000000	Industrial and business inventory
0207000000	Other
0208100000	Deprecitation of property commissioned in Account 08
0209000000	Work-stock, productive and pedigree livestock
0210000000	Perennial plantings
0211000000	Capital investments for radical improvement of lands
0212000000	Capital investments to leased fixed assets
0213000000	Fixed assets, designed to lease (leasing)
0214000000	Fixed assets, designed to lease (operating lease)
0301010000	Fixed assets, designed to lease (leasing)
0301020000	Fixed assets, designed to lease (operating lease)
0302010000	Fixed assets, transferred to long-term lease (leasing)
0302020000	Fixed assets, transferred to long-term lease (operating lease)
0303010000	Fixed assets, transferred to short-term lease (leasing)
0303020000	Fixed assets, transferred to short-term lease (operating lease)
0399000000	Disposal of material assets, recorded as interest-bearing investments
0401000000	Inventions, industrial samples, utility models
0402000000	Trade marks, service marks, names of place of origin of a commodity, trade names
0403000000	Software and database
0404010000	Licenses to the right of mineral resources’ use
0404990000	Other licenses and franchises with period of validity more than 12 months
0405000000	R&D results, not subject to legal protection
0406000000	Possession of “know-how”, secret formula or the process, information with regard to industrial, commercial or scientific experience
0407000000	Business reputation
0498000000	Other intangible assets
0499000000	Disposal of intangible assets

0501000000	Inventions, industrial samples, utility models
0502000000	Trade marks, service marks, names of place of origin of a commodity, trade names
0503000000	Software and databases
0504000000	Licences, franchises with period of validity more than 12 months
0504010000	Licenses to the right of mineral resources’ use
0504990000	Other licenses and franchises with period of validity more than 12 months
0506000000	Possession of “know-how”, secret formula or the process, information with regard to industrial, commercial or scientific experience
0598000000	Other non-material assets
0700000000	Equipment for installation
0700000090	Equipment for installation (transit)
0700000099	Adjustments to equipment cost in FI
0700001000	Equipment for installation (technical account)
0801000000	Objects, completed by construction, but not included into FA
0802000000	Purchase of land plots and objects of natural resources
0802000001	Purchase of land plots and objects of natural resources
0803100000	New construction
0803200000	Reconstruction, modernization, assembly on investment activity
0803300000	Reconstruction, modernization, assembly on muster budget
0803999999	Technical account for construction in progress
0804000000	Purchase of fixed assets’ objects
0804000001	Purchase of fixed assets’ objects (transit)
0804999999	Purchase of fixed assets’ objects (MM Module)
0805010000	R&D in progress objects
0805020000	Completed R&D with positive result, subject to legal protection
0805030000	Creation of NMA
0805040000	Completeted R&D with negative result
0806000000	Capital investments for radical improvement of lands
0807010000	Capital investments to leased objects of UNEG
0807020000	Capital investments to other leased fixed assets
0808010000	Capital investments to software
0808020000	Capital investments to other non-material assets
0809010000	DEW non-completed
0809020000	DEW completed
0815000000	Fixed assets acquisition
0900000010	IAO (Materials)
0900000020	IAO (R&D)
0900000030	IAO (Fixed Assets)
0900000040	IAO (insurance of employees)
0900000050	IAO (insurance of property)
0900000060	IAO (losses from FA sale)
0900000070	IAO (Financial Investments)
1001000000	Raw materials and materials
1001001000	Raw materials and materials (technical account)
1002000000	Fuel
1002001000	Fuel (technical account)
1003000000	Spare parts and components
1003000001	Correcting of spare parts cost in F1
1003001000	Spare parts and components (technical account)
1004000000	Construction materials
1004001000	Construction materials (technical account)
1005000000	Instrument, accessories and house wares
1005001000	Instrument, accessories and house wares (technical account)
1006000000	Materials transferred for processing

1007010000	Special rigging and special clothing at the stock
1007010100	Special rigging and special clothing at the stock (MM module)
1007011000	Special rigging and special clothing at the stock (technical account)
1007020100	Special rigging and special clothing in operation by standards
1007020200	Special rigging and special clothing over standard
1008000000	Equipment purchased for FA
1010000000	Pantry products
1012000000	Packing
1012001000	Packing (technical account)
1098000000	Other materials
1098001000	Other materials (technical account)
1098010000	Adjustment to cost of materials in FI
1400000000	Reserves under cost reduction of material assets
1501000000	Purchase of raw materials and materials
1502000000	Purchase of fuel
1503000000	Purchase of spare parts and components
1504000000	Purchase of construction materials
1505000000	Purchase of accessories and house wares
1507000000	Purchase of special rigging and special clothing
1508000000	Purchase of equipment for FA
1508040000	Purchase of fixed assets
1512000000	Purchase of packing
1520000000	Purchase of equipment, which requires assembly
1531000000	TDA on inventories purchased
1532000000	Expenses for MPZ maintenance
1541000000	Purchase of goods
1551000000	Clearing account for services
1598000000	Purchase of other materials
1599999997	Equipment in transit (for balance sheet preparation)
1599999998	Materials in transit (for balance sheet preparation)
1599999999	Technical clearing account PM/PS
1601000000	Deviations in price of raw materials and materials
1602000000	Deviations in price of fuel
1603000000	Deviations in price of spare parts and components
1604000000	Deviations in price of construction materials
1605000000	Deviations in price of accessories and house ware
1607000000	Deviations in price of special rigging and special clothing
1608040000	Deviations in price of fixed assets
1612000000	Deviations in price of packing
1620000000	Deviations in price of equipment, which requires assembly
1641000000	Deviations in price of goods
1698000000	Deviations in price of other materials
1901000000	VAT entered
1901010000	VAT entered taxed/non-taxed
1901020000	VAT entered for export
1901030000	VAT entered for advances transferred
1902000000	VAT paid
1903000000	VAT for distribution
1903010000	VAT for distribution taxed/non-taxed
1903020000	VAT for distribution internal market/export
1904000000	VAT export for confirmation
2001010000	Services in electric power transmission
2001020000	Services in technological connection

2002010000	Services under agent activity
2002020000	Operating services for external use
2002030000	Non-operating services for external use
2002040000	Other services of industrial nature
2600000000	General administration cost
3101010001	Raw materials and materials
3101010002	Raw materials and materials, not accepted for tax accounting
3101020001	Instruments, appliances, accessories, devices
3101020002	Instruments, appliances, accessories, devices, not accepted for TA
3101030001	Material assets, revealed during inventory or dismantling of FA
3101030002	Material assets, revealed during inventory or dismantling of FA, not accepted for TA
3101040000	Special rigging
3101040002	Special rigging, not accepted for TA
3102010001	Electric power purchased to cover losses related to its transfer
3102010002	Electric power purchased to cover losses related to its transfer, not accepted for TA
3102020101	Electric and heating power purchased to economic needs
3102020102	Heating energy to economic needs, not accepted for TA
3102020201	Electric power to economic needs
3102020202	Electric power to economic needs, not accepted for TA
3102030001	Water supply
3102030002	Water supply, not accepted for TA
3102040001	Technological fuel
3102040002	Technological fuel, not accepted for TA
3102050001	Fuel for transport means
3102050002	Fuel for transport means, not accepted for TA
3103010000	Special clothing up to one year
3103010002	Special clothing up to one year above the standard, not accepted for TA purposes
3103020000	Special clothing above one year
3104010001	Services on complex RTD of UNEG objects
3104010002	Services on complex RTD of UNEG objects, not accepted for TA
3104020001	Services on power energy transit
3104020002	Services on power energy transit, not accepted for TA
3104030001	Services of NPP outdoor switchgear
3104030002	Services of NPP outdoor switchgear, not accepted for TA
3104040001	Services of outside agencies on FA repair
3104040002	Services of outside agencies on FA repair, not accepted for TA
3104040011	Materials on repair by outside agencies
3104040012	Materials on repair by outside agencies, not accepted for TA
3104050001	Transportation of goods (before 2008)
3104050002	Transportation of goods, not accepted for TA (before 2008)
3104050011	Transportation of goods by long-distance freight railroad transport
3104050012	Transportation of goods by long-distance freight railroad transport, not accepted for TA
3104050021	Transportation of goods by industrial railroad transport
3104050022	Transportation of goods by industrial railroad transport, not accepted for TA
3104050031	Transportation of goods by motor transport
3104050032	Transportation of goods by motor transport, not accepted for TA
3104050041	Transportation of goods by sea transport
3104050042	Transportation of goods by sea transport, not accepted for TA
3104050051	Transportation of goods by internal water transport
3104050052	Transportation of goods by internal water transport, not accepted for TA
3104050091	Other transportation of goods
3104050092	Other transporation of goods, not accepted for TA
3104060001	services of CDO on organisation of dispatch work

3104060002	services of CDO on organisation of dispatch work, not accepted for TA
3104070101	expenses, related to maintenance and operation of FA and other property of environmental purpose
3104070102	expenses, related to maintenance and operation of FA and other property of environmental purpose, not accepted for TA
3104070201	payments for wastes (discharge) of contaminators in natural environment and other similar expenses within the norm
3104070202	payments for wastes (discharge) of contaminators in natural environment and other similar expenses above the norm
3104070300	services related to carrying out of ecology expertises
3104070301	services of outside agencies related to carrying out of ecology research, expertise
3104070401	placement and utilization of wastes
3104080101	support, technical service, inspection of industrial fixed assets (buildings, constructions, equipment, transport means, system of security)
3104080201	check and instrument calibration
3104080301	other works and services of industrial character
3104080302	other works and services of industrial character, not accepted for TA
3104081011	Contracting services (construction work) under external construction accepted for TA
3104081012	Contracting services (construction work) under external construction not accepted for TA
3104081021	Contracting services (installation work) under external construction accepted for TA
3104081022	Contracting services (installation work) under external construction not accepted for TA
3104081031	Installation/ assembly services not related to external construction, accepted for TA
3104081032	Installation/ assembly services not related to external construction, not accepted for TA
3104081041	R&D works by construction aside, accepted for TA
3104081042	R&D works by construction aside, not accepted for TA
3104090111	Equipment included into cost sheet of construction aside, accepted for TA
3104090112	Equipment included into cost sheet of construction aside, not accepted for TA
3104090121	Equipment not included into cost sheet of construction aside, accepted for TA
3104090122	Equipment not included into cost sheet of construction aside, not accepted for TA
3104100001	Services of ESS UNEG for maintenance and repair of fixed assets accepted for TA
3104100002	Services of ESS UNEG for maintenance and repair of fixed assets not accepted for TA
3104110001	Services of GlavSetService UNEG accepted for TA
3104110002	Services of GlavSetService UNEG not accepted for TA
3201000000	amortization of FA, used in ordinary business of industrial character
3201000002	Amortization of non-productive FX
3202000000	Amortization o intangible assets used in ordinary business
3203000000	ordinary expenses related to writing off of FA with value up to RUB 10,000 (before 2008)
3203000002	writing off of FA with value up to RUB 10,000 not accepted for TA
3203000010	Ordinary expenses on writing off FA with value up to RUB 20,000
3203000012	Ordinary expenses on writing off FA with value up to RUB 20,000 not accepted for TA
3203000020	Ordinary expenses on writing off intangible assets with value up to RUB 20,000
3203000022	Ordinary expenses on writing off intangible assets with value up to RUB 20,000 not accepted for TA
3204000002	Depreciation of FA received free of charge
3301010001	salary on tariff rates, official salaries
3301010002	salary on tariff rates, official salaries, not accepted for TA
3301020001	personal increases to tariff rates, salaries
3301020002	personal increases to tariff rates, salaries, not accepted for TA
3301030001	increases, related to mode of operation
3301030002	increases, related to mode of operation, not accepted for TA
3301040001	systematic (current) bonuses
3301040002	systematic (current) bonuses, not accepted for TA
3301050001	long-service award
3301050002	long-service award, not accepted for TA
3301060001	increases as regional bonuses
3301060002	increases as regional bonuses, not accepted for TA

3301060021	far northern hardship bonuses, accepted for TA
3301070001	one-time bonuses for carrying out of critical tasks, accepted for TA
3301070002	one-time bonuses for carrying out of critical tasks, not accepted for TA
3301080001	salary payment to employees, not on payroll
3301080002	salary payment to employees, not on payroll, not accepted for TA
3301090001	other stimulating payments
3301090002	other stimulating payments, not accepted for TA
3302010001	payment of vacations, provided by law
3302010002	payment of vacations, provided by law, not accepted for TA
3302020001	payment of additional vacations, provided by labour contract
3302020002	payment of additional vacations, provided by labour contract, not accepted for TA
3302030001	payment of study leaves
3302030002	payment of study leaves, not accepted for TA
3302040001	average salary for time in business trips
3302040002	average salary for time in business trips, not accepted for TA
3302050001	average salary for time in study off-job
3302050002	average salary for time in study off-job, not accepted for TA
3302060001	extra charge to women, being in maternity leave
3302060002	extra charge to women, being in maternity leave not accepted for TA
3303010001	remunerations under the results of work per annum
3303010002	remunerations under the results of work per annum, not accepted for TA
3303020001	remunerations for inventions and efficiency
3303020002	remunerations for inventions and efficiency, not accepted for TA
3303030001	compensations for unused annual leave
3303030002	compensations for unused annual leave, not accepted for TA
3303040001	payment of food, accommodation, fuel
3303040002	payment of food, accommodation, fuel, not accepted for TA
3303050001	other compensation payments
3303050002	other compensation payments, not accepted for TA
3303060001	payment of official uniform
3303060002	payment of official uniform, not accepted for TA
3303070002	Material assistance for holiday not accepted for TA
3304010001	termination benefit
3304010002	termination benefit, not accepted for TA
3304020001	payment of transit to the place of vacation and back
3304020002	payment of transit to the place of vacation and back, not accepted for TA
3304030002	expenses in the form of increases to pensions, not accepted for TA
3304040001	payment of transit to the place of training and back
3304040002	payment of transit to the place of training and back no accepted for TA
3305010000	non-state pension insurance of employees
3305020000	Medical insurance of employees
3305030000	Insurance — death/disablement
3306000001	other expenses, made in favor of employee
3306000002	other expenses, made in favor of employee, not accepted for TA
3401010001	Allocations to Social Insurance Fund
3401010002	Allocations to Social Insurance Fund not accepted for TA
3401020001	Allocations to Pension Fund
3401020002	Allocations to Pension Fund not accepted for TA
3401030101	Allocations to Territorial Medical Insurance fund
3401030102	Allocations to Territorial Medical Insurance fund not accepted for TA
3401030201	Allocations to Federal Medical Insurance fund
3401030202	Allocations to Federal Medical Insurance fund not accepted for TA
3402000001	Allocations on social insurance from industrial accidents and professional diseases

3402000002	Allocations on social insurance from industrial accidents and professional diseases, not accepted for TA
3403010001	State due
3403020001	Custom dues and charges
3403030001	other taxes and dues on ordinary expenses
3403030002	other taxes and dues on ordinary expenses, not accepted for TA
3501010000	Communication services and postal expenses of Deferred Expenses
3501010001	Communication services and postal expenses (before 2008)
3501010002	Communication services and postal expenses, not accepted for TA (before 2008)
3501010011	Services of post and courier service
3501010012	Services of post and courier service, not accepted for TA
3501010021	Services of telephone service
3501010022	Services of telephone service, not accepted for TA
3501010031	Services of digital communication service
3501010032	Services of digital communication service, not accepted for TA
3501020001	Legal services
3501020002	Legal services, not accepted for TA
3501030100	Expenses related to purchase of rights to software, development, modernization and adjustment of software
3501030201	expenses related to technical service of software, data base update
3501030202	expenses related to technical service of software, data base update, not accepted for TA
3501030301	information services
3501030302	information services not accepted for TA
3501040001	consulting services
3501040002	consulting services, not accepted for TA
3501050001	auditor services
3501050002	auditor services, not accepted for TA
3501060001	notary services
3501060002	notary services, not accepted for TA
3501070001	transport expenses, not related to transit of goods
3501070002	transport expenses, not related to transit of goods, not accepted for TA
3501080101	expenses, related to providing of forms of statistical accounting
3501080102	expenses, related to providing of forms of statistical accounting, not accepted for TA
3501080201	expenses, related to publishing of accounting statement
3501080202	expenses, related to publishing of accounting statement, not accepted for TA
3501090001	services of translators, which are not in the company’s staff
3501090002	services of translators, which are not in the company’s staff, not accepted for TA
3501100001	membership fees for participating in energy forums, exhibitions, councils, commissions
3501100002	membership fees for participating in energy forums, exhibitions, councils, commissions, not accepted for TA
3501110101	off the ration expenses to advertisement, including participating in exhibitions and expositions
3501110102	off the ration expenses to advertisement, including participating in exhibitions and expositions not accepted for TA
3501110201	expenses to advertisement, including participating in exhibitions and expositions
3501110202	expenses to advertisement, including participating in exhibitions and expositions not accepted for TA
3501120101	services of collection
3501120102	services of collection, not accepted for TA
3501120201	services related to purchase of forest tickets and cutting
3501120202	services, related to forest tickets on cutting, not accepted fot TA
3501120301	services on technical maintenance of office appliances and systems of conditioning
3501120302	services on technical maintenance of office appliances and systems of conditioning, not accepted for TA
3501120401	services of polyclinic and Health Inspection Services
3501120402	services of polyclinic and Health Inspection Services, not accpetde for TA
3501120501	expenses to printing and house proof services

3501120502	expenses to printing and house proof services, not accepted for TA
3501120701	other services of industrial character
3501120702	other services of industrial character, not accepted for TA
3502010001	expenses of external organisations related to property protection
3502010002	expenses of external organisations related to property protection, not accepted for TA
3502020001	expenses related to maintenance of office transport
3502020002	expenses related to maintenance of office transport, not accepted for TA
3502030001	public facilities and expenses to maintenance of buildings
3502030002	public facilities and expenses to maintenance of buildings, not accepted for TA
3502040101	payment for use of AO-energo grids
3502040201	payment for lease of properties, except buildings and offices
3502040202	payment for lease of properties, except buildings and offices, not accepted for TA
3502040301	payment for lease of transport means
3502040302	payment for lease of transport means, not accepted for TA
3502040401	payment for lease of buildings and office premises
3502040402	payment for lease of buildings and office premises, not accepted for TA
3502040501	payment for land lease
3502040502	payment for land lease, not accepted for TA
3502050110	expenses related to obligatory insurance of property, including FEED
3502050120	expenses related to voluntary insurance of property, including FEED
3502050210	expenses related to obligatory insurance of civil liability, including FEED
3502050220	expenses related to voluntary insurance of civil liability, including FEED
3502050310	expenses to other types of obligatory insurance, including FEED
3502050320	expenses to other types of voluntary insurance, including FEED
3502060001	expenses to registration of proprietary rights
3502060002	expenses to registration of proprietary rights, not accepted for TA
3502070001	expenses related to evaluation of property
3502070002	expenses related to evaluation of property, not accepted for TA
3503010001	expenses related to recruitment of staff
3503010002	expenses related to recruitment of staff, not accepted for TA
3503020001	expenses related to education and continuing education of staff
3503020002	expenses related to education and continuing education of staff, not accepted for TA
3503020100	expenses related to education and continuing education of staff (FEED)
3503020102	expenses related to education and continuing education of staff, not accepted for TA (FEED)
3504010111	expenses related to pass on business trips within Russia
3504010112	expenses related to pass on business trips within Russia, not accepted for TP
3504010121	expenses related to pass on foreign business trips
3504010122	expenses related to pass on foreign business trips, not considered for TP
3504010211	costs per day on business trips within Russia
3504010212	costs per day on business trips within Russia, not accepted for TA
3504010221	costs per day on foreign business trips
3504010222	costs per day on foreign business trips, not accepted for TA
3504010311	accommodation expenses on business trips within Russia
3504010312	accommodation expenses on business trips within Russia, not accepted for TP
3504010321	accommodation expenses on foreign business trips
3504010322	accommodation expenses on foreign business trips, not accepted for TA
3504010411	miscellaneous expenses on business trips within Russia
3504010412	miscellaneous expenses on business trips within Russia, not accepted for TA
3504010421	miscellaneous expenses on foreign business trips
3504010422	miscellaneous expenses on foreign business trips, not accepted for TA
3504020101	representation expenses related to official entertainments
3504020102	representation expenses related to official entertainments, not accepted for TA
3504020201	representation expenses related to catering at business meetings

3504020202	representation expenses related to catering at business meetings, not accepted for TA
3505010001	expenses related to holding of conferences, seminars and competitions of industrial character
3505010002	expenses related to holding of conferences, seminars and competitions of industrial character, not accepted for TA
3505020101	remunerations to members of the Board of Directors
3505020102	remunerations to members of the Board of Directors, not accepted for TA
3505020201	remunerations to members of the Revision Committee
3505020202	remunerations to members of the Revision Committee, not accepted for TA
3505020301	expenses to holding of shareholders’ meeting
3505020302	expenses to holding of shareholders’ meeting, not accepted for TA
3506010001	expenses related to providing of normal work conditions and safety facilities
3506010002	expenses related to providing of normal work conditions and safety facilities, not accepted for TA
3506020001	expenses related to maintenance of medical offices
3506020002	expenses related to maintenance of medical offices, not accepted for TA
3506030001	expenses related to civil protection
3506030002	expenses related to civil protection, not accepted for TA
3506040000	expenses related to certification and licensing
3506050001	expenses related to R&D with positive result
3506050002	expenses related to R&D with positive result not accepted for TA
3506060001	expenses related to stationary
3506060002	expenses related to stationary, not accepted for TA
3506070000	expenses related to payment of subscription and purchase of literature of FEED
3506070001	expenses related to payment of subscription and purchase of literature
3506070002	expenses related to payment of subscription and purchase of literature, not accepted for TA
3506080001	payments on sick leave certificates (in accordance with the law)
3506080002	payments on sick leave certificates (in accordance with the law) not accepted for TA
3506090101	Quoting of work places
3506090102	quoting of work places, not accepted for TA
3506090201	expenses related to compensation for use of private cars for business trips
3506090202	expenses related to compensation for use of private cars for business trips, not accepted for TA
3506090300	expenses related to forming of documents on cargo delivery and FEED travel
3506090301	expenses related to forming of documents on cargo delivery and travel
3506090302	expenses related to forming of documents on cargo delivery and travel, not accepted for TA
3506090400	miscellaneous ordinary FEED expenses
3506090401	miscellaneous ordinary expenses
3506090402	miscellaneous ordinary FEED expenses, not accepted for TA
3601010001	CA construction works
3602010001	CA assembly works
3603010001	CA equipment
3609010001	Miscellaneous expenses on CA
3610000000	Equipment, requiring assembly (core activity)
3611000000	Services of external agencies related to assembly of equipment (core activity)
3620021001	CA: Property tax
3620022001	CA: Land tax
3620023001	CA: Transport tax
3620032222	CA Expenses on liquidation of written-off TCA, not accepted for TA
3620032311	CA: Cost of TCA written-off
3620032312	CA: Cost of TCA written-off not accepted for TA
3620040001	CA: Expenses of bank services, except for interest-related
3620040002	CA: Expenses on bank servicesm, except for interest-related, not accepted for TA
3620081102	CA: Material assistance, Single-time assistance, not accepted for TA
3620081202	CA: Social-type payments, not accepted for TA
3620082002	CA: Expenses on treatment waybills, not accepted for TA

3620083102	CA: Single-time retirement allowance, not accepted for TA
3620083202	CA: Single-time payments to anniversaries, not accepted for TA
3620084002	CA: Expenses on flats, not accepted for TA
3620110332	Expenses related to corporate celebrations not accepted for TA
3620110712	CA: non-reimbursable VAT, not accepted for TA
3620111192	CA: Other expenses, not accepted for TA
3630010001	Expenses of R&D
3801010000	Closing of accounts on ordinary expenses
3801010001	Construction works
3801020000	Closing of accounts on accessory production
3802010001	Assembly works
3803010001	Equipment
3808030000	Value of DEW
3809010001	Miscellaneous expenses on CA
3999999999	Closing of CO-FI
4110000000	Goods in retail
4120000000	Goods in wholesale
4200000000	Trade margin
4500000000	Goods dispatched
4600000000	Goods in retail
5001000000	Cash of the company in roubles
5001010000	Cash KRMES in roubles
5001020000	Cash URMES in roubles
5001030000	Cash CRMES in roubles
5002000000	Operational cash
5002000100	Cash of Novosibisrl SPB
5002000200	Cash of Ural part of Novosibisrl SPB
5002000300	Cash of Surgut part of Novosibisrl SPB
5002010000	Cash of Vladimirr production unit
5002020000	Cash of Bryansk production unit
5002021401	Operational cash Kaluga
5002021402	Operational cash Ryazan
5002030000	Cash of Arzamas production unit
5002990001	Cash of Novosibisrl SPB
5002990002	Cash of Ural part of Novosibisrl SPB
5002990003	Cash of Surgut part of Novosibisrl SPB
5002990601	Cash of Vladimirr production unit
5002990602	Cash of Bryansk production unit
5002990603	Cash of Arzamas production unit
5003010000	Cash - MI - air tickets
5003010100	Cash KRMES - MI - air tickets
5003010200	Cash URMES - MI - air tickets
5003010300	Cash CRMES - MI - air tickets
5003020000	Cash — MI — hotel vouchers
5003020100	Cash KRMES - MI - hotel vouchers
5003020200	Cash URMES - MI - hotel vouchers
5003020300	Cash CRMES - MI - hotel vouchers
5003030000	Cash — MI — trade marks, state duties
5003030100	Cash KRMES - MI - trade marks, state duties
5003030200	Cash URMES - MI - trade marks, state duties
5003030300	Cash CRMES - MI - trade marks, state duties
5003040000	Cash — MI — signs of postal payment
5003040100	Cash KRMES - MI - signs of postal payment

5003040200	Cash URMES - MI - signs of postal payment
5003040300	Cash CRMES - MI - signs of postal payment
5003050000	Cash — rail road — tickets paid
5003050100	Cash KRMES - MI - rail road — tickets paid
5003050200	Cash URMES - MI - rail road — tickets paid
5003050300	Cash CRMES - MI - rail road — tickets paid
5003060000	Cash — MI — coupon for petrol
5003060100	Cash KRMES - MI - coupon for petrol
5003060200	Cash URMES - MI - coupon for petrol
5003060300	Cash CRMES - MI - coupon for petrol
5003070000	Cash — MI — coupon for petrol
5004000000	Cash of the company in currency
5004005005	Monetary instruments in currency
5101000001	Settlement account 1 IA in Lefortovo Branch of SB
5101000002	Settlement account 2 IA in Lefortovo Branch of SB
5101000003	Settlement account 1 IA in JSC Alfa-Bank
5101000004	Settlement account 2 IA in JSC Alfa-Bank
5101000005	Settlement account IA in LLC KB Agropromcredit
5101000006	Settlement account IA in JSC KB Vneshtorgbank
5101000007	Settlement account IA in CJSC AB Gazprombank
5101000008	Settlement account IA in JSC KB Petrocommetz
5101000009	Master account IA in NKO “Clearing chamber of RTS
5101000010	Trading account IA in NKO “Clearing chamber of RTS
5101000011	Master account IA in JSC Alfa-Bank
5101000012	Trading account IA in JSC Alfa-Bank
5101000013	Settlement account IA in JSC KB EURO FINANCE MOSNARBANK
5102000001	Settlement account of MES of Center of Alfa-Bank branch
5102000002	Settlement account 1 Central branch No 8641/1589 SB RF
5102000003	Settlement account 2 Central branch No 8641/1589 SB RF
5102020001	Settlement account 1 Chernozemnoye PMES Starooskolsk branch of SB RF
5102020002	Settlement account 2 Chernozemnoye PMES Starooskolsk branch of SB RF
5102020003	Settlement account Chernozemnoye PMES Kursk branch of SB RF
5102020004	Settlement account Additional office Industrial branch of JSC Kurskprombank
5102020005	Settlement account Branch of CJSC Gazenergoprombank
5102020006	Settlement account Belgorod branch of SB RF No 8592
5102030001	Settlement account Volga-Oka PMES of Vladimir branch of SB RF
5102030002	Settlement account Volga-Oka PMES of LLC Vladprombank
5102030003	Settlement account branch Voznesensky AKB Investtorgbank
5102030004	Settlement account branch of JSC Vneshtorgbank
5102050001	Settlement account Volga-Don PMES of Volgograd branch of Alfa-Bank
5102050002	Settlement account Volga-Don PMES in Astrakhan branch of SB RF
5102050003	Settlement account Volga-Don PMES in Volgograd branch of SB RF
5102050004	Branch Rostovsky of JSC Alfa-Bank, Rostov-on-Don
5102050005	Settlement account in Volgograd branch of Alfa-Bank
5102050006	Settlement account in Volgograd branch of JSC Alfa-Bank
5102050007	Corporate account in Volgograd branch of JSC Alfa-Bank
5102050008	Branch Rostovsky of JSC Alfa-Bank, Rostov-on-Don
5102050009	Branch Rostovsky of JSC Alfa-Bank, Rostov-on-Don2
5102050010	Branch Rostovsky of JSC Alfa-Bank, Rostov-on-Don3
5102050011	Branch Rostovsky of JSC Alfa-Bank, Rostov-on-Don4
5102060001	Settlement account of Vologda PMES of Vologda branch of SB RF
5102060002	Settlement account of Vologda branch No 8638 branch of SB RF
5102090001	Settlement account Moscow PMES of Dmitrov branch of SR RF

5102090002	Settlement account Central branch of SR RF No 8641/1658
5102090003	Settlement account LLC KB Transinvestbank
5102100001	Settlement account Verkhne-Donskoye PMES of Tambov branch of SB RF
5102100002	Settlement account Tambov branch of SB RF No 8594
5102100003	Settlement account Tambov branch of SB RF No 8594 (current account)
5102100004	Settlement account Lipatsk branch of SB RF No 8593
5102110001	Settlement account Valday PMES of Tver branch of SB RF
5102110002	Settlement account Tver branch of SB RF (master account)
5102110003	Settlement account Yaroslavsky branch of JSC ugra AKB
5102130001	Settlement account Nizhegorodskaya PMES of Nizhegorodskiy branch of JSC Alfa-Bank
5102130002	Settlement account Nizhegorodskaya PMES of Arzamas branch of SB RF
5102130003	Settlement account Nizhegorodskaya PMES of Gorodetsky branch of SB RF
5102130004	Settlement account Nizhegorodskiy branch of JSC Alfa-Bank
5102140001	Settlement account Prioksky PMES Tula branch of SB RF
5102140002	Settlement account Prioksky PMES Kaluga branch of SB RF
5102140003	Settlement account 2 Prioksky PMES Kaluga branch of SB RF
5102140004	Settlement account Prioksky PMES Ryazan branch of SB RF
5102140005	Settlement account 2 Prioksky PMES Ryazan branch of SB RF
5102140006	Settlement account Tula branch of SB RF No 8604
5102140007	Settlement account 2 Tula branch of SB RF 8604
5102140008	Settlement account branch of JSC NB TRAS Kaluga
5102150001	Settlement account SPB Bely Rast
5102500001	Settlement account TMR of MES Center in branch of JSC Alfa-Bank
5102500002	Settlement account TMR of MES Center Stromynskoye branch of SB RF
5102520001	Settlement account Chernozenmoye PTMR of Kursh branch on SB RF
5102530001	Settlement account Volga-Oka PTMR of Vladimir branch on SB RF
5102550001	Settlement account Volga-Don PTMR of Vladimir branch of JSC Alfa-Bank
5102550002	Settlement account Volga-Don PTMR of Rostov branch of JSC Alfa-Bank
5102560001	Settlement account Bологодск ПТОиР Vologda branch on SB RF
5102590001	Settlement account Moscow PTMR of Alfa-Bank branch
5102600001	Settlement account Verkhne-Donskoy PTMR in Tambov branch on SB RF
5102610001	Settlement account Valday PTMR inTver branch on SB RF
5102630001	Settlement account Nizhegorodsky PTMR of Volgo-Vyatskiy in Arzamas branch on SB RF
5102630002	Settlement account Nizhegorodsky PTMR of Volgo-Vyatskiy in Gorodtzy branch on SB RF
5102640001	Settlement account Prioksky PTMR in Obninsk branch on SB RF
5102640002	Settlement account Prioksky PTMR in Mikhailovsk branch on SB RF
5103000001	Settlement account MES of North-West in Alfa-bank branch
5103000002	Settlement account MES of North-West in Kalinin branch on SB RF
5103000003	Settlement account MES of North-West in Agropromcredit branch
5103000004	Settlement account in Arkhangelsk branch on SB RF No 8637
5103000005	Settlement account in Komi branch on SB RF No 8617
5103000006	Settlement account in branch St-Petersburgsky of JSC Alfa-Bank
5103010001	Settlement account Bryansk PMES (master account)
5103010002	Settlement account Bryansk PMES (investment activity)
5103010003	Settlement account Bryansk PMES (other activity)
5103010004	Settlement account Bryansk PMES (business-account)
5103010005	Settlement account Bryansk PMES (current)
5103010006	Settlement account in Smolensk branch on SB RF No 8609 (business-account)
5103010007	Settlement account in Smolensk branch on SB RF No 8609
5103010008	Settlement account Smolensky RF in JSC Rosselkhozbank (deposit account)
5103020001	Settlement account Vyborg PMES in Severo-Zapadny bank
5103030001	Settlement account Karelsky PMES in Karelsky branch of SB RF
5103030002	Settlement account Petrozavodsk branch of CJSC Baltic bank

5103030003	Settlement account Murmansk branch of CJSC Baltic bank
5103040001	Settlement account Leningrad PMES in Severo-Zapadny bank
5103040002	Settlement account Leningrad PMES in Alfa-bank branch
5103040003	Settlement account SEVERO-ZAPADNY in AGROPROMCREDIT branch
5103050001	Settlement account Novgorod PMES in Novgorod branch of SB RF
5103400001	Settlement account ATP MES of North-West in in Alfa-bank branch
5103500001	Settlement account MES TMR of North-West in in Alfa-bank branch
5103500002	Settlement account MES TMR of North-West in Agropromcredit
5103500003	Settlement account MES TMR in Sberbank
5103500004	Settlement account MES TMR in Admiralteysky bank
5103510001	Settlement account Bryansk TMR of North-West in Bryansk branch of SB RF
5103520001	Settlement account Vyborg PTMR in Severo-Zapadny bank Sberbank
5103530001	Settlement account Karelia PTMR in Karelia branch of SB RF
5103540001	Settlement account Leningradskiy PTMR in Severo-Zapadny bank Sberbank
5103550001	Settlement account Novgorodsky PTMR Novgorod branch of SB RF
5103560001	Settlement account St Petersburg PTMR in Alfa-bank
5103560002	Settlement account St Petersburg PTMR in SB RF
5104000001	Settlement account MES of Volga in Alfa-bank branch
5104000002	Settlement account MES of Volga in Povolzhsky bank of SB RB
5104000003	Settlement account branch Samarsky in JSC Alfa-Bank
5104010001	Settlement account VerkhneVolzhsky PMES in Volga branch of SB RF
5104010002	Settlement account Verkhne-Volzhskiy PMES in Petrocomertz Bank
5104010003	Settlement account branch of SB RF No 8614 Mariy El
5104010005	Settlement account branch of JSC Vneshtorgbank Yoshkar-Ola
5104020001	Settlement account Nizhne-Volzhskiy PMES in Saratov branch of SB RF
5104020002	Settlement account Nizhne-Volzhskiy PMES in Alfa-bank branch
5104020003	Settlement account Nizhne-Volzhskiy PMES in Petrocomertz Bank
5104020004	Settlement account Kirov branch of Povolzhsky bank of SB RF
5104020005	Settlement account Saratov branch of SB RF No 8622
5104030001	Settlement account Samara PMES in Alfa-bank branch
5104030002	Settlement account Samara PMES in Kirovskiy branch of SB RF
5104030003	Settlement account Samara PMES in Petrocomertz Bank
5104040001	Settlement account Srende-Volzhskiy PMES in Ulianovsk branch of SB RF
5104040002	Settlement account Srende-Volzhskiy PMES in Petrocomertz Bank
5104040003	Settlement account Srende-Volzhskiy PMES in Ulianovsk branch of SB RF
5104040005	Settlement account LLC Bank Kuznetsky”
5104040006	Settlement account Ulianovsk branch CJSC KB Gazbank
5104040007	Settlement account JSC KB Mordovpromstroybank
5104040008	Settlement account branch of SB RF No 8614 Mariy El
5104040009	Settlement account branch of JSC Vneshtorgbank Yoshkar-Ola
5104040010	Settlement account Srende-Volzhskiy PMES in Kanashi branch of SB RF No 7507
5104500001	Settlement account MES TMR of Volga Povolzhsky bank of SB RF
5104510001	Settlement account Verkhne-Volzhsky PTMR of Volzhsky branch of SB RF
5104520001	Settlement account Nizhne-Volzhsky PTMR of Saratov branch of SB RF
5104530001	Settlement account Levoberezhny PTMR of Kirovsk branch of SB RF
5104540001	Settlement account Srende-Volzhskiy PTMR in Veshkaimsky branch of SB RF
5105000001	Settlement account 1 IA MES Yugra in Pyatigorsk branch of SB RF
5105000002	Settlement account 2 IA MES Yugra in Pyatigorsk branch of SB RF
5105000003	Settlement account Severo-Kaxkazsky bank of SB RF in Stavropol
5105010001	Settlement account Kuban PMES in Tikhoretsk branch of SB RF
5105010002	Settlement account Kuban PMES in Krasnodar branch of SB RF
5105010003	Settlement account Yugo-Zapadny bank of SB RF
5105020001	Settlement account Rostov PMES in Volgodonsk branch of SB RF

5105020002	Settlement account Yugo-Zapadny bank of SB RF
5105020003	Settlement account Rostov branch of SB RF No 5221 in Yugo-Zapadny bank of SB RF
5105030001	Settlement account Stavropol PMES in Pyatigorsk branch of SB RF
5105030002	Settlement account Stavropol PMES of FAIK PSB Stavropolie
5105040001	Settlement account Kaspiy PMES in Dagestan branch of SB RF
5105040002	Settlement account Kaspiy PMES in LLC Dagenergobank
5105500001	Settlement account IA MES TMR of South in Severo-Kackazsky SB RF
5105510001	Kuban PTMR
5105520002	Settlement account Rostov PTMR in Yugo-Zapadny bank of SB RF
5105530002	Settlement account Stavropol PTMR in Pyatigorsk branch of SB RF
5106000001	Settlement account IA MES of Ural in Alfa-Bank branch
5106000002	Settlement account 2 IA MES of Ural in Alfa-Bank Ekaterinbourg branch
5106010001	Settlement account Orenburg PMES in Alfa-Bank branch
5106010002	Settlement account Orenburg PMES in Orenburg branch of SB RF
5106020001	Settlement account Perm PMES of Perm branch of Alfa-Bank
5106020002	Settlement account Perm PMES of Izhevsk branch of Alfa-Bank
5106020003	Settlement account Perm PMES of Gorodskoye branch of Alfa-Bank
5106020004	Settlement account Perm PMES of Chusovsk branch of Alfa-Bank
5106020005	Corporate account Kirov branch No 8612 of SB RF branch
5106020006	Settlement account Kirov branch No 8612 of SB RF branch (current account)
5106020007	Settlement account in branch Permskiy of JSC Alfa-Bank
5106020008	Settlement account Udmurtia branch of SB RF No 8618
5106030001	Settlement account Sverdlovsk PMES of Uralsky Bank of SB
5106030002	Settlement account Sverdlovsk PMES in Yekaterinburg branch of Alfa-Bank
5106030003	Settlement account Uralsky Bank of SB RF
5106030004	Settlement account Kurgan branch of KB Agropromcredit
5106040001	Settlement account Chelyabinsk PMES of Chelyabinsk branch of Alfa-Bank
5106040002	Settlement account Chelyabinsk branch of Alfa-Bank
5106040003	Settlement account Orenburg branch of LLC KB Agropromcredit
5106040004	Settlement account Chelyabinsk branch of JSC Bank VTB
5106400001	Settlement account ATP MES of Ural in Alfa-bank branch
5106500001	Settlement account MES TMR of Ural and West Siberis in Alfa-bank branch
5106500002	Settlement account MES TMR of Ural and West Siberis in Uralsky bank
5106500003	Settlement account MES TMR of Ural and West Siberis in Agroprombank
5107000001	Settlement account MES of Siberia in Alfa-bank branch
5107000002	Settlement account Corporate card of MES of Siberia in Alfa-bank branch
5107000003	Settlement account Krasnoyarsky branch of JSC Alfa-Bank
5107010001	Settlement account Zabaykalsk PMES in Buriatia branch of SB RF
5107010002	Settlement account Buriatia branch of SB RF No 8601
5107010003	Settlement account Chita branch of SB RF No 8600
5107010004	Settlement account Chelyabinsk branch of JSC Bank VTB
5107020001	Settlement account West-Siberia PMES in Alfa-bank branch
5107020002	Settlement account West-Siberia PMES in Alfa-bank branch
5107030001	Settlement account Krasnoyarsk PMES in Alfa-bank branch
5107030002	Settlement account Krasnoyarsk PMES in East Siberian Bank of SB RF
5107030003	Settlement account East Siberian Bank of SB RF
5107040001	Settlement account Kuzbass PMES in Alfa-bank branch
5107040002	Settlement account Kuzbass PMES in Kemerovo branch of SB RF
5107040003	Settlement account Kemerovo branch of JSC Alfa-Bank
5107040004	Settlement account Novosibirsk branch of JSC Alfa-Bank
5107050001	Settlement account Omsk PMES in Alfa-bank branch
5107050002	Settlement account Omsk PMES in Omsk branch of SB RF
5107050003	Settlement account Omsk branch of SB RF (under contract No 8634)

5107050004	Settlement account Omsk branch of SB RF
5107060001	Settlement account Khakassia PMES of Sayanogorsk branch of SB RF
5107060002	Settlement account East-Siberian bank of SB in Abakan branch No 8602
5107060003	Settlement account JSC Bank Tuvacredit
5107070002	Settlement account Tomsk PMES in Alfa-bank branch
5107070003	Settlement account in branch OF cjsc Gazprombank
5107200001	Settlement account MES of West Siberia in Agropromcredit branch
5107200002	Settlement account Tyumen branch of KB Agropromcredit
5107200003	Settlement account Surgut branch of KB Agropromcredit
5107210001	Settlement account Khanty-Mansiysky PLES in branch of Agropromcredit
5107220001	Settlement account Yamalo-Nenetsky PMES in branch of Agropromcredit
5107230001	Settlement account Tyumen PMES in branch of KB Agropromcredit
5107230002	Settlement account Tyumen branch of LLC Agropromcredit
5107230003	Settlement account Surgut branch of LLC Agropromcredit
5107500001	Settlement account 1 MES TMR of Siberia in Alfa-bank branch
5107500002	Settlement account 2 MES TMR of Siberia in Alfa-bank branch
5107500003	Settlement account 3 MES TMR of Siberia in Alfa-bank branch
5107510001	Settlement account West-Siberian PTMR of Gorodskoy branch of SB RF
5107520001	Settlement account West-Siberian PTMR of Gorodskoy branch of SB RF
5107530001	Settlement account Krasnoyarsk PTMR in Alfa-bank branch
5107540001	Settlement account Kuzbass PTMR in Alfa-bank branch
5107540002	Settlement account Kuzbass PTMR in Kemerovo branch of SB RF
5107550001	Settlement account Omsk PTMR in Alfa-bank branch
5107550002	Settlement account Omsk PTMR in Omsk branch of SB RF
5107560001	Settlement account Khakassia PTMR of Sayanogorsk branch of SB RF
5108000001	Settlement account IA MES of East in Alfa-bank branch
5108000002	Settlement account 2 IA MES of East in Alfa-bank branch
5108000003	Settlement account 3 IA MES of East in Alfa-bank branch
5108000004	Settlement account 4 IA MES of East in SR of Russia branch
5108000005	Settlement account JSC Alfa-Bank branch Khabarovsky
5108010001	Settlement account Amur PMES in Blagovesensk branch of SB RF
5108010002	Settlement account Amur PMES in JSC TEMBR-BANK
5108010003	Settlement account CJSC AB ALDANZOLOTOBANK
5108020001	Settlement account Primorsk PMES in Alfa-bank branch
5108020002	Settlement account in Dalnevostochny branch of Alfa-Bank
5108020003	Settlement account in Khabarovsk branch of JSC Alfa-Bank
5108030001	Settlement account Khabarovsk PMES in Alfa-bank branch
5108030002	Settlement account Khabarovsk branch of JSC Bank VTB
5108500001	Settlement account MES TMR of East in Alfa-bank branch
5108500002	Settlement account MES TMR of East in REgionbank
5108510001	Settlement account Amur PTMR in Svobodnnsk branch of SB RF
5108520001	Settlement account Primorsk PTMR in Alfa-bank branch
5108520002	Settlement account Primorsk PTMR in Alfa-bank Khabarovsk branch
5108530001	Settlement account Khabarovsk PTMR in Alfa-bank Khabarovsk branch
5199000001	Settlement account Electrosetservice in Alfa-bank branch
5199000002	Settlement account Electrosetservice in Central Branch pf SB RF
5199000003	Settlement account Electrosetservice in UralSib
5199010001	Settlement account Yuzhnaya SPB in Pyatigorsk branch of SB RF
5199020001	Settlement account Mikhailovskaya SPB in Mikhailovskaya branch of SB RF
5199030001	Settlement account Novgorod SPB in Novgorod branch of SB RF
5199050001	Settlement account Sredne-Volzhskaya SPB in Veshkaimskoye branch of SB RF
5199060001	Settlement account SPB Electrosetremont in Noginsk branch of SB RF
5199060002	Settlement account SPB Electrosetremont in Avtobank-Nikoil

5199210002	Settlement account Amur PMES in JSC TEMBR-BANK
5199220003	Settlement account in CJSC AO AB ALDANZOLOTOBANK
5199230004	Settlement account Bryansk PMES (business-account)
5199230005	Settlement account Bryansk PMES (current account)
5199240006	Settlement account Smolensk branch of SB RF No 8609 (business-account)
5199240007	Settlement account Smolensk branch of SB RF No 8609
5199240008	Settlement account Smolensky RF in JSC Rosselkhozbank (deposit account)
5199250003	Settlement account Yaroslavl branch of JSC Yugra AKB
5199260002	Settlement account Tver branch of SB RF (master account)
5199270008	Settlement account branch of SB RF No 8614 Mariy El
5199270009	Settlement account branch of JSC Vneshtorgbank Yoshkar-Ola
5199290002	Settlement account Tambov branch of SB RF No 8594
5199300004	Settlement account Lipetsk branch of SB RF No 8593
5199310003	Settlement account Tambov branch of SB RF No 8594 (current account)
5199320008	Branch Rostovskiy of JSC Alfa-Bank, Rostov-on-Don
5199330006	Settlement account Volgograd branch of JSC Alfa-Bank
5199340002	Settlement account Volgo-Okskoye PMES of LLC Vladprombank
5199350003	Settlement account Voznesensky branch of AKB Investtorgank
5199360004	Settlement account branch of JSC Vneshtorgbank
5199370002	Settlement account Vologda branch of SB RF No 8638
5199380002	Settlement account Buriatia branch of SB RF No 8601
5199390003	Settlement account Chita branch of SB RF No № 8600
5199390004	Settlement account Chelyabinsk branch of JSC Bank VTB
5199430002	Settlement account Petrozavodsk branch of CJSC Baltic Bank
5199440003	Settlement account Murmansk branch of CJSC Baltic Bank
5199450002	Settlement account Kaspiyskoye PMES in LLC Dagenergobank
5199460003	Settlement account Vostochno-Sibirsky bank of SB RF
5199470003	Settlement account Yugo-Zapadny bank of SB RF
5199480003	Settlement account Kemerovo branch of JSC Alfa-Bank
5199490003	Settlement account Severo-Zapadny branch in Agropromcredit
5199500002	Settlement account Central branch of SB RF 8641/1658
5199500003	Settlement account LLC KB Transinvestbank
5199520006	Settlement account 4 IA MES of East in SB of Russia Branch
5199530004	Settlement account Arkhangelsk branch of SB RF No 8637
5199580002	Settlement account Central branch of SB RF No 8641/1589
5199580003	Settlement account 2 Central branch of SB RF No 8641/1589
5199600004	Settlement account Nizhny Novgorod branch of JSC Alfa-Bank
5199610005	Settlement account Saratov branch of SB RF No 8622
5199620004	Settlement account Omsk branch of SB RF
5199630003	Settlement account Orenburg branch of LLC KB Agropromcredit
5199640005	Corporate account Kirov branch No 8612 of SB RF
5199640006	Settlement account Kirov branch No 8612 of SB RF (current account)
5199650007	Settlement account Perm branch of JSC Alfa-Bank
5199660008	Settlement account Udmurtia branch of SB RF No 8618
5199670002	Settlement account Dalnevostochny branch f JSC Alfa-Bank
5199680008	Settlement account branch of JSC NB TRAS, Kaluga
5199690006	Settlement account Tula branch of SB RF No 8604
5199700007	Settlement account 2 Tula branch of SB RF No 8604
5199710002	Settlement account Yugo-Zapadny bank of SB RF
5199720004	Settlement account Krov branch of Povolzhsky bank of SB RF
5199740003	Settlement account Uralsky bank SB RF
5199750007	Settlement account JSC KB Mordovpromstroybank
5199760005	Settlement account LLC Bank KUZNETSKY

5199780003	Settlement account branch of CJSC Gazprombank
5199790002	Settlement account Tyumen branch of LLC KB Agropromcredit
5199790003	Settlement account Surgut branch of LLC KB Agropromcredit
5199800002	Settlement account Khabarovsk branch pf JSC Bank VTB
5199810003	Settlement account JSC Bank Tuvacredit
5199820002	Settlement account Vostochno-Sibirsky bank SB Abakan branch No 8602
5199830002	Settlement account Chelyabinsk branch of JSC Alfa-Bank
5199830004	Settlement account Chelyabinsk branch of JSC Bank VTB
5199840006	Settlement account Belgorod branch o SB RF No 8592
5199850005	Settlement account in branch of CJSC Gazprombank
5199860004	Settlement account Additional office of Industrial branch of JSC Kurskprombank
5201001001	Current foreign currency account IA in Lefortovo branch of SB RF USD
5201001002	Current foreign currency account IA in Lefortovo branch of SB RF EUR
5201002001	Transit foreign currency account IA in Lefortovo branch of SB RF USD
5201002002	Transit foreign currency account IA in Lefortovo branch of SB RF EUR
5501002000	Cheque books
5501003001	Corporate card account of the executive secretariat in Alfa-Bank
5501004000	Deposits
5501004001	Deposit account IA in Lefortovo branch SB RF
5501004002	Deposit account IA in CSJC AB Gazprombank
5501004101	Short-term deposits
5501004201	Deposit account 1 IA in SB 42103810538120000205
5501004202	Deposit account 50 IA in GB 42102810700000000132
5501004203	Deposit account IA in CJSC NOMOS-Bank
5501004204	Deposit account 2 IA in SB 42102810538120000099
5501004205	Deposit account 3 IA in SB 42102810238120000108
5501004206	Deposit account 4 IA in SB 42103810838120000222
5501004207	Deposit account 5 IA in SB 42103810038120000226
5501004208	Deposit account 6 IA in SB 42102810438120000115
5501004209	Deposit account 7 IA in SB 42102810738120000116
5501004210	Deposit account 8 IA in SB 42103810638120000231
5501004211	Deposit account 9 IA in SB 42102810638120000119
5501004212	Deposit account 10 IA in SB 42102810338120000121
5501004213	Deposit account 11 IA in SB 42102810238120000124
5501004214	Deposit account 12 IA in SB 42102810938120000123
5501004215	Deposit account 13 IA in SB 42102810438120000131
5501004216	Deposit account 14 IA in SB 42103810738120000238
5501004217	Deposit account 15 IA in SB 42102810538120000125
5501004218	Deposit account 16 IA in SB 42104810638120000162
5501004219	Deposit account 17 IA in SB 42104810938120000163
5501004220	Deposit account 18 IA in SB 42104810338120000161
5501004221	Deposit account 19 IA in SB 42102810738120000132
5501004222	Deposit account 20 IA in SB 42103810438120000240
5501004223	Deposit account 21 IA in GB 42103810100000000155
5501004224	Deposit account 22 IA in GB 42104810100000000170
5501004225	Deposit account 23 IA in SB 42102810638120000135
5501004226	Deposit account 24 IA in SB 42103810938120000245
5501004227	Deposit account 25 IA in SB 42103810238120000246
5501004228	Deposit account 26 IA in SB 42103810538120000247
5501004229	Deposit account 27 IA in SB 42102810938120000136
5501004230	Deposit account 28 IA in SB 42102810238120000137
5501004231	Deposit account 29 IA in SB 42102810538120000138
5501004232	Deposit account 30 IA in SB 42102810238120000140

5501004233	Deposit account 31 IA in SB 42102810538120000141
5501004234	Deposit account 32 IA in SB 42102810838120000142
5501004235	Deposit account 33 IA in SB 42102810138120000143
5501004236	Deposit account 34 IA in SB 42102810438120000144
5501004237	Deposit account 35 IA in SB 42103810638120000260
5501004238	Deposit account 36 IA in SB 42102810638120000148
5501004239	Deposit account 37 IA in SB 42103810238120000262
5501004240	Deposit account 38 IA in SB 42102810938120000149
5501004241	Deposit account 39 IA in SB 42103810938120000261
5501004242	Deposit account 40 IA in SB 42102810638120000151
5501004243	Deposit account 41 IA in SB 42102810438120000157
5501004244	Deposit account 42 IA in SB 42102810338090001496
5501004245	Deposit account 43 IA in SB 42103810038090001478
5501004246	Deposit account 44 IA in SB 42104810738090001405
5501004247	Deposit account 45 IA in SB 42102810338120000163
5501004248	Deposit account 46 IA in SB 42103810238120000275
5501004249	Deposit account 47 IA in SB 42104810838120000179
5501004250	Deposit account 48 IA in SB 42104810238120000180
5501004251	Deposit account 49 IA in SB 42103810738120000270
5501004252	Deposit account 51 IA in SB 42102810938120000165
5501004253	Deposit account 52 IA in SB 42102810238120000166
5501004254	Deposit account 53 IA in SB 42102810538120000167
5501009101	Other short-term accounts
5501009201	Other long-term accounts
5502053001	Corporate card account of Volgodonskoe PMES in Alfa-Bank ranch
5502053002	Corporate account in Rostov branch of Alfa-Bank 1645
5502053003	Corporate account in Rostov branch of Alfa-Bank 1646
5502103001	Corporate account in Verkhne-Donskoye PMES in Tambov branch of SB
5502523001	Corporate card account of Chernozemnoye PTMR in Kursk branch of SB
5502553001	Corporate card account in Verkhne-Donskoye PTMR in Alfa-Bank branch
5502603001	Corporate card account in Verkhne-Donskoye PTMR I Tambov branch of SB RF
5502603002	Corporate card account in Verkhne-Donskoye PTMR I Tambov branch of SB RF
5502643001	Corporate card account of Prioksky PTMR in Obninsk branch of SB RF
5504003002	Corporate card account MES of Volga of Povolzhsky bank of SB RF
5504043001	Corporate card account Sredne-Volzhsky PMES in Veshkaimskoye branch of SB RF
5504503001	Corporate card account MES TMR of Volga inPovolzhsky bank of SB RF
5504533001	Corporate card account Levoberezhny PTMR in Kirov branch of SB RF
5507003002	Corporate card account MES of Siberia in Alfa-Bank branch
5507033001	Corporate card account Krasnoyarsk branch of East Siberia Bank of SB RF
5507203001	Corporate card account MES of West Siberia in Agropromcredit branch
5507503001	Corporate card account MES TMR of Siberia in Alfa-Bank branch
5507533001	Corporate card account Krasnoyarsk PTMR in Alfa-Bank branch
5508003001	Corporate card account IA MES of East in Alfa-Bank branch
5508503001	Corporate card account TMR MES of East in Alfa-Bank branch
5599009101	Current account Electrosetservice in Surgut branch of SB RF No 5940
5599009102	Current account Electrosetservice in Yekaterinburg branch of Alfa-Bank
5599009103	Current account Electrosetservice in Novosibirsk branch of Alfa-Bank
5599069101	Current account of SPB Electrosetremont in Volgo-Vyatsky Bank
5599069102	Current account of SPB Electrosetremont in Bryansk branch of SB RF
5599069103	Current account of SPB Electrosetremont in Vladimir branch of SB RF
5701000000	Proper transfers in RUB
5701010000	Transfers in transit in RUB on foreign currency sell and purchase
5701020000	Other transfers in transit in RUB

5702000000	Other transfers in transit in USD
5702010000	Transfers in transit in foreign currency under foreign currency purchase and sale
5702020000	Other transfers in transit in foreign currency
5703000000	Proper transfers in other foreign currencies
5801012000	Short-term bonds in RUB
5801013000	Short-tern promissory notes in RUB
5801014000	short-term loans issued in RUB
5801015000	Short-term investments in joint activity in RUB
5801016100	Short-term derivatives traded on stock market in RUB
5801016200	Short-term derivatives not traded on stock market in RUB
5801017000	short-term assignment of right of demand in RUB
5801018000	short-term deposit certificates in RUB
5801019100	other short-term financial investments in RUB, traded at the securities’ market
5801019200	other short-term financial investments in RUB, not traded at the securities’ market
5801022000	short-term bonds in foreign currency
5801023000	short-term promissory notes in foreign currency
5801024000	short-term loans issued in foreign currency
5801025000	short-term investments to joint activity in foreign currency
5801026000	Short-term derivatives in foreign currency
5801026100	Short-term derivatives in foreign currency traded at the securities’ market
5801026200	Short-term derivatives in foreign currency not traded at the securities’ market
5801027000	short-term assignment of right of demand in foreign currency
5801028000	short-term deposit certificates in foreign currency
5801029100	other short-term financial investments in foreign currency traded at the securities’ market
5801029200	other short-term financial investments in foreign currency not traded at the securities’ market
5802011110	Investments in subsidiaries (more than 50%) in RUB, traded on the stock market
5802011120	Investments in subsidiaries (more than 50%) in RUB, not traded on the stock market
5802011210	investments to subsidiaries (more than 50%) in RUB, quoted at the stock market
5802011220	investments to subsidiaries (more than 50%) in RUB, not quoted at the stock market
5802011310	other financial investments (less than 20%) in RUB, quoted at the stock market
5802011320	other financial investments (less than 20%) in RUB, not quoted at the stock market
5802012000	long-term bonds in RUB
5802013000	long-term promissory notes in RUB
5802014000	long-term loans issued in RUB
5802015000	long-term investments into joint activity in RUB
5802016100	long-term secondary financial instruments in RUB, quoted at securities market
5802016200	long-term secondary financial instruments in RUB, not quoted at securities market
5802017000	long-term assignment of right of demand in RUB
5802018000	long-term depositary certificates in RUB
5802019100	other long-term financial investments in RUB, quoted at the securities market
5802019200	other long-term financial investments in RUB, not quoted at the securities market
5802021110	investments to subsidiaries (more than 50%) in foreign currency, quoted at the stock market
5802021120	investments to subsidiaries (more than 50%) in foreign currency, not quoted at the stock market
5802021210	investments to affiliates (20-50%) in foreign currency, quoted at the stock market
5802021220	investments to affiliates (20-50%) in foreign currency, not quoted at the stock market
5802021310	other financial investments (less than 20%) in foreign currency, quoted at the stock market
5802021320	other financial investments (less than 20%) in foreign currency, not quoted at the stock market
5802022000	long-term bonds in foreign currency
5802023000	long-term promissory notes in foreign currency
5802024000	long-term loans issued in foreign currency
5802025000	long-term investments to joint activity in foreign currency
5802026100	long-term secondary financial instruments in foreign currency, quoted at the stock market
5802026200	long-term secondary financial instruments in foreign currency, not quoted at the stock market

5802027000	long-term assignment of right of demand in foreign currency
5802028000	long-term depositary certificates in foreign currency
5802029100	other long-term financial investments in foreign currency, quoted at the stock market
5802029200	other long-term financial investments in foreign currency, not quoted at the stock market
5901002000	reserve on short-term bonds
5901003000	reserve on short-term promissory notes
5901004000	reserve on short-term loans
5901005000	reserve on short-term financial investments to joint activity
5901006100	reserve on short-term secondary financial instruments, quoted at the stock market
5901006200	reserve on short-term secondary financial instruments, not quoted at the stock market
5901007000	reserve on short-term assignment of right of demand
5901008000	reserve on short-term depositary certificates
5901009100	reserve on other short-term financial investments, quoted at the stock market
5901009200	reserve on other short-term financial investments, not quoted at the stock market
5902001110	reserve on investments to subsidiaries (more than 50%), quoted at the stock market
5902001120	reserve on investments to subsidiaries (more than 50%), not quoted at the stock market
5902001210	reserve on investments to affiliates (20%-50%), quoted at the stock market
5902001220	reserve on investments to affiliates (20%-50%), not quoted at the stock market
5902001310	reserve on other financial investments (less than 20%), quoted at the stock market
5902001320	reserve on other financial investments (less than 20%), not quoted at the stock market
5902002000	reserve on long-term bonds
5902003000	reserve on long-term promissory notes
5902004000	reserve on long-term loans
5902005000	reserve on long-term financial investments to joint activity
5902006100	reserve on long-term secondary financial instruments, quoted at the stock market
5902006200	reserve on long-term secondary financial instruments, not quoted at the stock market
5902007000	reserve on long-term assignment of right of demand on depositary certificates
5902008000	reserve on long-term depositary certificates
5902009100	reserve on other long-term financial investments, quoted at the stock market
5902009200	reserve on other long-term financial investments, not quoted at the stock market
6000000000	Suppliers (master record)
6001010000	suppliers of materials (short term)
6001010100	suppliers of materials (short term) affiliates / subsidiaries.
6001020000	short-term suppliers of services in RUB
6001020010	short-term suppliers of services in foreign currency affiliates / subsidiaries.
6001020100	suppliers of services (short term) affiliates / subsidiaries.
6001020120	short-term suppliers of services in foreign currency
6001030000	Fixed asset suppliers (short term) in RUB
6001030010	Fixed asset suppliers (short term) in foreign currency
6001030100	Fixed asset suppliers (short term) affiliates / subsidiaries.
6001040000	building contractors (short term)
6001040100	building contractors (short term) affiliates / subsidiaries.
6001050000	repair contractors (short term)
6001050100	repair contractors (short term) affiliates / subsidiaries.
6001060000	suppliers of materials and equipment for capital construction (short term)
6001060100	suppliers of materials and equipment for capital construction (short term) affiliates / subsidiaries.
6001070000	suppliers of power and heating energy (short-term)
6001070100	suppliers of power and heating energy (short term) affiliates / subsidiaries.
6001080000	Suppliers under agent activity (short term)
6001080100	Suppliers under agent activity (short term) affiliates / subsidiaries.
6001110000	suppliers of different fuel (short term)
6001110100	suppliers of different fuel (short term) affiliates / subsidiaries.
6001120000	short-term promissory notes issued

6002010000	advance payments to suppliers of materials (short term)
6002010100	advance payments to suppliers of materials (short term) affiliates / subsidiaries
6002020000	advance payments to suppliers of services - short-term — in RUB
6002020010	advance payments to suppliers of services - short-term — in foreign currency
6002020100	advance payments to suppliers of services (short term. affiliates / subsidiaries
6002030000	advance payments to suppliers of fixed assets (short term) in RUB
6002030010	advance payments to suppliers of fixed assets in foreign currency(short term) affiliates / subsidiaries
6002030100	advance payments to suppliers of fixed assets (short term) affiliates / subsidiaries
6002030120	advance payments to suppliers of fixed assets (short-term) in RUB
6002040000	advance payments to building contractors (short term)
6002040100	advance payments to building contractors (short term) affiliates / subsidiaries.
6002050000	advance payments to repair contractors (short term)
6002050100	advance payments to repair contractors (short term) affiliates / subsidiaries
6002060000	advance payments to suppliers of materials and equipment on capital construction (short term)
6002060100	advance payments to suppliers of materials and equipment on capital construction (short term..) affiliates / subsidiaries
6002070000	advance payments to suppliers of power and heating energy (short term)
6002070100	advance payments to suppliers of power and heating energy (short term) affiliates / subsidiaries
6002080000	Advance payments to suppliers under agency activity (short term)
6002080100	Advance payments to suppliers under agency activity (short term) affiliates / subsidiaries
6002110000	advance payments to suppliers of different fuel (short term)
6002110100	advance payments to suppliers of different fuel (short term) affiliates / subsidiaries
6009000099	Unbilled suppliers (for balance sheet preparation)
6009020000	Corresponding account with VAT from advance payments
6011010000	Suppliers of materials (long-term)
6011010100	Suppliers of materials (long-term) affiliates / subsidiaries.
6011020000	Long-term suppliers of services in RUB
6011020010	Long-term suppliers of services in foreign currency
6011020100	suppliers of services (long-term) affiliates / subsidiaries.
6011030000	suppliers of fixed assets (long-term)
6011030100	suppliers of fixed assets (long-term) affiliates / subsidiaries.
6011040000	Construction suppliers (long-term)
6011040100	Construction suppliers (long-term) affiliates / subsidiaries
6011050000	Repair suppliers (long-term)
6011050100	Repair suppliers (long-term) affiliates / subsidiaries.
6011060000	suppliers of materials and equipment on capital construction. (long-term)
6011060100	suppliers of materials and equipment on capital construction (long-term) affiliates / subsidiaries
6011070000	suppliers of power and heating energy (long-term)
6011070100	suppliers of power and heating energy (long-term) affiliates / subsidiaries.
6011080000	suppliers under agency activity (long-term)
6011080100	suppliers under agency activity (long-term) affiliates / subsidiaries
6011110000	suppliers of different fuel (long-term)
6011110100	suppliers of different fuel (long-term) affiliates / subsidiaries
6011120000	Long-term promissory notes issued
6012010000	advance payments to suppliers of materials (long-term)
6012010100	advance payments to suppliers of materials (long-term) affiliates / subsidiaries
6012020000	advance payments to suppliers of services in RUR
6012020010	advance payments to suppliers of services in foreign currency
6012020100	advance payments to suppliers of services (long-term.) affiliates / subsidiaries
6012030000	advance payments to suppliers of fixed assets (long-term)
6012030100	advance payments to suppliers of fixed assets (long-term) affiliates / subsidiaries.
6012040000	advance payments to building contractors (long-term)
6012040100	advance payments to building contractors (long-term) affiliates / subsidiaries.

6012050000	advance payments to repair contractors (long-term)
6012050100	advance payments to repair contractors (long-term) affiliates / subsidiaries.
6012060000	advance payments suppliers of materials and equipment on capital construction (long-term)
6012060100	advance payments to suppliers of materials and equipment on capital construction (long-term.) affiliates / subsidiaries
6012070000	advance payments to suppliers of power and heating energy (long-term)
6012070100	advance payments to suppliers of power and heating energy (long-term) affiliates / subsidiaries
6012080000	advance payments to suppliers under agency activity long-term
6012080100	advance payments to suppliers under agency activity long-term affiliates / subsidiaries
6012110000	advance payments to suppliers of different fuel (long-term)
6012110100	advance payments to suppliers of different fuel (long-term) affiliates / subsidiaries
6200000000	Customers (Master record)
6201010000	settlements on core activity (short-term)
6201010100	settlements on core activity (short-term) affiliates / subsidiaries
6201020000	settlements on other activity (short-term)
6201020100	settlements on other activity (short-term) affiliates / subsidiaries.
6201030000	promissory notes obtained — short-term
6202010000	advance payments, received on core activity.
6202010100	advance payments, received on core activity. affiliates / subsidiaries.
6202020000	advance payments, received on other activity
6202020100	advance payments, received on other activity, affiliates / subsidiaries.
6203010000	VAT from advance payments received on core activity
6203010100	VAT from advance payments received on core activity - affiliates / subsidiaries.
6203020000	VAT from advance payments received on other activity
6203020100	VAT from advance payments received on other activity - affiliates / subsidiaries.
6211010000	Settlements on core activity - (long-term)
6211010100	Settlements on core activity - (long-term) affiliates / subsidiaries.
6211020000	Settlements on other activity (long-term)
6211020100	Settlements on other activity (long-term) affiliates / subsidiaries.
6211030000	Long-term promissory notes obtained
6300000000	Reserves on doubtful debts
6300000100	Reserves on doubtful debts - affiliates / subsidiaries
6601011100	settlements on principal debt on short-term loans in foreign currency
6601011200	settlements on principal debt on short-term loans in RUB
6601012100	settlements on principal debt on short-term credits in RUB
6601012200	settlements on principal debt on short-term credits in foreign currency
6601013100	settlements on principal debt on other short-term loans in RUB
6601013200	settlements on interest on other short-term loans in RUB
6601014000	Borrowings received in the form of own promissory notes issued
6601015100	Settlements on short-term interest on long-term credits in RUB
6601015200	Settlements on short-term interest on long-term bonds in RUB
6601021100	settlements on principal debt on short-term credits in foreign currency
6601021200	Settlements on interest on short-term loans in foreign currency
6601022100	settlements on principal debt on short-term loans in foreign currency
6601022200	Settlements on interest on short-term credits in foreign currency
6601023100	settlements on principal debt on short-term other loans in foreign currency
6601023200	Settlements on interest on short-term other loans in foreign currency
6601024000	Borrowings received in the form of own promissory notes issued in foreign currency
6602011100	Settlement on principal debt on overdue loans in RUB
6602011200	Settlement on interest on overdue loans in RUB
6602012100	Settlement on principal debt on overdue credits in RUB
6602012200	Settlement on interest on overdue credits in RUB
6602013100	Settlement on principal debt on overdue other loans in RUB
6602013200	Settlement on interest on overdue other loans in RUB

6602014000	Overdue debt received in the form of own promissory notes issued
6602021100	Settlement on principal debt on overdue loans in foreign currency
6602021200	Settlement on interest on overdue loans in foreign currency
6602022100	Settlement on principal debt on overdue credits in foreign currency
6602022200	Settlement on interest on overdue credits in foreign currency
6602023100	Settlement on principal debt on overdue other loans in foreign currency
6602023200	Settlement on interest on overdue other loans in foreign currency
6602024000	Overdue debt received in the form of own promissory notes issued
6701011100	Settlement on principal debt on long-term loans in RUB
6701011200	Settlement on interest on long-term loans in RUB
6701011300	Current part of settlements on interest and discount on long-term loans in RUB
6701011400	Current part of settlements on principal debt and discount on long-term loans in RUB
6701012100	Settlement on principal debt on long-term crdits in RUR
6701012200	Settlement on interest on long-term credits in RUB
6701012300	Current part of settlements on interest on long-term loans in RUB
6701012400	Current part of settlements on principal debt on long-term loans in RUB
6701013100	Settlement on principal debt on long-term other loans in RUB
6701013200	Settlement on interest on long-term other loans in RUB
6701013300	Current part of settlements on interest on long-term other loans in RUB
6701013400	Current part of settlements on principal debt on long-term other loans in RUB
6701014000	Bonds
6701014100	Settlement on principal debt on long-term bonds in RUB
6701014200	Settlement on interest on long-term bonds in RUB
6701014300	Current part of settlements on interest on long-term bonds in RUB
6701014310	Current part of settlements on principal debt on long-term bonds in RUB
6701014320	Current part of settlements on interest on long-term bonds in RUB
6701014400	Current part of settlements on principal debt on long-term bonds in RUB
6701015000	Promissory notes
6701021100	settlements on principal debt on long-term loans in foreign currency
6701021200	settlements on interest on long-term loans in foreign currency
6701021300	Current part of settlements on interest and discount on long-term loans in foreign currency
6701021400	Current part of settlements on principal debt and discount on long-term loans in foreign currency
6701022100	settlements on principal debt on long-term credits in foreign currency
6701022200	settlements on interest on long-term credits in foreign currency
6701022300	Current part of settlements on interest on long-term credits in foreign currency
6701022400	Current part of settlements on principal debt on long-term credits in foreign currency
6701023100	settlements on principal debt on long-term other loans in foreign currency
6701023200	settlements on interest on long-term other loans in foreign currency
6701023300	Current part of settlements on interest on long-term other loans in foreign currency
6701023400	Current part of settlements on principal debt on long-term other loans in foreign currency
6701024000	Bonds in foreign currency
6701025000	Promissory notes in foreign currency
6800000000	Tax budget (Master record)
6801000000	personal income tax (tax)
6801010000	personal income tax (fine)
6801020000	personal income tax (penalty fee)
6802000000	Settlements on VAT
6802010000	VAT to allowance
6802010100	VAT on accruals on maintenance (Document package is not prepared on 181st day)
6802050200	VAT form advance payments received — approved
6802050300	VAT form advance payments paid — approved
6802060000	VAT for reimbursement
6802070000	VAT output (tax agent)

6802081000	Fines on VAT
6802082000	Penalty fee on VAT
6802090000	VAT adjustment
6803000000	Settlements under profit tax
6803010000	profit tax to federal budget
6803010100	Penalty fee on profit tax to federal budget
6803010200	Fines profit tax to federal budget
6803011000	profit tax to federal budget paid outside the RF
6803020000	profit tax to regional budget
6803020100	Penalty fee on profit tax to regional budget
6803020200	Fines profit tax to regional budget
6803021000	profit tax to regional budget paid outside the RF
6803030000	profit tax to local budget
6803030100	Penalty fee on profit tax to local budget
6803030200	Fines profit tax to local budget
6803031000	profit tax to regional local paid outside the RF
6804000000	Property tax
6804010000	Property tax to regional budget
6804010100	Penalty fee on Property tax to regional budget
6804010200	Fines Property tax to regional budget
6804020000	Property tax to local budget
6804020100	Penalty fee on Property tax to local budget
6804020200	Fines Property tax to local budget
6806000000	income tax of foreign legal entities
6808000000	payments for environmental discharges (tax)
6808010000	payments for environmental discharges (fines)
6808020000	payments for environmental discharges (penalty fees)
6809010000	license dues to federal budget
6809020000	license dues to regional budget
6809030000	license dues to local budget
6811000000	land tax (tax)
6811010000	land tax (fines)
6811020000	land tax (penalty fees)
6814000000	transport tax (tax)
6814010000	transport tax (fines)
6814020000	transport tax (penalty fees)
6816000000	water tax (tax)
6816010000	water tax (fines)
6816020000	water tax (penalty fees)
6818000000	state due
6825000000	other taxes
6825010000	other taxes — Federal budget
6825020000	other taxes — Regional budget
6825030000	other taxes — Local budget
6830010000	Money sactions (fines) acc. To article TC 116-135
6900000000	Social fund (Master record)
6901000000	settlements on social insurance
6901010000	fines to Social Insurance Fund
6901020000	penalties to Social Insurance Fund
6902010000	Pension fund in federal budget
6902020000	settlements of PF — Insurance fund
6902030000	settlements of PF — Saving fund
6902040000	fines to PF — Federal Budget

6902040100	fines to PF — Insurance fund
6902040200	fines to PF — Saving fund
6902050000	Penalties to PF — Federal Budget
6902050100	penalties to PF — Insurance fund
6902050200	penalties to PF — Saving fund
6903010000	settlements on medical insurance — territorial fund
6903020000	settlements on medical insurance — federal fund
6903030000	fines on medical insurance — territorial fund
6903040000	fines on medical insurance — federal fund
6903050000	penalty on medical insurance — territorial fund
6903060000	penalty on medical insurance — federal fund
6904000000	settlements on social insurance from accidents
6904010000	fines on social insurance from accidents
6904020000	Penalties settlements on social insurance from accidents
7000000000	settlements with employees on labor payment
7000000010	Personnel arrears on wages to FGC
7000000020	Adjustment of Personnel arrears on wages
7100000000	settlements with reporting persons (Master record)
7101000000	settlements with reporting persons on other transactions
7102000000	settlements with reporting persons on representation expenses
7103000000	settlements with reporting persons on business trip expenses
7104000000	settlements with reporting persons on fuels
7301010000	settlements on loans provided — principal amount
7301020000	settlements on loans provided — interest
7302010000	settlements with employees on compensation of material damage
7304010000	settlements on other transactions
7501000000	settlements with founders on contributions to the charter capital
7502010000	settlements with founders on payment of dividend
7502020000	settlements with founders-tax evaders on payment of dividend
7502030000	Settlements on tax on dividends
7503000000	Shares to bearer
7601010100	settlements on obligatory insurance — payments
7601010110	settlements on obligatory insurance — payments (subsidiaries and affiliates)
7601010200	settlements on obligatory insurance — compensation
7601010210	settlements on obligatory insurance — compensation (subsidiaries and affiliates)
7601020100	settlements on voluntary insurance — payments
7601020110	settlements on voluntary insurance — payments (subsidiaries and affiliates)
7601020200	settlements on voluntary insurance — compensation
7601020210	settlements on voluntary insurance — compensation (subsidiaries and affiliates)
7601030000	settlements on non-state pension insurance
7601030010	settlements on non-state pension insurance (subsidiaries and affiliates)
7602010000	settlements on claims in Roubles —receivable
7602010010	settlements on claims in Roubles —receivable (subsidiaries and affiliates)
7602020000	settlements on claims in Roubles — payable
7602020010	settlements on claims in Roubles — payable (subsidiaries and affiliates)
7603000000	Dividends and other income
7603010000	Dividends
7603010010	Dividends (subsidiaries and affiliates)
7603020000	Other income and dividends from foreign organizations
7604000000	Deposits
7605010000	other settlements with debtors
7605010010	other settlements with debtors (subsidiaries and affiliates)
7605020000	other settlements with creditors

7605020010	other settlements with creditors (subsidiaries and affiliates)
7605020100	Other long-term settlements with creditors
7605030000	VAT on tax agent
7605040000	other settlements with debtors on additional issue
7606010000	other settlements — separate maintenance
7606020000	other settlements — orders of enforcement
7606030000	other settlements — union contributions
7606040000	Other settlements — uncleared payments
7607000000	VAT settlements in products not paid
7608010000	settlements on agency agreements with MMSK and MSK
7608010010	settlements on agency agreements with MMSK and MSK (subsidiaries and affiliates)
7608020000	settlements on other agency agreements
7608020001	settlements on agency agreements with MSK - balances
7608020010	settlements on other agency agreements (subsidiaries and affiliates)
7609000000	settlements on received fines, penalties, forfeit for non-compliance with contact liabilities
7609000010	settlements on received fines, penalties, forfeit for non-compliance with contact liabilities (subsidiaries and affiliates)
7610000000	settlements on financial investments, loans and credits
7610000010	settlements on financial investments, loans and credits (subsidiaries and affiliates)
7611000000	settlements on interest due
7611000010	settlements on interest due (subsidiaries and affiliates)
7612000000	settlements on other revenue due
7612000010	settlements on other revenue due (subsidiaries and affiliates)
7613010000	settlements on financial lease (principal amount)
7613010010	settlements on financial lease (principal amount) (subsidiaries and affiliates)
7613020000	settlements on financial lease (interest)
7613020010	settlements on financial lease (interest) (subsidiaries and affiliates)
7614000000	settlements on operational lease
7614000010	settlements on operational lease (subsidiaries and affiliates)
7615000000	settlements on simple partnership agreement
7616000000	settlements on target financing due
7617000000	re-invoiced calculations
7617000010	re-invoiced calculations (subsidiaries and affiliates)
7618000000	Long-term settlements on non-interest promissory notes
7618000010	Long-term settlements on non-interest promissory notes (subsidiaries and affiliates)
7619000000	Short-term settlements on non-interest promissory notes
7619000010	Short-term settlements on non-interest promissory notes (subsidiaries and affiliates)
7700000010	Deferred tax (Materials)
7700000020	Deferred tax (R&D)
7700000030	Deferred tax (fixed assets)
7700000040	Deferred tax (insurance of employees)
7700000050	Deferred tax (insurance of property)
7700000060	Deferred tax (losses from FA sale)
7700000070	Deferred tax (financial investments)
7900000000	Intra-company settlements
7901010100	Cost of fixed assets (account 01) Executive Directorate
7901010200	Cost of fixed assets (account 01) IA MES of Center
7901010202	Cost of fixed assets (account 01) Chernozemnoye PMES
7901010203	Cost of fixed assets (account 01) Volgo-Okskoye PMES
7901010205	Cost of fixed assets (account 01) Volgo-Donskoye PMES
7901010206	Cost of fixed assets (account 01) VOlogda PMES
7901010209	Cost of fixed assets (account 01) Moscow PMES
7901010210	Cost of fixed assets (account 01) Verkhne-Donskoye PMES
7901010211	Cost of fixed assets (account 01) Valday PMES

7901010213	Cost of fixed assets (account 01) Nizhny Novgorod PMES
7901010214	Cost of fixed assets (account 01) Priokskoye PMES
7901010215	Cost of fixed assets (account 01) SPB Bely Rast
7901010250	Cost of fixed assets (account 01) IA MES TMR of Center
7901010252	Cost of fixed assets (account 01) Chernozemnoye PTMR
7901010253	Cost of fixed assets (account 01) Volgo-Okskoye PTMR
7901010255	Cost of fixed assets (account 01) Volgo-Donskoye PTMR
7901010256	Cost of fixed assets (account 01) Vologda PTMR
7901010259	Cost of fixed assets (account 01) Moscow PTMR
7901010260	Cost of fixed assets (account 01) Verkhne-Donskoye PTMR
7901010261	Cost of fixed assets (account 01) Valday PTMR
7901010263	Cost of fixed assets (account 01) Nizhny Novgorod PTMR
7901010264	Cost of fixed assets (account 01) PriokskoyePTMR
7901010300	Cost of fixed assets (account 01) IA MES of North West
7901010301	Cost of fixed assets (account 01) Bryansk PMES
7901010302	Cost of fixed assets (account 01) Vyborg PMES
7901010303	Cost of fixed assets (account 01) Karelia PMES
7901010304	Cost of fixed assets (account 01) Leningrad PMES
7901010305	Cost of fixed assets (account 01) Novgorod PMES
7901010340	Cost of fixed assets (account 01) ATP MES of North-West
7901010350	Cost of fixed assets (account 01) IA MES TMR of North-West
7901010351	Cost of fixed assets (account 01) Bryansk PTMR
7901010352	Cost of fixed assets (account 01) Vyborg PTMR
7901010353	Cost of fixed assets (account 01) Karelia PTMR
7901010354	Cost of fixed assets (account 01) Leningrad PTMR
7901010355	Cost of fixed assets (account 01) Novgorod PTMR
7901010356	Cost of fixed assets (account 01) St Petersburg PTMR
7901010400	Cost of fixed assets (account 01) IA MES of Volga
7901010401	Cost of fixed assets (account 01) Verkhne-Volzhskoye PMES
7901010402	Cost of fixed assets (account 01) Nizhne-Volzhskoye PMES
7901010403	Cost of fixed assets (account 01) Samara PMES
7901010404	Cost of fixed assets (account 01) Sredne-Volzhskoye PMES
7901010450	Cost of fixed assets (account 01) IA MES TMR of Volga
7901010451	Cost of fixed assets (account 01) Verkhne-Volzhskoye PTMR
7901010452	Cost of fixed assets (account 01) Saratov PTMR
7901010453	Cost of fixed assets (account 01) Levoberezhnoye PTMR
7901010454	Cost of fixed assets (account 01) Pravoberezhnoye PTMR
7901010500	Cost of fixed assets (account 01) IA MES of South
7901010501	Cost of fixed assets (account 01) Kuban PMES
7901010502	Cost of fixed assets (account 01) Rostov PMES
7901010503	Cost of fixed assets (account 01) Stavropol PMES
7901010504	Cost of fixed assets (account 01) Kaspiysk PMES
7901010550	Cost of fixed assets (account 01) IA MES TMR of South
7901010551	Cost of fixed assets (account 01) Kuban PTMR
7901010552	Cost of fixed assets (account 01) Rostov PTMR
7901010553	Cost of fixed assets (account 01) Stavropol PTMR
7901010600	Cost of fixed assets (account 01) IA MES of Ural
7901010601	Cost of fixed assets (account 01) Orenburg PMES
7901010602	Cost of fixed assets (account 01) Perm PMES
7901010603	Cost of fixed assets (account 01) Sverdlovsk PMES
7901010604	Cost of fixed assets (account 01) Chelyabinsk PMES
7901010640	Cost of fixed assets (account 01) ATP MES of Ural
7901010650	Cost of fixed assets (account 01) IA MES TMR of Ural and West Siberia

7901010700	Cost of fixed assets (account 01) IA MES of Siberia
7901010701	Cost of fixed assets (account 01) Zabaykalskoye PMES
7901010702	Cost of fixed assets (account 01) West-Siberian PMES
7901010703	Cost of fixed assets (account 01) Krasnoyarsk PMES
7901010704	Cost of fixed assets (account 01) Kuzbass PMES
7901010705	Cost of fixed assets (account 01) Omsk PMES
7901010706	Cost of fixed assets (account 01) Khakassia PMES
7901010707	Cost of fixed assets (account 01) Tomsk PMES
7901010720	Cost of fixed assets (account 01) IA MES of West Siberia
7901010721	Cost of fixed assets (account 01) Khanty-Mansiysk PMES
7901010722	Cost of fixed assets (account 01) Yamalo-Nenetsy PMES
7901010723	Cost of fixed assets (account 01) Tyumen PMES
7901010750	Cost of fixed assets (account 01) IA MES TMR of Siberia
7901010751	Cost of fixed assets (account 01) Zabaykalskoye PTMR
7901010752	Cost of fixed assets (account 01) West-Siberian PTMR
7901010753	Cost of fixed assets (account 01) Krasnoyarsk PTMR
7901010754	Cost of fixed assets (account 01) Kuzbass PTMR
7901010755	Cost of fixed assets (account 01) Omsk PTMR
7901010756	Cost of fixed assets (account 01) Khakassia PTMR
7901010800	Cost of fixed assets (account 01) IA MES of East
7901010801	Cost of fixed assets (account 01) Amur PMES
7901010802	Cost of fixed assets (account 01) Primorsk PMES
7901010803	Cost of fixed assets (account 01) Khabarovsk PMES
7901010804	Cost of fixed assets (account 01) PRP MES of East
7901010850	Cost of fixed assets (account 01) IA MES TMR of East
7901010851	Cost of fixed assets (account 01) Amur PTMR
7901010852	Cost of fixed assets (account 01) Primorsk PTMR
7901010853	Cost of fixed assets (account 01) Khabarovsk PTMR
7901010854	Cost of fixed assets (account 01) PRP MES PTMR of East
7901019900	Cost of fixed assets (account 01) Electroset service
7901019901	Cost of fixed assets (account 01) Yuzhnaa SPB
7901019902	Cost of fixed assets (account 01) Mikhailovskaya SPB
7901019903	Cost of fixed assets (account 01) Novgorodskaya SPB
7901019904	Cost of fixed assets (account 01) Novosibirskaya SPB
7901019905	Cost of fixed assets (account 01) Srednevolzhskaya SPB
7901019906	Cost of fixed assets (account 01) SPB Electroset
7901019907	Cost of fixed assets (account 01) SPB Bely Rast
7901019908	Cost of fixed assets (account 01) Beskudnikovskaya SPB
7901020100	Depreciation of fixed assets (account 02) Executive Directorate of FGC UES
7901020200	Depreciation of fixed assets (account 02) IA MES of Center
7901020202	Depreciation of fixed assets (account 02) Chernozemnoye PMES
7901020203	Depreciation of fixed assets (account 02) Volgo-Okskoye PMES
7901020205	Depreciation of fixed assets (account 02) Volgo-Donskoye PMES
7901020206	Depreciation of fixed assets (account 02) Vologda PMES
7901020209	Depreciation of fixed assets (account 02) Moscow PMES
7901020210	Depreciation of fixed assets (account 02) Verkhne-Donskoye PMES
7901020211	Depreciation of fixed assets (account 02) Valday PMES
7901020213	Depreciation of fixed assets (account 02) Nizhniy Novgorod PMES
7901020214	Depreciation of fixed assets (account 02) Priokskoye PMES
7901020215	Depreciation of fixed assets (account 02) SBP Bely Rast
7901020250	Depreciation of fixed assets (account 02) IA MES TME of Center
7901020252	Depreciation of fixed assets (account 02) Chernozemnoye PTMR
7901020253	Depreciation of fixed assets (account 02) Volgo-Okskoye PTMR

7901020255	Depreciation of fixed assets (account 02) Volgo-Donskoye PTMR
7901020256	Depreciation of fixed assets (account 02) Vologda PTMR
7901020259	Depreciation of fixed assets (account 02) Moscow PTMR
7901020260	Depreciation of fixed assets (account 02) Verkhne-Donskoye PTMR
7901020261	Depreciation of fixed assets (account 02) Valday PTMR
7901020263	Depreciation of fixed assets (account 02) Nizhniy Novgorod PTMR
7901020264	Depreciation of fixed assets (account 02) Priokskoye PTMR
7901020300	Depreciation of fixed assets (account 02) IA MES of North-West
7901020301	Depreciation of fixed assets (account 02) Bryansk PMES
7901020302	Depreciation of fixed assets (account 02) Vyborg PMES
7901020303	Depreciation of fixed assets (account 02) Karelia PMES
7901020304	Depreciation of fixed assets (account 02) Leningrad PMES
7901020305	Depreciation of fixed assets (account 02) Novgorod PMES
7901020340	Depreciation of fixed assets (account 02) ATP MES of North-West
7901020350	Depreciation of fixed assets (account 02) IA MES TMR of North-West
7901020351	Depreciation of fixed assets (account 02) Bryansk PTMR
7901020352	Depreciation of fixed assets (account 02) Vyborg PTMR
7901020353	Depreciation of fixed assets (account 02) Karelia PTMR
7901020354	Depreciation of fixed assets (account 02) Leningrad PTMR
7901020355	Depreciation of fixed assets (account 02) Novgorod PTMR
7901020356	Depreciation of fixed assets (account 02) St Petersburg PTMR
7901020400	Depreciation of fixed assets (account 02) IA MES of Volga
7901020401	Depreciation of fixed assets (account 02) Verkhne-Volzhskoye PMES
7901020402	Depreciation of fixed assets (account 02) Nizhne-Volzhskoye PMES
7901020403	Depreciation of fixed assets (account 02) Samara PMES
7901020404	Depreciation of fixed assets (account 02) Sredne-Volzhskoye PMES
7901020450	Depreciation of fixed assets (account 02) IA MES TMR of Volga
7901020451	Depreciation of fixed assets (account 02) Verkhne-Volzhskoye PTMR
7901020452	Depreciation of fixed assets (account 02) Saratov PTMR
7901020453	Depreciation of fixed assets (account 02) Levoberezhnoye PTMR
7901020454	Depreciation of fixed assets (account 02) Pravoberezhnoye PTMR
7901020500	Depreciation of fixed assets (account 02) IA MES of South
7901020501	Depreciation of fixed assets (account 02) Kuban PMES
7901020502	Depreciation of fixed assets (account 02) Rostov PMES
7901020503	Depreciation of fixed assets (account 02) Stavropol PMES
7901020504	Depreciation of fixed assets (account 02) Kaspiyskoye PMES
7901020550	Depreciation of fixed assets (account 02) IA MES TMR of South
7901020551	Depreciation of fixed assets (account 02) Kuban PTMR
7901020552	Depreciation of fixed assets (account 02) Rostov PTMR
7901020553	Depreciation of fixed assets (account 02) Stavropol PTMR
7901020600	Depreciation of fixed assets (account 02) IA MES of Ural
7901020601	Depreciation of fixed assets (account 02) Orenburg PMES
7901020602	Depreciation of fixed assets (account 02) Perm PMES
7901020603	Depreciation of fixed assets (account 02) Sverdlovsk PMES
7901020604	Depreciation of fixed assets (account 02) Chelyabinsk PMES
7901020640	Depreciation of fixed assets (account 02) ATP MES of Ural
7901020650	Depreciation of fixed assets (account 02) IA MES TMR of Ural and West Siberia
7901020700	Depreciation of fixed assets (account 02) IA MES of Siberia
7901020701	Depreciation of fixed assets (account 02) Zabaykalsk PMES
7901020702	Depreciation of fixed assets (account 02) West-Siberai PMES
7901020703	Depreciation of fixed assets (account 02) Krasnoyarsk PMES
7901020704	Depreciation of fixed assets (account 02) Kuzbass PMES
7901020705	Depreciation of fixed assets (account 02) Omsk PMES

7901020706	Depreciation of fixed assets (account 02) Khakassia PMES
7901020707	Depreciation of fixed assets (account 02) Tomsk PMES
7901020720	Depreciation of fixed assets (account 02) IA MES of West Siberia
7901020721	Depreciation of fixed assets (account 02) Khanty-Mansiysk PMES
7901020722	Depreciation of fixed assets (account 02) Yamalo-Nenetskoye PMES
7901020723	Depreciation of fixed assets (account 02) Tyumen PMES
7901020750	Depreciation of fixed assets (account 02) IA MES TMR of Siberia
7901020751	Depreciation of fixed assets (account 02) Zabaykalsk PTMR
7901020752	Depreciation of fixed assets (account 02) West-Siberian PTMR
7901020753	Depreciation of fixed assets (account 02) Krasnoyarsk PTMR
7901020754	Depreciation of fixed assets (account 02) Kuzbass PTMR
7901020755	Depreciation of fixed assets (account 02) Omsk PTMR
7901020756	Depreciation of fixed assets (account 02) Khakassia PTMR
7901020800	Depreciation of fixed assets (account 02) IA MES of East
7901020801	Depreciation of fixed assets (account 02) Amur PMES
7901020802	Depreciation of fixed assets (account 02) Primorsk PMES
7901020803	Depreciation of fixed assets (account 02) Khabarovsk PMES
7901020804	Depreciation of fixed assets (account 02) PRP MES of East
7901020850	Depreciation of fixed assets (account 02) IA MES TMR of East
7901020851	Depreciation of fixed assets (account 02) Amur PTMR
7901020852	Depreciation of fixed assets (account 02) Primorsk PTMR
7901020853	Depreciation of fixed assets (account 02) Khabarovsk PTMR
7901020854	Depreciation of fixed assets (account 02) PRP MES PTMR of East
7901029900	Depreciation of fixed assets (account 02) Electrosetservice
7901029901	Depreciation of fixed assets (account 02) Yuzhnaya SPB
7901029902	Depreciation of fixed assets (account 02) Mikhailovskaya SPB
7901029903	Depreciation of fixed assets (account 02) Novgorod SPB
7901029904	Depreciation of fixed assets (account 02) Novosibirsk SPB
7901029905	Depreciation of fixed assets (account 02) Srednevolzhskaya SPB
7901029906	Depreciation of fixed assets (account 02) SPB-Electrosetremont
7901029907	Depreciation of fixed assets (account 02) SPB Bely Rast
7901029908	Depreciation of fixed assets (account 02) Beskudnikovskiy SPB
7902000100	Intra settlements on current operations of Executive directorate of FGC UES
7902000200	Intra settlements on current operations of IA MES of Center
7902000202	Intra settlements on current operations of Chernozemnoye PMES
7902000203	Intra settlements on current operations of Volgo-Okskoye PMES
7902000205	Intra settlements on current operations of Volgo-Donskoye PMES
7902000206	Intra settlements on current operations of Vologda PMES
7902000209	Intra settlements on current operations of Moscow PMES
7902000210	Intra settlements on current operations of Verkhne-Donskoye PMES
7902000211	Intra settlements on current operations of Valday PMES
7902000213	Intra settlements on current operations of Nizhegorodskoye PMES
7902000214	Intra settlements on current operations of Priokskoye PMES
7902000215	Intra settlements on current operations of SPB Bely Rast
7902000250	Intra settlements on current operations of IA MES TMR of Center
7902000252	Intra settlements on current operations of Chernozemnoye PTMR
7902000253	Intra settlements on current operations of Volgo-Okskoye PTMR
7902000255	Intra settlements on current operations of Volgo-Donskoye PTMR
7902000256	Intra settlements on current operations of Vologda PTMR
7902000259	Intra settlements on current operations of Moscow PTMR
7902000260	Intra settlements on current operations of Verkhne-Donskoye PTMR
7902000261	Intra settlements on current operations of Valday PTMR
7902000263	Intra settlements on current operations of Nizhny Novgorod PTMR

7902000264	Intra settlements on current operations of Priokskoye PTMR
7902000300	Intra settlements on current operations of IA MES of North-West
7902000301	Intra settlements on current operations of Bryansk PMES
7902000302	Intra settlements on current operations of Vyborg PMES
7902000303	Intra settlements on current operations of Karelia PMES
7902000304	Intra settlements on current operations of Leningrad PMES
7902000305	Intra settlements on current operations of Novgorod PMES
7902000340	Intra settlements on current operations of ATP MES of North-West
7902000350	Intra settlements on current operations of IA MES TMR of North-West
7902000351	Intra settlements on current operations of Bryansk PTMR
7902000352	Intra settlements on current operations of Vyborg PTMR
7902000353	Intra settlements on current operations of Karelia PTMR
7902000354	Intra settlements on current operations of Leningrad PTMR
7902000355	Intra settlements on current operations of Novgorod PTMR
7902000356	Intra settlements on current operations of St Petersburg PTMR
7902000400	Intra settlements on current operations of IA MES of Volga
7902000401	Intra settlements on current operations of Verkhne-Volzhskoye PMES
7902000402	Intra settlements on current operations of Nizhne-Volzhskoye PMES
7902000403	Intra settlements on current operations of Samara PMES
7902000404	Intra settlements on current operations of Sredne-Volzhskoye PMES
7902000450	Intra settlements on current operations of IA MES TMR of Volga
7902000451	Intra settlements on current operations of Verkhne-Volzhskoye PTMR
7902000452	Intra settlements on current operations of Saratov PTMR
7902000453	Intra settlements on current operations of Levoberezhnoye PTMR
7902000454	Intra settlements on current operations of Pravoberezhnoye PTMR
7902000500	Intra settlements on current operations of IA MES of South
7902000501	Intra settlements on current operations of Kuban PMES
7902000502	Intra settlements on current operations of Rostov PMES
7902000503	Intra settlements on current operations of Stavropol PMES
7902000504	Intra settlements on current operations of Kaspiysk PMES
7902000550	Intra settlements on current operations of IA MES TMR of South
7902000551	Intra settlements on current operations of Kuban PTMR
7902000552	Intra settlements on current operations of Rostov PTMR
7902000553	Intra settlements on current operations of Stavropol PTMR
7902000600	Intra settlements on current operations of IA MES of Ural
7902000601	Intra settlements on current operations of Orenburg PMES
7902000602	Intra settlements on current operations of Perm PMES
7902000603	Intra settlements on current operations of Sverdlovsk PMES
7902000604	Intra settlements on current operations of Chelyabinsk PMES
7902000640	Intra settlements on current operations of ATP MES of Ural
7902000650	Intra settlements on current operations of IA MES TMR of Ural and West Siberia
7902000700	Intra settlements on current operations of IA MES of Siberia
7902000701	Intra settlements on current operations of Zabaikalskoye PMES
7902000702	Intra settlements on current operations of West-Siberian PMES
7902000703	Intra settlements on current operations of Krasnoyarsk PMES
7902000704	Intra settlements on current operations of Kuzbass PMES
7902000705	Intra settlements on current operations of Omsk PMES
7902000706	Intra settlements on current operations of Khakasia PMES
7902000707	Intra settlements on current operations of Tomsk PMES
7902000720	Intra settlements on current operations of IA MES of West Siberia
7902000721	Intra settlements on current operations of Khanty-Mansiysk PMES
7902000722	Intra settlements on current operations of Yamalo-Nenetskoye PMES
7902000723	Intra settlements on current operations of Tyumen PMES

7902000750	Intra settlements on current operations of IA MES TMR of Siberia
7902000751	Intra settlements on current operations of Zabaikalsk PTMR
7902000752	Intra settlements on current operations of West Siberian PTMR
7902000753	Intra settlements on current operations of Kranskoyarsk PTMR
7902000754	Intra settlements on current operations of Kuzbass PTMR
7902000755	Intra settlements on current operations of Omsk PTMR
7902000756	Intra settlements on current operations of Khakasia PTMR
7902000800	Intra settlements on current operations of IA MES of East
7902000801	Intra settlements on current operations of Amur PMES
7902000802	Intra settlements on current operations of Primorsk PMES
7902000803	Intra settlements on current operations of Khabarovsk PMES
7902000804	Intra settlements on current operations of PRP MES of East
7902000850	Intra settlements on current operations of IA MES TMR of East
7902000851	Intra settlements on current operations of Amur PTMR
7902000852	Intra settlements on current operations of Primorsk PTMR
7902000853	Intra settlements on current operations of Khabarovsk PTMR
7902000854	Intra settlements on current operations of PRP MES PTMR of East
7902009900	Intra settlements on current operations of Electroset-service
7902009901	Intra settlements on current operations of Yuzhnaya SPB
7902009902	Intra settlements on current operations of Mikhailovskaya SPB
7902009903	Intra settlements on current operations of Novgorod SPB
7902009904	Intra settlements on current operations of Novosibirsk SPB
7902009905	Intra settlements on current operations of Sredne-Volzhskaya SPB
7902009906	Intra settlements on current operations of SPB Electrosetremont
7902009907	Intra settlements on current operations of SPB Bely Rast
7902009908	Intra settlements on current operations of Beskudnikovsky SPB
7903000100	Settlements on construction of Executive Directorate of FGC UES
7903000200	Settlements on construction of IA MES of Center
7903000202	Settlements on construction of Chernozemnoye PMES
7903000203	Settlements on construction of Volgo-Okskoye PMES
7903000205	Settlements on construction of Volgo-Donskoye PMES
7903000206	Settlements on construction of Vologodskoye PMES
7903000209	Settlements on construction of Moscow PMES
7903000210	Settlements on construction of Verkhne-Donskoye PMES
7903000211	Settlements on construction of Valday PMES
7903000213	Settlements on construction of Nizhegorodskoye PMES
7903000214	Settlements on construction of Priokskoye PMES
7903000215	Settlements on construction of SPB Bely Rast
7903000250	Settlements on construction of IA MES TMR of Center
7903000252	Settlements on construction of Chernozemnoye PTMR
7903000253	Settlements on construction of Volgo-Okskoye PTMR
7903000255	Settlements on construction of Volgo-Donskoye PTMR
7903000256	Settlements on construction of Vologda PTMR
7903000259	Settlements on construction of Moscow PTMR
7903000260	Settlements on construction of Verkhne-Donskoye PTMR
7903000261	Settlements on construction of Valday PTMR
7903000263	Settlements on construction of Nizhny Novgorod PTMR
7903000264	Settlements on construction of Priokskoye PTMR
7903000300	Settlements on construction of IA MES of North-West
7903000301	Settlements on construction of Bryansk PMES
7903000302	Settlements on construction of Vyborg PMES
7903000303	Settlements on construction of Karelia PMES
7903000304	Settlements on construction of Leningrad PMES

7903000305	Settlements on construction of Novgorod PMES
7903000340	Settlements on construction of ATP MES of North-West
7903000350	Settlements on construction of IA MES TMR of North-West
7903000351	Settlements on construction of Bryansk PTMR
7903000352	Settlements on construction of Vyborg PTMR
7903000353	Settlements on construction of Karelia PTMR
7903000354	Settlements on construction of Leningrad PTMR
7903000355	Settlements on construction of Novgorod PTMR
7903000356	Settlements on construction of St Petersburg PTMR
7903000400	Settlements on construction of IA MES of Volga
7903000401	Settlements on construction of Verkhne-Volzhskoye PMES
7903000402	Settlements on construction of Nizhne-Volzhskoye PMES
7903000403	Settlements on construction of Samara PMES
7903000404	Settlements on construction of Sredne-Volzhskoye PMES
7903000450	Settlements on construction of IA MES TMR of Volga
7903000451	Settlements on construction of Verkhne-Volzhskoye PTMR
7903000452	Settlements on construction of Saratov PTMR
7903000453	Settlements on construction of Levoberezhnoye PTMR
7903000454	Settlements on construction of Pravoberezhnoye PTMR
7903000500	Settlements on construction of IA MES of South
7903000501	Settlements on construction of Kuban PMES
7903000502	Settlements on construction of Rostov PMES
7903000503	Settlements on construction of Stavropol PMES
7903000504	Settlements on construction of Kaspiysk PMES
7903000550	Settlements on construction of IA MES TMR of South
7903000551	Settlements on construction of Kuban PTMR
7903000552	Settlements on construction of Rostov PTMR
7903000553	Settlements on construction of Stavropol PTMR
7903000600	Settlements on construction of IA MES of Ural
7903000601	Settlements on construction of Orenburg PMES
7903000602	Settlements on construction of Perm PMES
7903000603	Settlements on construction of Sverdlovsk PMES
7903000604	Settlements on construction of Chelyabinsk PMES
7903000640	Settlements on construction of ATP MES of Ural
7903000650	Settlements on construction of IA MES TOiR of Urals and West Siberia
7903000700	Settlements on construction of IA MES of Siberia
7903000701	Settlements on construction of Zabaikalskoye PMES
7903000702	Settlements on construction of West-Siberian PMES
7903000703	Settlements on construction of Krasnoyarsk PMES
7903000704	Settlements on construction of Kuzbass PMES
7903000705	Settlements on construction of Omsk PMES
7903000706	Settlements on construction of Khakasia PMES
7903000707	Settlements on construction of Tomsk PMES
7903000720	Settlements on construction of IA MES of West Siberia
7903000721	Settlements on construction of Khanty-Mansiysk PMES
7903000722	Settlements on construction of Yamalo-Nenetskoye PMES
7903000723	Settlements on construction of Tyumen PMES
7903000750	Settlements on construction of IA MES TMR of Siberia
7903000751	Settlements on construction of Zabaikalsk PTMR
7903000752	Settlements on construction of West Siberian PTMR
7903000753	Settlements on construction of Kranskoyarsk PTMR
7903000754	Settlements on construction of Kuzbass PTMR
7903000755	Settlements on construction of Omsk PTMR

7903000756	Settlements on construction of Khakasia PTMR
7903000800	Settlements on construction of IA MES of East
7903000801	Settlements on construction of Amur PMES
7903000802	Settlements on construction of Primorsk PMES
7903000803	Settlements on construction of Khabarovsk PMES
7903000804	Settlements on construction of PRP MES of East
7903000850	Settlements on construction of IA MES TMR of East
7903000851	Settlements on construction of Amur PTMR
7903000852	Settlements on construction of Primorsk PTMR
7903000853	Settlements on construction of Khabarovsk PTMR
7903000854	Settlements on construction of PRP MES PTMR of East
7903009900	Settlements on construction of Electroset-service
7903009901	Settlements on construction of Yuzhnaya SPB
7903009902	Settlements on construction of Mikhailovskaya SPB
7903009903	Settlements on construction of Novgorod SPB
7903009904	Settlements on construction of Novosibirsk SPB
7903009905	Settlements on construction of Sredne-Volzhskaya SPB
7903009906	Settlements on construction of SPB Electrosetremont
7903009907	Settlements on construction of SPB Bely Rast
7903009908	Settlements on construction of Beskudnikovsky SPB
7904000100	Settlements on DEW of Executive Directorate of FGC UES
7904000200	Settlements on DEW of IA MES of Center
7904000202	Settlements on DEW of Chernozemnoye PMES
7904000203	Settlements on DEW of Volgo-Okskoye PMES
7904000205	Settlements on DEW of Volgo-Donskoye PMES
7904000206	Settlements on DEW of Vologodskoye PMES
7904000209	Settlements on DEW of Moscow PMES
7904000210	Settlements on DEW of Verkhne-Donskoye PMES
7904000211	Settlements on DEW of Valday PMES
7904000213	Settlements on DEW of Nizhegorodskoye PMES
7904000214	Settlements on DEW of Priokskoye PMES
7904000215	Settlements on DEW of SPB Bely Rast
7904000250	Settlements on DEW of IA MES TMR of Center
7904000252	Settlements on DEW of Chernozemnoye PTMR
7904000253	Settlements on DEW of Volgo-Okskoye PTMR
7904000255	Settlements on DEW of Volgo-Donskoye PTMR
7904000256	Settlements on DEW of Vologda PTMR
7904000259	Settlements on DEW of Moscow PTMR
7904000260	Settlements on DEW of Verkhne-Donskoye PTMR
7904000261	Settlements on DEW of Valday PTMR
7904000263	Settlements on DEW of Nizhny Novgorod PTMR
7904000264	Settlements on DEW of Priokskoye PTMR
7904000300	Settlements on DEW of IA MES of North-West
7904000301	Settlements on DEW of Bryansk PMES
7904000302	Settlements on DEW of Vyborg PMES
7904000303	Settlements on DEW of Karelia PMES
7904000304	Settlements on DEW of Leningrad PMES
7904000305	Settlements on DEW of Novgorod PMES
7904000340	Settlements on DEW of ATP MES of North-West
7904000350	Settlements on DEW of IA MES TMR of North-West
7904000351	Settlements on DEW of Bryansk PTMR
7904000352	Settlements on DEW of Vyborg PTMR
7904000353	Settlements on DEW of Karelia PTMR

7904000354	Settlements on DEW of Leningrad PTMR
7904000355	Settlements on DEW of Novgorod PTMR
7904000356	Settlements on DEW of St Petersburg PTMR
7904000400	Settlements on DEW of IA MES of Volga
7904000401	Settlements on DEW of Verkhne-Volzhskoye PMES
7904000402	Settlements on DEW of Nizhne-Volzhskoye PMES
7904000403	Settlements on DEW of Samara PMES
7904000404	Settlements on DEW of Sredne-Volzhskoye PMES
7904000450	Settlements on DEW of IA MES TMR of Volga
7904000451	Settlements on DEW of Verkhne-Volzhskoye PTMR
7904000452	Settlements on DEW of Saratov PTMR
7904000453	Settlements on DEW of Levoberezhnoye PTMR
7904000454	Settlements on DEW of Pravoberezhnoye PTMR
7904000500	Settlements on DEW of IA MES of South
7904000501	Settlements on DEW of Kuban PMES
7904000502	Settlements on DEW of Rostov PMES
7904000503	Settlements on DEW of Stavropol PMES
7904000550	Settlements on DEW of IA MES TMR of South
7904000551	Settlements on DEW of Kuban PTMR
7904000552	Settlements on DEW of Rostov PTMR
7904000553	Settlements on DEW of Stavropol PTMR
7904000600	Settlements on DEW of IA MES of Ural
7904000601	Settlements on DEW of Orenburg PMES
7904000602	Settlements on DEW of Perm PMES
7904000603	Settlements on DEW of Sverdlovsk PMES
7904000604	Settlements on DEW of Chelyabinsk PMES
7904000640	Settlements on DEW of ATP MES of Ural
7904000650	Settlements on DEW of IA MES TMR of Ural and West Siberia
7904000700	Settlements on DEW of IA MES of Siberia
7904000701	Settlements on DEW of Zabaikalskoye PMES
7904000702	Settlements on DEW of West-Siberian PMES
7904000703	Settlements on DEW of Krasnoyarsk PMES
7904000704	Settlements on DEW of Kuzbass PMES
7904000705	Settlements on DEW of Omsk PMES
7904000706	Settlements on DEW of Khakasia PMES
7904000707	Settlements on DEW of Tomsk PMES
7904000720	Settlements on DEW of IA MES of West Siberia
7904000721	Settlements on DEW of Khanty-Mansiysk PMES
7904000722	Settlements on DEW of Yamalo-Nenetskoye PMES
7904000723	Settlements on DEW of Tyumen PMES
7904000750	Settlements on DEW of IA MES TMR of Siberia
7904000751	Settlements on DEW of Zabaikalsk PTMR
7904000752	Settlements on DEW of West Siberian PTMR
7904000753	Settlements on DEW of Kranskoyarsk PTMR
7904000754	Settlements on DEW of Kuzbass PTMR
7904000755	Settlements on DEW of Omsk PTMR
7904000756	Settlements on DEW of Khakasia PTMR
7904000800	Settlements on DEW of IA MES of East
7904000801	Settlements on DEW of Amur PMES
7904000802	Settlements on DEW of Primorsk PMES
7904000803	Settlements on DEW of Khabarovsk PMES
7904000804	Settlements on DEW of PRP MES of East
7904000850	Settlements on DEW of IA MES TMR of East

7904000851	Settlements on DEW of Amur PTMR
7904000852	Settlements on DEW of Primorsk PTMR
7904000853	Settlements on DEW of Khabarovsk PTMR
7904000854	Settlements on DEW of PRP MES PTMR of East
7904009900	Settlements on DEW of Electroset-service
7904009901	Settlements on DEW of Yuzhnaya SPB
7904009902	Settlements on DEW of Mikhailovskaya SPB
7904009903	Settlements on DEW of Novgorod SPB
7904009904	Settlements on DEW of Novosibirsk SPB
7904009905	Settlements on DEW of Sredne-Volzhskaya SPB
7904009906	Settlements on DEW of SPB Electrosetremont
7904009907	Settlements on DEW of SPB Bely Rast
7904009908	Settlements on DEW of Beskudnikovsky SPB
7905000100	Settlements on other operations of Executive Directorate of FGC UES
7905000200	Settlements on other operations of IA MES of Center
7905000202	Settlements on other operations of Chernozemnoye PMES
7905000203	Settlements on other operations of Volgo-Okskoye PMES
7905000205	Settlements on other operations of Volgo-Donskoye PMES
7905000206	Settlements on other operations of Vologodskoye PMES
7905000209	Settlements on other operations of Moscow PMES
7905000210	Settlements on other operations of Verkhne-Donskoye PMES
7905000211	Settlements on other operations of Valday PMES
7905000213	Settlements on other operations of Nizhegorodskoye PMES
7905000214	Settlements on other operations of Priokskoye PMES
7905000215	Settlements on other operations of SPB Bely Rast
7905000250	Settlements on other operations of IA MES TMR of Center
7905000252	Settlements on other operations of Chernozemnoye PTMR
7905000253	Settlements on other operations of Volgo-Okskoye PTMR
7905000255	Settlements on other operations of Volgo-Donskoye PTMR
7905000256	Settlements on other operations of Vologda PTMR
7905000259	Settlements on other operations of Moscow PTMR
7905000260	Settlements on other operations of Verkhne-Donskoye PTMR
7905000261	Settlements on other operations of Valday PTMR
7905000263	Settlements on other operations of Nizhny Novgorod PTMR
7905000264	Settlements on other operations of Priokskoye PTMR
7905000300	Settlements on other operations of IA MES of North-West
7905000301	Settlements on other operations of Bryansk PMES
7905000302	Settlements on other operations of Vyborg PMES
7905000303	Settlements on other operations of Karelia PMES
7905000304	Settlements on other operations of Leningrad PMES
7905000305	Settlements on other operations of Novgorod PMES
7905000340	Settlements on other operations of ATP MES of North-West
7905000350	Settlements on other operations of ИА МЭС ТОиР Северо-Зап
7905000351	Settlements on other operations of Bryansk PTMR
7905000352	Settlements on other operations of Vyborg PTMR
7905000353	Settlements on other operations of Karelia PTMR
7905000354	Settlements on other operations of Leningrad PTMR
7905000355	Settlements on other operations of Novgorod PTMR
7905000356	Settlements on other operations of Санкт-Петербургское ПТ
7905000400	Settlements on other operations of IA MES of Volga
7905000401	Settlements on other operations of Verkhne-Volzhskoye PMES
7905000402	Settlements on other operations of Nizhne-Volzhskoye PMES
7905000403	Settlements on other operations of Samara PMES

7905000404	Settlements on other operations of Sredne-Volzhskoye PMES
7905000450	Settlements on other operations of IA MES TMR of Volga
7905000451	Settlements on other operations of Verkhne-Volzhskoye PTMR
7905000452	Settlements on other operations of Saratov PTMR
7905000453	Settlements on other operations of Levoberezhnoye PTMR
7905000454	Settlements on other operations of Pravoberezhnoye PTMR
7905000500	Settlements on other operations of IA MES of South
7905000501	Settlements on other operations of Kuban PMES
7905000502	Settlements on other operations of Rostov PMES
7905000503	Settlements on other operations of Stavropol PMES
7905000504	Settlements on other operations of Kaspiysk PMES
7905000550	Settlements on other operations of IA MES TMR of South
7905000551	Settlements on other operations of Kuban PTMR
7905000552	Settlements on other operations of Rostov PTMR
7905000553	Settlements on other operations of Stavropol PTMR
7905000600	Settlements on other operations of IA MES of Ural
7905000601	Settlements on other operations of Orenburg PMES
7905000602	Settlements on other operations of Perm PMES
7905000603	Settlements on other operations of Sverdlovsk PMES
7905000604	Settlements on other operations of Chelyabinsk PMES
7905000640	Settlements on other operations of ATP MES of Ural
7905000650	Settlements on other operations of IA MES TMR of Ural and West Siberia
7905000700	Settlements on other operations of IA MES of Siberia
7905000701	Settlements on other operations of Zabaikalskoye PMES
7905000702	Settlements on other operations of West-Siberian PMES
7905000703	Settlements on other operations of Krasnoyarsk PMES
7905000704	Settlements on other operations of Kuzbass PMES
7905000705	Settlements on other operations of Omsk PMES
7905000706	Settlements on other operations of Khakasia PMES
7905000707	Settlements on other operations of Tomsk PMES
7905000720	Settlements on other operations of IA MES of West Siberia
7905000721	Settlements on other operations of Khanty-Mansiysk PMES
7905000722	Settlements on other operations of Yamalo-Nenetskoye PMES
7905000723	Settlements on other operations of Tyumen PMES
7905000750	Settlements on other operations of IA MES TMR of Siberia
7905000751	Settlements on other operations of Zabaikalsk PTMR
7905000752	Settlements on other operations of Западно-Сибирское ПТОи
7905000753	Settlements on other operations of Kranskoyarsk PTMR
7905000754	Settlements on other operations of Kuzbass PTMR
7905000755	Settlements on other operations of Omsk PTMR
7905000756	Settlements on other operations of Khakasia PTMR
7905000800	Settlements on other operations of IA MES of East
7905000801	Settlements on other operations of Amur PMES
7905000802	Settlements on other operations of Primorsk PMES
7905000803	Settlements on other operations of Khabarovsk PMES
7905000804	Settlements on other operations of PRP MES of East
7905000850	Settlements on other operations of IA MES TMR of East
7905000851	Settlements on other operations of Amur PTMR
7905000852	Settlements on other operations of Primorsk PTMR
7905000853	Settlements on other operations of Khabarovsk PTMR
7905000854	Settlements on other operations of PRP MES PTMR of East
7905009900	Settlements on other operations of Electroset-service
7905009901	Settlements on other operations of Yuzhnaya SPB

7905009902	Settlements on other operations of Mikhailovskaya SPB
7905009903	Settlements on other operations of Novgorod SPB
7905009904	Settlements on other operations of Novosibirsk SPB
7905009905	Settlements on other operations of Sredne-Volzhskaya SPB
7905009906	Settlements on other operations of SPB Electrosetremont
7905009907	Settlements on other operations of SPB Bely Rast
7905009908	Settlements on other operations of Beskudnikovsky SPB
7906000100	Settlements under contract on trust management of Executive Directorate of FGC UES
7906000200	Settlements under contract on trust management of IA MES of Center
7906000202	Settlements under contract on trust management of Chernozemnoye PMES
7906000203	Settlements under contract on trust management of Volgo-Okskoye PMES
7906000205	Settlements under contract on trust management of Volgo-Donskoye PMES
7906000206	Settlements under contract on trust management of Vologodskoye PMES
7906000209	Settlements under contract on trust management of Moscow PMES
7906000210	Settlements under contract on trust management of Verkhne-Donskoye PMES
7906000211	Settlements under contract on trust management of Valday PMES
7906000213	Settlements under contract on trust management of Nizhegorodskoye PMES
7906000214	Settlements under contract on trust management of Priokskoye PMES
7906000215	Settlements under contract on trust management of SPB Bely Rast
7906000250	Settlements under contract on trust management of IA MES TMR of Center
7906000252	Settlements under contract on trust management of Chernozemnoye PTMR
7906000253	Settlements under contract on trust management of Volgo-Okskoye PTMR
7906000255	Settlements under contract on trust management of Volgo-Donskoye PTMR
7906000256	Settlements under contract on trust management of Vologda PTMR
7906000259	Settlements under contract on trust management of Moscow PTMR
7906000260	Settlements under contract on trust management of Verkhne-Donskoye PTMR
7906000261	Settlements under contract on trust management of Valday PTMR
7906000263	Settlements under contract on trust management of Nizhny Novgorod PTMR
7906000264	Settlements under contract on trust management of Priokskoye PTMR
7906000300	Settlements under contract on trust management of IA MES of North-West
7906000301	Settlements under contract on trust management of Bryansk PMES
7906000302	Settlements under contract on trust management of Vyborg PMES
7906000303	Settlements under contract on trust management of Karelia PMES
7906000304	Settlements under contract on trust management of Leningrad PMES
7906000305	Settlements under contract on trust management of Novgorod PMES
7906000340	Settlements under contract on trust management of ATP MES of North-West
7906000350	Settlements under contract on trust management of ИА МЭС ТОиР Северо-Зап
7906000351	Settlements under contract on trust management of Bryansk PTMR
7906000352	Settlements under contract on trust management of Vyborg PTMR
7906000353	Settlements under contract on trust management of Karelia PTMR
7906000354	Settlements under contract on trust management of Leningrad PTMR
7906000355	Settlements under contract on trust management of Novgorod PTMR
7906000356	Settlements under contract on trust management of Санкт-Петербургское ПТ
7906000400	Settlements under contract on trust management of IA MES of Volga
7906000401	Settlements under contract on trust management of Verkhne-Volzhskoye PMES
7906000402	Settlements under contract on trust management of Nizhne-Volzhskoye PMES
7906000403	Settlements under contract on trust management of Samara PMES
7906000404	Settlements under contract on trust management of Sredne-Volzhskoye PMES
7906000450	Settlements under contract on trust management of IA MES TMR of Volga
7906000451	Settlements under contract on trust management of Verkhne-Volzhskoye PTMR
7906000452	Settlements under contract on trust management of Saratov PTMR
7906000453	Settlements under contract on trust management of Levoberezhnoye PTMR
7906000454	Settlements under contract on trust management of Pravoberezhnoye PTMR

7906000500	Settlements under contract on trust management of IA MES of South
7906000501	Settlements under contract on trust management of Kuban PMES
7906000502	Settlements under contract on trust management of Rostov PMES
7906000503	Settlements under contract on trust management of Stavropol PMES
7906000504	Settlements under contract on trust management of Kaspiysk PMES
7906000550	Settlements under contract on trust management of IA MES TMR of South
7906000551	Settlements under contract on trust management of Kuban PTMR
7906000552	Settlements under contract on trust management of Rostov PTMR
7906000553	Settlements under contract on trust management of Stavropol PTMR
7906000600	Settlements under contract on trust management of IA MES of Ural
7906000601	Settlements under contract on trust management of Orenburg PMES
7906000602	Settlements under contract on trust management of Perm PMES
7906000603	Settlements under contract on trust management of Sverdlovsk PMES
7906000604	Settlements under contract on trust management of Chelyabinsk PMES
7906000640	Settlements under contract on trust management of ATP MES of Ural
7906000650	Settlements under contract on trust management of IA MES TMR of Ural and West Siberia
7906000700	Settlements under contract on trust management of IA MES of Siberia
7906000701	Settlements under contract on trust management of Zabaikalskoye PMES
7906000702	Settlements under contract on trust management of West-Siberian PMES
7906000703	Settlements under contract on trust management of Krasnoyarsk PMES
7906000704	Settlements under contract on trust management of Kuzbass PMES
7906000705	Settlements under contract on trust management of Omsk PMES
7906000706	Settlements under contract on trust management of Khakasia PMES
7906000707	Settlements under contract on trust management of Tomsk PMES
7906000720	Settlements under contract on trust management of IA MES of West Siberia
7906000721	Settlements under contract on trust management of Khanty-Mansiysk PMES
7906000722	Settlements under contract on trust management of Yamalo-Nenetskoye PMES
7906000723	Settlements under contract on trust management of Tyumen PMES
7906000750	Settlements under contract on trust management of IA MES TMR of Siberia
7906000751	Settlements under contract on trust management of Zabaikalsk PTMR
7906000752	Settlements under contract on trust management of Западно-Сибирское ПТОи
7906000753	Settlements under contract on trust management of Kranskoyarsk PTMR
7906000754	Settlements under contract on trust management of Kuzbass PTMR
7906000755	Settlements under contract on trust management of Omsk PTMR
7906000756	Settlements under contract on trust management of Khakasia PTMR
7906000800	Settlements under contract on trust management of IA MES of East
7906000801	Settlements under contract on trust management of Amur PMES
7906000802	Settlements under contract on trust management of Primorsk PMES
7906000803	Settlements under contract on trust management of Khabarovsk PMES
7906000804	Settlements under contract on trust management of PRP MES of East
7906000850	Settlements under contract on trust management of IA MES TMR of East
7906000851	Settlements under contract on trust management of Amur PTMR
7906000852	Settlements under contract on trust management of Primorsk PTMR
7906000853	Settlements under contract on trust management of Khabarovsk PTMR
7906000854	Settlements under contract on trust management of PRP MES PTMR of East
7906009900	Settlements under contract on trust management of Electroset-service
7906009901	Settlements under contract on trust management of Yuzhnaya SPB
7906009902	Settlements under contract on trust management of Mikhailovskaya SPB
7906009903	Settlements under contract on trust management of Novgorod SPB
7906009904	Settlements under contract on trust management of Novosibirsk SPB
7906009905	Settlements under contract on trust management of Sredne-Volzhskaya SPB
7906009906	Settlements under contract on trust management of SPB Electrosetremont
7906009907	Settlements under contract on trust management of SPB Bely Rast

7906009908	Settlements under contract on trust management of Beskudnikovsky SPB
7988880100	Roll off balances of merged subdivisions IA FGC UES
7988880200	Roll off balances of merged subdivisions MES of Center
7988880202	Roll off balances of merged subdivisions Chernozemskoye PMES
7988880203	Roll off balances of merged subdivisions .Volgo-Okskoye PMES
7988880205	Roll off balances of merged subdivisions .Volgo-Donskoye PMES
7988880206	Roll off balances of merged subdivisions .Vologda PMES
7988880209	Roll off balances of merged subdivisions .PME of Center
7988880210	Roll off balances of merged subdivisions .Verkhne-Donskoye PMES
7988880211	Roll off balances of merged subdivisions .Valday PMES
7988880213	Roll off balances of merged subdivisions .Nizhniy Novgorod PMES
7988880214	Roll off balances of merged subdivisions .Prioksky PMES
7988880300	Roll off balances of merged subdivisions .MES of North-West
7988880301	Roll off balances of merged subdivisions .Bryansk PMES
7988880303	Roll off balances of merged subdivisions Karelia PMES
7988880304	Roll off balances of merged subdivisions .Leningrad PMES
7988880400	Roll off balances of merged subdivisions .MES of Volga
7988880402	Roll off balances of merged subdivisions Nizhne-Vlzhskaya PMES
7988880404	Roll off balances of merged subdivisions Sredne-Volzhskaya PMES
7988880500	Roll off balances of merged subdivisions MES of South
7988880501	Roll off balances of merged subdivisions .Kuban PMES
7988880502	Roll off balances of merged subdivisions Rostov PMES
7988880504	Roll off balances of merged subdivisions Kaspiysk PMES
7988880600	Roll off balances of merged subdivisions .MES of Ural
7988880602	Roll off balances of merged subdivisions .Perm PMES
7988880603	Roll off balances of merged subdivisions .Sverdlovsk PMES
7988880604	Roll off balances of merged subdivisions .Yuzhno-Uralskie PMES
7988880700	Roll off balances of merged subdivisions .MES of Siberia
7988880701	Roll off balances of merged subdivisions .Zabaykalsk PMES
7988880702	Roll off balances of merged subdivisions .West-Siberian PMES
7988880703	Roll off balances of merged subdivisions Krasnoyarsk PMES
7988880704	Roll off balances of merged subdivisions .Kuzbass PMES
7988880705	Roll off balances of merged subdivisions .Omsk PMES
7988880706	Roll off balances of merged subdivisions .Khakasia PMES
7988880707	Roll off balances of merged subdivisions .Tomsk PMES
7988880720	Roll off balances of merged subdivisions .MES of West Siberia
7988880800	Roll off balances of merged subdivisions .MES of East
7988880801	Roll off balances of merged subdivisions .Amur PMES
7988880802	Roll off balances of merged subdivisions Primorsk PMES
7988880803	Roll off balances of merged subdivisions .Khabarovsk PMES
7989999999	Roll off balances of merged subdivisions .IA
8001000000	Capital - ordinary shares
8002000000	Capital - preferential shares
8101000000	Own bought out shares — ordinary
8101010000	Own bought out shares — ordinary (restructuring)
8102000000	Own bought out shares — preferential
8102010000	Own bought out shares — preferential (restructuring)
8201000000	reserve capital, created in accordance with the law
8201010000	reserve capital, created in accordance with the law on restructuring
8202000000	reserve capital, created in accordance with regulatory documents
8202010000	reserve capital, created in accordance with regulatory documents on restructuring
8301000000	increase of additional capital as a result of revaluation.
8301010000	increase of additional capital as a result of revaluation of fixed assets

8301020000	increase of additional capital as a result of revaluation of other assets
8302010000	Issue revenue — ordinary shares
8302020000	Issue revenue — preferential shares
8303000000	Values received free of charge
8304000000	Increase of additional capital for VAT under contribution of FA to the charter capital
8305000000	Additional capital on restructuring
8401000000	Retained earning (uncovered loss)
8401010000	Retained earning (uncovered loss) of prior years
8401010100	profit non-distributed (uncovered loss) of past years prior to approval by the General meeting of shareholders
8401010200	profit non-distributed (uncovered loss) of past years after approval by the General meeting of shareholders
8401010300	profit non-distributed (uncovered loss) on restructuring
8401010400	profit non-distributed (uncovered loss) of past years (changes in UP or RAR)
8401020000	profit non-distributed (uncovered loss) of current period
8401020100	profit non-distributed (uncovered loss) of current period on restructuring
8403000000	FA markdown
8601000000	Target financing received
8602000000	Target financing paid
9010101111	profit from sale of services related to transfer of power energy on UNEG (18%)
9010101121	profit from sale of services related to transfer of power energy on UNEG (0%)
9010101131	profit from sale of services related to transit of power energy on UNEG (VAT exclusive)
9010101201	profit from sale of services related to connecting to UNEG
9010102111	agency remuneration for collecting funds related to transfer of power energy on UNEG
9010102121	agency remuneration for carrying out of settlements on RTD SA UNEG
9010102131	agency remuneration for realisation of investment program
9010102141	agency remuneration for fund raising on lease agreements of SA UNEG
9010102201	other agency remuneration
9010102301	profit from lease of property
9010102401	remuneration from sale of services related to transfer of power energy on Inter RAO
9010102501	remuneration from sale of services related to transfer of power energy outside UNEG
9010102601	trust management of shares
9010102701	Profit on other types of activity
9010102711	Profit on OPH
9010102801	Profit from realisation of services on RTD objects of last mile
9010102901	Profit from realisation of goods
9010103101	Revenue from construction
9010202001	Other ordinary income
9010211011	Profit from realisation of services on RTD electric grids
9010211021	Profit from realisation of services on RTD objects of last mile
9010211091	Profit from sale of other services
9010212011	Income from property leased to
9010212031	Revenue from trust management of shares
9010212111	Agency remuneration for fund raising related to transfer of power energy on UNEG
9010212121	Agency remuneration for carrying out of settlements on transfer of power energy on UNEG
9010212131	Agency remuneration for realisation of investment program
9010212141	Agency remuneration for fund raising on lease agreement of RTD SA UNEG
9010212151	Agency remuneration for collecting payments for connecting to MSK
9010212191	Other agency remuneration
9010212211	Income on transit of power of Inter RAO (VAT 18%)
9010212221	Income on transit of power of Inter RAO (VAT 0%)
9010212231	Income on transit of power of Inter RAO (VAT exclusive)
9010212991	Revenue from sale of other industrial services
9010220001	Revenue from sale of other non industrial services

9010230011	Revenue from sale of goods
9010240011	Revenue from external construction
9010990001	Other ordinary income
9019999990	Closing of revenue
9020101101	S/S of sale of services on powe transmission on UNEG
9020101201	S/S of sale of services on powe connecting to UNEG
9020102101	Expenses on agency activity
9020102111	expenses related to agency agreement for carrying out of settlements on transfer of power energy on UNEG
9020102121	expenses related to agency agreement collecting fund on RTD SA UNEG
9020102131	expenses related to agency agreement for realisation of investment program
9020102141	expenses related to agency agreement for fund raising on lease agreement of RTD SA UNEG
9020102201	Expenses related to other agency agreements
9020102301	expenses related to lease of property
9020102401	expenses related to realisation of services related to transfer of power energy to Inter RAO
9020102501	expenses related to realisation of services on RTD of power grids not being UNEG
9020102601	expenses related to trust management of shares
9020102701	Production cost on other types of activity
9020102711	Production cost on OPH services
9020102801	cost of services’ sale on RTD objects of the last mile
9020102901	cost of goods’ sale
9020103101	Cost of construction of facilities
9020202001	other ordinary expenses
9020211011	Expenses related to services on RTD of electric grids
9020211021	cost of services’ sale on RTD objects of the last mile
9020211091	Cost of services of other core production services
9020212011	Expenses on property leased to
9020212021	Expenses on services on Inter RAO electric power transit
9020212031	Cost of sale of stock trust management services
9020212101	Expenses on agency activity
9020212991	С/с реал. других непрофильных пром. услуг
9020220001	Cost of services of other non-core production services
9020230011	Cost of sale of goods
9020240011	Cost of sale of external construction
9020300001	Commercial expenses
9020400001	Managerial costs
9020400011	Non-distributed managerial costs
9020990001	Other ordinary expenses
9029999990	Closing of cost of sale
9030101111	VAT on sale of services related to transfer of power energy on UNEG (18%)
9030101121	VAT on sale of services related to transfer of power energy on UNEG (0%)
9030101131	VAT on sale of services related to transfer of power energy on UNEG (exclusive VAT)
9030101201	VAT on sale of services related to connecting to UNEG
9030102111	VAT on agency remuneration for service of UNEG objects
9030102121	VAT on agency remuneration for carrying out of settlements on RTD SA UNEG
9030102131	VAT on agency remuneration for realisation of investment program
9030102141	VAT on agency remuneration for fund raising on lease agreements of RTD UNEG
9030102201	VAT on other agency remuneration
9030102301	VAT on profit from lease of property
9030102401	VAT on realization of services related to transfer of power energy to Inter RAO
9030102501	VAT on realization of services related to RTD power grids outside UNEG
9030102601	VAT on trust management of shares
9030102701	VAT on other types of activity
9030102711	VAT on OPH services

9030102801	VAT on realization of services on RTD objects of the last mile
9030102901	VAT on realization of goods
9030103101	VAT on constructon of facilities
9030202001	VAT on other ordinary income
9030211011	VAT on realization of services related to RTD power grids
9030211021	VAT on realization of services on RTD objects of the last mile
9030211091	VAT on other core production services
9030212011	VAT on income fromproperty leased to
9030212031	VAT on stock trust management
9030212111	VAT on agency remuneration for fund raising related to transfer of power energy on UNEG
9030212121	VAT on agency remuneration for carrying out of settlements on RTD SA UNEG
9030212131	VAT on agency remuneration for realisation of investment program
9030212141	VAT on agency remuneration for fund raising on lease agreements of RTD UNEG
9030212151	VAT on agency agreements for raising funds for connecting to MSK
9030212191	VAT on other agency fee
9030212211	VAT on income from Inter RAO power transit (18%)
9030212991	VAT on sale of other non-core production services
9030220001	VAT on other non-production services
9030230011	VAT on sale of goods
9030240011	VAT on external construction
9030990001	VAT on other ordinary income
9039999990	Closing of VAT on sale
9090102100	Profit (loss) from sale under agency activity
9090102301	Profit (loss) from property leased to
9090102401	Profit (loss) from sale of services on Iter RAO power transmission
9090102501	Profit (loss) from sale of services of RTD electric grids outside UNEG
9090102601	profit (loss) from trust management of shares
9090102701	profit (loss) from sale on other types of activity
9090102711	profit (loss) from OPH
9090102901	Profit (loss) from sale of goods
9090103101	profit (loss) from external construction
9090202001	profit (loss) from other ordinary income
9090211011	profit (loss) from sale of services on RTD on electric grids
9090211021	profit (loss) from realisation of services related to RTD objects of the last mile
9090212021	profit (loss) from realisation of services related to transfer of power energy on RAO Inter
9090212031	profit (loss) from trust management of shares
9090240011	profit (loss) from external construction
9090300000	profit (loss) from commercial and administrative expenses
9090300001	profit (loss) from commercial and administrative expenses
9090990001	profit (loss) from other ordinary income
9099999991	profit (loss) from from sale (sales a nd VAT)
9099999992	profit (loss) from from sale (cost of sales))
9100000010	Balance of other income|expenses
9110010012	profit from participatory interest in Russian companies (>365 days and > 500 g.r.)
9110010020	profit from participatory interest in foreign companies
9110010022	profit from participatory interest in foreign companies (>365 days and >500 t)
9110010112	profit from participatory interest in other Russian organizations
9110010120	profit from participatory interest in other foreign organizations
9110010130	Income on contract SD
9110021101	Income from sale of FA
9110021201	Income from sale NKS
9110021301	Income from sale of material ssets
9110021311	Income from sale nonferrous scrap

9110021401	profit from sale of securities (traded on WM of the Central Bank)
9110021411	profit from sale of securities (not traded on WM of the Central Bank)
9110021421	profit from sale of promissory notes
9110021431	profit from sale of other securities
9110021441	Payment for goods an services (sales) by promissory note
9110021451	profit from sale of promissory notes
9110021501	profit from sale of apartments
9110021601	profit from sale of intangivble assets
9110022102	Income in the form of property received as purpose financing
9110022212	profit of organisation, if the charter capital of receiving party consists at 50% from contribution of transferring party (FA and non-material assets)
9110022222	profit of organisation, if the charter capital of receiving party consists at 50% from contribution of transferring party (except FA and non-material assets)
9110022232	profit of organisation, if the charter capital of transferring party consists at 50% from contribution of receiving party (FA and non-material assets)
9110022242	profit of organisation, if the charter capital of transferring party consists at 50% from contribution of receiving party (except FA and non-material assets)
9110022251	Other property received free of charge
9110023001	revenue as value of surpluses of C&M and other property, which were revealed as a result of inventory
9110024001	revenue as value of C&M, received at liquidation of fixed assets
9110031001	profit from providing the rights to use on the results of intellectual property
9110032001	profit from providing the rights to use on the results of intellectual property (net of VAT)
9110041001	interest, received on bank account
9110041201	interest, received on bank deposit
9110042011	interest, received on credit agreements
9110042021	interest, received on loan agreements in non-moneytary form
9110042030	interest, received on promissory notes
9110042041	interest, received on bonds
9110042051	interest, received on state securities
9110042061	Discount interest, received on other promissory notes
9110042091	interest, received on other securities
9110050001	insurance at occurrence of insured event
9110061001	Income in the form of sanctions for contractual obligations breach
9110062001	Income in the form of payables written-off
9110063001	Income in the form of provision amounts restored (doubtful debts)
9110063012	Income in the form of provision amounts restored (decrease in value ofmaterial assets)
9110063022	Income in the form of provision amounts restored (securities impairment)
9110064100	Exchange difference income under contracts in foreign currency (revaluation)
9110064101	Exchange difference income under contracts in foreign currency
9110064201	Exchange difference income under contracts in foreign currency
9110065010	Income of previous years identified in the reporting period (other)
9110065020	Income of previous years — fixed assets
9110065032	Income of previous years, identified in the reporting period not accounted for fo taxation purposes
9110065040	Income of previous years, identified in the reporting period special clothes
9110065050	Income of previous years, identified in the reporting period property insurance
9110065060	Income of previous years, identified in the reporting period employees insurance
9110065070	Income of previous years, identified in the reporting period other RPB
9110065080	Income of previous years — intangible assets
9110065090	Income of previous years — R&D
9110065100	Income of previous years — VAT on losses of prior years
9110066101	Revenues from transactions on purchase-sale of foreign currency
9110066202	Revenues from re-valuation of securities on market value
9110066302	Revenues as interest, received from budget and non-budgetary funds
9110066402	Taxes subject to return from budget

9110066501	Other revenue on insured event occurrence
9110066602	Revenue on difference between cost of shares repurchased and nominal value of shares
9110066991	other revenue, accepted for purposes of Tax Accounting
9110066992	other revenue, not accepted for purposes of Tax Accounting
9119999990	Closing of other income
9120010000	Depreciation of property, not involved in principal activity
9120021001	Poperty tax
9120022001	Land tax
9120023001	Transport tax
9120029991	Other taxes and dues on other expenses
9120029992	Other taxes and dues on other expenses, not accepted for Tax Accounting purposes
9120031110	Net book value of fixed assets sold
9120031121	Expenses for sale of fixed assts
9120031122	Expenses on sale of fixed assets not accepted for Tax Accounting purposes
9120031131	VAT on fixed assets sold
9120031211	Book value of NKS sold
9120031212	Book value of NKS sold not accepted for Tax Accounting purposes
9120031221	Expenses on sale of NKS
9120031222	Expenses on sale of NKS not accepted for Tax Accounting purposes
9120031231	VAT on NKS sold
9120031310	Cost of special closed sold (accounting purposes)
9120031311	Cost of sold material assets (except for special closed sold (accounting purposes)
9120031312	Cost of sold material assetsv not accepted for Tax Accounting purposes
9120031321	Expenses related to sale of material assets
9120031322	Expenses related to sale of material assets not accepted for Tax Accounting purposes
9120031331	VAT on material assets sold
9120031341	Cost of nonferrous scrap sold accepted for Tax Accounting purposes
9120031342	Cost of nonferrous scrap sold not accepted for Tax Accounting purposes
9120031351	Expenses related to sale of nonferrous scrap accepted for Tax Accounting purposes
9120031352	Expenses related to sale of nonferrous scrap not accepted for Tax Accounting purposes
9120031411	Cost of promissory notes repaid
9120031412	Cost of securities sold not accepted for tax purposes
9120031413	Cost of securities sold
9120031421	expenses, related to securities’ realisation, accepted for Tax Accounting purposes
9120031422	expenses, related to securities’ realisation, not accepted for Tax Accounting purposes
9120031431	expenses, related to non-traded securities’ realisation, accepted for Tax Accounting purposes
9120031432	expenses, related to non-traded securities’ realisation, not accepted for Tax Accounting purposes
9120031441	Expenses related to promissory ntes sale, accepted for Tax Accounting purposes
9120031442	Expenses related to promissory ntes sale, accepted for Tax Accounting purposes
9120031451	expenses, related to other traded securities’ realisation, accepted for Tax Accounting purposes
9120031452	expenses, related to other traded securities’ realisation, not accepted for Tax Accounting purposes
9120031461	expenses, related to other non-traded securities’ realisation, accepted for Tax Accounting purposes
9120031462	expenses, related to other non-traded securities’ realisation, not accepted for Tax Accounting purposes
9120031471	Payment for goods and services witih promissory note (value of promissory note)
9120031511	Cost of apartments sold
9120031512	Cost of apartments sold not accepted for Tax Accounting purposes
9120031521	Expenses related to sale of apartments
9120031522	Expenses related to sale of apartments not accepted for Tax Accounting purposes
9120031531	VAT on apartments sold
9120031610	Net book value of intangible assets sold
9120031621	Expenses related to intangible assets sold

9120031622	Expenses related to intangible assets sold not accepted for Tax Accounting purposes
9120031631	VAT on intangible assets sold
9120031711	Cost of sold rights on results of intellectual activity (Net of VAT)
9120032110	Net book value of Fixed Assets written off
9120032121	Expenses for liquidation of fixed assets written off
9120032122	Expenses for liquidation of fixed assets written off not accepted for Tax Accounting purposes
9120032211	Book value of NKS written off
9120032212	Book value of NKS written off not accepted for Tax Accounting purposes
9120032221	Expenses on liquidation of NZ written off
9120032222	Expenses on liquidation of NZ written off not accepted for Tax Accounting purposes
9120032311	Cost of material assets written off
9120032312	Cost of material assets written off not accepted for Tax Accounting purposes
9120032321	Expenses related to material assets written off
9120032322	Expenses related to material assets written off not accepted for Tax Accounting purposes
9120032412	value of securities, written off, not accepted for Tax purposes
9120032422	Expenses related to securities written off not accepted for tax purpoaes
9120032431	Cost of previously calculated discount
9120032432	Cost of previously calculated discount not accepted for tax purpoaes
9120033001	works, related to mobilization preparation
9120033002	works, related to mobilization preparation, not accepted for Tax Accounting purposes
9120034102	value of property, transferred free of charge, not accepted for purposes of Tax Accounting
9120034201	operating of objects of communal and social-cultural sphere
9120034202	operating of objects of communal and social-cultural sphere, not accepted for purposes of Tax Accounting
9120034321	Expenses related to granting rights to use the results of intellectual activity
9120034322	Expenses related to granting rights to use the results of intellectual activity not accepted for purposes of Tax Accounting
9120034331	VAT on income from granting rights to use the results of intellectual activity
9120040001	expenses, related to services of banks, except interest charges
9120040002	expenses, related to services of banks, except interest charges, not accepted for purposes of Tax Accounting
9120051101	interest charges on long-term credits
9120051102	interest charges on long-term credits, not accepted for purposes of Tax Accounting
9120051111	interest charges on long-term credits received for provising loans
9120051112	interest charges on long-term credits, received for provising loans not accepted for purposes of Tax Accounting
9120051201	interest charges on long-term loans
9120051202	interest charges on long-term loans, not accepted for purposes of Tax Accounting
9120051211	interest charges on long-term loans received for provising loans
9120051212	interest charges on long-term loans, received for provising loans not accepted for purposes of Tax Accounting
9120051302	interest charges on long-term securities, not accepted for purposes of Tax Accounting
9120051311	interest charges on long-term promissory notes
9120051321	interest charges on long-term bonds
9120051331	interest charges on other long-term securities
9120052101	interest charges on short-term credits
9120052102	interest charges on long-term credits, not accepted for purposes of Tax Accounting
9120052111	interest charges on long-term credits, accepted for purposes of Tax Accounting
9120052112	interest charges on short-term credits, not accepted for purposes of Tax Accounting
9120052201	interest charges on short-term loans
9120052202	interest charges on short -term loans, accepted for purposes of Tax Accounting
9120052211	interest charges on short -term loans, accepted for purposes of Tax Accounting
9120052212	interest charges on long-term loans, received for provising loans not accepted for purposes of Tax Accounting
9120052302	interest charges on short-term securities, not accepted for purposes of Tax Accounting
9120052311	interest charges on short-term promissory notes

9120052321	interest charges on short-term bonds
9120052331	interest charges on other short-term securities
9120061001	expenses, related to emission and service of securities
9120061002	expenses, related to emission and service of securities not accepted for tax purposes
9120062001	expenses, related to service of securities purchased
9120062002	expenses, related to service of securities purchased not accepted for tax purposes
9120071001	deductions to reserve on doubtful debts
9120072002	reserve under depreciation of price of material assets
9120073002	reserves under depreciation of securities
9120081102	material aid on collective agreement and one-time fees, not accepted for purposes of Tax Accounting
9120081202	social payments, not accepted for purposes of Tax Accounting
9120082002	expenses related to payment of trip vouchers or rest, excursions or travels, classes in sport clubs, clubs, attendance of cultural or physical events, not accepted for purposes of Tax Accounting
9120083102	allowances in a single payment to retiring, not accepted for purposes of Tax Accounting
9120083202	allowances in a single payment to anniversary dates, not accepted for purposes of Tax Accounting
9120084002	expenses related to payment of flats for employees, not accepted for purposes of Tax Accounting
9120091001	expenses related to penalties and other sanctions for violation of agreements
9120091002	expenses related to penalties and other sanctions for violation of agreements, accepted for purposes of Tax Accounting
9120092001	writing off of overdue irretrievable debtor indebtedness
9120092002	writing off of overdue irretrievable debtor indebtedness, not accepted for purposes of Tax Accounting
9120100111	damage from natural hazards, fires, accidents and other emergencies (except fixed assets and special clothes second second-handed), accepted for Tax Accounting
9120100112	damage from natural hazards, fires, accidents and other emergencies (except fixed assets and special clothes second second-handed), not accepted for Tax Accounting
9120100120	writing off of residual value of fixed assets at emergencies
9120100130	writing off of residual value of special clothes at emergencies
9120110110	expenses in the form of sum and exchange differences (revaluation)
9120110111	expenses in the form of exchange differences on contracts in foreign currency, accepted for Tax Accounting
9120110112	expenses in the form of exchange differences on contracts in foreign currency, not accepted for Tax Accounting
9120110121	expenses in the form of exchange differences on contracts in foreign currency, accepted for Tax Accounting
9120110122	expenses in the form of exchange differences on contracts in foreign currency, not accepted for Tax Accounting
9120110131	VAT on income in the form of exchange differences
9120110201	court expenses and arbitration fees
9120110202	court expenses and arbitration fees not accepted for Tax Accounting
9120110312	expenses to sport events, not accepted for purposes of Tax Accounting
9120110322	expenses to cultural events, not accepted for purposes of Tax Accounting
9120110332	expenses to corporate events, not accepted for purposes of Tax Accounting
9120110412	expenses on charity, not accepted for purposes of Tax Accounting
9120110422	expenses to voluntary contributions, not accepted for purposes of Tax Accounting
9120110511	expenses related to R&D with negative result
9120110512	expenses related to R&D with negative result, not accepted for purposes of Tax Accounting
9120110521	expenses related to DEW with negative result
9120110522	expenses related to DEW with negative result, not accepted for purposes of Tax Accounting
9120110601	expenses in the form of shortfall of material assets in production, losses from theft
9120110602	expenses in the form of shortfall of material assets in production, losses from theft, not accepted for purposes of Tax Accounting
9120110610	expenses in the form of shortfall of special clothes second-handed in production, losses from theft
9120110711	VAT non-refundable accepted for Tax Accounting

9120110712	VAT non-refundable not accepted for Tax Accounting
9120110722	VAT on transfer of property free of charge and providing of services free of charge
9120110732	VAT on export (documents not available on 181st day)
9120110741	VAT non-refundable on non-taxable activity
9120110810	losses of past periods, except fixed assets, special clothes, insurance
9120110820	losses of past periods — fixed assets
9120110830	losses of past periods — intangible assets
9120110832	losses of past periods not accepted for Tax Accounting
9120110840	losses of past periods — special clothes
9120110850	losses of past periods — property insurance
9120110860	losses of past periods — employees insurance
9120110870	losses of past periods — other RBP
9120110880	losses of past periods — R&D
9120110892	losses of past periods — VAT without revenue
9120110900	Net book value of fixed assets disposed in the result of theft
9120111001	Other expenses on ccidents and emergencies, accepted for tax purposes
9120111002	Other expenses on ccidents and emergencies, not accepted for tax purposes
9120111112	negative difference, received from revaluation of securities on market value, not accepted for purposes of Tax Accounting
9120111121	contributions, paid to non-commercial organisations
9120111122	contributions, paid to non-commercial organisations, not accepted for purposes of Tax Accounting
9120111131	expenses, related to obtaining of loan funds
9120111132	expenses, related to obtaining of loan funds, not accepted for purposes of Tax Accounting
9120111140	residual value of special clothes and equipment, written off prior to expiry of the term of beneficial use
9120111151	Expenses on transactions on purchase, sale of foreign currency
9120111152	expenses, related to purchase-sale of currency, not accepted for purposes of Tax Accounting
9120111162	expenses, transferred to trade unions, not accepted for purposes of Tax Accounting
9120111171	expenses, related to land improvement
9120111172	expenses, related to land improvement, not accepted for purposes of Tax Accounting
9120111182	expenses, related to writing off of material assets of non-industrial character, worn out
9120111191	Other expenses
9120111192	other expenses, not accepted for purposes of Tax Accounting
9120111193	Expenses on contract on SD not accepted for tax purposes
9120111201	VAT on other income (on revenue) accepted for tax purposes
9120111202	VAT on other income
9120111212	VAT on other income (expenses)
9120111221	Expenses related to loans issued in the form of monetary assets, accepted for tax purposes
9120111222	Expenses related to loans issued in the form of monetary assets, not accepted for tax purposes
9120111231	Expenses related to loans issued in the form of non-monetary assets, accepted for tax purposes
9120111232	Expenses related to loans issued in the form of non-monetary assets, not accepted for tax purposes
9120111251	Expenses on differences between purchased valueof shares purchased and nominal value, accepted for tax purposes
9120111252	Expenses on differences between purchased valueof shares purchased and nominal value, not accepted for tax purposes
9120111321	VAT on income of prior years identified in the reporting year accepted for tax purposes
9120111322	VAT on income of prior years identified in the reporting year not accepted for tax purposes
9129900001	Closing of other expenses (except for VAT on other income)
9129900002	Closing of VAT on other income
9199999991	Profit (loss) on other income and expenses (income and VAT)
9199999992	Profit (loss) on other income and expenses (expenses)
9401000000	shortfalls from losses and deterioration of materials/ guilty persons were not recognized
9402000000	shortfalls of fixed assets/ guilty persons were not recognized/ act of the state body
9403000000	shortfalls of fixed assets/ guilty persons were not recognized

9404000000	shortfalls of fixed assets/ guilty persons were recognized
9405000000	shortfalls of materials/ guilty persons were not recognized/ act of the state body
9406000000	shortfalls of materials/ guilty persons were recognized
9407000000	shortfalls of materials/ guilty persons were not recognized
9408000000	shortfalls of other property/ guilty persons were not recognized/ act of the state body
9409000000	shortfalls of other property/ guilty persons were recognized
9410000000	shortfalls of special clothes/ guilty persons were not recognized
9411000000	shortfalls of special clothes/ guilty persons were recognized
9412000000	shortfalls of special clothes/ guilty persons were not recognized/ act of the state body
9600000000	reserves of future expenses and payments
9701000000	Deferred expenses on software
9702000000	Deferred expenses on insurance agreements
9703000000	Deferred expenses on expenses related labour payment
9704000000	Deferred expenses on licenses, except software, short term.
9709000000	Deferred expenses — other, short term
9711000000	Deferred expenses on software, long term.
9712000000	Deferred expenses on insurance agreements, long-term.
9714000000	Deferred expenses on licenses, except software, long term.
9719000000	Deferred expenses — other, long term
9801000000	Income received on account of future periods
9802000000	Free of charge receipts
9803000000	future entries of indebtedness on shortfalls, revealed within past years
9804000000	difference between the sum, subject to charging from guilty persons, and balance value on shortfalls and values
9805000000	Negative goodwill
9901000000	profit and losses from core activity
9902000000	profit and losses from other activity
9905010000	permanent tax liability
9905020000	Conditional revenue/expenses on profit tax
9905030000	Correction of profit tax of past reporting periods
9906010000	Penalties on profit tax
9906020000	Penalties on VAT
9906030000	Penalties on property tax
9906040000	Penalties on land tax
9906050000	Penalties on other taxes
9907010000	Fines on profit tax
9907020000	Fines on VAT
9907030000	Fines on property tax
9907040000	Fines on land tax
9907050000	Fines on other taxes
9908010000	Penalties on settlements with Social Insurance fund
9908020000	Penalties on pension insurance
9908030000	Penalties on obligatory medical insurance
9908040000	Penalties on obligatory social insurance from accident
9909010000	Fines, penalties and other sanctions on settlements with Social Insurance Fund
9909020000	Fines, penalties and other sanctions on Pension insurance
9909030000	Fines, penalties and other sanctions on obligatory medical insurance
9909040000	Fines, penalties and other sanctions on obligatory social insurance from accidents
9955030000	Adjustment of profit tax of prior reporting periods
9999999990	closing of penalties and fines
D600101000	Suppliers of materials (short term (Dt)
D600101010	Suppliers of materials — subsidiary and affiliated companies (short term (Dt)
D600102000	Suppliers of services (short term (Dt)
D600102001	Suppliers of services in foreign currency — subsidiary/affiliated companies (Dt)

D600102010	Suppliers of services - subsidiary and affiliated companies (short term (Dt)
D600102100	Suppliers of services in foreign currency — short term (Dt)
D600103000	Suppliers of fixed assets (short term (Dt)
D600103001	Suppliers of fixed assets in foreign currency (short term (Dt)
D600103010	Suppliers of fixed assets (short term (Dt) subsidiary and affiliated companies
D600104000	Building contractors (short-term, Dt)
D600104010	Building contractors (short-term, Dt) subsidiary and affiliated companies
D600105000	Repair contractors (short-term, Dt)
D600105010	Repair contractors (short-term, Dt) subsidiary and affiliated companies
D600106000	Suppliers of materials and equipment on capital construction (short term (Dt)
D600106010	Suppliers of materials and equipment on capital construction (short term (Dt) subsidiary and affiliated companies
D600107000	Suppliers of electric and heat power (short term (Dt)
D600107010	Suppliers of electric and heat power (short term (Dt) subsidiary and affiliated companies
D600108000	Suppliers on agency activity short-term, Dt
D600108010	Suppliers on agency activity short-term, Dt subsidiary and affiliated companies
D600111000	Suppliers of other fuels short-term, Dt
D600111010	Suppliers of other fuels short-term, Dt subsidiary and affiliated companies
D601101000	Suppliers of materials (long term (Dt)
D601101010	Suppliers of materials — subsidiary and affiliated companies (long term (Dt)
D601102000	Suppliers of services (long term (Dt)
D601102001	Suppliers of services in foreign currency — subsidiary/affiliated companies (Dt)
D601102010	Suppliers of services (long term (Dt) subsidiary and affiliated companies
D601103000	Suppliers of fixed assets (long term (Dt)
D601103010	Suppliers of fixed assets (long term (Dt) subsidiary and affiliated companies
D601104000	Building contractors (long -term, Dt)
D601104010	Building contractors (long -term, Dt) subsidiary and affiliated companies
D601105000	Repair contractors (long -term, Dt)
D601105010	Repair contractors (long -term, Dt) subsidiary and affiliated companies
D601106000	Suppliers of materials and equipment on capital construction (long term (Dt)
D601106010	Suppliers of materials and equipment on capital construction (long term (Dt) subsidiary and affiliated companies
D601107000	Suppliers of electric and heat power (long term (Dt)
D601107010	Suppliers of electric and heat power (long term (Dt) subsidiary and affiliated companies
D601108000	Suppliers on agency activity long -term, Dt
D601108010	Suppliers on agency activity long -term, Dt subsidiary and affiliated companies
D601111000	Suppliers of other fuels long -term, Dt
D601111010	Suppliers of other fuels long -term, Dt subsidiary and affiliated companies
D620101000	Settlements on core activity (short-term, Dt)
D620101010	Settlements on core activity (short-term, Dt) subsidiary/affiliated companies
D620102000	Settlements on other activity (short-term, Dt)
D620102010	Settlements on other activity (short-term, Dt) subsidiary/affiliated companies
D621101000	Settlements on core activity (long -term, Dt)
D621101010	Settlements on core activity (long -term, Dt) subsidiary/affiliated companies
D621102000	Settlements on other activity (long -term, Dt)
D621102010	Settlements on other activity (long -term, Dt) subsidiary/affiliated companies
D680100000	Individual income tax (tax) Dt
D680101000	Individual income tax (fine) Dt
D680102000	Individual income tax (penalty) Dt
D680200000	Settlements on VAT Dt
D680205300	VAT from advance payments confirmed
D680206000	VAT to be reimbursed
D680208100	Fines on VAT Dt
D680208200	Penalties on VAT, Dt

D680209000	Adjustment to VAT, Dt
D680301000	Profit tax to federal budget Dt
D680301010	Fine on Profit tax to federal budget Dt
D680301020	Penalty on Profit tax to federal budget Dt
D680301100	Profit tax to federal budget paid outside of Russian federation Dt
D680302000	Profit tax to regional budget Dt
D680302010	Fine on Profit tax to regional budget Dt
D680302020	Penalty on Profit tax to regional budget Dt
D680302100	Profit tax to regional budget paid outside of Russian federation Dt
D680303000	Profit tax to local budget Dt
D680303010	Fine on Profit tax to local budget Dt
D680303020	Penalty on Profit tax to local budget Dt
D680303100	Profit tax to local budget paid outside of Russian federation Dt
D680400000	Property tax Dt
D680401000	Property tax to regional budget Dt
D680401010	Fine on Property tax to regional budget Dt
D680401020	Penalty on Property tax to regional budget Dt
D680402000	Property tax to local budget Dt
D680402010	Fine on Property tax to local budget Dt
D680402020	Penalty on Property tax to local budget Dt
D680600000	Corporate withholding tax Dt
D680800000	Payments for environmental emission (tax) Dt
D680801000	Payments for environmental emission (fine) Dt
D680802000	Payments for environmental emission (penalty) Dt
D680901000	License fee to federal budget, Dt
D680902000	License fee to regional budget, Dt
D680903000	License fee to local budget, Dt
D681100000	Land tax (tax) Dt
D681101000	Land tax (fine) Dt
D681102000	Land tax (penalty) Dt
D681400000	Transport tax (tax) Dt
D681401000	Transport tax (fine) Dt
D681402000	Transport tax (penalty) Dt
D681600000	Water tax (tax) Dt
D681601000	Water tax (fine) Dt
D681602000	Water tax (penalty) Dt
D681800000	State duty Dt
D682500000	Other taxes Dt
D682501000	Other taxes to federal budget, Dt
D682502000	Other taxes to regional budget, Dt
D682503000	Other taxes to local budget, Dt
D683001000	Money sanctions under art..116-135 of TC RF, DT
D690100000	Settlements on social insurance, Dt
D690101000	Fines and penalties to Social insurance fund (Dt)
D690102000	Penalties to Social insurance fund (Dt)
D690201000	Pension fund to federal budget (14%) Dt
D690202000	Settlements with Pension fund — insurance fund, Dt
D690203000	Settlements with Pension fund — Accumulating fund, DT
D690204000	Fines and penalties to pension fund (Dt)
D690204010	Fines and penalties to pension fund — insurance fund (Dt)
D690204020	Fines and penalties to pension fund — accumulating fund (Dt)
D690205000	Penalties to pension fund — federal budget (Dt)
D690205010	Penalties to pension fund — insurance fund (Dt)

D690205020	Penalties to pension fund - accumulating fund (Dt)
D690301000	Settlements under medical insurance — territorial fund
D690302000	Settlements under medical insurance — federal fund (Dt)
D690303000	Fines and penalties to federal medical insurance fund (Dt)
D690304000	Fines and penalties to territorial medical insurance fund (Dt)
D690305000	Fines to medial insurance fund - territorial fund (Dt)
D690306000	Fines to medial insurance fund - federal fund (Dt)
D690400000	Settlements under social insurance on accidents
D690401000	Fines a nd penalties on social insurance on accidents (Dt)
D690402000	penalties on social insurance on accidents (Dt)
D710000000	Settlements with advance holders (master entry) Dt
D710100000	Settlements with advance holders on other transactions
D710200000	Settlements with advance holders on representation expenses
D710300000	Settlements with advance holders on business trips (Dt)
D710400000	Settlements with advance holders on fuel (Dt)
D730101000	Settlements on loans issued (principal debt) Dt
D730102000	Settlements on loans issued (%) Dt
D730201000	Settlements with employees on damage reimbursement Dt
D730401000	Settlements on other operations of Дз
D760101010	Settlements on obligatory medical insurance — payments (Dt)
D760101011	Settlements on obligatory medical insurance — payments subsidiary and associated companies
D760101020	Settlements on obligatory medical insurance — reimbursement (Dt)
D760101021	Settlements on obligatory medical insurance — reimbursement subsidiary and associated companies
D760102010	Settlements on voluntary medical insurance — payments (Dt)
D760102011	Settlements on voluntary medical insurance — payments subsidiary and associated companies
D760102020	Settlements on voluntary medical insurance — reimbursement (Dt)
D760102021	Settlements on voluntary medical insurance — reimbursement Dividends Dt
D760103000	Settlements on non-state pension insurance Dt
D760103001	Settlements on non-state pension insurance Dt subsidiary and associated companies
D760201000	Settlements on claims in RUR receivable, Dt
D760201001	Settlements on claims in RUR receivable, subsidiary and associated companies
D760202000	Settlements on claims in RUR payable, Dt
D760202001	Settlements on claims in RUR payable, subsidiary and associated companies
D760300000	Dividends and other income Dt
D760301000	Dividends Dt
D760301001	Dividends - Dividends Dt Dt
D760302000	Other income and dividends from foreign organizations Dt
D760400000	Deposited amounts Dt
D760501000	Other settlements with debtors Dt
D760501001	Other settlements with debtors Dt - subsidiary and associated companies
D760502000	Other settlements with creditors Dt
D760502001	Other settlements with creditors Dt - subsidiary and associated companies
D760502010	Other long-term settlements with creditors Dt
D760503000	Calculation on VAT on tax agents Dt
D760504000	Other settlements with debtors om additional issue Dt
D760601000	Other settlements — alimony Dt
D760602000	Other settlements - enforcement order Dt
D760603000	Other settlements — contributions to trade union, Dt
D760801000	Settlements under agency agreements with MMSK and MSKD
D760801001	Settlements under agency agreements with MMSK and MSKD subsidiary and associated companies
D760802000	Settlements under agency agreements — other Dt
D760802001	Settlements under agency agreements — other Dt subsidiary and associated companies

D760802010	Settlements under agency agreements MSK Dt
D760900000	Settlements under fines, penalties received, Dt
D760900001	Settlements under fines, penalties received, Dt subsidiary and associated companies
D761000000	Settlements under financial investments, loans and credits
D761000001	Settlements under financial investments, loans and credits - subsidiary and associated companies
D761100000	Settlements on interest receivable Dt
D761100001	Settlements on interest receivable Dt - subsidiary and associated companies
D761200000	Settlements on other receivable income Dt
D761200001	Settlements on other receivable income Dt. - subsidiary and associated companies
D761301000	Settlements on financial lease (principal amount) Dt
D761301001	Settlements on financial lease (principal amount) - subsidiary and associated companies
D761302000	Settlements on financial lease (%) Dt
D761302001	Settlements on financial lease (%) Dt - subsidiary and associated companies
D761400000	Settlements on operational lease Dt
D761400001	Settlements on operational lease Dt - subsidiary and associated companies
D761500000	Settlements on contract on ordinary partnership Dt
D761600000	Settlements on purpose finance receivable Dt
D761700000	Reallocated settlements Dt
D761700001	Reallocated settlements Dt - subsidiary and associated companies
D761800000	Settlements on non-interest bearing promissory nots (Long-term) Dt
D761800001	Settlements on non-interest bearing promissory nots (Long-term) Dt - subsidiary and associated companies
D761900000	Settlements on non-interest bearing promissory nots (short-term) Dt
D761900001	Settlements on non-interest bearing promissory nots (short-term) Dt - subsidiary and associated companies
F600000000	Outgoing payment APP
INIT000000	Opening balance on account
INIT009921	Opening balance on account Amur MSK
INIT009922	Opening balance on account Yakutsk MSK
INIT009923	Opening balance on account Bryansk MSK
INIT009924	Opening balance on account Smolensk MES
INIT009925	Opening balance on account Yaroslavl MS
INIT009926	Opening balance on account Tver MS
INIT009927	Opening balance on account Mariy El MS
INIT009928	Opening balance on account Chuvashia MS
INIT009929	Opening balance on account Voronezh MSK
INIT009930	Opening balance on account Lipetsk MS
INIT009931	Opening balance on account Tambov MSK
INIT009932	Opening balance on account Astrakhan MS
INIT009933	Opening balance on account Volgograd MS
INIT009934	Opening balance on account Vladimir MS
INIT009935	Opening balance on account Ivanovo MS
INIT009936	Opening balance on account Kostroma MS
INIT009937	Opening balance on account Vologda MS
INIT009938	Opening balance on account Buriatia MES
INIT009939	Opening balance on account Chita MS
INIT009940	Opening balance on account State Holding MSK
INIT009941	Opening balance on account Minority Holding FGC
INIT009942	Opening balance on account RAO UES of Russia
INIT009943	Opening balance on account Karelia MS
INIT009944	Opening balance on account Kolskiye MS
INIT009945	Opening balance on account Dagestan MS
INIT009946	Opening balance on account Krasnoyarsk MS
INIT009947	Opening balance on account Kuban MS

INIT009948	Opening balance on account MES Kuzbassenergo
INIT009949	Opening balance on account Peterburg MS
INIT009950	Opening balance on account Backbone grid company
INIT009951	Opening balance on account MMSK Volga
INIT009952	Opening balance on account MMSK East
INIT009953	Opening balance on account Arkhangelsk MS
INIT009954	Opening balance on account MES Republic of Komi
INIT009955	Opening balance on account MMSK North West
INIT009956	Opening balance on account MMSK Siberia
INIT009957	Opening balance on account MMSK Ural
INIT009958	Opening balance on account MMSK Center
INIT009959	Opening balance on account MMSK South
INIT009960	Opening balance on account Nizhny Novgorod MSK
INIT009961	Opening balance on account Saratov MK
INIT009962	Opening balance on account Omsk MSK
INIT009963	Opening balance on account Orenburg MES
INIT009964	Opening balance on account Kirov MES
INIT009965	Opening balance on account Perm MSK
INIT009966	Opening balance on account Udmurtia MS
INIT009967	Opening balance on account Primorsk MSK
INIT009968	Opening balance on account Kaluga MSK
INIT009969	Opening balance on account Ryazan MSK
INIT009970	Opening balance on account Tula MSK
INIT009971	Opening balance on account MSK Rostovenergo
INIT009972	Opening balance on account Samara MK
INIT009973	Opening balance on account urgan MS
INIT009974	Opening balance on account Sverdlovsk MS
INIT009975	Opening balance on account Mordovia MSK
INIT009976	Opening balance on account Penza MSK
INIT009977	Opening balance on account Ulianovsk MS
INIT009978	Opening balance on account Tomsk MS
INIT009979	Opening balance on account Tyumen MSK
INIT009980	Opening balance on account Khabarovsk MSK
INIT009981	Opening balance on account Tyva MSK
INIT009982	Opening balance on account Khakasia MK
INIT009983	Opening balance on account Chelyabinsk MES
INIT009984	Opening balance on account Belgorod MSK
INIT009985	Opening balance on account Orlov MSK
INIT009986	Opening balance on account Kursk MS
INIT901121	Input_Income from sale of services on power transmission (0%)
J001000000	Fixed assets rented from
J001001000	Plots of land a nd natural resourse objects rented from
J001002000	Buildings rented
J001003000	Constructions and transmitting devices rented from
J001004000	Machinery and equipment rented from
J001005000	Transport rented from
J001006000	Production tools and utility rented from
J001007000	Livestock rented from
J001008000	Multiannual plants rented from
J001009000	Other fixed assets rented from
J001009999	Technical account
J001010000	Rented fixed assets received under leasing
J001011000	Plots of land a nd natural resourse objects rented from (leasing)

J001012000	Buildings rented (leasing)
J001013000	Constructions and transmitting devices rented from (leasing)
J001014000	Machinery and equipment rented from (leasing)
J001015000	Transport rented from (leasing)
J001016000	Production tools and utility rented from (leasing)
J001017000	Livestock rented from (leasing)
J001018000	Multiannual plants rented from (leasing)
J001019000	Other fixed assets rented from (leasing)
J001099999	FA in federat ownership
J002000000	Material assets accepted in custody
J003000000	Materials accepted for processing
J005000000	Equipment for installation
J006000000	Registered high-security frorms (other FI)
J006010000	Registered high-security frorms (other MM)
J007000000	Expensed debt of insolvent debtors
J008000000	Guarantees for obligations and payments received
J009000000	Guarantees for obligations and payments issued
J010000000	Depreciation of fixed assets
J011000000	Fixed assets leased to
J012000000	Registered high-security frorms — promissory notes
J013000000	Agency activity under investment program
J014000000	Intangible assets leased from
J019999999	FA of MSK with value less than RUR 20 ths recorded off balance
J100000000	Return of special clothes second-hand
J210000000	Fixed assets accepted as pledge
J220000000	Securities, fiancnail investments accepted as pledge
J230000000	Other assets accepted as pledge
J300000000	Production and household tools in operation
J400000000	Property given as pledge
J410000000	Fixed assets given as pledge
J420000000	Securities, fiancnail investments given as pledge
J430000000	Other assets given as pledge
J510000001	Increase in Authorized capital from additional issue of shares
J510000002	Increase in Authorized capital from increase in nominal value of shares
J510000003	Increase in Authorized capital from reorganization
J510000004	Increase in Authorized capital from other reasons
J510000005	Increase in additional capital from reassessment of foreign currency
J510000006	Increase in additional capital from changing accounting rules
J510000007	Increase in additional capital fromother reasons
J510000008	Increase in retained earning (loss) from changes in accounting policy
J510000009	Increase in retained earning (loss) from changes in accounting rules
J510000010	Increase in retained earning (loss) from reorganization
J510000011	Increase in retained earning (loss) from other reasons
J520000001	Decrease in Authorized capital from decrease the number of shares
J520000002	Decrease in Authorized capital from decrease in nominal value of shares
J520000003	Decrease in Authorized capital from reorganization
J520000004	Decrease in Authorized capital from other reasons
J520000005	Decrease in additional capital from reassessment of foreign currency
J520000006	Decrease in additional capital from changing accounting rules
J520000007	Decrease in additional capital fromother reasons
J520000008	Decrease in retained earning (loss) from changes in accounting policy
J520000009	Decrease in retained earning (loss) from changes in accounting rules
J520000010	Decrease in retained earning (loss) from reorganization

J520000011	Decrease in retained earning (loss) from other reasons
J610000000	Domestic market (fixed tariff)
J620000000	Domestic market (compensation of losses)
J629999999	Technical account — settlements with customers
J630000000	Export market (fixed tariff)
J640000000	Export market (compensation of losses)
J700000000	Ownerless power transmission lines
J701000000	Base profit (loss) per share
J701001000	Ownerless buildings
J701002000	Ownerless constructions
J701003000	Ownerless transmission devices
J701004000	Ownerless machinery and equipment
J701005000	Ownerless production and household tools
J701006000	Other Ownerless fixed assets
J702000000	Watered profit (loss) per share
K600101000	Suppliers of materials (short term (Cr)
K600101010	Suppliers of materials — subsidiary and affiliated companies (short term (Cr)
K600102000	Suppliers of services (short term (Cr)
K600102001	Suppliers of services in foreign currency — subsidiary/affiliated companies (Cr Cr
K600102010	Suppliers of services - subsidiary and affiliated companies (short term (Cr)
K600102100	Suppliers of services in foreign currency — short term (Cr)
K600103000	Suppliers of fixed assets (short term (Cr)
K600103001	Suppliers of fixed assets in foreign currency (short term (Cr)
K600103010	Suppliers of fixed assets (short term (Cr) subsidiary and affiliated companies
K600104000	Building contractors (short-term, Cr)
K600104010	Building contractors (short-term, Cr) subsidiary and affiliated companies
K600105000	Repair contractors (short-term, Cr)
K600105010	Repair contractors (short-term, Cr) subsidiary and affiliated companies
K600106000	Suppliers of materials and equipment on capital construction (short term (Cr)
K600106010	Suppliers of materials and equipment on capital construction (short term (Cr) subsidiary and affiliated companies
K600107000	Suppliers of electric and heat power (short term (Cr)
K600107010	Suppliers of electric and heat power (short term (Cr) subsidiary and affiliated companies
K600108000	Suppliers on agency activity short-term, Cr
K600108010	Suppliers on agency activity short-term, Cr subsidiary and affiliated companies
K600111000	Suppliers of other fuels short-term, Cr
K600111010	Suppliers of other fuels short-term, Cr subsidiary and affiliated companies
K601101000	Suppliers of materials (long term (Cr)
K601101010	Suppliers of materials — subsidiary and affiliated companies (long term (Cr)
K601102000	Suppliers of services (long term (Cr)
K601102001	Suppliers of services in foreign currency — subsidiary/affiliated companies (Cr)
K601102010	Suppliers of services (long term (Cr) subsidiary and affiliated companies
K601103000	Suppliers of fixed assets (long term (Cr)
K601103010	Suppliers of fixed assets (long term (Cr) subsidiary and affiliated companies
K601104000	Building contractors (long -term, Cr)
K601104010	Building contractors (long -term, Cr) subsidiary and affiliated companies
K601105000	Repair contractors (long -term, Cr)
K601105010	Repair contractors (long -term, Cr) subsidiary and affiliated companies
K601106000	Suppliers of materials and equipment on capital construction (long term (Cr)
K601106010	Suppliers of materials and equipment on capital construction (long term (Cr) subsidiary and affiliated companies
K601107000	Suppliers of electric and heat power (long term (Cr)
K601107010	Suppliers of electric and heat power (long term (Cr) subsidiary and affiliated companies
K601108000	Suppliers on agency activity long -term, Cr

K601108010	Suppliers on agency activity long -term, Cr subsidiary and affiliated companies
K601111000	Suppliers of other fuels long -term, Cr
K601111010	Suppliers of other fuels long -term, Cr subsidiary and affiliated companies
K620101000	Settlements on core activity (short-term, Cr)
K620101010	Settlements on core activity (short-term, Cr) subsidiary/affiliated companies
K620102000	Settlements on other activity (short-term, Cr)
K620102010	Settlements on other activity (short-term, Cr) subsidiary/affiliated companies
K621101000	Settlements on core activity (long -term, Cr)
K621101010	Settlements on core activity (long -term, Cr) subsidiary/affiliated companies
K621102000	Settlements on other activity (long -term, Cr)
K621102010	Settlements on other activity (long -term, Cr) subsidiary/affiliated companies
K680100000	Individual income tax (tax) Cr
K680101000	Individual income tax (fine) Cr
K680102000	Individual income tax (penalty) Cr
K680200000	Settlements on VAT Cr
K680201000	VAT from advance payments confirmed
K680201010	VAT to be reimbursed
K680205020	Fines on VAT Cr
K680205300	Penalties on VAT, Cr
K680207000	Adjustment to VAT, Cr
K680208100	Profit tax to federal budget Cr
K680208200	Fine on Profit tax to federal budget Cr
K680209000	Penalty on Profit tax to federal budget Cr
K680301000	Profit tax to federal budget paid outside of Russian federation Cr
K680301010	Profit tax to regional budget Cr
K680301020	Fine on Profit tax to regional budget Cr
K680301100	Penalty on Profit tax to regional budget Cr
K680302000	Profit tax to regional budget paid outside of Russian federation Cr
K680302010	Profit tax to local budget Cr
K680302020	Fine on Profit tax to local budget Cr
K680302100	Penalty on Profit tax to local budget Cr
K680303000	Profit tax to local budget paid outside of Russian federation Cr
K680303010	Property tax Cr
K680303020	Property tax to regional budget Cr
K680303100	Fine on Property tax to regional budget Cr
K680400000	Penalty on Property tax to regional budget Cr
K680401000	Property tax to local budget Cr
K680401010	Fine on Property tax to local budget Cr
K680401020	Penalty on Property tax to local budget Cr
K680402000	Corporate withholding tax Cr
K680402010	Payments for environmental emission (tax) Cr
K680402020	Payments for environmental emission (fine) Cr
K680600000	Payments for environmental emission (penalty) Cr
K680800000	License fee to federal budget, Cr
K680801000	License fee to regional budget, Cr
K680802000	License fee to local budget, Cr
K680901000	License fee to federal budget, Cr
K680902000	License fee to regional budget, Cr
K680903000	License fee to local budget, Cr
K681100000	Land tax (tax) Cr
K681101000	Land tax (fine) Cr
K681102000	Land tax (penalty) Cr
K681400000	Transport tax (tax) Cr

K681401000	Transport tax (fine) Cr
K681402000	Transport tax (penalty) Cr
K681600000	Water tax (tax) Cr
K681601000	Water tax (fine) Cr
K681602000	Water tax (penalty) Cr
K681800000	State duty Cr
K682500000	Other taxes Cr
K682501000	Other taxes to federal budget, Cr
K682502000	Other taxes to regional budget, Cr
K682503000	Other taxes to local budget, Cr
K683001000	Money sanctions under art..116-135 of TC RF, Cr
K690100000	Settlements on social insurance, Cr
K690101000	Fines and penalties to Social insurance fund (Cr)
K690102000	Penalties to Social insurance fund (Cr)
K690201000	Pension fund to federal budget (14%) Cr
K690202000	Settlements with Pension fund — insurance fund, Cr
K690203000	Settlements with Pension fund — Accumulating fund, Cr
K690204000	Fines and penalties to pension fund (Cr)
K690204010	Fines and penalties to pension fund — insurance fund (Cr)
K690204020	Fines and penalties to pension fund — accumulating fund (Cr)
K690205000	Penalties to pension fund — federal budget (Cr)
K690205010	Penalties to pension fund — insurance fund (Cr)
K690205020	Penalties to pension fund - accumulating fund (Cr)
K690301000	Settlements under medical insurance — territorial fund
K690302000	Settlements under medical insurance — federal fund (Cr)
K690303000	Fines and penalties to federal medical insurance fund (Cr)
K690304000	Fines and penalties to territorial medical insurance fund (Cr)
K690305000	Fines to medial insurance fund - territorial fund (Cr)
K690306000	Fines to medial insurance fund - federal fund (Cr)
K690400000	Settlements under social insurance on accidents
K690401000	Fines a nd penalties on social insurance on accidents (Cr)
K690402000	Penalties on social insurance on accidents (Cr)
K710000000	Settlements with advance holders (master entry) Cr
K710100000	Settlements with advance holders on other transactions
K710200000	Settlements with advance holders on representation expenses
K710300000	Settlements with advance holders on business trips (Cr)
K710400000	Settlements with advance holders on fuel (Cr)
K730101000	Settlements on loans issued (principal debt) Cr
K730102000	Settlements on loans issued (%)Cr
K730201000	Settlements with employees on damage reimbursement Cr
K730401000	Settlements on other operations of Cr
K760101010	Settlements on obligatory medical insurance — payments (Cr)
K760101011	Settlements on obligatory medical insurance — payments subsidiary and associated companies
K760101020	Settlements on obligatory medical insurance — reimbursement (Cr)
K760101021	Settlements on obligatory medical insurance — reimbursement subsidiary and associated companies
K760102010	Settlements on voluntary medical insurance — payments (Cr)
K760102011	Settlements on voluntary medical insurance — payments subsidiary and associated companies
K760102020	Settlements on voluntary medical insurance — reimbursement (Cr)
K760102021	Settlements on voluntary medical insurance — reimbursement Dividends Cr
K760103000	Settlements on non-state pension insurance Cr
K760103001	Settlements on non-state pension insurance Cr subsidiary and associated companies
K760201000	Settlements on claims in RUR receivable, Cr
K760201001	Settlements on claims in RUR receivable, subsidiary and associated companies

K760202000	Settlements on claims in RUR payable, Cr
K760202001	Settlements on claims in RUR payable, subsidiary and associated companies
K760300000	Dividends and other income Cr
K760301000	Dividends Cr
K760301001	Dividends - Dividends Cr
K760302000	Other income and dividends from foreign organizations Cr
K760400000	Deposited amounts Cr
K760501000	Other settlements with debtors Cr
K760501001	Other settlements with debtors Cr - subsidiary and associated companies
K760502000	Other settlements with creditors Cr
K760502001	Other settlements with creditors Cr - subsidiary and associated companies
K760502010	Other long-term settlements with creditors Cr
K760503000	Calculation on VAT on tax agents Cr
K760504000	Other settlements with debtors om additional issue Cr
K760601000	Other settlements — alimony Cr
K760602000	Other settlements - enforcement order Cr
K760603000	Other settlements — contributions to trade union, Cr
K760801000	Settlements under agency agreements with MMSK and MSKD
K760801001	Settlements under agency agreements with MMSK and MSKD subsidiary and associated companies
K760802000	Settlements under agency agreements — other Cr
K760802001	Settlements under agency agreements — other Cr subsidiary and associated companies
K760802010	Settlements under agency agreements MSK Cr
K760900000	Settlements under fines, penalties received, Cr
K760900001	Settlements under fines, penalties received, Cr subsidiary and associated companies
K761000000	Settlements under financial investments, loans and credits
K761000001	Settlements under financial investments, loans and credits - subsidiary and associated companies
K761100000	Settlements on interest receivable Cr
K761100001	Settlements on interest receivable Cr - subsidiary and associated companies
K761200000	Settlements on other receivable income Cr
K761200001	Settlements on other receivable income Cr. - subsidiary and associated companies
K761301000	Settlements on financial lease (principal amount) Cr
K761301001	Settlements on financial lease (principal amount) - subsidiary and associated companies
K761302000	Settlements on financial lease (%)Cr
K761302001	Settlements on financial lease (%)Cr - subsidiary and associated companies
K761400000	Settlements on operational lease Cr
K761400001	Settlements on operational lease Cr - subsidiary and associated companies
K761500000	Settlements on contract on ordinary partnership Cr
K761600000	Settlements on purpose finance receivable Cr
K761700000	Reallocated settlements Cr
K761700001	Reallocated settlements Cr - subsidiary and associated companies
K761800000	Settlements on non-interest bearing promissory nots (Long-term) Cr
K761800001	Settlements on non-interest bearing promissory nots (Long-term) Cr - subsidiary and associated companies
K761900000	Settlements on non-interest bearing promissory nots (short-term) Cr
K761900001	Settlements on non-interest bearing promissory nots (short-term) Cr - subsidiary and associated companies
M020000000	Depreciation: IFRS
M020100000	Depreciation: IFRS on revaluation
M050000000	Depreciation of intangible assets: IFRS
M080000000	Technical accounts-NKS/Revaluation under IFRS
M320000000	Depreciation of FA in ordinary activity under IFRS
M320100000	Depreciation of FA under IFRS (revaluation)
M360000000	Technical accounts -Cost/ Revaluation under IFRS

M380000000	Technical accounts -Closing/ Revaluation under IFRS
M399999999	Closing account CO-FI
M790300100	Settlements on construction of Executive Directorate of FGC UES
M790300200	Settlements on construction of IA MES of Center
M790300202	Settlements on construction of Chernozemnoye PMES
M790300203	Settlements on construction of Volgo-Okskoye PMES
M790300205	Settlements on construction of Volgo-Donskoye PMES
M790300206	Settlements on construction of Vologodskoye PMES
M790300209	Settlements on construction of Moscow PMES
M790300210	Settlements on construction of Verkhne-Donskoye PMES
M790300211	Settlements on construction of Valday PMES
M790300213	Settlements on construction of Nizhegorodskoye PMES
M790300214	Settlements on construction of Priokskoye PMES
M790300215	Settlements on construction of SPB Bely Rast
M790300250	Settlements on construction of IA MES TMR of Center
M790300252	Settlements on construction of Chernozemnoye PTMR
M790300253	Settlements on construction of Volgo-Okskoye PTMR
M790300255	Settlements on construction of Volgo-Donskoye PTMR
M790300256	Settlements on construction of Vologda PTMR
M790300259	Settlements on construction of Moscow PTMR
M790300260	Settlements on construction of Verkhne-Donskoye PTMR
M790300261	Settlements on construction of Valday PTMR
M790300263	Settlements on construction of Nizhny Novgorod PTMR
M790300264	Settlements on construction of Priokskoye PTMR
M790300300	Settlements on construction of IA MES of North-West
M790300301	Settlements on construction of Bryansk PMES
M790300302	Settlements on construction of Vyborg PMES
M790300303	Settlements on construction of Karelia PMES
M790300304	Settlements on construction of Leningrad PMES
M790300305	Settlements on construction of Novgorod PMES
M790300340	Settlements on construction of ATP MES of North-West
M790300350	Settlements on construction of IA MES TMR of North-West
M790300351	Settlements on construction of Bryansk PTMR
M790300352	Settlements on construction of Vyborg PTMR
M790300353	Settlements on construction of Karelia PTMR
M790300354	Settlements on construction of Leningrad PTMR
M790300355	Settlements on construction of Novgorod PTMR
M790300356	Settlements on construction of St Petersburg PTMR
M790300400	Settlements on construction of IA MES of Volga
M790300401	Settlements on construction of Verkhne-Volzhskoye PMES
M790300402	Settlements on construction of Nizhne-Volzhskoye PMES
M790300403	Settlements on construction of Samara PMES
M790300404	Settlements on construction of Sredne-Volzhskoye PMES
M790300450	Settlements on construction of IA MES TMR of Volga
M790300451	Settlements on construction of Verkhne-Volzhskoye PTMR
M790300452	Settlements on construction of Saratov PTMR
M790300453	Settlements on construction of Levoberezhnoye PTMR
M790300454	Settlements on construction of Pravoberezhnoye PTMR
M790300500	Settlements on construction of IA MES of South
M790300501	Settlements on construction of Kuban PMES
M790300502	Settlements on construction of Rostov PMES
M790300503	Settlements on construction of Stavropol PMES
M790300504	Settlements on construction of Kaspiysk PMES

M790300550	Settlements on construction of IA MES TMR of South
M790300551	Settlements on construction of Kuban PTMR
M790300552	Settlements on construction of Rostov PTMR
M790300553	Settlements on construction of Stavropol PTMR
M790300600	Settlements on construction of IA MES of Ural
M790300601	Settlements on construction of Orenburg PMES
M790300602	Settlements on construction of Perm PMES
M790300603	Settlements on construction of Sverdlovsk PMES
M790300604	Settlements on construction of Chelyabinsk PMES
M790300640	Settlements on construction of ATP MES of Ural
M790300650	Settlements on construction of IA MES TOiR of Urals and West Siberia
M790300700	Settlements on construction of IA MES of Siberia
M790300701	Settlements on construction of Zabaikalskoye PMES
M790300702	Settlements on construction of West-Siberian PMES
M790300703	Settlements on construction of Krasnoyarsk PMES
M790300704	Settlements on construction of Kuzbass PMES
M790300705	Settlements on construction of Omsk PMES
M790300706	Settlements on construction of Khakasia PMES
M790300707	Settlements on construction of Tomsk PMES
M790300720	Settlements on construction of IA MES of West Siberia
M790300721	Settlements on construction of Khanty-Mansiysk PMES
M790300722	Settlements on construction of Yamalo-Nenetskoye PMES
M790300723	Settlements on construction of Tyumen PMES
M790300750	Settlements on construction of IA MES TMR of Siberia
M790300751	Settlements on construction of Zabaikalsk PTMR
M790300752	Settlements on construction of West Siberian PTMR
M790300753	Settlements on construction of Kranskoyarsk PTMR
M790300754	Settlements on construction of Kuzbass PTMR
M790300755	Settlements on construction of Omsk PTMR
M790300756	Settlements on construction of Khakasia PTMR
M790300800	Settlements on construction of IA MES of East
M790300801	Settlements on construction of Amur PMES
M790300802	Settlements on construction of Primorsk PMES
M790300803	Settlements on construction of Khabarovsk PMES
M790300850	Settlements on construction of IA MES TMR of East
M790300851	Settlements on construction of Amur PTMR
M790300852	Settlements on construction of Primorsk PTMR
M790300853	Settlements on construction of Khabarovsk PTMR
M790309900	Settlements on construction of Electroset-service
M790309901	Settlements on construction of Yuzhnaya SPB
M790309902	Settlements on construction of Mikhailovskaya SPB
M790309903	Settlements on construction of Novgorod SPB
M790309904	Settlements on construction of Novosibirsk SPB
M790309905	Settlements on construction of Sredne-Volzhskaya SPB
M790309906	Settlements on construction of SPB Electrosetremont
M912011521	Expenses on DEW with negative results
MINIT00000	Technical corresponding account / Revaluation on IFRS
N019999999	Loss from sale of fixed assets
N020000000	Depreciation: Tax accounting
N040000000	Depreciation: R&D Tax accounting
N050000000	Depreciation: Intangible assets Tax accounting
N080504000	Completed R&D with negative results /Tax accounting
N100702000	Corresponding accounts for special clothes depreciation

N310104001	Special outfitting less than one year and (or) less RUB 10,000 (tax accounting)
N310104002	Special outfitting more than one year and (or) > RUB 10,000 (tax accounting)
N310104011	Special outfitting less than one year and (or) less RUB 20,000 (tax accounting) (2008)
N310104012	Special outfitting more than one year and (or) > RUB 20,000 (tax accounting) (2008)
N310301000	Special clothes less than one year and (or) less RUB 10,000 (tax accounting)
N310301010	Special clothes. less than one year and (or) less RUB 20,000 (tax accounting) (2008)
N310302000	Special clothes more than one year and (or) > RUB 10,000 (tax accounting)
N310302010	Special clothes more than one year and (or) > RUB 20,000 (tax accounting) (2008)
N310407030	Services on carrying out environmental autits (RUB, Tax accounting)
N320100000	Depreciation of fixed assets used in ordinary activity, Tax accounting
N320200000	Depreciation: Intangible assets Tax accounting
N320300000	FA write off less than RUB 10,000 Tax accounting
N320300010	FA write off less than RUB 20,000 Tax accounting (2008)
N320300020	Intangible assets write off less than RUB 20,000 Tax accounting (2008)
N330501000	Non-state pension fund for employees, tax accounting
N330502000	Medical insurance for employees — voluntary, taxaccounting
N330503000	Insurance. - death/disablement - tax accounting
N350101000	Communication services deferred expenses tax accounting
N350103010	Licenses, developments, upgrade, tuning of software- tax accounting
N350205011	Obligatory insurance of property (including deferred expenses) tax accounting
N350205012	Voluntary insurance of property (including deferred expenses) tax accounting
N350205021	Obligatory insurance of civil responsibility (including RBP) tax accounting
N350205022	Voluntary insurance of civil responsibility (including RBP) tax accounting
N350205031	Other types of Obligatory insurance (including deferred expenses) tax accounting
N350205032	Other types of voluntary insurance (including deferred expenses) tax accounting
N350302000	Expenses on additional training of staff (including deferred expenses) tax accounting
N350604000	Expenses on certification and licensing = tax accounting
N350605000	Depreciation /R&D/ tax accounting
N350607000	Subscription and purchase of literature including deferred expenses tax accounting
N350609030	Documents fortransfer of cargo and transport including deferred expenses tax accounting
N350609040	Other ordinary expenses including deferred expenses tax accounting
N399999999	Closing account
N911006509	Income of prior years — R&D tax accounting
N911234100	Income — adjustment of depreciation of FA
N911234200	Income — adjustment of depreciation of special clothes of prior years- tax accounting
N911234300	Income — adjustment of depreciation of property insurance of prior years - tax accounting
N911234400	Income — adjustment of depreciation of employees insurance of prior years - tax accounting
N911234500	Income — adjustment of depreciation of other deferred expenses of prior years - tax accounting
N911234600	Income of adjustments to intangible assets depreciation
N912011051	Expenses on D&R with negative result — tax accounting
N912011088	Losses of prior years — R&D tax accounting
N912234100	Expenses — adjustment of depreciation of FA
N912234200	Expenses — adjustment of depreciation of special clothes of prior years- tax accounting
N912234300	Expenses — adjustment of depreciation of property insurance of prior years - tax accounting
N912234400	Expenses — adjustment of depreciation of employees insurance of prior years - tax accounting
N912234500	Expenses — adjustment of depreciation of pther deferred expenses of prior years - tax accounting
N912234600	Expenses of adjustments to intangible assets depreciation
N970101000	Deferred expenses on software / tax accounting
N970201000	Deferred expenses on insurance contracts / tax accounting
N970901000	Other deferred expenses / tax accounting
N990000000	Technical tax account of depreciation
NU02000000	Depreciation of fixed assets/ PR VR
NU04000000	Deprectiation of R&D/ PR VR

NU05000000	Amortization of intangible assets PR VR
NU08050400	Deprectiation of R&D with negative results / PR VR
NU10000000	Depreciation of special clothes/ PR VR
NU31010411	Special outfitting less than one year and (or) less RUB 10,000 (tax accounting) PR
NU31010412	Special outfitting more than one year and (or) > RUB 10,000 (tax accounting) PR
NU31010421	Special outfitting less than one year and (or) less RUB 20,000 (tax accounting) (2008) PR
NU31010422	Special outfitting more than one year and (or) > RUB 20,000 (tax accounting) (2008) PR
NU31010431	Special clothes less than one year and (or) less RUB 10,000 (tax accounting) PR
NU31010432	Special clothes. less than one year and (or) less RUB 20,000 (tax accounting) (2008) PR
NU31010441	Special clothes more than one year and (or) > RUB 10,000 (tax accounting) PR
NU31010442	Special clothes more than one year and (or) > RUB 20,000 (tax accounting) (2008) PR
NU31030101	Depreciation of special clothes less than one year and (or) less RUB 10,000 PR
NU31030102	Depreciation of special clothes less than one year and (or) less RUB 10,000 VR
NU31030111	Depreciation of special clothes less than one year and (or) less RUB 20,000 PR (2008)
NU31030112	Depreciation of special clothes less than one year and (or) less RUB 20,000 VR(2008)
NU31030201	Depreciation of special clothes > more than one year and (or) > RUB 10,000 PR
NU31030202	Depreciation of special clothes > more than one year and (or) > RUB 10,000 VR
NU31040701	Services on environmental audit (deferred expenses)/ tax accounting PR
NU31040702	Services on environmental audit (deferred expenses)/ tax accounting VR
NU32010001	Depreciation of fixed assets/ PR
NU32010002	Depreciation of fixed assets/ VR
NU32020001	Amortization of intangible assets PR
NU32020002	Amortization of intangible assets VR
NU32030001	Disposal of FA less than RUB 10,000/ PR
NU32030010	Disposal of intangible assets less than RUB 20,000/ PR (from 2008)
NU32030020	Disposal of FA less than RUB 20,000/ PR (from 2008)
NU33050101	Non-state pension insurance of employees/ PR
NU33050102	Non-state pension insurance of employees/ VR
NU33050201	Medical insurance of employees voluntary / PR
NU33050202	Medical insurance of employees voluntary / VR
NU33050301	Insurance — death/disabled /PR
NU33050302	Insurance — death/disabled /VR
NU35010101	Communication and postal expenses — deferred expenses/ PR
NU35010102	Communication and postal expenses — deferred expenses/ VR
NU35010311	Licenses, development, update, tuning of software / PR
NU35010312	Licenses, development, update, tuning of software / VR
NU35021511	Obligatory property insurance / PR
NU35021512	Voluntary property insurance / PR
NU35021521	Mandatory liability insurance/PR
NU35021522	Voluntary liability insurance/PR
NU35021531	Other types of mandatory insurance/PR
NU35021532	Other types of voluntary insurance/PR
NU35022511	Obligatory property insurance / VR
NU35022512	Voluntary property insurance / VR
NU35022521	Obligatory insurance of civil liability/ VR
NU35022522	Obligatory insurance of civil liability/ VR
NU35022531	Other types of insurance. VR
NU35022532	Other types of insurance. VR
NU35030201	Expenses on additional and professional training of employees (deferred expense) tax accounting/ PR
NU35030202	Expenses on additional and professional training of employees (deferred expense) tax accounting/ VR
NU35060401	Expenses on certification and licensing /PR
NU35060402	Expenses on certification and licensing /PR

NU35060500	Depreciation/ R&D/PR
NU35060501	Depreciation/ R&D/PR
NU35060502	Depreciation/ R&D/VR
NU35060701	Expenses on subscription and purchase literature /PR
NU35060702	Expenses on subscription and purchase literature /VR
NU35060921	Documents for cargo transportation and traffic deferred expenses/PR
NU35060922	Documents for cargo transportation and traffic deferred expenses/VR
NU35060931	Other Deferred expenses /PR
NU35060932	Other Deferred expenses / VR
NU91201101	Depreciation/negative R&D/PR
NU91201102	Depreciation/negative R&D/VR
NU97000000	Deferred expenses /PR VR
U510000000	Settlement account
U620101000	Settlements on core activity. (short-term) FI-CA
U620101001	Settlements on core activity. (short-term)
U620201000	Advance payments received . on core activity. FI-CA
U620301000	VAT from advance payments received . on core activity. FI-CA
U621101000	Settlement on core activity (long-term) FI-CA
U680201000	VAT for calculation
U680205020	VAT from advance payments received — confirmed FI-CA
U760501000	Other settlements with debtos FI- CA
U888888888	Account for transfer from one BU to another
U901010111	Income from sale of services on power transmission via UNEG (18%)
U901010113	VAT on sale of services on power transmission via UNEG (18%)
U903010111	VAT on sale of services on power transmission via UNEG (18%)
U999999999	Balance transfer from FI to FI- CA
V155100000	Resettlements account for services / intra contracts
V190000000	Conditional incoming VAT on intra contract
V310000001	TMR services
V310000002	TMR materials
V310000003	ESS services
V310000004	ESS materials
V310000005	Services from MES
V600000000	Suppliers # intra contractors
V620000000	Customers # intra contractors
V680000000	Conditional outgoing VAT on intra contractors
V900000001	Revenue on intra contractors
Z000000000	Opening balances on MPZ
Z000009921	Opening balance account for off-balance accounting Amur MSK
Z000009922	Opening balance account for off-balance accounting Yakutsk MSK
Z000009923	Opening balance account for off-balance accounting Bryansk MSK
Z000009924	Opening balance account for off-balance accounting Smolensk MES
Z000009925	Opening balance account for off-balance accounting Yaroslavl MS
Z000009926	Opening balance account for off-balance accounting Tver MS
Z000009927	Opening balance account for off-balance accounting Mariy El MS
Z000009928	Opening balance account for off-balance accounting Chuvashia MS
Z000009929	Opening balance account for off-balance accounting Voronezh MSK
Z000009930	Opening balance account for off-balance accounting Lipetsk MS
Z000009931	Opening balance account for off-balance accounting Tambov MSK
Z000009932	Opening balance account for off-balance accounting Astrakhan MS
Z000009933	Opening balance account for off-balance accounting Volgograd MS
Z000009934	Opening balance account for off-balance accounting Vladimir MS
Z000009935	Opening balance account for off-balance accounting Ivanovo MS

Z000009936	Opening balance account for off-balance accounting Kostroma MS
Z000009937	Opening balance account for off-balance accounting Vologda MS
Z000009938	Opening balance account for off-balance accounting Buriatia MES
Z000009939	Opening balance account for off-balance accounting Chita MS
Z000009940	Opening balance account for off-balance accounting State Holding MSK
Z000009941	Opening balance account for off-balance accounting Minority Holding FGC
Z000009942	Opening balance account for off-balance accounting RAO UES of Russia
Z000009943	Opening balance account for off-balance accounting Karelia MS
Z000009944	Opening balance account for off-balance accounting Kolskiye MS
Z000009945	Opening balance account for off-balance accounting Dagestan MS
Z000009946	Opening balance account for off-balance accounting Krasnoyarsk MS
Z000009947	Opening balance account for off-balance accounting Kuban MS
Z000009948	Opening balance account for off-balance accounting MES Kuzbassenergo
Z000009949	Opening balance account for off-balance accounting Peterburg MS
Z000009950	Opening balance account for off-balance accounting Backbone grid company
Z000009951	Opening balance account for off-balance accounting MMSK Volga
Z000009952	Opening balance account for off-balance accounting MMSK East
Z000009953	Opening balance account for off-balance accounting Arkhangelsk MS
Z000009954	Opening balance account for off-balance accounting MES Republic of Komi
Z000009955	Opening balance account for off-balance accounting MMSK North West
Z000009956	Opening balance account for off-balance accounting MMSK Siberia
Z000009957	Opening balance account for off-balance accounting MMSK Ural
Z000009958	Opening balance account for off-balance accounting MMSK Center
Z000009959	Opening balance account for off-balance accounting MMSK South
Z000009960	Opening balance account for off-balance accounting Nizhny Novgorod MSK
Z000009961	Opening balance account for off-balance accounting Saratov MK
Z000009962	Opening balance account for off-balance accounting Omsk MSK
Z000009963	Opening balance account for off-balance accounting Orenburg MES
Z000009964	Opening balance account for off-balance accounting Kirov MES
Z000009965	Opening balance account for off-balance accounting Perm MSK
Z000009966	Opening balance account for off-balance accounting Udmurtia MS
Z000009967	Opening balance account for off-balance accounting Primorsk MSK
Z000009968	Opening balance account for off-balance accounting Kaluga MSK
Z000009969	Opening balance account for off-balance accounting Ryazan MSK
Z000009970	Opening balance account for off-balance accounting Tula MSK
Z000009971	Opening balance account for off-balance accounting MSK Rostovenergo
Z000009972	Opening balance account for off-balance accounting Samara MK
Z000009973	Opening balance account for off-balance accounting urgan MS
Z000009974	Opening balance account for off-balance accounting Sverdlovsk MS
Z000009975	Opening balance account for off-balance accounting Mordovia MSK
Z000009976	Opening balance account for off-balance accounting Penza MSK
Z000009977	Opening balance account for off-balance accounting Ulianovsk MS
Z000009978	Opening balance account for off-balance accounting Tomsk MS
Z000009979	Opening balance account for off-balance accounting Tyumen MSK
Z000009980	Opening balance account for off-balance accounting Khabarovsk MSK
Z000009981	Opening balance account for off-balance accounting Tyva MSK
Z000009982	Opening balance account for off-balance accounting Khakasia MK
Z000009983	Opening balance account for off-balance accounting Chelyabinsk MES
Z000009984	Opening balance account for off-balance accounting Belgorod MSK
Z000009985	Opening balance account for off-balance accounting Orlov MSK
Z000009986	Opening balance account for off-balance accounting Kursk MS
Z010200000	Technical account apartment buildings
Z190100000	Base VAT - entered

Z190200000	Base VAT - paid
Z380101908	Distribution of indirect costs of CUMRSK
Z600000001	Technical account - Transfer of costs and VAT (non-contracted)
Z600000002	Restored VAT previously accepted for deduction
Z609900000	Technical account - Settlements with suppliers
Z609900001	Other settlements with creditors — technical account
Z609999999	Adjustment account for detailed balance
Z620000000	Technical account - Settlements with customers
Z620000098	MPZ Goods, work, services transferred free of charge
Z620000099	Land rented out
Z629900000	Technical account - Settlements on advance payments on purchased via cash office
Z629999999	Adjustment account for detailed balance
Z680201000	Base amount for calculating incoming 0% VAT
Z680202000	Base amount for calculating outcoming 0% VAT
Z680203000	0% outgoing VAT Base amount from export confirmed
Z680300000	Settlements on profit tax (Technical)
Z760700099	0% technical VAT for leveling
Z760700100	0%, outcoming VAT on export deferred
Z830101000	Revaluation of apartment buildings, depreciated off-balance
Z901000000	Technical account — Revenues from gratuitious transfer
Z901010230	Income from renting out of property (carry over)
Z919900009	Positive sum differences
Z999999999	Corresponding account for off-balance accounts
ZPLM000001	Status: Preliminary calculation
ZPLM000002	Status: Before work
ZPLM000003	Status: Approved

Annex 6. IFRS Consolidated Financial Statements for 2010

FEDERAL GRID COMPANY UES GROUP

CONSOLIDATED FINANCIAL STATEMENTS

PREPARED IN ACCORDANCE WITH

INTERNATIONAL FINANCIAL REPORTING STANDARDS

FOR THE YEAR ENDED 31 DECEMBER 2010

CONTENTS

Consolidated Statement of Financial Position

Consolidated Statement of Comprehensive Income

Consolidated Statement of Cash Flows

Consolidated Statement of Changes in Equity

Notes to the Consolidated Financial Statements

Note 1. The Group and its operations

Note 2. Basis of preparation

Note 3. Summary of significant accounting policies

Note 4. Principal subsidiaries

Note 5. Balances and transactions with related parties

Note 6. Property, plant and equipment

Note 7. Intangible assets

Note 8. Investments in associated companies

Note 9. Available-for-sale investments

Note 10. Promissory notes

Note 11. Other non-current assets

Note 12. Cash and cash equivalents

Note 13. Bank deposits

Note 14. Accounts receivable and prepayments

Note 15. Inventories

Note 16. Non-current assets held-for-sale

Note 17. Equity

Note 18. Profit tax

Note 19. Non-current debt

Note 20. Retirement benefit obligations

Note 21. Current debt and current portion of non-current debt

Note 22. Accounts payable and accrued charges

Note 23. Other taxes payable

Note 24. Revenues

Note 25. Operating expenses

Note 26. Finance income

Note 27. Finance costs

Note 28. Earnings / (loss) per ordinary share for profit attributable to the shareholders of JSC “FGC UES”

Note 29. Contingencies, commitments and operating risks

Note 30. Financial instruments and financial risks

Note 31. Capital risk management

Note 32. Segment information

Note 33. Events after the reporting period

FGC UES Group

Consolidated Statement of Financial Position as at 31 December 2010

(in millions of Russian Roubles)

	Notes	31 December 2010	31 December 2009 (restated)	1 January 2009 (restated)
ASSETS
Non-current assets
Property, plant and equipment	6	851,228	739,042	465,367
Intangible assets	7	6,189	6,392	6,933
Investments in associated companies	8	348	58,451	44,632
Available-for-sale investments	9	9,531	35,229	11,774
Long-term promissory notes	10	11,046	8,952	51,010
Other non-current assets	11	2,507	959	3,216
Total non-current assets		880,849	849,025	582,932

Current assets
Cash and cash equivalents	12	13,573	33,699	15,685
Bank deposits	13	4,606	10,187	2,386
Short-term promissory notes	10	43,156	48,681	57,251
Accounts receivable and prepayments	14	32,672	29,295	31,103
Profit tax prepayments		581	988	3,635
Inventories	15	5,602	3,271	2,767
		100,190	126,121	112,827
Non-current assets held-for-sale	16	90,609	—	—
Total current assets		190,799	126,121	112,827
TOTAL ASSETS		1,071,648	975,146	695,759

EQUITY AND LIABILITIES
Equity
Share capital: Ordinary shares	17	616,781	576,757	576,757
Treasury shares	17	(6,864)	(6,864)	(6,864)
Share premium	17	10,501	10,347	10,347
Reserves	17	361,267	290,674	18,572
Retained earnings		(108,525)	(71,959)	(9,681)
Equity attributable to the shareholders of FGC UES		873,160	798,955	589,131
Non-controlling interest		944	1,570	1,346
Total equity		874,104	800,525	590,477

Non-current liabilities
Deferred profit tax liabilities	18	83,657	83,385	36,383
Non-current debt	19	50,000	6,000	17,318
Retirement benefit obligations	20	4,318	3,439	2,933
Total non-current liabilities		137,975	92,824	56,634

Current liabilities
Accounts payable to the shareholders of FGC UES	17	11,193	40,178	—
Current debt and current portion of non-current debt	21	7,385	7,545	16,211
Accounts payable and accrued charges	22	39,760	32,938	31,456
Other taxes payable	23	1,231	1,136	981
Total current liabilities		59,569	81,797	48,648
Total liabilities		197,544	174,621	105,282
TOTAL EQUITY AND LIABILITIES		1,071,648	975,146	695,759

Authorised for issue and signed on behalf of the Management Board:

29 April 2011

First Deputy Chairman of the Management Board	D.A. Troshenkov

Head of Accounting, Financial Reporting and Internal Control	A.P. Noskov

The accompanying notes on pages 9 to 786 are an integral part of these consolidated financial statements

FGC UES Group

Consolidated Statement of Comprehensive Income for the year ended 31 December 2010

(in millions of Russian Roubles)

	Notes	Year ended 31 December 2010	Year ended 31 December 2009 (restated)
Revenues	24	113,330	87,580
Other operating income	24	4,484	4,287
Operating expenses	25	(87,873)	(78,216)
Gain on sale of investments in associates and available-for-sale investments	8,9	606	1,504
Loss on re-measurement of assets held-for-sale	16	(6,896)	—
Impairment of property, plant and equipment and intangible assets	6,7	(846)	2,957
Revaluation loss on property, plant and equipment	6	—	(104,456)
Operating profit / (loss)		22,805	(86,344)
Finance income	26	5,807	10,000
Finance costs	27	(619)	(1,484)
Impairment of available-for-sale investments and associates	8,9	(235)	(2,018)
Loss on dilution of share in associates	8	(2,790)	—
Share of result of associates	8	(833)	1,893
Profit / (loss) before profit tax		24,135	(77,953)
Profit tax	18	(5,752)	13,979
Profit / (loss) for the period		18,383	(63,974)
Other comprehensive income
Change in revaluation reserve for property, plant and equipment	6	—	301,727
Foreign currency translation difference	8	(22)	9
Change in fair value of available-for-sale investments	9,17	18,800	25,035
Share of other comprehensive income of associates	8	—	13,390
Profit tax recorded directly in other comprehensive income	18	(3,760)	(66,139)
Other comprehensive income for the period, net of profit tax		15,018	274,022
Total comprehensive income for the period		33,401	210,048
Profit / (loss) attributable to:
Shareholders of JSC “FGC UES”	28	19,009	(63,316)
Non-controlling interest		(626)	(658)
Total comprehensive income attributable to:
Shareholders of JSC “FGC UES”		34,027	209,824
Non-controlling interest		(626)	224
Earning / (loss) per ordinary share for profit / (loss) attributable to the shareholders of JSC “FGC UES” — basic and diluted (in Russian Roubles)	28	0.015	(0.055)

Authorised for issue and signed on behalf of the Management Board:

29 April 2011

First Deputy Chairman of the Management Board	D.A. Troshenkov

Head of Accounting, Financial Reporting and Internal Control	A.P. Noskov

The accompanying notes on pages 9 to 786 are an integral part of these consolidated financial statements

FGC UES Group

Consolidated Statement of Cash Flows for the year ended 31 December 2010

(in millions of Russian Roubles)

	Notes	Year ended 31 December 2010	Year ended 31 December 2009 (restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Profit / (loss) before profit tax		24,135	(77,953)
Adjustments to reconcile profit before profit tax to net cash provided by operations
Depreciation of property, plant and equipment	25	30,185	16,740
Loss on disposal of property, plant and equipment	25	910	1,413
Revaluation loss on property, plant and equipment	6	—	104,456
Impairment of property, plant and equipment and intangible assets	6,7	846	(2,957)
Loss on re-measurement of assets held-for-sale	14	6,896	—
Amortisation of intangible assets	25	869	930
Impairment of available-for-sale investments and associates	8,9	235	2,018
Gain on disposal of available-for-sale investments and associates	8, 9	(606)	(1,504)
Share of result of associates	8	833	(1,893)
Loss on decrease of share in associates due to dilution of share capital	8	2,790
Accrual of bad debt provision	25	(2,164)	5,527
Finance income	26	(5,807)	(10,000)
Finance costs	27	619	1,484
Other non-cash operating income		49	861
Operating cash flows before working capital changes and profit tax paid		59,790	39,122
Working capital changes:
Increase in accounts receivable and prepayments		(975)	(3,572)
Increase in inventories		(2,329)	(542)
(Increase) / decrease in other non-current assets		(1,548)	437
Increase in accounts payable and accrued charges		7,935	1,233
Decrease in taxes payable, other than profit tax		(998)	(2,403)
Increase in retirement benefit obligations		879	506
Profit tax paid		(9,305)	(2,326)
Net cash generated by operating activities		53,449	32,455
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment		(140,939)	(90,079)
Purchase of intangible assets		(861)	(855)
Purchase of promissory notes		(56,932)	—
Investment in bank deposits		(3,988)	(8,130)
Redemption of promissory notes		55,963	56,725
Redemption of bank deposits		9,569	2,351
Disposal of available-for-sale investments	9	—	2,496
Dividends received		512	396
Interest received		9,633	4,623
Net cash used in investing activities		(127,043)	(32,473)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from shares issuance	17	11,193	40,178
Proceeds from current borrowings		—	4,000
Proceeds from issuance of non-current debt		50,000	—
Repayment of debt		(7,000)	(23,985)
Dividends paid		—	(39)
Interest paid		(725)	(2,122)
Net cash generated by financing activities		53,468	18,032
Net (decrease) / increase in cash and cash equivalents		(20,126)	18,014

Cash and cash equivalents at the beginning of the period	12	33,699	15,685

Cash and cash equivalents at the end of the period	12	13,573	33,699

Authorised for issue and signed on behalf of the Management Board:

29 April 2011

First Deputy Chairman of the Management Board	D.A. Troshenkov

Head of Accounting, Financial Reporting and Internal Control	A.P. Noskov

The accompanying notes on pages 9 to 786 are an integral part of these consolidated financial statements

	Note	Share capital	Share premium	Treasury shares	Reserves (Note 17)	Retained earnings	Total	Non-controlling interest	Total equity
As at 1 January 2010		576,757	10,347	(6,864)	290,674	(71,959)	798,955	1,570	800,525
Comprehensive income for the period
Profit / (loss) for the period		—	—	—	—	19,009	19,009	(626)	18,383
Other comprehensive income, net of related profit tax
Foreign currency translation difference	8	—	—	—	(22)	—	(22)	—	(22)
Gain on change of fair value of available-for-sale investments	9	—	—	—	15,040	—	15,040	—	15,040
Change in revaluation reserve for property, plant and equipment		—	—	—	(1,316)	1,316	—	—	—
Total other comprehensive income		—	—	—	13,702	1,316	15,018	—	15,018
Total comprehensive income for the period		—	—	—	13,702	20,325	34,027	(626)	33,401
Transactions with shareholders of FGC UES recorded directly in equity
Issue of share capital	17	40,024	154	—	—	—	40,178	—	40,178
Transfer of merger reserve to retained earnings	17	—	—	—	56,891	(56,891)	—	—	—
Total transactions with shareholders of FGC UES		40,024	154	—	56,891	(56,891)	40,178	—	40,178
As at 31 December 2010		616,781	10,501	(6,864)	361,267	(108,525)	873,160	944	874,104

		Attributable to shareholders of FGC UES						Non-
	Note	Share capital	Share premium	Treasury shares	Reserves (Note 17)	Retained earnings	Total	controlling interest	Total equity
As at 1 January 2009		576,757	10,347	(6,864)	18,572	(9,681)	589,131	1,346	590,477
Comprehensive income for the period
Loss for the period		—	—	—	—	(63,316)	(63,316)	(658)	(63,974)
Other comprehensive income, net of related profit tax
Share of other comprehensive income of associates	8,17	—	—	—	10,749	(37)	10,712	—	10,712
Foreign currency translation difference	8	—	—	—	9	—	9	—	9
Gain on change of fair value of available-for -sale investments	17	—	—	—	21,919	—	21,919	—	21,919
Change in revaluation reserve for property, plant and equipment	17	—	—	—	239,425	1,075	240,500	882	241,382
Total other comprehensive income		—	—	—	272,102	1,038	273,140	882	274,022
Total comprehensive income for the period					272,102	(62,278)	209,824	224	210,048
As at 31 December 2009		576,757	10,347	(6,864)	290,674	(71,959)	798,955	1,570	800,525

Authorised for issue and signed on behalf of the Management Board:

29 April 2011

First Deputy Chairman of the Management Board	D.A. Troshenkov

Head of Accounting, Financial Reporting and Internal Control	A.P. Noskov

Note 1. The Group and its operations

Open Joint Stock Company “Federal Grid Company of Unified Energy System” (“FGC UES” or “the Company”) was established on 25 June 2002 as a wholly-owned subsidiary of the Russian Open Joint Stock Company for Energy and Electrification United Energy System of Russia (“RAO UES”) ultimately controlled by the Government of the Russian Federation.

RAO UES itself was created as the holder of certain significant electricity power generation, transmission and distribution assets during the industry privatization in 1992.

The Company was established in the course of the Russian electric utilities industry restructuring, to maintain and operate the high voltage electricity transmission network, received from RAO UES and its subsidiaries, and to provide electricity transmission services using that network. During 2002 - 2008 the Group consolidated electricity transmission businessess previousely controlled by RAO UES. In 2008 the reorganization of RAO UES was completed and RAO UES ceased to exist as a legal entity. FGC UES is RAO UES’s legal successor.

As at 31 December 2010 the FGC UES Group (the “Group”) comprises FGC UES and its subsidiaries presented in Note 4.

The Group’s primary activity is the provision of services for the transmission of electric power via the Unified National Electrical Network (“UNEN”).

The Company’s ordinary registered uncertified shares are traded on the MICEX and RTS exchanges under the trading code “FEES”. Starting from March 2011 the Company’s Global Depository Receipts (GDRs) are listed on the Main Market of the London Stock Exchange.

The registered office of the Company is located at 5a, Academician Chelomey Str., 117630, Moscow, Russian Federation.

Relations with the state. At 31 December 2010, following an additional issue of shares (Note 17) the state owned 79 percent of the voting ordinary shares of the Company (at 31 December 2009 — 77.66 percent). The Government of the Russian Federation (“RF”) is the ultimate controlling party of the Company.

The RF directly affects the Group’s operations through regulation by the Federal Tariff Service (FTS).

The investment program of FGC UES is subject to approval by the Ministry of Industry and Electricity and FTS.

As described in the Operating environment section below, the Government’s economic, social and other policies could have material effects on the operations of the Group.

Operating environment. The Russian Federation displays certain characteristics of an emerging market, including relatively high inflation and high interest rates. The recent global financial crisis has had a severe effect on the Russian economy and the financial situation in the Russian financial and corporate sectors significantly deteriorated since mid-2008. In 2010, the Russian economy experienced a moderate recovery of economic growth. The recovery was accompanied by a gradual increase of household incomes, lower refinancing rates, stabilisation of the exchange rate of the Russian Rouble against major foreign currencies, and increased liquidity levels in the banking sector.

The tax, currency and customs legislation within the Russian Federation is subject to varying interpretations, and frequent changes. The future economic direction of the Russian Federation is largely dependent upon the effectiveness of economic, financial and monetary measures undertaken by the Government, together with tax, legal, regulatory, and political developments.

Management determined impairment provisions by considering the economic situation and outlook at the end of the reporting period. The Group’s assets are tested for impairment using the ‘incurred loss’ model required by the applicable accounting standards. These standards require recognition of impairment losses for receivables that arose from past events and prohibit recognition of impairment losses that could arise from future events, no matter how likely those future events are.

Management is unable to predict all developments in the economic environment which could have an impact on the Group’s operations and consequently what effect, if any, they could have on the financial position of the Group. Management believes it is taking all the necessary measures to support the sustainability and development of the Group’s business.

Note 2. Basis of preparation

Statement of compliance. These consolidated financial statements (“Financial Statements”) have been prepared in accordance with, and comply with, International Financial Reporting Standards (“IFRS”) and its interpretations. The Financial Statements have been prepared under the historical cost convention, as modified by the revaluation of property, plant and equipment and available-for-sale financial assets.

Each enterprise of the Group individually maintains its own books of accounts and prepares its statutory financial statements in accordance with the Regulations on Accounting and Reporting of the Russian Federation (“RAR”). The accompanying Financial Statements are based on the statutory records and adjusted and reclassified for the purpose of fair presentation in accordance with IFRS.

Functional and presentation currency. The national currency of the Russian Federation is the Russian Rouble (RR), which is the functional currency of the Group entities and the currency in which these Financial Statements are presented. All financial information presented in RR has been rounded to the nearest million, unless otherwise stated.

New accounting developments. These consolidated financial statements have been prepared by applying the accounting policies consistent with those of the annual financial statements for the year ended 31 December 2009, except for those policies which were changed to comply with the new or amended standards and interpretations that are in force for the financial periods beginning on 1 January 2010.

(a)         Certain new standards and interpretations became effective for the Group from 1 January 2010:

•                 IFRIC 17, “Distributions of Non-Cash Assets to Owners” (effective for annual periods beginning on or after 1 July 2009). The interpretation clarifies when and how distribution of non-cash assets as dividends to the owners should be recognised. An entity should measure a liability to distribute non-cash assets as a dividend to its owners at the fair value of the assets to be distributed. A gain or loss on disposal of the distributed non-cash assets should be recognised in profit or loss when the entity settles the dividend payable.

•                 IFRIC 18, “Transfers of Assets from Customers” (effective for annual periods beginning on or after 1 July 2009). The interpretation clarifies the accounting for transfers of assets from customers, namely, the circumstances in which the definition of an asset is met; the recognition of the asset and the measurement of its cost on initial recognition; the identification of the separately identifiable services (one or more services in exchange for the transferred asset); the recognition of revenue, and the accounting for transfers of cash from customers.

•                 IAS 27, “Consolidated and Separate Financial Statements” (revised January 2008; effective for annual periods beginning on or after 1 July 2009). The revised IAS 27 requires an entity to attribute total comprehensive income to the owners of the parent and to the non-controlling interests (previously “minority interests”) even if this results in the non-controlling interests having a deficit balance (the previous standard required the excess losses to be allocated to the owners of the parent in most cases). During 2010 year the Group recognised such losses related to the non-controlling interests in the amount of RR 428 million. The revised standard specifies that changes in a parent’s ownership interest in a subsidiary that do not result in the loss of control must be accounted for as equity transactions. The Group has applied this accounting policy in prior years. The revised standard also specifies how an entity should measure any gain or loss arising on the loss of control of a subsidiary. At the date when control is lost, any investment retained in the former subsidiary has to be measured at its fair value.

•                 IFRS 3, “Business Combinations” (revised January 2008; effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after 1 July 2009). The revised IFRS 3 allows entities to choose to measure non-controlling interests using the previous IFRS 3 method (proportionate share of the acquiree’s identifiable net assets) or at fair value. The revised IFRS 3 is more detailed in providing guidance on the application of the purchase method to business combinations. The requirement to measure at fair value every asset and liability at each step in a step acquisition for the purposes of calculating a portion of goodwill has been removed. Instead, in a business combination achieved in stages, the acquirer has to remeasure its previously held equity interest in the acquiree at its acquisition-date fair value and recognise the resulting gain or loss, if any, in profit or loss for the year. Acquisition-related costs are accounted for separately from the business combination and therefore recognised as expenses rather than included in goodwill. An acquirer has to recognise a liability for any contingent purchase consideration at the acquisition date. Changes in the value of that liability after the acquisition date are recognised in accordance with other applicable IFRSs, as appropriate, rather than by adjusting goodwill. The revised IFRS 3 brings into its scope business combinations involving only mutual entities and business combinations achieved by contract alone.

Note 2. Basis of preparation (continued)

•                 Group Cash-settled Share-based Payment Transactions - Amendments to IFRS 2, “Share-based Payment” (effective for annual periods beginning on or after 1 January 2010). The amendments provide a clear basis to determine the classification of share-based payment awards in both consolidated and separate financial statements. The amendments incorporate into the standard the guidance in IFRIC 8 and IFRIC 11, which are withdrawn. The amendments expand on the guidance given in IFRIC 11 to address plans that were previously not considered in the interpretation. The amendments also clarify the defined terms in the Appendix to the standard.

•                 Eligible Hedged Items—Amendment to IAS 39, “Financial Instruments: Recognition and Measurement” (effective with retrospective application for annual periods beginning on or after 1 July 2009). The amendment clarifies how the principles that determine whether a hedged risk or portion of cash flows is eligible for designation should be applied in particular situations.

•                 IFRS 1, “First-time Adoption of International Financial Reporting Standards” (following an amendment in December 2008, effective for the first IFRS financial statements for a period beginning on or after 1 July 2009). The revised IFRS 1 retains the substance of its previous version but within a changed structure in order to make it easier for the reader to understand and to better accommodate future changes.

•                 Additional Exemptions for First-time Adopters - Amendments to IFRS 1, “First-time Adoption of IFRS” (effective for annual periods beginning on or after 1 January 2010). The amendments exempt entities using the full cost method from retrospective application of IFRSs for oil and gas assets and also exempt entities with existing leasing contracts from reassessing the classification of those contracts in accordance with IFRIC 4, ‘Determining Whether an Arrangement Contains a Lease’ when the application of their national accounting requirements produced the same result.

•                 Amendment to IAS 24, “Related Party Disclosures” (issued in November 2009 and effective for annual periods beginning on or after 1 January 2011). IAS 24 was revised in 2009 by: (a) simplifying the definition of a related party, clarifying its intended meaning and eliminating inconsistencies; and by (b) providing a partial exemption from the disclosure requirements for government-related entities. Revised IAS 24 was early adopted by the Group.

•                 Improvements to International Financial Reporting Standards (issued in April 2009; amendments to IFRS 2, IAS 38, IFRIC 9 and IFRIC 16 are effective for annual periods beginning on or after 1 July 2009; amendments to IFRS 5, IFRS 8, IAS 1, IAS 7, IAS 17, IAS 36 and IAS 39 are effective for annual periods beginning on or after 1 January 2010). The improvements consist of a mixture of substantive changes and clarifications in the following standards and interpretations: clarification that contributions of businesses in common control transactions and formation of joint ventures are not within the scope of IFRS 2; clarification of disclosure requirements set by IFRS 5 and other standards for non-current assets (or disposal groups) classified as held for sale or discontinued operations; requiring to report a measure of total assets and liabilities for each reportable segment under IFRS 8 only if such amounts are regularly provided to the chief operating decision maker; amending IAS 1 to allow classification of certain liabilities settled by entity’s own equity instruments as non-current; changing IAS 7 such that only expenditures that result in a recognised asset are eligible for classification as investing activities; allowing classification of certain long-term land leases as finance leases under IAS 17 even without transfer of ownership of the land at the end of the lease; providing additional guidance in IAS 18 for determining whether an entity acts as a principal or an agent; clarification in IAS 36 that a cash generating unit shall not be larger than an operating segment before aggregation; supplementing IAS 38 regarding measurement of fair value of intangible assets acquired in a business combination; amending IAS 39 (i) to include in its scope option contracts that could result in business combinations, (ii) to clarify the period of reclassifying gains or losses on cash flow hedging instruments from equity to profit or loss for the year and (iii) to state that a prepayment option is closely related to the host contract if upon exercise the borrower reimburses economic loss of the lender; amending IFRIC 9 to state that embedded derivatives in contracts acquired in common control transactions and formation of joint ventures are not within its scope; and removing the restriction in IFRIC 16 that hedging instruments may not be held by the foreign operation that itself is being hedged. In addition, the amendments clarifying classification as held for sale under IFRS 5 in case of a loss of control over a subsidiary published as part of the Annual Improvements to International Financial Reporting Standards, which were issued in May 2008, are effective for annual periods beginning on or after 1 July 2009.

Unless otherwise stated above, the amendments and interpretations did not have any significant effect on the Group’s consolidated financial statements.

(b)        Certain new standards and interpretations have been issued that are mandatory for the annual periods beginning on or after 1 January 2011 or later and which the Group has not early adopted:

Note 2. Basis of preparation (continued)

•                 Classification of Rights Issues - Amendment to IAS 32 (issued on 8 October 2009; effective for annual periods beginning on or after 1 February 2010). The amendment exempts certain rights issues of shares with proceeds denominated in foreign currencies from classification as financial derivatives.

•                 IFRIC 19, “Extinguishing Financial Liabilities with Equity Instruments” (effective for annual periods beginning on or after 1 July 2010). This IFRIC clarifies the accounting when an entity renegotiates the terms of its debt with the result that the liability is extinguished through the debtor issuing its own equity instruments to the creditor. A gain or loss is recognised in profit or loss based on the fair value of the equity instruments compared to the carrying amount of the debt.

•                 Prepayments of a Minimum Funding Requirement — Amendment to IFRIC 14 (effective for annual periods beginning on or after 1 January 2011). This amendment will have a limited impact as it applies only to companies that are required to make minimum funding contributions to a defined benefit pension plan. It removes an unintended consequence of IFRIC 14 related to voluntary pension prepayments when there is a minimum funding requirement.

•                 Limited exemption from comparative IFRS 7 disclosures for first-time adopters - Amendment to IFRS 1 (effective for annual periods beginning on or after 1 July 2010). Existing IFRS preparers were granted relief from presenting comparative information for the new disclosures required by the March 2009 amendments to IFRS 7, Financial Instruments: Disclosures. This amendment to IFRS 1 provides first-time adopters with the same transition provisions as included in the amendment to IFRS 7.

•                 IFRS 9, Financial Instruments Part 1: Classification and Measurement. IFRS 9 was issued in November 2009 and replaces those parts of IAS 39 relating to the classification and measurement of financial assets. IFRS 9 was further amended in October 2010 to address the classification and measurement of financial liabilities. Key features are as follows:

•                  Financial assets are required to be classified into two measurement categories: those to be measured subsequently at fair value, and those to be measured subsequently at amortised cost. The decision is to be made at initial recognition. The classification depends on the entity’s business model for managing its financial instruments and the contractual cash flow characteristics of the instrument.

•                  An instrument is subsequently measured at amortised cost only if it is a debt instrument and both (i) the objective of the entity’s business model is to hold the asset to collect the contractual cash flows, and (ii) the asset’s contractual cash flows represent only payments of principal and interest (that is, it has only “basic loan features”). All other debt instruments are to be measured at fair value through profit or loss.

•                  All equity instruments are to be measured subsequently at fair value. Equity instruments that are held for trading will be measured at fair value through profit or loss. For all other equity investments, an irrevocable election can be made at initial recognition, to recognise unrealised and realised fair value gains and losses through other comprehensive income rather than profit or loss. There is to be no recycling of fair value gains and losses to profit or loss. This election may be made on an instrument-by-instrument basis. Dividends are to be presented in profit or loss, as long as they represent a return on investment.

•                  Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward unchanged to IFRS 9. The key change is that an entity will be required to present the effects of changes in own credit risk of financial liabilities designated as at fair value through profit or loss in other comprehensive income.

While adoption of IFRS 9 is mandatory from 1 January 2013, earlier adoption is permitted.

•                 Improvements to International Financial Reporting Standards (issued in May 2010 and effective from 1 January 2011). The improvements consist of a mixture of substantive changes and clarifications in the following standards and interpretations: IFRS 1 was amended (i) to allow previous GAAP carrying value to be used as deemed cost of an item of property, plant and equipment or an intangible asset if that item was used in operations subject to rate regulation, (ii) to allow an event driven revaluation to be used as deemed cost of property, plant and equipment even if the revaluation occurs during a period covered by the first IFRS financial statements and (iii) to require a first-time adopter to explain changes in accounting policies or in the IFRS 1 exemptions between its first IFRS interim report and its first IFRS financial statements; IFRS 3 was amended (i) to require measurement at fair value (unless another measurement basis is required by other IFRS standards) of non-controlling interests that are not present ownership interest or do not entitle the holder to a proportionate share of net assets in the event of liquidation, (ii) to provide guidance on acquiree’s share-based payment arrangements  that were not replaced or were voluntarily replaced as a

Note 2. Basis of preparation (continued)

result of a business combination and (iii) to clarify that the contingent considerations from business combinations that occurred before the effective date of revised IFRS 3 (issued in January 2008) will be accounted for in accordance with the guidance in the previous version of IFRS 3; IFRS 7 was amended to clarify certain disclosure requirements, in particular (i) by adding an explicit emphasis on the interaction between qualitative and quantitative disclosures about the nature and extent of financial risks, (ii) by removing the requirement to disclose the carrying amount of renegotiated financial assets that would otherwise be past due or impaired, (iii) by replacing the requirement to disclose the fair value of collateral by a more general requirement to disclose its financial effect, and (iv) by clarifying that an entity should disclose the amount of foreclosed collateral held at the reporting date and not the amount obtained during the reporting period; IAS 1 was amended to clarify that the components of the statement of changes in equity include profit or loss,  other comprehensive income, total comprehensive income and transactions with owners and that an analysis of other comprehensive income by item may be presented in the notes; IAS 27 was amended by clarifying the transition rules for amendments to IAS 21, 28 and 31 made by the revised IAS 27 (as amended in January 2008); IAS 34 was amended to add additional examples of significant events and transactions requiring disclosure in a condensed interim financial report, including transfers between the levels of fair value hierarchy, changes in classification of financial assets or changes in business or economic environment that affect the fair values of the entity’s financial instruments; and IFRIC 13 was amended to clarify measurement of fair value of award credits.

•                 Disclosures—Transfers of Financial Assets — Amendments to IFRS 7 (issued in October 2010 and effective for annual periods beginning on or after 1 July 2011.). The amendment requires additional disclosures in respect of risk exposures arising from transferred financial assets. The amendment includes a requirement to disclose by class of asset the nature, carrying amount and a description of the risks and rewards of financial assets that have been transferred to another party yet remain on the entity’s balance sheet. Disclosures are also required to enable a user to understand the amount of any associated liabilities, and the relationship between the financial assets and associated liabilities. Where financial assets have been derecognised but the entity is still exposed to certain risks and rewards associated with the transferred asset, additional disclosure is required to enable the effects of those risks to be understood.

•                 Recovery of Underlying Assets — Amendments to IAS 12 (issued in December 2010 and effective for annual periods beginning on or after 1 January 2012). The amendment introduced a rebuttable presumption that an investment property carried at fair value is recovered entirely through sale. This presumption is rebutted if the investment property is held within a business model whose objective is to consume substantially all of the economic benefits embodied in the investment property over time, rather than through sale. SIC-21, “Income Taxes” — Recovery of Revalued Non-Depreciable Assets, which addresses similar issues involving non-depreciable assets measured using the revaluation model in IAS 16, “Property, Plant and Equipment”, was incorporated into IAS 12 after excluding from its scope investment properties measured at fair value.

•                 Severe Hyperinflation and Removal of Fixed Dates for First-time Adopters — Amendments to IFRS 1 (issued in December 2010 and effective for annual periods beginning on or after 1 July 2011). The amendment regarding severe hyperinflation creates an additional exemption when an entity that has been subject to severe hyperinflation resumes presenting or presents for the first time, financial statements in accordance with IFRS. The exemption allows an entity to elect to measure certain assets and liabilities at fair value; and to use that fair value as the deemed cost in the opening IFRS statement of financial position. The IASB has also amended IFRS 1 to eliminate references to fixed dates for one exception and one exemption, both dealing with financial assets and liabilities. The first change requires first-time adopters to apply the derecognition requirements of IFRS prospectively from the date of transition, rather than from 1 January 2004. The second amendment relates to financial assets or liabilities where the fair value is established through valuation techniques at initial recognition and allows the guidance to be applied prospectively from the date of transition to IFRS rather than from 25 October 2002 or 1 January 2004. This means that a first-time adopter may not need to determine the fair value of certain financial assets and liabilities at initial recognition for periods prior to the date of transition. IFRS 9 has also been amended to reflect these changes.

The Group does not expect the amendments to have any material effect on its financial statements.

Going concern. These Financial Statements have been prepared on a going concern basis, which contemplates the realisation of assets and the satisfaction of liabilities in the normal course of business.

Note 2. Basis of preparation (continued)

Critical accounting estimates and assumptions. Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these Financial Statements in conformity with IFRS. Estimates and judgments are continually evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Management also makes certain judgements, apart from those involving preparation of estimations, in the process of applying the accounting policies. Judgements that have the most significant effect on the amounts recognised in the Financial Statements and estimates that can cause a significant adjustment to the carrying amount of assets and liabilities within the next financial year include:

Property, plant and equipment. The Group assessed the recoverable amount of non-current assets as at 31 December 2010 applying certain estimates (Note 6). Actual results may be different from these estimates.

Classification as non-current assets held for sale. The Group management believes that the sale of assets to JSC “Inter RAO UES” (Note 16) was highly probable as at 31 December 2010 and the assest are available for immediate sale.

Tax contingencies. Russian tax legislation is subject to varying interpretations and changes, which can occur frequently. Where the Group management believes it is probable that their interpretation of the relevant legislation and the Group’s tax positions cannot be sustained, an appropriate amount is accrued in these IFRS Financial Statements. The possible tax claims in respect of certain open tax positions of the Group companies are disclosed in Note 29.

Restatement. Prior to 31 December 2010 The Group had not maintained adequate accounting records for IFRS purpose regarding the original cost, revalued amounts, depreciation and impairment provision at the level of individual items of property, plant and equipment. As of the date of preparing the financial statements for the year ended 31 December 2010 the Group had completed its work on detailed accounting records regarding items of property, plant and equipment. Completion of the preparation of these records resulted in reclassifications of property, plant and equipment groups. Management considers that newly adopted classification is more correct and representative of the structure of the Group. Comparative information for 2009 and 2008 has been restated in line with the new classification.

As at 31 December 2009:

Property, plant and equipment groups for IFRS purpose	As originally presented	Reclassification	As reclassified at 31 December 2009 (*)
Buildings	21,194	(13,475)	7,719
Power transmission grids	412,970	17,069	430,039
Substations	123,585	(2,983)	120,602
Construction in progress	173,708	(1,335)	172,373
Other	8,863	724	9,587

As at 1 January 2009:

Property, plant and equipment groups for IFRS purpose	As originally presented	Reclassification	As reclassified at 1 January 2009 (*)
Buildings	14,723	(7,998)	6,725
Power transmission grids	141,447	25	141,472
Substations	82,059	18,566	100,625
Construction in progress	210,884	(691)	210,193
Other	18,236	(9,902)	8,334

(*) - The amounts are presented before correction adjustments described below.

In addition, the Group revised presentation of the Statement of Comprehensive Income for the year ended 31 December 2009:

	As originally presented	Reclassification	As reclassified for the year ended 31 December 2009
Reversal of impairment provision for property, plant and equipment	9,642	(9,642)	—
Specific impairment of property, plant and equipment and intangible assets	(2,287)	2,278	—
Impairment of property, plant and equipment and intangible assets	—	7,355	7,355

Note 2. Basis of preparation (continued)

In addition, the individual items of property, plant and equipment registers identified certain errors regarding the previously recognized revaluation effects in both the consolidated statement of comprehensive income and in the consolidated statement of changes in equity, the previously recognized depreciation expenses and reversal of impairment in the consolidated statement of comprehensive income and the related effects on deferred tax balances. The Group has corrected these errors by adjusting the respective balances as at 1 January 2009 and 31 December 2009 in these financial statements. These restatements had the following effect on previously issued financial statements:

As at 1 January 2009:

	As reported	Adjustment	As restated
Property, plant and equipment	467,349	(1,982)	465,367
Total non-current assets	584,914	(1,982)	582,932
Total assets	697,741	(1,982)	695,759
Reserves	(2,860)	21,432	18,572
Retained earnings	13,337	(23,018)	(9,681)
Total equity	592,063	(1,586)	590,477
Deferred profit tax liabilities	36,779	(396)	36,383
Total non-current liabilities	57,030	(396)	56,634
Total liabilities	105,678	(396)	105,282
Total equity and liabilities	697,741	(1,982)	695,759

As at and for the year ended 31 December 2009:

	As reported	Adjustment	As restated
Property, plant and equipment	740,320	(1,278)	739,042
Total non-current assets	850,303	(1,278)	849,025
Total assets	976,424	(1,278)	975,146
Reserves	267,533	23,141	290,674
Retained earnings	(47,795)	(24,164)	(71,959)
Total equity	801,548	(1,023)	800,525
Deferred profit tax liabilities	83,640	(255)	83,385
Total non-current liabilities	93,079	(255)	92,824
Total liabilities	174,876	(255)	174,621
Total equity and liabilities	976,424	(1,278)	975,146

Impairment of property, plant and equipment and intangible assets	7,355	(4,398)	2,957
Revaluation loss	(105,693)	1,237	(104,456)
Operating loss	(83,183)	(3,161)	(86,344)
Loss before profit tax	(74,792)	(3,161)	(77,953)
Profit tax	13,347	632	13,979
Loss for the period	(61,445)	(2,529)	(63,974)
Other comprehensive income
Change in revaluation reserve for property, plant and equipment	297,862	3,865	301,727
Profit tax recorded directly in other comprehensive income	(65,366)	(773)	(66,139)
Other comprehensive income for the period, net of profit tax	270,930	3,092	274,022
Total comprehensive income for the period	209,485	563	210,048
Loss attributable to:
Shareholders of JSC “FGC UES”	(61,196)	(2,120)	(63,316)
Non-controlling interest	(249)	(409)	(658)
Total comprehensive income attributable to:
Shareholders of JSC “FGC UES”	209,261	563	209,824
Non-controlling interest	224	—	224
Loss per ordinary share for loss attributable to the shareholders of JSC “FGC UES” — basic and diluted (in Russian Roubles)	(0,053)	(0,002)	(0,055)

Note 2. Basis of preparation (continued)

The third statement of financial position as of 1 January 2009 is presented in these Financial Statements as a result of the reclassifications and restatement described above. This requirement to present the additional opening statement of financial position, when the entity has made a restatement or reclassification, extends to the information in the related notes. Management considered materiality and concluded that it is sufficient for an entity to present such information only in those notes that have been impacted by a restatement or a reclassification and state in the Financial Statements that the other notes have not been impacted by the restatement or reclassification. The omission of the notes to the additional opening statement of financial position is therefore, in management’s view, not material.

Note 3. Summary of significant accounting policies

Principles of consolidation. The Financial Statements comprise the financial statements of FGC UES and the financial statements of those entities whose operations are controlled by FGC UES. Control is presumed to exist when FGC UES controls, directly or indirectly, through subsidiaries, more than 50 percent of voting rights. The Group holds 49% of the voting rights in JSC “Kuban Trunk Grids”, a fully consolidated subsidiary. The Group has the power to govern the financial and operating policies of this subsidiary on the basis of a significant shareholding combined with other factors which allow the Group to exercise control, most importantly: FGC UES has appointed the majority of the members of the Board of Directors, FGC UES is the dominant owner and FGC UES has in substance full control of all aspects of the entity assets and operations.

All inter-company balances and transactions have been eliminated. The non-controlling interest in the Group subsidiaries has been disclosed as part of the Group’s equity.

Purchases of subsidiaries from parties under common control. Purchases of subsidiaries from parties under common control are accounted for using the predecessor values method. Under this method the consolidated financial statements of the combined entity are presented as if the businesses had been combined from the beginning of the earliest period presented or, if later, the date when the combining entities were first brought under common control. The assets and liabilities of the subsidiary transferred under common control are at the predecessor entity’s carrying amounts. The predecessor entity is considered to be the highest reporting entity in which the subsidiary’s IFRS financial information was consolidated. Related goodwill inherent in the predecessor entity’s original acquisitions is also recorded in these consolidated financial statements. Any difference between the carrying amount of net assets, including the predecessor entity’s goodwill, and the consideration for the acquisition is accounted for in the consolidated financial statements as an adjustment to retained earnings within equity.

Associates. Associates are entities over which the Company has significant influence (directly or indirectly), but not control, generally accompanying a shareholding of between 20 and 50 percent of the voting rights. Investments in associates are accounted for using the equity method of accounting and are initially recognised at cost. The carrying amount of associates includes goodwill identified on acquisition and is reduced by accumulated impairment losses, if any. The Group discontinues the use of the equity method of accounting from the date when it ceases to have significant influence in the associate.

The Group’s share of the post-acquisition profits or losses of associates is recorded in profit or loss, and its share of post-acquisition movements in the Group’s other comprehensive income. When the Group’s share of losses in an associate equals or exceeds its interest in the associate, including any other unsecured receivables, the Group does not recognise further losses, unless it has incurred obligations or made payments on behalf of the associate.

Unrealised gains on transactions between the Group and its associates are eliminated to the extent of the Group’s interest in the associates; unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of associates have been changed where necessary to ensure consistency with the policies adopted by the Group.

Financial instruments - key measurement terms. Depending on their classification financial instruments are carried at fair value or amortised cost as described below.

Fair value is the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction. Fair value is the current bid price for financial assets and current asking price for financial liabilities which are quoted in an active market. A financial instrument is regarded as quoted in an active market if quoted prices are readily and regularly available from an exchange or other institution and those prices represent actual and regularly occurring market transactions on an arm’s length basis.

Note 3. Summary of significant accounting policies (continued)

Valuation techniques such as discounted cash flow models or models based on recent arm’s length transactions or consideration of financial data of the investees are used to fair value certain financial instruments for which external market pricing information is not available. Valuation techniques may require assumptions not supported by observable market data. Disclosures are made in these Financial Statements if changing any such assumptions to a reasonably possible alternative would result in significantly different profit, income, total assets or total liabilities.

Amortised cost is the amount at which the financial instrument was recognised at initial recognition less any principal repayments, plus accrued interest, and for financial assets less any write-down for incurred impairment losses. Accrued interest includes amortisation of transaction costs deferred at initial recognition and of any premium or discount to maturity amount using the effective interest method. Accrued interest income and accrued interest expense, including both accrued coupon and amortised discount or premium (including fees deferred at origination, if any), are not presented separately and are included in the carrying values of related items in the Statement of Financial Position.

The effective interest method is a method of allocating interest income or interest expense over the relevant period so as to achieve a constant periodic rate of interest (effective interest rate) on the carrying amount. The effective interest rate is the rate that exactly discounts estimated future cash payments or receipts (excluding future credit losses) through the expected life of the financial instrument or a shorter period, if appropriate, to the net carrying amount of the financial instrument.

Classification of financial assets. The Group holds financial assets of the following measurement categories: loans and receivables and available-for-sale financial assets.

Loans and receivables are unquoted non-derivative financial assets with fixed or determinable payments other than those that the Group intends to sell in the near term.

All other financial assets are included in the available-for-sale category, which includes investment securities which the Group intends to hold for an indefinite period of time and which may be sold in response to needs for liquidity or changes in interest rates, exchange rates or equity prices.

Classification of financial liabilities. The Group’s financial liabilities are carried at amortised cost.

Initial recognition of financial instruments. The Group’s financial instruments are initially recorded at fair value plus transaction costs. Fair value at initial recognition is best evidenced by the transaction price. A gain or loss on initial recognition is only recorded if there is a difference between fair value and transaction price which can be evidenced by other observable current market transactions in the same instrument or by a valuation technique whose inputs include only data from observable markets.

Derecognition of financial assets. The Group derecognises financial assets when (a) the assets are redeemed or the rights to cash flows from the assets otherwise expired or (b) the Group has transferred the rights to the cash flows from the financial assets or entered into a qualifying pass-through arrangement while (i) also transferring substantially all the risks and rewards of ownership of the assets or (ii) neither transferring nor retaining substantially all risks and rewards of ownership but not retaining control. Control is retained if the counterparty does not have the practical ability to sell the asset in its entirety to an unrelated third party without needing to impose additional restrictions on the sale.

Available-for-sale investments. The Group classifies investments as available for sale at the time of purchase. Available-for-sale investments are carried at fair value. Interest income on available-for-sale debt securities is calculated using the effective interest method and recognised in profit or loss as finance income. Dividends on available-for-sale equity instruments are recognised in profit or loss when the Group’s right to receive payment is established and it is probable that the dividends will be collected. All other elements of changes in the fair value are deferred in other comprehensive income until the investment is derecognised or impaired at which time the cumulative gain or loss is removed from other comprehensive income to profit or loss for the period.

Impairment losses are recognised in profit or loss when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of available-for-sale investments.

A significant or prolonged decline in the fair value of an equity security below its cost is an indicator that it is impaired. The cumulative impairment loss — measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that asset previously recognised in profit or loss— is removed from other comprehensive income and recognised in profit or loss. Impairment losses on equity instruments are not reversed through profit or loss. If, in a subsequent period, the fair value of a debt instrument classified as available for sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognised, the impairment loss is reversed through current period’s profit or loss.

Note 3. Summary of significant accounting policies (continued)

Foreign currency. Monetary assets and liabilities, which are held by the Group entities and denominated in foreign currencies at the end of the reporting period, are translated into Russian Roubles at the official exchange rates prevailing at that date. Foreign currency transactions are accounted for at the exchange rates prevailing at the date of the transaction. Gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies are recognised in profit or loss.

As at 31 December 2010, the official rate of exchange as determined by the Central Bank of the Russian Federation, between the Russian Rouble and the US Dollar (“US$”) was RR 30.48:US$ 1.00 (31 December 2009 — RR 31.24:US$ 1.00); between the Russian Rouble and Euro: RR 40.33:Euro 1.00 (31 December 2009 RR 43.39:Euro 1.00).

Property, plant and equipment. Property, plant and equipment are stated at revalued amounts less any subsequent accumulated depreciation and any subsequent accumulated impairment losses, where required.

Property, plant and equipment are subject to revaluation on a regular basis to ensure that the carrying amount does not differ materially from that which is determined using the fair value at the end of the reporting period. The frequency of revaluation depends upon the movements in the fair values of the assets being revalued. Increases in the carrying amount arising on revaluation of property, plant and equipment are credited to other comprehensive income and increase the revaluation reserve in equity; the increase is recognised in current period profits to the extent that it reverses previously recognised impairment loss of the same assets.

Decreases that offset previous increases of the same asset are recognised in other comprehensive income and decrease the previously recognised revaluation reserve in equity; all other decreases are recognised in profit or loss for the period. Any accumulated depreciation at the date of revaluation is eliminated against the gross amount of the assets, and the net amount is restated to the revalued amount of the asset.

The revaluation reserve in respect of an item of property, plant and equipment is transferred directly to retained earnings when the item is derecognised (on the retirement or disposal of the asset).

Renewals and improvements are capitalised and the assets replaced are retired. The cost of minor repair and maintenance are expensed as incurred. Gains and losses arising from the retirement of property, plant and equipment are included in profit or loss as incurred.

Depreciation on property, plant and equipment is calculated on a straight-line basis over the estimated useful life of the asset when it is available for use. The useful lives are reviewed at each financial year end and, if expectations differ from previous estimates, the changes are recognised prospectively.

The useful lives, in years, of assets by type of facility are as follows:

Useful lives
Buildings	25-60
Electric power transmission grids	30-50
Substations	15-35
Other	5-15

At each reporting date the management assess whether there is any indication of impairment of property, plant and equipment. If any such indication exists, the management estimates the recoverable amount, which is determined as the higher of an asset’s fair value less costs to sell and its value in use. The carrying amount is reduced to the recoverable amount and the impairment loss is recognised as current period loss to the extent it exceeds the previous revaluation surplus in equity on the same asset. An impairment loss recognised for an asset in prior years is reversed if there has been a change in the estimates used to determine the asset’s value in use or fair value less costs to sell.

Intangible assets. All of the Company’s intangible assets have definite useful lives and primarily include capitalised computer software and licences.

Acquired computer software and licences are capitalised on the basis of the costs incurred to acquire and bring them to use. Costs that are directly associated with the production of identifiable and unique software products controlled by the Group, and that will probably generate economic benefits, are recognised as intangible assets. After initial recognition, intangible assets are carried at cost less accumulated amortisation and any accumulated impairment losses. Amortisation of intangible assets is calculated on a straight-line basis over the useful lives.

At each reporting date the management assesses whether there is any indication of impairment of intangible assets. If impaired, the carrying amount of intangible assets is written down to the higher of value in use and fair value less cost to sell.

Note 3. Summary of significant accounting policies (continued)

Research costs are recognised as an expense as incurred. Costs incurred on development projects are recognised as intangible assets only when the Group can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale, its intention to complete and its ability to use or sell the asset, how the asset will generate future economic benefits, the availability of resources to complete and the ability to measure reliably the expenditure incurred during the development. Other development expenditures are recognised as an expense as incurred. Development costs previously recognised as an expense are not recognised as an asset in a subsequent period. The carrying value of development costs is reviewed for impairment annually.

Cash and cash equivalents. Cash comprises cash in hand and cash deposited on demand at banks. Cash equivalents comprise short-term highly liquid investments that are readily convertible into cash and have a maturity of three months or less from the date of origination and are subject to insignificant changes in value.

Bank deposits. Bank deposits comprise cash deposited at banks with a maturity date exceeding three months from the acquisition date.

Promissory notes. Promissory notes are financial assets with fixed or determinable cash flows recognized initially at fair value and subsequently carried at amortized cost using the effective interest method. The Group classifies a promissory note as short-term when it expects to realise it within twelve months after the reporting period. All other promissory notes are classified as long-term.

Trade and other receivables. Trade and other receivables are recorded inclusive of value added tax (VAT). Trade and other receivables are initially recognised at fair value and subsequently carried at amortised cost using the effective interest method.

Impairment of financial assets carried at amortised cost. Impairment losses are recognised in profit or loss when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of the financial asset and which have an impact on the amount or timing of the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. The primary factors that the Group considers in determining whether a financial asset is impaired are its overdue status and realisability of related collateral, if any.

If the terms of an impaired financial asset held at amortised cost are renegotiated or otherwise modified because of financial difficulties of the counterparty, impairment is measured using the original effective interest rate before the modification of terms.

Impairment losses are always recognised through an allowance account to write down the asset’s carrying amount to the present value of expected cash flows (which exclude future credit losses that have not been incurred) discounted at the original effective interest rate of the asset. The calculation of the present value of the estimated future cash flows of a collateralised financial asset reflects the cash flows that may result from foreclosure less costs for obtaining and selling the collateral, whether or not foreclosure is probable.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised (such as an improvement in the debtor’s credit rating), the previously recognised impairment loss is reversed by adjusting the allowance account in profit or loss.

Uncollectible assets are written off against the related impairment loss provision after all the necessary procedures to recover the asset have been completed and the amount of the loss has been determined. Subsequent recoveries of amounts previously written off are credited to impairment loss account in profit or loss.

Prepayments. Prepayments are carried at cost less provision for impairment. A prepayment is classified as non-current when the goods or services relating to the prepayment are expected to be obtained after one year, or when the prepayment relates to an asset which will itself be classified as non-current upon initial recognition. If there is an indication that the assets, goods or services relating to a prepayment will not be received, the carrying value of the prepayment is written down accordingly and a corresponding impairment loss is recognised in profit or loss.

Inventories. Inventories mostly include repair materials and spare parts for transmission assets. Inventories are valued at the lower of cost and net realisable value. Cost of inventory is determined on the weighted average basis. Net realisable value is the estimated selling price in the ordinary course of business, less selling expenses.

Note 3. Summary of significant accounting policies (continued)

Value added tax. Output value added tax related to sales is payable to tax authorities on the earlier of (a) collection of receivables from customers or (b) delivery of goods or services to customers. Input VAT is generally recoverable against output VAT upon receipt of the VAT invoice. The tax authorities permit the settlement of VAT on a net basis. VAT related to sales and purchases is recognised in the statement of financial position on a gross basis and disclosed separately as an asset and liability. Where provision has been made for impairment of receivables, impairment loss is recorded for the gross amount of the debtor, including VAT.

Non-current assets classified as held for sale. Non-current assets and disposal groups (which may include both non-current and current assets) are classified in the statement of financial position as ‘non-current assets held for sale’ if their carrying amount will be recovered principally through a sale transaction (including loss of control of a subsidiary holding the assets) within twelve months after the reporting period. Assets are reclassified when all of the following conditions are met: (a) the assets are available for immediate sale in their present condition; (b) the Group’s management approved and initiated an active programme to locate a buyer; (c) the assets are actively marketed for a sale at a reasonable price; (d) the sale is expected within one year; and (e) it is unlikely that significant changes to the plan to sell will be made or that the plan will be withdrawn.

Non-current assets or disposal groups classified as held for sale in the current period’s statement of financial position are not reclassified or re-presented in the comparative statement of financial position to reflect the classification at the end of the current period.

A disposal group is a group of assets (current or non-current) to be disposed of, by sale or otherwise, together as a group in a single transaction, and liabilities directly associated with those assets that will be transferred in the transaction.

Held for sale disposal groups as a whole are measured at the lower of their carrying amount and fair value less costs to sell. Reclassified non-current financial instruments and deferred taxes are not subject to the write down to the lower of their carrying amount and fair value less costs to sell.

Income taxes. Income taxes have been provided for in these consolidated financial statements in accordance with Russian legislation enacted or substantively enacted by the end of the reporting period. The income tax charge comprises current tax and deferred tax and is recognised in the profit or loss unless it relates to transactions that are recognised, in the same or a different period, in other comprehensive income.

Current tax is the amount expected to be paid to or recovered from the taxation authorities in respect of taxable profits/losses for the current and prior periods. Taxes other than on income are recorded as operating expenses.

Deferred income tax is provided using the balance sheet liability method for tax loss carry forwards and temporary differences arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. In accordance with the initial recognition exemption, deferred taxes are not recorded for temporary differences on initial recognition of an asset or a liability in a transaction other than a business combination if the transaction, when initially recorded, affects neither accounting nor taxable profit. Deferred tax balances are measured at tax rates enacted or substantively enacted at the end of the reporting period which are expected to apply to the period when the temporary differences will reverse or the tax loss carry forwards will be utilised. Deferred tax assets and liabilities are netted only within the individual companies of the Group. Deferred tax assets for deductible temporary differences and tax loss carry forwards are recorded only to the extent that it is probable that future taxable profit will be available against which the deductions can be utilised.

Deferred income tax is provided on post acquisition retained earnings and other post acquisition movements in reserves of subsidiaries, except where the Group controls the subsidiary’s dividend policy and it is probable that the difference will not reverse through dividends or otherwise in the foreseeable future.

The Group’s uncertain tax positions are reassessed by management at each end of the reporting period. Liabilities are recorded for income tax positions that are determined by management as more likely than not to result in additional taxes being levied if the positions were to be challenged by the tax authorities. The assessment is based on the interpretation of tax laws that have been enacted or substantively enacted by the end of the reporting period and any known court or other rulings on such issues. Liabilities for penalties, interest and taxes other than on income are recognised based on management’s best estimate of the expenditure required to settle the obligations at the end of the reporting period.

Trade accounts payable and accrued charges. Trade accounts payable are stated inclusive of value added tax. Trade payables are accrued when the counterparty performed its obligations under the contract. Accounts payable are initially recognised at fair value and subsequently carried at amortised cost using the effective interest method.

Note 3. Summary of significant accounting policies (continued)

Advances received. Advances received are a deferred income for the future connection services and are reflected at not discounted cost.

Debt. Debt is recognised initially at its fair value plus transaction costs that are directly attributable to its issue. Fair value is determined using the prevailing market rate of interest for a similar instrument, if significantly different from the transaction price. In subsequent periods, debt is stated at amortised cost using the effective interest method; any difference between the fair value of the proceeds (net of transaction costs) and the redemption amount is recognised in profit or loss as an interest expense over the period of the debt obligation.

Borrowing costs are expensed in the period in which they are incurred if not related to purchase or construction of qualifying assets. Borrowing costs directly attributable to the acquisition, construction or production of assets that necessarily take a substantial time to get ready for intended use or sale (qualifying assets) are capitalised as part of the costs of those assets, if the commencement date for capitalisation is on or after 1 January 2009. The commencement date for capitalisation is when (a) the Group incurs expenditures for the qualifying asset; (b) it incurs borrowing costs; and (c) it undertakes activities that are necessary to prepare the asset for its intended use or sale. Capitalisation of borrowing costs continues up to the date when the assets are substantially ready for their use or sale. The Group capitalises borrowing costs that could have been avoided if it had not made capital expenditure on qualifying assets. Borrowing costs capitalised are calculated at the group’s average funding cost (the weighted average interest cost is applied to the expenditures on the qualifying assets), except to the extent that funds are borrowed specifically for the purpose of obtaining a qualifying asset. Where this occurs, actual borrowing costs incurred less any investment income on the temporary investment of those borrowings are capitalised.

Pension and post-employment benefits. In the normal course of business the Group makes mandatory social security contributions to the Russian Federation state pension scheme on behalf of its employees. These contributions are expensed when incurred and included in employee benefit expenses and payroll taxes in profit or loss.

In addition, the Group maintains a number of post employment and other long-term benefit plans which are defined benefit in nature. These plans include life pension, lump sum upon retirement, financial support after retirement, jubilee and death benefits and cover majority of the Group’s employees. Under the pension plan amount of pension benefits that an employee will receive after retirement dependents on his date of birth, number of years of service, position, salary and presence of awards. The Group settles its liability to provide life pension through a non-state pension fund. However, the assets held in the non-state pension fund do not meet definition of plan assets in accordance with IAS 19. These assets are accounted for as other non-current assets. Other benefits, apart from life pension payable via the non-state pension fund, are provided when they are due directly by the Group.

The liability recognised in the Statement of Financial Position in respect of the defined benefit pension plans is the present value of the defined benefit obligation at the balance sheet date together with adjustments for unrecognised actuarial gains or losses and past service cost. The defined benefit obligations are calculated using the projected unit credit method. The present value of the defined benefit obligations are determined by discounting the estimated future cash outflows using interest rate of government bonds that have terms to maturity approximating the terms of the related pension liabilities.

With regard to post employment benefits, actuarial gains and losses in excess of 10% of the defined benefit obligation are recognised as an expense over the average remaining working life of employees. Past service costs are recognised immediately as an expense in the consolidated statement of comprehensive income to the extent that the benefits have vested, and are otherwise recognised on a straight-line basis over the average period until the benefits vest.

Actuarial gains and losses and past service costs related to other long-term employee benefits are recognised as an expense in the consolidated statement of comprehensive income when they arise.

Operating leases. Where the Group is a lessee in a lease which does not transfer substantially all the risk and rewards incidental to ownership from the lessor to the Group, the total lease payments, including those on expected termination, are charged to profit or loss on a straight-line basis over the period of the lease.

Note 3. Summary of significant accounting policies (continued)

Finance lease liabilities. Where the Group is a lessee in a lease which transferred substantially all the risks and rewards incidental to ownership to the Group, the assets leased are capitalised in property, plant and equipment at the commencement of the lease at the lower of the fair value of the leased asset and the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding. The corresponding rental obligations, net of future finance charges, are included in debts. The interest cost is charged to profit or loss over the lease period using the effective interest method. The assets acquired under finance leases are depreciated over their useful life or the shorter lease term if the Group is not reasonably certain that it will obtain ownership by the end of the lease term.

Treasury shares. Treasury shares are stated at weighted average cost. Any gains or losses arising on the disposal of treasury shares are recorded directly in shareholders’ equity.

Dividends. Dividends are recognised as a liability and deducted from equity at the end of the reporting period only if they are declared (approved by shareholders) before or on the end of the reporting period. Dividends are disclosed when they are declared after the end of the reporting period, but before the financial statements are authorised for issue.

Non-controlling interest. Non-controlling interest represents minority’s proportionate share of the equity and comprehensive income of the Group’s subsidiaries. This has been calculated based upon the non-controlling interests’ ownership percentage of these subsidiaries. Specific rights on liquidation for preference shareholders of subsidiaries are included in the calculation of non-controlling interests. The Group uses the ‘economic entity’ approach to the recognition of non-controlling interest. Any gains or losses resulting from the purchases and sales of the non-controlling interests are recognised in the statement of changes in equity.

Revenue recognition. Revenue amounts are presented exclusive of value added tax. Revenue from rendering the electricity transmission services is recognised in the period when the services are provided. Revenue from sales of electricity is recognised on the delivery of electricity. Revenue from connection services represents a non-refundable fee for connecting the customer to the electricity grid network and is recognized when the customer is connected to the grid network.

Share capital. Ordinary shares with discretionary dividends are classified as equity upon completion of share issue and registration of the issue in the Federal Financial Markets Service. Any excess of the fair value of consideration received over the par value of shares issued is recorded as share premium in equity.

Earnings per share. Earnings per share is determined by dividing the profit or loss attributable to owners of the Company by the weighted average number of participating shares outstanding during the reporting period.

Note 4. Principal subsidiaries

All subsidiaries are incorporated and operate in the Russian Federation.

The principal subsidiaries as at 31 December 2010 and 31 December 2009 are presented below:

	31 December 2010		31 December 2009
Name	Ownership, %	Voting, %	Ownership, %	Voting, %
Transmission companies:
JSC “The Kuban Trunk Grids”	49.0	49.0	49.0	49.0
JSC “The Tomsk Trunk Grids”	52.0	59.9	52.0	59.9
Other companies
JSC “Power Industry Research and Development Centre”	100.0	100.0	100.0	100.0
JSC “Energostroisnabkomplekt”	100.0	100.0	100.0	100.0
JSC “Nurenergo”	77.0	77.0	77.0	77.0
JSC “The principle electricity transmission service company of Unified National Electrical Network”	100.0	100.0	100.0	100.0
JSC “Specialized electricity transmission service company of Unified National Electrical Network”	100.0	100.0	100.0	100.0
JSC “Engineering and Construction Management Centre of Unified energy system”	100.0	100.0	100.0	100.0
JSC “DalEnergosetProject”	100.0	100.0	100.0	100.0
JSC “Mobile gas-turbine electricity plants”	100.0	100.0	100.0	100.0

	31 December 2010		31 December 2009
Name	Ownership, %	Voting, %	Ownership, %	Voting, %
LLC “Index Energetiki”	100.0	100.0	100.0	100.0

Note 4. Principal subsidiaries (continued)

JSC “Power Industry Research and Development Centre”. JSC “Power Industry Research and Development Centre” is a research and development project institution in the sphere of electric power.

JSC “Energostroisnabkomplekt”. JSC “Energostroisnabkomplekt” organises the supply of goods and services for companies operating in the industry.

JSC “Nurenergo”. JSC “Nurenergo” performs electricity and heat distribution and sale activities in the Republic of Chechnya. Due to the difficult operating environment in the Republic of Chechnya, JSC “Nurenergo” has negative net assets after accounting for impairment (Note 6).

JSC “DalEnergoSetProject”. JSC “DalEnergoSetProject” is a grid engineering company.

JSC “Mobile gas-turbine electricity plants”. The primary activity of the company is generating and sale of electricity provided by mobile gas-turbine electricity plants used in power deficient points of the power system or in peak periods as temporary source of additional capacity.

LLC “Index Energetiki” owns minority shares in electricity industry entities, former subsidiaries of RAO UES. Control over LLC “Index Energetiki” was obtained as a result of the reorganization of RAO UES.

JSC “Specialized electricity transmission service company of Unified National Electrical Network”. The main activities of this company are technical inspection, maintenance and regular and emergency repairs of power grids and other electric power facilities of UNEG.

JSC “Engineering and Construction Management Centre of Unified energy system”. The main activity of this company is functioning as a customer-developer in capital construction projects associated with the reconstruction and technical modernization of electricity supply facilities and infrastructure.

Note 5. Balances and transactions with related parties

State controlled entities

In the normal course of business the Group enters into transactions with entities under Government control, large portion of the Group’s primary activity - transmission services are rendered to entities controlled by Government of Russian Federation at the regulated tariffs. The Group borrows funds from banks under Government control at the prevailing market rates. Taxes are accrued and settled in accordance with Russian tax legislation.

During the year ended 31 December 2010 and 2009 the Group had the following significant transactions with state controlled entities:

	Year ended 31 December 2010	Year ended 31 December 2009
Transmission revenue	100,562	77,135
Electricity sales	2,004	1,336
Connection services	500	2,418

Significant balances with state controlled entities are presented below:

	31 December 2010	31 December 2009
Cash and cash equivalents	6,725	3,405
Bank deposits	618	3,244
Long-term promissory notes (Note 10)	1,599	671
Short-term promissory notes (Note 10)	19,478	46,331
Trade receivables
(Net of allowance for doubtful debtors of RR 375 million as at 31 December 2010 and 4,569 million as at 31 December 2009)	8,655	6,042
Accounts payable to the shareholders of FGC UES	(11,193)	(40,178)
Accounts payable and accrued charges	(14,580)	(10,834)
Current debt	(505)	(505)

Tax balances and charges are disclosed in Notes 17, 22 and 24. Tax transactions are disclosed in the Statement of Comprehensive Income.

Note 5. Balances and transactions with related parties (continued)

Directors’ compensation. Compensation is paid to members of the Management Board for their services in full time management positions. The compensation is made up of a contractual salary, non-cash benefits, and a performance bonus depending on results for the period according to Russian statutory financial statements. Also, additional medical coverage is provided to the members of Management Board and their close family members.

Remuneration to the members of the Board of Directors is paid for their services in that capacity and for attending Board meetings. Fees, compensation or allowances, are not paid to the members of the Board of Directors who are government employees.

Total remuneration in the form of salary, bonuses and non-cash benefits provided to the members of the Board of Directors and Management Board for the year ended 31 December 2010 and 2009 was as follows:

	Year ended 31 December 2010		Year ended 31 December 2009
	Expense	Accrued liability	Expense	Accrued liability
Short-term compensation, including salary and bonuses	176	—	98	1
Remuneration for serving on the Board of Directors	3	—	4	—
Post-employment benefits	14	72	12	58
Total	193	72	114	59

The amount of the short-term compensation to members of the Management Board represents remuneration accrued during the respective year, including bonuses based on the results of the preceding financial year. The amount of bonus for the results of the reporting financial year is determined after the date when these Financial Statements are authorised for issue.

Note 6. Property, plant and equipment

	Buildings	Power transmission grids	Substations	Construction in progress	Other	Total
Appraisal value or cost
Opening balance as at 1 January 2010	7,719	430,039	120,602	171,095	9,587	739,042
Additions	565	136	1,118	139,877	3,180	144,876
Transfers	170	7,534	13,758	(21,932)	470	—
Disposals	(197)	(174)	(1,077)	(464)	(66)	(1,978)
Reversal of impairment provision	—	—	—	1,358	—	1,358
Closing balance as at 31 December 2010	8,257	437,535	134,401	289,934	13,171	883,298
Including PPE under finance lease	—	—	2,273	—	—	2,273
Accumulated depreciation and impairment
Opening balance as at 1 January 2010 (*)	—	—	—	—	—	—
Charge for the period	(214)	(16,231)	(11,617)	—	(2,123)	(30,185)
Impairment loss	—	—	(1,663)	(332)	(14)	(2,009)
Disposals	1	80	24	—	19	124
Closing balance as at 31 December 2010	(213)	(16,151)	(13,256)	(332)	(2,118)	(32,070)
Including PPE under finance lease	—	—	(991)	—	—	(991)
Net book value as at 1 January 2010	7,719	430,039	120,602	171,095	9,587	739,042
Net book value as at 31 December 2010	8,044	421,384	121,145	289,602	11,053	851,228

(*) Accumulated depreciation was eliminated against the gross carrying amount of the assets before the revaluation as at 31 December 2009 was recorded.

Note 6. Property, plant and equipment (continued)

	Buildings	Power transmission grids	Substations	Construction in progress	Other	Total
Appraisal value or cost
Opening balance as at 1 January 2009 (restated)	6,966	152,590	118,998	209,692	11,441	499,687
Additions	163	11	5,925	83,642	1,408	91,149
Transfers	759	1,796	14,857	(19,095)	1,683	—
Disposals	(8)	(47)	(966)	(464)	(254)	(1,739)
Elimination of accumulated depreciation and impairment	(485)	(16,905)	(26,958)	(3,235)	(4,987)	(52,570)
Reversal of impairment provision	26	3,089	2,097	—	32	5,244
Reversal of revaluation loss	135	16,135	6,356	363	472	23,461
Revaluation increase	2,331	279,943	45,466	53	2,870	330,663
Decrease in revaluation reserve	(1,209)	(3,158)	(19,284)	(4,860)	(425)	(28,936)
Revaluation loss	(959)	(3,415)	(25,889)	(95,001)	(2,653)	(127,917)
Closing balance as at 31 December 2009 (restated)	7,719	430,039	120,602	171,095	9,587	739,042
Including PPE under finance lease	—	—	2,273	—	—	2,273
Accumulated depreciation and impairment
Opening balance as at 1 January 2009 (restated)	(241)	(11,118)	(18,373)	(1,481)	(3,107)	(34,320)
Charge for the period	(245)	(5,805)	(8,773)	—	(1,917)	(16,740)
Impairment loss	—	—	—	(1,754)	(67)	(1,821)
Disposals	1	18	188	—	104	311
Elimination of accumulated depreciation and impairment	485	16,905	26,958	3,235	4,987	52,570
Closing balance as at 31 December 2009 (restated)	—	—	—	—	—	—
Including PPE under finance lease	—	—	—	—	—	—
Net book value as at 1 January 2009 (restated)	6,725	141,472	100,625	208,211	8,334	465,367
Net book value as at 31 December 2009 (restated)	7,719	430,039	120,602	171,095	9,587	739,042

Borrowing costs of RR 1,526 million for the year ended 31 December 2010 are capitalised in additions above (for the year ended 31 December 2009 — RR 797 million). A capitalisation rate of 7.6% was used for the year ended 31 December 2010 (for the year ended 31 December 2009 — 7.3%) to determine the amount of borrowing costs eligible for capitalization, representing the weighted average of the borrowing costs applicable to the borrowings of the Group that are outstanding during the period.

Construction in progress is represented by the carrying amount of property, plant and equipment that has not yet been put into operation and advances to construction companies and suppliers of property, plant and equipment. As at 31 December 2010 such advances amounted to RR 84,320 million net of specific impairment of RR 297 million (as at 31 December 2009 — RR 34,328 million net of revaluation loss of RR 21,115 million and specific impairment RR 1,633 million). During 2010 the advances which were transferred to the carrying amount of assets under construction included the revaluation loss in the amount of RR 21,115 million.

Note 6. Property, plant and equipment (continued)

Other property, plant and equipment include motor vehicles, computer equipment, office fixtures and other equipment.

The Group has the option to purchase land on which electric power transmission lines are located upon application to the state registering body or to formalize the right for rent. According to Russian legislation the expiry date of this option is 1 January 2013. As at 31 December 2010 the Group companies have no intention to purchase this land.

Revaluation. Property, plant and equipment was revalued at 31 December 2009. The revaluation was performed by independent appraisers on a depreciated replacement cost basis, except for most of administrative buildings which were valued on the basis of recent market transactions involving similar assets on arm’s length terms. The replacement cost for most power transmission lines, substations and construction in progress is based on their technical capabilities, construction costs and construction cost estimates. The cost to replace the majority of the Group’s equipment is measured on the basis of purchase agreements and manufacturers’ and selling companies’ price-lists. The depreciated replacement cost was tested for impairment using a profitability test with respect to each cash generating unit. The Group’s transmission segment (Note 32) was considered as a single cash generating unit.

As at 31 December 2009 as a result of the revaluation the Group’s equity increased by RR 241,382 million, comprising an increase in the carrying value of property, plant and equipment of RR 301,727 million, net of a related deferred tax of RR 60,345 million. At the same time, RR 5,244 million of previously recognised impairment was reversed and a revaluation loss of RR 104,456 million was recognised as a loss for the year; a related net deferred tax movement of RR 19,842 million was credited to profit and loss for the year ended 31 December 2009.

As most of the Group’s assets relate to the transmission business, any shortfall between the depreciated replacement cost and the result of the profitability test at each revaluation date is allocated pro rata across all assets, including construction in progress which includes advances for construction. Consequently, the revaluation loss recognised on construction in progress should be considered alongside the revaluation increase recorded on other asset groups. The total effect of the revaluation undertaken as at 31 December 2009 on the property, plant and equipment is, when seen in this context, an increase of RR 202,515 million.

The Group assessed the recoverable amount for transmission business as at 31 December 2010.

The following assumptions have been made as part of the impairment test for the companies involved in transmission activity:

•                 Revenue projections are based on the Group’s expectations of an increase of the rate of return on capital employed prior to the transfer to Regulatory Asset Base tariff regulation — up to 10% in 2017;

•                 The amount of expenditure for the period from 2012 through 2029 required for the maintenance of the current property, plant and equipment is assumed to be equal to the amount of such expenditure determined as allowable for the purpose of tariff regulation;

•                 A nominal pre-tax discount rate of 11.33% was determined based on the weighted average cost of capital.

The recoverable amount assessed for property, plant and equipment involved in transmission activity approximates its carrying value. Therefore, neither revaluation nor impairment of property, plant and equipment was recorded as at 31 December 2010. If the discount rate would be 0.5% higher the carrying amounts of property, plant and equipment would exceed the recoverable amount by approximately 2%.

For each class of property, plant and equipment stated at revalued amounts in these Financial Statements, the carrying amount that would have been recognized had the assets been carried under the historical cost basis is as follows:

Note 6. Property, plant and equipment (continued)

	Buildings	Power transmission grids	Substations	Construction in progress	Other	Total
Net book value as at 31 December 2010	4,519	118,145	106,065	373,238	11,816	613,783
Net book value as at 31 December 2009	4,288	117,611	92,070	266,034	9,442	489,455
Net book value as at 31 December 2008	3,204	114,273	82,337	202,257	8,341	410,412

Impairment. In 2010 the Group recognised the impairment provision of non-current assets in the amount of RR 2,009 million (as at 31 December 2009 — RR 1,821 million), the details of which are described below.

JSC “Nurenergo”

The impairment loss recognised in 2010 in the amount of RR 206 million (2009: RR 188 million) arose in relation to property, plant and equipment of JSC “Nurenergo”. As a consequence of the economic situation in Chechen Republic, the earnings of JSC “Nurenergo” from sales of electricity purchased on wholesale electricity market do not exceed current operating expenses. An impairment loss was recognised in respect of the balance for all construction in progress and property, plant and equipment in JSC “Nurenergo”.

During the year ended 31 December 2010 the Group recorded an impairment provision in relation to advances issued for the purchase of property, plant and equipment and construction in progress in the amount of RR 21 million (for the year ended 31 December 2009 - RR 1,633 million). At the same time RR 1,358 million of previously recognized impairment was reversed at 31 December 2010 (for the year ended 31 December 2009 — nil).

JSC “Mobile gas-turbine plants”

As at 31 December 2010 management revised the business plans of JSC “Mobile gas-turbine plants”. Given these developments, management has assessed whether the carrying value of the company’s property, plant and equipment and intangible assets at 31 December 2010 is recoverable through future operations. In making this assessment, management has performed an impairment review (“the impairment test”) in accordance with IAS 36 by comparing the recoverable amount of property, plant and equipment and intangible assets to their net book values. The recoverable amount was assessed based on value in use, calculated by discounting the estimated future cash flows.

The property, plant and equipment related to electricity generation activity of JSC “Mobile gas-turbine plants” was tested for the impairment using the following assumptions:

•                 Annual revenue growth of 6% for 2011 — 2015, assessed based on the inflation rate forecasts;

•                 A pre-tax discount rate of 20.4% was estimated based on weighted average cost of capital.

As a result of using these assumptions the carrying amount of property, plant and equipment exceeded the recoverable amount by RR 1,782 million. The respective impairment loss was recognised in profit and loss for the year ended 31 December 2010 (for the year ended 31 December 2009 — nil).

If the revised estimated pre-tax discount rate applied to the discounted cash flows had been 0.5% higher than management’s estimates, the recoverable amount for the Group’s property, plant and equipment and intangible assets would be RR 90 million lower.

Except for the assets of JSC “Mobile gas-turbine electricity plants” and JSC “Nurenergo”, Management did not identify any other instances where the carrying values of property, plant and equipment or intangible assets of the Group were considered to be impaired thereby requiring the recording of an impairment loss for the year ended 31 December 2010.

Leased property, plant and equipment. Subsequent to the latest revaluation the Group leased certain equipment under a number of finance lease agreements. At the end of each of the leases the Group has the option to purchase the equipment at a beneficial price. At 31 December 2010 the net book value of leased property, plant and equipment was RR 1,282 million (as at 31 December 2009 — RR 2,273 million). The leased equipment is pledged as security for the lease obligations.

Note 6. Property, plant and equipment (continued)

Operating leases. The Group leases a number of land areas owned by the local government under operating lease. The expected lease payments due are determined based on the lease agreements and payable as follows:

	31 December 2010	31 December 2009
Under one year	340	476
Between two and five years	1,212	1,140
Over five years	6,356	8,482
Total	7,908	10,098

The above lease agreements are usually signed for period of 1 to 49 years and may be extended for a longer period. The lease payments are subject to review on a regular basis to reflect market rent prices.

As at 31 December 2010 the carrying value of property, plant and equipment leased out under operating lease is RR 1,808 million (as at 31 December 2009 - RR 1,856 million).

Note 7. Intangible assets

	Corporate system of managing geographically dispersed resources	Corporate information management system (SAP-R3)	Other software	Total

Cost at 1 January 2009	1,706	3,952	2,376	8,034
Accumulated amortisation	(361)	(398)	(342)	(1,101)
Carrying value at 1 January 2009	1,345	3,554	2,034	6,933

Additions	1	627	479	1,107
Disposals	—	(81)	(316)	(397)
Disposals of accumulated amortisation	—	—	145	145
Amortisation charge	(171)	(294)	(465)	(930)
Impairment loss	—	(466)	—	(466)
Carrying value at 31 December 2009	1,175	3,340	1,877	6,392

	Corporate system of managing geographically dispersed resources	Corporate information management system (SAP-R3)	Other software	Total

Cost at 31 December 2009	1,707	4,498	2,539	8,744
Accumulated amortisation	(532)	(692)	(662)	(1,886)
Accumulated impairment	—	(466)	—	(466)
Carrying value at 31 December 2009	1,175	3,340	1,877	6,392

Cost at 1 January 2010	1,707	4,498	2,539	8,744
Accumulated amortisation	(532)	(692)	(662)	(1,886)
Accumulated impairment	—	(466)	—	(466)
Carrying value at 1 January 2010	1,175	3,340	1,877	6,392

Additions	—	263	666	929
Disposals	—	(39)	(42)	(81)
Disposals of accumulated amortisation	—	—	13	13
Amortisation charge	(171)	(329)	(369)	(869)
Impairment loss	—	(195)	—	(195)
Carrying value at 31 December 2010	1,004	3,040	2,145	6,189

Cost at 31 December 2010	1,707	4,722	3,163	9,592
Accumulated amortisation	(703)	(1,021)	(1,018)	(2,742)
Accumulated impairment	—	(661)	—	(661)
Carrying value at 31 December 2010	1,004	3,040	2,145	6,189

Note 7. Intangible assets (continued)

The Corporate system of managing geographically dispersed resources is a software system for gathering, processing and storing information on conditions in the transmission network, which is required for effective maintenance of UNEN. The Corporate system of managing geographically dispersed resources is amortised during 5 years. The Corporate system of managing geographically dispersed resources includes the development cost of RR 847 million at 31 December 2010 and at 31 December 2009.

Corporate information management system (SAP-R3) consists of several modules (parts) and related licences. As at 31 December 2010 only certain modules (parts) were placed in operation and are subject to amortisation. These modules are amortised during 5 years, on a straight-line basis. The Corporate information management system (SAP-R3) includes the development cost of RR 2,399 million as at 31 December 2010 (as at 31 December 2009 - RR 2,178 million).

Other software includes capitalised software development costs that meet the definition of an intangible asset of RR 1,570 million as at 31 December 2010 (as at 31 December 2009 - RR 1,079 million).

As at 31 December 2010 management assessed the recoverable amount of non-current assets of Transmission segment (Note 6), which includes most of the intangible assets of the Group. As a result of the assessment performed no impairment was identified as at that date. In 2010 the Group recorded a specific impairment of RR 195 million in relation to intangible assets which cost is not expected to be recovered.

Note 8. Investments in associated companies

The movements in the carrying value of investments in associates are as follows:

	Year ended 31 December 2010	Year ended 31 December 2009
Carrying value at 1 January	58,451	44,632
Share of result of associates	(833)	1,893
Loss on dilution of share in associates	(2,790)	—
Impairment of investment	—	(1,473)
Translation difference	(22)	9
Disposal of associates	(1,231)	—
Share of other comprehensive income of associates	—	13,390
Transfer to non-current assets held-for-sale	(53,227)	—
Carrying value at 31 December	348	58,451

The carrying value of investments in associates is as follows:

	31 December 2010	31 December 2009
JSC “WGC-1”	27,559	30,053
JSC “Volzhskaya TGC”	16,268	17,774
JSC “TGC-6”	5,438	6,066
JSC “TGC-11”	3,401	3,624
Other associates	909	934
(Less) transfer to non-current assets held-for-sale	(53,227)	—
Total	348	58,451

The following is summarised financial information, in aggregate, in respect of significant associates, including those classified as non-current assets held-for-sale:

	Ownership/Voting,%		Assets		Liabilities
	31 December 2010	31 December 2009	31 December 2010	31 December 2009	31 December 2010	31 December 2009
JSC “WGC-1”	29.4	43.1	117,017	96,081	(23,276)	(26,353)
JSC “TGC-6”	24.7	24.7	49,750	40,625	(21,771)	(10,103)
JSC “Volzhskaya TGC”	31.5	33.7	78,068	69,470	(20,818)	(16,650)
JSC “TGC-11”	27.5	27.5	18,622	19,921	(6,233)	(6,718)

Note 8. Investments in associated companies (continued)

	Revenue for the year ended		Profit / (loss) for the year ended
	31 December 2010	31 December 2009	31 December 2010	31 December 2009
JSC “WGC-1”	56,997	49,292	685	(1,428)
JSC “TGC-6”	31,158	22,342	(2,544)	1,951
JSC “Volzhskaya TGC”	69,005	52,390	(811)	4,305
JSC “TGC-11”	19,323	17,394	(814)	2,335

Revaluation of property, plant and equipment of associates. As at 31 December 2009 the property, plant and equipment of associates was revalued by an independent appraiser. The Group’s share of the revaluation surplus recognised in the Group’s other comprehensive income was RR 14,151 million; the related deferred tax charge of RR 2,830 million was also recognised in other comprehensive income for the year ended 31 December 2009. The revaluation decrease on JSC “TGC-6” in the amount of RR 715 million reduced the revaluation surplus previously recognised in other comprehensive income; the related deferred tax of RR 143 million was credited to other comprehensive income for the year ended 31 December 2009. As at 31 December 2010 the property, plant and equipment have  not been revalued.

Impairment of investments in associates. As at 31 December 2009 the Group has assessed whether the carrying value of the investments exceeded their recoverable amount at that date. The Group determined the recoverable amount based on value in use being the present value of the future cash flows expected to be derived from the investment. The future expected cash flows were discounted at 18% being the nominal pre-tax discount rate determined based on the weighted average cost of capital of the associates. In 2009 pursuant to this impairment test, an impairment loss of RR 1,473 million was recognised in relation to the investment in JSC “TGC-6” as a loss for the period; the related deferred tax of RR 295 million was credited to profit and loss. No additional impairment loss was recorded as at 31 December 2010.

Trust management. As of 31 December 2010 the Group’s share in JSC “WGC-1” was transferred in trust management to JSC “Inter RAO UES” in favour of the Company. The transfer did not result in the termination of the Group’s rights of ownership.

Sale of shares. During the year ended 31 December 2010 the Company sold 2.15% of the shares of JSC “Volzhskaya TGC” for RR 1,837 million. A gain on sale of this investment amounting to RR 606 million was recorded as a Gain on sale of investments in associates and available-for-sale investments in the Statement of Comprehensive Income.

Dilution effect. In the fourth quarter of 2010 JSC “WGC-1”placed an additional issue of ordinary shares. As a result of this issue, the interest of the Group in that Company decreased to 29.4 per cent. A loss on dilution of the Group’s share in JSC “WGC-1” was recognised in the Statement of Comprehensive Income in the amount of RR 2,790 million.

Transfer to non-current assets held-for-sale. As at 31 December 2010 all investments in JSC “WGC-1”, JSC “TGC-6”, JSC “TGC-11”, JSC “Volzhskaya TGC” and JSC “UES “GruzRosEnergo”, in the total amount of RR 53,227 million, were reclassified as held for sale under IFRS 5 “Non-current assets held-for sale and discontinued operations” as the management of the Company has committed to a plan to transfer these assets during 2011 year to JSC “Inter RAO UES” in exchange for ordinary shares of “Inter RAO UES (Note 16). In March 2011 all the above-mentioned investments in associates, except for that in JSC “UES “GruzRosEnergo”, were transferred.

Note 9. Available-for-sale investments

	31 December 2009	Additions	Change in fair value*	Impairment charge	Transfer to non-current assets held- for-sale	31 December 2010
JSC “IDGC Holding”	4,247	—	2,610	—		6,857
JSC “Inter RAO UES”	2,668	—	6	—		2,674
JSC “Bashkirenergo”	7,699	—	7,852	—	(15,551)	—
JSC “RusHydro”	5,337	4	2,397	—	(7,738)	—
JSC “Mosenergo”	5,878	1	(97)	—	(5,782)	—
JSC “WGC-6”	2,899	—	2,701	—	(5,600)	—
JSC “WGC-4”	2,261	1	1,878	—	(4,140)	—
JSC “WGC-2”	626	—	596	—	(1,222)	—
JSC “TGC-1”	857	—	260	—	(1,117)	—
JSC “WGC-3”	818	—	151	—	(969)	—
JSC “RAO ES Vostoka”	487	—	68	—	(555)	—
JSC “TGC-9”	282	—	147	—	(429)	—
JSC “Kuzbassenergo”	255	—	130	—	(385)	—
JSC “Sangtudinskaya GES-1”	555	—	—	(235)	(320)	—
JSC “TGC-13”	210	—	97	—	(307)	—
JSC “TGC-11 Holding”	150	—	13	—	(163)	—
Total	35,229	6	18,809	(235)	(44,278)	9,531

Note 9. Available-for-sale investments (continued)

	31 December 2008	Disposal	Change in fair value*	Impairment charge	31 December 2009
JSC “Bashkirenergo”	1,395	—	6,304	—	7,699
JSC “Mosenergo”	1,705	—	4,173	—	5,878
JSC “RusHydro”	2,673	—	2,664	—	5,337
JSC “IDGC Holding”	1,033	—	3,214	—	4,247
JSC “WGC-6”	1,039	—	1,860	—	2,899
JSC “Inter RAO UES”	351	—	2,317	—	2,668
JSC “WGC-4”	528	—	1,733	—	2,261
JSC “TGC-1”	177	—	680	—	857
JSC “WGC-3”	199	—	619	—	818
JSC “WGC-2”	176	—	450	—	626
JSC “Sangtudinskaya GES-1”	1,100	—	—	(545)	555
JSC “RAO ES Vostoka”	86	—	401	—	487
JSC “TGC-9”	100	—	182	—	282
JSC “Kuzbassenergo”	1,003	(2,501)	1,753	—	255
JSC “TGC-13”	74	—	136	—	210
JSC “TGC-11 Holding”	45	—	105	—	150
JSC “TGC-2”	56	(56)	—	—	—
JSC “TGC-14”	34	(43)	9	—	—
Total	11,774	(2,600)	26,600	(545)	35,229

* - Change in fair value of available-for-sale investments is recognised in other comprehensive income.

JSC “Sangtudinskaya GES-1”

Available-for-sale investments include shares of JSC “Sangtudinskaya GES-1”, which is incorporated and operates in Tajikistan. As at 31 December 2010 and 31 December 2009 the Group’s interest in JSC “Sangtudinskaya GES-1” was 14.78%. The controlling shareholder in JSC “Sangtudinskaya GES-1” is the Russian Federation.

As at 31 December 2010 the Group has assessed the fair value of shares of JSC “Sangtudinskaya GES-1” using valuation techniques and determined it at the amount of RR 320 million (as at 31 December 2009 — RR 555 million). Pursuant to this assessment, as at 31 December 2010 an accumulated impairment loss had been recognised in relation to the investment in JSC “Sangtudinskaya GES-1” in the amount of RR 780 million.

JSC “Bashkirenergo” and JSC “Kuzbassenergo”

As a result of merger with RAO UES the Group acquired a 21.27% share in JSC “Bashkirenergo” and a 20.27% share in JSC “Kuzbassenergo”. Management had assessed the level of influence that the Group has on JSC “Bashkirenergo” and JSC “Kuzbassenergo” and determined that it did not amount to significant influence. Consequently, the investments in these entities were classified as available-for-sale investments.

In November 2009 the Company sold 18.98% of the shares of JSC “Kuzbassenergo” to JSC “InterRAO UES” for RR 2,042 million. A gain on the sale of this available-for-sale investment amounted to RR 1,106 million (including recycling of other comprehensive income amounted to RR 1,565 million) and was recognized in the financial statements for the year ended 31 December 2009. So as at 31 December 2010 the share of the voting rights in JSC “Kuzbassenergo” was 1.29%.

As at 31 December 2010 the share of the voting rights in JSC “Bashkirenergo” was 21.27%.

JSC “TGC-2”

During the year ended 31 December 2009 the Company has sold the shares of JSC “TGC 2” for RR 454 million. A gain on sale of this investment amounted to RR 398 million was recorded as Gain on sale of available-for-sale investments in Statement of Comprehensive Income.

Note 9. Available-for-sale investments (continued)

Available-for-sale investments valuation

The fair value of the available-for-sale financial instruments was determined based on the quoted market prices except for JSC “Sangtudinskaya GES-1”, which fair value was determined based on valuation techniques.

Transfer to non-current assets held-for-sale

As at 31 December 2010 all available-for-sale investments, except for shares of JSC “IDGC Holding” and JSC “Inter RAO UES”, in the total amount of RR 44,278 million were reclassified as held for sale under IFRS 5 “Non-current assets held-for sale and discontinued operations” as the management of the Company has committed to a plan to transfer these assets during 2011 year to “Inter RAO UES” in exchange for ordinary shares of “Inter RAO UES (Note 16).

Note 10. Promissory notes

	Rating	Rating agency	Effective interest rate, %	Due	31 December 2010	31 December 2009
Long-term promissory notes
LLC “Energo Finance”		Not available	9.1%-10.1%	2014	8,466	7,672
JSC “System Operator UES”*		Not available	7.0%-11.1%	2012-2013	1,461	542
JSC “Alfa-Bank”	BB	Fitch Ratings	11.1%-12.6%	2013-2015	371	5
JSC “ROSBANK”	BBB+	Fitch Ratings	12.0%	2015	274	245
JSC “Evrofinance Mosnarbank”	B+	Fitch Ratings	12.6%	2014	214	190
JSC “IDGC of Centre and Volga region”*		Not available	12.6%	2012-2020	138	129
Other long-term promissory notes			11.1%-15.5%	2011-2038	122	169
Total long-term promissory notes					11,046	8,952
Short-term promissory notes
JSC “VTB Bank”*	BBB	Fitch Ratings	1.5%-8.5%	2011	19,232	45,083
JSC “Alfa-Bank”	BB	Fitch Ratings	2.6%-13.1%	2011	14,431	1,524
JSC Bank “ROSSIYA”	B-	Fitch Ratings	7.0%	2011	4,076	—
JSC “Promsvyazbank”	BB-	Fitch Ratings	4.9%-5.4%	2011	3,002	—
JSC “International Financial Club”			6.3%	2011	2,002	—
JSC “System Operator UES”*		Not available	7.0%	2010	—	1,114
JSC “Gazprombank”	Baa3	Moody’s	15.5%	2010	—	672
JSC “Mosenergo”*		Not available	—	2010	—	86
Other short-term promissory notes			12.6%-15.5%	2010	413	202
Total short-term promissory notes					43,156	48,681

Companies marked with * above are state-controlled entities (Note 5).

All promissory notes are denominated in Russian roubles.

As at 31 December 2010 and 31 December 2009 the fair value of promissory notes, determined using valuation technique, was RR 58,227 million and RR 57,481 million respectively.

In 2009 the promissory notes of LLC “Otkritie Finance” and LLC “FC Otkritie” were exchanged for non- interest bearing notes of LLC “Energo Finance” payable on demand but not earlier than 12 December 2014. An impairment loss in 2009 was recognised in respect of the promissory notes of LLC “Energo Finance” in the amount of RR 353 million resulting from the change in the conditions of repayment of obligation after a restructuring. No additional impairment loss was recorded as at 31 December 2010.

In 2010 the management of the Company has committed to exchange the short-term promissory notes of JSC “System Operator UES” in the amount of RR 1,114 million for non- interest bearing notes of JSC “System Operator UES” payable on demand but not earlier than 1 March 2013. Effect on initial recognition of these promissory notes was recognised in Statement of Comprehensive Income in the amount of RR 228 million

Note 11. Other non-current assets

	31 December 2010	31 December 2009
Long-term accounts receivable
(Net of allowance for doubtful debtors of RR 224 million as at 31 December 2010 and RR 24 million as at 31 December 2009)	1,707	438
Total financial assets	1,707	438
Other non-current assets	547	209
VAT recoverable	253	312
Total	2,507	959

Note 12. Cash and cash equivalents

	31 December 2010	31 December 2009
Cash at bank and in hand	13,373	13,387
Cash equivalents	200	20,312
Total	13,573	33,699

Cash at bank	Rating	Rating agency	31 December 2010	31 December 2009
JSB “Sberbank”	BBB Baa1	Fitch Ratings Moody’s	6,725	2,487
JSC “Alfa-Bank”	BB Ba1 BB-	Fitch Ratings Moody’s Standart&Poor’s	6,434	9,664
JSB “Gazprombank”	Baa3 BB	Moody’s Standart&Poor’s	58	1,111
Other			156	125
Total cash at bank			13,373	13,387

Cash equivalents include short-term investments in certificates of deposit:

Bank deposits	Interest rate	Rating	Rating agency	31 December 2010	31 December 2009
JSB “Sberbank”	2.6%-3.1%	BBB	Fitch Ratings	192	899
JSB “Gazprombank”	4.1%	Baa3	Moody’s	—	18,777
OJSC “Alfa-Bank”	2.0%-6.8%	Ba1	Moody’s	—	587
Other				8	49
Total bank deposits				200	20,312

Although some of the banks have no international credit rating, management believes that they are reliable counterparties with a stable position on the Russian market.

There are no deposits denominated in foreign currency included in cash equivalents as at 31 December 2010 and as at 31 December 2009.

Note 13. Bank deposits

	Interest rate	Rating	Rating agency	31 December 2010	31 December 2009
OJSC “Nomos-bank”	6.5%	Ba3	Moody’s	3,000	—
OJSC “Alfa-Bank”	3.8%-6.4%	Ba1	Moody’s	988	1,198
JSB “VTB bank”	12.2%-13.8%	Baa1	Moody’s	618	1,197
JSB “Gazprombank”	4.5%	Baa3	Moody’s	—	5,740
LLC “KIT Finance Investment bank”	9.0%-13.0%	Caa2	Moody’s	—	2,017
JSB “Sberbank”	10.0%	Baa1	Moody’s	—	30
JSB “Otkrytie bank”	7.5%	—	—	—	5
Total bank deposits				4,606	10,187

Carrying amount of bank deposits approximates its’ fair value.

As at 31 December 2010 bank deposits include deposits denominated in foreign currency in the amount of RR 88 million (as at 31 December 2009 - RR 5 million).

Note 14. Accounts receivable and prepayments

	31 December 2010	31 December 2009
Trade receivables
(Net of allowance for doubtful debtors of RR 2,900 million as at 31 December 2010 and RR 4,862 million as at 31 December 2009)	10,605	8,434
Other receivables
(Net of allowance for doubtful debtors of RR 695 million as at 31 December 2010 and RR 992 million as at 31 December 2009)	759	869
Total financial assets	11,364	9,303
Advances to suppliers and prepayments
(Net of allowance for doubtful debtors of RR 1,874 million as at 31 December 2010 and 2,162 million as at 31 December 2009)	1,646	2,434
VAT recoverable	9,199	9,332
Tax prepayments	8,454	6,902
VAT related to advances received	2,009	1,277
Total	32,672	29,248

Trade and other receivables are not interest-bearing and are largely due in 30 to 90 days. Given the short period of the trade and other receivables repayment, the fair value of such receivables approximates their book value.

Tax prepayments will be settled against future tax liabilities.

Management has determined the provision for doubtful debtors based on specific customer identification, customer payment trends, subsequent receipts and settlements and analyses of expected future cash flows. The effects of discounting are reflected in the doubtful debtor allowance and expense. The management of the Group believes that Group entities will be able to realise the net receivable amount through direct collections and other non-cash settlements, and that therefore the recorded value approximates their fair value.

The movement of the provision for doubtful debts is shown below:

Year ended 31 December 2010	Trade receivables	Other receivables	Advances to suppliers and prepayments	Long-term accounts receivable	Total
As at 1 January	4,862	992	2,162	24	8,040
Provision reversal	(2,163)	(463)	(247)	(5)	(2,878)
Debt written-off	(5)	(5)	(173)	—	(183)
Provision accrual	206	171	132	205	714
As at 31 December	2,900	695	1,874	224	5,693

Note 14. Accounts receivable and prepayment (continued)

Year ended 31 December 2009	Trade receivables	Other receivables	Advances to suppliers and prepayments	Long-term accounts receivable	Total
As at 1 January	1,455	703	427	31	2,616
Provision reversal	(108)	(134)	(9)	(7)	(258)
Debt written-off	(2)	(101)	—	—	(103)
Provision accrual	3,517	524	1,744	—	5,785
As at 31 December	4,862	992	2,162	24	8,040

As at 31 December 2010 the overdue receivables for which the provision had not been recorded amounted to RR 4,043 million (at 31 December 2009 - RR 2,775 million). The ageing analysis is shown below:

	31 December 2010	31 December 2009
Less than 3 months	2,432	1,551
3 to 6 months	1,270	595
6 to 12 months	14	334
1 year to 5 years	327	295
Total	4,043	2,775

The analysis of overdue accounts receivables for which the provision had been recorded as at 31 December 2010 is shown below, gross of allowance for doubtful accounts:

	31 December 2010	31 December 2009
Less than 3 months	189	1,042
3 to 6 months	705	644
6 to 12 months	233	18
1 year to 5 years	2,200	3,598
Total	3,327	5,302

Note 15. Inventories

	31 December 2010	31 December 2009
Repair materials	3,501	2,230
Spare parts	1,669	794
Other inventories	432	247
Total	5,602	3,271

The cost of inventories is shown net of an obsolescence provision for RR 38 million as at 31 December 2010 (as at 31 December 2009 - RR 39 million). At 31 December 2010 and 31 December 2009 the Group had no inventories pledged as security under loan and other agreements.

Note 16. Non-current assets held-for-sale

	31 December 2010	31 December 2009
JSC “WGC-1”	27,559	—
JSC “Volzhskaya TGC”	16,268	—
JSC “Bashkirenergo”	15,551	—
JSC “RusHydro”	7,738	—
JSC “Mosenergo”	5,782	—
JSC “WGC-6”	5,600	—
JSC “TGC-6”	5,438	—
JSC “WGC-4”	4,140	—
JSC “TGC-11”	3,401	—
JSC “WGC-2”	1,222	—
JSC “TGC-1”	1,117	—
JSC “WGC-3”	969	—
JSC “UES “GruzRosEnergo”	561	—
JSC “RAO ES Vostoka”	555	—
JSC “TGC-9”	429	—
JSC “Kuzbassenergo”	385	—
JSC “Sangtudinskaya GES-1”	320	—
JSC “TGC-13”	307	—
JSC “TGC-11 Holding”	163	—
JSC “TGC-14”	—	47

Total	97,505	47
Loss on re-measurement	(6,896)	—
Total non-current assets held-for-sale	90,609	47

Non-current assets held-for-sale were included into Transmission segment (Note 32).

As at 31 December 2010 all available-for-sale investments, except for shares of JSC “IDGC Holding” and JSC “Inter RAO UES”, in the total amount of RR 44,278 million and most of investments in associates, such as JSC “WGC-1”, JSC “TGC-6”, JSC “TGC-11”, JSC “Volzhskaya TGC” and JSC “UES “GruzRosEnergo” in the total amount of RR 53,227 million were reclassified as held for sale under IFRS 5 “Non-current assets held-for sale and discontinued operations” as the management of the Company has committed to a plan to transfer these assets during 2011 year to JSC “Inter RAO UES” in exchange for ordinary shares of “Inter RAO UES (Note 8, 9). In 2011 all above-mentioned investments, except for JSC “UES “GruzRosEnergo”, JSC “Sangtudinskaya GES-1” and JSC “TGC-11 Holding”, were transferred (Note 33).

Cumulative income recognized in other comprehensive income relating to non-current assets held-for-sale:

31 December 2010
Revaluation reserve for property, plant and equipment of associates (Note 17)	10,749
Foreign currency translation reserve (Note 17)	34
Revaluation reserve for available-for-sale investments (Note 17)	29,702
Total	40,485

In 2011 non-current assets held-for-sale will be exchanged for 1,883,764,021 thousand of ordinary shares of JSC “Inter RAO UES” with the market value of RR 90,609 million at 31 December 2010 (Note 33). Loss on re-measurement under IFRS 5 was recognized in Statement of Comprehensive Income in the amount of RR 6,896 million, with corresponding deferred tax in amount of RR 1,379 million.

Note 17. Equity

Share capital

	Number of shares issued and fully paid
	31 December 2010	31 December 2009	31 December 2010	31 December 2009
Ordinary shares	1,233,561,333,552	1,153,514,196,362	616,781	576,757

As at 31 December 2010 the authorised share capital comprised 1,346,805,824 thousand ordinary shares with a nominal value of RR 0.5 per share.

Additional issue of shares. In January 2010 FGC UES completed and registered the additional share issue. The amount of RR 40,178 million received for shares issue as of 31 December 2009 was included as accounts payble to shareholders of FGC UES. As a result of this issue, the share capital was increased to RR 616,781 million and additional share premium recognised in the amount of RR 154 million.

In 2010 FGC UES started an additional share issue. In September the Company started offering of its additional ordinary registered shares. The amount of RR 11,193 million received for shares issued was included as at 31 December 2010 in the Consolidated Statement of Financial Position as accounts payable to the shareholders of FGC UES. This share issue was completed and registered in February 2011 ( Note 33).

Treasury shares. Treasury shares as at 31 December 2010 and 31 December 2009 represent 13,727,165 thousand of ordinary shares in amount of RR 6,864 million.

Treasury shares were received by the Group during the reorganisation process in the form of a legal merger with RAO UES in 2008. The Company’s shares are held by its subsidiary, LLC “Index Energetiki”.

Treasury shares received during 2008 are accounted for at their nominal value of RR 0.5 per share.

Reserves. Reserves include the Revaluation reserve for property, plant and equipment and available-for-sale investments, the Merger reserve and the Foreign currency translation reserve.

Based on the application of predecessor accounting (Note 2), the difference between the value of the share capital issued, the IFRS carrying values of the contributed assets and the non-controlling interest has been recorded as a merger reserve within equity in amount of RR 56,891 million.

Following the liquidation of JSC “RAO UES of Russia” no additional movements of the merger reserve occured and the nature of this reserve does not significantly differ from other Group’s retained earnings/accumulated losses once the formation of the merger reserve is finalized. Consequently during the year ended 31 December 2010 the accumulated merger reserve was reclassified to the retained earnings in amount of RR 56,891 million.

The translation reserve, relating to the exchange differences arising on translation of the net assets of foreign associate, as at 31 December 2010 was credit of RR 34 million (31 December 2009: credit of RR 56 million) and is included in other reserves.

Note 17. Equity (continued)

Reserves for the year ended 31 December 2010 (net of tax):

	Revaluation reserve for:		Amounts recognised in other comprehensive income and accumulated in
	property, plant and equipment (Note 6, 8)	available- for-sale investments (Note 9)	equity relating to non-current assets held for sale	Merger reserve	Foreign currency translation reserve	Total reserves
As at 1 January 2010	325,590	21,919	—	(56,891)	56	290,674
Gain on change of fair value of available-for-sale investments (Note 9)	—	15,049	—	—	—	15,049
Realised revaluation reserve for available-for-sale investments	—	(9)	—	—	—	(9)
Foreign currency translation difference (Note 8)	—	—	—	—	(22)	(22)
Amounts recognised in other comprehensive income and accumulated in equity relating to non-current assets held-for-sale (Note 8,9,16)	(10,749)	(29,702)	40,485	—	(34)	—
Transfer of merger reserve to retained earnings	—	—	—	56,891	—	56,891
Change in revaluation reserve for property, plant and equipment	(1,316)	—	—	—	—	(1,316)
As at 31 December 2010	313,525	7,257	40,485	—	—	361,267

Note 17. Equity (continued)

Reserves for the year ended 31 December 2009 (net of tax):

	Revaluation reserve for:
	property, plant and equipment (Note 6)	available-for- sale investments (Note 9)	Merger reserve	Foreign currency translation reserve	Total reserves
As at 1 January 2009	75,416	—	(56,891)	47	18,572
Change in revaluation reserve for property, plant and equipment	239,425	—	—	—	239,425
Change in revaluation reserve for property, plant and equipment of associates (Note 8)	10,749	—	—	—	10,749
Foreign currency translation difference (Note 8)	—	—	—	9	9
Gain on change of fair value of available-for-sale investments	—	23,171	—	—	23,171
Realised revaluation reserve for available-for-sale investments	—	(1,252)	—	—	(1,252)
As at 31 December 2009	325,590	21,919	(56,891)	56	290,674

Dividends. The annual statutory accounts of the parent company, FGC UES, form the basis for the annual profit distribution and other appropriations. The specific Russian legislation identifies the basis of distribution as the net profit. For the year ended 31 December 2010, the statutory net profit of the parent company, FGC UES, as reported in the published statutory financial statements for the year ended 31 December 2010, was RR 58,088 million (for the year ended 31 December 2009 the net loss was RR 59,866 million). At the Annual General Meeting in June 2010 the decision was approved not to declare dividends for the year ended 31 December 2009.

Note 18. Profit tax

Profit tax expense comprises the following:

	The year ended 31 December 2010	The year ended 31 December 2009
Current profit tax charge	(9,240)	(5,158)
Deferred profit tax credit	3,488	19,137
Total profit tax (charge) / credit	(5,752)	13,979

During year ended 31 December 2010 and 2009 most entities of the Group were subject to tax rates of 20 percent on taxable profit.

In accordance with Russian tax legislation, tax losses in different Group companies may not be offset against taxable profits of other Group companies. Accordingly, tax may be accrued even where there is a net consolidated tax loss.

From 1 January 2009 the income tax rate for Russian companies was reduced from 24 to 20 percent. This rate of 20 percent has been used for the calculation of the deferred tax assets and liabilities as at 31 December 2010 and

31 December 2009. Net profit before profit tax for financial reporting purposes is reconciled to profit tax expenses as follows:

Note 18. Profit tax (continued)

	The year ended 31 December 2010	The year ended 31 December 2009
Profit / (loss) before profit tax	24,135	(77,953)
Theoretical profit tax (charge) / credit at statutory tax rate of 20 percent	(4,827)	15,591
Tax effect of items which are not deductible or assessable for taxation purposes	15	127
Non-recognised deferred tax asset	(940)	(1,739)
Total profit tax	(5,752)	13,979

Deferred profit tax. Differences between IFRS and Russian statutory taxation regulations give rise to certain temporary differences between the carrying value of certain assets and liabilities for financial reporting purposes and for profit tax purposes. Deferred profit tax assets and liabilities are measured at 20 percent at 31 December 2010 and 31 December 2009, the rate expected to be applicable when the asset or liability will reverse.

Deferred profit tax assets and liabilities for the year ended 31 December 2010:

		Movements for the year
	31 December 2010	Recognised in profit or loss	Recognised in other comprehensive income	31 December 2009
Deferred profit tax liabilities
Property, plant and equipment	69,439	(926)	—	70,365
Investments in associates	70	(2,395)	(9,048)	11,513
Available-for-sale investments	506	—	(2,757)	3,263
Accounts receivable and prepayments	241	235	—	6
Non-current assets held-for-sale	15,565	—	15,565	—
Other deferred tax liabilities	32	1	—	31
Total deferred profit tax liabilities	85,853	(3,085)	3,760	85,178
Deferred profit tax assets
Property, plant and equipment	(1,550)	(389)	—	(1,161)
Long-term promissory notes	(1,572)	(452)	—	(1,120)
Accounts receivable and prepayments	(828)	124	—	(952)
Retirement benefit obligation	(390)	(69)	—	(321)
Accounts payable and accruals	(235)	(221)	—	(14)
Other deferred tax assets	(325)	(38)	—	(287)
Tax losses	(1,633)	(298)	—	(1,335)
Unrecognised deferred tax assets	4,337	940	—	3,397
Total deferred profit tax assets	(2,196)	(403)	—	(1,793)
Deferred profit tax liabilities, net	83,657	(3,488)	3,760	83,385

Current portion of net deferred tax liabilities equals the amount in RR 14,122 million and represent the amount of deferred tax liabilities settled during the year ended 31 December 2010 (as at 31 December 2009 — RR 2,221 million).

Unrecognised deferred tax assets include tax losses carried forward in amount of RR 1,633 million and deferred profit tax assets on temporary differences arising in respective loss-making subsidiaries. These deferred tax assets are not recognised because it is not probable that sufficient taxable profits will be available against which the deferred tax assets can be utilised

The Group has not recognised deferred tax assets as at 31 December 2010 in respect of tax losses carried forward of RR 8,165 million (as at 31 December 2009 - RR 6,677 million) at companies in the table below.

Note 18. Profit tax (continued)

	31 December 2010	31 December 2009
JSC “Nurenergo”	5,098	4,614
JSC “Mobile gas-turbine electricity plants”	2,300	1,533
JSC “The principle electricity transmission service company of Unified National Electrical Network”	259	244
JSC “Specialized electricity transmission service company of Unified National Electrical Network”	170	—
Others	338	286
Total tax losses carried forward	8,165	6,677

The tax losses expire 10 years after their origination. These tax losses expire mostly during 2012-2020, nil expire during the year 2011, RR 1,743 million with terms from 2 to 5 years (during 2012-2015) and RR 6,422 million with term over 5 years (during 2016-2020).

Deferred profit tax assets and liabilities for the year ended 31 December 2009:

		Movements for the period
	31 December 2009	Recognised in profit or loss	Recognised in other comprehensive income	31 December 2008
Deferred profit tax liabilities
Property, plant and equipment	70,365	(18,897)	60,345	28,917
Investments in associates	11,513	45	2,678	8,790
Available-for-sale investments	3,263	(353)	3,116	500
Account receivable and prepayment	6	6	—	—
Other deferred tax liabilities	31	(51)	—	82
Total deferred profit tax liabilities	85,178	(19,250)	66,139	38,289
Deferred profit tax assets
Property, plant and equipment	(1,161)	(345)	—	(816)
Available-for-sale investments	—	—	1,890	(1,890)
Long-term promissory notes	(1,120)	(274)	—	(846)
Accounts receivable and prepayments	(952)	(86)	—	(866)
Retirement benefit obligation	(321)	(159)	—	(162)
Accounts payable and accruals	(14)	31	—	(45)
Other deferred tax assets	(287)	35	—	(322)
Tax losses	(1,335)	(827)	—	(508)
Unrecognised deferred tax assets	3,397	1,738	(1,890)	3,549
Total deferred profit tax assets	(1,793)	113	—	(1,906)
Deferred profit tax liabilities, net	83,385	(19,137)	66,139	36,383

Note 19. Non-current debt

	Currency	Effective interest rate	Due	31 December 2010	31 December 2009
Certified interest-bearing non-convertible bearer bonds, Series 10	RR	7.75%	15.09.2020	10,200	—
Certified interest-bearing non-convertible bearer bonds, Series 06	RR	7.15%	15.09.2020	10,184	—
Certified interest-bearing non-convertible bearer bonds, Series 08	RR	7.15%	15.09.2020	10,184	—
Certified interest-bearing non-convertible bearer bonds, Series 11	RR	7.99%	16.10.2020	10,138	—
Certified interest-bearing non-convertible bearer bonds, Series 04	RR	7.30%	06.10.2011	6,000	6,000
Certified interest-bearing non-convertible bearer bonds, Series 09	RR	7.99%	16.10.2020	5,069	—
Certified interest-bearing non-convertible bearer bonds, Series 07	RR	7.50%	16.10.2020	5,065	—
Certified interest-bearing non-convertible bearer bonds, Series 02	RR	8.25%	22.06.2010	—	7,000
Total non-current debt				56,840	13,000
Less: current portion of non-current bonds				(6,840)	(7,000)
Non-current debt				50,000	6,000

In September and October 2010 the Group issued certified interest-bearing non-convertible bearer bonds of series 06-11 with an interest rate fixed for 1st - 6th coupons for series 06 and 08, for 1st - 10th coupons for series 07 and 10 and for 1st - 14th coupons for series 09 and 11. The interest rate for other coupons will be determined before the end of the previous coupon period. The bondholders have the option to redeem the bonds for cash instead of accepting the revised terms. The interest is payable every 6 months during the terms of the bonds.

At 31 December 2010 the estimated fair value of total non-current debts (including the current portion) was RR 56,048 million (as at 31 December 2009 - RR 12,874 million), which is estimated using the market prices for quoted FGC UES bonds as at 31 December 2010.

As at 31 December 2010 the Group has long-term undrawn committed financing facilities of RR 15,000 million (as at 31 December 2009 - nil): in May 2010 the Company and JSB “Gazprombank” concluded an agreement to open a 3-year credit line for RR 15,000 million, which may be used for the general purposes of the Group.

Note 20. Retirement benefit obligations

	The year ended 31 December 2010	The year ended 31 December 2009
Net liability in the Statement of Financial Position as at 1 January	3,439	2,933
Net periodical cost	1,152	821
Benefits paid	(273)	(315)
Net liability in the Statement of Financial Position as at 31 December	4,318	3,439

The Group’s post-employment benefits policy includes the employee pension scheme and various post-employment, retirement and jubilee payments. The post-employment and retirement benefit system is a defined benefit program as part of which every participating employee receives benefits calculated in accordance with certain formula or rules. The program’s core element is the corporate pension scheme implemented by the Group in cooperation with the Non-State Pension Fund of Electric Power Industry (NPFE).

The Group also pays various long-term post-employment benefits, including lump sum benefits in case of death of employees or former employees receiving pensions, lump sum benefits upon retirement and in connection with jubilees.

Note 20. Retirement benefit obligations (continued)

Additionally, financial aid in the form of defined benefits is provided to former employees who have state, industry or corporate awards. Such financial aid is provided both to employees entitled and not entitled to non-state pensions.

The most recent actuarial valuation was performed as at 31 December 2010.

The tables below provide information about benefit obligations and actuarial assumptions as at 31 December 2010 and 31 December 2009.

The amounts recognised in the Statement of Financial Position are determined as follows:

	31 December 2010	31 December 2009
Total present value of defined benefit obligations	5,148	4,544
Net actuarial gains not recognised in the Statement of financial position	(142)	(396)
Unrecognised past service cost	(688)	(709)
Liability recognised in the Statement of Financial Position	4,318	3,439

The amounts recognised in profit or loss are as follows:

	The year ended 31 December 2010	The year ended 31 December 2009
Interest cost	412	382
Current service cost	338	283
Net Actuarial Loss Recognized in the period	60	1
Recognised past service cost	460	155
Curtailments	(118)	—
Net expense recognised in the Statement of Comprehensive Income	1,152	821

Changes in the present value of the Group’s retirement benefit obligation are as follows:

	The year ended 31 December 2010	The year ended 31 December 2009
Defined benefit obligations at 1 January	4,544	4,262
Benefits paid by the plan	(273)	(315)
Current service costs	338	283
Interest on obligation	412	382
Actuarial gains	(182)	(68)
Past service cost	460	—
Curtailments	(151)	—
Present value of defined benefit obligations at 31 December	5,148	4,544

Principal actuarial assumptions (expressed as weighted averages) are as follows:

(iii)                         Financial assumptions

	31 December 2010	31 December 2009
Discount rate	7.8%	9.0%
Inflation rate	5.7%	6.5%
Future salary increases	6.7%	7.5%
Future pension increase	5.7%	6.5%

(iv)                           Demographic assumptions

Withdrawal rates assumption is as follows: expected staff turnover rates depends on past service - around 10% for employees with 2 years of service going down to 5% for employees with 10 or more years of service

Retirement ages assumption is as follows: average retirement ages are 60.5 years for men and 56 years for women. Similar retirement age assumption was used at 31 December 2009.

Note 20. Retirement benefit obligations (continued)

Mortality table: Russian population mortality table 1998.

The expected contributions under voluntary pension programs in 2011 are expected in the amount of RR 368 million.

Experience adjustments on benefit obligation are as follows:

	31 December 2010	31 December 2009	31 December 2008	31 December 2007
Total present value of defined benefit obligations	5,148	4,544	4,262	3,841
Deficit in plan	(5,148)	(4,544)	(4,262)	(3,841)
Experience adjustment on defined benefit obligations	(197)	323	808	376

Note 21. Current debt and current portion of non-current debt

	Effective interest rate	31 December 2010	31 December 2009

JSC “IDGC Holding”	14.1%	505	505
JSC “RusHydro”	17.0%	40	40
Current portion of non-current bonds	7.3%-8.2%	6,840	7,000
Total		7,385	7,545

In June 2010 the Group fulfilled its obligations under the second bond issue.

As at 31 December 2010 the Group has short-term undrawn committed financing facilities of RR 30,000 million (as at 31 December 2009 - nil) which may be used for the general purposes of the Group. In January 2010 the Company and JSC “Alfa-Bank” concluded an agreement to open a credit line for RR 15,000 million. In February 2010 the Company and JSB “Sberbank” concluded an agreement to open a credit line for RR 15,000 million.

Note 22. Accounts payable and accrued charges

	31 December 2010	31 December 2009
Trade payables	14,499	11,750
Accounts payable to construction companies	10,844	9,377
Total financial liabilities	25,343	21,127
Advances received	11,744	7,368
Accrued liabilities and other creditors	2,673	4,443
Total	39,760	32,938

Note 23. Other taxes payable

	31 December 2010	31 December 2009
Property tax	595	432
Value added tax	188	335
Employee taxes	47	35
Other taxes	401	334
Total	1,231	1,136

Note 24. Revenues

	The year ended 31 December 2010	The year ended 31 December 2009
Transmission fee	109,371	80,242
Electricity sales	3,070	3,348
Connection services	609	3,053
Grids repair and maintenance services	280	937
Total revenues	113,330	87,580

Other operating income primarily includes income from non-core activities.

	The year ended 31 December 2010	The year ended 31 December 2009
Design works	743	1,033
Insurance compensation	733	457
Research and development services	682	792
Communication services	502	550
Rental income	235	235
Other income	1,589	1,220
Total other operating income	4,484	4,287

Note 25. Operating expenses

	The year ended 31 December 2010	The year ended 31 December 2009
Depreciation of property, plant and equipment	30,185	16,740
Employee benefit expenses and payroll taxes	20,114	15,904
Purchased electricity	15,942	15,431
Repair and maintenance services from third parties	5,023	6,933
Materials for repair	2,868	2,096
Business trips and transportation expenses	1,734	1,251
Rent	1,348	1,435
Security services	1,234	917
Other materials	1,055	823
Information system maintenance	1,048	882
Insurance	946	1,153
Taxes, other than on income	933	664
Loss on disposal of property, plant and equipment	910	1,413
Amortisation of intangible assets	869	930
Electricity transit via foreign countries	784	422
Research and development	755	447
Consulting, legal and auditing services	729	1,293
Communication service	627	489
Fuel	576	490
(Reversal) / accrual of allowance for doubtful debtors	(2,164)	5,527
Other	2,357	2,976
Total	87,873	78,216

FGC UES purchases electricity to compensate electricity losses which occur during transmission.

Employee benefit expenses and payroll taxes include expenses on voluntary pension programs and long-term compensation payments.

Note 25. Operating expenses (continued)

	The year ended 31 December 2010	The year ended 31 December 2009
Wages and salaries	16,049	12,803
Payroll taxes	2,913	2,280
Pension costs - defined benefit plans (Note 20)	1,152	821
Total	20,114	15,904

Rent expense principally represent short-term operating lease, including rent of land (Note 6) and office facilities.

Note 26. Finance income

	The year ended 31 December 2010	The year ended 31 December 2009
Interest income	5,546	9,358
Dividends	255	245
Foreign exchange difference	6	397
Total finance income	5,807	10,000

Note 27. Finance costs

	The year ended 31 December 2010	The year ended 31 December 2009
Interest expense	1,906	1,928
Other	239	353
Total finance cost	2,145	2,281
Less capitalised interest expenses on borrowings related to qualifying assets (Note 6)	(1,526)	(797)
Total finance cost recognised in profit or loss	619	1,484

Note 28. Earnings / (loss) per ordinary share for profit attributable to the shareholders of JSC “FGC UES”

	The year ended 31 December 2010	The year ended 31 December 2009
Weighted average number of ordinary shares (millions of shares)	1,228,079	1,153,514
Profit / (loss) attributable to the shareholders of FGC UES (millions of RR)	19,009	(63,316)
Weighted average earning / (loss) per share — basic and diluted (in RR)	0.015	(0.055)

The weighted average number of shares was adjusted to reflect the effect of transactions under common control for shares registered after end of the reporting period.

The Group has no dilutive potential ordinary shares; therefore, the diluted earnings per share equal the basic earnings per share.

Note 29. Contingencies, commitments and operating risks

Political environment. The operations and earnings of the Group continue, from time to time and in varying degrees, to be affected by the political, legislative, fiscal and regulatory developments, including those related to environmental protection, in Russian Federation.

Insurance. The Group held limited insurance policies in relation to its assets, operations, public liability or other insurable risks. Accordingly, the Group is exposed to those risks for which it does not have insurance.

Legal proceedings. In the normal course of business the Group entities may be a party to certain legal proceedings. In the opinion of management, currently there are no existing legal proceedings or claims outstanding or final dispositions which will have a material adverse effect on the financial position of the Group.

Note 29. Contingencies, commitments and operating risks (continued)

As at 31 December 2010 the Group’s subsidiary, JSC “Nurenergo” was engaged in a number of litigations involving claims amounting in total to RR 3,217 million, for collection of amounts payable for electricity purchased by JSC “Nurenergo” in previous years. The amount is recorded within Accounts payable. No additional provision has been made as the Group’s management believes that these claims are unlikely to result in any further liabilities.

Tax contingency. Russian tax, currency and customs legislation is subject to varying interpretation, and changes, which can occur frequently. Management’s interpretation of such legislation as applied to the transactions and activity of the Group may be challenged by the relevant regional and federal authorities. Recent events within the Russian Federation suggest that the tax authorities may be taking a more assertive position in their interpretation of the legislation and assessments. As a result, significant additional taxes, penalties and interest may be assessed. Fiscal periods remain open to review by the authorities in respect of taxes for three calendar years preceding the year of review. Under certain circumstances reviews may cover longer periods.

As at 31 December 2010 management believes that its interpretation of the relevant legislation is appropriate and the Group’s tax, currency and customs positions will be sustained, including the uncertainty of deductibility of certain types of costs for taxation purposes. Where management believes it is probable that a position cannot be sustained, an appropriate amount has been accrued for in these Financial Statements. The Group estimates that possible tax claims in respect of certain open tax positions of the Group companies primarily related to recoverability of VAT and revenue recognition for taxation purposes could amount to as much as RR 5,616 million if the tax positions would be successfully challenged (as at 31 December 2009: RR 3,367 million).

In addition, tax and other legislation do not address all the specific aspects of the Group’s reorganisation related to reforming of the electric utilities industry. As such there may be tax and legal challenges to the various interpretations, transactions and resolutions that were a part of the reorganisation and reform process.

Environmental matters. The enforcement of environmental regulation in the Russian Federation is evolving and the enforcement posture of government authorities is continually being reconsidered. Group entities periodically evaluate their obligations under environmental regulations.

Potential liabilities might arise as a result of changes in legislation and regulation or civil litigation. The impact of these potential changes cannot be estimated, but could be material. In the current enforcement climate under existing legislation, management believes that there are no significant liabilities for environmental damage, other than any amounts which have been accrued in the accompanying financial statements.

Capital commitments related to construction of property, plant and equipment. Future capital expenditures for which contracts have been signed amount to RR 389,228 million as at 31 December 2010 (as at 31 December 2009 - RR 208,568 million) including VAT.

Note 30. Financial instruments and financial risks

Financial risk factors. The Group’s ordinary financial and business activities expose it to a variety of financial risks, including but not limited to the following: market risk (foreign exchange risk, interest rate risks related to changes in the fair value of the interest rate and the cash flow interest rate, and price risk), credit risk, and liquidity risk. Such risks give rise to the fluctuations of profit, reserves and equity and cash flows from one period to another. The Group’s financial management policy aims to minimize or eliminate possible negative consequences of the risks for the financial results of the Group. The Group could use derivative financial instruments from time to time for such purposes as part of its risk management strategy.

Note 30. Financial instruments and financial risks (continued)

Financial instruments by categories:

31 December 2010	Loans and receivables	Investments available for sale	Other financial liabilities	Total
Financial assets
Investments available for sale (Note 9)	—	9,531	—	9,531
Long-term promissory notes (Note 10)	11,046	—	—	11,046
Other non-current assets (Note 11)	1,707	—	—	1,707
Short-term promissory notes (Note 10)	43,156	—	—	43,156
Cash and cash equivalents (Note 12)	13,573	—	—	13,573
Bank deposits (Note 13)	4,606	—	—	4,606
Accounts receivable (Note 14)	11,364	—	—	11,364
Non-current assets held-for-sale (Note 16)	—	44,278	—	44,278
Total financial assets	85,452	53,809	—	139,261
Financial liabilities
Non-current debt (Note 19)	—	—	50,000	50,000
Current debt and current portion of non-current debt (Note 21)	—	—	6,545	6,545
Trade payables (Note 22)	—	—	14,499	14,499
Account payables to construction companies (Note 22)	—	—	10,844	10,844
Total financial liabilities	—	—	81,888	81,888

31 December 2009	Loans and receivables	Investments available for sale	Other financial liabilities	Total
Financial assets
Investments available for sale (Note 9)	—	35,229	—	35,229
Long-term promissory notes (Note 10)	8,952	—	—	8,952
Other non-current assets (Note 11)	438	—	—	438
Short-term promissory notes (Note 10)	48,681	—	—	48,681
Cash and cash equivalents (Note 12)	33,699	—	—	33,699
Bank deposits (Note 13)	10,187	—	—	10,187
Accounts receivable (Note 14)	9,303	—	—	9,303
Total financial assets	111,260	35,229	—	146,489
Financial liabilities
Non-current debt (Note 19)	—	—	6,000	6,000
Current debt and current portion of non-current debt (Note 21)	—	—	7,545	7,545
Trade payables (Note 22)	—	—	11,750	11,750
Account payables to construction companies (Note 22)	—	—	9,377	9,377
Total financial liabilities	—	—	34,672	34,672

(a) Market risk

(i) Foreign exchange risk. The Group operates within the Russian Federation. The major part of the Group’s purchases is denominated in Russian Roubles. Therefore, the Group’s exposure to foreign exchange risk is insignificant.

(ii) Interest rate risk. The Group’s operating profits and cash flows from operating activity are not largely dependent on the changes in market interest rates. As at 31 December 2010 the interest rates on the borrowing are fixed.

The Group’s interest-bearing assets consist of certificates of deposit amounting to RR 4,798 million (as at 31 December 2009 — RR 30,499 million) placed at fixed rate and promissory notes amounting to RR 51,200 million (as at 31 December 2009 — RR 57,633 million).

Note 30. Financial instruments and financial risks (continued)

For the purpose of interest risk reduction the Group makes credit market monitoring to identify favourable credit conditions.

(iii) Price risk. Equity price risk arises from available-for-sale investments received during the share conversion process. Management of the Group monitors its investment portfolio based on market indices. Material investments within the portfolio are managed on an individual basis and all buy and sell decisions are taken by the management of the Group. The primary goal of the Group’s investment strategy is to maximise investment returns in order to meet partially the Group’s investment program needs. Transactions in equity products are monitored and authorised by the Group treasury. The total amount of investments available-for-sale exposed to the market risk equals RR 53,809 million. At 31 December 2010, if equity prices at that date had been 10% higher (lower) with all other variables held constant, the Group’s revaluation reserve in equity would increase (decrease) by RR 5,381 million and profit before tax would not be affected. At 31 December 2009, if equity prices at that date had been 10% higher (lower) with all other variables held constant, the Group’s revaluation reserve in equity would increase (decrease) by RR 3,467 million and profit before tax would not be affected.

(b) Credit risk.

The amounts exposed to credit risk are as follows:

31 December 2010	Long-term promissory notes (Note 10)	Other non- current assets (Note 11)	Short-term promissory notes (Note 10)	Cash and cash equivalents (Note 12)	Bank deposits (Note 13)	Accounts receivable (Note 14)
Not overdue, not impaired	2,580	675	42,198	13,573	4,606	8,353
Not overdue, but impaired:	8,466	—	—	—	—	—
- gross amount	11,568	49	—	—	—	442
- less impairment provision	(3,102)	(49)	—	—	—	(442)
Overdue, but not impaired	—	1,032	958	—	—	3,011
Overdue and impaired:	—	—	—	—	—	—
- gross amount		175	47	—	—	3,172
- less impairment provision		(175)	(47)	—	—	(3,172)
Total amount	11,046	1,707	43,156	13,573	4,606	11,364

31 December 2009	Long-term promissory notes (Note 10)	Other non- current assets (Note 11)	Short-term promissory notes (Note 10)	Cash and cash equivalents (Note 12)	Bank deposits (Note 13)	Accounts receivable (Note 14)
Not overdue, not impaired	1,280	438	48,681	33,699	10,187	6,527
Not overdue, but impaired:	7,672	—	—	—	—	—
- gross amount	11,568	—	47	—	—	552
- less impairment provision	(3,896)	—	(47)	—	—	(552)
Overdue, but not impaired	—	—	—	—	—	2,776
Overdue and impaired:	—	—	—	—	—	—
- gross amount	—	—	—	—	—	5,320
- less impairment provision	—	—	—	—	—	(5,320)
Total amount	8,952	438	48,681	33,699	10,187	9,303

As at 31 December 2010 the amount of financial assets, which are exposed to credit risk, is RR 85,452 million (as at 31 December 2009: RR 111,260 million). Although collection of receivables could be influenced by economic factors, management of the Group believes that there is no significant risk of loss to the Group beyond the provision for impairment of receivables already recorded.

The Group’s trade debtors are quite homogenous as regards their credit quality and concentration of credit risk. They are primarily comprised of large, reputable customers, most of which are controlled by the State. Historical data, including payment histories during the recent credit crisis, would suggest that the risk of default from such customers is very low.

Note 30. Financial instruments and financial risks (continued)

Credit risk is managed at the Group level. In most cases the Group does not calculate their customers’ credit status but rates their creditworthiness on the basis of the financial position, prior experience and other factors. The cash has been deposited in the financial institutions with no more than minimal exposure to the default risk at the time of account opening. Although some of the banks and companies have no international credit rating, management believes that they are reliable counterparties with a stable position on the Russian market.

The main credit risks of the Group are concentrated within the balances of promissory notes. The detailed information on promissory notes is presented in Note 10.

(c) Liquidity risk. Liquidity risk is managed at the Group level and includes maintaining the appropriate volume of monetary funds, conservative approach to excess liquidity management, and access to financial resources by securing credit facilities and limiting the concentrations of cash in banks. The table below analyses the Group’s financial liabilities into relevant maturity groupings based on the remaining period at the end of the reporting period to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows. Balances due within 12 months equal their carrying balances, as the impact of discounting is not significant.

	Less than 1 year	1 to 2 years	2 to 5 years	Over 5 years	Total
At 31 December 2010
Non-current and current debt and interest payable	10,457	3,779	11,336	67,948	93,520
Trade payables (Note 22)	14,499	—	—	—	14,499
Account payables to construction companies (Note 22)	10,844	—	—	—	10,844
Total as at 31 December 2010	35,800	3,779	11,336	67,948	118,863
At 31 December 2009
Non-current and current debt and interest payable	8,313	6,379	—	—	14,692
Trade payables (Note 221)	11,750	—	—	—	11,750
Account payables to construction companies (Note 22)	9,377	—	—	—	9,377
Total as at 31 December 2009	29,440	6,379	—	—	35,819

(d) Fair value. Management believes that the fair value of financial assets and liabilities is not significantly different from their carrying amounts. The carrying value less provision for doubtful of trade receivables is assumed to approximate their fair value due to the short-term nature of the receivables. The fair value of financial liabilities for disclosure in the financial statements is estimated by discounting future contractual cash flows at the current market interest rate that is available for Group for similar financial instruments.

The table below analyses financial instruments carried at fair value, by valuation method. The different levels have been defined as follows:

•                  Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities

•                  Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices)

•                  Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs)

	31 December 2010	31 December 2009
Level 1	100,140	34,674
Level 3	—	555
Total	100,140	35,229

The financial instruments of the Group carried at fair value represent available-for-sale investments (Note 9) and non-current assets held-for-sale (Note 16).

Note 31. Capital risk management

The Group’s management of the capital of its entities aims to comply with the capital requirements established by the legislation of the Russian Federation for joint stock companies, in particular:

•                  share capital can not be lower than RR 100 thousand;

•                  in case the share capital of an entity is greater that statutory net assets of the entity, such entity must reduce its share capital to the value not exceeding its statutory net assets;

•                  in case the minimum allowed share capital exceeds the entity’s statutory net assets, such entity is subject for liquidation.

At 31 December 2010 several companies of the Group namely JSC “Nurenergo”, JSC “The Kuban Trunk Grids” and JSC “The Tomsk Trunk Grids” were not in compliance with all requirements mentioned above. Management of the Group currently takes measures to correspond with all legislation requirements within the short period.

The Group’s capital management objectives are to ensure that its operations be continued at a profit for the shareholders and with benefits for other stakeholders, and to maintain the optimal capital structure with a view to reduce the cost of capital. In order to maintain or adjust the capital structure, the Group can adjust the dividends paid to the shareholders or their contributions to the authorized capital by issuing new shares or by selling assets to reduce debts.

The Group monitors capital ratios, including the gearing ratio, calculated on the basis of figures of financial statements prepared under the Russian Standards on Accounting (RSA). The Group should ensure that its gearing ratio, being the total debt divided by the total equity, does not exceed 0.50. At 31 December 2010 the Company’s gearing ratio calculated under RSA was less than 0.09 (at 31 December 2009: 0.02).

Note 32. Segment information

Under IFRS 8 operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker (further “CODM”) in deciding how to allocate resources and in assessing performance. The Board of Directors of the Company has been determined as the CODM.

The Group has a single primary activity i.e. the provision of electricity transmission services within the Russian Federation which is represented as Transmission Segment comprising JSC FGC UES, its’ maintenance (service) subsidiaries, LLC Index Energetiki, JSC “The Kuban Trunk Grids” and JSC “The Tomsk Trunk Grids”.

FGC UES itself maintains the high voltage electricity transmission network.

Maintenance (service) subsidiaries — JSC “The principle electricity transmission service company of Unified National Electrical Network” and JSC “Specialized electricity transmission service company of Unified National Electrical Network” - are engaged in maintenance services (repair and restoration) for the Unified National Electric Network.

Assets and liabilities of LLC Index Energetiki acquired as the result of RAO UES liquidation are held only for the purpose of implementation of FGC UES investment program through sale in the appropriate market situation. As this division of financial assets and liabilities between FGC UES and LLC Index Energetiki is only of legal nature and the management of the Group analyses information on financial assets of these two entities simultaneously, the operations and balances relating to LLC Index Energetiki are included within the Transmission Segment.

The Board of Directors of the Company does not evaluate financial information of other components of the Group to allocate resources or assess performance and does not determine these components as segments. The key indicator of the transmission segment performance is return on equity ratio (ROE). It is calculated based on statutory financial statements prepared according to RSA as net profit divided by net assets. Accordingly, the measure of transmission segment profit or loss analysed by CODM is net profit of segment based on the statutory financial statements prepared according to RSA. The Other information provided to CODM is also based on statutory financial statements prepared according to RSA.

Note 32. Segment information (continued)

	Transmission segment – based on statutory financial statements prepared according to RSA
	The year ended 31 December 2010	The year ended 31 December 2009
Revenue from external customers	112,191	86,555
Intercompany revenue	230	302
Total revenue	112,421	86,857

Depreciation and amortization	32,279	23,089

Interest income	6,011	7,512

Interest expenses	350	1,812

Current profit tax	9,298	5,021

Profit / (loss) for the period	66,428	(73,128)

Capital expenditure	117,901	87,708

	At 31 December 2010	At 31 December 2009
Total reportable segment assets	925,118	705,904

Total reportable segment liabilities	161,535	135,007

	The year ended 31 December 2010	The year ended 31 December 2009
Total revenues from segment (RSA)	112,421	86,857
Reclassification between revenue and other income	(1,932)	(2,323)
Non-segmental revenue	3,071	3,348
Elimination of intercompany revenue	(230)	(302)
Total revenue (IFRS)	113,330	87,580

Note 32. Segment information (continued)

	The year ended 31 December 2010	The year ended 31 December 2009
Profit / (loss) for the period (RSA)	66,428	(73,128)
Adjustment of bad debts provision under IFRS	6,065	(17,593)
Adjustment of property, plant and equipment to IFRS cost	2,823	6,348
Impairment of property, plant and equipment not recognized under RSA	(216)	(2,099)
Reversal of impairment provision for property, plant and equipment	1,358	5,243
Recovery of investments reserves under RSA	(39,885)	78,825
Loss on re-measurement of assets held-for-sale	(6,896)	—
Reversal of impairment of promissory notes under RSA	(7,379)	—
Adjustment of Treasury shares	(659)	22,762
(Reversal) / write-off of expenses recognized under RSA	(644)	522
Discounting of promissory notes	(1,841)	(557)
Capitalized interest	248	797
Unrealised profit adjustment	(558)	(165)
Deferred tax adjustments	7,150	14,777
Share of result of associates	(833)	1,893
Loss on dilution of share in associates	(2,790)	—
Adjustment of gain on sale of investments in associates	(344)	—
Pension liabilities adjustment	(541)	(555)
Revaluation loss on property, plant and equipment	—	(99,879)
Adjustment on disposal of available-for-sale investments	—	8,153
Impairment of available-for-sale investments and associates	—	(2,018)
Impairment of promissory notes	(228)	(353)
Write-off of construction-in-progress	(21)	(104)
Other adjustments	339	363
Non-segmental other operating loss	(3,193)	(7,206)
Profit / (loss) for the period (IFRS)	18,383	(63,974)

Note 32. Segment information (continued)

	31 December 2010	31 December 2009
Total reportable segment assets (RSA)	925,118	705,904
Adjustment of property, plant and equipment to IFRS cost	336,944	130,385
Reversal of RSA revaluation of property, plant and equipment	(114,216)	(28,066)
Impairment of advances for construction-in-progress	(350)	(1,928)
Adjustment of VAT recoverable according to IFRS	(8,592)	(3,084)
Write-off of construction-in-progress	(423)	(402)
Reversal of RSA impairment of investments in subsidiaries	5,580	5,580
Reversal of RSA impairment of investments in associates	41,680	62,453
Adjustment of Investments in associates under equity method of accounting	(40,699)	(36,713)
Impairment of associates	(3,240)	(3,240)
Reversal of impairment of promissory notes and other short-term investments under RSA	4,167	15,165
Deferred tax adjustment	(4,975)	(5,311)
Treasury shares adjustment according to accounting policy	(5,038)	(4,379)
Discounting of promissory notes	(3,103)	(4,652)
Write-off and impairment of accounts receivable	8,242	2,176
Write-off of intangible assets	(1,305)	(1,271)
Interest capitalized	1,045	797
Revaluation of property, plant and equipment	—	204,003
Re-measurement of assets held-for-sale	(6,896)	—
Other adjustments	357	272
Non-segmental assets	15,729	19,344
Unrealised profit adjustment	(1,201)	(643)
Elimination of investments in subsidiaries	(23,462)	(23,560)
Elimination of intercompany balances	(53,714)	(57,684)
Total assets (IFRS)	1,071,648	975,146

	31 December 2010	31 December 2009
Total reportable segment liabilities (RSA)	161,535	135,007
Pension adjustment	4,318	3,439
Adjustment of VAT recoverable according to IFRS	(8,592)	(3,084)
Other adjustments	977	(64)
Non-segmental liabilities	15,685	16,710
Deferred tax adjustments	77,335	80,297
Elimination of intercompany balances	(53,714)	(57,684)
Total liabilities (IFRS)	197,544	174,621

Note 32. Segment information (continued)

The main differences between financial information prepared in accordance with IFRS and financial information reported to the chief operating decision-maker related to profit and losses, assets and liabilities results from different accounting methods under IFRS and RSA. Financial information on segments reported to CODM under RSA does not include main adjustments made in accordance with IFRS.

Non-segmental revenue, non-segmental other operating loss, non-segmental assets and non-segmental liabilities represent corresponding revenues, profit (loss), assets and liabilities of components (subsidiaries) that are not determined as segments by CODM.

Information on revenues for separate services and products of the Group is presented in Note 24.The Group performs most of its activities in the Russian Federation and do not have any significant revenues from foreign customers or any non-current assets located in foreign countries.

The major customers of the Group are entities controlled by the Government of Russian Federation. The amounts of revenues from such entities are disclosed in Note 5. The Group has no other major customers with turnover over 10 percent of the Group revenues.

Note 33. Events after the reporting period

Additional share issue. In February 2011 FGC UES completed and registered the additional share issue. As the result of this share issue 22,387 million shares were placed and the Company received cash in the amount of RR 11,193 million. As a result of the exercise of the state’s pre-emptive rights during the share issue, the interest of the state in the Company increased to 79.48 per cent.

Transaction with JSC “InterRAO UES”. In March 2011 assets classified as Held-for-sale as of 31 December 2010, except for investments in JSC “UES”GruzRosEnergo”, JSC “Sangtudinskaya GES-1” and JSC “TGC-11 Holding”, were transferred to JSC “Inter RAO UES” in exchange for 1,883,764,021 thousand of ordinary shares of “Inter RAO UES”. The financial result of the transaction will be recognized in financial statements for the period beginning on 1 January 2011.

Bonds issue. In April 2011 the Company’s Board of Directors approved the offering document for the placement of the corporate bonds in Russian market. The Group plans to place bonds of series 12, 13, 14, 15, 16, 17, 18, 19 and 20 with a total nominal value of RR 125,000 million.

Share options. In February 2011 the Board of Directors approved share option program effective within the next five years. The total quantity of ordinary shares to be granted to directors and employees will not exceed 2% of the total quantity of ordinary shares of the Company. Exercise price of shares is the weighted average price of Company’s ordinary shares based on MICEX quotations during 90 days preceding the date of the agreement with the program’s participant.

Annex 7. RAS 2011 Financial Statements for the 1st Quarter and 2011 Accounting Policy

MN FNS RF of KN No.4 RECEIVED	Appendix to the Russian
May 03, 2011 State tax inspector T.D	Ministry of Finance Order
Nikulina Signature /signature/	No66H dated 02.07.2010

ACCOUNTING BALANCE SHEET
as of March 31, 2011

			CODES
		ОКУД Form No.1	0710001
		Date (YY/MM/DD)	2011	03	31

Company	Open Joint-Stock Company “Federal Grid Company of Unified Energy System”	ОКПО	56947007
Tax identification code		ИНН	4716016979
Activity	electrical power transmission	ОКВЭД	40.10.2
form of legal entity’s incorporation/ form of ownership open joint-stock company/mixed Russian ownership with partial federal ownership			47		41
		ОКОПФ/ОКФС
Unit of measure:	Thousand RUR	ОКЕИ	384/385
Location (address)	117630, Russia, Moscow, Akademika Chelomeya str., 5A
		Approval date
		Date of sending (acceptance)

	Indicator		As of December 31,	As of December 31,
ASSET	code	As of March 31, 2011	2010	2009
1	2	3	4	5
I. NON-CURRENT ASSETS
Intangible assets	1110	778 233	917 625	1 396 257

Research and development results	1120	207 756	255 247	73 805
Fixed assets,
including:	1130	266 355 591	266 757 242	237 753 751
plots of land and natural resources	1131	831 341	827 221	156 495
buildings, cars and equipment, constructions	1132	263 020 881	263 522 767	235 778 695
other fixed assets	1133	2 503 369	2 407 254	1 818 561
income-bearing investments into tangible assets	1140	—	—	—
Financial investments	1150	106 046 713	104 137 547	66 970 387
Deferred tax assets	1160	—	—	—
Other non-current assets, including:	1170	420 747 724	395 084 129	282 230 680
equipment for installation	1171	19 746 984	17 905 969	18 484 815
investments into non-current assets	1172	297 495 394	280 738 169	198 044 770
non-current assets advance	1173	102 875 814	95 800 660	64 359 812
other non-current assets	1174	629 532	639 331	1 341 283
TOTAL for Section I	1100	794 136 017	767 151 790	588 424 880
II. CURRENT ASSETS
Inventory, including:	1210	5 303 283	4 632 226	2 427 514
raw materials, materials and other similar assets	1211	5 022 488	4 407 467	2 262 155
finished goods and goods for sale	1212	29 986	30 011	29 993
expenditures of future periods	1213	250 809	194 748	135 366
Value added tax on purchased assets	1220	2 631 351	2 295 467	2 070 794
Accounts receivable, including:	1230	68 775 564	70 543 204	73 303 898
Accounts receivable (payments are planned over more than 12 months upon the balance sheet date), including:	1231	9 837 227	8 696 249	20 492 819
customers and consumers	1232	2 744	68 106	185 910
made advance payments	1233	36	—	36
other debtors	1234	9 834 447	8 628 143	20 306 873
Accounts receivable (payments are planned within 12 months upon the balance sheet date), including:	1235	58 938 337	61 846 955	52 811 079
customers and consumers	1236	11 329 943	8 669 641	8 949 413
amounts owed by partners as peyments into the registered capital	1237	—	—	—
made advance payments	1238	3 507 455	1 836 195	2 676 530
other debtors	1239	44 100 939	51 341 119	41 185 136
Financial investments	1240	27 492 918	46 244 024	69 127 725
Monetary assets, including	1250	28 153 593	11 243 302	11 312 141
Other current assets	1260	—	—	—
TOTAL for Section II	1200	132 356 709	134 958 223	158 242 072
BALANCE	1600	926 492 726	902 110 013	746 666 952

	Indicator		As of December 31,	As of December 31,
LIABILITY	code	As of March 31, 2011	2010	2009
1	2	3	4	5
III. CAPITAL and RESERVES
Charter capital	1310	627 974 064	616 780 667	576 757 098
Own shares reaquired from shareholders	1320	—	—	—
Revalue of non-current assets	1340	147 092 902	147 094 223	115 883 558
Additional capital	1350	31 867 163	31 867 163	31 712 809
Reserve capital	1360	10 134 044	10 134 044	10 134 044
Uncovered loss of past years	1370	(69 515 293)	(69 516 615)	(68 870 025)
Undistributed profit of past years	1371	58 088 388	58 088 388	—
Undistributed profit of the current fiscal year	1372	17 192 715	—	—
Undistributed loss of the current fiscal year	1373	—	—	—
TOTAL for Section III	1300	822 833 983	794 447 870	665 617 484
IV. LONG-TERM LIABILITIES
Borrowed assets	1410	50 000 000	50 000 000	6 000 000
Deferred tax liability	1420	3 102 913	2 649 711	1 435 064
Conditional liability reserves	1430	—	—	—
Other liabilities	1450	17 993	18 179	5 098
TOTAL for Section IV	1400	53 120 906	52 667 890	7 440 162
V. SHORT-TERM LIABILITIES
Borrowed assets	1510	6 881 700	6 941 422	7 481 469
Accounts payable, including:	1520	43 377 821	47 774 515	65 802 620
suppliers and contractors	1521	15 486 786	14 017 237	11 018 708
amounts owed to the company staff	1522	746 337	193 318	134 473
amounts owed to state non-budget funds	1523	322 743	36 486	18 906
tax and dued liabilities	1524	2 734 105	865 113	653 884
received prepayments	1525	11 356 404	11 476 694	7 114 653
other creditors	1526	12 684 548	21 138 769	46 861 996
amounts owed to partners (promoters) as dividends	1527	46 898	46 898	46 898
Future stream of earnings	1530	278 316	278 316	278 319
Reserves for the costs to be incurred	1540	—	—	—
Other liabilities	1550	—	—	—
TOTAL for Section V	1500	50 537 837	54 994 253	73 609 306
BALANCE	1700	926 492 726	902 110 013	746 666 952

Manager		D.A. Troshenkov	Chief accountant		V.V. Schukin
	(signature)	(signator)		(signature)	(signator)

“ 30 ” April 2011

MN FNS RF of KN No.4
RECEIVED May 03, 2011 State tax
inspector T.D. Nikulina Signature
/signature/

2

MN FNS RF of KN NO.4	Appendix to the Russian
RECEIVED May 03, 2011 State	Ministry of Finance Order
tax inspector T.D. Nikulina	No66H dated 02.07.2010
Signature /signature/

PROFIT AND LOSS STATEMENT as of March 31, 2011

			CODES
		ОКУД Form No. 2	0710002
		Date (YY/MM/DD)	2011	03	31

Company	Open Joint-Stock Company “Federal Grid Company of Unified Energy System”	ОКПО	56947007
Tax identification code		ИНН	4716016979
Activity electrical power transmission		ОКВЭД	40.10.2
form of legal entity’s incorporation/form of ownership open joint-stock company/mixed Russian ownership with partial federal ownership			47		41
		ОКОПФ/ОКФС
Unit of measure:	Thousand RUR	ОКЕИ	384/385

Indicator		For the reporting	For the similar period
name	code	period	of the previous year
1	2	3	4
Income and loss for usual activities

Net-earnings from sales of goods, products and services (minus VAT, excise duties and other similar compulsory payments), including:	2110	36 590 350	27 622 847

electrical power transmission services	2111	36 007 425	27 416 314
other activity	2112	582 925	206 533

Production cost for goods, products and services sold, including:	2120	(17 559 029)	(16 700 131)

electrical power transmission services	2121	(17 353 497)	(16 520 998)
other activity	2122	(205 532)	(179 133)
Gross earnings (010 + 020)	2100	19 031 321	10 922 716
Commercial expenses	2210	—	—
Management expenses	2220	(1493 058)	(993 374)
Profit (loss) from sales (029 + 030 + 040)	2200	17 538 263	9 929 342
Operational income	2310	1	—
Interest receivable	2320	1 080 303	706 532
Interest payable	2330	—	(250 408)
Other profit	2340	108 336 704	27 525 243
Other expenses	2350	(105 181 634)	(20 499 464)

Profit (loss) before tax (2200 +2310 + 2320 + 2330 + 2340 + 2350)	2300	21 773 637	17 411 245

Curent income tax, including:	2410	(4 126 495)	(2 823 266)
Constant tax liabilities	2411	(224 970)	341 377
Deferred tax liabilities changes	2430	449 212	299 560
Deferred tax assets changes	2450	3 990	18 046
Other, including:	2460	(1 225)	64 112
Other similar compulsory payments	2461	(1 220)	18 460
Income tax correction for the previous periods	2462	(5)	45 652

Net income (loss) of the reporting period	2400	17 192 715	14 334 485

Indicator	For the 1 quarter 2011	For the 1 quarter 2010
FOR REFERENCE
Result of the non-current assets revalue, not included into the net income (loss) of the period
Result of theother transactions, not included into the net income (loss) of the period
Total profit or loss of the period	17 192 175	14 334 485
Base profit (loss) per share	0,0139	0,0116
Diluted (loss) per share

Manager		D.A.Troshenkov	Chief accountant
	(signature)	(signator)			V.V. Schukin
(signature)

“ 30 April 2011

MN FNS RF of KN No.4 RECEIVED
May 03, 2011 State tax inspector T.D.
Nikulina Signature /signature/

2

DECREE

(version of the Decrees of 21.03.2011 № 156, 16.05.2011
№ 279)

30.12.2010	№ 1017

Re.:	2011 Accounting Policy
JSC FGC UES

In accordance with the Federal Law No.129-FZ “On Business Accounting” dated November 21, 1996, the Tax Code of the Russian Federation, and requirements of accounting law, as well as the legislation of the Russian Federation on taxes and charges, I hereby DECREE AS FOLLOWS:

1. To approve:

1.1. The 2011 Accounting Policy of JSC FGC UES according to Annex No. 1 hereto.

1.2. Regulations on the 2011 accounting policy for the taxation purpose in compliance with Annex No. 2 hereto.

1.3. Operational Chart of Accounts according to Annex No. 3 hereto.

2. Department of financial accounting and reporting (Mr. V.V. Shchukin) together with all structural subdivisions of JSC FGC UES executive office and JSC FGC UES affiliates shall ensure appropriate application of the Accounting policy’s basic/main elements.

3. Mr. D.A. Troshenkov, First Deputy Chairman of the Management Board, shall be responsible for supervision of implementation of this Decree.

Chairman of the Management Board	/Signature/	O.M. Budargin

For distribution to: The Executive Office and branches of JSC FGC UES.

V.V. Shchukin

I.N. Nesterova

Telephone: 8-800-200-18-81, ext. 25-44

Authorizations by: V.V. Shchukin, A.V. Kazachenkov, D.A. Troshenkov,  L.Yu. Akimov, D.A. Papin

Annex No. 1
to Decree of JSC FGC UES
No. 1017 dated 30.12.2010

2011 ACCOUNTING POLICY

Open Joint-stock Company

Federal Grid Company of

of Unified Energy System

Introduction

This 2011 Accounting Policy for the purpose of accounting and records of JSC “Federal Grid Company of Unified Energy System” (JSC FGC UES) (hereafter referred to as the Company) structurally consists of three basic sections:

1. Organizational aspects of accounting policy consist of description of the order of organization of accounting department activity process of the Company with a view of the successful accomplishment of the objectives of the Company and the process of economic and administrative decision-making.

Organizational aspects of accounting policy cover:

•        specific features of JSC FGC UES management water ;

•        performed activities;

•        principles of accounting department organization.

2. Methodological aspects of accounting policy represent procedure of business transactions of accounting affecting assessment of financial status and order of achievement of financial performance of the Company.

These Regulations on accounting policy fix accounting procedures standardizing accounting methods applied in the Company, which considerably affect the assessment and decision-making with interested users of financial statements.

3. Technical aspects of accounting policy include:

•        types, composition and frequency of presentation of financial reporting;

•        procedure of the Company asset and liability inventory;

•        operational chart of accounts of financial and economic activity of JSC FGC UES for 2011 with indication of analytical levels.

1. Organizational aspects of accounting policy

1.1. Background information of JSC FGC UES

JSC FGC UES was established in accordance with the programs of electric energy reform carried out in the Russian Federation as the management organization of the Unified national (all-Russian) Energy Grid (UNEG) for the purpose of its preservation and development. UNEG combines grids, which belong both to JSC FGC UES and other owners.

Pursuant to the legislation of the Russian Federation, JSC FGC UES is a subject of natural monopoly, and its activity is regulated with the government.

General meeting of shareholders is the superior management body of JSC FGC UES. The Chairman of the Management Board as the sole executive body and the Management Board as the collegiate executive body being elected by the Board of Directors perform management of the current activities of the Company.

1.2. Separate structural subdivisions of the Company

Specific features of the Company organizational chart affecting choice of accounting means and methods consist in the availability of:

•                  separate structural subdivisions recorded on a separate balance, possessing settlement and current accounts in bank institutions;

•                  separate structural subdivisions possessing settlement and current accounts in bank institutions.

All subdivisions in the Company are structurally grouped as per lines of activity and geographic areas.

Separate structural subdivisions are not legal entities, the Company vests them with the property, and they act subject to:

•                  Relevant regulations on separate structural subdivisions;

•                  other documents of internal standard regulation adopted by the Company.

Separate structural subdivisions at their location:

•                  fulfill a part of functions of the Company conditioned with their production capacities within the limits fixed with the Russian Federation laws and documents of internal standard regulation of the Company;

•                  collect, process and transfer to the Company information required for the normal activity of the Company;

•                  perform other activities and functions incidental to the Company objectives subject to the decisions of the Company managing bodies.

Company affiliates — MES, PMES, ATP MES, TMR MES of East, subsidiaries, separate and structural subdivisions of the Company have separate balance sheets, they have their accounting departments, maintain financial statements, tax, statistic and other reporting.

1.3. Description of the activities performed by the Company

The Company performs activities, which are as follows:

•       • Activities regulated with the government:

• transmission of electric energy;

• technical connection.

•       Non-regulated activity:

• agency activity;

• other non-regulated activity.

The Company carries out separate accounting of income, expenditures, and financial results for the mentioned types of activity.

1.4. Principles of organization accounting departments of the Company

1.4.1. The Company’s accounting department

The Chairman of the Management Board of the Company is responsible for the accounting organization in the Company, compliance with the current legislation in the course of the Company’s economic activities.

Business accounting and tax accounting are maintained by the Company’s structural subdivision - Department of financial accounting and reporting headed by Chief Accountant being the Head of Department, as well as by accounting departments of the separate structural subdivisions which are responsible for business and tax accounting maintenance.

The Head of Department of financial accounting and reporting - Chief Accountant of the Company - is responsible for accounting, timely presentation of full and true accounts. The Head of Department of financial accounting and reporting, Chief Accountant of the Company, ensures control of the conformity of the existing economic transactions to the Russian Federation laws, control of property circulation and discharge of commitments, supervises observance of the requirements of these Regulations, and development of the proposals for the further improvement. Instructions and decrees issued by the Head of Department of financial accounting and reporting — Chief Accountant of the Company — relating to accounting issues are binding upon all divisions of the Company.

1.4.2. Accounting departments in the separate structural subdivisions

The managers of separate structural subdivisions are responsible for the organization of business accounting and observance of the laws in performance of economic operations. The managers of separate structural subdivisions are bound to: create the required conditions for proper accounting maintenance, to ensure strict observance with all structural subdivisions, departments and employees of the requirements of chief accountants of separate structural subdivisions, as well as requirements of Department of financial accounting and reporting of the Company on the issues of execution and presentation for the accounts of the documents and information.

Accounting departments of separate structural subdivisions headed by chief accountants are responsible for the business accounting. Chief accountants of separate structural subdivisions are liable under the Russian Federation laws, they enforce observance of the laws in performance of all economic transactions, their accounts, presentation of current information, preparation of accounting reporting, tax reports,  statistics, and other reports within the duly fixed timelines.

The instructions and requests of Chief Accountants of structural subdivisions of the Company on the accounting issues are binding upon all employees of the said separate structural divisions of the Company

The Company organizes and keeps accounting in separate structural subdivisions in accordance with:

•   the current legislation of the Russian Federation;

•   regulations on the separate structural subdivisions;

•   these Regulations on accounting policy;

•   other internal regulatory documents as adopted in the Company.

1.4.3. Method of accounting organization of the Company

The Company keeps business accounting using automatic method and using SAP R/3 software and other software products. All subdivisions in the Company apply the single operational chart of accounts set forth in Annex 3 to this Decree.

1.4.4. Document support of economic transactions

Economic transactions are supported with use of source accounting documents subject to the unified form books approved with Goskomstat (The State Statistics Committee) of the Russian Federation. In the event of absence of the approved source document forms, the Company develops its own document forms in line with the requirements fixed in the accounting laws.

Accounting department of the structural subdivision, which performs economic transaction, keeps source accounting documents and accounting registers.

For the purpose of the account of the income and expense of separate structural subdivisions of the Company, the above subdivisions deliver monthly company financial statements in the form approved with internal standard documents of the Company. The manager and the chief accountant of a separate structural subdivision, who sign the financial statements, are responsible for the proper preparation of the financial statements.

Should the property and funds be transferred from one structural subdivision to the other one upon expiration of certain time, the division, which receives the property and the funds, is bound to keep accounts of their circulation.

The schedule of the Company document flow with respect to any incoming, outgoing and internal accounting documents is approved with separate internal order documents of the Company. The schedule of document flow comprises separate standard documents of the Company, which regulate document flow of different account components and financial and economic activities of the Company.

The power to sign source accounting and other documents is established by internal regulatory documents of the  Company. Managers of units (heads of departments, offices and etc.) enjoy the power to sign documents, if such power arises from the performance of their functional duties and in accordance with that manager’s power of attorney.

1.4.5. Correction of mistakes in accounting

A mistake is considered material if separately or together with other mistakes for the same reporting period  it can influence the economic decisions of users that are made by them based on accounting statement drawn up for the given reporting period.

Correction of mistakes and the procedure for disclosing information about mistakes in accounting and financial statements of the Company as well as the extent to which a given mistake influences the economic decisions of uses are determined by the Head of the Department of financial accounting and reporting — Chief accountant — in accordance with the Russian Accounting Standard “Correction of mistakes in accounting and reporting” RAS 22/2010.

2. Methodological aspects of accounting policy

This accounting policy for the purpose of accounting and records (hereafter referred to as the accounting policy) is prepared as per the standard documents, which regulate order of accounting preparation and presentation in the Russian Federation.

Such documents include the following documents:

•       “Federal Law on accounting” No. 129-FZ dated July 23, 1998;

•       Russian Accounting Standards (hereafter referred to as RAS) approved with the Ministry of Finance of the Russian Federation, as well as the methodological recommendations, instructions, and other respective regulatory documents of the Ministry of Finance of the Russian Federation.

Basic provisions of the accounting policy applied with the Company for accounting and preparation of accounts are outlined below.

The Company accounting includes activity indicators of all separate structural subdivisions (including those with independent balance sheets) and does not contain indicators of the subsidiaries and affiliated companies.

2.1. Recognition of noncurrent assets

2.1.1. Fixed assets

Recognition of fixed assets

Tangible assets are recognized as fixed assets at the simultaneous observance of conditions fixed with the Regulations on accounting “Asset accounting” (RAS 6/01).

Fixed asset objects, the rights whereon are subject to public registration under the current legislation of the Russian Federation, are included into the composition of the fixed assets and the respective amortization group from the date of documented fact of document submittal for the registration of the above rights. The Company ensures separate analytical record of the above objects.

Actually operated property with respect whereof capital investments are finalized, construction, technical and respective primary accounting documents of acceptance — takeover are executed, but documents for the public registration are not submitted, are recognized in Account 08 “Investments in noncurrent assets.”

Books, booklets and other print materials purchased are not recognized as fixed assets for purposes of accounting. Such expenses relating to their procurement are recognized as expenses of the reporting period, in which they were incurred. The Company does not set up library stock. For the purpose of the safekeeping of these objects in operational activities, the provision is made for due supervision of therir flow in accordance with internal organizational and regulatory documents of the Company.

Assessment and recognition of fixed assets

The unit of fixed asset accounting is an inventory item.

Fixed assets are grouped into a single inventory item as per functional feature subject to the documentation certified by technical specialists.

Fixed assets are recognized for purposes of accounting at their acquisition cost. Such acquisition cost of fixed assets is formed in accordance with the relevant requirements of regulatory accounting instruments. Expenses related with registration of rights for the fixed asset objects, arising from recognition of such fixed asset objects for accounting purposes, are accounted as a part of other expense.

The value of fixed assets at which they were recognized for accounting purposes may not be changed with the exception of completion of construction, retrofit, rehabilitation, upgrading, and repowering, partial liquidation or due to any other similar reasons.

Completion of construction, retrofit, upgrading are the works due to change of process or purpose of equipment, building, structure or any other object of depreciable capital assets, higher load and/or other new features/attributes.

Reconstruction refers to any retrofit of the existing fixed assets related with any process improvement and enhancement of its technical and economic indicators, and performed subject to the rehabilitation project of fixed assets for the purpose of the increase of the production capacities, quality improvement and change of the relevant product mix.

Technical re-equipment refers to a set of initiatives aimed at improvement of technical and economic indicators of the fixed assets or any part thereof on the basis of the introduction of the advanced equipment and technology, production mechanization and automation, upgrading and replacement of obsolete and worn-out equipment with any new and more productive equipment.

The Company’s expenses relating to completion of construction, retrofit, reconstruction, upgrading, technical re-equipment of fixed asset objects increase their acquisition cost upon completion of the above activities.

Expenses for current repairs and capital repairs of fixed assets are recognized as expenses incurred from ordinary operations in the reporting period, in which they were incurred.

Partial liquidation refers to quality change (degrading) physical and technical properties of the objects, which results in decrease of economic benefits from the object use.

In the event of partial liquidation of separate parts of fixed asset objects, their initial cost is reduced upon completion of the process of such partial liquidation.

Value adjustment of a fixed asset object is reflected in a subsidiary account of fixed asset retirement, opened for accounting of the fixed asset. The initial (replacement) cost of a fixed asset object is allocated to the debit side of the above subsidiary account, which corresponds to the respective subsidiary account of the fixed asset account, whereas the sum of the accumulated depreciation for the period of productive use in organization of the given object is allocated to the credit side, which corresponds to the depreciation account on the debit side. Upon completion of the retirement procedure the depreciable value of the fixed asset object is written off from the credit side of the subsidiary account of fixed asset retirement account to the debit side of profit-and-loss account as other expense.

The Company annually revaluates its fixed assets. Such revaluation is performed subject to regulatory documents by groups of homogeneous fixed assets.

Depreciation of fixed assets

The value of fixed assets is redeemed by way of accrual of depreciation, unless otherwise stipulated for by the current legislation of the Russian Federation of this Accounting Policy.

Accrual of depreciation is performed using the straight-line method.

The useful life period of fixed assets is determined on the day of recognition of fixed asset objects for accounting purposes by the committee, the composition of which is approved by the Company director or any person authorized by such director.

The Company determines dates of useful life of fixed asset objects subject to the classification of the fixed assets included into amortization groups approved with the Governmental Regulation of the Russian Federation No.1 “On classification of fixed assets, included in depreciation groups” (hereafter referred to as the Classification) as of January 01, 2002.

In case of absence of some objects of fixed assets in the Classification, the period of useful life for accounting purposes is determined on the basis of expert appraisal performed by the Company’s technical specialists subject to technical conditions (object’s technical documentation) as follows:

•       on the basis of anticipated useful life of the object, in accordance with anticipated productivity or capacity;

•       on the basis of anticipated wear and tear which depends on the operational mode, natural conditions (environment), impact of corrosive substances, and maintenance/repairs systems used;

•       regulatory and other restrictions for the use of a fixed asset.

In the event of the improvement of the originally accepted standard indicators of operation of fixed asset object as a result of the reconstruction or technical re-equipment, the Company has the right to revise the useful life period.

In the event of the procurement of any used fixed assets, their useful life period shall be determined:

•       based on the useful life period of a fixed asset as per the above procedure net of the number of months of operation of the concerned object by its previous owners;

•       if it is impossible to determine the useful life period using the above method (e.g., the actual useful life period of its previous owners is higher or equals the maximum useful life period established for objects of this classification of depreciation group), the committee at its discretion determines the useful life period of the concerned fixed asset taking into account safety requirements and other factors.

Accrual of depreciation charges relating to a fixed asset is performed effective the first of the month following the moth of recognition of the fixed asset for accounting purposes, and is performed until full value depreciation of the concerned object or until the fixed asset if written-off from the Company’s financial account.

The value of a fixed asset which does not exceed RUB 40 thousand per unit, is deducted to the expenses for the production (sales expenses) by way of accrual of depreciation of fixed assets to the amount of their initial value according to their transfer to the production or operation. The fixed asset objects, which were commissioned before December 31, 2007 from the initial value per unit from RUB 10 thousand to RUB 20 thousand are deducted to the expenses for the production (selling expenses) by way of uniform accrual of depreciation within the remaining period of their useful life.

Property, completed construction, and which is actually operated and is not supported with the documents submitted for the public registration, is subject to depreciation and is put on a separate subsidiary account of the account of the investments in noncurrent assets. Depreciation of the above property is accrued in the order as provided for depreciation accrual for fixed assets. When these objects are recognized for accounting purposes as fixed assets after their state registration, the previously accrued amount of depreciation is then adjusted.

2.1.2. Intangible assets

Recognition of intangible assets

Intangible assets cover procured or created objects, which do not have any material and substantial content, but which have any value and which are used in economic activities of an organization for a long period of time (more than one year) and which generate profit.

Assessment of intangible assets

Intangible assets are recognized for accounting as per their acquisition/initial cost. Initial cost of intangible assets is established subject to the requirements of regulatory accounting documents.

In case that expenses relating with procurement, development, production, and bringing intangible assets to the conditions, in which they are fit for operation, are identified after recognition of such intangible assets for accounting purposes, they are reflected as other expense.

The unit of intangible asset accounting is an inventory item.

The Company does not reassess groups of homogeneous intangible assets.

The Company performs audits of devaluation of its intangible assets once per year on December 31st of the reporting year.

Amortization of intangible assets

The cost of intangible assets with the exception of research and development,- design and experimental,- and technological works, which yield positive results and are not subject to the legal protection, is redeemed using accrual of amortization.

Amortization of intangible assets is accrued using the straight-line method on the basis of a fixed useful life period.

The useful life period of intangible assets is determined with the committee, the composition of which is approved with the Chairman of the Management Board (in case of a separate structural subdivision — by its senior manager) or a person authorized by the same at the time of recognition of such intangible assets for accounting purposes on the basis of the following:

•      period of validity of a patent, certificate or other restrictive periods of use of intellectual property object in accordance with the current legislation of the Russian Federation;

•      anticipated period of useful life during which the Company may gain economic benefits (income).

Amortization charges relating to intangible assets are reflected in financial accounting by way of accrual of the corresponding amounts in a separate Account 05 “Amortization of intangible assets.”

2.1.3. Research and Development,- design and experimental,- and technological works

Expenses relating to any research and development,- design and experimental,- and technological works (hereafter referred to as R&D) are accounted on a separate subsidiary account “R&D expenditures” of Account 08 “Investments in noncurrent assets”. Analytical record is performed individually by type of works and contracts (orders).

The accounting unit of R&D expenditures is an inventory item (the totality of expenses relating to the performed work, the results of which may be independently used for production of goods (works, services) and for the Company’s administrative needs).

After R&D completion, the works with positive result and which are subject to legal protection, which are not executed in the duly established order, are transferred to a separate subsidiary account of Account 08 “Investments in noncurrent assets.” In the event that the Company is confident that its R&D initiatives will yield a positive result and will be duly registered, the Company may transfer them to such separate subsidiary account of Account 08 “Investments in noncurrent assets” before completion of the aforementioned works. Upon receipt of the certificate executed in the duly established order the works are transferred to the respective subsidiary accounts of Account 04 “Intangible assets”.

R&D activities which yield positive result and are not subject to legal protection are transferred to a separate subsidiary account of Account 08 “Investments in noncurrent assets.” These R&D activities are transferred to the respective subsidiary account of Account 04 “Intangible assets” from the time of actual use of their results in the production of goods (works or services) or for management needs of the Company.

R&D expenses which yield positive results are subject to expensing under ordinary operations effective the first of the month following the month in which the actual use of the deliverables was commenced in production or for management needs of the Company.

The expenses are deducted using the straight-line method. The period of R&D expensing is determined by the Company on the basis of anticipated term of use of the R&D results, during which the Company is able to gain economic benefits but not more than 5 years. The useful life period is determined by the Company’s collegiate body (a committee).

R&D activities, in which the Company yields positive results and the writing-off period of which is determined as exceeding one reporting period, are reflected in the balance sheet in Section “Noncurrent assets.”

In case R&D expenses do not yield any positive result, such expenditures are recognized as other expense of the reporting period.

2.1.4. Capital investments, equipment to be installed and design and exploration works

Recognition of capital investments

Capital investments cover expenses of the enterprise focused on investments in basic capital (fixed assets) including expenses for the new construction, development, increase of dimensions, improvement of performances or purchase of fixed assets of extended use (exceeding 1 year), which are not intended for sale.

Accounting of capital investments

Analytical accounting of long-term investments in construction is performed in accordance with the internal regulatory documents of the Company.

Investments in noncurrent assets are accounted as their actual cost, which  particular, refer to the expenses of interest payment for bank loans and other borrowers’ liabilities used for this purpose (only to the extent of interest accrued before commissioning of fixed assets and their registration for accounting purposes).

Expenses of a developer for project construction consist of expenses related with properly erection (construction), commissioning, handing over to the relevant investor, as well as anticipated expenses related with the construction and financing activity.

Expenses of a developer relating to works accepted for payment or paid, which were performed by a contractor at complete construction sites, are accounted as construction in progress prior to their commissioning or handing over to the relevant investor.

Expenses relating to payment for the Client’s office activity are accrued and allocated in accordance with the procedure fixed by internal regulatory documents of the Company. Allocation of general capital expenses for inventory cost of fixed assets included in the internal construction project is performed according to the internal regulatory documents of the Company.

The Company keeps synthetic accounting of long-term investments at Account 08 “Investments in noncurrent assets” by separate subaccounts by type of capital investments performed.

Analytical accounting of capital investments in the SAP R/3 system is performed in Account 36 in accordance with the operational chart of accounts.

Expenses for design and exploration woks are recognized in Account 08 “Investments in noncurrent assets” by projects under development. Upon completion of design and exploration works and approval of design and estimate documentation “for work execution” and release by the Company management of the respective decree on the approval of the construction title, the expenses relating to this project are allocated to the project construction.

Design and experimental works which did not yield positive result, and design and estimate documentation which was not approved “for work execution” are recognized for accounting purposes as follows:

•              in case it is resolved to terminate projects, they are recognized as other expense of the reporting period;

•              in case it is resolved to suspend the construction project for which design and experimental works have been performed, they are as “Noncurrent assets” until such construction is resumed.

The cost of a construction in progress, performed both in-house and by a contractor, is reflected in the balance sheet in Subsection “Construction in progress.”

Upon completion of project construction the Company determines inventory value of each component commissioned as a separate inventory unit of fixed assets. Inventory cost is comprised of actual expenses for the construction works and accrued other capital expenses.

At the time of procurement, an equipment to be erected is entered in the accounting records at the price which includes the supplier’s price and the cost of other services relating to the purchase of such equipment, presented and accepted before object acceptance for accounting purposes. In the event of unbilled deliveries — at their accounting price of similar goods (in the event of unbilled deliveries of imported equipment — at the contract price).

2.2. Recognition of financial investment

The unit of financial investment accounting is a homogeneous aggregate of financial investments. The unit of measure of financial investments is the minimum unit of each kind of financial investment, which may be alienated in future as an independent asset.

Transactions connected with investments in deposits, are accounted by the Company in Account 55 “Special bank accounts” and are reflected in financial accounting as short-term financial assets.

The Company keeps financial investment accounts as sorted by short-term financial assets and long-term financial assets. Short-term financial assets are financial assets if the fixed dates of their repayment do not exceed one year or when the redemption date is not specified, and they are reflected in financial accounting as noncurrent assets.

Investments, which are specified for the purpose to possess or/and gain benefit in the course of more than one year and which are reflected in accounting as noncurrent assets, are recognized as long-term financial assets.

Financial assets are accepted for accounting at their initial cost.

The initial cost of financial assets is fixed in accordance with the requirements of the relevant regulatory accounting documents.

In the event of minor expenses (with the exception of the sums payable as per contracts to sellers) for acquisition of such financial assets as securities, versus the sum payable in accordance with a contract to a seller, the Company recognizes such expenses as other expense in the reporting period, in which the said securities were recognized for accounting purposes.  The sum, the relationship whereof to the grand total of the respective data for the accounting period amounts to at least 5% and non-disclosure of which may affect economic decisions of the concerned users made on the basis of the relevant accounting information, is recognized as a substantial amount.

Financial assets, for which it is possible to determine their current market value in the duly established order, are reflected in financial accounting as of the end of the reporting year at the current market value by way of adjustment of their appraisal to the previous reporting date. The Company makes this adjustment once per year as of the last reporting date. In order to determine the market value of financial investments as of the reporting date, the Company uses data provided by Moscow Interbank Currency Exchange (MICEX).

Financial assets with respect whereof the provision is not made for the determination of their market value, are to be reflected in financial accounting and financial reporting as of the reporting date at the initial cost. The Company audits such financial investments for devaluation one per year as of December 31st of the reporting year in accordance with the methodology approved by the Company.

In the event of any sustainable and significant reduction in the value of financial assets, for which no market value can be determined, the Company establishes a provision for devaluation of such financial investments for the value of the variance between their book value and estimated value or calculated value. The Company establishes such a provision for revaluation of its financial investments using the Company’s financial results as other expenses.

The cost of financial assets, the market value of which cannot be determined, and with respect to which the Company established a devaluation provision, is accounted at the book value net of the amount of such provision.

With respect to debt securities, for which no current market value is determined, the Company allocates the variance between the initial cost and nominal cost within the period of their circulation in a uniform manner with due account of the proceeds payable subject to the conditions of their issue to the financial result (as other income and expense).

With respect to debt securities and loans extended, the Company does not evaluate them subject to their capitalized value.

In the event of retirement of assets recognized for accounting purposes as financial investment for which no current market value is determined, except for the following types of financial investments, their value is determined based on the initial cost of the financial investments which had been acquired first (FIFO method).

Contributions to charter (share) capitals of other organizations (except for shares of any joint-stock companies), loans granted to other organizations, deposits in credit institutions, accounts receivable acquired on the basis of the assignment of right of claim, are evaluated at the initial cost of each financial asset retired from the above-mentioned accounting items.

In the event of retirement of assets recognized for accounting purposes as financial assets, for which current market value is determined, the Company evaluates them on the basis of the last assessment. In case on the retirement date no reassessment was performed from the date of the asset acquisition, then the cost shall be determined using FIFO methodology.

2.3. Recognition of inventories

Evaluation and recognition of inventories

The unit of inventories is a stock number.

Inventories are recognized for accounting purposes subject to their actual cost. The actual cost is calculated in accordance with the requirements of regulatory accounting documents.

Manufacture and acquisition of inventory items is reflected in Account 15 “Manufacture and acquisition of tangible assets” and Account 16 “Material cost deviation.”

Account 15 “Manufacture and acquisition of tangible values” reflects the value of tangible items and ordering costs (hereafter referred to as OC).

OC associated with the delivery of tangible assets are allocated to the cost of inventory items entered in proportion to the cost of inventories at the time of arrival of the relevant settlement documents relating to OC.

In case that by the time of OC distribution, inventory items to which OC relate are reflected in Account 10 “Materials,” the cost of OC increases the cost of these inventories.

In case that at the time of OC allocation the relevant inventories are written off Account 10 “Materials.” The cost of OC is written off account 15 “Manufacture and acquisition of tangible values” to Account 16 “Material cost deviation,” and at the end of the month they are written off to the accounts, to which the inventories had been written off.

The sum of deviation between the actual cost and accounting cost of inventories released for production or written off due to a variety of reasons, is automatically reflected in Account 16 “Material cost deviation.” Thus, any transactions in Account 16 “Material cost deviation” are acceptable only in the event there are no aforementioned inventories available in the warehouse.

The sums of deviation in the cost of acquired inventories which are accumulated within one month in Account 16  “Material cost deviation,” are subject to write offs on a monthly basis to the corresponding type of expense and cost (production cost, capital investment, deficiencies and losses, etc.) in proportion to the accounting cost of the written-off inventories.

In the event of unbilled deliveries inventories are reflected at their contract prices. In case there is no contract price, inventories are recognized for accounting purposes aaccording to average rolling evaluation on the date of the materials recognition. Average rolling evaluation is determination of average cost of raw produce and materials at the moment of accounting, and calculation of average evaluation includes the amount and cost of materials in the beginning of a month and all incoming materials before their transfer to production. In case of absence of average rolling evaluation all the inventories are recognized at market prices.

Inventories (beneficially) owned by the Company but which are en route are reflected in Account 15 “Manufacture and acquisition of tangible values” until they arrive to the warehouse at the cost as provided for by the relevant contract.

Materials are assessed when transferred for production or in case of their retirement within the separate division with a separate balance sheet using the average production cost and using the “rolling valuation” method.

Inventories accepted for the safekeeping and for reprocessing are reflected in off balance sheet Account 002 “Inventories accepted for safekeeping” and Account 003 “Materials accepted for reprocessing.”

The Company keeps analytical record of materials on the basis of their balance lists.

Accounting special clothes, special tools, special devices, and special equipment

Irrespective of the period of useful life, any special clothes, special tools, special devices, and special equipment at the time of their acceptance for accounting purposes are recognized as inventories.

The cost of special clothes with lifetime subject to the issue rates does not exceed 12 months, is fully written off to the debit side of the respective production expense accounts at the time of their handing over (delivery) to the Company employees.

The cost of special clothes with lifetime subject to the issue rates exceed 12 months, is depreciated using the straight-line method effective the month following the month of issue and based on the useful life period of such special clothes established using any relevant industry standards or — in case there no such standards available — according to the relevant internal regulatory documents of the Company.

The cost of special tools, special devices, and special equipment is depreciated using the straight-line method effective the month following the moth of commissioning (putting into operation) and based on the actual cost and standards calculated based on the useful life of such inventory items. The useful life of special tools, special devices, and special equipment is fixed by the Company’s internal regulatory documents and ordinances.

The accounts department maintains quantitative analytical data sheets for special clothes on the balance accounts in SAP/R3 software suite, the cost of which is fully written off to the debit side of the respective accounts of production cost and handing over to the Company employees.

With respect to items of special clothes of the same type and the same cost which is less than RUB 20 thousand delivered simultaneously to one of structural subdivisions of the Company with useful life as per the issue rates less than 12 months, the Company keeps group accounting.

Each item of special clothes being in operation, the useful life of which exceeds 12 months, is recognized as a separate accounting unit.

Recognition of goods

Goods acquired by the Company for (re)sale are recognized for accounting purposes in Subaccount 41 “Wholesale goods” at their acquisition cost.

Goods sold at retail prices are recognized for accounting purposes in Subaccount 41 “Retail goods”  at their retail prices plus markup.

Expenses related to manufacture and delivery of purchased goods to central warehouses incurred prior to their actual sale are included in selling expenses, except when such expenses are included — pursuant to the relevant contract — in the price of the goods purchased. Goods accepted for safekeeping (custody) are reflected in off balance sheet Account 002 “Inventories accepted for the safekeeping.”

In case of sales of goods accounted at their acquisition cost, their assessment is performed using the method of “rolling” average production cost within a subdivision which was allocated its independent balance sheet.

2.4. Recognition of expenditures

The Company accounts expenditures separately for functional activities fixed with order documents of the Company.

The Company acquires cumulative information relative to the Company expenses for common activities and reflects it in special subsidiary accounts of account 20 “Primary production”.

General and administrative expenses (GAE) and general production expenses of separate structural subdivisions are reflected in subsidiary accounts in Account 20 “Primary production” and broken down according to types of activities in line with the Methods of planning, accounting and allocation of expenditures according to activity types.

General administrative expenses and production expenses of a separate subdivision — the executive office — are reflected in the balance sheet Account 26 “General administrative expenses.” 30 accounts within SAP R/3 software suite are used for accounting of expenditures. Expenses of separate divisions are reflected on a monthly basis with subsequent allocation to selling cost. Expenditures which form production cost of a branch are transferred to the balance sheet of the Company’s executive office from Account 79 “Intra-organizational settlements” for the purpose of generation of the total cost of sales of the Company.

Selling expenses are accumulated during a month on Account 44 “Selling expenses.” At the end of a month they are fully written off to the debit side of Account 90.2 “Production cost.”

Property lease expenses are recognized as expenses of ordinary activities.

The Company allocates its property tax, land tax, transport tax, and water tax to other expense.

Recognition of production in progress

Functionally, works falling under the category of “Construction of facilities for third party organizations” which are not handed over to a client at the end of reporting period are recognized for accounting purposes as construction in progress (CIP).

Production in progress is reflected in the balance sheet of a separate division responsible for the construction, subject to the direct cost items, which contain:

•                  expenses for materials, semi-products, and accessories;

•                  expenses for labor cost of employees engaged in the process of work performance;

•                  expenses for equipment to be erected;

•      expenses for services of third party organizations which are directly connected with construction of a specific project (including subcontracting expenses, performance of design and exploration, erection work, etc.);

•                  amounts of depreciation accrued for fixed assets used for the performance of construction works for any third parties;

•                  other.

The amount of expenses for subcontract works to be included in the cost of the balance of construction in progress is determined based on the comparison of specific works accepted from subcontractors and the works handed over to the relevant clients during the reporting period.

Actual cost of construction works performed by the Company in-house, prior to handing over to the client of the construction project is reflected as construction in progress in Account 20 “Primary construction” and is determined as the total amount of costs affiliated with such works.

The Company keeps analytical account of CIP objects in line with accounting items, including works paid or payable and those performed by third parties pursuant to the relevant construction contract.

2.5. Recognition of deferred expense

Expenses incurred during accounting period but relating to the subsequent reporting periods, are recognized as deferred expense.

The period to which refer deferred expenses is determined on the basis of the period, when economic benefits (proceeds) are anticipated. This period is determined in the order fixed with internal organizational and regulatory documents of the Company. Deferred expenses are written off in a uniform manner during the abovementioned period.

In case it becomes obvious that it is impossible to gain any economic benefits (income), all non-written off part of deferred expenses shall be subject to a one-ff inclusion in expenses of the reporting period in which it became known that no economic benefits (income)  would be generated.

Deferred expenses with a write-off period of less than 12 months are reflected in Form No. 1 of the financial reporting as short-term assets.

Deferred expenses with a write-off period exceeding 12 months are reflected as long-term assets.

2.6. Recognition of settlements with accountable persons

Recognition of settlements with accountable persons associated with their business trips T&E expenses is performed in separate subsidiary accounts (subaccounts). Such information is reflected in the expanded format for one and the same accountable person in the balance sheet.

2.7. Accounting of credits and loans

Recognition of credits and loans

This section of accounting policy applies with respect to the expenses associated with performance of liabilities with regard to the granted loans and credits, including debt financing by way of issue of bills of exchange, issue and sale of bonds, interest-free loan agreements, public loan contracts.

Accounting credits and loans

Credits and loans extended are reflected in accordance with the Regulations of the Russian Accounting Standards “Accounting of expenses relating to loans and credits” of RAS 15/2008.

The Company’s debts to the lender (creditor) for loans credits extended is divided in the financial accounting into:

•       short-term repayment period payable in accordance with the provisions of the relevant contract within 12 months (Account 66 “Settlements under short-term credits and loans”);

•       long-term debt, the redemption period of which in accordance with the provisions of the relevant contract exceeds 12 months (Account 67 “Settlements under long-term credits and loans”).

The Company converts long-term debt into short-term debt. The Company converts its long-term debts for loans and credits extended into short-term debts when, subject to the terms and conditions of the loan and/or credit contract, there is 365 days remaining until the principal repayment date.

Upon expiration of the maturity date the Company converts the term debt into overdue (past due) debt. The Company converts short-term debt under loans and credits received into overdue debt on the date following the date when  — pursuant to the terms and conditions of the loan and/or credit agreement — the Company (debtor) should have repaid the principal.

Interest on loans received is divided between the cost of the investment asset and current expenses according to the Company’s organizational and regulatory documents.

In order to get an accurate reflection of the cost of the Company’s assets, interest on promissory notes and bonds are subject to allocation on the cost of an investment asset.

Other expenses incurred by the Company in connection with procurement of credits and loans are expensed at the same time they were incurred.

2.8. Recognition of provisions

The Company creates a provision for doubtful debts and a provision for devaluation of financial investments.

Provision for doubtful debts

In order to ensure true and accurate reflection of trade receivable in the Company’s reporting, it establishes a provision for doubtful dents.

A doubtful debt is recognized as indebtedness to the Company which was incurred due to any sales of goods, performance of works, rendering of services, advance payments extended, if such indebtedness was not redeemed within the terms prescribed by the relevant contract and in case it was not duly secured with a pledge, collateral, surety, bank guarantee, as well as in case the Company management has doubts as to the level of solvency of its respective partners based on the existing practice of collection of debts from such partners and their financial standing.

Any debt to the Company which arises as a result of any sale, performance of works, rendering of services and which is not repaid within the contract terms and in case the Company is sufficiently sure that such debt will be repaid within reasonable timeframe in future is not recognized as doubtful debt.

Bad debts (debts which are not possible to recover) are debts to the Company, in relation to which there is a limitation period established, as well as debts in relation to which the liability is terminated in accordance with the relevant civil legislation and pursuant to the relevant deed by any state authority or in case of liquidation of the organization.

The sums of contribution to the provision for doubtful debts are allocated by partner to other expense (income — in case the provision is reduced as a result of adjustment) on the last day of a quarter.

The sum of provision for doubtful debts is determined by the results accounts receivable inventory as of the last day of a quarter.

The size of sums of doubtful debt identified as a result of sales of goods, works perform and which are subject to inclusion in the provision amount, is determined depending on the term (timeline) of its occurrence:

•       with respect to doubtful debt with the occurrence period of over 90 days — full amount of the debt identified as a result of the inventory taken is included in the amount of provision;

•       with respect to doubtful debt with the occurrence period of 45 to 90 days (inclusive) — 50 percent of the sum identified by the debt audit is included in the amount of provision;

•       with respect to doubtful debt with the occurrence period of up to 45 days — the sum of provision established is not increased.

The procedure for creating the provision for doubtful debts of other accounts receivable and advances paid is governed by the management knowledge of the solvency level of contractors and the established practice of collecting debts from such contractors. The Company management believes that crating a provision for doubtful debts — while being a deviation from the valid regulations — provides a more fair and accurate representation of the Company’s assets.

The Company may use the provision for doubtful debt only to cover for the losses due from bad debts which are recognized as such pursuant to the relevant legal procedure.

The sum of the provision for doubtful debts, which was not fully used by the Company in the current quarter to cover for the losses from bad debts, may be transferred to the next quarter. However, the amount of a newly created provision as a result of the provision audit must be adjusted to the amount of  the balance of provision in the previous quarter.

In case the amount of such newly created provision by the results of the audit is less than the sum of the provision balance in the previous reporting period, the difference must be included as other income of the taxpayer in the current quarter.

In case the amount of such newly created provision by the results of the audit is greater than the amount of provision balance of the previous quarter, the difference must be included other expense in the current quarter.

Write-offs of debts recognized as bad debt in accordance with this procedure is performed from the amount of this provision generated. In case the amount of provision established is less than the amount of bad debts subject to writing off, the variance (loss) shall be allocated to other expense.

Accounts receivable are recognized in the amount presented to the purchaser by the enterprise, including the value added tax.

Provisions for doubtful debts are accounted separately from amounts of accounts receivable.

Provision for devaluation of financial investments

Calculation of the provision for devaluation of financial investments is performed in accordance with the Company’s internal regulatory document - “Methodology for audit of financial asset value of JSC “FGC UES.”

2.9. Accounting of taxes and charges

Sums of taxes and charges (dues) to be reflected in accounting are calculated subject to the regulations established by the regulations and laws of the Russian Federation on taxes and charges.

Expenses relating to taxes and charges are reflected in accounts for the concerned period, to which they refer on the basis of the principle of correlation of income and expense by periods.

Sums of taxes and charges are included in the cost of assets in case payment of such taxes and charges is directly associated with creation of such assets and if in future such taxes paid will not be compensated from the budget.

Deferred tax assets and liabilities relating to profit tax are recognized as of the end of each reporting period for all time differences which occurred or seized to exist in the period, both for deductible and taxable assets and liabilities.

2.9.1. Profit tax calculation

The sum of profit tax is determined on the basis of the value of conventional expense (conventional income) for profit tax, adjusted by the sum of permanent tax liability, deferred tax asset and deferred tax liability in the reporting period. Conventional expense (conventional income) for profit tax is accounted in a separate subaccount of income and expense.

The Company keeps a separate account for permanent differences and time differences; information about such permanent- and time differences is formed on the basis of source accounting documents in tax accounting registers.

Permanent differences of the reporting period are recorded in tax accounting registers. Permanent tax liability, which is reflected in  the summary in a separate subaccount of income and expense, is performed on the basis of special registers.

Time differences (deductible and taxable) of the reporting period are accounted in special tax accounting registers, based on which deferred tax assets and liabilities are forms and reflected in the relevant financial accounts.

Accounting of profit tax assets and liabilities is performed in Accounts 09 “Deferred tax assets”, Account 77 “Deferred tax liabilities” in correspondence with Accounts 68 “Calculation of taxes and charges”, and Account 99 “Profits and losses”. However, analytical accounting pertaining to these accounts is set up by types of tax assets and tax liabilities, as well as causes of the occurrence of such time- and permanent differences.

The sum of deferred tax asset and deferred tax liability is reflected in a contracted (short) manner in the Company’s balance sheet.

No accrual of a monthly profit tax advance is reflected in the Company’s financial accounting.

2.10. Recognition of income

Income from ordinary (operational) activities includes core income generated on a regular basis, which are connected with general production activity.

The Company records income separately by activities subject to the regulatory documents of the Company.

Income from the property leases is recognized as income from ordinary activities.

Income connected with granting rights for a fee which result from patents for invention, industrial models, and other types of intellectual property, is recognized as income from ordinary activities.

Positive foreign exchange differences are recognized as other income.

Income in the form of recovered reserves of the Company is recognized as other income.

2.10.1. Accounting of income and expense under construction contracts

The Company accounts for construction contracts providing stage-by-stage work handing over separately for each executed contract. In case when one contract provides for construction of a complex of objects for one or several customers within the scope of a single project, then for accounting purposes construction of each object is considered as a separate contract in compliance with the following conditions:

•                  Technical documentation is available for construction of each object;

•                  Income and expense can be fairly determined in relation to each object.

Income and expense under contracts on construction which take more than one reporting year (a long-term one) or construction contracts, the start and finish dates of which fall under different reporting years, ae determined by the Company using the “as and when ready” approach.

In order to recognize revenue under a contract which employs the “as and when ready” principle, the Company determines the level of completeness of works under such contract as of the reporting date based on the percentage of work completed as of the reporting date from the total scope of work under the contract through expert assessment of the scope of works completed.

In case it is impossible to provide a true and fair assessment of the financial result of performance of a contract during any reporting period and yet there is a possibility that expenses incurred in the course of such performance may be reimbursed, then the revenues under this contract shall be recognize in the profit and loss statement in the amount which is equal to the amount of losses incurred, which in this reporting period are considered to be collectable.

Revenue under any contract recognized under the “as and when ready” approach is accounted by the Company until full completion of work (stage) as an independent asset item — “revenues accrued but not submitted (claimed) for payment.”

2.10.2. Accounting of income from bills of exchange

With respect to bills of exchange with “upon presentation but not earlier” date of maturity, which were acquired prior to January 01, 2009, the discount is determined using the accrual method based on the assumed period of circulation of the bill of exchange which equals the number of days from the date of acquisition until the “not earlier” date plus 365 (366) days.

With respect to bills of exchange with “upon presentation but not earlier” date of maturity, which were acquired after January 01, 2009, the discount is determined using the accrual method based on the assumed period of circulation of the bill of exchange which equals the number of days from the acquisition date until the “not earlier” date.

2.11. Accounting of deferred income

Income generated in the accounting period, which meets the criteria of its recognition, but which relates to subsequent reporting periods, is reflected in the financial accounting as deferred income.

Forthcoming (future) revenues from deficiencies identified in the previous periods, difference between the sum which is subject to collection from the guilty parties and the balance cost of the missing values, as well as cost of assets received by the Company on a gratuitous basis, are recognized as deferred income.

2.12. Accounting of lease transactions

For the purpose of financial accounting, lease operations are divided into financial lease (leasing) transactions and operational lease.

2.12.1. Financial lease (leasing)

For the purpose of determination of a lease as the ‘financial lease,’ the corresponding provisions of the Civil Code of the Russian Federation (hereafter RF CC) and the Federal Law of the Russian Federation No.164-FZ “On financial leasing” dated October 29, 1998 must be complied with.

Under a financial lease (leasing contract) contract, the lessor undertakes to acquire title to a property from the seller as identified to it by the lessee, and to render such property to the lessee for temporary use for the lessee’s entrepreneurial purposes.

The conditions for leasing the property record to the balance sheet of the lessee are set forth in accordance with the provision of financial lease contract.

2.12.2. Operational lease

Operational lease is a type of lease under which the lessor retains the main risks and benefits relating to ownership of fixed assets (hereinafter - FA). Operational lease includes lease agreements which do not meet the criteria for the financial lease.

The lessee accounts for the leased objects in its off balance sheet Account 001 “Fixed assets leased.”

The object of operating lease is reflected in accounts of leaseholder in separate subsidiary account of “Fixed assets”.

The lessor shall accrue depreciation throughout the entire period of the lease, if the object is recognized as a fixed asset or an intangible asset.

Expenditures (income) relating to such operational lease are accrued in the period, to which such expenditures (income) relate.

In case of a return of an object from operational lease, the lessee terminates accounting these objects in its off balance sheet account. However, the lessor in this case shall not alter the procedure of accounting of the lease object.

2.13. Accounting of deficiencies and losses resulting from impairment of assets

Deficiencies and losses due to impairment of (tangible) assets, as identified at the time of their acceptance from the relevant suppliers, are recognized for accounting purposes at the actual cost of impaired tangible assets.

Deficiencies and losses within the rates of natural loss, as well as within the limits of the values provided for in the contract are not added to the initial cost of tangible values.

Deficiencies and losses identified in excess of the rates of natural loss, as well as in excess of the values provided for in the contract, are allocated to settlement of the claims lodged either by the supplier, or the transport companies or any other organizations in relation to the deficiencies or losses of the value incurred en route.

Deficiencies and losses within the rates of natural loss are allocated to production costs (selling expenses).

Deficiencies and losses in excess of the rates of natural loss identified as a result of the inventory taking are allocated to the guilty parties and are reflected in the reports as accounts receivable. If the guilty parties are not identified or the legal court refused to recover losses from such parties, then such deficiencies losses are allocated to other expense.

3. Technical aspects of the Accounting Policy

3.1. Types and composition of financial accounts, procedure of their preparation and presentation to the relevant users

The financial accounts include all substantial indicators required in order to form a true and complete understanding of the Company’s financial standing, its financial performance, and changes in its financial standing.

An indicator is deemed to be substantial, if its non-disclosure affects economic decisions of the concerned users made on the basis of the financial reporting information. The Company’s decision as to whether an indicator is substantial depends on evaluation of such indicator, its nature, as well as the specific circumstances of its occurrence.

The Company’s financial statements include the following:

1) Balance sheet;

2) Profit and loss statement;

3) Statement of changes in equity;

4) Cash flow statement;

5) Explanatory note including the annex to the Balance sheet.

Audit opinion is also included in the annual financial statement.

Indicators of the accounting forms are determined pursuant to the Decree of the Ministry of Finance of Russian Federation No. 67n “On the forms of corporate financial statements” dated July 22, 2003. However, if necessary the Company may introduce additional data and indicators into the accounting forms  or exclude them in accordance with the internal regulatory documents of the Company.

The Company applies accounting forms in a sequential order, from one reporting period to another reporting period..

The financial accounting is prepared in RUB thousand.

The Company prepares its financial statements for the quarter, six months, nine (9) months, and one year with progressive total from the beginning of the reporting year within the timeframes specified by the Company’s senior management (manager).

The Company’s quarterly statements are deemed to be interim statements.

Composition of the financial statements and accompanying	Presentation frequency
(supporting) documents	Quarter	Year
Balance sheet	✓	✓
Profit and loss statement	✓	✓
Statement of changes in equity		✓
Cash flow statement		✓
Explanatory note including the annex to the Balance sheet		✓
Audit opinion		✓

3.2. Setting up the inventory taking process, financial liabilities of the Company, and the relevant general rules

In accordance with Article 12 of the Federal Law “On business accounting” and “Methodological guidelines for  physical inventory taking and financial liabilities audit” approved by Decree No. 49 of the Ministry of Finance of the Russian Federation dated June 13, 1995, the Company shall perform physical inventory taking and financial liabilities audit.

The frequency and procedure of the Company’s physical inventory taking are governed by the relevant accounting regulatory documents and internal organizational and regulatory documents of the Company.

The Company shall form a central inventory committee for the purpose of such inventory taking. The composition of the committee is approved by the decree of the Chairman of the Management Board of the Company or any other duly authorized person subject to the regulations developed and adopted by the Company.

Deputy Chairman of the Management Board, head of the Financial Accounting and Reporting Department, as well as heads of other structural subdivisions of the Company’s executive office, are members of this central inventory committee.

Working inventory committees perform inventory taking in separate structural subdivisions of the Company. Composition of such working inventory committees in the separate subdivisions and the procedure of their formation are determined by the relevant decrees (ordinances) of the corresponding manager.

Specialists and experts with good knowledge of inventory issues and accounting department employees are also members of the committee. Absence of at least one member of the committee during the inventory process is regarded as the grounds for rendering the results of such inventory taking as null and void.

Heads of separate structural subdivisions of the Company are responsible for the accuracy and timeliness of inventory taking of tangible assets, fixed assets, production in process, and financial liabilities.

The manager responsible for inventory taking in the Company ensures coordination of activities of all the inventory committees.

Inventory of transmission lines, substation property, other fixed assets, and other property located in the territory of the affiliated companies, subsidiaries, and other companies which operate the existing facilities (including operation of facilities under leased contracts) requires mandatory presence (participation) of the Company’s representatives.

Results of such inventory taking are documented in the form of a protocol which is subject to approval by a manager of the separate structural division and which is submitted to the central inventory committee for further approval of the inventory results by the Company’s senior manager or a person duly authorized by him.

Collation statements prepared by the accounting department of the separate structural subdivisions of the Company are deemed to be the main (primary) concluding inventory documents.

The working central committee is responsible for approval of conclusions and proposals based on the results of inventory taking.

Annex No. 2
to Decree of JSC FGC
UES
No. 1017 dated
30.12.2010

2011 Accounting Policy Regulation
for the Purposes of Taxation

1. ORGANIZATION AND MAINTENANCE OF TAX ACCOUNTING

1.1. Frequency and sequence

The Company calculates taxation base following results of each accounting (tax) period using the tax accounting data as the basis.

1.2. Tax accounting

Tax accounting is a system of information fusion/consolidation applied to determine taxation base on the grounds of data from primary documents (and/or any other documents that indirectly confirm the expenses incurred), which are grouped in accordance with the procedure provided for by the Tax  Code of the Russian Federation and this accounting policy. Tax accounting data are recognized as data which are considered in the accounting ledgers, itemized tables, accountant’s certificates, and other documents of the Company that put together information on tax entities.

1.3. Tax accounting system

Tax accounting system is formed in order to provide reliable indicators of the approved profit tax return, in particular:

•       sums of income and expense;

•       procedure of determination of the share of expenditure considered for taxation purpose during the current tax (accounting) period;

•       remaining amount of expenditure (loss) subject to expensing in the following tax periods;

•       amount of indebtedness for budget settlements on profit tax.

Tax accounting system provides a means for internal and external supervision of accuracy of various indicators which are taken into account for profit tax calculation.

1.4. Document safekeeping. Term and specific character of documents custody

The Company insures safety of documents which confirm tax accounting data during four years after date of preparation. The Company keeps documents confirming a volume of loss sustained during the whole period when it reduces taxation base of the current tax period by amounts of previously incurred losses. Should disagreements with tax authorities, investigative and legal proceedings occur, they shall be kept till the conclusive decision is pronounced.

Original documents used as a base for making entries in tax registers and certificates are kept in accordance with the procedure established for business accounting purposes.

1.5. Tax secrecy

Contents of tax accounting data including data of tax ledgers, certificates and primary documents comprises the tax secret. Ledgers and certificates are internal documents of the Company and shall be submitted to tax authorities upon written request of tax authorities during field, cameral tax inspections and/or other tax control measures.

Persons who gained an access to information contained in the tax accounting data are liable to observe tax secrecy. They are liable for any disclosure of such information as stipulated for by the legislation of the Russian Federation.

1.6. Tax accounting procedure

Should ledgers/registers contain information inadequate to determine taxation base in accordance with requirements of the Tax Code of the Russian Federation, the Company on its own authority has the right to add the applied ledgers with additional requisites/details by forming the tax ledgers or maintain the individual tax ledgers.

The Department of financial accounting and reporting forms taxation base, maintains tax accounting ledgers (forms), prepares tax reporting on taxes and dues in regard to taxes and dues being centrally paid by the Company executive office, on grounds of tax and business accounting data, and data provided by other structural subdivisions of the executive office, separate subdivisions of the Company.

The Department of financial accounting and reporting in the Company calculates and prepares reporting on individual income tax, uniform social tax, insurance contributions to mandatory pension insurance, insurance contributions to compulsory accident insurance in part being paid by the Company executive office.

The relevant separate subdivisions directly form the taxation base and prepare tax reporting pertaining to taxes and dues of constituents of the Russian Federation, and local taxes and dues being calculated and paid by the separate subdivisions of the Company where they are located.

The procedure for tax reporting, form of tax accounting ledgers/registers and maintenance procedure, procedure for taxation base, calculation and payment of taxes and dues are regulated by this accounting policy, as well as by other internal documents of the Company concerning procedure for calculation and payment of individual taxes and dues, which are based on the legislation of the Russian Federation and other regulatory enactments.

Introduction of any changes in the forms of approved tax accounting ledgers and certificates, as well as maintenance of any new tax accounting ledgers and certificates is performed by decision of the Chief Accountant according to the Company’s needs or when such changes are made pursuant to the relevant changes in the legislation of the Russian Federation on taxes and charges.

Accounting of settlements for taxes and dues is continuously carried out on accounts, disjunctively for each tax and due, according to levels of budgets and extra-budgetary funds, as well as proceeding from a form of indebtedness (tax or due, fine, penalties).

The Company’s executive office maintains accounting of settlements on taxes and dues being paid by the Company’s executive office in budgets where separate subdivisions are located according to the relevant separate subdivisions, levels of budgets and forms of indebtedness.

1.7. Responsibility for tax accounting maintenance and tax reporting preparation

Chief Accountant shall be liable for any inappropriate calculation of taxes and dues which are estimated and paid by the Company’s executive office.

Managers and Chief Accountants of the relevant separate subdivisions are responsible for inappropriate calculation of taxes and dues which are estimated and paid by the Company’s separate subdivisions.

The procedure of document flow related with tax accounting, terms/timelines for preparation and submission of documents (ledgers, certificates) required for calculation of taxation base and taxes and dues, as well as responsibility for timely and accurate drawing up of the specified documents are governed by the relevant internal regulatory documents of the Company.

2. PROFIT TAX

2.1. Tax ledgers

2.1.1. Analytical tax ledgers

Analytical tax ledgers are consolidated forms of collation of tax accounting data for accounting (tax) period, which are grouped in accordance with requirements of Chapter 25 of the Tax Code of the Russian Federation without distribution (reflection) to accounts. In such a case, analytical accounting discloses procedure for taxation base and indicators of a tax return.

Tax ledgers are maintained in the special forms on paper medium and in electronic format in SAP R/3 system and in other systems applied by the Company.

Forms of tax ledgers and order reflecting analytical data of tax accounting, data from primary documents are developed independently by the Company.

2.1.2. Persons responsible for accuracy of reflection

Persons who have drawn and signed tax ledgers, as well as persons who form business accounting ledgers are responsible for accurate reflection of business transactions in the tax ledgers.

2.1.3. Procedure for tax ledgers storage

Tax ledgers are maintained in electronic format during the reporting (tax) period. Upon completion of the reporting period the ledgers are transferred to a paper medium (hard copy). Tax ledgers are protected against unauthorized amendments.

2.1.4. Forms and requisites of tax ledgers

The Company calculates taxation base following results of each accounting (tax) period based on ledgers data. Should ledgers contain inadequate to determine taxation base in accordance with requirements of Chapter 25 of the Tax  Code of the Russian Federation, the Company adds the applied ledgers with additional requisites by forming the tax ledgers.

2.1.5. The list of tax ledgers

The Company maintains tax ledgers specified in Annex No. 1 to these Regulations on accounting policy for the taxation purpose.

2.2. Methodology of calculation of the taxation base

The Company’s income and expense are recognized on accrual basis in order to calculate profit tax.

2.3. Income accounting

2.3.1. Classification of types of income

The Company’s types of income are divided into income from sales and extraordinary income. Income from sales of commodities (works, services) and extraordinary income of the Company are considered separately.

Income from lease of the Company’s property is recognized as income from sales.

2.3.2. Moment of recognition of income from sales

Income received from property lease is determined as of the date when they are reflected in business accounting but not later than the last day of a month to which it refers.

Income under construction contracts with the long-term (more than one tax period) work cycle, which do not provide the phased handing over of works (turnkey construction), are recognized in each accounting (tax) period when the relevant contract if effective, in the amount equal to a product of actual expenditure incurred by the Company in the appropriate accounting (tax) period according to business accounting data by a profit ratio provided in construction estimate under the relevant construction contract.

Income under construction contracts which provides for the phased handing over of works is recognized for taxation purposes as of the date when the completed phase of construction works is delivered to the customer (pursuant to the certificate of acceptance of completed work).

2.3.3. Moment of recognition of extraordinary income

Extraordinary income of the Company is recognized according to the procedure established by Article 271 of the Tax Code of the Russian Federation. The following moment of recognition is specified for individual extraordinary income:

•       for property discovered upon inventory — the date of results of inventory taking;

•       for income from license payments for intellectual property use either other similar income — the date of settlements in accordance with terms of concluded contracts;

•       exchange differences are recognized in accordance with the procedure set forth in business accounting.

•       sum differences are recognized in accordance with the procedure set forth in the Tax Code of the Russian Federation.

2.3.4. Procedure for determination of yield pertaining to securities which are not circulated on organized markets

The actual transaction price for securities which are not circulated on organized securities markets is accepted for tax purposes if the price is in the interval between the minimum and maximum prices determined based on the calculated price of a security and the limit deviation of prices.

The limit deviation of prices of securutiess that are not traded on the organized securities markets is established within 20 percent upward or downward from the calculated price of a secutiry.

In case of sale (purchase) of securities that are not traded on the organized securities market at a price lower than the minimum (higher than the maximum) price established based on the calculated price of a security and the limit price deviation, the minimum (maximum) price extablished based on the calculated price of a security and the limit deviation of prices shall be used for determining the financial result for tax purposes.

The procedure for determining the calculated price of securities that are not traded on the organized securities markets shall be established by a federal executive body on the securities market with approval of the Finance Ministry of the Russian Federation.

2.3.5. Procedure for determination of a discount for bills of exchange

With respect to bills of exchange with “upon presentation but not earlier” date of maturity, which have been acquired prior to January 01, 2009, the discount will be determined using accrual method based on expected period of a bill of exchange circulation that is equal to a number of days from a date of acquisition to “not earlier” date plus 365 (366) days.

With respect to bills of exchange with “upon presentation but not earlier” date of maturity, which have been acquired after January 01, 2009, the discount will be determined using accrual method based on expected period of a bill of exchange circulation that is equal to a number of days from a date of acquisition to “not earlier” date.

2.4. Accounting of expenditures

2.4.1. Uniform recognition of expenditures

Expenditures are included in expenses of that accounting period when they occur depending on terms of transactions. Should terms of a contract provide acquisition of income during more than one accounting period and not specify the phased delivery of commodities (works, services), a taxpayer independently distribute expenditures having regard to the principle of uniform recognition of expenditures.

Should a transaction not contain conditions enabling to determine a period to which these expenditures refer, and connection between income and expenditure may not be defined by the indirect route, the Company shall determine a period to which the relevant expenditures refer individually for each transaction.

Expenditures incidental not only to the reporting period income but also to income of the subsequent periods (expenses related to the acquisition of rights to use software programs and databases, expenses for preparation and development of new production, etc.) will be distributed between the reporting and subsequent periods. Such distribution will be carried out for the business accounting purposes.

Cost of services (works) of third party organizations shall be reflected in tax accounting on the grounds and as of a date of documents received (delivery and acceptance certificates, when delivery-acceptance certificates are not executed - invoices, bills), delivered by a party which renders the services (executes the works).

Direct and indirect costs under construction contracts, which do not provide the phased handing over of works (turnkey construction), will be accepted in reporting (tax) period when they have occurred in the amount of expenses actually incurred in accordance with the relevant tax accounting data.

With respect to construction contracts, which provide the phased handing over of works, the direct costs under certificates of handing over and acceptance of executed work will be accepted in current reporting (tax) period. Indirect costs will be accepted in reporting (tax) period when they have occurred.

2.4.2. Classification of expenditures

The Company expenditures are divided into expenses related to production and sales, and extraordinary expenses depending on their nature, as well as on conditions and lines of the Company activities.

Expenses related to providing of temporary use and (or) temporary possession and use of the Company property for a fee are considered to be expenses from sales (expenses related to production and sales).

The Company’s direct expenses for all functional activities(5), except for “Construction of facilities for third party organizations” include as follows:

•       expenses relate to the acquisition of raw materials and (or) supplies applied in production of commodities (execution of works, rendering services) and (or) forming their base either being component necessary for production of commodities (execution of works, rendering services);

•       expenses related to the acquisition of complementary parts subject to assembling, and (or) semi-finished goods for further processing at a taxpayer;

•       payroll expenses for personnel participating in production of commodities, execution of works, rendering services, as well as amounts of the uniform social tax and mandatory pension insurance expenses, which will finance the insurance and funded parts of labor pension, accrued on the indicated amounts of salaries expense;

•       amounts of accumulated depreciation on fixed assets used for production of commodities, works, services.

According to “Construction of facilities for third party organizations” functional activity the direct costs include the following:

•       expenses related to the acquisition of raw materials and (or) supplies applied in production of commodities (execution of works, rendering services) and (or) forming their base either being component necessary for production of commodities (execution of works, rendering services);

•       expenses related to the acquisition of complementary parts subject to assembling, and (or) semi-finished goods for further processing at a taxpayer;

•       payroll expenses for personnel participating in production of commodities, execution of works,

(5)  Functional activities are specified in section 1.3. of the Accounting policy for business accounting purposes.

rendering services, as well as amounts of the uniform social tax and mandatory pension insurance expenses, which will finance the insurance and funded parts of labor pension, accrued on the indicated amounts of salaries expense;

•       expenses related to equipment to be erected;

•       expenses for third party services which are directly related with construction of a particular facility (including expenses for subcontract work, design and exploration work, assembly operations and etc.);

•       amounts of accumulated fixed asset depreciation relating to construction work for any third parties.

2.4.3. Method of assessment and write-off of inventories

The size of material expenses incurred when raw materials and supplies used in production (manufacturing) of commodities (execution of works, rendering services) are written off, is formed according to the method of average cost assessment.

2.4.4. Cost of inventories

The cost of inventories included in material expenses will be determined based on prices of their acquisition (without regard to amounts of value-added tax and excise taxes, except as otherwise provided in the Tax Code of the Russian Federation). The cost of inventories include as follows:

•       commissions paid to facilitating agencies;

•       import customs duties;

•       transportation costs;

•       business trip expenses, if a business trip is associated with purchase of inventories;

•       other expenses related with purchase of inventories.

Cost of stocks in form of surpluses identified during inventory, as well as entered in the books after disassembling or dismantling of fixed assets placed out of commission, as well as overhaul, renovation, reconstruction, technical reequipment, partial liquidation of fixed assets will be determined as an amount of tax calculated from income provided by Items 13 and 20 of Article 250 of the Tax Code of the Russian Federation.

2.4.5. Depreciation groups

Depreciable property is divided into depreciation groups in accordance with their useful life. The Company determines useful life as of a date of commissioning for depreciable asset within a period established for the relevant groups by Regulation of the Russian Federation Government No. 1 dated January 01, 2002.

The Company determines useful life for those types of fixed assets, which are not specified in depreciation groups, in accordance with technical specifications or recommendations of manufacturers.

2.4.6. Useful life

The Company has a right to extend useful life for a facility of fixed assets for taxation purpose after a date of commissioning in case if after reconstruction, upgrading or technical re-equipment of this facility the actual useful life has increased. The Company makes such decision for each fixed asset.

2.4.7. Accounting of useful life of the previous owners

In case used fixed assets are acquired, the Company may determine a rate of depreciation with regard to useful life decreased by a number of years (months) when this asset has been used by previous owners. Such decision is taken for each facility of fixed assets. Should the actual useful life of this fixed asset at previous owner be equal or exceed useful life specified by classification fixed assets, the Company will independently define useful life for this fixed asset with due regard to safety requirements and other factors.

2.4.8. Accounting of useful life when contributed to the authorized capital

When used fixed assets are received in the form of contribution to the authorized (share) capital or following legal continuity upon restructuring of legal entities, the Company has a right to determine useful life as useful life set by a previous owner decreased by a number of years (months) when this asset has been used by a previous owner.

Should depreciable value of property received in the form of contribution to the authorized capital equal zero according to the transmitting party data, the amount of additional expenditure incurred by such transmitting party during the transfer, and also recognized as contribution (investment) to the authorized capital will not be included in the value of this property, and in accordance with the decision of the Company it shall be part of expenses based provisions of item 1 Article 272 of the Tax Code of the Russian Federation.

2.4.9. Acquisition cost of fixed assets

Acquisition cost of depreciable fixed assets will be determined as an amount of expenses incidental to acquisition, erection, manufacturing and bringing to a condition suitable for use excluding

VAT and excise taxes, except as otherwise provided for in the Tax Code of the Russian Federation.

In particular, acquisition cost of fixed assets includes as follows:

•       sum differences;

•       customs duties;

•       state duty;

•       VAT paid upon acquisition of fixed assets in cases as provided for by Item 2 Article 170 of the Tax Code of the Russian Federation;

•       Any legal, information- and consulting services related to the acquisition of fixed assets.

Acquisition cost of a fixed asset, which requires the state registration, is formed with regard to expenses incidental to state registration in case when these expenses are incurred prior to recognition of a facility as the depreciable asset for taxation purpose. Should expenses incidental to state registration be incurred after recognition of a facility as the depreciable asset, then such expenses will be recognized as other expense.

Assessment of property acquired using foreign exchange to be included in the Company depreciable assets is performed according to the refinancing rate of the Central Bank of the Russian Federation as of the date when transfer of ownership for this property occurred, in order to specify expenses related to the acquisition of fixed assets in the tax accounting.

2.4.10. Depreciation accrual method

The Company accrues depreciation using the straight-line method.

2.4.11. Writing-off of capital expenditures (CAPEX)

At a time the Company includes capital expenditures in the amount of 10 percent (30 percent towards fixed assets referred to the third — seventh amortization groups), the sums of capital investments and (or) expenses incurred upon fitting-out, retrofit, reconstruction(6), upgrading, technical re-equipment, partial liquidation of each facility of fixed assets as a part of depreciation costs of accounting (tax) period.

When accruing depreciation the Company considers 90 percent or 70 percent of the value of incurred capital expenditures as acquisition cost of fixed assets.

Any expenses relating to upgrading, fitting-out, retrofit, reconstruction, technical re-equipment, partial liquidation of fixed assets will be written off to expenditures for taxation purpose at the rate of 10% and 30% of the previously incurred expenses.

The above expenses incidental to upgrading, fitting-out, retrofit, reconstruction, technical re-equipment, partial liquidation of fixed assets are recognized as part of indirect costs which reduce the taxable income of that reporting period which includes the date when cost of fixed assets has changed, the fixed assets in respect of which capital investments have been made, in accordance with Chapter 25 of the Tax Code of the Russian Federation.

This item shall not applied to fixed assets received which were received gratuitously, as well as fixed assets which are not subject to depreciation as provided for by Item 2 Article 256 of the Tax Code of the Russian Federation.

2.4.12. Special depreciation ratios

The management admits depreciation under depreciation rates which are lower than the rates established by the legislation of the Russian Federation. The reduced depreciation rates are assumed from the beginning of the tax period and during the entire tax period only. This decision is made based on expert evaluation made by the Company’s technical specialists taking into account the relevant safety requirements and other factors.

2.4.13. Recognition of R&D expenses as part of expenditures

2.4.13.1. The Company recognizes R&D expenses only upon completion of research or developments and making decision on utilization beginning on a month following after completion of such R&D. In such a case, the moment of R&D completion will be determined:

•                  when works are executed by third party organizations:

•       based on acceptance certificates which execute final delivery of R&D results;

•       in case the works have been terminated due to inexpediency or impossibility of continuation — pursuant to the relevant work termination certificates or termination of the relevant agreements signed by the parties;

•                  when works are executed in-house — pursuant to the relevant minutes of the Commission concerning R&D completion and results obtained.

2.4.13.2. R&D expenses incurred for the creation of new or improvement of applied technologies,

(6)   This is applied to legal relations which occurred since January 01, 2006.

creation of new types of raw materials or supplies will be uniformly included in other expenses during one year starting from the 1st of the month following the month when the decision of their use was made.

2.4.13.3. R&D expenses which did not yield any positive results shall be uniformly included in other expenses within one year in the amount of expenses actually incurred from the date such decision was made.

2.4.14. Interest expenses

The maximum size of interest on debt liabilities, recognized as expenditure, are accepted as equal to the interest rate established by agreement between the parties but not exceeding the refinancing rate of the Central Bank of the Russian Federation increased 1.8 times — when debt liability is executed in Russian rubles, and equal the product of the refinancing rate of the Central Bank of the Russian Federation and coefficient 0.8  — when the debt liability is executed in foreign currency.

2.4.15. Expenses and provisions

The Company does not form a provision for future costs.

The Company does not form provisions for future costs related to vacation pay.

The Company does not form a provision for annual long-service awards.

The Company does not form provisions for forthcoming/future fixed asset repairs. Expenses related to fixed assets repairs performed by the Company are recognized for taxation purposes in that reporting (tax) period when they were incurred in the amount of actual expenses.

2.4.16. Provision for doubtful debts

The Company forms a provision for doubtful debts it is quarterly calculated in the order as provided for by Article 266 of the Tax Code of the Russian Federation. Any debt to the Company, which occurred due to disposal of commodities, execution of work, rendering services, in case if such debt has not been redeemed within period stipulated by a contract, and is not secured by pledge, security, bank guarantee is recognized as doubtful debt.

Debts occurred in relation to sales of property rights will not be recognized for calculation of provisions.

2.4.17. Determination of expenses upon disposal of purchased commodities

Upon disposal of commodities the Company reduces income from such operations by acquisition cost of these commodities and by expenses directly connected to their disposal.

Expenses of the current month connected to commercial activities are divided into direct and indirect expenses in manner prescribed by Article 320 of the Tax Code of the Russian Federation. Direct expenses include as follows:

•       cost of purchased commodities sold during the current reporting (tax) period;

•       amount of expenses relating to the delivery (transportation expenses) of purchased commodities to the Company’s warehouse, if such expenses were not included in the acquisition cost of these commodities.

All the remaining expenses, except for extraordinary expenses, are recognized as indirect expenses and they reduce the income from sales in the current reporting (tax) period.

Acquisition value of commodity, stipulated by terms of a contract, as well as paid custom duties and other expenses incurred due to acquisition of purchased commodities, is considered to be the acquisition value of commodity. At the same time, should expenses of transportation be included in acquisition value under terms of a contract, they will be considered in acquisition value whether they are separated in individual line in primary and accounting documents or not.

Cost of these commodities upon sale is determined by the average cost method.

Cost of purchased commodities in the form of surpluses, identified during inventory taking and subject to be included as expenses upon sale for taxation purposes, will be determined as the amount of tax calculated from income specified in Item 20 Article 250 of the Tax Code of the Russian Federation. In this case, income will be defined in accordance with Articles 274 of the Tax Code of the Russian Federation at the market value and taking into account the provisions set out in Article 40 of the Tax Code of the Russian Federation.

2.4.18. Moment of recognition of certain extraordinary expenses

Extraordinary expenses of the Company are accepted in the manner as prescribed by Article 272 of the Tax Code of the Russian Federation. Certain extraordinary expenses in the form of commission fees, expenses incidental to works executed by the outside organizations (services rendered) or in the form of any similar income will be recognized based on the terms of the relevant awarded/concluded contracts.

2.4.19. Expenses related to sales (retirement) of securities

The Company considers expenses related to the acquisition and retirement of securities as part of expenditures for taxation purposes in accordance with the procedure prescribed in this accounting policy, the Tax Code of the Russian Federation, and legislation on appraisal activities and any other regulatory enactments.

Expenses relating to the acquisition and retirement of securities include as follows:

•       expenses for payment of services rendered by specialized organizations and other persons for any consulting, information and registration services;

•       remuneration paid to intermediaries (including services of depositaries associated with transfer of ownership) and emoluments paid to organizations which provide conclusion and fulfillment of transactions;

•       any other reasonable and document-supported direct expenses directly related with the acquisition and sales of securities.

The Company does not consider the following expenses upon acquisition of shares (parts in the authorized (share) capital, equity interest) when they are initially distributed in expenses of the current reporting (tax) period:

•      expenses in form of cost of property (property rights) transferred as contribution to the authorized capital, in assessment according to data of the Company tax accounting as of a date when property ownership is transferred (assignment of property rights);

•      any additional expenditures incurred upon such transfer.

The Company includes the above expenses in the cost of acquired shares (parts, equity interest) which is considered as part of expenses for profit tax purposes upon in case of their further sale (any other retirement) in the  order as stipulated for by the Tax  Code of the Russian Federation and this accounting policy.

Expenses relating with sales (other retirement) of interest (coupon) securities are determined based on the acquisition price of such security, expenditures connected with acquisition, cost of sale, amount of accumulated interest (coupon) yield paid by the Company to seller of a security. The amounts of accumulated interest (coupon) yield considered earlier for taxation purposes are not included as expense.

Expenses related with sales (other retirement) of noninterest bearing securities are determined based on acquisition price of a security, expenditures connected with acquisition and sale.

The Company writes off cost of al retired securities according to cost of the securities which were acquired first (FIFO method) to expense in case of a sale or any other retirement of securities.

In case of sales (retirement) of securities, expenses related to the acquisition will be considered for taxation purposes in the part which was allocated to the securities sold (retired).

2.4.20. Carry-forward of losses incurred in the course of certain transactions

The Company also carries forward the following losses:

•       relating to securities trading (including securities which are both marketable and non-marketable on the organized securities market) — in the order as provided for by Article 280 of the Tax Code of the Russian Federation;

•       relating to transactions with forward-related financial instruments - in the order as provided for by Article 304 of the Tax Code of the Russian Federation;

•       upon disposal of depreciable assets - in the order as provided for by Article 268 of the Tax Code of the Russian Federation;

•       upon exercise of rights to land plots - in the order as provided for by Article 264.1 of the Tax Code of the Russian Federation.

The following are not considered for taxation purposes:

•       amounts of losses on service sector facilities including housing and public utilities and social and cultural objects in the part exceeding the maximum size as determined in accordance with Article 275.1 of the Tax Code of the Russian Federation;

•       amounts of losses from transactions with forward-related financial instruments which are not marketable on the organized market (except as provided for by Item 5 Article 304 of the Tax Code of the Russian Federation);

•       amounts of losses of the parent Company, received from utilization of property placed in trust management in the course of validity of the relevant asset management contract.

Financial result (including financial loss) of activities associated with utilization of the service sector facilities is determined for the organization in whole.

2.4.21. Expenses related to the acquisition of rights to land plots

Expenses related with the acquisition of rights to land plots, which are government- or municipally owned, are recognized as other expenses relating to the production and sales from the date of submission of documents required for the state registration of the right is document supported uniformly within five years.

2.5. Separate accounting

2.5.1. List of activities for separate accounting

The Company maintains separate accounting of income and expense:

•      for sales of works, services;

•      for commercial/trading activities;

•      for service sector activities;

•      in case of sales of depreciable assets;

•      in case of sales of other property;

•      for securities trading (including separately for trading of securities marketable on the organized securities market and non-marketable on the organized securities market);

•      for assignment of rights of claim (assignment).

2.5.2. Separate accounting of certain transactions

The Company maintains separate accounting for:

•      property received within the special purpose funding;

•      income gained in the form of dividends from Russian organizations;

•      income in the form of interest on government and municipal securities, the terms of issue and flotation of which does not provide for any interest income;

•      expenses relating to fixed asset repairs (by all types of production and types of activities);

•      Research and Development expenses.

2.6. Budget settlements relating to profit tax

2.6.1. Advance payments

Following results of each reporting (tax) period, the Company calculates the amount of advance payment based on the tax rate and taxable profit, which is calculated using the progressive total from the beginning of the tax period until the end of the reporting (tax) period.

During the reporting period the Company calculates the amount of monthly advance payment based on the tax actually paid in the previous quarter in the manner as established by Article 286 of the Tax Code of the Russian Federation.

2.6.2. Procedure for tax calculation and payment

Payment of advances, as well as amounts of tax subject to assignment to profitable part of budgets of the Russian Federation constituents and budgets of municipalities, is carried out at the Company location, as well as at the location of one of its separate subdivisions in the territory of a subject of the Russian Federation, based on the share of profit calculated from total indicators of separate subdivisions located in territory of the Russian Federation constituent, being determined as arithmetic mean of specific weight of the average staffing number and specific weight of depreciable value of de assets in this separate subdivision within tax (accounting) period, accordingly, in the average staffing number and depreciable value of depreciated property as specified in accordance with Item 1 Article 257 of the Tax Code of the Russian Federation, for the Company in as whole.

The Company’s executive office calculates and pays the profit tax according to the data submitted by separate subdivisions of the Company.

2.7. Procedure of determination of the average number of employees

The average number of employees is determined as provided for by the State Federal Service of Statistics in order to fill in the relevant unified forms of monitoring the state and federal statistics.

The average number of employees per month is calculated by summing up of the number of employees for each calendar day of a given month, i. e. from the 1st until the 30th or 31st (in February: until the 28th or the 29th) including holidays (non-business days and bank holidays) and weekends, and dividing this amount by the number of calendar days in that month.

The average number of employees is calculated based on the payroll data as of the last day of the tax (reporting) period.

Part-time workers, as well as non-staff employees (that perform works under civil contracts in the relevant reporting (tax) period), are not taken into account for calculation of the average number of employees.

2.8. Procedure of determination of depreciable value of assets subject to depreciation

The indicator of depreciable value of assets subject to depreciation in the reporting (tax) period applied to allocate  profit tax between the Company’s separate subdivisions, which pay the tax, is calculated based on the procedure recommended by the Ministry of Finance of the Russian Federation in its Letter No.03-03-02/16 dated July 06, 2005. The following are not considered in the calculation of depreciable value of the Company and its separate subdivisions:

•      property transferred for gratuitous use;

•      property transferred by decision of the Company management for conservation purposes for the term exceeding 3 months;

•      property of the Company which is not used for generation of profit.

Fixed assets which are depreciable assets with depreciable value are accounted for calculation of the indicator called “depreciable value of property subject to depreciation in the reporting (tax) period.”

3. VALUE ADDED TAX (VAT)

3.1. VAT calculation and payment

The Company’s executive office performs calculation and payment of VAT according to the data submitted by the Company’s separate subdivisions.

Separate subdivisions of the Company calculate, withhold from funds paid to suppliers of goods (works, services) and transfer to the budget amounts of VAT repayable when the Company fulfills tax agent liabilities.

Managers of such separate subdivisions are responsible for truthfulness and accuracy of information submitted to the Company’s executive office for the tax calculation purposes.

3.2. Allocation of VAT tax deductions with respect to taxable transactions and no tax transactions

3.2.1. An amount of VAT submitted by sellers of goods (works, services) or property rights is accepted for deduction in the order as provided for by Articles 171-172 of the Tax Code of the Russian Federation, in case the share of total costs of production of such goods (works, services), property rights, transactions on which are not subject to VAT payment, does not exceed 5 percent of the total value of overall costs related to the production of goods (works, services, property rights) incurred during the tax period, transactions on which are not subject to VAT payment.

3.2.2. Overall cost of production of goods (works, services), property rights, transactions on which are not subject to taxation, will be determined as a sum of expenses directly related with no tax transactions, as well as shares of expenses, which simultaneously refer to taxable transactions and no tax transactions.

3.2.3. Expenses which are simultaneously recognized as taxable transactions and no tax transactions, are expenses of the executive office pertaining to the following cost (financial responsibility) centers:

•                  Financial activity block;

•                  Corporate governance block;

•                  Chairman of the Management Board’s block;

•                  Information department’s block  (Grid management’s block).

A share of these expenses is determined based on the amount of revenues from such no tax transactions within the total amount of sales revenues.

3.2.4. In the tax periods in which the share specified in Item 3.2.1 of the Accounting policy exceeded 5% of the VAT amount, as presented by suppliers of commodities (works, services), property rights and those referred in proportion to no VAT activity, will be referred to ‘other expense’ accounts (Accounts 9120* in the Chart of Accounts), which are accepted for the profit tax calculation. However, the above proportion is determined according to the share of sales revenues from no tax transactions within the total amount of sales revenues net of the VAT amount as calculated for taxable transactions.

3.3. Calculation of VAT amount for export transactions

VAT amounts as presented by sellers/suppliers of goods (works, services), property rights, which are accepted for deduction in the order as stipulated for by Articles 171-172 of the Tax  Code of the Russian Federation, will be determined based on the share of goods (works, services) shipped, the transactions related to their execution are subject to taxation at the zero rate, within the total revenues from sales of goods (works, services) and property rights shipped during the tax period and reduced by the amount of VAT calculated with regards to the taxable transactions.

4. PROPERTY TAX

The Company’s executive office calculates and pays the property tax based on the data submitted by separate subdivisions of the Company with regards to the property recorded on the accounting balance sheet of such subdivisions and the data of the executive office with regards to the property accounted on the balance sheet of the executive office.

Managers of the separate subdivisions are responsible for monitoring regional (property) tax legislation, timeliness and completeness of the data submitted in accordance with the regional legislation, accuracy of information on the property of separate subdivisions, as well as the details and timelines of payment the relevant taxes as submitted to the executive office of the Company.

Real property facilities without the state registration and which are accounted for as capital investment but which are actually in operation are subject to inclusion in the annual cost of property for purposes of property tax calculation. Property tax allowances (rebates) with regards to the aforesaid real property facilities are applied irrespective of whether the said facilities passed the state registration or otherwise.

5. OTHER TAXES

5.1. Transport Tax

The Company’s executive office and separate subdivisions calculate the Company’s transport tax.

The Company’s executive office calculates and pays the transport tax, draws and submits reporting on the transport tax in accordance with the relevant requirements of the Tax Code of the Russian Federation and regulatory enactments of the subjects of the Russian Federation which determine the size of this tax pertaining to the vehicles owned/operated by the Company’s executive office.

Separate subdivisions of the Company independently calculate and pay their transport tax, draw and submit reporting on the transport tax in accordance with the requirements of the Tax Code of the Russian Federation and regulatory enactments of the subjects of the Russian Federation which determine the size of this tax pertaining to the vehicles owned/operated by the Company’s separate subdivisions.

5.3. Individual Income Tax

The total amount of tax calculated and withheld by the Company (the tax agent) from a taxpayer (individual), in relation to whom it is recognized as a source of income, will be paid at the place of registration of the tax agent with the relevant tax authority.

The Company is liable to transfer the calculated and withheld amounts of tax both at its principal place of business and at the location of each of its separate subdivision.

The amount of tax payable to a budget at the location of a separate subdivision will be defined based on the amount of income subject to taxation, which is calculated and paid to the employees of these separate subdivisions.

Separate subdivisions of the Company independently calculate and pay their individual income taxes, draw and submit reporting on their individual income taxes in accordance with the requirements of the Tax Code of the Russian Federation.

The Company maintains accounting of income received from them by individuals during a tax period, granted tax deductions, calculated and withheld taxes and levies.

5.5. Other Taxes

Calculation and payment of local taxes and charges are performed at the place of origination of the taxation base occurrence and in accordance with the tax legislation of the Russian Federation and any internal regulatory documents of the Company which govern the procedure of calculation and payment of the corresponding taxes and charges.

Separate subdivisions of the Company independently calculate and pay local taxes, they draw up and submit reporting on local taxes in accordance with the requirements of the Tax Code of the Russian Federation

6. CONTRIBUTIONS TO EXTRA-BUDGETARY FUNDS

Calculation and accounting of insurance contributions to the RF Pension Fund (PFR), Social Insurance Fund (SIF), and the Federal fund of mandatory medical insurance and territorial funds of mandatory medical insurance (FFMMI) shall be performed by the executive office of the Company and separate subdivisions of the Company.

The Company’s executive office calculates and pays insurance contributions, as well as submits to the respective extra-budgetary funds its calculations with regards to contributions relating to the executive office of the Company.

Separate subdivisions of the Company, which calculate payments and other remunerations in favor of natural persons, shall be responsible for payment of insurance premiums (advance payments), and they are also responsible for submission of insurance premiums calculations to the relevant extra-budgetary funds located at their principal place of business.

Amounts of insurance premium (advance payments) payable at the principal place of business of a separate subdivision are determined based on the size of a taxable object relating to such separate subdivision.

Appendix to

Regulation

THE LIST OF SPECIAL PURPOSE TAX LEDGERS

Ledger	Name of Ledger
R-01-01	Income from sales
R-02-01	Direct expenses
R-02-02	Indirect costs
R-02-03-01	Expenses of service sector
R-02-03-02	Value of disposed property
R-02-04	Losses for operations specified in Annex No. 3
R-03-01	Extraordinary income
R-04-01	Extraordinary expense
R-05-01	Discounting of bills of the third parties. Shares accounting
R-06-01	Accounting of occurred / cancelled permanent, deductible temporary, taxable temporary differences upon depreciation and retirement of property
R-06-02	Accounting of occurred / cancelled deductible temporary differences upon writing-off of a loss from disposal
R-10-00	Reflection of tax assets and liabilities on treasury accounts
R-11-00	Transition from the current profit tax to notional expenditure (income)
R-12-00	Check of differences for fixed assets, intangible assets, special clothes, R&D, insurance
R-NORM-01	Reference for rated expenditures
N-01-01	Income from sales
N-02-01	Direct expenses
N-02-02	Indirect costs
N-02-03-01	Expenses of service sector
N-02-03-02	Value of disposed property
N-02-04	Losses for operations specified in Annex No.3
N-02-05	Calculation of rated expenditures
N-03-01	Extraordinary income
N-04-01	Extraordinary expense
N-05-01	Discounting of bills of the third parties. Shares accounting
N-05-02	Discounting of bills of the third parties
N-05-03	Accounting of sale of shares not circulated at the organized securities market
N-05-04	Accounting of sale of shares circulated at the organized securities market
N-06-01	Calculation of profit tax from income in form of payable dividends
N-10-01	Calculation of provision for doubtful debts
NB-01	Calculation of taxation base
DN	Dividends charged to the advantage of shareholders
VR-02	Determination of amount of interest expense from debt securities
VR-03	Expenses in form of interest on debenture
VD-02	Income in the form of interest yield
VD-03	Income in the form of interest on debenture
N(B)-02-07	Writing-off of the private insurance expenses
N(B)-02-08	Writing-off of property insurance expenses and other insurance expenses
N(B)-02-09	Writing-off of deferred expenses (except for insurance)
N(B)-06-04	Depreciation of fixed assets
N(B)-06-06	Realization of fixed assets, assets & const., intangible assets, special clothes
N(B)-06-07	Liquidation of fixed assets, assets & const., intangible assets, special clothes
N(B)-06-08	Writing-off of loss from sale of fixed assets
N(B)-06-10	Writing-off of R&D expenses
N(B)-06-11	Sale of financial investments

Appendix No. 3
to Decree of JSC FGC UES
No. 1017 dated 30.12.2010

Chart of Accounts

101000000	Land plots and objects of natural resources
102000000	Buildings
103000000	Constructions and transfer devices
104000000	Machinery and equipment
105000000	Transport
106000000	Industrial and household equipment
107000000	Other
109000000	Inventort, productive and pedigree livestock
110000000	Perennial plantings
111000000	Capital investments for radical improvement of lands
112000000	Capital investments to leased fixed assets
199999999	Disposals
202000000	Buildings
203000000	Constructions and transfer devices
204000000	Machinery and equipment
205000000	Transport
206000000	Industrial and business inventory
207000000	Other
208100000	Deprecitation of property commissioned in Account 08
209000000	Work-stock, productive and pedigree livestock
210000000	Perennial plantings
211000000	Capital investments for radical improvement of lands
212000000	Capital investments to leased fixed assets
213000000	Fixed assets, designed to lease (leasing)
214000000	Fixed assets, designed to lease (operating lease)
301010000	Fixed assets, designed to lease (leasing)
301020000	Fixed assets, designed to lease (operating lease)
302010000	Fixed assets, transferred to long-term lease (leasing)
302020000	Fixed assets, transferred to long-term lease (operating lease)
303010000	Fixed assets, transferred to short-term lease (leasing)
303020000	Fixed assets, transferred to short-term lease (operating lease)
399000000	Disposal of material assets, recorded as interest-bearing investments
401000000	Inventions, industrial samples, utility models
402000000	Trade marks, service marks, names of place of origin of a commodity, trade names
403000000	Software and database
404010000	Licenses to the right of mineral resources’ use
404990000	Other licenses and franchises with period of validity more than 12 months
405000000	R&D results, not subject to legal protection
406000000	Possession of “know-how”, secret formula or the process, information with regard to industrial, commercial or scientific experience
407000000	Business reputation
498000000	Other intangible assets
499000000	Disposal of intangible assets
501000000	Inventions, industrial samples, utility models
502000000	Trade marks, service marks, names of place of origin of a commodity, trade names
503000000	Software and databases

504000000	Licences, franchises with period of validity more than 12 months
504010000	Licenses to the right of mineral resources’ use
504990000	Other licenses and franchises with period of validity more than 12 months
506000000	Possession of “know-how”, secret formula or the process, information with regard to industrial, commercial or scientific experience
598000000	Other non-material assets
700000000	Equipment for installation
700000090	Equipment for installation (transit)
700000099	Adjustments to equipment cost in FI
700001000	Equipment for installation (technical account)
801000000	Objects, completed by construction, but not included into FA
802000000	Purchase of land plots and objects of natural resources
802000001	Purchase of land plots and objects of natural resources
803100000	New construction
803200000	Reconstruction, modernization, assembly on investment activity
803300000	Reconstruction, modernization, assembly on muster budget
803999999	Technical account for construction in progress
804000000	Purchase of fixed assets’ objects
804000001	Purchase of fixed assets’ objects (transit)
804999999	Purchase of fixed assets’ objects (MM Module)
805010000	R&D in progress objects
805020000	Completed R&D with positive result, subject to legal protection
805030000	Creation of NMA
805040000	Completeted R&D with negative result
806000000	Capital investments for radical improvement of lands
807010000	Capital investments to leased objects of UNEG
807020000	Capital investments to other leased fixed assets
808010000	Capital investments to software
808020000	Capital investments to other non-material assets
809010000	DEW non-completed
809020000	DEW completed
815000000	Fixed assets acquisition
900000000	IAO (Deferred tax assets)
900000010	IAO (Materials)
900000020	IAO (R&D)
900000030	IAO (Fixed Assets)
900000040	IAO (insurance of employees)
900000050	IAO (insurance of property)
900000060	IAO (losses from FA sale)
900000070	IAO (Financial Investments)
900000080	IAO (Work in progress)
900000090	IAO (DTZ)
1001000000	Raw materials and materials
1001001000	Raw materials and materials (technical account)
1002000000	Fuel
1002001000	Fuel (technical account)
1003000000	Spare parts and components
1003000001	Correcting of spare parts cost in F1
1003001000	Spare parts and components (technical account)
1004000000	Construction materials
1004001000	Construction materials (technical account)
1005000000	Instrument, accessories and house wares
1005001000	Instrument, accessories and house wares (technical account)
1006000000	Materials transferred for processing
1007010000	Special rigging and special clothing at the stock

1007010100	Special rigging and special clothing at the stock (MM module)
1007011000	Special rigging and special clothing at the stock (technical account)
1007020100	Special rigging and special clothing in operation by standards
1007020200	Special rigging and special clothing over standard
1008000000	Equipment purchased for FA
1010000000	Pantry products
1012000000	Packing
1012001000	Packing (technical account)
1098000000	Other materials
1098001000	Other materials (technical account)
1098010000	Adjustment to cost of materials in FI
1400000000	Reserves under cost reduction of material assets
1501000000	Purchase of raw materials and materials
1502000000	Purchase of fuel
1503000000	Purchase of spare parts and components
1504000000	Purchase of construction materials
1505000000	Purchase of accessories and house wares
1507000000	Purchase of special rigging and special clothing
1508000000	Purchase of equipment for FA
1508040000	Purchase of fixed assets
1512000000	Purchase of packing
1520000000	Purchase of equipment, which requires assembly
1531000000	TDA on inventories purchased
1532000000	Expenses for MPZ maintenance
1541000000	Purchase of goods
1551000000	Clearing account for services
1598000000	Purchase of other materials
1599999997	Equipment in transit (for balance sheet preparation)
1599999998	Materials in transit (for balance sheet preparation)
1599999999	Technical clearing account PM/PS
1601000000	Deviations in price of raw materials and materials
1602000000	Deviations in price of fuel
1603000000	Deviations in price of spare parts and components
1604000000	Deviations in price of construction materials
1605000000	Deviations in price of accessories and house ware
1607000000	Deviations in price of special rigging and special clothing
1608040000	Deviations in price of fixed assets
1612000000	Deviations in price of packing
1620000000	Deviations in price of equipment, which requires assembly
1641000000	Deviations in price of goods
1698000000	Deviations in price of other materials
1901000000	VAT entered
1901010000	VAT entered taxed/non-taxed
1901020000	VAT entered for export
1901030000	VAT entered for advances transferred
1902000000	VAT paid
1903000000	VAT for distribution
1903010000	VAT for distribution taxed/non-taxed
1903020000	VAT for distribution internal market/export
1904000000	VAT export for confirmation
2001010000	Services in electric power transmission
2001020000	Services in technological connection
2002000000	Services in technological connection
2002010000	Services under agent activity

2002020000	Operating services for external use
2002030000	Non-operating services for external use
2002040000	Other services of non-industrial nature
2003000000	Other services of industrial nature
2004000000	Other services of non-industrial nature
2005000000	Construction of facilities to third parties
2006000000	Technical maintenance and repairs of facilities which are part of UNES
2007000000	Technical maintenance and repairs of facilities which are not part of UNES
2008000000	Technical maintenance and repairs
2009000000	Technological audit and supervision
2010000000	Construction of facitilies
2011000000	Management of construction projects
2012000000	Subagency activities
2013000000	Development of technological projects
2014000000	Agency activities
2015000000	Core production
2016000000	Third party subagency activities
2017000000	Foreign economic activities
2018000000	Other technical supervision and audit
2019000000	Other agency activities
2020000000	Other car rental
2021000000	Other transport services
2022000000	Other telecommuincations services
2023000000	Other third party construction
2024000000	Other management of FSK projects
2025000000	Other development of technical project documentation
2026000000	Other information services
2027000000	Other foreign economic activities
2029000000	Other financial transactions
2030000000	Other managemet of third party projects
2600000000	General administrative expenses
3101010001	Raw materials and materials
3101010002	Raw materials and materials, not accepted for tax accounting
3101020001	Instruments, appliances, accessories, devices
3101020002	Instruments, appliances, accessories, devices, not accepted for TA
3101030001	Material assets, revealed during inventory or dismantling of FA
3101030002	Material assets, revealed during inventory or dismantling of FA, not accepted for TA
3101040000	Special rigging
3101040002	Special rigging, not accepted for TA
3102010001	Electric power purchased to cover losses related to its transfer
3102010002	Electric power purchased to cover losses related to its transfer, not accepted for TA
3102020101	Electric and heating power purchased to economic needs
3102020102	Heating energy to economic needs, not accepted for TA
3102020201	Electric power to economic needs
3102020202	Electric power to economic needs, not accepted for TA
3102030001	Water supply
3102030002	Water supply, not accepted for TA
3102040001	Technological fuel
3102040002	Technological fuel, not accepted for TA
3102050001	Fuel for transport means
3102050002	Fuel for transport means, not accepted for TA
3103010000	Special clothing up to one year
3103010002	Special clothing up to one year above the standard, not accepted for TA purposes
3103020000	Special clothing above one year

3104010001	Services on complex RTD of UNEG objects
3104010002	Services on complex RTD of UNEG objects, not accepted for TA
3104020001	Services on power energy transit
3104020002	Services on power energy transit, not accepted for TA
3104030001	Services of NPP outdoor switchgear
3104030002	Services of NPP outdoor switchgear, not accepted for TA
3104040001	Services of outside agencies on FA repair
3104040002	Services of outside agencies on FA repair, not accepted for TA
3104040011	Materials on repair by outside agencies
3104040012	Materials on repair by outside agencies, not accepted for TA
3104050001	Transportation of goods (before 2008)
3104050002	Transportation of goods, not accepted for TA (before 2008)
3104050011	Transportation of goods by long-distance freight railroad transport
3104050012	Transportation of goods by long-distance freight railroad transport, not accepted for TA
3104050021	Transportation of goods by industrial railroad transport
3104050022	Transportation of goods by industrial railroad transport, not accepted for TA
3104050031	Transportation of goods by motor transport
3104050032	Transportation of goods by motor transport, not accepted for TA
3104050041	Transportation of goods by sea transport
3104050042	Transportation of goods by sea transport, not accepted for TA
3104050051	Transportation of goods by internal water transport
3104050052	Transportation of goods by internal water transport, not accepted for TA
3104050091	Other transportation of goods
3104050092	Other transporation of goods, not accepted for TA
3104060001	services of CDO on organisation of dispatch work
3104060002	services of CDO on organisation of dispatch work, not accepted for TA
3104070101	expenses, related to maintenance and operation of FA and other property of environmental purpose
3104070102	expenses, related to maintenance and operation of FA and other property of environmental purpose, not accepted for TA
3104070201	payments for wastes (discharge) of contaminators in natural environment and other similar expenses within the norm
3104070202	payments for wastes (discharge) of contaminators in natural environment and other similar expenses above the norm
3104070300	services related to carrying out of ecology expertises
3104070301	services of outside agencies related to carrying out of ecology research, expertise
3104070401	placement and utilization of wastes
3104080101	support, technical service, inspection of industrial fixed assets (buildings, constructions, equipment, transport means, system of security)
3104080201	check and instrument calibration
3104080301	other works and services of industrial character
3104080302	other works and services of industrial character, not accepted for TA
3104081011	Contracting services (construction work) under external construction accepted for TA
3104081012	Contracting services (construction work) under external construction not accepted for TA
3104081021	Contracting services (installation work) under external construction accepted for TA
3104081022	Contracting services (installation work) under external construction not accepted for TA
3104081031	Installation/ assembly services not related to external construction, accepted for TA
3104081032	Installation/ assembly services not related to external construction, not accepted for TA
3104081041	R&D works by construction aside, accepted for TA
3104081042	R&D works by construction aside, not accepted for TA
3104090111	Equipment included into cost sheet of construction aside, accepted for TA
3104090112	Equipment included into cost sheet of construction aside, not accepted for TA
3104090121	Equipment not included into cost sheet of construction aside, accepted for TA
3104090122	Equipment not included into cost sheet of construction aside, not accepted for TA
3104100001	Services of ESS UNEG for maintenance and repair of fixed assets accepted for TA
3104100002	Services of ESS UNEG for maintenance and repair of fixed assets not accepted for TA

3104110001	Services of GlavSetService UNEG accepted for TA
3104110002	Services of GlavSetService UNEG not accepted for TA
3201000000	amortization of FA, used in ordinary business of industrial character
3201000002	Amortization of non-productive FX
3202000000	Amortization o intangible assets used in ordinary business
3203000000	ordinary expenses related to writing off of FA with value up to RUB 10,000 (before 2008)
3203000002	writing off of FA with value up to RUB 10,000 not accepted for TA
3203000010	Ordinary expenses on writing off FA with value up to RUB 20,000
3203000012	Ordinary expenses on writing off FA with value up to RUB 20,000 not accepted for TA
3203000020	Ordinary expenses on writing off intangible assets with value up to RUB 20,000
3203000022	Ordinary expenses on writing off intangible assets with value up to RUB 20,000 not accepted for TA
3204000002	Depreciation of FA received free of charge
3301010001	Salary on tariff rates, official salaries
3301010002	Salary on tariff rates, official salaries, not accepted for TA
3301020001	Personal increases to tariff rates, salaries
3301020002	Personal increases to tariff rates, salaries, not accepted for TA
3301030001	Increases, related to mode of operation
3301030002	Increases, related to mode of operation, not accepted for TA
3301040001	Systematic (current) bonuses
3301040002	Systematic (current) bonuses, not accepted for TA
3301050001	Long-service award
3301050002	Long-service award, not accepted for TA
3301060001	Increases as regional bonuses
3301060002	increases as regional bonuses, not accepted for TA
3301060021	far northern hardship bonuses, accepted for TA
3301070001	one-time bonuses for carrying out of critical tasks, accepted for TA
3301070002	one-time bonuses for carrying out of critical tasks, not accepted for TA
3301080001	salary payment to employees, not on payroll
3301080002	salary payment to employees, not on payroll, not accepted for TA
3301090001	other stimulating payments
3301090002	other stimulating payments, not accepted for TA
3302010001	payment of vacations, provided by law
3302010002	payment of vacations, provided by law, not accepted for TA
3302020001	payment of additional vacations, provided by labour contract
3302020002	payment of additional vacations, provided by labour contract, not accepted for TA
3302030001	payment of study leaves
3302030002	payment of study leaves, not accepted for TA
3302040001	average salary for time in business trips
3302040002	average salary for time in business trips, not accepted for TA
3302050001	average salary for time in study off-job
3302050002	average salary for time in study off-job, not accepted for TA
3302060001	extra charge to women, being in maternity leave
3302060002	extra charge to women, being in maternity leave not accepted for TA
3303010001	remunerations under the results of work per annum
3303010002	remunerations under the results of work per annum, not accepted for TA
3303020001	remunerations for inventions and efficiency
3303020002	remunerations for inventions and efficiency, not accepted for TA
3303030001	compensations for unused annual leave
3303030002	compensations for unused annual leave, not accepted for TA
3303040001	payment of food, accommodation, fuel
3303040002	payment of food, accommodation, fuel, not accepted for TA
3303050001	other compensation payments
3303050002	other compensation payments, not accepted for TA
3303060001	payment of official uniform

3303060002	payment of official uniform, not accepted for TA
3303070002	Material assistance for holiday not accepted for TA
3304010001	termination benefit
3304010002	termination benefit, not accepted for TA
3304020001	payment of transit to the place of vacation and back
3304020002	payment of transit to the place of vacation and back, not accepted for TA
3304030002	expenses in the form of increases to pensions, not accepted for TA
3304040001	payment of transit to the place of training and back
3304040002	payment of transit to the place of training and back no accepted for TA
3305010000	Non-state pension insurance of employees
3305020000	Medical insurance of employees
3305030000	Insurance — death/disablement
3306000001	other expenses, made in favor of employee
3306000002	other expenses, made in favor of employee, not accepted for TA
3401010001	Allocations to Social Insurance Fund
3401010002	Allocations to Social Insurance Fund not accepted for TA
3401020001	Allocations to Pension Fund
3401020002	Allocations to Pension Fund not accepted for TA
3401030101	Allocations to Territorial Medical Insurance fund
3401030102	Allocations to Territorial Medical Insurance fund not accepted for TA
3401030201	Allocations to Federal Medical Insurance fund
3401030202	Allocations to Federal Medical Insurance fund not accepted for TA
3402000001	Allocations on social insurance from industrial accidents and professional diseases
3402000002	Allocations on social insurance from industrial accidents and professional diseases, not accepted for TA
3403010001	Stamp duty
3403020001	Customs duties and charges
3403030001	other taxes and dues on ordinary expenses
3403030002	other taxes and dues on ordinary expenses, not accepted for TA
3501010000	Communication services and postal expenses of Deferred Expenses
3501010001	Communication services and postal expenses (before 2008)
3501010002	Communication services and postal expenses, not accepted for TA (before 2008)
3501010011	Services of post and courier service
3501010012	Services of post and courier service, not accepted for TA
3501010021	Ttelephony services
3501010022	Services of telephone service, not accepted for TA
3501010031	Services of digital communication service
3501010032	Services of digital communication service, not accepted for TA
3501020001	Legal services
3501020002	Legal services, not accepted for TA
3501030100	Expenses related to purchase of rights to software, development, modernization and adjustment of software
3501030201	expenses related to technical service of software, data base update
3501030202	expenses related to technical service of software, data base update, not accepted for TA
3501030301	Information services
3501030302	Information services not accepted for TA
3501040001	consulting services
3501040002	consulting services, not accepted for TA
3501050001	auditor services
3501050002	auditor services, not accepted for TA
3501060001	notary services
3501060002	notary services, not accepted for TA
3501070001	transport expenses, not related to transit of goods
3501070002	transport expenses, not related to transit of goods, not accepted for TA
3501080101	expenses, related to providing of forms of statistical accounting

3501080102	expenses, related to providing of forms of statistical accounting, not accepted for TA
3501080201	expenses, related to publishing of accounting statement
3501080202	expenses, related to publishing of accounting statement, not accepted for TA
3501090001	services of translators, which are not in the company’s staff
3501090002	services of translators, which are not in the company’s staff, not accepted for TA
3501100001	membership fees for participating in energy forums, exhibitions, councils, commissions
3501100002	membership fees for participating in energy forums, exhibitions, councils, commissions, not accepted for TA
3501110101	off the ration expenses to advertisement, including participating in exhibitions and expositions
3501110102	off the ration expenses to advertisement, including participating in exhibitions and expositions not accepted for TA
3501110201	expenses to advertisement, including participating in exhibitions and expositions
3501110202	expenses to advertisement, including participating in exhibitions and expositions not accepted for TA
3501120101	services of collection
3501120102	services of collection, not accepted for TA
3501120201	services related to purchase of forest tickets and cutting
3501120202	services, related to forest tickets on cutting, not accepted fot TA
3501120301	services on technical maintenance of office appliances and systems of conditioning
3501120302	services on technical maintenance of office appliances and systems of conditioning, not accepted for TA
3501120401	services of polyclinic and Health Inspection Services
3501120402	services of polyclinic and Health Inspection Services, not accpetde for TA
3501120501	expenses to printing and house proof services
3501120502	expenses to printing and house proof services, not accepted for TA
3501120701	other services of industrial character
3501120702	other services of industrial character, not accepted for TA
3502010001	expenses of external organisations related to property protection
3502010002	expenses of external organisations related to property protection, not accepted for TA
3502020001	expenses related to maintenance of office transport
3502020002	expenses related to maintenance of office transport, not accepted for TA
3502030001	public facilities and expenses to maintenance of buildings
3502030002	public facilities and expenses to maintenance of buildings, not accepted for TA
3502040101	payment for use of AO-energo grids
3502040201	payment for lease of properties, except buildings and offices
3502040202	payment for lease of properties, except buildings and offices, not accepted for TA
3502040301	payment for lease of transport means
3502040302	payment for lease of transport means, not accepted for TA
3502040401	payment for lease of buildings and office premises
3502040402	payment for lease of buildings and office premises, not accepted for TA
3502040501	payment for land lease
3502040502	payment for land lease, not accepted for TA
3502050110	expenses related to obligatory insurance of property, including FEED
3502050120	expenses related to voluntary insurance of property, including FEED
3502050210	expenses related to obligatory insurance of civil liability, including FEED
3502050220	expenses related to voluntary insurance of civil liability, including FEED
3502050310	expenses to other types of obligatory insurance, including FEED
3502050320	expenses to other types of voluntary insurance, including FEED
3502060001	expenses to registration of proprietary rights
3502060002	expenses to registration of proprietary rights, not accepted for TA
3502070001	expenses related to evaluation of property
3502070002	expenses related to evaluation of property, not accepted for TA
3503010001	expenses related to recruitment of staff
3503010002	expenses related to recruitment of staff, not accepted for TA
3503020001	expenses related to education and continuing education of staff
3503020002	expenses related to education and continuing education of staff, not accepted for TA

3503020100	expenses related to education and continuing education of staff (FEED)
3503020102	expenses related to education and continuing education of staff, not accepted for TA (FEED)
3504010111	expenses related to pass on business trips within Russia
3504010112	expenses related to pass on business trips within Russia, not accepted for TP
3504010121	expenses related to pass on foreign business trips
3504010122	expenses related to pass on foreign business trips, not considered for TP
3504010211	costs per day on business trips within Russia
3504010212	costs per day on business trips within Russia, not accepted for TA
3504010221	costs per day on foreign business trips
3504010222	costs per day on foreign business trips, not accepted for TA
3504010311	accommodation expenses on business trips within Russia
3504010312	accommodation expenses on business trips within Russia, not accepted for TP
3504010321	accommodation expenses on foreign business trips
3504010322	accommodation expenses on foreign business trips, not accepted for TA
3504010411	miscellaneous expenses on business trips within Russia
3504010412	miscellaneous expenses on business trips within Russia, not accepted for TA
3504010421	miscellaneous expenses on foreign business trips
3504010422	miscellaneous expenses on foreign business trips, not accepted for TA
3504020101	representation expenses related to official entertainments
3504020102	representation expenses related to official entertainments, not accepted for TA
3504020201	representation expenses related to catering at business meetings
3504020202	representation expenses related to catering at business meetings, not accepted for TA
3505010001	expenses related to holding of conferences, seminars and competitions of industrial character
3505010002	expenses related to holding of conferences, seminars and competitions of industrial character, not accepted for TA
3505020101	remunerations to members of the Board of Directors
3505020102	remunerations to members of the Board of Directors, not accepted for TA
3505020201	remunerations to members of the Revision Committee
3505020202	remunerations to members of the Revision Committee, not accepted for TA
3505020301	expenses to holding of shareholders’ meeting
3505020302	expenses to holding of shareholders’ meeting, not accepted for TA
3506010001	expenses related to providing of normal work conditions and safety facilities
3506010002	expenses related to providing of normal work conditions and safety facilities, not accepted for TA
3506020001	expenses related to maintenance of medical offices
3506020002	expenses related to maintenance of medical offices, not accepted for TA
3506030001	expenses related to civil protection
3506030002	expenses related to civil protection, not accepted for TA
3506040000	expenses related to certification and licensing
3506050001	expenses related to R&D with positive result
3506050002	expenses related to R&D with positive result not accepted for TA
3506060001	expenses related to stationary
3506060002	expenses related to stationary, not accepted for TA
3506070000	expenses related to payment of subscription and purchase of literature of FEED
3506070001	expenses related to payment of subscription and purchase of literature
3506070002	expenses related to payment of subscription and purchase of literature, not accepted for TA
3506080001	payments on sick leave certificates (in accordance with the law)
3506080002	payments on sick leave certificates (in accordance with the law) not accepted for TA
3506090101	Quoting of work places
3506090102	quoting of work places, not accepted for TA
3506090201	expenses related to compensation for use of private cars for business trips
3506090202	expenses related to compensation for use of private cars for business trips, not accepted for TA
3506090300	expenses related to forming of documents on cargo delivery and FEED travel
3506090301	expenses related to forming of documents on cargo delivery and travel
3506090302	expenses related to forming of documents on cargo delivery and travel, not accepted for TA

3506090400	miscellaneous ordinary FEED expenses
3506090401	miscellaneous ordinary expenses
3506090402	miscellaneous ordinary FEED expenses, not accepted for TA
3601010001	CA construction works
3602010001	CA assembly works
3603010001	CA equipment
3609010001	Miscellaneous expenses on CA
3610000000	Equipment, requiring assembly (core activity)
3611000000	Services of external agencies related to assembly of equipment (core activity)
3620021001	CA: Property tax
3620022001	CA: Land tax
3620023001	CA: Transport tax
3620032222	CA Expenses on liquidation of written-off TCA, not accepted for TA
3620032311	CA: Cost of TCA written-off
3620032312	CA: Cost of TCA written-off not accepted for TA
3620040001	CA: Expenses of bank services, except for interest-related
3620040002	CA: Expenses on bank servicesm, except for interest-related, not accepted for TA
3620081102	CA: Material assistance, Single-time assistance, not accepted for TA
3620081202	CA: Social-type payments, not accepted for TA
3620082002	CA: Expenses on treatment waybills, not accepted for TA
3620083102	CA: Single-time retirement allowance, not accepted for TA
3620083202	CA: Single-time payments to anniversaries, not accepted for TA
3620084002	CA: Expenses on flats, not accepted for TA
3620110332	Expenses related to corporate celebrations not accepted for TA
3620110712	CA: non-reimbursable VAT, not accepted for TA
3620111192	CA: Other expenses, not accepted for TA
3630010001	Expenses of R&D
3801010000	Closing of accounts on ordinary expenses
3801010001	Construction works
3801020000	Closing of accounts on accessory production
3802010001	Assembly works
3803010001	Equipment
3808030000	Value of DEW
3809010001	Miscellaneous expenses on CA
3999999999	Closing of CO-FI
4110000000	Goods in retail
4120000000	Goods in wholesale
4200000000	Trade margin
4500000000	Goods dispatched
4600000000	Goods in retail
4600000102	Completed stages of work in progress with DTZ without stages
4600000202	Completed stages of work in progress with DTZ with stages
5001000000	Cash of the company in Russian rubles
5001001453	Cash of the company in Russian rubles 1453
5001001454	Cash of the company in Russian rubles 1454
5001010000	Cash KRMES i in Russian rubles
5001020000	Cash URMES in Russian rubles
5001030000	Cash CRMES in Russian rubles
5002000000	Operational cash
5002000001	Operational cash Gryazninsky PU
5002000102	Operational cash of Belgorodsky PU
5002000100	Cash of Novosibirsk SPB
5002000200	Cash of Ural part of Novosibirsk SPB
5002000300	Cash of Surgut part of Novosibirsk SPB

5002010000	Operational cash 2
5002020000	Cash of Bryansk production unit
5002021401	Operational cash Kaluga
5002021402	Operational cash Ryazan
5002021403	Operational cash Maloyaroskavetz Kaluga Region
5002021404	Operational cash Mikhailov Ryazan Region
5002021405	Operational cash Tula District TOiR
5002030000	Cash of Arzamas production unit
5002290601	Cash of Vladimir production unitt
5002290602	Cash of Bryansk production unitt
5002290603	Cash of Arzamas production unitt
5002990001	Cash of Novosibirsk SPB
5002990002	Cash of Ural part of Novosibirsk SPB
5002990003	Cash of Surgut part of Novosibirsk SPB
5002990601	Cash of Vladimirr production unit
5002990602	Cash of Bryansk production unit
5002990603	Cash of Arzamas production unit
5003010000	Cash - MI - air tickets
5003010100	Cash KRMES - MI - air tickets
5003010200	Cash URMES - MI - air tickets
5003010300	Cash CRMES - MI - air tickets
5003020000	Cash — MI — hotel vouchers
5003020100	Cash KRMES - MI - hotel vouchers
5003020200	Cash URMES - MI - hotel vouchers
5003020300	Cash CRMES - MI - hotel vouchers
5003030000	Cash — MI — trade marks, state duties
5003030100	Cash KRMES - MI - trade marks, state duties
5003030200	Cash URMES - MI - trade marks, state duties
5003030300	Cash CRMES - MI - trade marks, state duties
5003040000	Cash — MI — signs of postal payment
5003040100	Cash KRMES - MI - signs of postal payment
5003040200	Cash URMES - MI - signs of postal payment
5003040300	Cash CRMES - MI - signs of postal payment
5003050000	Cash — rail road — tickets paid
5003050100	Cash KRMES - MI - rail road — tickets paid
5003050200	Cash URMES - MI - rail road — tickets paid
5003050300	Cash CRMES - MI - rail road — tickets paid
5003060000	Cash — MI — coupon for petrol
5003060100	Cash KRMES - MI - coupon for petrol
5003060200	Cash URMES - MI - coupon for petrol
5003060300	Cash CRMES - MI - coupon for petrol
5003070000	Cash — MI — coupon for petrol
5004000000	Cash of the company in currency
5004005005	Monetary instruments in currency
5101000001	Settlement account 1 IA in Lefortovo Branch of SB
5101000002	Settlement account 2 IA in Lefortovo Branch of SB
5101000003	Settlement account 1 IA in JSC Alfa-Bank
5101000004	Settlement account 2 IA in JSC Alfa-Bank
5101000005	Settlement account IA in LLC KB Agropromcredit
5101000006	Settlement account IA in JSC KB Vneshtorgbank
5101000007	Settlement account IA in CJSC AB Gazprombank
5101000008	Settlement account IA in JSC KB Petrocommetz
5101000009	Master account IA in NKO “Clearing chamber of RTS
5101000010	Trading account IA in NKO “Clearing chamber of RTS

5101000011	Master account IA in JSC Alfa-Bank
5101000012	Trading account IA in JSC Alfa-Bank
5101000013	Settlement account IA in JSC KB EURO FINANCE MOSNARBANK
5102000001	Settlement account of MES of Center of Alfa-Bank branch
5102000002	Settlement account 1 Central branch No 8641/1589 SB RF
5102000003	Settlement account 2 Central branch No 8641/1589 SB RF
5102000004	Settlement account Lefortovo Branch No. 6901 Moscow
5102000005	Settlement account of JSC Gazprombank
5102020001	Settlement account 1 Chernozemnoye PMES Starooskolsk branch of SB RF
5102020002	Settlement account 2 Chernozemnoye PMES Starooskolsk branch of SB RF
5102020003	Settlement account Chernozemnoye PMES Kursk branch of SB RF
5102020004	Settlement account Additional office Industrial branch of JSC Kurskprombank
5102020005	Settlement account Branch of CJSC Gazenergoprombank
5102020006	Settlement account Belgorod branch of SB RF No 8592
5102030001	Settlement account Volga-Oka PMES of Vladimir branch of SB RF
5102030002	Settlement account Volga-Oka PMES of LLC Vladprombank
5102030003	Settlement account branch Voznesensky AKB Investtorgbank
5102030004	Settlement account branch of JSC Vneshtorgbank
5102050001	Settlement account Volga-Don PMES of Volgograd branch of Alfa-Bank
5102050002	Settlement account Volga-Don PMES in Astrakhan branch of SB RF
5102050003	Settlement account Volga-Don PMES in Volgograd branch of SB RF
5102050004	Branch Rostovsky of JSC Alfa-Bank, Rostov-on-Don
5102050005	Settlement account in Volgograd branch of Alfa-Bank
5102050006	Settlement account in Volgograd branch of JSC Alfa-Bank
5102050007	Corporate account in Volgograd branch of JSC Alfa-Bank
5102050008	Branch Rostovsky of JSC Alfa-Bank, Rostov-on-Don
5102050009	Branch Rostovsky of JSC Alfa-Bank, Rostov-on-Don2
5102050010	Branch Rostovsky of JSC Alfa-Bank, Rostov-on-Don3
5102050011	Branch Rostovsky of JSC Alfa-Bank, Rostov-on-Don4
5102060001	Settlement account of Vologda PMES of Vologda branch of SB RF
5102060002	Settlement account of Vologda branch No 8638 branch of SB RF
5102090001	Settlement account Moscow PMES of Dmitrov branch of SR RF
5102090002	Settlement account Central branch of SR RF No 8641/1658
5102090003	Settlement account LLC KB Transinvestbank
5102100001	Settlement account Verkhne-Donskoye PMES of Tambov branch of SB RF
5102100002	Settlement account Tambov branch of SB RF No 8594
5102100003	Settlement account Tambov branch of SB RF No 8594 (current account)
5102100004	Settlement account Lipatsk branch of SB RF No 8593
5102100005	Settlement account of Gazprombank branch in Lipetsk
5102110001	Settlement account Valday PMES of Tver branch of SB RF
5102110002	Settlement account Tver branch of SB RF (master account)
5102110003	Settlement account Yaroslavsky branch of JSC ugra AKB
5102130001	Settlement account Nizhegorodskaya PMES of Nizhegorodskiy branch of JSC Alfa-Bank
5102130002	Settlement account Nizhegorodskaya PMES of Arzamas branch of SB RF
5102130003	Settlement account Nizhegorodskaya PMES of Gorodetsky branch of SB RF
5102130004	Settlement account Nizhegorodskiy branch of JSC Alfa-Bank
5102130005	Settlement account 2 Nizhegorodskiy MPES of Arzamas branch of SB RF
5102130006	Settlement account Nizhegorodskiy MPES of JSC Gazprombank branch
5102140001	Settlement account Prioksky PMES Tula branch of SB RF
5102140002	Settlement account Prioksky PMES Kaluga branch of SB RF
5102140003	Settlement account 2 Prioksky PMES Kaluga branch of SB RF
5102140004	Settlement account Prioksky PMES Ryazan branch of SB RF
5102140005	Settlement account 2 Prioksky PMES Ryazan branch of SB RF
5102140006	Settlement account Tula branch of SB RF No 8604

5102140007	Settlement account 2 Tula branch of SB RF 8604
5102140008	Settlement account branch of JSC NB TRAS Kaluga
5102140009	Settlement account Ryazan branch of SB RF No. 8606
5102140010	Settlement account Obninsk branch of SB RF No. 7786
5102140011	Settlement account of JSC Gazprombank branch in Tula
5102150001	Settlement account SPB Bely Rast
5102500001	Settlement account TMR of MES Center in branch of JSC Alfa-Bank
5102500002	Settlement account TMR of MES Center Stromynskoye branch of SB RF
5102520001	Settlement account Chernozenmoye PTMR of Kursh branch on SB RF
5102530001	Settlement account Volga-Oka PTMR of Vladimir branch on SB RF
5102550001	Settlement account Volga-Don PTMR of Vladimir branch of JSC Alfa-Bank
5102550002	Settlement account Volga-Don PTMR of Rostov branch of JSC Alfa-Bank
5102560001	Settlement account Bологодск ПТОиР Vologda branch on SB RF
5102590001	Settlement account Moscow PTMR of Alfa-Bank branch
5102600001	Settlement account Verkhne-Donskoy PTMR in Tambov branch on SB RF
5102610001	Settlement account Valday PTMR inTver branch on SB RF
5102630001	Settlement account Nizhegorodsky PTMR of Volgo-Vyatskiy in Arzamas branch on SB RF
5102630002	Settlement account Nizhegorodsky PTMR of Volgo-Vyatskiy in Gorodtzy branch on SB RF
5102640001	Settlement account Prioksky PTMR in Obninsk branch on SB RF
5102640002	Settlement account Prioksky PTMR in Mikhailovsk branch on SB RF
5103000001	Settlement account MES of North-West in Alfa-bank branch
5103000002	Settlement account MES of North-West in Kalinin branch on SB RF
5103000003	Settlement account MES of North-West in Agropromcredit branch
5103000004	Settlement account in Arkhangelsk branch on SB RF No 8637
5103000005	Settlement account in Komi branch on SB RF No 8617
5103000006	Settlement account in branch St-Petersburgsky of JSC Alfa-Bank
5103000007	Settlement account in MES North West in Kalinin branch of SB RF No. 2004/0783
5103010001	Settlement account Bryansk PMES (master account)
5103010002	Settlement account Bryansk PMES (investment activity)
5103010003	Settlement account Bryansk PMES (other activity)
5103010004	Settlement account Bryansk PMES (business-account)
5103010005	Settlement account Bryansk PMES (current)
5103010006	Settlement account in Smolensk branch on SB RF No 8609 (business-account)
5103010007	Settlement account in Smolensk branch on SB RF No 8609
5103010008	Settlement account Smolensky RF in JSC Rosselkhozbank (deposit account)
5103010009	Settlement account of JSC Gazprombank branch in Bryansk
5103020001	Settlement account Vyborg PMES in Severo-Zapadny bank
5103030001	Settlement account Karelsky PMES in Karelsky branch of SB RF
5103030002	Settlement account Petrozavodsk branch of CJSC Baltic bank
5103030003	Settlement account Murmansk branch of CJSC Baltic bank
5103030004	Settlement account in JSC Gazprombank in St. Petersburg
5103040001	Settlement account Leningrad PMES in Severo-Zapadny bank
5103040002	Settlement account Leningrad PMES in Alfa-bank branch
5103040003	Settlement account SEVERO-ZAPADNY in AGROPROMCREDIT branch
5103050001	Settlement account Novgorod PMES in Novgorod branch of SB RF
5103060001	Settlement account of Severny PMES in Komi branch of SB RF
5103060002	Settlement account of JSC Gazprombank in Ukhta
5103400001	Settlement account ATP MES of North-West in in Alfa-bank branch
5103500001	Settlement account MES TMR of North-West in in Alfa-bank branch
5103500002	Settlement account MES TMR of North-West in Agropromcredit
5103500003	Settlement account MES TMR in Sberbank
5103500004	Settlement account MES TMR in Admiralteysky bank
5103510001	Settlement account Bryansk TMR of North-West in Bryansk branch of SB RF
5103520001	Settlement account Vyborg PTMR in Severo-Zapadny bank Sberbank

5103530001	Settlement account Karelia PTMR in Karelia branch of SB RF
5103540001	Settlement account Leningradskiy PTMR in Severo-Zapadny bank Sberbank
5103550001	Settlement account Novgorodsky PTMR Novgorod branch of SB RF
5103560001	Settlement account St Petersburg PTMR in Alfa-bank
5103560002	Settlement account St Petersburg PTMR in SB RF
5104000001	Settlement account MES of Volga in Alfa-bank branch
5104000002	Settlement account MES of Volga in Povolzhsky bank of SB RB
5104000003	Settlement account branch Samarsky in JSC Alfa-Bank
5104000004	Settlement account Samara branch in JSC Gazprombank
5104010001	Settlement account VerkhneVolzhsky PMES in Volga branch of SB RF
5104010002	Settlement account Verkhne-Volzhskiy PMES in Petrocomertz Bank
5104010003	Settlement account branch of SB RF No 8614 Mariy El
5104010005	Settlement account branch of JSC Vneshtorgbank Yoshkar-Ola
5104020001	Settlement account Nizhne-Volzhskiy PMES in Saratov branch of SB RF
5104020002	Settlement account Nizhne-Volzhskiy PMES in Alfa-bank branch
5104020003	Settlement account Nizhne-Volzhskiy PMES in Petrocomertz Bank
5104020004	Settlement account Kirov branch of Povolzhsky bank of SB RF
5104020005	Settlement account Saratov branch of SB RF No 8622
5104020006	Settlement account Saratov branch of JSC Gazprombank
5104030001	Settlement account Samara PMES in Alfa-bank branch
5104030002	Settlement account Samara PMES in Kirovskiy branch of SB RF
5104030003	Settlement account Samara PMES in Petrocomertz Bank
5104040001	Settlement account Srende-Volzhskiy PMES in Ulianovsk branch of SB RF
5104040002	Settlement account Srende-Volzhskiy PMES in Petrocomertz Bank
5104040003	Settlement account Srende-Volzhskiy PMES in Ulianovsk branch of SB RF
5104040005	Settlement account LLC Bank Kuznetsky”
5104040006	Settlement account Ulianovsk branch CJSC KB Gazbank
5104040007	Settlement account JSC KB Mordovpromstroybank
5104040008	Settlement account branch of SB RF No 8614 Mariy El
5104040009	Settlement account branch of JSC Vneshtorgbank Yoshkar-Ola
5104040010	Settlement account Srende-Volzhskiy PMES in Kanashi branch of SB RF No 7507
5104050001	Settlement account of JSC Gazprombank branch in Samara
5104060001	Settlement account Nizhegorodsky branch of JSC Alfa Bank
5104060002	Settlement account Volgo-Vyatsky branch of SB RF, Nizhny Novgorod
5104060003	Settlement account Nizhegorodsky branch of JSC Alfa Bank
5104060004	Settlement account JSC Gazprombank branch in Nizhny Novgorod
5104500001	Settlement account MES TMR of Volga Povolzhsky bank of SB RF
5104510001	Settlement account Verkhne-Volzhsky PTMR of Volzhsky branch of SB RF
5104520001	Settlement account Nizhne-Volzhsky PTMR of Saratov branch of SB RF
5104530001	Settlement account Levoberezhny PTMR of Kirovsk branch of SB RF
5104540001	Settlement account Srende-Volzhskiy PTMR in Veshkaimsky branch of SB RF
5105000001	Settlement account 1 IA MES Yugra in Pyatigorsk branch of SB RF
5105000002	Settlement account 2 IA MES Yugra in Pyatigorsk branch of SB RF
5105000003	Settlement account Severo-Kaxkazsky bank of SB RF in Stavropol
5105010001	Settlement account Kuban PMES in Tikhoretsk branch of SB RF
5105010002	Settlement account Kuban PMES in Krasnodar branch of SB RF
5105010003	Settlement account Yugo-Zapadny bank of SB RF
5105020001	Settlement account Rostov PMES in Volgodonsk branch of SB RF
5105020002	Settlement account Yugo-Zapadny bank of SB RF
5105020003	Settlement account Rostov branch of SB RF No 5221 in Yugo-Zapadny bank of SB RF
5105030001	Settlement account Stavropol PMES in Pyatigorsk branch of SB RF
5105030002	Settlement account Stavropol PMES of FAIK PSB Stavropolie
5105040001	Settlement account Kaspiy PMES in Dagestan branch of SB RF
5105040002	Settlement account Kaspiy PMES in LLC Dagenergobank

5105500001	Settlement account IA MES TMR of South in Severo-Kackazsky SB RF
5105510001	Kuban PTMR
5105520002	Settlement account Rostov PTMR in Yugo-Zapadny bank of SB RF
5105530002	Settlement account Stavropol PTMR in Pyatigorsk branch of SB RF
5106000001	Settlement account IA MES of Ural in Alfa-Bank branch
5106000002	Settlement account 2 IA MES of Ural in Alfa-Bank Ekaterinbourg branch
5106010001	Settlement account Orenburg PMES in Alfa-Bank branch
5106010002	Settlement account Orenburg PMES in Orenburg branch of SB RF
5106010003	Settlement account JSC Gazprombank in Orenburg
5106020001	Settlement account Perm PMES of Perm branch of Alfa-Bank
5106020002	Settlement account Perm PMES of Izhevsk branch of Alfa-Bank
5106020003	Settlement account Perm PMES of Gorodskoye branch of Alfa-Bank
5106020004	Settlement account Perm PMES of Chusovsk branch of Alfa-Bank
5106020005	Corporate account Kirov branch No 8612 of SB RF branch
5106020006	Settlement account Kirov branch No 8612 of SB RF branch (current account)
5106020007	Settlement account in branch Permskiy of JSC Alfa-Bank
5106020008	Settlement account Udmurtia branch of SB RF No 8618
5106030001	Settlement account Sverdlovsk PMES of Uralsky Bank of SB
5106030002	Settlement account Sverdlovsk PMES in Yekaterinburg branch of Alfa-Bank
5106030003	Settlement account Uralsky Bank of SB RF
5106030004	Settlement account Kurgan branch of KB Agropromcredit
5106040001	Settlement account Chelyabinsk PMES of Chelyabinsk branch of Alfa-Bank
5106040002	Settlement account Chelyabinsk branch of Alfa-Bank
5106040003	Settlement account Orenburg branch of LLC KB Agropromcredit
5106040004	Settlement account Chelyabinsk branch of JSC Bank VTB
5106400001	Settlement account ATP MES of Ural in Alfa-bank branch
5106500001	Settlement account MES TMR of Ural and West Siberis in Alfa-bank branch
5106500002	Settlement account MES TMR of Ural and West Siberis in Uralsky bank
5106500003	Settlement account MES TMR of Ural and West Siberis in Agroprombank
5107000001	Settlement account MES of Siberia in Alfa-bank branch
5107000002	Settlement account Corporate card of MES of Siberia in Alfa-bank branch
5107000003	Settlement account Krasnoyarsky branch of JSC Alfa-Bank
5107000004	Settlement account Krasnoyarsky branch of JSC Alfa-Bank No. 40/488
5107000005	Settlement account Krasnoyarsky branch of JSC Gazprombank
5107010001	Settlement account Zabaykalsk PMES in Buriatia branch of SB RF
5107010002	Settlement account Buriatia branch of SB RF No 8601
5107010003	Settlement account Chita branch of SB RF No 8600
5107010004	Settlement account Chelyabinsk branch of JSC Bank VTB
5107010005	Settlement account Zabaykalsk PMES in Buriatia branch of JSC Gazprombank
5107020001	Settlement account West-Siberia PMES in Alfa-bank branch
5107020002	Settlement account West-Siberia PMES in Alfa-bank branch
5107020003	Altay branch of Sberbank of Russia, Barnaul
5107020004	Settlement account JSC Gazprombank, Barnaul
5107020005	Settlement account JSC Gazprombank, Krasnoyarsk
5107030001	Settlement account Krasnoyarsk PMES in Alfa-bank branch
5107030002	Settlement account Krasnoyarsk PMES in East Siberian Bank of SB RF
5107030003	Settlement account East Siberian Bank of SB RF
5107030004	Settlement account 1 Krasnoyarsk PMES, JSC Alfa Bank branch
5107030005	Settlement account 1 Krasnoyarsk PMES, JSC Gazprombank branch
5107040001	Settlement account Kuzbass PMES in Alfa-bank branch
5107040002	Settlement account Kuzbass PMES in Kemerovo branch of SB RF
5107040003	Settlement account Kemerovo branch of JSC Alfa-Bank
5107040004	Settlement account Novosibirsk branch of JSC Alfa-Bank
5107040005	Settlement account Novosibirsk branch of JSC Alfa-Bank PTOiR

5107040006	Settlement account JSC Gazprombank, Kemerovo
5107040007	Settlement account JSC Gazprombank, Krasnoyarsk
5107050001	Settlement account Omsk PMES in Alfa-bank branch
5107050002	Settlement account Omsk PMES in Omsk branch of SB RF
5107050003	Settlement account Omsk branch of SB RF (under contract No 8634)
5107050004	Settlement account Omsk branch of SB RF
5107050005	Settlement account Krasnoyarsk branch of JSC Gazprombank
5107050006	Settlement account Omsk branch of JSC Gazprombank
5107060001	Settlement account Khakassia PMES of Sayanogorsk branch of SB RF
5107060002	Settlement account East-Siberian bank of SB in Abakan branch No 8602
5107060003	Settlement account JSC Bank Tuvacredit
5107060004	Settlement account JSC Gazpromnank branch in Krasnoyarsk
5107070001	Settlement account JSC Gazprombank branch, Krasnoyarsk
5107070002	Settlement account Tomsk PMES in Alfa-bank branch
5107070003	Settlement account JSC Gazprombank branch
5107070004	Settlement account Tomsk branch of JSC Gazprombank
5107200001	Settlement account MES of West Siberia in Agropromcredit branch
5107200002	Settlement account Tyumen branch of KB Agropromcredit
5107200003	Settlement account Surgut branch of KB Agropromcredit
5107210001	Settlement account Khanty-Mansiysky PLES in branch of Agropromcredit
5107220001	Settlement account Yamalo-Nenetsky PMES in branch of Agropromcredit
5107230001	Settlement account Tyumen PMES in branch of KB Agropromcredit
5107230002	Settlement account Tyumen branch of LLC Agropromcredit
5107230003	Settlement account Surgut branch of LLC Agropromcredit
5107240001	Settlement account JSC Gazprombank branch, Tyumen
5107250001	Settlement account JSC Gazprombank branch, Tyumen
5107260001	Settlement account JSC Gazprombank branch, Tyumen
5107270001	Settlement account JSC Gazprombank branch, Tyumen
5107500001	Settlement account 1 MES TMR of Siberia in Alfa-bank branch
5107500002	Settlement account 2 MES TMR of Siberia in Alfa-bank branch
5107500003	Settlement account 3 MES TMR of Siberia in Alfa-bank branch
5107510001	Settlement account West-Siberian PTMR of Gorodskoy branch of SB RF
5107520001	Settlement account West-Siberian PTMR of Gorodskoy branch of SB RF
5107530001	Settlement account Krasnoyarsk PTMR in Alfa-bank branch
5107540001	Settlement account Kuzbass PTMR in Alfa-bank branch
5107540002	Settlement account Kuzbass PTMR in Kemerovo branch of SB RF
5107550001	Settlement account Omsk PTMR in Alfa-bank branch
5107550002	Settlement account Omsk PTMR in Omsk branch of SB RF
5107560001	Settlement account Khakassia PTMR of Sayanogorsk branch of SB RF
5108000001	Settlement account IA MES of East in Alfa-bank branch
5108000002	Settlement account 2 IA MES of East in Alfa-bank branch
5108000003	Settlement account 3 IA MES of East in Alfa-bank branch
5108000004	Settlement account 4 IA MES of East in SR of Russia branch
5108000005	Settlement account JSC Alfa-Bank branch Khabarovsky
5108010001	Settlement account Amur PMES in Blagovesensk branch of SB RF
5108010002	Settlement account Amur PMES in JSC TEMBR-BANK
5108010003	Settlement account CJSC AB ALDANZOLOTOBANK
5108010004	Settlement account JSC Gazprombank, Khabarovsk
5108020001	Settlement account Primorsk PMES in Alfa-bank branch
5108020002	Settlement account in Dalnevostochny branch of Alfa-Bank
5108020003	Settlement account in Khabarovsk branch of JSC Alfa-Bank
5108020004	Settlement account in JSC Gazprombank branch, Vladivostok
5108030001	Settlement account Khabarovsk PMES in Alfa-bank branch
5108030002	Settlement account Khabarovsk branch of JSC Bank VTB

5108060002	Settlement account Dalnevostochny branch of SB RF
5108500001	Settlement account MES TMR of East in Alfa-bank branch
5108500002	Settlement account MES TMR of East in REgionbank
5108510001	Settlement account Amur PTMR in Svobodnnsk branch of SB RF
5108520001	Settlement account Primorsk PTMR in Alfa-bank branch
5108520002	Settlement account Primorsk PTMR in Alfa-bank Khabarovsk branch
5108530001	Settlement account Khabarovsk PTMR in Alfa-bank Khabarovsk branch
5111000001	Settlement account 1 IA in Alfa Bank
5111000002	Settlement account of the Executive Office in SB RF
5111000005	Settlement account IA in Probiznesbank
5111000007	Settlement account IA in Promsvyazbank
5112400001	Settlement account of Cetral ATP in SB RF
5112500001	Settlement account No. 1 of Central Management Office in Alfa Bank
5112500002	Settlement account of Central Management Office in Sberbank
5112520001	Settlement account 1 of Chernoz. PTOiR in Kursk branch No. 8596 of SB RF
5112530001	Settlement account 1 V-Oksk PTOiR in Vladimir branch No. 8611 of SB RF
5112550001	Settlement account in Alfa Bank
5112550002	Settlement account of Volgo-Donsky PTOiR in SB RF
5112560001	Settlement account of Volgograd PTOiR in SB RF
5112590001	Settlement account of Moscow PTOiR in Alfa Bank
5112590002	Settlement account of Moscow PTOiR in Stromynsky branch of Sberbank of Russia
5112600001	Settlement account of Verkhny Don PTOiR in SB RF
5112610001	Settlement account of Valday PTOiR in SB RF
5112630001	Settlement account of Nizhny Novgorod PTOiR in SB RF
5112630002	Settlement account of Nizhny Novgorod PTOiR in SB RF
5112630003	Settlement account of Nizhny Novgorod PTOiR in SB RF
5112640001	Settlement account of Prioksky PTOiR in SB RF
5112640002	Settlement account of Prioksky PTOiR in SB RF
5113500001	Settlement account of North Western Administration in Alfa Bank
5113500002	Settlement account of North Western Administration in SB RF
5113500003	Settlement account of North Western Administration in Agro
5113500004	Settlement account of North Western Administration in Admir
5113510001	Settlement account of Bryansk PTOiR in SB RF
5113520001	Settlement account of Vyborg PTOiR in SB RF
5113530001	Settlement account of Karelia PTOiR in SB RF
5113550001	Settlement account of Novgorod PTOiR in SB RF
5113560001	Settlement account of St. Peterburg PTOiR in SB RF
5113560002	Settlement account of St. Peterburg PTOiR in Alfa Bank
5114400001	Settlement account in Ulyanovsk branch of SB RF
5114500001	Settlement account of Volga Adminitration in SB RF
5114500002	Settlement account 1 in Saratov SB RF branch No. 8622, Saratov
5114500003	Settlement account Ulyanovsk Branch No. 8588
5114500004	Settlement account in SB RF branch in Mary El No. 614, Yoshkar Ola
5114500005	Settlement account 2 in Saratov branch of Sberbank of Russia No. 8622, Saratov
5114510001	Settlement account of Verkhne-Volzhsky PTOiR in SB RF
5114520001	Settlement account of Saratov PTOiR in SB RF
5114520002	Settlement account of Saratov PTOiR in SB RF
5114530001	Settlement account of Levoberezhnaya PTOiR in SB RF
5114540001	Settlement account of Pravoberezhnaya PTOiR in SB RF
5115400001	Settlement account ATP Southern in Sberbank of Russia
5115500001	Settlement account Southern Administration in Sberbank of Russia
5115510001	Settlement account Kuban PTOiR in Sberbank of Russia
5115510002	Settlement account Kuban PTOiR in Sberbank of Russia branch No. 1802
5115520001	Settlement account Rostov PTOiR in Sberbank of Russia

5115530001	Settlement account Stavropol PTOiR in Sberbank of Russia
5116500001	Settlement account Urals and West Siberia Administration in Alfa Bank
5116500002	Settlement account Urals and West Siberia Administration in Sberbank of Russia
5117400001	Settlement account of ATP Siberian branch of Alfa Bank
5117400002	Settlement account ATP Siberian branch of Sberbank 1
5117400003	Settlement account ATP Siberian branch of Sberbank 2
5117400004	Settlement account ATP Siberian branch of Sberbank 3
5117400005	Settlement account ATP Siberian branch of Sberbank 4
5117400006	Settlement account ATP Siberian branch of Sberbank 5
5117400007	Settlement account ATP Siberian branch of Sberbank 6
5117400008	Settlement account ATP Siberian branch of Sberbank 7
5117500001	Settlement account of Siberian Adminisration in Alfa Bank
5117500002	Settlement account of Siberian Adminisration in Sberbank of Russia
5117510001	Settlement account Zabaikalsk PTOiR in Sberbank of Russia
5117520001	Settlement account West Siberian PTOiR in Sberbank of Russia
5117520002	Corporate account West Siberian PTOiR in Sberbank of Russia
5117530001	Settlement account Krasnoyarsk PTOiR in Alfa Bank
5117530002	Settlement account Krasnoyarsk PTOiR in West Siberian branch of Sberbank of Russia
5117540001	Settlement account Kuzbass PTOiR in Alfa Bank
5117540002	Settlement account Kuzbass PTOiR in Sberbank of Russia
5117550001	Settlement account Omsk PTOiR in Alfa Bank
5117550002	Settlement account Omsk PTOiR in Sberbank of Russia
5117560001	Settlement account Khakassiya PTOiR in Sberbank of Russia
5118400001	Settlement account Eastern Administration in Alfa Bank
5118500001	Settlement account Eastern Administration in Alfa Bank
5118510001	Settlement account Amursk PTOiR in Sberbank of Russia
5118520002	Settlement account Primorsk PTOiR in Sberbank of Russia
5118520003	Settlement account in Alfa Bank branch, Khabarovsk
5118530001	Settlement account Khabarovsk PTOiR in Alfa Bank
5118530002	Settlement account Khabarovsk PTOiR in Sberbank of Russia
5129000001	Settlement account IA in Alfa Bank
5129000002	Settlement account IA in Sberbank of Russia
5129000003	Settlement account Nota Bank
5129000004	Settlement account Mosuralbank
5129000005	Settlement account IA in Sberbank of Russia 2
5129000006	Settlement account IA in Sberbank of Russia 3
5129010001	Settlement account Southern SPB in Sberbank of Russia
5129020001	Settlement account Mikhailovsk SPB in Sberbank of Russia
5129030001	Settlement account Novgorod SPB in Sberbank of Russia
5129030002	Settlement account Novgorod SPB in Gazenergoprombank
5129040001	Settlement account Novosibirsk SPB in Alfa Bank branch
5129040002	Settlement account Novosibirsk SPB in Alfa Bank branch 286
5129050001	Settlement account Srednevolzhsky SPB in Sberbank of Russia
5129050002	Settlement account in Povolzhsky branch of Sberbank of Russia
5129060001	Settlement account Elektrosetremont in Sberbank of Russia
5129070001	Settlement account West Siberia SPB in Agropromkredit
5129070002	Settlement account West Siberia SPB in Sberbank of Russia
5129080001	Settlement account in SB RF Gubernsky
5129080002	Settlement account in SKB Bank
5129080003	Settlement account in JSC Bank VTB
5129080004	Settlement account in Sberbank of Russia
5131000001	Settlement account IA in Sberbank of Russia
5131000002	Settlement account IA in Alfa Bank
5131000003	Settlement account IA in Alfa Bank 2

5131000004	Settlement account IA in International Financial Club Bank
5132000001	Settlement account TSIUS Center in Alfa Bank
5132000002	Settlement account TSIUS Center in Sberbank of Russia
5133000001	Settlement account TSIUS North West in Agro
5133000002	Settlement account TSIUS North West in Sberbank of Russia
5134000001	Settlement account TSIUS Volga in Alfa Bank
5134000002	Settlement account TSIUS Volga in Sberbank of Russia
5135000001	Settlement account TSIUS South and North Caucasus in Sberbank of Russia
5136000001	Settlement account TSIUS Urals in Alfa Bank
5136000002	Settlement account TSIUS Urals in Sberbank
5137000001	Settlement account TSIUS Siberia in Kedr Bank
5137000002	Settlement account TSIUS Siberia in Sberbank of Russia
5137200001	Settlement account TSIUS West Siberia in Agropromkredit
5137200002	Settlement account TSIUS West Siberia in Sberbank
5138000001	Settlement account TSIUS East in Alfa Bank
5138000002	Settlement account TSIUS East in Alfa Bank
5138000003	Settlement account TSIUS East in Sberbank of Russia
5199000001	Settlement account Electrosetservice in Alfa Bank branch
5199000002	Settlement account Electrosetservice in Central Branch pf SB RF
5199000003	Settlement account Electrosetservice in UralSib
5199010001	Settlement account Yuzhnaya SPB in Pyatigorsk branch of SB RF
5199020001	Settlement account Mikhailovskaya SPB in Mikhailovskaya branch of SB RF
5199030001	Settlement account Novgorod SPB in Novgorod branch of SB RF
5199040001	Settlement account Novosibirsk SPB in Alfa Bank branch
5199050001	Settlement account Sredne-Volzhskaya SPB in Veshkaimskoye branch of SB RF
5199060001	Settlement account SPB Electrosetremont in Noginsk branch of SB RF
5199060002	Settlement account SPB Electrosetremont in Avtobank-Nikoil
5199060002	Settlement account SPB Electrosetremont in Avtobank-Nikoil
5199070001	Settlement account SPB Bely Rast Dmitrovksy branch of Sberbank of Russia
5201001001	Current foreign currency account IA in Lefortovo branch of SB RF USD
5201001002	Current foreign currency account IA in Lefortovo branch of SB RF EUR
5201002001	Transit foreign currency account IA in Lefortovo branch of SB RF USD
5201002002	Transit foreign currency account IA in Lefortovo branch of SB RF EUR
5501002000	Cheque books
5501003001	Corporate card account of the executive secretariat in Alfa-Bank
5501004000	Deposits
5501004001	Deposit account IA in Lefortovo branch SB RF
5501004002	Deposit account IA in CSJC AB Gazprombank
5501004101	Short-term deposits
5501004201	Deposit account 1 IA in SB 42103810538120000205
5501004202	Deposit account 50 IA in GB 42102810700000000132
5501004203	Deposit account IA in CJSC NOMOS-Bank
5501004204	Deposit account 2 IA in SB 42102810538120000099
5501004205	Deposit account 3 IA in SB 42102810238120000108
5501004206	Deposit account 4 IA in SB 42103810838120000222
5501004207	Deposit account 5 IA in SB 42103810038120000226
5501004208	Deposit account 6 IA in SB 42102810438120000115
5501004209	Deposit account 7 IA in SB 42102810738120000116
5501004210	Deposit account 8 IA in SB 42103810638120000231
5501004211	Deposit account 9 IA in SB 42102810638120000119
5501004212	Deposit account 10 IA in SB 42102810338120000121
5501004213	Deposit account 11 IA in SB 42102810238120000124
5501004214	Deposit account 12 IA in SB 42102810938120000123
5501004215	Deposit account 13 IA in SB 42102810438120000131
5501004216	Deposit account 14 IA in SB 42103810738120000238

5501004217	Deposit account 15 IA in SB 42102810538120000125
5501004218	Deposit account 16 IA in SB 42104810638120000162
5501004219	Deposit account 17 IA in SB 42104810938120000163
5501004220	Deposit account 18 IA in SB 42104810338120000161
5501004221	Deposit account 19 IA in SB 42102810738120000132
5501004222	Deposit account 20 IA in SB 42103810438120000240
5501004223	Deposit account 21 IA in GB 42103810100000000155
5501004224	Deposit account 22 IA in GB 42104810100000000170
5501004225	Deposit account 23 IA in SB 42102810638120000135
5501004226	Deposit account 24 IA in SB 42103810938120000245
5501004227	Deposit account 25 IA in SB 42103810238120000246
5501004228	Deposit account 26 IA in SB 42103810538120000247
5501004229	Deposit account 27 IA in SB 42102810938120000136
5501004230	Deposit account 28 IA in SB 42102810238120000137
5501004231	Deposit account 29 IA in SB 42102810538120000138
5501004232	Deposit account 30 IA in SB 42102810238120000140
5501004233	Deposit account 31 IA in SB 42102810538120000141
5501004234	Deposit account 32 IA in SB 42102810838120000142
5501004235	Deposit account 33 IA in SB 42102810138120000143
5501004236	Deposit account 34 IA in SB 42102810438120000144
5501004237	Deposit account 35 IA in SB 42103810638120000260
5501004238	Deposit account 36 IA in SB 42102810638120000148
5501004239	Deposit account 37 IA in SB 42103810238120000262
5501004240	Deposit account 38 IA in SB 42102810938120000149
5501004241	Deposit account 39 IA in SB 42103810938120000261
5501004242	Deposit account 40 IA in SB 42102810638120000151
5501004243	Deposit account 41 IA in SB 42102810438120000157
5501004244	Deposit account 42 IA in SB 42102810338090001496
5501004245	Deposit account 43 IA in SB 42103810038090001478
5501004246	Deposit account 44 IA in SB 42104810738090001405
5501004247	Deposit account 45 IA in SB 42102810338120000163
5501004248	Deposit account 46 IA in SB 42103810238120000275
5501004249	Deposit account 47 IA in SB 42104810838120000179
5501004250	Deposit account 48 IA in SB 42104810238120000180
5501004251	Deposit account 49 IA in SB 42103810738120000270
5501004252	Deposit account 51 IA in SB 42102810938120000165
5501004253	Deposit account 52 IA in SB 42102810238120000166
5501004254	Deposit account 53 IA in SB 42102810538120000167
5501004255	Deposit account 54 IA in SB 42102810738120000242
5501004256	Deposit account 55 IA in SB 42102810238120000250
5501004257	Deposit account 56 IA in SB 42102810538120000248
5501004258	Deposit account 57 IA in SB 42102810838120000249
5501004259	Deposit account 58 IA in SB 42102810138120000253
5501004260	Deposit account 59 IA in SB 42102810438120000254
5501004261	Deposit account 60 IA in SB 42102810538120000264
5501004262	Deposit account 61 IA in SB 42102810238120000289
5501004263	Deposit account 62 IA in SB 42102810638120000216
5501004264	Deposit account 63 IA in SB Б 42102810138120000208
5501004265	Deposit account 64 IA in SB 42103810238120000178
5501004266	Deposit account 65 IA in SB 42102810238120000250
5501004267	Deposit account 66 IA in SB 42103810538120000195
5501004268	Deposit account 67 IA in SB 42103810138120000207
5501004269	Deposit account 68 IA in SB 42103810938120000216
5501004270	Deposit account 69 IA in SB 42103810338120000269

5501004271	Deposit account 70 IA in SB 42103810238120000291
5501004272	Deposit account 71 IA in SB 42103810138120000304
5501004273	Deposit account 72 IA in SB 42103810738120000319
5501004274	Deposit account 73 IA in SB 42102810938120000275
5501004275	Deposit account 74 IA in SB 42102810838120000375
5501004276	Deposit account 75 IA in SB 42102810538120000390
5501004277	Deposit account 76 IA in SB 42102810938120000411
5501004278	Deposit account 77 IA in SB 42102810938120000424
5501004279	Deposit account 78 IA in SB 42102810938120000440
5501004280	Deposit account 79 IA in SB 42102810838120000456
5501004281	Deposit account 80 IA in SB 42102810938120000628
5501004282	Deposit account 81 IA in SB transaction 069010037
5501004283	Deposit account 82 IA in SB transaction 069010039
5501004284	Deposit account 83 IA in SB transaction 069010040
5501004285	Deposit account 84 IA in SB transaction 069010052
5501004286	Deposit account 85 IA in SB transaction 069010053
5501004287	Deposit account 86 IA in SB transaction 069010054
5501004288	Deposit account 87 IA in SB 42104810280000000266
5501009101	Other short-term accounts
5501009201	Other long-term accounts
5502053001	Corporate card account of Volgodonskoe PMES in Alfa-Bank ranch
5502053002	Corporate account in Rostov branch of Alfa-Bank 1645
5502053003	Corporate account in Rostov branch of Alfa-Bank 1646
5502103001	Corporate account in Verkhne-Donskoye PMES in Tambov branch of SB
5502523001	Corporate card account of Chernozemnoye PTMR in Kursk branch of SB
5502553001	Corporate card account in Verkhne-Donskoye PTMR in Alfa-Bank branch
5502603001	Corporate card account in Verkhne-Donskoye PTMR I Tambov branch of SB RF
5502603002	Corporate card account in Verkhne-Donskoye PTMR I Tambov branch of SB RF
5502643001	Corporate card account of Prioksky PTMR in Obninsk branch of SB RF
5504003002	Corporate card account MES of Volga of Povolzhsky bank of SB RF
5504043001	Corporate card account Sredne-Volzhsky PMES in Veshkaimskoye branch of SB RF
5504503001	Corporate card account MES TMR of Volga inPovolzhsky bank of SB RF
5504533001	Corporate card account Levoberezhny PTMR in Kirov branch of SB RF
5507003002	Corporate card account MES of Siberia in Alfa-Bank branch
5507023001	Corporate card account West Siberian PMES Siberia in Alfa Bank branch
5507033001	Corporate card account Krasnoyarsk branch of East Siberia Bank of SB RF
5507203001	Corporate card account MES of West Siberia in Agropromcredit branch
5507503001	Corporate card account MES TMR of Siberia in Alfa-Bank branch
5507533001	Corporate card account Krasnoyarsk PTMR in Alfa-Bank branch
5508003001	Corporate card account IA MES of East in Alfa-Bank branch
5508013001	Corporate card account Amursky PMES of Blagoveshchensk branch of SB RF
5508503001	Corporate card account TMR MES of East in Alfa-Bank branch
5511003002	Corporate card account IA in Stromynsky branch of Sberbank of Russia
5511004207	Deposit account 1 IA in Stromynsky branch of Sberbank of Russia
5512553001	Corporate account 1 of Volgo-Donsky PTOiR in Sberbank of Russia
5512603001	Corporate account 1 of Verkhne-Donsky PTOiR in Sberbank of Russia
5512603002	Corporate account 2 of Verkhne-Donsky PTOiR in Sberbank of Russia
5512643001	Corporate account of Prioksky PTOiR
5514503001	Corporate card account of MES TOiR of Volga of Privolzhsky branch of Sberbank of Russia
5517403001	Corporate account 1 ATP in Siberian branch of Sberbank of Russia
5517403002	Corporate account 2 ATP in Siberian branch of Sberbank of Russia
5517403003	Corporate account 3 ATP in Siberian branch of Sberbank of Russia
5517403004	Corporate account 4 ATP in Siberian branch of Sberbank of Russia
5517403005	Corporate account 5 ATP in Siberian branch of Sberbank of Russia
5517403006	Corporate account 6 ATP in Siberian branch of Sberbank of Russia

5517503001	Corporate account of Siberian Administration in Alfa Bank
5517523001	Corporate account of West Siberian PTOiR Sberbank of Russia
5518503001	Corporate account 1 of Eastern Administration in Alfa Bank
5529004101	Deposits
5529020001	Current account Mikhailovsky SPB Lipetsk branch of Sberbank of Russia
5529020002	Current account Mikhailovsky SPB Starooskolskoye branch of Sberbank of Russia
5529029101	Current account Mikhailovsky SPB Lipetsk branch of Sberbank of Russia
5529029102	Current account Mikhailovsky SPB Starooskolskoye branch of Sberbank of Russia
5529040001	Corporate card account 1 Electrosetservis Novosibirsk in Alfa Bank
5529043001	Corporate card account Novosibirsk SPB in Alfa Bank branch 133
5529043002	Corporate card account Novosibirsk SPB in Alfa Bank branch 267
5529060001	Corporate account SPB ESR Srednerus Bank of the Bank of Russia branch
5529069101	Current account SPB Electrosetremont in Volgovyatsky branch of Sberbank of Russia
5529069102	Current account SPB Electrosetremont Bryansk branch of Sberbank of Russia
5529069103	Current account Electrosetremont Vladimirsky branch of Sberbank of Russia
5531004000	Deposit account IA TSIUS in Alfa Bank
5531004001	Deposit account IA TSIUS in Sberbank of Russia
5531004100	Corporate card deposits
5532000001	Corporate account TSIUS Center
5533000001	Corporate account TSIUS North West
5534000001	Corporate account TSIUS Volga
5535000001	Corporate account TSIUS South in Pyatigo branch of Sberbank of Russia
5536000001	Corporate account TSIUS East
5536000002	Corporate account TSIUS Urals
5538000001	Corporate account TSIUS East
5599009101	Current account SPB Electrosetremont Surgut branch of Sberbank of Russia No. 5940
5599009102	Current account SPB Electrosetremont Yekaterinburg branch of Alfa Bank
5599009103	Current account SPB Electrosetremont Novosibirsk branch of Alfa Bank
5599069101	Current account SPB Electrosetremont in Volgovyatsky branch of Sberbank of Russia
5599069102	Current account SPB Electrosetremont Bryansk branch of Sberbank of Russia
5599069103	Current account SPB Electrosetremont Vladimirsky branch of Sberbank of Russia
5701000000	Proper transfers in RUB
5701010000	Transfers in transit in RUB on foreign currency sell and purchase
5701020000	Other transfers in transit in RUB
5702000000	Other transfers in transit in USD
5702010000	Transfers in transit in foreign currency under foreign currency purchase and sale
5702020000	Other transfers in transit in foreign currency
5703000000	Proper transfers in other foreign currencies
5801012000	Short-term bonds in RUB
5801013000	Short-tern promissory notes in RUB
5801014000	short-term loans issued in RUB
5801015000	Short-term investments in joint activity in RUB
5801016100	Short-term derivatives traded on stock market in RUB
5801016200	Short-term derivatives not traded on stock market in RUB
5801017000	short-term assignment of right of demand in RUB
5801018000	short-term deposit certificates in RUB
5801019100	other short-term financial investments in RUB, traded at the securities’ market
5801019200	other short-term financial investments in RUB, not traded at the securities’ market
5801022000	short-term bonds in foreign currency
5801023000	short-term promissory notes in foreign currency
5801024000	short-term loans issued in foreign currency
5801025000	short-term investments to joint activity in foreign currency
5801026100	Short-term derivatives in foreign currency traded at the securities’ market
5801026200	Short-term derivatives in foreign currency not traded at the securities’ market

5801027000	short-term assignment of right of demand in foreign currency
5801028000	short-term deposit certificates in foreign currency
5801029100	other short-term financial investments in foreign currency traded at the securities’ market
5801029200	other short-term financial investments in foreign currency not traded at the securities’ market
5802011110	Investments in subsidiaries (more than 50%) in RUB, traded on the stock market
5802011120	Investments in subsidiaries (more than 50%) in RUB, not traded on the stock market
5802011210	investments to subsidiaries (more than 50%) in RUB, quoted at the stock market
5802011220	investments to subsidiaries (more than 50%) in RUB, not quoted at the stock market
5802011310	other financial investments (less than 20%) in RUB, quoted at the stock market
5802011320	other financial investments (less than 20%) in RUB, not quoted at the stock market
5802012000	long-term bonds in RUB
5802013000	long-term promissory notes in RUB
5802014000	long-term loans issued in RUB
5802015000	long-term investments into joint activity in RUB
5802016100	long-term secondary financial instruments in RUB, quoted at securities market
5802016200	long-term secondary financial instruments in RUB, not quoted at securities market
5802017000	long-term assignment of right of demand in RUB
5802018000	long-term depositary certificates in RUB
5802019100	other long-term financial investments in RUB, quoted at the securities market
5802019200	other long-term financial investments in RUB, not quoted at the securities market
5802021110	investments to subsidiaries (more than 50%) in foreign currency, quoted at the stock market
5802021120	investments to subsidiaries (more than 50%) in foreign currency, not quoted at the stock market
5802021210	investments to affiliates (20-50%) in foreign currency, quoted at the stock market
5802021220	investments to affiliates (20-50%) in foreign currency, not quoted at the stock market
5802021310	other financial investments (less than 20%) in foreign currency, quoted at the stock market
5802021320	other financial investments (less than 20%) in foreign currency, not quoted at the stock market
5802022000	long-term bonds in foreign currency
5802023000	long-term promissory notes in foreign currency
5802024000	long-term loans issued in foreign currency
5802025000	long-term investments to joint activity in foreign currency
5802026100	long-term secondary financial instruments in foreign currency, quoted at the stock market
5802026200	long-term secondary financial instruments in foreign currency, not quoted at the stock market
5802027000	long-term assignment of right of demand in foreign currency
5802028000	long-term depositary certificates in foreign currency
5802029100	other long-term financial investments in foreign currency, quoted at the stock market
5802029200	other long-term financial investments in foreign currency, not quoted at the stock market
5901002000	reserve on short-term bonds
5901003000	reserve on short-term promissory notes
5901004000	reserve on short-term loans
5901005000	reserve on short-term financial investments to joint activity
5901006100	reserve on short-term secondary financial instruments, quoted at the stock market
5901006200	reserve on short-term secondary financial instruments, not quoted at the stock market
5901007000	reserve on short-term assignment of right of demand
5901008000	reserve on short-term depositary certificates
5901009100	reserve on other short-term financial investments, quoted at the stock market
5901009200	reserve on other short-term financial investments, not quoted at the stock market
5902001110	reserve on investments to subsidiaries (more than 50%), quoted at the stock market
5902001120	reserve on investments to subsidiaries (more than 50%), not quoted at the stock market
5902001210	reserve on investments to affiliates (20%-50%), quoted at the stock market
5902001220	reserve on investments to affiliates (20%-50%), not quoted at the stock market
5902001310	reserve on other financial investments (less than 20%), quoted at the stock market
5902001320	reserve on other financial investments (less than 20%), not quoted at the stock market
5902002000	reserve on long-term bonds
5902003000	reserve on long-term promissory notes

5902004000	reserve on long-term loans
5902005000	reserve on long-term financial investments to joint activity
5902006100	reserve on long-term secondary financial instruments, quoted at the stock market
5902006200	reserve on long-term secondary financial instruments, not quoted at the stock market
5902007000	reserve on long-term assignment of right of demand on depositary certificates
5902008000	reserve on long-term depositary certificates
5902009100	reserve on other long-term financial investments, quoted at the stock market
5902009200	reserve on other long-term financial investments, not quoted at the stock market
6000000000	Suppliers (master record)
6001010000	suppliers of materials (short term)
6001010100	suppliers of materials (short term) affiliates / subsidiaries.
6001020000	short-term suppliers of services in RUB
6001020010	short-term suppliers of services in foreign currency affiliates / subsidiaries.
6001020100	suppliers of services (short term) affiliates / subsidiaries.
6001020120	short-term suppliers of services in foreign currency
6001020130	Suppliers of international transportation services in foreign currency
6001030000	Fixed asset suppliers (short term) in RUB
6001030010	Fixed asset suppliers (short term) in foreign currency
6001030100	Fixed asset suppliers (short term) affiliates / subsidiaries.
6001040000	building contractors (short term)
6001040100	building contractors (short term) affiliates / subsidiaries.
6001050000	repair contractors (short term)
6001050100	repair contractors (short term) affiliates / subsidiaries.
6001060000	suppliers of materials and equipment for capital construction (short term)
6001060100	suppliers of materials and equipment for capital construction (short term) affiliates / subsidiaries.
6001070000	suppliers of power and heating energy (short-term)
6001070100	suppliers of power and heating energy (short term) affiliates / subsidiaries.
6001080000	Suppliers under agent activity (short term)
6001080100	Suppliers under agent activity (short term) affiliates / subsidiaries.
6001110000	suppliers of different fuel (short term)
6001110100	suppliers of different fuel (short term) affiliates / subsidiaries.
6001120000	short-term promissory notes issued
6002010000	advance payments to suppliers of materials (short term)
6002010100	advance payments to suppliers of materials (short term) affiliates / subsidiaries
6002020000	advance payments to suppliers of services - short-term — in RUB
6002020010	advance payments to suppliers of services - short-term — in foreign currency
6002020100	advance payments to suppliers of services (short term. affiliates / subsidiaries
6002030000	advance payments to suppliers of fixed assets (short term) in RUB
6002030010	advance payments to suppliers of fixed assets in foreign currency(short term) affiliates / subsidiaries
6002030100	advance payments to suppliers of fixed assets (short term) affiliates / subsidiaries
6002030120	advance payments to suppliers of fixed assets (short-term) in RUB
6002040000	advance payments to building contractors (short term)
6002040100	advance payments to building contractors (short term) affiliates / subsidiaries.
6002050000	advance payments to repair contractors (short term)
6002050100	advance payments to repair contractors (short term) affiliates / subsidiaries
6002060000	advance payments to suppliers of materials and equipment on capital construction (short term)
6002060100	advance payments to suppliers of materials and equipment on capital construction (short term..) affiliates / subsidiaries
6002070000	advance payments to suppliers of power and heating energy (short term)
6002070100	advance payments to suppliers of power and heating energy (short term) affiliates / subsidiaries
6002080000	Advance payments to suppliers under agency activity (short term)
6002080100	Advance payments to suppliers under agency activity (short term) affiliates / subsidiaries
6002110000	advance payments to suppliers of different fuel (short term)
6002110100	advance payments to suppliers of different fuel (short term) affiliates / subsidiaries

6009000099	Unbilled suppliers (for balance sheet preparation)
6009020000	Corresponding account with VAT from advance payments
6011010000	Suppliers of materials (long-term)
6011010100	Suppliers of materials (long-term) affiliates / subsidiaries.
6011020000	Long-term suppliers of services in RUB
6011020010	Long-term suppliers of services in foreign currency
6011020100	suppliers of services (long-term) affiliates / subsidiaries.
6011030000	suppliers of fixed assets (long-term)
6011030100	suppliers of fixed assets (long-term) affiliates / subsidiaries.
6011040000	Construction suppliers (long-term)
6011040100	Construction suppliers (long-term) affiliates / subsidiaries
6011050000	Repair suppliers (long-term)
6011050100	Repair suppliers (long-term) affiliates / subsidiaries.
6011060000	suppliers of materials and equipment on capital construction. (long-term)
6011060100	suppliers of materials and equipment on capital construction (long-term) affiliates / subsidiaries
6011070000	suppliers of power and heating energy (long-term)
6011070100	suppliers of power and heating energy (long-term) affiliates / subsidiaries.
6011080000	suppliers under agency activity (long-term)
6011080100	suppliers under agency activity (long-term) affiliates / subsidiaries
6011110000	suppliers of different fuel (long-term)
6011110100	suppliers of different fuel (long-term) affiliates / subsidiaries
6011120000	Long-term promissory notes issued
6012010000	advance payments to suppliers of materials (long-term)
6012010100	advance payments to suppliers of materials (long-term) affiliates / subsidiaries
6012020000	advance payments to suppliers of services in RUR
6012020010	advance payments to suppliers of services in foreign currency
6012020100	advance payments to suppliers of services (long-term.) affiliates / subsidiaries
6012030000	advance payments to suppliers of fixed assets (long-term)
6012030100	advance payments to suppliers of fixed assets (long-term) affiliates / subsidiaries.
6012040000	advance payments to building contractors (long-term)
6012040100	advance payments to building contractors (long-term) affiliates / subsidiaries.
6012050000	advance payments to repair contractors (long-term)
6012050100	advance payments to repair contractors (long-term) affiliates / subsidiaries.
6012060000	advance payments suppliers of materials and equipment on capital construction (long-term)
6012060100	advance payments to suppliers of materials and equipment on capital construction (long-term.) affiliates / subsidiaries
6012070000	advance payments to suppliers of power and heating energy (long-term)
6012070100	advance payments to suppliers of power and heating energy (long-term) affiliates / subsidiaries
6012080000	advance payments to suppliers under agency activity long-term
6012080100	advance payments to suppliers under agency activity long-term affiliates / subsidiaries
6012110000	advance payments to suppliers of different fuel (long-term)
6012110100	advance payments to suppliers of different fuel (long-term) affiliates / subsidiaries
6200000000	Customers (Master record)
6201010000	settlements on core activity (short-term)
6201010100	settlements on core activity (short-term) affiliates / subsidiaries
6201020000	settlements on other activity (short-term)
6201020100	settlements on other activity (short-term) affiliates / subsidiaries.
6201030000	promissory notes obtained — short-term
6202010000	advance payments, received on core activity.
6202010100	advance payments, received on core activity. affiliates / subsidiaries.
6202020000	advance payments, received on other activity
6202020100	advance payments, received on other activity, affiliates / subsidiaries.
6203010000	VAT from advance payments received on core activity
6203010100	VAT from advance payments received on core activity - affiliates / subsidiaries.
6203020000	VAT from advance payments received on other activity

6203020100	VAT from advance payments received on other activity - affiliates / subsidiaries.
6211010000	Settlements on core activity - (long-term)
6211010100	Settlements on core activity - (long-term) affiliates / subsidiaries.
6211020000	Settlements on other activity (long-term)
6211020100	Settlements on other activity (long-term) affiliates / subsidiaries.
6211030000	Long-term promissory notes obtained
6300000000	Reserves on doubtful debts
6300000100	Reserves on doubtful debts - affiliates / subsidiaries
6301000000	Reserves on advance payments to materials suppliers (Cr)
6301000100	Reserves on advance payments to materials suppliers (Cr) Aff/Subs
6302000000	Reserves on advance payments to services providers (Cr)
6302000100	Reserves on advance payments to services providers (Cr) Aff/Subs
6303000000	Reserves on advance payments to FA suppliers (Cr)
6303000100	Reserves on advance payments to FA suppliers (Cr) Aff/Subs
6304000000	Reserves on advance payments to construction contractors (Cr)
6304000100	Reserves on advance payments to construction contractors (Cr) Aff/Subs
6305000000	Reserves on advance payments to repairs contractors (Cr)
6305000100	Reserves on advance payments to repairs contractors (Cr) Aff/Subs
6306000000	Reserves on advance payments for deliveries of materials and capital construction equipment (Cr)
6306000100	Reserves on advance payments for deliveries of materials and capital construction equipment (Cr) Aff/Subs
6307000000	Reserves on advance payments for deliveries of electricity and heat energy (Cr)
6307000100	Reserves on advance payments for deliveries of electricity and heat energy (Cr) Aff/Subs
6308000000	Reserves on advance payments to agents (Cr)
6308000100	Reserves on advance payments to agents (Cr) Aff/Subs
6310000000	Reserves for buyers and customers (Dt)
6310000100	Reserves for buyers and customers (Dt) Aff/Subs
6310100000	Reserves for advance payments issued (Dt)
6310100100	Reserves for advance payments issued (Dt) Aff/Subs
6310200000	Reserves for other debtors (Dt)
6310200100	Reserves for other debtors (Dt) Aff/Subs
6311000000	Reserves for advance payments to suppliers of other fuels (Cr)
6311000100	Reserves for advance payments to suppliers of other fuels (Cr) Aff/Subs
6312000000	Reserves for other debtors (Cr)
6312000100	Reserves for other debtors (Cr) Aff/Subs
6318000000	Reserves for interest-free bills of exchanges Dt
6318000010	Reserves for interest-free bills of exchanges Dt Aff/Subs
6319000000	Reserves for interest-free bills of exchanges Cr
6319000010	Reserves for interest-free bills of exchanges Cr Aff/Subs
6601011100	settlements on principal debt on short-term loans in foreign currency
6601011200	settlements on principal debt on short-term loans in RUB
6601012100	settlements on principal debt on short-term credits in RUB
6601012200	settlements on principal debt on short-term credits in foreign currency
6601013100	settlements on principal debt on other short-term loans in RUB
6601013200	settlements on interest on other short-term loans in RUB
6601014000	Borrowings received in the form of own promissory notes issued
6601014200	Settlements on interest under borrowed funds received by way of issuance of own bill of exchange
6601015100	Settlements on short-term interest on long-term credits in RUB
6601015200	Settlements on short-term interest on long-term bonds in RUB
6601021100	settlements on principal debt on short-term credits in foreign currency
6601021200	Settlements on interest on short-term loans in foreign currency
6601022100	settlements on principal debt on short-term loans in foreign currency
6601022200	Settlements on interest on short-term credits in foreign currency

6601023100	settlements on principal debt on short-term other loans in foreign currency
6601023200	Settlements on interest on short-term other loans in foreign currency
6601024000	Borrowings received in the form of own promissory notes issued in foreign currency
6602011100	Settlement on principal debt on overdue loans in RUB
6602011200	Settlement on interest on overdue loans in RUB
6602012100	Settlement on principal debt on overdue credits in RUB
6602012200	Settlement on interest on overdue credits in RUB
6602013100	Settlement on principal debt on overdue other loans in RUB
6602013200	Settlement on interest on overdue other loans in RUB
6602014000	Overdue debt received in the form of own promissory notes issued
6602021100	Settlement on principal debt on overdue loans in foreign currency
6602021200	Settlement on interest on overdue loans in foreign currency
6602022100	Settlement on principal debt on overdue credits in foreign currency
6602022200	Settlement on interest on overdue credits in foreign currency
6602023100	Settlement on principal debt on overdue other loans in foreign currency
6602023200	Settlement on interest on overdue other loans in foreign currency
6602024000	Overdue debt received in the form of own promissory notes issued
6701011100	Settlement on principal debt on long-term loans in RUB
6701011200	Settlement on interest on long-term loans in RUB
6701011300	Current part of settlements on interest and discount on long-term loans in RUB
6701011400	Current part of settlements on principal debt and discount on long-term loans in RUB
6701012100	Settlement on principal debt on long-term crdits in RUR
6701012200	Settlement on interest on long-term credits in RUB
6701012300	Current part of settlements on interest on long-term loans in RUB
6701012400	Current part of settlements on principal debt on long-term loans in RUB
6701013100	Settlement on principal debt on long-term other loans in RUB
6701013200	Settlement on interest on long-term other loans in RUB
6701013300	Current part of settlements on interest on long-term other loans in RUB
6701013400	Current part of settlements on principal debt on long-term other loans in RUB
6701014000	Bonds
6701014100	Settlement on principal debt on long-term bonds in RUB
6701014200	Settlement on interest on long-term bonds in RUB
6701014300	Current part of settlements on interest on long-term bonds in RUB
6701014310	Current part of settlements on principal debt on long-term bonds in RUB
6701014320	Current part of settlements on interest on long-term bonds in RUB
6701014400	Current part of settlements on principal debt on long-term bonds in RUB
6701015000	Promissory notes
6701021100	settlements on principal debt on long-term loans in foreign currency
6701021200	settlements on interest on long-term loans in foreign currency
6701021300	Current part of settlements on interest and discount on long-term loans in foreign currency
6701021400	Current part of settlements on principal debt and discount on long-term loans in foreign currency
6701022100	settlements on principal debt on long-term credits in foreign currency
6701022200	settlements on interest on long-term credits in foreign currency
6701022300	Current part of settlements on interest on long-term credits in foreign currency
6701022400	Current part of settlements on principal debt on long-term credits in foreign currency
6701023100	settlements on principal debt on long-term other loans in foreign currency
6701023200	settlements on interest on long-term other loans in foreign currency
6701023300	Current part of settlements on interest on long-term other loans in foreign currency
6701023400	Current part of settlements on principal debt on long-term other loans in foreign currency
6701024000	Bonds in foreign currency
6701025000	Promissory notes in foreign currency
6800000000	Tax budget (Master record)
6801000000	personal income tax (tax)
6801010000	personal income tax (fine)

6801020000	personal income tax (penalty fee)
6802000000	Settlements on VAT
6802010000	VAT to allowance
6802010100	VAT on accruals on maintenance (Document package is not prepared on 181st day)
6802050200	VAT form advance payments received — approved
6802050300	VAT form advance payments paid — approved
6802060000	VAT for reimbursement
6802070000	VAT output (tax agent)
6802081000	Fines on VAT
6802082000	Penalty fee on VAT
6802090000	VAT adjustment
6803000000	Settlements under profit tax
6803010000	profit tax to federal budget
6803010100	Penalty fee on profit tax to federal budget
6803010200	Fines profit tax to federal budget
6803011000	profit tax to federal budget paid outside the RF
6803020000	profit tax to regional budget
6803020100	Penalty fee on profit tax to regional budget
6803020200	Fines profit tax to regional budget
6803021000	profit tax to regional budget paid outside the RF
6803030000	profit tax to local budget
6803030100	Penalty fee on profit tax to local budget
6803030200	Fines profit tax to local budget
6803031000	profit tax to regional local paid outside the RF
6803040000	Profit tax from dividends of resident legal entities
6803040100	Late fees pertaining to profit tax from dividends of resident legal entities
6803040200	Fines for profit tax on dividends of resident legal entities
6803050000	Profit tax on dividends of nonresident legal entities
6803050100	Late fees pertaining to profit tax from dividends of nonresident legal entities
6803050200	Fines for profit tax on dividends of nonresident legal entities
6804000000	Property tax
6804010000	Property tax to regional budget
6804010100	Penalty fee on Property tax to regional budget
6804010200	Fines Property tax to regional budget
6804020000	Property tax to local budget
6804020100	Penalty fee on Property tax to local budget
6804020200	Fines Property tax to local budget
6806000000	income tax of foreign legal entities
6808000000	payments for environmental discharges (tax)
6808010000	payments for environmental discharges (fines)
6808020000	payments for environmental discharges (penalty fees)
6809010000	license dues to federal budget
6809020000	license dues to regional budget
6809030000	license dues to local budget
6811000000	land tax (tax)
6811010000	land tax (fines)
6811020000	land tax (penalty fees)
6814000000	transport tax (tax)
6814010000	transport tax (fines)
6814020000	transport tax (penalty fees)
6816000000	water tax (tax)
6816010000	water tax (fines)
6816020000	water tax (penalty fees)
6818000000	state due

6825000000	other taxes
6825010000	other taxes — Federal budget
6825020000	other taxes — Regional budget
6825030000	other taxes — Local budget
6830010000	Money sactions (fines) acc. To article TC 116-135
6900000000	Social fund (Master record)
6901000000	settlements on social insurance
6901010000	fines to Social Insurance Fund
6901020000	Pnalties to Social Insurance Fund
6902010000	Pension fund in federal budget
6902020000	Settlements of PF — Saving fund
6902030000	Settlements of PF — Saving fund
6902030200	Settlements of PF — Saving fund
6902040000	fines to PF — Federal Budget
6902040100	fines to PF — Insurance fund
6902040200	fines to PF — Saving fund
6902050000	Penalties to PF — Federal Budget
6902050100	penalties to PF — Insurance fund
6902050200	penalties to PF — Saving fund
6903010000	settlements on medical insurance — territorial fund
6903020000	settlements on medical insurance — federal fund
6903030000	fines on medical insurance — territorial fund
6903040000	fines on medical insurance — federal fund
6903050000	penalty on medical insurance — territorial fund
6903060000	penalty on medical insurance — federal fund
6904000000	settlements on social insurance from accidents
6904010000	fines on social insurance from accidents
6904020000	Penalties settlements on social insurance from accidents
7000000000	settlements with employees on labor payment
7000000010	Personnel arrears on wages to FGC
7000000020	Adjustment of Personnel arrears on wages
7000000030	Accounts receivable - payroll
7100000000	settlements with reporting persons (Master record)
7101000000	settlements with reporting persons on other transactions
7102000000	settlements with reporting persons on representation expenses
7103000000	settlements with reporting persons on business trip expenses
7104000000	settlements with reporting persons on fuels
7301010000	settlements on loans provided — principal amount
7301020000	settlements on loans provided — interest
7302010000	settlements with employees on compensation of material damage
7304010000	settlements on other transactions
7501000000	settlements with founders on contributions to the charter capital
7502010000	settlements with founders on payment of dividend
7502020000	settlements with founders-tax evaders on payment of dividend
7502030000	Settlements on tax on dividends
7503000000	Shares to bearer
7601010100	settlements on obligatory insurance — payments
7601010110	settlements on obligatory insurance — payments (subsidiaries and affiliates)
7601010200	settlements on obligatory insurance — compensation
7601010210	settlements on obligatory insurance — compensation (subsidiaries and affiliates)
7601020100	settlements on voluntary insurance — payments
7601020110	settlements on voluntary insurance — payments (subsidiaries and affiliates)
7601020200	settlements on voluntary insurance — compensation
7601020210	settlements on voluntary insurance — compensation (subsidiaries and affiliates)

7601030000	settlements on non-state pension insurance
7601030010	settlements on non-state pension insurance (subsidiaries and affiliates)
7602010000	settlements on claims in Roubles —receivable
7602010010	settlements on claims in Roubles —receivable (subsidiaries and affiliates)
7602020000	settlements on claims in Roubles — payable
7602020010	settlements on claims in Roubles — payable (subsidiaries and affiliates)
7603000000	Dividends and other income
7603010000	Dividends
7603010010	Dividends (subsidiaries and affiliates)
7603020000	Other income and dividends from foreign organizations
7604000000	Deposits
7605010000	other settlements with debtors
7605010010	other settlements with debtors (subsidiaries and affiliates)
7605020000	other settlements with creditors
7605020010	other settlements with creditors (subsidiaries and affiliates)
7605020100	Other long-term settlements with creditors
7605030000	VAT on tax agent
7605040000	other settlements with debtors on additional issue
7606010000	other settlements — separate maintenance
7606020000	other settlements — orders of enforcement
7606030000	other settlements — union contributions
7606040000	Other settlements — uncleared payments
7607000000	VAT settlements in products not paid
7607000100	Deferred VAT from stages of work in progress under agreements with DTZ
7608010000	settlements on agency agreements with MMSK and MSK
7608010010	settlements on agency agreements with MMSK and MSK (subsidiaries and affiliates)
7608020000	settlements on other agency agreements
7608020001	settlements on agency agreements with MSK - balances
7608020010	settlements on other agency agreements (subsidiaries and affiliates)
7609000000	settlements on received fines, penalties, forfeit for non-compliance with contact liabilities
7609000010	settlements on received fines, penalties, forfeit for non-compliance with contact liabilities (subsidiaries and affiliates)
7609010000	settlements on paid fines, penalties, forfeit
7610000000	settlements on financial investments, loans and credits
7610000010	settlements on financial investments, loans and credits (subsidiaries and affiliates)
7610100000	Settlements in financial investments, loans and credits (Cr)
7610100010	Settlements in financial investments, loans and credits (Affiliates/Subsidiaries)
7611000000	settlements on interest due Cr
7611000010	settlements on interest due (subsidiaries and affiliates)
7611100000	Settlements for interest due, Dt
7611100010	Settlements for interest owed to Affl/Subs Dt
7612000000	settlements on other revenue due
7612000010	settlements on other revenue due (subsidiaries and affiliates)
7613010000	settlements on financial lease (principal amount)
7613010010	settlements on financial lease (principal amount) (subsidiaries and affiliates)
7613020000	settlements on financial lease (interest)
7613020010	settlements on financial lease (interest) (subsidiaries and affiliates)
7614000000	settlements on operational lease
7614000010	settlements on operational lease (subsidiaries and affiliates)
7615000000	settlements on simple partnership agreement
7616000000	settlements on target financing due
7617000000	re-invoiced calculations
7617000010	re-invoiced calculations (subsidiaries and affiliates)
7618000000	Long-term settlements on non-interest promissory notes
7618000010	Long-term settlements on non-interest promissory notes (subsidiaries and affiliates)

7619000000	Short-term settlements on non-interest promissory notes
7619000010	Short-term settlements on non-interest promissory notes (subsidiaries and affiliates)
7658100000	Discount for long-term third party bills of exchange
7658200000	Discount for short-term third party bills of exchange
7700000010	Deferred tax (Materials)
7700000020	Deferred tax (R&D)
7700000030	Deferred tax (fixed assets)
7700000040	Deferred tax (insurance of employees)
7700000050	Deferred tax (insurance of property)
7700000060	Deferred tax (losses from FA sale)
7700000070	Deferred tax (financial investments)
7700000080	Deferred tax (work in progress)
7700000090	Deferred tax (DTZ)
7900000000	Intra-company settlements
7901010100	Cost of fixed assets (account 01) Executive Directorate
7901010200	Cost of fixed assets (account 01) IA MES of Center
7901010202	Cost of fixed assets (account 01) Chernozemnoye PMES
7901010203	Cost of fixed assets (account 01) Volgo-Okskoye PMES
7901010205	Cost of fixed assets (account 01) Volgo-Donskoye PMES
7901010206	Cost of fixed assets (account 01) VOlogda PMES
7901010209	Cost of fixed assets (account 01) Moscow PMES
7901010210	Cost of fixed assets (account 01) Verkhne-Donskoye PMES
7901010211	Cost of fixed assets (account 01) Valday PMES
7901010213	Cost of fixed assets (account 01) Nizhny Novgorod PMES
7901010214	Cost of fixed assets (account 01) Priokskoye PMES
7901010215	Cost of fixed assets (account 01) SPB Bely Rast
7901010250	Cost of fixed assets (account 01) IA MES TMR of Center
7901010252	Cost of fixed assets (account 01) Chernozemnoye PTMR
7901010253	Cost of fixed assets (account 01) Volgo-Okskoye PTMR
7901010255	Cost of fixed assets (account 01) Volgo-Donskoye PTMR
7901010256	Cost of fixed assets (account 01) Vologda PTMR
7901010259	Cost of fixed assets (account 01) Moscow PTMR
7901010260	Cost of fixed assets (account 01) Verkhne-Donskoye PTMR
7901010261	Cost of fixed assets (account 01) Valday PTMR
7901010263	Cost of fixed assets (account 01) Nizhny Novgorod PTMR
7901010264	Cost of fixed assets (account 01) PriokskoyePTMR
7901010300	Cost of fixed assets (account 01) IA MES of North West
7901010301	Cost of fixed assets (account 01) Bryansk PMES
7901010302	Cost of fixed assets (account 01) Vyborg PMES
7901010303	Cost of fixed assets (account 01) Karelia PMES
7901010304	Cost of fixed assets (account 01) Leningrad PMES
7901010305	Cost of fixed assets (account 01) Novgorod PMES
7901010306	Cost of fixed assets (account 01) Severnoye PMES
7901010340	Cost of fixed assets (account 01) ATP MES of North-West
7901010350	Cost of fixed assets (account 01) IA MES TMR of North-West
7901010351	Cost of fixed assets (account 01) Bryansk PTMR
7901010352	Cost of fixed assets (account 01) Vyborg PTMR
7901010353	Cost of fixed assets (account 01) Karelia PTMR
7901010354	Cost of fixed assets (account 01) Leningrad PTMR
7901010355	Cost of fixed assets (account 01) Novgorod PTMR
7901010356	Cost of fixed assets (account 01) St Petersburg PTMR
7901010400	Cost of fixed assets (account 01) IA MES of Volga
7901010401	Cost of fixed assets (account 01) Verkhne-Volzhskoye PMES
7901010402	Cost of fixed assets (account 01) Nizhne-Volzhskoye PMES

7901010403	Cost of fixed assets (account 01) Samara PMES
7901010404	Cost of fixed assets (account 01) Sredne-Volzhskoye PMES
7901010405	Cost of fixed assets (account 01) Samarskoye PMES
7901010406	Cost of fixed assets (account 01) Nizhegorodskoye PMES
7901010450	Cost of fixed assets (account 01) IA MES TMR of Volga
7901010451	Cost of fixed assets (account 01) Verkhne-Volzhskoye PTMR
7901010452	Cost of fixed assets (account 01) Saratov PTMR
7901010453	Cost of fixed assets (account 01) Levoberezhnoye PTMR
7901010454	Cost of fixed assets (account 01) Pravoberezhnoye PTMR
7901010500	Cost of fixed assets (account 01) IA MES of South
7901010501	Cost of fixed assets (account 01) Kuban PMES
7901010502	Cost of fixed assets (account 01) Rostov PMES
7901010503	Cost of fixed assets (account 01) Stavropol PMES
7901010504	Cost of fixed assets (account 01) Kaspiysk PMES
7901010505	Cost of fixed assets (account 01) Sochinskoye PMES
7901010550	Cost of fixed assets (account 01) IA MES TMR of South
7901010551	Cost of fixed assets (account 01) Kuban PTMR
7901010552	Cost of fixed assets (account 01) Rostov PTMR
7901010553	Cost of fixed assets (account 01) Stavropol PTMR
7901010600	Cost of fixed assets (account 01) IA MES of Ural
7901010601	Cost of fixed assets (account 01) Orenburg PMES
7901010602	Cost of fixed assets (account 01) Perm PMES
7901010603	Cost of fixed assets (account 01) Sverdlovsk PMES
7901010604	Cost of fixed assets (account 01) Chelyabinsk PMES
7901010640	Cost of fixed assets (account 01) ATP MES of Ural
7901010650	Cost of fixed assets (account 01) IA MES TMR of Ural and West Siberia
7901010700	Cost of fixed assets (account 01) IA MES of Siberia
7901010701	Cost of fixed assets (account 01) Zabaykalskoye PMES
7901010702	Cost of fixed assets (account 01) West-Siberian PMES
7901010703	Cost of fixed assets (account 01) Krasnoyarsk PMES
7901010704	Cost of fixed assets (account 01) Kuzbass PMES
7901010705	Cost of fixed assets (account 01) Omsk PMES
7901010706	Cost of fixed assets (account 01) Khakassia PMES
7901010707	Cost of fixed assets (account 01) Tomsk PMES
7901010720	Cost of fixed assets (account 01) IA MES of West Siberia
7901010721	Cost of fixed assets (account 01) Khanty-Mansiysk PMES
7901010722	Cost of fixed assets (account 01) Yamalo-Nenetsy PMES
7901010723	Cost of fixed assets (account 01) Tyumen PMES
7901010724	Cost of fixed assets (account 01) Eastern PMES
7901010725	Cost of fixed assets (account 01) Central PMES
7901010726	Cost of fixed assets (account 01) Southern PMES
7901010727	Cost of fixed assets (account 01) Yamal Nenetsk PMES
7901010750	Cost of fixed assets (account 01) IA MES TMR of Siberia
7901010751	Cost of fixed assets (account 01) Zabaykalskoye PTMR
7901010752	Cost of fixed assets (account 01) West-Siberian PTMR
7901010753	Cost of fixed assets (account 01) Krasnoyarsk PTMR
7901010754	Cost of fixed assets (account 01) Kuzbass PTMR
7901010755	Cost of fixed assets (account 01) Omsk PTMR
7901010756	Cost of fixed assets (account 01) Khakassia PTMR
7901010800	Cost of fixed assets (account 01) IA MES of East
7901010801	Cost of fixed assets (account 01) Amur PMES
7901010802	Cost of fixed assets (account 01) Primorsk PMES
7901010803	Cost of fixed assets (account 01) Khabarovsk PMES
7901010804	Cost of fixed assets (account 01) PRP MES of East

7901010806	Cost of fixed assets (account 01) OSP MES of East
7901010850	Cost of fixed assets (account 01) IA MES TMR of East
7901010851	Cost of fixed assets (account 01) Amur PTMR
7901010852	Cost of fixed assets (account 01) Primorsk PTMR
7901010853	Cost of fixed assets (account 01) Khabarovsk PTMR
7901010854	Cost of fixed assets (account 01) PRP MES PTMR of East
7901011100	Cost of fixed assets (01 счет) of Executive Office
7901011240	Cost of fixed assets (account 01) ATP Center
7901011250	Cost of fixed assets (account 01) IA MES of Center
7901011252	Cost of fixed assets (account 01) Chernozemnoye PMES
7901011253	Cost of fixed assets (account 01) Volgo-Okskoye PMES
7901011255	Cost of fixed assets (account 01) Volgo-Donskoye PMES
7901011256	Cost of fixed assets (account 01) Moscow
7901011259	Cost of fixed assets (account 01) Moscow
7901011260	Cost of fixed assets (account 01) Verkhne-Donskoye
7901011261	Cost of fixed assets (account 01) Valdayskoye
7901011263	Cost of fixed assets (account 01) Nizhegorodskoye
7901011264	Cost of fixed assets (account 01) Priokskoyr
7901011350	Cost of fixed assets (account 01) West Sibercian Administration
7901011351	Cost of fixed assets (account 01) Bryansk
7901011352	Cost of fixed assets (account 01) Vyborg
7901011353	Cost of fixed assets (account 01) Karelia
7901011355	Cost of fixed assets (account 01) Novgorod
7901011356	Cost of fixed assets (account 01) St. Petersburg
7901011450	Cost of fixed assets (account 01) Volga Administration
7901011451	Cost of fixed assets (account 01) Verkhznaya Volga
7901011452	Cost of fixed assets (account 01) Saratov
7901011453	Cost of fixed assets (account 01) Levoberezhnoye
7901011454	Cost of fixed assets (account 01) Pravoberezhnoye
7901011540	Cost of fixed assets (account 01) ATP Sourth
7901011550	Cost of fixed assets (account 01) South Administration
7901011551	Cost of fixed assets (account 01) Kuban
7901011552	Cost of fixed assets (account 01) Rostov
7901011553	Cost of fixed assets (account 01) Stavropol
7901011650	Cost of fixed assets (account 01) Urals and West Siberian Administration
7901011740	Cost of fixed assets (account 01) ATP Siberia
7901011750	Cost of fixed assets (account 01) Siberian Administration
7901011751	Cost of fixed assets (account 01) Zabaikalskoye
7901011752	Cost of fixed assets (account 01) West Siberian
7901011753	Cost of fixed assets (account 01) Krasnoyarsk
7901011754	Cost of fixed assets (account 01) Kuzzbass
7901011755	Cost of fixed assets (account 01) Omsk
7901011756	Cost of fixed assets (account 01) Khakassiya
7901011840	Cost of fixed assets (account 01) ATP East
7901011850	Cost of fixed assets (account 01) Eastern Administration
7901011851	Cost of fixed assets (account 01) Amur
7901011852	Cost of fixed assets (account 01) Primorskoye
7901011853	Cost of fixed assets (account 01) Khabarovsk
7901012900	Cost of fixed assets (account 01) IA ESS
7901012901	Cost of fixed assets (account 01) Southern SPB
7901012902	Cost of fixed assets (account 01) Mikhailovskaya SPB
7901012903	Cost of fixed assets (account 01) Novgorodskaya SPB
7901012904	Cost of fixed assets (account 01) Novosibirsk SPB
7901012905	Cost of fixed assets (account 01) Middle Volga SPB

7901012906	Cost of fixed assets (account 01) Elektrosetremont SPB
7901012907	Cost of fixed assets (account 01) West Siberian SPB
7901012908	Cost of fixed assets (account 01) Urals SPB
7901013100	Cost of fixed assets (account 01) TSIUS IA
7901013200	Cost of fixed assets (account 01) TSIUS Central Administration
7901013300	Cost of fixed assets (account 01) TSIUS North Western Administration
7901013400	Cost of fixed assets (account 01) TSIUS Volga Administration
7901013500	Cost of fixed assets (account 01) TSIUS Southern Administration
7901013600	Cost of fixed assets (account 01) TSIUS Urals Administration
7901013700	Cost of fixed assets (account 01) TSIUS Siberia
7901013720	Cost of fixed assets (account 01) TSIUS West Siberia
7901013800	Cost of fixed assets (account 01) TSIUS East Administration
7901019900	Cost of fixed assets (account 01) Electroset service
7901019901	Cost of fixed assets (account 01) Yuzhnaa SPB
7901019902	Cost of fixed assets (account 01) Mikhailovskaya SPB
7901019903	Cost of fixed assets (account 01) Novgorodskaya SPB
7901019904	Cost of fixed assets (account 01) Novosibirskaya SPB
7901019905	Cost of fixed assets (account 01) Srednevolzhskaya SPB
7901019906	Cost of fixed assets (account 01) SPB Electroset
7901019907	Cost of fixed assets (account 01) SPB Bely Rast
7901019908	Cost of fixed assets (account 01) Beskudnikovskaya SPB
7901020100	Depreciation of fixed assets (account 02) Executive Directorate of FGC UES
7901020200	Depreciation of fixed assets (account 02) IA MES of Center
7901020202	Depreciation of fixed assets (account 02) Chernozemnoye PMES
7901020203	Depreciation of fixed assets (account 02) Volgo-Okskoye PMES
7901020205	Depreciation of fixed assets (account 02) Volgo-Donskoye PMES
7901020206	Depreciation of fixed assets (account 02) Vologda PMES
7901020209	Depreciation of fixed assets (account 02) Moscow PMES
7901020210	Depreciation of fixed assets (account 02) Verkhne-Donskoye PMES
7901020211	Depreciation of fixed assets (account 02) Valday PMES
7901020213	Depreciation of fixed assets (account 02) Nizhniy Novgorod PMES
7901020214	Depreciation of fixed assets (account 02) Priokskoye PMES
7901020215	Depreciation of fixed assets (account 02) SBP Bely Rast
7901020250	Depreciation of fixed assets (account 02) IA MES TME of Center
7901020252	Depreciation of fixed assets (account 02) Chernozemnoye PTMR
7901020253	Depreciation of fixed assets (account 02) Volgo-Okskoye PTMR
7901020255	Depreciation of fixed assets (account 02) Volgo-Donskoye PTMR
7901020256	Depreciation of fixed assets (account 02) Vologda PTMR
7901020259	Depreciation of fixed assets (account 02) Moscow PTMR
7901020260	Depreciation of fixed assets (account 02) Verkhne-Donskoye PTMR
7901020261	Depreciation of fixed assets (account 02) Valday PTMR
7901020263	Depreciation of fixed assets (account 02) Nizhniy Novgorod PTMR
7901020264	Depreciation of fixed assets (account 02) Priokskoye PTMR
7901020300	Depreciation of fixed assets (account 02) IA MES of North-West
7901020301	Depreciation of fixed assets (account 02) Bryansk PMES
7901020302	Depreciation of fixed assets (account 02) Vyborg PMES
7901020303	Depreciation of fixed assets (account 02) Karelia PMES
7901020304	Depreciation of fixed assets (account 02) Leningrad PMES
7901020305	Depreciation of fixed assets (account 02) Novgorod PMES
7901020306	Depreciation of fixed assets (account 02) Severnoye PMES
7901020340	Depreciation of fixed assets (account 02) ATP MES of North-West
7901020350	Depreciation of fixed assets (account 02) IA MES TMR of North-West
7901020351	Depreciation of fixed assets (account 02) Bryansk PTMR
7901020352	Depreciation of fixed assets (account 02) Vyborg PTMR

7901020353	Depreciation of fixed assets (account 02) Karelia PTMR
7901020354	Depreciation of fixed assets (account 02) Leningrad PTMR
7901020355	Depreciation of fixed assets (account 02) Novgorod PTMR
7901020356	Depreciation of fixed assets (account 02) St Petersburg PTMR
7901020400	Depreciation of fixed assets (account 02) IA MES of Volga
7901020401	Depreciation of fixed assets (account 02) Verkhne-Volzhskoye PMES
7901020402	Depreciation of fixed assets (account 02) Nizhne-Volzhskoye PMES
7901020403	Depreciation of fixed assets (account 02) Samara PMES
7901020404	Depreciation of fixed assets (account 02) Sredne-Volzhskoye PMES
7901020405	Depreciation of fixed assets (account 02) Samarskoye PMES
7901020406	Depreciation of fixed assets (account 02) Nizhegorodskoye PMES
7901020450	Depreciation of fixed assets (account 02) IA MES TMR of Volga
7901020451	Depreciation of fixed assets (account 02) Verkhne-Volzhskoye PTMR
7901020452	Depreciation of fixed assets (account 02) Saratov PTMR
7901020453	Depreciation of fixed assets (account 02) Levoberezhnoye PTMR
7901020454	Depreciation of fixed assets (account 02) Pravoberezhnoye PTMR
7901020500	Depreciation of fixed assets (account 02) IA MES of South
7901020501	Depreciation of fixed assets (account 02) Kuban PMES
7901020502	Depreciation of fixed assets (account 02) Rostov PMES
7901020503	Depreciation of fixed assets (account 02) Stavropol PMES
7901020504	Depreciation of fixed assets (account 02) Kaspiyskoye PMES
7901020505	Depreciation of fixed assets (account 02) Sochi PMES
7901020550	Depreciation of fixed assets (account 02) IA MES TMR of South
7901020551	Depreciation of fixed assets (account 02) Kuban PTMR
7901020552	Depreciation of fixed assets (account 02) Rostov PTMR
7901020553	Depreciation of fixed assets (account 02) Stavropol PTMR
7901020600	Depreciation of fixed assets (account 02) IA MES of Ural
7901020601	Depreciation of fixed assets (account 02) Orenburg PMES
7901020602	Depreciation of fixed assets (account 02) Perm PMES
7901020603	Depreciation of fixed assets (account 02) Sverdlovsk PMES
7901020604	Depreciation of fixed assets (account 02) Chelyabinsk PMES
7901020640	Depreciation of fixed assets (account 02) ATP MES of Ural
7901020650	Depreciation of fixed assets (account 02) IA MES TMR of Ural and West Siberia
7901020700	Depreciation of fixed assets (account 02) IA MES of Siberia
7901020701	Depreciation of fixed assets (account 02) Zabaykalsk PMES
7901020702	Depreciation of fixed assets (account 02) West-Siberai PMES
7901020703	Depreciation of fixed assets (account 02) Krasnoyarsk PMES
7901020704	Depreciation of fixed assets (account 02) Kuzbass PMES
7901020705	Depreciation of fixed assets (account 02) Omsk PMES
7901020706	Depreciation of fixed assets (account 02) Khakassia PMES
7901020707	Depreciation of fixed assets (account 02) Tomsk PMES
7901020720	Depreciation of fixed assets (account 02) IA MES of West Siberia
7901020721	Depreciation of fixed assets (account 02) Khanty-Mansiysk PMES
7901020722	Depreciation of fixed assets (account 02) Yamalo-Nenetskoye PMES
7901020723	Depreciation of fixed assets (account 02) Tyumen PMES
7901020724	Depreciation of fixed assets (account 02) Eastern PMES
7901020725	Depreciation of fixed assets (account 02) Central PMES
7901020726	Depreciation of fixed assets (account 02) Southern PMES
7901020727	Depreciation of fixed assets (account 02) Yamal Nenetsk PMES
7901020750	Depreciation of fixed assets (account 02) IA MES TMR of Siberia
7901020751	Depreciation of fixed assets (account 02) Zabaykalsk PTMR
7901020752	Depreciation of fixed assets (account 02) West-Siberian PTMR
7901020753	Depreciation of fixed assets (account 02) Krasnoyarsk PTMR
7901020754	Depreciation of fixed assets (account 02) Kuzbass PTMR

7901020755	Depreciation of fixed assets (account 02) Omsk PTMR
7901020756	Depreciation of fixed assets (account 02) Khakassia PTMR
7901020800	Depreciation of fixed assets (account 02) IA MES of East
7901020801	Depreciation of fixed assets (account 02) Amur PMES
7901020802	Depreciation of fixed assets (account 02) Primorsk PMES
7901020803	Depreciation of fixed assets (account 02) Khabarovsk PMES
7901020804	Depreciation of fixed assets (account 02) PRP MES of East
7901020806	Depreciation of fixed assets (account 02) PRP MES of East TsVR
7901020850	Depreciation of fixed assets (account 02) IA MES TMR of East
7901020851	Depreciation of fixed assets (account 02) Amur PTMR
7901020852	Depreciation of fixed assets (account 02) Primorsk PTMR
7901020853	Depreciation of fixed assets (account 02) Khabarovsk PTMR
7901020854	Depreciation of fixed assets (account 02) PRP MES PTMR of East
7901021100	Depreciation of fixed assets (account 02) of Executive Office
7901021240	Depreciation of fixed assets (account 02) ATP Center
7901021250	Depreciation of fixed assets (account 02) IA MES of Center
7901021252	Depreciation of fixed assets (account 02) Chernozemnoye PMES
7901021253	Depreciation of fixed assets (account 02) Volgo-Okskoye PMES
7901021255	Depreciation of fixed assets (account 02) Volgo-Donskoye PMES
7901021256	Depreciation of fixed assets (account 02) Vologodskoye
7901021259	Depreciation of fixed assets (account 02) Moscow
7901021260	Depreciation of fixed assets (account 02) Verkhne-Donskoye
7901021261	Depreciation of fixed assets (account 02) Valdayskoye
7901021263	Depreciation of fixed assets (account 02) Nizhegorodskoye
7901021264	Depreciation of fixed assets (account 02) Priokskoyr
7901021350	Depreciation of fixed assets (account 02) West Sibercian Administration
7901021351	Depreciation of fixed assets (account 02) Bryansk
7901021352	Depreciation of fixed assets (account 02) Vyborg
7901021353	Depreciation of fixed assets (account 02) Karelia
7901021355	Depreciation of fixed assets (account 02) Novgorod
7901021356	Depreciation of fixed assets (account 02) St. Petersburg
7901021450	Depreciation of fixed assets (account 02) Volga Administration
7901021451	Co Depreciation of fixed assets (account 02) Verkhznaya Volga
7901021452	Depreciation of fixed assets (account 02) Saratov
7901021453	Depreciation of fixed assets (account 02) Levoberezhnoye
7901021454	Depreciation of fixed assets (account 02) Pravoberezhnoye
7901021540	Depreciation of fixed assets (account 02) ATP Sourth
7901021550	Depreciation of fixed assets (account 02) South Administration
7901021551	Depreciation of fixed assets (account 02) Kuban
7901021552	Depreciation of fixed assets (account 02) Rostov
7901021553	Depreciation of fixed assets (account 02) Stavropol
7901021650	Depreciation of fixed assets (account 02) Urals and West Siberian Administration
7901021740	Depreciation of fixed assets (account 02) ATP Siberia
7901021750	Depreciation of fixed assets (account 02) Siberian Administration
7901021751	Depreciation of fixed assets (account 02) Zabaikalskoye
7901021752	C Depreciation of fixed assets (account 02) West Siberian
7901021753	C Depreciation of fixed assets (account 02) Krasnoyarsk
7901021754	Depreciation of fixed assets (account 02) Kuzzbass
7901021755	Depreciation of fixed assets (account 02) Omsk
7901021756	Depreciation of fixed assets (account 02) Khakassiya
7901021840	Depreciation of fixed assets (account 02) ATP East
7901021850	Depreciation of fixed assets (account 02) Eastern Administration
7901021851	Depreciation of fixed assets (account 02) Amur
7901021852	Depreciation of fixed assets (account 02) Primorskoye
7901021853	Depreciation of fixed assets (account 02) Khabarovsk

7901022900	Depreciation of fixed assets (account 02) IA ESS
7901022901	Depreciation of fixed assets (account 02) Southern SPB
7901022902	Depreciation of fixed assets (account 02) Mikhailovskaya SPB
7901022903	Depreciation of fixed assets (account 02) Novgorodskaya SPB
7901022904	Depreciation of fixed assets (account 02) Novosibirsk SPB
7901022905	Depreciation of fixed assets (account 02) Middle Volga SPB
7901022906	Depreciation of fixed assets (account 02) Elektrosetremont SPB
7901022907	Depreciation of fixed assets (account 02) West Siberian SPB
7901022908	Depreciation of fixed assets (account 02) Urals SPB
7901023100	Depreciation of fixed assets (account 02) TSIUS IA
7901023200	Depreciation of fixed assets (account 02) TSIUS Central Administration
7901023300	Depreciation of fixed assets (account 02) TSIUS North Western Administration
7901023400	Depreciation of fixed assets (account 02) TSIUS Volga Administration
7901023500	Depreciation of fixed assets (account 02) TSIUS Southern Administration
7901023600	Depreciation of fixed assets (account 02) TSIUS Urals Administration
7901023700	Depreciation of fixed assets (account 02) TSIUS Siberia
7901023720	Depreciation of fixed assets (account 02) TSIUS West Siberia
7901023800	Depreciation of fixed assets (account 02) TSIUS East Administration
7901029900	Depreciation of fixed assets (account 02) Electrosetservice
7901029901	Depreciation of fixed assets (account 02) Yuzhnaya SPB
7901029902	Depreciation of fixed assets (account 02) Mikhailovskaya SPB
7901029903	Depreciation of fixed assets (account 02) Novgorod SPB
7901029904	Depreciation of fixed assets (account 02) Novosibirsk SPB
7901029905	Depreciation of fixed assets (account 02) Srednevolzhskaya SPB
7901029906	Depreciation of fixed assets (account 02) SPB-Electrosetremont
7901029907	Depreciation of fixed assets (account 02) SPB Bely Rast
7901029908	Depreciation of fixed assets (account 02) Beskudnikovskiy SPB
7902000100	Intra settlements on current operations of Executive directorate of FGC UES
7902000200	Intra settlements on current operations of IA MES of Center
7902000202	Intra settlements on current operations of Chernozemnoye PMES
7902000203	Intra settlements on current operations of Volgo-Okskoye PMES
7902000205	Intra settlements on current operations of Volgo-Donskoye PMES
7902000206	Intra settlements on current operations of Vologda PMES
7902000209	Intra settlements on current operations of Moscow PMES
7902000210	Intra settlements on current operations of Verkhne-Donskoye PMES
7902000211	Intra settlements on current operations of Valday PMES
7902000213	Intra settlements on current operations of Nizhegorodskoye PMES
7902000214	Intra settlements on current operations of Priokskoye PMES
7902000215	Intra settlements on current operations of SPB Bely Rast
7902000250	Intra settlements on current operations of IA MES TMR of Center
7902000252	Intra settlements on current operations of Chernozemnoye PTMR
7902000253	Intra settlements on current operations of Volgo-Okskoye PTMR
7902000255	Intra settlements on current operations of Volgo-Donskoye PTMR
7902000256	Intra settlements on current operations of Vologda PTMR
7902000259	Intra settlements on current operations of Moscow PTMR
7902000260	Intra settlements on current operations of Verkhne-Donskoye PTMR
7902000261	Intra settlements on current operations of Valday PTMR
7902000263	Intra settlements on current operations of Nizhny Novgorod PTMR
7902000264	Intra settlements on current operations of Priokskoye PTMR
7902000300	Intra settlements on current operations of IA MES of North-West
7902000301	Intra settlements on current operations of Bryansk PMES
7902000302	Intra settlements on current operations of Vyborg PMES
7902000303	Intra settlements on current operations of Karelia PMES
7902000304	Intra settlements on current operations of Leningrad PMES

7902000305	Intra settlements on current operations of Novgorod PMES
7902000306	Intra settlements on current operations of Severnoye PMES
7902000340	Intra settlements on current operations of ATP MES of North-West
7902000350	Intra settlements on current operations of IA MES TMR of North-West
7902000351	Intra settlements on current operations of Bryansk PTMR
7902000352	Intra settlements on current operations of Vyborg PTMR
7902000353	Intra settlements on current operations of Karelia PTMR
7902000354	Intra settlements on current operations of Leningrad PTMR
7902000355	Intra settlements on current operations of Novgorod PTMR
7902000356	Intra settlements on current operations of St Petersburg PTMR
7902000400	Intra settlements on current operations of IA MES of Volga
7902000401	Intra settlements on current operations of Verkhne-Volzhskoye PMES
7902000402	Intra settlements on current operations of Nizhne-Volzhskoye PMES
7902000403	Intra settlements on current operations of Samara PMES
7902000404	Intra settlements on current operations of Sredne-Volzhskoye PMES
7902000405	Intra settlements on current operations of Samarskoye PMES
7902000406	Intra settlements on current operations of Nizhegorodskoye PMES
7902000450	Intra settlements on current operations of IA MES TMR of Volga
7902000451	Intra settlements on current operations of Verkhne-Volzhskoye PTMR
7902000452	Intra settlements on current operations of Saratov PTMR
7902000453	Intra settlements on current operations of Levoberezhnoye PTMR
7902000454	Intra settlements on current operations of Pravoberezhnoye PTMR
7902000500	Intra settlements on current operations of IA MES of South
7902000501	Intra settlements on current operations of Kuban PMES
7902000502	Intra settlements on current operations of Rostov PMES
7902000503	Intra settlements on current operations of Stavropol PMES
7902000504	Intra settlements on current operations of Kaspiysk PMES
7902000505	Intra settlements on current operations of Sochi PMES
7902000550	Intra settlements on current operations of IA MES TMR of South
7902000551	Intra settlements on current operations of Kuban PTMR
7902000552	Intra settlements on current operations of Rostov PTMR
7902000553	Intra settlements on current operations of Stavropol PTMR
7902000600	Intra settlements on current operations of IA MES of Ural
7902000601	Intra settlements on current operations of Orenburg PMES
7902000602	Intra settlements on current operations of Perm PMES
7902000603	Intra settlements on current operations of Sverdlovsk PMES
7902000604	Intra settlements on current operations of Chelyabinsk PMES
7902000640	Intra settlements on current operations of ATP MES of Ural
7902000650	Intra settlements on current operations of IA MES TMR of Ural and West Siberia
7902000700	Intra settlements on current operations of IA MES of Siberia
7902000701	Intra settlements on current operations of Zabaikalskoye PMES
7902000702	Intra settlements on current operations of West-Siberian PMES
7902000703	Intra settlements on current operations of Krasnoyarsk PMES
7902000704	Intra settlements on current operations of Kuzbass PMES
7902000705	Intra settlements on current operations of Omsk PMES
7902000706	Intra settlements on current operations of Khakasia PMES
7902000707	Intra settlements on current operations of Tomsk PMES
7902000720	Intra settlements on current operations of IA MES of West Siberia
7902000721	Intra settlements on current operations of Khanty-Mansiysk PMES
7902000722	Intra settlements on current operations of Yamalo-Nenetskoye PMES
7902000723	Intra settlements on current operations of Tyumen PMES
7902000724	Intra settlements on current operations of Eastern PMES
7902000725	Intra settlements on current operations of Central PMES
7902000726	Intra settlements on current operations of Southern PMES

7902000727	Intra settlements on current operations of Yamal Nenets PMES
7902000750	Intra settlements on current operations of IA MES TMR of Siberia
7902000751	Intra settlements on current operations of Zabaikalsk PTMR
7902000752	Intra settlements on current operations of West Siberian PTMR
7902000753	Intra settlements on current operations of Kranskoyarsk PTMR
7902000754	Intra settlements on current operations of Kuzbass PTMR
7902000755	Intra settlements on current operations of Omsk PTMR
7902000756	Intra settlements on current operations of Khakasia PTMR
7902000800	Intra settlements on current operations of IA MES of East
7902000801	Intra settlements on current operations of Amur PMES
7902000802	Intra settlements on current operations of Primorsk PMES
7902000803	Intra settlements on current operations of Khabarovsk PMES
7902000804	Intra settlements on current operations of PRP MES of East
7902000806	Intra settlements on current operations of OSP MES of East
7902000850	Intra settlements on current operations of IA MES TMR of East
7902000851	Intra settlements on current operations of Amur PTMR
7902000852	Intra settlements on current operations of Primorsk PTMR
7902000853	Intra settlements on current operations of Khabarovsk PTMR
7902000854	Intra settlements on current operations of PRP MES PTMR of East
7901021100	Intra settlements on current operations of Executive Office
7901021240	Intra settlements on current operations of ATP Center
7901021250	Intra settlements on current operations of IA MES of Center
7901021252	Intra settlements on current operations of Chernozemnoye PMES
7901021253	Intra settlements on current operations of Volgo-Okskoye PMES
7901021255	Intra settlements on current operations of Volgo-Donskoye PMES
7901021256	Intra settlements on current operations of Vologodskoye
7901021259	Intra settlements on current operations of Moscow
7901021260	Intra settlements on current operations of Verkhne-Donskoye
7901021261	Intra settlements on current operations of Valdayskoye
7901021263	Intra settlements on current operations of Nizhegorodskoye
7901021264	Intra settlements on current operations of Priokskoyr
7901021350	Intra settlements on current operations of West Sibercian Administration
7901021351	Intra settlements on current operations of Bryansk
7901021352	Intra settlements on current operations of Vyborg
7901021353	Intra settlements on current operations of Karelia
7901021355	Intra settlements on current operations of Novgorod
7901021356	Intra settlements on current operations of St. Petersburg
7901021450	Intra settlements on current operations of Volga Administration
7901021451	Intra settlements on current operations of Verkhznaya Volga
7901021452	Intra settlements on current operations of Saratov
7901021453	Intra settlements on current operations of Levoberezhnoye
7901021454	Intra settlements on current operations of Pravoberezhnoye
7901021540	Intra settlements on current operations of ATP Sourth
7901021550	Intra settlements on current operations of South Administration
7901021551	Intra settlements on current operations of Kuban
7901021552	Intra settlements on current operations of Rostov
7901021553	Intra settlements on current operations of Stavropol
7901021650	Intra settlements on current operations of Urals and West Siberian Administration
7901021740	Intra settlements on current operations of ATP Siberia
7901021750	Intra settlements on current operations of Siberian Administration
7901021751	Intra settlements on current operations of Zabaikalskoye
7901021752	Intra settlements on current operations of West Siberian
7901021753	Intra settlements on current operations of Krasnoyarsk
7901021754	Intra settlements on current operations of Kuzzbass

7901021755	Intra settlements on current operations of Omsk
7901021756	Intra settlements on current operations of Khakassiya
7901021840	Intra settlements on current operations of ATP East
7901021850	Intra settlements on current operations of Eastern Administration
7901021851	Intra settlements on current operations of Amur
7901021852	Intra settlements on current operations of Primorskoye
7901021853	Intra settlements on current operations of Khabarovsk
7901022900	Intra settlements on current operations of IA ESS
7901022901	Intra settlements on current operations of Southern SPB
7901022902	Intra settlements on current operations of Mikhailovskaya SPB
7901022903	Intra settlements on current operations of Novgorodskaya SPB
7901022904	Intra settlements on current operations of Novosibirsk SPB
7901022905	Intra settlements on current operations of Middle Volga SPB
7901022906	Intra settlements on current operations of Elektrosetremont SPB
7901022907	Intra settlements on current operations of West Siberian SPB
7901022908	Intra settlements on current operations of Urals SPB
7901023100	Intra settlements on current operations of TSIUS IA
7901023200	Intra settlements on current operations of TSIUS Central Administration
7901023300	Intra settlements on current operations of TSIUS North Western Administration
7901023400	Intra settlements on current operations of TSIUS Volga Administration
7901023500	Intra settlements on current operations of TSIUS Southern Administration
7901023600	Intra settlements on current operations of TSIUS Urals Administration
7901023700	Intra settlements on current operations of TSIUS Siberia
7901023720	Intra settlements on current operations of TSIUS West Siberia
7901023800	Intra settlements on current operations of TSIUS East Administration
7901029900	Intra settlements on current operations of Executive Office
7902009900	Intra settlements on current operations of Electroset-service
7902009901	Intra settlements on current operations of Yuzhnaya SPB
7902009902	Intra settlements on current operations of Mikhailovskaya SPB
7902009903	Intra settlements on current operations of Novgorod SPB
7902009904	Intra settlements on current operations of Novosibirsk SPB
7902009905	Intra settlements on current operations of Sredne-Volzhskaya SPB
7902009906	Intra settlements on current operations of SPB Electrosetremont
7902009907	Intra settlements on current operations of SPB Bely Rast
7902009908	Intra settlements on current operations of Beskudnikovsky SPB
7903000100	Settlements on construction of Executive Directorate of FGC UES
7903000200	Settlements on construction of IA MES of Center
7903000202	Settlements on construction of Chernozemnoye PMES
7903000203	Settlements on construction of Volgo-Okskoye PMES
7903000205	Settlements on construction of Volgo-Donskoye PMES
7903000206	Settlements on construction of Vologodskoye PMES
7903000209	Settlements on construction of Moscow PMES
7903000210	Settlements on construction of Verkhne-Donskoye PMES
7903000211	Settlements on construction of Valday PMES
7903000213	Settlements on construction of Nizhegorodskoye PMES
7903000214	Settlements on construction of Priokskoye PMES
7903000215	Settlements on construction of SPB Bely Rast
7903000250	Settlements on construction of IA MES TMR of Center
7903000252	Settlements on construction of Chernozemnoye PTMR
7903000253	Settlements on construction of Volgo-Okskoye PTMR
7903000255	Settlements on construction of Volgo-Donskoye PTMR
7903000256	Settlements on construction of Vologda PTMR
7903000259	Settlements on construction of Moscow PTMR
7903000260	Settlements on construction of Verkhne-Donskoye PTMR

7903000261	Settlements on construction of Valday PTMR
7903000263	Settlements on construction of Nizhny Novgorod PTMR
7903000264	Settlements on construction of Priokskoye PTMR
7903000300	Settlements on construction of IA MES of North-West
7903000301	Settlements on construction of Bryansk PMES
7903000302	Settlements on construction of Vyborg PMES
7903000303	Settlements on construction of Karelia PMES
7903000304	Settlements on construction of Leningrad PMES
7903000305	Settlements on construction of Novgorod PMES
7903000306	Settlements on construction of Severnoye PMES
7903000340	Settlements on construction of ATP MES of North-West
7903000350	Settlements on construction of IA MES TMR of North-West
7903000351	Settlements on construction of Bryansk PTMR
7903000352	Settlements on construction of Vyborg PTMR
7903000353	Settlements on construction of Karelia PTMR
7903000354	Settlements on construction of Leningrad PTMR
7903000355	Settlements on construction of Novgorod PTMR
7903000356	Settlements on construction of St Petersburg PTMR
7903000400	Settlements on construction of IA MES of Volga
7903000401	Settlements on construction of Verkhne-Volzhskoye PMES
7903000402	Settlements on construction of Nizhne-Volzhskoye PMES
7903000403	Settlements on construction of Samara PMES
7903000404	Settlements on construction of Sredne-Volzhskoye PMES
7903000405	Settlements on construction of Samarskoye PMES
7903000406	Settlements on construction of Nizhegorodskoye PMES
7903000450	Settlements on construction of IA MES TMR of Volga
7903000451	Settlements on construction of Verkhne-Volzhskoye PTMR
7903000452	Settlements on construction of Saratov PTMR
7903000453	Settlements on construction of Levoberezhnoye PTMR
7903000454	Settlements on construction of Pravoberezhnoye PTMR
7903000500	Settlements on construction of IA MES of South
7903000501	Settlements on construction of Kuban PMES
7903000502	Settlements on construction of Rostov PMES
7903000503	Settlements on construction of Stavropol PMES
7903000504	Settlements on construction of Kaspiysk PMES
7903000505	Settlements on construction of Sochi PMES
7903000550	Settlements on construction of IA MES TMR of South
7903000551	Settlements on construction of Kuban PTMR
7903000552	Settlements on construction of Rostov PTMR
7903000553	Settlements on construction of Stavropol PTMR
7903000600	Settlements on construction of IA MES of Ural
7903000601	Settlements on construction of Orenburg PMES
7903000602	Settlements on construction of Perm PMES
7903000603	Settlements on construction of Sverdlovsk PMES
7903000604	Settlements on construction of Chelyabinsk PMES
7903000640	Settlements on construction of ATP MES of Ural
7903000650	Settlements on construction of IA MES TOiR of Urals and West Siberia
7903000700	Settlements on construction of IA MES of Siberia
7903000701	Settlements on construction of Zabaikalskoye PMES
7903000702	Settlements on construction of West-Siberian PMES
7903000703	Settlements on construction of Krasnoyarsk PMES
7903000704	Settlements on construction of Kuzbass PMES
7903000705	Settlements on construction of Omsk PMES
7903000706	Settlements on construction of Khakasia PMES

7903000707	Settlements on construction of Tomsk PMES
7903000720	Settlements on construction of IA MES of West Siberia
7903000721	Settlements on construction of Khanty-Mansiysk PMES
7903000722	Settlements on construction of Yamalo-Nenetskoye PMES
7903000723	Settlements on construction of Tyumen PMES
7903000724	Settlements on construction of Eastern PMES
7903000725	Settlements on construction of Central PMES
7903000726	Settlements on construction of Southern PMES
7903000727	Settlements on construction of Yamal Nenets PMES
7903000750	Settlements on construction of IA MES TMR of Siberia
7903000751	Settlements on construction of Zabaikalsk PTMR
7903000752	Settlements on construction of West Siberian PTMR
7903000753	Settlements on construction of Kranskoyarsk PTMR
7903000754	Settlements on construction of Kuzbass PTMR
7903000755	Settlements on construction of Omsk PTMR
7903000756	Settlements on construction of Khakasia PTMR
7903000800	Settlements on construction of IA MES of East
7903000801	Settlements on construction of Amur PMES
7903000802	Settlements on construction of Primorsk PMES
7903000803	Settlements on construction of Khabarovsk PMES
7903000804	Settlements on construction of PRP MES of East
7903000806	Settlements on construction of OSP MES of East
7903000850	Settlements on construction of IA MES TMR of East
7903000851	Settlements on construction of Amur PTMR
7903000852	Settlements on construction of Primorsk PTMR
7903000853	Settlements on construction of Khabarovsk PTMR
7903000854	Settlements on construction of PRP MES PTMR of East
7903001100	Settlements on construction of Executive Office
7903001240	Settlements on construction of ATP Center
7903001250	Settlements on construction of IA MES of Center
7903001252	Settlements on construction of Chernozemnoye PMES
7903001253	Settlements on construction of Volgo-Okskoye PMES
7903001255	Settlements on construction of Volgo-Donskoye PMES
7903001256	Settlements on construction of Vologodskoye
7903001259	Settlements on construction of Moscow
7903001260	Settlements on construction of Verkhne-Donskoye
7903001261	Settlements on construction of Valdayskoye
7903001263	Settlements on construction of f Nizhegorodskoye
7903001264	Settlements on construction of Priokskoyr
7903001350	Settlements on construction of West Sibercian Administration
7903001351	Settlements on construction of Bryansk
7903001352	Settlements on construction of Vyborg
7903001353	Settlements on construction of Karelia
7903001355	Settlements on construction of Novgorod
7903001356	Settlements on construction of St. Petersburg
7903001440	Settlements on construction of Volga Administration
7903001450	Settlements on construction of Verkhznaya Volga
7903001451	Settlements on construction of Saratov
7903001452	Settlements on construction of Levoberezhnoye
7903001453	Settlements on construction of Pravoberezhnoye
7903001454	Settlements on construction of ATP Sourth
7903001540	Settlements on construction of South Administration
7903001550	Settlements on construction of Kuban
7903001551	Settlements on construction of Rostov

7903001552	Settlements on construction of Stavropol
7903001553	Settlements on construction of Urals and West Siberian Administration
7903001650	Settlements on construction of ATP Siberia
7903001740	Settlements on construction of Siberian Administration
7903001750	Settlements on construction of Zabaikalskoye
7903001751	Settlements on construction of West Siberian
7903001752	Settlements on construction of Krasnoyarsk
7903001753	Settlements on construction of Kuzzbass
7903001754	Settlements on construction of Omsk
7903001755	Settlements on construction of Khakassiya
7903001756	Settlements on construction of ATP East
7903001840	Settlements on construction of Eastern Administration
7903001850	Settlements on construction of Amur
7903001851	Settlements on construction of Primorskoye
7903001852	Settlements on construction of Khabarovsk
7903001853	Settlements on construction of IA ESS
7903002900	Settlements on construction of Southern SPB
7903002901	Settlements on construction of Mikhailovskaya SPB
7903002902	Settlements on construction of Novgorodskaya SPB
7903002903	Settlements on construction of Novosibirsk SPB
7903002904	Settlements on construction of Middle Volga SPB
7903002905	Settlements on construction of Elektrosetremont SPB
7903002906	Settlements on construction of West Siberian SPB
7903002907	Settlements on construction of Urals SPB
7903002908	Settlements on construction of TSIUS IA
7903003100	Settlements on construction of TSIUS Central Administration
7903003200	Settlements on construction of TSIUS North Western Administration
7903003300	Settlements on construction of TSIUS Volga Administration
7903003400	Settlements on construction of TSIUS Southern Administration
7903003500	Settlements on construction of TSIUS Urals Administration
7903003600	Settlements on construction of TSIUS Siberia
7903003700	Settlements on construction of TSIUS West Siberia
7903003720	Settlements on construction of TSIUS East Administration
7903009900	Settlements on construction of Electroset-service
7903009901	Settlements on construction of Yuzhnaya SPB
7903009902	Settlements on construction of Mikhailovskaya SPB
7903009903	Settlements on construction of Novgorod SPB
7903009904	Settlements on construction of Novosibirsk SPB
7903009905	Settlements on construction of Sredne-Volzhskaya SPB
7903009906	Settlements on construction of SPB Electrosetremont
7903009907	Settlements on construction of SPB Bely Rast
7903009908	Settlements on construction of Beskudnikovsky SPB
7904000100	Settlements on DEW of Executive Directorate of FGC UES
7904000200	Settlements on DEW of IA MES of Center
7904000202	Settlements on DEW of Chernozemnoye PMES
7904000203	Settlements on DEW of Volgo-Okskoye PMES
7904000205	Settlements on DEW of Volgo-Donskoye PMES
7904000206	Settlements on DEW of Vologodskoye PMES
7904000209	Settlements on DEW of Moscow PMES
7904000210	Settlements on DEW of Verkhne-Donskoye PMES
7904000211	Settlements on DEW of Valday PMES
7904000213	Settlements on DEW of Nizhegorodskoye PMES
7904000214	Settlements on DEW of Priokskoye PMES
7904000215	Settlements on DEW of SPB Bely Rast

7904000250	Settlements on DEW of IA MES TMR of Center
7904000252	Settlements on DEW of Chernozemnoye PTMR
7904000253	Settlements on DEW of Volgo-Okskoye PTMR
7904000255	Settlements on DEW of Volgo-Donskoye PTMR
7904000256	Settlements on DEW of Vologda PTMR
7904000259	Settlements on DEW of Moscow PTMR
7904000260	Settlements on DEW of Verkhne-Donskoye PTMR
7904000261	Settlements on DEW of Valday PTMR
7904000263	Settlements on DEW of Nizhny Novgorod PTMR
7904000264	Settlements on DEW of Priokskoye PTMR
7904000300	Settlements on DEW of IA MES of North-West
7904000301	Settlements on DEW of Bryansk PMES
7904000302	Settlements on DEW of Vyborg PMES
7904000303	Settlements on DEW of Karelia PMES
7904000304	Settlements on DEW of Leningrad PMES
7904000305	Settlements on DEW of Novgorod PMES
7904000306	Settlements on DEW of Severnoye PMES
7904000340	Settlements on DEW of ATP MES of North-West
7904000350	Settlements on DEW of IA MES TMR of North-West
7904000351	Settlements on DEW of Bryansk PTMR
7904000352	Settlements on DEW of Vyborg PTMR
7904000353	Settlements on DEW of Karelia PTMR
7904000354	Settlements on DEW of Leningrad PTMR
7904000355	Settlements on DEW of Novgorod PTMR
7904000356	Settlements on DEW of St Petersburg PTMR
7904000400	Settlements on DEW of IA MES of Volga
7904000401	Settlements on DEW of Verkhne-Volzhskoye PMES
7904000402	Settlements on DEW of Nizhne-Volzhskoye PMES
7904000403	Settlements on DEW of Samara PMES
7904000404	Settlements on DEW of Sredne-Volzhskoye PMES
7904000405	Settlements on DEW of Samarskoye PMES
7904000406	Settlements on DEW of Nizhegorodskoye PMES
7904000450	Settlements on DEW of IA MES TMR of Volga
7904000451	Settlements on DEW of Verkhne-Volzhskoye PTMR
7904000452	Settlements on DEW of Saratov PTMR
7904000453	Settlements on DEW of Levoberezhnoye PTMR
7904000454	Settlements on DEW of Pravoberezhnoye PTMR
7904000500	Settlements on DEW of IA MES of South
7904000501	Settlements on DEW of Kuban PMES
7904000502	Settlements on DEW of Rostov PMES
7904000503	Settlements on DEW of Stavropol PMES
7904000505	Settlements on DEW of Sochi PMES
7904000550	Settlements on DEW of IA MES TMR of South
7904000551	Settlements on DEW of Kuban PTMR
7904000552	Settlements on DEW of Rostov PTMR
7904000553	Settlements on DEW of Stavropol PTMR
7904000600	Settlements on DEW of IA MES of Ural
7904000601	Settlements on DEW of Orenburg PMES
7904000602	Settlements on DEW of Perm PMES
7904000603	Settlements on DEW of Sverdlovsk PMES
7904000604	Settlements on DEW of Chelyabinsk PMES
7904000640	Settlements on DEW of ATP MES of Ural
7904000650	Settlements on DEW of IA MES TMR of Ural and West Siberia
7904000700	Settlements on DEW of IA MES of Siberia

7904000701	Settlements on DEW of Zabaikalskoye PMES
7904000702	Settlements on DEW of West-Siberian PMES
7904000703	Settlements on DEW of Krasnoyarsk PMES
7904000704	Settlements on DEW of Kuzbass PMES
7904000705	Settlements on DEW of Omsk PMES
7904000706	Settlements on DEW of Khakasia PMES
7904000707	Settlements on DEW of Tomsk PMES
7904000720	Settlements on DEW of IA MES of West Siberia
7904000721	Settlements on DEW of Khanty-Mansiysk PMES
7904000722	Settlements on DEW of Yamalo-Nenetskoye PMES
7904000723	Settlements on DEW of Tyumen PMES
7904000724	Settlements on DEW of Eastern PMES
7904000725	Settlements on DEW of Central PMES
7904000726	Settlements on DEW of Southern PMES
7904000727	Settlements on DEW of Yamal Nenets PMES
7904000750	Settlements on DEW of IA MES TMR of Siberia
7904000751	Settlements on DEW of Zabaikalsk PTMR
7904000752	Settlements on DEW of West Siberian PTMR
7904000753	Settlements on DEW of Kranskoyarsk PTMR
7904000754	Settlements on DEW of Kuzbass PTMR
7904000755	Settlements on DEW of Omsk PTMR
7904000756	Settlements on DEW of Khakasia PTMR
7904000800	Settlements on DEW of IA MES of East
7904000801	Settlements on DEW of Amur PMES
7904000802	Settlements on DEW of Primorsk PMES
7904000803	Settlements on DEW of Khabarovsk PMES
7904000804	Settlements on DEW of PRP MES of East
7904000806	Settlements on DEW of OSP MES of East
7904000850	Settlements on DEW of IA MES TMR of East
7904000851	Settlements on DEW of Amur PTMR
7904000852	Settlements on DEW of Primorsk PTMR
7904000853	Settlements on DEW of Khabarovsk PTMR
7904000854	Settlements on DEW of PRP MES PTMR of East
7904001100	Settlements on DEW of Executive Office
7904001250	Settlements on DEW of ATP Center
7904001252	Settlements on DEW of IA MES of Center
7904001253	Settlements on DEW of Chernozemnoye PMES
7904001255	Settlements on DEW of Volgo-Okskoye PMES
7904001256	Settlements on DEW of Volgo-Donskoye PMES
7904001259	Settlements on DEW of Vologodskoye
7904001260	Settlements on DEW of Moscow
7904001261	Settlements on DEW of Verkhne-Donskoye
7904001263	Settlements on DEW of Valdayskoye
7904001264	Settlements on DEW of Nizhegorodskoye
7904001350	Settlements on DEW of Priokskoyr
7904001351	Settlements on DEW of West Sibercian Administration
7904001352	Settlements on DEW of Bryansk
7904001353	Settlements on DEW of Vyborg
7904001355	Settlements on DEW of Karelia
7904001356	Settlements on DEW of Novgorod
7904001450	Settlements on DEW of St. Petersburg
7904001451	Settlements on DEW of Volga Administration
7904001452	Settlements on DEW of Verkhznaya Volga
7904001453	Settlements on DEW of Saratov

7904001454	Settlements on DEW of Levoberezhnoye
7904001550	Settlements on DEW of Pravoberezhnoye
7904001551	Settlements on DEW of ATP Sourth
7904001552	Settlements on DEW of South Administration
7904001553	Settlements on DEW of Kuban
7904001650	Settlements on DEW of Rostov
7904001750	Settlements on DEW of Stavropol
7904001751	Settlements on DEW of Urals and West Siberian Administration
7904001752	Settlements on DEW of ATP Siberia
7904001753	Settlements on DEW of Siberian Administration
7904001754	Settlements on DEW of Zabaikalskoye
7904001755	Settlements on DEW of West Siberian
7904001756	Settlements on DEW of Krasnoyarsk
7904001840	Settlements on DEW of Kuzzbass
7904001850	Settlements on DEW of Omsk
7904001851	Settlements on DEW of Khakassiya
7904001852	Settlements on DEW of ATP East
7904001853	Settlements on DEW of Eastern Administration
7904002900	Settlements on DEW of Amur
7904002901	Settlements on DEW of Primorskoye
7904002902	Settlements on DEW of Khabarovsk
7904002903	Settlements on DEW of IA ESS
7904002904	Settlements on DEW of Southern SPB
7904002905	Settlements on DEW of Mikhailovskaya SPB
7904002906	Settlements on DEW of Novgorodskaya SPB
7904002907	Settlements on DEW of Novosibirsk SPB
7904002908	Settlements on DEW of Middle Volga SPB
7904003100	Settlements on DEW of Elektrosetremont SPB
7904003200	Settlements on DEW of West Siberian SPB
7904003300	Settlements on DEW of Urals SPB
7904003400	Settlements on DEW of TSIUS IA
7904003500	Settlements on DEW of TSIUS Central Administration
7904003600	Settlements on DEW of TSIUS North Western Administration
7904003700	Settlements on DEW of TSIUS Volga Administration
7904003720	Settlements on DEW of TSIUS Southern Administration
7904003800	Settlements on DEW of TSIUS Urals Administration
7904001100	Settlements on DEW of TSIUS Siberia
7904001250	Settlements on DEW of TSIUS West Siberia
7904001252	Settlements on DEW of TSIUS East Administration
7904009900	Settlements on DEW of Electroset-service
7904009901	Settlements on DEW of Yuzhnaya SPB
7904009902	Settlements on DEW of Mikhailovskaya SPB
7904009903	Settlements on DEW of Novgorod SPB
7904009904	Settlements on DEW of Novosibirsk SPB
7904009905	Settlements on DEW of Sredne-Volzhskaya SPB
7904009906	Settlements on DEW of SPB Electrosetremont
7904009907	Settlements on DEW of SPB Bely Rast
7904009908	Settlements on DEW of Beskudnikovsky SPB
7905000100	Settlements on other operations of Executive Directorate of FGC UES
7905000200	Settlements on other operations of IA MES of Center
7905000202	Settlements on other operations of Chernozemnoye PMES
7905000203	Settlements on other operations of Volgo-Okskoye PMES
7905000205	Settlements on other operations of Volgo-Donskoye PMES
7905000206	Settlements on other operations of Vologodskoye PMES

7905000209	Settlements on other operations of Moscow PMES
7905000210	Settlements on other operations of Verkhne-Donskoye PMES
7905000211	Settlements on other operations of Valday PMES
7905000213	Settlements on other operations of Nizhegorodskoye PMES
7905000214	Settlements on other operations of Priokskoye PMES
7905000215	Settlements on other operations of SPB Bely Rast
7905000250	Settlements on other operations of IA MES TMR of Center
7905000252	Settlements on other operations of Chernozemnoye PTMR
7905000253	Settlements on other operations of Volgo-Okskoye PTMR
7905000255	Settlements on other operations of Volgo-Donskoye PTMR
7905000256	Settlements on other operations of Vologda PTMR
7905000259	Settlements on other operations of Moscow PTMR
7905000260	Settlements on other operations of Verkhne-Donskoye PTMR
7905000261	Settlements on other operations of Valday PTMR
7905000263	Settlements on other operations of Nizhny Novgorod PTMR
7905000264	Settlements on other operations of Priokskoye PTMR
7905000300	Settlements on other operations of IA MES of North-West
7905000301	Settlements on other operations of Bryansk PMES
7905000302	Settlements on other operations of Vyborg PMES
7905000303	Settlements on other operations of Karelia PMES
7905000304	Settlements on other operations of Leningrad PMES
7905000305	Settlements on other operations of Novgorod PMES
7905000306	Settlements on other operations of Severnoye PMES
7905000340	Settlements on other operations of ATP MES of North-West
7905000350	Settlements on other operations of ИА МЭС ТОиР Северо-Зап
7905000351	Settlements on other operations of Bryansk PTMR
7905000352	Settlements on other operations of Vyborg PTMR
7905000353	Settlements on other operations of Karelia PTMR
7905000354	Settlements on other operations of Leningrad PTMR
7905000355	Settlements on other operations of Novgorod PTMR
7905000356	Settlements on other operations of Санкт-Петербургское ПТ
7905000400	Settlements on other operations of IA MES of Volga
7905000401	Settlements on other operations of Verkhne-Volzhskoye PMES
7905000402	Settlements on other operations of Nizhne-Volzhskoye PMES
7905000403	Settlements on other operations of Samara PMES
7905000404	Settlements on other operations of Sredne-Volzhskoye PMES
7905000405	Settlements on other operations of Samarskoye PMES
7905000406	Settlements on other operations of Nizhegorodskoye PMES
7905000450	Settlements on other operations of IA MES TMR of Volga
7905000451	Settlements on other operations of Verkhne-Volzhskoye PTMR
7905000452	Settlements on other operations of Saratov PTMR
7905000453	Settlements on other operations of Levoberezhnoye PTMR
7905000454	Settlements on other operations of Pravoberezhnoye PTMR
7905000500	Settlements on other operations of IA MES of South
7905000501	Settlements on other operations of Kuban PMES
7905000502	Settlements on other operations of Rostov PMES
7905000503	Settlements on other operations of Stavropol PMES
7905000504	Settlements on other operations of Kaspiysk PMES
7905000505	Settlements on other operations of Sochi PMES
7905000550	Settlements on other operations of IA MES TMR of South
7905000551	Settlements on other operations of Kuban PTMR
7905000552	Settlements on other operations of Rostov PTMR
7905000553	Settlements on other operations of Stavropol PTMR
7905000600	Settlements on other operations of IA MES of Ural

7905000601	Settlements on other operations of Orenburg PMES
7905000602	Settlements on other operations of Perm PMES
7905000603	Settlements on other operations of Sverdlovsk PMES
7905000604	Settlements on other operations of Chelyabinsk PMES
7905000640	Settlements on other operations of ATP MES of Ural
7905000650	Settlements on other operations of IA MES TMR of Ural and West Siberia
7905000700	Settlements on other operations of IA MES of Siberia
7905000701	Settlements on other operations of Zabaikalskoye PMES
7905000702	Settlements on other operations of West-Siberian PMES
7905000703	Settlements on other operations of Krasnoyarsk PMES
7905000704	Settlements on other operations of Kuzbass PMES
7905000705	Settlements on other operations of Omsk PMES
7905000706	Settlements on other operations of Khakasia PMES
7905000707	Settlements on other operations of Tomsk PMES
7905000720	Settlements on other operations of IA MES of West Siberia
7905000721	Settlements on other operations of Khanty-Mansiysk PMES
7905000722	Settlements on other operations of Yamalo-Nenetskoye PMES
7905000723	Settlements on other operations of Tyumen PMES
7905000724	Settlements on other operations of Eastern PMES
7905000725	Settlements on other operations of Central PMES
7905000726	Settlements on other operations of Southern PMES
7905000727	Settlements on other operations of Yamal Nenets PMES
7905000750	Settlements on other operations of IA MES TMR of Siberia
7905000751	Settlements on other operations of Zabaikalsk PTMR
7905000752	Settlements on other operations of Западно-Сибирское ПТОи
7905000753	Settlements on other operations of Kranskoyarsk PTMR
7905000754	Settlements on other operations of Kuzbass PTMR
7905000755	Settlements on other operations of Omsk PTMR
7905000756	Settlements on other operations of Khakasia PTMR
7905000800	Settlements on other operations of IA MES of East
7905000801	Settlements on other operations of Amur PMES
7905000802	Settlements on other operations of Primorsk PMES
7905000803	Settlements on other operations of Khabarovsk PMES
7905000804	Settlements on other operations of PRP MES of East
7905000806	Settlements on other operations of OSP MES of East
7905000850	Settlements on other operations of IA MES TMR of East
7905000851	Settlements on other operations of Amur PTMR
7905000852	Settlements on other operations of Primorsk PTMR
7905000853	Settlements on other operations of Khabarovsk PTMR
7905000854	Settlements on other operations of PRP MES PTMR of East
7905001100	Settlements on other operations of Executive Office
7905001240	Settlements on other operations of ATP Center
7905001250	Settlements on other operations of IA MES of Center
7905001252	Settlements on other operations of Chernozemnoye PMES
7905001253	Settlements on other operations of Volgo-Okskoye PMES
7905001255	Settlements on other operations of Volgo-Donskoye PMES
7905001256	Settlements on other operations of Vologodskoye
7905001259	Settlements on other operations of Moscow
7905001260	Settlements on other operations of Verkhne-Donskoye
7905001261	Settlements on other operations of Valdayskoye
7905001263	Settlements on other operations of Nizhegorodskoye
7905001264	Settlements on other operations of Priokskoyr
7905001350	Settlements on other operations of West Sibercian Administration
7905001351	Settlements on other operations of Bryansk

7905001352	Settlements on other operations of Vyborg
7905001353	Settlements on other operations of Karelia
7905001355	Settlements on other operations of Novgorod
7905001356	Settlements on other operations of St. Petersburg
7905001440	Settlements on other operations of ATP Volga
7905001450	Settlements on other operations of Volga Administration
7905001451	Settlements on other operations of Verkhznaya Volga
7905001452	Settlements on other operations of Saratov
7905001453	Settlements on other operations of Levoberezhnoye
7905001454	Settlements on other operations of Pravoberezhnoye
7905001540	Settlements on other operations of ATP Sourth
7905001550	Settlements on other operations of South Administration
7905001551	Settlements on other operations of Kuban
7905001552	Settlements on other operations of Rostov
7905001553	Settlements on other operations of Stavropol
7905001650	Settlements on other operations of Urals and West Siberian Administration
7905001740	Settlements on other operations of ATP Siberia
7905001750	Settlements on other operations of Siberian Administration
7905001751	Settlements on other operations of Zabaikalskoye
7905001752	Settlements on other operations of West Siberian
7905001753	Settlements on other operations of Krasnoyarsk
7905001754	Settlements on other operations of Kuzzbass
7905001755	Settlements on other operations of Omsk
7905001756	Settlements on other operations of Khakassiya
7905001840	Settlements on other operations of ATP East
7905001850	Settlements on other operations of Eastern Administration
7905001851	Settlements on other operations of Amur
7905001852	Settlements on other operations of Primorskoye
7905001853	Settlements on other operations of Khabarovsk
7905002900	Settlements on other operations of IA ESS
7905002901	Settlements on other operations of Southern SPB
7905002902	Settlements on other operations of Mikhailovskaya SPB
7905002903	Settlements on other operations of Novgorodskaya SPB
7905002904	Settlements on other operations of Novosibirsk SPB
7905002905	Settlements on other operations of Middle Volga SPB
7905002906	Settlements on other operations of Elektrosetremont SPB
7905002907	Settlements on other operations of West Siberian SPB
7905002908	Settlements on other operations of Urals SPB
7905003100	Settlements on other operations of TSIUS IA
7905003200	Settlements on other operations of TSIUS Central Administration
7905003300	Settlements on other operations of TSIUS North Western Administration
7905003400	Settlements on other operations of TSIUS Volga Administration
7905003500	Settlements on other operations of TSIUS Southern Administration
7905003600	Settlements on other operations of TSIUS Urals Administration
7905003700	Settlements on other operations of TSIUS Siberia
7905003720	Settlements on other operations of TSIUS West Siberia
7905003800	Settlements on other operations of TSIUS East Administration
7905009900	Settlements on other operations of Electroset-service
7905009901	Settlements on other operations of Yuzhnaya SPB
7905009902	Settlements on other operations of Mikhailovskaya SPB
7905009903	Settlements on other operations of Novgorod SPB
7905009904	Settlements on other operations of Novosibirsk SPB
7905009905	Settlements on other operations of Sredne-Volzhskaya SPB
7905009906	Settlements on other operations of SPB Electrosetremont

7905009907	Settlements on other operations of SPB Bely Rast
7905009908	Settlements on other operations of Beskudnikovsky SPB
7906000100	Settlements under contract on trust management of Executive Directorate of FGC UES
7906000200	Settlements under contract on trust management of IA MES of Center
7906000202	Settlements under contract on trust management of Chernozemnoye PMES
7906000203	Settlements under contract on trust management of Volgo-Okskoye PMES
7906000205	Settlements under contract on trust management of Volgo-Donskoye PMES
7906000206	Settlements under contract on trust management of Vologodskoye PMES
7906000209	Settlements under contract on trust management of Moscow PMES
7906000210	Settlements under contract on trust management of Verkhne-Donskoye PMES
7906000211	Settlements under contract on trust management of Valday PMES
7906000213	Settlements under contract on trust management of Nizhegorodskoye PMES
7906000214	Settlements under contract on trust management of Priokskoye PMES
7906000215	Settlements under contract on trust management of SPB Bely Rast
7906000250	Settlements under contract on trust management of IA MES TMR of Center
7906000252	Settlements under contract on trust management of Chernozemnoye PTMR
7906000253	Settlements under contract on trust management of Volgo-Okskoye PTMR
7906000255	Settlements under contract on trust management of Volgo-Donskoye PTMR
7906000256	Settlements under contract on trust management of Vologda PTMR
7906000259	Settlements under contract on trust management of Moscow PTMR
7906000260	Settlements under contract on trust management of Verkhne-Donskoye PTMR
7906000261	Settlements under contract on trust management of Valday PTMR
7906000263	Settlements under contract on trust management of Nizhny Novgorod PTMR
7906000264	Settlements under contract on trust management of Priokskoye PTMR
7906000300	Settlements under contract on trust management of IA MES of North-West
7906000301	Settlements under contract on trust management of Bryansk PMES
7906000302	Settlements under contract on trust management of Vyborg PMES
7906000303	Settlements under contract on trust management of Karelia PMES
7906000304	Settlements under contract on trust management of Leningrad PMES
7906000305	Settlements under contract on trust management of Novgorod PMES
7906000306	Settlements under contract on trust management of Severnoye PMES
7906000340	Settlements under contract on trust management of ATP MES of North-West
7906000350	Settlements under contract on trust management of ИА МЭС ТОиР Северо-Зап
7906000351	Settlements under contract on trust management of Bryansk PTMR
7906000352	Settlements under contract on trust management of Vyborg PTMR
7906000353	Settlements under contract on trust management of Karelia PTMR
7906000354	Settlements under contract on trust management of Leningrad PTMR
7906000355	Settlements under contract on trust management of Novgorod PTMR
7906000356	Settlements under contract on trust management of Санкт-Петербургское ПТ
7906000400	Settlements under contract on trust management of IA MES of Volga
7906000401	Settlements under contract on trust management of Verkhne-Volzhskoye PMES
7906000402	Settlements under contract on trust management of Nizhne-Volzhskoye PMES
7906000403	Settlements under contract on trust management of Samara PMES
7906000404	Settlements under contract on trust management of Sredne-Volzhskoye PMES
7906000405	Settlements under contract on trust management of Samarskoye PMES
7906000406	Settlements under contract on trust management of Nizhegorodskoy PMES
7906000450	Settlements under contract on trust management of IA MES TMR of Volga
7906000451	Settlements under contract on trust management of Verkhne-Volzhskoye PTMR
7906000452	Settlements under contract on trust management of Saratov PTMR
7906000453	Settlements under contract on trust management of Levoberezhnoye PTMR
7906000454	Settlements under contract on trust management of Pravoberezhnoye PTMR
7906000500	Settlements under contract on trust management of IA MES of South
7906000501	Settlements under contract on trust management of Kuban PMES
7906000502	Settlements under contract on trust management of Rostov PMES

7906000503	Settlements under contract on trust management of Stavropol PMES
7906000504	Settlements under contract on trust management of Kaspiysk PMES
7906000505	Settlements under contract on trust management of Sochi PMES
7906000550	Settlements under contract on trust management of IA MES TMR of South
7906000551	Settlements under contract on trust management of Kuban PTMR
7906000552	Settlements under contract on trust management of Rostov PTMR
7906000553	Settlements under contract on trust management of Stavropol PTMR
7906000600	Settlements under contract on trust management of IA MES of Ural
7906000601	Settlements under contract on trust management of Orenburg PMES
7906000602	Settlements under contract on trust management of Perm PMES
7906000603	Settlements under contract on trust management of Sverdlovsk PMES
7906000604	Settlements under contract on trust management of Chelyabinsk PMES
7906000640	Settlements under contract on trust management of ATP MES of Ural
7906000650	Settlements under contract on trust management of IA MES TMR of Ural and West Siberia
7906000700	Settlements under contract on trust management of IA MES of Siberia
7906000701	Settlements under contract on trust management of Zabaikalskoye PMES
7906000702	Settlements under contract on trust management of West-Siberian PMES
7906000703	Settlements under contract on trust management of Krasnoyarsk PMES
7906000704	Settlements under contract on trust management of Kuzbass PMES
7906000705	Settlements under contract on trust management of Omsk PMES
7906000706	Settlements under contract on trust management of Khakasia PMES
7906000707	Settlements under contract on trust management of Tomsk PMES
7906000720	Settlements under contract on trust management of IA MES of West Siberia
7906000721	Settlements under contract on trust management of Khanty-Mansiysk PMES
7906000722	Settlements under contract on trust management of Yamalo-Nenetskoye PMES
7906000723	Settlements under contract on trust management of Tyumen PMES
7906000724	Settlements under contract on trust management of Eastern PMES
7906000725	Settlements under contract on trust management of Central PMES
7906000726	Settlements under contract on trust management of Southern PMES
7906000727	Settlements under contract on trust management of Yamal Nenets PMES
7906000750	Settlements under contract on trust management of IA MES TMR of Siberia
7906000751	Settlements under contract on trust management of Zabaikalsk PTMR
7906000752	Settlements under contract on trust management of Западно-Сибирское ПТОи
7906000753	Settlements under contract on trust management of Kranskoyarsk PTMR
7906000754	Settlements under contract on trust management of Kuzbass PTMR
7906000755	Settlements under contract on trust management of Omsk PTMR
7906000756	Settlements under contract on trust management of Khakasia PTMR
7906000800	Settlements under contract on trust management of IA MES of East
7906000801	Settlements under contract on trust management of Amur PMES
7906000802	Settlements under contract on trust management of Primorsk PMES
7906000803	Settlements under contract on trust management of Khabarovsk PMES
7906000804	Settlements under contract on trust management of PRP MES of East
7906000806	Settlements under contract on trust management of OSP MES of East
7906000850	Settlements under contract on trust management of IA MES TMR of East
7906000851	Settlements under contract on trust management of Amur PTMR
7906000852	Settlements under contract on trust management of Primorsk PTMR
7906000853	Settlements under contract on trust management of Khabarovsk PTMR
7906000854	Settlements under contract on trust management of PRP MES PTMR of East
7906001100	Settlements under contract on trust management of Executive Office
7906001250	Settlements under contract on trust management of ATP Center
7906001252	Settlements under contract on trust management of Chernozemnoye PMES
7906001253	Settlements under contract on trust management of Volgo-Okskoye PMES
7906001255	Settlements under contract on trust management of Volgo-Donskoye PMES
7906001256	Settlements under contract on trust management of Vologodskoye

7906001259	Settlements under contract on trust management of Moscow
7906001260	Settlements under contract on trust management of Verkhne-Donskoye
7906001261	Settlements under contract on trust management of Valdayskoye
7906001263	Settlements under contract on trust management of Nizhegorodskoye
7906001264	Settlements under contract on trust management of Priokskoye
7906001350	Settlements under contract on trust management of West Sibercian Administration
7906001351	Settlements under contract on trust management of Bryansk
7906001352	Settlements under contract on trust management of Vyborg
7906001353	Settlements under contract on trust management of Karelia
7906001355	Settlements under contract on trust management of Novgorod
7906001356	Settlements under contract on trust management of St. Petersburg
7906001450	Settlements under contract on trust management of Volga Administration
7906001451	Settlements under contract on trust management of Verkhznaya Volga
7906001452	Settlements under contract on trust management of Saratov
7906001453	Settlements under contract on trust management of Levoberezhnoye
7906001454	Settlements under contract on trust management of Pravoberezhnoye
7906001550	Settlements under contract on trust management of South Administration
7906001551	Settlements under contract on trust management of Kuban
7906001552	Settlem Settlements under contract on trust management of Rostov
7906001553	Settlements under contract on trust management of Stavropol
7906001650	Settlements under contract on trust management of Urals and West Siberian Administration
7906001750	Settlements under contract on trust management of Siberian Administration
7906001751	Settlements under contract on trust management of Zabaikalskoye
7906001752	Settlements under contract on trust management of West Siberian
7906001753	Settlements under contract on trust management of Krasnoyarsk
7906001754	Settlements under contract on trust management of Kuzzbass
7906001755	Settlements under contract on trust management of Omsk
7906001756	Settlements under contract on trust management of Khakassiya
7906001840	Settlements under contract on trust management of ATP East
7906001850	Settlements under contract on trust management of Eastern Administration
7906001851	Settlements under contract on trust management of Amur
7906001852	Settlements under contract on trust management of Primorskoye
7906001853	Settlements under contract on trust management of Khabarovsk
7906002900	Settlements under contract on trust management of IA ESS
7906002901	Settlements under contract on trust management of Southern SPB
7906002902	Settlements under contract on trust management of Mikhailovskaya SPB
7906002903	Settlements under contract on trust management of Novgorodskaya SPB
7906002904	Settlements under contract on trust management of Novosibirsk SPB
7906002905	Settlements under contract on trust management of Middle Volga SPB
7906002906	Settlements under contract on trust management of Elektrosetremont SPB
7906002907	Settlements under contract on trust management of West Siberian SPB
7906002908	Settlements under contract on trust management of Urals SPB
7906003100	Settlements under contract on trust management of TSIUS IA
7906003200	Settlements under contract on trust management of TSIUS Central Administration
7906003300	Settlements under contract on trust management of TSIUS North Western Administration
7906003400	Settlements under contract on trust management of TSIUS Volga Administration
7906003500	Settlements under contract on trust management of TSIUS Southern Administration
7906003600	Settlements under contract on trust management of TSIUS Urals Administration
7906003700	Settlements under contract on trust management of TSIUS Siberia
7906003720	Settlements under contract on trust management of TSIUS West Siberia
7906003800	Settlements under contract on trust management of TSIUS East
7906009900	Settlements under contract on trust management of Electroset-service
7906009901	Settlements under contract on trust management of Yuzhnaya SPB
7906009902	Settlements under contract on trust management of Mikhailovskaya SPB

7906009903	Settlements under contract on trust management of Novgorod SPB
7906009904	Settlements under contract on trust management of Novosibirsk SPB
7906009905	Settlements under contract on trust management of Sredne-Volzhskaya SPB
7906009906	Settlements under contract on trust management of SPB Electrosetremont
7906009907	Settlements under contract on trust management of SPB Bely Rast
7906009908	Settlements under contract on trust management of Beskudnikovsky SPB
7988880100	Roll off balances of merged subdivisions IA FGC UES
7988880200	Roll off balances of merged subdivisions MES of Center
7988880202	Roll off balances of merged subdivisions Chernozemskoye PMES
7988880203	Roll off balances of merged subdivisions .Volgo-Okskoye PMES
7988880205	Roll off balances of merged subdivisions .Volgo-Donskoye PMES
7988880206	Roll off balances of merged subdivisions .Vologda PMES
7988880209	Roll off balances of merged subdivisions .PME of Center
7988880210	Roll off balances of merged subdivisions .Verkhne-Donskoye PMES
7988880211	Roll off balances of merged subdivisions .Valday PMES
7988880213	Roll off balances of merged subdivisions .Nizhniy Novgorod PMES
7988880214	Roll off balances of merged subdivisions .Prioksky PMES
7988880300	Roll off balances of merged subdivisions .MES of North-West
7988880301	Roll off balances of merged subdivisions .Bryansk PMES
7988880303	Roll off balances of merged subdivisions Karelia PMES
7988880304	Roll off balances of merged subdivisions .Leningrad PMES
7988880400	Roll off balances of merged subdivisions .MES of Volga
7988880402	Roll off balances of merged subdivisions Nizhne-Vlzhskaya PMES
7988880404	Roll off balances of merged subdivisions Sredne-Volzhskaya PMES
7988880500	Roll off balances of merged subdivisions MES of South
7988880501	Roll off balances of merged subdivisions .Kuban PMES
7988880502	Roll off balances of merged subdivisions Rostov PMES
7988880504	Roll off balances of merged subdivisions Kaspiysk PMES
7988880600	Roll off balances of merged subdivisions .MES of Ural
7988880602	Roll off balances of merged subdivisions .Perm PMES
7988880603	Roll off balances of merged subdivisions .Sverdlovsk PMES
7988880604	Roll off balances of merged subdivisions .Yuzhno-Uralskie PMES
7988880700	Roll off balances of merged subdivisions .MES of Siberia
7988880701	Roll off balances of merged subdivisions .Zabaykalsk PMES
7988880702	Roll off balances of merged subdivisions .West-Siberian PMES
7988880703	Roll off balances of merged subdivisions Krasnoyarsk PMES
7988880704	Roll off balances of merged subdivisions .Kuzbass PMES
7988880705	Roll off balances of merged subdivisions .Omsk PMES
7988880706	Roll off balances of merged subdivisions .Khakasia PMES
7988880707	Roll off balances of merged subdivisions .Tomsk PMES
7988880720	Roll off balances of merged subdivisions .MES of West Siberia
7988880800	Roll off balances of merged subdivisions .MES of East
7988880801	Roll off balances of merged subdivisions .Amur PMES
7988880802	Roll off balances of merged subdivisions Primorsk PMES
7988880803	Roll off balances of merged subdivisions .Khabarovsk PMES
7989999999	Roll off balances of merged subdivisions .IA
8001000000	Capital - ordinary shares
8002000000	Capital - preferential shares
8101000000	Own bought out shares — ordinary
8101010000	Own bought out shares — ordinary (restructuring)
8102000000	Own bought out shares — preferential
8102010000	Own bought out shares — preferential (restructuring)
8201000000	reserve capital, created in accordance with the law
8201010000	reserve capital, created in accordance with the law on restructuring

8202000000	reserve capital, created in accordance with regulatory documents
8202010000	reserve capital, created in accordance with regulatory documents on restructuring
8301000000	increase of additional capital as a result of revaluation.
8301010000	increase of additional capital as a result of revaluation of fixed assets
8301020000	increase of additional capital as a result of revaluation of other assets
8302010000	Issue revenue — ordinary shares
8302020000	Issue revenue — preferential shares
8303000000	Values received free of charge
8304000000	Increase of additional capital for VAT under contribution of FA to the charter capital
8305000000	Additional capital on restructuring
8401000000	Retained earning (uncovered loss)
8401010000	Retained earning (uncovered loss) of prior years
8401010100	profit non-distributed (uncovered loss) of past years prior to approval by the General meeting of shareholders
8401010200	profit non-distributed (uncovered loss) of past years after approval by the General meeting of shareholders
8401010300	profit non-distributed (uncovered loss) on restructuring
8401010400	profit non-distributed (uncovered loss) of past years (changes in UP or RAR)
8401020000	profit non-distributed (uncovered loss) of current period
8401020100	profit non-distributed (uncovered loss) of current period on restructuring
8403000000	FA markdown
8601000000	Target financing received
8602000000	Target financing paid
9010101111	profit from sale of services related to transfer of power energy on UNEG (18%)
9010101121	profit from sale of services related to transfer of power energy on UNEG (0%)
9010101131	profit from sale of services related to transit of power energy on UNEG (VAT exclusive)
9010101201	profit from sale of services related to connecting to UNEG
9010102111	agency remuneration for collecting funds related to transfer of power energy on UNEG
9010102121	agency remuneration for carrying out of settlements on RTD SA UNEG
9010102131	agency remuneration for realisation of investment program
9010102141	agency remuneration for fund raising on lease agreements of SA UNEG
9010102201	other agency remuneration
9010102301	profit from lease of property
9010102401	remuneration from sale of services related to transfer of power energy on Inter RAO
9010102501	remuneration from sale of services related to transfer of power energy outside UNEG
9010102601	trust management of shares
9010102701	Profit on other types of activity
9010102711	Profit on OPH
9010102801	Profit from realisation of services on RTD objects of last mile
9010102901	Profit from realisation of goods
9010103101	Revenue from construction
9010202001	Other ordinary income
9010211011	Profit from realisation of services on RTD electric grids
9010211021	Profit from realisation of services on RTD objects of last mile
9010211091	Profit from sale of other services
9010212011	Income from property leased to
9010212031	Revenue from trust management of shares
9010212111	Agency remuneration for fund raising related to transfer of power energy on UNEG
9010212121	Agency remuneration for carrying out of settlements on transfer of power energy on UNEG
9010212131	Agency remuneration for realisation of investment program
9010212141	Agency remuneration for fund raising on lease agreement of RTD SA UNEG
9010212151	Agency remuneration for collecting payments for connecting to MSK
9010212191	Other agency remuneration
9010212211	Income on transit of power of Inter RAO (VAT 18%)
9010212221	Income on transit of power of Inter RAO (VAT 0%)

9010212231	Income on transit of power of Inter RAO (VAT exclusive)
9010212991	Revenue from sale of other industrial services
9010220001	Revenue from sale of other non industrial services
9010230011	Revenue from sale of goods
9010240011	Revenue from external construction
9010990001	Other ordinary income
9019999990	Closing of revenue
9020101101	S/S of sale of services on powe transmission on UNEG
9020101201	S/S of sale of services on powe connecting to UNEG
9020102101	Expenses on agency activity
9020102111	expenses related to agency agreement for carrying out of settlements on transfer of power energy on UNEG
9020102121	expenses related to agency agreement collecting fund on RTD SA UNEG
9020102131	expenses related to agency agreement for realisation of investment program
9020102141	expenses related to agency agreement for fund raising on lease agreement of RTD SA UNEG
9020102201	Expenses related to other agency agreements
9020102301	expenses related to lease of property
9020102401	expenses related to realisation of services related to transfer of power energy to Inter RAO
9020102501	expenses related to realisation of services on RTD of power grids not being UNEG
9020102601	expenses related to trust management of shares
9020102701	Production cost on other types of activity
9020102711	Production cost on OPH services
9020102801	cost of services’ sale on RTD objects of the last mile
9020102901	cost of goods’ sale
9020103101	Cost of construction of facilities
9020202001	other ordinary expenses
9020211011	Expenses related to services on RTD of electric grids
9020211021	cost of services’ sale on RTD objects of the last mile
9020211091	Cost of services of other core production services
9020212011	Expenses on property leased to
9020212021	Expenses on services on Inter RAO electric power transit
9020212031	Cost of sale of stock trust management services
9020212101	Expenses on agency activity
9020212991	С/с реал. других непрофильных пром. услуг
9020220001	Cost of services of other non-core production services
9020230011	Cost of sale of goods
9020240011	Cost of sale of external construction
9020300001	Commercial expenses
9020400001	Managerial costs
9020400011	Non-distributed managerial costs
9020990001	Other ordinary expenses
9029999990	Closing of cost of sale
9030101111	VAT on sale of services related to transfer of power energy on UNEG (18%)
9030101121	VAT on sale of services related to transfer of power energy on UNEG (0%)
9030101131	VAT on sale of services related to transfer of power energy on UNEG (exclusive VAT)
9030101201	VAT on sale of services related to connecting to UNEG
9030102111	VAT on agency remuneration for service of UNEG objects
9030102121	VAT on agency remuneration for carrying out of settlements on RTD SA UNEG
9030102131	VAT on agency remuneration for realisation of investment program
9030102141	VAT on agency remuneration for fund raising on lease agreements of RTD UNEG
9030102201	VAT on other agency remuneration
9030102301	VAT on profit from lease of property
9030102401	VAT on realization of services related to transfer of power energy to Inter RAO
9030102501	VAT on realization of services related to RTD power grids outside UNEG
9030102601	VAT on trust management of shares

9030102701	VAT on other types of activity
9030102711	VAT on OPH services
9030102801	VAT on realization of services on RTD objects of the last mile
9030102901	VAT on realization of goods
9030103101	VAT on constructon of facilities
9030202001	VAT on other ordinary income
9030211011	VAT on realization of services related to RTD power grids
9030211021	VAT on realization of services on RTD objects of the last mile
9030211091	VAT on other core production services
9030212011	VAT on income fromproperty leased to
9030212031	VAT on stock trust management
9030212111	VAT on agency remuneration for fund raising related to transfer of power energy on UNEG
9030212121	VAT on agency remuneration for carrying out of settlements on RTD SA UNEG
9030212131	VAT on agency remuneration for realisation of investment program
9030212141	VAT on agency remuneration for fund raising on lease agreements of RTD UNEG
9030212151	VAT on agency agreements for raising funds for connecting to MSK
9030212191	VAT on other agency fee
9030212211	VAT on income from Inter RAO power transit (18%)
9030212991	VAT on sale of other non-core production services
9030220001	VAT on other non-production services
9030230011	VAT on sale of goods
9030240011	VAT on external construction
9030990001	VAT on other ordinary income
9039999990	Closing of VAT on sale
9090102100	Profit (loss) from sale under agency activity
9090102301	Profit (loss) from property leased to
9090102401	Profit (loss) from sale of services on Iter RAO power transmission
9090102501	Profit (loss) from sale of services of RTD electric grids outside UNEG
9090102601	profit (loss) from trust management of shares
9090102701	profit (loss) from sale on other types of activity
9090102711	profit (loss) from OPH
9090102901	Profit (loss) from sale of goods
9090103101	profit (loss) from external construction
9090202001	profit (loss) from other ordinary income
9090211011	profit (loss) from sale of services on RTD on electric grids
9090211021	profit (loss) from realisation of services related to RTD objects of the last mile
9090212021	profit (loss) from realisation of services related to transfer of power energy on RAO Inter
9090212031	profit (loss) from trust management of shares
9090240011	profit (loss) from external construction
9090300000	profit (loss) from commercial and administrative expenses
9090300001	profit (loss) from commercial and administrative expenses
9090990001	profit (loss) from other ordinary income
9099999991	profit (loss) from from sale (sales a nd VAT)
9099999992	profit (loss) from from sale (cost of sales))
9100000010	Balance of other income|expenses
9110010012	profit from participatory interest in Russian companies (>365 days and > 500 g.r.)
9110010020	profit from participatory interest in foreign companies
9110010022	profit from participatory interest in foreign companies (>365 days and >500 t)
9110010112	profit from participatory interest in other Russian organizations
9110010120	profit from participatory interest in other foreign organizations
9110010130	Income on contract SD
9110021101	Income from sale of FA
9110021201	Income from sale NKS
9110021301	Income from sale of material ssets

9110021311	Income from sale nonferrous scrap
9110021401	profit from sale of securities (traded on WM of the Central Bank)
9110021411	profit from sale of securities (not traded on WM of the Central Bank)
9110021421	profit from sale of promissory notes
9110021431	profit from sale of other securities
9110021441	Payment for goods an services (sales) by promissory note
9110021451	profit from sale of promissory notes
9110021501	profit from sale of apartments
9110021601	profit from sale of intangivble assets
9110022102	Income in the form of property received as purpose financing
9110022212	profit of organisation, if the charter capital of receiving party consists at 50% from contribution of transferring party (FA and non-material assets)
9110022222	profit of organisation, if the charter capital of receiving party consists at 50% from contribution of transferring party (except FA and non-material assets)
9110022232	profit of organisation, if the charter capital of transferring party consists at 50% from contribution of receiving party (FA and non-material assets)
9110022242	profit of organisation, if the charter capital of transferring party consists at 50% from contribution of receiving party (except FA and non-material assets)
9110022251	Other property received free of charge
9110023001	revenue as value of surpluses of C&M and other property, which were revealed as a result of inventory
9110024001	revenue as value of C&M, received at liquidation of fixed assets
9110031001	profit from providing the rights to use on the results of intellectual property
9110032001	profit from providing the rights to use on the results of intellectual property (net of VAT)
9110041001	interest, received on bank account
9110041201	interest, received on bank deposit
9110042011	interest, received on credit agreements
9110042021	interest, received on loan agreements in non-moneytary form
9110042030	interest, received on promissory notes
9110042041	interest, received on bonds
9110042051	interest, received on state securities
9110042061	Discount interest, received on other promissory notes
9110042091	interest, received on other securities
9110050001	insurance at occurrence of insured event
9110061001	Income in the form of sanctions for contractual obligations breach
9110062001	Income in the form of payables written-off
9110063001	Income in the form of provision amounts restored (doubtful debts)
9110063012	Income in the form of provision amounts restored (decrease in value ofmaterial assets)
9110063022	Income in the form of provision amounts restored (securities impairment)
9110064100	Exchange difference income under contracts in foreign currency (revaluation)
9110064101	Exchange difference income under contracts in foreign currency
9110064201	Exchange difference income under contracts in foreign currency
9110065010	Income of previous years identified in the reporting period (other)
9110065020	Income of previous years — fixed assets
9110065032	Income of previous years, identified in the reporting period not accounted for fo taxation purposes
9110065040	Income of previous years, identified in the reporting period special clothes
9110065050	Income of previous years, identified in the reporting period property insurance
9110065060	Income of previous years, identified in the reporting period employees insurance
9110065070	Income of previous years, identified in the reporting period other RPB
9110065080	Income of previous years — intangible assets
9110065090	Income of previous years — R&D
9110065100	Income of previous years — VAT on losses of prior years
9110066101	Revenues from transactions on purchase-sale of foreign currency
9110066202	Revenues from re-valuation of securities on market value
9110066302	Revenues as interest, received from budget and non-budgetary funds
9110066402	Taxes subject to return from budget

9110066501	Other revenue on insured event occurrence
9110066602	Revenue on difference between cost of shares repurchased and nominal value of shares
9110066991	other revenue, accepted for purposes of Tax Accounting
9110066992	other revenue, not accepted for purposes of Tax Accounting
9119999990	Closing of other income
9120010000	Depreciation of property, not involved in principal activity
9120021001	Poperty tax
9120022001	Land tax
9120023001	Transport tax
9120029991	Other taxes and dues on other expenses
9120029992	Other taxes and dues on other expenses, not accepted for Tax Accounting purposes
9120031110	Net book value of fixed assets sold
9120031121	Expenses for sale of fixed assts
9120031122	Expenses on sale of fixed assets not accepted for Tax Accounting purposes
9120031131	VAT on fixed assets sold
9120031211	Book value of NKS sold
9120031212	Book value of NKS sold not accepted for Tax Accounting purposes
9120031221	Expenses on sale of NKS
9120031222	Expenses on sale of NKS not accepted for Tax Accounting purposes
9120031231	VAT on NKS sold
9120031310	Cost of special closed sold (accounting purposes)
9120031311	Cost of sold material assets (except for special closed sold (accounting purposes)
9120031312	Cost of sold material assetsv not accepted for Tax Accounting purposes
9120031321	Expenses related to sale of material assets
9120031322	Expenses related to sale of material assets not accepted for Tax Accounting purposes
9120031331	VAT on material assets sold
9120031341	Cost of nonferrous scrap sold accepted for Tax Accounting purposes
9120031342	Cost of nonferrous scrap sold not accepted for Tax Accounting purposes
9120031351	Expenses related to sale of nonferrous scrap accepted for Tax Accounting purposes
9120031352	Expenses related to sale of nonferrous scrap not accepted for Tax Accounting purposes
9120031411	Cost of promissory notes repaid
9120031412	Cost of securities sold not accepted for tax purposes
9120031413	Cost of securities sold
9120031421	expenses, related to securities’ realisation, accepted for Tax Accounting purposes
9120031422	expenses, related to securities’ realisation, not accepted for Tax Accounting purposes
9120031431	expenses, related to non-traded securities’ realisation, accepted for Tax Accounting purposes
9120031432	expenses, related to non-traded securities’ realisation, not accepted for Tax Accounting purposes
9120031441	Expenses related to promissory ntes sale, accepted for Tax Accounting purposes
9120031442	Expenses related to promissory ntes sale, accepted for Tax Accounting purposes
9120031451	expenses, related to other traded securities’ realisation, accepted for Tax Accounting purposes
9120031452	expenses, related to other traded securities’ realisation, not accepted for Tax Accounting purposes
9120031461	expenses, related to other non-traded securities’ realisation, accepted for Tax Accounting purposes
9120031462	expenses, related to other non-traded securities’ realisation, not accepted for Tax Accounting purposes
9120031471	Payment for goods and services witih promissory note (value of promissory note)
9120031511	Cost of apartments sold
9120031512	Cost of apartments sold not accepted for Tax Accounting purposes
9120031521	Expenses related to sale of apartments
9120031522	Expenses related to sale of apartments not accepted for Tax Accounting purposes
9120031531	VAT on apartments sold
9120031610	Net book value of intangible assets sold
9120031621	Expenses related to intangible assets sold
9120031622	Expenses related to intangible assets sold not accepted for Tax Accounting purposes

9120031631	VAT on intangible assets sold
9120031711	Cost of sold rights on results of intellectual activity (Net of VAT)
9120032110	Net book value of Fixed Assets written off
9120032121	Expenses for liquidation of fixed assets written off
9120032122	Expenses for liquidation of fixed assets written off not accepted for Tax Accounting purposes
9120032211	Book value of NKS written off
9120032212	Book value of NKS written off not accepted for Tax Accounting purposes
9120032221	Expenses on liquidation of NZ written off
9120032222	Expenses on liquidation of NZ written off not accepted for Tax Accounting purposes
9120032311	Cost of material assets written off
9120032312	Cost of material assets written off not accepted for Tax Accounting purposes
9120032321	Expenses related to material assets written off
9120032322	Expenses related to material assets written off not accepted for Tax Accounting purposes
9120032412	value of securities, written off, not accepted for Tax purposes
9120032422	Expenses related to securities written off not accepted for tax purpoaes
9120032431	Cost of previously calculated discount
9120032432	Cost of previously calculated discount not accepted for tax purpoaes
9120033001	works, related to mobilization preparation
9120033002	works, related to mobilization preparation, not accepted for Tax Accounting purposes
9120034102	value of property, transferred free of charge, not accepted for purposes of Tax Accounting
9120034201	operating of objects of communal and social-cultural sphere
9120034202	operating of objects of communal and social-cultural sphere, not accepted for purposes of Tax Accounting
9120034321	Expenses related to granting rights to use the results of intellectual activity
9120034322	Expenses related to granting rights to use the results of intellectual activity not accepted for purposes of Tax Accounting
9120034331	VAT on income from granting rights to use the results of intellectual activity
9120040001	expenses, related to services of banks, except interest charges
9120040002	expenses, related to services of banks, except interest charges, not accepted for purposes of Tax Accounting
9120051101	interest charges on long-term credits
9120051102	interest charges on long-term credits, not accepted for purposes of Tax Accounting
9120051111	interest charges on long-term credits received for provising loans
9120051112	interest charges on long-term credits, received for provising loans not accepted for purposes of Tax Accounting
9120051201	interest charges on long-term loans
9120051202	interest charges on long-term loans, not accepted for purposes of Tax Accounting
9120051211	interest charges on long-term loans received for provising loans
9120051212	interest charges on long-term loans, received for provising loans not accepted for purposes of Tax Accounting
9120051302	interest charges on long-term securities, not accepted for purposes of Tax Accounting
9120051311	interest charges on long-term promissory notes
9120051321	interest charges on long-term bonds
9120051331	interest charges on other long-term securities
9120052101	interest charges on short-term credits
9120052102	interest charges on long-term credits, not accepted for purposes of Tax Accounting
9120052111	interest charges on long-term credits, accepted for purposes of Tax Accounting
9120052112	interest charges on short-term credits, not accepted for purposes of Tax Accounting
9120052201	interest charges on short-term loans
9120052202	interest charges on short -term loans, accepted for purposes of Tax Accounting
9120052211	interest charges on short -term loans, accepted for purposes of Tax Accounting
9120052212	interest charges on long-term loans, received for provising loans not accepted for purposes of Tax Accounting
9120052302	interest charges on short-term securities, not accepted for purposes of Tax Accounting
9120052311	interest charges on short-term promissory notes
9120052321	interest charges on short-term bonds
9120052331	interest charges on other short-term securities

9120061001	expenses, related to emission and service of securities
9120061002	expenses, related to emission and service of securities not accepted for tax purposes
9120062001	expenses, related to service of securities purchased
9120062002	expenses, related to service of securities purchased not accepted for tax purposes
9120071001	deductions to reserve on doubtful debts
9120072002	reserve under depreciation of price of material assets
9120073002	reserves under depreciation of securities
9120081102	material aid on collective agreement and one-time fees, not accepted for purposes of Tax Accounting
9120081202	social payments, not accepted for purposes of Tax Accounting
9120082002	expenses related to payment of trip vouchers or rest, excursions or travels, classes in sport clubs, clubs, attendance of cultural or physical events, not accepted for purposes of Tax Accounting
9120083102	allowances in a single payment to retiring, not accepted for purposes of Tax Accounting
9120083202	allowances in a single payment to anniversary dates, not accepted for purposes of Tax Accounting
9120084002	expenses related to payment of flats for employees, not accepted for purposes of Tax Accounting
9120091001	expenses related to penalties and other sanctions for violation of agreements
9120091002	expenses related to penalties and other sanctions for violation of agreements, accepted for purposes of Tax Accounting
9120092001	writing off of overdue irretrievable debtor indebtedness
9120092002	writing off of overdue irretrievable debtor indebtedness, not accepted for purposes of Tax Accounting
9120100111	damage from natural hazards, fires, accidents and other emergencies (except fixed assets and special clothes second second-handed), accepted for Tax Accounting
9120100112	damage from natural hazards, fires, accidents and other emergencies (except fixed assets and special clothes second second-handed), not accepted for Tax Accounting
9120100120	writing off of residual value of fixed assets at emergencies
9120100130	writing off of residual value of special clothes at emergencies
9120110110	expenses in the form of sum and exchange differences (revaluation)
9120110111	expenses in the form of exchange differences on contracts in foreign currency, accepted for Tax Accounting
9120110112	expenses in the form of exchange differences on contracts in foreign currency, not accepted for Tax Accounting
9120110121	expenses in the form of exchange differences on contracts in foreign currency, accepted for Tax Accounting
9120110122	expenses in the form of exchange differences on contracts in foreign currency, not accepted for Tax Accounting
9120110131	VAT on income in the form of exchange differences
9120110201	court expenses and arbitration fees
9120110202	court expenses and arbitration fees not accepted for Tax Accounting
9120110312	expenses to sport events, not accepted for purposes of Tax Accounting
9120110322	expenses to cultural events, not accepted for purposes of Tax Accounting
9120110332	expenses to corporate events, not accepted for purposes of Tax Accounting
9120110412	expenses on charity, not accepted for purposes of Tax Accounting
9120110422	expenses to voluntary contributions, not accepted for purposes of Tax Accounting
9120110511	expenses related to R&D with negative result
9120110512	expenses related to R&D with negative result, not accepted for purposes of Tax Accounting
9120110521	expenses related to DEW with negative result
9120110522	expenses related to DEW with negative result, not accepted for purposes of Tax Accounting
9120110601	expenses in the form of shortfall of material assets in production, losses from theft
9120110602	expenses in the form of shortfall of material assets in production, losses from theft, not accepted for purposes of Tax Accounting
9120110610	expenses in the form of shortfall of special clothes second-handed in production, losses from theft
9120110711	VAT non-refundable accepted for Tax Accounting
9120110712	VAT non-refundable not accepted for Tax Accounting
9120110722	VAT on transfer of property free of charge and providing of services free of charge
9120110732	VAT on export (documents not available on 181st day)

9120110741	VAT non-refundable on non-taxable activity
9120110810	losses of past periods, except fixed assets, special clothes, insurance
9120110820	losses of past periods — fixed assets
9120110830	losses of past periods — intangible assets
9120110832	losses of past periods not accepted for Tax Accounting
9120110840	losses of past periods — special clothes
9120110850	losses of past periods — property insurance
9120110860	losses of past periods — employees insurance
9120110870	losses of past periods — other RBP
9120110880	losses of past periods — R&D
9120110892	losses of past periods — VAT without revenue
9120110900	Net book value of fixed assets disposed in the result of theft
9120111001	Other expenses on ccidents and emergencies, accepted for tax purposes
9120111002	Other expenses on ccidents and emergencies, not accepted for tax purposes
9120111112	negative difference, received from revaluation of securities on market value, not accepted for purposes of Tax Accounting
9120111121	contributions, paid to non-commercial organisations
9120111122	contributions, paid to non-commercial organisations, not accepted for purposes of Tax Accounting
9120111131	expenses, related to obtaining of loan funds
9120111132	expenses, related to obtaining of loan funds, not accepted for purposes of Tax Accounting
9120111140	residual value of special clothes and equipment, written off prior to expiry of the term of beneficial use
9120111151	Expenses on transactions on purchase, sale of foreign currency
9120111152	expenses, related to purchase-sale of currency, not accepted for purposes of Tax Accounting
9120111162	expenses, transferred to trade unions, not accepted for purposes of Tax Accounting
9120111171	expenses, related to land improvement
9120111172	expenses, related to land improvement, not accepted for purposes of Tax Accounting
9120111182	expenses, related to writing off of material assets of non-industrial character, worn out
9120111191	Other expenses
9120111192	other expenses, not accepted for purposes of Tax Accounting
9120111193	Expenses on contract on SD not accepted for tax purposes
9120111201	VAT on other income (on revenue) accepted for tax purposes
9120111202	VAT on other income
9120111212	VAT on other income (expenses)
9120111221	Expenses related to loans issued in the form of monetary assets, accepted for tax purposes
9120111222	Expenses related to loans issued in the form of monetary assets, not accepted for tax purposes
9120111231	Expenses related to loans issued in the form of non-monetary assets, accepted for tax purposes
9120111232	Expenses related to loans issued in the form of non-monetary assets, not accepted for tax purposes
9120111251	Expenses on differences between purchased valueof shares purchased and nominal value, accepted for tax purposes
9120111252	Expenses on differences between purchased valueof shares purchased and nominal value, not accepted for tax purposes
9120111321	VAT on income of prior years identified in the reporting year accepted for tax purposes
9120111322	VAT on income of prior years identified in the reporting year not accepted for tax purposes
9129900001	Closing of other expenses (except for VAT on other income)
9129900002	Closing of VAT on other income
9199999991	Profit (loss) on other income and expenses (income and VAT)
9199999992	Profit (loss) on other income and expenses (expenses)
9401000000	shortfalls from losses and deterioration of materials/ guilty persons were not recognized
9402000000	shortfalls of fixed assets/ guilty persons were not recognized/ act of the state body
9403000000	shortfalls of fixed assets/ guilty persons were not recognized
9404000000	shortfalls of fixed assets/ guilty persons were recognized
9405000000	shortfalls of materials/ guilty persons were not recognized/ act of the state body
9406000000	shortfalls of materials/ guilty persons were recognized
9407000000	shortfalls of materials/ guilty persons were not recognized

9408000000	shortfalls of other property/ guilty persons were not recognized/ act of the state body
9409000000	shortfalls of other property/ guilty persons were recognized
9410000000	shortfalls of special clothes/ guilty persons were not recognized
9411000000	shortfalls of special clothes/ guilty persons were recognized
9412000000	shortfalls of special clothes/ guilty persons were not recognized/ act of the state body
9600000000	reserves of future expenses and payments
9701000000	Deferred expenses on software
9702000000	Deferred expenses on insurance agreements
9703000000	Deferred expenses on expenses related labour payment
9704000000	Deferred expenses on licenses, except software, short term.
9709000000	Deferred expenses — other, short term
9711000000	Deferred expenses on software, long term.
9712000000	Deferred expenses on insurance agreements, long-term.
9714000000	Deferred expenses on licenses, except software, long term.
9719000000	Deferred expenses — other, long term
9801000000	Income received on account of future periods
9802000000	Free of charge receipts
9803000000	future entries of indebtedness on shortfalls, revealed within past years
9804000000	difference between the sum, subject to charging from guilty persons, and balance value on shortfalls and values
9805000000	Negative goodwill
9901000000	profit and losses from core activity
9902000000	profit and losses from other activity
9905010000	permanent tax liability
9905020000	Conditional revenue/expenses on profit tax
9905030000	Correction of profit tax of past reporting periods
9906010000	Penalties on profit tax
9906020000	Penalties on VAT
9906030000	Penalties on property tax
9906040000	Penalties on land tax
9906050000	Penalties on other taxes
9907010000	Fines on profit tax
9907020000	Fines on VAT
9907030000	Fines on property tax
9907040000	Fines on land tax
9907050000	Fines on other taxes
9908010000	Penalties on settlements with Social Insurance fund
9908020000	Penalties on pension insurance
9908030000	Penalties on obligatory medical insurance
9908040000	Penalties on obligatory social insurance from accident
9909010000	Fines, penalties and other sanctions on settlements with Social Insurance Fund
9909020000	Fines, penalties and other sanctions on Pension insurance
9909030000	Fines, penalties and other sanctions on obligatory medical insurance
9909040000	Fines, penalties and other sanctions on obligatory social insurance from accidents
9955030000	Adjustment of profit tax of prior reporting periods
9999999990	closing of penalties and fines
D600101000	Suppliers of materials (short term (Dt)
D600101010	Suppliers of materials — subsidiary and affiliated companies (short term (Dt)
D600102000	Suppliers of services (short term (Dt)
D600102001	Suppliers of services in foreign currency — subsidiary/affiliated companies (Dt)
D600102010	Suppliers of services - subsidiary and affiliated companies (short term (Dt)
D600102100	Suppliers of services in foreign currency — short term (Dt)
D600103000	Suppliers of fixed assets (short term (Dt)
D600103001	Suppliers of fixed assets in foreign currency (short term (Dt)
D600103010	Suppliers of fixed assets (short term (Dt) subsidiary and affiliated companies

D600104000	Building contractors (short-term, Dt)
D600104010	Building contractors (short-term, Dt) subsidiary and affiliated companies
D600105000	Repair contractors (short-term, Dt)
D600105010	Repair contractors (short-term, Dt) subsidiary and affiliated companies
D600106000	Suppliers of materials and equipment on capital construction (short term (Dt)
D600106010	Suppliers of materials and equipment on capital construction (short term (Dt) subsidiary and affiliated companies
D600107000	Suppliers of electric and heat power (short term (Dt)
D600107010	Suppliers of electric and heat power (short term (Dt) subsidiary and affiliated companies
D600108000	Suppliers on agency activity short-term, Dt
D600108010	Suppliers on agency activity short-term, Dt subsidiary and affiliated companies
D600111000	Suppliers of other fuels short-term, Dt
D600111010	Suppliers of other fuels short-term, Dt subsidiary and affiliated companies
D601101000	Suppliers of materials (long term (Dt)
D601101010	Suppliers of materials — subsidiary and affiliated companies (long term (Dt)
D601102000	Suppliers of services (long term (Dt)
D601102001	Suppliers of services in foreign currency — subsidiary/affiliated companies (Dt)
D601102010	Suppliers of services (long term (Dt) subsidiary and affiliated companies
D601103000	Suppliers of fixed assets (long term (Dt)
D601103010	Suppliers of fixed assets (long term (Dt) subsidiary and affiliated companies
D601104000	Building contractors (long -term, Dt)
D601104010	Building contractors (long -term, Dt) subsidiary and affiliated companies
D601105000	Repair contractors (long -term, Dt)
D601105010	Repair contractors (long -term, Dt) subsidiary and affiliated companies
D601106000	Suppliers of materials and equipment on capital construction (long term (Dt)
D601106010	Suppliers of materials and equipment on capital construction (long term (Dt) subsidiary and affiliated companies
D601107000	Suppliers of electric and heat power (long term (Dt)
D601107010	Suppliers of electric and heat power (long term (Dt) subsidiary and affiliated companies
D601108000	Suppliers on agency activity long -term, Dt
D601108010	Suppliers on agency activity long -term, Dt subsidiary and affiliated companies
D601111000	Suppliers of other fuels long -term, Dt
D601111010	Suppliers of other fuels long -term, Dt subsidiary and affiliated companies
D620101000	Settlements on core activity (short-term, Dt)
D620101010	Settlements on core activity (short-term, Dt) subsidiary/affiliated companies
D620102000	Settlements on other activity (short-term, Dt)
D620102010	Settlements on other activity (short-term, Dt) subsidiary/affiliated companies
D621101000	Settlements on core activity (long -term, Dt)
D621101010	Settlements on core activity (long -term, Dt) subsidiary/affiliated companies
D621102000	Settlements on other activity (long -term, Dt)
D621102010	Settlements on other activity (long -term, Dt) subsidiary/affiliated companies
D680100000	Individual income tax (tax) Dt
D680101000	Individual income tax (fine) Dt
D680102000	Individual income tax (penalty) Dt
D680200000	Settlements on VAT Dt
D680205300	VAT from advance payments confirmed
D680206000	VAT to be reimbursed
D680208100	Fines on VAT Dt
D680208200	Penalties on VAT, Dt
D680209000	Adjustment to VAT, Dt
D680301000	Profit tax to federal budget Dt
D680301010	Fine on Profit tax to federal budget Dt
D680301020	Penalty on Profit tax to federal budget Dt
D680301100	Profit tax to federal budget paid outside of Russian federation Dt
D680302000	Profit tax to regional budget Dt

D680302010	Fine on Profit tax to regional budget Dt
D680302020	Penalty on Profit tax to regional budget Dt
D680302100	Profit tax to regional budget paid outside of Russian federation Dt
D680303000	Profit tax to local budget Dt
D680303010	Fine on Profit tax to local budget Dt
D680303020	Penalty on Profit tax to local budget Dt
D680303100	Profit tax to local budget paid outside of Russian federation Dt
D680400000	Property tax Dt
D680401000	Property tax to regional budget Dt
D680401010	Fine on Property tax to regional budget Dt
D680401020	Penalty on Property tax to regional budget Dt
D680402000	Property tax to local budget Dt
D680402010	Fine on Property tax to local budget Dt
D680402020	Penalty on Property tax to local budget Dt
D680600000	Corporate withholding tax Dt
D680800000	Payments for environmental emission (tax) Dt
D680801000	Payments for environmental emission (fine) Dt
D680802000	Payments for environmental emission (penalty) Dt
D680901000	License fee to federal budget, Dt
D680902000	License fee to regional budget, Dt
D680903000	License fee to local budget, Dt
D681100000	Land tax (tax) Dt
D681101000	Land tax (fine) Dt
D681102000	Land tax (penalty) Dt
D681400000	Transport tax (tax) Dt
D681401000	Transport tax (fine) Dt
D681402000	Transport tax (penalty) Dt
D681600000	Water tax (tax) Dt
D681601000	Water tax (fine) Dt
D681602000	Water tax (penalty) Dt
D681800000	State duty Dt
D682500000	Other taxes Dt
D682501000	Other taxes to federal budget, Dt
D682502000	Other taxes to regional budget, Dt
D682503000	Other taxes to local budget, Dt
D683001000	Money sanctions under art..116-135 of TC RF, DT
D690100000	Settlements on social insurance, Dt
D690101000	Fines and penalties to Social insurance fund (Dt)
D690102000	Penalties to Social insurance fund (Dt)
D690201000	Pension fund to federal budget (14%) Dt
D690202000	Settlements with Pension fund — insurance fund, Dt
D690203000	Settlements with Pension fund — Accumulating fund, DT
D690204000	Fines and penalties to pension fund (Dt)
D690204010	Fines and penalties to pension fund — insurance fund (Dt)
D690204020	Fines and penalties to pension fund — accumulating fund (Dt)
D690205000	Penalties to pension fund — federal budget (Dt)
D690205010	Penalties to pension fund — insurance fund (Dt)
D690205020	Penalties to pension fund - accumulating fund (Dt)
D690301000	Settlements under medical insurance — territorial fund
D690302000	Settlements under medical insurance — federal fund (Dt)
D690303000	Fines and penalties to federal medical insurance fund (Dt)
D690304000	Fines and penalties to territorial medical insurance fund (Dt)
D690305000	Fines to medial insurance fund - territorial fund (Dt)
D690306000	Fines to medial insurance fund - federal fund (Dt)

D690400000	Settlements under social insurance on accidents
D690401000	Fines a nd penalties on social insurance on accidents (Dt)
D690402000	penalties on social insurance on accidents (Dt)
D710000000	Settlements with advance holders (master entry) Dt
D710100000	Settlements with advance holders on other transactions
D710200000	Settlements with advance holders on representation expenses
D710300000	Settlements with advance holders on business trips (Dt)
D710400000	Settlements with advance holders on fuel (Dt)
D730101000	Settlements on loans issued (principal debt) Dt
D730102000	Settlements on loans issued (%) Dt
D730201000	Settlements with employees on damage reimbursement Dt
D730401000	Settlements on other operations of Дз
D760101010	Settlements on obligatory medical insurance — payments (Dt)
D760101011	Settlements on obligatory medical insurance — payments subsidiary and associated companies
D760101020	Settlements on obligatory medical insurance — reimbursement (Dt)
D760101021	Settlements on obligatory medical insurance — reimbursement subsidiary and associated companies
D760102010	Settlements on voluntary medical insurance — payments (Dt)
D760102011	Settlements on voluntary medical insurance — payments subsidiary and associated companies
D760102020	Settlements on voluntary medical insurance — reimbursement (Dt)
D760102021	Settlements on voluntary medical insurance — reimbursement Dividends Dt
D760103000	Settlements on non-state pension insurance Dt
D760103001	Settlements on non-state pension insurance Dt subsidiary and associated companies
D760201000	Settlements on claims in RUR receivable, Dt
D760201001	Settlements on claims in RUR receivable, subsidiary and associated companies
D760202000	Settlements on claims in RUR payable, Dt
D760202001	Settlements on claims in RUR payable, subsidiary and associated companies
D760300000	Dividends and other income Dt
D760301000	Dividends Dt
D760301001	Dividends - Dividends Dt Dt
D760302000	Other income and dividends from foreign organizations Dt
D760400000	Deposited amounts Dt
D760501000	Other settlements with debtors Dt
D760501001	Other settlements with debtors Dt - subsidiary and associated companies
D760502000	Other settlements with creditors Dt
D760502001	Other settlements with creditors Dt - subsidiary and associated companies
D760502010	Other long-term settlements with creditors Dt
D760503000	Calculation on VAT on tax agents Dt
D760504000	Other settlements with debtors om additional issue Dt
D760601000	Other settlements — alimony Dt
D760602000	Other settlements - enforcement order Dt
D760603000	Other settlements — contributions to trade union, Dt
D760801000	Settlements under agency agreements with MMSK and MSKD
D760801001	Settlements under agency agreements with MMSK and MSKD subsidiary and associated companies
D760802000	Settlements under agency agreements — other Dt
D760802001	Settlements under agency agreements — other Dt subsidiary and associated companies
D760802010	Settlements under agency agreements MSK Dt
D760900000	Settlements under fines, penalties received, Dt
D760900001	Settlements under fines, penalties received, Dt subsidiary and associated companies
D761000000	Settlements under financial investments, loans and credits
D761000001	Settlements under financial investments, loans and credits - subsidiary and associated companies
D761100000	Settlements on interest receivable Dt
D761100001	Settlements on interest receivable Dt - subsidiary and associated companies
D761200000	Settlements on other receivable income Dt

D761200001	Settlements on other receivable income Dt. - subsidiary and associated companies
D761301000	Settlements on financial lease (principal amount) Dt
D761301001	Settlements on financial lease (principal amount) - subsidiary and associated companies
D761302000	Settlements on financial lease (%) Dt
D761302001	Settlements on financial lease (%) Dt - subsidiary and associated companies
D761400000	Settlements on operational lease Dt
D761400001	Settlements on operational lease Dt - subsidiary and associated companies
D761500000	Settlements on contract on ordinary partnership Dt
D761600000	Settlements on purpose finance receivable Dt
D761700000	Reallocated settlements Dt
D761700001	Reallocated settlements Dt - subsidiary and associated companies
D761800000	Settlements on non-interest bearing promissory nots (Long-term) Dt
D761800001	Settlements on non-interest bearing promissory nots (Long-term) Dt - subsidiary and associated companies
D761900000	Settlements on non-interest bearing promissory nots (short-term) Dt
D761900001	Settlements on non-interest bearing promissory nots (short-term) Dt - subsidiary and associated companies
F600000000	Outgoing payment APP
INIT000000	Opening balance on account
INIT009921	Opening balance on account Amur MSK
INIT009922	Opening balance on account Yakutsk MSK
INIT009923	Opening balance on account Bryansk MSK
INIT009924	Opening balance on account Smolensk MES
INIT009925	Opening balance on account Yaroslavl MS
INIT009926	Opening balance on account Tver MS
INIT009927	Opening balance on account Mariy El MS
INIT009928	Opening balance on account Chuvashia MS
INIT009929	Opening balance on account Voronezh MSK
INIT009930	Opening balance on account Lipetsk MS
INIT009931	Opening balance on account Tambov MSK
INIT009932	Opening balance on account Astrakhan MS
INIT009933	Opening balance on account Volgograd MS
INIT009934	Opening balance on account Vladimir MS
INIT009935	Opening balance on account Ivanovo MS
INIT009936	Opening balance on account Kostroma MS
INIT009937	Opening balance on account Vologda MS
INIT009938	Opening balance on account Buriatia MES
INIT009939	Opening balance on account Chita MS
INIT009940	Opening balance on account State Holding MSK
INIT009941	Opening balance on account Minority Holding FGC
INIT009942	Opening balance on account RAO UES of Russia
INIT009943	Opening balance on account Karelia MS
INIT009944	Opening balance on account Kolskiye MS
INIT009945	Opening balance on account Dagestan MS
INIT009946	Opening balance on account Krasnoyarsk MS
INIT009947	Opening balance on account Kuban MS
INIT009948	Opening balance on account MES Kuzbassenergo
INIT009949	Opening balance on account Peterburg MS
INIT009950	Opening balance on account Backbone grid company
INIT009951	Opening balance on account MMSK Volga
INIT009952	Opening balance on account MMSK East
INIT009953	Opening balance on account Arkhangelsk MS
INIT009954	Opening balance on account MES Republic of Komi
INIT009955	Opening balance on account MMSK North West
INIT009956	Opening balance on account MMSK Siberia

INIT009957	Opening balance on account MMSK Ural
INIT009958	Opening balance on account MMSK Center
INIT009959	Opening balance on account MMSK South
INIT009960	Opening balance on account Nizhny Novgorod MSK
INIT009961	Opening balance on account Saratov MK
INIT009962	Opening balance on account Omsk MSK
INIT009963	Opening balance on account Orenburg MES
INIT009964	Opening balance on account Kirov MES
INIT009965	Opening balance on account Perm MSK
INIT009966	Opening balance on account Udmurtia MS
INIT009967	Opening balance on account Primorsk MSK
INIT009968	Opening balance on account Kaluga MSK
INIT009969	Opening balance on account Ryazan MSK
INIT009970	Opening balance on account Tula MSK
INIT009971	Opening balance on account MSK Rostovenergo
INIT009972	Opening balance on account Samara MK
INIT009973	Opening balance on account urgan MS
INIT009974	Opening balance on account Sverdlovsk MS
INIT009975	Opening balance on account Mordovia MSK
INIT009976	Opening balance on account Penza MSK
INIT009977	Opening balance on account Ulianovsk MS
INIT009978	Opening balance on account Tomsk MS
INIT009979	Opening balance on account Tyumen MSK
INIT009980	Opening balance on account Khabarovsk MSK
INIT009981	Opening balance on account Tyva MSK
INIT009982	Opening balance on account Khakasia MK
INIT009983	Opening balance on account Chelyabinsk MES
INIT009984	Opening balance on account Belgorod MSK
INIT009985	Opening balance on account Orlov MSK
INIT009986	Opening balance on account Kursk MS
INIT901121	Input_Income from sale of services on power transmission (0%)
J001000000	Fixed assets rented from
J001001000	Plots of land a nd natural resourse objects rented from
J001002000	Buildings rented
J001003000	Constructions and transmitting devices rented from
J001004000	Machinery and equipment rented from
J001005000	Transport rented from
J001006000	Production tools and utility rented from
J001007000	Livestock rented from
J001008000	Multiannual plants rented from
J001009000	Other fixed assets rented from
J001009999	Technical account
J001010000	Rented fixed assets received under leasing
J001011000	Plots of land a nd natural resourse objects rented from (leasing)
J001012000	Buildings rented (leasing)
J001013000	Constructions and transmitting devices rented from (leasing)
J001014000	Machinery and equipment rented from (leasing)
J001015000	Transport rented from (leasing)
J001016000	Production tools and utility rented from (leasing)
J001017000	Livestock rented from (leasing)
J001018000	Multiannual plants rented from (leasing)
J001019000	Other fixed assets rented from (leasing)
J001099999	FA in federat ownership
J002000000	Material assets accepted in custody

J003000000	Materials accepted for processing
J005000000	Equipment for installation
J006000000	Registered high-security frorms (other FI)
J006010000	Registered high-security frorms (other MM)
J007000000	Expensed debt of insolvent debtors
J008000000	Guarantees for obligations and payments received
J009000000	Guarantees for obligations and payments issued
J010000000	Depreciation of fixed assets
J011000000	Fixed assets leased to
J012000000	Registered high-security frorms — promissory notes
J013000000	Agency activity under investment program
J014000000	Intangible assets leased from
J019999999	FA of MSK with value less than RUR 20 ths recorded off balance
J100000000	Return of special clothes second-hand
J210000000	Fixed assets accepted as pledge
J220000000	Securities, fiancnail investments accepted as pledge
J230000000	Other assets accepted as pledge
J300000000	Production and household tools in operation
J400000000	Property given as pledge
J410000000	Fixed assets given as pledge
J420000000	Securities, fiancnail investments given as pledge
J430000000	Other assets given as pledge
J510000001	Increase in Authorized capital from additional issue of shares
J510000002	Increase in Authorized capital from increase in nominal value of shares
J510000003	Increase in Authorized capital from reorganization
J510000004	Increase in Authorized capital from other reasons
J510000005	Increase in additional capital from reassessment of foreign currency
J510000006	Increase in additional capital from changing accounting rules
J510000007	Increase in additional capital fromother reasons
J510000008	Increase in retained earning (loss) from changes in accounting policy
J510000009	Increase in retained earning (loss) from changes in accounting rules
J510000010	Increase in retained earning (loss) from reorganization
J510000011	Increase in retained earning (loss) from other reasons
J520000001	Decrease in Authorized capital from decrease the number of shares
J520000002	Decrease in Authorized capital from decrease in nominal value of shares
J520000003	Decrease in Authorized capital from reorganization
J520000004	Decrease in Authorized capital from other reasons
J520000005	Decrease in additional capital from reassessment of foreign currency
J520000006	Decrease in additional capital from changing accounting rules
J520000007	Decrease in additional capital fromother reasons
J520000008	Decrease in retained earning (loss) from changes in accounting policy
J520000009	Decrease in retained earning (loss) from changes in accounting rules
J520000010	Decrease in retained earning (loss) from reorganization
J520000011	Decrease in retained earning (loss) from other reasons
J610000000	Domestic market (fixed tariff)
J620000000	Domestic market (compensation of losses)
J629999999	Technical account — settlements with customers
J630000000	Export market (fixed tariff)
J640000000	Export market (compensation of losses)
J700000000	Ownerless power transmission lines
J701000000	Base profit (loss) per share
J701001000	Ownerless buildings
J701002000	Ownerless constructions
J701003000	Ownerless transmission devices

J701004000	Ownerless machinery and equipment
J701005000	Ownerless production and household tools
J701006000	Other Ownerless fixed assets
J702000000	Watered profit (loss) per share
K600101000	Suppliers of materials (short term (Cr)
K600101010	Suppliers of materials — subsidiary and affiliated companies (short term (Cr)
K600102000	Suppliers of services (short term (Cr)
K600102001	Suppliers of services in foreign currency — subsidiary/affiliated companies (Cr Cr
K600102010	Suppliers of services - subsidiary and affiliated companies (short term (Cr)
K600102100	Suppliers of services in foreign currency — short term (Cr)
K600103000	Suppliers of fixed assets (short term (Cr)
K600103001	Suppliers of fixed assets in foreign currency (short term (Cr)
K600103010	Suppliers of fixed assets (short term (Cr) subsidiary and affiliated companies
K600104000	Building contractors (short-term, Cr)
K600104010	Building contractors (short-term, Cr) subsidiary and affiliated companies
K600105000	Repair contractors (short-term, Cr)
K600105010	Repair contractors (short-term, Cr) subsidiary and affiliated companies
K600106000	Suppliers of materials and equipment on capital construction (short term (Cr)
K600106010	Suppliers of materials and equipment on capital construction (short term (Cr) subsidiary and affiliated companies
K600107000	Suppliers of electric and heat power (short term (Cr)
K600107010	Suppliers of electric and heat power (short term (Cr) subsidiary and affiliated companies
K600108000	Suppliers on agency activity short-term, Cr
K600108010	Suppliers on agency activity short-term, Cr subsidiary and affiliated companies
K600111000	Suppliers of other fuels short-term, Cr
K600111010	Suppliers of other fuels short-term, Cr subsidiary and affiliated companies
K601101000	Suppliers of materials (long term (Cr)
K601101010	Suppliers of materials — subsidiary and affiliated companies (long term (Cr)
K601102000	Suppliers of services (long term (Cr)
K601102001	Suppliers of services in foreign currency — subsidiary/affiliated companies (Cr)
K601102010	Suppliers of services (long term (Cr) subsidiary and affiliated companies
K601103000	Suppliers of fixed assets (long term (Cr)
K601103010	Suppliers of fixed assets (long term (Cr) subsidiary and affiliated companies
K601104000	Building contractors (long -term, Cr)
K601104010	Building contractors (long -term, Cr) subsidiary and affiliated companies
K601105000	Repair contractors (long -term, Cr)
K601105010	Repair contractors (long -term, Cr) subsidiary and affiliated companies
K601106000	Suppliers of materials and equipment on capital construction (long term (Cr)
K601106010	Suppliers of materials and equipment on capital construction (long term (Cr) subsidiary and affiliated companies
K601107000	Suppliers of electric and heat power (long term (Cr)
K601107010	Suppliers of electric and heat power (long term (Cr) subsidiary and affiliated companies
K601108000	Suppliers on agency activity long -term, Cr
K601108010	Suppliers on agency activity long -term, Cr subsidiary and affiliated companies
K601111000	Suppliers of other fuels long -term, Cr
K601111010	Suppliers of other fuels long -term, Cr subsidiary and affiliated companies
K620101000	Settlements on core activity (short-term, Cr)
K620101010	Settlements on core activity (short-term, Cr) subsidiary/affiliated companies
K620102000	Settlements on other activity (short-term, Cr)
K620102010	Settlements on other activity (short-term, Cr) subsidiary/affiliated companies
K621101000	Settlements on core activity (long -term, Cr)
K621101010	Settlements on core activity (long -term, Cr) subsidiary/affiliated companies
K621102000	Settlements on other activity (long -term, Cr)
K621102010	Settlements on other activity (long -term, Cr) subsidiary/affiliated companies
K680100000	Individual income tax (tax) Cr

K680101000	Individual income tax (fine) Cr
K680102000	Individual income tax (penalty) Cr
K680200000	Settlements on VAT Cr
K680201000	VAT from advance payments confirmed
K680201010	VAT to be reimbursed
K680205020	Fines on VAT Cr
K680205300	Penalties on VAT, Cr
K680207000	Adjustment to VAT, Cr
K680208100	Profit tax to federal budget Cr
K680208200	Fine on Profit tax to federal budget Cr
K680209000	Penalty on Profit tax to federal budget Cr
K680301000	Profit tax to federal budget paid outside of Russian federation Cr
K680301010	Profit tax to regional budget Cr
K680301020	Fine on Profit tax to regional budget Cr
K680301100	Penalty on Profit tax to regional budget Cr
K680302000	Profit tax to regional budget paid outside of Russian federation Cr
K680302010	Profit tax to local budget Cr
K680302020	Fine on Profit tax to local budget Cr
K680302100	Penalty on Profit tax to local budget Cr
K680303000	Profit tax to local budget paid outside of Russian federation Cr
K680303010	Property tax Cr
K680303020	Property tax to regional budget Cr
K680303100	Fine on Property tax to regional budget Cr
K680400000	Penalty on Property tax to regional budget Cr
K680401000	Property tax to local budget Cr
K680401010	Fine on Property tax to local budget Cr
K680401020	Penalty on Property tax to local budget Cr
K680402000	Corporate withholding tax Cr
K680402010	Payments for environmental emission (tax) Cr
K680402020	Payments for environmental emission (fine) Cr
K680600000	Payments for environmental emission (penalty) Cr
K680800000	License fee to federal budget, Cr
K680801000	License fee to regional budget, Cr
K680802000	License fee to local budget, Cr
K680901000	License fee to federal budget, Cr
K680902000	License fee to regional budget, Cr
K680903000	License fee to local budget, Cr
K681100000	Land tax (tax) Cr
K681101000	Land tax (fine) Cr
K681102000	Land tax (penalty) Cr
K681400000	Transport tax (tax) Cr
K681401000	Transport tax (fine) Cr
K681402000	Transport tax (penalty) Cr
K681600000	Water tax (tax) Cr
K681601000	Water tax (fine) Cr
K681602000	Water tax (penalty) Cr
K681800000	State duty Cr
K682500000	Other taxes Cr
K682501000	Other taxes to federal budget, Cr
K682502000	Other taxes to regional budget, Cr
K682503000	Other taxes to local budget, Cr
K683001000	Money sanctions under art..116-135 of TC RF, Cr
K690100000	Settlements on social insurance, Cr
K690101000	Fines and penalties to Social insurance fund (Cr)

K690102000	Penalties to Social insurance fund (Cr)
K690201000	Pension fund to federal budget (14%) Cr
K690202000	Settlements with Pension fund — insurance fund, Cr
K690203000	Settlements with Pension fund — Accumulating fund, Cr
K690204000	Fines and penalties to pension fund (Cr)
K690204010	Fines and penalties to pension fund — insurance fund (Cr)
K690204020	Fines and penalties to pension fund — accumulating fund (Cr)
K690205000	Penalties to pension fund — federal budget (Cr)
K690205010	Penalties to pension fund — insurance fund (Cr)
K690205020	Penalties to pension fund - accumulating fund (Cr)
K690301000	Settlements under medical insurance — territorial fund
K690302000	Settlements under medical insurance — federal fund (Cr)
K690303000	Fines and penalties to federal medical insurance fund (Cr)
K690304000	Fines and penalties to territorial medical insurance fund (Cr)
K690305000	Fines to medial insurance fund - territorial fund (Cr)
K690306000	Fines to medial insurance fund - federal fund (Cr)
K690400000	Settlements under social insurance on accidents
K690401000	Fines a nd penalties on social insurance on accidents (Cr)
K690402000	Penalties on social insurance on accidents (Cr)
K710000000	Settlements with advance holders (master entry) Cr
K710100000	Settlements with advance holders on other transactions
K710200000	Settlements with advance holders on representation expenses
K710300000	Settlements with advance holders on business trips (Cr)
K710400000	Settlements with advance holders on fuel (Cr)
K730101000	Settlements on loans issued (principal debt) Cr
K730102000	Settlements on loans issued (%)Cr
K730201000	Settlements with employees on damage reimbursement Cr
K730401000	Settlements on other operations of Cr
K760101010	Settlements on obligatory medical insurance — payments (Cr)
K760101011	Settlements on obligatory medical insurance — payments subsidiary and associated companies
K760101020	Settlements on obligatory medical insurance — reimbursement (Cr)
K760101021	Settlements on obligatory medical insurance — reimbursement subsidiary and associated companies
K760102010	Settlements on voluntary medical insurance — payments (Cr)
K760102011	Settlements on voluntary medical insurance — payments subsidiary and associated companies
K760102020	Settlements on voluntary medical insurance — reimbursement (Cr)
K760102021	Settlements on voluntary medical insurance — reimbursement Dividends Cr
K760103000	Settlements on non-state pension insurance Cr
K760103001	Settlements on non-state pension insurance Cr subsidiary and associated companies
K760201000	Settlements on claims in RUR receivable, Cr
K760201001	Settlements on claims in RUR receivable, subsidiary and associated companies
K760202000	Settlements on claims in RUR payable, Cr
K760202001	Settlements on claims in RUR payable, subsidiary and associated companies
K760300000	Dividends and other income Cr
K760301000	Dividends Cr
K760301001	Dividends - Dividends Cr
K760302000	Other income and dividends from foreign organizations Cr
K760400000	Deposited amounts Cr
K760501000	Other settlements with debtors Cr
K760501001	Other settlements with debtors Cr - subsidiary and associated companies
K760502000	Other settlements with creditors Cr
K760502001	Other settlements with creditors Cr - subsidiary and associated companies
K760502010	Other long-term settlements with creditors Cr
K760503000	Calculation on VAT on tax agents Cr
K760504000	Other settlements with debtors om additional issue Cr

K760601000	Other settlements — alimony Cr
K760602000	Other settlements - enforcement order Cr
K760603000	Other settlements — contributions to trade union, Cr
K760801000	Settlements under agency agreements with MMSK and MSKD
K760801001	Settlements under agency agreements with MMSK and MSKD subsidiary and associated companies
K760802000	Settlements under agency agreements — other Cr
K760802001	Settlements under agency agreements — other Cr subsidiary and associated companies
K760802010	Settlements under agency agreements MSK Cr
K760900000	Settlements under fines, penalties received, Cr
K760900001	Settlements under fines, penalties received, Cr subsidiary and associated companies
K761000000	Settlements under financial investments, loans and credits
K761000001	Settlements under financial investments, loans and credits - subsidiary and associated companies
K761100000	Settlements on interest receivable Cr
K761100001	Settlements on interest receivable Cr - subsidiary and associated companies
K761200000	Settlements on other receivable income Cr
K761200001	Settlements on other receivable income Cr. - subsidiary and associated companies
K761301000	Settlements on financial lease (principal amount) Cr
K761301001	Settlements on financial lease (principal amount) - subsidiary and associated companies
K761302000	Settlements on financial lease (%)Cr
K761302001	Settlements on financial lease (%)Cr - subsidiary and associated companies
K761400000	Settlements on operational lease Cr
K761400001	Settlements on operational lease Cr - subsidiary and associated companies
K761500000	Settlements on contract on ordinary partnership Cr
K761600000	Settlements on purpose finance receivable Cr
K761700000	Reallocated settlements Cr
K761700001	Reallocated settlements Cr - subsidiary and associated companies
K761800000	Settlements on non-interest bearing promissory nots (Long-term) Cr
K761800001	Settlements on non-interest bearing promissory nots (Long-term) Cr - subsidiary and associated companies
K761900000	Settlements on non-interest bearing promissory nots (short-term) Cr
K761900001	Settlements on non-interest bearing promissory nots (short-term) Cr - subsidiary and associated companies
M020000000	Depreciation: IFRS
M020100000	Depreciation: IFRS on revaluation
M020200000	Depreciation: IFRS loss from revaluation
M020300000	Depreciation: IFRS loss from devaluation on revaluated assets
M050000000	Depreciation of intangible assets: IFRS
M070000000	Equipment to be erected: IFRS
M080000000	Technical accounts-NKS/Revaluation under IFRS
M320000000	Depreciation of FA in ordinary activity under IFRS
M320100000	Depreciation of FA under IFRS (revaluation)
M320200000	Depreciation of FA under IFRS loss from revaluation
M320300000	Depreciation of FA under IFRS loss from devaluation on revaluated assets
M360000000	Technical accounts -Cost/ Revaluation under IFRS
M360000001	Technical costs/revaluation under IFRS 21 additional valuation
M360000002	Technical costs/revaluation under IFRS 22 devaluation
M360000003	loss from devaluation historical
M380000004	loss from devaluation on revaluated assets
M399999999	Closing account CO-FI
M790300100	Settlements on construction of Executive Directorate of FGC UES
M790300200	Settlements on construction of IA MES of Center
M790300202	Settlements on construction of Chernozemnoye PMES
M790300203	Settlements on construction of Volgo-Okskoye PMES
M790300205	Settlements on construction of Volgo-Donskoye PMES

M790300206	Settlements on construction of Vologodskoye PMES
M790300209	Settlements on construction of Moscow PMES
M790300210	Settlements on construction of Verkhne-Donskoye PMES
M790300211	Settlements on construction of Valday PMES
M790300213	Settlements on construction of Nizhegorodskoye PMES
M790300214	Settlements on construction of Priokskoye PMES
M790300215	Settlements on construction of SPB Bely Rast
M790300250	Settlements on construction of IA MES TMR of Center
M790300252	Settlements on construction of Chernozemnoye PTMR
M790300253	Settlements on construction of Volgo-Okskoye PTMR
M790300255	Settlements on construction of Volgo-Donskoye PTMR
M790300256	Settlements on construction of Vologda PTMR
M790300259	Settlements on construction of Moscow PTMR
M790300260	Settlements on construction of Verkhne-Donskoye PTMR
M790300261	Settlements on construction of Valday PTMR
M790300263	Settlements on construction of Nizhny Novgorod PTMR
M790300264	Settlements on construction of Priokskoye PTMR
M790300300	Settlements on construction of IA MES of North-West
M790300301	Settlements on construction of Bryansk PMES
M790300302	Settlements on construction of Vyborg PMES
M790300303	Settlements on construction of Karelia PMES
M790300304	Settlements on construction of Leningrad PMES
M790300305	Settlements on construction of Novgorod PMES
M790300340	Settlements on construction of ATP MES of North-West
M790300350	Settlements on construction of IA MES TMR of North-West
M790300351	Settlements on construction of Bryansk PTMR
M790300352	Settlements on construction of Vyborg PTMR
M790300353	Settlements on construction of Karelia PTMR
M790300354	Settlements on construction of Leningrad PTMR
M790300355	Settlements on construction of Novgorod PTMR
M790300356	Settlements on construction of St Petersburg PTMR
M790300400	Settlements on construction of IA MES of Volga
M790300401	Settlements on construction of Verkhne-Volzhskoye PMES
M790300402	Settlements on construction of Nizhne-Volzhskoye PMES
M790300403	Settlements on construction of Samara PMES
M790300404	Settlements on construction of Sredne-Volzhskoye PMES
M790300405	Settlements on construction of Samarsknoye PMES
M790300406	Settlements on construction of Nizhegorodskoye PMES
M790300450	Settlements on construction of IA MES TMR of Volga
M790300451	Settlements on construction of Verkhne-Volzhskoye PTMR
M790300452	Settlements on construction of Saratov PTMR
M790300453	Settlements on construction of Levoberezhnoye PTMR
M790300454	Settlements on construction of Pravoberezhnoye PTMR
M790300500	Settlements on construction of IA MES of South
M790300501	Settlements on construction of Kuban PMES
M790300502	Settlements on construction of Rostov PMES
M790300503	Settlements on construction of Stavropol PMES
M790300504	Settlements on construction of Kaspiysk PMES
M790300505	Settlements on construction of Sochi PMES
M790300550	Settlements on construction of IA MES TMR of South
M790300551	Settlements on construction of Kuban PTMR
M790300552	Settlements on construction of Rostov PTMR
M790300553	Settlements on construction of Stavropol PTMR
M790300553	Settlements on construction of Stavropol PTMR

M790300600	Settlements on construction of IA MES of Ural
M790300601	Settlements on construction of Orenburg PMES
M790300602	Settlements on construction of Perm PMES
M790300603	Settlements on construction of Sverdlovsk PMES
M790300604	Settlements on construction of Chelyabinsk PMES
M790300640	Settlements on construction of ATP MES of Ural
M790300650	Settlements on construction of IA MES TOiR of Urals and West Siberia
M790300700	Settlements on construction of IA MES of Siberia
M790300701	Settlements on construction of Zabaikalskoye PMES
M790300702	Settlements on construction of West-Siberian PMES
M790300703	Settlements on construction of Krasnoyarsk PMES
M790300704	Settlements on construction of Kuzbass PMES
M790300705	Settlements on construction of Omsk PMES
M790300706	Settlements on construction of Khakasia PMES
M790300707	Settlements on construction of Tomsk PMES
M790300720	Settlements on construction of IA MES of West Siberia
M790300721	Settlements on construction of Khanty-Mansiysk PMES
M790300722	Settlements on construction of Yamalo-Nenetskoye PMES
M790300723	Settlements on construction of Tyumen PMES
M790300724	Settlements on construction of Eastern PMES
M790300725	Settlements on construction of Central PMES
M790300726	Settlements on construction of Southern PMES
M790300727	Settlements on construction of Yamal Nenets PMES
M790300750	Settlements on construction of IA MES TMR of Siberia
M790300751	Settlements on construction of Zabaikalsk PTMR
M790300752	Settlements on construction of West Siberian PTMR
M790300753	Settlements on construction of Kranskoyarsk PTMR
M790300754	Settlements on construction of Kuzbass PTMR
M790300755	Settlements on construction of Omsk PTMR
M790300756	Settlements on construction of Khakasia PTMR
M790300800	Settlements on construction of IA MES of East
M790300801	Settlements on construction of Amur PMES
M790300802	Settlements on construction of Primorsk PMES
M790300803	Settlements on construction of Khabarovsk PMES
M790300850	Settlements on construction of IA MES TMR of East
M790300851	Settlements on construction of Amur PTMR
M790300852	Settlements on construction of Primorsk PTMR
M790300853	Settlements on construction of Khabarovsk PTMR
M790309900	Settlements on construction of Electroset-service
M790309901	Settlements on construction of Yuzhnaya SPB
M790309902	Settlements on construction of Mikhailovskaya SPB
M790309903	Settlements on construction of Novgorod SPB
M790309904	Settlements on construction of Novosibirsk SPB
M790309905	Settlements on construction of Sredne-Volzhskaya SPB
M790309906	Settlements on construction of SPB Electrosetremont
M912011521	Expenses on DEW with negative results
MINIT00000	Technical corresponding account / Revaluation on IFRS
N019999999	Loss from sale of fixed assets
N020000000	Depreciation: Tax accounting
N040000000	Depreciation: R&D Tax accounting
N050000000	Depreciation: Intangible assets Tax accounting
N080504000	Completed R&D with negative results /Tax accounting
N100702000	Corresponding accounts for special clothes depreciation
N310104001	Special outfitting less than one year and (or) less RUB 10,000 (tax accounting)

N310104002	Special outfitting more than one year and (or) > RUB 10,000 (tax accounting)
N310104011	Special outfitting less than one year and (or) less RUB 20,000 (tax accounting) (2008)
N310104012	Special outfitting more than one year and (or) > RUB 20,000 (tax accounting) (2008)
N310301000	Special clothes less than one year and (or) less RUB 10,000 (tax accounting)
N310301010	Special clothes. less than one year and (or) less RUB 20,000 (tax accounting) (2008)
N310302000	Special clothes more than one year and (or) > RUB 10,000 (tax accounting)
N310302010	Special clothes more than one year and (or) > RUB 20,000 (tax accounting) (2008)
N310407030	Services on carrying out environmental autits (RUB, Tax accounting)
N320100000	Depreciation of fixed assets used in ordinary activity, Tax accounting
N320200000	Depreciation: Intangible assets Tax accounting
N320300000	FA write off less than RUB 10,000 Tax accounting
N320300010	FA write off less than RUB 20,000 Tax accounting (2008)
N320300020	Intangible assets write off less than RUB 20,000 Tax accounting (2008)
N330501000	Non-state pension fund for employees, tax accounting
N330502000	Medical insurance for employees — voluntary, taxaccounting
N330503000	Insurance. - death/disablement - tax accounting
N350101000	Communication services deferred expenses tax accounting
N350103010	Licenses, developments, upgrade, tuning of software- tax accounting
N350205011	Obligatory insurance of property (including deferred expenses) tax accounting
N350205012	Voluntary insurance of property (including deferred expenses) tax accounting
N350205021	Obligatory insurance of civil responsibility (including RBP) tax accounting
N350205022	Voluntary insurance of civil responsibility (including RBP) tax accounting
N350205031	Other types of Obligatory insurance (including deferred expenses) tax accounting
N350205032	Other types of voluntary insurance (including deferred expenses) tax accounting
N350302000	Expenses on additional training of staff (including deferred expenses) tax accounting
N350604000	Expenses on certification and licensing = tax accounting
N350605000	Depreciation /R&D/ tax accounting
N350607000	Subscription and purchase of literature including deferred expenses tax accounting
N350609030	Documents fortransfer of cargo and transport including deferred expenses tax accounting
N350609040	Other ordinary expenses including deferred expenses tax accounting
N399999999	Closing account
N911006509	Income of prior years — R&D tax accounting
N911234100	Income — adjustment of depreciation of FA
N911234200	Income — adjustment of depreciation of special clothes of prior years- tax accounting
N911234300	Income — adjustment of depreciation of property insurance of prior years - tax accounting
N911234400	Income — adjustment of depreciation of employees insurance of prior years - tax accounting
N911234500	Income — adjustment of depreciation of other deferred expenses of prior years - tax accounting
N911234600	Income of adjustments to intangible assets depreciation
N912011051	Expenses on D&R with negative result — tax accounting
N912011088	Losses of prior years — R&D tax accounting
N912234100	Expenses — adjustment of depreciation of FA
N912234200	Expenses — adjustment of depreciation of special clothes of prior years- tax accounting
N912234300	Expenses — adjustment of depreciation of property insurance of prior years - tax accounting
N912234400	Expenses — adjustment of depreciation of employees insurance of prior years - tax accounting
N912234500	Expenses — adjustment of depreciation of pther deferred expenses of prior years - tax accounting
N912234600	Expenses of adjustments to intangible assets depreciation
N970101000	Deferred expenses on software / tax accounting
N970201000	Deferred expenses on insurance contracts / tax accounting
N970901000	Other deferred expenses / tax accounting
N990000000	Technical tax account of depreciation
NU02000000	Depreciation of fixed assets/ PR VR
NU04000000	Deprectiation of R&D/ PR VR
NU05000000	Amortization of intangible assets PR VR
NU08050400	Deprectiation of R&D with negative results / PR VR

NU10000000	Depreciation of special clothes/ PR VR
NU31010411	Special outfitting less than one year and (or) less RUB 10,000 (tax accounting) PR
NU31010412	Special outfitting more than one year and (or) > RUB 10,000 (tax accounting) PR
NU31010421	Special outfitting less than one year and (or) less RUB 20,000 (tax accounting) (2008) PR
NU31010422	Special outfitting more than one year and (or) > RUB 20,000 (tax accounting) (2008) PR
NU31010431	Special clothes less than one year and (or) less RUB 10,000 (tax accounting) PR
NU31010432	Special clothes. less than one year and (or) less RUB 20,000 (tax accounting) (2008) PR
NU31010441	Special clothes more than one year and (or) > RUB 10,000 (tax accounting) PR
NU31010442	Special clothes more than one year and (or) > RUB 20,000 (tax accounting) (2008) PR
NU31030101	Depreciation of special clothes less than one year and (or) less RUB 10,000 PR
NU31030102	Depreciation of special clothes less than one year and (or) less RUB 10,000 VR
NU31030111	Depreciation of special clothes less than one year and (or) less RUB 20,000 PR (2008)
NU31030112	Depreciation of special clothes less than one year and (or) less RUB 20,000 VR(2008)
NU31030201	Depreciation of special clothes > more than one year and (or) > RUB 10,000 PR
NU31030202	Depreciation of special clothes > more than one year and (or) > RUB 10,000 VR
NU31040701	Services on environmental audit (deferred expenses)/ tax accounting PR
NU31040702	Services on environmental audit (deferred expenses)/ tax accounting VR
NU32010001	Depreciation of fixed assets/ PR
NU32010002	Depreciation of fixed assets/ VR
NU32020001	Amortization of intangible assets PR
NU32020002	Amortization of intangible assets VR
NU32030001	Disposal of FA less than RUB 10,000/ PR
NU32030010	Disposal of intangible assets less than RUB 20,000/ PR (from 2008)
NU32030020	Disposal of FA less than RUB 20,000/ PR (from 2008)
NU33050101	Non-state pension insurance of employees/ PR
NU33050102	Non-state pension insurance of employees/ VR
NU33050201	Medical insurance of employees voluntary / PR
NU33050202	Medical insurance of employees voluntary / VR
NU33050301	Insurance — death/disabled /PR
NU33050302	Insurance — death/disabled /VR
NU35010101	Communication and postal expenses — deferred expenses/ PR
NU35010102	Communication and postal expenses — deferred expenses/ VR
NU35010311	Licenses, development, update, tuning of software / PR
NU35010312	Licenses, development, update, tuning of software / VR
NU35021511	Obligatory property insurance / PR
NU35021512	Voluntary property insurance / PR
NU35021521	Mandatory liability insurance/PR
NU35021522	Voluntary liability insurance/PR
NU35021531	Other types of mandatory insurance/PR
NU35021532	Other types of voluntary insurance/PR
NU35022511	Obligatory property insurance / VR
NU35022512	Voluntary property insurance / VR
NU35022521	Obligatory insurance of civil liability/ VR
NU35022522	Obligatory insurance of civil liability/ VR
NU35022531	Other types of insurance. VR
NU35022532	Other types of insurance. VR
NU35030201	Expenses on additional and professional training of employees (deferred expense) tax accounting/ PR
NU35030202	Expenses on additional and professional training of employees (deferred expense) tax accounting/ VR
NU35060401	Expenses on certification and licensing /PR
NU35060402	Expenses on certification and licensing /PR
NU35060500	Depreciation/ R&D/PR
NU35060501	Depreciation/ R&D/PR
NU35060502	Depreciation/ R&D/VR

NU35060701	Expenses on subscription and purchase literature /PR
NU35060702	Expenses on subscription and purchase literature /VR
NU35060921	Documents for cargo transportation and traffic deferred expenses/PR
NU35060922	Documents for cargo transportation and traffic deferred expenses/VR
NU35060931	Other Deferred expenses /PR
NU35060932	Other Deferred expenses / VR
NU91201101	Depreciation/negative R&D/PR
NU91201102	Depreciation/negative R&D/VR
NU97000000	Deferred expenses /PR VR
U510000000	Settlement account
U620101000	Settlements on core activity. (short-term) FI-CA
U620101001	Settlements on core activity. (short-term)
U620201000	Advance payments received . on core activity. FI-CA
U620301000	VAT from advance payments received . on core activity. FI-CA
U621101000	Settlement on core activity (long-term) FI-CA
U680201000	VAT for calculation
U680205020	VAT from advance payments received — confirmed FI-CA
U760501000	Other settlements with debtos FI- CA
U888888888	Account for transfer from one BU to another
U901010111	Income from sale of services on power transmission via UNEG (18%)
U901010113	VAT on sale of services on power transmission via UNEG (18%)
U903010111	VAT on sale of services on power transmission via UNEG (18%)
U999999999	Balance transfer from FI to FI- CA
V155100000	Resettlements account for services / intra contracts
V190000000	Conditional incoming VAT on intra contract
V310000001	TMR services
V310000002	TMR materials
V310000003	ESS services
V310000004	ESS materials
V310000005	Services from MES
V371100001	Catergory 1 payroll
V371100002	Catergory 2 payroll
V371100003	Catergory 3 payroll
V371100004	Catergory 4 payroll
V371100005	Catergory 5 payroll
V371100006	Catergory 6 payroll
V371100007	Catergory 7 payroll
V371100008	Payroll driver
V371100009	Payroll - RZA engineer
V371100010	Payroll - SDTU engineer
V371100011	Payroll - Database engineer
V371100012	Payroll - RZA worker
V371100013	Payroll - SDTY worker
V371100014	Payroll - Database worker
V371100015	Payroll - Diagnostics engineer
V371100016	Payroll - Diagnostics worker
V371100017	Payroll - Senior foreman
V371100018	Payroll - Foreman
V371100019	Payroll - Category 1 driver
V371100020	Payroll - Category 2 driver
V371100021	Payroll - Category 3 driver
V371100022	Payroll - Category 4 driver
V371100023	Payroll - Category 5 driver
V371100024	Payroll - Category 6 driver

V371100025	Payroll - Category 7 driver
V371100026	Payroll - Category 1 ATP driver
V371100027	Payroll - Category 2 ATP driver
V371100028	Payroll - Category 3 ATP driver
V371100029	Payroll - Category 4 ATP driver
V371100030	Payroll - Category 5 ATP driver
V371100031	Payroll - Category 6 ATP driver
V371100032	Payroll - Category 7 ATP driver
V371200001	Ensurance premiums (UST) (star)
V371200002	Ensurance premiums
V371300001	Indirect payroll expense
V371300002	Indirect UST expense
V371500001	Business trip accommodation
V371500002	Per diem
V371500003	Business trip transport expense
V600000000	Suppliers # intra contractors
V600000000	Suppliers # intra contractors
V620000000	Customers # intra contractors
V680000000	Conditional outgoing VAT on intra contractors
V900000001	Revenue on intra contractors
Z000000000	Inventory opening balances
Z010200000	Technical account apartment buildings
Z190100000	Base VAT - entered
Z190200000	Base VAT - paid
Z380101908	Distribution of indirect costs of CUMRSK
Z600000001	Technical account - Transfer of costs and VAT (non-contracted)
Z600000002	Restored VAT previously accepted for deduction
Z609900000	Technical account - Settlements with suppliers
Z609900001	Other settlements with creditors - technical account
Z609999999	Adjustment account for detailed balance
Z620000000	Technical account - Settlements with customers
Z620000098	Inventories - Goods, work, services transferred free of charge
Z620000099	Land rented out
Z629900000	Technical account - Settlements on advance payments on purchased via cash office
Z629999999	Adjustment account for detailed balance
Z680201000	Base amount for calculating incoming 0% VAT
Z680202000	Base amount for calculating outcoming 0% VAT
Z680203000	0% outgoing VAT Base amount from export confirmed
Z680300000	Settlements on profit tax (Technical)
Z760700099	0% technical VAT for leveling
Z760700100	0%, outcoming VAT on export deferred
Z830101000	Revaluation of apartment buildings, depreciated off-balance
Z901000000	Technical account — Revenues from gratuitous transfer
Z901010230	Income from renting out of property (carry over)
Z919900009	Positive sum differences
Z999999998	Corresponding account for off-balance accounts
Z999999999	Corresponding account for off-balance accounts
ZPLM000001	Status: Preliminary calculation
ZPLM000002	Status: Before work
ZPLM000003	Status: Approved